Filed pursuant to Rule 424(b)(2)
Registration No. 333-146406

Ultrapar Participações S.A.

Exchange of Preferred Shares

for Preferred Shares of

Refinaria de Petróleo Ipiranga S.A.,

Distribuidora de Produtos de Petróleo Ipiranga S.A.

and

Companhia Brasileira de Petróleo Ipiranga

Dear RIPI, DPPI and CBPI Preferred Shareholders:

This prospectus relates to a share exchange transaction, or the Share Exchange, wherein the preferred shares of Refinaria de Petróleo Ipiranga S.A., or RIPI, Distribuidora de Produtos de Petróleo Ipiranga S.A., or DPPI, and Companhia Brasileira de Petróleo Ipiranga, or CBPI, will be exchanged for preferred shares of Ultrapar Participações S.A., or Ultrapar. In addition, as part of the Share Exchange, all remaining outstanding common shares of RIPI, DPPI and CBPI will be exchanged for Ultrapar preferred shares. The Share Exchange is part of a multi-step acquisition, or the Transaction, by Ultrapar of RIPI, DPPI and CBPI, which together with their subsidiaries make up the Ipiranga Group. The Transaction is being conducted by Ultrapar on its own behalf and on behalf of Petróleo Brasileiro S.A., or Petrobras, and Braskem S.A., or Braskem, and following completion of the Transaction, Ultrapar, Petrobras and Braskem will divide among themselves all of the Ipiranga Group’s assets and operations, including those of RIPI, DPPI and CBPI.

As discussed herein, RIPI, DPPI and CBPI have each called extraordinary shareholders meetings for the purpose of allowing their respective common shareholders to determine whether to approve the Share Exchange. Since Ultrapar currently holds more than a majority of each of RIPI, DPPI and CBPI’s common shares, the Share Exchange will be approved at such shareholders’ meetings. Holders of RIPI, DPPI and CBPI preferred shares are not entitled to vote at meetings of the shareholders of RIPI, DPPI and CBPI. Accordingly, once the RIPI, DPPI and CBPI common shareholders approve the Share Exchange, your only alternatives prior to the Share Exchange will be (i) to hold your RIPI, DPPI or CBPI preferred shares and participate in the Share Exchange, (ii) to dispose of your RIPI, DPPI or CBPI preferred shares or (iii) if you are a RIPI or DPPI preferred shareholder to exercise appraisal rights pursuant to Brazilian law and request that RIPI or DPPI, as applicable, purchase your preferred shares, as explained further in this prospectus. According to Brazilian Law, holders of CBPI shares, which are highly liquid, are not entitled to appraisal rights. Your right to exercise appraisal rights will be triggered by publication of the approval of the Share Exchange at RIPI’s and DPPI’s respective extraordinary shareholder meetings. Once you notify the company whose shares you hold that you wish to exercise your appraisal rights, such request is irrevocable.

In connection with the Share Exchange, Ultrapar will issue 54,704,948 new preferred shares, which includes 1,043,359 preferred shares issued to the common shareholders RIPI, DPPI and CBPI. Each RIPI, DPPI and CBPI preferred share will be exchanged for Ultrapar preferred shares in accordance with the ratio of 0.79850, 0.64048 and 0.41846 Ultrapar preferred shares for each RIPI, DPPI and CBPI preferred share, respectively. On March 16, 2007, the last full trading day in São Paulo prior to the announcement of the Transaction, the implied value of the consideration per share of RIPI, DPPI and CBPI preferred stock was R$39.36, R$31.57 and R$20.63, respectively, and on December 13, 2007, the latest practicable date prior to the date of this document, the implied value of the consideration per share of RIPI, DPPI and CBPI preferred stock was R$48.99, R$39.90 and R$25.76, respectively. Ultrapar’s preferred shares are listed on the BOVESPA stock exchange in Brazil under the ticker symbol “UGPA4.” American Depositary Shares, or ADSs, representing Ultrapar’s preferred shares are listed on the New York Stock Exchange under the symbol “UGP”, but you will not receive ADSs in the Share Exchange.

The accompanying document provides a detailed description of the Transaction and Share Exchange. You are urged to read these materials carefully. Please pay particular attention to the “ Risk Factors” beginning on page 56 for a discussion of risks related to the Transaction. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay. Other than reading the accompanying document, you are not being asked to take any action at this time. You are receiving this document for your information only, in connection with Ultrapar’s registration of its preferred shares with the Securities and Exchange Commission, or SEC, under the U.S. Securities Act of 1933, as amended.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

This prospectus is dated December 17, 2007 and is expected to be first made available to holders of RIPI, DPPI and CBPI preferred shares on or about that date.

Sincerely,

André Covre

Chief Financial and Investor

Relations Officer—Ultrapar

ADDITIONAL INFORMATION

This document contains annexes which include important business and financial information about Ultrapar. For a more detailed description of the documents included in the annexes to this prospectus, see “Where You Can Find More Information” beginning on page 217.

The documents included as annexes hereto have also been filed by Ultrapar with the Securities and Exchange Commission, or SEC. You can obtain additional copies of documents included as annexes hereto from the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from:

Ultrapar Participações S.A.

Av. Brigadeiro Luis Antônio, 1343, 8º Andar

São Paulo, SP, Brazil 01317-910

Attention: Investor Relations Department

Telephone: 55-11-3177-7014

Refinaria de Petróleo Ipiranga S.A.

Rua Engenheiro Heitor Amaro Barcellos, 551

CEP: 96202-900 – Rio Grande – RS – Brazil

Telephone: 55-53-3233-8001

Fax: 55-53-3233-8014

Attention: Investor Relations Department

Distribuidora de Produtos de Petróleo Ipiranga S.A.

Rua Francisco Eugênio, 329 – São Cristovão

CEP: 20941-900 – Rio de Janeiro – RJ

Telephone: 55-21-2574-5363/5267

Fax: 55-21-3224-6493

Attention: Investor Relations Department

Companhia Brasileira de Petróleo Ipiranga

Rua Francisco Eugênio, 329 – São Cristovão

CEP: 20941-900 – Rio de Janeiro – RJ

Telephone: 55-21-2574-5363/5267

Fax: 55-21-3224-6493

Attention: Investor Relations Department

Ultrapar, RIPI, DPPI and CBPI are not incorporating the contents of the websites of the SEC, Ultrapar, RIPI, DPPI, CBPI or any other person into this document. Ultrapar is providing only the information about how you can obtain additional copies of documents that are annexed to this document at these websites for your convenience.

i

PAGE
RIPI Market Activities Involving RIPI Preferred Shares	214

DPPI Market Activities Involving DPPI Preferred Shares	214

CBPI Market Activities Involving CBPI Preferred Shares	214

Legal Matters and Experts	215

Where You Can Find More Information	217

Index to Financial Statements	F-1

Annexes
Ultrapar’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on June 7, 2007	Annex A
Ultrapar’s Market Announcement, dated March 26, 2007, regarding agreement with Dynamo Brasil Funds	Annex B
Ultrapar’s Material Event, dated April 18, 2007, regarding review of Ipiranga Group acquisition by the Administrative Council for Economic Defense	Annex C
Ultrapar’s Material Notice, dated August 8, 2007, regarding Ultrapar’s share repurchase program	Annex D
Ultrapar’s Relevant Notice, dated November 12, 2007, regarding Ultrapar’s corporate restructuring	Annex E
Minutes of a Meeting of the Board of Directors of Ultrapar Participações S.A., held on November 12, 2007	Annex F
Minutes of a Meeting of the Board of Directors of Refinaria de Petróleo Ipiranga S.A., held on November 12, 2007	Annex G
Minutes of a Meeting of the Board of Directors of Distribuidora de Petróleo Ipiranga S.A., held on November 12, 2007	Annex H
Minutes of a Meeting of the Board of Directors of Companhia Brasileira de Petróleo Ipiranga, held on November 12, 2007	Annex I
Ultrapar’s Material Notice, dated November 28, 2007, regarding Injunction of the Holding of Special Shareholders Meetings Convened for December 18, 2007	Annex J
Ultrapar’s Material Notice, dated December 12, 2007, regarding the lifting of the Injunction of the Holding of Special Shareholders Meetings Convened for December 18, 2007	Annex K
Minutes of a Meeting of the Board of Directors of Ultrapar Participações S.A., held on December 12, 2007	Annex L

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Ultrapar (File No. 333-146406), constitutes a prospectus of Ultrapar under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Ultrapar preferred shares to be issued to RIPI, DPPI and CBPI preferred shareholders in connection with the Share Exchange.

TERMS USED IN THIS PROSPECTUS

References in this prospectus to “Ultrapar,” “we,” “our,” “us” and “the Company” are to Ultrapar Participações S.A. and its consolidated subsidiaries (unless the context otherwise requires). In addition, all references in this prospectus to:

•	“2006 Form 20-F” are to our 2006 Annual Report on Form 20-F, filed with the SEC on June 7, 2007;

•	“ADRs” are to the American Depositary Receipts evidencing our ADSs;

•	“ADSs” are to our American Depositary Shares, each representing one share of our non-voting preferred stock;

•	“Acquiring Companies” are to Ultrapar, Petrobras and Braskem;

•	“AM/PM” are to AM/PM Comestíveis Ltda.;

•	“Apsis Valuation Report” are to the valuation report delivered by Apsis Consultoria Empresarial S/C Ltda. to Ultrapar on November 12, 2007;

•	“BOVESPA” are to the Bolsa de Valores de São Paulo, the São Paulo stock exchange;

•	“Braskem” are to Braskem S.A.;

•

“Braskem/Petrobras Asset Purchase Agreement” are to the Asset Security Agreement entered into by and among Ultrapar, Braskem and Petrobras on April 18, 2007, whereby Ultrapar pledged to Braskem and Petrobras all of the common shares and 50% of the RIPI preferred shares it acquired from the Key Shareholders;

•	“Brazilian Central Bank,” “BACEN,” “Central Bank of Brazil” or “Central Bank” are to the Banco Central do Brasil, the Brazilian central bank;

•	“Brazilian Corporate Law” are to Law No. 6,404 of December 1976, as amended by Law No. 9,457 of May 1997 and by Law No. 10,303 of October 2001;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“CBPI” are to Companhia Brasileira de Petróleo Ipiranga, a company listed on the BOVESPA;

•	“CBPI Opco” are to the operating assets of CBPI;

•	“Combined Company” are to Ultrapar following the completion of the Transaction;

•	“Commission” or “SEC” are to the U.S. Securities and Exchange Commission;

•	“Copesul” are to Companhia Petroquímica do Sul;

•	“Credit Suisse” are to Banco de Investimento Credit Suisse (Brasil) S.A.;

•	“Credit Suisse Valuation Report” are to the Valuation Report delivered by Credit Suisse to RIPI, DPPI and CBPI on November 8, 2007;

•	“CVM” are to the Comissão de Valores Mobiliários, the Brazilian securities commission;

•	“Deutsche Bank” are to Deutsche Bank Securities Inc.;

•	“Deutsche Bank Valuation Report” are to the Valuation Report delivered by Deutsche Bank to Ultrapar on April 4, 2007, as amended;

•	“DPPI” are to Distribuidora de Produtos de Petróleo Ipiranga S.A., a company listed on the BOVESPA;

•	“DPPI Opco” are to the operating assets of DPPI;

•	“EMCA” are to Empresa Carioca de Produtos Químicos S.A.;

•	“IASA” are to Ipiranga Asfaltos S.A.;

•	“Ipiranga” and “Ipiranga Group” are to RIPI, DPPI, CBPI, IQ, IPQ, Copesul and their respective subsidiaries;

•	“IPQ” are to Ipiranga Petroquímica S.A.;

•	“IQ” are to Ipiranga Química S.A.;

•	“Isa-Sul” are to Isa-Sul Administração e Participação Ltda., a subsidiary of DPPI;

•	“Investment Agreement” are to the Investment Agreement entered into by and among Ultrapar, Petrobras and Braskem on March 18, 2007, amended on April 18, 2007;

•	“Key Shareholders” are to the direct and indirect controlling shareholders of RIPI, DPPI and CBPI prior to the closing of the SPA;

•	“LPG” are to liquefied petroleum gas;

•

“Mandatory Tender Offers” are to the mandatory cash tender offers (pursuant to tag along rights held by common minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RIPI, DPPI, CBPI and IPQ that Ultrapar did not acquire under the SPA;

•	“NYSE” are to the New York Stock Exchange;

•	“Northern Distribution Business” are to CBPI’s fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil;

•	“Oil Refining Operations” are to the oil refining operations of RIPI;

•	“Oxiteno” are to Oxiteno S.A. Indústria e Comércio, Ultrapar’s wholly owned subsidiary, and its subsidiaries that produce ethylene oxide, its principal derivatives and other specialty chemicals;

•	“Petrobras” are to Petróleo Brasileiro S.A.;

•

“Petrobras Asset Purchase Agreement” are to the Asset Security Agreement entered into by and among Ultrapar and Petrobras on April 18, 2007, whereby Ultrapar pledged in favor of Petrobras, 31% of the common shares and 78% of the preferred shares of DPPI that it acquired from the Key Shareholders;

•	“Petrochemical Business” are to IQ, IPQ and IPQ’s stake in Copesul;

•

“Protocol and Justification” are to each of the three Protocolo e Justificação da Incorporaçao de Acões agreements entered into on November 9, 2007 by the management of Ultrapar and each of RIPI, DPPI and CBPI. The Protocol and Justifications approve the Share Exchange. The boards of directors of each company approved their respective Protocol and Justification on November 12, 2007. The Protocol and Justifications will be required to be approved by the common shareholders of each company at the meetings called to approve the Share Exchange;

•	“Public Tender Offer” are to the tender offer by Braskem for the delisting of Copesul’s common shares from the BOVESPA;

•	“real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil;

v

•	“RIPI” are to Refinaria de Petróleo Ipiranga S.A., a company listed on the BOVESPA;

•	“RIPI Opco” are to the operating assets of RIPI;

•

“RIPI Shareholders Agreement” are to the shareholders agreement governing the relationship among Ultrapar, Petrobras and Braskem regarding how RIPI’s oil refining operations will be managed prior to the completion of the Transaction entered into on April 18, 2007;

•	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

•	“Separation of Assets” are to the separation of the Target Companies’ assets following the Share Exchange and Public Tender Offer;

•	“Share Exchange” are to the exchanges contemplated by this prospectus of RIPI, DPPI and CBPI’s preferred shares for Ultrapar’s preferred shares in connection with the Transaction;

•	“Southern Distribution Business” are to DPPI and CBPI’s fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil;

•	“SPA” are to the Share Purchase Agreement entered into by and among Ultrapar, with the consent of Petrobras and Braskem, and the Key Shareholders on March 18, 2007;

•	“Target Companies” are to RIPI, DPPI and CBPI;

•

“Target Companies Shareholders Agreement” are to the shareholders agreement governing the relationships among Ultrapar, Petrobras and Braskem regarding how IQ’s, IPQ’s and the Target Companies’ businesses will be managed prior to completion of the Transaction, excluding matters governed by the RIPI Shareholders Agreement, entered into by and among Ultrapar, Petrobras and Braskem on April 18, 2007;

•

“Target Operations” are to the operations substantially comprised of the Southern Distribution Business, the Ipiranga trademark and the Oil Refining Operations that Ultrapar will retain following the Transaction;

•	“Transaction” are to the acquisition of the Ipiranga Group by the Acquiring Companies;

•

“Transaction Agreements” are to the Investment Agreement, the SPA, the Target Companies Shareholders Agreement, the RIPI Shareholders Agreement, the Braskem/Petrobras Asset Purchase Agreement, the Petrobras Asset Purchase Agreement and the Protocol and Justifications;

•

“Ultracargo” are to Ultracargo Operações Logísticas e Participações Ltda., Ultrapar’s wholly owned subsidiary, and its subsidiaries, that provide integrated road transport, storage, handling and logistics planning services for special bulk cargo; and

•	“Ultragaz” are to Ultragaz Participações Ltda., Ultrapar’s wholly owned subsidiary, and its subsidiaries, that distribute LPG.

All references in this prospectus to “U.S. dollars,” “dollars” or “US$” are to U.S. dollars. All references to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil.

FINANCIAL INFORMATION

The following financial statements are included in this prospectus:

For Ultrapar and the Target Companies

•	Ultrapar’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, which are included in our 2006 Form 20-F attached hereto as Annex A;

•	Ultrapar’s unaudited interim consolidated financial statements as of and for the nine-month periods ended September 30, 2007 and 2006;

•	Ultrapar’s unaudited interim consolidated financial statements as of and for the six-month periods ended June 30, 2007 and 2006;

•	RIPI’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005;

•	RIPI’s unaudited interim consolidated financial information for the nine-month periods ended September 30, 2007 and 2006 and as of September 30, 2007;

•	RIPI’s unaudited interim consolidated financial information for the six-month periods ended June 30, 2007 and 2006 and as of June 30, 2007;

•	DPPI’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005;

•	DPPI’s unaudited interim consolidated financial information for the nine-month periods ended September 30, 2007 and 2006 and as of September 30, 2007;

•	DPPI’s unaudited interim consolidated financial information for the six-month periods ended June 30, 2007 and 2006 and as of June 30, 2007;

•	CBPI’s audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005; and

•	DPPI’s unaudited interim consolidated financial information for the nine-month periods ended September 30, 2007 and 2006 and as of September 30, 2007;

•	CBPI’s unaudited interim consolidated financial information for the six-month periods ended June 30, 2007 and 2006 and as of June 30, 2007.

For the Target Companies’ businesses that Ultrapar will keep following completion of the Transaction

•

Audited financial statements of the RIPI’s refining business carried for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 (in which Ultrapar will hold a 33% interest following completion of the Transaction);

•	Audited financial statements for DPPI’s Southern Distribution Business for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005; and

•

Audited combined statements of revenue and direct expenses for the years ended December 31, 2006, 2005 and 2004 and combined statements of assets acquired and liabilities assumed as of December 31, 2006 and 2005, in each case for the part of CBPI’s Southern Distribution Business.

Unaudited interim financial information of the Target Companies for the nine-month periods ended September 30, 2007 and 2006 and as of September 2007

We are including in this prospectus the unaudited interim financial information of RIPI, DPPI and CBPI for the nine months ended September 30, 2007 which was publicly released in Brazil on November 7, 2007 in accordance with the requirements for financial reporting established by the CVM. This interim financial information has been prepared in accordance with accounting practices adopted in Brazil and has not been reconciled to generally accepted accounting principles in the United States as such reconciliation is not required by the CVM. Amounts of net income and net equity of RIPI, DPPI and CBPI calculated in accordance with accounting practices adopted in Brazil differ from the amounts that would be determined under U.S. GAAP, as described in Note 25 to each of the annual audited financial statements of RIPI, DPPI and CBPI as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 included in this prospectus.

Unaudited interim financial information of RIPI as of September 30, 2007 and for the nine-months ended September 30, 2007 and 2006 is presented on an unconsolidated basis only since this is the information that was presented to the CVM. Following the closing of the SPA on April 18, 2007, RIPI ceased controlling the operations of the Petrochemical Assets and therefore no longer presented its financial statements on a consolidated basis. Accordingly, even if consolidated financial information for RIPI had been presented in this prospectus it would have reflected the consolidation of the Petrochemical Assets only for the period prior to April 1, 2007.

Principal differences between accounting practices adopted in Brazil and U.S. GAAP

The unaudited consolidated interim financial statements of the Company are prepared in accordance with accounting practices adopted in Brazil, which comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM). Brazilian accounting policies, which differ significantly from U.S. GAAP, are summarized below. This description has not been subject to an audit or review by our independent auditors.

a)	Inflation accounting

Accounting practices adopted in Brazil account for the effects of inflation on financial statements through December 31, 1995 using official inflation indexes. Under U.S. GAAP, Brazil was considered to be a highly inflationary economy until July 1, 1997, and the effect of inflation was recognized until December 31, 1997 based on inflation indexes calculated by independent institutions.

b)	Fixed asset revaluations

Under accounting practices adopted in Brazil fixed assets could be revalued by independent appraisers in order to establish their market values. Under U.S. GAAP the revaluation of fixed assets is not permitted.

c)	Deferred charges

Accounting practices adopted in Brazil permit the deferral of research and development costs and of pre-operating expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over a period of five to ten years.

For U.S. GAAP purposes, such amounts do not meet the conditions established for deferral and, accordingly, are charged to income.

d)	Investments in affiliated companies

As from 1996, Brazilian corporate law allows certain less than 20% owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for under the equity method. In addition, certain more than 20% and less than 50% owned affiliated companies deemed not significant in relation to their parent company are accounted at cost.

Under U.S. GAAP, less than 20% owned affiliated companies are accounted for on the basis of cost and more than 20% and less than 50% owned affiliated companies are accounted for based on the equity method.

Brazilian corporate law allows certain jointly controlled corporate entities to be consolidated in a pro rata basis. U.S. GAAP requires these entities to be reported under the equity method.

e)	Capitalization of interest in relation to construction in progress

Under accounting practices adopted in Brazil, prior to January 1, 1996 companies were not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

f)	Acquisitions and business combinations

The accounting practices adopted in Brazil derived from Corporation Law and CVM rules prescribe the application of the purchase method based on book values of the net assets acquired. Goodwill or negative goodwill recorded on the acquisition of a company is calculated as the difference between the cost of acquisition and the net book value of assets and liabilities acquired and is attributed to one of the following: step up basis of the assets due to differences in the carrying values and fair values of the assets, future profitability and other reasons. Such goodwill should be amortized as follows depending on its nature:

•	Step up basis of the assets. Goodwill or negative goodwill should be amortized proportionally over the remaining estimated useful lives of the corresponding assets of the acquiree;

•

Future profitability. Goodwill should be amortized during the time expected results are achieved. In this case, the amortization period should not exceed ten years. When considered appropriate, such as where future recoverability is not likely, goodwill may be written-off immediately on acquisition;

•	Other reasons. Goodwill should be expensed immediately. Negative goodwill should not be amortized to income until the related investment is sold or written off.

For U.S. GAAP purposes, all business combinations are accounted for using the purchase method. The purchase method is applicable for a business combination in which one company acquires an unrelated company. Under the purchase method, the acquiring company records identifiable assets and liabilities acquired based on their fair values. If the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill in the books of the acquiring company. Under SFAS No. 141, more detailed guidelines have been provided for the recognition of “intangible assets.” Goodwill and other intangible assets with indefinite lives are no longer amortized. Under Statement of Financial Accounting Standard No. 142, or SFAS No. 142, the amount of goodwill will be evaluated for impairment annually, and, if an impairment exists, its recorded value will be adjusted accordingly. Purchase price includes direct costs of acquisition. If assets other than cash are distributed as part of the purchase price, such assets should be valued at fair value. When securities traded in the market are issued as part of the purchase price by the acquiring entity, the market price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced should be considered in the determining purchase price. Under SFAS No. 141, any excess of net assets of the purchase price is first allocated to reduce the allocated amount of long-term assets, and any unallocated amount is recognized as an extraordinary gain in the statement of operations.

g)	Earnings per share

Under accounting practices adopted in Brazil, it is permitted to determine earnings per share based upon the weighted average number of shares outstanding during each year that earnings are reported. Subsequent changes in the Company’s share capital, such as stock dividends, are not retroactively reflected in the disclosure of number of shares outstanding and in the calculation of earnings per share under accounting practices adopted in Brazil, except for the reverse stock split.

Under U.S. GAAP, in accordance with SFAS No. 128 issued by the FASB, or SFAS No. 128, “Earnings per Share,” the presentation of earnings per share is required for public companies, including earnings per share from continuing operations and net income per share on the cover of the income statement, and the per share effect of changes in accounting principles, discontinued operations and extraordinary items either on the cover of the income statement or in a note. A dual presentation is required: (i) basic and (ii) diluted.

Computations of basic and diluted earnings per share data should be based on the weighted average number of shares outstanding during the period and all dilutive potential shares outstanding during each period presented, respectively.

h)	Available-for-sale securities

Equity securities

Under accounting practices adopted in Brazil, available-for-sale equity securities are generally carried at cost, less provision charged to the statement of income if a loss in value is considered to be other than temporary.

Under U.S. GAAP, available-for-sale equity securities are recorded at estimated fair value, and the resulting accumulated adjustment is recognized as a separate component of shareholders’ equity until realization.

Debt securities

Under accounting practices adopted in Brazil, available-for-sale debt securities are generally carried at cost, plus interest income earned less provisions, when applicable, charged to the statement of income to reduce its carrying value to market value.

For U.S. GAAP reconciliation purposes, available-for-sale debt securities are recorded at estimated fair value, and the resulting accumulated adjustment, is recognized as a separate component of shareholders’ equity until realization.

i)	Accounting for derivative financial instruments

Under accounting practices adopted in Brazil derivative financial instruments are recorded at net settlement price as determined on each balance sheet date.

Under U.S. GAAP, effective January 1, 2001, all derivative financial instruments must be reported at fair value on each balance sheet date and classified as a derivative asset or liability. Also under U.S. GAAP, the requirements for a derivative instrument to qualify for hedge accounting and deferral of gains and losses are more restrictive than under Brazilian corporate law.

j)	Fair value of guarantees

Under accounting practices adopted in Brazil, companies are not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under U.S. GAAP, companies recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees. Companies reduce the liability (by a credit to earnings) as they are released from risk under the guarantees.

k)	Translation adjustments

Under accounting practices adopted in Brazil, assets and liabilities of foreign subsidiaries are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the exchange rates prevailing in the end of each month. The net translation gain or loss is reported, net of tax, in the statement of income as “Other operating income (loss)”.

Under U.S. GAAP, assets and liabilities are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at

x

the average rates prevailing during the respective months. The net translation gain or loss resulting from this translation process is excluded from income and is presented as cumulative translation adjustments (CTA) in “Other comprehensive income (loss)” as a separate component of shareholders’ equity.

l)	Operating income

Under accounting practices adopted in Brazil, non-operating income (expenses) includes certain items that would be classified within operating income for U.S. GAAP purposes.

m)	Right of offset

Brazilian GAAP permits offsetting amounts due or payable among parties for purposes of presenting balances in the financial statements based on management’s expectation of being able to offset the amounts.

Under U.S. GAAP, the conditions to be met require the parties to agree to the offset and the legal right of offset to exist.

n)	Accounting for asset retirement obligation

Under Brazilian GAAP, companies expense the amounts to be incurred when certain assets are retired, at the time of retirement.

Under U.S. GAAP, asset retirement obligations correspond to the legally required obligation to remove assets upon retirement. The fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

o)	Financial statement note disclosures

Brazilian GAAP in general requires less information to be disclosed in financial statement footnotes than U.S. GAAP. Disclosures required under U.S. GAAP not typically found in Brazilian GAAP financial statements include, but are not limited to, the following:

•	general business, political and economic risks;

•	off-balance sheet risks and commitments, concentration of credit risk and major customers;

•	irrevocable commitments such as take-or-pay or minimum sales contracts;

•	advertising expense and assets;

•	research and development costs;

•	impairment of long-lived assets;

•	impairment of goodwill;

•	environmental related costs, liabilities and proceedings;

•	analysis of sales by geographical area;

•	financing facilities and terms; and

•	footnote disclosure of summarized financial statements of affiliated companies which meet certain tests of significance.

Brazilian GAAP generally requires more disclosure than U.S. GAAP with respect to insurance coverage, parent company financial statements and details of investments in affiliated and subsidiary companies.

p)	Pension and other post-employment benefits

Pension benefits

Pension benefit obligations for Brazilian GAP requires companies to account for defined benefit plans by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, for multi-employer plans, companies recognize as expense the contribution due to the plan over the corresponding period.

Other post-retirement benefits

Under accounting practices in Brazil actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees.

Under U.S. GAAP such benefits are accounted for by recognizing the funded status of the other postretirement benefits as a liability with an offsetting amount in accumulated other comprehensive income.

Principal differences between accounting practices adopted in Brazil and U.S. GAAP, as related to Ultrapar, RIPI, DPPI and CBPI

Ultrapar Participações S.A.:

The main reconciling item between the accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 refers to the acquisition of Ipiranga. Under accounting practices adopted in Brazil, assets and liabilities of acquired companies are reflected at book values, and goodwill is calculated as the difference between the purchase price and net book value. For U.S. GAAP purposes, all business combinations are accounted for using the purchase method utilizing fair values. Since the Ipiranga acquisition occurred in April 2007, no such adjustment was made in Ultrapar’s 2006 financial statements. We estimate the amount relating to the difference between accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 relating to the Ipiranga acquisition to be a gain of approximately R$21 million, net of deferred taxes and minority interest.

Refinaria de Petróleo Ipiranga S.A.:

The main reconciling items between the accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 refer to (i) the accounting for the affiliate Copesul – Companhia Petroquímica do Sul and (ii) the accounting for convertible debentures issued by Ipiranga Química S.A. Both reconciling items existed in 2006 and June 2007.

The main differences between the accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 relating to Copesul refer to inflation accounting, reversal of property, plant and equipment revaluation, and capitalization of interest. The total amount of these differences for the nine months ended September 30, 2007 corresponds to a loss of approximately R$31 million, net of deferred taxes and minority interest.

Ipiranga Química S.A., a subsidiary of Refinaria de Petróleo Ipiranga S.A. issued convertible debentures that subsequently were split into non-convertible debentures and warrants. Under accounting practices adopted in Brazil and U.S. GAAP, the debentures are accounted for at cost plus accrued interest. Under accounting practices adopted in Brazil, the warrants are not recorded in the issuer’s financial statements, whereas under U.S. GAAP the warrants are recognized at fair value. We estimate the amount relating to the difference between accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 for this item to be a loss of approximately R$18 million, net of deferred taxes and minority interest.

Distribuidora de Produtos de Petróleo Ipiranga S.A.:

The main reconciling item between the accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 refers to the accounting of the affiliate Ipiranga Química S.A. This difference existed in 2006 and June 2007.

Under both the accounting practices adopted in Brazil and U.S. GAAP, Ipiranga Química S.A. is accounted for using the equity method. The main differences between accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 for Ipiranga Química S.A. refer to the accounting for debentures and warrants, accounting for business combination and goodwill, inflation accounting, reversal of property, plant and equipment revaluation, and capitalization of interest. The total amount of these differences for the nine months ended September 30, 2007 corresponds to a loss of approximately R$9 million, net of deferred taxes and minority interest.

Companhia Brasileira de Petróleo Ipiranga:

The main reconciling item between accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 refers to the accounting of the affiliate Ipiranga Química S.A. This difference existed in 2006 and June 2007.

Under both the accounting practices adopted in Brazil and U.S. GAAP, Ipiranga Química S.A. is accounted for using the equity method. The main differences between accounting practices adopted in Brazil and U.S. GAAP for the nine months ended September 30, 2007 for Ipiranga Química S.A. refer to the accounting for debentures and warrants, accounting for business combination and goodwill, inflation accounting, reversal of property, plant and equipment revaluation, and capitalization of interest. The total amount of these differences for the nine months ended September 30, 2007 corresponds to a loss of approximately R$42 million, net of deferred taxes and minority interest.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some questions that you may have regarding the Share Exchange and the Transaction and brief answers to those questions. Ultrapar, RIPI, DPPI and CBPI urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Share Exchange and the Transaction. Additional important information is also contained in the documents included as annexes to this prospectus.

Q:	Why am I receiving this document?

A:	In connection with the Share Exchange, Ultrapar is required by the Securities Act to deliver this document to all preferred shareholders of RIPI, DPPI and CBPI that are U.S. residents. This document is being distributed to you for informational purposes only. You should carefully review it, but you will not be entitled to vote at the shareholder meetings that have been called in order for the common shareholders of RIPI, DPPI and CBPI to approve the Share Exchange. However, RIPI and DPPI preferred shareholders are entitled to appraisal rights in respect of the Share Exchange, as explained below. The Share Exchange will occur automatically following the vote of the common shareholders of each Target Company and, accordingly, you will not be required to take any action in order for your Target Company securities to be exchanged for Ultrapar preferred shares.

Q:	What is the purpose of the Transaction?

A:	Through the Transaction, Ultrapar is participating in an important step in the reorganization and consolidation of industries that are fundamental to the growth of the Brazilian economy. Ultrapar believes the division of the Ipiranga Group’s assets among Ultrapar, Braskem and Petrobras will benefit the Brazilian economy because the Acquiring Companies will be in a position to provide focus, specialized management and strategic alignment to their respective assets. In addition, we believe that the Acquiring Companies will be able to make higher levels of investments in the Ipiranga Group assets they acquire and therefore develop their businesses to a greater extent than under the former owners, thereby stimulating growth in these key areas of the Brazilian economy.

The Ipiranga Group, one of Brazil’s largest and most well-established corporate conglomerates, has historically operated in the same business segments as Petrobras, Ultrapar and Braskem. In 2006 the Ipiranga Group was Brazil’s second-largest fuel distributor, with a network of 4,240 service stations. It also had a major share of the petrochemical market, with the production of 650,000 tons of petrochemical resins, through IPQ, and shared joint control with Braskem of Copesul, a petrochemical company that produces basic petrochemicals, such as ethylene, from naphtha, located in the southern petrochemical complex of Brazil. The consolidated net revenues of the Ipiranga Group in 2006 amounted to R$31 billion and net income of R$534 million.

Ultrapar, the largest LPG distributor in Brazil, became, following the closing of the SPA, the second-largest fuel distributor in Brazil, holding 15% of the market. Ultrapar believes that fuel distribution is a natural extension of LPG distribution because it has similar profitability drivers: logistics efficiency, management of a dealer network and leveraging a well-known brand. In addition, Ultrapar believes that the fuel distribution business presents attractive growth prospects in light of increased fuel consumption in Brazil in the past several years, principally due to increased national income and availability of credit.

Ultrapar believes that by completing the Transaction it will achieve the following objectives:

•	Operational growth—Ultrapar is already the leader in the LPG market and became the second largest fuel distribution company in Brazil, with a market share of approximately 15%;

•	Obtain larger operating scale and administrative efficiency;

•	Combine logistics and distribution network management know-how;

•	Combine the market and consumer awareness of two major brands for the distribution of oil byproducts; and

•	Accelerate investment in the growth of Ipiranga’s businesses.

See “The Transaction—Ultrapar’s Reasons For the Transaction” for more information.

Q:	What will happen in the Transaction?

A:	The Transaction consists of a series of steps and is governed by the Transaction Agreements. In connection with the Transaction, the businesses and subsidiaries of the Ipiranga Group will be acquired and divided among Ultrapar, Petrobras and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RIPI’s oil refining business will be shared equally among Petrobras, Ultrapar and Braskem.

The principal steps of the Transaction are:

•	Closing of the SPA on April 18, 2007, whereby Ultrapar acquired a controlling interest in each of the Target Companies;

•	Closing of mandatory “tag-along” cash tender offers by Ultrapar for the remaining outstanding common shares of each of the Target Companies, which occurred on November 8, 2007;

•	The Share Exchange wherein any remaining common and all preferred shares of each Target Company that Ultrapar does not already hold will be exchanged for Ultrapar preferred shares; and

•

Split-up of the Southern Distribution Business, Northern Distribution Business, the Petrochemical Business and RIPI’s oil refining business and the subsequent transfer of the relevant assets to Petrobras and Braskem . See “The Transaction” for more information regarding the steps and agreements involved in the Transaction.

Q:	What is the Share Exchange?

A:	The Share Exchange is a stock merger (incorporação de ações), which is a Brazilian corporate law procedure pursuant to which a company becomes a wholly owned subsidiary of another company and shareholders of the former receive shares of the latter. Upon completion of the Share Exchange described in this prospectus, RIPI, DPPI and CBPI will become wholly owned subsidiaries of Ultrapar and the holders of common and preferred shares of RIPI, DPPI and CBPI will receive Ultrapar preferred shares in exchange for their respective shares in RIPI, DPPI and CBPI.

Q:	What type of consideration will I receive for my preferred shares of RIPI, DPPI and CBPI in the Share Exchange?

A:	In the Share Exchange, you will receive consideration for each of your shares of RIPI, DPPI and CBPI preferred stock in the form of 0.79850, 0.64048 and 0.41846 shares of Ultrapar’s preferred stock, respectively. The aggregate number of Ultrapar preferred shares that will be delivered to RIPI, DPPI and CBPI preferred shareholders in the Share Exchange is 13,846,251, 11,682,147 and 28,133,191, respectively. Ultrapar will issue an additional 269,451, 181,139, and 592,769 preferred shares to the remaining common shareholders of RIPI, DPPI and CBPI, respectively, as part of the Share Exchange.

Q:	What is the status of the Transaction?

A:	The Investment Agreement entered into by the Acquiring Companies on March 18, 2007 regulates the relationships among these companies during the process of completing the Transaction. As of the date of this prospectus, the SPA has closed, the mandatory tag along cash tender offers have been completed and the shareholder meetings to approve the Share Exchange have been called, as described below.

Q:	When do you currently expect to complete the Transaction?

A:

In the fourth quarter of 2007. However, Ultrapar, RIPI, DPPI and CBPI cannot assure you when or if all of the steps of the Transaction as described in this prospectus will occur. RIPI, DPPI and CBPI must first obtain the required approvals of RIPI, DPPI, CBPI shareholders and CBPI Debenture holders. Ultrapar’s shareholders must also approve the Transaction. According to the Investment Agreement, upon the occurrence of certain events which delay completion of certain steps of the Transaction, Ultrapar, Petrobras and Braskem may decide to follow different steps for the completion of the Transaction as described in detail in the Investment Agreement and in “The Transaction—Transaction Agreements—Investment Agreement.”

Q:	Are shareholder votes required for the Share Exchange?

A:	Yes, but only the favorable vote of a majority of the common shareholders of each of RIPI, DPPI and CBPI and of a majority of common shareholders of Ultrapar present at each respective shareholder meeting are required for the Share Exchange to be approved. Ultrapar, RIPI, DPPI and CBPI have called extraordinary shareholder meetings for the purpose of approving the Share Exchange, as described below.

Q:	Can I vote on the Share Exchange?

A:	No. Only common shareholders of Ultrapar, RIPI, DPPI and CBPI may vote on the Share Exchange. Preferred shareholders of Ultrapar, RIPI, DPPI and CBPI do not have the right to vote on the Share Exchange.

Q:	May I attend the Ultrapar, RIPI, DPPI and CBPI extraordinary shareholder meetings regarding the Share Exchange?

A:	Yes, you may attend the shareholder meetings of the companies in which you hold shares.

Q:	When and where are the Ultrapar, RIPI, DPPI and CBPI extraordinary shareholder meetings regarding the Share Exchange?

A:

The RIPI extraordinary shareholder meeting will take place on December 18, 2007 at 9:00 a.m. (São Paulo time) at RIPI’s headquarters, located at Rua Engenheiro Heitor Amaro Barcellos, 551, City of Rio Grande, Rio Grande do Sul State, Brazil. The DPPI extraordinary shareholder meeting will take place on December 18, 2007 at 9:00 a.m. (São Paulo time) at DPPI’s headquarters, located at Avenida Dolores Alcaraz Caldas, 90, City of Porto Alegre, State of Rio Grande do Sul, Brazil. The CBPI extraordinary shareholder meeting will take place on December 18, 2007 at 5:00 p.m. (São Paulo time) at CBPI’s headquarters, located at Rua Francisco Eugênio, 329, City of Rio de Janeiro, State of Rio de Janeiro, Brazil. Ultrapar’s extraordinary shareholder meeting will take place on December 18, 2007 at 7:00 p.m. São Paulo time, at Ultrapar’s headquarters, located at Av. Brigadeiro Luiz Antonio, 1343 9th Floor, City of São Paulo, State of São Paulo, Brazil.

On November 21, 2007, certain minority preferred shareholders of the Target Companies filed a request with the Sao Paulo district court that it enjoin the holding of the Ultrapar and Target Company shareholder meetings scheduled to occur on December 18, 2007, based on the Brazilian law claim that a public offering, rather than the Share Exchange, is the appropriate legal mechanism for completing the current stage of the Transaction. On November 28, 2007, the district court issued an injunction suspending the holding of the shareholder meetings until a final decision is issued by the district court. We appealed this decision on November 29, 2007 and on December 12, 2007, the district court lifted the injunction.

Q:	How will my rights as an RIPI, DPPI or CBPI preferred shareholder change after the Share Exchange?

A:	Because your RIPI, DPPI or CBPI preferred shares will be exchanged for Ultrapar preferred shares, you will become an Ultrapar shareholder and therefore will have the rights conferred by Ultrapar preferred shares. See “Comparison of Your Rights as a Holder of RIPI, DPPI or CBPI Preferred Shares and Your Rights as a Potential Holder of Ultrapar Preferred Shares.”

Q:	What other approvals from your shareholders, any governmental authorities, RIPI, DPPI, CBPI or any third parties are required in order to complete the Transaction?

A:	In addition to the shareholder approvals required for the Share Exchange, completion of the Transaction is subject to:

•

Approval of the Share Exchange in respect of CBPI’s shares by the holders of debentures issued by CBPI, the meeting for which will be held immediately after the approval of the Share Exchange by CBPI’s shareholders;

•	Approval of the split-up of the Northern Distribution Business by CBPI’s shareholders, the meeting for which will be held immediately after the Share Exchange in respect of CBPI’s shares;

•	Approval of the split-up of the Petrochemical Business by CBPI and RIPI’s shareholders, the meetings for which will be held immediately after the Share Exchange in respect of CBPI’s and RIPI’s shares;

•

Approval of the split-up of the Northern Distribution Business and the Petrochemical Business by the holders of debentures of CBPI; the meeting for which will be held immediately after the approval of such split-ups by CBPI’s shareholders; and

•	Ratification of the Transaction by Ultrapar’s shareholders, pursuant to article 256 of Brazilian Corporate Law, which must occur prior to April 18, 2008.

Completion of the Transaction does not depend on obtaining the approval of any regulatory body. The Brazilian antitrust authority, the Conselho Administrativo de Defesa Econômica—CADE, is reviewing the Transaction and has the authority, following completion of the Transaction, to require one or more of the Acquiring Companies to dispose of assets acquired in the Transaction. In light of the fact that the assets we are acquiring in the Transaction relate to industries in which we have not historically operated, we do not believe that we will be required to divest any of such assets as a result of the review of the transaction by the Brazilian antitrust regulator. See “The Transaction—Regulatory Approvals Required for the Transaction”.

Q:	Do I have withdrawal, appraisal or dissenter’s rights with respect to the Share Exchange?

A:	Holders of RIPI and DPPI preferred shares are entitled to appraisal rights. Holders of CBPI preferred shares are not entitled to appraisal rights because of CBPI preferred shares’ high level of liquidity and the dispersion of CBPI’s shareholder base. CBPI’s preferred shares are included in the IBOVESPA stock index, which is the most actively traded in Brazil. Under Brazilian law, when such conditions are met, as in the case of CBPI’s preferred shares, shareholders do not have appraisal rights. RIPI and DPPI shareholders’ appraisal rights may be exercised only by owners of record of RIPI and DPPI shares as of the last trading date prior to the first public announcement relating to the Share Exchange, which was March 19, 2007. Holders of DPPI preferred shares who exercise their appraisal rights may choose to receive an amount per share based on book value or market value because the exchange ratio calculated with reference to market value is more favorable to DPPI shareholders than the exchange ratio offered by Ultrapar (which was calculated based on economic value). Because the exchange ratio calculated with reference to market value is not more favorable to RIPI shareholders than the exchange ratio offered by Ultrapar (which was calculated based on economic value), RIPI shareholders may exercise their appraisal rights based on book value only. Book values to be paid to RIPI and DPPI shareholders will be R$19.50 per RIPI share and R$25.13 per DPPI share and are based on RIPI’s balance sheet as of December 31, 2006 and DPPI’s balance sheet as of December 31, 2006 , respectively. Market value is R$33.55 per DPPI share, based on the valuation report prepared by Apsis Consultoria Empresarial S/C Ltda, or Apsis.

Preferred shareholders of RIPI and DPPI are entitled under Brazilian Corporate Law to request that they be provided with book value information for their respective preferred shares updated to a date that is within 60 days of the date of the relevant shareholder meeting. Ultrapar has engaged KPMG to issue a report confirming the book value applicable to RIPI and DPPI preferred shares as of September 30, 2007, which is based on these companies’ interim financial information included in this prospectus. A copy of this report is attached as an exhibit to the registration statement of which this prospectus forms a part.

Q:	Are there risks associated with the Share Exchange or the Transaction that I should consider in deciding whether to exercise my appraisal rights?

A:	Yes. There are a number of risks related to the Transaction that are discussed in this document. Please read in particular the detailed description of the risks associated with the Transaction on pages 57 through 59 and in the 2006 Form 20-F included as Annex A hereto.

Q:	When must I exercise my appraisal rights if I decide to do so?

A:	Your appraisal rights can only be exercised during the 30 day period following publication of the approval of the Share Exchange by the common shareholders of each of RIPI and DPPI. However, payment will not be due if the Share Exchange is rejected by the shareholders of either Ultrapar or RIPI, in the case of the RIPI Share Exchange, or the shareholders of either Ultrapar or DPPI, in the case of the DPPI Share Exchange, at the applicable shareholders meeting. Once the 30-day period for the exercise of your appraisal rights has expired, you will no longer have any right to compel RIPI or DPPI to purchase your preferred shares. The minutes of the shareholders’ meetings that approve the Share Exchange, as well as press releases related to the Share Exchange, will be published in the newspapers in which Ultrapar, RIPI and DPPI customarily publish their notices on the business day following the relevant shareholder meeting. Such publications shall constitute your sole notification regarding the commencement of the period to exercise your appraisal rights.

Q:	What if I want to cancel the exercise of my appraisal right after I have requested it?

A:	Exercise of your appraisal right is irrevocable.

Q:	When will I know the outcome of the Share Exchange?

A:	You will know if the Share Exchange was approved by the common shareholders of Ultrapar, RIPI, DPPI and CBPI immediately after the applicable extraordinary shareholder meetings. Under Brazilian Corporate Law, Ultrapar, RIPI, DPPI and CBPI must each publish a press release reporting the outcome of these meetings on the day following such shareholder meetings. Following the 30-day period within which you may exercise your appraisal rights, each of Ultrapar and RIPI, DPPI and CBPI will publish an additional press release describing the overall outcome of the Share Exchange.

Q:	When will I receive my new Ultrapar preferred shares?

A:

If you do not dispose of your RIPI, DPPI or CBPI preferred shares or exercise your appraisal rights, your RIPI, DPPI or CBPI preferred shares will be automatically exchanged for the appropriate number of Ultrapar preferred shares a few days later after the 30th day following publication of the approval of the Share Exchange by the common shareholders of each of RIPI, DPPI and CBPI. If management of any of RIPI, DPPI, CBPI or Ultrapar concludes, within 10 days after the end of the appraisal rights period, that the total value of the appraisal rights exercised by its shareholders could jeopardize the financial stability of their respective companies, such management could call a shareholder meeting to reconsider the approval of the applicable Share Exchange.

Q:	What will be the accounting treatment of the Share Exchange?

A:

In connection with the Share Exchange, we will execute a capital increase, corresponding to the number of new Ultrapar preferred shares that will be required to be issued in order to exchange all of the Target Companies’ outstanding common and preferred shares for our preferred shares. Under Brazilian GAAP, we intend to register this capital increase in an amount established in the Transaction Agreements. For U.S. GAAP, we intend to value the new Ultrapar preferred shares based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition were agreed to and announced, in accordance with paragraph 22 of SFAS 141 “Business Combination”. The capital increase will correspond to an increase in the investment by Ultrapar in the Target Companies. The portion of the investment that corresponds to the net assets to be transferred to Braskem and Petrobras will be added to the previous steps’ amounts that pertain to the two companies. For the portion of the investment that corresponds to the net assets that will remain with Ultrapar, the difference between the value of this investment and its Brazilian GAAP book value will be recorded as goodwill and be amortized over 10 years. Under U.S. GAAP, we will adopt the purchase method of accounting for a step acquisition under SFAS 141 “Business Combination”. Goodwill will be recognized based on the excess of Ultrapar’s acquisition cost over the net amounts assigned to the fair value of assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

Q:	What will my tax consequences be after the Share Exchange?

A:	The exchange of preferred shares of RIPI, DPPI or CBPI for our preferred shares pursuant to the Share Exchange will be a taxable transaction for U.S. federal income tax purposes. Accordingly, U.S. Holders who participate in the Share Exchange generally will recognize gain or loss. For a discussion of certain other U.S. tax matters that may be relevant to U.S. Holders, see “Material U.S. Federal Income Tax Consequences.” You are urged to consult your own tax advisor with respect to your personal tax consequences of the Share Exchange, which may vary for investors in different tax situations.

Based on the opinion of its external tax advisors, Ultrapar believes that there are good legal grounds to support the position that the receipt of Ultrapar’s preferred shares in exchange for RIPI, DPPI or CBPI preferred shares, pursuant to the Shares Exchange, will not be a taxable transaction in Brazil. Gains, if any, resulting from the exercise of appraisal rights, however, will be taxable. You should consult your own tax advisor for a full understanding of the tax consequences of the Share Exchange to you. For a discussion of certain other Brazilian tax consequences, see “Brazilian Tax Consequences.”

Q:	What do I do now?

A:	The only thing you need to do now is to carefully read and consider the information contained in, and included as annexes to, this document. You do not need to reply to this document and you are not entitled to vote on the Share Exchange. Following the applicable meeting of the common shareholders of RIPI and DPPI, if you hold RIPI and/or DPPI preferred shares you should consider whether to exercise your appraisal rights.

Q:	Whom can I call with questions about the shareholder meetings or the Share Exchange?

A:	If you have questions about the Share Exchange or the extraordinary shareholder meetings or you need additional copies of this document, you should contact Ultrapar, RIPI, DPPI or CBPI at the addresses and telephone numbers listed on page i.

Q:	Where can I find more information about Ultrapar, RIPI, DPPI, CBPI and the Transaction?

A:	You can find more information about Ultrapar, RIPI, DPPI, CBPI and the Transaction from the various sources described under “Where You Can Find More Information” beginning on page 217.

SUMMARY

The following summary highlights material information from this document. It does not contain all of the information that may be important to you. You are urged to read carefully this entire document and other documents which are included as annexes to this document in order to fully understand the Share Exchange and the Transaction. See “Where You Can Find More Information” on page 217. Most items in this summary include a page reference directing you to a more complete description of those items.

Ultrapar, RIPI, DPPI, CBPI and the Ipiranga Group (see page 110)

Overview of Ultrapar

Ultrapar is one of Brazil’s largest corporate groups and is the second largest fuel distributor, a leading chemicals manufacturer and integrated logistics services provider. Our wholly owned subsidiary, Ultragaz, is the largest LPG distributor in Brazil, with a market share of approximately 24%. In the chemicals business, our wholly owned subsidiary, Oxiteno, is the largest producer of ethylene oxide and its principal derivatives in South America and a major producer of specialty chemicals. Through our wholly owned subsidiary, Ultracargo, we believe we are a leading provider of integrated road transport, storage, handling and logistics planning services for special bulk cargo. Following the closing of the SPA and Ultrapar’s acquisition of a portion of the Ipiranga Group’s fuel distribution business, Ultrapar became the second largest Brazilian fuel distributor, with approximately 15% market share.

Overview of the Ipiranga Group

Prior to the Transaction, RIPI, DPPI and CBPI were part of the Ipiranga Group, which, in addition to being Brazil’s second largest fuel distributor through DPPI and CBPI as discussed below, had a significant presence in the petrochemical market, with the production of 650 thousand tons of petrochemical resins a year. The Ipiranga Group conducted its petrochemical business through IQ and IPQ and a 29.5% interest in Copesul (with Braskem owning another 29.5%), a petrochemical company that produces basic petrochemicals, such as ethylene, from naphtha, located in the southern petrochemical complex, which is Brazil’s second-largest producer of petrochemicals.

Overview of RIPI

RIPI primarily operates an oil refinery in the state of Rio Grande do Sul, in the Southern region of Brazil, and also has interests in other companies in the Ipiranga Group. As of December 31, 2006, RIPI’s nominal capacity was 17,000 barrels per day, and its principal products include gasoline, diesel, naphtha, fuel oil, LPG and kerosene. During 2006, RIPI faced difficulties in keeping its operations at full capacity due to an increase in international oil prices, to which its costs are linked, without a corresponding increase in oil derivatives prices in Brazil. This led RIPI to suspend its operations for five months during the year. In 2006, the average production of the refinery was 7,158 barrels per day, which represented 42% of the refinery’s nominal capacity, and RIPI’s market share reached 0.4% of the Brazilian market.

Overview of DPPI

DPPI is engaged in the distribution and marketing of petroleum products, fuel alcohol and vehicular natural gas in the State of Rio Grande do Sul and the Western portion of the State of Santa Catarina in Brazil. DPPI is also the controlling shareholder of CBPI, the company responsible for the fuel distribution business of the Ipiranga Group throughout the remainder of Brazil. DPPI’s share of the Brazilian fuels market was approximately 2.6% as of December 31, 2006. A substantial portion of DPPI’s net sales is derived from the sale of diesel and gasoline.

Overview of CBPI

CBPI is engaged in the distribution and marketing of petroleum products, fuel alcohol and vehicular natural gas in Brazil, with the exception of those regions in which DPPI operates and the States of Roraima and Amapá. CBPI is controlled by DPPI. CBPI’s share of the Brazilian fuels market was 16.9% as of December 31, 2006. In addition to selling gasoline and fuel alcohol, CBPI also sells diesel, vehicular natural gas, fuel oil, kerosene and lubricants. Together with DPPI, CBPI forms Brazil’s second-largest fuel distributor, with a network of approximately 4,200 service stations and a 19% market share as of December 31, 2006.

The Transaction (see page 60)

On March 19, 2007, Ultrapar, Petrobras and Braskem announced their intention to acquire the Ipiranga Group and that on March 18, 2007, Ultrapar had entered into, and Petrobras and Braskem had acknowledged, a Share Purchase Agreement, or the SPA, with the Key Shareholders of the principal companies comprising the Ipiranga Group: RIPI, DPPI and CBPI. The SPA closed on April 18, 2007, upon payment of total consideration in the amount of R$2.1 billion, of which R$0.7 billion was paid by Ultrapar. As discussed below, in connection with the Transaction, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem as commission agent.

Before the Transaction there was no corporate relationship among Ultrapar, Braskem and Petrobras. Petrobras and Braskem, however, are principal suppliers to Ultrapar’s subsidiaries Ultragaz and Oxiteno: Petrobras supplies LPG to Ultragaz and Braskem is one of the principal suppliers of ethylene to Oxiteno. Petrobras is also the principal supplier of fuels, especially diesel and gasoline, to CBPI and DPPI. Considering the type and size of the different businesses operated by the Ipiranga Group and in light of the interests of Petrobras and Braskem to expand in the petrochemical sector, as well as Petrobras’ desire to expand its fuel distribution business in Brazil, Ultrapar, Petrobras and Braskem decided to undertake the Transaction together.

After the completion of the Transaction, the businesses of the Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil, as well as the logistics and chemical businesses of the Ipiranga Group. Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RIPI’s oil refining business will be shared equally among Petrobras, Ultrapar and Braskem.

The Transaction is divided into five phases: (1) acquisition of the shares held by the Key Shareholders by Ultrapar (which closed on April 18, 2007); (2) mandatory cash tender offers (pursuant to tag along rights held by common minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RIPI, DPPI, CBPI and IPQ; (3) tender offer by Braskem for the delisting of Copesul’s common shares from the BOVESPA; (4) exchange of any remaining common and all preferred shares of RIPI, DPPI and CBPI for preferred shares of Ultrapar; and (5) separation of the Target Companies’ assets. See “The Transaction—Description of the Transaction—Phases of the Transaction.”

In order to effect the Transaction, Ultrapar entered into certain agreements with Petrobras, Braskem and the Ipiranga Group, which we refer to as the “Transaction Agreements,” including:

•

Investment Agreement. The Investment Agreement was executed by Ultrapar, Petrobras and Braskem on March 18, 2007 and amended on April 18, 2007, regulates the relationship among the Acquiring Companies and is the principal agreement governing the Transaction.

•	Share Purchase Agreement. Entered into on March 18, 2007 among Ultrapar, with the consent of Petrobras and Braskem, and the Key Shareholders, the Share Purchase Agreement, or SPA, sets forth the conditions governing the Acquiring Companies’ acquisition of a controlling stake in the Ipiranga Group, which occurred on April 18, 2007.

•

Target Companies’ Shareholders Agreement. Ultrapar, Petrobras and Braskem entered into the Target Companies Shareholders’ Agreement on April 18, 2007 principally to govern the relationships among Ultrapar, Petrobras and Braskem with respect to the management of the Target Company’s, IQ’s and IPQ’s businesses prior to the completion of the Transaction.

•

RIPI Shareholders Agreement. The RIPI Shareholders’ Agreement, entered into among Ultrapar, Braskem and Petrobras on April 18, 2007, governs the relationship among Ultrapar, Petrobras and Braskem regarding how RIPI’s operations will be managed prior to completion of the Transaction.

•

Braskem/Petrobras Asset Security Agreement. Ultrapar, Braskem and Petrobras entered into the Braskem/Petrobras Asset Security Agreement on April 18, 2007 pursuant to which Ultrapar is required to pledge to Braskem and Petrobras, in the proportions of 60% and 40%, respectively, all of the RIPI common shares and 50% of the RIPI preferred shares that it acquired from the Key Shareholders. Under this agreement, the RIPI shares acquired in the Mandatory Tender Offers were required to be pledged in favor of Braskem and Petrobras, in the same proportions.

•

Petrobras Asset Security Agreement. Under the Petrobras Asset Security Agreement, entered into on April 18, 2007 among Ultrapar and Petrobras, Ultrapar was required to pledge in favor of Petrobras 31% of the common shares and 100% of the preferred shares of DPPI that it acquired from the Key Shareholders, as well as 100% of the common shares of CBPI that it acquired from the Key Shareholders. Following completion of the Mandatory Tender Offers, Ultrapar was required to pledge, in substitution for 1,482,751 common shares issued by DPPI, 3,013,903 common shares issued by CBPI acquired in the Mandatory Tender Offers.

•

Protocol and Justifications. On November 9, 2007, Ultrapar and each of RIPI, DPPI and CBPI entered into the Protocol and Justifications, which include a description of the Share Exchange and the reasons the management of each company recommends approval of the Share Exchange by such company’s board of directors. On November 12, 2007, the boards of directors of Ultrapar, RIPI, DPPI and CBPI examined their respective Protocol and Justification. The Protocol and Justifications will be required to be approved by the common shareholders of each company at the meetings called to approve the Share Exchange.

For more information on the Transaction Agreements, see “The Transaction—Transaction Agreements.”

To finance part of the Transaction, on April 11, 2007, we completed an offering of unsecured debentures in the aggregate principal amount of R$889 million, in two series. The first series, in the aggregate amount of R$675 million, was issued on April 11, 2007. The second series, in the aggregate amount of R$214 million was issued on October 22, 2007. The debentures have a term of one year, and a coupon rate of 102.5% of CDI. For more information see our 2006 Form 20-F.

The Share Exchange

You Will Receive Ultrapar Preferred Shares in the Share Exchange (see page 66)

In the Share Exchange, Ultrapar will effect an “incorporação de ações” under Brazilian Corporate Law, where each remaining common and all preferred shares of each of RIPI, DPPI and CBPI that are not already owned by Ultrapar will be exchanged for 0.79850, 0.64048 and 0.41846 Ultrapar preferred shares, respectively. As a result, RIPI, DPPI and CBPI will become wholly owned subsidiaries of Ultrapar.

Based on the closing price of Ultrapar preferred shares on the BOVESPA:

•

on March 16, 2007, the last full trading day in São Paulo prior to the announcement of the Transaction, the implied value of the consideration per share of RIPI, DPPI and CBPI preferred stock was R$39.36, R$31.57 and R$20.63, respectively; and

•

on December 13, 2007, the latest practicable date prior to the date of this document, the implied value of the consideration per share of RIPI, DPPI and CBPI preferred stock was R$50.07, R$40.16 and R$26.24, respectively.

The Ultrapar Preferred Shares to Be Issued in the Share Exchange Will Be Listed and Traded on the BOVESPA Stock Market in Brazil

Ultrapar preferred shares are listed on the BOVESPA stock exchange in Brazil under the symbol “UGPA4.” Ultrapar’s ADSs are listed on the New York Stock Exchange under the symbol “UGP,” but you will not receive any Ultrapar ADSs in connection with the Share Exchange. In order to convert the Ultrapar preferred shares you receive in the Share Exchange into Ultrapar ADSs, you will need to:

•

Deliver your Ultrapar preferred shares for deposit at the principal São Paulo, Brazil office of Banco Itaú, S.A., which is the custodian under our deposit agreement for our ADR facility with the Bank of New York, which is the depositary thereunder;

•	Provide any required identifying documentation to the custodian;

•	Provide any written instructions to the custodian to deliver the relevant ADRs to you at the appropriate address;

•	Pay applicable fees, including a fee of approximately $5.00 per 100 American Depositary Shares (or portion thereof) issued to you and any taxes and other governmental charges; and

•	Satisfy other applicable requirements.

The Rights Associated With Owning Ultrapar Preferred Shares Are Different from Those Associated with Owning RIPI, DPPI or CBPI Preferred Shares (see page 175)

The rights of holders of Ultrapar preferred shares are governed by Brazilian Corporate Law and by Ultrapar’s bylaws. The rights of holders of RIPI preferred shares are also governed by Brazilian Corporate Law and by RIPI’s bylaws. The rights of holders of DPPI preferred shares are also governed by Brazilian Corporate Law and by DPPI’s bylaws. The rights of holders of CBPI preferred shares are also governed by Brazilian Corporate Law and by CBPI’s bylaws. Accordingly, upon completion of the Share Exchange, preferred shareholders of each of RIPI, DPPI and CBPI will become holders of Ultrapar preferred shares and their rights as preferred shareholders will be governed by, in addition to Brazilian Corporate Law, Ultrapar’s bylaws and not RIPI, DPPI or CBPI’s bylaws. For a comparison of the rights of holders of Ultrapar preferred shares with the rights of holders of RIPI, DPPI or CBPI preferred shares, see “Comparison of Your Rights as a Holder of RIPI, DPPI or CBPI Preferred Shares and Your Rights as a Potential Holder of Ultrapar Preferred Shares.”

Deutsche Bank Securities Inc. Has Provided a Valuation Report (see page 71)

Deutsche Bank has provided a valuation report to Ultrapar, dated as of April 4, 2007, in accordance with Brazilian securities law. The report was prepared in connection with the Share Exchange and contains economic valuations of Ultrapar, RIPI, DPPI and CBPI. The original Deutsche Bank valuation report was filed with the CVM and was the subject of several requests from the CVM for additional explanatory disclosure to be included in the report. These requests did not relate to the quantitative information included in the report. Revised valuation reports were prepared to address these CVM requests. The full text of the final copy of Deutsche Bank’s report, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the report, has been included as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the report in its entirety. The report and its conclusions are not recommendations by Deutsche Bank as to whether RIPI, DPPI and CBPI preferred shareholders should take any action in connection with the Share Exchange or the Transaction. The report is not a fairness opinion as such is understood under U.S. law or a recommendation to shareholders relating to the exchange ratio to be offered to the RIPI, DPPI and CBPI preferred shareholders. The report was prepared in connection with Brazilian legal requirements relating to third-party independent valuation reports to be used in connection with merger and acquisition transactions. As compensation for its services in connection with the valuation report, Deutsche Bank will receive US$3,000,000 net of taxes upon completion of the Share Exchange. See “The Transaction—Deutsche Bank Valuation Report” for a summary description of Deutsche Bank’s valuation report.

Apsis Consultoria Empresarial S/C Ltda. Has Provided a Valuation Report (see page 81)

Apsis Consultoria Empresarial Ltda., or Apsis, has been engaged by Ultrapar and the Target Companies to conduct a valuation analysis for the purpose of appraising the equity of both Ultrapar and the Ipiranga Group. Apsis’s valuation analysis will be used to determine the market value of each of Ultrapar and the Target Companies’ preferred shares. These values will be utilized in connection with the RIPI and DIPI preferred shareholders’ appraisal rights.

The full text of the Apsis report is included as an exhibit to the registration statement of which this prospectus forms a part. See “The Transaction—Apsis Valuation Report” for a summary description of the Apsis valuation report.

Credit Suisse Valuation Report

In connection with the Share Exchange, the managements of each of the Target Companies engaged Credit Suisse to provide a valuation report covering the matters addressed by Deutsche Bank in its valuation report. We have included a summary of the Credit Suisse Valuation Report in this prospectus and a translation of the full text of the Credit Suisse Valuation Report as an exhibit to the registration statement of which this prospectus forms a part.

Appraisal Rights (see page 98)

RIPI and DPPI shareholders will have appraisal rights in connection with the Share Exchange, but CBPI shareholders will not. In the Share Exchange, RIPI preferred shareholders’ appraisal rights will provide them with the right to sell their preferred shares to RIPI at their book value. In the Share Exchange, DPPI preferred shareholders’ appraisal rights will provide them the right to sell their preferred shares to DPPI at either book value or the market value, at their sole discretion, because the exchange ratio calculated with reference to the market value is more favorable than the exchange ratio offered by Ultrapar, which was calculated with reference to the economic value of such shares.

Appraisal rights can only be exercised in the 30 day period following publication of the approval of the Share Exchange by RIPI and DPPI’s common shareholders, as applicable. Once the 30-day period for the exercise of appraisal rights has expired, RIPI or DPPI preferred shareholders will no longer have any right to compel RIPI or DPPI to purchase their preferred shares.

RIPI and DPPI’s preferred shareholders may exercise their appraisal rights by sending a written notice to RIPI or DPPI, as applicable, informing them that they intend to exercise their appraisal rights. Upon receipt of the notice, RIPI and DPPI are bound to buy the preferred shares, and the shareholder is bound to sell them, unless the management of Ultrapar, RIPI or DPPI decides to reconsider the Share Exchange, as explained below. The exercise of appraisal rights is irrevocable.

RIPI Will Hold Its Extraordinary Shareholder Meeting on December 18, 2007 (see page 108)

RIPI’s extraordinary shareholder meeting will be held on December 18, 2007 at 9:00 a.m. (São Paulo time) at RIPI’s headquarters, located at Rua Engenheiro Heitor Amaro Barcellos, 551, city of Rio Grande, State of Rio Grande do Sul, Brazil.

You may not vote at RIPI’s extraordinary shareholder meeting as a holder of RIPI preferred shares, although you may attend.

DPPI Will Hold Its Extraordinary Shareholder Meeting on December 18, 2007 (see page 108)

DPPI’s extraordinary shareholder meeting will be held on December 18, 2007 at 9:00 a.m. (São Paulo time) at DPPI’s headquarters, located at Avenida Dolores Alcaraz Caldas, 90, city of Porto Alegre, State of Rio Grande do Sul, Brazil.

You may not vote at DPPI’s extraordinary shareholder meeting as a holder of DPPI preferred shares, although you may attend.

CBPI will hold its Extraordinary Shareholder Meeting on December 18, 2007 (see page 108)

CBPI’s extraordinary shareholder meeting will be held on December 18, 2007 at 5:00 p.m. (São Paulo time) at CBPI’s headquarters located at Rua Francisco Eugênio, no 329, city of Rio de Janeiro, State of Rio de Janeiro, Brazil.

You may not vote at CBPI’s extraordinary shareholder meeting as a holder of CBPI preferred shares, although you may attend.

Ultrapar Will Hold Its Extraordinary Shareholder Meeting on December 18, 2007 (see page 108)

The Ultrapar extraordinary shareholder’s meeting will be held on December 18, 2007 at 7:00 p.m. (São Paulo time) at Ultrapar’s headquarters, located at Av. Brigadeiro Luiz Antonio, 1343, 8th Floor, city of São Paulo, State of São Paulo, Brazil.

Regulatory Approvals Required for the Transaction (see page 98)

The Brazilian antitrust authority, Conselho Administrativo de Defesa Econômica—CADE, is currently reviewing the Transaction and its potential consequences on competition in the relevant Brazilian industries. Approval of the Transaction by CADE, however, is not required prior to the completion of the Transaction. If, following the completion of the Transaction, CADE determines that the Transaction or part of the Transaction has a material adverse effect on competition in Brazil, it may require that Ultrapar, Braskem or Petrobras divest all or part of the assets acquired in the Transaction. In light of the fact that the assets we are acquiring in the Transaction relate to industries in which we have not historically operated, we do not believe that we will be required to divest any of such assets as a result of the review of the Transaction by the Brazilian antitrust regulator. See “The Transaction—Regulatory Approvals Required for the Transaction”.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ULTRAPAR

The following is selected consolidated financial data from Ultrapar’s consolidated financial statements, for the periods indicated. You should read this selected consolidated financial data in conjunction with Ultrapar’s consolidated financial statements and related notes included in Annex A to this prospectus or contained elsewhere in this prospectus. See “Where You Can Find More Information” on page 217.

Ultrapar’s consolidated financial statements are prepared in Brazilian reais in accordance with accounting practices adopted in Brazil, or Brazilian GAAP, which differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. For a summary of the differences between the accounting practices adopted in Brazil and U.S. GAAP, see Note 24 to Ultrapar’s consolidated financial statements appearing in its 2006 Form 20-F. For further information concerning the preparation and presentation of the financial information contained in Ultrapar’s 2006 Form 20-F, see “Presentation of Financial Information” in its 2006 Form 20-F.

The following table presents Ultrapar’s selected consolidated financial data at the dates and for each of the periods indicated in Brazilian GAAP, and U.S. GAAP where indicated. The consolidated balance sheet information as of December 31, 2006 and 2005 and the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are derived from Ultrapar’s audited consolidated financial statements included in this prospectus. The consolidated balance sheet information as of December 31, 2004, 2003 and 2002 and the related consolidated statements of income for the years ended December 31, 2003 and 2002 are derived from Ultrapar’s audited consolidated financial statements that are not included in this prospectus.

The consolidated balance sheet data as of September 30, 2007 and as of June 30, 2007 and the consolidated statements of income for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006 are derived from Ultrapar’s unaudited consolidated financial statements included in this prospectus.

	Nine-Month Period Ended September 30,			Six-Month Period Ended June 30,		Year Ended December 31,
Consolidated Income Statement Data:	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004	2003	2002
	US$	R$	R$	R$	R$	US$	R$	R$	R$	R$	R$
	(in millions, except per share data)

Gross sales and services	7,689.1	14,139.5	3,914.7	7,726.0	2,499.7	2,844.0	5,229.9	5,158.0	5,250.6	4,603.8	3,795.3
Taxes on sales and services, rebates, discounts and returns	(338.0)	(621.5)	(324.4)	(370.8)	(204.6)	(237.0)	(435.8)	(464.2)	(466.4)	(603.5)	(800.8)

Net Sales and Services	7,351.1	13,518.0	3,590.3	7,355.2	2,295.1	2,607.0	4,794.1	4,693.8	4,784.2	4,000.3	2,994.5
Cost of sales and services	(6,710.2)	(12,339.3)	(2,889.3)	(6,655.1)	(1,859.4)	(2,099.0)	(3,859.9)	(3,783.4)	(3,669.9)	(3,196.4)	(2,247.1)
Gross profit	640.9	1,178.7	701.0	700.1	435.7	508.0	934.2	910.4	1,114.3	803.9	747.4
Operating (expenses) income
Selling, general and administrative expenses	(453.9)	(834.6)	(441.9)	(492.1)	(287.6)	(329.1)	(605.1)	(551.7)	(555.9)	(458.9)	(382.3)
Other operating income, net	2.7	4.9	1.8	4.1	1.0	0.7	1.3	(0.4)	5.5	6.6	0.4

Total operating expenses	(451.2)	(829.7)	(440.1)	(488.0)	(286.6)	(328.3)	(603.8)	(552.1)	(550.4)	(452.3)	(381.9)

Operating income before financial items	189.7	349.0	260.9	212.1	149.1	179.7	330.4	358.3	563.9	351.6	365.5
Financial (expenses) income, net	(35.5)	(65.2)	32.0	(35.1)	34.9	16.6	30.6	(27.3)	(45.0)	(57.2)	28.5
Nonoperating (expenses) income, net	(1.6)	(2.9)	(20.9)	(2.0)	(13.2)	(10.1)	(18.5)	(1.8)	(16.0)	1.0	(44.1)

Income before income and social contribution taxes, equity in earnings (losses) of affiliated companies, employees’ statutory interests and minority interest	152.6	280.9	272.0	175.0	170.8	186.3	342.5	329.2	502.9	295.4	349.9
Income and social contribution taxes	(42.0)	(77.2)	(35.4)	(49.3)	(24.2)	(30.5)	(56.1)	(28.8)	(83.0)	(44.9)	(71.4)

Income before equity in earnings (losses) of affiliated companies and minority interest	110.6	203.7	236.6	125.7	146.6	155.7	286.4	300.4	419.9	250.5	278.5
Equity in earnings (losses) of affiliated companies	(0.1)	(0.2)	0.7	(0.1)	0.6	0.5	1.0	1.6	—	(0.5)	(1.7)
Minority interest	(54.3)	(99.8)	(3.6)	(48.2)	(2.3)	(2.9)	(5.3)	(2.8)	(5.4)	(3.6)	(54.5)
Employees’ statutory interest	(2.4)	(4.5)	—	(2.8)	—	—	—	—	—	—	—

Net income	53.8	99.2	233.7	74.6	144.9	153.4	282.1	299.2	414.5	246.4	222.3

Earnings per share(2)	0.67	1.23	2.88	0.92	1.79	1.93	3.55	3.73	5.95	3.54	3.62

Dividends per common share(3)	—	—	0.89	—	—	0.97	1.78	1.93	2.36	1.01	1.00

Dividends per preferred share(3)	—	—	0.89	—	—	0.97	1.78	1.93	2.36	1.11	1.09

U.S. GAAP:
Net income(4)	—	—	—	78.3	143.7	152.5	280.5	288.9	413.3	292.0	141.5
Basic and diluted earnings per common share(4)(5)	—	—	—	0.97	1.77	1.88	3.46	3.57	5.17	3.52	1.94
Basic and diluted earnings per preferred share(4)(5)	—	—	—	0.97	1.77	1.88	3.46	3.57	5.17	3.87	2.13
Depreciation and amortization	—	—	—	131.2	93.5	78.3	143.9	137.4	126.6	98.5	85.4

(1)	The real amounts for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

(2)	Earnings per share are calculated based on the shares outstanding at period end. Under Brazilian GAAP, net earnings per share are not retroactively adjusted for the stock dividend but are retroactively adjusted for the reverse stock split described in our 2006 Form 20-F under “Item 4.B. Information on the Company—Business Overview.”

(3)	See “Item 8.A. Consolidated Statements and Other Financial Information—Dividend and Distribution Policy” in our 2006 Form 20-F for information regarding declaration and payment of dividends. Dividends per share do not reflect any adjustments related to the stock dividend described under “Item 4.B. Information on the Company—Business Overview” in our 2006 Form 20-F.

(4)	The calculation of net income and earnings per share as of December 31, 2005, 2004, 2003 and 2002 was retroactively adjusted for the effect of a change in an accounting policy beginning in January 2006. See “Item 5.A. Operating and Financial Review and Prospects—Operating Results—U.S. GAAP Reconciliation” in our 2006 Form 20-F and Note 24(I)(q) to our consolidated financial statements for more information.

(5)	The calculation of earnings per share as of December 31, 2005, 2004, 2003 and 2002 was retroactively adjusted for stock dividend and reverse stock split beginning in January 2006.

	As of September 30,		As of June 30,	As of December 31,
	2007(1)	2007	2007	2006(1)	2006	2005	2004	2003	2002
	US$	R$	R$	US$	R$	R$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)
Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	44.6	82.0	785.0	209.4	385.1	1,114.2	624.5	568.8	637.9
Short term investment	786.3	1,446.0	804.3	400.9	737.3	184.8	22.4	41.0	—
Trade accounts receivable, net	703.8	1,294.3	1,260.9	195.8	360.0	343.3	369.3	322.3	278.0
Inventories	308.0	566.4	540.4	118.1	217.2	191.7	210.3	137.7	106.3
Recoverable Taxes	116.9	215.0	193.6	64.1	117.8	62.9	73.0	115.5	115.1
Other	66.2	121.7	126.3	22.8	42.0	39.4	45.4	33.4	49.6

Total current assets	2,025.8	3,725.4	3,710.5	1,011.1	1,859.4	1,936.3	1,344.9	1,218.7	1,186.9

Long-term assets
Trade accounts receivable, net	90.2	165.8	157.6	—	—	—	—	—	—
Long term investments	65.0	119.5	118.9	298.0	548.0	372.7	38.8	—	—
Related companies	23.4	43.1	42.1	4.0	7.4	3.7	3.1	2.8	2.6
Deferred income and social contribution taxes	70.1	128.9	109.7	31.6	58.2	61.0	36.3	61.4	33.3
Recoverable Taxes	41.0	75.4	72.4	35.5	65.3	46.8	36.6	—	—
Other	35.9	66.0	62.4	26.0	47.9	49.3	28.5	20.7	11.5

Total long-term assets	325.6	598.7	563.1	395.2	726.8	533.5	143.3	84.9	47.4

Permanent assets
Investments	25.1	46.2	38.9	16.7	30.8	32.3	31.8	33.1	33.0
Property, plant, equipment and intangible assets, net	1,185.5	2,180.0	2,066.4	637.8	1,172.8	1,072.7	1,047.4	968.6	779.5
Deferred charges, net	292.9	538.6	543.8	61.1	112.3	98.3	99.8	102.7	81.1

Total permanent assets	1,503.5	2,764.8	2,649.1	715.6	1,315.9	1,203.3	1,179.0	1,104.4	893.6

TOTAL ASSETS	3,854.9	7,088.9	6,922.7	2,122.0	3,902.1	3,673.1	2,667.2	2,408.0	2,127.9

Current liabilities
Loans, financing and debentures	860.4	1,582.1	1,385.4	91.3	167.9	201.9	381.6	381.6	219.8
Suppliers	246.7	453.7	450.7	61.2	112.5	90.9	102.0	90.3	104.4
Payroll and related charges	65.7	120.8	105.3	44.2	81.2	66.1	94.1	74.7	64.4
Post-retirement benefits	3.7	6.8	7.2	—	—	—	—	—	—
Taxes payable	24.6	45.3	51.6	—	—	—	—	—	—
Dividends payable	22.0	40.5	39.6	55.1	101.4	103.9	74.7	41.7	49.0
Provision for contingencies	5.3	9.7	11.8	—	—	—	—	—	—
Other	58.4	107.4	66.6	11.3	20.8	25.5	33.0	44.5	30.6

Total current liabilities	1,286.8	2,366.3	2,118.2	263.1	483.8	488.3	685.4	632.8	468.2

Long-term liabilities
Loans, financing and debentures	730.6	1,343.5	1,499.1	751.4	1,381.8	1,278.6	258.1	306.3	363.6
Related companies	2.6	4.7	4.7	2.6	4.7	5.0	8.8	9.0	10.2
Other taxes and contributions—contingent liabilities	48.8	89.7	88.0	19.8	36.5	54.7	52.1	40.9	28.5
Post-retirement benefits	36.9	67.8	71.7	—	—	—	—	—	—
Other	22.3	41.2	37.9	15.6	28.7	26.8	34.1	30.1	35.3

Total long-term liabilities	841.2	1,546.9	1,701.4	789.4	1,451.7	1,365.1	353.1	386.3	437.6
TOTAL LIABILITIES	2,128.0	3,913.2	3,819.6	1,052.5	1,935.5	1,853.4	1,038.5	1,019.1	905.8
Minority Interest	634.8	1,167.3	1.115.7	18.0	33.1	29.6	28.2	32.2	31.0

Shareholders’ equity
Capital	514.4	946.0	946.0	514.4	946.0	946.0	664.0	664.0	664.0
Capital reserve	0.4	0.8	0.7	0.3	0.6	0.3	0.1	—	—
Revaluation reserve	6.5	12.0	12.3	7.1	13.0	15.0	16.4	17.8	26.0
Reserves and retained earnings	570.8	1,049.6	1,028.4	529.6	973.9	828.8	920.0	674.9	501.1

TOTAL SHAREHOLDERS’ EQUITY	1,092.1	2,008.4	1,987.4	1,051.4	1,933.5	1,790.1	1,600.5	1,356.7	1,191.1

TOTAL LIABILITIES SHAREHOLDERS’ EQUITY	3,854.9	7,088.9	6,922.7	2,122.0	3,902.1	3,673.1	2,667.2	2,408.0	2,127.9

U.S. GAAP
Total assets	—	—	6,924.2	2,090.1	3,843.5	3,610.0	2,595.9	2,343.6	2,004.2
Total shareholders’ equity(2)	—	—	1,935.9	1,018.5	1,872.9	1,730.2	1,555.3	1,305.3	1,083.4

(1)	The real amounts as of the nine-month period ended September 30, 2007 and as of the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

(2)	Shareholders’ equity as of December 31, 2005, 2004, 2003 and 2002 was retroactively adjusted to reflect changes in accounting policies beginning in January 2006. See “Item 5A. Operating and Financial Review and Prospects—Operating Results—U.S. GAAP Reconciliation” and Note 24 I(q) to our consolidated financial statements included in our 2006 Form 20-F for a better understanding of these changes.

SELECTED HISTORICAL FINANCIAL DATA OF RIPI

The following is selected financial data from RIPI’s audited consolidated annual financial statements and unaudited consolidated interim financial information for the periods indicated. You should read this selected financial data in conjunction with RIPI’s financial statements and related notes included in this prospectus.

Following closing of the SPA on April 18, 2007, Braskem assumed control of the Petrochemical Business. Accordingly, after such date RIPI no longer included the results of the Petrochemical Business in its consolidated financial statements. See “Transaction—Description of the Transaction”.

RIPI’s financial statements are prepared in Brazilian reais in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. For a summary of the differences between the accounting practices adopted in Brazil and U.S. GAAP, see Note 25 to RIPI’s consolidated financial statements and Note 23 to RIPI’s interim consolidated financial information included in this prospectus. For further information concerning the preparation and presentation of the financial information contained in RIPI’s financial statements, see Note 2 to RIPI’s financial statements included in this prospectus.

The following table presents RIPI’s selected financial data at the dates and for each of the periods indicated in Brazilian GAAP, and U.S. GAAP where indicated. The consolidated balance sheet information as of December 31, 2006 and 2005 and the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are derived from RIPI’s audited consolidated financial statements included in this prospectus. The balance sheet information as of September 30, 2007 and as of June 30, 2007 and the statements of income for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006 are derived from RIPI’s unaudited interim financial consolidated information included in this prospectus.

Income Statement	Nine-month Period Ended September 30,			Six-month Period Ended June 30,		Year Ended December 31,
	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Gross sales and services	488.7	898.6	537.1	1,892.3	2,805.3	3,056.1	5,619.9	4,998.1	5,176.9
Taxes on sales and services, rebates, discounts and returns	(156.1)	(287.1)	(223.6)	(488.4)	(765.5)	(776.8)	(1,428.5)	(1,385.4)	(1,429.9)

Net sales and services	332.6	611.5	313.5	1,403.9	2,039.7	2,279.3	4,191.4	3,612.7	3,747.0
Cost of sales and services	(312.1)	(573.9)	(292.9)	(1,140.3)	(1,670.8)	(1,837.8)	(3,379.6)	(2,872.8)	(2,897.3)

Gross profit	20.5	37.6	20.6	263.6	368.9	441.5	811.8	739.9	849.7
Operating (expenses) income
Selling, general and administrative expenses	(12.8)	(23.6)	(21.3)	(106.2)	(163.0)	(188.9)	(347.3)	(304.8)	(303.2)
Other operating income, net	—	—	0.5	(6.2)	10.5	4.5	8.2	26.6	11.9

Total operating expenses	(12.8)	(23.6)	(20.8)	(112.4)	(152.5)	(184.4)	(339.1)	(278.2)	(291.3)

Operating income before financial items	7.7	14.0	(0.2)	151.2	216.4	257.1	472.7	461.7	558.4
Financial (expenses) income, net	(3.9)	(7.2)	(2.4)	(2.6)	(29.6)	(47.0)	(86.4)	(134.5)	(111.0)
Nonoperating (expenses) income, net	0.2	0.4	—	(0.5)	(1.3)	(18.5)	(34.1)	1.2	(0.2)

Income before income and social contribution taxes, equity in earnings (losses) of affiliated companies, employee statutory interest and minority interest	4.0	7.2	(2.6)	148.1	185.5	191.6	352.2	328.4	447.2
Income and social contribution taxes	—	—	(1.1)	(41.9)	(33.3)	(44.3)	(81.4)	(100.2)	(68.3)

Income before equity in earnings (losses) of affiliated companies and minority interest	4.0	7.2	(3.7)	106.2	152.2	147.3	270.8	228.2	378.9
Equity in earnings (losses) of affiliated companies	100.6	185.0	131.1	69.1	10.3	13.2	24.3	30.4	19.8

Income Statement	Nine-month period ended September 30,			Six-month period ended June 30,		Year Ended December 31,
	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Employees statutory interest	—	—	—	(1.7)	(2.9)	(4.3)	(7.9)	(7.1)	(6.4)
Minority interest	—	—	—	(40.7)	(66.4)	(66.9)	(123.0)	(113.2)	(176.4)

Net income	104.6	192.2	127.4	132.9	93.2	89.3	164.2	138.3	215.9

Net earnings per share	3.53	6.49	4.30	4.49	3.15	3.02	5.55	9.34	14.59

Dividends per common shares				0.57	1.25	0.31	0.57	1.25	1.03

Dividends per preferred shares				0.62	1.38	0.34	0.62	1.38	1.14

U.S. GAAP:
Net income	—	—	—	62.9	32.8	73.9	135.9	336.9	—
Basic earnings per common share	—	—	—	1.99	1.04	2.34	4.31	10.67	—
Diluted earnings per common share	—	—	—	1.99	1.04	2.14	3.94	8.98	—
Basic earnings per preferred share	—	—	—	2.19	1.14	2.58	4.74	11.74	—
Diluted earnings per preferred share	—	—	—	2.19	1.14	2.35	4.33	9.88	—
Depreciation and amortization	—	—	—	24.5	35.7	45.1	82.9	89.3	—

(1)	The real amounts for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, have been converted into U.S. dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

	As of September 30,		As of June 30,	As of December 31,
Balance Sheet	2007(1)	2007	2007	2006(1)	2006	2005	2004
	US$	R$	R$	US$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)
Current assets
Cash and cash equivalents	15.6	28.6	7.5	49.9	91.8	91.3	100.5
Short-term investments	—	—	—	15.4	28.4	29.9	22.9
Related companies	9.6	17.7	25.1	12.8	23.5	11.2	11.1
Trade accounts receivable, net	1.0	1.8	1.0	244.5	449.6	186.7	358.1
Inventories	42.3	77.7	97.3	259.3	476.9	414.8	385.5
Recoverable taxes	9.1	16.8	21.9	50.4	92.6	89.4	73.1
Other	0.4	0.5	0.7	57.2	105.0	52.6	91.7

Total current assets	78.0	143.1	153.5	689.5	1,267.8	875.9	1,042.9

Long-term assets
Trade accounts receivable, net	—	—	—	1.5	2.8	0.2	44.5
Long term investments	—	—	—	0.1	0.2	0.3	3.4
Related companies	—	—	—	—	—	0.1	—
Deferred income and social contribution taxes	—	—	—	76.5	140.7	109.7	117.4
Recoverable Taxes	—	—	—	82.3	151.3	130.8	33.2
Other	0.2	0.4	0.4	10.9	20.1	20.7	19.2

Total long-term assets	0.2	0.4	0.4	171.3	315.1	261.8	217.7

Permanent assets
Investments	434.0	798.1	735.6	182.0	334.7	334.7	289.7

	As of September 30,		As of June 30,	As of December 31,
Balance Sheet	2007(1)	2007	2007	2006(1)	2006	2005	2004
	US$	R$	R$	US$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)
Property, plant, equipment and intangible assets, net	19.1	35.1	35.8	543.5	999.4	1,017.7	1,036.7
Deferred charges, net	—	—	—	9.9	18.2	16.3	19.3

Total permanent assets	453.1	833.2	771.4	735.4	1,352.3	1,368.7	1,345.7

TOTAL ASSETS	531.3	976.7	925.3	1,596.2	2,935.2	2,506.4	2,606.3

Current liabilities
Loans, financing and debentures	46.1	84.7	51.7	113.7	209.0	333.9	501.0
Suppliers	0.2	0.4	1.8	384.3	706.6	510.5	476.6
Payroll and related charges	1.2	2.2	1.9	21.4	39.4	32.8	45.4
Post-retirement benefits	2.1	3.9	3.9	2.2	4.1	4.2	6.8
Taxes payable	8.1	14.9	8.6	32.1	59.0	38.3	114.7
Related companies	20.5	37.7	80.8	49.5	91.0	16.4	1.6
Dividends payable	0.2	0.3	0.4	51.4	94.5	22.4	16.3
Provision for contingencies	0.2	0.4	0.7	5.4	10.0	1.6	1.3
Other	0.1	0.1	2.3	19.6	36.1	63.0	71.1

Total current liabilities	78.7	144.6	152.1	679.6	1,249.7	1,023.1	1,234.8

Long-term liabilities
Loans, financing and debentures	—	—	—	379.6	698.0	710.0	829.9
Other taxes and contributions – contingent liabilities	0.4	0.7	1.1	6.4	11.8	3.8	2.5
Post-retirement benefits	19.9	36.6	36.5	25.7	47.3	49.7	62.7
Other	13.8	25.3	25.4	40.4	74.3	77.3	62.7

Total long-term liabilities	34.1	62.6	63.0	452.1	831.4	840.8	957.8
TOTAL LIABILITIES	112.8	207.2	215.1	1,131.7	2,081.1	1,863.9	2,192.6

Minority interest	—	—	—	152.0	279.5	214.1	103.8

Shareholder’s equity
Capital	258.3	475.0	475.0	198.5	365.0	180.0	180.0
Revaluation reserve	3.4	6.2	6.2	3.4	6.2	6.2	6.2
Reserves and retained earnings	156.8	288.3	229.0	110.6	203.4	242.2	123.7

TOTAL SHAREHOLDER’S EQUITY	418.5	769.5	710.2	312.5	574.6	428.4	309.9

TOTAL LIABILITIES SHAREHOLDER’S EQUITY	531.3	976.7	925.3	1,596.2	2,935.2	2,506.4	2,606.3
U.S. GAAP
Total assets	—	—	—	1,553.4	2,856.5	2,463.9	—
Total shareholders’ equity	—	—	927.1	418.8	770.1	650.8	—

(1)	The real amounts as of the nine-month period ended September 30, 2007 and as of the year ended December 31, 2006, have been converted into U.S. dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DPPI

The following is selected consolidated financial data from DPPI’s audited consolidated financial statements and unaudited consolidated interim financial information for the periods indicated. You should read this selected financial data in conjunction with DPPI’s consolidated financial statements and related notes included in this prospectus.

DPPI’s consolidated financial statements are prepared in Brazilian reais in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. For a summary of the differences between the accounting practices adopted in Brazil and U.S. GAAP, see Note 25 to DPPI’s consolidated financial statements and Note 25 to DPPI’s interim consolidated financial information included in this prospectus. For further information concerning the preparation and presentation of the financial information contained in DPPI’s consolidated financial statements, see Note 2 to DPPI’s financial statements included in this prospectus.

The following table presents DPPI’s selected financial data at the dates and for each of the periods indicated in Brazilian GAAP, and U.S. GAAP where indicated. The consolidated balance sheet information as of December 31, 2006 and 2005 and the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are derived from DPPI’s audited consolidated financial statements included in this prospectus. The balance sheet information as of September 30, 2007 and as of June 30, 2007 and the statements of income information, for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006 are derived from DPPI’s unaudited interim consolidated financial information included in this prospectus.

	Nine-month Period Ended September 30,			Six-month period ended June 30,		Year ended December 31,
Consolidated Income Statement	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Gross sales and services	10,823.5	19,903.4	19,531.7	13,120.8	12,747.1	14,335.1	26,360.8	23,471.7	19,698.2
Taxes on sales and services, rebates, discounts and returns	(269.2)	(495.1)	(491.7)	(321.4)	(341.9)	(351.3)	(646.0)	(714.2)	(586.6)

Net Sales and Services	10,554.3	19,408.3	19,040.0	12,799.4	12,405.2	13,983.8	25,714.8	22,757.5	19,111.6
Cost of sales and services	(10,000.0)	(18,389.0)	(18,104.8)	(12,135.2)	(11,785.8)	(13,285.4)	(24,430.5)	(21,533.9)	(18,009.9)

Gross profit	554.3	1,019.3	935.2	664.2	619.4	698.4	1,284.3	1,223.6	1,101.7
Operating (expenses) income
Selling, general and administrative expenses	(385.5)	(708.9)	(691.0)	(469.1)	(453.6)	(507.0)	(932.4)	(881.1)	(772.7)
Other operating income, net	4.1	7.5	11.5	6.9	7.9	12.6	23.2	62.7	12.7

Total operating expenses	(381.4)	(701.4)	(679.5)	(462.2)	(445.7)	(494.4)	(909.2)	(818.4)	(760.0)

Operating income before financial items	172.9	317.9	255.7	202.0	173.7	204.0	375.1	405.2	341.7
Financial (expenses) income , net	10.1	18.5	(5.6)	8.4	1.9	(4.2)	(7.7)	40.8	15.3
Nonoperating (expenses) income, net	3.5	6.5	30.4	6.7	6.9	16.4	30.1	26.6	(11.1)

Income before income and social contribution taxes, equity in earnings (losses) of affiliated companies, employees statutory interest and minority interest	186.5	342.9	280.5	217.1	182.5	216.2	397.5	472.6	345.9
Income and social contribution taxes	(57.7)	(106.1)	(37.9)	(68.3)	(33.9)	(26.2)	(48.1)	(99.7)	(70.4)

	Nine-month Period Ended September 30,			Six-month period ended June 30,		Year ended December 31,
Consolidated Income Statement	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Income before equity in earnings (losses) of affiliated companies, employees’ statutory interest and minority interest	128.8	236.8	242.6	148.8	148.6	190.0	349.4	372.9	275.5
Equity in earnings (losses) of affiliated companies	54.2	99.7	65.5	66.0	45.1	46.2	84.9	72.4	127.8
Employees statutory interest	(3.0)	(5.6)	(4.4)	(3.5)	(4.3)	(8.9)	(16.3)	(16.7)	(12.7)
Minority interest	(122.3)	(224.9)	(184.4)	(141.9)	(122.9)	(139.8)	(257.1)	(258.8)	(252.6)

Net income	57.7	106.0	119.3	69.4	66.5	87.5	160.9	169.8	138.0

Net earnings per share	1.80	3.31	3.73	2.17	2.08	2.73	5.03	10.61	8.63

Dividends per common shares	—	—	0.78	—	0.78	1.04	1.91	4.13	3.28

Dividends per preferred shares	—	—	0.86	—	0.86	1.14	2.10	4.55	3.61

U.S. GAAP:	—	—
Net income			—	58.9	56.8	61.2	112.6	99.2	—
Basic and diluted earnings per common share	—	—	—	1.73	1.66	1.79	3.30	2.91	—
Basic and diluted earnings per preferred share	—	—	—	1.90	1.83	1.97	3.63	3.20	—
Depreciation and amortization	—	—	—	56.4	54.4	59.9	110.2	101.0	—

(1)	The real amounts for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

Consolidated Balance Sheet	As of September 30,		As of June 30,	As of December 31,
	2007(1)	2007	2007	2006(1)	2006	2005	2004
	US$	R$	R$	US$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)
Current assets
Cash and cash equivalents	140.5	258.3	154.2	63.2	116.3	52.9	130.6
Related companies	66.5	122.3	117.7	33.3	61.2	2.1	4.9
Trade accounts receivable, net	698.6	1,284.6	1,270.1	661.3	1,216.1	1,152.5	975.6
Inventories	230.4	423.6	433.1	269.0	494.6	437.4	404.6
Recoverable Taxes	54.3	99.9	76.3	38.1	70.0	43.1	53.2
Other	36.8	67.8	78.5	44.5	81.7	55.6	56.7

Total current assets	1,227.1	2,256.5	2,129.9	1,109.4	2,039.9	1,743.6	1,625.6

Long-term assets
Trade accounts receivable, net	109.0	200.4	186.3	101.7	187.0	167.0	148.6
Long term investments	49.1	90.2	88.6	46.2	85.0	—	—
Related companies	—	—	—	42.3	77.7	336.4	254.8
Deferred income and social contribution taxes	25.7	47.2	46.7	25.8	47.5	51.9	52.0
Recoverable Taxes	1.7	3.1	3.0	1.6	3.0	9.5	7.6
Other	20.8	38.4	65.4	34.9	64.1	64.7	55.9

Total long-term assets	206.3	379.3	390.0	252.5	464.3	629.5	518.9

Permanent assets
Investments	192.7	354.4	321.1	136.8	251.6	252.1	178.3
Property, plant, equipment and intangible assets, net	481.0	884.6	887.5	489.0	899.3	843.3	800.4
Deferred charges, net	0.2	0.3	0.5	0.3	0.5	1.2	0.8

Total permanent assets	673.9	1,239.3	1,209.1	626.1	1,151.4	1,096.6	979.5

TOTAL ASSETS	2,107.3	3,875.1	3,729.0	1,988.0	3,655.6	3,469.7	3,124.0

Current liabilities
Loans, financing and debentures	163.1	299.9	89.8	78.1	143.6	289.7	181.9
Suppliers	101.8	187.1	170.9	276.8	508.8	567.3	549.7
Payroll and related charges	33.3	61.3	65.5	59.5	109.4	113.9	86.4
Post-retirement benefits	3.9	7.2	7.2	3.9	7.2	3.4	13.7
Taxes payable	71.7	131.9	96.5	30.3	55.8	78.9	64.7
Related companies	140.3	258.0	277.9	2.4	4.4	2.0	7.1
Dividends payable	—	—	—	—	—	—	50.9
Provision for contingencies	4.1	7.6	37.3	19.3	35.4	38.1	32.6
Other	19.7	36.2	15.3	10.8	20.0	21.3	37.8

Total current liabilities	537.9	989.2	760.4	481.1	884.6	1,114.6	1,024.8
Long-term liabilities
Loans, financing and debentures	207.4	381.3	584.4	323.5	594.8	424.8	409.5
Other taxes and contributions—contingent liabilities	32.7	60.1	59.0	32.1	59.0	57.0	20.7
Post-retirement benefits	40.4	74.2	74.2	42.1	77.4	90.1	125.6
Other	3.8	7.0	7.3	4.0	7.4	8.3	20.7

Total long-term liabilities	284.3	522.6	724.9	401.7	738.6	580.2	576.5
TOTAL LIABILITIES	822.2	1,511.8	1,485.3	882.8	1,623.2	1,694.8	1,601.3
Minority Interest	790.3	1,453.3	1,370.3	668.0	1,228.4	1,066.5	913.6

Shareholder’s equity
Capital	334.4	615.0	615.0	301.8	555.0	305.0	265.0
Capital reserve	—	—	—	—	—	—	0.1
Reserves and retained earnings	160.4	295.0	258.4	135.4	249.0	403.4	344.0

TOTAL SHAREHOLDER’S EQUITY	494.8	910.0	873.4	437.2	804.0	708.4	609.1

TOTAL LIABILITIES SHAREHOLDER’S EQUITY	2,107.3	3,875.1	3,729.0	1,988.0	3,655.6	3,469.7	3,124.0
U.S. GAAP:
Total assets	—	—	—	2,017.7	3,710.4	3,528.9	—
Total shareholders’ equity	—	—	901.4	458.9	843.9	758.5	—

(1)	The real amounts as of the nine-month period ended September 30, 2007 and as of the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CBPI

The following is selected consolidated financial data from CBPI’s audited consolidated financial statements and unaudited interim consolidated financial information for the periods indicated. You should read this selected financial data in conjunction with CBPI’s consolidated financial statements and related notes included in this prospectus.

CBPI’s consolidated financial statements are prepared in Brazilian reais in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. For a summary of the differences between the accounting practices adopted in Brazil and U.S. GAAP, see Note 25 to CBPI’s consolidated financial statements and Note 25 to CBPI’s interim consolidated financial information included in this prospectus. For further information concerning the preparation and presentation of the financial information contained in CBPI’s financial statements see Note 2 to CBPI’s consolidated financial statements included in this prospectus.

The following table presents CBPI’s selected financial information at the dates and for each of the periods indicated in Brazilian GAAP, and U.S. GAAP where indicated. The consolidated balance sheet information as of December 31, 2006 and 2005 and the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are derived from CBPI’s audited consolidated financial statements included in this prospectus. The balance sheet information as of September 30, 2007 and as of June 30, 2007 and the statements of income information for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006 are derived from CBPI’s unaudited interim consolidated financial information included in this prospectus.

Consolidated Income Statement	Nine-month Ended September 30,			Six-month period ended June 30		Year ended December 31,
	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Gross sales and services	9,429.7	17,340.2	16,881.7	11,403.1	10,977.1	12,389.5	22,783.0	20,104.5	16,769.1
Taxes on sales and services, rebates, discounts and returns	(231.2)	(425.2)	(427.4)	(275.0)	(299.6)	(303.4)	(557.9)	(628.0)	(520.7)

Net sales and services	9,198.5	16,915.0	16,454.3	11,128.1	10,677.5	12,086.1	22,225.1	19,476.5	16,248.4
Cost of sales and services	(8,730.5)	(16,054.5)	(15,662.3)	(10,571.3)	(10,154.0)	(11,497.6)	(21,143.0)	(18,450.1)	(15,336.5)

Gross profit	468.0	860.5	792.0	556.8	523.5	588.5	1,082.1	1,026.4	911.9
Operating (expenses) income
Selling, general and administrative expenses	(327.9)	(602.9)	(587.0)	(397.0)	(388.6)	(430.6)	(791.9)	(758.8)	(659.5)
Other operating income, net	4.6	8.4	8.0	5.2	5.0	10.6	19.5	49.8	5.6

Total operating expenses	(323.3)	(594.5)	(579.0)	(391.8)	(383.6)	(420.0)	(772.4)	(709.0)	(653.9)

Operating income before financial items	144.7	266.0	213.0	165.0	139.9	168.5	309.7	317.4	258.0
Financial (expenses) income , net	1.8	3.4	(19.8)	(0.8)	(8.1)	(13.6)	(25.1)	22.2	6.3
Nonoperating (expenses) income, net	3.6	6.6	3.2	6.4	6.9	2.0	3.7	(2.9)	(12.4)

Income before income and social contribution taxes, equity in earnings (losses) of affiliated companies and employee’s statutory interest	150.1	276.0	196.4	170.7	138.7	156.9	288.3	336.7	251.9
Income and social contribution taxes	(47.0)	(86.4)	(25.9)	(54.3)	(25.7)	(19.0)	(35.0)	(69.2)	(51.2)

Income before equity in earnings (losses) of affiliated companies and employee statutory interest	103.1	189.6	170.5	116.4	113.0	137.9	253.3	267.5	200.7
Equity in earnings (losses) of affiliated companies	54.2	99.7	65.5	66.1	45.2	46.2	84.9	72.4	127.8
Employees statutory interest	(2.5)	(4.6)	(3.5)	(2.8)	(3.4)	(8.0)	(14.7)	(14.4)	(10.6)

Net income	154.8	284.7	232.5	179.6	154.7	176.1	323.5	325.5	317.9

Consolidated Income Statement	Nine-month period ended September 30,			Six-month period ended June 30,		Year ended December 31,
	2007(1)	2007	2006	2007	2006	2006(1)	2006	2005	2004
	US$	R$	R$	R$	R$	US$	R$	R$	R$
	(in millions, except per share data)
Net earnings per share	1.46	2.69	2.20	1.70	1.46	1.66	3.05	6.14	6.00

Dividends per common shares	—	—	0.47	—	0.47	0.57	1.05	2.34	1.96

Dividends per preferred shares	—	—	0.52	—	0.52	0.63	1.16	2.58	2.15

U.S. GAAP:
Net income	—	—	—	136.1	110.5	128.1	235.6	387.5	—
Basic and diluted earnings per common share	—	—	—	1.20	0.98	1.13	2.08	3.43	—
Basic and diluted earnings per preferred share	—	—	—	1.32	1.08	1.25	2.29	3.77	—
Depreciation and amortization	—	—	—	47.1	45.2	50.0	91.9	84.4	—

(1)	The real amounts for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

	As of September 30,		As of June 30,	As of December 31,
Consolidated Balance Sheet	2007(1)	2007	2007	2006(1)	2006	2005	2004
	US$	R$	R$	US$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)
Current assets
Cash and cash equivalents	103.2	189.8	86.3	48.9	89.9	20.6	102.2
Related companies	21.4	39.3	37.3	8.5	15.7	4.4	6.4
Trade accounts receivable, net	614.3	1,129.6	1,123.4	571.3	1,050.5	984.6	840.7
Inventories	197.6	363.3	379.5	231.4	425.6	384.8	338.2
Recoverable taxes	50.6	93.0	64.2	29.9	55.0	40.4	46.0
Other	32.7	60.1	68.3	37.8	69.6	47.1	49.7

Total current assets	1,019.8	1,875.1	1,759.0	927.8	1,706.3	1,481.9	1,383.2
Long-term assets
Trade accounts receivable, net	91.0	167.3	158.5	86.8	159.6	139.4	122.0
Long term investments	33.4	61.4	60.3	31.4	57.8	—	—
Related companies	—	—	—	17.7	32.6	128.9	107.2
Deferred income and social contribution taxes	19.1	35.2	35.2	19.7	36.2	42.1	38.9
Recoverable taxes	1.7	3.1	3.0	1.6	3.0	3.4	—
Other	17.1	31.6	57.9	30.9	56.5	56.2	51.2

Total long-term assets	162.3	298.6	314.9	188.1	345.7	370.0	319.3
Current assets
Permanent assets
Investments	192.7	354.3	320.7	136.5	251.1	251.6	177.9
Property, plant, equipment and intangible assets, net	385.4	708.7	710.7	390.8	718.6	671.6	637.6
Deferred charges, net	0.2	0.3	0.5	0.3	0.6	1.2	0.8

Total permanent assets	578.3	1,063.3	1,031.9	527.6	970.3	924.4	816.3

TOTAL ASSETS	1,760.4	3,237.0	3,105.8	1,643.5	3,022.3	2,776.3	2,518.8

	As of September 30,		As of June 30,	As of December 31,
Consolidated Balance Sheet	2007(1)	2007	2007	2006(1)	2006	2005	2004
	US$	R$	R$	US$	R$	R$	R$
	(in millions of U.S. dollars or reais, where indicated)

Current liabilities
Loans, financing and debentures	146.4	269.3	87.2	62.6	115.2	228.3	116.4
Suppliers	93.1	171.2	155.4	257.4	473.3	508.1	491.0
Payroll, related charges and profit sharing	29.3	53.8	45.6	37.4	68.7	67.8	54.9
Post-retirement benefits	2.6	4.8	4.8	2.6	4.8	1.7	11.1
Taxes payable	68.5	125.9	90.9	27.5	50.6	68.6	60.5
Related companies	136.0	250.0	268.4	0.6	1.1	1.1	0.8
Dividends payable	—	—	—	—	—	—	41.5
Provision for contingencies	3.5	6.5	34.5	17.6	32.4	33.8	29.2
Other	14.9	27.4	21.1	23.2	42.6	51.2	52.8

Total current liabilities	494.3	908.9	707.9	428.9	788.7	960.6	858.2

Long-term liabilities
Loans, financing and debentures	204.9	376.8	551.9	305.9	562.6	341.8	371.7
Other taxes and contributions—contingent liabilities	31.8	58.5	58.2	32.1	59.0	57.0	20.8
Post-retirement benefits	24.4	44.9	44.9	26.4	48.6	59.8	90.7
Other	4.5	8.0	8.1	4.5	8.2	6.8	20.7

Total long-term liabilities	265.6	488.2	663.1	368.9	678.4	465.4	503.9

TOTAL LIABILITIES	759.9	1,397.1	1,371.0	797.8	1,467.1	1,426.0	1,362.1

Shareholder’s equity
Capital	560.1	1,030.0	1,030.0	557.4	1,025.0	580.0	450.0
Capital reserve	0.3	0.6	0.6	0.3	0.6	0.6	129.2
Reserves and retained earnings	440.1	809.3	704.2	288.0	529.6	769.7	577.5

TOTAL SHAREHOLDER’S EQUITY	1,000.5	1,839.9	1,734.8	845.7	1,555.2	1,350.3	1,156.7

TOTAL LIABILITIES SHAREHOLDER’S EQUITY	1,760.4	3,237.0	3,105.8	1,643.5	3,022.3	2,776.3	2,518.8

U.S. GAAP
Total assets	—	—	—	1,652.9	3,039.5	2,805.9	—
Total shareholders’ equity	—	—	1,823.9	921.1	1,693.8	1,519.8	—

(1)	The real amounts as of the nine-month period ended September 30, 2007 and as of the year ended December 31, 2006, have been converted into dollars using the exchange rate of US$1.00 = R$1.839, which was the commercial rate reported by the Central Bank on September 30, 2007. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Exchange Rates.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

As described in more detail herein, this unaudited pro forma financial information is based on the consolidated financial statements of Ultrapar Participações S.A. after giving effect to the acquisition and subsequent transfer of the assets of Ipiranga Group that are part of the Transaction.

The unaudited pro forma financial information does not represent what our consolidated financial position or statement of income would actually have been if the proposed transaction had in fact occurred on the dates indicated below. Consequently, you are cautioned not to base investment decisions on the pro forma financial statements. Furthermore, there can be no certainty that the proposed transaction will be completed in the manner described herein, if at all.

The unaudited pro forma financial information was prepared in accordance with Brazilian GAAP, which differs in certain material respects from U.S. GAAP. The unaudited pro forma financial information includes a pro forma reconciliation of shareholders’ equity and net income from Brazilian GAAP to U.S. GAAP.

Summary of the Ipiranga Group Acquisition

On March 19, 2007, Ultrapar, Petrobras and Braskem announced their intent to acquire the Ipiranga Group and on March 18, 2007, Ultrapar entered into, and Petrobras and Braskem acknowledged, a Share Purchase Agreement, or the SPA, with the Key Shareholders of the principal companies comprising the Ipiranga Group: RIPI, DPPI and CBPI. As discussed further below, in connection with the Transaction, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the Transaction Agreements. See “—Transaction Agreements.”

To finance part of the Ipiranga Group acquisition, on April 11, 2007, we completed an offering of unsecured debentures in the aggregate principal amount of R$889 million, in two series. The first series, in the aggregate amount of R$675 million, was issued on April 11, 2007. The second series, in the aggregate amount of R$214 million, was issued on October 22, 2007. The debentures have a term of one year, and a coupon rate of 102.5% of the interbank deposit certificates index, or CDI.

After the completion of the Transaction, the businesses of the Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil, as well as the logistics and chemical business of the Ipiranga Group; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RIPI’s oil refining operations will be shared equally among Petrobras, Ultrapar and Braskem.

The Transaction is divided into five phases: (1) the acquisition by Ultrapar of the RIPI, DPPI and CBPI shares held by the Key Shareholders which closed on April 18, 2007; (2) the mandatory tender offers (pursuant to tag along rights held by common minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RIPI, DPPI, CBPI and IPQ; (3) the tender offer by Braskem for the delisting of Copesul’s common shares from the BOVESPA; (4) exchange of the remaining common and preferred shares of RIPI, DPPI and CBPI for preferred shares of Ultrapar, of which the Share Exchange forms a substantial part; and (5) separation of the Target Companies’ assets. The completion of the Transaction is expected to occur in the fourth quarter of 2007.

UNAUDITED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2007

(Amounts in thousands of Brazilian reais)

The following is our unaudited pro forma balance sheet as of June 30, 2007:

	Historical Information of Ultrapar and subsidiaries(a)	Pro forma adjustments before the Share Exchange(b)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(c)	Notes		Pro Forma after Share Exchange
PRO FORMA ASSETS

CURRENT ASSETS
Cash and cash equivalents	784,999	50,880	2	(i)	835,879	—			835,879
Short-term investments	804,267	—			804,267	—			804,267
Trade accounts receivable, net	1,260,910	—			1,260,910	—			1,260,910
Accounts receivables relating to the transaction	—	—			—	1,739,743	2	(ii)	1,739,743
Inventories	540,443	—			540,443	—			540,443
Recoverable taxes	193,599	—			193,599	—			193,599
Deferred income and social contribution taxes	74,504	—			74,504	—			74,504
Other	31,277	—			31,277	—			31,277
Prepaid expenses	20,474	—			20,474	—			20,474

TOTAL CURRENT ASSETS	3,710,473	50,880			3,761,353	1,739,743			5,501,096

NONCURRENT ASSETS
Long-term investments	118,946	—			118,946	—			118,946
Trade accounts receivable, net	157,647	—			157,647	—			157,647
Related companies	42,148	—			42,148	—			42,148
Deferred income and social contribution taxes	109,707	—			109,707	—			109,707
Recoverable taxes	72,437	—			72,437	—			72,437
Escrow deposits	25,100	—			25,100	—			25,100
Other	8,173	—			8,173	—			8,173
Prepaid expenses	29,078	—			29,078	—			29,078

TOTAL NONCURRENT ASSETS	563,236	—			563,236	—			563,236

PERMANENT ASSETS
Investments	38,857	—			38,857	—			38,857
Property, plant and equipment, net	1,998,374	—			1,998,374	—			1,998,374
Intangible assets, net	67,967	—			67,967	—			67,967
Deferred charges, net	543,840	105,920	2	(i)	649,760	(15,967)	2	(ii)	633,793

TOTAL PERMANENT ASSETS	2,649,038	105,920			2,754,958	(15,967)			2,738,991

TOTAL PRO FORMA ASSETS UNDER BRAZILIAN GAAP	6,922,747	156,800			7,079,547	1,723,776			8,803,323

	Historical Information of Ultrapar and subsidiaries(a)	Pro forma adjustments before the Share Exchange(b)	Notes	Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(c)	Notes	Pro Forma after Share Exchange
PRO FORMA LIABILITIES

CURRENT LIABILITIES
Loans and financing	370,098	—		370,098	—		370,098
Debentures	1,015,263	214,000	2(i), 2(viii)	1,229,263	—		1,229,263
Suppliers	450,745	—		450,745	—		450,745
Payroll and related charges	105,302	—		105,302	—		105,302
Taxes payable	51,608	—		51,608	—		51,608
Dividends payable	39,611	—		39,611	—		39,611
Income and social contribution taxes	36,343	—		36,343	—		36,343
Post-retirement benefits	7,240	—		7,240	—		7,240
Provision for contingencies	11,749			11,749			11,749
Deferred income and social contribution taxes	208			208			208
Other	30,008	—		30,008	—		30,008

CURRENT LIABILITIES	2,118,175	214,000		2,332,175	—		2,332,175

NONCURRENT LIABILITIES
Loans and financing	1,149,132	—		1,149,132	—		1,149,132
Debentures	350,000	—		350,000	—		350,000
Related companies	4,723	—		4,723	—		4,723
Deferred income and social contribution taxes	26,514	—		26,514	—		26,514
Other taxes and contributions—contingent liabilities	88,002	—		88,002	—		88,002
Post-retirement benefits	71,691			71,691			71,691
Other	11,343	—		11,343	—		11,343

NONCURRENT LIABILITIES	1,701,405	—		1,701,405	—		1,701,405

MINORITY INTEREST	1,115,685	(57,200)	2(i)	1,058,485	(1,023,695)	2(ii)	34,790

SHAREHOLDERS’ EQUITY
Capital	946,035	—		946,035	2,747,471	2(ii)	3,693,506
Capital reserves	702	—		702	—		702
Revaluation reserve	12,310	—		12,310	—		12,310
Profit reserves	1,058,395	—		1,058,395	—		1,058,395
Treasury shares	(29,960)	—		(29,960)	—		(29,960)

TOTAL PRO FORMA SHAREHOLDERS’ EQUITY UNDER BRAZILIAN GAAP	1,987,482	—		1,987,482	2,747,471		4,734,953

TOTAL PRO FORMA LIABILITIES AND SHAREHOLDERS’ EQUITY UNDER BRAZILIAN GAAP	6,922,747	156,800		7,079,547	1,723,776		8,803,323

	Historical Information of Ultrapar and subsidiaries(a)	Pro forma adjustments before the Share Exchange(b)	Notes	Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(c)	Notes	Pro Forma after Share Exchange
PRO FORMA RECONCILIATION TO U.S. GAAP
TOTAL PRO FORMA SHAREHOLDERS’ EQUITY UNDER BRAZILIAN GAAP	1,987,482	—		1,987,482	2,747,471		4,734,953
Reversal of revaluation adjustments:
Property, plant and equipment	(25,852)	—		(25,852)	—		(25,852)
Deferred tax effects	684	—		684	—		684
Minority interests	503	—		503	—		503

Inflation accounting:
Property, plant and equipment	56,205	—		56,205	—		56,205
Other nonmonetary assets	2,897	—		2,897	—		2,897
Deferred tax effects	(20,010)	—		(20,010)	—		(20,010)
Minority interests	(177)	—		(177)	—		(177)

Different criteria for:
Cancellation of subsidiaries’ treasury stock	(1,633)	—		(1,633)	—		(1,633)

Deferred charges:
Cost	(232,568)	—		(232,568)	—		(232,568)
Accumulated amortization	132,577	—		132,577	—		132,577
Capitalization of interest costs during construction:
Cost	22,801	—		22,801	—		22,801
Accumulated amortization	(12,713)	—		(12,713)	—		(12,713)
Accounting for refunds	(5,314)	—		(5,314)	—		(5,314)
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	18,727	—		18,727	—		18,727
Reversal of goodwill amortization of Butano acquisition under BR GAAP	(907)	—		(907)	—		(907)
Fair value adjustments relating to accounting for derivative instruments	(637)	—		(637)	—		(637)
Assets Retirement Obligation—FAS 143—Assets	23,117	—		23,117	—		23,117
Assets Retirement Obligation—FAS 143—Liabilities	(88,272)	—		(88,272)	—		(88,272)
Pension Plan	(5,691)			(5,691)			(5,691)
Other individually insignificant adjustments	(66)	—		(66)	23		(43)
Deferred tax effects	51,366	—		51,366	—		51,366
Minority interests	607	—		607	—		607
Fair value adjustments relating to business combinations:	573	—		573	—		573
Deferred tax effect	(263)	—		(263)	—		(263)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	(20,403)	—		(20,403)	—		(20,403)

	Historical Information of Ultrapar and subsidiaries(a)	Pro forma adjustments before the Share Exchange(b)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(c)	Notes		Pro Forma after Share Exchange
Deferred tax effects	4,140	—			4,140	—			4,140
Adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.:					—				—
Fair value adjustments	(4,807)	—			(4,807)	—			(4,807)
Deferred tax effects	1,634	—			1,634	—			1,634
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil	14,359	—			14,359	—			14,359
Minority interest	(207)	—			(207)	—			(207)

Adjustments relating to the acquisition of Oxiteno Mexico:
Fair value adjustments	(1,687)	—			(1,687)	—			(1,687)
Deferred tax effects	573	—			573	—			573
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil	618	—			618	—			618
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	3,485	—			3,485	—			3,485
Deferred tax effects	(1,185)	—			(1,185)	—			(1,185)
Accounting for uncertain income tax position—FIN 48	(12,876)	—			(12,876)	—			(12,876)

Adjustments relating to the acquisition of Ipiranga:
Fair value adjustments	161,855	39,388	2	(iii)	201,243	104,692	2	(iv)	305,935
Deferred tax effects	(54,026)	(13,392)	2	(iii)	(67,418)	(35,595)	2	(iv)	(103,013)
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil	(99,312)	(25,124)	2	(iii)	(124,436)	15,967	2	(ii)	(108,469)
Minority interest	27,030	(872)	2	(vi)	26,158	(26,158)	2	(vii)	—
Available-for-sale equity securities (temporary unrealized losses)	4,372	—			4,372	—			4,372
Deferred tax effects	(1,487)	—			(1,487)	—			(1,487)
Available-for-sale debt securities (temporary unrealized losses)	15,765	—			15,765	—			15,765
Deferred tax effects	(5,360)	—			(5,360)	—			(5,360)

TOTAL PRO FORMA STOCKHOLDERS’ EQUITY UNDER U.S. GAAP	1,935,917	—			1,935,917	2,806,400			4,742,317

(a)	Reflects the consolidated balance sheet of Ultrapar and subsidiaries as of June 30, 2007.

(b)	Reflects the pro forma adjustments before the Share Exchange, which are discussed below in Note 2.

(c)	Reflects the pro forma adjustments relating to the Share Exchange, which are discussed below in Note 2.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(Amounts in thousands of Brazilian reais, except per share data)

The following is our unaudited pro forma statement of income for the year ended December 31, 2006:

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of Ultrapar and subsidiaries(a)	Acquisition of Southern Distribution Business(b)	Acquisition of Oil Refining Business(c)	Eliminations(d)	Pro forma adjustments before the Share Exchange(e)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(e)	Notes		Pro Forma after Share Exchange
Net revenue from sales and/or services	4,794,048	19,107,602	144,031	(162,534)	—			23,883,147	—			23,883,147

Cost of sales and/or services	(3,859,860)	(18,150,053)	(135,181)	161,926	—			(21,983,168)	—			(21,983,168)

Gross profit	934,188	957,549	8,850	(608)	—			1,899,979	—			1,899,979

Operating (expenses) income:
Selling expenses	(203,320)	(324,562)	(1,094)	—	—			(528,976)	—			(528,976)
General and administrative expenses	(401,794)	(361,819)	(8,651)	—	—			(772,264)	—			(772,264)
Other operating income	1,317	26,699	163	—	—			28,179	—			28,179
Goodwill amortization	—	2,408	—	—	(51,463)	3	(i)	(49,055)	—			(49,055)

Income (loss) before financial items	330,391	300,275	(732)	(608)	(51,463)			577,863	—			577,863

Financial income (expenses), net	30,572	139	(1,141)	—	(134,648)	3	(ii)	(105,078)	—			(105,078)
Nonoperating income (expenses), net	(18,488)	29,930	1	—	—			11,443	—			11,443

Income (loss) before taxes on income and profit sharing	342,475	330,344	(1,872)	(608)	(186,111)			484,228	—			484,228

Income and social contribution taxes	(61,447)	(74,956)	(1,161)	—	—			(137,564)	—			(137,564)
Deferred income and social contribution taxes	5,355	40,902	—	—	63,278	3	(iv)	109,535	—			109,535

Income (loss) before profit sharing and equity in affiliates	286,383	296,290	(3,033)	(608)	(122,833)			456,199	—			456,199

Equity in affiliates	965	—	—	—	—			965	—			965
Profit sharing	—	(13,356)	(23)	—	—			(13,379)	—			(13,379)
Minority interest	(5,284)	(139,354)	—	—	—			(144,638)	139,354	3	(v)	(5,284)

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of Ultrapar and subsidiaries(a)	Acquisition of Southern Distribution Business(b)	Acquisition of Oil Refining Business(c)	Eliminations(d)	Pro forma adjustments before the Share Exchange(e)	Notes	Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(e)	Notes	Pro Forma after Share Exchange
NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	282,064	143,580	(3,056)	(608)	(122,833)		299,147	139,354		438,501

Outstanding shares as of December 31, 2006 (in thousands)	81,325.409									136,030.357
Brazilian GAAP pro forma earnings (loss) per share	3.47									3.22
Brazilian GAAP dividends declared and interest on capital per share	1.78									1.78	(*)

(*)	Pro forma dividend reflects the same dividends per share distributed by Ultrapar prior to the transaction

PRO FORMA RECONCILIATION TO U.S. GAAP
NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	282,064	143,580	(3,056)	(608)	(122,833)			299,147	139,354			438,501
Reversal of revaluation adjustments	3,305	—	—	—	—			3,305	—			3,305
Inflation accounting	(3,588)	(21,081)	(58)	—	—			(24,727)	—			(24,727)
Adjustments relating to the acquisition of Ipiranga:
Fair value adjustments relating purchase accounting of a business acquired	—	—	—	—	(2,513)	3	(iii)	(2,513)	(10,686)	3	(iii)	(13,199)
Different criteria for:
Cancellation of subsidiaries’ treasury stock	869	—	—	—	—			869	—			869
Deferred charges	(17,611)	—	—	—	—			(17,611)	—			(17,611)

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of Ultrapar and subsidiaries(a)	Acquisition of Southern Distribution Business (b)	Acquisition of Oil Refining Business(c)	Eliminations(d)	Pro forma adjustments before the Share Exchange(e)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(e)	Notes	Pro Forma after Share Exchange
PRO FORMA RECONCILIATION TO U.S. GAAP
Depreciation of interest costs capitalized during construction	(458)	—	—	—	—			(458)	—		(458)
Reversal of goodwill amortization	5,248	—	—	—	51,463	3	(i)	56,711	—		56,711
Fair value adjustments relating to accounting for derivative instruments and hedging activities	1,350	446	—	—	—			1,796	—		1,796
Translation adjustments—Oxiteno Mexico	1,759	—	—	—	—			1,759	—		1,759
Other individually insignificant adjustments	1,438	—	—	—	—			1,438	—		1,438
Fair value adjustments relating to business combinations	(1,547)	—	—	—	—			(1,547)	—		(1,547)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	4,485	—	—	—	—			4,485	—		4,485
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	1,484	—	—	—	—			1,484	—		1,484
Fair value adjustments relating to the acquisition of Oxiteno Mexico	167	—	—	—	—			167	—		167
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	(551)	—	—	—	—			(551)	—		(551)

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of Ultrapar and subsidiaries(a)	Acquisition of Southern Distribution Business (b)	Acquisition of Oil Refining Business(c)	Eliminations(d)	Pro forma adjustments before the Share Exchange(e)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(e)	Notes		Pro Forma after Share Exchange
Gain on change in equity interest in Max Facil	—	(85,494)	—	—	—			(85,494)	—			(85,494)
Post-employment benefits adjustment	—	(16,090)	(767)	—	—			(16,857)	—			(16,857)
Accounting for asset retirement obligation	—	686	—	—	—			686	—			686
Capitalization of interest costs during construction, net of depreciation	—	1,115	—	—	—			1,115	—			1,115
Fair value of guarantees under FIN45	—	708	32	—	—			740	—			740
Accounting for refunds	—	2,218	—	—	—			2,218	—			2,218
Deferred tax effects	2,135	7,493	270.00	—	(16,643)	3	(iv)	(6,745)	3,633	3	(iv)	(3,112)
Minority interest	(41)	—	—	—	—			(41)	—			(41)

NET PRO FORMA INCOME (LOSS) UNDER U.S. GAAP	280,508	33,581	(3,579)	(608)	(90,527)			219,376	132,301			351,677

U.S. GAAP weighted average number of shares outstanding (in thousands)	81,129.709											135,834.658
Basic and diluted U.S. GAAP pro forma earnings (loss) per share	3.46											2.58
U.S. GAAP dividends declared and interest on shareholders’ equity per share	1.78											1.78 (*)

(*)	Pro-forma dividend reflects the same dividends per share distributed by Ultrapar prior to the transaction

a)	Reflects Ultrapar’s statement of income for the year ended December 31, 2006.

b)	Reflects the statement of income for the year ended December 31, 2006 relating to the Southern Distribution Business, based on the DPPI and CBPI carve-out financials, as detailed in Southern Distribution Business table below.

c)	Reflects RIPI’s statement of income for the year ended December 31, 2006 relating to the portion of the oil refining businesses acquired, as detailed in Oil Refining Business table below.

d)	Intercompany eliminations and consolidating entries related to the unaudited pro forma statement of income for December 31, 2006 refer to sales of fuel by RIPI to DPPI, which should be eliminated in order to show our total unaudited pro forma consolidated statement of income.

e)	Reflects the pro forma adjustments which are discussed below in Note 3.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ACQUISITION OF SOUTHERN DISTRIBUTION BUSINESS

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of DPPI and subsidiaries(a)	Historical Information of CBPI and subsidiaries(b)	DPPI (-) CBPI(c)	Adjustments(d)	Historical Information of DPPI Carved-out(e)	Historical Information of CBPI Carved-out(f)	CBPI Other Income (Expenses) of Southern Distribution Business(g)	Acquisition of Southern Distribution Business
Net revenue from sales and/or services	25,714,728	22,225,121	3,489,607	80,624	3,570,231	15,537,371	—	19,107,602

Cost of sales and/or services	(24,430,465)	(21,143,026)	(3,287,439)	(64,282)	(3,351,721)	(14,798,332)	—	(18,150,053)

Gross profit	1,284,263	1,082,095	202,168	16,342	218,510	739,039	—	957,549

Operating (expenses) income:
Selling expenses	(439,641)	(365,646)	(73,995)	(15,836)	(89,831)	(177,284)	(57,447)	(324,562)
General and administrative expenses	(492,762)	(426,290)	(66,472)	(949)	(67,421)	(150,655)	(143,743)	(361,819)
Other operating income	23,163	19,531	3,632	569	4,201	27,564	(5,066)	26,699
Goodwill amortization	(2,164)	(2,164)	—	858	858	1,550	—	2,408

Income (loss) before financial items	372,859	307,526	65,333	984	66,317	440,214	(206,256)	300,275

Financial income (expenses), net	(7,702)	(25,067)	17,365	(1,417)	15,948	—	(15,809)	139
Nonoperating income (expenses), net	30,139	3,730	26,409	(209)	26,200	—	3,730	29,930

Income (loss) before taxes on income and profit sharing	395,296	286,189	109,107	(642)	108,465	440,214	(218,335)	330,344

Income and social contribution taxes	(91,184)	(70,291)	(20,893)	433	(20,460)	—	(54,496)	(74,956)
Deferred income and social contribution taxes	43,145	35,251	7,894	—	7,894	—	33,008	40,902

Income (loss) before profit sharing and equity in affiliates	347,257	251,149	96,108	(209)	95,899	440,214	(239,823)	296,290

Equity in affiliates	87,056	87,056	—	—	—	—	—	—
Profit sharing	(16,318)	(14,656)	(1,662)	—	(1,662)	—	(11,694)	(13,356)
Minority interest	(257,120)	—	—	—	—	—	117,766	(139,354)

NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	160,875	323,549	94,446	(209)	94,237	440,214	(133,751)	143,580

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of DPPI and subsidiaries(a)	Historical Information of CBPI and subsidiaries(b)	DPPI (-) CBPI(c)	Adjustments(d)	Historical Information of DPPI Carved-out(e)	Historical Information of CBPI Carved-out(f)	CBPI Other Income (Expenses) of Southern Distribution Business(g)	Acquisition of Southern Distribution Business
PRO FORMA RECONCILIATION TO U.S. GAAP
NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	160,875	323,549	94,446	(209)	94,237	440,214	(133,751)	143,580
Inflation accounting	(23,505)	(21,276)	(2,229)	—	(2,229)	(18,852)	—	(21,081)
Different criteria for:
Fair value adjustments relating to accounting for derivative instruments and hedging activities	748	748	—	—	—	—	446	446
Goodwill and business combination	4,665	4,665	—	—	—	—	—	—
Gain on change in equity interest in Max Facil	(85,494)	(58,136)	(27,358)	—	(27,358)	(58,136)	—	(85,494)
Post-employment benefits adjustment	(20,781)	(17,808)	(2,973)	—	(2,973)	(1,844)	(11,273)	(16,090)
Accounting for asset retirement obligation	731	229	502	—	502	184	—	686
Capitalization of interest costs during construction, net of depreciation	1,702	1,455	247	—	247	—	868	1,115
Fair value of guarantees under FIN 45	226	(482)	708	—	708	—	—	708
Accounting for refunds	2,346	2,346	—	—	—	2,218	—	2,218
U.S. GAAP adjustments on net equity and net income of affiliates	(11,733)	(11,733)	—	—	—	—	—	—
Deferred tax effects	13,269	11,997	1,272	—	1,272	6,221		7,493
Minority interest	69,508	—	69,508	(69,508)	—	—	—	—

NET PRO FORMA INCOME (LOSS) UNDER U.S. GAAP	112,557	235,554	134,123	(69,717)	64,406	370,005	(143,710)	33,580

a)	Reflects DPPI’s consolidated statement of income for the year ended December 31, 2006. Since DPPI controls CBPI, the latter is consolidated by DPPI. See page F-172 for DPPI’s consolidated financial statements.

b)	Reflects CBPI’s consolidated statement of income for the year ended December 31, 2006. See page F-212 for CBPI’s consolidated financial statements.

c)	Reflects DPPI’s statement of income for the year ended December 31, 2006, excluding CBPI.

d)	Reflects the reversal of intercompany eliminations that had already been booked in DPPI’s consolidated statement of income for the year ended December 31, 2006. The principal eliminating items refer to sales of fuels between CBPI and DPPI and freight services provided by a subsidiary of CBPI to DPPI.

e)	Reflects DPPI’s carved-out statement of income for the year ended December 2006, which reflects the company’s fuel and lubricants operations. See page F-462 for the carve out financial statements of DPPI.

f)	Reflects CBPI carved-out abbreviated statement of revenues and direct expenses for the year ended December 31, 2006, which relates to the company’s fuel and lubricants operations in the South and Southeast regions of Brazil. See page F-497 for CBPI’s abbreviated financial statements.

g)	Reflects other income and expenses for the carved-out business of CBPI for the year ended December 31, 2006. To estimate sales, general and administrative expenses and profit sharing we used the proportion of such items from April 1, 2007 to June 30, 2007, which corresponds to the period from the acquisition onward, between the Southern Distribution Business to the total of CBPI. For financial expenses we used a proportion of operating profit. For income taxes we adopted the overall income tax rate of CBPI in 2006. For deferred taxes we used our best judgment to separate factors that affect the tax base of the Southern Distribution Business. Minority interest reflects the minorities of CBPI in the aforementioned adjustments.

ACQUISITION OF OIL REFINING BUSINESS

PRO FORMA STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2006	Historical Information of RIPI and subsidiaries(a)	(RPI’s Results relating to the Petrochemical Businesses and Southern Distribution Business(b)	Historical Information of RIPI Oil Refining Business(c)	Acquisition of Oil Refining Business(d)
Net revenue from sales and/or services	4,191,357	(3,759,222)	432,135	144,031

Cost of sales and/or services	(3,379,553)	2,973,968	(405,585)	(135,181)

Gross profit	811,804	(785,254)	26,550	8,850

Operating (expenses) income:
Selling expenses	(191,881)	188,600	(3,281)	(1,094)
General and administrative expenses	(155,424)	129,468	(25,956)	(8,651)
Other operating income	8,204	(7,715)	489	163

Income (loss) before financial items	472,703	(474,901)	(2,198)	(732)

Financial income (expenses), net	(86,349)	82,926	(3,423)	(1,141)
Nonoperating income (expenses), net	(34,160)	34,164	4	1

Income (loss) before taxes on income and profit sharing	352,194	(357,811)	(5,617)	(1,872)

Income and social contribution taxes	(104,108)	100,626	(3,482)	(1,161)
Deferred income and social contribution taxes	22,678	(22,678)	—	—

Income (loss) before profit sharing and equity in affiliates	270,764	(279,863)	(9,099)	(3,033)

Equity in affiliates	24,324	(24,324)	—	—
Profit sharing	(7,867)	7,797	(70)	(23)
Minority interest	(122,981)	122,981	—	—

NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	164,240	(173,409)	(9,169)	(3,056)

PRO FORMA RECONCILIATION TO U.S. GAAP
NET PRO FORMA INCOME (LOSS) UNDER BRAZILIAN GAAP	164,240	(173,409)	(9,169)	(3,056)
Reversal of revaluation adjustments	—	—	—	—
Inflation accounting	(2,673)	2,499	(174)	(58)
Fair value adjustments relating purchase accounting of a business acquired
Different criteria for:
Deferred charges	(3,954)	3,954	—	—
Other individually insignificant adjustments	(3,973)	3,973	—	—
Post-employment benefits adjustment	(5,822)	3,522	(2,300)	(767)
Fair value of guarantees under FIN 45	96	—	96	32
IPQ’s business acquisition for IQ on 1998	21,437	(21,437)	—	—
COPESUL’s business acquisition for IPQ on 2000	(1,199)	1,199	—	—
IPQ’s business acquisition for IQ on 2003	6,041	(6,041)	—	—
IPQ’s business acquisition for IQ on 2006	63,969	(63,969)	—	—
Different criteria for investments in affiliated companies (DPPI)—Reversal of equity pick-up	(7,316)	7,316	—	—
U.S GAAP adjustments on net income of COPESUL	11,772	(11,772)	—	—
Valuation allowance for deferred taxes	(76,245)	76,245	—	—
U.S GAAP adjustments on net income of CBPI	(3,526)	3,526	—	—
Accounting for warrants purchased by the Company	(38,493)	38,493	—	—
Deferred tax effects	(2,279)	—	810	270
Minority interest	13,827	(13,827)	—	—

NET PRO FORMA INCOME (LOSS) UNDER U.S. GAAP	135,902	(149,728)	(10,737)	(3,579)

a)	Reflects RIPI’s and Subsidiaries’ statement of income for the year ended December 31, 2006, which includes the consolidation of the petrochemical business and equity in DPPI. See page F-129 for RIPI’s consolidated financial statements.

b)	Reflects the elimination of results obtained from the petrochemical and fuel and lubricant distribution businesses for the year ended December 31, 2006.

c)	Reflects the statement of income of RPI’s oil refining business for the year ended December 31, 2006. See page F-438 for RIPI’s carve-out financial statements.

d)	Refers to the portion of 33.33% of RPI’s oil refining business acquired by Ultrapar.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 (Amounts in thousands of Brazilian reais, except per share data)

The following is our unaudited pro forma statement of income for the six-month period ended June 30, 2007:

PRO FORMA STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	Historical Information of Ultrapar and subsidiaries(a)	Results of Oil Refining and Southern Distribution Businesses—First quarter 2007(b)	Total Ultrapar	Pro forma adjustments before the Share Exchange(c)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(d)	Notes		Pro Forma after Share Exchange
Net revenue from sales and/or services	7,355,235	4,609,028	11,981,743	—			11,981,743	—			11,981,743

Cost of sales and/or services	(6,655,116)	(4,355,938)	(11,028,534)	—			(11,028,534)	—			(11,028,534)

Gross profit	700,119	253,090	953,209	—			953,209	—			953,209

Operating (expenses) income:
Selling expenses	(177,781)	(80,844)	(258,625)	—			(258,625)	—			(258,625)
General and administrative expenses	(314,347)	(79,300)	(393,647)	(15,115)	3	(i)	(408,762)	—			(408,762)
Other operating income	4,077	3,329	7,406	—			7,406	—			7,406

Income before financial items	212,068	96,275	308,343	(15,115)			293,228	—			293,228

Financial income (expenses), net	(35,137)	(16,665)	(51,802)	(35,358)	3	(ii)	(87,160)	—			(87,160)
Nonoperating income (expenses), net	(1,945)	6,300	4,355	—			4,355	—			4,355

Income before taxes on income and profit sharing	174,986	85,910	260,896	(50,472)			210,424	—			210,424

Income and social contribution taxes	(77,347)	(19,085)	(96,432)	—			(96,432)	—			(96,432)
Deferred income and social contribution taxes	21,966	(8,077)	13,889	17,161	3	(iv)	31,050	—			31,050
Benefit of tax holidays	6,084	—	6,084	—			6,084	—			6,084

Income before profit sharing and equity in affiliates	125,689	58,748	184,437	(33,312)			151,125	—			151,125

Equity in affiliates	(129)	(93)	(222)	—			(222)	—			(222)
Profit sharing	(2,816)	—	(2,816)	—			(2,816)	—			(2,816)
Minority interest	(48,174)	(30,908)	(79,082)	4,185	3	(v)	(74,897)	73,176	3	(v)	(1,721)

NET PRO FORMA INCOME UNDER BRAZILIAN GAAP	74,570	27,747	102,317	(29,127)			73,190	73,176			146,366

PRO FORMA STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	Historical Information of Ultrapar and subsidiaries(a)	Results of Oil Refining and Southern Distribution Businesses—First quarter 2007(b)	Total Ultrapar	Pro forma adjustments before the Share Exchange(c)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(d)	Notes	Pro Forma after Share Exchange
Outstanding shares as of June 30, 2007 (in thousands)	81,325.409									136,030.357
Brazilian GAAP pro forma earnings (loss) per share	0.92									1.08

PRO FORMA RECONCILIATION TO U.S. GAAP
NET PRO FORMA INCOME UNDER BRAZILIAN GAAP	74,570	27,747	102,317	(29,127)			73,190	73,176		146,366
Reversal of revaluation adjustments:
Depreciation of property, plant and equipment	1,370	—	1,370	—			1,370	—		1,370
Deferred tax effects	(181)	—	(181)	—			(181)	—		(181)

Inflation accounting:
Property, plant and equipment—incremental depreciation	(2,885)	(2,175)	(5,060)	—			(5,060)	—		(5,060)
Inventories and other nonmonetary assets	113	—	113	—			113	—		113
Deferred tax effects	1,046	842	1,888	—			1,888	—		1,888

Different criteria for:
Cancellation of subsidiaries’ treasury stock	535	—	535	—			535	—		535

Deferred charges expensed:
Cost	(27,585)	—	(27,585)	—			(27,585)	—		(27,585)
Amortization	24,492	—	24,492	—			24,492	—		24,492
Depreciation of interest costs capitalized during construction	(214)	107	(107)	—			(107)	—		(107)
Reversal of goodwill amortization	2,624	—	2,624	15,115	3	(i)	17,739	—		17,739
Fair value adjustments relating to accounting for derivative instruments and hedging activities	586	—	586	—			586	—		586
Translation adjustments—Oxiteno Mexico	(2,817)	—	(2,817)	—			(2,817)	—		(2,817)
Assets Retirement Obligation—FAS 143—Assets	480	480	960	—			960	—		960
Assets Retirement Obligation—FAS 143—Liabilities	(618)	(618)	(1,236)	—			(1,236)	—		(1,236)
Pension Plan	(2,162)	(2,162)	(4,324)	—			(4,324)	—		(4,324)
Other individually insignificant adjustments	2,288	183	2,471	—			2,471	—		2,471

PRO FORMA STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	Historical Information of Ultrapar and subsidiaries(a)	Results of Oil Refining and Southern Distribution Businesses—First quarter 2007(b)	Total Ultrapar	Pro forma adjustments before the Share Exchange(c)	Notes		Pro Forma before Share Exchange	Pro forma adjustments related to the Share Exchange(d)	Notes		Pro Forma after Share Exchange
Deferred tax effects	611	968	1,579	(5,139)	3	(iv)	(3,560)	—	3	(iv)	(3,560)
Fair value adjustments relating to business combinations	(773)	—	(773)	—			(773)	—			(773)
Deferred tax effects	263	—	263	—			263	—			263
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	2,243	—	2,243	—			2,243	—			2,243
Deferred tax effects	(462)	—	(462)	—			(462)	—			(462)
			—	—			—	—			—
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	742	—	742	—			742	—			742
Deferred tax effects	(252)	—	(252)	—			(252)	—			(252)
Fair value adjustments relating to the acquisition of Oxiteno Mexico	84	—	84	—			84	—			84
Deferred tax effects	(28)	—	(28)	—			(28)	—			(28)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	(275)	—	(275)	—			(275)	—			(275)
Deferred tax effects	94	—	94	—			94	—			94
Accounting for uncertain income tax position—FIN 48	(7,129)	(122)	(7,251)	—			(7,251)	—			(7,251)
Adjustments relating to the acquisition of Ipiranga:
Fair value adjustments	(3,736)	—	(3,736)	2,480	3	(iii)	(1,256)	(5,343)	3	(iii)	(6,599)
Deferred tax effects	1,270	—	1,270	(843)	3	(iv)	427	1,817	3	(iv)	2,244
Reversal of goodwill amortization	11,126	—	11,126	—			11,126	—			11,126
Minority interest	2,539	—	2,539	381	3	(v)	2,920	(2,920)	3	(v)	—
Accounting for refunds	529	529	1,058	—			1,058	—			1,058
Deferred tax effects	(180)	(180)	(360)	—			(360)	—			(360)

NET PRO FORMA INCOME UNDER U.S. GAAP	78,308	25,599	103,907	(17,133)			86,774	66,730			153,504

U.S. GAAP weighted average number of shares outstanding (in thousands)	81,021.201										135,726.150
Basic and diluted U.S. GAAP pro forma earnings (loss) per share	0.97										1.13

(a)	Reflects Ultrapar’s statement of income for the six-month period ended June 30, 2007, which includes the consolidation of the Southern Distribution Business and Ultrapar’s portion of the oil refining business which occurred on April 1, 2007.

(b)	Reflects the pro forma results of the Southern Distribution Business and Ultrapar’s portion of the oil refining business acquired for the three-month period ended March 31, 2007, assuming that the acquisition had occurred on January 1, 2006, as detailed in Results of Oil Refining and Southern Distribution Businesses—First quarter 2007 table below.

(c)	Reflects the pro forma adjustments before the Share Exchange, which are described below in Note 3.

(d)	Reflects the pro forma adjustments relating to the Share Exchange, which are described below in Note 3.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

RESULTS OF OIL REFINING AND SOUTHERN

DISTRIBUTION BUSINESSES—FIRST QUARTER 2007

PRO FORMA STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	Historical Information of Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries(a)	Historical Information of Refinaria de Petróleo Ipiranga S.A.(b)	Adjustments(c)	Notes	Results of Oil Refining and South and Southern Distribution Businesses—First quarter 2007
Net revenue from sales and/or services	12,799,366	1,403,898	(9,594,236)		4,609,028

Cost of sales and/or services	(12,135,174)	(1,140,349)	8,919,585		(4,355,938)

Gross profit	664,192	263,549	(674,651)		253,090

Operating (expenses) income:
Selling expenses	(219,019)	(60,081)	198,256		(80,844)
General and administrative expenses	(250,111)	(46,098)	216,909		(79,300)
Other operating income	6,876	(6,180)	2,633		3,329

Income before financial items	201,938	151,190	(256,853)		96,275

Financial income (expenses), net	8,368	(2,584)	(22,449)		(16,665)
Nonoperating income (expenses), net	6,741	(444)	3		6,300

Income before taxes on income and profit sharing	217,047	148,162	(279,299)		85,910

Income and social contribution taxes	(53,821)	(40,829)	75,565		(19,085)
Deferred income and social contribution taxes	(14,444)	(1,090)	7,457		(8,077)

Income before profit sharing and equity in affiliates	148,782	106,243	(196,277)		58,748

Equity in affiliates	66,074	69,110	(135,277)		(93)
Profit sharing	(3,541)	(1,713)	5,254		—
Minority interest	(141,898)	(40,728)	151,718		(30,908)

NET PRO FORMA INCOME UNDER BRAZILIAN GAAP	69,417	132,912	(174,582)		27,747

PRO FORMA RECONCILIATION TO U.S. GAAP
NET PRO FORMA INCOME UNDER BRAZILIAN GAAP	69,417	132,912	(174,582)		27,747
Inflation accounting:
Property, plant and equipment—incremental depreciation	(2,844)	(1,336)	2,005		(2,175)
Deferred tax effects	968	454	(580)		842
Minority interests	1,001	379	(1,380)		—

PRO FORMA STATEMENT OF INCOME FOR THE PERIOD ENDED JUNE 30, 2007	Historical Information of Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries(a)	Historical Information of Refinaria de Petróleo Ipiranga S.A.(b)	Adjustments(c)	Notes	Results of Oil Refining and Southern Distribution Businesses—First quarter 2007
Different criteria for:			—		—
Deferred charges expensed:
Cost	—	—	—		—
Amortization	—	1,047	(1,047)		—
Capitalization (Depreciation) of interest costs capitalized during construction	589	—	(482)		107
Assets Retirement Obligation—FAS 143—Assets	—	—	480		480
Assets Retirement Obligation—FAS 143—Liabilities	(1,612)	—	994		(618)
Pension Plan	(6,028)	(1,655)	5,521		(2,162)
Other individually insignificant adjustments	396	1,325	(1,538)		183
Deferred tax effects	2,266	(245)	(1,053)		968
Minority interests	2,861	(327)	(2,534)		—
Fair value adjustments relating to business combinations	2,333	(19,583)	17,250	c.1	—
Deferred tax effects	85	9,434	(9,519)	c.1	—
Minority interests	(1,911)	4,244	(2,333)	c.1	—
Accounting for uncertain income tax position—FIN 48	(261)	—	139		(122)
Minority interests	200	—	(200)		—
Accounting for refunds	1,179	—	(650)		529
Deferred tax effects	(401)	—	221		(180)
Minority interest	(615)	—	615		—
USGAAP adjustments on net equity and net income of affiliates	(41,630)	(202,191)	243,821	c.2	—
Minority interest	32,883	160,767	(193,650)	c.2	—
Valuation allowance for deferred taxes	—	(8,416)	8,416		—
Minority interest	—	3,865	(3,865)		—
Accounting for convertible debentures issued by IQ and warrants purchased by the Company	—	(46,067)	46,067	c.3	—
Deferred tax effects	—	15,663	(15,663)	c.3	—
Minority interest	—	12,609	(12,609)	c.3	—

NET PRO FORMA INCOME UNDER U.S. GAAP	58,876	62,879	(253,008)		29,895

a)	Reflects DPPI’s consolidated statement of income for the six-month period ended June 30, 2007. Since DPPI controls CBPI, the latter is consolidated by DPPI. See page F-287 for DPPI’s consolidated financial statements.

b)	Reflects RIPI and Subsidiaries’ statement of income for the six-month period ended June 30, 2007. As a result of the terms of the shareholders agreement, since the date of the acquisition, Ipiranga Química and its subsidiaries are no longer consolidated in RIPI’s financial statements, but rather, the investments in such subsidiaries are accounted for using the equity method. See page F-129 to RIPI’s consolidated financial statements.

c)	Adjustments column reflects exclusion of (i) the entire petrochemical business and two-thirds of the Ipiranga Group’s oil refining business that will be allocated to Braskem and Petrobras; (ii) the Ipiranga Group’s fuel distribution business in the North, Northeast and Center-West regions of Brazil which will be allocated to Petrobras; (iii) three-month period relating to the second-quarter of the Ipiranga Group’s fuel distribution business in the South and Southeast regions of Brazil and of one-third of the oil refining operation which are already recorded in Ultrapar and subsidiaries financial statements since April 1, 2007.

Additional adjustments are principally represented as follows:

c.1)	Elimination of the fair value recorded in previous business combinations of the Ipiranga Group which occurred before the acquisition by Ultrapar, Braskem and Petrobras.

c.2)	Elimination of the equity recorded in the historical financial statements related to the equity interest in companies that were not acquired by Ultrapar.

c.3)	Warrant recorded at RIPI is related to the right to subscribe shares of IQ. According to the investment agreement this warrant will be transferred to Braskem and consequently no rights will remain with RIPI.

Notes to the Unaudited Pro Forma Financial Information

(Amounts in thousand of Brazilian reais, except where otherwise indicated)

1. Basis of Presentation

Our unaudited pro forma balance sheet as of June 30, 2007 was prepared as if the transactions mentioned in steps 2 and 4 above had occurred on June 30, 2007. Our unaudited pro forma statements of operations for the year ended December 31, 2006 and for the six month period ended June 30, 2007 were prepared as if all transactions mentioned above had occurred on January 1, 2006.

Our unaudited pro forma financial information has been prepared based on assumptions that we consider to be appropriate and should be read in conjunction with our financial statements included elsewhere in this document.

The unaudited pro forma financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Ultrapar, including notes thereto. The material pre-acquisition contingencies are disclosed in Note 20 to the interim financial statements of Ultrapar as of June 30, 2007. These consolidated financial statement are included elsewhere in this prospectus.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the acquisition been completed as of the dates indicated above or of results that may be attained in the future.

2. Pro Forma Adjustments for the Balance Sheet as of June 30, 2007

Under Brazilian GAAP, the goodwill and corresponding equity acquired are demonstrated below:

i)	Acquisition described in step 2 above. For Brazilian GAAP purposes, the consolidated balance sheet of Ipiranga is already included in the consolidated figures of Ultrapar and subsidiaries. Therefore, the acquisition of voting shares in the amount of R$163,120, resulted in a goodwill totaling R$105,920, which is recorded under deferred charges. The acquisition was funded through the issuance of debentures totaling R$214,000, and consequently, an increase in cash totaling R$50,880 was recorded.

Amount relating to the acquisition of voting shares	163,120
Book value of the interest acquired in RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(57,200)

Estimated goodwill relating to the acquisition of voting shares	105,920

ii)

Acquisition described in step 4 above. For Brazilian GAAP purposes, the consolidated balance sheet of Ipiranga is already included in the consolidated figures of Ultrapar and subsidiaries. Therefore, the acquisition of shares in the amount of R$1,007,728, resulted in negative goodwill totaling R$15,967, which is recorded under deferred charges. Additionally, Ultrapar will acquire the shares of Ipiranga in step 4, through the issuance of preferred shares, for the amount of R$1,739,743, which is recorded as accounts receivables. Ultrapar will pay this acquisition through the issuance of its own preferred shares totaling R$2,747,471.

Amount relating to the acquisition of the remaining shares	1,007,728
Book value of the interest acquired of RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(1,023,695)

Estimated negative goodwill relating to the acquisition of shares	(15,967)

Under U.S. GAAP, the goodwill and corresponding equity acquired are discussed below:

iii)	For the acquisition described in step 2 above, see below the computations performed:

Amount relating to the acquisition of voting shares	163,120
Total fair value of interest acquired in RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(82,324)

Estimated goodwill relating to the acquisition of voting shares	80,796
Goodwill recognized under Brazilian GAAP	105,920

Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil	(25,124)

Proportional Fair value of assets acquired in step 2, substantially related to Property, plant and equipment and intangibles	39,388
Deferred Income Tax (Effective Rate 34%)	(13,392)

iv)	For the acquisition described in step 4 above, there was excess of assigned value of identifiable assets over the cost of Ipiranga (negative goodwill). The negative goodwill was allocated as a pro rata reduction of the amounts that would have been assigned to the assets acquired, therefore reducing the fair value assigned to the property, plant, equipment and intangibles acquired. See below the computations performed:

Amount relating to the acquisition of the remaining shares	1,007,728
Additional capital increase (See note (v))	58,893
Value of interest acquired in RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(1,506,112)

Estimated negative goodwill relating to the acquisition of remaining shares	(439,491)
Recognition of deferred income tax (effective rate 34%)	(226,405)

Total negative goodwill	(665,896)
Proportional fair value of assets acquired in step 4, substantially related to Property, plant and equipment and intangibles	770,588

Fair Value recognized in the pro forma financial statements	104,692
Deferred Income Tax (Effective Rate 34%)	(35,595)

v)	Under Brazilian GAAP, the capital increase reflects the price of the shares as defined in the Investment Agreement. For U.S. GAAP purposes, the capital increase corresponds to the average price of the securities at BOVESPA stock exchange, taking into account the closing prices two days before and two days after the acquisition date. The difference was recorded as additional paid-in-capital. See below the computations performed:

Preferred shares issued	54.704.948
Average price of the securities at BOVESPA—R$	51,30

Acquisition cost under U.S. GAAP	2.806.364
Acquisition cost under BR GAAP (see note 2 (ii))	2.747.471

Additional paid in capital	58,893

vi)	Minority interest in the acquisition described in step 2 was calculated as follows:

Minority interest according to the Brazilian GAAP	1,023,695
Minority interest according to the U.S. GAAP	997,537

Minority interest under Historical U.S. GAAP as of June 30, 2007, considering the acquisitions described in steps 1 and 2	26,158
Minority interest under Historical U.S. GAAP as of June 30, 2007, considering only the acquisition described in step 1 above	27,030

Pro forma adjustment	(872)

vii)	No minority interest will remain in RIPI, DPPI, and CBPI after the Share Exchange.

viii)	Offering of unsecured debentures

To finance part of the Ipiranga Group acquisition, on April 11, 2007 Ultrapar completed the offering of unsecured debentures in the aggregate principal amount of R$890 million, of which R$676 million were used to purchase the control of the Ipiranga Group and R$214 million were used to acquire the minority common shares outstanding. The debentures have a term of one year, and a coupon rate of 102.5% of the CDI.

For purposes of the unaudited pro forma financial information, the debentures issued to finance the acquisition of the minority common shares were considered issued as of June 30, 2007 for the balance sheet, and as of January 1, 2006 for the statement of income.

This adjustment is presented in the “pro forma adjustments before the Share Exchange” column.

3. Pro forma adjustments for the statements of income for the year ended December 31, 2006 and for the six-month period ended June 30, 2007

i)	Under Brazilian GAAP, the acquisition of the Southern Distribution Business and the third part of oil refining business are recorded based on the historical values of their assets and liabilities and the difference between the historical carrying value of net assets and the purchase price is recorded as goodwill. See below the computations performed relating to the goodwill under Brazilian GAAP:

Amount relating to the acquisition of voting shares in March 2007	676,432
Book value of interest acquired in RIPI, DPPI and CBPI as of March 31, 2007, net of the assets to be transferred to Petrobras and Braskem	(251,752)

Goodwill relating to the acquisition of voting shares in March/2007 (a)	424,680
Amount relating to the acquisition of voting shares	163,120
Book value of interest acquired in RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(57,200)

Estimated goodwill relating to the acquisition of voting shares (b)	105,920
Amount relating to the acquisition of remaining shares	1,007,728
Book value of interest acquired in RIPI, DPPI and CBPI as of June 30, 2007, net of the assets to be transferred to Petrobras and Braskem	(1,023,695)

Estimated negative goodwill relating to the acquisition of remaining shares (c)	(15,967)
Total pro forma goodwill under Brazilian GAAP (a + b + c)	514,633

Estimated annual amortization of goodwill included in the statement of income for the year ended December 31, 2006, considering that the goodwill will be amortized in 10 years	51,463

Estimated amortization of goodwill for the six-month period ended June 30, 2007	25,732
Amortization already recorded for three-months period ended June 30, 2007	(10,617)

Pro forma adjustment as included in the “pro forma adjustments before share exchange” column	15,115

ii)	To finance part of the Ipiranga Group acquisition, on April 11, 2007 Ultrapar completed the offering of unsecured debentures in the aggregate principal amount of R$890 million, of which R$676 million were used to purchase the control of the Ipiranga Group and R$214 million were used to acquire the minority common shares outstanding. See below the computation relating to the interest expenses included in the pro forma statements of income:

Debentures issued for the acquisition described in step 1	676,000
Debentures issued for the acquisition described in step 2	214,000

Total debentures	890,000
102,5% of CDI, considering CDI average rate in 2006 of 14,76%	15,13%

Interest expense included in the pro forma for the year ended December 31, 2006	(134,648)
102,5% of CDI, considering CDI average rate in 2007 of 12,5%, for the six-month period ended June 30, 2007	6,41%
Interest expense included for the six-month period ended June 30, 2007	57,008
Interest expense already recorded in 2007	(21,650)

Interest expense included in the pro forma for the six-month period ended June 30, 2007	35,358
Sensitivity analysis
Impact of 1/8 percent variance in the interest rate tied to CDI in 2006	0,125%
Estimated impact on income in case of changes on interest rate in 2006	1,112
Impact of 1/8 percent variance in the interest rate tied to CDI in 2007	0.062%
Estimated impact on income in case of changes on interest rate in 2007	556

iii)	Under the purchase method, fair value adjustments (Brazilian GAAP X U.S. GAAP) were identified and should be amortized as follows:

Shareholder’s equity under U.S. GAAP at the acquisition date	1,262,040
Fair value adjustments of assets acquired	986,802
Deferred income tax (34%)	(335,513)

Shareholder’s equity adjusted at fair value	1,913,329

Fair value adjustments of assets acquired are composed as follows:

Fair Value adjustment of property, plant and equipment acquired	478,802
Fair Value of Intangibles
Registered Trademark Acquired (unamortized intangible)	413,000
Franchise agreements	95,000

Total Fair Value adjustment of assets acquired	986,802
Negative goodwill on step 4	(665,896)

Total Fair Value adjustment reduced by the negative goodwill	320,906

Total fair value by asset after reduction by the negative goodwill:
Fair Value adjustment of property, plant and equipment acquired	155,705
Fair Value adjustment of Intangibles:
Registered Trademark Acquired (unamortized intangible)	134,307
Franchise agreements	30,894

Total	320,906

Weighted average annual depreciation rate	6,21%

Depreciation of fair value relating to property, plant and equipment acquired	(9,669)
Annual amortization of intangibles acquired	(3,530)

Total realization of fair value adjustment for the year ended December 31, 2006	(13,199)
Total realization of fair value adjustment for the year ended December 31, 2006 before share exchange	(2,513)
Total realization of fair value adjustment for the year ended December 31, 2006 related to share exchange	(10,686)
Total realization of fair value adjustment for the six month period ended June 30, 2007 before share exchange	(1,256)
Realization of fair value already recorded in Ultrapar Financial Statements	3,736

Total realization of fair value adjustment for the six month period ended June 30, 2007 before share exchange, net	2,480
Total realization of fair value adjustment for the six month period ended June 30, 2007 related to share exchange	(5,343)

iv)	Deferred income tax effects

In preparing our unaudited pro forma financial information for the year ended December 31, 2006 and as of and for the six months period ended June 30, 2007, we have assumed that the goodwill amortization expense is deductible for purposes of calculation of income tax and social contribution.

See below the computations performed for the year ended December 31, 2006:

Pro forma adjustments for the year ended December 31, 2006 under Brazilian GAAP
Goodwill amortization before share exchange (note 3(i))	(51,463)
Interest expense in connection with the issuance of debentures (note 3(ii))	(134,648)

Total pro forma adjustments before share exchange	(186,111)
Income taxes effective rate	34%

Pro forma deferred income tax before share exchange	63,278
Pro forma adjustments for the year ended December 31, 2006 under U.S. GAAP
Fair value adjustments relating to purchase accounting of business acquired before share exchange (note 3(iii))	(2,513)
Reversal of goodwill amortization under Brazilian GAAP	51,463

Total pro forma adjustments before share exchange	48,950
Income taxes effective rate	34%

Pro forma deferred income tax before share exchange under	(16,643)
Fair value adjustments relating to purchase accounting of business acquired related to share exchange (note 3(iii))	(10,686)
Income taxes effective rate	34%

Pro forma deferred income tax related to share exchange under	3,633

See below the computations performed for the six-month period ended June 30, 2007:

Pro forma adjustments for the six-month period ended June 30, 2007 under Brazilian GAAP
Goodwill amortization before share exchange (note 3(i))	(15,115)
Interest expense in connection with the issuance of debentures (note 3(ii)	(35,358)

Total pro forma adjustments before share exchange	(50,473)
Income taxes effective rate	34%

Pro forma deferred income tax before share exchange under	17,161
Pro forma adjustments for the six-month period ended June 30, 2007 under U.S. GAAP
Fair value adjustments relating to purchase accounting of business acquired before share exchange (note 3(iii))	2,480
Income taxes effective rate	34%

Pro forma deferred income tax before share exchange under	(843)
Reversal of goodwill amortization under Brazilian GAAP	15,115
Income taxes effective rate	34%

Pro forma deferred income tax before share exchange under	(5,139)
Fair value adjustments relating to purchase accounting of business acquired related to share exchange (note 3(iii))	(5,343)
Income taxes effective rate	34%

Pro forma deferred income tax related to share exchange under	1,817

v)	No minority interest will remain in DPPI, CBPI and RIPI after the Share Exchange.

COMPARATIVE PER SHARE FINANCIAL DATA

The following table sets forth for the Ultrapar, RIPI, DPPI and CBPI preferred shares certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the Transaction as if the Share Exchange had been effective on January 1, 2006, in the case of the basic earnings, diluted earnings and dividends data. The pro forma data in the tables assume that the Transaction is accounted for using the purchase method of accounting and represents a current estimate based on available information of the Combined Company’s results of operations. The information in the following table is based on, and should be read together with, the financial information included in this prospectus and in our 2006 Form 20-F, which is included as Annex A hereto.

The Transaction is anticipated to provide Ultrapar with financial benefits that include reduced operating expenses and revenue enhancement opportunities. While the pro forma information is helpful in illustrating Ultrapar’s financial performance under one set of assumptions, it does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the Transaction and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Ultrapar following the Transaction would have been had the companies been combined during these periods. Following the closing of the SPA on April 18, 2007, whereby Ultrapar acquired a controlling interest in the Target Companies, Ultrapar has included in its consolidated financial statements the portion of the Target Companies’ financial results that Ultrapar will retain following completion of the Transaction.

	Six-month period ended June 30, 2007		Year Ended December 31, 2006
	(under BR GAAP)	(under U.S. GAAP)	(under BR GAAP)	(under U.S. GAAP)
Ultrapar—Historical (per preferred share)
Basic earnings	R$0.92	R$0.97	R$3.55	R$3.46
Diluted earnings	—	R$0.97	—	R$3.46
Dividends, gross	—	—	R$1.78	R$1.78
Book value	R$24.44	R$23.80	R$23.77	R$23.02
Ultrapar Pro Forma (per preferred share)
Basic earnings	R$1.08	R$1.13	R$3.22	R$2.58
Diluted earnings	—	R$1.13	—	R$2.58
Dividends, gross	—	—	R$1.78	R$1.78
Book value	R$34.81	R$34.86	R$33.73	R$33.81
RIPI—Historical (per preferred share)
Basic earnings	R$4.63	R$2.19	R$5.55	R$4.74
Diluted earnings	—	R$2.19	—	R$4.33
Dividends, gross	—	—	R$0.62	R$0.62
Book value	R$23.99	R$32.35	R$19.41	R$26.11

	Six-month period ended June 30, 2007		Year Ended December 31, 2006
	(under BR GAAP)	(under U.S. GAAP)	(under BR GAAP)	(under U.S. GAAP)
Pro Forma RIPI Equivalents (per preferred share) (1)
Basic earnings	R$0.73	R$0.90	R$2.57	R$2.06
Diluted earnings	—	R$0.90	—	R$2.06
Dividends, gross	—	—	R$1.42	R$1.42
Book value	R$27.79	R$27.84	R$26.94	R$27.00
DPPI—Historical (per preferred share)
Basic earnings	R$2.24	R$1.90	R$5.03	R$3.63
Diluted earnings	—	R$1.90	—	R$3.63
Dividends, gross	—	—	R$2.10	R$2.10
Book value	R$27.29	R$28.30	R$25.12	R$26.53
Pro Forma DPPI Equivalents (per preferred share) (2)
Basic earnings	R$0.59	R$0.72	R$2.06	R$1.65
Diluted earnings	—	R$0.72	—	R$1.65
Dividends, gross	—	—	R$1.19	R$1.14
Book value	R$22.29	R$22.33	R$21.60	R$21.65
CBPI—Historical (per preferred share)
Basic earnings	R$1.75	R$1.32	R$3.05	R$2.29
Diluted earnings	—	R$1.32	—	R$2.29
Dividends, gross	—	—	R$1.16	R$1.16
Book value	R$16.37	R$17.40	R$14.67	R$16.22
Pro Forma CBPI Equivalents (per preferred share) (3)
Basic earnings	R$0.38	R$0.47	R$1.34	R$1.08
Diluted earnings	—	R$0.47	—	R$1.08
Dividends, gross	—	—	R$0.74	R$0.74
Book value	R$14.57	R$14.59	R$14.12	R$14.15

(1)	RIPI equivalent pro forma combined share amounts are calculated by multiplying the Ultrapar pro forma combined per share amounts by the exchange ratio of 0.79850, representing the number Ultrapar shares that RIPI stockholders will receive in the Share Exchange for each share of RIPI common stock.

(2)	DPPI equivalent pro forma combined share amounts are calculated by multiplying the Ultrapar pro forma combined per share amounts by the exchange ratio of 0.64048, representing the number Ultrapar shares that DPPI stockholders will receive in the Share Exchange for each share of DPPI common stock.

(3)	CBPI equivalent pro forma combined share amounts are calculated by multiplying the Ultrapar pro forma combined per share amounts by the exchange ratio of 0.41846, representing the number Ultrapar shares that CBPI stockholders will receive in the Share Exchange for each share of CBPI common stock.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Share and Dividend Information

Trading History of Ultrapar’s Preferred Shares

Our preferred shares are listed on the BOVESPA stock exchange under the ticker symbol “UGPA4” and in the form of ADSs on the NYSE under the ticker symbol “UGP”. You will not receive any Ultrapar ADSs in connection with the Share Exchange.

The following table sets forth the high and low closing sales prices for Ultrapar’s preferred shares on the BOVESPA stock exchange for the periods indicated.

	São Paulo Stock Exchange
	High	Low	Volume(1)
	(in reais per preferred share)
2002	26.40	18.10	40,360
2003	37.70	21.95	39,398
2004	53.50	27.10	71,265
2005	48.60	31.70	79,784
2006	49.66	31.77	64,070
2007 (through December 13, 2007)	75.40	49.29	119,244

First quarter 2005	48.60	42.00	81,615
Second quarter 2005	45.90	40.00	95,090
Third quarter 2005	41.70	35.00	78,689
Fourth quarter 2005	39.00	31.70	64,515

First quarter 2006	39.20	31.80	73,065
Second quarter 2006	39.40	33.61	58,656
Third quarter 2006	39.19	31.77	55,730
Fourth quarter 2006	49.66	38.00	69,264

First quarter 2007	60.90	49.29	124,716
Second quarter 2007	65.31	58.89	132,400
Third quarter 2007	71.05	61.00	111,152
Fourth quarter 2007 (through December 13, 2007)	75.40	61.25	106,452

March 2007	60.90	49.29	142,736
April 2007	65.31	60.80	146,885
May 2007	63.70	59.13	128,200
June 2007	64.65	58.89	122,535
July 2007	67.29	61.25	120,967
August 2007	67.87	61.00	78,735
September 2007	71.05	65.15	139,547
October 2007	75.40	70.29	111,091
November 2007	68.05	61.25	99,068
December 2007 (through December 13, 2007)	65.20	61.95	110,700

(1)	Average daily trading volume in number of shares.

On December 13, 2007, the last reported closing sale price of Ultrapar’s preferred shares on BOVESPA stock exchange was R$62.70 (US$35.33) per share.

The following table sets forth the dividends per share distributed by us with respect to our preferred shares in the past two years. We declare and pay dividends and/or interest attributed to shareholders’ equity, pursuant to Brazilian corporate law and our bylaws. Our board of directors may approve the distribution of dividends and/or interest attributed to shareholders’ equity, calculated based on our annual or semi-annual financial statements or on financial statements relating to shorter periods. The amount of any distributions will depend on a series of factors, such as our financial condition, prospects, macroeconomic conditions, tariff adjustments, regulatory changes, growth strategies and other issues our board of directors and our shareholders may consider relevant. For 2006 and 2005, we declared dividends to our shareholders (both common and preferred) in the amounts of R$144 million and R$157 million, corresponding to 51% and 53% of our net income for each period, respectively.

Year declared	Reais per preferred share	US$ per preferred share(1)
2005	1.94	0.83
2006	1.78	0.83

(1)	The amounts in reais have been converted into dollars using the exchange rates at each payment date.

Holders of our preferred shares are entitled to receive dividends declared by us solely from the date of the subscription and/or acquisition of such shares.

As of December 13, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 1,750 registered holders of Ultrapar preferred shares.

Trading History of RIPI’s Preferred Shares

RIPI’s preferred shares are listed on BOVESPA stock exchange under the symbol “RIPI4.”

The following table sets forth the high and low closing sales prices for RIPI’s preferred shares on the BOVESPA stock exchange for the periods indicated.

	BOVESPA stock exchange (reais per preferred share)
	High	Low
2002	8.50	2.55
2003	10.35	1.93
2004	22.75	8.08
2005	29.50	20.13
2006	37.99	22.55
2007 (through December 13, 2007)	57.00	36.20

First quarter 2005	29.50	20.13
Second quarter 2005	29.50	22.76
Third quarter 2005	27.10	22.16
Fourth quarter 2005	26.85	21.30

First Quarter 2006	27.60	22.55
Second Quarter 2006	31.50	24.50
Third Quarter 2006	34.50	28.90
Fourth Quarter 2006	37.99	35.00

First Quarter 2007	47.50	36.20
Second Quarter 2007	49.40	43.98
Third Quarter 2007	52.20	43.80
Fourth Quarter 2007 (through December 13, 2007)	57.00	48.54

	BOVESPA stock exchange (reais per preferred share)
	High	Low
March 2007	47.50	38.40
April 2007	48.20	45.80
May 2007	47.91	43.98
June 2007	49.40	45.30
July 2007	49.80	46.49
August 2007	50.60	43.80
September 2007	52.20	49.25
October 2007	57.00	54.20
November 2007	54.70	48.54
December 2007 (through December 13, 2007)	51.49	48.99

Source: BOVESPA stock exchange.

On December 13, 2007, the last reported closing sale price of RIPI’s preferred shares on the BOVESPA stock exchange was R$48.99 (US$27.61) per share.

The following table sets forth interest on shareholder’s equity paid by RIPI with respect to its preferred shares in the past two years. For 2006 and 2005, RIPI paid interest on shareholder’s equity to its preferred shareholders in the amounts of R$10 million and R$12 million, net of taxes, corresponding to 6% and 8% of its net income for each period, respectively.

Year declared	Reais per preferred share	US$ per preferred share(1)
2005	1.1724	0.5219
2006	0.4818	0.2523

(1)	The amounts in reais have been converted into dollars using the exchange rates at each payment date.

As of December 13, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 1,500 registered holders of RIPI preferred shares, of which 25 are domiciled in the United States, representing 14.5% of the total preferred shares.

Trading History of DPPI’s Preferred Shares

DPPI’s preferred shares are listed on BOVESPA stock exchange under the symbol “DPPI4.”

The following table sets forth the high and low closing sales prices for DPPI’s preferred shares on the BOVESPA stock exchange for the periods indicated.

	BOVESPA stock exchange (reais per preferred share)
	High	Low
2002	13.50	9.00
2003	12.75	7.00
2004	20.50	12.00
2005	22.10	16.01
2006	27.50	19.56
2007 (through December 13, 2007)	48.80	26.25

	BOVESPA stock exchange (reais per preferred share)
	High	Low
First Quarter 2005	22.10	19.75
Second Quarter 2005	20.10	16.50
Third Quarter 2005	20.50	16.01
Fourth Quarter 2005	20.25	18.00

First Quarter 2006	24.85	19.56
Second Quarter 2006	25.99	23.00
Third Quarter 2006	25.20	22.00
Fourth Quarter 2006	27.50	22.72

First Quarter 2007	38.01	26.25
Second Quarter 2007	40.52	36.47
Third Quarter 2007	45.30	35.50
Fourth Quarter 2007 (through December 13, 2007)	48.80	39.90

March 2007	38.01	30.66
April 2007	40.38	36.80
May 2007	40.00	36.47
June 2007	40.52	36.71
July 2007	42.00	38.20
August 2007	41.59	35.50
September 2007	45.30	40.00
October 2007	48.80	45.98
November 2007	46.31	40.15
December 2007 (through December 13, 2007)	42.00	39.90

Source: BOVESPA stock exchange.

On December 13, 2007, last reported closing sale price of DPPI’s preferred shares on the BOVESPA stock exchange was R$39.90 (US$22.48) per share.

The following table sets forth the interest on shareholder’s equity per share paid by DPPI with respect to its preferred shares in the past two years. For 2006 and 2005, DPPI paid interest on shareholder’s equity to its preferred shareholders in the amounts of R$39 million and R$42 million, net of taxes, corresponding to 24% and 25% of its net income for each period, respectively.

Year declared	Reais per preferred share	US$ per preferred share(1)
2005	3.97	1.82
2006	1.83	0.84

(1)	The amounts in reais have been converted into dollars using the exchange rates at each payment date.

As of December 13, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 1,800 registered holders of DPPI preferred shares, of which 23 are domiciled in the United States, representing 8.7% of the total preferred shares.

Trading History of CBPI’s Preferred Shares

CBPI’s preferred shares are listed on BOVESPA stock exchange under the symbol “PTIP4”

The following table sets forth the high and low closing sales prices for CBPI’s preferred shares on the BOVESPA stock exchange for the periods indicated.

	BOVESPA stock exchange (reais per preferred share)
	High	Low
2002	7.75	3.49
2003	7.15	3.31
2004	13.64	5.55
2005	17.50	10.08
2006	19.89	14.41
2007 (through December 13, 2007)	31.38	17.75

First Quarter 2005	17.50	13.50
Second Quarter 2005	13.95	10.08
Third Quarter 2005	13.65	10.25
Fourth Quarter 2005	14.50	11.51

First Quarter 2006	17.15	14.41
Second Quarter 2006	19.13	16.00
Third Quarter 2006	18.52	16.05
Fourth Quarter 2006	19.89	17.20

First Quarter 2007	25.15	17.75
Second Quarter 2007	26.31	23.51
Third Quarter 2007	29.39	23.70
Fourth Quarter 2007 (through December 13, 2007)	31.38	25.30

March 2007	25.15	20.56
April 2007	26.00	24.40
May 2007	26.31	23.51
June 2007	26.30	23.97
July 2007	27.41	24.03
August 2007	26.75	23.70
September 2007	29.39	25.81
October 2007	31.38	30.20
November 2007	30.05	25.30
December 2007 (through December 13, 2007)	27.71	25.76

Source: BOVESPA stock exchange.

On December 13, 2007, the last reported closing sale price of CBPI’s preferred shares on the BOVESPA stock exchange was R$25.76 (US$14.52) per share.

The following table sets forth the interest on shareholder’s equity per share paid by CBPI with respect to its preferred shares in the past two years. For 2006 and 2005, CBPI paid interest on shareholder’s equity to its preferred shareholders in the amounts of R$70 million and R$79 million, net of taxes, corresponding to 22% and 24% of its net income for each period, respectively.

Year declared	Reais per preferred share	US$ per preferred share(1)
2005	2.25	0.95
2006	1.00	0.46

(1)	The amounts in reais have been converted into dollars using the exchange rates at each payment date.

As of December 13, 2007, the most recent date for which it was practicable to obtain this information, there were approximately 6,000 registered holders of CBPI preferred shares, of which 60 are domiciled in the United States, representing 20.9% of the total preferred shares.

Market Information

The following table represents the closing sales prices of Ultrapar preferred shares and RIPI, DPPI and CBPI preferred shares (in reais and translated into U.S. dollars) on December 13, 2007, the last practicable date prior to the date of this document. The table also presents the equivalent value of the Share Exchange consideration per share of RIPI, DPPI and CBPI preferred stock on such date, calculated by multiplying the closing price of Ultrapar preferred shares on such date by the exchange ratio of 0.79850, 0.64048 and 0.41846, respectively, representing the number of Ultrapar preferred shares that RIPI, DPPI and CBPI preferred shareholders will receive in the Share Exchange for each share of RIPI, DPPI and CBPI preferred stock. Based on the closing price of RIPI, DPPI and CBPI preferred shares and Ultrapar preferred shares on the BOVESPA as of the close of business on December 13, 2007, the consideration to be paid to RIPI, DPPI and CBPI preferred shareholders in the Share Exchange represented an approximate 2.2%, 0.6% and 1.9% premium over the price of RIPI, DPPI and CBPI preferred shares on such date, respectively.

Date	Ultrapar Preferred Shares (reais)	Exchange Rate ($/R$)	Ultrapar Preferred Shares (U.S. dollars)	RIPI Preferred Shares (U.S. dollars)	Equivalent Per Share Value of RIPI Preferred Stock Exchange for Ultrapar Preferred Shares	DPPI Preferred Shares (U.S. dollars)	Equivalent Per Share Value of DPPI Preferred Stock Exchange for Ultrapar Preferred Shares	CBPI Preferred Shares (U.S. dollars)	Equivalent Per Share Value of CBPI Preferred Stock Exchange for Ultrapar Preferred Shares
December 13, 2007	62.70	1.775	35.33	27.61	28.21	22.48	22.63	14.52	14.78

The information included in this prospectus concerning the trading history of Ultrapar’s preferred shares and RIPI, DPPI and CBPI’s preferred shares is presented solely for informational purposes. This information should not be viewed as indicative of future sales prices for either Ultrapar’s preferred shares or RIPI, DPPI or CBPI’s preferred shares on the BOVESPA stock exchange. You are urged to obtain current market quotations prior to making any decision with respect to the Share Exchange. The market price of Ultrapar, RIPI, DPPI and CBPI preferred shares will fluctuate between the date of this document and the completion of the Share Exchange. No assurance can be given concerning the market price of Ultrapar, RIPI, DPPI or CBPI preferred shares before or after the effective date of the Share Exchange.

Following the Share Exchange, Ultrapar preferred shares will continue to be traded on the BOVESPA stock exchange under the ticker symbol “UGPA4”.

EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the real. This information is provided solely for your information and Ultrapar, RIPI, DPPI and CBPI do not represent that reais could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Ultrapar, RIPI, DPPI or CBPI in the preparation of their consolidated financial statements included in this document.

On December 13, 2007, the exchange rate for reais into U.S. dollars was 1.775 to US$1.00, based on the commercial selling rate as reported by the Central Bank. The following table sets forth information on prevailing commercial foreign exchange selling rates for the periods indicated, as published by the Central Bank on its electronic information system, SISBACEN, using PTAX 800, Option 5.

Annual Data (Year Ended December 31,)	Average(1)
2002	2.998
2003	3.060
2004	2.917
2005	2.412
2006	2.177
2007 (through December 13, 2007)	1.931

(1)	Average of the foreign exchange rates on the last day of each month in the period.

Recent Monthly Data	High	Low
November 2006	2.187	2.135
December 2006	2.169	2.138
January 2007	2.156	2.125
February 2007	2.118	2.077
March 2007	2.139	2.050
April 2007	2.048	2.023
May 2007	2.031	1.929
June 2007	1.964	1.905
July 2007	1.918	1.845
August 2007	2.112	1.873
September 2007	1.964	1.839
October 2007	1.828	1.744
November 2007	1.850	1.733
December 2007 (through December 13, 2007)	1.823	1.762

RISK FACTORS

In addition to general investment risks and the other information contained in this document, including the matters described under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included the 2006 Form 20-F, which is included as Annex A to this document, you should carefully consider the following factors in deciding whether to exercise appraisal rights or take no action and receive Ultrapar preferred shares in connection with the Share Exchange.

The Share Exchange might not be completed and an alternative corporate reorganization of the Ipiranga businesses might be sought.

Minority shareholders might not agree with the exchange ratio under the Share Exchange and might challenge the assumptions underlying the valuation methodologies included in the valuation reports described in this prospectus. Such shareholders have challenged our ability to complete the Share Exchange and the Deutsche Bank and Credit Suisse valuation reports by filing complaints with a district court and the CVM. Such complaints may cause interruptions and delays in the Share Exchange and in the completion of the Transaction as envisioned by Ultrapar. The complaints filed to date have focused on the legal characterization of the Share Exchange and the level of disclosure and certain of the projections, assumptions and comparable companies used by Deutsche Bank and Credit Suisse in their valuation reports. Deutsche Bank amended its report to comply with requests for additional explanatory disclosure from the CVM. No changes were made to the quantitative information included in this report as a result of the complaints or the CVM review. The final copy of the report is included as an exhibit to the registration statement of which this prospectus forms a part.
We can provide no assurance that pending complaints will be resolved favorably or that additional complaints will not be lodged relating to the valuation reports or the Share Exchange. According to the Investment Agreement, a significant delay in the completion of the Transaction as originally planned entitles the parties to implement an alternative corporate reorganization of the Ipiranga businesses which would include, among other things, spin-offs of CBPI, DPPI and RIPI. See “The Transaction.” The alternative corporate reorganization selected may not provide you with the same economic benefits, as a holder of RIPI, DPPI or CBPI preferred shares, as you would receive in the Share Exchange.

The integration by Ultrapar of the operations of the Target Companies that will remain with Ultrapar may present significant challenges.

There is a significant degree of difficulty inherent in the process of integrating Ultrapar’s businesses with those of the Target Companies which will remain with Ultrapar following completion of the Transaction. These difficulties include:

•	the need to consolidate organizations with headquarters located in different cities;

•	the challenge of integrating the business cultures of the Target Companies with that of Ultrapar; and

•	the need to retain key officers and personnel of the Target Companies.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Ultrapar and the Target Companies’ businesses. Ultrapar’s senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of Ultrapar, service existing customers, attract new customers and develop new products or strategies. If Ultrapar’s senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Ultrapar’s business could suffer. Ultrapar and the Target Companies cannot assure you that they will successfully or cost-effectively integrate the Target Companies and Ultrapar’s existing businesses. The failure to do so could have a material adverse effect on Ultrapar’s business, financial condition and results of operations following completion of the Transaction.

The Ultrapar securities you receive in the Share Exchange will represent an investment in a fundamentally different business from that in which you originally invested.

You will receive Ultrapar preferred shares for your preferred shares of RIPI, DPPI or CBPI in the Share Exchange. The Target Companies will be combined with Ultrapar following completion of the Transaction. This combined entity will operate in sectors where RIPI, DPPI and CBPI have not historically conducted their businesses and will be a fundamentally different company from RIPI, DPPI and CBPI, with different risks and potential liabilities.

The market price of Ultrapar preferred shares after the Share Exchange may be affected by factors different from those that currently affect the preferred shares of Ultrapar, RIPI, DPPI or CBPI.

The businesses of Ultrapar, RIPI, DPPI and CBPI differ in some respects, and, accordingly, the results of operations of the Combined Company following consummation of the Share Exchange and the market price of Ultrapar shares following the Share Exchange may be affected by factors different from those currently affecting the individual results of operations of each of Ultrapar, RIPI, DPPI or CBPI. For a discussion of the businesses of Ultrapar, RIPI, DPPI and CBPI and of certain factors to consider in connection with those businesses, see “Information About the Companies” on page 110 and the documents included as annexes to this document and referred to under “Where You Can Find More Information” on page 217.

The market price of Ultrapar RIPI, DPPI and CBPI’s preferred shares is uncertain.

The exchange ratio in the Share Exchange is fixed, and there is no mechanism to adjust the exchange ratio in the event that the market price of the Ultrapar preferred shares declines. The trading market for RIPI, DPPI and CBPI preferred shares after the Share Exchange is approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the Share Exchange closes and you receive Ultrapar preferred shares, the liquidity of the RIPI, DPPI and CBPI preferred shares may decline and their volatility may increase. This could result in substantial fluctuations in the trading price for RIPI, DPPI and CBPI preferred shares.

The market price of Ultrapar, RIPI, DPPI and CBPI’s preferred shares may be adversely affected by arbitrage activities occurring prior to the completion of the Share Exchange.

The market price of RIPI, DPPI and CBPI preferred shares and Ultrapar preferred shares may be adversely affected by arbitrage activities occurring prior to the completion of the Share Exchange. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of RIPI, DPPI and CBPI preferred stock before the Share Exchange is completed and Ultrapar preferred shares before and after the Share Exchange is completed.

In connection with the Share Exchange, Target Company Shareholders will receive Ultrapar preferred shares, which are traded on the BOVESPA in Brazil, rather than Ultrapar ADSs, which are traded on the New York Stock Exchange.

In connection with the Share Exchange, Target Company shareholders will receive Ultrapar preferred shares, which are traded on the BOVESPA in Brazil, rather than Ultrapar ADSs, which are traded on the New York Stock Exchange. Because Ultrapar’s preferred shares trade on the BOVESPA and not on any U.S. stock exchange, price quotes for the preferred shares are provided in reais and information regarding the preferred shares may be more difficult to obtain than it would be for securities traded on a U.S. stock exchange. Holding Ultrapar preferred shares in the form of ADSs would have potential benefits for Target Company shareholders, such as easier access to trading information, which is provided in U.S. dollars. Moreover, since Ultrapar’s ADSs trade on the New York Stock Exchange, the ADSs are traded, cleared and settled according to U.S. market conventions. Dividend payments on the Ultrapar ADSs are made in U.S. dollars through the depositary for the ADR program, while dividend payments on the Ultrapar preferred shares are made in reais in accordance with

Brazilian law. In addition, we are obligated under our deposit agreement for our ADR program to provide notice, in English, to ADS holders regarding significant corporate events and this requirement protects your ability to stay informed as an Ultrapar shareholder.

As a result of the Transaction, Ultrapar will assume certain liabilities of the Target Companies and will assume all the risks relating to those liabilities.

You should be aware that because Ultrapar will assume certain liabilities of the Target Companies as a result of the Transaction, certain existing known or unknown financial obligations, legal liabilities or other contingent liabilities or risks of the Target Companies will become the responsibility of Ultrapar. These liabilities could cause Ultrapar to be required to make payments, incur charges or take other actions that could adversely affect Ultrapar’s financial position and results of operations and the price of Ultrapar’s preferred shares.

In connection with the Transaction, Ultrapar assumed R$459 million in net liabilities as of June 30, 2007, consisting of:

•

R$641 million in gross financial debt, primarily consisting of R$350 million in debentures, with a 5-year term, paying interest at a rate of 103.8% of the CDI per year, and approximately R$113 million in notes due in 2008, paying interest at a rate of 9.875% per year;

•	R$153 million related to pension funds and other contingencies; and

•	R$334 million in cash, cash equivalents and receivables from related parties.

If regulatory agencies impose conditions on approval of the Transaction, the anticipated benefits of the Transaction could be diminished.

While no governmental approvals are currently required in order to complete the transaction, if regulators were to impose any requirements for approval, Ultrapar and the Target Companies would vigorously pursue any such governmental approvals. If any such approvals were withheld, the benefits of the Transaction could be delayed, possibly for a significant period of time after the Acquiring Companies have approved the Transaction. In addition, if governmental agencies conditioned their approval of the Transaction on the imposition of conditions, Ultrapar’s operating results or the value of Ultrapar’s preferred stock could be adversely affected. Anticipated benefits of the Transaction that might not be realized include loss of revenue.

The Brazilian antitrust authority, the Conselho Administrativo de Defesa Econômica—CADE, is reviewing the Transaction and has the authority, following completion of the Transaction, to require one or more of the Acquiring Companies to dispose of assets acquired in the Transaction. While we believe it is unlikely that we will be required to divest any of the assets we acquire in the Transaction because these assets relate to industries in which we have not historically operated, there can be no assurance that this will not be the case. If we were required to divest certain of the Ipiranga Group assets we have acquired, we could fail to obtain all our objectives for the Transaction and our business, results of operations and financial condition could be materially adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains, including in the annexes hereto, a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Ultrapar, RIPI, DPPI and CBPI and may include statements for the period following the completion of the Transaction. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. These statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	strategy for marketing and operational expansion;

•	capital expenditures forecasts;

•	development of additional sources of revenue; and

•	the completion of the Transaction, according to the steps and the timetable discussed in this prospectus.

The forward-looking statements involve certain risks and uncertainties. The ability of either Ultrapar, RIPI, DPPI or CBPI to predict results or the actual effects of its plans and strategies, or those of the Combined Company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors” and in the 2006 Form 20-F, which is attached hereto as Annex A, as well as, among others, the following:

•	general economic and business conditions, including the price of crude oil and other commodities, refining margins and prevailing foreign exchange rates;

•	competition;

•	ability to produce and deliver products on a timely basis;

•	ability to anticipate trends in the industries in which it operates, including changes in capacity and industry price movements;

•	changes in official regulations;

•	receipt of official authorizations and licenses;

•	political, economic and social events in Brazil;

•	access to sources of financing and our level of debt;

•	ability to integrate acquisitions;

•	regulatory issues relating to acquisitions; and

•	availability of tax benefits.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document included as an annex to this prospectus.

All subsequent written forward-looking statements concerning the Transaction or other matters addressed in this document and attributable to Ultrapar, RIPI, DPPI, CBPI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Ultrapar, RIPI, DPPI and CBPI undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE TRANSACTION

The following is a description of the material terms of the Transaction. While Ultrapar, RIPI, DPPI and CBPI believe that the following description covers the material terms of the Transaction, the description may not contain all the information that is important to you. Ultrapar, RIPI, DPPI and CBPI encourage you to carefully read this entire document, including the annexes hereto, and the Transaction Agreements included as exhibits to the registration statement of which this prospectus forms a part, for a complete understanding of the Transaction.

Background of the Transaction

Ultrapar’s board of directors has from time to time engaged Ultrapar’s senior management in strategic discussions and has considered ways to continue growing and enhancing Ultrapar’s performance and prospects in light of competitive and other relevant developments. Ultrapar’s growth strategy has focused on organic expansion and acquisition opportunities in the businesses in which it operates or in complementary ones.

In September 2006, Ultrapar hired Estáter Assessoria Financeira Ltda. to advise and help it to evaluate the Target Companies, conduct the discussions with the Key Shareholders, structure the Transaction and prepare a binding offer. We also hired Machado, Meyer, Sendacz e Opice Advogados as our Brazilian legal counsel and Davis Polk & Wardwell as our U.S. legal counsel. In parallel, we engaged in conversations with Braskem and Petrobras that led to the execution of the Investment Agreement based upon such companies’ interests in keeping the Ipiranga Group’s Petrochemical Business and part of its fuel distribution business.

The price established for the acquisition of the RIPI, DPPI and CBPI shares was the result of a complex negotiation process. The negotiation was particularly complex due to the large number of parties involved. On the one hand, there were three purchasing parties—Ultrapar, Petrobras and Braskem—each of which was interested in different parts of Grupo Ipiranga’s businesses; and on the other hand, there were 67 individuals as selling shareholders, each of whom owned different interests in each of the three Target Companies. Each one of these parties had its own vision of the Ipiranga Group’s businesses, of the value of the assets being acquired and, most importantly, had an independent right to decide whether or not to enter into the SPA.

As a result, the price established for the acquisition of the RIPI, DPPI and CBPI shares does not represent the vision of one party or group of parties, but rather reflects a series of compromises necessary for all of the parties to reach a mutually satisfactory agreement.

On March 15, 2007, Ultrapar’s board of directors approved (i) a binding offer for the purchase of the shares of the Target Companies owned by the Key Shareholders and (ii) the execution by Ultrapar’s executive officers of all documents related to the Transaction.

The offer was presented to the Key Shareholders on March 17, 2007 and accepted on March 18, 2007. The Share Purchase Agreement and other related documents were executed on March 18, 2007, and the Transaction was announced in press releases issued by Ultrapar, Braskem, Petrobras, and the Target Companies on March 19, 2007.

On November 9, 2007, the management of Ultrapar and each of the Target Companies entered into the Protocol and Justifications, in which they each agreed to recommend to their respective boards of directors that such boards examine the Share Exchange and call meetings of shareholders required for the common shareholders of each company to approve the Share Exchange. The Protocol and Justifications describe the material reasons each of the management of Ultrapar and the Target Companies determined that it was in the best interests of each of their respective companies to recommend to the respective boards of directors that they approve the Share Exchange. See “Transaction Agreements—Protocol and Justifications” for more information regarding these agreements and the matters described therein.

On November 12, 2007, the boards of directors of Ultrapar and each of the Target Companies examined the Share Exchange and resolved to call shareholders meetings for the common shareholders of the respective companies to approve the Share Exchange. On November 12, 2007, following their examination of the Share Exchange, the boards of directors of Ultrapar and each of the Target Companies published announcements calling meetings of the common shareholders of each company for December 18, 2007.

Ultrapar’s Reasons for the Transaction

Introduction

Through the Transaction, Ultrapar is participating in an important step in the reorganization and consolidation of sectors that are fundamental to the growth of the Brazilian economy. Ultrapar believes the division of the Ipiranga Group’s assets among Ultrapar, Braskem and Petrobras will benefit the Brazilian economy because the Acquiring Companies will be in a position to provide focus, specialized management and strategic alignment to their respective assets. In addition, we believe that the Acquiring Companies will be able to make higher levels of investments in the Ipiranga Group assets they acquire and therefore develop their businesses to a greater extent than under the former owners, thereby stimulating growth in these key areas of the Brazilian economy.

The Ipiranga Group, one of Brazil’s largest and most well-established corporate conglomerates, operated in the same segments as Petrobras, Ultrapar and Braskem. In 2006, the Ipiranga Group was Brazil’s second-largest fuel distributor, with a network of 4,240 service stations. It also had a significant share of the petrochemical market, with the production of 650,000 tons of petrochemical resins through IPQ, and shared joint control with Braskem of Copesul, a petrochemical company that produces basic petrochemicals, such as ethylene, from naphtha, located in the southern petrochemical complex, in the state of Rio Grande do Sul. The consolidated net revenues of the Ipiranga Group in 2006 amounted to R$31 billion and net income amounted to R$534 million.

Following the Transaction, Ultrapar, already the largest LPG distributor in Brazil, became the second-largest group in the fuel distribution business in Brazil, with approximately 15% market share. Ultrapar believes that fuel distribution is a natural extension of LPG distribution because it has similar profitability drivers: logistics efficiency, management of a dealer network and leveraging a renowned brand. In addition, Ultrapar believes that the fuel distribution business presents attractive growth prospects in light of increased fuel consumption in Brazil in the past several years, principally due to increased national income and availability of credit.

Operational growth—already the leader in LPG market, Ultrapar became the second largest fuel distribution company in Brazil, with a market share of approximately 15%

The acquisition of the Ipiranga Group allowed Ultrapar to expand its operations in the oil-based fuel distribution business. Operating in Brazil since 1937, Ultragaz introduced LPG for domestic cooking and has become the Brazilian market leader in LPG, with a 24% market share, according to Sindigas - Sindicato Nacional das Empresas Distribuidoras de Gás Liqüefeito de Petróleo (the National Association of Liquid Petroleum Gas Distributors). As a result of Ultragaz’ leadership position and the worldwide LPG market’s maturity, Ultrapar feels that increasing its portfolio of products is important and fuel distribution is a natural extension of its LPG business. After closing of the SPA, in addition to being Brazil’s leading LPG distributor, Ultrapar has become Brazil’s second largest distributor of fuels and lubricants, with a market share of approximately 15%, based on information provided by ANP - Agência Nacional de Petróleo (the National Oil Agency).

Larger operating scale and administrative benefits

Ipiranga’s fuel distribution business has a strong operational track record with a solid business model and operating performance. Ipiranga’s volume sold per station (throughput) increased by an average of 8% from 2002-2005, while in this same period the market average of volume per station decreased by 5%, according to ANP. However, Ipiranga was burdened by a complex shareholder structure that led to delays in decision making and high administrative costs due to the need to maintain a large administrative structure supporting its controlling shareholders. In addition to reducing administrative expenses, we believe there are other opportunities to benefit from the Transaction, such as in procurement, from the complementary client portfolios of Ipiranga and Ultragaz and by leveraging businesses related to ethanol trade and logistics that involve Ipiranga, Oxiteno and Ultracargo.

Combination of efficiencies, logistics and resale management know-how

We believe that our expertise in logistics efficiency and the management of our dealer network that we have applied at Ultragaz will be complemented by Ipiranga’s know-how for maximizing efficiency and profitability.

Ultrapar will have two major brands for oil by-products distribution

Ipiranga is considered one of the most respected brands in Brazil and Ultragaz similarly has high brand recognition. We believe such brands are associated with quality, safety and efficiency. These brands’ reputations, combined with Ultrapar’s ability to invest, positions Ultrapar to benefit from growth opportunities through the supply of high-quality products and services and the introduction of new services and distribution channels.

Accelerate investments in the growth of Ipiranga’s operations

Strengthening for future expansion.    Ultrapar intends to use its efficient decision-making processes together with its solid financial position to leverage investment in Ipiranga and to thereby accelerate expansion through organic growth and acquisitions, in order to strengthen its market share in the regions in which it operates and to expand further into the rest of Brazil.

Potential growth in Brazilian consumption.     Recent economic indicators, including from IBGE - Instituto Brasileiro de Geografia e Estatística, or the Brazilian Institute of Geography and Statistics, have shown a decrease in Brazilian unemployment from 10% in September 2006 to 9% in September 2007. IBGE indicators have also shown an improvement in Brazilian GDP, which increased by 5% in the first half of 2007, compared to the same period in 2006. These factors, together with greater credit availability, as indicated by the 25% increase in the total amount of credit in the Brazilian financial system in the eight-month period ended August 2007, compared to the same period in 2006, according to the Brazilian Central Bank, have resulted in record levels of vehicle sales in the first half of 2007, which increased 25.7% in terms of new vehicles registered compared to the same period in 2006. Despite record car sales, however, Brazil’s current fleet is small compared to other Latin American countries, with 8 inhabitants per vehicle, whereas Argentina and Mexico have 5 inhabitants per vehicle, according to ANFAVEA - Associação Nacional dos Fabricantes Veículos Automotores (Brazilian Association of Vehicle Producers).

Based on the current expansion in the economy and recent increases in the availability of credit, together with the low ratio of inhabitants per vehicle, Ultrapar believes the outlook for increased Brazilian fuel consumption is positive in the near-term.

Potential growth in the biofuel market.    A highlight of the Brazilian automotive sector in 2007 was an increase in the number of flex-fuel vehicles, which run on engines adapted to function using either gasoline or ethanol, or any combination of the two. Currently flex-fuel vehicles account for approximately 11% of Brazil’s fleet, with the potential to increase to more than 50% in the next 5 years, according to Anfavea’s forecast (Agência Nacional dos Fabricantes de Veículos Automotores).

Consistently strong financial position.    Ultrapar has a consistent track record of growth focused on fiscal discipline. In part as a result of its solid financial position, Standard & Poor’s assigned the company a credit rating of brAA+ on a national scale (equivalent to Brazilian sovereign risk) and BB+ on a global scale, one grade below investment grade, which ratings were reassigned after the announcement of the Transaction. Ultrapar’s strong financial position allows it to increase its investments without compromising its solid financial position.

In connection with the Transaction, we increased our debt in order to acquire the Ipiranga Group securities owned by the Key Shareholders. Following completion of the Transaction and our receipt of funds from Petrobras and Braskem as payment for the Target Company assets distributed to each company, we expect to repay our debt incurred in connection with the Transaction.

The Key Shareholders’ Reasons for the Transaction

Ultrapar acquired a controlling interest in the common shares of the Target Companies in connection with the SPA. We believe the Key Shareholders agreed to enter into the SPA and sell their controlling interest in the Target Companies to Ultrapar because they considered the price offered for their securities to be attractive and they had an interest in monetizing their shareholdings.

Description of the Transaction

Overview

On March 19, 2007, Ultrapar, Petrobras and Braskem announced their intent to acquire the Ipiranga Group and that on March 18, 2007, Ultrapar entered into, and Petrobras and Braskem acknowledged, a Share Purchase Agreement, or the SPA, with the Key Shareholders of the principal companies comprising the Ipiranga Group: RIPI, DPPI and CBPI. As discussed further below, in connection with the Transaction, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the Transaction Agreements. See “—Transaction Agreements.”

To finance part of the Ipiranga Group acquisition, we issued unsecured debentures in the aggregate principal amount of R$889 million, in two series. The first series, in the aggregate amount of R$675 million, was issued on April 11, 2007. The second series, in the aggregate amount of R$214 million, was issued on October 22, 2007. The debentures have a term of one year, and a coupon rate of 102.5% of the interbank deposit certificates index, or CDI.

After the completion of the Transaction, the businesses of the Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil, as well as the logistics and chemical business of Ipiranga Group; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RIPI’s oil refining operations will be shared equally among Petrobras, Ultrapar and Braskem.

Before the Transaction there was no corporate relationship among Ultrapar, Braskem and Petrobras. Petrobras and Braskem, however, are principal suppliers to Ultrapar’s subsidiaries Ultragaz and Oxiteno: Petrobras supplies LPG to Ultragaz and Braskem is one of the principal suppliers of ethylene to Oxiteno. Petrobras is also the principal supplier of fuels, especially diesel and gasoline, to CBPI and DPPI. As of September 30, 2007, Ultrapar’s trade accounts payable to Petrobras and Braskem amounted to R$187 million and R$10 million, respectively. For the nine-month period ended September 30, 2007, Ultrapar’s total purchase transactions from Petrobras and Braskem amounted to R$9 billion and R$515 million. Ultrapar’s accounts payable to and purchase transactions with Petrobras correspond basically to the purchase of LPG by Ultragaz and the purchase of fuels by CBPI and DPPI, related to their fuel distribution business in the South and Southeast regions of Brazil. Ultrapar’s accounts payable to and purchase transactions with Braskem correspond to the purchase of ethylene by Oxiteno. Considering the type and size of the different businesses operated by the Ipiranga Group and in light of the interests of Petrobras and Braskem to expand in the petrochemical sector, as well as Petrobras’ desire to expand its fuel distribution business in Brazil, Ultrapar, Petrobras and Braskem decided to undertake the Transaction together.

Phases of the Transaction

The Transaction is divided into five phases: (1) the acquisition by Ultrapar of the RIPI, DPPI and CBPI shares held by the Key Shareholders, which closed on April 18, 2007; (2) the mandatory tender offers (pursuant to tag along rights held by common minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RIPI, DPPI, CBPI and IPQ, or the Mandatory Tender Offers, which were completed on November 8, 2007; (3) the tender offer by Braskem for the delisting of Copesul’s common shares from the BOVESPA, or the Public Tender Offer, which occurred on October 17, 2007; (4) exchange of the remaining common and preferred shares of RIPI, DPPI and CBPI for preferred shares of Ultrapar, or the Share Exchange; and (5) separation of the Target Companies’ assets, or the Separation of Assets. The completion of the Transaction is expected to occur in the fourth quarter of 2007.

Phase 1—Acquisition of the shares of the Key Shareholders. On April 18, 2007, pursuant to the SPA, Ultrapar acquired, from the Key Shareholders, shares issued by RIPI, DPPI and CBPI, as described below. The total consideration paid for this acquisition was R$2.1 billion, of which R$0.7 billion was effectively paid by Ultrapar. The shares acquired pursuant to the SPA from the Key Shareholders—who are approximately 67 individuals that controlled the Ipiranga Group through shareholders agreements—were divided into two groups: shares whose ownership was subject to the shareholders agreements among the Key Shareholders and shares that were not subject to the shareholders agreements.

	RIPI			DPPI			CBPI
	Number of Shares	% of Total Capital	Price per Share paid under SPA	Number of Shares	% of Total Capital	Price per Share paid under SPA	Number of Shares	% of Total Capital	Price per Share paid under SPA
Common Shares subject to the Target Companies Shareholders Agreement	5,746,232	19.41%	132.85184	5,449,388	17.03%	140.08671	n.a.	n.a.	n.a.
Common shares not subject to the Target Companies Shareholders Agreement	861,751	2.91%	106.28147	1,960,604	6.13%	112.06937	1,344,497	1.27%	58.10
Preferred shares	2,277,269	7.69%	38.93	2,239,899	7.00%	29.57	402	0.00%	20.55
Total shares	8,885,252	30.02%		9,649,891	30.16%		1,344,899	1.27%

Common shares held by the Key Shareholders that were not included in the Key Shareholders’ common shares subject to the shareholders agreements, were acquired pursuant to the SPA at a price equal to 80% of the purchase price of the common shares subject to the shareholders agreements. Preferred shares held by the Key Shareholders were purchased pursuant to the SPA based on such shares’ market price on the BOVESPA.

Phase 2—Mandatory Tender Offers for the common shares of RIPI, DPPI, CBPI and IPQ. As a result of the change of control of RIPI, DPPI and CBPI, under Art. 254-A of Law No. 6,404/76 and CVM Rule Nº 361, Ultrapar filed on May 2, 2007 with the CVM a request to register the Mandatory Tender Offers. Under Brazilian law, the price per share we are required to offer in the Mandatory Tender Offers must equal at least 80% of the price paid to the Key Shareholders. On September 14, 2007, the CVM approved the registration of the Mandatory Tender Offers for RIPI and DPPI’s common shares. On the same date, in connection with its review of the registration of the Mandatory Tender Offer for CBPI’s common shares, the CVM, through the Securities Registry Department, or SRE, determined that Ultrapar must carry out the Mandatory Tender Offer for CBPI’s common shares at a price of R$64.43 per common share, and not R$58.10, which was the price per share originally offered by Ultrapar. The SRE stated that it believed R$64.43 per share was the appropriate price to offer the remaining holders of CBPI common shares. The increase in the per share purchase price requested by the SRE increased the expected total cost of the CBPI Mandatory Tender Offer from R$175 million to R$194 million. The SRE’s decision was subject to appeal. However, in light of our obligation to avoid excessive delays in completing the Transaction and our focus on not delaying payments to CBPI’s minority common shareholders, we decided not to appeal the decision and adopted the price of R$64.43 per CBPI common share for the CBPI Mandatory Tender Offer. The registration of the CBPI Mandatory Tender Offer was approved on October 5, 2007.

The notices for the Mandatory Tender Offers for RIPI and DPPI were published on September 20, 2007, and the auctions for the purchases of the shares took place on October 22, 2007. Ultrapar acquired 2,771,761 common shares of RIPI, or 82% of the shares under the offer, and 1,274,718 common shares of DPPI, or 77% of the shares under the offer, in the respective auctions. Ultrapar extended the period for acquiring RIPI and DIPI common shares through November 8, 2007, and maintained the same terms as originally offered, for those shareholders not able to register their shares for the auctions prior to the original deadline. Ultrapar acquired 97,712 common shares of DPPI and 203,132 common shares of RIPI during this extended period, which together with the shares acquired during the original auction period amounted to 1,372,430 shares of DPPI, or 82% of the shares under the offer, and 2,974,893 shares of RIPI, or 88% of the shares under the offer.

The notice for the Mandatory Tender Offer for CBPI was published on October 9, 2007, and the auction for the purchase of the shares took place on November 8, 2007. Ultrapar acquired 1,574,486 common shares of CBPI, or 52% of the shares under the offer.

The total consideration paid under the Mandatory Tender Offers for DPPI, RIPI and CBPI common shares was R$576 million, of which R$161 million was paid by Ultrapar following reimbursements received from Petrobras and Braskem. The table below presents the per share and total amounts paid in the Mandatory Tender Offers, as well as the per share amounts adjusted pursuant to the Brazilian law requirement that the per share prices must be restated by the variation in the Taxa Referencial, or the Reference Rate or TR, (365 days basis) calculated on a pro-rata basis from auction dates to the relevant auction’s financial settlement date.

Company	Price per share	Price per share (TR adjusted)	Total (R$ million)
CBPI	64.43	64.91	102.2
DPPI	112.07	112.88	154.9
RIPI	106.28	107.05	318.5

Under Brazilian law, Braskem and Petrobras would ordinarily have been required to carry out a mandatory tender offer for the purchase of common shares held by the minority shareholders of IPQ. However, given the small number of minority shareholders of IPQ, the CVM waived the requirement for a mandatory tender offer. Accordingly, Braskem and Petrobras negotiated directly with the minority shareholders of IPQ and purchased their common shares on June 28, 2007, without a formal tender offer. In connection with these direct purchases, 2,427,807,049 shares were purchased from minority shareholders, representing 7.61% of the capital stock of IPQ, at R$0.05 per share, or R$118 million for all shares acquired.

Phase 3—Public Tender Offer for the delisting of Copesul’s common shares from the BOVESPA. In April 2007, Braskem filed a request with the CVM for the registration of the Public Tender Offer for the delisting of Copesul’s common shares, under Art. 4, § 4, of Law No. 6,404/76 and CVM Rule No. 361. Such tender offer took place on October 5, 2007 at a per share price of R$38.02, totaling to R$1.3 billion. Braskem purchased 34,040,927 shares, which corresponds to 99% of the total shares registered for the auction of the offer. The minimum percentage of shares required to be purchased for the delisting of Copesul was 67%. The delisting of Copesul’s common shares occurred on October 17, 2007.

Phase 4—Share Exchange. After the conclusion of the Mandatory Tender Offers, Ultrapar expects to carry out the Share Exchange, under Art. 252 and 264 of Law No. 6,404/76, in which it will exchange its preferred shares for the remaining outstanding common and preferred shares of DPPI, CBPI and RIPI, including your preferred shares. Following the completion of the Share Exchange, RIPI, DPPI and CBPI will become wholly owned subsidiaries of Ultrapar. The table below presents the exchange ratios applicable to the Share Exchange, expressed in terms of Ultrapar preferred shares per one Target Company preferred share.

Merger of Shares
Companies	Exchange Ratio
CBPI	0.41846
DPPI	0.64048
RIPI	0.79850

According to articles 224, 225 and 252 of Brazilian Corporate Law, prior to the extraordinary shareholders meetings that will approve the Share Exchange, each of RIPI, DPPI and CBPI must enter into a Protocol and Justification with Ultrapar. The Board of Officers of Ultrapar, RIPI, DPPI and CBPI approved their respective Protocol and Justification at their respective meetings held on November 9, 2007 and the three Protocol and Justifications were signed by officers of such companies on that same date. The Protocol and Justifications were examined by the boards of directors of Ultrapar, RIPI, CBPI and DPPI at their meetings held on November 12, 2007 and were submitted for approval by such companies’ shareholders at the shareholders meetings called to approve the Share Exchange. The Protocol and Justifications signed between Ultrapar and each of RIPI, DPPI and CBPI are included as exhibits to the registration statement of which this prospectus forms a part.

For comparison purposes, we present below the per share consideration to be paid for each preferred share of each Target Company according to the applicable exchange ratio and based on the closing price of Ultrapar’s preferred shares on March 16, 2007, which is the date on which the exchange ratios were determined.

We note that the per share consideration offered in the Share Exchange differs from the per share purchase price offered in the Mandatory Tender Offers. The difference is principally attributable to the fact that under Brazilian law, following a change of control, common shares held by minority shareholders have the right to participate in a mandatory tender offer in which they must be offered at least 80% of the consideration paid to the controlling common shareholders. No similar right for preferred shareholders exists under Brazilian law.

Company	Exchange ratio	Exchange ratio Consideration	Phase 2 price per share
Ultrapar	N/A	49.29	N/A
RPI	0.79850	39.36	106.28
DPPI	0.64048	31.57	112.07
CBPI	0.41846	20.63	64.43

Ultrapar’s capital structure before and after phase 4 will be as follows:

	Before	After
Common Shares	49.4	49.4
Preferred Shares	31.9	86.6
Total	81.3	136.0
% Common	61%	36%
% Preferred	39%	64%

Ultrapar will issue approximately 55 million preferred shares to complete the Share Exchange. If any holder of the preferred and common shares of Ultrapar, RIPI and DPPI and/or holders of common shares of CBPI dissents from the applicable Share Exchange transaction, the shareholder will have the right to withdraw as an Ultrapar, RIPI, DPPI or CBPI shareholder, as applicable. Under Brazilian law, because the CBPI preferred shares trade as part of a recognized stock exchange index, holders of CBPI preferred shares are not entitled to withdraw as shareholders of CBPI through the mechanism available to the common shareholders of CBPI and the common and preferred shareholders of RIPI and DPPI. The shareholder rights relevant to the Share Exchange are as follows:

•

Ultrapar Shares. Ultrapar’s bylaws will be amended in order to reflect the increase in paid-in capital and the issuance of new preferred shares. The new preferred shares to be issued will confer on their holders the same rights and privileges that are available to Ultrapar’s existing preferred shareholders. Ultrapar’s preferred shares confer the right to receive the same price as that paid to Ultrapar’s controlling shareholders in the event that a change of control transaction were to occur (constituting tag along rights of 100%).

•

Right of Withdrawal from Ultrapar. Under the terms of Art. 252, § 1 of Law No. 6,404/76, the holders of the preferred and common shares issued by Ultrapar who dissent from the Share Exchange will have the right to withdraw as shareholders of Ultrapar.

•

Right of Withdrawal from the Target Companies. Under Art. 252 § 2 and 264, § 3, of Law No. 6,404/76, the holders of common and preferred shares of RIPI and DPPI and holders of common shares of CBPI who dissent from the Share Exchange will have the right to withdraw as shareholders of such companies. See “—Appraisal Rights.”

Phase 5—Separation of Assets. After the completion of the Share Exchange, Ultrapar will carry out the Separation of Assets through a series of corporate restructurings designed to divide the former Ipiranga Group assets among itself and the other Acquiring Companies, as indicated in the diagram below:

Transaction Agreements

In March 2007, Ultrapar entered into a series of agreements which govern the Transaction and the relationship among Ultrapar, Petrobras and Braskem during the period in which the Transaction is being completed. In addition, on November 9, 2007, Ultrapar and each of the Target Companies entered into the Protocol and Justifications, in which they each agreed to recommend to their respective boards of directors that the boards of directors examine the Share Exchange. The brief summaries of these agreements, which we refer to as the Transaction Agreements, included below are qualified in their entireties by reference to the more extensive summaries and translations of the Transaction Agreements, which are included as exhibits to the registration statement of which this prospectus forms a part.

Investment Agreement

The Investment Agreement executed by Ultrapar, Petrobras and Braskem on March 18, 2007 and amended on April 18, 2007 regulates the relationship among the companies and is the principal Transaction Agreement.

Under the Investment Agreement, Ultrapar is acting as a commission agent, under Articles 693 through 709 of the Brazilian Civil Code, for Petrobras and Braskem for the purpose of completing the acquisition of RIPI and CBPI’s petrochemical business and of the Oil Refining Operations, and for Petrobras for the acquisition of CBPI’s Northern Distribution Business. The following is a brief summary of the material terms of the Investment Agreement:

•

Commission. Ultrapar is acting as a commission agent for Petrobras and Braskem, under Articles 693 through 709 of the Brazilian Civil Code. The object of the commission is (A) the execution of the Transaction by Ultrapar on behalf of Petrobras of the Northern Distribution Business, as well as the execution of the Transaction, on behalf of Braskem and Petrobras, of the Petrochemical Business; and (B) the transfer to Braskem and Petrobras of the Petrochemical Business and to Petrobras of the Northern Distribution Business. Braskem and Petrobras shall pay Ultrapar a commission on the date of the transfer of the Northern Distribution Business and the Petrochemical Business in the amount of R$5,000,000.00.

•

Price to Be Paid for the Petrochemical Business. The price to be paid for the Petrochemical Business is R$2.5 billion, and shall be paid by Braskem and Petrobras to Ultrapar in three installments, as follows: (a) a first installment of R$0.7 billion paid by Braskem and R$0.4 billion by Petrobras, (b) a second installment of R$0.3 billion paid by Braskem and R$0.2 billion by Petrobras and (c) a third installment of R$0.6 billion paid by Braskem and R$0.4 billion by Petrobras.

•

Price to Be Paid for the Northern Distribution Business. The price to be paid for the Northern Distribution Business is R$1.1 billion, and shall be paid by Petrobras to Ultrapar in three installments, as follows: (a) a first installment of R$0.3 billion, (b) a second installment of R$0.1 billion and (c) a third installment of R$0.7 billion.

•

Date of Asset Transfer. The Northern Distribution Business, the Petrochemical Business and the two one-third interests in the oil refining operations will be delivered after Ultrapar receives the three installments indicated above, which is expected to occur after the completion of the conditions regarding transfer of the assets.

•

Payment Dates. Braskem and Petrobras must pay Ultrapar each installment of the price of the Northern Distribution Business and the Petrochemical Business on the following dates, respectively: (a) April, 18, 2007, (b) the date of financial settlement by Ultrapar of the Mandatory Tender Offers and (c) the date of the effective transfer of the Northern Distribution Business to Petrobras and the Petrochemical Business to Braskem and Petrobras.

•	Guarantees. Ultrapar has pledged the following:

•	In favor of Braskem and Petrobras, in the proportions of 60% and 40%, respectively, all the common shares and 50% of the preferred shares issued by RIPI and acquired from the Key

Shareholders. The shares issued by RIPI acquired in the Mandatory Tender Offers will also be pledged in favor of Braskem and Petrobras, in the same proportion. After the exchange offer for the shares of RIPI, Ultrapar must ensure that the pledge of RIPI’s shares will be substituted by the pledge of IQ’s shares.

•

In favor of Petrobras, 31% of the common shares and 78% of the preferred shares of DPPI that it acquired from the Key Shareholders, as well as 100% of the common shares of CBPI that it acquired from the Key Shareholders. After the Mandatory Tender Offers, Ultrapar will pledge, in substitution for 1,482,751 common shares issued by DPPI, 3,013,903 common shares issued by CBPI that will be acquired, assuming that all the common shares issued by CBPI will be acquired in the Mandatory Tender Offers.

•

Transfer of the Assets. After the completion of the asset separation, Ultrapar shall transfer (A) the Petrochemical Business to Braskem, through the transfer of the common shares representing 60% of IQ’s capital, and to Petrobras, through the transfer of common shares representing 40% of IQ’s capital, and (B) the Northern Distribution Business, through the transfer to Petrobras of all the shares of the company spun-off from CBPI and then holding the Northern Distribution Business.

•

Delays or Justified Impediments to the Transfer of Assets. The commission is irrevocable; thus, in the event the transfer of the Northern Distribution Business and/or the Petrochemical Business (A) is in any way restricted or suspended, due to legal, judicial or administrative order, and remains restricted for a period of more than 120 days, or (B) has not occurred by April 18, 2008, an alternative reorganization will be implemented that, among other things, spins off CBPI, DPPI and RIPI, in order to separate the Northern Distribution Business and the Petrochemical Business into the spun-off companies, the shares of these spun-off companies being subsequently transferred to Petrobras and Braskem, as applicable.

Share Purchase Agreement

On March 18, 2007, Ultrapar, with the consent of Petrobras and Braskem, and the Key Shareholders entered into the SPA, which sets forth the terms and conditions regarding Ultrapar’s acquisition of a controlling stake in the Ipiranga Group. The SPA closed on April 18, 2007.

The total consideration paid by Ultrapar (for itself and on behalf of the other Acquiring Companies) to the Key Shareholders for their controlling interests in the Ipiranga Group companies was R$2,071,107,581.25. Pursuant to the SPA, the Key Shareholders sold 6,607,983 common shares and 2,277,269 preferred shares issued by RIPI; 7,409,992 common shares and 2,239,899 preferred shares issued by DPPI; and 1,344,497 common shares and 402 preferred shares in CBPI. Of these shares, 5,746,232 common shares issued by RIPI and 5,449,388 common shares issued by DPPI were subject to the provisions of the RIPI shareholder agreement of February 23, 1994 and the DPPI shareholder agreement of October 27, 1981, respectively.

The purchase price assigns the following values to each share: (i) R$132.85184 for each RIPI common share bound by the RIPI shareholder agreement; (ii) R$106.28147 for each RIPI common share not bound by the RIPI shareholder agreement; (iii) R$38.93 for each RIPI preferred share; (iv) R$140.08671 for each DPPI common share bound by the DPPI shareholder agreement; (v) R$112.06937 for each DPPI common share not bound by the DPPI shareholder agreement; (vi) R$29.57 for each DPPI preferred share; (vii) R$58.10 for each CBPI common share; and (viii) R$20.55 for each CBPI preferred share.

The parties enumerated a series of conditions precedent to the closing of the purchase, including the waiver of the right of first refusal by the owners of all common shares to acquire shares representing control of any of the Target Companies and the absence of any laws prohibiting the purchase and sale. Furthermore, prior to closing, the sellers were required to refrain from carrying out a variety of acts, including alterations to bylaws, corporate policies, dividends, or board member remuneration, mergers, encumbrance, transfer, or disposal of assets, creation of new corporate commitments, and amendments to old contracts and agreements, among others. In addition, the sellers would take all steps reasonably requested by the purchaser in order to facilitate the transfer of management. They were also required to allow the purchaser access to information that might be necessary for such purpose.

The purchaser and intervenors agreed to submit for approval the transactions set forth to CADE, to pay the costs associated with such submission, and also to file a request to register a public offering to acquire shares with voting rights issued by the Target Companies, with the CVM. The sellers, however, further entered into a covenant of non-competition, whereby they were bound, for five years hence, not to control or participate in any body or organization that participated in business activities directly or indirectly related to a specific subset of activities, or to set up ventures or partnerships that act in the same area of business as the Target Companies, or to approach any of the Target Company’s employees in an attempt to offer them employment or to encourage them to breach their labor agreements with the Target Companies.

Shareholders Agreements

The parties to the SPA also entered into shareholders agreements, pursuant to which during the period in which the Transaction was being completed: (i) the distribution business other than the Northern Distribution Business will be controlled and managed by Ultrapar, (ii) the Petrochemical Business will be controlled and managed by Braskem and Petrobras, in the respective proportions of 60% and 40%, (iii) the Northern Distribution Business will be controlled and managed by Petrobras and (iv) the assets related to RIPI’s oil refinery business will be controlled and managed jointly by Petrobras, Ultrapar and Braskem.

Target Companies’ Shareholders Agreement. On April 18, 2007, Ultrapar, Petrobras and Braskem entered into the Target Companies Shareholders’ Agreement, which governs the relationship among Ultrapar, Petrobras and Braskem regarding how the Target Companies’ IQ and IPQ’s businesses will be managed prior to the completion of the Transaction, except for the matters regulated by the RIPI Shareholders Agreement.

RIPI Shareholders Agreement. On April 18, 2007, Ultrapar, Braskem and Petrobras entered into the RIPI Shareholders’ Agreement, which governs the relationship among Ultrapar, Petrobras and Braskem regarding how RIPI’s oil refining operations will be managed prior to the completion of the Transaction.

Braskem/Petrobras Asset Security Agreement

On April 18, 2007, Ultrapar, Braskem and Petrobras entered the Braskem/Petrobras Asset Security Agreement, whereby Ultrapar pledged to Braskem and Petrobras, in the proportions of 60% and 40%, respectively, all of its common shares and 50% of the RIPI preferred shares it acquired from the Key Shareholders. The shares issued by RIPI acquired in the Mandatory Tender Offers will also be pledged in favor of Braskem and Petrobras, in the same proportions. After the exchange offer of the shares of RIPI, Ultrapar must ensure that the pledge of RIPI’s shares will be substituted by a pledge of IQ’s shares.

Petrobras Asset Security Agreement

On April 18, 2007, Ultrapar and Petrobras entered into the Petrobras Asset Security Agreement, whereby Ultrapar pledged in favor of Petrobras, 31% of the common shares and 78% of the preferred shares of DPPI that it acquired from the Key Shareholders, as well as 100% of the common shares of CBPI that it acquired from the Key Shareholders. After the Mandatory Tender Offers, Ultrapar will pledge, in substitution for 1,482,751 common shares issued by DPPI, 3,013,903 common shares issued by CBPI that will be acquired, assuming that all the common shares issued by CBPI will be acquired in the Mandatory Tender Offers.

Protocol and Justifications

On November 9, 2007, Ultrapar’s management entered into a Protocol and Justification with the management of each Target Company to agree on the reasons for the Share Exchange and on the criteria used to determine the exchange ratio of Ultrapar’s preferred shares for each Target Company’s common and preferred shares. On November 12, 2007, the board of directors of each Target Company examined its respective company’s Protocol and Justification and determined, based on the reasons set forth in the Protocol and Justification, that the Share Exchange is in the best interests of each of their respective companies. On the same date, the boards of directors also called meetings of their companies’ respective shareholders in order to approve the Share Exchange and the Protocol and Justifications. The Protocol and Justifications for each Target Company contain substantially similar terms.

As stated in each Protocol and Justification, the companies’ reasons for the Share Exchange include an interest in simplifying the Ipiranga Group’s corporate structure; increasing the liquidity of the Target Companies’ shares; developing and strengthening Ipiranga’s businesses; aligning the interests of Ultrapar and Ipiranga’s shareholders; and leveraging Ultrapar’s corporate governance practices.

The Protocol and Justifications establish three types of valuations of each company’s shares based on book value, future profitability and market value. Book value was established based on each company’s shareholders’ equity, as stated on its respective balance sheet as of September 30, 2007. Future profitability was established by the Deutsche Bank Valuation Report and the Credit Suisse Valuation Report and, under the Protocol and Justifications, was the basis for determining the exchange ratio applicable to each Target Company. Market value was established by the Apsis Valuation Report.

The Protocol and Justifications also acknowledge and guarantee the availability of appraisal rights for RIPI and DPPI shareholders that dissent from the Share Exchange and set forth the calculations of the appraisal values of the respective companies’ shares. The agreements stipulate that appraisal of RIPI’s shares will be limited to valuations based on book value, given that the exchange ratio offered by Ultrapar is more advantageous than the exchange ratio based on market value, while appraisal of DPPI’s shares is to be calculated based on either book value or market value.

Deutsche Bank Valuation Report

General

Ultrapar retained Deutsche Bank to deliver a valuation report in connection with the Share Exchange in accordance with Brazilian securities law. The report prepared by Deutsche Bank was delivered to Ultrapar on April 4, 2007. The original Deutsche Bank valuation report was filed with the CVM and was the subject of several requests from the CVM for additional explanatory disclosure to be included in the report. These requests did not relate to the quantitative information included in the report. Revisions to the valuation report were prepared to address these CVM requests. The final copy of the Deutsche Bank valuation report is included as an exhibit to the registration statement of which this prospectus forms a part.

You should consider the following when reading the summary of the Deutsche Bank valuation report below:

•

The report was prepared in compliance with the requirements imposed by Brazilian securities law, in particular CVM Rule No. 361, and was not prepared with a view toward complying with the published guidelines of the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information.

•

The full text of Deutsche Bank’s report, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the report, is included as an exhibit to the registration statement of which this prospectus forms a part. RIPI, DPPI and CBPI preferred shareholders are urged to read the report in its entirety. The summary of the report set forth in this prospectus is qualified in its entirety by reference to the full text of the report.

•	The report and its conclusions are not recommendations by Deutsche Bank as to whether RIPI, DPPI and CBPI preferred shareholders should take any action in connection with the Share Exchange or the

Transaction. The report is not a fairness opinion as such is understood under U.S. law or a recommendation to shareholders relating to the exchange ratio to be offered to the RIPI, DPPI and CBPI preferred shareholders. Brazilian law does not require an opinion from an investment bank that the consideration offered in a merger or acquisition is fair. Brazilian law also does not require that a valuation report be used to determine the price to be paid in a merger or acquisition or that any party to a merger or acquisition obtain the opinion of a third party that the price paid in such merger or acquisition is fair. The Deutsche Bank report was prepared in connection with Brazilian legal requirements relating to third-party independent valuation reports used in connection with merger and acquisition transactions. All shareholders should conduct their own analysis of the Transaction and should rely on their own financial, tax and legal advisors and not Deutsche Bank’s report in evaluating whether to take any action in connection with the Share Exchange or the Transaction.

•

In making their determinations as to whether or not to submit the Share Exchange to shareholder approval, Brazilian law did not require the boards of directors of Ultrapar, RIPI, DPPI and CBPI to make a specific determination regarding the fairness of the exchange ratio offered in the Share Exchange. Nevertheless, the board of directors of Ultrapar, RIPI, DPPI and CBPI diligently examined the Share Exchange and have recommended the transaction by submitting the matter for approval by the shareholders of such companies. The Deutsche Bank valuation report is one of the documents that was considered by the boards of directors in making their determination whether to recommend that the shareholders approve the Share Exchange.

Deutsche Bank discussed orally with the management of the Ipiranga Group certain non-public information regarding the Ipiranga Group in order to confirm the assumptions Deutsche Bank used in the preparation of its report. This discussion included, among other things, a description of the Ipiranga Group’s operations and strategy, including the main differences between the strategy of DPPI and CBPI for their respective fuel distribution businesses and management’s expectations regarding the Ipiranga Group’s future sales and product mix, certain financial analyses, including relating to the evolution of margins and projected working capital assumptions, balance sheet information, including the assurance that all relevant information was properly reflected in the balance sheets, to the best knowledge of management, production capacity information, including relating to the evolution of production capacity and mix, investment requirements, including relating to capital expenditures (maintenance and expansion) and marketing expenses, the prospects of the Ipiranga Group, including management’s expectations regarding the Ipiranga Group’s business going forward, maintenance of the current strategy and the analysis of historical performance as a benchmark for the Ipiranga Group’s future performance and the operations of the combined company following the Transaction, including management’s expectations regarding the impact of the Transaction on the Ipiranga Group’s current operations. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the stock of Ultrapar, RIPI, DPPI and CBPI, (ii) compared certain financial and stock market information for Ultrapar and the Ipiranga Group with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the agreements governing the Transaction, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Ultrapar or the Ipiranga Group, including, without limitation, any financial information, forecasts or projections considered in connection with the preparation of its valuation report. Accordingly, for purposes of its report, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Ultrapar or any member of the Ipiranga Group.

Any valuations, financial and other forecasts and/or estimates or projections and other assumptions contained in the valuation report (including, without limitation, regarding financial and operating performance), were prepared or derived from information (whether oral or in writing) supplied solely by the respective managements of Ultrapar, the Ipiranga Group and Braskem or derived from other public sources, without any independent verification by Deutsche Bank, and involve numerous and significant subjective determinations and assumptions by Ultrapar, the Ipiranga Group and Braskem, which may not be correct. As a result, actual results may vary materially from those shown in the valuation report. In addition, with respect to any such information made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Ultrapar, the Ipiranga Group and Braskem as to the matters covered thereby.

In preparing its valuation report, neither Deutsche Bank nor any of its affiliates or representatives make any express or implied representation or warranty, or express any view, as to the accuracy, reasonableness, completeness or achievability of any such financial and other forecasts and/or estimates or projections, or as to the determinations or assumptions on which they are based. Deutsche Bank’s report is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the report.

Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Ultrapar or the Ipiranga Group is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Ultrapar or the Ipiranga Group or materially reduce the contemplated benefits of the Transaction to Ultrapar.

Ultrapar did not provide specific instructions to, place any limitations on the scope of the investigation by, or request any procedures or factors be considered by, Deutsche Bank in performing its analyses or preparing the valuation report.

The report was based on the information available as of the date of the report, and the views expressed are subject to change based upon a number of factors, including market conditions and Ultrapar’s and the Ipiranga Group’s business and prospects.

Valuation Methodology Summary

Deutsche Bank conducted valuations of Ultrapar and the Ipiranga Group in accordance with the mandatory criteria of the CVM. In accordance with CVM Rule No. 361, Deutsche Bank prepared its valuations using the following methodologies and assumptions:

Economic value. The economic value analysis is based on a discounted cash flow analysis for certain business lines and a comparable multiples analysis for other business lines, each as further described below. The economic valuation analysis was based on publicly available information and discussions with management of Ultrapar and the Ipiranga Group and Braskem.

Market value. Deutsche Bank’s market value valuation analysis, which was based on average share prices weighted by traded volume during the twelve-month period ended March 16, 2007 (the last trading day before the announcement of the Transaction).

Book value. Deutsche Bank’s book value valuation analysis was based on the book value of the shares of Ultrapar, RIPI, DPPI and CBPI as reflected in their respective audited financial statements as of December 31, 2006.

Among the different valuation methodologies presented in the valuation report, Deutsche Bank believes that the economic value analysis based on discounted cash flow and comparable multiples is the most applicable methodology for valuing Ultrapar, RIPI, DPPI and CBPI.

CVM Rule No. 361/02 requires that one of three basic methodologies be used in preparation of a valuation report: economic value, market value or book value. Deutsche Bank believes that the economic value analysis based on discounted cash flow (“DCF”) is the most appropriate methodology for valuing Ultrapar, RIPI, DPPI and CBPI because the DCF analysis takes into consideration the future unlevered free cash flows of such companies and accounts for the time value of money by calculating the present value of the future cash flows, providing a more detailed picture of the investment to be valued by allowing the evaluator to consider a larger amount of information and a longer timeframe in its analysis. For certain business lines and subsidiaries of the Ipiranga Group, representing less than 10% of Ipiranga Group’s consolidated value, Deutsche Bank believes that an economic value analysis based on comparable multiples is the most appropriate methodology for valuing these business lines and subsidiaries because it better reflects updated company and comparable transactions values for such businesses considering the specific characteristics of their respective industries. The preparation of projections for those companies and the use of a DCF valuation would be imprecise and would not improve the quality of the analysis.

Discounted Cash Flow Analysis

Deutsche Bank performed a DCF analysis to value Ultrapar, the operating assets of DPPI, or DPPI Opco, the operating assets of CBPI, or CBPI Opco, Copesul, which is a subsidiary of IPQ, which is in turn a subsidiary of Ipiranga Química S.A., or IQ. All of IQ’s outstanding shares are held either by RIPI or CBPI. A DCF analysis is a method of evaluating the value of an asset by estimating the future unlevered free cash flows of such asset and taking into consideration the time value of money by calculating the present value, i.e. the current value of future cash flows, of these estimated cash flows. Deutsche Bank calculated the DCF values for each of Ultrapar, DPPI Opco., CBPI Opco., Copesul and IPQ as the sum of the net present value of (i) the estimated future cash flow that such business line will generate for the years 2007 through 2016 and (ii) the value of such business line at the end of such period (the “Terminal Value”).

In addition, in performing the DCF analyses, Deutsche Bank made several assumptions including, but not limited to, the following:

•	The base date for the DCF analyses is December 31, 2006.

•	Projections were prepared in nominal Brazilian reais, and each of the annual cash flows were converted to U.S. Dollars based on the average exchange rate for the year.

•	An exchange rate of 2.1385 R$/US$ is used as of December 31, 2006 to convert the net present value in U.S. Dollars to Brazilian reais.

•	The weighted average cost of capital is in nominal U.S. dollars.

•	Cash flow is generated in the middle of the year (in June) for purposes of discounting cash flows to present value.

•	The Terminal Values were calculated based on Gordon’s growth formula and include adjustments to capital expenditures, depreciation, tax rates and net operating working capital.

•	The perpetuity cash flows of petrochemical companies have been adjusted for mid-cycle.

The following table sets forth a summary of the results of the DCF analyses performed for each of Ultrapar, DPPI Opco, CBPI Opco, Copesul and IPQ.

Companies valued by discounted cash flow—DCF

Company	Description	TEV (R$ million)	g1	WACC
CBPI Opco	• A distributor of fuel to retail gas stations and industrial sites. In 2006, volume of core products was 11.6 billion m3	2,421	3.0%	12.2%

DPPI Opco	• A distributor of fuels to retail gas stations and industrial sites. In 2006, volume of core products was 1.8 billion m3	566	3.0%	12.3%

Copesul	• A petrochemical company that produces basic petrochemicals, such as ethylene, from naphtha, with volume of 2.96 million tons in 2006	5,635	0.0%	11.2%

IPQ	• A 2nd generation producer of high-end petrochemicals. Volume sold in 2006 was 636,100 tons	1,452	0.0%	11.8%

Ultrapar	• A distributor of liquefied petroleum gas (LPG), 2nd generation producer of petrochemicals, and a logistics provider for special products	5,879	3.0%	10.6%
Notes:	(1) Perpetual growth rate in US Dollar real terms.
“TEV” means “Total Enterprise Value,” which is total value of the business line calculated based on economic value of shareholders’ equity plus net debt as defined in the valuation report.
WACC – Weighed average cost of capital

Comparable Public Company Analysis

Deutsche Bank performed a comparable public company analysis for the operating assets of the following companies, each of which is a subsidiary of CBPI:

•	RIPI, or RIPI Opco,

•	Empresa Carioca de Produtos Químicos S.A., or EMCA,

•	AM/PM Comestíveis, or AM/PM, and

•	ISA-SUL.

For these business lines, the comparable multiples analysis involved comparing certain financial information and commonly used valuation measurements for the applicable business line to corresponding information and measurements for a publicly traded company or a group of publicly traded companies in the same industry.

The comparable public company analyses were conducted on a comparison of multiples for earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2006, except for certain petrochemical business lines for which a normalized average EBITDA (based on a three to five-year period) was used. The companies comprising each comparison group were chosen primarily because Deutsche Bank believed they share similar business characteristics to the respective business lines based on operational and financial metrics. However, none of the companies selected is identical or directly comparable to any of the analyzed business lines. Other companies may have been considered but not deemed relevant because their size, operations, target customers, product offerings, financial and operating metrics or other characteristics differ substantially from the analyzed business lines.

The companies were selected based on their similarities to the businesses developed by each of the Ipiranga Group Companies, with special attention to value drivers, growth potential and margins. Deutsche Bank used comparable transactions when they were available, and reviewed trading public companies that most closely replicated the business of the company being assessed. Deutsche Bank excluded from the sample companies or transactions that were not sufficiently comparable to the company being assessed.

RIPI Opco was valued based on comparisons with the following companies’ trading multiples:

•	Alon USA,

•	Delek US Holdings, and

•	Frontier Oil.

IQ was valued based on precedent transaction multiples using implied multiples in the acquisitions of:

•	Univar by ChemCentral,

•	NIB Capital by INT Muellor Chemical,

•	Brenntag by ICI, and

•	Vopak Distribution by Ellis & Everard.

IASA was valued based on precedent transaction multiples using implied multiples in the acquisitions of:

•	Frehner Construction by Aggregate Industries,

•	Better Materials Corp. by Hanson Building Materials,

•	S.E. Johnson by CRH plc,

•	Kiewit Materials by CSR, and

•	Mount Hope Rock Products, Northern Ohio Paving and Dolomite Group, The Shelly Company, Thompson-McCully, Dell Contractors and Millington Quarry and MA Segale—Icon Materials, all by CRH plc.

EMCA was valued based on commodity and specialty listed companies multiples:

•	Nova, BASF, Westlake, Dow, Lyondell PF, Braskem, Suzano Petroquímica and Petroquímica União (commodity companies), and

•	Clariant, Rhodia, Lubrizol, Huntsman and Celanese (specialty companies).

AM/PM was valued based on Brazilian retailer Pão de Acucar—CBD’s trading multiples.

Isa-Sul was valued based on the implied multiple derived from the DCF valuation of DPPI.

Comparable Precedent Transaction Analysis

Deutsche Bank conducted an analysis of selected precedent transactions in determining its valuation of Ipiranga Asfaltos S.A. or IASA. In such cases, Deutsche Bank reviewed the financial terms, to the extent publicly available, of numerous mergers and acquisition transactions involving companies in the same industries. The precedent transaction analyses were conducted on a comparison of multiples for earnings before interest, taxes, depreciation and amortization for the last twelve months (LTM) prior to a given transaction.

Deutsche Bank reviewed various precedent transactions and, based on qualitative judgments and complex considerations concerning differences between the characteristics of these transactions and the characteristics of the acquired company, selected the transactions that were considered most comparable to IQ and IASA. Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the comparable transactions and compared them to corresponding financial multiples for IQ and IASA. Deutsche Bank has also analyzed Isa-Sul Administração e Participação Ltda., a subsidiary of DPPI, whose operations are similar to DPPI Opco. For this reason, Deutsche Bank used the multiple of value derived from the DCF valuation on DPPI Opco and applied to Isa-Sul.

The following table sets forth a summary of the results of the comparable multiples analyses.

Companies valued by multiples

Business Line	Description / Methodology	TEV (R$mm)	TEV/‘06 EBITDA
RIPI Opco	• A refinery that has operated on a break even basis (sometimes given special tax incentives by the State) • Valuation based on comparable public company analysis	9	6.5x

IQ	• A chemical products distributor with over 5,000 clients in 50 different markets • Valuation based on comparable precedent transaction analysis	176	8.6x

EMCA	• A producer of specialty petrochemicals; consolidated by CBPI SA • Valuation based on comparable public company analysis	18	6.3x

IASA	• A producer of asphalt and pavement surface products • Valuation based on comparable precedent transaction analysis	89	6.8x

AM/PM Comestíveis	• A retail convenience store chain attached to DPPI and CBPI gas stations, consolidated by CBPI • Valuation based on comparable public company analysis	236	7.5x

Isa-Sul Administração e Part. Ltda.	• A subsidiary that owns 152 and operates 15 of the gas stations in DPPI’s region • Valuation based on the same multiple as DPPI-Opco implied by the DCF	140	8.8x

Note: “TEV” means “Total Enterprise Value,” which is total value of the business line calculated based on economic value of shareholders’ equity plus net debt as defined in the valuation report.

Summary Valuation Analysis

Set forth below are summaries of the share price valuations with respect to Ultrapar, RIPI, DPPI and CBPI as indicated by the valuation report. Each share price valuation under the economic value analysis shows a mid-point amount and a plus or minus 5% range as permitted by CVM Rule No. 361.

Ultrapar

The table entitled “Economic Value of Ultrapar” summarizes the economic value of Ultrapar shares as indicated by the valuation report. For purposes of the table, “Step 1” refers to the acquisition by Ultrapar of a controlling interest in the common shares of each of RIPI, DPPI and CBPI (completed on April 18, 2007), and “Step 2” refers to the completion of mandatory “tag-along” cash tender offers by Ultrapar for the remaining outstanding common shares of each of RIPI, DPPI and CBPI.

After completing Step 1 and Step 2, Ultrapar would have acquired shares equivalent to 41.3% of RIPI, 35.4% of DPPI, and 4.1% of CBPI. These stakes are equivalent to 41.3% of RIPI Opco, 38.5% of the distribution business of DPPI, and 16.9% of the distribution business of CBPI if all common shares of RIPI, DPPI and CBPI were acquired in the mandatory tender offers.

Value of the assets acquired by Ultrapar in Steps 1 and 2

(R$ million)		TEV(5)	Equity
Assets acquired by Ultrapar		591	497
RIPI Opco(1)	41.3%	1	(10)
DPPI distribution(2)	38.5%	272	290
CPBI distribution(3)	16.9%	315	217
CBPI EMCA(4)	16.9%	3	0

(1)	Includes 1/3 of the refinery.
(2)	Includes ISA-Sul.
(3)	Includes CBPI distribution and the AM/PM convenience stores in the South and Southeast.
(3)	Assumes that Petrobras will pay with cash for 100% of its stake and will assume no debt from CBPI.
(4)	EMCA will be 100% owned by Ultrapar.
(5)	Represents Ultrapar's stake in the acquired assets.

Therefore, prior to the Share Exchange, Ultrapar will have acquired assets worth 497 million Brazilian reais equity value, for which Ultrapar paid 876 million Brazilian reais according to the investment agreement among Ultrapar, Braskem and Petrobras.

The economic valuation presented above was considered by Deutsche Bank the most appropriate methodology for valuing Ultrapar’s shares. As required by the CVM Rule No. 361, Deutsche Bank also presented in the valuation report Ultrapar’s book value of R$23.86 per share as of December 31, 2006, and a market value based on the weighted average share price from March 15, 2006 to March 16, 2007 of R$43.08 per preferred share with respect to Ultrapar. Since Ultrapar’s common shares did not trade for the 12 months ending March 16, 2007, no market value analysis was performed with respect to those shares.

RIPI

The following table summarizes the economic value of RIPI shares as indicated by the valuation report.

The economic valuation presented above was considered by Deutsche Bank the most appropriate methodology for valuing RIPI’s shares. As required by the CVM Rule No. 361, Deutsche Bank also presented in the valuation report RIPI’s book value of R$19.50 per share as of December 31, 2006, and a market value based on the weighted average share price from March 15, 2006 to March 16, 2007 of R$32.75 per preferred share and R$45.81 per common share with respect to RIPI.

DPPI

The following table summarizes the economic value of DPPI shares as indicated by the valuation report.

The economic valuation presented above was considered by Deutsche Bank the most appropriate methodology for valuing DPPI’s shares. As required by CVM Rule No. 361, Deutsche Bank also presented in the valuation report DPPI’s book value of R$25.13 per share as of December 31, 2006, and a market value based on the weighted average share price from March 15, 2006 to March 16, 2007 of R$24.99 per preferred share and R$41.69 per common share with respect to DPPI.

CBPI

The following table summarizes the economic value of CBPI shares as indicated by the valuation report.

The economic valuation presented above was considered by Deutsche Bank the most appropriate methodology for valuing CBPI’s shares. As required by CVM Rule No. 361, Deutsche Bank also presented in the valuation report CBPI’s book value of R$14.68 per share as of December 31, 2006, and a market value based on the weighted average share price from March 15, 2006 to March 16, 2007 of R$18.32 per preferred share and R$21.72 per common share with respect to CBPI.

Conclusions

Share price range based on the economic value (R$ per share)

	-5%	Mid-range	+5%
CBPI	26.97	28.39	29.81
DPPI	41.11	43.28	45.44
RIPI	51.63	54.35	57.06
Ultrapar	64.48	67.87	71.26

Note: 10% range in compliance with CVM Rule No. 361.

Other Considerations

The foregoing summary describes certain analyses and factors that Deutsche Bank conducted in connection with the preparation of its report, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing the report. RIPI, DPPI and CBPI preferred shareholders are urged to read the full text of the report, which is included as an exhibit to the registration statement of which this prospectus forms a part. The report is not readily susceptible to summary description. Deutsche Bank believes that its report must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses or factors could create a misleading view of the process underlying the report.

In conducting its analyses and preparing its report, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to prepare and issue the valuation report and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of the proposed Transaction.

Ultrapar selected Deutsche Bank to prepare the valuation report based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions and related transactions. Deutsche Bank and its affiliates are experienced in advising and valuing Brazilian publicly listed companies. Ultrapar has retained Deutsche Bank pursuant to an engagement letter dated March 18, 2007. Deutsche Bank will receive U.S. $3,000,000 net of taxes for delivering the valuation report upon consummation of the Share Exchange. In addition to the fees payable to Deutsche Bank pursuant to the engagement letter and irrespective of whether the Share Exchange is consummated, Ultrapar has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the preparation and delivery of the valuation report or otherwise arising out of the retention of Deutsche Bank under the engagement letter. The expenses related to Deutsche Bank’s counsel, in excess of US$ 40,000.00, are subject to the prior written approval of Ultrapar. Ultrapar has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the Share Exchange.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG. As of the date of the report, Deutsche Bank and its affiliates owned equity and debt securities of Braskem and Petrobras. Deutsche Bank has also provided advisory services to Petrobras. Deutsche Bank and its affiliates may actively trade securities of Ultrapar, Braskem, Petrobras and/or any member of the Ipiranga Group for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Apsis Valuation Report

Apsis Consultoria Empresarial Ltda., or Apsis, has been engaged by Ultrapar and the Target Companies to conduct a valuation analysis for the purpose of appraising the equity of both Ultrapar and the Ipiranga Group. Apsis’ valuation analysis has been used to determine the market values of Ultrapar and the Target Companies’ shares. These values will be used in connection with the appraisal rights available to RIPI and DPPI preferred shareholders.

We have included below a summary of Apsis’s valuation report. The full report is included as an exhibit to the registration statement of which this prospectus forms a part.

General

In connection with the selection of financial advisors for the Share Exchange, Ultrapar and the Ipiranga Group received recommendations for Apsis Consultoria Empresarial Ltda., or Apsis. Apsis was requested to submit a proposal with respect to the fees and services to be provided in connection with the proposed transaction. Apsis was selected on the basis of its experience and expertise and the strength of its proposal. Subsequent to its selection, the Board of Directors of both Ultrapar and the Ipiranga Group ratified the appointment of Apsis.

Apsis was selected and retained as Ultrapar and Ipiranga’s financial advisor to render a valuation report solely for the purpose of appraising the market price of the equity of both Ultrapar and the Ipiranga Group, under the same criteria and on the same dates, for the purposes of Article 264 of Brazilian Corporate Law, based upon and subject to the considerations and limitations set forth in the valuation report. The valuation report prepared by Apsis is subject to the assumptions and considerations described in such valuation report. Apsis’ advisory services and valuation report were presented to the board of directors of each of Ultrapar and the Ipiranga Group on November 12, 2007 for use in consideration of the Share Exchange. The valuation report is not to be used by any other person or for any other purpose, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the merger of shares. Apsis did not make a recommendation with respect to the exchange ratio, which was determined through discussions between the parties to the Share Exchange.

Summary of Apsis’ Valuation Report

The Apsis valuation report was rendered to the Board of directors of both Ultrapar and the Ipiranga Group on November 12, 2007. This summary of the Apsis valuation report is qualified in its entirety by reference to the full text of the report.

Apsis was contracted by Ultrapar and Ipiranga Group to calculate the exchange ratios of RIPI, DPPI and CBPI shares not owned by Ultrapar, for Ultrapar shares, with the appraisal of the equity of both Ultrapar and the Ipiranga Group, under the same criteria and on the same dates, and at market price, for the purposes of Article 264 of Brazilian Corporate Law.

The report shows the assets and liabilities of Ultrapar and the Ipiranga Group at adjusted book net equity values for the Ipiranga Group and Ultrapar to reflect market values based on the assets approach.

In rendering its valuation report, Apsis held discussions with representatives of both Ultrapar and the Ipiranga Group concerning the nature of their assets and liabilities, in order to calculate the market value and adjust the book net equity of each of RIPI, DPPI and CBPI and Ultrapar. Apsis also performed technical visits in order to inspect the property, plant and equipment listed by Ultrapar, RIPI, DPPI and CBPI and their respective operating subsidiaries.

The Apsis valuation report was also based on the financial statements of Ultrapar and the Ipiranga Group as of September 30, 2007.

The managements of each of Ultrapar and the Ipiranga Group have advised Apsis that the financial information of each of Ultrapar, RIPI, DPPI and CBPI, respectively, as of September 30, 2007, was prepared in accordance with Brazilian Corporate Law. Ultrapar and the Ipiranga Group have directed Apsis to rely on such financial information, and Apsis has not performed an independent verification of such financial information and does not assume responsibility therefor.

In addition, in preparing its valuation report, Apsis assumed and relied on the accuracy, completeness and reasonableness of all financial and other information and data supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. In addition, Apsis assumed an obligation to conduct a physical inspection of the properties and facilities of Ultrapar, RIPI, DPPI and CBPI and their respective subsidiaries.

For the purpose of its valuation analyses, Apsis did not take into account tax-related effects that Ipiranga’s shareholders may experience in connection with the Share Exchange, or any fees and expenses that may be incurred in connection with the settlement of that transaction.

Apsis’ valuation report is necessarily based on information available to it and financial, stock market and other conditions and circumstances existing and disclosed to Apsis as of the date of the valuation report.

Apsis has no obligation to update or otherwise revise its valuation report should any future events or conditions affect its valuation analyses or conclusions.

The scope of Apsis’ valuation analyses was limited to the appraisal of the equity of each of Ultrapar, RIPI, DPPI and CBPI under the same criteria and on the same dates, and at market prices, for the purposes of Article 264 of Brazilian Corporate Law and did not address, among others:

•	treatment given to different classes of shares of each of Ultrapar, RIPI, DPPI and CBPI, as the case may be;

•	any other transaction relating to the shares of Ultrapar, RIPI, DPPI and CBPI, as the case may be;

•	Ipiranga’s underlying business decision to effect the Share Exchange, and

•	the prices at which RIPI, DPPI and CBPI or Ultrapar securities, as the case may be, may actually be sold.

Apsis’ valuation report is not intended to be and does not constitute a recommendation or opinion to Ultrapar or the Ipiranga Group, nor does it constitute a recommendation or opinion to any shareholder of Ultrapar or the Ipiranga Group, as to any matters relating to the Share Exchange.

Below is a summary of the material analyses undertaken by Apsis in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to fully understand the methodologies used by Apsis, the table must be read together with the text of the summary. The tables alone do not constitute a complete description of the analyses.

Using the financial statements provided by management of each of Ultrapar, RIPI, DPPI and CBPI, Apsis performed adjustments on the book value of their assets and liabilities, based on the assets approach—net equity at market value. This methodology comes from Brazilian GAAP, where the financial statements are prepared based on the historical cost principle, i.e. the acquisition cost. Based on this and basic accounting principles, the methodology used presumes book value of a company’s assets minus the book value of its liabilities is equal to the book value of its net equity. This methodology first considers the book value of the assets and liabilities, and requires adjustments to a few of these items, so as to reflect their likely market values. The result of this method may give an initial base to estimate a company’s value, and a useful base to compare the results of other methodologies. The asset approach attempts to determine a company’s value by adjusting the book values (net balance) to their respective fair market values. The assets and liabilities deemed relevant are evaluated by their fair market value, comparing this value to its book value (net balance).

The general appraisal criteria used to adjust the assets subject to appraisal at market price are detailed in Apsis’ complete report.

The adjustments discussed above, duly analyzed, are added to book net equity value to determine a company’s market value by the assets approach. The fair market value of a company will be the net equity, based on adjustments found for the appraised assets and liabilities.

The table below shows the market value of RIPI’s net equity, including the respective adjustments of the principal accounts:

RELEVANT ACCOUNTS		IN MILLION OF REAIS
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS		976.73	1,350.10	373.37

SHORT TERM ASSETS		143.14	141.40	(1.74)

LONG TERM ASSETS		0.42	0.42	0.00

PERMANENT ASSETS		833.17	1,208.28	375.11

Investments		798.10	1,086.39	288.29
DPPI	7.65%	69.58	82.13	12.55
CBP I	11.42%	210.10	257.85	47.75
IQ	58.53%	518.03	746.01	227.98
Outros		0.39	0.39	0.00
Fixed Assets		35.08	121.89	86.82
Equipment		17.45	88.05	70.59
Building		2.29	19.95	17.67
Land		11.46	10.02	(1.44)
Improvements in third part properties		0 .00	0.00	0.00
Constructions in progress		3 .80	3.80	0.00
Vehicles		0.04	0.04	0.00
Others		0.03	0.03	0.00

LIABILITIES		976.73	1,350.10	(373.37)

SHORT TERM LIABILITIES		107.83	136.62	(28.79)

LONG TERM LIABILITIES		99.40	99.80	(0.40)

NET EQUITY		769.50	1,113.68	(344.18)

Net Adjustment at Market		—	344.18	—

VALUE OF RIPI SHARES

29,600,000 shares	SHARE VALUE—PER SHARE
Book equity value	R$	25.996726
Adjustment per share	R$	11.627578
Equity amount adjusted at market value	R$	37.624304

The table below shows DPPI’s net equity at market price, including the respective adjustments of the principal accounts:

RELEVANT ACCOUNTS		IN MILLION OF REAIS
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS		1,017.74	1,215.18	197.44

SHORT TERM ASSETS		332.98	321.27	(11.71)

LONG TERM ASSETS		88.20	88.20	0.00

PERMANENT ASSETS		596.56	805.71	209.16

Investments		474. 86	609.72	134.86
CBPI	21.01%	386. 62	474.38	87.76
ISA-SUL	100.00%	57. 32	102.67	45.35
COFAL	100.00%	1. 13	2.89	1.76
MAX IFACIL	16.00%	29. 66	29.66	0.00
Others		0. 12	0.12	0.00
Fixed Assets		121. 70	195.99	74.29
Equipment		53. 74	77.51	23.77
Building		18. 37	38.45	20.08
Land		12. 97	43.42	30.44
Improvements in third part properties		18. 87	18.87	0.00
Constructions in progress		9. 22	9.22	0.00
Vehicles		1. 33	1.33	0.00
Others		7. 20	7.20	0.00

LIABILITIES		1,017.74	1,215.18	(197.44)

SHORT TERM LIABILITIES		73.72	88.55	(14.83)

LONG TERM LIABILITIES		34.05	53.00	(18.95)

NET EQUITY		909.97	1,073.63	(163.66)

Net Adjustments at Market		—	163.66	—

VALUE OF DPPI SHARES

32,000,000 shares	SHARE VALUE— PER SHARE
Book equity value	R$	28.436606
Adjustment per share	R$	5.114296
Equity amount adjusted at market value	R$	33.550902

The table below shows CBPI’s net equity at market price, including the respective adjustments of the principal accounts:

RELEVANT ACCOUNTS		IN MILLION OF REAIS
		BOOK VALUE	MARKET VALUE	ADJUSTMENT
ASSETS		3,123.50	3,787.39	663.89

SHORT TERM ASSETS		1,711.57	1,713.60	2.03

LONG TERM ASSETS		216.93	216.93	0.00

PERMANENT ASSETS		1,195.00	1,856.86	661.86

Investments		573.45	846.89	273.44
IQ	41.47%	346.54	528.57	182.03
TSB	20.00%	6.99	6.99	0.00
IASA	100.00%	32.02	49.63	17.61
TROPICAL	100.00%	14.98	11.43	(3.55)
EMCA	100.00%	18.92	39.53	20.61
AM PM	100.00%	81.50	138.24	56.74
ITL	100.00%	0.05	0.05	0.00
ICIE	100.00%	0.03	0.03	0.00
MAX-FACI L	34.00%	63.03	63.03	0.00
IMOBILIARIA	100.00%	7.99	7.99	0.00
Others		1.40	1.40	0.00
Fixed Assets		621.55	1,009.97	388.42
Equipment		360.77	485.28	124.51
Building		84.35	194.58	110.23
Land		96.28	249.96	153.68
Improvements in third part properties		24.98	24.98	0.00
Constructions in progress		46.45	46.45	0.00
Vehicles		8.72	8.72	0.00
Others		0.00	0.00	0.00

LIABILITIES		3,123.50	3,787.39	(663.89)

SHORT TERM LIABILITIES		814.41	888.88	(74.47)

LONG TERM LIABILITIES		469.22	640.62	(171.40)

NET EQUITY		1,839.87	2,257.89	(418.01)

Net Adjustments at Market		—	418.01	—

VALUE OF CBPI SHARES

105,952,000 shares	SHARE VALUE—PER SHARE
Book equity value	R$	17.365169
Adjustment per share	R$	3.945308
Equity amount adjusted at market value	R$	21.310477

The table below shows Ultrapar’s net equity at market price, including the respective adjustments of the principal accounts:

RELEVANT ACCOUNTS		IN MILLION OF REAIS
		BOOK VALUE	MARKET VALUE	ADJUSTMENTS
ASSETS		3,284.24	5,503.34	2,219.11

SHORT TERM LIABILITIES		114. 14	112.85	(1.29)

LONG TERM LIABILITIES		125. 25	125.25	0.00

PERMANENT ASSETS		3,044.85	5,265.25	2,220.40

Investments		3,032.08	5,252.48	2,220.40
Ultracargo	100.00%	216.54	499.84	283.30
Ultragaz Part	100.00%	425.04	1,134.64	709.60
Imaven	100.00%	49.56	63.83	14.27
Oxiteno S.A	99.99%	1,505.16	3,161.23	1,656.07
DPPI—SUL	37.55%	196.53	225.03	28.50
CBPI—SUL	15.27%	134.22	164.14	29.91
RPI—REFINO 1/3	40.28%	0.25	3.72	3.46
Goodwill/Discount		504.71	0.00	(504.71)
Others		0.06	0.06	0.00
Deferred Assets		12.77	12.77	0.00

LIABILITIES		3,284.24	5,503.34	(2,219.11)
SHORT TERM ASSETS		1,268.83	1,268.39	0.44

LONG TERM ASSETS		0. 46	0.46	0.00

NET EQUITY		2,014.96	4,234.50	(2,219.55)

Net Adjustments at Market		—	2,219.55	—

VALUE OF ULTRAPAR SHARES

81,325,409 shares	SHARE VALUE—PER SHARE
Book equity value	R$	24.776467
Adjustment per share	R$	27.292162
Equity amount adjusted at market value	R$	52.068629

After adjusting the net equity of RIPI, CBPI and DPPI and Ultrapar at market values, the following tables show the calculation of the exchange ratios:

EXCHANGE RATIOS CALCULATION

RIPI SHARE EXCHANGE

NET EQUITY AT MARKET
	Ultrapar		RIPI
NET EQUITY AT MARKET (IN MILLIONS OF REAIS)	R$	4,235	R$	1,114
TOTAL SHARES		81,325,409		29,600,000
PER THOUSAND OF SHARES (IN REAIS)	R$	52.068629	R$	37.624304
EXCHANGE RATIO		0.722591		1.000000

Note: Amount of Ultrapar shares for one RPI share

DPPI SHARE EXCHANGE

NET EQUITY AT MARKET
	Ultrapar		DPPI
NET EQUITY AT MARKET (IN MILLIONS OF REAIS)	R$	4,235	R$	1,074
TOTAL SHARES		81,325,409		32,000,000
PER THOUSAND OF SHARES (IN REAIS)	R$	52.068629	R$	33.550902
EXCHANGE RATIO		0.644359		1.000000

Note: Amount of Ultrapar shares for one DPPI share

CBPI SHARE EXCHANGE

NET EQUITY AT MARKET
	Ultrapar		CPPI
NET EQUITY AT MARKET (IN MILLIONS OF REAIS)	R$	4,235	R$	2,258
TOTAL SHARES		81,325,409		105,952,000
PER THOUSAND OF SHARES (IN REAIS)	R$	52.068629	R$	21.310477
EXCHANGE RATIO		0.409277		1.000000

Note: Amount of Ultrapar shares for one CBPI share

The preceding discussion is a summary of the materials furnished by Apsis to the board of directors of both Ultrapar and the Ipiranga Group, but it does not purport to be a complete description of the analyses performed by Apsis. The preparation of the valuation report is a complex process involving technical judgments and is not necessarily adequately represented by partial analyses or summary description. Accordingly, Apsis believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Apsis and its valuation report.

In its analyses, Apsis made numerous assumptions with respect to Ultrapar, RIPI, DPPI and CBPI, their respective subsidiaries, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ultrapar, the Ipiranga Group and Apsis. Any estimates contained in Apsis’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of the values of Ultrapar and the Ipiranga Group do not purport to be appraisals or necessarily to reflect the prices at which Ultrapar and the Ipiranga Group may actually be sold. Because these estimates are inherently subject to uncertainty, none of Ultrapar, RPI, DPPI, CBPI, Apsis, their respective affiliates or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Apsis’ qualifications to render the valuation report arise from its extensive experience as an internationally recognized consulting company engaged in, among others, the valuation of companies and other businesses and their securities in Brazil and elsewhere in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse Valuation Report

General

Banco de Investimentos Credit Suisse (Brasil) S.A., or Credit Suisse, was retained to deliver a valuation report for the use of the shareholders and boards of directors of RIPI, DPPI and CBPI. The valuation report prepared by Credit Suisse was delivered to RIPI, DPPI and CBPI on November 8, 2007 for their use in the proposed share exchange transaction in which the preferred shares of CBPI, DPPI and RIPI will be exchanged for preferred shares of Ultrapar (the “Transaction”). The base date for this valuation report is September 30, 2007. A copy of the Credit Suisse Valuation Report is included as an exhibit to the registration statement of which this prospectus forms a part.

You should consider the following when reading the summary of the Credit Suisse Valuation Report below:

•

The Credit Suisse Valuation Report was prepared in compliance with the requirements imposed by Brazilian securities law, in particular CVM Rule No. 319 and Articles 254-A and 137 from Law No. 6,404/64 (“Lei das S.A”), and was not prepared with a view toward complying with the published guidelines of the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information.

•

The full text of the Credit Suisse Valuation Report, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Credit Suisse in connection with the Credit Suisse Valuation Report, is included as an exhibit to the registration statement of which this prospectus forms a part.

•

The Credit Suisse Valuation Report should not be used for the purposes of Articles 8 and 170 of the Lei das S.A. or for any purpose other than as set forth above without the written consent of Credit Suisse.

•

The Credit Suisse Valuation Report and its conclusions are not recommendations by Credit Suisse as to whether shareholders of RIPI, DPPI and CBPI should take any action in connection with the Transaction. The Credit Suisse Valuation Report is not a fairness opinion as such is understood under U.S. law or a recommendation to shareholders relating to the exchange ratio to be offered to the shareholders of RIPI, DPPI and CBPI. Brazilian law does not require an opinion from an investment bank that the consideration offered in a merger or acquisition is fair. Brazilian law also does not require that a valuation report be used to determine the price to be paid in a merger or acquisition or that any party to a merger or acquisition obtain the opinion of a third party that the price paid in such merger or acquisition is fair.

•

The Credit Suisse Valuation Report was prepared in connection with Brazilian legal requirements relating to third-party independent valuation reports to be used in connection with merger and acquisition transactions. All shareholders should conduct their own analysis of the Transaction and should rely on their own financial, tax and legal advisors and not the Credit Suisse Valuation Report in evaluating whether to take any action in connection with the Transaction.

•

In making their determinations as to whether or not to submit the Share Exchange to shareholder approval, Brazilian law did not require the boards of directors of RIPI, DPPI and CBPI to make a specific determination regarding the fairness of the exchange ratio offered in the Share Exchange. Nevertheless, the board of directors of RIPI, DPPI and CBPI diligently examined the Share Exchange and have recommended the transaction by submitting the matter for approval by the shareholders of such companies. The Credit Suisse valuation report is one of the documents that was considered by the boards of directors of RIPI, DPPI and CBPI in making their determination whether to recommend that their respective company’s shareholders approve the Share Exchange.

In connection with Credit Suisse’s valuation analysis and its preparation of its valuation report, Credit Suisse has reviewed certain publicly available financial and other information concerning Ultrapar, RIPI, DPPI and CBPI and certain internal analyses and other information furnished to it by Ultrapar, RIPI, DPPI and CBPI. Credit Suisse has also held discussions with members of the senior managements of Ultrapar, RIPI, DPPI and CBPI. Credit Suisse discussed orally with the management of RIPI, DPPI and CBPI certain non-public information regarding RIPI, DPPI and CBPI in order to confirm the assumptions provided by RIPI, DPPI and CBPI to Credit Suisse for use in the preparation of its valuation report. This discussion included a description of the operations and strategy of RIPI, DPPI and CBPI, certain financial analyses, including relating to the evolution of margins and working capital assumptions, production capacity information, including relating to the production capacity mix and evolution, investment requirements, including for maintenance and expansion purposes, unit costs, marketing expenses, and prospects of RIPI, DPPI and CBPI, including relating to expectations regarding future trends and the sustainability of current strategy. In addition, Credit Suisse has (i) reviewed the audited consolidated financial statements of RIPI, DPPI and CBPI for the fiscal years 2004, 2005 and 2006, the financial statements of RIPI, DPPI and CBPI for the nine-month period ended September 30, 2007, which were reviewed by KPMG Auditores Independentes (“KPMG”), the consolidated financial statements of Ultrapar for the fiscal years 2004, 2005 and 2006, which were audited by Deloitte Touche Tohmatsu, and the financial statements of Ultrapar for the nine-month period ended September 30, 2007, which were reviewed by KPMG, (ii) reviewed other financial information received from Ultrapar, RIPI, DPPI and CBPI, including financial and operating projections for the next 10 years, (iii) reviewed the reported prices and trading activity for the stock of Ultrapar, RIPI, DPPI and CBPI, (iv) compared certain financial and stock market information for Ultrapar, RIPI, DPPI and CBPI with similar information for certain other companies whose securities are publicly traded, (v) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (vi) reviewed the terms of the agreements governing the Transaction, and (vii) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Credit Suisse has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Ultrapar, RIPI, DPPI or CBPI or any macroeconomic projections based on the “Banco Central do Brasil” projected scenario, including, without limitation, any financial information, forecasts or projections considered in connection with the preparation of its valuation report. Accordingly, for purposes of its valuation report, Credit Suisse has assumed and relied upon the accuracy and completeness of all such information and Credit Suisse has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Ultrapar, RIPI, DPPI or CBPI.

Any valuations, financial and other forecasts and/or estimates or projections and other assumptions contained in the Credit Suisse Valuation Report (including, without limitation, regarding financial and operating performance), were prepared or derived from information (whether oral or in writing) supplied solely by the respective managements of Ultrapar, RIPI, DPPI and CBPI or derived from other public sources, without any independent verification by Credit Suisse, and involve numerous and significant subjective determinations and assumptions by Ultrapar, RIPI, DPPI and CBPI, which may not be correct. As a result, actual results may vary materially from those shown in the Credit Suisse Valuation Report. In addition, with respect to any such information made available to Credit Suisse and used in its analyses, Ultrapar, RIPI, DPPI and CBPI have represented to Credit Suisse that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Ultrapar, RIPI, DPPI and CBPI as to the matters covered thereby.

In preparing its valuation report, neither Credit Suisse nor any of its affiliates or representatives make any express or implied representation or warranty, or express any view, as to the accuracy, reasonableness, completeness or achievability of the Transaction or any such financial and other forecasts and/or estimates or projections, or as to the determinations or assumptions on which they are based. The Credit Suisse Valuation Report is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Credit Suisse Valuation Report. Credit Suisse has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Ultrapar, RIPI, DPPI or CBPI is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Ultrapar, RIPI, DPPI or CBPI or materially reduce the contemplated benefits of the Transaction to RIPI, DPPI or CBPI.

In preparing its valuation report, Credit Suisse did not assume any difference between different classes of shares, considered RIPI, DPPI, CBPI and Ultrapar on a stand alone basis, and did not include any operating or fiscal gains or losses, including any goodwill, synergy and incremental costs generated from the Transaction. None of RIPI, DPPI and CBPI provided specific instructions to, placed any limitations on the scope of the investigation by, or requested any procedures or factors be considered by, Credit Suisse in performing its analyses or preparing its valuation report.

The views expressed in the Credit Suisse Valuation Report are subject to change based upon a number of factors, including market conditions and the businesses and prospects of Ultrapar, RIPI, DPPI and CBPI.

Valuation Methodology Summary

Credit Suisse conducted valuations of Ultrapar, RIPI, DPPI and CBPI in accordance with the mandatory criteria of the CVM. In accordance with CVM Rule No. 319, Credit Suisse prepared its valuations using the following methodologies and assumptions:

Economic value. The economic value analysis is based on a discounted cash flow analysis for certain business lines and a comparable multiples analysis for other business lines, each as further described below.

Market value. Credit Suisse’s market value valuation analysis was based on average share prices weighted by traded volume during the twelve-month period ended October 31, 2007.

Book value. Credit Suisse’s book value valuation analysis was based on the book value of the shares of Ultrapar, RIPI, DPPI and CBPI as reflected in their respective audited financial statements as of September 30, 2007.

Among the different valuation methodologies presented in its valuation report, Credit Suisse believes that the economic value analysis based on discounted cash flow and comparable multiples is the most applicable methodology for valuing Ultrapar, RIPI, DPPI and CBPI.

Credit Suisse believes that the economic value analysis based on discounted cash flow, or DCF, is the most appropriate methodology for valuing Ultrapar, RIPI, DPPI and CBPI because the DCF analysis takes into consideration the future unlevered free cash flows of such companies and accounts for the time value of money by calculating the present value of the future cash flows, providing a more detailed picture of the investment to be valued by allowing the evaluator to consider a larger amount of information and a longer timeframe in its analysis. Credit Suisse believes that an economic value analysis based on comparable multiples is the most appropriate methodology for valuing certain business lines and subsidiaries of RIPI, DPPI and CBPI. The preparation of projections for those companies and the use of a DCF valuation would be imprecise and would not improve the quality of the analysis.

Discounted Cash Flow Analysis

Credit Suisse performed a DCF analysis to value Ultrapar, DPPI Opco, CBPI Opco, AM/PM, Copesul and IPQ. A DCF analysis is a method of evaluating the value of an asset by estimating the future unlevered free cash flows of such asset and taking into consideration the time value of money by calculating the present value of these estimated cash flows. Credit Suisse calculated the DCF values for each of Ultrapar, DPPI Opco, CBPI Opco, AM/PM, Copesul and IPQ as the sum of the net present value of (i) the estimated future cash flow that such business line will generate for the years 2007 through 2016 and (ii) the value of such business line at the end of such period, or the Terminal Value.

In addition, in performing the DCF analyses, Credit Suisse made several assumptions including, but not limited to, the following:

•	The base date for the DCF analyses is September 30, 2007.

•	Projections were prepared in nominal Brazilian reais, and each of the annual cash flows were converted to U.S. dollars based on the average exchange rate for the year.

•	An exchange rate of US$1.00 = R$1.839 is used as of September 30, 2007 to convert the net present value in U.S. dollars to Brazilian reais.

•	The weighted average cost of capital is in nominal U.S. dollars.

•	The Terminal Values were calculated based on Gordon’s growth formula and include adjustments to normalize capital expenditures, depreciation, tax rates and net operating working capital.

•	The perpetuity cash flows of petrochemical companies have been adjusted for mid-cycle.

The following table sets forth a summary of the results of the DCF analyses performed for each of Ultrapar, DPPI Opco, AM/PM, CBPI Opco, Copesul and IPQ.

Companies valued by discounted cash flow – DCF

Company	Description	TEV(1) (R$ million)	g(2)	WACC(3)
CBPI Opco	• A distributor of fuel to retail gas stations and industrial sites. In 2006, volume of core products was 11.6 billion m3	2,328	5.5%	11.3%

DPPI Opco	• A distributor of fuels to retail gas stations and industrial sites. In 2006, volume of core products was 1.8 billion m3	514	5.5%	11.3%

AM/PM	• A retail convenience store chain attached to DPPI and CBPI gas stations, consolidated by CBPI	282	3.5%	10.9%

Copesul	• A petrochemical company that produces basic petrochemicals, such as ethylene, from naphtha, with volume of 2.96 million tons in 2006	4,756	2.5%	10.8%

IPQ	• A 2nd generation producer of high-end petrochemicals. Volume sold in 2006 was 636,100 tons	1,330	2.5%	10.9%

Ultrapar	• A distributor of liquefied petroleum gas (LPG), 2nd generation producer of petrochemicals, and a logistics provider for special products	6,210	4.2%	9.7%

(1)	“TEV” means “Total Enterprise Value,” which is the total value of the business line calculated based on the economic value of shareholders’ equity plus net debt as defined in the Credit Suisse Valuation Report.
(2)	Perpetual growth rate in U.S. dollar nominal terms.
(3)	WACC means weighed average cost of capital.

Comparable Public Company Analysis

Credit Suisse performed a comparable public company analysis for the operating assets of RIPI Opco and EMCA. For these business lines, the comparable multiples analysis involved comparing certain financial information and commonly used valuation measurements for the applicable business line to corresponding information and measurements for a publicly traded company or a group of publicly traded companies in the same industry. The comparable public company analyses were conducted based on a comparison of multiples for estimated 2007 EBITDA, except for petrochemical business lines of Copesul and IPQ for which a normalized average EBITDA (based on a three to five-year period) was used. The companies comprising each comparison group were chosen primarily because Credit Suisse believed they share similar business characteristics to the respective business lines based on operational and financial metrics. However, none of the companies selected is identical or directly comparable to any of the analyzed business lines. Other companies may have been considered but not deemed relevant because their size, operations, target customers, product offerings, financial and operating metrics or other characteristics differ substantially from the analyzed business lines.

The companies were selected based on their similarities to the businesses developed by RIPI, DPPI and/or CBPI, with special attention to value drivers, growth potential and margins. Credit Suisse used comparable transactions when they were available, and reviewed trading public companies that most closely replicated the business of the company being assessed. Credit Suisse excluded from the sample companies or transactions that were not sufficiently comparable to the company being assessed. RIPI Opco was valued based on comparisons with Alon USA, Delek US Holdings and Frontier Oil. IQ and IASA were valued based on precedent transaction multiples. EMCA was valued based on comparisons with commodity and specialty listed companies such as Nova Chemicals, Basf, Westlake, Dow Chemicals, Lyondell, Braskem, Suzano Petroquímica, Petroquímica União, Croda, Clariant, Rhodia, Lubrizol, Huntsman and Celanese. Isa-Sul was valued based on the implied multiple derived from the DCF valuation of DPPI.

Comparable Precedent Transaction Analysis

Credit Suisse conducted an analysis of selected precedent transactions in determining its valuation of IQ and IASA. In such cases, Credit Suisse reviewed the financial terms, to the extent publicly available, of numerous mergers and acquisition transactions involving companies in the same industries. The precedent transaction analyses were conducted based on a comparison of multiples for EBITDA for the last twelve months (LTM) prior to a given transaction.

Credit Suisse reviewed various precedent transactions and, based on qualitative judgments and complex considerations concerning differences between the characteristics of these transactions and the characteristics of the acquired company, selected the transactions that were considered most comparable to IQ and IASA. Credit Suisse calculated various financial multiples based on certain publicly available information for each of the comparable transactions and compared them to corresponding financial multiples for IQ and IASA. Credit Suisse also analyzed Isa-Sul, a subsidiary of DPPI, whose operations are similar to DPPI Opco. For this reason, Credit Suisse used the multiple of value derived from the DCF valuation on DPPI Opco and applied it to Isa-Sul.

The following table sets forth a summary of the results of the comparable multiples analyses.

Companies valued by multiples

Business Line	Description / Methodology	TEV(1) (millions of reais)	TEV/’07E EBITDA
RIPI Opco	• A refinery that has operated on a break even basis
	• Valuation based on comparable public company analysis	4	5.6x

IQ	• A chemical products distributor with over 5,000 clients in 50 different markets
	• Valuation based on comparable precedent transaction analysis	139	8.2x

EMCA	• A producer of specialty petrochemicals; • Valuation based on comparable public company analysis	25	7.0x

IASA	• A producer of asphalt and pavement surface products
	• Valuation based on comparable precedent transaction analysis	33	6.9x

Isa-Sul Administração e Part. Ltda.	• A subsidiary that owns 152 and operates 15 of the gas stations in the region in which DPPI operates
	• Valuation based on the same multiple as DPPI-Opco implied by the DCF	146	7.7x

(1)	“TEV” means “Total Enterprise Value,” which is the total value of the business line calculated based on the economic value of shareholders’ equity plus net debt as defined in the Credit Suisse Valuation Report.

Summary Valuation Analysis

Set forth below are summaries of the share price valuations with respect to Ultrapar, RIPI, DPPI and CBPI as indicated by the Credit Suisse Valuation Report. Each share price valuation under the economic value analysis shows a mid-point amount and a plus or minus 5% range.

Ultrapar

The table entitled “Economic Value of Ultrapar” summarizes the economic value of Ultrapar shares as indicated by the Credit Suisse Valuation Report.

The economic valuation presented above was considered by Credit Suisse the most appropriate methodology for valuing Ultrapar’s shares. Credit Suisse also presented in its valuation report Ultrapar’s book value of R$24.89 per share as of September 30, 2007, and a market value based on the weighted average share price from March 16, 2007 to October 31, 2007 of R$63.30 per Ultrapar preferred share. Since Ultrapar’s common shares only traded on two days in the 12-month-period ended October 31, 2007, no market value analysis was performed with respect to those shares.

RIPI

The following table summarizes the economic value of RIPI shares as indicated by the Credit Suisse Valuation Report.

RIPI	100% TEV (millions of reais)	(%)	TEV (millions of reais)
IQ	2,870.3	58.53%	1,680.0
CBPI	3,858.5	11.42%	440.6
DPPI	1,470.9	7.65%	112.5
RIPI Opco	4.0	100.00%	4.0

RIPI – Total Enterprise Value			2,237.2
(-) Net Debt			(651.2)
RIPI – Equity Value			1,586.1
Total number of shares (million)			29.60
		-5%		+5%
		←→
Price per Share (R$ per share)		50.90	53.58	56.26

The economic valuation presented above was considered by Credit Suisse the most appropriate methodology for valuing RIPI’s shares. Credit Suisse also presented in its valuation report RIPI’s book value of R$26.00 per share as of September 30, 2007, and a market value based on the weighted average share price from March 16, 2007 to October 31, 2007 of R$46.80 per RIPI preferred share and R$100.67 per RIPI common share.

DPPI

The following table summarizes the economic value of DPPI shares as indicated by the Credit Suisse Valuation Report.

DPPI	100% TEV (millions of reais)	(%)	TEV (millions of reais)
CBPI	3,858.5	21.01%	810.7
DPPI	660.2	100.00%	660.2

DPPI – Total Enterprise Value			1,470.9
(-) Net Debt			(56.1)
DPPI – Equity Value			1,418.8
Total number of shares (million)			32.00
		-5%		+5%
		←→
Price per Share (R$ per share)		42.00	44.21	46.42

The economic valuation presented above was considered by Credit Suisse the most appropriate methodology for valuing DPPI’s shares. Credit Suisse also presented in its valuation report DPPI’s book value of R$28.44 per share as of September 30, 2007, and a market value based on the weighted average share price from March 16, 2007 to October 31, 2007 of R$39.61 per DPPI preferred share and R$104.64 per DPPI common share.

CBPI

The following table summarizes the economic value of CBPI shares as indicated by the Credit Suisse Valuation Report.

CBPI	100% TEV (millions of reais)	(%)	TEV (millions of reais)
Copesul	4,755.9	29.46%	1,401.1
IPQ Opco	1,330.0	100.00%	1,330.0
100% IPQ			2,731.1
IPQ	2,731.1	100.00%	2,731.1
IQ Opco	139.3	100.00%	139.3
100% IQ			2,870.3
IQ	2,870.3	41.47%	1,190.3
CBPI Opco(a)	2,668.2	100.00%	2,668.2

CBPI – Total Enterprise Value			3,858.5
(-) Net Debt			(774.3)
CBPI – Equity Value			3,084.2
Total number of shares (million)			105.95
		-5%		+5%
		←→
Price per Share (R$ per share)		27.65	29.11	30.57

(a)	Includes AM/PM, IASA and EMCA.

The economic valuation presented above was considered by Credit Suisse the most appropriate methodology for valuing CBPI’s shares. Credit Suisse also presented in its valuation report CBPI’s book value of R$17.37 per share as of September 30, 2007, and a market value based on the weighted average share price from March 16, 2007 to October 31, 2007 of R$25.49 per CBPI preferred share and R$54.87 per CBPI common share.

Conclusions

Share price range based on the economic value (R$ per share)

	-5%	Mid-point	+5%
CBPI	27.65	29.11	30.57
DPPI	42.00	44.21	46.42
RIPI	50.90	53.58	56.26
Ultrapar	64.50	67.90	71.29

Other Considerations

The foregoing summary describes certain analyses and factors that Credit Suisse conducted in connection with the preparation of its valuation report, but is not a comprehensive description of all analyses performed and factors considered by Credit Suisse in connection with preparing its valuation report. RIPI, DPPI and CBPI preferred shareholders are urged to read the full text of the Credit Suisse Valuation Report, which is included as an exhibit to the registration statement of which this prospectus forms a part. The Credit Suisse Valuation Report is not readily susceptible to summary description. Credit Suisse believes that its valuation report must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses or factors could create a misleading view of the process underlying its valuation report.

In conducting its analyses and preparing its valuation report, Credit Suisse utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Credit Suisse to prepare and issue its valuation report and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, nor do they take into account any element of value that may arise from the accomplishment of the Transaction.

KPMG Valuation Report

Brazilian Corporate Law requires companies involved in a corporate reorganization, such as the Share Exchange, to present a valuation of their net book value determined in accordance with accounting principles generally accepted in Brazil. These reports are generally used to support the capital increase of the company which is issuing new shares, as well as to support book values of shares used in connection with appraisal rights.

A summary of KPMG’s reports relating to the book value of the preferred shares of Ultrapar, RIPI and DPPI follows:

Objective

The KPMG reports were issued exclusively in connection with the Share Exchange.

Valuation Criteria

As stated in the Protocol and Justifications, KPMG utilized the valuation criteria provided in articles 183 and 184 of Law 6404/76 for the purpose of determining the value of asset and liability accounts of Ultrapar, RIPI and DPPI, as of September 30, 2007 in order to evaluate each company’s net book value.

Examinations Performed and Effective Date

KPMG’s valuations were performed by comparing, through the application of test procedures, the asset and liability balances shown in the balance sheets of Ultrapar, RIPI and DPPI as of September 30, 2007 with the information contained in each company’s accounting books and other support documentation, in accordance with articles 183, 184 and 248 of Law 6404/76.

Results of the Evaluation

Based on the examinations described above, KPMG concluded that the equity net book value, as of September 30, 2007, of:

•	Ultrapar, was R$2,014,956,352.29, represented by 49,429,897 common shares and 31,895,512 preferred shares, resulting in a net book value per share of R$24.78.

•	RIPI, was R$769,503,076.33, represented by 9,982,404 common shares and 19,617,596 preferred shares, resulting in a net book value per share of R$26.00.

•	DPPI, was R$909,971,402.47, represented by 10,706,368 common shares and 21,293,632 preferred shares, resulting in a net book value per share of R$28.44.

Regulatory Approvals Required for the Transaction

Regulatory Approvals in the United States

Ultrapar, RIPI, DPPI and CBPI are not aware of any governmental approvals that are required for completion of the Transaction. It is presently contemplated that if any governmental approvals are required, those approvals will be sought. There can be no assurance, however, that any additional approvals will be obtained.

Regulatory Approvals in Brazil

The Transaction was submitted to the Brazilian antitrust authority, Conselho Administrativo de Defesa Econômica—CADE, which is currently reviewing the Transaction and its potential consequences on competition in the relevant Brazilian industries. Approval of the Transaction by CADE, however, is not required prior to the completion of the Transaction. However, if, following the completion of the Transaction, CADE determines that the Transaction or part of the Transaction has a material adverse effect on competition in Brazil, it may require that Ultrapar, Braskem or Petrobras divest all or part of the assets acquired in the Transaction. In light of the fact that the assets we are acquiring in the Transaction relate to the industries in which we have not historically operated, we do not believe that we will be required to divest any such assets as a result of the review of the Transaction by the Brazilian antitrust regulator.

Board of Directors and Executive Officers of the Combined Company

Upon completion of the Transaction, the board of directors and executive officers of Ultrapar are expected to remain the same. See our 2006 Form 20-F for further information concerning the board of directors and executive officers of Ultrapar.

Appraisal Rights

RIPI, DPPI and Ultrapar preferred shareholders are entitled to appraisal rights in connection with the Share Exchange with respect to the shares of each of their respective companies. For the purposes of Brazilian Corporate Law (Lei das Sociedades Anônimas), the Share Exchange constitutes a stock merger (incorporação de ações), whereby all shares of a target company are transferred to an acquiring company. The shareholders of the target company receive shares in the acquiring company in exchange for their shares in the target company. The result of the stock merger is that the target company becomes a wholly owned subsidiary of the acquiring company, and the shareholders of the target company become shareholders of the acquiring company.

In order for a stock merger to be carried out, general meetings of the shareholders of both the target and acquiring companies must be held and the shareholders of the two companies must approve the stock merger. Only holders of common shares have the right to vote at shareholders’ meetings. Preferred shareholders do not have the right to vote. In accordance with Brazilian Corporate Law a stock merger becomes mandatory for all shareholders, even the preferred shareholders who do not have the right to vote, if approved at the relevant shareholders meeting. When the Share Exchange is approved, shareholders who dissent from the decision have the right to exercise appraisal rights against their company, according to the Brazilian Corporate Law.

Holders of DPPI preferred shares who exercise their appraisal rights may choose to receive an amount per share based on either book value, or market value because the exchange ratio calculated with reference to market value is more favorable to DPPI shareholders than the exchange ratio offered by Ultrapar (which was calculated based on economic value). RIPI shareholders may exercise their appraisal rights based on book value only. Book values to be paid to RIPI and DPPI shareholders will be R$19.50 per RIPI share and R$25.13 per DPPI share and are based on RIPI’s balance sheet as of December 31, 2006 and DPPI’s balance sheet as of December 31, 2006, respectively. Market value is R$33.55 per DPPI share, based on the valuation report prepared by Apsis.

In a stock merger transaction, the appraisal rights can only be exercised after the approval of the stock merger and, consequently, after the general meeting of shareholders has been held. Appraisal rights may be exercised in the 30 days following publication of the resolution by the shareholders in a general meeting approving the transaction that triggers the appraisal rights.

Preferred shareholders of RIPI and DPPI are entitled under Brazilian Corporate Law to request that they be provided with book value information for their respective preferred shares updated to a date that is within 60 days of the date of the relevant shareholder meeting. Ultrapar has engaged KPMG to issue a report confirming the book value applicable to RIPI and DPPI preferred shares as of September 30, 2007, which is based on these companies’ interim financial information included in this prospectus. A copy of this report is included as an exhibit to the registration statement of which this prospectus forms a part.

Shareholders who vote in favor of approving the Share Exchange at the shareholders’ meeting do not have appraisal rights. Appraisal rights are reserved to those who voted against the Share Exchange, those who did not vote (including preferred shareholders) and those who did not attend the shareholders’ meeting.

Shareholders exercise their appraisal rights by sending a written notice to RIPI, DPPI or Ultrapar as applicable, informing the relevant company that they intend to exercise appraisal rights. Upon receipt of the notice, the relevant company is bound to buy the shares, and the shareholder is bound to sell them, unless the relevant company decides to reconsider the Share Exchange, as explained below.

Once the 30-day period for exercise of appraisal rights has expired, the shareholders no longer have any right to compel the relevant company to purchase their shares and the relevant company will proceed to determine how many shareholders exercised appraisal rights.

The Brazilian Corporate Law gives Ultrapar, RIPI, DPPI and CBPI a period of 10 days to call a new general shareholders’ meeting to reconsider the resolution that approved the Share Exchange if any of Ultrapar, RIPI, DPPI and CBPI believes that the total amount to be paid to the shareholders who exercised their appraisal rights could adversely affect their company’s financial situation. If the shareholders in a general meeting reverse their earlier decision, Ultrapar, RIPI, DPPI and CBPI as the case may be, is released from the obligation to pay the appraisal amount.

ACCOUNTING TREATMENT

The following should be read in conjunction with the “Unaudited pro forma Financial Statements,” “The Transaction” and the consolidated financial statements included in this prospectus, including in the annexes attached hereto. The several steps of the Transaction will be accounted for under Brazilian GAAP and U.S. GAAP as set forth below.

Closing of the Share Purchase Agreement

In connection with the Share Purchase Agreement, which closed on April 18, 2007, Ultrapar acquired a controlling interest in the common shares of each of RIPI, DPPI and CBPI. On the same date, Ultrapar, Braskem and Petrobras executed two shareholders’ agreements, one for RIPI, and the other for DPPI, CBPI, ICQ and IPQ, which established the rights and obligations among Ultrapar, Petrobras and Braskem relating to the management and control of RIPI, DPPI and CBPI during the period in which the Transaction is being completed. These agreements were signed in order to ensure that (i) Ultrapar fulfills its obligations owed to Petrobras and Braskem, including those established under the Investment Agreement, and (ii) Petrobras and Braskem are each entitled to manage, during the period in which the Transaction is being completed, the assets of RIPI, DPPI and CBPI that each such company will receive in the separation of assets that will occur in connection with the completion of the Transaction. For the closing of the SPA Ultrapar received funds from Braskem and Petrobras which were recorded as a liability, with an offsetting asset, since the net assets acquired for Braskem and Petrobras under the commission agreement are not controlled by, and will not remain with, Ultrapar. As a result, for the portion of the Target Companies’ net assets that will be transferred to Braskem and Petrobras, the net effect in Ultrapar’s financial statements under Brazilian GAAP and U.S. GAAP is zero. For the portion of the Target Companies’ net assets that will remain with Ultrapar, the difference between the price paid for them and their Brazilian GAAP book value was recorded as goodwill and is being amortized over 10 years. Under U.S. GAAP we adopted the purchase method of accounting for a step acquisition under the provisions of SFAS 141 “Business Combination”. Goodwill was recognized based on the excess of Ultrapar’s acquisition cost over the net amounts assigned to the fair value of assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

Mandatory Tender Offers

In connection with the Mandatory Tender Offers by Ultrapar for the remaining outstanding common shares of each of the Target Companies, the funds received from Braskem and Petrobras were recorded as a liability, with an offsetting asset, since the net assets acquired for Braskem and Petrobras under the commission agreement are not controlled by, and will not remain with, Ultrapar. As a result, for the portion of the Target Companies’ net assets that will be transferred to Braskem and Petrobras, the net effect in Ultrapar’s financial statements under Brazilian GAAP and U.S. GAAP is zero. For the portion of the Target Companies’ net assets that will remain with Ultrapar, the difference between the price paid for them and their Brazilian GAAP book value is recorded as goodwill, to be amortized over a 10 year period. Under U.S. GAAP we adopted the purchase method of accounting for a step acquisition under the provisions of SFAS 141 “Business Combination”. Goodwill is recognized based on the excess of Ultrapar’s acquisition cost over the net amounts assigned to the fair value of assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

Share Exchange

In connection with the Share Exchange, we will execute a capital increase, corresponding to the number of new Ultrapar preferred shares that will be required to be issued in order to exchange all of the Target Companies’ outstanding common and preferred shares for our preferred shares. Under Brazilian GAAP, we intend to register this capital increase in an amount established in the Transaction Agreements. For U.S. GAAP, we intend to value the new Ultrapar shares based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition were agreed to and announced, in accordance with paragraph 22 of SFAS 141 “Business Combination”. The capital increase will correspond to an increase in the investment by Ultrapar in the

Target Companies. The portion of the investment that corresponds to the net assets to be transferred to Braskem and Petrobras will be added to the previous steps’ amounts that pertain to the two companies. For the portion of the investment that corresponds to the net assets that will remain with Ultrapar, the difference between the value of this investment and its Brazilian GAAP book value will be recorded as goodwill and be amortized over 10 years. Under U.S. GAAP, we will adopt the purchase method of accounting for a step acquisition under the provisions of SFAS 141 “Business Combination”. Goodwill will be recognized based on the excess of Ultrapar’s acquisition cost over the net amounts assigned to the fair value of assets acquired and liabilities assumed. Goodwill is subject to annual impairment tests.

Split-up of Assets

In connection with the final phase of the Transaction, there will be a split-up of the Southern Distribution Business, Northern Distribution Business and the Petrochemical Business and subsequent transfer of the Petrochemical Business to Braskem and Petrobras, the Northern Distribution Business to Petrobras and one third ownership in RIPI to each of Braskem and Petrobras. In order to transfer the relevant assets to Petrobras and Braskem, the Target Companies will effect a spin-off of such assets and transfer them to Ultrapar. Ultrapar will then transfer those assets to Braskem and Petrobras in exchange for the funds received in steps 1 and 2 and will receive cash from Braskem and Petrobras for the portion of assets acquired by Ultrapar in the Share Exchange. In light of the accounting of each of the previous steps, we do not expect any significant gains or losses to be recorded under Brazilian GAAP and U.S. GAAP as a result of this step.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Davis Polk & Wardwell, the following are the material U.S. federal income tax consequences to holders who exchange preferred shares of RIPI, DPPI or CBPI for our preferred shares pursuant to the Share Exchange, and the material U.S. federal income tax consequences of holding and disposing of our preferred shares. This discussion applies only to “U.S. Holders” (as defined below) that hold preferred shares of RIPI, DPPI or CBPI and that will hold our preferred shares as a result of the Share Exchange as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding preferred shares of RIPI, DPPI or CBPI or our new preferred shares as part of a hedge, “straddle”, integrated transaction or similar transactions;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations; or

•	persons that own or are deemed to own ten percent or more of our voting stock.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisor concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of preferred shares in your particular circumstances.

As used herein, the term “U.S. Holder” means a beneficial owner of preferred shares of RIPI, DPPI or CBPI, that is, for U.S. federal tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Share Exchange

A U.S. Holder will recognize gain or loss on the exchange of preferred shares of RIPI, DPPI or CBPI for our preferred shares in an amount equal to the difference between the fair market value of our preferred shares received and the U.S. Holder’s tax basis in the preferred shares of RIPI, DPPI or CBPI exchanged. In general, such gain or loss will be treated as long-term capital gain or loss if the shares exchanged have been held for more than one year at the time of exchange. For U.S. federal income tax purposes, any gain or loss realized by a U.S. Holder will be treated as U.S. source gain or loss.

As a consequence of the exchange, a U.S. Holder’s adjusted basis in our preferred shares will be equal to the fair market value of our preferred shares on the date the U.S. Holder made the exchange, and the holding period of our preferred shares received will begin on the day immediately following such date.

An exchanging U.S. shareholder may have different consequences if RIPI, DPPI or CBPI, as the case may be, is or was a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year during which such U.S. Holder held the exchanged shares. Because PFIC status depends on the composition of a company’s assets and income from time to time and because the relevant taxable periods for conducting this analysis may be different for each holder, we have not undertaken to determine whether any of RPI, DPPI, or CBPI is or was a PFIC for any taxable year. Exchanging U.S. Holders are urged to consult with their own tax advisors regarding the PFIC status of RPI, DPPI, or CBPI, as the case may be, for the periods during which they have held their shares and as to the U.S. federal income tax consequences to them of exchanging their shares if RPI, DPPI, or CBPI, as the case may be, is or was a PFIC.

Ownership of Our Preferred Shares

Taxation of distributions. Distributions paid with respect to preferred shares will be includable in the income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of Ultrapar, as determined for U.S. federal income tax purposes. As discussed in the following two sentences, although the matter is not free from doubt, under current law, dividends paid to non-corporate U.S. Holders on preferred shares in taxable years beginning before January 1, 2011, will generally be taxable at a maximum rate of 15%, provided that certain holding period and other requirements are satisfied. Current law requires that to qualify for the lower 15% rate, dividends must be paid in respect of stock that is readily tradable on a securities exchange in the United States. Notwithstanding the fact that our ADSs are currently listed on the New York Stock Exchange, it is possible that the Internal Revenue Service could argue that dividends paid in respect of our preferred shares do not qualify for the lower 15% rate. U.S. Holders should consult their own tax advisors regarding the availability of this lower tax rate in their particular circumstances. For purposes of these rules, the amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. In addition, the taxable amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, if any, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the U.S. Holder. The U.S. Holder may have foreign currency gain or loss if the amount of such dividend is not converted into U.S. dollars on the date of its receipt.

Dividends paid by us generally will be treated as foreign source dividend income to U.S. Holders and will not be eligible for the dividends received deduction. Subject to certain limitations, Brazilian withholding tax, if any, paid in connection with any distribution with respect to preferred shares may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder if such U.S. Holder elects for that year to credit all foreign income taxes; otherwise, such Brazilian withholding tax may be taken as a deduction. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors concerning the availability and utilization of the foreign tax credit.

Sale and other disposition of our preferred shares. Gain or loss realized by a U.S. Holder upon the sale, exchange or other disposition of a preferred share will be subject to U.S. federal income tax as U.S. source capital gain or loss in an amount equal to the difference between the amount realized on the disposition of the preferred share and the U.S. Holder’s tax basis in the preferred share. The gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the preferred share exceeds one year. If a Brazilian income tax is imposed on the sale or disposition of preferred shares, and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able effectively to credit such Brazilian tax against its U.S. tax liability. U.S. Holders should consult their tax advisors regarding the U.S. federal tax treatment of capital gains, which may be taxed at lower rates than ordinary income for individuals, and losses, the deductibility of which is subject to limitations.

Passive foreign investment company. Special U.S. tax rules apply to U.S. Holders that own shares in a PFIC. In general, we will be classified as a PFIC in a particular taxable year if either:

•	75% or more of our gross income consists of passive income, such as dividends, interest, rents and royalties; or

•	50% or more of our assets, by value, determined on the basis of a quarterly average, consists of assets that produce, or are held for the production of, passive income.

Based on a review of our income and assets, we believe that we are not a PFIC for U.S. federal income tax purposes and we do not expect to be a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, goodwill and less than 25 percent owned equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we are treated as a PFIC in any taxable year during which a U.S. Holder owns preferred shares, gain recognized by such U.S. Holder on the sale or other disposition of the preferred shares will be allocated ratably over the U.S. Holder’s holding period for the preferred shares. The amounts allocated to the taxable year of the sale or other exchange and to any year before we become a PFIC will be taxable as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that year for individuals or corporations, as appropriate, and an interest charge will be imposed on the amount allocated to such taxable year. Further, any distribution in respect of the preferred shares in excess of 125 percent of the average of the annual distributions on preferred shares received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, will be subject to taxation as described above. Certain elections may be available (including a mark-to-market election) to U.S. persons that may mitigate the adverse consequences resulting from PFIC status.

In addition, if we are treated as a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders will not apply in that year or the next year.

U.S. backup withholding and information reporting. Payment of dividends and other proceeds in connection with the preferred shares made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) in the case of backup withholding, provides a taxpayer identification number on a properly completed Internal Revenue Service Form W-9 or a substitute form and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding is creditable against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

BRAZILIAN TAX CONSEQUENCES

The following discussion is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time. There is currently no treaty for the avoidance of double taxation between Brazil and the United States.

The following discussion mainly summarizes the principal Brazilian tax consequences of the transactions described in this prospectus to a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes (a “U.S. holder”). This discussion does not address all possible Brazilian tax consequences relating to the Exchange of Shares and does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder. You should consult your own tax advisor regarding taxes that may arise in connection with the Exchange of Shares.

Despite the lack of specific provisions in Brazilian tax legislation with respect to the Share Exchange, there are good legal grounds to sustain that the exchange by a U.S. person or entity of preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council Regulations, or Resolution 2,689/00, or are registered as a foreign direct investment under Law 4,131/62 would not be subject to income tax pursuant to Brazilian law. However, the exercise of appraisal rights is a taxable transaction.

Taxation on Gains—Share Exchange

There are good legal grounds to sustain that the exchange of shares would not be subject to income tax pursuant to Brazilian law. Nevertheless, in case these arguments do not prevail, the following rule will apply to calculate the taxable gains:

•

Gains that may be realized through the exchange of RIPI, DPPI or CBPI shares for Ultrapar shares (e.g., cases of foreign direct investment under Law 4,131/62) could be subject to tax at a rate of 15%, unless the investor is established in a tax haven, in which case the applicable rate would be 25%. This rule would apply even in case of an investment made under Resolution 2,689/00, since the exchange of shares would be considered as a transaction carried out off of a stock exchange. These gains would be measured by the difference between the transaction cost of RIPI, DPPI or CBPI shares and the amount attributed to the received Ultrapar shares upon the exchange of shares. Both amounts should be considered in Brazilian currency without any correction for inflation as of 1996. Although there is a controversy surrounding this issue, there are arguments to sustain that the transaction cost of foreign investments should be indexed in foreign currency.

Taxation on Gains—Exercise of Appraisal Rights

Gains that may be realized through the exercise of appraisal rights would be subject to tax at a rate of 15%, unless the investor is established in a tax haven, in which case the applicable rate would be 25%. This rule would apply even in case of an investment made under Resolution 2,689/00, since the exercise of appraisal rights would be considered as a transaction carried out off of a stock exchange. Both amounts should be treated as being in Brazilian currency without any correction for inflation as of 1996. Although there is a controversy surrounding this issue, there are arguments to sustain that the transaction cost of foreign investments should be indexed in foreign currency.

Taxation on Gains—Future Disposals of Ultrapar’s Shares

In case of future disposal of the preferred shares received upon the exchange of shares, potential gains realized by U.S. or non-resident holders would be taxed in Brazil, as follows:

•

In case of disposal to another U.S. holder or non-Brazilian holder, Brazilian income tax would apply, as of February 2004, at 15%, except if the beneficiary is located in a low-tax jurisdiction, in which case the applicable rate would be of 25%. There may be arguments to challenge the imposition of the

Brazilian tax on this transaction. Nevertheless, because the provision is very recent and has not been tested before Brazilian courts, we may not predict whether this discussion will prevail in the future;

•

In case of transactions carried on the Brazilian stock exchanges by investors who entered the country under Resolution 2,689/00 of the National Monetary Council Regulations, a tax exemption would apply and gains would not be taxed in Brazil, except if the investor is domiciled in a tax haven, in which case the applicable rate would be of 15%;

•

In case of transactions carried outside of the Brazilian stock exchange by investors under Resolution 2,689/00, the applicable withholding tax rate would be 15%, except if the investor is located in a low-tax jurisdiction, in which case the applicable rate would be 25%;

•

In case of transactions carried on, or out of, the Brazilian stock exchange by investors that are not under Resolution 2,689/00 (Law 4,131/62 regime), the applicable withholding tax would be 15%, except if the transaction is carried out of the Brazilian stock exchange and the beneficiary is located in a tax haven, in which case the applicable rate would be 25%.

There can be no assurance that the current preferential treatment for U.S. and non-Brazilian holders of shares under Resolution 2,689/00 will be maintained.

Gain on the disposal of shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the Transaction cost of the shares sold, measured in Brazilian currency, without any correction for inflation as of 1996. Although there is a controversy surrounding this issue, there are arguments to sustain that the Transaction cost of foreign investments should be indexed in the currency of that foreign country.

Shareholders’ Compensation

Taxation of dividends and interest on capital will be the same for RIPI, DPPI and CBPI shareholders.

(A) Taxation of Dividends. Dividends paid by Ultrapar in cash or in kind out of profits generated on or after January 1, 1996 to a non-Brazilian holder in respect of preferred shares will not be subject to Brazilian withholding tax.

(B) Distributions of Interest on Capital. Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative to making dividend distributions. The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time. The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made. Payments of interest on capital are approved by the shareholders on the basis of recommendations of the company’s board of directors. Usually the board of directors approves the payment of interest on capital, subject to ratification by the general meeting.

Distributions of interest on capital paid to Brazilian and non-Brazilian holders of common shares and preferred shares are deductible by Ultrapar for Brazilian corporate tax purposes, within the limits referred above. Payments to non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a tax haven jurisdiction (i.e., a country that does not impose any income tax or that imposes tax at a rate of less than 20%), the rate will be 25%. The tax treatment of interest on capital at the recipient level varies according to such recipient’s jurisdiction. You should consult with your own tax advisor regarding the tax treatment applicable to you.

Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends Ultrapar is obligated to distribute to its shareholders in accordance with its by-laws and the Brazilian Corporate Law. Distributions of interest on capital in respect of common shares and preferred shares may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

No assurance can be given that the board of directors of Ultrapar will recommend that future distributions of profits will be made by means of interest on capital. Whether the board of directors of Ultrapar will recommend the distribution of profits by means of interest on capital or dividends will depend on Ultrapar’s tax position and corporate/tax legislation in force on the date of the recommendations.

Other Brazilian Taxes

The exchange of shares will not trigger any Brazilian inheritance, gift or succession taxes (Imposto sobre Transmissão Causa Mortis e Doações—ITCMD) or Contribution on Financial Transfers (Contribuição Provisória sobre Movimentação Financeira—CPMF) or Tax on Financial Transactions (Imposto sobre Operações Financeiras—IOF), except in case of exercise of appraisal rights, in which case CPMF may apply. Some Brazilian states impose ITCMD on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

Law No. 8,894, dated as of June 21, 1994, created the IOF, which may be imposed on any transaction involving bonds and securities, even if the transaction includes Brazilian stock, futures or commodities exchanges, or exchange as well as currency transactions.

The rate of IOF with respect to transactions involving shares is currently zero, although the executive branch may increase the rate up to 1.5% per day of the terms of the securities, but only with respect to future transactions.

The current applicable rate for almost all foreign currency exchange transactions is also zero. Notwithstanding this, the Ministry of Finance may increase the rate at any time, up to 25%. However, it may only do so with respect to future transactions.

CPMF is a tax imposed on bank account debits at a rate of 0.38%. Although the CPMF is set to expire on December 31, 2007, the Brazilian Federal Government may extend it, as it already has done several times, or transform the CPMF into a permanent tax. The burden of the CPMF tax is borne by the holder of the bank account (in this case, Ultrapar) and the responsibility for the CPMF tax collection is of the financial institution that carries out the relevant financial transaction.

EXTRAORDINARY SHAREHOLDERS MEETINGS OF RIPI, DPPI, CBPI AND ULTRAPAR

RIPI Will Hold its Extraordinary Shareholder Meeting on December 18, 2007

The RIPI extraordinary shareholder meeting will be held on December 18, 2007 at 9:00 a.m. (São Paulo time) at RIPI’s headquarters, located at Rua Engenheiro Heitor Amaro Barcellos, 551, City of Rio Grande, State of Rio Grande do Sul, Brazil. At the extraordinary shareholder meeting, RIPI’s common shareholders will be asked:

•

to approve all the terms and conditions of the Share Exchange pursuant to the Protocol and Justification and to authorize the company’s executive officers to take all necessary actions with respect thereto;

•	to approve an amendment to the bylaws; and

•	to transact any other business as may properly be brought before the RIPI extraordinary shareholder meeting or any adjournment or postponement of the RIPI extraordinary shareholder meeting.

You may not vote at the RIPI extraordinary shareholder meeting as a holder of RIPI preferred stock, although you may attend.

DPPI Will Hold its Extraordinary Shareholder Meeting on December 18, 2007

The DPPI extraordinary shareholder meeting will be held on December 18, 2007 at 9:00 a.m. (São Paulo time) at DPPI’s headquarters, located at Avenida Dolores Alcaraz Caldas, 90, City of Porto Alegre, State of Rio Grande do Sul, Brazil. At the extraordinary shareholder meeting, DPPI’s common shareholders will be asked:

•

to approve all the terms and conditions of the Share Exchange pursuant to the Protocol and Justification and to authorize the company’s executive officers to take all necessary actions with respect thereto;

•	to approve an amendment to the bylaws; and

•	to transact any other business as may properly be brought before the DPPI extraordinary shareholder meeting or any adjournment or postponement of the DPPI extraordinary shareholder meeting.

You may not vote at the DPPI extraordinary shareholder meeting as a holder of DPPI preferred stock, although you may attend.

CBPI Will Hold its Extraordinary Shareholder Meeting on December 18, 2007

The CBPI extraordinary shareholder meeting will be held on December 18, 2007 at 5:00 p.m. (São Paulo time) at CBPI’s headquarters, located at Rua Francisco Eugênio, 329 , City of Rio de Janeiro, State of Rio de Janeiro, Brazil. At the extraordinary shareholder meeting, CBPI’s common shareholders will be asked:

•

to approve all the terms and conditions of the Share Exchange pursuant to the Protocol and Justification and to authorize the company’s executive officers to take all necessary actions with respect thereto;

•	to approve an amendment to the bylaws; and

•	to transact any other business as may properly be brought before the CBPI extraordinary shareholder meeting or any adjournment or postponement of the CBPI extraordinary shareholder meeting.

You may not vote at the CBPI extraordinary shareholder meeting as a holder of CBPI preferred stock, although you may attend.

Ultrapar Will Hold its Extraordinary Shareholder Meeting on December 18, 2007

The Ultrapar extraordinary shareholder meeting will be held on December 18, 2007 at 7:00 p.m. (São Paulo time) at its headquarters at Avenida Brigadeiro Luis Antônio 1343, 9 floor, City of São Paulo, State of São Paulo, Brazil. At the extraordinary shareholder meeting, Ultrapar common shareholders will be asked:

•

to approve all the terms and conditions of the Share Exchange pursuant to the Protocol and Justification and to authorize the company’s executive officers to take all necessary actions with respect thereto;

•	to approve an amendment to the bylaws;

•	to ratify the engagement of Deutsche Bank to deliver the Deutsche Bank Valuation Report;

•	to approve a capital increase in connection with the Share Exchange; and

•	to transact any other business as may properly be brought before the Ultrapar extraordinary shareholder meeting or any adjournment or postponement of the Ultrapar extraordinary shareholder meeting.

INFORMATION ABOUT THE COMPANIES

Ultrapar

Ultrapar Participações S.A., or Ultrapar, is a sociedade anônima incorporated under the laws of the Federative Republic of Brazil. We have a significant market presence in the business areas in which we operate. We are the leader in LPG distribution in Brazil through Ultragaz, with a 24% market share, and one of the largest independent distributors in the world in terms of volume sold. We deliver LPG to an estimated 10 million households using our own vehicle fleet and also through approximately 4,000 independent retailers. We are the largest producer in South America of ethylene oxide and its principal derivatives, with an extensive business in the domestic and international markets. Through Ultracargo, we are a leading provider of integrated logistics for special bulk cargo in Brazil. We offer integrated multimodal transportation, loading and unloading services and the management of third-party fleets. Our high storage capacity, together with the strategic location of our assets, facilitates product movement along an integrated multimodal logistics system. With the acquisition of Ipiranga’s fuel distribution business in the south and southeast regions of Brazil, we became the second largest Brazilian fuel distributor with approximately 15% market share. In 2006, we estimate that the Target Operations’ net sales in the fuel distribution business amounted to approximately R$19 billion.

Additional information about Ultrapar and its subsidiaries is included in our 2006 Form 20-F, which is included as an annex to this document. See “Where You Can Find More Information” on page 217.

Ratio of Earnings to Combined Fixed Charges and Preference Securities

The following table sets forth our ratio of earnings to combined fixed charges and preference securities for the periods indicated:

	As of June 30,		As of December 31,
	2007	2006	2002	2003	2004	2005	2006
Ratio of earnings to combined fixed charges and preference securities (1)	2.18	3.27	4.11	5.38	9.00	4.17	3.29

(1)	For the purpose of calculating the ratio of earnings to combined fixed charges and preference securities, earnings consist of income from continuing operations before taxation and minority interests plus fixed charges and after deduction of the unremitted pre-tax income of companies accounted for by the equity method. Combined fixed charges and preference dividends consist of total interest expense, including or excluding interest on deposits as appropriate, and the proportion of rental expense deemed representative of the interest factor. Combined fixed charges and preference dividends include dividends and interest paid on the preferred shares.

The Ipiranga Group

The Ipiranga Group operated Brazil’s second-largest fuel distributor, with a network of approximately 4,200 service stations and a 19% market share as of December 31, 2006. Ipiranga also had a significant presence in the petrochemicals market, with the production of 650,000 tons of petrochemical resins a year and an oil refinery business in southern Brazil. The Ipiranga Group conducted its refinery business through RIPI, its fuel distribution business through CBPI and DPPI and its petrochemical business through IQ and IPQ and held a 29.5% interest in Copesul (with Braskem owning another 29.5%), which is Brazil’s second-largest producer of petrochemicals.

RIPI

RIPI is an oil refinery in the state of Rio Grande do Sul, in the Southern region of Brazil. As of December 31, 2006, RIPI’s nominal capacity was 17,000 barrels per day, and its principal products include gasoline, diesel, naphtha, fuel oil, LPG and kerosene. During 2006, RIPI faced difficulties in keeping its operations at full capacity, due to an increase in international oil prices, to which its costs are linked, without a corresponding increase in oil derivatives’ prices in Brazil. This led RIPI to suspend its operations for five months during the year. In 2006, the average production of the refinery was 7,158 barrels per day, which represented 42% of the refinery’s nominal capacity, and RIPI’s market share reached 0.4% of the Brazilian market, according to ANP data. RIPI’s principal executive offices are located at Rua Engenheiro Heitor Amaro Barcellos, 551, City of Rio Grande, State of Rio Grande do Sul, Brazil.

DPPI

DPPI is engaged in the distribution and marketing of petroleum products, fuel alcohol and vehicular natural gas in the State of Rio Grand do Sul and the western portion of the State of Santa Catarina, Brazil. DPPI is also the controlling entity of CBPI, the company responsible for the fuels distribution business of the Ipiranga Group in the remaining Brazilian territory. DPPI’s share of the Brazilian fuels market is 2.6%. A substantial portion of DPPI net sales is derived from the sale of diesel and gasoline. DPPI’s principal executive offices are located at Avenida Dolores Alcaraz Caldas, 90, City of Porto Alegre, State of Rio Grande do Sul, Brazil.

CBPI

CBPI is engaged in the distribution and marketing of petroleum products, fuel alcohol and vehicular natural gas in Brazil, with the exception of those regions in which DPPI operates and the States of Roraima and Amapá. CBPI is controlled by DPPI. CBPI’s share of the Brazilian fuels market was 16.9 % as of December 31, 2006. In addition to selling gasoline and fuel alcohol, CBPI also sells diesel, vehicular natural gas, fuel oil, kerosene and lubricants. Together with DPPI, CBPI forms Brazil’s second-largest fuel distributor, with a network of approximately 4,200 service stations and a 19% market share as of December 31, 2006. CBPI’s principal executive offices are located at Rua Francisco Eugênio, 329, City of Rio de Janeiro, State of Rio de Janeiro, Brazil.

The following diagram shows the corporate structure of the Ipiranga Group prior to the completion of the Transaction:

ULTRAPAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULT OF OPERATIONS

A. Operating Results

The following discussion is based on and should be read in conjunction with Ultrapar’s consolidated financial statements for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006, as well as their respective notes, included in this prospectus, the sections “Other Information” and “Selected Consolidated Historical Financial Data of Ultrapar” and other financial information presented elsewhere in this prospectus.

Following the closing of our acquisition of Ipiranga on April 18, 2007, the second and third quarters of 2007 were the only time periods for which the operating results of Ipiranga that are discussed below were consolidated with ours. Accordingly, this discussion does not include period-to-period comparisons of Ipiranga’s contributions to our operating results for the nine-month period ended September 30, 2007 or the six-month period ended June 30, 2007 to the corresponding periods of 2006.

This section contains discussions regarding estimates and forward-looking statements that involve risks and uncertainties. Ultrapar’s actual results may differ significantly from those discussed in these estimates and forward looking statements as a result of various factors, including, without limitation, those described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Our principal businesses are:

•	the LPG distribution business, conducted by our wholly-owned subsidiary Ultragaz;

•

the fuel distribution business, conducted by our subsidiaries DPPI and CBPI, which we acquired through our acquisition of the controlling stake of the Ipiranga Group and which through the Southern Distribution Business made us the second largest Brazilian fuel distributor with an approximate 15% market share. See “The Transaction”;

•	chemical and petrochemical businesses, conducted by our wholly owned subsidiary Oxiteno; and

•	logistics services for special bulk cargo, conducted by our wholly owned subsidiary Ultracargo.

Ultragaz sells LPG to the residential, commercial and industrial market segments. Ipiranga distributes fuels in the Southeast and South of Brazil. Oxiteno produces ethylene oxide and its principal derivatives, and is also a significant producer of specialty chemicals, manufacturing approximately 700 products used in various industrial sectors such as polyethylene terephthalate, or PET, packaging, polyester, textiles, paints, cosmetics and detergents. Ultracargo operates a fleet of trucks specialized in the transport of products that require special handling and maintains storage facilities at railroad junctions and port terminals.

Brazilian economic background

Since most of our operating businesses are located in Brazil, we are significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, growth rates, the domestic rate of inflation and exchange rate fluctuations.

Gross domestic product. In the first half of 2007, Brazilian GDP grew by 4.8%, compared to the same period in 2006. This growth was mainly influenced by the improved performance of the industrial sector as a result of lower interest rates, greater credit availability and expansion in the Brazilian population income.

Inflation and currency fluctuations. Our cash operating expenses are substantially in reais and tend to increase with inflation. However, a significant portion of our costs of sales and services rendered are linked to the

U.S. dollar and are not substantially affected by the Brazilian inflation rate. In addition, some of our real-denominated debt is indexed to take into account the effects of inflation. In the first semester of 2007, the real appreciated by 10% against the U.S. dollar and the inflation rate for the period was 1.5%, as measured by the IGP-M.

The principal foreign exchange risk we face arises from certain U.S. dollar denominated costs and expenses. Although a substantial part of our debt is dollar-denominated, it is currently hedged against currency devaluation through the use of various derivative instruments or matching investments in the same currency. Additionally, a significant part of our raw materials is also denominated or indexed to the U.S. dollar. A large part of our sales is denominated in reais, although prices in the chemical business are benchmarked to prices prevailing in the international markets and denominated in U.S. dollars. Hence, we are exposed to foreign exchange rate risks which could negatively impact our businesses, financial situation and operating results as well as our capacity to service our debt.

The table below shows the inflation rate for the periods indicated, as measured by the IGP-M as well as the devaluation of the real against the U.S. dollar.

	Six-month period ended June 30,
Index	2007	2006
General Price Index—IGP-M	1.5%	1.4%
Devaluation (appreciation) of the real against the U.S. dollar	(9.9)%	(7.5)%

We manage the foreign exchange risk associated with the scheduled payments under the terms of our U.S. dollar indebtedness by investing in U.S. dollar-denominated securities and foreign currency/interest swap contracts, under which we pay variable interest in reais based on the interbank certificate of deposit rate, or CDI, and receive fixed interest in U.S. currency. As of June 30, 2007 our total obligations denominated in foreign currency were R$970.0 million, including pre-export finance contracts and import payables. At the same date our total asset position in foreign currency was R$799.4 million, composed of investments indexed to U.S. dollars and swap instruments used to manage fluctuations of exchange rates and foreign currency receivables exposures.

Interest rate

Interest rates in Brazil have been historically high, but the monetary authorities have gathered success in diminishing it in a consistent manner during recent years. In 2003, there was a significant monetary tightening in which the basic rate was elevated to 26% per year, as a reply to the inflation bubble of the previous year. However, the interest rate was rapidly diminished yet during 2003 to 16%. Between 2004 and mid-2005, there was another tightening, as a reply to a quick inflation acceleration and to heating in the trade area. Now, once the inflation has been controlled, the basic rate was reduced to 11.25% per year on September 2007. The main interest rate risk in Ultrapar arises from the possibility of incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

	Six-month period ended June 30, 2007	Year ended December 31,
Index		2006	2005	2004
Interest rate—Selic	6%	15%	19%	16%

Results of operations

The following discussion of our results of operations is based on the financial information derived from our consolidated financial statements prepared in accordance with Brazilian GAAP.

Nine-month period ended September 30, 2007 compared to the nine-month period ended September 30, 2006

The following table shows a summary of our results of operations for the periods ended September 30, 2007 and 2006:

	Period ended September 30, 2007	Percentage of net sales and services	Period ended September 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	13,518.0	100%	3,590.3	100%	277%
Cost of sales and services	(12,339.3)	91%	(2,889.3)	80%	327%

Gross profit	1,178.7	9%	701.0	20%	68%

Selling, general and administrative expenses	(834.6)	6%	(441.8)	12%	89%
Other operating income (expense), net	4.9	0%	1.8	0%	172%

Operating income before financial items	349.0	3%	261.0	7%	34%
Financial income (expense), net	(65.2)	0%	31.9	1%	(304%)
Non-operating income (expense), net	(2.9)	0%	(20.9)	1%	(86%)
Income and social contribution taxes	(77.2)	1%	(35.4)	1%	118%
Minority interest/equity in earnings of affiliates	(100.0)	1%	(2.9)	0%	3348%
Profit sharing	(4.5)	0%	0	0%	—
Net income	99.2	1%	233.7	7%	(58%)

Net sales and services. Net sales and services for the nine-month period ended September 30, 2007 increased by 277% to R$13,518.0 million from R$3,590.3 million for the nine-month period ended September 30, 2006.

The following table illustrates the change in sales in each of our segments:

	Period ended September 30,		Percent change
	2007	2006
	(in millions of reais)
Ultragaz	2,342.4	2,292.3	2%
Ipiranga	9,836.3	—	—
Oxiteno	1,205.1	1,162.4	4%
Ultracargo	170.6	172.1	(1)%

Ultragaz’ net sales and services increased by 2% to R$2,342.4 million for the nine-month period ended September 30, 2007 compared to R$2,292.3 million for the nine-month period ended September 30, 2006. The increase in net sales was driven by the 2% growth in sales volume, mainly in the bulk segment, which grew by 6% in the period.

Ipiranga’s net sales amounted to R$9,836.3 million in the second and third quarters of 2007.

Oxiteno’s net sales and services increased by 4% to R$1,205.1 million for the nine-month period ended September 30, 2007 compared to R$1,162.4 million for the nine-month period ended September 30, 2006. The increase in Oxiteno’s net sales and services was mainly due to (i) the 10% growth in sales volume and (ii) the improvement in sales mix, with increased proportion of specialty chemicals volume of 75% in 2007, compared to 73% in 2006, which are higher value added products, and sales in the domestic market, which have higher prices. These effects were partially offset by the 8% appreciation in the Brazilian real against the U.S. Dollar.

Ultracargo’s net sales and services decreased by 1% to R$170.6 million for the nine-month period ended September 30, 2007, compared to R$172.1 million for the nine-month period ended September 30, 2006. Although the effective storage levels were 17% higher than in 2007, the total kilometrage traveled was 25% lower than that in 2006 due to a restructuring of the Company’s customer portfolio in the transport segment, which focused on services with a higher aggregate value.

Cost of sales and services. Cost of sales and services increased by 327% to R$12,339.3 million for the nine-month period ended September 30, 2007, compared to R$2,889.3 million for the nine-month period ended September 30, 2006.

Ultragaz’ cost of sales and services increased by 3% to R$1,981.8 million for the nine-month period ended September 30, 2007 compared to R$1,919.2 million for the nine-month period ended September 30, 2006, mainly due to higher sales volume.

Ipiranga’s cost of sales and services amounted to R$ 9,315.4 million in the second and third quarters of 2007.

Oxiteno’s cost of sales and services increased by 9% to R$976.7 million for the nine-month period ended September 30, 2007 compared to R$896.7 million for the nine-month period ended September 30, 2006. This increase was mainly due to an increase in the dollar cost of ethylene of 14%, its main raw material, and a 10% increase in sales volume, which were partially offset by the 8% appreciation of the real against the U.S. dollar.

Ultracargo’s cost of sales and services decreased by 6% to R$104.0 million for the nine-month period ended September 30, 2007 from R$110.1 million for the nine-month period ended September 30, 2006. This decrease was a result of the reduction in the company’s transport operations.

Gross profit. Gross profit increased by 68% to R$1,178.7 million for the nine-month period ended September 30, 2007 compared to R$701.0 million for the nine-month period ended September 30, 2006. Ultragaz’ gross profit was R$360.6 million for the nine-month period ended September 30, 2007, a 3% decrease compared to R$373.1 million for the nine-month period ended September 30, 2006. Ipiranga’s gross profit was R$520.9 million in the second and third quarters of 2007. Oxiteno’s gross profit was R$228.4 million for the nine-month period ended September 30, 2007, a 14% decrease compared to R$265.7 million for the nine-month period ended September 30, 2006. Ultracargo’s gross profit was R$66.6 million for the nine-month period ended September 30, 2007, a 7% increase compared with R$62.0 million for the nine-month period ended September 30, 2006.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 89% to R$834.6 million for the nine-month period ended September 30, 2007 from R$441.8 million for the nine-month period ended September 30, 2006.

Ultragaz’ selling, general and administrative expenses increased by 6% to R$250.0 million for the nine-month period ended September 30, 2007 compared to R$236.3 million for the nine-month period ended September 30, 2006. This increase reflects (i) an increase in personnel expenses as a result of annual collective wage agreements (5%) and expansion in the size of the workforce – compatible with the company’s new commercial structure (3%); and (ii) higher expenses with advertising and marketing (R$4.9 million).

Ipiranga’s selling, general and administrative expenses amounted to R$ 354.3 million in the second and third quarters of 2007, the only time periods for which Ipiranga’s results have been consolidated with ours following our acquisition of the Ipiranga Group that closed on April 18, 2007.

Oxiteno’s selling, general and administrative expenses increased by 3% to R$160.0 million for the nine-month period ended September 30, 2007 compared to R$155.5 million for the nine-month period ended September 30, 2006, principally due to (i) an increase in volume sold of 10% and (ii) an increase in expenses at Oxiteno Mexico, mainly freight, which presented a 25% increase in volume sold.

Ultracargo’s selling, general and administrative expenses decreased by 5% to R$51.1 million for the nine-month period ended September 30, 2007 compared to R$53.6 million for the nine-month period ended September 30, 2006, principally due to downsizing in the workforce as a result of the reduction in transport operations.

Operating income before financial items. Operating income before financial items increased by 34% to R$349.0 million for the nine-month period ended September 30, 2007 compared to R$261.0 million for the nine-month period ended September 30, 2006. Ultragaz’ operating income before financial items for the nine-month period ended September 30, 2007 was R$111.1 million, a 19% decrease compared to R$137.3 million compared to the nine-month period ended September 30, 2006. Ipiranga’s operating income before financial items for the second and third quarters of 2007, was R$169.1 million. Oxiteno’s operating income before financial items was R$69.7 million for the nine-month period ended September 30, 2007, a 37% decrease compared to R$111.4 million for the nine-month period ended September 30, 2006. Ultracargo’s operating income before financial items was R$16.2 million for the nine-month period ended September 30, 2007, a 91% increase compared to the R$8.5 million for the nine-month period ended September 30, 2006.

Financial income (expense), net. We reported net financial expense of R$65.2 million for the nine-month period ended September 30, 2007, compared to a net financial income of R$31.9 million for the nine-month period ended September 30, 2006. The financial result for the nine months ended September 30, 2006 benefited from an extraordinary gain of R$43 million, due to the favorable outcomes of lawsuits related to the levying of PIS and COFINS taxes on financial revenues. In addition, the financial result for the nine months ended September 30, 2007 reflects Ultrapar’s increase in net debt as a result of the payment related to the acquisition of the controlling stake of Ipiranga. Ultrapar’s net debt position was R$1,278.2 million for the nine months ended September 30, 2007, compared to a net cash position of R$142.1 million for the same period of 2006.

Non-operating income (expense), net. We reported a net non-operating expense of R$2.9 million for the nine-month period ended September 30, 2007 compared to a net non-operating expense of R$20.9 million for the nine-month period ended September 30, 2006. This net expense is primarily attributable to (i) the write-off of deferred assets related to projects analysis of approximately R$12 million, (ii) the result on the scrapping of LPG cylinders (R$3 million) and (iii) loss provision in the investment in a subsidiary (R$2 million).

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$77.2 million for the nine-month period ended September 30, 2007, an increase of 118% from R$35.4 million for the nine-month period ended September 30, 2006. This increase is primarily due to higher pre-tax profit as a result of the consolidation of Ipiranga’s results. In December 2006, the income tax exemption of Oxiteno’s unit at Camaçari expired and a request was filed with the ADENE (Northeast Development Agency), which is responsible for the management of this incentive program, for a 75% reduction in income tax until 2016, which was deferred on May 25, 2007. On July 3, 2007, the report issued by ADENE was sent to the federal tax authorities for approval, which must occur within 120 days.

Minority interest/equity in earnings of affiliates. Minority interest and equity in earnings of affiliates increased to R$100.0 million for the nine-month period ended September 30, 2007, compared to R$2.9 million for the nine-month period ended September 30, 2006, reflecting the stake held by minority shareholders in Ipiranga. As of September 30, 2007, Ultrapar held 11.52% of CBPI’s capital and 32.45% of DPPI’s capital.

Net income. As a result of the foregoing, net income for the nine-month period ended September 30, 2007 was R$99.2 million, a decrease of 58% compared to R$233.7 million for the nine-month period ended September 30, 2006.

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006

Initial Considerations. In April 2007 we acquired the controlling stake of certain companies of the Ipiranga Group, becoming owners of (i) the fuel and lubricant distribution businesses in the South and Southeast of Brazil, together with related activities, (ii) EMCA—Empresa Carioca de Produtos Químicos, a producer of white mineral oils and special fluids, and (iii) a stake in the refinery operations. Ultrapar’s figures in 2Q07 already consolidate the results from the acquired businesses as from the acquisition date. The references to “Ipiranga” correspond to the fuel and lubricant distribution businesses acquired in the South and Southeast of Brazil and related activities, as well as EMCA.

The following table shows a summary of our results of operations for the periods ended June 30, 2007 and 2006:

	Six-month period ended June 30, 2007	Percentage of net sales and services	Six-month period ended June 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	7,355.2	100%	2,295.1	100%	220%
Cost of sales and services	(6,655.1)	90%	(1,859.4)	81%	258%

Gross profit	700.1	10%	435.7	19%	61%
Selling, general and administrative expenses	(492.1)	7%	(287.7)	13%	71%
Other operating income (expense), net	4.1	0%	1.1	0%	273%

Operating income before financial items	212.1	3%	149.1	6%	42%
Financial income (expense), net	(35.2)	0%	34.8	2%	(201%)
Non-operating income (expense), net	(1.9)	0%	(13.2)	1%	(86%)
Income and social contribution taxes	(49.3)	1%	(24.1)	1%	(105%)
Minority interest/equity in earnings of affiliates	(48.3)	1%	(1.7)	0%	2,741%
Profit sharing	(2.8)	0%	—	—	—
Net income	74.6	1%	144.9	6%	(49)%

Net sales and services. Net sales and services for the six-month period ended June 30, 2007 increased by 220% to R$7,355.2 million from R$2,295.1 million for the six-month period ended June 30, 2006.

The following table illustrates the change in sales in each of our segments:

	Six-month period ended June 30,		Percent change
	2007	2006
	(in millions of reais)
Ultragaz	1,533.0	1,475.3	4%
Ipiranga	4,958.8	—	—
Oxiteno	783.9	727.8	8%
Ultracargo	111.3	116.8	(5)%

Ultragaz’ net sales and services increased by 4% to R$1,533.0 million for the six-month period ended June 30, 2007 compared to R$1,475.3 million for the six-month period ended June 30, 2006. The increase in net sales was driven by the 3% growth in sales volume, mainly in the bulk segment, which grew by 7% in the period.

Ipiranga’s net sales amounted to R$4,958.8 in the second quarter of 2007.

Oxiteno’s net sales and services increased by 8% to R$783.9 million for the six-month period ended June 30, 2007 compared to R$727.8 million for the six-month period ended June 30, 2006. The increase in Oxiteno’s net sales and services was mainly due to (i) the 11% growth in sales volume and (ii) the improvement in sales mix, with increased proportion of specialty chemicals volume of 75% in 2007, compared to 72% in 2006, which are higher added value products, and sales in the domestic market. These effects were partially offset by the 7% appreciation in the Brazilian Real against the U.S. dollar.

Ultracargo’s net sales and services decreased by 5% to R$111.3 million for the six-month period ended June 30, 2007, compared to R$116.8 million for the six-month period ended June 30, 2006. Although the effective storage levels were 17% higher than in 2007, the total kilometrage traveled was 28% lower than that in 2006 due to a restructuring of the company’s customer portfolio in the transport segment, which focused on services with a higher aggregate value.

Cost of sales and services. Cost of sales and services increased by 258% to R$6,655.1 million for the six-month period ended June 30, 2007, compared to R$1,859.4 million for the six-month period ended June 30, 2006.

Ultragaz’ cost of sales and services increased by 3% to R$1,288.0 million for the six-month period ended June 30, 2007 compared to R$1,245.9 million for the six-month period ended June 30, 2006, mainly due to higher sales volume.

Ipiranga’s cost of sales and services amounted to R$4,702.4 million in the second quarter of 2007.

Oxiteno’s cost of sales and services increased by 12% to R$630.4 million for the six-month period ended June 30, 2007 compared to R$564.0 million for the six-month period ended June 30, 2006. This increase was mainly due to an increase in the dollar cost of ethylene of 16%, its main raw material, and an 11% increase in sales volume, which were partly offset by the 7% appreciation of the real against the U.S. dollar.

Ultracargo’s cost of sales and services decreased by 9% to R$67.5 million for the six-month period ended June 30, 2007 from R$74.5 million for the six-month period ended June 30, 2006. This decrease was a result of the reduction in the company’s transport operations.

Gross profit. Gross profit increased by 61% to R$700.1 million for the six-month period ended June 30, 2007 compared to R$435.7 million for the six-month period ended June 30, 2006. Ultragaz’ gross profit was R$245.0 million for the six-month period ended June 30, 2007, a 7% increase compared to R$229.4 million for the six-month period ended June 30, 2006. Ipiranga’s gross profit was R$256.4 million in the second quarter of 2007. Oxiteno’s gross profit was R$153.5 million for the six-month period ended June 30, 2007, a 6% decrease compared to R$163.8 million for the six-month period ended June 30, 2006. Ultracargo’s gross profit was R$43.8 million for the six-month period ended June 30, 2007, a 4% increase compared with R$42.3 million for the six-month period ended June 30, 2006.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 71% to R$492.1 million for the six-month period ended June 30, 2007 from R$287.7 million for the six-month period ended June 30, 2006.

Ultragaz’ selling, general and administrative expenses increased by 9% to R$166.7 million for the six-month period ended June 30, 2007 compared to R$153.6 million for the six-month period ended June 30, 2006. This increase reflects (i) an increase in personnel expenses as a result of annual collective wage agreements (5%) and expansion in the size of the workforce—compatible with the company’s new commercial structure (5%); and (ii) higher expenses with advertising and marketing (R$2.5 million).

Ipiranga’s selling, general and administrative expenses amounted to R$174.8 in the second quarter of 2007.

Oxiteno’s selling, general and administrative expenses increased by 7% to R$107.7 million for the six-month period ended June 30, 2007 compared to R$100.4 million for the six-month period ended June 30, 2006, principally due to (i) an increase in volume sold of 11% and (ii) an increase in expenses at Oxiteno Mexico, mainly freight, which presented a 24% increase in volume sold in the first half of 2007 compared to 2006.

Ultracargo’s selling, general and administrative expenses decreased by 7% to R$33.7 million for the six-month period ended June 30, 2007 compared to R$36.1 million for the six-month period ended June 30, 2006, principally due to downsizing in the workforce as a result of the reduction in transport operations.

Operating income before financial items. Operating income before financial items increased by 42% to R$212.1 million for the six-month period ended June 30, 2007 compared to R$149.1 million for the six-month period ended June 30, 2006. Ultragaz’ operating income before financial items for the six-month period ended June 30, 2007 was R$78.8 million, a 3% increase compared to R$76.4 million compared to the six-month period ended June 30, 2006. Ipiranga’s operating income before financial items in the second quarter of 2007, was R$84.2 million. Oxiteno’s operating income before financial items was R$46.1 million for the six-month period ended June 30, 2007, a 28% decrease compared to R$64.0 million for the six-month period ended June 30, 2006. Ultracargo’s operating income before financial items was R$10.8 million for the six-month period ended June 30, 2007, a 74% increase compared to the R$6.2 million for the six-month period ended June 30, 2006.

Financial income (expense), net. We reported net financial expense of R$35.2 million for the six-month period ended June 30, 2007, compared to a net financial income of R$34.8 million for the six-month period ended June 30, 2006. The financial result in the first semester of 2006 was benefited from an extraordinary gain of R$43 million, due to the winning of lawsuits related to the levying of PIS and COFINS taxes on financial revenues. In addition, the financial result in the first half of 2007 reflects Ultrapar’s increase in net debt as a result of the payment related to the acquisition of the controlling stake of Ipiranga. Ultrapar ended the semester with a net debt position of R$1,176.3 million, compared to a net cash position of R$162.1 million as of June 30, 2006.

Non-operating income (expense), net. We reported a net non-operating expense of R$1.9 million for the six-month period ended June 30, 2007 compared to a net non-operating expense of R$13.2 million for the six-month period ended June 30, 2006. This net expense as of June 30, 2006 is primarily attributable to (i) the write-off of deferred assets related to projects analysis of approximately R$6 million and (ii) the result on the sale of property, plant and equipment (R$2 million) and scraping of bottles (R$3 million).

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$49.3 million for the six-month period ended June 30, 2007, an increase of 105% from R$24.1 million for the six-month period ended June 30, 2006. This increase is primarily due to higher pre-tax profit as a result of the aggregation of Ipiranga’s results. In December 31, 2006, the income tax exemption enjoyed by Oxiteno’s unit at Camaçari expired and a request was filed with ADENE (Northeast Development Agency), responsible to manage this incentive program, asking for a 75% reduction in income tax until 2016, which was deferred on May 25, 2007. On July 3, 2007, the report issued by ADENE was sent to the Federal Tax Authorities for approval, which has a time limit of 120 days to occur.

Minority interest/equity in earnings of affiliates. Minority interest and equity in earnings of affiliates increased to R$48.3 million for the six-month period ended June 30, 2007, compared to R$1.7 million for the six-month period ended June 30, 2006, reflecting the stake held by minority shareholders in Ipiranga. As of June 30, 2007, Ultrapar held 11.52% of CBPI capital and 32.45% of DPPI capital.

Net income. As a result of the foregoing, net income for the six-month period ended June 30, 2007 was R$74.6 million, a decrease of 49% compared to R$144.9 million for the six-month period ended June 30, 2006.

B. Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operations and financing. We believe that these sources will continue to be sufficient to satisfy our current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends.

From time to time, we examine the opportunities for acquisitions and investments. We consider different types of investments, either direct or through subsidiaries, joint ventures, or affiliated companies. We finance such investments using cash generated from our operations, through funding raised in the capital markets, through capital increases or through a combination of these methods.

Sources and Uses of Funds

Net cash flow from operations was R$181.2 million and R$138.3 million for the six months ended June 30, 2007 and 2006, respectively. Our cash flow from operations increased by R$42.9 million in the six months ended June 30, 2007 compared to 2006, mainly reflecting the increase in our operation results due to the acquisition of Ipiranga. Net cash flow from financing activities amounted to R$645.2 million and R$(136.3) million for the six months ended June 30, 2007 and 2006, respectively, reflecting an increase in 2007 due to the issuance of R$675 million in debentures in April, 2007 to finance the acquisition of shares from Ipiranga’s Key Shareholders.

Investing activities used net cash of R$398.1 million and R$619.9 million for the six months ended June 30, 2007 and 2006, respectively. The decrease of R$221.8 million in the investing activities comes from a reduction of R$570.6 in short term investments, partially offset by the increase in acquisitions of property, plant and equipment and additions to intangible assets and deferred charges.

As of June 2007, Ultrapar had R$785.0 million in cash, cash equivalents, derivatives, short- and long-term investments. Ultrapar will spend approximately R$3.9 billion over the next five years to meet the long-term contractual obligations described in “—Tabular Disclosure of Contractual Obligations”. Ultrapar expects to meet these cash requirements through a combination of cash generated from operating activities, cash generated by financing activities and the reimbursement from Petrobras and Braskem of approximately R$1.7 billion after the Share Exchange.

Indebtedness

As of June 30, 2007, our consolidated short and long-term debt was as follows:

Indebtedness	Currency	Interest Rate(1)	Principal amount of outstanding and accrued interest through June 30,
Foreign currency-denominated loans:
Syndicated loan	US$	5.05%	115.7
Notes due in 2008	US$	9.88%	112.5
Notes due in 2015	US$	7.25%	482.5
Notes due in 2020	US$	9.00%	115.9
Export prepayment(2)	US$	6.20%	6.7
Advances on Foreign Exchange Contracts	US$	5.20% to 6.20%	36.8
BNDES—National Bank for Economic and Social Development	UMBNDES(ii)	4.50% to 10.38%	9.0
BNDES—National Bank for Economic and Social Development	US$	7.68% to 10.83%	10.6
Financing of Inventories and Property Plant & Equipment	MX$(i)	TIIE(i) +1.1% to 2.0%	22.7
Financing of Inventories and Property Plant & Equipment	US$	LIBOR + from 1.5% to 1.75%	3.2
Import financing (REFINIMP)	US$	6.8%	2.0
Import financing (FINIMP)	US$	LIBOR + 0.23%	5.2
Working capital loan	MX$(i)	TIIE(i) + 1.0%	6.4
Working capital loan	US$	From 7.12 to 8.55	2.6
Foreign Financing	US$	LIBOR + 2.0%	23.6

Real-denominated loans:
BNDES—National Bank for Economic and Social Development	R$	TJLP(iii) + 1.8% to 4.85%	199.7
BNDES—National Bank for Economic and Social Development	R$	IGPM(iv) + 6.5%	4.7
FINEP—Research and Projects Financing	R$	TJLP(iii) –(2.0)% to 5.0%	67.3
FINAME—Financing for Machines and Equipment	R$	TJLP(iii) + 2.5% to 5.10%	73.8
Debentures	R$	102.5% of CDI(v)	312.1
Debentures	R$	102.5% of CDI(v)	692.7
Debentures	R$	103.8% of CDI(v)	360.5
BNB	R$	9.8% to 11.5%	44.2
Financial Institutions	R$	100% of CDI(v)	91.4
Debit balance	R$	Free of charge	15.0
Other	R$		0.3
Total loans	R$		2,817.1

Unrealized losses on swaps transactions			67.4

Total			2,884.5

(i)	MX$ = Mexican pesos, TIIE = Mexican break-even interbank interest rate.
(ii)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of BNDES’ debt in foreign currency, 93% of which is linked to the U.S. dollar.
(iii)	TJLP = Brazilian long-term interest rate.
(iv)	IGP-M = general market price index, is a measure of Brazilian inflation calculated by the Getúlio Vargas Foundation.
(v)	CDI = Brazilian Interbank deposit rate.

Our consolidated debt as of June 30, 2007 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
July 01, 2007 to June 30, 2008	1,385.4
July 1, 2008 to June 30, 2009	433.0
July 1, 2009 to June 30, 2010	219.1
July 1, 2010 to June 30, 2011	164.2
July 1, 2011 to June 30, 2012	36.2
Thereafter	646.6

Total	2,884.5

As of June 30, 2007, R$74.4 million of our consolidated debt was secured by property, plant and equipment and R$4.7 million was secured by shares of affiliated companies and by guarantees provided by minority shareholders. Other loans are collateralized by guarantees issued by us and by the future flow of exports. The Company is responsible for securities and guarantees offered on behalf of its subsidiaries, amounting to R$979.2 million as of June 30, 2007.

Investments

Equity investments

The table below shows our investments in shareholding stakes for the periods ended June 30, 2007 and 2006.

	Six-month period ended June 30,
Company	2007	2006
Ultragaz	—	—
Ipiranga	—	—
Oxiteno	—	—
Ultracargo	8.1	—
Others(1)	697.4	—

Total	705.5	—

(1)	Includes share repurchase program included in our consolidated statement of cash flows under “Cash flows from financing activities—Other,” and the amount related to the acquisition of the controlling stake in Ipiranga.

Investments in permanent assets and deferred charges

The following table sets forth our investments in permanent assets and deferred charges for the six-month periods ended June 30, 2007 and 2006.

	Six-month period ended June 30,
	2007	2006
Ultragaz	56.5	51.2
Ipiranga(1)	32.0	—
Oxiteno	205.9	66.3
Ultracargo	22.4	21.1
Others(2)	13.4	0.3

Total capital expenditures	330.2	138.9
Disposals	(10.5)	(3.7)

Total capital expenditures, net of disposals	319.7	135.3

(1)	Includes customer financing, net of its amortization and leasing.
(2)	Includes expenditures related to maintenance of our headquarters which is performed by our wholly owned subsidiary Imaven Imóveis e Agropecuária Ltda.

At Ultragaz, our investments were mainly in the renewal of existing cylinders and tanks, as well as in the expansion of the overall business.

At Ipiranga, R$30 million was allocated mainly towards the renovation and operational improvement of the company’s service stations and distribution facilities and for the expansion of NGV service stations. Of the total amount invested, R$16 million referred to the addition of property, plant and equipment (PP&E) and deferred charges, net of disposals, R$6 million referred to the financing operations for the company’s clients (financing operations for the company’s clients are reported as the working capital on the Statement of Cash Flows), net of repayment, and R$7 million referred to assets acquired through leasing operations.

At Oxiteno, investments were basically concentrated on production capacity expansion projects, particularly in the building of the fatty alcohol plant, expansion of specialty chemical production capacity and expansion of the ethylene oxide production capacity at Mauá.

At Ultracargo investments were primarily allocated towards the expansion of the Aratu terminal for the storage of palm oil and the maintenance of its operational bases.

U.S. GAAP reconciliation

Our net income under Brazilian GAAP was R$74.6 million and R$144.9 million for the six-month periods ended June 30, 2007 and 2006, respectively. Under U.S. GAAP, we had net income of R$78.3 million and R$143.7 for the six-month periods ended June 30, 2007 and 2006, respectively.

Our shareholders’ equity under Brazilian GAAP as of June 30, 2007 was R$1,987.4 million. Under U.S. GAAP, we had shareholders’ equity of R$1,935.9 million as of June 30, 2007.

The principal differences between Brazilian GAAP and U.S. GAAP that affect our net income and shareholders’ equity relate to the treatment of the following items:

•	capitalized interest;

•	fixed assets revaluation reversal;

•	reversal of deferred charges;

•	restatement of property, plant and equipment to adjust for the effects of inflation between January 1, 1996 and June 30, 1997, and its respective depreciation, not required by Brazilian GAAP;

•	differences in equity accounting;

•	differences in goodwill accounting;

•	securities available for sale;

•	purchase value adjustments relating to business combinations (including the 2002 corporate restructuring);

•	fair value adjustments of derivatives; and

•	deferred tax effects on the foregoing adjustments.

See Note 24 to our consolidated financial statements for a description of the differences above as they relate to us and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

C. Research and Development, Patents and Licenses, etc.

Oxiteno carries on a wide range of research and development activities, principally related to the application of specialty chemicals and improvements in production processes. As of June 30, 2007, 123 employees of Oxiteno were engaged in research and development and engineering activities. Oxiteno’s research and development expenditures in the first half of 2007 was R$9.1 million.

D. Trend Information

LPG business

Since 2003, LPG prices charged to LPG distributors in Brazil have been stable, despite increases in oil and LPG prices in the international markets. However, appreciation of the real compared to the U.S. dollar has partially offset the increase in international LPG prices, decreasing the discrepancy between LPG prices in Brazil and in the international markets. We cannot guarantee that this trend will continue. Any sharp increase in LPG prices charged to LPG distributors could have an impact on Ultragaz’s results, should it not be able to pass on such cost increase to its customers.

In 2006, the Bolivian Federal Government announced the nationalization of its reserves of natural gas, for which one of our products, LPG, is a suitable substitute in the bulk segment. This announcement created uncertainties related to the supply of natural gas in Brazil given that a significant portion of the natural gas consumed in Brazil is supplied by Bolivia. Uncertainties regarding natural gas supply in Brazil have positively influenced the Brazilian LPG market such that bulk clients have begun to reconsider switching from using LPG to using natural gas as an energy source. A shortage in natural gas supply in Brazil could have a positive influence on Brazilian LPG market demand, thus increasing the volume Ultragaz sells in the future, but we cannot guarantee that this trend will continue.

Chemical and petrochemical business

Oxiteno’s revenues in 2007 were negatively impacted by the appreciation of the real against the U.S. dollar that has persisted since 2003, as a large portion of Oxiteno’s product prices are linked to the U.S. dollar. See “Exchange Rates”. We cannot guarantee that this trend will continue. The continuation of a significant appreciation of the real compared to the U.S. dollar could have a negative impact on Oxiteno’s revenues in the future.

Oxiteno’s main raw material is the ethylene, which is produced from naphtha in Brazil. Naphtha prices in Brazil fluctuate with oil prices, which recently sharply increased in the international markets and impacted Oxiteno’s costs. We cannot predict whether oil and ethylene prices will continue to increase. An increase in ethylene prices could have a negative impact on Oxiteno’s results of operations if Oxiteno is not able to pass on cost increases to its customers.

Fuel distribution business

See “DPPI Management’s Discussion and Analysis of Financial Condition and Results of Operations— Trend Information” and “CBPI Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trend Information”.

E. Off Balance Sheet Arrangements

Our subsidiaries have provided guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). The guarantees have a term of up to 210 days and are equal to the terms of the related financing arrangements. There are no recourse provisions or collateral that would enable the Company or its subsidiaries to recover any amounts paid to the financial institutions under these agreements. In the event such payments are made, the subsidiaries may recover such amounts paid directly from their customers. At June 30, 2007, the maximum potential payment under these guarantees totaled R$20.0 million, which represented a R$14.9 million decrease from December 31, 2006. As of June 30, 2007, the Company and its subsidiaries have not incurred any loss nor recorded any liability related to these guarantees.

F. Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations, as of June 30, 2007:

	Payment due by period
Contractual obligations(1)	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(in millions of reais)
Financing	2,884.5	1,385.4	652.1	200.4	646.6
Estimated interest payments on financing(1)(2)	747.4	129.1	165.9	125.6	326.8
Estimated planned funding of pension and other postretirement benefit obligations(3)	173.0	5.2	11.3	12.4	144.1
Purchase obligations(4)	3,960.8	214.1	463.9	511.5	2,771.3
Operating leases(5)	91.4	5.6	11.2	11.2	63.4

Total contractual obligations	7,857.1	1,739.4	1,304.4	861.1	3,952.2

(1)	The figures in this table do not include any contractual obligations assumed in connection with the Transaction.
(2)	Includes estimated interest payments on our short- and long-term debt.
(3)	The estimated interest payment amount was calculated based on macro-economic assumptions including, on average for the period, principally (i) a 12% CDI interest rate, (ii) a 3% variation in the reais to U.S. dollar exchange rate, (iii) a 3% inflation rate, and (iv) a 6% TJLP rate. See “Item 5.B. Operating and Financial Review and Prospect—Liquidity and Capital Resources—Indebtedness” and Note 14 to our consolidated financial statements for more information about the maturity of our debt and applicable interest rates. See Note 19 and Note 25 (i) to our consolidated financial statements for more information on the maturity and the fair value of our swap agreements. See Note 24 (b) to our consolidated financial statements for more information relating to our estimated planned funding of pensions and other post-retirement benefit obligations. See Note 18 to Ultrapar’s unaudited consolidated interim financial statements for more information relating to Ultrapar’s estimated planned funding of pensions and other post-retirement benefit obligations.
(4)

Purchase obligations relate to a long-term contract with Braskem under which we are committed to purchase a minimum quantity of ethylene annually. In the event that this commitment is not met, we are required to pay a fine of a maximum of 40% of the annual ethylene volume, multiplied by the price of ethylene. This contract does not establish the price of ethylene and for this reason the amount in reais is based on the purchase price as at June 30, 2007. On August 16, 2006, Oxiteno signed a memorandum of understanding, altering the ethylene supply contract with Braskem S.A. described above. The memorandum of understanding regulates new conditions of ethylene supply through 2021, and in 2007 and 2008, Oxiteno will receive an increased volume of ethylene, with the minimum quantity in tons increasing to 180 thousand and 190 thousand, respectively. The new condition provided for in the memorandum of understanding is reflected in the minimum purchase commitments discussed in the table above.

(5)	Our subsidiary company Terminal Químico de Aratu S.A.—Indústria e Comércio has contracts with CODEBA—Companhia Docas do Estado da Bahia, and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with its port facilities in Aratu and Suape, respectively. Such contracts establish a minimum cargo movement of products of 1,000,000 tons per year in Aratu, effective through 2022 and 250,000 tons per year in Suape, effective through 2027. If the annual movement is less than the minimum contractual movement, the subsidiary is liable to pay the difference between the effective movement and the minimum contractual movement based on the port tariff rates on the date established for payment. As of June 30, 2007, these rates were R$4.59 for Aratu and R$3.97 for Suape. The Company has been in compliance with the minimum movement of products since the inception of the contracts.

RIPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on and should be read in conjunction with RIPI’s unaudited interim financial information for the nine-month periods ended September 30, 2007 and 2006 and the six-month periods ended June 30, 2007 and 2006 and the audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, as well as their respective notes, included in this prospectus, and the sections “Other Information” and “Selected Historical Financial Data of RIPI” and other financial information presented elsewhere in this prospectus.

Under the terms of the Transaction Agreements executed by Ultrapar, Braskem and Petrobras, Braskem controls the petrochemical business of the former Ipiranga Group, represented by IQ, IPQ and IPQ’s stake in Copesul. Thus RIPI is no longer consolidating the Petrochemical Business under its Brazilian GAAP financial statements since Ultrapar acquired the shares held by the Key Shareholders. See “The Transaction—Description of the Transaction” and “Financial Information”.

This section contains discussions regarding estimates and forward-looking statements that involve risks and uncertainties. RIPI’s actual results may differ significantly from those discussed in these estimates and forward-looking statements as a result of various factors, including, without limitation, those described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

A. Operating Results

Overview

RIPI operates an oil refinery located in the Southern region of Brazil, with the capacity to process 17 thousand barrels per day, which, in December 2006, corresponded to 0.4% of the total refining capacity in Brazil, according to ANP data. RIPI sells oil byproducts such as gasoline, diesel, and naphtha, among others.

Petrobras is the main oil refining company in Brazil, with integrated operations in the oil and oil-based products chain ranging from the exploration and production of oil and natural gas to distribution to end consumers. As of December 2006, Petrobras was responsible for 92.9% of the total refining capacity in Brazil. Thus, Petrobras supplies a major portion of the Brazilian oil derivatives markets and has a large influence over these product prices in Brazil.

Until 2005, the prices of certain oil byproducts, especially gasoline and diesel, were being periodically updated by Petrobras to minimize discrepancies between Brazilian and international prices. Petrobras has not updated these prices since September 2005. International oil prices have been influenced by the increase in worldwide demand for oil and political instability in producing countries, which has led to an increase in average oil prices from US$44 per barrel in January 2005 to US$62 per barrel in December 2006 and US$71 per barrel in June 2007, based on the price of Brent Crude Oil, one of the major worldwide classifications of oil. These combined factors have caused an inconsistency between international oil prices and oil byproduct prices in Brazil. We can not predict if or when gasoline and diesel prices in Brazil will be adjusted to international prices.

RIPI’s economic performance in oil refining in 2005 and 2006 reflected difficulties caused by the incompatibility between oil prices in the international market and certain oil byproduct prices in Brazil since RIPI’s cost of raw materials follows international prices, while its selling prices follow the Brazilian market prices. In order to minimize operating losses and as happened in most part of 2005, Refinaria Ipiranga’s management interrupted the production from June to October of 2006 but has been consistent since then.

As part of the actions to ensure continuity of operations of Refinaria de Petróleo Ipiranga S.A., RIPI’s management intensified contacts and negotiations with the regulatory agencies of the industry, Brazilian Federal Government and the Rio Grande do Sul State Government. In July 2006, RIPI and the Rio Grande do Sul State Government started to study the possibility of producing petrochemical naphtha in order to have an alternative that allowed the operational continuity of RIPI and an increase in tax collection for Rio Grande do Sul State. Naphtha prices in Brazil are indexed to international prices, which are highly correlated to international oil prices. Based on this, RIPI’s management believes that by selling petrochemical naphtha, it would be able to maintain reasonable operating margins.

On November 1, 2006, Decree No. 44,714 was published in the Official Gazette of Rio Grande do Sul State, permitting the use, as a deemed tax credit, of up to 8.5% of the ICMS (state VAT) levied on petrochemical naphtha produced in facilities located in the Southern region of Rio Grande do Sul State and sold in the same state, according to the agreement signed in November 27, 2006.

Therefore, operations were resumed according to the agreement signed with Rio Grande do Sul State Government. As a consequence of the initiatives taken, RIPI’s economic performance in the first half of 2007 reflected the operational continuity of the oil refinery during the period. In addition, despite the increase in oil prices in the first half of 2007 compared to 2006, RIPI’s results improved due to higher volumes and prices of naphtha sold and the Brazilian currency appreciation against the U.S. dollar, which partially offset the increase in oil prices.

Brazilian Economic Background

Since RIPI’s operating businesses are located substantially in Brazil, RIPI is significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, interest rates, the domestic rate of inflation and exchange rate fluctuations.

Gross domestic product

As government became more confident regarding inflation trends, interest rates were lowered, and Brazilian GDP grew by 4.9% in 2004. However, in order to meet inflation targets, the Central Bank increased interest rates again in 2005, and GDP growth decreased to 2.3% in the year ended December 31, 2005. During 2006, the Brazilian economy presented the same trend shown in the previous year and GDP grew by 2.9%. In the first half of 2007, Brazilian GDP grew by 4.8%, compared to the same period in 2006. This growth was mainly influenced by the improved performance of the industrial sector as a result of lower interest rates, greater credit availability and expansion in Brazilian household income.

Inflation and currency fluctuations

RIPI’s cash operating expenses are substantially in reais and tend to increase with inflation. In 2004, the real appreciated further against the U.S. dollar and IGP-M for the year was 12.4%. In 2005, 2006 and the first half of 2007 , the real continued to appreciate against the U.S. dollar, which, together with the increased average interest rates, resulted in an inflation rate of 1.2%, 3.9% and 1.5%, respectively, as measured by the IGP-M. Future governmental actions, including actions to adjust the value of the real in relation to the dollar, may increase inflation.

The principal foreign exchange risk RIPI faces arises from certain U.S. dollar-denominated debt. On June 30, 2007 the exchange rate exposure amounted to US$51,748. Hence, RIPI is exposed to foreign exchange rate risks which could negatively impact RIPI’s businesses, financial situation and operating results as well as the capacity to service its debt. See Note 22 to RIPI’s consolidated financial statements.

The table below shows the inflation rate for the periods indicated, as measured by the IGP-M as well as the devaluation of the real against the U.S. dollar.

	Six-month period ended June 30,		Year ended December 31,
Index	2007	2006	2006	2005	2004
General Price Index—IGP-M	1.5%	1.4%	3.9%	1.2%	12.4%
Devaluation (appreciation) of the real against the U.S. dollar	(9.9)%	(7.5)%	(8.7)%	(11.8)%	(8.1)%

Interest rate

Interest rates in Brazil has been historically high, but the monetary authorities have gathered success in diminishing it in a consistent manner during recent years. In 2003, there was a significant monetary tightening in which the basic rate was elevated to 26% per year, as a reply to the inflation bubble of the previous year. However, the interest rate was rapidly diminished yet during 2003 to 16%. Between 2004 and mid-2005, there was another tightening, as a reply to a quick inflation acceleration and to heating in the trade area. Now, once the inflation has been controlled, the basic rate was reduced to 11.25% per year on September 2007. The main interest rate risk in RIPI arises from the possibility of incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

	Six-month period ended June 30, 2007	Year ended December 31,
Index		2006	2005	2004
Interest rate—Selic	6%	15%	19%	16%

Critical Accounting Policies and Estimates

The presentation of RIPI’s financial condition and results of operations requires its management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of its assets and liabilities and that may affect the reported amount of them as well as its revenues and expenses. Actual results may differ from those estimated under different variables, assumptions or conditions, even though RIPI’s management believes that its accounting estimates are reasonable. The following paragraphs review the critical accounting estimates that management considers most important for understanding RIPI’s financial condition, results of operations and cash flows. An accounting estimate is considered a critical accounting estimate if it meets the following criteria:

•	The accounting estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and

•

Different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial condition, results of operations or cash flows.

We have identified the following five of RIPI’s accounting policies that can be considered critical.

Allowance for doubtful accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the subsequent inability of RIPI’s customers to make required payments. The allowance for doubtful accounts is recorded in an amount RIPI consider sufficient to cover any probable losses on realization of its accounts receivable from its customers, as well as other receivables, and is included in RIPI’s results of operations as selling expenses; no adjustment is made to net sales and services revenue. In order to establish the allowance for doubtful accounts, RIPI’s management constantly evaluates the amount and characteristics of its accounts receivable. When significant delays occur and the likelihood of receiving these payments decreases, a provision is made. In case receivables in arrears are guaranteed or there are reasonable grounds to believe they will be paid, no provision is made. If the financial conditions of RIPI’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required in future periods. However, because RIPI cannot predict with certainty the future financial stability of its customers, RIPI cannot guarantee that its reserves will continue to be adequate. Actual credit losses may be greater than the allowance RIPI has established, which could have a significant impact on our selling expenses. See Note 22(b) to RIPI’s financial statements for additional information about our credit risk.

Deferred Taxes

RIPI recognizes deferred tax assets and liabilities which do not expire, arising from tax-loss carryforwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. RIPI periodically reviews the deferred tax assets for recoverability and establishes a valuation allowance, as required, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. In the event RIPI or one of its subsidiaries operates at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, RIPI evaluates the need to establish a valuation allowance against all or a significant portion of its deferred tax assets, resulting in an increase in its effective tax rate, thereby decreasing net income. If RIPI determines that it can realize a deferred tax in excess of its net recorded amount, it decreases the valuation allowance, thereby increasing net income. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in RIPI’s projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact of future results. See Note 11(a) to RIPI’s unaudited interim consolidated financial statements for additional information on deferred taxes.

Contingent liabilities

RIPI is currently involved in certain legal and administrative proceedings that arise from its normal course of business as described in Note 17 to RIPI’s financial statements. We believe that the extent to which these contingencies are recognized in RIPI’s financial statements is adequate. It is RIPI’s policy to record accrued liabilities in respect of contingencies that can be reasonably estimated and could have a material adverse impact on the results of RIPI’s operations or its financial condition and that are probable to occur in the opinion of its management, based on information available to RIPI including information obtained from its legal advisors. Future results of operations for any particular quarterly or annual period could be materially affected by changes in RIPI’s assumptions, by the effectiveness of its strategies relating to these proceedings, by future developments in each matter being discussed or by changes in approach, such as a change in settlement strategy in dealing with these matters.

Pension and other post-retirement benefits

The determination of the expense and liability relating to RIPI’s pension plan and certain insurance benefits for RIPI’s employees and their dependents involves the use of actuarial assumptions. These include estimates of future mortality, withdrawal, changes in compensation and the discount rate used to reflect the time value of money as well as the rate of return on plan assets. These assumptions are reviewed at least annually and may differ materially from actual results due to changing market and economic conditions, regulatory events, judicial ruling, higher or lower withdrawal rates or longer or shorter life spans of participants. In case actual results differ from the assumptions adopted, there may be a significant impact on the amount of pension liability and post-retirement health care and expenses RIPI records. See Note 19 to RIPI’s financial statements for additional information on provision for post-employment benefits.

Provision for losses on investments

RIPI recognizes a provision for losses on investments related to investments in non-consolidated affiliates which i) have reported negative stockholders’ equity in their financial statements prepared in accordance with Brazilian GAAP and ii) have outstanding loans which RIPI has guaranteed. In such cases RIPI first reduces the value of the investment to zero, and subsequently provide for its portion of negative equity. The amount of losses recognized by RIPI and related payments made on behalf of the non-consolidated affiliate, if any, will depend upon the future results of such affiliate during the period the guarantee is outstanding.

Results of Operations

The following discussion of RIPI’s results of operations is based on the financial information derived from its consolidated financial statements prepared in accordance with Brazilian GAAP that are included in this prospectus.

The following table shows a summary of our results of operations for the periods ended September 30, 2007 and 2006:

	Period ended September 30, 2007	Percentage of net sales and services	Period ended September 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	611.5	100%	313.5	100%	95%
Cost of sales and services	(573.9)	94%	(292.9)	93%	96%

Gross profit	37.5	6%	20.6	7%	82%

Selling, general and administrative expenses	(23.6)	4%	(21.3)	7%	11%
Other operating income (expense), net	0.0	0%	0.5	0%	—

Operating income before financial items	13.9	2%	(0.2)	0%	—

Financial income (expense), net	(7.2)	1%	(2.3)	1%	206%
Non-operating income (expense), net	0.4	0%	—	0%	—
Income and social contribution taxes	—	0%	(1.0)	0%	—
Minority interest/equity in earnings of affiliates	185.0	30%	131.1	42%	41%
Profit sharing	—	0%	(0.1)	0%	—

Net income	192.2	31%	127.4	41%	51%

Net sales and services. Net sales of refining business operated by RIPI increased 95% to R$611.5 million for the nine months ended September 30, 2007 from R$313.5 million for the same period of 2006. This increase in net sales comes from higher sales volume of more than 85% (as the refinery was not fully operating in the nine months of 2006), following the agreement with the Rio Grande do Sul tax authorities in November 2006, which allowed for more stability of operating margins.

Cost of sales and services. The refining business operated by RIPI increased its cost of sales by 96% to R$573.9 million for the nine months ended September 30, 2007 from R$292.9 million for the same period of 2006, in line with sales growth.

Gross profit. Gross profit increased by 82% to R$37.5 million for the nine months ended September 30, 2007 compared to R$20.6 million for the nine months ended September 30, 2006.

Selling, general and administrative expenses. The refining business operated by RIPI increased expenses by 11% to R$23.6 million for the nine months ended September 30, 2007 from R$21.3 million for the same period of 2006. This increase reflects (i) higher freight expenses due to an increase in volume sold and (ii) an increase in provisions for labor contingencies.

Other operating income. The refining business operated by RIPI had no other operating income in the nine months ended September 30, 2007, compared to R$0.5 million income in the same period of 2006.

Operating income before financial items. The refining business operated by RIPI increased its operating income by R$14.1 million to R$13.9 million for the nine months ended September 30, 2007 from R$0.2 million loss for the same period of 2006, mostly as a result of increase in the gross profit.

Financial income (expense), net. The refining business operated by RIPI increased its net financial expense by 206% to R$7.2 million for the nine months ended September 30, 2007 from R$2.3 million for the same period of 2006. This increase of R$4.9 million was primarily driven by an increase in net debt position, mainly derived from a new debt raised to finance RIPI’s working capital.

Non-operating income (expense), net. The refining business operated by RIPI recorded a non-operating gain of R$0.4 million for the nine months ended September 30, 2007, compared to zero for the same period of 2006, primarily due to the sale of fixed assets in 2007.

Equity in earnings of affiliates. Equity in earnings of affiliates for the period ended September 30, 2007 amounted to a gain of R$185.0 million, compared to a gain of R$131.1 million for the nine months ended September 30, 2006. This increase is mainly due to the fact that the results of the chemicals and petrochemicals businesses operated by the affiliate IQ and its subsidiaries presented an improvement in their operations.

Income and social contribution taxes. The refining business operated by RIPI registered an income and social contribution tax expense of zero for the nine months ended September 30, 2007, compared to an expense of R$1.0 million for the same period of 2006, primarily due to the benefit of the payment of interest on capital in 2007.

Profit sharing. Profit sharing for the refining business operated by RIPI remained constant at zero for the nine months ended September 30, 2007, compared to R$0.1 million in the same period of 2006.

Net income. As a result of the foregoing, net income for the period ended September 30, 2007 increased by 51%, to R$192.2 million from R$127.4 million for the nine months ended September 30, 2006.

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006

The following table shows a summary of RIPI’s results of operations for the six-month period ended June 30, 2007 and 2006:

	Six-month period ended June 30, 2007	Percentage of net sales and services	Six-month period ended June 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net Sales and Services	1,403.9	100%	2,039.7	100%	(31)%
Cost of sales and services	(1,140.3)	81%	(1,670.8)	82%	(32)%

Gross profit	263.6	19%	368.9	18%	(29)%
Selling, general and administrative expenses	(106.2)	8%	(163.0)	8%	(35)%
Other operating income (expense), net	(6.2)	0%	10.5	1%	(159)%

Operating income before financial items	151.2	11%	216.4	11%	(30)%
Financial income (expense), net	(2.6)	0%	(29.6)	1%	(91)%
Non-operating income (expense), net	(0.5)	0%	(1.3)	0%	(62)%
Equity in earnings of affiliates	69.1	5%	10.3	1%	571%
Income and social contribution taxes	(41.9)	3%	(33.3)	2%	26%
Profit sharing	(1.7)	0%	(2.9)	0%	(41)%
Minority interest	(40.7)	3%	(66.4)	3%	(39)%

Net income	132.9	9%	93.2	5%	43%

Net sales and services. Net sales and services for the six-month period ended June 30, 2007 decreased by 31%, to R$1,403.9 million from R$2,039.7 million in the six months ended June 30, 2006. This was due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI increased 40% in comparison to R$420.8 million for the six months ended June 30, 2007 from R$300.2 million in the same period of 2006. This increase in net sales is derived from a higher sales volume of naphtha and diesel of more than 21% (as the refinery was not fully operating in the first half of 2006), following the agreement with the Rio Grande do Sul tax authorities in November 2006, which allowed the operational continuity of RIPI in 2007.

Cost of sales and services. Cost of sales and services for the period ended June 30, 2007 decreased by 32%, to R$1,140.4 million from R$1,670.8 million in the semester ended June 30, 2006. This was due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI increased 40% to R$392.2 million for the six months ended June 30, 2007 from R$279.3 million for the same period of 2006, in line with sales growth.

Gross profit. Gross profit for the period ended June 30, 2007 decreased by 29%, to R$263.5 million from R$368.9 million for the six months ended June 30, 2006. This was due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI increased 37% to R$28.6 million for the six months ended June 30, 2007 from R$20.9 million for the same period of 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended June 30, 2007 decreased by 35%, to R$106.1 million from R$163.0 million for the semester ended June 30, 2006. This was due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI increased 23% in the comparison between semesters, to R$17.6 million in the six months ended June 30, 2007 from R$14.3 million in the same period of 2006. This increase reflects (i) higher freight expenses due to an increase in volume sold and (ii) an increase in provisions for labor contingencies.

Other operating income. Other operating income for the period ended June 30, 2007 presented an expense of R$6.2 million compared to a gain of R$10.5 million in the semester ended June 30, 2006. This was mainly due to the increase in provisions for contingencies recorded by IPQ for the six-month period ended June 30, 2007 amounting to R$3.2 million, and to the reversal of the provision for contingencies recorded by Copesul which positively impacted June 30, 2006 figures in an amount of R$6.6 million. The refining business operated by RIPI had no other operating results for the six months ended June 30, 2007, compared to R$0.5 million income for the same period of 2006.

Operating income before financial items. Operating income before financial items for the period ended June 30, 2007 decreased by 30%, to R$151.2 million from R$216.4 million for the six months ended June 30, 2006. This was due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI increased 55% to R$10.9 million for the six months ended June 30, 2007 from R$7.1 million for the same period of 2006, in line with gross profit growth.

Financial income (expense), net. Financial expense for the period ended June 30, 2007 decreased by 91%, to R$2.6 million from R$29.6 million for the semester ended June 30, 2006. This is due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI decreased its net financial expense by 52% to R$1.0 million for the six months ended June 30, 2007 from R$2.0 million for the same period of 2006. This improvement was primarily driven by a decrease in indebtedness and the effect of the real’s appreciation on dollar-denominated debt.

Non-operating income (expense), net. Non-operating expense for the six-month period ended June 30, 2007 decreased by 62%, to R$0.5 million from R$1.3 million for the six months ended June 30, 2006. The refining business operated by RIPI registered a non-operating gain of R$0.4 million for the six-months ended June 30, 2007, compared to zero for the same period of 2006, primarily due to the sale of fixed assets in 2007.

Equity in earnings of affiliates. Equity in earnings of affiliates for the six-month period ended June 30, 2007 amounted to a gain of R$69.1 million, compared to a gain of R$10.3 million for the semester ended June 30, 2006. This is mainly due to the fact that the results of the chemicals and petrochemicals businesses operated by the affiliate IQ and its subsidiaries began being accounted for through the equity method in April 2007, in light of the change of control brought about by the Transaction. Until the end of the first quarter of 2007, IQ and its subsidiaries were consolidated by RIPI. In spite of the change in presentation, overall the chemical and petrochemical business presented an improvement in its operations.

Income and social contribution taxes. Income and social contribution taxes for the six-month period ended June 30, 2007 increased by 26%, to R$41.9 million from R$33.3 million for the six months ended June 30, 2006. This increase is mainly related to an improvement in Copesul’s gross profit due to a higher level of exports sales. The refining business operated by RIPI recorded an income and social contribution tax expense of zero in the six months ended June 30, 2007, compared to an expense of R$2.7 million in the same period of 2006, primarily due to the benefit of the payment of interest on capital in 2007.

Profit sharing. Profit sharing for the six-month period ended June 30, 2007 decreased by 41%, to R$1.7 million from R$2.9 million for the six months ended June 30, 2006. This is due to the end of the consolidation of the chemical and petrochemical businesses from the acquisition onwards. The refining business operated by RIPI remained stable in comparison, with zero profit sharing accrued for the six months ended June 30, 2007, compared to R$0.1 million for the same period of 2006.

Minority Interest. Minority interest for the six-month period ended June 30, 2007 decreased by 39% to R$40.7 million from R$66.4 million, due to the unconsolidation of IQ and IPQ, RIPI’s affiliates, from RIPI’s financial statements.

Net income. As a result of the foregoing, net income for the six-month period ended June 30, 2007 increased by 43%, to R$132.9 million from R$93.2 million in the six months ended June 30, 2006.

Year ended December 31, 2006 compared to the year ended December 31, 2005.

The following table shows a summary of RIPI’s results of operations for the years ended December 31, 2006 and 2005:

	Year ended December 31, 2006	Percentage of net sales and services	Year ended December 31, 2005	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	4,191.4	100%	3,612.7	100%	16%
Cost of sales and services	(3,379.6)	81%	(2,872.8)	80%	18%

Gross profit	811.8	19%	739.9	20%	10%
Selling, general and administrative expenses	(347.3)	8%	(304.8)	8%	14%
Other operating income (expense), net	8.2	0%	26.6	1%	(69)%

Operating income before financial items	472.7	11%	461.7	13%	2%
Financial income (expense), net	(86.4)	2%	(134.5)	4%	(36)%
Non-operating income (expense), net	(34.1)	1%	1.2	0%	—
Equity in earnings of affiliates	24.3	1%	30.4	1%	(20)%
Income and social contribution taxes	(81.4)	2%	(100.2)	3%	(19)%
Profit sharing	(7.9)	0%	(7.1)	0%	12%
Minority Interest	(123.0)	3%	(113.2)	3%	9%

Net income	164.2	4%	138.3	4%	19%

Net sales and services. Net sales and services for the year ended December 31, 2006 increased by 16% to R$4,191.4 million from R$3,612.7 million for the year ended December 31, 2005. The increase in net sales was mostly driven by increase in sales volume and higher prices practiced in consequence of oil and derivative products price increases in the international market.

Cost of sales and services. Cost of sales and services increased by 18% to R$3,379.6 million for the year ended December 31, 2006, compared to R$2,872.8 million for the year ended December 31, 2005, mainly due to an increase in the cost of raw materials and growth in sales volumes.

Gross profit. Gross profit increased by 10% to R$811.8 million for the year ended December 31, 2006 compared to R$739.9 million for the year ended December 31, 2005.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 14% to R$347.3 million for the year ended December 31, 2006 from R$304.8 million for the year ended December 31, 2005. This increase reflects (i) higher freight expenses due to the increase in volume sold, and (ii) salary increases as a result of the annual collective wage agreement.

Other operating income. Other operating income decreased by 69% to R$8.2 million for the year ended December 31, 2006, compared to R$26.6 million for the year ended December 31, 2005, mainly due to positive actuarial effects on RIPI’s pension fund in 2005. See Note 19 to RIPI’s consolidated financial statements.

Operating income before financial items. Operating income before financial items increased by 2% to R$472.7 million for the year ended December 31, 2006 compared to R$461.7 million for the year ended December 31, 2005.

Financial income (expense), net. Reported net financial expense was R$86.4 million for the year ended December 31, 2006, compared to a net financial expense of R$134.5 million for the year ended December 31, 2005. The R$48.2 million improvement in financial expense was principally due to a decrease in interest expenses.

Non-operating income (expense), net. Reported net non-operating expense was R$34.1 million for the year ended December 31, 2006 compared to a net non-operating income of R$1.2 million for the year ended December 31, 2005. The decrease of R$35 million on non-operating income is primarily attributable to a loss on change in ownership percentage in the affiliate IPQ—Ipiranga Petroquímica S.A.

Equity in earnings of affiliates. Equity in earnings of affiliates amounted to R$24.3 million for the year ended December 31, 2006, a 20% decrease compared to the year ended December 31, 2005. The decrease is mainly due to higher goodwill amortization.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$81.4 million for the year ended December 31, 2006, a decrease of 19% from R$100.2 million for the year ended December 31, 2005. This decrease is primarily due to the tax effect on the positive actuarial effects on its pension fund in 2005.

Profit sharing. Profit sharing was R$7.9 million for the year ended December 31, 2006, compared to R$7.1 million for the year ended December 31, 2005.

Minority interest. Minority interest was R$123.0 million for the year ended December 31, 2006, compared to R$113.2 million for the year ended December 31, 2005. Such increase is due to improvements in the results of the affiliate IQ—Ipiranga Química S.A.

Net income. As a result of the foregoing, net income for the year ended December 31, 2006 was R$164.2 million, an increase of 19% compared to R$138.3 million for the year ended December 31, 2005.

Year ended December 31, 2005 compared to the year ended December 31, 2004.

The following table shows a summary of RIPI’s results of operations for the years ended December 31, 2005 and 2004:

	Year ended December 31, 2005	Percentage of net sales and services	Year ended December 31, 2004	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	3,612.7	100%	3,747.0	100%	(4)%
Cost of sales and services	(2,872.8)	80%	(2,897.3)	77%	(1)%

Gross profit	739.9	20%	849.7	23%	(13)%
Selling, general and administrative expenses	(304.9)	8%	(303.3)	8%	1%
Other operating income (expense), net	26.5	1%	11.9	0%	122%

Operating income before financial items	461.5	13%	558.4	15%	(17)%
Financial income (expense), net	(134.5)	4%	(111.0)	3%	21%
Non-operating income (expense), net	1.2	0%	(0.2)	0%	—
Equity in earnings of affiliates	30.5	1%	19.8	1%	54%
Income and social contribution taxes	(100.2)	3%	(68.4)	2%	46%
Profit sharing	(7.1)	0%	(6.4)	0%	10%
Minority Interest	(113.2)	3%	(176.4)	5%	(36)%

Net income	138.3	4%	215.9	6%	(36)%

Net sales and services. Net sales and services for the year ended December 31, 2005 decreased to R$3,612.7 million from R$3,747.0 million for the year ended December 31, 2004. The decrease in net sales was mainly driven by a decrease in sales volume and due to an 11% appreciation in the Brazilian real against U.S Dollar in 2005 compared to 2004.

Cost of sales and services. Cost of sales and services decreased by 1% to R$2,872.8 million for the year ended December 31, 2005, compared to R$2,897.3 million for the year ended December 31, 2004, mainly due to a decrease in sales volume partially offset by an increase in the cost of raw materials.

Gross profit. Gross profit decreased by 13% to R$739.9 million for the year ended December 31, 2005 from R$849.7 million for the year ended December 31, 2004.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 1% to R$304.9 million for the year ended December 31, 2005 from R$303.3 million for the year ended December 31, 2004.

Other operating income. Other operating income increased to R$26.5 million for the year ended December 31, 2005, compared to R$11.9 million for the year ended December 31, 2004, mainly due to positive actuarial effects on its pension fund in 2005. See Note 19 to RIPI’s consolidated financial statements.

Operating income before financial items. Operating income before financial items decreased by 17% to R$461.5 million for the year ended December 31, 2005 from R$558.4 million for the year ended December 31, 2004.

Financial income (expense), net. Reported net financial expense amounted to R$134.5 million for the year ended December 31, 2005, an increase of 21% compared to a net financial expense of R$111.0 million for the year ended December 31, 2004. The R$23.5 million increase was principally due to an increase in interest expenses.

Non-operating income (expense), net. Net non-operating income was R$1.2 million for the year ended December 31, 2005 compared to a net non-operating expense of R$0.2 million for the year ended December 31, 2004.

Equity in earnings of affiliates. Equity in earnings of affiliates amounted to R$30.5 million for the year ended December 31, 2005, a 54% increase compared to the year ended December 31, 2004. Such increase is mainly due to lower goodwill amortization at subsidiary IQ—Ipiranga Química S.A.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$100.2 million for the year ended December 31, 2005, an increase of 46% from R$68.4 million for the year ended December 31, 2004. This increase is primarily due to the tax effect on the positive actuarial effects on its pension fund in 2005.

Profit sharing. Profit sharing was R$7.1 million for the year ended December 31, 2005, compared to R$6.4 million for the year ended December 31, 2004.

Minority interest. Minority interest was R$113.2 million for the year ended December 31, 2005, compared to R$176.4 million for the year ended December 31, 2004. Such decrease derives from the result of the affiliate IQ—Ipiranga Química S.A.

Net income. As a result of the foregoing, net income for the year ended December 31, 2005 was R$138.3 million, a decrease of 36% compared to R$215.9 million in 2004.

B. Liquidity and Capital Resources

RIPI’s principal sources of liquidity are cash generated from operations and financing. RIPI believes that these sources will continue to be sufficient to satisfy its current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends or interest on equity.

Sources and Uses of Funds

Net cash flow from operations was R$101.2 million and R$116.6 million for the six months ended June 2007 and 2006, respectively. RIPI’s cash flow from operations decreased R$15.4 million due to end of consolidation of the chemical and petrochemical businesses from the acquisition of the Ipiranga Group onwards. The refining business’ net cash flow from operations decreased by R$50.8 million mainly because of higher investment in working capital, as RIPI’s refinery was not fully operating in the first half of 2006. Net cash flow from financing activities amounted to R$(821.0) million and R$(29.6) million in the first half of 2007 and 2006, respectively. Cash consumed by financing activities in the first half of 2007 decreased R$792 million compared to the same period in 2006 due to end of consolidation of the chemical and petrochemical businesses from the acquisitions onwards. Cash used by the refining operations related to financing activities increased R$ 51.7 million due to higher volume of debt contracted in the first semester of 2007 compared to 2006.

Investing activities generated net cash of R$625.7 million and used R$49.3 million in the first six months ended June 30, 2007 and 2006, respectively. The higher level of cash generated by investing activities in the first half of 2007 compared to 2006 was due to end of consolidation of the chemical and petrochemical businesses from the acquisition of the Ipiranga Group onwards. For the refining business operated by RIPI, cash used by investing activities increased R$0.1 million.

As of June 30 2007, RIPI had R$7.5 million in cash, cash equivalents, derivatives and short- and long-term investments. RIPI will spend approximately R$63.0 million over the next five years to meet its long-term contractual obligations described in “—Tabular Disclosure of Contractual Obligations’’. RIPI expects to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financing and the refinancing of some of its current indebtedness as it becomes due.

Net cash flow from operations was R$18.7 million, R$509.3 million and R$349.8 million for 2006, 2005 and 2004, respectively. RIPI’s cash flow from operations decreased by R$490.6 million in 2006 compared to 2005 and increased by R$159.5 million in 2005 compared to 2004, mainly reflecting the changes in working capital. Net cash flow from financing activities amounted to R$61.6 million, R$(396.7) million and R$(424.2) million in the years ended December 31, 2006, 2005 and 2004, respectively. The cash flow from financing activities in 2006 increased by R$458.4 million compared to 2005, due to the higher level of new loans obtained and the lower level of amortization of loans and financings in 2006. Cash used by financing activities in 2005 decreased by R$27.4 million compared to 2004.

Investing activities used net cash of R$(76.7) million, R$(119.6) million and R$(68.1) million in the years ended December 31, 2006, 2005 and 2004, respectively. The higher level of cash used by investing activities in 2005 compared to 2006 and 2004 was principally due to additions to investment in related parties. See Note 8 to RIPI’s consolidated financial statements. Acquisitions of property, plant and equipment and additions to intangible assets and deferred charges used R$91.8 million, R$68.5 million and R$67.2 million in 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, investing activities were mainly composed of expansion of products and services offer, maintenance of competitiveness and investments in life and environmental safeguards.

As of December 2006, RIPI had R$120.0 million in cash, cash equivalents, derivatives and short-and long-term investments.

Indebtedness

As of June 30, 2007, RIPI’s short- and long-term debt was as follows:

Indebtedness	Currency	Index	Principal amount of outstanding and accrued interest through June 30, 2007
Foreign currency-denominated loans:
FINIMP—financing for importation	US$	LIBOR + US$ 0.125 +0.15	51.7
Total loans			51.7

Unrealized losses on swaps transactions			—

Total	US$		51.7

RIPI’s debt as of June 30, 2007 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
July 1, 2007 to June 30, 2008	51.7

Total	51.7

As of December 31, 2006, RIPI’s consolidated short- and long-term debt was as follows:

Indebtedness	Currency	Index	Effective Rate	Principal amount of outstanding and accrued interest through December 31,
				2006	2005	2004
				(in millions of reais)
Foreign currency-denominated loans:
Industrial expansion	US$	Basket of currencies	9.3%	3.1	12.8	351.8
Working capital (foreign exchange contracts and prepayments)	US$	Monthly, quarterly and annual LIBOR	6.6%	907.0	713.5	757.7
Restricted export drafts	US$			(149.8)	(136.1)	(183.4)

Real-denominated loans:
Industrial expansion	R$	TJLP(1)	10.6%	44.0	39.6	38.0
Investment acquisition	R$	IGPM(2)	6.5%	9.9	36.4	70.1
Working capital	R$	CDI	13.4%	8.3	69.2	39.5
Total loans	R$			822.5	735.4	1,073.7

Unrealized losses on swaps transactions	R$			6.7	1.5	2.4

Total	R$			829.2	736.9	1,076.1

(1)	TJLP (Long-Term Interest Rate) is a nominal rate of interest established quarterly. On December 31, 2006, TJLP was fixed at 6.85% p.a. Interest rate only as of 2006.

(2)	IGPM is the General Market Price Index in Brazil. Net of linked operations.

RIPI’s consolidated debt as of December 31, 2006 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
January 1, 2007 to December 31, 2007	209.0
January 1, 2008 to December 31, 2008	109.6
January 1, 2009 to December 31, 2009	141.4
January 1, 2010 to December 31, 2010	130.6
After 2011	238.7

Total	829.2

By using its own funds of approximately US$56 million and funds obtained in the domestic financial market, the indirect subsidiary Ipiranga Petroquímica S.A. (IPQ) paid in advance its debt to International Finance Corporation (IFC), Kreditanstalt für Wiederaufbau (KfW), Deutsche Entwicklungsgesellschaft (DEG) and foreign banks participating in the “B Loan”, or B Loan Banks, in the amount of approximately US$136 million. With these payments made on June 15, 2005, IPQ is compliant with all restrictive covenants contained in all agreements signed with IFC, KfW, DEG and B Loan Banks, and obtained better conditions related to maturities and costs of funds obtained from the financial market. On August 28, 2005, IPQ signed a long-term loan pre-agreement in the amount of US$150 million, structured by IFC, which can be fully or partially withdrawn, as needed. Until the date of the financial statements, it was not necessary to use this amount.

RIPI provides collaterals and guarantees for some loan operations conducted directly or indirectly by affiliates and subsidiaries. As of June 30, 2007, December 31, 2006 and 2005, amounts referring to these operations were R$90.7 million, R$90.9 million and R$119.8 million, respectively. See Note 20 to RIPI’s financial statements.

Investments

Equity investments

The table below shows RIPI investments in shareholding stakes for the six-month period ended June 30, 2007 and years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
Company	2007	2006	2005	2004
		(in millions of reais)
Total investments in shareholding stakes	—	61.0	35.9	0.5

Investments in permanent assets and deferred charges

The following table sets forth RIPI’s investments in permanent assets and deferred charges for the six-month period ended June 30, 2007 and years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
	2007	2006	2005	2004
		(in millions of reais)
Refinaria de Petróleo Ipiranga S.A.	0.3	0.3	0.5	6.3
Subsidiaries	—	91.6	68.0	60.9

Total capital expenditures	0.3	91.8	68.5	67.2
Disposals	—	(0.4)	(1.5)	(0.8)

Total capital expenditures, net of disposals	0.3	91.4	67.0	66.5

RIPI’s investment strategy for 2006, 2005, and 2004, included its subsidiaries’ strategies.

Copesul investment strategy has been focused on keeping its competitiveness and supplying its working capital by the maintenance of its minimum level of inventories. It also involves investments in life and environmental safeguards, expansion of products and services offer and improvements in technology. The investment plan for 2007 maintains the strategies related to expansion of products and services offered, maintenance of competitiveness and investments in life and environmental safeguards. RIPI owns shares of Copesul representing 29.5% of the total and voting share capital of Copesul.

IPQ’s investment strategy has been to make improvements related to safety, environmental safeguards, expansion of the production capacity and betterments to increase the productivity and quality in the production process. Through its subsidiary IQ, RIPI owns shares of IPQ representing 58.53% of the total and voting share capital of IPQ.

U.S. GAAP Reconciliation

RIPI’s net income under Brazilian GAAP was R$132.9 million, R$164.2 million and R$138.3 million for the six-month period ended June 30, 2007 and for the years ended December 31, 2006 and 2005, respectively. Under U.S. GAAP, RIPI had net income of R$62.9 million, R$135.9 million and R$336.9 million for the six-month period ended June 30, 2007 and for the years ended December 31, 2006 and 2005, respectively.

RIPI’s shareholders’ equity under Brazilian GAAP as of June 30, 2007, December 31, 2006 and December 31, 2005 was R$710.2 million, R$574.6 million and R$428.4 million, respectively. Under U.S. GAAP, RIPI had shareholders’ equity of R$927.1 million, R$770.1 million and R$650.8 million, respectively, as of June 30, 2007, December 31, 2006 and December 31, 2005.

The principal differences between Brazilian GAAP and U.S. GAAP that affect RIPI’s net income and shareholders’ equity relate to the treatment of the following items:

•	adjustments for inflation of property, plant and equipment;

•	pension and other post-employment benefits adjustment;

•	gain on percentage variation of capital share;

•	accounting for deferred taxes;

•	differences in equity accounting;

•	accounting for convertible debentures;

•	goodwill, acquisitions and business combinations;

•	securities available for sale;

•	fair-value adjustments of derivatives; and

•	deferred tax effects on the foregoing adjustments.

See Note 25 to RIPI’s financial statements for a description of the differences above as they relate to RIPI and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

C. Research and Development, Patents and Licenses, etc.

RIPI subsidiaries own the register of a few brands.

Copesul owns a logotype as an emblem and “COPESUL” as a nominative brand. Both are registered as company properties in the “Certificado de Registro de Marca” (Brands Register Certificate) from Instituto Nacional de Propriedade Industrial (National Institute of Industrial Property) by number 819827266 and expire within 10 years after 20/07/1999.

Ipiranga Petroquímica S.A. owns the register of Ipiranga—Mista, TopClub Programa IPQ de Relacionamento and Maxifilme which expiration dates are being brought into agreement.

IPQ investments in research and development are approximately US$1.5 million/year. IPQ owns a pilot plant and development laboratories to support R&D strategy.

D. Trend Information

Crude oil prices

International oil prices increased at a record rate in 2006 and the nine-month period ended September 2007. The main factors driving this price increase include:

•	the substantial growth in demand for oil products, with little impact resulting from the oil price increase;

•	increased pressure on oil production and refining facilities; and

•	conflicts in the Middle East.

Oil products prices

Until 2005, the prices of certain oil by-products, especially gasoline and diesel, were being periodically updated by Petrobras to reduce the differences between prices in Brazil and prices prevailing in the international markets. However, since September 2005, these prices have not been updated by Petrobras. On the other hand, oil prices in the international markets have been influenced by the increase in worldwide demand for oil and the instability in producing countries, which led to an increase of the average oil prices from US$44 per barrel in

January 2005 to US$62 per barrel in December 2006 and US$71 per barrel in June 2007, based on the price of Brent Crude Oil. This combination of factors caused an incompatibility between oil prices in the international markets and oil by-products prices in Brazil. We can not predict if and when gasoline and diesel prices will be adjusted to prices in the international markets.

In July 2006, RIPI and the Rio Grande do Sul State Government started to study the possibility of producing petrochemical naphtha in order to have an alternative that allowed both the operational continuity of Refinaria Ipiranga and an increase in tax collection for Rio Grande do Sul State. This agreement was signed in November, 2006. Naphtha prices in Brazil are referenced to international prices, which are highly correlated to international oil prices. Should petrochemical naphtha prices not follow international oil price rises in the future, the Company believes this could have a negative impact on RIPI’s profitability.

E. Off Balance Sheet Arrangements

Companhia Petroquimica do Sul (Copesul) and Ipiranga Petroquimica S.A. (IPQ), two of RIPI’s subsidiaries, have provided guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). Guarantees have an average term of 38 days in Copesul and 33 days in IPQ and, in both cases, are equal to the terms of the related financing arrangements. There exists no recourse provision that would enable RIPI or its subsidiaries to recover any amount paid to the financial institutions under these guarantees. In the event that the financial institutions exercise these guarantees, RIPI is entitled to recover the amount paid directly from its customers under the vendor contracts. At December 31, 2006, the maximum potential payment under these guarantees totaled R$616.5 million (total amount, not representing our stake in those companies), which represented a R$144.9 million increase over December 31, 2005. At December 31, 2006, in accordance with Brazilian GAAP, we did not record any liability on our consolidated financial statements related to these guarantees.

F. Tabular Disclosure of Contractual Obligations

The following table summarizes RIPI’s contractual obligations, as of June 30, 2007:

	Payment due by period
Contractual obligations	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(in millions of reais)
Financing	51.7	51.7	—	—	—
Estimated interest payments on financing(1)(2)	0.1	0.1	—	—	—
Estimated planned funding of pension and other post-retirement benefit obligations(3)	62.8	2.1	4.5	5.0	51.1
Operating lease obligations	—	—	—	—	—

Total contractual obligations	114.6	53.9	4.5	5.0	51.1

(1)	The estimated interest payment amount was calculated based on macro-economic assumptions including, on average for the period, principally (i) a 12% CDI interest rate, (ii) a 3% variation in the reais to U.S. dollar exchange rate, (iii) a 3% inflation rate, and (iv) a 6% TJLP rate. See “Liquidity and Capital Resources—Indebtedness” and Note 14 to RIPI’s unaudited consolidated interim financial statements for more information about the maturity of RIPI’s debt and applicable interest rates. See Note 14 and Note 23 to RIPI’s unaudited consolidated interim financial statements for more information on the maturity and the fair value of RIPI’s swap agreements.

(2)	Includes estimated interest payments on RIPI’s short- and long-term debt.

(3)	See Note 18 to RIPI’s unaudited consolidated interim financial statements for more information relating to RIPI’s estimated planned funding of pensions and other post-retirement benefit obligations.

DPPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on and should be read in conjunction with DPPI’s unaudited consolidated interim financial information for the nine-month periods ended September 30, 2007 and 2006 and the six month periods ended June 30, 2007 and 2006 and the audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, as well as their respective notes, included in this prospectus, and the sections “Other Information” and “Selected Consolidated Historical Financial Data of DPPI” and other financial information presented elsewhere in this prospectus.

This section contains discussions regarding estimates and forward-looking statements that involve risks and uncertainties. DPPI’s actual results may differ significantly from those discussed in these estimates and forward-looking statements as a result of various factors, including, without limitation, those described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

A. Operating Results

Brazilian Economic Background

Since all of DPPI’s operating businesses are located in Brazil, it is significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, Brazilian population income, credit availability, interest rates, the domestic rate of inflation and exchange rate fluctuations.

Gross domestic product

As government became more confident regarding inflation trends, interest rates were lowered, and Brazilian GDP grew by 4.9% in 2004. However, in order to meet inflation targets, the Central Bank increased interest rates again in 2005, and GDP growth decreased to 2.3% in the year ended December 31, 2005. During 2006, the Brazilian economy presented the same trend shown in the previous year and GDP grew by 2.9%. DPPI’s operations, especially sales of fuels, are significantly impacted by Brazilian GDP growth. In addition, the level of Brazilian population income, which often bears a relation to GDP performance, also affects the sales of fuels. In the first half of 2007, Brazilian GDP grew by 4.8%, compared to the same period in 2006. This growth was mainly influenced by the improved performance of the industrial sector as a result of lower interest rates, greater credit availability and increases in average household income in Brazil.

Inflation and currency fluctuations

DPPI’s cash operating expenses are substantially in reais and tend to fluctuate with inflation. In 2004, the real appreciated against the U.S. dollar and the IGP-M for the year was 12.4%. In 2005, 2006 and the first half of 2007 the real continued to appreciate against the U.S. dollar, which, together with the increased average interest rates, resulted in an inflation rates of 1.2%, 3.9% and 1.5% respectively, as measured by the IGP-M. Future governmental actions, including actions to adjust the value of the real in relation to the U.S. dollar, may increase inflation.

The principal foreign exchange risk DPPI faces arises from certain U.S. dollar-denominated debt. On June 30, 2007, the exchange rate exposure amounted to US$62.5 million. Hence, DPPI’s exposed to foreign exchange rate risks which could negatively impact its businesses, financial situation and operating results as well as its capacity to service its debt. See Note 21 to DPPI’s consolidated financial statements.

The table below shows the inflation rate for the periods indicated, as measured by the IGP-M, as well as the devaluation of the real against the U.S. dollar.

	Six-month period ended June 30,		Year ended December 31,
Index	2007	2006	2006	2005	2004
General Price Index—IGP-M	1.5%	1.4%	3.9%	1.2%	12.4%
Devaluation (appreciation) of the real against the U.S. dollar	(9.9)%	(7.5)%	(8.7)%	(11.8)%	(8.1)%

Interest rate and credit availability

Interest rate in Brazil has been historically high, but the monetary authorities have gathered success in diminishing it in a consistent manner during recent years. In 2003, there was a significant monetary tightening in which the basic rate was elevated to 26% per year, as a reply to the inflation bubble of the previous year. However, the interest rate was rapidly diminished yet during 2003 to 16%. Between 2004 and mid-2005, there was another tightening, as a reply to a quick inflation acceleration and to heating in the trade area. Now, once the inflation has been controlled, the basic rate was reduced to 11.25% per year in September 2007. The unemployment rate in Brazil dropped from a 12% level to 10% in the past two years. Despite the relatively high unemployment rate, the average worker income has been constantly increasing since the end of 2003. The greater availability of credit derived from the lower interest rate and the improvement in Brazilian population income largely explain the increase in internal demand, including the record levels of vehicle sales in the first half of 2007, amounting to 1,082 million vehicles registered, including cars, trucks and buses. This is a 25.7% increase compared to the first half of 2006, according to figures published by the National Vehicle Registry (Renavam). This growth has been having a positive influence on demand for fuels.

The main interest rate risk DPPI faces derives from interest rate fluctuations that might increase its interest expenses on loans and financing. DPPI continuously monitors interest rates in the market in order to evaluate the need for hedging against the volatility of these rates.

	Six-month period ended June 30, 2007	Year ended December 31,
Index		2006	2005	2004
Interest rate—Selic	6%	15%	19%	16%

Critical Accounting Policies and Estimates

The presentation of DPPI’s financial condition and results of operations require its management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of its assets and liabilities and may affect the reported amount of them as well as its revenues and expenses. Actual results may differ from those estimated under different variables, assumptions or conditions, even though DPPI’s management believes that its accounting estimates are reasonable. The following paragraphs review the critical accounting estimates that management considers most important for understanding DPPI’s financial condition, results of operations and cash flows. An accounting estimate is considered a critical accounting estimate if it meets the following criteria:

•	The accounting estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and

•

Different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial condition, results of operations or cash flows.

We have identified the following five accounting policies of DPPI that can be considered critical.

Allowance for doubtful accounts

DPPI maintains allowances for doubtful accounts for estimated losses resulting from the subsequent inability of its customers to make required payments. The allowance for doubtful accounts is recorded in an amount DPPI consider sufficient to cover any probable losses on realization of its accounts receivable from its customers, as well as other receivables, and is included as selling expenses; no adjustment is made to net sales and services revenue. In order to establish the allowance for doubtful accounts, DPPI’s management constantly evaluates the amount and characteristics of its accounts receivable. When significant delays occur and the likelihood of receiving these payments decreases, a provision is made. In case receivables in arrears are guaranteed or there are reasonable grounds to believe they will be paid, no provision is made. If the financial conditions of DPPI’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required in future periods. However, because DPPI cannot predict with certainty the future financial stability of its customers, it cannot guarantee that its reserves will continue to be adequate. Actual credit losses may be greater than the allowance we have established, which could have a significant impact on its selling expenses. See Note 21(b) to DPPI’s consolidated financial statements for additional information about DPPI’s credit risk.

Deferred Taxes

DPPI recognizes deferred tax assets and liabilities which do not expire, arising from tax loss carry forwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. DPPI periodically review the deferred tax assets for recoverability and establish a valuation allowance, as required, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. In the event DPPI or one of its subsidiaries operates at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, DPPI evaluate the need to establish a valuation allowance against all or a significant portion of its deferred tax assets, resulting in an increase in its effective tax rate, thereby decreasing net income. If DPPI determines that it can realize a deferred tax in excess of its net recorded amount, DPPI decreases the valuation allowance, thereby increasing net income. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in DPPI’s projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact of future results. See Note 10(a) to DPPI’s consolidated financial statements for additional information on deferred taxes.

Contingent liabilities

DPPI is currently involved in certain legal and administrative proceedings that arise from its normal course of business as described in Note 16 to DPPI’s consolidated financial statements. DPPI believes that the extent to which these contingencies are recognized in DPPI’s consolidated financial statements is adequate. It is DPPI’s policy to record accrued liabilities in regard to contingencies that can be reasonably estimated and could have a material adverse impact on the result of its operations or its financial condition and that are probable to occur in the opinion of DPPI’s management, based on information available to it, including information obtained from its legal advisors. Future results of operations for any particular quarterly or annual period could be materially affected by changes in DPPI’s assumptions, by the effectiveness of its strategies relating to these proceedings, by future developments in each matter being discussed or by changes in approach, such as a change in settlement strategy in dealing with these matters.

Pension and other post-retirement benefits

The determination of the expense and liability relating to DPPI’s pension plan and certain insurance benefits for DPPI’s employees and their dependents involves the use of actuarial assumptions. These include estimates of future mortality, withdrawal, changes in compensation and the discount rate used to reflect the time value of money, as well as the rate of return on plan assets. These assumptions are reviewed at least annually and may differ materially from actual results due to changing market and economic conditions, regulatory events, judicial ruling, higher or lower withdrawal rates or longer or shorter life spans of participants. In case actual results differ from the assumptions adopted, there may be a significant impact on the amount of pension liability and post-retirement health care and expenses DPPI records. See Note 18 to DPPI’s consolidated financial statements for additional information on provision for post-employment benefits.

Provision for losses on investments

DPPI recognizes a provision for losses on investments related to investments in non-consolidated affiliates which i) have reported negative stockholders’ equity in their financial statements prepared in accordance with Brazilian GAAP and ii) have outstanding loans which DPPI has guaranteed. In such cases, DPPI first reduces the value of the investment to zero, and subsequently provides for its portion of negative equity. The amount of losses recognized by DPPI and related payments made on behalf of the non-consolidated affiliate, if any, will depend upon the future results of such affiliate during the period the guarantee is outstanding.

Results of Operations

The following discussion of DPPI’s results of operations is based on the financial information derived from DPPI’s consolidated financial statements prepared in accordance with Brazilian GAAP.

The following table shows a summary of our results of operations for the nine-month periods ended September 30, 2007 and 2006:

	Period ended September 30, 2007	Percentage of net sales and services	Period ended September 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	19,408.3	100%	19,040.0	100%	2%
Cost of sales and services	(18,389.0)	95%	(18,104.8)	95%	2%

Gross profit	1,019.3	5%	935.2	5%	9%

Selling, general and administrative expenses	(708.9)	4%	(691.0)	4%	3%
Other operating income (expense), net	7.5	0%	11.5	0%	(35)%

Operating income before financial items	317.9	2%	255.7	1%	24%

Financial income (expense), net	18.5	0%	(5.6)	0%	432%
Non-operating income (expense), net	6.5	0%	30.4	0%	(79)%
Equity in earnings of affiliates and Goodwill amortization	99.7	1%	65.5	0%	52%
Income and social contribution taxes	(106.1)	1%	(37.9)	0%	180%
Profit sharing	(5.6)	0%	(4.4)	0%	28%
Minority Interest	(224.9)	1%	(184.4)	1%	22%

Net income	105.9	1%	119.4	1%	(11)%
Net sales and services. Net sales and services for the nine-month period ended September 30, 2007 increased by 2% to R$19,408.3 million from R$19,040.0 million for the nine-month period ended September 30, 2006. The increase in net sales and services was driven by a 5% growth in the sales volume, particularly the ethanol and diesel volumes, partially offset by a 3% decrease in average prices.

Cost of sales and services. Cost of sales and services increased by 2% to R$18,389.0 million for the nine-month period ended September 30, 2007, compared to R$18,104.8 million for the nine-month period ended September 30, 2006, mainly due to volume growth, which was partially offset by the cost reduction of ethanol given the harvest season in 2007.

Gross profit. Gross profit increased by 9% to R$1,019.3 million for the nine-month period ended September 30, 2007 compared to R$935.2 million for the nine-month period ended September 30, 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 3% to R$708.9 million for the nine-month period ended September 30, 2007 from R$691.0 million for the nine- month period ended September 30, 2006. This increase reflects (i) non-recurring expenses as a result of laying off the corporate staff that supported the Key Shareholders (ii) higher freight expenses and (iii) higher marketing expenses.

Other operating income. Other operating income decreased by 35% to R$7.5 million for the nine-month period ended September 30, 2007, compared to R$11.5 million for the nine-month period ended September 30, 2006, mainly due to a reclassification in ISA-Sul, DPPI’s subsidiary, whereby revenues were transferred from other operating income to Net Sales.

Operating income before financial items. Operating income before financial items increased by 24% to R$317.9 million for the nine-month period ended September 30, 2007 compared to R$255.7 million for the nine-month period ended September 30, 2006.

Financial income (expense), net. DPPI reported net financial income of R$18.5 million for the nine-month period ended September 30, 2007, compared to a net financial expense of R$5.6 million for the nine-month period ended September 30, 2006. The R$24.1 million increase in net financial result was principally due to the effects of the real appreciation over dollar-denominated loans.

Non-operating income (expense), net. DPPI reported net non-operating income of R$6.5 million for the nine-month period ended September 30, 2007 compared to a net non-operating income of R$30.4 million for the nine-month period ended September 30, 2006. This decrease reflects capital gains related to the subsidiary Maxfacil in 2006.

Equity in earnings of affiliates and Goodwill amortization. Equity in earnings of affiliates amounted to R$99.7 million for the nine-month period ended September 30, 2007, a 52% increase compared to the nine-month period ended September 30, 2006. The increase is mainly due to an increase in the results of operations of its affiliate IQ – Ipiranga Química S.A.

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$106.1 million for the nine-month period ended September 30, 2007, an increase of 180% from R$37.9 million for the nine-month period ended September 30, 2006. This increase is primarily due to higher pre-tax profit in 2007 and interest on equity paid in the 2006.

Profit sharing. Profit sharing was R$5.6 million for the nine-month period ended September 30, 2007, compared to R$4.4 million for the nine-month period ended September 30, 2006.

Minority interest. Minority interest amounted to R$224.9 million for the nine-month period ended September 30, 2007, compared to R$184.4 million for the nine-month period ended September 30, 2006, due to the increase in CBPI’s results.

Net income. As a result of the aforementioned, net income for the nine-month period ended September 30, 2007 was R$105.9 million, a 11% decrease compared to R$119.4 million for the nine-month period ended September 30, 2006.

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006.

The following table shows a summary of DPPI’s results of operations for the six-month periods ended June 30, 2007 and 2006:

	Six-month period ended June 30, 2007	Percentage of net sales and services	Six-month period ended June 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	12,799.4	100%	12,405.2	100%	3%
Cost of sales and services	(12,135.2)	95%	(11,785.8)	95%	3%

Gross profit	664.2	5%	619.4	5%	7%
Selling, general and administrative expenses	(469.1)	4%	(453.7)	4%	3%
Other operating income (expense), net	6.9	0%	7.9	0%	(13)%

Operating income before financial items	201.9	2%	173.6	1%	16%
Financial income (expense), net	8.4	0%	1.9	0%	351%
Non-operating income (expense), net	6.7	0%	6.9	0%	(3)%
Equity in earnings of affiliates and Goodwill amortization	66.1	1%	45.2	0%	46%
Income and social contribution taxes	(68.3)	1%	(33.8)	0%	102%
Profit sharing	(3.5)	0%	(4.3)	0%	(18)%
Minority interest	(141.9)	1%	(122.9)	1%	15%

Net income	69.4	1%	66.5	1%	4%

Net sales and services. Net sales and services for the semester ended June 30, 2007 increased by 3% to R$12,799.4 million from R$12,405.2 million for the semester ended June 30, 2006. The increase in net sales and services was mostly driven by the 5% growth in sales volume, particularly the ethanol and diesel volumes.

Cost of sales and services. Cost of sales and services increased by 3% to R$12,135.2 million for the semester ended June 30, 2007, compared to R$11,785.8 million for the semester ended June 30, 2006, mainly due to volume growth which was partially offset by a reduction in the cost of ethanol given the harvest season.

Gross profit. Gross profit increased by 7% to R$664.2 million for the semester ended June 30, 2007 compared to R$619.4 million for the semester ended June 30, 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 3% to R$469.1 million for the semester ended June 30, 2007 from R$453.7 million for the semester ended June 30, 2006. This increase reflects (i) non-recurring expenses as a result of laying off the corporate staff that supported the Key Shareholders (R$8 million) (ii) higher freight expenses and (R$5 million) (iii) higher marketing expenses (R$2 million).

Other operating income. Other operating income decreased by 13% to R$6.9 million for the semester ended June 30, 2007, compared to R$7.9 million for the semester ended June 30, 2006.

Operating income before financial items. Operating income before financial items increased by 16% to R$201.9 million for the semester ended June 30, 2007 compared to R$173.6 million for the semester ended June 30, 2006.

Financial income (expense), net. DPPI reported net financial income of R$8.4 million for the semester ended June 30, 2007, compared to a net financial income of R$1.9 million for the semester ended June 30, 2006. The R$6.5 million increase in financial income was principally due to the effects of the real appreciation over the dollar-denominated loans.

Non-operating income (expense), net. Reported net non-operating income was R$6.7 million for the semester ended June 30, 2007 compared to a net non-operating income of R$6.9 million for the semester ended June 30, 2006. The decrease of non-operating income is primarily attributable to sale of fixed assets (vehicles) in 2006.

Equity in earnings of affiliates and goodwill amortization. Equity in earnings of affiliates amounted to R$66.1 million for the semester ended June 30, 2007, a 46% increase compared to the semester ended June 30, 2006. The increase is mainly due to an increase in the results of operations of the affiliate IQ—Ipiranga Química S.A. and Isa-Sul.

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$68.3 million for the semester ended June 30, 2007, an increase of 102% from R$33.8 million for the semester ended June 30, 2006. This increase is primarily due to higher pre-tax profit in 2007 and interest on equity paid in 2006.

Profit sharing. Profit sharing was R$3.5 million for the semester ended June 30, 2007, compared to R$4.3 million for the semester ended June 30, 2006.

Minority interest. Minority interest amounted to R$141.9 million for the semester ended June 30, 2007, compared to R$122.9 million for the semester ended June 30, 2006, due to the increase in CBPI’s results.

Net income. As a result of the aforementioned, net income for the semester ended June 30, 2007 was R$69.4 million, a 4% increase compared to R$66.5 million for the semester ended June 30, 2006.

Year ended December 31, 2006 compared to the year ended December 31, 2005.

The following table shows a summary of DPPI’s results of operations for the years ended December 31, 2006 and 2005:

	Year ended December 31, 2006	Percentage of net sales and services	Year ended December 31, 2005	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	25,714.7	100%	22,757.5	100%	13%
Cost of sales and services	(24,430.5)	95%	(21,533.9)	95%	13%

Gross profit	1,284.3	5%	1,223.6	5%	5%
Selling, general and administrative expenses	(932.4)	4%	(881.1)	4%	6%
Other operating income (expense), net	23.2	0%	62.7	0%	(63)%

Operating income before financial items	375.0	1%	405.1	2%	(7)%
Financial income (expense), net	(7.7)	0%	40.7	0%	(119)%
Non-operating income (expense), net	30.1	0%	26.6	0%	13%
Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments	84.9	0%	72.4	0%	17%
Income and social contribution taxes	(48.0)	0%	(99.7)	0%	(52)%
Profit sharing	(16.3)	0%	(16.7)	0%	(2)%
Minority interest	(257.1)	1%	(258.8)	1%	(1)%

Net income	160.9	1%	169.8	1%	(5)%

Net sales and services. Net sales and services for the year ended December 31, 2006 increased by 13% to R$25,714.7 million from R$22,757.5 million for the year ended December 31, 2005. The increase in net sales was mostly driven by 2% growth in sales volume and pricing adjustments in consequence of the higher refinery costs.

Cost of sales and services. Cost of sales and services increased by 13% to R$24,430.5 million for the year ended December 31, 2006, compared to R$21,533.9 million for the year ended December 31, 2005, mainly due to increase in the cost of raw materials and growth in sales volumes.

Gross profit. Gross profit increased by 5% to R$1,284.3 million for the year ended December 31, 2006, compared to R$1,223.6 million for the year ended December 31, 2005.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 6% to R$932.4 million for the year ended December 31, 2006 from R$881.1 million for the year ended December 31, 2005. This increase reflects (i) salary increases as a result of the annual collective wage agreement, (ii) freight and other variable expenses due to higher volumes and sales, (iii) marketing and maintenance expenses and (iv) increase in depreciation due to the investments realized.

Other operating income. Other operating income decreased by 63% to R$23.2 million for the year ended December 31, 2006, compared to R$62.7 million for the year ended December 31, 2005, mainly due to positive actuarial effects on its pension fund in 2005. See Note 18 to DPPI’s consolidated financial statements.

Operating income before financial items. Operating income before financial items decreased by 7% to R$375.0 million for the year ended December 31, 2006, compared to R$405.1 million for the year ended December 31, 2005.

Financial income (expense), net. Reported net financial expense was R$7.7 million for the year ended December 31, 2006, compared to a net financial income of R$40.7 million for the year ended December 31, 2005. The R$48.4 million increase in financial expense was principally due to the interest expenses on a R$350 million debenture issued by CBPI on 2006.

Non-operating income (expense), net. Reported net non-operating income was R$30.1 million for the year ended December 31, 2006, compared to a net non-operating income of R$26.6 million for the year ended December 31, 2005.

Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments. Equity in earnings of affiliates amounted to R$84.9 million for the year ended December 31, 2006, a 17% increase compared to the year ended December 31, 2005. The increase is mainly due to an increase in the results of operations of the affiliate IQ—Ipiranga Química S.A.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$48.0 million for the year ended December 31, 2006, a decrease of 52% from R$99.7 million for the year ended December 31, 2005. This decrease is primarily due to a lower pre-tax profit and the increase in non-taxable income.

Profit sharing. Profit sharing was R$16.3 million for the year ended December 31, 2006, compared to R$16.7 million for the year ended December 31, 2005.

Minority interest. Minority interest was R$257.1 million for the year ended December 31, 2006, compared to R$258.8 million for the year ended December 31, 2005.

Net income. As a result of the aforementioned, net income for the year ended December 31, 2006 was R$160.9 million, a decrease of 5% compared to R$169.8 million for the year ended December 31, 2005.

Year ended December 31, 2005 compared to the year ended December 31, 2004.

The following table shows a summary of DPPI’s results of operations for the years ended December 31, 2005 and 2004:

	Year ended December 31, 2005	Percentage of net sales and services	Year ended December 31, 2004	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	22,757.5	100%	19,111.6	100%	19%
Cost of sales and services	(21,533.9)	95%	(18,009.9)	94%	20%

Gross profit	1,223.6	5%	1,101.8	6%	11%
Selling, general and administrative expenses	(881.1)	4%	(772.8)	4%	14%
Other operating income (expense), net	62.7	0%	12.7	0%	394%

Operating income before financial items	405.1	2%	341.7	2%	19%
Financial income (expense), net	40.7	0%	15.3	0%	167%
Non-operating income (expense), net	26.6	0%	(11.1)	0%	(340)%
Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments	72.4	0%	127.8	1%	(43)%
Income and social contribution taxes	(99.7)	0%	(70.4)	0%	42%
Profit sharing	(16.7)	0%	(12.7)	0%	32%
Minority Interest	(258.8)	1%	(252.6)	1%	2%

Net income	169.8	1%	138.0	1%	23%

Net sales and services. Net sales and services for the year ended December 31, 2005 increased by 19% to R$22,757.5 million from R$19,111.6 million for the year ended December 31, 2004. The increase in net sales was driven by 3% growth in sales volume and pricing adjustments in consequence of higher refinery costs.

Cost of sales and services. Cost of sales and services increased by 20% to R$21,533.9 million for the year ended December 31, 2005, compared to R$18,009.9 million for the year ended December 31, 2004, mainly due to an increases in the cost of raw materials and growth in sales volumes.

Gross profit. Gross profit increased by 11% to R$1,223.6 million for the year ended December 31, 2005 from R$1,101.8 million for the year ended December 31, 2004.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 14% to R$881.1 million for the year ended December 31, 2005 from R$772.8 million for the year ended December 31, 2004. This increase reflects (i) salary increases as a result of the annual collective wage agreement, (ii) freight and other variable expenses due to higher volumes and sales, and (iii) increase in marketing and maintenance expenses.

Other operating income. Other operating income increased to R$62.7 million for the year ended December 31, 2005, compared to R$12.7 million for the year ended December 31, 2004, mainly due to positive actuarial effects on its pension fund. See Note 18 to DPPI’s consolidated financial statement.

Operating income before financial items. Operating income before financial items increased by 19% to R$405.1 million for the year ended December 31, 2005 from R$341.7 million for the year ended December 31, 2004.

Financial income (expense), net. Reported net financial income amounted to R$40.7 million for the year ended December 31, 2005, compared to a net financial income of R$15.3 million for the year ended December 31, 2004. The R$25.4 million improvement was mainly due to the effect of the exchange rate fluctuations on DPPI dollar-denominated financial instruments.

Non-operating income (expense), net. Net non-operating income was R$26.6 million for the year ended December 31, 2005 compared to a net non-operating expense of R$11.1 million for the year ended December 31,

2004. The improvement in non-operating income derives substantially from gains related to the sale by DPPI to RIPI of subscription warrants in the amount of R$29 million. See Note 7 to DPPI’s consolidated financial statements.

Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments. Equity in earnings of affiliates amounted to R$72.4 million for the year ended December 31, 2005, a 43% decrease compared to the year ended December 31, 2004. Such decrease is mainly due to a reversal of a provision for loss on the investment in Ipiranga Petroquímica S.A. in 2004 due to an increase in the results of operation in this affiliate.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$99.7 million for the year ended December 31, 2005, an increase of 42% from R$70.4 million for the year ended December 31, 2004. This increase is primarily due to higher pre-tax profit.

Profit sharing. Profit sharing was R$16.7 million for the year ended December 31, 2005, compared to R$12.7 million for the year ended December 31, 2005, reflecting the improvement in the company’s operational result.

Minority interest. Minority interest was R$258.8 million for the year ended December 31, 2006, compared to R$252.6 million for the year ended December 31, 2005.

Net income. As a result of the aforementioned, net income for the year ended December 31, 2005 was R$169.8 million, an increase of 23% compared to R$138.0 million in 2004.

B. Liquidity and Capital Resources

DPPI’s principal sources of liquidity are cash generated from operations and financing. DPPI believes that these sources will continue to be sufficient to satisfy our current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends or interest on equity.

Sources and Uses of Funds

Net cash flow from operations was R$158.3 million and R$(87.0) million for the six months ended June 2007 and 2006, respectively. DPPI’s cash flow from operations increased R$245.3 million mostly because of a reduction in investment in working capital for the first half of 2007. Net cash flow from financing activities amounted to R$(99.8) million and R$47.9 million for the first half of 2007 and 2006, respectively. Cash used for financing activities for the first half of 2007 decreased R$147.6 million compared to the same period in 2006, as a result of higher new loans and financing obtained in the first half of 2006.

Investing activities used net cash of R$(20.7) million and R$8.6 million for the first six months ended June 30, 2007 and 2006, respectively. The higher level of cash used by investing activities for the first half of 2007 compared to 2006 was principally due to the amortization of debentures in the first semester of 2006 issued by its affiliate IQ.

As of June 30 2007, DPPI had R$242.9 million in cash, cash equivalents, derivatives, short- and long-term investments. DPPI will spend approximately R$890.8 million over the next five years to meet long-term contractual obligations described in “—Tabular Disclosure of Contractual Obligations”. DPPI expects to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financing and the refinancing of some of its current indebtedness as it becomes due.

Net cash flow from operations was R$229.9 million, R$156.9 million and R$289.9 million for 2006, 2005 and 2004, respectively. DPPI’s cash flow from operations increased by R$72.9 million in 2006, compared to 2005 and decreased by R$132.9 million in 2005 compared to 2004, mainly reflecting the cash generated by the increase in other liabilities in 2004. Net cash flow from financing activities amounted to R$(177.8) million, R$(31.3) million and R$(344.4) million in the years ended December 31, 2006, 2005 and 2004, respectively. The cash consumed by financing activities in 2006 increased by R$146.5 million compared to 2005, mainly due to a lower level of net cash raised. Cash consumed by financing activities in 2005 decreased by R$313.0 million compared to 2004, due to a higher level of net cash raised from new loans.

Investing activities generated net cash of R$11.3 million in the year ended December 31,2006, and consumed R$(203.3) million and R$(142.9) million in the years ended December 31, 2005 and 2004, respectively. The increase in cash flow generated from investing activities in 2006 compared to 2005 was principally due to proceeds from debentures issued by related parties and held by DPPI and CBPI, which were partially redeemed in 2006. Acquisitions of property, plant and equipment and additions to intangible assets and deferred charges consumed R$178.6 million, R$159.1 million and R$149.6 million in 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, amounts under investing activities were allocated mainly in the renovation and operational improvement of the company’s service stations and distribution facilities and on the expansion of NGV service stations.

As of December 2006, DPPI had R$201.4 million in cash, cash equivalents and long-term investments. DPPI will spend approximately R$1.0 billion in the next five years to meet long-term contractual obligations as described in the Tabular Disclosure of Contractual Obligations. DPPI expects to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new-debt financing and the refinancing of some of its indebtedness as it becomes due.

Indebtedness

As of June 30, 2007, DPPI’s consolidated short- and long-term debt was as follows:

Indebtedness	Currency	Interest Rate(1)	Principal amount of outstanding and accrued interest through
			June 30,	December 31,
			2007	2006	2005	2004
			(in millions of reais)
Foreign currency-denominated loans:
Purchase financing	US$	Exchange variations US$ + 1.0% to 1.4% p.a.	—	41.1	278.3	66.8
Global Notes(a)	US$	Exchange variations US$ + 9.875% p.a.	112.5	124.9	320.7	370.1
Subsidiaries		Exchange variations US$ + interest of 5.6% to 6.8% p.a. CDI up to 104%	12.9

Real-denominated loans:
Property and equipment acquisition	R$	TJLP² plus interest of 3.8% to 5.1% p.a.	33.1	37.7	35.5	24.9
Debentures(b)	R$	103.8% of CDI	360.5	361.4	—	—
Subsidiaries	R$	CDI up to 105.5% to 106.5%	49.2	41.2	—	—
Working capital	R$	CDI up to 100.0%	42.0	132.2	80.1	80.5
Financial institutions	R$	CDI up to 100.0%	64.0	—	—	—
Total			674.3	738.5	714.6	542.3

(1)	Interest rate only as of June, 2007.

(2)	TJLP (Long-Term Interest Rate) is a nominal interest rate established by Brazilian National Monetary Council (CMN) on a quarterly basis. On June 30, 2007, TJLP was fixed at 6.5% p.a.

(3)

On August 1, 2003, CBPI issued US$135 million in notes in the international markets. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year, some of the holders decided to early redeem its notes in the amount of US$1,285 or R$3,072. In 2006, the subsidiary made an offer to repurchase to the bondholders as a result of which there was a partial redemption in the amount of US$79,574 or R$164,877.

(4)	On April 18, 2006, CBPI registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$10 each, and issued on April 1, 2006, in the amount of R$350,000. The debentures mature on April 1, 2011 with principal repaid in three annual installments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the Taxa DI over extra grupo, or the daily average rate of interbank deposits, disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP). Interest is payable every 6 months from the issuance date of the debentures.

DPPI’s consolidated debt as of June 30, 2007 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
July 1, 2007 to June 30, 2008	89.8
July 1, 2008 to June 30, 2009	214.3
July 1, 2009 to June 30, 2010	130.5
July 1, 2010 to June 30, 2011	121.9
July 1, 2011 to June 30, 2012	117.8

Total	674.3

DPPI provides collaterals and guarantees for some loan operations conducted directly or indirectly by affiliates and subsidiaries. As of June 30, 2007, December 31, 2006 and December 31, 2005, amounts referring to these operations were R$187.2 million, R$227.3 million and R$187.0 million, respectively. See Note 20 to DPPI’s consolidated financial statements.

Investments

Equity investments

The table below shows DPPI’s investments in shareholding stakes for the six-month period ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
	2007	2006	2005	2004
	(in millions of reais)
Investments in shareholding stakes	3.7	3.9	8.8	19.7

Investments in permanent assets and deferred charges

The following table sets forth DPPI’s investments for the six-month period ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
	2007	2006	2005	2004
	(in millions of reais)
Distribuidora de Produtos de Petróleo Ipiranga S.A.	19.4	52.2	55.3	33.7
Subsidiaries	115.4	337.7	303.4	298.9

Total capital expenditures	134.8	389.9	358.6	332.7
Disposals	(79.4)	(200.8)	(143.6)	(161.1)

Total capital expenditures, net of disposals(1)	55.4	189.1	215.0	171.6

(1)	Includes customer financing, net of its amortization and leasing operations.

DPPI’s investment strategy has been to make improvements related to its retail service stations network and terminals. During the six-month period ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, investments focused on enhancing environmental safeguard, increasing convenience stores’ list of services and products offered, and expanding the availability of NGV (Compressed natural gas) on DPPI’s network.

The investment plan for 2007 has a total budget of R$178.5 million, consisting of (i) modernization and expansion of our service stations network, (ii) modernization and expansion of DPPI’s convenience stores network and (iii) renovation of exclusivity contracts with some of DPPI’s retail dealers.

U.S. GAAP Reconciliation

DPPI’s net income under Brazilian GAAP amounted to R$69.4 million and R$66.5 million for the six-month period ended June 30, 2007 and 2006, respectively, and R$160.9 million and R$169.8 million for the years ended December 31, 2006 and 2005, respectively. Under U.S. GAAP, DPPI presented net income of R$58.9 million and R$56.8 for the six month-period ended June 30, 2007 and 2006, respectively, and R$112.6 million and R$99.2 million for the years ended December 31, 2006 and 2005, respectively.

DPPI’s shareholders’ equity under Brazilian GAAP as of June 30, 2007, December 31, 2006 and December 31, 2005 was R$873.4 million, R$804.0 million and R$708.4 million, respectively. Under U.S. GAAP, DPPI shareholders’ equity was R$901.4 million, R$843.9 million and R$758.5 million as of as of June 30, 2007, December 31, 2006 and December 31, 2005, respectively.

The principal differences between Brazilian GAAP and U.S. GAAP that affect DPPI’s net income and shareholders’ equity relate to the treatment of the following items:

•	adjustment for inflation of property, plant and equipment;

•	post-employment benefits adjustment;

•	gain on percentage variation of capital share;

•	differences in goodwill accounting;

•	fair-value adjustments of derivatives;

•	accounting for deferred taxes;

•	accounting for convertible debentures; and

•	deferred tax effects on the foregoing adjustments.

See Note 25 to DPPI’s consolidated financial statements for a description of the differences above as they relate to DPPI and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

C. Research and Development, Patents and Licenses, etc.

DPPI owns the registers of its brands including “Ipiranga”, “Corrida Premiada” and “Posto 24 Horas”. The company also owns the registers of DPPISA, Ipicil, Ipiflex, Ipilube, Ipitur, Isa, Marina 2T Plus and several other brands. Through its controlled company CBPI, DPPI also owns the register of RodoRede, Jet OIl, Atlantic, F1 Master, F1 Super, Ipiranga 4x4, Lub Fácil, Sintex, Moldax, Rede Nota Dez, Ipitrust, GP Super and several other brands. The register of these brands expires between 2007 and 2016, and the renovation of these registers is part of DPPI’s and CBPI’s annual activities.

One of DPPI’s indirectly controlled companies, AM/PM Comestíveis Ltda., is the master franchisee of AM/PM brand in Brazil. Costs and terms of brand usage are governed by the agreement signed between AM/PM Internacional Co. and AM/PM Comestíveis Ltda.

D. Trend Information

Brazilian consumption of fuels

Recent economic indicators, published by IBGE - Instituto Brasileiro de Geografia e Estatística (Brazilian Institute of Geography and Statistics), have shown a decrease in the unemployment levels from 10% in September 2006 to 9% in the September 2007. IBGE indicators have also shown an improvement in the Brazilian economy, as GDP increased by 5% in the first half of 2007 compared to the same period in 2006. This, together with greater credit availability, as shown by the 25% increase in the total stock of credit in the Brazilian financial system in the eight-month period ended August, 2007 as compared to the same period in 2006, according to Brazilian Central Bank data, has resulted in record levels of vehicle sales in the first half of 2007 (growth of 25.7% in the number of new vehicles registered as compared to 2006) and consequently an increased demand for fuel. Despite record car sales, however, Brazil’s current fleet is small compared to other Latin American countries, with 8 inhabitants per vehicle, whereas Argentina and Mexico have 5 inhabitants per vehicle, according to ANFAVEA - Associação Nacional dos Fabricantes Veículos Automotores (Brazilian Association of Vehicle Producers).

Based on the current expansion in the economy and credit availability, together with the low ratio of inhabitants per vehicle, Ultrapar believes the outlook for increased Brazilian fuel consumption is positive for the coming years. The increase in fuel consumption could have a positive effect on the future volume sold by the company.

Oil products prices

Until 2005, the prices of certain oil byproducts, especially gasoline and diesel, were being periodically updated by Petrobras to reduce the differences between prices in Brazil and prices prevailing in the international markets. However, since September 2005, these prices have not been updated by Petrobras. On the other hand, oil prices in the international markets have been influenced by the increase in worldwide demand for oil and the instability in producing countries, which led to an increase of the average oil prices from US$44 per barrel in January 2005 to US$62 per barrel in December 2006 and US$71 per barrel in June 2007, based on the price for Brent Crude Oil, one of the major worldwide classifications of oil. This combination of factors caused an incompatibility between oil prices in the international markets and oil byproducts prices in Brazil. We can not predict if and when gasoline and diesel prices will be adjusted to prices in the international markets. The adjustment in the gasoline and diesel prices to international prices could have an impact on the company’s profitability in the future.

E. Tabular Disclosure of Contractual Obligations

The following table summarizes DPPI’s contractual obligations, as of June 30, 2007:

	Payment due by period
Contractual obligations - DPPI	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(in millions of reais)
Financing	674.3	89.8	344.8	239.7	0
Estimated interest payments on financing(1)(2)	167.5	58.7	94.4	14.4	0
Estimated planned funding of pension and other postretirement benefit obligations(3)	212.7	8.3	17.8	19.6	167.1
Operating lease obligations(4)	5.4	0.7	1.3	1.3	2.0

Total contractual obligations	1,059.9	157.5	458.3	275.0	169.1

(1)

The estimated interest payment amount was calculated based on macro-economic assumptions including, on average for the period, principally (i) a 12% CDI interest rate, (ii) a 3% variation in the reais to U.S. dollar exchange rate, (iii) a 3% inflation rate, and (iv) an 6% TJLP rate. See “Liquidity and Capital Resources—Indebtedness” and Note 14 to DPPI’s consolidated financial statements for more information about the maturity of DPPI’s debt and applicable interest rates.

(2)	Includes estimated interest payments on our short- and long-term debt.

(3)	See Note 18 to DPPI’s consolidated financial statements for more information relating to DPPI estimated planned funding of pensions and other post-retirement benefit obligations.

(4)	Includes the franchise contract with AM/PM, under which DPPI and/or its subsidiaries are entitled to pay minimum royalty fees through 2015.

CBPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on and should be read in conjunction with CBPI’s unaudited interim consolidated financial information for the nine-month periods ended September 30, 2007 and 2006 and the six-month period ended June 30, 2007 and 2006 and the audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004, as well as their respective notes, included in this prospectus, and the sections “Other Information” and “Selected Consolidated Historical Financial Data of CBPI” and other financial information presented elsewhere in this prospectus.

This section contains discussions regarding estimates and forward-looking statements that involve risks and uncertainties. CBPI’s actual results may differ significantly from those discussed in these estimates and forward-looking statements as a result of various factors, including, without limitation, those described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

A. Operating Results

Brazilian Economic Background

Since all of CBPI’s operating businesses are located in Brazil, we are significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, Brazilian population income, credit availability, interest rates, the domestic rate of inflation and exchange rate fluctuations.

Gross domestic product

As the government became more confident regarding inflation trends, interest rates were lowered, and Brazilian GDP grew by 4.9% in 2004. However, in order to meet inflation targets, the Central Bank increased interest rates again in 2005, and GDP growth decreased to 2.3% in the year ended December 31, 2005. During 2006, the Brazilian economy presented the same trend shown in the previous year and GDP grew by 2.9%. In the first half of 2007, Brazilian GDP grew by 4.8%, compared to the same period in 2006. This growth was mainly influenced by the improved performance of the industrial sector as a result of lower interest rates, greater credit availability and expansion in the Brazilian population income. CBPI’s operations, especially sales of fuels, are significantly impacted by Brazilian GDP growth. In addition, the level of Brazilian population income, which often bears a relation to GDP performance, also affect the sales of fuels.

Inflation and currency fluctuations

CBPI’s cash operating expenses are substantially in reais and tend to fluctuate with inflation. In 2004, the real appreciated against the U.S. dollar and the IGP-M for the year was 12.4%. In 2005, 2006 and the first half of 2007, the real continued to appreciate against the U.S. dollar, which, together with increased average interest rates, resulted in inflation rates of 1.2%, 3.9% and 1.5%, respectively, as measured by the IGP-M. Future governmental actions, including adjustments to the value of the real in relation to the U.S. dollar, may increase inflation.

The principal foreign exchange risk CBPI faces arises from certain U.S. dollar-denominated debt. On June 30, 2007, exchange rate exposure totaled US$64.1 million. Hence, CBPI is exposed to foreign exchange rate risks which could negatively impact its businesses, financial situation and operating results, as well as its capacity to service its debt. See Note 21 to CBPI’s consolidated financial statements.

The table below shows the inflation rate for the periods indicated, as measured by the IGP-M, as well as the devaluation of the real against the U.S. dollar.

	Six month period ended June 30,		Year ended December 31,
Index	2007	2006	2006	2005	2004
General Price Index—IGP-M	1.5%	1.4%	3.9%	1.2%	12.4%
Devaluation (appreciation) of the real against the U.S. dollar	(9.9)%	(7.5)%	(8.7)%	(11.8)%	(8.1)%

Interest rate and credit availability

Interest rates in Brazil have been historically high, but monetary authorities there have had success in controlling them in a consistent manner during recent years. In 2003, there was a significant monetary tightening in which the basic rate was increased to 26% per year, as a response to the inflation bubble of the previous year. However, the rate dropped further during 2003 to 16%. Between 2004 and mid-2005, there was another tightening of rates, as a reply to a quick acceleration of inflation. Now, as inflation has been controlled, the basic rate was reduced to 11.25% per year in September 2007. The unemployment rate in Brazil dropped from 12% to 10% in the past two years. Despite the relatively high unemployment rate, the average worker’s income has been constantly increasing since the end of 2003. The greater availability of credit due to lower interest rates and improvement in Brazilian population income largely explain the increase in internal demand, including the record levels of vehicle sales in the first half of 2007, amounting to 1.082 million vehicles registered, including cars, trucks and buses. This is a 25.7% increase compared to the first half of 2006, according to figures published by the National Vehicle Registry (Renavam). This growth has been having a positive influence on demand for fuels.

The main interest rate risk CBPI faces derives from interest rate fluctuations that might increase its interest expenses on loans and financing. CBPI continuously monitors interest rates in the market in order to evaluate the need for hedging against the volatility of these rates.

	Six-month period ended June 30, 2007	Year ended December 31,
Index		2006	2005	2004
Interest rate—Selic	6%	15%	19%	16%

Critical Accounting Policies and Estimates

The presentation of CBPI’s financial condition and results of operations requires its management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of its assets and liabilities that may affect the reported amount of such assets as well as our revenues and expenses. Actual results may differ from those estimated under different variables, assumptions or conditions, even though CBPI’s management believes that its accounting estimates are reasonable. The following paragraphs review the critical accounting estimates that management considers most important for understanding CBPI’s financial condition, results of operations and cash flows. An accounting estimate is considered a critical accounting estimate if it meets the following criteria:

•	The accounting estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and

•

Different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial condition, results of operations or cash flows.

We have identified the following five of CBPI’s accounting policies that can be considered critical.

Allowance for doubtful accounts

CBPI maintains allowances for doubtful accounts for estimated losses resulting from the subsequent inability of its customers to make required payments. An allowance for doubtful accounts is recorded in an amount CBPI considers sufficient to cover any probable losses on realization of its accounts receivable from its customers, as well as other receivables, and is included as selling expenses; no adjustment is made to net sales and services revenue. In order to establish the allowance for doubtful accounts, CBPI’s management constantly evaluates the amount and characteristics of its accounts receivable. When significant delays occur and the likelihood of receiving these payments decreases, a provision is made. In case receivables in arrears are guaranteed or there are reasonable grounds to believe they will be paid, no provision is made. If the financial conditions of CBPI’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required in future periods. However, because CBPI cannot predict with certainty the future financial stability of its customers, CBPI cannot guarantee that its reserves will continue to be adequate. Actual credit losses may be greater than the allowance CBPI has established, which could have a significant impact on its selling expenses. See Note 21(b) to CBPI’s consolidated financial statements for additional information about credit risk.

Deferred Taxes

CBPI recognizes deferred tax assets and liabilities which do not expire, arising from tax loss carry-forwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. CBPI periodically reviews the deferred tax assets for recoverability and establishes a valuation allowance, as required, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. In the event CBPI or one of its subsidiaries operates at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, CBPI evaluates the need to establish a valuation allowance against all or a significant portion of its deferred tax assets, resulting in an increase in its effective tax rate, thereby decreasing net income. If CBPI determines that it can realize a deferred tax in excess of its net recorded amount, CBPI decreases the valuation allowance, thereby increasing net income. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in CBPI’s projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact on future results. See Note 10(a) to CBPI’s consolidated financial statements for additional information on taxes.

Contingent liabilities

CBPI is currently involved in certain legal and administrative proceedings that arise from its normal course of business as described in Note 16 to CBPI’s consolidated financial statements. CBPI believes that the extent to which these contingencies are recognized in CBPI’s consolidated financial statements is adequate. It is CBPI’s policy to record accrued liabilities in regard to contingencies that can be reasonably estimated and could have a material adverse impact on the results of CBPI’s operations or its financial condition and that are probable to occur in the opinion of its management, based on information available to CBPI, including information obtained from its legal advisors. Future results of operations for any particular quarterly or annual period could be materially affected by changes in CBPI’s assumptions, by the effectiveness of CBPI’s strategies relating to these proceedings, by future developments in each matter being discussed or by changes in approach, such as a change in settlement strategy in dealing with these matters.

Pension and other post-retirement benefits

The determination of the expense and liability relating to CBPI’s pension plan and certain insurance benefits for CBPI’s employees and their dependents involves the use of actuarial assumptions. These include estimates of future mortality, withdrawal, changes in compensation and the discount rate used to reflect the time value of money, as well as the rate of return on plan assets. These assumptions are reviewed at least annually and may differ materially from actual results due to changing market and economic conditions, regulatory events, judicial rulings, higher or lower withdrawal rates or longer or shorter life spans of participants. In case actual results differ from the assumptions adopted, there may be a significant impact on the amount of pension liability and post-retirement health care and expenses CBPI records. See Note 18 to CBPI’s consolidated financial statements for additional information on provision for post-employment benefits.

Provision for losses on investments

CBPI recognizes a provision for losses on investments related to investments in non-consolidated affiliates which (i) have reported negative stockholders’ equity in their financial statements prepared in accordance with

Brazilian GAAP and (ii) have outstanding loans which CBPI has guaranteed. In such cases, CBPI first reduces the value of the investment to zero, and subsequently provide for its portion of negative equity. The amount of losses recognized by CBPI and related payments made on behalf of the non-consolidated affiliate, if any, will depend upon the future results of such affiliate during the period the guarantee is outstanding.

Results of Operations

The following discussion of CBPI’s results of operations is based on the financial information derived from CBPI’s consolidated financial statements prepared in accordance with Brazilian GAAP.

The following table shows a summary of our results of operations for the nine-month periods ended September 30, 2007 and 2006:

	Period ended September 30, 2007	Percentage of net sales and services	Period ended September 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	16,914.9	100%	16,454.3	100%	3%
Cost of sales and services	(16,054.5)	95%	(15,662.3)	95%	3%

Gross profit	860.4	5%	791.9	5%	9%
Selling, general and administrative expenses	(602.8)	4%	(586.8)	4%	3%
Other operating income (expense), net	8.4	0%	8.0	0%	5%

Operating income before financial items	266.0	2%	213.1	1%	25%
Financial income (expense), net	3.4	0%	(19.8)	0%	—
Non-operating income (expense), net	6.6	0%	3.2	0%	106%
Equity in earnings of affiliates and Goodwill amortization	99.7	1%	65.5	0%	52%
Income and social contribution taxes	(86.4)	1%	(25.9)	0%	233%
Profit sharing	(4.6)	0%	(3.5)	0%	32%
Net income	284.7	2%	232.5	1%	22%

Net sales and services. Net sales and services for the nine-month period ended September 30, 2007 increased by 3% to R$16,914.9 million from R$16,454.3 million for the nine-month period ended September 30, 2006. The increase in net sales was driven by a 6% growth in sales volume, particularly in ethanol and diesel volumes, partially offset by a 3% decrease in average prices.

Cost of sales and services. Cost of sales and services increased by 3% to R$16,054.5 million for the nine-month period ended September 30, 2007, compared to R$15,662.3 million for the nine-month period ended September 30, 2006, mainly due to volume growth, which was partially offset by the cost reduction of ethanol given the harvest season in 2007.

Gross profit. Gross profit increased by 9% to R$860.4 million for the nine-month period ended September 30, 2007 compared to R$791.9 million for the nine-month period ended September 30, 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 3% to R$602.8 million for the nine-month period ended September 30, 2007 from R$586.8 million for the nine-month period ended September 30, 2006. This increase reflects (i) non-recurring expenses as a result of laying off the corporate staff that supported the Key Shareholders, (ii) higher freight expenses and (iii) higher marketing expenses.

Other operating income. Other operating income increased by 5% to R$8.4 million for the nine-month period ended September 30, 2007, compared to R$8.0 million for the nine-month period ended September 30, 2006.

Operating income before financial items. Operating income before financial items increased by 25% to R$266.0 million for the nine-month period ended September 30, 2007 compared to R$213.1 million for the nine-month period ended September 30, 2006.

Financial income (expense), net. CBPI reported net financial income of R$3.4 million for the nine-month period ended September 30, 2007, compared to a net financial expense of R$19.8 million for the nine-month period ended September 30, 2006. The R$23.2 million improvement in net financial result was principally due to the effects of the real appreciation over the dollar-denominated loans.

Non-operating income (expense), net. CBPI reported a net non-operating income of R$6.6 million for the nine-month period ended September 30, 2007 compared to a net non-operating income of R$3.2 million for the nine-month period ended September 30, 2006. The increase of R$3.4 million on non-operating income is primarily attributable to reversal of a permanent assets loss provision in 2007.

Equity in earnings of affiliates and goodwill amortization. Equity in earnings of affiliates amounted to R$99.7 million for the nine-month period ended September 30, 2007, a 52% increase compared to the nine-month period ended September 30, 2006. The increase is mainly due to an increase in the results of operation in the affiliate IQ.

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$86.4 million for the nine-month period ended September 30, 2007, an increase of 233% from R$25.9 million for the nine-month period ended September 30, 2006. This increase is primarily due to higher pre-tax income in 2007 and interest on equity paid in 2006.

Profit sharing. Profit sharing was R$4.6 million for the nine-month period ended September 30, 2007, compared to R$3.5 million for the nine-month period ended September 30, 2006. This increase is due to better results in 2007.

Net income. As a result of the foregoing, net income for the nine-month period ended September 30, 2007 was R$284.7 million, an increase of 22% compared to R$232.5 million for the nine-month period ended September 30, 2006.

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006

The following table shows a summary of CBPI’s results of operations for the six-month period ended June 30, 2007:

	Semester ended June 30, 2007	Percentage of net sales and services	Semester ended June 30, 2006	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	11,128.1	100%	10,677.5	100%	4%
Cost of sales and services	(10,571.3)	95%	(10,154.0)	95%	4%

Gross profit	556.8	5%	523.5	5%	6%
Selling, general and administrative expenses	(397.0)	4%	(388.6)	4%	2%
Other operating income (expense), net	5.2	0%	5.0	0%	3%

Operating income before financial items	165.0	1%	139.9	1%	18%
Financial income (expense), net	(0.1)	0%	(8.1)	0%	90%
Non-operating income (expense), net	6.4	0%	6.9	0%	(7)%
Equity in earnings of affiliates and Goodwill amortization	66.1	1%	45.2	0%	46%
Income and social contribution taxes	(54.3)	0%	(25.7)	0%	111%
Profit sharing	(2.8)	0%	(3.4)	0%	(17)%

Net income	179.6	2%	154.7	1%	16%

Net sales and services. Net sales and services for the semester ended June 30, 2007 increased by 4% to R$11,128.1 million from R$10,677.5 million for the semester ended June 30, 2006. The increase in net sales was driven by a 5% growth in sales volume, particularly in ethanol and diesel volumes.

Cost of sales and services. Cost of sales and services increased by 4% to R$10,571.3 million for the semester ended June 30, 2007, compared to R$10,154.0 million for the semester ended June 30, 2006, mainly due to volume growth, which was partially offset by the cost reduction of ethanol given the harvest season in 2007.

Gross profit. Gross profit increased by 6% to R$556.8 million for the semester ended June 30, 2007 compared to R$523.5 million for the semester ended June 30, 2006.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 2% to R$397.0 million for the semester ended June 30, 2007 from R$388.6 million for the semester ended June 30, 2006. This increase reflects (i) non-recurring expenses as a result of laying off the corporate staff that supported the Key Shareholders (R$6 million) and (ii) higher freight expenses (R$5 million).

Other operating income. Other operating income increased by 3% to R$5.2 million for the semester ended June 30, 2007, compared to R$5.0 million for the semester ended June 30, 2006.

Operating income before financial items. Operating income before financial items increased by 18% to R$165.0 million for the semester ended June 30, 2007 compared to R$139.9 million for the semester ended June 30, 2006.

Financial income (expense), net. CBPI reported net financial expense of R$0.1 million for the semester ended June 30, 2007, compared to a net financial expense of R$8.1 million for the semester ended June 30, 2006. The R$8.0 million decrease in financial expense was principally due to the effects of the real appreciation over the dollar-denominated loans.

Non-operating income (expense), net. CBPI reported a net non-operating income of R$6.4 million for the semester ended June 30, 2007 compared to a net non-operating income of R$6.9 million for the semester ended June 30, 2006. The decrease of R$0.5 million on non-operating income is primarily attributable to sale of fixed assets (vehicles) in 2006.

Equity in earnings of affiliates and goodwill amortization. Equity in earnings of affiliates amounted to R$66.1 million for the semester ended June 30, 2007, a 46% increase compared to the semester ended June 30, 2006. The increase is mainly due to an increase in the results of operation in the affiliate IQ.

Income and social contribution taxes. Income and social contribution taxes expenses amounted to R$54.3 million for the semester ended June 30, 2007, an increase of 111% from R$25.7 million for the semester ended June 30, 2006. This increase is primarily due to higher pre-tax income in 2007 and interest on equity paid in 2006.

Profit sharing. Profit sharing was R$2.8 million for the semester ended June 30, 2007, compared to R$3.4 million for the semester ended June 30, 2006, the reduction is the result of the profit sharing payment to former executive officers in 2006.

Net income. As a result of the foregoing, net income for the semester ended June 30, 2007 was R$179.6 million, an increase of 16% compared to R$154.7 million for the semester ended June 30, 2006.

Year ended December 31, 2006 compared to year ended December 31, 2005.

The following table shows a summary of our results of operations for the years ended December 31, 2006 and 2005:

	Year ended December 31, 2006	Percentage of net sales and services	Year ended December 31, 2005	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	22,225.1	100%	19,476.5	100%	14%
Cost of sales and services	(21,143.0)	95%	(18,450.1)	95%	15%

Gross profit	1,082.1	5%	1,026.4	5%	5%
Selling, general and administrative expenses	(791.9)	4%	(758.9)	4%	4%
Other operating income (expense), net	19.5	0%	49.7	0%	(61)%

Operating income before financial items	309.7	1%	317.3	2%	(2)%
Financial income (expense), net	(25.1)	0%	22.2	0%	—
Non-operating income (expense), net	3.7	0%	(2.9)	0%	—
Equity in earnings of affiliates/Goodwill amortization	84.9	0%	72.4	0%	17%
Income and social contribution taxes	(35.0)	0%	(69.2)	0%	(49)%
Profit sharing	(14.7)	0%	(14.4)	0%	2%

Net income	323.5	1%	325.5	2%	(1)%

Net sales and services. Net sales and services for the year ended December 31, 2006 increased by 14% to R$22,225.1 million from R$19,476.5 million for the year ended December 31, 2005. The increase in net sales was driven by a 3% growth in sales volume and pricing adjustments of 10% in consequence of higher refinery costs.

Cost of sales and services. Cost of sales and services increased by 15% to R$21,143.0 million for the year ended December 31, 2006, compared to R$18,450.1 million for the year ended December 31, 2005, mainly due to an increase of 11% in the cost of raw materials and the growth in sales volume.

Gross profit. Gross profit increased by 5% to R$1,082.1 million for the year ended December 31, 2006, compared to R$1,026.4 million for the year ended December 31, 2005.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 4% to R$791.9 million for the year ended December 31, 2006 from R$758.9 million for the year ended December 31, 2005. This increase reflects (i) salary increases as a result of the annual collective wage agreement, (ii) freight (R$17.1 million) and other variable expenses (R$11.1 million) due to higher volumes and sales and (iii) increase in depreciation due to investments realized.

Other operating income. Other operating income decreased by 61% to R$19.5 million for the year ended December 31, 2006, compared to R$49.7 million for the year ended December 31, 2005 mainly due to positive actuarial effects on its pension fund in 2005. See Note 18 to CBPI’s consolidated financial statement.

Operating income before financial items. Operating income before financial items decreased by 2% to R$309.7 million for the year ended December 31, 2006 compared to R$317.3 million for the year ended December 31, 2005.

Financial income (expense), net. CBPI reported net financial expense of R$25.1 million for the year ended December 31, 2006, compared to a net financial income of R$22.2 million for the year ended December 31, 2005. The R$47.3 million increase in financial expense was principally due to the interest expenses on a R$350 million debenture issued in 2006.

Non-operating income (expense), net. CBPI reported a net non-operating income of R$3.7 million for the year ended December 31, 2006, compared to a net non-operating expense of R$2.9 million for the year ended December 31, 2005. The improvement of R$6.6 million on non-operating income is primarily attributable to reversal of a permanent assets loss provision and capital gains related to the subsidiary Maxfácil, which was partially offset by Termogaúcha’s write-off.

Equity in earnings of affiliates/Goodwill amortization. Equity in earnings of affiliates amounted to R$84.9 million for the year ended December 31, 2006, a 17% increase compared to the year ended December 31, 2005. The increase is mainly due to an increase in the results of operations of the affiliate IQ—Ipiranga Química S.A.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$35.0 million for the year ended December 31, 2006, a decrease of 49% from R$69.2 million for the year ended December 31, 2005. This decrease is primarily due to a lower pre-tax profit and the increase in non-taxable income.

Profit sharing. Profit sharing was R$14.7 million for the year ended December 31, 2006, compared to R$14.4 million for the year ended December 31, 2005.

Net income. As a result of the aforementioned, net income for the year ended December 31, 2006 was R$323.5 million, a decrease of 1% compared to R$325.5 million for the year ended December 31, 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004.

The following table shows a summary of CBPI’s results of operations for the years ended December 31, 2005 and 2004:

	Year ended December 31, 2005	Percentage of net sales and services	Year ended December 31, 2004	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	19,476.5	100%	16,248.3	100%	20%
Cost of sales and services	(18,450.1)	95%	(15,336.5)	94%	20%

Gross profit	1,026.4	5%	911.8	6%	13%
Selling, general and administrative expenses	(758.9)	4%	(659.5)	4%	15%
Other operating income (expense), net	49.7	0%	5.6	0%	—

Operating income before financial items	317.3	2%	257.9	2%	23%
Financial income (expense), net	22.2	0%	6.3	0%	251%
Non-operating income (expense), net	(2.9)	0%	(12.4)	0%	77%
Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments	72.4	0%	127.8	1%	(43)%
Income and social contribution taxes	(69.2)	0%	(51.2)	0%	35%
Profit sharing	(14.4)	0%	(10.6)	0%	36%

Net income	325.5	2%	317.9	2%	2%

Net sales and services. Net sales and services for the year ended December 31, 2005 increased by 20% to R$19,476.5 million from R$16,248.3 million for the year ended December 31, 2004. The increase in net sales was driven by a 4% growth in sales volume and pricing adjustments in consequence of price increases of 16% occurred during the second semester of 2004 and in September 2005.

Cost of sales and services. Cost of sales and services increased by 20% to R$18,450.1 million for the year ended December 31, 2005 compared to R$15,336.5 million for the year ended December 31, 2004, mainly due to the increase of 17% in the cost of raw materials and the growth in sales volume.

Gross profit. Gross profit increased by 13% to R$1,026.4 million for the year ended December 31, 2005 from R$911.8 million for the year ended December 31, 2004.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by 15% to R$758.9 million for the year ended December 31, 2005 from R$659.5 million for the year ended December 31, 2004. This increase reflects (i) salary increases as a result of the annual collective wage agreement and (ii) freight and other variable expenses due to higher volumes and sales.

Other operating income. Other operating income increased to R$49.7 million for the year ended December 31, 2005, compared to R$5.6 million for the year ended December 31, 2004 mainly due to positive actuarial effects on its pension fund. See Note 18 to CBPI’s consolidated financial statement.

Operating income before financial items. Operating income before financial items increased by 23% to R$317.3 million for the year ended December 31, 2005 from R$257.9 million for the year ended December 31, 2004.

Financial income (expense), net. CBPI reported net financial income of R$22.2 million for the year ended December 31, 2005, compared to a net financial income of R$6.3 million for the year ended December 31, 2004. The R$15.9 million improvement was principally due to the effect of exchange rates on CBPI dollar-denominated financial instruments.

Non-operating income (expense), net. CBPI reported a net non-operating expense of R$2.9 million for the year ended December 31, 2005 compared to a net non-operating expense of R$12.4 million for the year ended December 31, 2004. The decrease in net expense is primarily attributable to a permanent asset loss provision in 2004.

Equity in earnings of affiliates/Goodwill amortization/ Provision for loss on investments. Equity in earnings of affiliates amounted to R$72.4 million for the year ended December 31, 2005, a 43% decrease compared to the year ended December 31, 2004. Such decrease is mainly due to a reversal of a provision on loss in our investment in Ipiranga Petroquímica S.A. in 2004 due to an increase in the results of operation in this affiliate in 2005.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$69.2 million for the year ended December 31, 2005, an increase of 35% from R$51.2 million for the year ended December 31, 2004. This increase is primarily due to higher profit.

Profit sharing. Profit sharing was R$14.4 million for the year ended December 31, 2005, compared to R$10.6 million for the year ended December 31, 2005, reflecting the improvement in CBPI’s operational result.

Net income. As a result of the aforementioned, net income for the year ended December 31, 2005 was R$325.5 million, an increase of 2% compared to R$317.9 million in 2004.

B. Liquidity and Capital Resources

CBPI’s principal sources of liquidity are cash generated from operations and financing. CBPI believes that these sources will continue to be sufficient to satisfy CBPI’s current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends or interest on equity.

Sources and Uses of Funds

Net cash flow from operations was R$96.8 million and R$(87.1) million for the six months ended June 2007 and 2006, respectively. CBPI’s cash flow from operations increased R$183.9 million mostly because of a reduction in investments in working capital in the first half of 2007. Net cash flow from financing activities amounted to R$(62.0) million and R$97.0 million for the first half of 2007 and 2006, respectively. Cash used by financing activities for the first half of 2007 decreased R$159.1 million compared to the same period in 2006, as a result of higher new loans and financing obtained in the first half of 2006.

Investing activities used net cash of R$(38.4) million and R$(19.2) million for the six months ended June 30, 2007 and 2006, respectively. The higher level of cash used by investing activities for the first half of 2007 compared to 2006 was principally due to the amortization of debentures in the first semester of 2006 issued by IQ.

As of June 30 2007, CBPI had R$146.6 million in cash, cash equivalents, derivatives, short- and long-term investments. CBPI will spend approximately R$838.0 million over the next five years to meet long-term contractual obligations described in “—Tabular Disclosure of Contractual Obligations”. CBPI expects to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financing and the refinancing of some of its current indebtedness as it becomes due.

Net cash flow from operations was R$196.2 million, R$99.4 million and R$194.0 million for 2006, 2005 and 2004, respectively. CBPI’s cash flow from operations increased by R$96.8 million in 2006, compared to 2005 and decreased by R$94.6 million in 2005 compared to 2004, mainly reflecting the variations in working capital and the increase in the operational results. Net cash flow from financing activities amounted to R$(44.0) million, R$(47.2) million and R$(241.4) million in the years ended December 31, 2006, 2005 and 2004, respectively. The cash flow from financing activities in 2006 compared to 2005 remained practically stable. The decrease in cash consumed from financing in 2005, compared to 2004, was mainly due to a higher level of new loans and financings obtained in 2005.

Net cash flow from investing activities amounted to R$(82.9) million, R$(133.8) million and R$(134.9) million for the years ended December 31, 2006, 2005 and 2004, respectively. The decrease in cash consumed from investing activities in 2006 compared to 2005 was principally attributed to the proceeds from debentures issued by related parties and held by CBPI, which were partially redeemed in 2006. Acquisitions of property, plant and equipment and additions to intangible assets and deferred charges consumed R$149.8 million, R$131.1 million and R$132.4 million in 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, funds comprehended in investing activities were allocated mainly in the renovation and operational improvement of the Company’s service stations and distribution facilities and on the expansion of NGV service stations.

As of December 2006, CBPI had R$147.7 million in cash, cash equivalents, and short- and long-term investments. CBPI will spend approximately R$1.0 billion in the next five years to meet long-term contractual obligations described in “—Tabular Disclosure of Contractual Obligations”. CBPI expects to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financing and the refinancing of some of its indebtedness as it becomes due.

Indebtedness

As of June 30, 2007, CBPI’s consolidated short- and long-term debt was as follows:

Indebtedness	Currency	Interest Rate(1)	Principal amount of outstanding and accrued interest through
			June 30, 2007	December 31,
				2006	2005	2004
			(in millions of reais)
Foreign currency-denominated loans:
Compror	US$	Exchange variations US$ + 1.0% p.a. up to + 1.3% p.a.	—	—	154.9	—
	¥	Exchange variations Ienes + 1.4% p.a.
Global Notes(3)	US$	Exchange variations US$ + 9.875% p.a.	112.5	124.9	320.7	370.1
Subsidiaries	US$	Exchange variations US$ + 5.6% p.a. up to 6,0% + exchange variations + 8,2% up to 8.6% p.a/ Libor + 1.5 and Libor +1.8	12.8	15.0	9.5	18.7

Real-denominated loans:
BNDES-National Bank for Economic and Social Development	R$	From TJLP(2) + 4.4% p.a. up to TJLP + 5.1% p.a. 80% TJLP + 20% of currencies portfolio + 4.5% p.a.	25.4	29.0	28.8	19.4
Debentures(4)	R$	103.8% of the CDI	360.5	361.4	—	—
Financial Institutions	R$	100.0% of the CDI	64.0	60.4	—	—
Debtor Balance	R$		14.6	46.0	12.9	—
Subsidiaries	R$	From TJLP + 1.7% p.a. up to TJLP + 4.5% p.a. 105.5% up to 106.5 % of the CDI	49.2	41.2	43.3	30.8
Total			639.1	677.9	570.1	439.0

(1)	Interest rate only as of June, 2007.

(2)	TJLP (Long-Term Interest Rate) is a nominal interest rate established by Brazilian National Monetary Council (CMN) on a quarterly basis. On June 30, 2007, TJLP was fixed at 6.5% p.a.

(3)	On August 1, 2003, CBPI issued US$135 million in notes in the international markets. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year, some of the holders decided to early redeem its notes in the amount of US$1,285 or R$3,072. In 2006, the subsidiary made an offer to repurchase to the bondholders as a result of which there was a partial redemption in the amount of US$79,574 or R$164,877.

(4)	On April 18, 2006, CBPI registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$10 each, and issued on April 1, 2006, in the amount of R$350,000. The debentures mature on April 1, 2011 with principal repaid in three annual installments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits, disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP). Interest is payable every 6 months from the issuance date of the debentures.

CBPI’s consolidated debt as of June 30, 2007 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
July 1, 2007 to June 30, 2008	87.3
July 1, 2008 to June 30, 2009	185.3
July 1, 2009 to June 30, 2010	128.4
July 1, 2010 to June 30, 2011	120.7
July 1, 2011 to June 30, 2012	117.4

Total	639.1

CBPI provides collateral and guarantees for some loan operations conducted directly or indirectly by affiliates and subsidiaries. As of June 30, 2007, December 31, 2006 and 2005, amounts referring to these operations were R$182.1 million, R$203.5 million and R$110.5 million, respectively. See Note 20 to CBPI’s consolidated financial statements.

Investments

Equity investments

The table below shows CBPI’s investments in shareholding stakes for the six-month period ended June 30, 2007 and for the years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
Company	2007	2006	2005	2004
		(in millions of reais)
Investments in shareholding stakes	3.7	3.8	8.1	19.7

Investments in permanent assets and deferred charges

The following table sets forth CBPI’s investments in permanent assets and deferred charges for the six-month period ended June 30, 2007 and for the years ended December 31, 2006, 2005 and 2004.

	Six-month period ended June 30,	Year ended December 31,
	2007	2006	2005	2004
		(in millions of reais)
Cia Brasileira de Petroleo Ipiranga	107.9	315.9	281.7	263.4
Subsidiaries	7.4	18.0	19.3	35.0

Total capital expenditures	115.3	333.9	301.0	298.4
Disposals	(68.0)	(164.4)	(145.1)	(132.0)

Total capital expenditures, net of disposals(1)	47.3	169.5	155.9	166.4

(1)	Includes customer financing, net of its amortization and leasing

CBPI’s investment strategy has been to make improvements related to its retail service stations network and terminals. During the period ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, investments focused on enhancing environmental safeguards, increasing convenience stores’ list of services and products offered and expanding the availability of NGV (natural gas vehicular) on its network.

The investment plan for 2007 has a total budget of R$145.4 million, consisting of (i) modernization and expansion of CBPI service stations network, (ii) modernization and expansion of CBPI’s convenience stores network and (iii) renovation of exclusivity contracts with some of CBPI’s retail dealers.

U.S. GAAP Reconciliation

CBPI’s net income under Brazilian GAAP was R$179.6 million and R$154.7 million for the six-month period ended June 30, 2007 and 2006, respectively and R$323.5 million and R$325.5 million for the years ended December 31, 2006 and 2005, respectively. Under U.S. GAAP, CBPI’s net income amounted to R$136.1 million and R$110.5 million for the six-month period ended June 30, 2007 and 2006 and R$235.5 million and R$387.4 million for the years ended December 31, 2006 and 2005, respectively.

CBPI’s shareholders’ equity under Brazilian GAAP as of June 30, 2007, December 31, 2006 and December 31, 2005 was R$1,734.8 million, R$1,555.2 million and R$1,350.3 million, respectively. Under U.S. GAAP, CBPI’s shareholders’ equity was R$1,823.9 million, R$1,693.8 million and R$1,519.8 million as of as of June 30, 2007, December 31, 2006 and December 31, 2005, respectively.

The principal differences between Brazilian GAAP and U.S. GAAP that affect CBPI’s net income and shareholders’ equity relate to the treatment of the following items:

•	adjustments for inflation of property, plant and equipment;

•	pension and other post-employment benefits adjustment;

•	gain on percentage variation of capital share;

•	accounting for deferred tax;

•	differences in equity accounting;

•	asset retirement obligations;

•	goodwill and business combination;

•	securities available for sale;

•	accounting for convertible debentures;

•	fair-value adjustments of derivatives; and

•	deferred tax effects on the foregoing adjustments.

See Note 25 to CBPI’s consolidated financial statements for a description of the differences above as they relate to CBPI and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

C. Research and Development, Patents and Licenses, etc.

CBPI and its parent company, Distribuidora de Produtos de Petróleo Ipiranga S.A., own the register of the brands used in their distribution business, including “Ipiranga”, “Rodo Rede” and “Jet Oil”. The register of “Gasolina Original Ipiranga” (Original Ipiranga Gasoline) has been requested to Brazilian authorities. The company also owns the register of Atlantic, F1 Master, F1 Super, Ipiranga 4x4, Lub Fácil, Sintex, Moldax, Rede Nota Dez, Ipitrust, GP Super and several other brands. The register of these brands expires between 2007 and 2016, and renovating these registers is part of companies annual activities. CBPI also owns a supplying pump fuel patent and others patents. One of its controlled companies, AM/PM Comestíveis Ltda., is the master franchisee of AM/PM brand in Brazil. Costs and terms of brand usage are governed by the agreement signed between AM/PM Internacional Co. and AM/PM Comestíveis Ltda.

D. Trend Information

Brazilian consumption of fuels

Recent economic indicators, published by IBGE - Instituto Brasileiro de Geografia e Estatística (Brazilian Institute of Geography and Statistics), have shown a decrease in the unemployment levels from 10% in September 2006 to 9% in the September 2007. IBGE indicators have also shown an improvement in the Brazilian economy, as GDP increased by 5% in the first half of 2007 compared to the same period in 2006. This, together with greater credit availability, as shown by the 25% increase in the total stock of credit in the Brazilian financial system in the eight-month period ended August, 2007 as compared to the same period in 2006, according to Brazilian Central Bank data, has resulted in record levels of vehicle sales in the first half of 2007 (growth of 25.7% in the number of new vehicles registered as compared to 2006) and consequently an increased demand for fuel. Despite record car sales, however, Brazil’s current fleet is small compared to other Latin American countries, with 8 inhabitants per vehicle, whereas Argentina and Mexico have 5 inhabitants per vehicle, according to ANFAVEA - Associação Nacional dos Fabricantes Veículos Automotores (Brazilian Association of Vehicle Producers).

Based on the current expansion in the economy and credit availability, together with the low ratio of inhabitants per vehicle, Ultrapar believes the outlook for increased Brazilian fuel consumption is positive for the coming years. The increase in fuel consumption could have a positive effect on the future volume sold by the company.

Oil products prices

Until 2005, the prices of certain oil byproducts, especially gasoline and diesel, were being periodically updated by Petrobras to reduce the differences between prices in Brazil and prices prevailing in the international markets. However, since September 2005, these prices have not been updated by Petrobras. On the other hand, oil prices in the international markets have been influenced by the increase in worldwide demand for oil and the instability in producing countries, which led to an increase of the average oil prices from US$44 per barrel in January 2005 to US$62 per barrel in December 2006 and US$71 per barrel in June 2007, based on the price of Brent Crude Oil, one of the major worldwide classifications of oil. This combination of factors caused an incompatibility between oil prices in the international markets and oil byproducts prices in Brazil. We can not predict if and when gasoline and diesel prices will be adjusted to prices in the international markets. The adjustment in the gasoline and diesel prices to international prices could have an impact on the company’s profitability in the future.

F. Tabular Disclosure of Contractual Obligations

The following table summarizes CBPI’s contractual obligations, as of June 30, 2007:

	Payment due by period
Contractual obligations	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(in millions of reais)
Financing	639.1	87.3	313.7	238.1	0
Estimated interest payments on financing(1)(2)	159.8	58.1	87.4	14.3	0
Estimated planned funding of pension and other postretirement benefit obligations(3)	162.3	6.5	13.9	15.4	126.6
Operating lease obligations(4)	5.4	0.7	1.3	1.3	2.0

Total contractual obligations	966.6	152.6	416.3	269.1	128.6

(1)	The estimated interest payment amount was calculated based on macro-economic assumptions including, on average for the period, principally (i) a 12% CDI interest rate, (ii) a 3% variation in the reais to U.S. dollar exchange rate, (iii) a 3% inflation rate, and (iv) an 6% TJLP rate. See “Liquidity and Capital Resources—Indebtedness” and Note 14 to CBPI consolidated financial statements for more information about the maturity of CBPI’s debt and applicable interest rates.

(2)	Includes estimated interest payments on CBPI’s short- and long-term debt.

(3)	See Note 18 to CBPI’s consolidated financial statements for more information relating to CBPI’s estimated planned funding of pensions and other post-retirement benefit obligations.

(4)	Includes the franchise contract with AM/PM, under which CBPI and/or its subsidiaries are entitled to pay minimum royalty fees through 2015.

RIPI PREFERRED STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the preferred share ownership of each director and executive officer of RIPI and all directors and executive officers as a group. As of December 13, 2007, no person was known to RIPI to be the beneficial owner of more than five percent (5%) of RIPI’s outstanding shares of preferred stock.

Name	Preferred shares beneficially owned at December 13, 2007	percent of class
Board of Directors
João Adolfo Oderich	—	0%
Flávio do Couto Bezerra Cavalcanti	—	0%
Eduardo de Toledo	—	0%
Carlos José Fadigas de Souza Filho	—	0%
Roberto Lopes Pontes Simões	—	0%
Francisco Pais	—	0%
José Afonso Alves Castanheira	1	0%*

Executive Officers Who Are Not Also Directors of RIPI
Elizabeth Surreaux Ribeiro Tellechea	—	0%
Sérgio Roberto Weyne Ferreira da Costa	2	0%*
Eduardo Teixeira Neto	—	0%

*	Less than one percent (1%)

DPPI PREFERRED STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the preferred share ownership of each director and executive officer of DPPI and all directors and executive officers as a group. As of December 13, 2007, no person was known to DPPI to be the beneficial owner of more than five percent (5%) of DPPI’s outstanding shares of preferred stock.

Name	Preferred shares beneficially owned at December 13, 2007	percent of class

Board of Directors
Pedro Wongtschowski	—	0%
André Covre	—	0%
Eduardo de Toledo	—	0%
Jose Roberto Opice	—	0%
Roberto Kutschat Neto	—	0%
Jose Afonso Alves Castanheira	1	0%*

Executive Officers who are not also Directors of DPPI
Leocadio de Almeida Antunes Filho	1,000	0%*
Sergio Roberto Weyne Ferreira Da Costa	2	0%*
Jose Augusto Dutra Nogueira	—	0%
Ricardo Cavalho Maia	—	0%
Jose Manuel Alves Borges	—	0%

*	Less than one percent (1%)

CBPI PREFERRED STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the preferred share ownership of each director and executive officer of CBPI and all directors and executive officers as a group. As of December 13, 2007, no person was known to CBPI to be the beneficial owner of more than five percent (5%) of CBPI’s outstanding shares of preferred stock.

Name	Preferred shares beneficially owned at December 13, 2007	percent of class
Board of Directors
Pedro Wongtschowski	—	0%
Maria das Graças Silva Foster	—	0%
Eduardo de Toledo	—	0%
José Roberto Opice	—	0%
André Covre	—	0%
Luiz Carlos Teixeira	—	0%

Executive Officers Who Are Not Also Directors of CBPI
Leocadio de Almeida Antunes Filho	15,000	0%*
Ricardo Carvalho Maia	—	0%
José Manuel Alves Borges	—	0%
José Augusto Dutra Nogueira	—	0%
Sérgio Roberto Weyne Ferreira Da Costa	—	0%
Daniel Lima Oliveira	—	0%
Sadi Leite Ribeiro Filho	—	0%
Carlos Eduardo G. de Meirelles Leite	—	0%

*	Less than one percent (1%)

COMPARISON OF YOUR RIGHTS AS A HOLDER OF RIPI, DPPI OR CBPI PREFERRED SHARES AND YOUR RIGHTS AS A POTENTIAL HOLDER OF ULTRAPAR PREFERRED SHARES

Ultrapar, RIPI, DPPI and CBPI are companies organized under the laws of the Federative Republic of Brazil and are governed by the Brazilian Corporate Law. The rights of holders of Ultrapar, RIPI, DPPI and CBPI preferred shares are governed by Brazilian law and by Ultrapar, RIPI, DPPI and CBPI’s bylaws, respectively. Upon completion of the Share Exchange, to the extent you will become a preferred shareholder of Ultrapar, your rights will be governed by Brazilian law and Ultrapar’s bylaws. See “Description of Ultrapar Preferred Shares” for more information about Ultrapar preferred shares.

The following discussion of the material differences between the rights of Ultrapar preferred shareholders and RIPI, DPPI and CBPI preferred shareholders is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to the Brazilian Corporate Law, as well as the full text of Ultrapar RIPI, DPPI and CBPI’s respective bylaws, which are filed with the SEC in the case of Ultrapar and the CVM in the case of Ultrapar, RIPI, DPPI and CBPI. For information on how you can obtain copies of these documents, see “Where You Can Find More Information” on page 217.

ULTRAPAR	RIPI / DPPI/CBPI

CORPORATE GOVERNANCE

Ultrapar’s bylaws and the Brazilian Corporate Law, as amended from time to time, govern the rights of holders of Ultrapar common and preferred shares.	RIPI, DPPI and CBPI’s bylaws and the Brazilian Corporate Law, as amended from time to time, govern the rights of holders of RIPI, DPPI and CBPI common and preferred shares, respectively.

AUTHORIZED CAPITAL STOCK

Capital Stock. As of December 13, 2007, Ultrapar’s capital stock was R$946.034.662,97, fully subscribed and paid in, comprised of 81,325,409 shares, without par value, of which 49,429,897 are common shares and 31,895,512 are preferred shares.

Capital Stock. As of December 13, 2007, RIPI’s capital stock was R$475,000,000.00, comprised of 29,600,000 shares, without par value, of which 9,982,404 are common shares and 19,617,596 are preferred shares.

As of December 13, 2007, DPPI’s capital stock was R$615,000,000.00, comprised of 32,000,000 shares, without par value, of which 10,706,368 are common shares and 21,293,632 are preferred shares.

As of December 13, 2007, CBPI’s capital stock was R$1,030,000,000.00, comprised of 105,952,000 shares, without par value, of which 35,409,306 are common shares and 70,542,694 are preferred shares.

VOTING RIGHTS; ACTION BY WRITTEN CONSENT

Voting Rights. The holders of Ultrapar common stock are entitled to one vote per share on all matters presented to stockholders. Preferred stock only vote on specific matters determined by Brazilian Corporate Law.

Voting Rights. The holders of RIPI, DPPI and CBPI common stock are entitled to one vote per share on all matters presented to stockholders. Preferred stock only vote on specific matters determined by Brazilian Corporate Law.

ULTRAPAR	RIPI / DPPI/CBPI

Brazilian Corporate Law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends. Because Ultrapar’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of Ultrapar preferred shares cannot acquire voting rights as a result of Ultrapar’s failure to distribute dividends.

Brazilian Corporate Law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends. Because RIPI, DPPI and CBPI’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of such preferred shares cannot acquire voting rights as a result of failure to distribute dividends.

Action by Written Consent. Ultrapar’s bylaws and the Brazilian Corporate Law do not permit shareholder action without a meeting.	Action by Written Consent. RIPI, DPPI and CBPI’s bylaws and the Brazilian Corporate Law do not permit shareholder action without a meeting.

AMENDMENT TO THE BYLAWS

Ultrapar’s bylaws may be altered, amended, added to or repealed by a resolution duly adopted by a majority at a general shareholders’ meeting, subject to certain quorum and voting requirements established by the Brazilian Corporate Law. As a general rule, the affirmative vote of shareholders representing at least the majority of the issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, according to Brazilian Corporate Law, the affirmative vote of shareholders representing one-half of the issued and outstanding voting capital is required to:

RIPI, DPPI and CBPI’s bylaws may be altered, amended, added to or repealed by a resolution duly adopted by a majority at a general shareholders’ meeting, subject to certain quorum and voting requirements established by the Brazilian Corporate Law. As a general rule, the affirmative vote of shareholders representing at least the majority of the issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, according to Brazilian Corporate Law, the affirmative vote of shareholders representing one-half of the issued and outstanding voting capital is required to:

•     modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•     reduce the percentage of mandatory dividends;

•     change the corporate purpose;

•     merge into or with another company;

•     spin off a portion of the assets or liabilities;

•     approve participation in a group of companies;

•     modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•     reduce the percentage of mandatory dividends;

•     change the corporate purpose;

•     merge into or with another company;

ULTRAPAR	RIPI / DPPI/CBPI

AMENDMENT TO THE BYLAWS

• apply for cancellation of any voluntary liquidation; and • approve dissolution.	• spin off a portion of the assets or liabilities; • approve participation in a group of companies; • apply for cancellation of any voluntary liquidation; and • approve dissolution.

RIGHT TO DIVIDENDS

Ultrapar shareholders have the right to participate in any dividend payment in proportion to the paid-in capital corresponding to their shares. There is no difference in the dividends paid to common and preferred shareholders of Ultrapar.

RIPI, DPPI and CBPI shareholders have the right to participate in any dividend payment in proportion to the paid-in capital corresponding to their shares. Preferred shareholders of DPPI, RIPI and CBPI have the right to receive dividends 10% higher then those paid to the common stock shareholders of such companies. In addition, CBPI shareholders have priority to receive a dividend of 1% over CBPI’s profits calculated according to the terms of its bylaws.

APPRAISAL RIGHTS

Under Brazilian Corporate Law, appraisal rights are exceptional rights that may be exercised by shareholders only in extraordinary situations resulting from significant decisions taken at general shareholders’ meetings. Appraisal rights can only be exercised in the 30 day period following the shareholder meeting in which the significant decision was taken. According to Brazilian corporate law, the appraisal rights of Ultrapar’s shareholders may be exercised in the following circumstances:

Under Brazilian Corporate Law, appraisal rights are exceptional rights that may be exercised by shareholders only in extraordinary situations resulting from significant decisions taken at general shareholders’ meetings. Appraisal rights can only be exercised in the 30 day period following the shareholder meeting in which the significant decision was taken.

According to Brazilian corporate law, the appraisal rights of RIPI, DPPI and CBPI’s shareholders may be exercised in the following circumstances:

•     modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•     reduction in the percentage of mandatory dividends;

•     change in corporate purpose;

•     merger (fusão or incorporação) with another company;

•     modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•     reduction in the percentage of mandatory dividends;

•     change in corporate purpose;

•     merger (fusão or incorporação) with another company;

ULTRAPAR	RIPI / DPPI/CBPI

APPRAISAL RIGHTS

•     Ultrapar’s participation in a group of companies;

•     change in corporate form; and

•     merger of all Ultrapar’s shares into another Brazilian company, so that Ultrapar become a wholly owned subsidiary of such company.

•     RIPI, DPPI or CBPI’s participation in a group of companies;

•     change in corporate form; and

•     merger of all RIPI, DPPI or CBPI’s shares into another Brazilian company, so that such companies become wholly owned subsidiary of such another company.

In the event that the shareholders approve any resolution in connection with the items marked above, the appraisal right may be exercised only if the shares fail to satisfy certain liquidity tests at the time of the meeting.

Brazilian Corporate Law further provides that any resolution regarding Ultrapar’s spin-off would only entitle shareholders to withdraw from Ultrapar’s company if the spin-off:

•     causes a change in the purpose of the Company, except if the equity is spun off to a company whose primary activities are consistent with Ultrapar’s corporate purpose;

•     reduces Ultrapar’s mandatory dividends; or

•     causes us to join a group of companies.

Brazilian Corporate Law further provides that any resolution regarding a spin-off would only entitle shareholders to withdraw from the company if the spin-off:

•     causes a change in the purpose of the company, except if the equity is spun off to a company whose primary activities are consistent with RIPI, DPPI and CBPI’s corporate purpose;

•     reduces mandatory dividends; or

•     causes us to join a group of companies.

PREEMPTIVE RIGHTS

Pursuant to the Brazilian Corporate Law, any shareholder has, except in certain circumstances, a general preemptive right to subscribe for new shares in a capital increase in proportion to the number of shares it holds. These preemptive rights may be abolished under certain circumstances determined under Brazilian Corporate Law.

Pursuant to the Brazilian Corporate Law, any shareholder has, except in certain circumstances, a general preemptive right to subscribe for new shares in a capital increase in proportion to the number of shares it holds. These preemptive rights may be abolished under certain circumstances determined under Brazilian Corporate Law.

ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS

Every stockholder of record as of the applicable record date has the right to attend the shareholder meeting. Only holders of common shares have the right to vote at shareholders’ meetings. Preferred shareholders only have the right to vote in special occasions.

Every stockholder of record as of the applicable record date has the right to attend the shareholder meeting. Only holders of common shares have the right to vote at shareholders’ meetings. Preferred shareholders only have the right to vote in special occasions.

ULTRAPAR	RIPI / DPPI/CBPI

EXTRAORDINARY MEETINGS OF STOCKHOLDERS

Extraordinary general shareholders’ meetings of Ultrapar may be called from time to time by Ultrapar board of directors at its discretion. An extraordinary shareholders meeting may also be called by the Fiscal Council on specific situations; by any shareholder when the board of directors delays calling a shareholders meeting for more then 60 days when required by law or the bylaws; by shareholders representing at least five per cent of Ultrapar share capital.

Shareholders representing at least five percent of Ultrapar share capital have the right to request that the board of directors call an extraordinary general shareholders’ meeting to vote on any matters indicated in such request, as long as they present the basis for such request.

Extraordinary general shareholders’ meetings of RIPI, DPPI and CBPI may be called from time to time by RIPI, DPPI or CBPI board of directors at its discretion. An extraordinary shareholders meeting may also be called by the Fiscal Council on specific situations; by any shareholder when the board of directors delays calling a shareholders meeting for more then 60 days when required by law or the bylaws; by shareholders representing at least five per cent of RIPI, DPPI or CBPI share capital.

Shareholders representing at least five percent of RIPI, DPPI or CBPI share capital have the right to request that the board of directors call an extraordinary general shareholders’ meeting to vote on any matters indicated in such request, as long as they present the basis for such request.

Brazilian Corporate Law also provides that holders of Ultrapar’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to Ultrapar’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over Ultrapar’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of Ultrapar’s common shares, but also a prior approval or ratification by shareholders holding the majority of Ultrapar’s preferred shares.

Brazilian Corporate Law also provides that holders of RIPI, DPPI and CBPI’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to RIPI, DPPI or CBPI’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over RIPI, DPPI or CBPI’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of RIPI, DPPI or CBPI’s common shares, but also a prior approval or ratification by shareholders holding the majority of RIPI, DPPI or CBPI’s preferred shares.

SHAREHOLDER SUITS

Corporate action for liability against directors of a company will usually be brought by the company itself if shareholders of the company pass a resolution to that effect at a shareholders’ meeting. Such a resolution may be presented and voted on even if it not on the agenda. Any shareholder can file the corporate action if not done by the company in 3 months from the shareholders meeting decision.

Under Brazilian Corporate Law, however, shareholders representing at least five percent of the share capital of the company may jointly initiate a corporate action for liability against one or more directors to recover any damages incurred by the company as a result of the directors’ liability, if the shareholders meeting votes against the corporate action for liability.

Corporate action for liability against directors of a company will usually be brought by the company itself if shareholders of the company pass a resolution to that effect at a shareholders’ meeting. Such a resolution may be presented and voted on even if it not on the agenda. Any shareholder can file the corporate action if not done by the company in 3 months from the shareholders meeting decision.

Under Brazilian Corporate Law, however, shareholders representing at least five percent of the share capital of the company may jointly initiate a corporate action for liability against one or more directors to recover any damages incurred by the company as a result of the directors’ liability, if the shareholders meeting votes against the corporate action for liability.

ULTRAPAR	RIPI / DPPI/CBPI

BOARD OF DIRECTORS Size and Election of Board of Directors

According to Ultrapar’s bylaws, Ultrapar’s board of directors consists of a minimum of four and a maximum of seven members. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of Ultrapar’s common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of Ultrapar’s voting share capital. Ultrapar’s directors are elected by Ultrapar’s shareholders in Ultrapar’s annual shareholders’ meeting for a one-year term. The Ultrapar board of directors currently consist of 7 members.

Brazilian Corporate Law requires that each director own at least one share of Ultrapar. There is no mandatory retirement age for directors.

The RIPI board of directors currently consists of 7 directors. RIPI’s bylaws provide that the number of directors will not be fewer than six nor more than eight. Each director is elected for a three-year term and a reelection is permitted.

The DPPI board of directors currently consists of 6 directors. DPPI’s bylaws provide that the number of directors will not be fewer than five nor more than seven. Each director is elected for a three-year term and a reelection is permitted.

The CBPI board of directors currently consists of 7 directors. CBPI’s bylaws provide that the number of directors will not be fewer than six nor more than eight. Each director is elected for a three-year term and a reelection is permitted.

The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of the respective company common shares.

Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of RIPI, DPPI and CBPI’s voting share capital.

Brazilian corporate law requires that each director own at least one share of RIPI, DPPI or CBPI. There is no mandatory retirement age for directors.

Removal

Directors may be removed by adoption of a shareholders’ resolution by majority vote at the ordinary or an extraordinary general shareholders’ meeting at any time.	Directors may be removed by adoption of a shareholders’ resolution by majority vote at the ordinary or an extraordinary general shareholders’ meeting at any time.

Vacancies

Directors are appointed by shareholders at a general shareholders’ meeting. A vacancy will be filled by a Director elected by the shareholders at the next general shareholders’ meeting.

In the event of a vacancy of a board member of any of these companies, the board of directors will appoint a shareholder to fill such vacancy for the remaining of the mandate. If the vacant member is a person appointed by the minority shareholders, an extraordinary shareholders meeting shall be called for a new member to be voted.

ULTRAPAR	RIPI / DPPI/CBPI

Director Liability

According to Brazilian Corporate Law, Directors are not individually liable for any obligations assumed by Ultrapar or as a result of regular management acts. Directors are, however, liable to Ultrapar, Ultrapar shareholders and creditors of Ultrapar for any damage that they may cause by acts or omissions that violate law or Ultrapar’s bylaws, or for acts performed with negligence and in breach of good faith. Directors are not jointly liable for acts caused by other Directors, except if they have participated of such act or if they had knowledge about the practice of such act. The Directors will be jointly liable for damages originated by the non-compliance with the duties determined by law to run the company’s business, except if the company by-laws establishes that such duty was specific to one Director.

According to Brazilian Corporate Law, Directors are not individually liable for any obligations assumed by RIPI, DPPI and CBPI as a result of regular management acts. Directors are, however, liable to such companies, such companies’ shareholders and creditors for any damage that they may cause by acts or omissions that violate law or such companies’ bylaws, or for acts performed with negligence and in breach of good faith. Directors are not jointly liable for acts caused by other Directors, except if they have participated of such act or if they had knowledge about the practice of such act. The Directors will be jointly liable for damages originated by the non-compliance with the duties determined by law to run the company’s business, except if the company by-laws establishes that such duty was specific to one Director.

Mandatory Tender Offer / Tag Along Rights

Brazilian Corporate Law and CVM rules determine that upon the sale of a controlling interest in a publicly listed company, the purchaser will have to file a mandatory cash tender offer with the CVM to acquire all the remaining outstanding common shares of the target entity for at least 80% of the price paid for the common shares of the controlling block.

Ultrapar’s bylaws provide that any person who purchases control of Ultrapar’s company must carry out a tender offer for the remaining shares, common and preferred, at the same price and on the same payment conditions, adjusted between such person and Ultrapar’s controlling shareholders.

The offer must be made on both the São Paulo Stock Exchange and the New York Stock Exchange.

Brazilian Corporate Law and CVM rules determine that upon the sale of a controlling interest in a publicly listed company, the purchaser will have to file a mandatory cash tender offer with the CVM to acquire all the remaining outstanding common shares of the target entity for at least 80% of the price paid for the common shares of the controlling block.

The offer must be made on the São Paulo Stock Exchange.

ULTRAPAR	RIPI/DPPI/CBPI

Ultrapar Directors must carry out the duties
associated with their positions on the board of directors
in accordance with the Brazilian Corporate Law and
Ultrapar’s bylaws:

Ultrapar’s bylaws establish that the board of
directors has the following responsibilities:

a)      to set general business policy;

b)      to call shareholders meetings;

c)      to elect and remove from office the officers and
establish their individual duties and compensation,
while the shareholders decide their overall
remuneration;

d)      to oversee management; at any time to examine
Ultrapar’s books and records; to request
information concerning any agreement or relating
to any other acts to be undertaken by the company;

e)      to provide opinion on the management report and
on the Board of Officers’ accounts;

f)      to choose and remove the independent auditors
nominated by the audit committee;

g)      to approve increases in the subscribed capital and
the form under which it shall occur, up to the
amount of authorized capital;

h)      to propose to shareholders the winding-up, merger
or consolidation of Ultrapar;

i)       to choose the chief executive officer;

j)       to submit to the shareholders meeting for approval
the allocation of the adjusted net profit for each
fiscal year;

k)      to approve the distribution of semi-annual or
interim dividends;

l)       to approve investments in other companies;

m)    to appoint among the officers an investor relations
officer.

n)      to grant stock options; and

o)      to approve the issuance, for public subscription, of
commercial paper by the company.

RIPI, DPPI and CBPI Directors must carry out
the duties associated with their positions on the board
of directors in accordance with the Brazilian
Corporate Law and their respective bylaws.

RIPI, DPPI and CBPI’s bylaws establish that
their respective boards of directors have the
following responsibilities:

a)      to set general business policy;

b)      to call shareholders meetings;

c)      to elect and remove from office the officers and
set their individual duties;

d)      to oversee management; at any time to examine
the company’s books and records; request
information concerning any agreement or
relating to any other acts to be undertaken by the
company;

e)      to provide opinion on the management report
and on the Board of Officers’ accounts;

f)      to choose and remove the independent auditors;

g)      to submit to shareholders an increase in the
subscribed capital;

h)      to authorize the acquisition or disposal of
permanent assets, the encumbrance of real estate
property, or the offer of collateral or personal
guarantees to third parties;

i)       to provide an opinion on any act or agreement
not contemplated in the annual budget; and

j)       to authorize the acquisition of the relevant
company’s shares to be kept in treasury or
canceled.

ULTRAPAR	RIPI/DPPI/CBPI

The prior approval of the board of directors shall
also be required for the performance of any act that
might result in an acquisition, disposal, swap or
encumbrance of real estate property, an offer of
collateral or personal guarantees, the taking out of loans
or a waiver of rights, in each case the amount of which
would be in excess of three percent of Ultrapar’s net
worth.

By a resolution of the board of directors, Ultrapar
may acquire its own shares to be kept in treasury or
canceled up to the amount of the profit and reserve
balance, except for the legal reserve, without any
decrease in the capital stock.

According to Brazilian Corporate Law, directors
are prohibited from:

•     performing any act using corporate assets to
the detriment of the company;

•     by virtue of his or her position, receiving any
type of direct or indirect personal advantage
from third parties without authorization in the
bylaws or from the shareholders;

•     taking part in any corporate transaction in
which he or she has an interest that conflicts
with an interest of the company, or in the
decisions made by other directors on the
matter; and

•     without prior authorization from the
shareholders or the board of directors, lending
funds or assets of the company, or using the
company’s assets, services or credits, for his
or her own or a third party’s benefit, or for a
company’s benefit in which he or she has
interest.

According to Brazilian Corporate Law, directors
are prohibited from:

•     performing any act using corporate assets
to the detriment of the company;

•     by virtue of his or her position, receiving
any type of direct or indirect personal
advantage from third parties without
authorization in the bylaws or from the
shareholders;

•     taking part in any corporate transaction in
which he or she has an interest that
conflicts with an interest of the company,
or in the decisions made by other directors
on the matter; and

•     without prior authorization from
shareholders or the board of directors,
lending funds or assets of the company, or
using the company’s assets, services or
credits, for his or her own or a third party’s
benefit, or for a company’s benefit in
which he or she has interest.

OFFICERS

The Board of Officers of Ultrapar is elected by the board of directors for a one-year term. The Officers may be reelected. The Ultrapar Board of Officers currently consists of 5 members. Ultrapar’s bylaws provide that the number of directors will not be fewer than four nor more than six. Decisions shall be taken by a majority of votes. The Board of Officers is responsible to conduct the day-to-day operations of Ultrapar, observing the general business policy set out by the board of directors.

The Board of Officers of each of RIPI, DPPI and CBPI is elected by its respective board of directors for a three-year term. The Officers may be reelected. RIPI, DPPI and CBPI Board of Officers currently consist of 3, 5 and 7 members respectively. All such company’s bylaws provide that the number of directors will not be fewer than three nor more than ten. Decisions shall be taken by a majority of votes. The Board of Officers is responsible to conduct the day-to-day operations of such companies, observing the general business policy set out by the board of directors.

ULTRAPAR	RIPI / DPPI/CBPI

FISCAL COUNCIL / AUDIT COMMITTEE

Brazilian Corporate Law requires Ultrapar to establish a Fiscal Council. Ultrapar Fiscal Council also acts as an audit committee pursuant to the requirements of the Sarbanes-Oxley Act. Ultrapar Fiscal Council is constituted of five members and their respective alternate members. The Fiscal Council is a separate corporate body independent of Ultrapar management and Ultrapar external independent registered public accounting firm. The members of Ultrapar Fiscal Council are elected by Ultrapar shareholders at the annual general shareholders’ meeting for one-year term and are eligible for reelection.

Brazilian Corporate Law requires RIPI, DPPI and CBPI to establish a Fiscal Council. The Fiscal Council of each of RIPI, DPPI and CBPI are constituted of three members and their respective alternate members. The Fiscal Council is a separate corporate body independent of the management and of the external independent registered public accounting firm. The members of the Fiscal Councils are elected by each of RIPI, DPPI and CBPI’s shareholders at the annual general shareholders’ meeting for one-year term and are eligible for reelection.

DESCRIPTION OF ULTRAPAR PREFERRED SHARES

Our Issued Capital Stock

Ultrapar’s capital stock is R$946,034,662.97, fully subscribed and paid in, comprised of 81,325,409 shares, without par value, of which 49,429,897 are common shares and 31,895,512 are preferred shares. As of December 13, 2007, Ultrapar and its affiliates held 6,617 common shares and 827,147 preferred shares in treasury.

Ultrapar’s bylaws authorize Ultrapar’s board of directors to increase Ultrapar’s share capital up to the limit of R$1.5 billion by issuing either common or preferred shares. Any capital increase that exceeds such amount requires an amendment to Ultrapar’s bylaws, which must be approved by shareholders at a shareholders’ meeting. Pursuant to Brazilian corporate law and Ultrapar’s bylaws, the number of preferred shares may not exceed two-thirds of Ultrapar’s issued capital stock.

On February 2, 2005, Ultrapar’s board of directors approved the increase of Ultrapar’s capital stock, pursuant to a partial capitalization of reserves, and the issuance of 10,453,690,324 new preferred shares distributed to Ultrapar’s shareholders as a result of a stock dividend. Following this stock dividend, Ultrapar shareholders approved on July 20, 2005 the reverse split of its shares at the ratio of one thousand (1,000) shares of each type to one (1) share of such type and a change in the ratio of ADSs’ traded on the New York Stock Exchange, where one (1) ADS represented one (1) preferred share.

Preferred Share Rights

In accordance with Ultrapar’s bylaws, Ultrapar’s preferred shares do not entitle their holders to voting rights in the shareholders’ meetings, except for specific events determined by Brazilian corporate law.

Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends.

Because Ultrapar’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of Ultrapar’s preferred shares cannot acquire voting rights as a result of Ultrapar’s failure to distribute dividends.

Brazilian corporate law also provides that holders of Ultrapar’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to Ultrapar’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over Ultrapar’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of Ultrapar’s common shares, but also a prior approval or ratification by shareholders holding the majority of Ultrapar’s preferred shares.

According to Brazilian corporate law, (i) Ultrapar’s shareholders that jointly hold non-voting preferred shares, or shares with restricted voting rights, that represent, at least, 10% of Ultrapar’s total capital stock, and (ii) holders of common shares that are not controlling shareholders, and who represent, at least, 15% of Ultrapar’s total voting stock, will have the right to elect one member of Ultrapar’s board of directors.

In case Ultrapar’s non-controlling shareholders do not achieve the aforementioned percentage, they may combine their participation and, if they hold jointly, at least, 10% of Ultrapar’s total capital, they may elect a member of Ultrapar’s board of directors. Only shareholders that prove they have held the shares for at least three continuous months may exercise such rights.

Upon Ultrapar’s liquidation, holders of preferred shares shall have priority in relation to holders of common shares in respect of their return on capital, without any premium. The holders of Ultrapar’s preferred shares have the right to receive the same amount of dividends per share to which the holders of Ultrapar’s common shares are entitled. See “Comparative Market Price and Dividend Information.”

Ultrapar’s preferred shares have tag along rights, which enable their holders to, upon the sale of a controlling interest in us, receive 100% of the price paid per common share of the controlling block. On March 22, 2000, Ultrapar’s controlling shareholders entered into a shareholders’ agreement designed to ensure the equal treatment of all non-controlling shareholders in the event of any change in control. Pursuant to the agreement, the provisions of which have been incorporated in Ultrapar’s bylaws, any transfer of Ultrapar’s control, either directly or indirectly, may only be executed in conjunction with a public tender offer by the acquiring entity to purchase the shares of all minority shareholders under the same price and payment terms as those offered to the controlling shareholders. The agreement provides that there will be no discount or price differentiation between the shares in the public tender offer and those being sold by the controlling shareholders. The offer must be made on both the São Paulo Stock Exchange and the New York Stock Exchange.

Preemptive Rights

Ultrapar’s shareholders have the preemptive right to subscribe for new shares issued by us in case of any capital increase, in proportion to their shareholdings. Ultrapar’s shareholders also have the preemptive right to subscribe for any convertible debentures, and rights to acquire Ultrapar’s shares and subscription warrants that Ultrapar may issue. According to Brazilian corporate law, a period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, except if otherwise determined by the bylaws or the shareholders’ meeting.

According to Brazilian corporate law, capital increases that do not change the proportion between the existing classes and types of shares entitle the shareholders to exercise their preemptive rights solely with respect to shares of equal class and type as the shares each of them already holds. Notwithstanding that, if the Company issues shares that cause changes to the existing proportion of classes and types of shares, then the shareholders may exercise their preemptive rights with respect to shares of equal class and type as the shares they already hold and, only if necessary to maintain their participation in the total capital stock, may subscribe for other classes or types of shares.

According to Brazilian corporate law and Ultrapar’s bylaws, Ultrapar’s board of directors is authorized to exclude preemptive rights for the issuance of new shares, convertible debentures and subscription warrants if the distribution of those shares is effected through stock exchanges or public subscription. In addition, Brazilian corporate law establishes that the grant and exercise of stock options under stock option plans are not subject to preemptive rights.

Conversion Rights

In accordance with Ultrapar’s bylaws, Ultrapar’s common shares may be converted into Ultrapar’s preferred shares, upon the request of the shareholder that requested such conversions, and subsequent to approval by a general shareholders’ meeting, and also subject to the limitations established by Brazilian corporate law.

In addition, according to the Shareholders Agreement of Ultrapar signed in 2004, shareholders of the controlling entity of Ultrapar, Ultra S.A. Participações, or “Ultra”, may request the exchange of their Ultra common or preferred shares into Ultrapar’s preferred shares, provided that Ultra continues as the holder of 51% of Ultrapar’s common shares and that the existing limit for the proportion of Ultrapar’s capital stock, corresponding to a ratio of one-third of common shares to two-thirds of preferred shares, is not exceeded.

Corporate Purpose

As per Ultrapar’s bylaws, Ultrapar’s corporate purpose is to use Ultrapar’s capital in commerce, industry, agriculture and as service providers, upon the subscription or acquisition of shares or quotas issued by companies.

Shareholders’ Meetings

At Ultrapar’s shareholders’ meetings, shareholders are generally empowered to take any action relating to Ultrapar’s corporate purpose and to pass such resolutions as they deem necessary. Shareholders at the annual shareholders’ meeting have the exclusive power to approve Ultrapar’s financial statements and to determine the allocation of Ultrapar’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to such shareholders’ meeting. The election of Ultrapar’s directors typically takes place at the annual shareholders’ meeting, although under Brazilian corporate law it may also occur at an extraordinary shareholders’ meeting. Members of Ultrapar’s fiscal council may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held at any time or concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken only at an extraordinary shareholders’ meeting:

•	amendment of Ultrapar’s bylaws;

•	delisting of the Company as a publicly held company with the CVM;

•	authorization to issue debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or Ultrapar’s bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of Ultrapar’s capital stock;

•	approval of Ultrapar’s transformation into a sociedade limitada or any other corporate form;

•	approval of Ultrapar’s merger with another company (incorporação or fusão) or a spin-off (cisão);

•

approval of Ultrapar’s dissolution or liquidation, and the appointment and dismissal of the respective liquidator and review of the reports prepared by him or her and by the acting fiscal council during such liquidation; and

•	authorization to petition for Ultrapar’s bankruptcy or request the compulsory rescheduling of Ultrapar’s debts.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of some specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the Company;

•

the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian law described in “Preemptive Rights”;

•	the right to withdraw from the Company in the cases specified in Brazilian corporate law; and

•	the right to supervise, pursuant to Brazilian corporate law, the management of the Company.

Quorum

Generally, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend Ultrapar’s bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of Ultrapar’s issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of Ultrapar’s issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of Ultrapar’s issued and outstanding voting capital is required to:

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•	reduce the percentage of mandatory dividends;

•	change Ultrapar’s corporate purpose;

•	merge us into or with another company;

•	spin off a portion of Ultrapar’s assets or liabilities;

•	approve Ultrapar’s participation in a group of companies;

•	apply for cancellation of any voluntary liquidation; and

•	approve Ultrapar’s dissolution.

Notice of Ultrapar’s shareholders’ meetings

Notice of Ultrapar’s shareholders’ meetings must be published at least three times in the Diário Oficial da União or the Diário Oficial do Estado, the official newspaper of the state where Ultrapar’s headquarters are located and another newspaper widely published, currently Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

Conditions of admission

Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. Investment funds must be represented by their administrator.

Appraisal Rights and Redemption

Appraisal rights

Any of Ultrapar’s shareholders who dissent from certain actions taken by Ultrapar’s shareholders in a shareholders’ meeting have the right to withdraw from Ultrapar and to receive the value of their shares.

According to Brazilian corporate law and Ultrapar’s bylaws, the appraisal rights of Ultrapar’s shareholders may be exercised in the following circumstances:

•

modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•	reduction in the percentage of mandatory dividends;

•	change in Ultrapar’s corporate purpose;

•	merger (fusão or incorporação) with another company if Ultrapar is not the surviving entity;

•	Ultrapar’s participation in a group of companies;

•	change in Ultrapar’s corporate form;

•	merger of all Ultrapar’s shares into another Brazilian company, so that Ultrapar becomes a wholly owned subsidiary of such company; and

•	acquisition of the shareholding control of another company for a price that exceeds certain limits provided by law.

Brazilian corporate law further provides that any resolution regarding Ultrapar’s spin-off would only entitle shareholders to withdraw from Ultrapar’s company if the spin-off:

•	causes a change in the purpose of the Company, except if the equity is spun off to a company whose primary activities are consistent with Ultrapar’s corporate purpose;

•	reduces Ultrapar’s mandatory dividends; or

•	causes us to join a group of companies.

In cases where Ultrapar modifies a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creates a new class with greater privileges than the existing classes of preferred shares, the decision will be effective only upon the prior approval or ratification by holders of preferred shares negatively affected by this action at a special meeting of the holders of preferred shares. In these cases, only such holders of the shares negatively affected by this action are entitled to withdraw.

In cases where Ultrapar:

•	merges with another company in circumstances in which Ultrapar is not the surviving company; or

•	participates in a group of companies,

Ultrapar’s shareholders will not be entitled to withdraw if their respective shares (i) are liquid, defined as being part of a traded stock exchange index, and (ii) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of such class or type of shares relating to the withdrawal right.

Ultrapar’s shareholders shall have appraisal rights in case Ultrapar implements a merger or spin-off and the resulting company does not obtain its register as a publicly held company or does not cause its shares to be permitted to trade in the secondary market within 120 days after the shareholders’ meeting that approves such transaction.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. Ultrapar is entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize Ultrapar’s financial stability.

In case of exercise of appraisal rights, Ultrapar’s shareholders are entitled to receive book value for their shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, a shareholder may demand that his or her shares be valued according to a new balance sheet dated less than 60 days before the resolution date. In this case, Ultrapar must immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by Ultrapar’s shareholders, and the balance must be paid within 120 days after the date of the resolution of the relevant shareholders’ meeting.

Redemption

In accordance with Brazilian corporate law, Ultrapar’s shares may be redeemed upon the decision of Ultrapar’s shareholders. If the shares to be redeemed do not involve the totality of a certain class or type of shares, they must be chosen by lottery.

Board of Directors

According to Ultrapar’s bylaws, Ultrapar’s board of directors consists of a minimum of four and a maximum of seven members. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of Ultrapar’s common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of Ultrapar’s voting share capital. Ultrapar’s directors are elected by Ultrapar’s shareholders at Ultrapar’s annual shareholders’ meeting for a one-year term.

Brazilian corporate law requires that each director own at least one share of Ultrapar’s company. There is no mandatory retirement age for directors.

Transactions in Which Directors Have an Interest

Brazilian corporate law prohibits a director from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting;

•	taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation, or in the decisions made by other directors on the matter; and

•

without prior authorization from Shareholders’ Meeting or the board of directors, lending funds or assets of the company, or using the company’s assets, services or credits, for his or her own or a third party’s benefit, or for a company’s benefit in which he or she has an interest.

The compensation of directors is determined at the annual shareholders’ meetings.

Anti-Takeover Effects of Certain Provisions of Ultrapar’s Bylaws

Some provisions of Ultrapar’s bylaws may have the effect of discouraging, delaying or preventing hostile takeovers of Ultrapar’s company. Ultrapar’s bylaws provide that any person who purchases control of Ultrapar’s company must carry out a tender offer for the remaining shares, at the same price and on the same payment conditions, adjusted between such person and Ultrapar’s controlling shareholders. This requirement is intended to protect minority shareholders.

Restrictions on Certain Transactions by Controlling Shareholders, Directors, Officers and Members of the Fiscal Council

Ultrapar’s direct or indirect controlling shareholders, directors and executive officers and members of Ultrapar’s fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in Ultrapar’s securities, including derivatives based on Ultrapar’s securities, among others, as follows:

•	before the public disclosure of any material act or fact with respect to Ultrapar’s business;

•	if Ultrapar intends to merge with another company, consolidate, spin off part or all of Ultrapar’s assets or reorganize;

•	during the 15-day period before the disclosure of Ultrapar’s quarterly and annual financial statements; or

•

with respect only to Ultrapar’s controlling shareholders, directors and executive directors, in the event of acquisition or sale of Ultrapar’s shares by us or the transaction or sale of Ultrapar’s shares by any of Ultrapar’s controlled or affiliated companies or any other company under Ultrapar’s common control.

Purchases by Us of Shares of Ultrapar’s Capital Stock

Ultrapar’s bylaws entitle Ultrapar’s board of directors to approve the transaction of Ultrapar’s own shares. The decision to acquire Ultrapar’s shares, or maintain the acquired shares in treasury or cancel them, may not, among other things:

•	result in the reduction of Ultrapar’s share capital;

•	require the use of resources greater than Ultrapar’s accumulated profits and available reserves;

•	create, directly or indirectly, any artificial demand, supply or share price condition or use any unfair practice as a result of any action or omission;

•	involve non-equitable practices; or

•	be used for the transaction of shares held by Ultrapar’s controlling shareholders.

Ultrapar may not keep in treasury more than 10% of the float of each class of Ultrapar’s shares, including the shares held by subsidiaries and affiliates.

Any acquisition by us of Ultrapar’s shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market and cannot be made in a private transaction.

Disclosure Requirements

As a publicly held corporation, Ultrapar is subject to the reporting requirements established by Brazilian corporate law and the CVM.

As a result of the issuance of Ultrapar’s ADSs, Ultrapar is required to furnish to the SEC certain information, which Ultrapar files with the CVM, translated into English.

In addition to the provisions of the CVM and the SEC, the Company has also implemented a disclosure and trading policy regarding the procedures to be followed (i) for announcing material information or facts relating to Ultrapar and (ii) with respect to the trading of securities issued by the Company while material information is pending disclosure.

Disclosure of information

Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges where its shares are traded with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and reports of the independent auditors. Brazilian securities regulations also require public companies to file with the CVM shareholders’ agreements and notices and minutes of shareholders’ meetings.

Disclosure of trading by insiders

Brazilian securities regulation requires Ultrapar’s controlling shareholders, management, members of Ultrapar’s fiscal council and any other technical or consultant body to disclose to the CVM and BOVESPA the number and type of securities issued by us, Ultrapar’s subsidiaries and Ultrapar’s controlling companies that are held by them or by persons closely related to them. The information regarding the transaction of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were traded.

Disclosure of material developments

Under Brazilian securities regulations, Ultrapar must disclose any material development related to Ultrapar’s business to the CVM and BOVESPA. Ultrapar is also required to publish a notice of that material development. A development is deemed material if it has an impact on the price of Ultrapar’s securities, the decision of investors to hold, purchase or sell Ultrapar’s securities, or the decision of investors to exercise any rights as holders of any of Ultrapar’s securities.

Registry of Ultrapar’s Preferred Shares

Ultrapar’s preferred shares are held in book-entry form with Banco Itaú S.A. The transfer of Ultrapar’s preferred shares is carried out by means of an entry by Banco Itaú S.A. in its registries as a debit in the account of the seller and a credit in the account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Delisting as a Public Company

Ultrapar’s delisting as a public company must be preceded by a tender offer by Ultrapar’s controlling shareholders or ourselves for the transaction of all Ultrapar’s then outstanding shares, subject to the conditions below:

•	the price offered for the shares in the public offering must be the fair value of those shares, as established by Brazilian corporate law;

•	shareholders holding more than two-thirds of Ultrapar’s free float shares shall have expressly agreed to Ultrapar’s decision to become a private company or accepted the offer.

According to Brazilian corporate law, a fair price shall be at least be equal to Ultrapar’s valuation, as determined by one or more of the following valuation methods: book value, net book value assessed by market price, discounted cash flow, multiples, price of Ultrapar’s shares in the market or any other valuation method accepted by the CVM. The price under such tender offer may be revised if challenged within 15 days of its publication by holders of at least 10% of Ultrapar’s outstanding shares, by means of a request sent to Ultrapar’s management that an extraordinary shareholders’ meeting be called to decide whether to request a new valuation under the same or a different valuation method. Ultrapar’s shareholders that request a new valuation and those who approve such request shall reimburse us for incurred costs if the new valuation is lower than the challenged valuation. However, if the second valuation is higher, the offeror will have the option to continue the offer with the new price or quit the offer.

DESCRIPTION OF RIPI PREFERRED SHARES

RIPI’s Issued Capital Stock

RIPI’s capital stock is R$475,000,000.00, fully subscribed and paid in, comprised of 29,600,000 shares, without par value, of which 9,982,404 are common shares and 19,617,596 are preferred shares. As of December 13, 2007, RIPI held no common shares or preferred shares in treasury.

Preferred Share Rights

In accordance with RIPI’s bylaws, RIPI’s preferred shares do not entitle their holders to voting rights in the shareholders’ meetings, except for specific events determined by Brazilian corporate law.

Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends.

Because RIPI’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of RIPI’s preferred shares cannot acquire voting rights as a result of RIPI’s failure to distribute dividends.

Brazilian corporate law also provides that holders of RIPI’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to RIPI’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over RIPI’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of RIPI’s common shares, but also a prior approval or ratification by shareholders holding the majority of RIPI’s preferred shares.

According to Brazilian corporate law, (i) RIPI’s shareholders that jointly hold non-voting preferred shares, or shares with restricted voting rights, that represent, at least, 10% of RIPI’s total capital stock, and (ii) holders of common shares, that are not controlling shareholders, and who represent, at least, 15% of RIPI’s total voting stock, will have the right to elect one member of RIPI’s board of directors.

In case RIPI’s non-controlling shareholders do not achieve the aforementioned percentage, they may combine their participation and, if they hold jointly, at least, 10% of RIPI’s total capital, they may elect a member of RIPI’s board of directors. Only shareholders that prove they have held the shares for at least three continuous months may exercise such rights.

Upon RIPI’s liquidation, holders of preferred shares shall have the priority in relation to holders of common shares to their return on capital, without any premium. RIPI shareholders have the right to participate in any dividend payment or stock dividend distribution in proportion to the paid-in capital corresponding to their shares. Preferred shareholders of RIPI have the right to receive dividends 10% higher then those paid to the common stock shareholders of such companies. See “Comparative Market Price and Dividend Information.”

Preemptive Rights

RIPI’s shareholders have the preemptive right to subscribe for new shares issued by us in case of any capital increase, in the proportion to their shareholdings. RIPI’s shareholders also have the preemptive right to subscribe for any convertible debentures, and rights to acquire RIPI’s shares and subscription warrants that RIPI may issue. According to Brazilian corporate law, a period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, except if otherwise determined by the bylaws or the shareholders meeting.

According to Brazilian corporate law, capital increases that do not change the proportion between the existing classes and types of shares entitle the shareholders to exercise their preemptive rights solely with respect to shares of equal class and type as the shares each of them already holds. Notwithstanding that, if the Company issues shares that cause changes to the existing proportion of classes and types of shares, then the shareholders may exercise their preemptive rights with respect to shares of equal class and type as the shares they already hold and, only if necessary to maintain its participation in the total capital stock, may subscribe for other classes or types of shares.

Corporate Purpose

As per RIPI’s bylaws, RIPI’s corporate purpose is to operate and exploit an oil refinery in the city of Rio Grande, warehousing of fuels; import, export and commercialization of oil products raw materials for industrial purposes and exploitation of chemical products, except pharmaceuticals.

Shareholders’ Meetings

At RIPI’s shareholders’ meetings, shareholders are generally empowered to take any action relating to RIPI’s corporate purpose and to pass such resolutions as they deem necessary. Shareholders at the annual shareholders’ meeting have the exclusive power to approve RIPI’s financial statements and to determine the allocation of RIPI’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. The election of RIPI’s directors typically takes place at the annual shareholders’ meeting, although under Brazilian corporate law it may also occur at an extraordinary shareholders’ meeting. Members of RIPI’s fiscal council may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held at any time or concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken only at an extraordinary shareholders’ meeting:

•	amendment of RIPI’s bylaws;

•	delisting of the Company as a publicly held company with the CVM;

•	authorization to issue debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or RIPI’s bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of RIPI’s capital stock;

•	approval of RIPI’s transformation into a sociedade limitada or any other corporate form;

•	approval of RIPI’s merger with another company (incorporação or fusão) or a spin-off (cisão);

•

approval of RIPI’s dissolution or liquidation, and the appointment and dismissal of the respective liquidator and review of the reports prepared by him or her and by the acting fiscal council during such liquidation; and

•	authorization to petition for RIPI’s bankruptcy or request the compulsory rescheduling of RIPI’s debts.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of some specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of RIPI;

•	the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian law;

•	the right to withdraw from RIPI in the cases specified in Brazilian corporate law, and

•	the right to supervise, pursuant to Brazilian corporate law, the management of the company.

Quorum. Generally, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend RIPI’s bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of RIPI’s issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of RIPI’s issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of RIPI’s issued and outstanding voting capital is required to:

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•	reduce the percentage of mandatory dividends;

•	change RIPI’s corporate purpose;

•	merge us into or with another company;

•	spin off a portion of RIPI’s assets or liabilities;

•	approve RIPI’s participation in a group of companies;

•	apply for cancellation of any voluntary liquidation; and

•	approve RIPI’s dissolution.

Notice of RIPI’s shareholders’ meetings. Notice of RIPI’s shareholders’ meetings must be published at least three times in the Diário Oficial da União or the Diário Oficial do Estado, the official newspaper of the state where RIPI’s headquarters are located and another newspaper widely published, currently RIPI publishes in the Estado de São Paulo and in a local newspaper called Agora. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

Conditions of admission. Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. Investment funds must be represented by their administrator.

Appraisal Rights And Redemption

Appraisal rights. Any of RIPI’s shareholders who dissent from certain actions taken by RIPI’s shareholders in a shareholders’ meeting have the right to withdraw from RIPI’s company and to receive the value of their shares.

According to Brazilian corporate law, the appraisal rights of RIPI’s shareholders may be exercised in the following circumstances:

•

modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•	reduction in the percentage of mandatory dividends;

•	change in RIPI’s corporate purpose;

•	merger (fusão or incorporação) with another company if RIPI is not the surviving entity;

•	RIPI’s participation in a group of companies;

•	change in RIPI’s corporate form;

•	merger of all RIPI’s shares into another Brazilian company, so that RIPI become a wholly owned subsidiary of such company; and

•	acquisition of the shareholding control of another company for a price that exceeds certain limits provided by law.

Brazilian corporate law further provides that any resolution regarding RIPI’s spin-off would only entitle shareholders to withdraw from RIPI’s company if the spin-off:

•	causes a change in the purpose of RIPI, except if the equity is spun off to a company whose primary activities are consistent with RIPI’s corporate purpose;

•	reduces RIPI’s mandatory dividends; or

•	causes RIPI to join a group of companies.

In cases where RIPI modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares, the decision will be effective only upon the prior approval or ratification by holders of preferred shares negatively affected by this action at a special meeting of the holders of preferred shares. In these cases, only such holders of the shares negatively affected by this action are entitled to withdraw.

In cases where RIPI:

•	merge with another company in circumstances in which RIPI is not the surviving company; or

•	participate in a group of companies,

RIPI’s shareholders will not be entitled to withdraw if their respective shares (i) are liquid, defined as being part of a traded stock exchange index, and (ii) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of such class or type of shares relating to the withdrawal right.

RIPI’s shareholders shall have appraisal rights in case RIPI implement a merger or spin-off and the resulting company does not obtain its register as a publicly held company or does not cause its shares to be permitted to trade in the secondary market within 120 days from the shareholders’ meeting that approves such transaction.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. RIPI is entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize RIPI’s financial stability.

In case of exercise of appraisal rights, RIPI’s shareholders are entitled to receive book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated less than 60 days before the resolution date. In this case, RIPI must immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by RIPI’s shareholders, and the balance must be paid within 120 days after the date of the resolution of the relevant shareholders’ meeting.

Redemption. In accordance with Brazilian corporate law, RIPI’s shares may be redeemed upon the decision of RIPI’s shareholders’ meeting. If the shares to be redeemed do not involve the totality of a certain class or type of shares, they must be chosen by lottery.

Board of Directors

According to RIPI’s bylaws, RIPI board of directors currently consists of 7 directors. RIPI’s bylaws provide that the number of directors will not be fewer than six nor more than eight. Each director is elected for a three-year term and a reelection is permitted. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of RIPI’s common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of RIPI’s voting share capital.

Brazilian corporate law requires that each director own at least one share of RIPI’s company. There is no mandatory retirement age for directors.

Transactions in which Directors Have an Interest

Brazilian corporate law prohibits a director from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting;

•	taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation, or in the decisions made by other directors on the matter; and

•

without prior authorization at a shareholders’ meeting or from the board of directors, lending funds or assets of the company, or using the company’s assets, services or credits, at his or her own or a third party’s benefit, or at a company’s benefit in which he or she has interest.

The compensation of directors is determined at the annual shareholders’ meetings.

Restrictions on Certain Transactions by Controlling Shareholders, Directors, Officers and Members of the Fiscal Council

RIPI’s direct or indirect controlling shareholders, directors, executive officers and members of RIPI’s fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in RIPI’s securities, including derivatives based on RIPI’s securities, as follows, among others:

•	before the public disclosure of any material act or fact with respect to RIPI’s business;

•	if RIPI intend to merge with another company, consolidate, spin off part or all of RIPI’s assets or reorganize;

•	during the 15-day period before the disclosure of RIPI’s quarterly and annual financial statements; or

•

with respect only to RIPI’s controlling shareholders, directors and executive directors, in the event of acquisition or sale of RIPI’s shares by RIPI or the transaction or sale of RIPI’s shares by any of RIPI’s controlled or affiliated companies or any other company under RIPI’s common control.

Purchases by RIPI of Shares of RIPI’s Capital Stock

RIPI’s bylaws entitle RIPI’s board of directors to approve the transaction of RIPI’s own shares. The decision to acquire RIPI’s shares, or maintain the acquired shares in treasury or cancel them, may not, among other things:

•	result in the reduction of RIPI’s share capital;

•	require the use of resources greater than RIPI’s accumulated profits and the available reserves;

•	create, directly or indirectly, any artificial demand, supply or share price condition or use any unfair practice as a result of any action or omission;

•	involve non-equitable practices; or

•	be used for the transaction of shares held by RIPI’s controlling shareholders.

RIPI may not keep in treasury more than 10% of the float of each class of RIPI’s shares, including the shares held by subsidiaries and affiliates.

Any acquisition by RIPI of its own shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market and cannot be made in a private transaction.

Disclosure Requirements

As a publicly held corporation, RIPI is subject to the reporting requirements established by Brazilian corporate law and the CVM.

Disclosure of information. Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges where its shares are traded with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and reports of the independent auditors. Brazilian securities regulations also require public companies to file with the CVM shareholders’ agreements and notices and minutes of shareholders’ meetings.

Disclosure of trading by insiders. Brazilian securities regulation requires RIPI’s controlling shareholders, management, members of RIPI’s fiscal council and any other technical or consultant body to disclose to the CVM and BOVESPA the number and type of securities issued by RIPI, RIPI’s subsidiaries and RIPI’s controlling companies that are held by them or by persons closely related to them. The information regarding the transaction of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were traded.

Disclosure of material developments. Under Brazilian securities regulations, RIPI must disclose any material development related to RIPI’s business to the CVM and BOVESPA. RIPI is also required to publish a notice of that material development. A development is deemed material if it has an impact on the price of RIPI’s securities, the decision of investors to hold, purchase or sell RIPI’s securities, or the decision of investors to exercise any rights as holders of any of RIPI’s securities.

Registry of RIPI’s Preferred Shares

RIPI’s preferred shares are held in book-entry form with Banco Itaú S.A. The transfer of RIPI’s preferred shares is carried out by means of an entry by Banco Itaú S.A. in its registries as a debit in the account of the seller and a credit in the account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Delisting as a Public Company

RIPI’s delisting as a public company must be preceded by a tender offer by RIPI’s controlling shareholders or ourselves for the transaction of all RIPI’s then outstanding shares, subject to the conditions below:

•	the price offered for the shares in the public offering must be the fair value of those shares, as established in Brazilian corporate law;

•	shareholders holding more than two-thirds of RIPI’s free float shares shall have expressly agreed to RIPI’s decision to become a private company or accepted the offer.

According to Brazilian corporate law, a fair price shall be at least be equal to RIPI’s valuation, as determined by one or more of the following valuation methods: book value, net book value assessed by market price, discounted cash flow, multiples, price of RIPI’s shares in the market or any other valuation method accepted by the CVM. The price under such tender offer may be revised if challenged within 15 days of its publication by holders of at least 10% of RIPI’s outstanding shares, by means of a request sent to RIPI’s management that an extraordinary shareholders’ meeting be called to decide whether to request a new valuation under the same or a different valuation method. RIPI’s shareholders that request a new valuation and those who approve such request shall reimburse us for incurred costs if the new valuation is lower than the challenged valuation. However, if the second valuation is higher, the offeror will have the option to continue the offer with the new price or quit the offer.

DESCRIPTION OF DPPI PREFERRED SHARES

DPPI’s Issued Capital Stock

DPPI’s capital stock is R$615,000,000.00, fully subscribed and paid in, comprised of 32,000,000 shares, without par value, of which 10,706,368 are common shares and 21,293,632 are preferred shares. As of December 13, 2007, DPPI held no common shares or preferred shares in treasury.

Preferred Share Rights

In accordance with DPPI’s bylaws, DPPI’s preferred shares do not entitle their holders to voting rights in the shareholders’ meetings, except for specific events determined by Brazilian corporate law.

Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends.

Because DPPI’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of DPPI’s preferred shares cannot acquire voting rights as a result of DPPI’s failure to distribute dividends.

Brazilian corporate law also provides that holders of DPPI’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to DPPI’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over DPPI’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of DPPI’s common shares, but also a prior approval or ratification by shareholders holding the majority of DPPI’s preferred shares.

According to Brazilian corporate law, (i) DPPI’s shareholders that jointly hold non-voting preferred shares, or shares with restricted voting rights, that represent, at least, 10% of DPPI’s total capital stock, and (ii) holders of common shares, that are not controlling shareholders, and who represent, at least, 15% of DPPI’s total voting stock, will have the right to elect one member of DPPI’s board of directors.

In case DPPI’s non-controlling shareholders do not achieve the aforementioned percentage, they may combine their participation and, if they hold jointly, at least, 10% of DPPI’s total capital, they may elect a member of DPPI’s board of directors. Only shareholders that prove they have held the shares for at least three continuous months may exercise such rights.

Upon DPPI’s liquidation, holders of preferred shares shall have the priority in relation to holders of common shares to their return on capital, without any premium. DPPI shareholders have the right to participate in any dividend payment or stock dividend distribution in proportion to the paid-in capital corresponding to their shares. Preferred shareholders of DPPI have the right to receive dividends 10% higher then those paid to the common stock shareholders of such companies. See “Comparative Market Price and Dividend Information.”

Preemptive Rights

DPPI’s shareholders have the preemptive right to subscribe for new shares issued by us in case of any capital increase, in the proportion to their shareholdings. DPPI’s shareholders also have the preemptive right to subscribe for any convertible debentures, and rights to acquire DPPI’s shares and subscription warrants that DPPI may issue. According to Brazilian corporate law, a period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, except if otherwise determined by the bylaws or the shareholders meeting.

According to Brazilian corporate law, capital increases that do not change the proportion between the existing classes and types of shares entitle the shareholders to exercise their preemptive rights solely with respect to shares of equal class and type as the shares each of them already holds. Notwithstanding that, if the Company issues shares that cause changes to the existing proportion of classes and types of shares, then the shareholders may exercise their preemptive rights with respect to shares of equal class and type as the shares they already hold and, only if necessary to maintain its participation in the total capital stock, may subscribe for other classes or types of shares.

Corporate Purpose

As per DPPI’s bylaws, DPPI’s corporate purpose is to operate and exploit an oil refinery in the city of Rio Grande, warehousing of fuels; import, export and commercialization of oil products raw materials for industrial purposes and exploitation of chemical products, except pharmaceuticals.

Shareholders’ Meetings

At DPPI’s shareholders’ meetings, shareholders are generally empowered to take any action relating to DPPI’s corporate purpose and to pass such resolutions as they deem necessary. Shareholders at the annual shareholders’ meeting have the exclusive power to approve DPPI’s financial statements and to determine the allocation of DPPI’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. The election of DPPI’s directors typically takes place at the annual shareholders’ meeting, although under Brazilian corporate law it may also occur at an extraordinary shareholders’ meeting. Members of DPPI’s fiscal council may be elected at any shareholders’ meeting.

An extrarodinary shareholders’ meeting may be held at any time or concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken only at an extraordinary shareholders’ meeting:

•	amendment of DPPI’s bylaws;

•	delisting of the Company as a publicly held company with the CVM;

•	authorization to issue debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or DPPI’s bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of DPPI’s capital stock;

•	approval of DPPI’s transformation into a sociedade limitada or any other corporate form;

•	approval of DPPI’s merger with another company (incorporação or fusão) or a spin-off (cisão);

•

approval of DPPI’s dissolution or liquidation, and the appointment and dismissal of the respective liquidator and review of the reports prepared by him or her and by the acting fiscal council during such liquidation; and

•	authorization to petition for DPPI’s bankruptcy or request the compulsory rescheduling of DPPI’s debts.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of some specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of DPPI;

•	the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian law;

•	the right to withdraw from DPPI in the cases specified in Brazilian corporate law, and

•	the right to supervise, pursuant to Brazilian corporate law, the management of the company.

Quorum. Generally, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend DPPI’s bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of DPPI’s issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of DPPI’s issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of DPPI’s issued and outstanding voting capital is required to:

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•	reduce the percentage of mandatory dividends;

•	change DPPI’s corporate purpose;

•	merge us into or with another company;

•	spin off a portion of DPPI’s assets or liabilities;

•	approve DPPI’s participation in a group of companies;

•	apply for cancellation of any voluntary liquidation; and

•	approve DPPI’s dissolution.

Notice of DPPI’s shareholders’ meetings. Notice of DPPI’s shareholders’ meetings must be published at least three times in the Diário Oficial da União or the Diário Oficial do Estado, the official newspaper of the state where DPPI’s headquarters are located and another newspaper widely published, currently DPPI publishes in the Estado de São Paulo and in a local newspaper called Jornal do Comércio of Porto Alegre. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

Conditions of admission. Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. Investment funds must be represented by their administrator.

Appraisal Rights And Redemption

Appraisal rights. Any of DPPI’s shareholders who dissent from certain actions taken by DPPI’s shareholders in a shareholders’ meeting have the right to withdraw from DPPI’s company and to receive the value of their shares.

According to Brazilian corporate law, the appraisal rights of DPPI’s shareholders may be exercised in the following circumstances:

•

modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•	reduction in the percentage of mandatory dividends;

•	change in DPPI’s corporate purpose;

•	merger (fusão or incorporação) with another company if DPPI is not the surviving entity;

•	DPPI’s participation in a group of companies;

•	change in DPPI’s corporate form;

•	merger of all DPPI’s shares into another Brazilian company, so that DPPI become a wholly owned subsidiary of such company; and

•	acquisition of the shareholding control of another company for a price that exceeds certain limits provided by law.

Brazilian corporate law further provides that any resolution regarding DPPI’s spin-off would only entitle shareholders to withdraw from DPPI’s company if the spin-off:

•	causes a change in the purpose of DPPI, except if the equity is spun off to a company whose primary activities are consistent with DPPI’s corporate purpose;

•	reduces DPPI’s mandatory dividends; or

•	causes DPPI to join a group of companies.

In cases where DPPI modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares, the decision will be effective only upon the prior approval or ratification by holders of preferred shares negatively affected by this action at a special meeting of the holders of preferred shares. In these cases, only such holders of the shares negatively affected by this action are entitled to withdraw.

In cases where DPPI:

•	merge with another company in circumstances in which DPPI is not the surviving company; or

•	participate in a group of companies,

DPPI’s shareholders will not be entitled to withdraw if their respective shares (i) are liquid, defined as being part of a traded stock exchange index, and (ii) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of such class or type of shares relating to the withdrawal right.

DPPI’s shareholders shall have appraisal rights in case DPPI implement a merger or spin-off and the resulting company does not obtain its register as a publicly held company or does not cause its shares to be permitted to trade in the secondary market within 120 days from the shareholders’ meeting that approves such transaction.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. DPPI is entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize DPPI’s financial stability.

In case of exercise of appraisal rights, DPPI’s shareholders are entitled to receive book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated less than 60 days before the resolution date. In this case, DPPI must immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by DPPI’s shareholders, and the balance must be paid within 120 days after the date of the resolution of the relevant shareholders’ meeting.

Redemption. In accordance with Brazilian corporate law, DPPI’s shares may be redeemed upon the decision of DPPI’s shareholders’ meeting. If the shares to be redeemed do not involve the totality of a certain class or type of shares, they must be chosen by lottery.

Board of Directors

According to DPPI’s bylaws, the DPPI board of directors currently consists of 6 directors. DPPI’s bylaws provide that the number of directors will not be fewer than five nor more than seven. Each director is elected for a three-year term and a reelection is permitted. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of DPPI’s common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of DPPI’s voting share capital.

Brazilian corporate law requires that each director own at least one share of DPPI’s company. There is no mandatory retirement age for directors.

Transactions in which Directors Have an Interest

Brazilian corporate law prohibits a director from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting;

•	taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation, or in the decisions made by other directors on the matter; and

•

without prior authorization from Shareholders’ Meeting or the board of directors, lending funds or assets of the company, or using the company’s assets, services or credits, at his or her own or a third party’s benefit, or at a company’s benefit in which he or she has interest.

The compensation of directors is determined at the annual shareholders’ meetings.

Restrictions on Certain Transactions by Controlling Shareholders, Directors, Officers and Members of the Fiscal Council

DPPI’s direct or indirect controlling shareholders, directors, executive officers and members of DPPI’s fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in DPPI’s securities, including derivatives based on DPPI’s securities, as follows, among others:

•	before the public disclosure of any material act or fact with respect to DPPI’s business;

•	if DPPI intend to merge with another company, consolidate, spin off part or all of DPPI’s assets or reorganize;

•	during the 15-day period before the disclosure of DPPI’s quarterly and annual financial statements; or

•

with respect only to DPPI’s controlling shareholders, directors and executive directors, in the event of acquisition or sale of DPPI’s shares by DPPI or the transaction or sale of DPPI’s shares by any of DPPI’s controlled or affiliated companies or any other company under DPPI’s common control.

Purchases by DPPI of Shares of DPPI’s Capital Stock

DPPI’s bylaws entitle DPPI’s board of directors to approve the transaction of DPPI’s own shares. The decision to acquire DPPI’s shares, or maintain the acquired shares in treasury or cancel them, may not, among other things:

•	result in the reduction of DPPI’s share capital;

•	require the use of resources greater than DPPI’s accumulated profits and the available reserves;

•	create, directly or indirectly, any artificial demand, supply or share price condition or use any unfair practice as a result of any action or omission;

•	involve non-equitable practices; or

•	be used for the transaction of shares held by DPPI’s controlling shareholders.

DPPI may not keep in treasury more than 10% of the float of each class of DPPI’s shares, including the shares held by subsidiaries and affiliates.

Any acquisition by DPPI of its own shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market and cannot be made in a private transaction.

Disclosure Requirements

As a publicly held corporation, DPPI is subject to the reporting requirements established by Brazilian corporate law and the CVM.

Disclosure of information. Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges where its shares are traded with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and reports of the independent auditors. Brazilian securities regulations also require public companies to file with the CVM shareholders’ agreements and notices and minutes of shareholders’ meetings.

Disclosure of trading by insiders. Brazilian securities regulation requires DPPI’s controlling shareholders, management, members of DPPI’s fiscal council and any other technical or consultant body to disclose to the CVM and BOVESPA the number and type of securities issued by DPPI, DPPI’s subsidiaries and DPPI’s controlling companies that are held by them or by persons closely related to them. The information regarding the transaction of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were traded.

Disclosure of material developments. Under Brazilian securities regulations, DPPI must disclose any material development related to DPPI’s business to the CVM and BOVESPA. DPPI is also required to publish a notice of that material development. A development is deemed material if it has an impact on the price of DPPI’s securities, the decision of investors to hold, purchase or sell DPPI’s securities, or the decision of investors to exercise any rights as holders of any of DPPI’s securities.

Registry of DPPI’s Preferred Shares

DPPI’s preferred shares are held in book-entry form with Banco Itaú S.A. The transfer of DPPI’s preferred shares is carried out by means of an entry by Banco Itaú S.A. in its registries as a debit in the account of the seller and a credit in the account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Delisting as a Public Company

DPPI’s delisting as a public company must be preceded by a tender offer by DPPI’s controlling shareholders or ourselves for the transaction of all DPPI’s then outstanding shares, subject to the conditions below:

•	the price offered for the shares in the public offering must be the fair value of those shares, as established in Brazilian corporate law;

•	shareholders holding more than two-thirds of DPPI’s free float shares shall have expressly agreed to DPPI’s decision to become a private company or accepted the offer.

According to Brazilian corporate law, a fair price shall be at least be equal to DPPI’s valuation, as determined by one or more of the following valuation methods: book value, net book value assessed by market price, discounted cash flow, multiples, price of DPPI’s shares in the market or any other valuation method accepted by the CVM. The price under such tender offer may be revised if challenged within 15 days of its publication by holders of at least 10% of DPPI’s outstanding shares, by means of a request sent to DPPI’s management that an extraordinary shareholders’ meeting be called to decide whether to request a new valuation under the same or a different valuation method. DPPI’s shareholders that request a new valuation and those who approve such request shall reimburse us for incurred costs if the new valuation is lower than the challenged valuation. However, if the second valuation is higher, the offeror will have the option to continue the offer with the new price or quit the offer.

DESCRIPTION OF CBPI PREFERRED SHARES

CBPI’s Issued Capital Stock

CBPI’s capital stock is R$ R$1,030,000,000.00, fully subscribed and paid in, comprised of 105,952,000 shares, without par value, of which 35,409,306 are common shares and 70,542,694 are preferred shares. As of December 13, 2007, CBPI held no common shares or preferred shares in treasury.

Preferred Share Rights

In accordance with CBPI’s bylaws, CBPI’s preferred shares do not entitle their holders to voting rights in the shareholders’ meetings, except for specific events determined by Brazilian corporate law.

Brazilian corporate law provides that non-voting shares, such as preferred shares, may acquire voting rights if the Company fails to distribute fixed or minimum dividends in connection with such shares for three consecutive fiscal years and will retain such voting rights until the distribution of such fixed or minimum dividends.

Because CBPI’s preferred shares are not entitled to the payment of any fixed or minimum dividend, holders of CBPI’s preferred shares cannot acquire voting rights as a result of CBPI’s failure to distribute dividends.

Brazilian corporate law also provides that holders of CBPI’s preferred shares are entitled to vote as a special class in shareholders’ meetings called to decide upon changes to the preferences or rights attributed to CBPI’s preferred shares and upon the creation of a new class of preferred shares that has either priority or preference over CBPI’s existing preferred shares or the increase of an existing class of preferred shares disproportionately relative to the other classes. The approval of such proposals depends not only on the affirmative vote of shareholders holding the majority of CBPI’s common shares, but also a prior approval or ratification by shareholders holding the majority of CBPI’s preferred shares.

According to Brazilian corporate law, (i) CBPI’s shareholders that jointly hold non-voting preferred shares, or shares with restricted voting rights, that represent, at least, 10% of CBPI’s total capital stock, and (ii) holders of common shares, that are not controlling shareholders, and who represent, at least, 15% of CBPI’s total voting stock, will have the right to elect one member of CBPI’s board of directors.

In case CBPI’s non-controlling shareholders do not achieve the aforementioned percentage, they may combine their participation and, if they hold jointly, at least, 10% of DPPI’s total capital, they may elect a member of DPPI’s board of directors. Only shareholders that prove they have held the shares for at least three continuous months may exercise such rights.

Upon DPPI’s liquidation, holders of preferred shares shall have the priority in relation to holders of common shares to their return on capital, without any premium. DPPI shareholders have the right to participate in any dividend payment or stock dividend distribution in proportion to the paid-in capital corresponding to their shares. Preferred shareholders of DPPI have the right to receive dividends 10% higher then those paid to the common stock shareholders of such companies. See “Comparative Market Price and Dividend Information.”

Preemptive Rights

CBPI’s shareholders have the preemptive right to subscribe for new shares issued by us in case of any capital increase, in the proportion to their shareholdings. CBPI’s shareholders also have the preemptive right to subscribe for any convertible debentures, and rights to acquire CBPI’s shares and subscription warrants that CBPI may issue. According to Brazilian corporate law, a period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, except if otherwise determined by the bylaws or the shareholders meeting.

According to Brazilian corporate law, capital increases that do not change the proportion between the existing classes and types of shares entitle the shareholders to exercise their preemptive rights solely with respect to shares of equal class and type as the shares each of them already holds. Notwithstanding that, if the Company issues shares that cause changes to the existing proportion of classes and types of shares, then the shareholders may exercise their preemptive rights with respect to shares of equal class and type as the shares they already hold and, only if necessary to maintain its participation in the total capital stock, may subscribe for other classes or types of shares.

Corporate Purpose

As per CBPI’s bylaws, CBPI’s corporate purpose is to operate and exploit an oil refinery in the city of Rio Grande, warehousing of fuels; import, export and commercialization of oil products raw materials for industrial purposes and exploitation of chemical products, except pharmaceuticals.

Shareholders’ Meetings

At CBPI’s shareholders’ meetings, shareholders are generally empowered to take any action relating to CBPI’s corporate purpose and to pass such resolutions as they deem necessary. Shareholders at the annual shareholders’ meeting have the exclusive power to approve DPPI’s financial statements and to determine the allocation of DPPI’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. The election of DPPI’s directors typically takes place at the annual shareholders’ meeting, although under Brazilian corporate law it may also occur at an extraordinary shareholders’ meeting. Members of CBPI’s fiscal council may be elected at any shareholders’ meeting.

An extrarodinary shareholders’ meeting may be held at any time or concurrently with the annual shareholders’ meeting. The following actions, among others, may be taken only at an extraordinary shareholders’ meeting:

•	amendment of CBPI’s bylaws;

•	delisting of the Company as a publicly held company with the CVM;

•	authorization to issue debentures;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or CBPI’s bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of CBPI’s capital stock;

•	approval of CBPI’s transformation into a sociedade limitada or any other corporate form;

•	approval of CBPI’s merger with another company (incorporação or fusão) or a spin-off (cisão);

•

approval of CBPI’s dissolution or liquidation, and the appointment and dismissal of the respective liquidator and review of the reports prepared by him or her and by the acting fiscal council during such liquidation; and

•	authorization to petition for CBPI’s bankruptcy or request the compulsory rescheduling of CBPI’s debts.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of some specific rights, such as:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of CBPI;

•	the right to preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under the Brazilian law;

•	the right to withdraw from CBPI in the cases specified in Brazilian corporate law, and

•	the right to supervise, pursuant to Brazilian corporate law, the management of the company.

Quorum. Generally, Brazilian corporate law provides that a quorum at a shareholders’ meeting consists of shareholders representing at least 25% of a company’s issued and outstanding voting capital on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are called to amend CBPI’s bylaws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of CBPI’s issued and outstanding voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of CBPI’s issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and abstentions are not taken into account. However, the affirmative vote of shareholders representing one-half of CBPI’s issued and outstanding voting capital is required to:

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares;

•	reduce the percentage of mandatory dividends;

•	change CBPI’s corporate purpose;

•	merge us into or with another company;

•	spin off a portion of CBPI’s assets or liabilities;

•	approve CBPI’s participation in a group of companies;

•	apply for cancellation of any voluntary liquidation; and

•	approve CBPI’s dissolution.

Notice of CBPI’s shareholders’ meetings. Notice of CBPI’s shareholders’ meetings must be published at least three times in the Diário Oficial da União or the Diário Oficial do Estado, the official newspaper of the state where CBPI’s headquarters are located and another newspaper widely published, currently CBPI publishes in the Estado de São Paulo and in Valor Econômico. The first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call. However, in certain circumstances, the CVM may require that the first notice be published 30 days in advance of the meeting.

Conditions of admission. Shareholders attending a shareholders’ meeting must produce proof of their status as shareholders and proof that they hold the shares they intend to vote.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before, which must be a shareholder, a corporation officer, a lawyer or a financial institution. Investment funds must be represented by their administrator.

Appraisal Rights And Redemption

Appraisal rights. Any of CBPI’s shareholders who dissent from certain actions taken by CBPI’s shareholders in a shareholders’ meeting have the right to withdraw from CBPI’s company and to receive the value of their shares.

According to Brazilian corporate law, the appraisal rights of CBPI’s shareholders may be exercised in the following circumstances:

•

modification of a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or creation of a new class with greater privileges than the existing classes of preferred shares;

•	reduction in the percentage of mandatory dividends;

•	change in CBPI’s corporate purpose;

•	merger (fusão or incorporação) with another company if CBPI is not the surviving entity;

•	CBPI’s participation in a group of companies;

•	change in CBPI’s corporate form;

•	merger of all CBPI’s shares into another Brazilian company, so that CBPI become a wholly owned subsidiary of such company; and

•	acquisition of the shareholding control of another company for a price that exceeds certain limits provided by law.

Brazilian corporate law further provides that any resolution regarding CBPI’s spin-off would only entitle shareholders to withdraw from CBPI’s company if the spin-off:

•	causes a change in the purpose of CBPI, except if the equity is spun off to a company whose primary activities are consistent with CBPI’s corporate purpose;

•	reduces CBPI’s mandatory dividends; or

•	causes CBPI to join a group of companies.

In cases where CBPI modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or create a new class with greater privileges than the existing classes of preferred shares, the decision will be effective only upon the prior approval or ratification by holders of preferred shares negatively affected by this action at a special meeting of the holders of preferred shares. In these cases, only such holders of the shares negatively affected by this action are entitled to withdraw.

In cases where CBPI:

•	merge with another company in circumstances in which CBPI is not the surviving company; or

•	participate in a group of companies,

CBPI’s shareholders will not be entitled to withdraw if their respective shares (i) are liquid, defined as being part of a traded stock exchange index, and (ii) are widely held, such that the controlling shareholder or companies it controls hold less than 50% of such class or type of shares relating to the withdrawal right.

CBPI’s shareholders shall have appraisal rights in case CBPI implement a merger or spin-off and the resulting company does not obtain its register as a publicly held company or does not cause its shares to be permitted to trade in the secondary market within 120 days from the shareholders’ meeting that approves such transaction.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. CBPI is entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize CBPI’s financial stability.

In case of exercise of appraisal rights, CBPI’s shareholders are entitled to receive book value for the shares, based on the last balance sheet approved by the shareholders. If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated less than 60 days before the resolution date. In this case, CBPI must immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by CBPI’s shareholders, and the balance must be paid within 120 days after the date of the resolution of the relevant shareholders’ meeting.

Redemption. In accordance with Brazilian corporate law, CBPI’s shares may be redeemed upon the decision of CBPI’s shareholders’ meeting. If the shares to be redeemed do not involve the totality of a certain class or type of shares, they must be chosen by lottery.

Board of Directors

According to CBPI’s bylaws, the CBPI board of directors currently consists of 7 directors. CBPI’s bylaws provide that the number of directors will not be fewer than six nor more than eight. Each director is elected for a three-year term and a reelection is permitted. The exact number of directors is defined in a shareholders’ meeting by the majority vote of the holders of CBPI’s common shares. Brazilian corporate law allows the adoption of a multiple vote process, by request of shareholders representing at least 10% of CBPI’s voting share capital.

Brazilian corporate law requires that each director own at least one share of CBPI’s company. There is no mandatory retirement age for directors.

Transactions in which Directors Have an Interest

Brazilian corporate law prohibits a director from:

•	performing any act of generosity using corporate assets to the detriment of the corporation;

•	by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting;

•	taking part in any corporate transaction in which he or she has an interest that conflicts with an interest of the corporation, or in the decisions made by other directors on the matter; and

•

without prior authorization from Shareholders’ Meeting or the board of directors, lending funds or assets of the company, or using the company’s assets, services or credits, at his or her own or a third party’s benefit, or at a company’s benefit in which he or she has interest.

The compensation of directors is determined at the annual shareholders’ meetings.

Restrictions on Certain Transactions by Controlling Shareholders, Directors, Officers and Members of the Fiscal Council

CBPI’s direct or indirect controlling shareholders, directors, executive officers and members of CBPI’s fiscal council, who are considered insiders under Brazilian securities regulation, must abstain from trading in CBPI’s securities, including derivatives based on CBPI’s securities, as follows, among others:

•	before the public disclosure of any material act or fact with respect to CBPI’s business;

•	if CBPI intend to merge with another company, consolidate, spin off part or all of CBPI’s assets or reorganize;

•	during the 15-day period before the disclosure of CBPI’s quarterly and annual financial statements; or

•

with respect only to CBPI’s controlling shareholders, directors and executive directors, in the event of acquisition or sale of CBPI’s shares by CBPI or the transaction or sale of CBPI’s shares by any of CBPI’s controlled or affiliated companies or any other company under CBPI’s common control.

Purchases by CBPI of Shares of CBPI’s Capital Stock

CBPI’s bylaws entitle CBPI’s board of directors to approve the transaction of CBPI’s own shares. The decision to acquire CBPI’s shares, or maintain the acquired shares in treasury or cancel them, may not, among other things:

•	result in the reduction of CBPI’s share capital;

•	require the use of resources greater than CBPI’s accumulated profits and the available reserves;

•	create, directly or indirectly, any artificial demand, supply or share price condition or use any unfair practice as a result of any action or omission;

•	involve non-equitable practices; or

•	be used for the transaction of shares held by CBPI’s controlling shareholders.

CBPI may not keep in treasury more than 10% of the float of each class of CBPI’s shares, including the shares held by subsidiaries and affiliates.

Any acquisition by CBPI of its own shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market and cannot be made in a private transaction.

Disclosure Requirements

As a publicly held corporation, CBPI is subject to the reporting requirements established by Brazilian corporate law and the CVM.

Disclosure of information. Brazilian securities regulations require that a publicly held corporation provide the CVM and the relevant stock exchanges where its shares are traded with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports and reports of the independent auditors. Brazilian securities regulations also require public companies to file with the CVM shareholders’ agreements and notices and minutes of shareholders’ meetings.

Disclosure of trading by insiders. Brazilian securities regulation requires CBPI’s controlling shareholders, management, members of CBPI’s fiscal council and any other technical or consultant body to disclose to the CVM and BOVESPA the number and type of securities issued by CBPI, CBPI’s subsidiaries and CBPI’s controlling companies that are held by them or by persons closely related to them. The information regarding the transaction of such securities (amount, price and date of acquisition) must be provided to us within 10 days of the end of the month in which they were traded.

Disclosure of material developments. Under Brazilian securities regulations, CBPI must disclose any material development related to CBPI’s business to the CVM and BOVESPA. CBPI is also required to publish a notice of that material development. A development is deemed material if it has an impact on the price of CBPI’s securities, the decision of investors to hold, purchase or sell CBPI’s securities, or the decision of investors to exercise any rights as holders of any of CBPI’s securities.

Registry of CBPI’s Preferred Shares

CBPI’s preferred shares are held in book-entry form with Banco Itaú S.A. The transfer of CBPI’s preferred shares is carried out by means of an entry by Banco Itaú S.A. in its registries as a debit in the account of the seller and a credit in the account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Delisting as a Public Company

CBPI’s delisting as a public company must be preceded by a tender offer by CBPI’s controlling shareholders or ourselves for the transaction of all CBPI’s then outstanding shares, subject to the conditions below:

•	the price offered for the shares in the public offering must be the fair value of those shares, as established in Brazilian corporate law;

•	shareholders holding more than two-thirds of CBPI’s free float shares shall have expressly agreed to CBPI’s decision to become a private company or accepted the offer.

According to Brazilian corporate law, a fair price shall be at least be equal to CBPI’s valuation, as determined by one or more of the following valuation methods: book value, net book value assessed by market price, discounted cash flow, multiples, price of CBPI’s shares in the market or any other valuation method accepted by the CVM. The price under such tender offer may be revised if challenged within 15 days of its publication by holders of at least 10% of CBPI’s outstanding shares, by means of a request sent to CBPI’s management that an extraordinary shareholders’ meeting be called to decide whether to request a new valuation under the same or a different valuation method. CBPI’s shareholders that request a new valuation and those who approve such request shall reimburse us for incurred costs if the new valuation is lower than the challenged valuation. However, if the second valuation is higher, the offeror will have the option to continue the offer with the new price or quit the offer.

ULTRAPAR MARKET ACTIVITIES INVOLVING ULTRAPAR PREFERRED SHARES

Since the announcement of the Transaction, Ultrapar and certain of its affiliates have engaged, and intend to continue to engage, in various activities involving Ultrapar preferred shares outside the United States.

In August 2006, the board of directors approved a share repurchase program with a 12-month term under which we can acquire our own preferred shares at market price and hold them in treasury for subsequent sale or cancellation. The maximum number of shares that may be repurchased is 2,723,106 shares.

On August 8, 2007 the board of directors of Ultrapar approved the renewal of this share repurchase program. The maximum number of shares that may be repurchased is 2,362,131 shares and remains in force for one year with the possibility of renewal. The total shares repurchased from January 1, 2007 through December 13, 2007 under these programs, were preferred shares, as follows:

Period	Total number of shares repurchased	Average price per share in reais	Total number of shares repurchased as part of publicly announced plans or programs	Maximum number of shares that may yet be repurchased under the plans or program
January 1, 2007 – January 31, 2007	—	—	—	2,362,131
February 1, 2007 – February 28, 2007	—	—	—	2,362,131
March 1, 2007 – March 31, 2007	45,000	53.12	45,000	2,317,131
April 1, 2007 – April 30, 2007	56,900	61.07	56,900	2,260,231
May 1, 2007 – May 31, 2007	160,600	59.80	160,600	2,099,631
June 1, 2007 – June 30, 2007	92,400	59.21	92,400	2,007,231
July 1, 2007 – July 31, 2007	34,500	62.95	34,500	1,972,731
August 1, 2007 – August 31, 2007	29,100	59.52	29,100	1,943,631
September 1, 2007 – September 30, 2007	—	—	—	1,943,631
October 1, 2007 – October 30, 2007	—	—	—	1,943,631
November 1, 2007 – November 30, 2007	—	—	—	1,943,631
December 1, 2007 – December 13, 2007	—	—	—	1,943,631
Total shares repurchased during 2007	418,500	59.36	418,500	1,943,631

RIPI MARKET ACTIVITIES INVOLVING RIPI PREFERRED SHARES

Since the announcement of the Transaction, RIPI has not engaged in any activities involving its preferred shares.

DPPI MARKET ACTIVITIES INVOLVING DPPI PREFERRED SHARES

Since the announcement of the Transaction, DPPI has not engaged in any activities involving its preferred shares.

CBPI MARKET ACTIVITIES INVOLVING CBPI PREFERRED SHARES

Since the announcement of the Transaction, CBPI has not engaged in any activity involving its preferred shares.

LEGAL MATTERS AND EXPERTS

Legal Matters

Certain matters of U.S. law have been passed upon for us by Davis Polk & Wardwell, New York, New York.

Certain matters of Brazilian law have been passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil.

Experts

Ultrapar’s consolidated financial statements as of December 31, 2006 and 2005 and for the three years ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 included in the 2006 Form 20-F, which is included as Annex A hereto, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports which are included in Annex A hereto (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the inclusion of an additional note to the consolidated financial statements presenting the nature and effect of the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America (U.S. GAAP) as they relate to the Company, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Refinaria de Petróleo Ipiranga S.A as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Distribuidora de Produtos de Petróleo Ipiranga S.A. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Companhia Brasileira de Petróleo Ipiranga and Subsidiaries S.A. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Oil Refining Business of Refinaria de Petróleo Ipiranga S.A. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the South Fuel and Lubricant Distribution Business of Distribuidora de Produtos de Petróleo Ipiranga S.A. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The statement of assets and liabilities assumed and the statement of revenues and direct expenses of the South and Southeast Fuel and Lubricant Distribution Business of Companhia Brasileira de Petróleo Ipiranga as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained in this prospectus (including the annexes thereto) or the Registration Statement of which this prospectus forms a part, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The reports of PricewaterhouseCoopers Auditores Independentes included in this prospectus relate to the historical financial information of CBPI, DPPI, and RIPI and they do not extend to the prospective financial information and should not be read to do so.

Enforceability of Civil Liabilities Under U.S. Securities Laws

Ultrapar is a limited liability company (sociedade anónima) organized under the laws of the Federative Republic of Brazil. Substantially all of the directors and executive officers of Ultrapar, and certain of the experts named in this document, are not residents of the United States and all or a substantial portion of Ultrapar’s assets and directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon civil liability under the Securities Act. Ultrapar is advised by its Brazilian legal counsel that there is doubt as to the enforceability in Brazil in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated solely upon the securities laws of the United States. Ultrapar has submitted to the non-exclusive jurisdiction of New York state and U.S. federal courts sitting in New York City for the purpose of any suit, action or proceeding arising out of the Transaction Agreements and has appointed National Registered Agents, Inc. as its agent in New York City to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

Ultrapar

Ultrapar files annual reports on Form 20-F and furnishes periodic reports on Form 6-K to the SEC. If you are an Ultrapar shareholder, we may have sent you some of the documents included as annexes hereto, but you can obtain any of them through us or the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Ultrapar’s SEC filings are also available to the public from commercial document retrieval services.

Ultrapar has filed a registration statement on Form F-4 to register with the SEC the Ultrapar preferred shares to be delivered to holders of RIPI, DPPI and CBPI preferred shares in the Share Exchange. This prospectus is a part of that registration statement and constitutes a prospectus of Ultrapar. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Ultrapar is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Ultrapar is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Ultrapar is required to (i) file its annual report on Form 20-F with the SEC within six months after the end of each fiscal year and (ii) furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Ultrapar in Brazil or filed with the CVM, or distributed or required to be distributed by Ultrapar to its shareholders. Ultrapar is not required to file periodic reports on Form 10-Q or Form 8-K and is not required to file financial statements prepared in accordance with U.S. GAAP (although it is required to reconcile its financial statements to U.S. GAAP). In addition, Ultrapar is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. Among other matters, Ultrapar’s officers, directors and principal shareholders are also exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act.

Ultrapar makes available free of charge through its website accessible at www.ultra.com.br all of Ultrapar’s reports and other information filed with or furnished to the SEC. With the exception of the reports specifically included as annexes to this document as described under “—Documents Included as Annexes,” material contained on or accessible through Ultrapar’s website is not incorporated into this document. You may also request a copy of Ultrapar’s filings at no cost, by writing or calling Ultrapar at the following address:

Ultrapar Participações S.A.

Av. Brigadeiro Luis Antônio, 1343, 8~~º~~ Andar

São Paulo, SP, Brazil 01317-910

Attention: Investor Relations Department

Telephone: 55-11-3177-7014

Fax: 55-11-3177-6107

Ultrapar is also subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo. Some Ultrapar filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

RIPI

RIPI is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo. Some RIPI filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

RIPI also makes available free of charge through its website accessible at www.ipiranga.cvm.br all of RIPI’s reports and other information filed with or furnished to the CVM. Material contained on or accessible through RIPI’s website is not incorporated into this document. You may also request a copy of RIPI’s filings at no cost, by writing or calling RIPI at the following address:

Refinaria Petróleo Ipiranga S.A.

Rua Engenheiro Heitor Amaro Barcellos, 551

CEP: 96202-900 – Rio Grande – RS – Brazil

Telephone: 55-53-3233-8001

Fax: 55-53-3233-8014

Attention: Investor Relations Department

DPPI

DPPI is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo. Some DPPI filings with the CVM are also available at the website maintained by the CVM at http://ww.cvm.gov.br.

DPPI also makes available free of charge through its website accessible at www.ipiranga.cvm.br all of DPPI’s reports and other information filed with or furnished to the CVM. Material contained on or accessible through DPPI’s website is not incorporated into this document. You may also request a copy of DPPI’s filings at no cost, by writing or calling RIPI at the following address:

Distribuidora de Produtos de Petróleo Ipiranga S.A.

Av. Dolores Alcaraz Caldas, 90 – Praia de Belas

CEP: 90110-180 – Porto Alegre – RS – Brazil

Telephone 55-51-3216-4355

Fax: 55-51-3224-0501

Attention: Investor Relations Department

CBPI

CBPI is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and Brazilian stock exchanges. You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo. Some CBPI filings with the CVM are also available at the website maintained by the CVM at http://ww.cvm.gov.br.

CBPI also makes available free of charge through its website accessible at www.ipiranga.com.br all of CBPI’s reports and other information filed with or furnished to the CVM. Material contained on or accessible through CBPI’s website is not incorporated into this document. You may also request a copy of CBPI’s filings at no cost, by writing or calling RIPI at the following address:

Companhia Brasileira de Petróleo Ipiranga S.A.
Rua Francisco Eugênio, 329 – São Cristovão
CEP: 20941-900 – Rio de Janeiro – RJ
Telephone: 55-21-2574-5363/5267
Fax: 55-21-3224-6493
Attention: Investor Relations Department

This document includes the web addresses of the SEC, the CVM, Ultrapar, RIPI, CBPI and CBPI as inactive textual references only. Except for the documents specifically included as annexes to this document, information on those websites is not part of this document.

Documents Included as Annexes

This document includes as annexes certain information that Ultrapar has filed with or furnished to the SEC. The information included in the annexes to the prospectus is considered to be part of this document.

Ultrapar has supplied all information contained in, or annexed to, this document relating to Ultrapar, RIPI, DPPI and CBPI.

None of Ultrapar, RIPI, DPPI or CBPI has authorized anyone to give any information or make any representation about the Share Exchange or their companies that is different from, or in addition to, that contained in this document or included as annexes hereto. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

EXHIBIT INDEX

2.1	The Investment Agreement entered into by and among Ultrapar, Petrobras and Braskem dated March 18, 2007, as amended by the Amendment to Investment Agreement entered into by and among Ultrapar, Petrobras and Braskem dated April 18, 2007 (incorporated by reference to Exhibit 4.4 to Ultrapar’s 2006 Form 20-F filed with the SEC on June 7, 2007).

2.2	Share Purchase Agreement entered into by and among Ultrapar, Petrobras, Braskem and the Key Shareholders of RIPI, DPPI and CBPI, dated April 18, 2007 (incorporated by reference to Exhibit 4.5 to Ultrapar’s 2006 Form 20-F filed with the SEC on June 7, 2007).

2.3	Braskem/Petrobras Asset Security Agreement entered into by and among Ultrapar, Petrobras and Braskem, dated April 18, 2007 (incorporated by reference to Exhibit 4.6 to Ultrapar’s 2006 Form 20-F filed with the SEC on June 7, 2007).

2.4	Petrobras Asset Security Agreement entered into by and among Ultrapar, Petrobras and Braskem, dated April 18, 2007 (incorporated by reference to Exhibit 4.7 to Ultrapar’s 2006 Form 20-F filed with the SEC on June 7, 2007).

3.1	Bylaws of Ultrapar, as amended on April 27, 2006 (incorporated by reference to Exhibit 1.1 to the Form 20-F of Ultrapar Participações S.A. filed on June 7, 2007).

4.1	Shareholders’ Agreement dated March 22, 2000 (incorporated by reference to Exhibit 2.1 to the Form 20-F of Ultrapar Participações S.A. filed on June 7, 2007).

4.2	Shareholders’ Agreement dated September 22, 2004 (incorporated by reference to Exhibit 10.3 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

4.3	Indenture in respect of the 1st issue of simple, non-convertible debentures, unsecured and without special privileges, in a single series, for public distribution, dated of February 16, 2005 (incorporated by reference our report on Form 6-K filed on March 1, 2005).

4.4	Indenture, dated as of December 20, 2005, among LPG International Inc., as Issuer, Ultrapar Participações S.A. and Oxiteno S.A. Indústria e Comércio, as Guarantors, JPMorgan Chase Bank, N.A., as Trustee, Transfer Agent and Registrar, J.P. Morgan Trust Bank LTD., as Principal Payment Agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg Paying Agent, Luxembourg Transfer Agent and Luxembourg Listing Agent (incorporated by reference to Exhibit 2.2 to Form 20-F of Ultrapar Participações S.A. filed on May 5, 2006).

4.5	Amendment dated as of March 31, 2006 to the Indenture dated as of December 20, 2005 (incorporated by reference to Exhibit 2.3 to Form 20-F of Ultrapar Participações S.A. filed on May 5, 2006).

4.6	Indenture regarding first tranche of the issuance of debentures in Brazil totaling R$675 million in connection with the Ipiranga Acquisition (incorporated by reference to Exhibit 2.6 to the Form 20-F of Ultrapar Participações S.A. filed on June 7, 2007).

4.7	Target Companies’ Shareholders Agreement entered into by and among Ultrapar, Petrobras and Braskem, dated April 18, 2007 (incorporated by reference to Exhibit 2.7 to the Form 20-F of Ultrapar Participações S.A. filed on June 7, 2007).

4.8	RIPI Shareholders Agreement entered into by and among Ultrapar, Petrobras and Braskem, dated April 18, 2007 (incorporated by reference to Exhibit 2.8 to the Form 20-F of Ultrapar Participações S.A. filed on June 7, 2007).

4.9	Protocolo e Justificação do Incorporação de Ações (Protocol and Justification of the Share Exchange) between Ultrapar and RIPI, dated November 9, 2007 (previously filed).

4.10	Protocolo e Justificação do Incorporação de Ações (Protocol and Justification of the Share Exchange) between Ultrapar and DPPI, dated November 9, 2007 (previously filed).

4.11	Protocolo e Justificação do Incorporação de Ações (Protocol and Justification of the Share Exchange) between Ultrapar and CBPI, dated November 9, 2007 (previously filed).

5.1	Form of opinion of Machado, Meyer, Sendacz e Opice Advogados (previously filed).

8.1	Form of opinion of Davis Polk & Wardwell as to tax matters (previously filed).

8.2	Form of opinion of Machado, Meyer, Sendacz e Opice Advogados as to tax matters.

10.1	Share Sale and Purchase Agreement related to the sale and purchase of the entire share capital of Shell Gás (LPG) Brasil S.A. (incorporated by reference to Exhibit 10.2 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

10.2	Form of agreement between Ultragaz and independent dealers (incorporated by reference to Exhibit 10.4 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

10.3	Take or pay agreement between Tequimar and CODEBA (incorporated by reference to Exhibit 10.5 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 24(v) in the financial statements included in Ultrapar’s Annual Report on Form 20-F filed with the SEC on June 7, 2007).

21.1	List of subsidiaries of Ultrapar (incorporated by reference to Exhibit 8.1 to Ultrapar’s Annual Report on Form 20-F filed with the SEC on June 7, 2007).

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes regarding use in this Registration Statement of its report dated January 31, 2007 relating to the financial statements of Ultrapar Participações S.A. (previously filed).

23.2	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the financial statements of Refinaria de Petróleo Ipiranga S.A. (previously filed).

23.3	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the financial statements of Distribuidora de Produtos de Petróleo Ipiranga S.A. (previously filed).

23.4	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the financial statements of Companhia Brasileira de Petróleo Ipiranga S.A. (previously filed).

23.5	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the carve-out financial statements of the Oil Refining Business of Refinaria de Petróleo Ipiranga S.A. (previously filed).

23.6	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the carve-out financial statements of the South Fuel and Lubricants Distribution Business of Distribuidora de Produtos de Petróleo Ipiranga S.A. (previously filed).

23.7	Consent of PricewaterhouseCoopers Auditores Independentes regarding use in this Registration Statement of its report relating to the statement of assets acquired and liabilities assumed and the statement of revenues and direct expenses of South and Southeast Fuel and Lubricant Distribution Business of Companhia Brasileira de Petróleo Ipiranga S.A. (previously filed).

23.8	Consent of Deutsche Bank Securities Inc. regarding use in this Registration Statement of its valuation report dated April 4, 2007 relating to the proposed share exchange transaction wherein the preferred shares of Companhia Brasileira de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. and Refinaria de Petróleo Ipiranga S.A. will be exchanged for preferred shares of Ultrapar (previously filed).

23.9	Consent of Apsis Consultoria Empresarial S/C Ltda. (previously filed).

23.10	Consent of Banco de Investimento Credit Suisse (Brasil) S.A. (previously filed).

99.1	Valuation Report by Deutsche Bank Securities Inc. dated April 4, 2007 (incorporated by reference to Ultrapar’s current report on Form 6-K filed with the SEC on April 16, 2007).

99.2	Valuation Report by Apsis Consultoria Empresarial S/C Ltda. (previously filed).

99.3	Valuation Report by Banco de Investimento Credit Suisse (Brasil) S.A. (previously filed).

99.4	Valuation Report by KPMG Auditores Independentes (previously filed).

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements of Ultrapar Participações S.A. and Subsidiaries for the six-month period ended June 30, 2007
Unaudited Interim Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-5
Unaudited Interim Consolidated Statements of Income for the six-month periods ended June 30, 2007 and 2006	F-7
Unaudited Interim Consolidated Statements of Changes in Shareholders’ Equity for the six-month periods ended June 30, 2007 and 2006 and for the year ended December 31, 2006	F-8
Unaudited Interim Consolidated Statements of Changes in Financial Position for the six-month periods ended June 30, 2007 and 2006	F-9
Notes to the Unaudited Interim Consolidated Financial Statements as of and for the six-month periods ended June 30, 2007 and 2006	F-10

Unaudited Interim Financial Information of Ultrapar Participações S.A. and Subsidiaries for the nine-month period ended September 30, 2007
Unaudited Interim Consolidated Balance Sheets as of September 30, 2007	F-84
Unaudited Interim Consolidated Statements of Income for the three-month periods ended September 30, 2007 and 2006	F-86
Notes to the Unaudited Interim Consolidated Financial Information as of and for the nine-month period ended September 30, 2007	F-88

Audited Consolidated Financial Statements of the Target Companies
Refinaria de Petróleo Ipiranga S.A. and Subsidiaries
Report of Independent Auditors	F-129
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-130
Consolidated Statements of Income for the years ended December 31, 2006, 2005 and 2004	F-132
Consolidated Statements of Changes in Financial Position for the years ended December 31, 2006, 2005 and 2004	F-133
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-134
Notes to the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F-135

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries
Report of Independent Auditors	F-172
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-173
Consolidated Statement of Income for the years ended December 31, 2006, 2005 and 2004	F-175
Consolidated Statements of Changes in Financial Position for the years ended December 31, 2006, 2005 and 2004	F-176
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-177
Notes to the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F-178

Companhia Brasileira de Petróleo Ipiranga and Subsidiaries
Report of Independent Auditors	F-212
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-213
Consolidated Statement of Income for the years ended December 31, 2006, 2005 and 2004	F-215
Consolidated Statements of Changes in Financial Position for the years ended December 31, 2006, 2005 and 2004	F-216
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-217
Notes to the Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004	F-218

Ultrapar Participações
S.A. and Subsidiaries

Interim Financial Statements as of and for the
six-month period ended on June 30, 2007
(unaudited), as of and for the six-month period
ended on June 30, 2006 (unaudited) and
December 31, 2006

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In millions of Brazilian reais—R$)

	Note		June 30, 2007	December 31, 2006
			(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4		785.0	385.1
Short-term investments	5		804.3	737.3
Trade accounts receivable, net	6		1,260.9	360.0
Inventories	7		540.4	217.2
Recoverable taxes	8		193.6	117.8
Deferred income and social contribution taxes	22	a	74.5	27.3
Other			31.3	6.1
Prepaid expenses	9		20.5	8.6

			3,710.5	1,859.4

NON-CURRENT
LONG-TERM ASSETS
Long-term investments	5		118.9	548.0
Trade accounts receivable, net	6		157.6	19.2
Related companies	21		42.1	7.4
Deferred income and social contribution taxes	22	a	109.7	58.2
Recoverable taxes	8		72.4	65.3
Escrow deposits			25.1	14.3
Other			8.2	1.2
Prepaid expenses	9		29.1	13.2

			563.1	726.8

PERMANENT ASSETS
Investments:
Affiliated companies	10		12.3	5.3
Other			26.6	25.5
Property, plant and equipment, net	11		1,998.4	1,111.8
Intangible assets, net	12		68.0	61.0
Deferred charges, net	13		543.8	112.3

			2,649.1	1,315.9

TOTAL			6,922.7	3,902.1

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In millions of Brazilian reais—R$)

	Note		June 30, 2007	December 31, 2006
			(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans and financing	14		370.1	155.1
Debentures	14		1,015.3	12.8
Suppliers			450.7	112.5
Payroll and related charges			105.3	81.2
Taxes payable			51.6	16.9
Dividends payable			39.6	101.4
Income and social contribution taxes			36.3	1.0
Post-retirement benefits	24	b	7.2	—
Provision for contingencies	20	a	11.8	—
Deferred income and social contribution taxes	22	a	0.2	0.2
Other			30.1	2.7

			2,118.2	483.8

NON-CURRENT
LONG-TERM LIABILITIES
Loans and financing	14		1,149.1	1,081.8
Debentures	14		350.0	300.0
Related companies	21		4.7	4.7
Deferred income and social contribution taxes	22	a	26.5	26.0
Other taxes and contributions—contingent liabilities	20	a	88.0	36.5
Post-retirement benefits	24	b	71.7	—
Other			11.4	2.7

			1,701.4	1,451.7

MINORITY INTEREST			1,115.7	33.1

SHAREHOLDERS’ EQUITY
Capital	15	a	946.0	946.0
Capital reserve	15	c	0.7	0.6
Revaluation reserve	15	d	12.3	13.0
Profit reserves	15	e	983.2	983.2
Treasury shares	15	b	(30.0)	(9.3)
Retained earnings			75.2	—

			1,987.4	1,933.5

TOTAL			6,922.7	3,902.1

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In millions of Brazilian reais—R$, except for earnings per share)

	Note		June 30, 2007	June 30, 2006
GROSS SALES AND SERVICES	3	q	7,726.0	2,499.7
Deductions			(370.8)	(204.6)

NET SALES AND SERVICES			7,355.2	2,295.1
Cost of sales and services	3	r	(6,655.1)	(1,859.4)

GROSS PROFIT			700.1	435.7

OPERATING (EXPENSES) INCOME
Selling			(177.8)	(93.6)
General and administrative			(214.3)	(130.3)
Management compensation			(2.6)	(2.6)
Depreciation and amortization			(97.4)	(61.1)
Other operating income, net			4.1	1.0

			(488.0)	(286.6)

OPERATING INCOME BEFORE FINANCIAL ITEMS			212.1	149.1
Financial income (expenses), net	16		(35.1)	34.9
Nonoperating expenses, net	17		(2.0)	(13.2)

			(37.1)	21.7

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN OF AFFILIATED COMPANIES, EMPLOYEES STATUTORY INTEREST AND MINORITY INTEREST			175.0	170.8

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	22	b	(77.4)	(66.2)
Deferred	22	b	22.0	11.2
Benefit of tax holidays	22	b	6.1	30.8

			(49.3)	(24.2)

INCOME BEFORE EQUITY IN GAIN OF AFFILIATED COMPANIES, EMPLOYEES STATUTORY INTEREST AND MINORITY INTEREST			125.7	146.6
Equity in (loss) gain of affiliated companies	10		(0.1)	0.6
Employees statutory interest			(2.8)	—
Minority interest			(48.2)	(2.3)

NET INCOME			74.6	144.9

EARNINGS PER SHARE (BASED ON ANNUAL WEIGHTED AVERAGE OF SHARES OUTSTANDING)—R$			0.92	1.79

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions of Brazilian reais—R$)

	Note		Capital	Capital reserve	Revaluation reserve of subsidiary and affiliated companies	Profit reserves			Retained earnings	Treasury shares	Total
						Legal	Retention of profits	Unrealized profits
BALANCES AT DECEMBER 31, 2005			946.0	0.3	15.0	76.7	657.5	103.3	—	(8.7)	1,790.1
Sale of treasury shares			—	0.1	—	—	—	—	—	0.3	0.4
Realization of revaluation reserve			—	—	(0.8)	—	—	—	0.8	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries			—	—	—	—	—	—	(0.2)	—	(0.2)
Net income			—	—	—	—	—	—	144.9	—	144.9
Reversal of allowance for factory maintenance shutdown by the subsidiary, net of income taxes			—	—	—	—	—	—	6.3	—	6.3

BALANCES AT JUNE 30, 2006			946.0	0.4	14.2	76.7	657.5	103.3	151.8	(8.4)	1,941.5
Acquisition of treasury shares			—	—	—	—	—	—	—	(1.1)	(1.1)
Sale of treasury shares			—	0.2	—	—	—	—	—	0.2	0.4
Realization of revaluation reserve			—	—	(1.2)	—	—	—	1.2	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries			—	—	—	—	—	—	(0.3)	—	(0.3)
Retention of realization of profit reserve net of income and social contribution taxes			—	—	—	—	1.6	—	(1.6)	—	—
Net income			—	—	—	—	—	—	137.2	—	137.2
Appropriation of net income:
Legal reserve			—	—	—	14.3	—	—	(14.3)	—	—
Interim dividends (R$0.89 per thousand common and preferred share)			—	—	—	—	—	—	(72.0)	—	(72.0)
Proposed dividends payable (R$0.89 per thousand common and preferred share)			—	—	—	—	—	(68.2)	(4.0)	—	(72.2)
Reserve for unrealized profits			—	—	—	—	—	61.0	(61.0)	—	—
Retention of profit reserves			—	—	—	—	137.0	—	(137.0)	—	—

BALANCES AT DECEMBER 31, 2006			946.0	0.6	13.0	91.0	796.1	96.1	(0.0)	(9.3)	1,933.5
Acquisition of treasury shares	15	b	—	—	—	—	—	—	—	(20.9)	(20.9)
Sale of treasury shares	15	b	—	0.1	—	—	—	—	—	0.2	0.3
Realization of revaluation reserve	15	d	—	—	(0.7)	—	—	—	0.7	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries	15	d	—	—	—	—	—	—	(0.1)	—	(0.1)
Net income	—		—	—	—	—	—	—	74.6	—	74.6

BALANCES AT JUNE 30, 2007			946.0	0.7	12.3	91.0	796.1	96.1	75.2	(30.0)	1,987.4

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In millions of Brazilian reais—R$)

	June 30, 2007	June 30, 2006
SOURCES OF FUNDS
Operations:
Net income	74.6	144.9
Items not affecting working capital:
Equity in losses of affiliated companies	0.1	(0.6)
Depreciation and amortization	131.2	93.5
PIS and COFINS credit on depreciation	1.3	1.1
Long-term interest and monetary variations	(78.9)	(69.7)
Deferred income and social contribution taxes	(6.5)	(11.6)
Minority interest	48.2	2.3
Net book value of permanent assets written off	13.5	12.7
Other long-term taxes	23.6	(10.8)
Usufruct	0.3	0.3
Reversal of provision for probable losses on permanent assets	(2.8)	2.4
Reversal of allowance for factory maintenance shutdown by subsidiary, net of income taxes	—	6.3

	204.6	170.8

Third parties:
Increase in long-term liabilities	7.6	3.3
Decrease in long-term assets	584.1	44.2
Dividends received	2.2	—
Net working capital acquired from subsidiaries	948.6	—
Long-term financing and debentures	87.5	38.6

	1,630.0	86.1

Total sources	1,834.6	256.9

USES OF FUNDS
Permanent assets:
Acquisition of investments	684.5	—
Acquisition of property, plant and equipment	271.5	93.8
Acquisition of intangible	3.5	7.8
Acquisition of deferred charges	41.8	37.3

	1,001.3	138.9

Dividends and interest on capital
Transfer from long-term to current liabilities	478.0	53.4
Decrease in long-term liabilities	31.3	8.3
Increase in long-term assets	86.3	44.0
Acquisition of treasury shares	20.9	—
Acquisition of shares from minority shareholders	0.1	—
Taxes on realization of revaluation reserve	—	0.1

	616.6	105.8

Total uses	1,617.9	244.7

INCREASE (DECREASE) IN WORKING CAPITAL	216.7	12.2

REPRESENTED BY
Current assets:
At end of year	3,710.5	1,794.2
At beginning of year	1,859.4	1,936.3

	1,851.1	(142.1)

Current liabilities:
At end of year	2,118.2	334.0
At beginning of year	483.8	488.3

	1,634.4	(154.3)

INCREASE (DECREASE) IN WORKING CAPITAL	216.7	12.2

The accompanying notes are an integral part of these financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX-MONTH PERIOD ENDED ON JUNE 30, 2007 AND 2006

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

1.    Operations

Ultrapar Participações S.A. (the “Company” or “Ultrapar”) is a holding company with headquarters in the city of São Paulo, organized under the laws of the Federative Republic of Brazil, which, through its operating subsidiaries, is engaged in the distribution of Liquefied Petroleum Gas (LPG) (Ultragaz), the production and sale of chemicals (Oxiteno), and logistic services of chemicals and fuels (Ultracargo). After acquisition of certain operation of the Ipiranga Group, in April 2007, the Company became engaged in the distribution of fuels/lubricants and related products in the South and Southeast Regions of Brazil. The Company also became engaged in oil refining through its interest in Refinaria de Petróleo Ipiranga S.A.

2.    Presentation of the interim financial statements and significant accounting policies

These interim financial statements were prepared in accordance with accounting practices adopted in Brazil. They have been translated into English from the original interim financial statements issued in Portuguese. In addition, certain terminology changes have been made and the notes to the interim financial statements have been adjusted to conform more closely to reporting practices prevailing in the United States of America.

3.    Summary of significant accounting policies

The accounting practices adopted in Brazil to record transactions and prepare the interim financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 25 for further discussions of these differences and a reconciliation of shareholders’ equity and net income under both sets of principles.

The following is a summary of significant accounting policies followed in the preparation of the financial statements:

a) Consolidation principles

The consolidated interim financial statements include the accounts of the Company and all of the subsidiaries in which the Company directly or indirectly controls more than 50% of the voting share capital, as listed below. Intercompany investments, asset and liability balances, income and expenses, as well as the effects arising from significant intercompany transactions, have been eliminated. Minority interest in subsidiaries is presented separately in the interim financial statements.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

	Ownership—% (unaudited)
	June 30,
	2007		2006
	Direct	Indirect	Direct	Indirect
Ultragaz Participações Ltda.	100	—	100	—
SPGás Distribuidora de Gás Ltda.	—	99	—	99
Companhia Ultragaz S.A.	—	99	—	99
Bahiana Distribuidora de Gás Ltda.	—	100	—	100
Utingás Armazenadora S.A.	—	56	—	56
LPG International Inc.	—	100	—	100
Ultracargo—Operações Logísticas e Participações Ltda.	100	—	100	—
Melamina Ultra S.A. Indústria Química	—	99	—	99
Transultra—Armazenamento e Transporte Especializado Ltda.	—	100	—	100
Petrolog Serviços e Armazéns Gerais Ltda.	—	100	—	—
Terminal Químico de Aratu S.A.—Tequimar	—	99	—	99
Oxiteno S.A. Indústria e Comércio	100	—	100	—
Oxiteno Nordeste S.A. Indústria e Comércio	—	99	—	99
Oxiteno Argentina Sociedad de Responsabilidad Ltda.	—	99	—	—
Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.	—	100	—	100
Barrington S.L.	—	100	—	100
Oxiteno México S.A. de C.V.	—	100	—	100
Oxiteno Servicios Corporativos S.A. de C.V.	—	100	—	100
Oxiteno Servicios Industriales S.A. de C.V.	—	100	—	100
Oxiteno International Corp.	—	100	—	100
Oxiteno Overseas Corp.	—	100	—	100
Imaven Imóveis e Agropecuária Ltda.	100	—	100	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	32	—	—	—
Companhia Brasileira de Petróleo Ipiranga (*)	1	11	—	—
am/pm Comestíveis Ltda. (*)	—	11	—	—
Centro de Conveniências Millennium Ltda. (*)	—	11	—	—
Empresa Carioca de Produtos Químicos S.A.	—	11	—	—
Ipiranga Comercial Importadora e Exportadora Ltda.	—	11	—	—
Ipiranga Trading Limited	—	11	—	—
Tropical Transportes Ipiranga Ltda.	—	11	—	—
Ipiranga Imobiliária Ltda.	—	11	—	—
Ipiranga Logística Ltda.	—	11	—	—
Maxfácil Participações S.A. (**)	—	9	—	—
Isa-Sul Administração e Participações Ltda.	—	32	—	—
Comercial Farroupilha Ltda.	—	32	—	—
Ipiranga Administração de Bens Móveis Ltda.	—	32	—	—
Refinaria de Petróleo Ipiranga S.A. (***)	10	—	—	—

(*)	As informed in the “Material Event” of March 19, 2007 and the “Market Announcement” of April 19, 2007, distribution of fuels/lubricants and related products of these companies are divided between Ultrapar (South and Southeast Regions of Brazil) and Petrobras (North, Northeast and Center West Regions of Brazil).
(**)	Joint control among DPPI (16%), CBPI (34%) and União de Bancos Brasileiro S.A.—UNIBANCO (50%).
(***)	Oil refinery operations of Refinaria de Petróleo Ipiranga S.A. are equally shared among Petrobras, Ultrapar and Braskem, and the subsidiary was proportionality consolidated in these interim financial statements in accordance with Article 32 of CVM Instruction No. 247/96.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

On April 18, 2007, the Company, together with Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”), acquired the controlling interest of Ipiranga Group, as informed in “Material Event” published on April 19, 2007. Under the terms of the Acquisition Agreement signed by the three buyers, the Company acted as commission agent of Braskem and Petrobras, and for itself for the acquisition of the fuels/lubricants distribution and related products businesses located in the South and Southeast Regions of Brazil and Empresa Carioca de Produtos Químicos S.A. (“Ipiranga”), maintaining the brand Ipiranga. Petrobras holds the control of fuel distribution and lubricant businesses located in the North, Northeast and Center West Regions of Brazil (“North Distribution Assets”), and Braskem holds control of the petrochemical assets, represented by Ipiranga Química S.A., Ipiranga Petroquímica S.A. (IPQ) and the ownership in Copesul—Companhia Petroquímica do Sul (Copesul) (“Petrochemical Assets”).

The transaction is structured in 5 stages:

(i) acquisition of Ipiranga Group controlling interest (occurred on April 18, 2007);

(ii) tag along offering for the purchase of common shares issued by Companhia Brasileira de Petróleo Ipiranga (CBPI), Refinaria de Petróleo Ipiranga S.A. (RPI) and Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI), which registration order was filed with CVM on May 2nd, 2007;

(iii) offer by Braskem for the delisting of Copesul from the São Paulo Stock Exchange (BOVESPA);

(iv) merger of shares issued by CBPI, RPI and DPPI into Ultrapar; and

(v) segregation of assets among Ultrapar, Petrobras and Braskem.

The conclusion of the transaction is forecasted to occur in the fourth quarter of 2007. In the first stage, the Company spent the net amount of R$ 676.4, Petrobras R$ 742.7 and Braskem R$ 651.9. Based on the initial balance sheet of March 31, 2007, the Company recorded a goodwill in the amount of R$ 424.7 in the first stage of the transaction, which is being amortized over 10 years starting in April 2007, based on the expected future profitability of Ipiranga.

The assets, liabilities and income of Ipiranga are reflect in the Company’s interim financial statements since April, 2007, with minority interest presented separately in the consolidated interim financial statements. As the Company acted as commission agent for Braskem and Petrobras, the assets acquired in for them were recorded as reduction of the amounts received in the same first stage of the transaction, not producing any effect in the Company’s consolidated interim financial statements. The assets related to the operations of RPI’s oil refinery (“Refinery”) were proportionally consolidated in the Company’s interim financial statements, since their control is shared with Petrobras and Braskem.

As a result of the acquiring structure described above, the ownership percentages described in the chart above, reflect the total ownership percentage acquired by Ultrapar in those Company and RPI, DPPI and CBPI financial statements herein consolidated by Ultrapar only reflect the Ipiranga assets and liabilities acquired by Ultrapar. These assets and liabilities could be summarized based on the Investors' Memorandum, as corresponding to (i) one-third of the interest acquired in RPI’s oil refining activities (which exclude RPI shareholdings in IQ, DPPI and CBPI) and (ii) the totality of the interest acquired in DPPI (less a proportional of DPPI’s interest in CBPI, that corresponds to the latter’s fuel distribution assets and liabilities in the North and Northeast Regions of Brazil).

On April 30, 2007 the subsidiary Transultra—Armazenamento e Transporte Especializado Ltda. acquired the company Petrolog Serviços e Armazéns Gerais Ltda. for the amount of R$ 8.1, recording goodwill in the amount of R$ 6.5, amortized in 10 years, based on its expected future profitability.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

On August 3, 2006, the subsidiaries Oxiteno S.A. Indústria e Comércio and Oxiteno Nordeste S.A. Indústria e Comércio formed the subsidiary Oxiteno Argentina Sociedad de Responsabilidad Ltda., which operates as a commercial representation office.

b) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with original maturities of three months or less and which are readily convertible to cash).

c) Short-term investments

Short-term investments are stated at cost plus accrued income earned (on a “pro rata temporis” basis), which approximates their market values.

d) Trade accounts receivable

Trade accounts receivable are stated at estimated net realizable values. The allowance for doubtful accounts is based on estimated losses and is considered by management to be sufficient to cover probable losses on accounts receivable.

e) Inventories

Inventories are stated at the lower of average cost of acquisition or production, market or net realizable value.

f) Long-term investments

Long-term investments are stated at cost plus accrued income earned (on a “pro rata temporis” basis), which approximates their market values.

g) Investments in affiliated companies

Investments in operating companies not controlled by the Company, but over which it has significant influence, are accounted for using the equity method (see Note 10).

h) Other investments

Other investments are recorded at cost less provision for losses, if expected to be other than temporary.

i) Property, plant and equipment

Property, plant and equipment are stated at historical cost of acquisition, process or construction, monetarily restated through December 31, 1995, including financial charges incurred on constructions in progress and revaluation adjustments based on appraisal reports issued by independent appraisers, in accordance with item 68, letter b), of CVM Resolution No. 183/95, as well as costs related to the maintenance of significant assets during scheduled factory maintenance operations, less accumulated depreciation. Revaluation increases are credited to the revaluation reserve component of shareholders’ equity and subsequently transferred to retained earnings as the related assets are depreciated or disposed of.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

Depreciation is calculated on a straight-line basis at the annual rates described in Note 11, and is based on the estimated useful lives of the corresponding assets.

j) Intangible assets

Stated at acquisition cost, less an allowance for losses, should the losses not be considered temporary, as shown in Note 12.

k) Deferred charges

Deferred charges consist mainly of costs incurred in the installation of Company equipment at customers’ facilities amortized over the terms of the LPG supply contracts with these customers, project expenses and goodwill arising from acquisition of subsidiaries, as stated in Note 13.

l) Income and social contribution taxes on income

Income and social contribution taxes (the latter of which is a federally mandated tax based on income) are accrued on taxable income at the applicable rates.

The accrual for income tax includes the effects of tax holidays, where applicable. Deferred income and social contribution taxes on temporary differences are recognized in accordance with CVM Resolution No. 273/98, as mentioned in Note 22.

m) Provision for contingencies

The provision for contingencies is recorded for contingent risks with an estimated probable loss, based on the opinion of the internal and external legal advisors and administrators. Amounts are recorded based on the estimated costs and results of proceedings (see Note 20.a).

n) Actuarial commitment with post-retirement benefits

Actuarial commitments with the post-retirement benefits plan granted and to be granted to employees, retired employees and pensioners of Ipiranga/Refinery (net of plan assets) are provided for based on the actuarial calculation prepared by an independent actuary in accordance with the projected credit unit method, as mentioned in Note 24.b).

o) Compensated absences

The liability for future compensation for employee vacations is fully accrued as earned.

p) Assets and liabilities denominated in foreign currency or subject to indexation

Assets and liabilities denominated in foreign currencies are translated into Brazilian reais at the exchange rate reported by the Brazilian Central Bank (BACEN) at each balance sheet date. Transaction gains and losses are recognized in income.

Assets and liabilities denominated in reais and contractually or legally subject to indexation are restated to the balance sheet date by applying the corresponding index, with related gains and losses recognized in income.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

q) Revenues and expenses

Revenues from sales are recognized when products are delivered to the customer or services are performed, and the transfer of risks, rights and obligations associated with the ownership of products takes place. Expenses are recognized on the accrual basis. Advertising expenses, which are expensed as incurred, amounted to R$ 16.5 and R$ 1.6 for the six-month period ended June 30, 2007 and 2006, respectively. Shipping and handling costs, classified as selling expenses and expensed as incurred, amounted to R$ 96.9 and R$ 31.3 for the six-month period ended June 30, 2007 and 2006, respectively.

r) Cost of sales and services

Cost of sales and services provided includes raw materials (mainly fuels/lubricants, LPG and chemicals) and production, distribution, storage and filling costs.

s) Earnings per share

Earnings per share are calculated based on the annual weighted average of shares outstanding during each of the years presented, giving retroactive effect to stock splits. Stock dividends are not included in such retroactive earnings per share calculation. See Note 15.

t) Use of estimates

The preparation of interim financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the period presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

u) Basis for translation of the interim financial statements of foreign subsidiaries

The interim financial statements of foreign subsidiaries are translated into Brazilian reais at the current exchange rate in effect at the balance sheet date. The criteria for preparation of the interim financial statements have been adapted to conform to accounting practices adopted in Brazil.

4.    Cash and cash equivalents

Cash equivalents consist of investments, contracted with banks of good standing, mostly represented by certificates of deposit and funds linked to the Brazilian interbank certificates of deposit (CDI) rate, and are stated at cost plus accrued income on a “pro rata temporis” basis. The increase in foreign investments is due to Money Market Funds in the amount of R$ 293.7, held by the subsidiary Oxiteno Overseas Corp.

	June 30, 2007	December 31, 2006
	(unaudited)
Cash	47.1	32.0
Certificates of deposit and funds in Brazil	423.3	303.6
Foreign investments	314.6	49.5

Total	785.0	385.1

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

5.    Short and long-term investments

Short-term investments relate to the amount invested by the indirect subsidiary Oxiteno Overseas Corp. in debt securities of U.S. corporations and to notes issued by the Austrian Government. As of June 30, 2007, funds in the amount of R$ 248.6 (R$ 553.1 as of December 31, 2006), raised through notes issued by the subsidiary of LPG International Inc. were invested in certificates of deposit (Dual Currency Deposits) denominated in U.S. dollars issued by foreign banks of good standing. The decrease in the Dual Currency Deposits balance was due to their maturity in June 2007. Dual Currency Deposits are investments whose yield can be in US dollars or Brazilian reais, depending on the U.S. dollar rate as of the maturity date. If the U.S. dollar rate is lower than the strike rate on the maturity date, the yield of this operation will be in US dollars plus interest of 7.5% per year; otherwise, it will be in Brazilian reais plus average interest of 16.2% per year. The subsidiary records the investment at the lower of the two alternative yields, which until June 30, 2007 was represented by the US dollar. Up to June 30, 2007 the exchange rate always remained below the strike rate. Long-term investments are mainly represented by a debt security of an European corporation denominated in U.S. dollars, bearing interest of six-month LIBOR plus interest of 3.25% per annum and maturing on September 27, 2009.

In April 2006, subsidiary Oxiteno Overseas Corp., owner of notes in the amount of US$ 60 million issued by Companhia Ultragaz S.A. in the international market in 1997 (Original Notes), sold these Original Notes to a foreign financial institution. Concurrently, subsidiary Oxiteno Overseas Corp. acquired from this financial institution a credit linked note backed by the Original Notes. This transaction provides a financial gain for the Company corresponding to the difference between the interest rate paid for the credit linked note and the Original Notes, as mentioned in Note 14.b).

	June 30, 2007	December 31, 2006
	(unaudited)
Short - term investment	804.3	737.3
Long - term investment	118.9	548.0

	923.2	1,285.3

6.    Trade accounts receivable, net

	June 30, 2007	December 31, 2006
	(unaudited)
Domestic customers Ipiranga / Refinery	802.3	—
Other domestic customers	377.9	375.5
Financing to customers	263.2	—
Foreign customers	89.9	76.4
(—) Advances on foreign exchange contracts	(57.6)	(50.9)
(—) Allowance for doubtful accounts	(57.2)	(21.8)

	1,418.5	379.2

Current portion	1,260.9	360.0
Noncurrent portion	157.6	19.2

Financing to customers is directed to the reimbursement of reforms and modernizations of gas stations, acquisition of products and market development of Ipiranga.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The changes in the allowance for doubtful accounts are shown below:

Balance as of December 31, 2006	21.8
Initial balance of Ipiranga / Refinery	41.2
Additions recorded in selling expenses	7.2
Deductions write-off of trade accounts receivable	(13.0)

Balance as of June 30, 2007	57.2

Allowance for doubtful accounts in the amount of R$ 36.7 and R$ 12.0 are recorded in current trade accounts receivable as of June 30, 2007 and December 31, 2006, and R$ 20.5 and R$ 9.8 are recorded in long-term trade accounts receivable as of June 30, 2007 and December 31, 2006, respectively.

7.    Inventories

	June 30, 2007 (unaudited)			December 31, 2006
	Cost	Provision for losses	Net	Cost	Provision for losses	Net
Finished products	147.2	(3.1)	144.1	98.7	(1.5)	97.2
Work in process	1.1	—	1.1	0.6	—	0.6
Raw materials	81.4	—	81.4	65.6	(0.1)	65.5
Liquefied Petroleum Gas (LPG)	20.5	—	20.5	23.4	—	23.4
Fuel, lubricants and grease	230.4	(0.4)	230.0	—	—	—
Supplies and cylinders for resale	44.5	(1.3)	43.2	20.9	(0.5)	20.4
Advances to suppliers	20.1	—	20.1	10.1	—	10.1

Total	545.2	(4.8)	540.4	219.3	(2.1)	217.2

The changes in the provision for losses on inventories are shown below:

Balance as of December 31, 2006	2.1
Additions	2.7

Balance as of June 30, 2007	4.8

8.    Recoverable taxes

Represented, substantially, by credit balances of ICMS (State Value Added Tax—VAT), PIS and COFINS (taxes on revenue), and income and social contribution taxes.

	June 30, 2007	December 31, 2006
	(unaudited)
Income and social contribution taxes	107.6	75.3
ICMS	155.4	101.0
Provision for losses—ICMS (*)	(40.9)	(31.4)
PIS and COFINS	19.9	28.4
VAT of subsidiary Oxiteno MéxicoS.A. de C.V.	15.4	8.5
Manufacturing Tax—IPI	7.4	—
Other	1.2	1.3

Total	266.0	183.1

Current portion	193.6	117.8
Noncurrent portion	72.4	65.3

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

(*)	The provision refers to balances that the Company’s subsidiaries estimate not being able to recover in the future.

The changes in the provision for losses on ICMS are shown below:

Balance as of December 31, 2006	31.4
Initial balance of Ipiranga / Refinery	6.0
Additions	5.4
Deductions—write-off	(1.9)

Balance as of June 30, 2007	40.9

The increase in the balance of income and social contribution tax credits is mainly due to the acquisition of Ipiranga.

The increase in the balance of ICMS is due to the credit additions by Ipiranga and also the increase in ICMS credits of the Camaçari (Bahia State) plant of the subsidiary Oxiteno Nordeste S.A. Indústria e Comércio, which was affected by measures taken by Bahia State Authorities, that made it difficult to utilize credits for import payment or to transfer them to third parties. The total balance of credits from the Camaçari plant corresponds to R$ 66.3 as of June 30, 2007 (R$ 50.2 as of December 31, 2006) of which R$ 27.6 have already been reviewed by the tax authorities and are awaiting release by the state finance department of Bahia for commercialization. In addition to these credits, the subsidiary’s management is working on a series of measures for realization of the plant’s ICMS balance. The allowance for loss of the plant’s credits was recognized on the basis of the maximum discount expected on their commercialization. The PIS and COFINS credits are being utilized to offset other federal taxes, mainly income and social contribution taxes on income.

9.    Prepaid expenses

	June 30, 2007	December 31, 2006
	(unaudited)
Rents	20.4	3.6
Marketing	5.5	—
Expenses with bond issuances	12.7	12.1
Insurance premium	3.4	2.7
Taxes, mainly Municipal Real Estate Tax—IPTU Vehicle Tax—IPVA	2.1	0.2
Other prepaid expenses	5.5	3.2

	49.6	21.8

Current portion	20.5	8.6
Noncurrent portion	29.1	13.2

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

10.    Investments in affiliated companies

A summary of financial information for the Company’s equity investments is as follows:

	June 30, 2007 (unaudited)
	Transportadora Sulbrasileira de Gás S.A.	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Number of shares or quotas held	80,500,000	156	1,493,120
Net equity—R$	28.5	6.3	7.1
Net income for the period—R$	(0.4)	(0.4)	0.2
Ownership interest—%	25.00	25.00	50.00

	June 30, 2007 (unaudited)
	Transportadora Sulbrasileira de Gás S.A.	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Total
Changes in investments:
Balance at December 31, 2006	—	1.8	3.5	5.3
Acquisition of Ipiranga	7.2	—	—	7.2
Payback of Advance for Future Capital Increase	—	(0.1)	—	(0.1)
Equity pick-up	(0.1)	(0.1)	0.1	(0.1)

Balance at end of period	7.1	1.6	3.6	12.3

	December 31, 2006
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Number of shares or quotas held	156	1,493,120
Net equity as of December 31, 2006—R$	7.2	6.9
Ownership interest—%	25.00	50.00

	June 30, 2006 (unaudited)
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Net income for the period as of June 30, 2006—R$	(0.1)	1.3

	June 30, 2006 (unaudited)
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Total
Changes in investments:
Balance at December 31, 2005	1.4	2.8	4.2
Equity pick-up	—	0.6	0.6

Balance at end of period	1.4	3.4	4.8

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

	December 31, 2006
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Total
Changes in investments:
Balance at beginning of year	1.4	2.8	4.2
Equity pick-up	0.3	0.7	1.0
Stock redemption received	0.1	—	0.1

Balance at end of year	1.8	3.5	5.3

In the consolidated interim financial statements, the investment of subsidiary Oxiteno S.A. Indústria e Comércio in the affiliated company Oxicap Indústria de Gases Ltda. is carried under the equity method based on the affiliate’s financial statements as of May 31, 2007. Other subsidiaries are valued based on the interim financial statements as of June 30, 2007.

11.    Property, plant and equipment, net

	Annual depreciation average rates - %	June 30, 2007 (unaudited)			December 31, 2006
		Cost, Including revaluation	Accumulated depreciation	Net amount	Net amount
Land	—	177.5	—	177.5	46.7
Buildings	4	591.1	(266.9)	324.2	204.2
Leasehold improvements	4	182.3	(67.3)	115.0	68.5
Machinery and equipment	8	1,007.6	(544.3)	463.3	458.2
Equipment and fixtures for the distribution of fuels / lubricants	10	740.1	(436.2)	303.9	—
Gas tanks and cylinders for LPG	10	281.7	(171.0)	110.7	114.5
Vehicles	21	213.7	(157.9)	55.8	35.6
Furniture and fixtures	10	57.5	(32.9)	24.6	15.0
Construction in progress	—	302.2	—	302.2	107.0
Advances to suppliers	—	84.5	—	84.5	49.2
Imports in transit	—	5.1	—	5.1	0.5
IT equipment	20	139.6	(108.1)	31.5	12.4
Other		0.2	(0.1)	0.1	—

Total		3,783.1	(1,784.7)	1,998.4	1,111.8

Property, plant and equipment include net capitalized interest cost of R$ 4.0 and R$ 4.3 as of June 30, 2007 and December 31, 2006, respectively.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The subsidiaries recorded, in previous years, revaluation of property, plant and equipment items. The revaluation balances are shown below:

	June 30, 2007 (unaudited)			December 31, 2006
	Revaluation	Accumulated depreciation	Net book value	Net book value
Land	16.1	—	16.1	15.5
Buildings	43.8	(34.9)	8.9	9.8
Machinery and equipment	31.8	(30.8)	1.0	1.1
Gas tanks and cylinders	48.9	(48.9)	—	—
Vehicles	0.7	(0.7)	—	—

	141.3	(115.3)	26.0	26.4

The depreciation of these revaluations in the amount of R$ 0.9 (R$ 1.0 as of June 30, 2006) was recorded in the statements of income. The amount of deferred taxes on revaluation totals R$ 7.1 (R$ 7.5 as of December 31, 2006), of which R$ 0.7 (R$ 0.9 as of December 31, 2006) is recorded as non-current liabilities, as shown in Note 22.a), and R$ 6.3 (R$ 6.6 as of December 31, 2006) is accrued in the same period in which certain subsidiaries realize the revaluation reserve, since these revaluations occurred prior to the issuance of CVM Resolution No. 183/95.

Construction in progress refers substantially to construction of the fatty alcohols plant of the subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda. in the amount of R$ 141.5, and the new alkoxylation plant of subsidiary Oxiteno S.A. Indústria e Comércio in the amount of R$ 40.1, as well as expansions and renovations of subsidiaries’ plants, the construction and modernization of gas stations and terminals for distribution of fuel of subsidiaries Companhia Brasileira de Petróleo Ipiranga and Distribuidora de Petróleo Ipiranga S.A., in the amount of R$ 38.9.

Advances to suppliers refer basically to purchases of equipment for the fatty alcohols plant of subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.

12.    Intangible assets, net

	Annual amortization average rates - %	June 30, 2007 (unaudited)			December 31, 2006
		Cost	Accumulated amortization	Net book value	Net book value
Software	20	105.2	(72.5)	32.7	24.6
Commercial property rights	3	16.3	(1.9)	14.4	14.6
Goodwill	20	15.4	(10.3)	5.1	6.1
Technology	20	20.5	(5.2)	15.3	15.2
Other	10	1.4	(0.9)	0.5	0.5

		158.8	(90.8)	68.0	61.0

Aggregate amortization expense for the above intangible assets amounted to R$ 6.1 (R$ 5.6 as of June 30, 2006).

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The estimated aggregate amortization expense for the next five years is as follows:

Until 1 year	15.3
From 1 to 2 years	11.8
From 2 to 3 years	9.4
From 3 to 4 years	7.8
From 4 to 5 years	5.4
Thereafter	18.3

Total	68.0

Commercial property rights, refer mainly to those described below:

•

On July 11, 2002, the indirect subsidiary Terminal Químico de Aratu S.A.—Tequimar signed a contract with CODEBA—Companhia Docas do Estado da Bahia for use of the site on which it operates its Aratu Terminal for 20 years, renewable for another 20 years. The amount of R$ 12.0 paid by Tequimar is being amortized from August, 2002 to July 2042.

•

Further, subsidiary Terminal Químico de Aratu S.A.—Tequimar has a 20-year lease of an area adjacent to the Santos harbor which allows it to build, operate and exploit the terminal, intended for the distribution of liquid bulk renewable for another 20 years. The price paid by Tequimar was R$ 4.3 and is being amortized from August 2005 until December 2022.

13.    Deferred charges, net

	Annual amortization rates - %	June 30, 2007 (unaudited)			December 31, 2006
		Cost	Accumulated amortization	Net book value	Net book value
Expenses with studies and projects	20	67.6	(14.8)	52.8	39.7
Pre-operating expenses	12	6.7	(2.9)	3.8	4.6
Installation of Ultrasystem equipment at customers’ facilities	33	175.0	(113.6)	61.4	61.0
Goodwill	10	439.6	(14.8)	424.8	6.0
Other	20	2.4	(1.4)	1.0	1.0

		691.3	(147.5)	543.8	112.3

Expenses with studies and projects include, mainly, the LPG distribution structure review project and expenses for the Rio de Janeiro Petrochemical Complex (COMPERJ) project.

Goodwill related to the share acquisitions of Petrolog Serviços e Armazéns Gerais Ltda. in the amount of R$ 6.5, and for Ipiranga in the amount of R$ 424.7 are being amortized in 10 years (see Note 3).

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

14.    Loans, financing and debentures

a) Composition

Description	June 30, 2007	December 31, 2006	Index/ Currency	Annual interest rate 2007 - %	Maturity
	(unaudited)
Foreign currency:
Syndicated loan (b)	115.7	128.5	US$	5.05	2008
Notes in the foreign market (b)	115.9	128.7	US$	9.00	2020
Notes in the foreign market (c)	482.5	535.6	US$	7.25	2015
Notes in the foreign market (d)	112.5	—	US$	9.88	2008
Working capital loan	6.4	1.4	MX$ + TIIE(i)	1.0	2008
Working capital loan	2.6	—	US$	From 7.12 to 8.55	2007
Foreign financing	23.6	26.1	US$ + LIBOR	2.0	2009
Financing for inventories and property additions	22.7	14.4	MX$ + TIIE(i)	From 1.1 to 2.0	From 2009 to 2014
Financing for inventories and property additions	3.2	—	US$ + LIBOR	From 1.5 to 1.75	2009
Import financing (REFINIMP)	2.0	—	US$	6.8	2007
Import financing (FINIMP)	5.2	—	US$ + LIBOR	0.23	2007
Advances on foreign exchange contracts	36.8	1.3	US$	From 5.20 to 6.20	<149 days
National Bank for Economic and Social Development (BNDES)	9.0	12.9	UMBNDES(ii)	From 4.50 to 10.38	From 2007 to 2011
National Bank for Economic and Social Development (BNDES)	10.6	10.1	US$	From 7.68 to 10.83	From 2010 to 2013
Export prepayments	6.7	11.1	US$	6.2	2008

Subtotal	955.4	870.1
Unrealized losses on swap transactions	67.4	52.3

Subtotal	1,022.8	922.4

Local currency:
National Bank for Economic and Social Development (BNDES)	199.7	199.9	TJLP(iii)	From 1.80 to 4.85	From 2007 to 2013
National Bank for Economic and Social Development (BNDES)	4.7	7.0	IGP-M(iv)	6.5	2008
Government Agency for Machinery and Equipment Financing (FINAME)	73.8	40.7	TJLP(iii)	From 2.5 to 5.10	From 2007 to 2011
Research and projects financing (FINEP)	67.3	46.9	TJLP(iii)	From (2.0) to 5.0	From 2009 to 2014
Debentures (e.1)	312.1	312.8	CDI(v)	102.5	2008
Debentures (e.2)	692.7	—	CDI(v)	102.5	2008
Debentures (e.3)	360.5	—	CDI(v)	103.8	2011
Banco do Nordeste do Brasil	44.2	19.8		From 9.78 to 11. 5	2018
Financial institutions	91.4	—	CDI(v)	100	2008
Debit balance	15.0	—		Free of charge	2007
Other	0.3	0.2

Subtotal	1,861.7	627.3

Total financing and debentures	2,884.5	1,549.7

Current liabilities	(1,385.4)	(167.9)

Long-term liabilities	1,499.1	1,381.8

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

(i)	MX$ = Mexican pesos, TIIE = Mexican break-even interbank interest rate.
(ii)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of BNDES’ debt in foreign currency, 93% of which is linked to the U.S. dollar.
(iii)	TJLP = long-term interest rate.
(iv)	IGP-M = general market price index, is a measure of Brazilian inflation calculated by the Getúlio Vargas Foundation.
(v)	CDI = Interbank deposit rate

Annual maturities of long-term financing

June 30, 2007
(unaudited)
From 1 to 2 years	433.0
From 2 to 3 years	219.1
From 3 to 4 years	164.2
From 4 to 5 years	36.2
Thereafter	646.6

Total	1,499.1

b) Notes in the foreign market and syndicated loan

In June 1997, the subsidiary Companhia Ultragaz S.A. issued US$ 60 million in notes, (Original Notes) maturing in 2005. In June 2005, maturity was extended to June 2020 with put/call options in June 2008.

In June 2005, the subsidiary Oxiteno Overseas Corp. acquired the full amount of Original Notes issued by Companhia Ultragaz S.A., with funds from a syndicated loan in the amount of US$ 60 million with maturity in June 2008 and interest rate of 5.05% per year. The syndicated loan was guaranteed by the Company and the subsidiary Oxiteno S.A. Indústria e Comércio.

In April 2006, the subsidiary Oxiteno Overseas Corp. sold the Original Notes to a financial institution. Concurrently, the subsidiary acquired from this financial institution a credit linked note backed by the Original Notes, as mentioned in Note 5, thus obtaining an additional return on this investment. The transaction matures in 2020, and the subsidiary as well as the financial institution may redeem it early, although the subsidiary has only an annual option of redemption (purchase) in or after June 2008. In the event of insolvency of the financial institution, Companhia Ultragaz S.A. would be required to settle the Original Notes, although Oxiteno Overseas Corp. would continue to be creditor of the credit linked note. Thus, the Company does not eliminate the Original Notes in its consolidated financial statements.

c) Notes in the foreign market

In December 2005, the subsidiary LPG International Inc. issued notes in the amount of US$ 250 million, maturing in December 2015, with annual interest rate of 7.25% paid semiannually, with the first payment scheduled for June 2006. The issue price was 98.75% of the notes’ face value, which represented a total yield for investors of 7.429% per annum upon issuance. The notes were guaranteed by the Company and by Oxiteno S.A.- Indústria e Comércio.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

As a result of the issuance of notes and the syndicated loan, the Company and its subsidiaries mentioned previously are subject to covenants that limit, among other things:

•

Transactions with shareholders that hold amounts of 5% or more of any class of Capital Stock of the Company, except upon fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with a third party.

•	Obligation of having Board of Directors resolution for transactions with related parties higher than US$ 15 million (excepting transactions by the Company with subsidiaries and between subsidiaries).

•	Restriction of disposal of the totality or near totality of the assets of Company and subsidiaries.

•	Restriction of encumbrances on assets in excess of US$ 150 million or 15% of the value of consolidated tangible assets.

•	Maintenance of financial ratio, between consolidated net debt and consolidated EBITDA (Earning Before Interest, Taxes, Depreciation and Amortization), less than or equal to 3.5.

•	Maintenance of financial ratio, between consolidated EBITDA and consolidated net financial expenses higher than or equal to 1.5.

The restrictions imposed on the Company and its subsidiaries are usual in transactions of this nature and have not limited their ability to conduct their business to date.

The Company is in compliance with all covenants at June 30, 2007.

d) Notes in the foreign market

On August 1, 2003, subsidiary Companhia de Petróleo Ipiranga issued US$ 135 millions in notes in the international market. On August 1, 2005, when the interest levied increased from 7.875% per year to 9.875% per year, these securities were partly redeemed in the amount of US$ 1.3 million or R$ 3.1 millions. In 2006, partial redemption was performed in the amount of US$ 79.6 millions or R$ 164.9 millions, which represented the acceptance of CBPI’s repurchase offer to the note holders.

e) Debentures

e.1) On March 1, 2005, the Company issued single series of 30,000 nonconvertible debentures, whose main features are:

Nominal unit value:	R$ 10.000 (ten thousands reais).
Final maturity:	March 1, 2008.
Nominal value payment:	Lump sum at final maturity.
Yield:	102.5% of CDI.
Yield payment:	Semiannually, beginning March 1, 2005.
Repricing:	None.

The debentures are subject to commitments that restrict, among other things, certain operations of merger or spin-off, as well as the disposal of operating assets that would result in a reduction of more than 25% of consolidated net sales, and include the obligation to maintain a consolidated net debt to consolidated EBITDA ratio less than or equal to 3.5. None of these commitments have restricted the ability of Company and its subsidiaries’ to conduct business.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

e.2) On April 11, 2007, the Company issued debentures in the amount of R$ 889.0, of which a first series was received on April 18, 2007, in the total amount of R$ 675.0 with maturity on April 11, 2008 and semiannual yield of 102.5% of CDI, and the second series in the amount of R$ 214.0 to be issued (see Note 26—Subsequent Event).

Nominal unit value:	R$ 675.000.000 (six hundred seventy five millions reais).
Final maturity:	April 11, 2008
Nominal value payment:	Lump sum at final maturity
Yield:	102.5% of CDI
Yield payment:	Semiannually, beginning October11, 2007
Repricing:	None

e.3) On April 18, 2006, subsidiary Companhia Brasileira de Petróleo Ipiranga registered in the Brazilian Securities and Exchange Commission—CVM, the public distribution of 35,000 debentures, single series, non-convertible into shares and non-preferred (chirographary) whose main features are:

Nominal unit value:	R$ 10.000 (ten thousands reais).
Final maturity:	April 1, 2011
Nominal value payment:	three quotas in 2009, 2010 and 2011
Yield:	103.8% of CDI
Yield payment:	Semiannually, beginning April 1, 2006

The Company and its subsidiaries have in some loans, financing and debentures (Syndicated loan, Notes in the foreign market and Debentures) clauses of cross default which oblige the Company to pay the contracted debt in case of default of any other debts in the amount equal or higher than US$ 10 millions. As of June 30, 2007 no default has occurred in relation to the Company’s debt.

f) Collateral

A portion of the financing is collateralized by liens on property, plant and equipment, shares of investee and guarantees provided by the Company and its subsidiaries and by minority shareholders, as shown below:

	June 30, 2007	December 31, 2006
	(unaudited)
Amount of financing secured by:
Property, plant and equipment	74.4	42.7
Shares of investee minority and shareholders’ guarantees	4.7	7.0

Total	79.1	49.7

Other loans are collateralized by guarantees issued by Company and by the future flow of exports. The Company is responsible for sureties and guarantees offered on behalf of its subsidiaries, amounting to R$ 979.2 (R$ 1,073.1 as of December 31, 2006).

Certain subsidiaries have issued guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). There are no recourse provisions or collaterals that would enable the Company or its subsidiaries to recover any amounts paid to the financial institutions under these agreements. In the event such payments are made, the subsidiaries may recover such amounts paid directly

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

from their customers. Maximum future payments related to these guarantees amount to R$ 20.0 (R$ 34.9 as of December 31, 2006), with terms of up to 210 days. As of June 30, 2007, the Company and its subsidiaries have not incurred any loss nor recorded any liability related these guarantees.

15.    Shareholders’ equity

a) Capital

The Company is a listed corporation with shares traded on the São Paulo and New York Stock Exchanges. Subscribed and paid-up capital is represented by 81,325,409 shares without par value, comprised of 49,429,897 common shares and 31,895,512 preferred shares.

As of June 30, 2007, 10,701,954 preferred shares were outstanding abroad, in the form of American Depositary Receipts—ADRs.

The Extraordinary Shareholders’ Meeting held on July 20, 2005 approved reverse stock split, attributing 1 (one) share in substitution for every 1,000 (thousand) existing shares. Likewise, each American Depositary Share—ADS, previously representative of a lot of 1,000 (thousand) preferred shares, became representative of 1 (one) preferred share.

Preferred shares are not convertible into common shares, do not entail voting rights, and have priority in capital redemption, without premium, in the event of liquidation of the Company.

At the beginning of 2000, the Company granted, through a shareholders agreement, tag-along rights, which assure to minority shareholders identical conditions to those negotiated by the controlling shareholders in case of disposal of shareholding control of the Company. The tag-along rights guarantee 100% of the offer price for all types of shares issued by the Company. On May 18, 2004, the Company included the tag-along rights in its bylaws.

The Company is authorized to increase its capital, regardless of amendment to the bylaws, through a resolution of the Board of Directors, until it reaches R$ 1,500,000, by means of issuance of common or preferred shares, without keeping the existing ratio, observing the limit of 2/3 of preferred shares, to the total of the shares issued.

b) Treasury shares

The Company acquired its own shares at market prices, without capital reduction, for holding in treasury and subsequent disposal or cancellation, in accordance with the provisions of Brazilian Securities Commission (CVM) Instructions No. 10 of February 14, 1980 and No. 268 of November 13, 1997.

During the first semester of 2007, 354,900 preferred shares were acquired at the average cost of R$ 59.01 per share regarding to the share repurchase program approved in the Board of Director’s Meeting of August 02, 2006.

As of June 30, 2007, the Company and its subsidiaries held 763,547 preferred shares (516,597 preferred shares, net of shares provided to certain executives of these subsidiaries as described in Note 23) and 6,617 common shares in treasury, which had been acquired at the average cost of R$ 49.17 (whole Brazilian reais) and R$ 19.30 (whole Brazilian reais) per share, respectively. The average acquisition cost, was adjusted to reflect the stock dividends and reverse stock split.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The market price of preferred shares issued by the Company as of June 30, 2007 on the BOVESPA (São Paulo Stock Exchange) was R$ 64.39.

c) Capital reserve

The capital reserve in the amount of R$ 0.7 reflects the goodwill of the sale of shares at market price to be held in treasury in the Company’s subsidiaries, at the average price of R$ 36.00 (whole Brazilian reais) per share. These shares were provided to certain executives of these subsidiaries as described in Note 23.

d) Revaluation reserve

This reserve reflects the revaluation write-up of assets of subsidiaries and is realized based upon depreciation, write-off or disposal of revalued assets, including the related tax effects.

In some cases, taxes on the revaluation reserve of certain subsidiaries are recognized only upon the realization of this reserve since the revaluations occurred prior to the publication of CVM Resolution No.183/95, as mentioned in Note 11.

e) Profit reserves

Legal reserve

Under Brazilian corporate law, the Company is required to appropriate 5% of annual earnings to a legal reserve, until the balance reaches 20% of capital stock. This reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

Reserve for retention of profits

This reserve is supported by the investment program, in conformity with article 196 of Brazilian corporate law, and includes both a portion of net income and the realization of the revaluation reserve.

Unrealized profit reserve

This reserve is established in conformity with article 197 of Brazilian corporate law, based on the equity pick-up in subsidiaries and affiliated companies. The realization of this reserve usually occurs on receipt of dividends, sale and write-off of investments.

f) Dividends and appropriation of net income (Company)

According to the Company’s bylaws, shareholders are entitled to a minimum annual dividend of 50% of adjusted net income, calculated under the terms of accounting practices adopted in Brazil.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

16.    Financial income (expenses), net

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Financial income:
Interest on cash and cash equivalents, short and long-term investments	72.5	83.7
Interest on trade accounts receivables	6.6	2.9
Monetary and exchange variation income	(11.1)	(13.8)
Other income	0.9	1.0

	68.9	73.8

Financial expense:
Interest on financing	(45.8)	(42.7)
Interest on debentures	(45.1)	(24.0)
Bank charges	(8.7)	(6.5)
Monetary and exchange variation expenses	23.7	15.1
Financial results from currency swap transactions	(9.1)	(11.7)
CPMF/IOF/other financial expenses	(12.0)	33.5
Other expenses	(7.0)	(2.6)

	(104.0)	(38.9)

Financial income (expenses), net	(35.1)	34.9

17.    Nonoperating income (expenses), net

Composed mainly of R$ 1.5 as of June 30, 2007 (R$ 6.7 as of June 30, 2006) in write-off of deferred assets related to studies and projects, and R$ 0.5 as of June 30, 2007 (R$ 6.5 as of June 30, 2006) of result on the sale of property, plant and equipment, mainly gas cylinders and vehicles.

18.    Segment information

The Company has four relevant segments: gas, chemical, logistics and distribution. The gas segment distributes LPG to residential, commercial and industrial consumers mainly in the South, Southeast and Northeast regions of Brazil. The chemical segment primarily produces ethylene oxide and byproducts, which are raw materials for the textiles, foods, cosmetics, detergents, agricultural chemicals, paints and varnishes industries, among other. Operations in the logistics segment include storage and transportation, mainly in the Southeast and Northeast regions of Brazil. The distribution segment operates in distribution of fuels, lubricants and related products in the South and Southeast regions of Brazil. Reportable segments are strategic business units that provide different products and services. Intersegment sales are transacted at prices that are freely negotiated and approximate those that could be obtained with third parties.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The principal financial information about each of the Company’s reportable segments is as follows:

	June 30, 2007 (unaudited)						June 30, 2006 (unaudited) Consolidated
	Ultragaz	Oxiteno	Ultracargo	Ipiranga	Other	Consolidated
Net sales, net of intercompany transactions	1,532.4	783.9	88.4	4,947.4	3.1	7,355.2	2,295.1
Operating income before financial items and equity in subsidiary and affiliated companies	78.8	46.1	10.8	84.2	(7.8)	212.1	149.1

	June 30, 2007 (unaudited)						December 31, 2006 Consolidated
	Ultragaz	Oxiteno	Ultracargo	Ipiranga	Other	Consolidated
Total assets, net of related parties	957.4	2,478.1	353.3	2,563.1	570.8	6,922.7	3,902.1

In the table above, the column “other” is composed mainly by parent company Ultrapar Participações S.A., that recorded the goodwill on the acquisition of Ipiranga, and by the participation in the oil refining business.

Disclosures of segments in accordance with U.S. GAAP are made in Note 25.V.h).

19.    Risks and financial instruments

The main risk factors to which the Company and its subsidiaries are exposed reflect strategic-operating and economic-financial aspects. Strategic-operating risks (such as behavior of demand, competition, technological innovation and significant structural changes in industry, among others) are addressed by the Company’s management model. Economic-financial risks mainly reflect customer default and macroeconomic variables, such as exchange and interest rates, as well as the characteristics of the financial instruments used by the Company. These risks are managed through control policies, specific strategies and the determination of limits, as follows:

•

Customer default—These risks are managed by specific policies for accepting customers and analyzing credit and are mitigated by diversification of sales. As of June 30, 2007, Oxiteno S.A. Indústria e Comércio and its subsidiaries maintained R$ 1.4 (as of December 31, 2006—R$ 1.6) and the subsidiaries of Ultragaz Participações Ltda, maintained R$ 13.5 (as of December 31, 2006—R$ 20.0) and Ipiranga / Refinery maintained R$ 41.9 as an allowance for doubtful accounts.

•

Interest rates—The Company and its subsidiaries adopt conservative policies to obtain and invest funds and to minimize the cost of capital. The temporary cash investments of the Company and its subsidiaries are comprised substantially of transactions linked to the CDI, as described in Note 4. A portion of the financial assets is intended for foreign currency hedges, as mentioned below. Borrowings are mainly originated from the BNDES, debentures and foreign currency financing are disclosed in Note 14.

•

Exchange rate—The Company’s subsidiaries use foreign currency swap instruments (mainly US$ and CDI) available in the financial market to cover assets and liabilities in foreign currency, so as to reduce the exchange rate variation effects on their results. Such swap instruments have amounts, periods and indexes equivalent to the assets and liabilities in foreign currency to which they are linked. The

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

following summary shows assets and liabilities in foreign currency, translated into Brazilian reais at June 30, 2007 and December 31, 2006 at the corresponding year end exchange rates:

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Investments abroad and swap instruments	63.3	94.4
Foreign cash and cash equivalents abroad	315.7	50.4
Short and long-term investments in foreign currency	388.2	726.9
Receivables from foreign customers, net of advances on foreign exchange contracts and allowance for losses	32.2	25.4

Total	799.4	897.1

Liabilities:
Foreign currency financing	955.4	870.1
Import transactions payables	14.6	30.9

Total	970.0	901.0

Net asset (liability) position	(170.6)	(3.9)

The exchange rate variation related to cash and cash equivalents, short and long-term investments in foreign currencies was recorded as financial expense in the consolidated statement of income for June 30, 2007, in the amount of R$ 13.0 (financial expense of R$ 14.3 as of June 30, 2006).

•	Market value of financial instruments

Market value of financial instruments as of June 30, 2007 and December 31, 2006 are as follows:

	June 30, 2007 (unaudited)		December 31, 2006
	Book value	Market value	Book value	Market value
Financial assets:
Cash and cash equivalents	785.0	785.0	385.1	385.1
Short-term investments	804.3	818.7	737.3	734.6
Long-term investments	118.9	120.3	548.0	564.4

	1,708.2	1,724.0	1,670.4	1,684.1

Financial liabilities:
Current and long-term financing and swaps	1,519.2	1,545.4	1,236.9	1,265.3
Current and long-term debentures	1,365.3	1,365.2	312.8	312.7

	2,884.5	2,910.6	1,549.7	1,578.0

Investment:
Investments in affiliated companies	26.6	33.0	25.5	29.0

The market value of financial instruments was obtained through the commonly used marking to market methodology, which consists of carrying the balances of the instruments until the maturity at the respective contracted rates, discounting them to present value at market rates as of June 30, 2007 and December 31, 2006. The market value of investments in affiliated companies is based on the share price trading on the BOVESPA—São Paulo Stock Exchange.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

20.    Contingencies and commitments

a) Labor, civil and tax lawsuits

The Petrochemical Industry Labor Union, of which the employees of Oxiteno Nordeste S.A. Indústria e Comércio are members, filed a lawsuit against the subsidiary in 1990, demanding compliance with the adjustments established in collective labor agreement, in lieu of the salary policies effectively followed. At the same time, the employers’ association proposed a collective bargaining for the interpretation and clarification of the fourth clause of the agreement. Based on the opinion of its legal counsel, who analyzed the last decision of the Federal Supreme Court (STF) on the collective bargaining, as well as the status of the individual lawsuit of the subsidiary, management believes that an accrual for a potential loss is not necessary as of June 30, 2007.

The subsidiaries Companhia Ultragaz S.A. and SPGás Distribuidora de Gás Ltda. are parties to an administrative proceeding at the SDE (Economic Law Department), linked to CADE (Administrative Council for Economic Defense), under the allegation of anticompetitive practice in certain municipalities of the State of Minas Gerais in 2001. In September 2005, the SDE issued a technical notice recommending to CADE a ruling against the companies involved in this proceeding. In their defense, the subsidiaries’ arguments, among others, are that: (i) under the terms of the notice issued by the Company’s chief executive officer on July 4, 2000, the subsidiaries’ employees were forbidden to discuss with third parties matters related to prices; and (ii) no consistent proof was attached to the proceeding’s records. In view of the arguments presented, the fact that the technical notice has no binding effect on CADE’s decision, and their legal counsel’s opinion, the subsidiaries did not record a provision for this issue. Should CADE’s decision be unfavorable, the subsidiaries could still discuss the issue at the judicial level.

The subsidiary Companhia Ultragaz S.A. is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of São Paulo. Such lawsuits involve: (i) individual suits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering, (ii) reimbursement of expenses from management of the shopping mall and its insurance company, and (iii) a class action lawsuit seeking indemnification for material damages and pain and suffering for all the victims injured and deceased. The subsidiary believes that it has presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion. Of the 58 lawsuits judged so far, a favorable judgment was obtained for 57, and out of these 19 have already been dismissed; only 1 had an unfavorable decision, which is still subject to appeal, and whose amount, should the decision be upheld, is R$ 0.017. Three lawsuits have not yet been judged. The subsidiary has insurance coverage for these lawsuits, and the uninsured contingent amount is R$ 23.6 as of June 30, 2007. The Company has not recorded any provision for this amount, since it believes the probability of loss is remote.

The Company and its subsidiaries obtained injunctions to pay PIS and COFINS (taxes on revenues) without the changes introduced by Law No. 9718/98 in its original version. The ongoing questioning refers to the levy of these taxes on sources of income other than revenues. Recently the STF has decided the matter favorable to the taxpayer. Although it is a precedent, the effect of this decision does not automatically apply to all the companies, since they have to await judgment of their own lawsuit. In the first semester of 2007 final decisions were rendered for the Company and its subsidiaries which reversed the accrual previously recorded, in the amount of R$ 12.8 (in the first semester of 2006—R$ 17.2 of accrual reversal and R$ 26.2 of recovery of amounts paid in previous periods), net of attorney’s fees, as financial income in the statement of income for the period. The Company has other subsidiaries whose lawsuits have not yet been judged in the amount of R$ 28.9, net of attorney’s fees.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The Company’s subsidiary Oxiteno S.A. Indústria e Comércio accrued R$ 9.2 (R$ 8.9 as of December 31, 2006) for ICMS tax assessments being judged at lower-level administrative courts. The subsidiary is currently awaiting decision on the appeal.

The Company’s subsidiary Utingás Armazenadora S.A. has challenged in court ISS (Service Tax) tax assessments issued by the municipal government of Santo André. Legal counsel of the subsidiary classifies the risk as low, since a significant portion of the lower-court decisions was favorable to the subsidiary. The argument defended by the subsidiary is supported by the opinion of a renowned tax specialist. The unprovisioned updated amount of the contingency as of June 30, 2007 is R$ 39.0 (R$ 33.4 as of December 31, 2006).

On October 07, 2005, the subsidiaries of Ultragaz Participações Ltda. filed for and obtained an injunction to support the offset of PIS and COFINS credits against other federal taxes administered by the Federal Revenue Service (SRF), notably corporate income tax and social contribution taxes. According to the injunction obtained, the subsidiaries have been making escrow deposits for these debits in the amount of R$ 55.9 as of June 30, 2007 (R$ 32.3 as of December 31, 2006) and recognizing the corresponding liability for this purpose.

Subsidiaries Ultragaz Participações Ltda, Cia. Ultragaz S.A., Utingás Armazenadora S.A., Terminal Químico de Aratu S.A.—Tequimar, Transultra—Armazenamento e Transporte Especializado Ltda. and Ultracargo Operações Logísticas e Participações Ltda., hold judicial measures petitioning the full and immediate utilization of supplementary monetary adjustment based on the Consumer Price Index (IPC) / National Treasury Bonds (BTN) for 1990 (Law No. 8.200/91), and hold accruals in the amount of R$ 13.1 as a possible contingency, in case of unfavorable outcome of such lawsuits.

On December 29, 2006, the subsidiaries Oxiteno S.A Indústria e Comércio, Oxiteno Nordeste S.A Indústria e Comércio, Companhia Ultragaz S.A. and Transultra Armazenamento e Transporte Especializado Ltda filed for an injunction seeking the deduction of ICMS from PIS and COFINS tax basis. Oxiteno Nordeste S.A Indústria e Comércio received an injunction and is paying the amounts into judicial deposits, as well as recording the respective accrual in the amount of R$ 4.9 as of June 30, 2007; the others subsidiaries did not receive similar injunction and are waiting the judgment of an appeal to Regional Federal Court—TRF of the 3rd Region.

The Company and some subsidiaries filed a request for an injunction seeking not to be subject to the legislation that restricted the offset of corporate income tax (IRPJ) and social contribution (CSLL) tax loss carryforwards computed through December 31, 1994 to 30% of income for the year. There are good precedents for these discussions when it is proven that there was only a postponement of payment of IRPJ and CSLL to the following years, as is the case of the Company’s subsidiaries, and legal counsel understands that the chances of success of the challenge in the judicial sphere is possible. As of June 30, 2007, the contingency is estimated at R$ 6.5.

Regarding Ipiranga / Refinery, the main provisions for contingencies refer to: (a) requirements for the reversal of ICMS credits on transportation services taken during the freight reimbursement system established by DNC (currently National Agency for Petroleum—ANP), in the amount of R$ 6.9; (b) requirements for the reversal of ICMS credits in the State of Minas Gerais, on interstate outflows carried under Article 33 of ICMS Agreement 66/88, which allowed the maintenance of credits and which was suspended by an injunction conceded by the Supreme Court—STF, in the amount of R$ 26.9; (c) reversal of the deduction of unconditional discounts from the ICMS calculation basis, in the State of Minas Gerais, as a result of tax substitution, in the amount of R$ 15.4; (d) litigation based on clauses of contracts with clients; (e) claims made by former employees and outsourced personnel regarding salary related amounts.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The main tax contingencies of Ipiranga / Refinery which present risks evaluated as possible, and which, based in this evaluation, have not been accrued for in the interim financial statements, refer to ICMS, in the total amount of R$ 107.7 and relate, mainly to: (a) requirements for the reversal of credits on interstate outflows; (b) requirements of ICMS on the purchases of basic oils; (c) demands to reverse credits related with interstate transport services operations; (d) demands to reverse credits derived from excess taxation generated on the purchase of products in the petroleum refinery under the tax substitution system; (e) demands to reverse credits in operations with alcohol (anhydrous fuel alcohol) in the State of São Paulo; (f) tax assessment resulting from operations of alcohol loan devolutions (anhydrous fuel alcohol). In addition, subsidiary Distribuidora de Produtos de Petróleo Ipiranga S.A.—DPPI and its subsidiaries have tax assessments concerning non-homologation of IPI credits originated in acquisitions of products whose subsequent sales had no taxation. The non-accrued contingent amount as of June 30, 2007, is R$ 15.2.

The Company and its subsidiaries have other ongoing administrative and judicial proceedings. Legal counsel classified the risks on these proceedings as possible and/or remote and, therefore, no reserves for potential losses on these proceedings have been recorded. The Company and its subsidiaries also have litigations that aims at recovery of taxes and contributions, that have not been registered in the interim financial statements due to their contingent nature.

Accruals and escrow deposits are summarized below:

Provisions	Balance in 12/31/2006	Initial balance of Ipiranga / Refinery	Additions	Write-offs	Interest	Balance in 06/30/2007
						(unaudited)
Income and social contribution taxes	36.0	—	38.6	—	3.0	77.6
PIS and COFINS on other revenues	14.4	—	—	(12.7)	0.2	1.9
PIS on rendering of services	0.3	—	—	—	—	0.3
ICMS	15.8	50.2	4.9	(6.8)	1.0	65.1
INSS	2.2	—	—	—	0.2	2.4
Other	—	0.9	0.8	(0.3)	0.4	1.8
Civil lawsuits	—	5.2	0.5	(0.4)	(0.3)	5.0
Labor claims	—	13.4	0.4	(0.4)	—	13.4
(-) Escrow deposits	(32.2)	(7.1)	(26.1)	—	(2.3)	(67.7)

Total	36.5	62.6	19.1	(20.6)	2.2	99.8

b) Take or pay commitments

The Company’s subsidiary Terminal Químico de Aratu S.A.—Tequimar has contracts with CODEBA—and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with their port facilities in Aratu and Suape, respectively. Such contracts establish minimum cargo movement of 1,000,000 tons per year for Aratu, effective through 2022, and 250,000 tons per year for Suape, effective through 2027. If annual movement is less than the established minimum, the subsidiary is required to pay the difference between the actual movement and the minimum contractual movement using the port rates in effect at the date of payment. As of June 30, 2007, such rates were R$ 4.59 and R$ 3.97 per ton for Aratu and Suape, respectively. The subsidiary has met the minimum cargo movement limits since inception of the contracts. At June 30, 2007, future minimum lease payments under these operating leases are: R$ 5.6 in 2007, R$ 5.6 in 2008, R$ 5.6 in 2009, R$ 5.6 in 2010, R$ 5.6 in 2011 and thereafter R$ 63.4. A substantial part of these leases are paid directly to the port authorities by Tequimar’s customers. The part of such lease expenses paid by Tequimar amounted to R$ 0.8 as of June 30, 2007 and R$ 1.1 as of June 30, 2006.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The Company’s subsidiary Oxiteno Nordeste S.A. Indústria e Comércio has a supply contract with Braskem S.A., that establishes a minimum annual consumption level of ethylene per year. The minimum purchase commitment and the actual demand for the six-month periods ended June 30, 2007 and 2006, expressed in tons of ethylene, are summarized below. Should the minimum purchase commitment not be met, the subsidiary would be liable for a fine of 40% of the current ethylene price for the quantity not purchased.

	Minimum purchase Commitment		Actual demand
			(unaudited)
	2007	2006	2007	2006
In tons of ethylene	180,000	137,900	96,221	90,968

At June 30, 2007, future minimum purchase commitments under this contract, based on the price prevailing at that date, are: R$ 214.1 in 2007, R$ 226.0 in 2008, R$ 237.9 in 2009, R$ 249.8 in 2010, R$ 261.7 in 2011 and R$ 2,771.3 between 2012 and 2021. Total purchases made under this contract were R$ 340.9 as of June 30, 2007 and R$ 299.4 as of June 30, 2006.

On August 16, 2006 the subsidiary signed a memorandum of understanding, altering the ethylene supply contract with Braskem S.A. described above. The memorandum of understanding regulates new conditions of ethylene supply through 2021, and in 2007 and 2008 the subsidiary will have an additional volume of ethylene, with the minimum quantity in tons increasing to 180 thousand and 190 thousand, respectively. The new condition provided for in the memorandum of understanding are reflected in future minimum purchase commitments mentioned above.

c) Insurance coverage for subsidiaries

The Company has insurance policies to cover various risks, including loss and damage from fire, lightning, explosion of any nature, windstorm, plane crash and electrical damage, among others, protecting the plants and other branches of all subsidiaries except Ipiranga / Refinery, with coverage amounting to US$ 404 million.

For the plants of Oxiteno S.A. Indústria e Comércio, Oxiteno Nordeste S.A. Indústria e Comércio and Oxiteno MéxicoS.A. de C.V., there is also a loss of income insurance against losses from potential accidents related to their assets, with coverage amounting to US$ 242 million.

A civil liability insurance program covers the Company and its subsidiaries, with global coverage of US$ 200 million, for losses and damages from accidents caused by third parties, related to the commercial and industrial operations and/or distribution and sale of products and services.

Group life insurance, personal accident insurance, health insurance, and domestic and international transportation insurance are also contracted.

Ipiranga / Refinery have an insurance and risk management program which provides coverage for all their insurable assets, as well as coverage against risks resulting from the interruption of production, by means of an operating risk policy negotiated with the national and international insurance market, through the Brazilian Reinsurance Institute.

The coverage and limits insured by the policies are based on a detailed study of risks and losses, prepared by local insurance consultants. Management considers the type of insurance contracted sufficient to cover possible claims, in view of the nature of the activities of the companies.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The main coverages are related to operating risks, loss of profits, multiple industrial perils, multiple office risks, named perils—pools and civil liability.

21.    Related companies

The balances and transactions with related parties are as follows:

	June 30, 2007 (unaudited)
	Loans		Trade accounts
	Assets	Liabilities	Receivable	Payable
Química da Bahia Indústria e Comércio S.A.	—	3.6	—	—
Serma Associação dos Usuários de Equipamentos de Processamentos de Dados e Serviços Correlatos	9.9	—	—	—
Petroquímica União S.A.	—	—	—	0.4
Oxicap Indústria de Gases Ltda.	—	—	—	0.8
Liquigás Distribuidora S.A	—	—	0.2	—
Petróleo Brasileiro S.A.—Petrobras	—	—	7.6	194.2
Copagaz Distribuidora de Gás S.A.	—	—	0.1	—
Braskem S.A.	—	—	—	6.3
SHV Gás Brasil Ltda.	—	—	0.2	—
Plenogás—Distribuidora de Gás S.A.	—	0.9	—	—
Refinaria de Petróleo Ipiranga S.A. (*)	32.2	—	—	4.8
Other	—	0.2	—	—

Total at June 30, 2007	42.1	4.7	8.1	206.5

Total at December 31, 2006	7.4	4.7	0.4	13.8

(*)	The loan with Refinaria de Petróleo Ipiranga S.A., refers to the acquisition of subscription rights from Distribuidora de Produtos de Petróleo Ipiranga S.A., with maturity on October 3, 2007. The amount in the table above refers to the receivable that was not eliminated on consolidation, given that RPI’s consolidation is proportional (1/3 according to CVM 247 Instruction).

With exception of the loans with Química da Bahia Indústria e Comércio S.A. and Refinaria de Petróleo Ipiranga S.A., loans are not subject to financial charges.

	Six-month period ended June 30, 2007 (unaudited)
	Transactions		Financial expenses
	Sales	Purchases
Petroquímica União S.A.	0.1	61.7	—
Oxicap Indústria de Gases Ltda.	—	5.0	—
Liquigás Distribuidora S.A.	1.9	—	—
Química da Bahia Indústria e Comércio S.A.	—	—	(0.1)
Petróleo Brasileiro S.A.—Petrobras	—	4,744.0	—
Copagaz Distribuidora de Gás Ltda.	0.5	—	—
Braskem S.A.	25.3	340.9	—
SHV Gás Brasil Ltda.	0.8	—	—
Refinaria de Petróleo Ipiranga S.A. (**)	0.2	149.4	0.7
Other	0.4	—	—

Total	29.2	5,301.0	0.6

Total six-month period ended June 30, 2006 (unaudited)	28.8	1,341.0	(0.1)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

(**)	Purchase and sales transactions refer substantially to fuel supplies of RPI to DPPI. The amount in the table above refers to the transactions that were not eliminated on consolidation, given that RPI’s consolidation is proportional.

Purchase and sale transactions refer, substantially, to purchases of raw materials, other materials and storage and transportation services, carried out at market prices and conditions.

22.    Income and social contribution taxes

a) Deferred income and social contribution taxes

The Company and its subsidiaries recognize tax assets and liabilities, which do not expire, arising from tax loss carryforwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. Tax credits are based on the continuing profitability from operations. Deferred income and social contribution taxes are presented in the following principal categories:

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Deferred income and social contribution taxes on:
Provision for losses in assets	42.0	20.4
Provision for contingencies	38.1	13.3
Provision for post-retirement benefits (see Note 24.b)	25.0	—
Other provisions	36.8	25.8
Income and social contribution on tax loss carryforwards	42.3	26.0

Total	184.2	85.5

Current portion	74.5	27.3
Noncurrent portion	109.7	58.2

Liabilities:
Deferred income and social contribution taxes on:
Revaluation of property, plant and equipment	0.7	0.9
Accelerated depreciation	0.2	—
Income earned abroad	25.8	25.3

Total	26.7	26.2

Current portion	0.2	0.2
Noncurrent portion	26.5	26.0

The estimated recovery of deferred income and social contribution tax assets is shown below:

Until 1 year	74.5
From 1 to 2 years	38.0
From 2 to 3 years	30.4
From 3 to 4 years	24.6
From 5 to 7 years	9.1
From 8 to 10 years	7.6

184.2

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

b) Reconciliation of income and social contribution taxes to statutory tax rates

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Income before taxes, equity in subsidiaries and affiliated companies and minority interest	172.1	170.8
Official tax rates—%	34.0	34.0

Income and social contribution taxes at official rates	(58.5)	(58.1)
Adjustments to the effective tax rate:
Operating provisions and nondeductible expenses/nontaxable income	—	1.7
Adjustments to estimated income	3.0	0.9
Employees’ Meal Program (PAT)	0.3	0.5
Other adjustments	(0.2)	—

Income and social contribution taxes before tax benefits	(55.4)	(55.0)

Benefits of tax holidays—ADENE	6.1	30.8
Income and social contribution taxes per statement of income	(49.3)	(24.2)
Current	(77.4)	(66.2)
Deferred	22.0	11.2
Benefits of tax holidays—ADENE	6.1	30.8

c) Tax loss carryforwards

Tax loss carryforwards may be used to offset up to 30% of future taxable income and do not expire.

d) Tax exemption

The following indirect subsidiaries have partial or total exemption from income tax in connection with a government program for the development of the Northeast Region of Brazil:

Subsidiary	Unit	Incentive - %	Expiration date
Oxiteno Nordeste S.A. Indústria e Comércio (*)	Camaçari plant	100	2006

Bahiana Distribuidora de Gás Ltda.	Mataripe plant	75	2013
	Suape plant	100	2007
	Ilhéus plant	25	2008
	Aracaju plant	25	2008
	Caucaia plant	75	2012

Terminal Químico de Aratu S.A.—Tequimar	Aratu Terminal	75	2012
	Suape Terminal	75	2015

(*)	In December 2006, this plant’s exemption expired and a request was filed with ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, seeking a 75% income tax reduction until 2016, which was granted on May 25, 2007. On July 3, 2007, the benefit analysis report issued by ADENE was directed to the Federal Revenue Service to be ratified in up to 120 days, that expired on October 31, 2007. Thus the subsidiary will record in October of 2007 the reduction value in its results, with retroactive effect to January 1, 2007, in the amount of R$ 15.4.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

23.    Share compensation plan

The Extraordinary Shareholders’ Meeting held on November 26, 2003 approved a compensation plan for management of the Company and its subsidiaries, which provides for: (i) the initial grant of usufruct of shares issued by the Company and held in treasury by the subsidiaries in which the beneficiaries are employed, and (ii) the transfer of the beneficial ownership of the shares after ten years of the initial concession provided that the professional relationship between the beneficiary and the Company and its subsidiaries is not interrupted. The total value granted to executives until June 30, 2007, including taxes, was R$ 12.3 (R$ 12.3 as of December 31, 2006). Such value is being amortized over a period of ten years and the amortization related to the six-month period ended June 30, 2007, in the amount of R$ 0.6 (R$ 0.4 as of June 30, 2006), was recorded as an operating expense for the period.

24.    Employee benefits and private pension plan

a) ULTRAPREV—Associação de Previdência Complementar

In August 2001, the Company and its subsidiaries (except subsidiaries recently acquired from the Ipiranga Group) began to offer their employees a defined contribution pension plan, managed by Ultraprev—Associação de Previdência Complementar. Under the terms of the plan, the basic contribution of each participating employee is defined annually by the participant between 0% and 11%, of his/her salary. The sponsoring companies provide a matching contribution to the basic contribution. As participants retire, they may opt to receive monthly: (i) a percentage varying between 0.5% and 1.0% of the fund accumulated in his/her name at Ultraprev, or (ii) a fixed-monthly amount that will extinguish the fund accumulated in his/her name in a period between 5 and 25 years. As such, neither the Company nor its subsidiaries assume responsibility for guaranteeing amounts or periods of receipt for the participants that retire. As of June 30, 2007, the Company and its subsidiaries contributed R$ 1.7 (R$ 1.7 as of June 30, 2006) to Ultraprev, which was charged to income for the year. The total number of employee participants as of June 30, 2007 was 5,606, with 12 participants retired to date. Additionally, Ultraprev has 1 active participant and 31 former employees receiving benefits according to the policies of a previous plan.

b) Fundação Francisco Martins Bastos

The subsidiaries Distribuidora de Produtos de Petróleo Ipiranga S.A., Companhia Brasileira de Petróleo Ipiranga and Refinaria de Petróleo Ipiranga S.A., together with other companies which formed the Ipiranga Group, are sponsors of Fundação Francisco Martins Bastos, which provides a defined benefit plan to their employees.

The accumulated amount of contribution to the plan by Ipiranga / Refinery in the quarter ended as of June 30, 2007 was R$ 1.3.

The recorded net liabilities of Ipiranga / Refinery as of June 30, 2007 were R$ 78.9, of which R$ 7.2 in current liabilities and R$ 71.7 in noncurrent liabilities.

The actuarial liability as of June 30, 2007 reflects the report elaborated by the independent actuary Towers Perrin Forster & Crosby Ltda on May 31, 2007, which has kept the biometric premises and the rates used in the subsidiaries’ financial statements of December 31, 2006.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

25.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (U.S. GAAP)

I—Description of GAAP differences

The consolidated interim financial statements of the Company are prepared in accordance with accounting practices adopted in Brazil, which comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM). Note 3 to the consolidated interim financial statements summarizes the accounting policies adopted by the Company. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

a) Inflation accounting

The Company, as described in Note 3.i), accounts for the effects of inflation in its consolidated financial statements through December 31, 1995. Under U.S. GAAP, Brazil was considered to be a highly inflationary economy until July 1, 1997, and the effect of inflation was recognized until December 31, 1997.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços -Disponibilidade Interna—IGP-DI” index, which is widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Through December 31, 1995, the Company used indexes established by the government to restate balances and transactions for purposes of its corporate law financial statements. Such indexes do not necessarily represent changes in general price levels, as would be required under U.S. GAAP.

Because the Company’s management believes that the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements through December 31, 1995, replacing the government mandated index. This procedure is consistent with the recommendation by the Brazilian Task Force (organized under the AICPA International Practices Task Force to review the issue of the appropriate index to be used for preparing price-level adjusted financial statements of Brazilian companies filing with the SEC) of using the IGP-M or IGP-DI for such purposes. Thus, all nonmonetary assets and liabilities were restated using the IGP-DI since the inception of the Company, through December 31, 1997.

b) Reversal of fixed asset revaluations and related deferred tax liabilities

For U.S. GAAP reconciliation purposes, the revaluation of fixed assets and the related deferred income tax effects recorded in the financial statements prepared in accordance with accounting practices adopted in Brazil have been eliminated in order to present fixed assets at historical cost less accumulated depreciation. Accordingly, the depreciation on such revaluation charged to income has also been eliminated for U.S. GAAP reconciliation purposes.

c) Deferred charges

Accounting practices adopted in Brazil permit the deferral of research and development costs and of pre-operating expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over a period of five to ten years.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

For U.S. GAAP reconciliation purposes, such amounts do not meet the conditions established for deferral and, accordingly, have been charged to income and the related amortization under accounting practices adopted in Brazil has been reversed.

d) Investments in affiliated companies

As from 1996, Brazilian corporate law allows certain less than 20% owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for under the equity method. In addition, certain more than 20% and less than 50% owned affiliated companies deemed not significant in relation to their parent company are accounted at cost.

For U.S. GAAP reconciliation purposes, less than 20% owned affiliated companies have been accounted for on the basis of cost and more than 20% and less than 50% owned affiliated companies have been accounted for on the equity method for all years presented.

Brazilian corporate law allows certain jointly controlled corporate entities to be consolidated in a pro rata basis. U.S. GAAP requires these entities to be reported under the equity method. The Company’s investment in Refining is consolidated using the pro rata method for Brazilian GAAP purposes.

e) Capitalization of interest in relation to construction in progress

Under accounting practices adopted in Brazil, prior to January 1, 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates, exclusive of foreign exchange or monetary correction gains or losses. Interest on construction-period financing denominated in Brazilian reais is capitalized.

f) Acquisitions and business combinations

Under accounting practices adopted in Brazil, assets and liabilities of acquired entities are reflected at book values. Goodwill is represented by the excess of purchase price paid over the book value of net assets and is amortized on a straight-line basis over the periods estimated to be benefited.

Under U.S. GAAP, business combinations are accounted for by the purchase method utilizing fair values. Goodwill is not amortized and should be tested for impairment. An impairment test of goodwill is performed annually or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. Such impairment test is performed utilizing a two-step method. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the implied fair value of reporting unit goodwill is lower than the carrying amount of such goodwill, an impairment loss is recognized.

Under Brazilian corporate law, purchases by subsidiaries of their own stock from minority shareholders are initially recorded at cost. Upon cancellation of these shares, the difference between cost and the related book value of the subsidiary’s shareholders’ equity is recorded by the parent company and in the consolidated financial

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

statements as a capital gain or loss. Direct purchases by the parent company of the subsidiaries’ stock from minority shareholders are recorded at cost, with the difference between cost and the related book value of the subsidiaries’ shareholders’ equity recorded as positive or negative goodwill by the parent company and in the consolidated financial statements.

Under U.S. GAAP, purchases of treasury stock by subsidiaries from minority shareholders and direct purchases by the parent company of the subsidiaries’ stock from minority shareholders are recorded as step acquisitions under the purchase method, with assignment of the purchase price to the underlying assets and liabilities based on their fair values and recording of goodwill to the extent that the purchase price exceeds the proportionate amount of the net fair value of the assets and liabilities. No gain or loss is recognized upon either purchase or cancellation of the shares.

Acquisition of Ipiranga

As mentioned in Note 3, on April 18, 2007, the Company acquired the controlling interest of Ipiranga and 10% of Refinery. The results of Ipiranga and Refinery have been included in the consolidated financial statements since April 2007. Following the transaction, Ultrapar, already the largest LPG distributor in Brazil, became the second largest group in the fuel distribution business in Brazil, with approximately 15% market share. Ultrapar believes that fuel distribution is a natural extension of LPG distribution because it has similar profitability drivers: logistics efficiency, management of a dealer network and leveraging of a renowned brand.

The cost of acquisition was R$ 688.3, including the purchase price amounting to R$ 676.4 and other direct costs amounting to R$ 11.9. Of the total cost of acquisition, R$ 128.6 relate to DPPI, R$ 558.0 relate to CBPI and R$ 1.7 were allocated to RPI.

Under U.S. GAAP, the Company recorded the acquisition based on the fair value of the assets acquired and liabilities assumed and determined goodwill in accordance with the purchase method of accounting prescribed by Statement of Financial Accounting Standards (“SFAS”) 141, “Business Combinations”. This allocation is completed and resulted in the identification of goodwill as shown below.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

R$
Current assets	1,394.3
Noncurrent assets	410.0
Property, plant and equipment	868.8
Intangible assets	76.7
Goodwill	329.2

Total assets acquired and goodwill	3,079.0

Current liabilities	496.6
Noncurrent liabilities	884.1
Minority interest in subsidiaries	1,010.0

Net assets	688.3

Goodwill recorded under accounting practices adopted in Brazil	424.7
Other direct costs recorded as deferred charges for accounting practices adopted in Brazil	11.9
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil (see the shareholders’ equity reconciliation)	(107.4)

Goodwill recorded under U.S. GAAP	329.2

Intangible assets:
Trademark acquired—Ipiranga	62.4
Franchise agreement—am/pm	14.3

76.7

Of the R$ 76.7 of acquired intangible assets, R$ 62.4 was assigned to a registered trademark that is not subject to amortization. The remaining R$ 14.3 of acquired intangible assets have a useful life of approximately 8 years.

The R$ 329.2 of goodwill was assigned to the distribution of fuels/lubricants segment. The goodwill of R$ 424.7 under Brazilian GAAP is expected to be deductible for tax purposes.

The following summary presents the Company’s unaudited pro forma consolidated results of operations for the periods ended June 30, 2007 and 2006, in accordance with accounting practices adopted in Brazil, as if the distribution of fuels/lubricants acquisition had been completed at the beginning of each period. The pro forma information is only presented for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition actually been made at such dates, nor is it necessarily indicative of future operating results:

Amounts under accounting practices adopted in Brazil	2007	2006
Net sales and services	11,981.7	11,597.7
Operating income before financial items	314.2	323.4
Net income	83.2	160.7
Net earnings per thousand shares—whole R$	1.03	1.98

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

Acquisition of Petrolog

As mentioned in Note 3, on April 30, 2007 the Company acquired, through its subsidiary Transultra—Armazenamento e Transporte Especializado Ltda., the company Petrolog Serviços e Armazéns Gerais Ltda. for the amount of R$ 8.1, recording goodwill in the amount of R$ 6.5, amortized in 10 years, based on its expected of future profitability. The Company has not identified any significant differences between accounting practices adopted in Brazil and U.S.GAAP in relation to this acquisition.

g) Earnings per share

Under accounting practices adopted in Brazil, it is permitted to determine earnings per share based upon the weighted average number of shares outstanding during each year that earnings are reported. Subsequent changes in the Company’s share capital, such as stock dividends, are not retroactively reflected in the disclosure of number of shares outstanding and in the calculation of earnings per share under accounting practices adopted in Brazil, except for the reverse stock split.

Under U.S. GAAP, earnings per share are determined based upon the weighted average number of shares outstanding during the period, giving retroactive effect to stock dividends and stock splits. Nonvested shares granted to certain executives of the Company as disclosed in Note 25.I.k) are not included in the computation of basic earnings per share even though the shares are legally issued, since such shares are considered contingently returnable because if the executives do not render the requisite service, the shares are returned to the Company. These nonvested shares are included in diluted earnings per share applying the treasury stock method. The calculation of earnings per share under U.S. GAAP is shown in Note 25.V.a).

The Extraordinary Stockholders’ Meeting held on July 20, 2005 approved a reverse stock split of the Company’s shares, attributing 1 (one) share in substitution for every 1,000 (thousand) existing shares. Likewise, each American Depositary Share—ADS, previously representative of a lot of 1,000 (thousand) preferred shares, became representative of 1 (one) preferred share.

h) Available-for-sale securities

Equity securities

Under accounting practices adopted in Brazil, available-for-sale equity securities are generally carried at cost, less provision charged to the statement of income if a loss in value is considered to be other than temporary.

For U.S. GAAP reconciliation purposes, the available-for-sale equity security has been recorded at estimated fair value, and the resulting accumulated adjustment, in the amount of R$ 6.0 (positive) and R$ 3.3 (positive) as of June 30, 2007 and as of June 30, 2006, respectively, net of deferred tax effect, when applicable, has been recognized as a separate component of shareholders’ equity until realization. The estimated fair values of the equity security carried by the Company are R$ 25.1 and R$ 22.2 as of June 30, 2007 and as of December 31, 2006, respectively. During the years presented, no equity security classified under U.S. GAAP as available-for-sale was disposed of.

Debt securities

Under accounting practices adopted in Brazil, available-for-sale debt securities are generally carried at cost, plus interest income earned less provisions, when applicable, charged to the statement of income to reduce its carrying value to market value.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

For U.S. GAAP reconciliation purposes, available-for-sale debt securities have been recorded at estimated fair value, and the resulting accumulated adjustment, in the amount of R$ 10.4 positive as of June 30, 2007 (R$ 9.0 positive as of December 31, 2006), has been recognized as a separate component of shareholders’ equity, net of deferred tax effects and minority interest, when applicable, until realization.

As of June 30, 2007 and as of December 31, 2006, the fair values of available-for-sale debt securities amounted to R$ 492.6 and R$ 871.8, respectively, and the gross unrealized gains amount to R$ 15.8 as of June 30, 2007 and R$ 13.7 as of December 31, 2006. As of June 30, 2006, the fair values of available-for-sale debt securities amounted to R$ 846.0 and the gross unrealized gains amount to R$ 18.5.

As of June 30, 2007 , the amount of R$ 365.1 of available-for-sale debt securities mature within one year and R$ 111.7 mature between one and two years.

For the six-month period ended June 30, 2007, the Company sold debt securities for R$ 453.0 (R$ 92.7 as of June 30, 2006), generating a gross realized loss of R$ 24.0 (R$ 1.1 June 30, 2006), recorded in the statement of income. The cost of such securities was based on specific identification.

As of June 30, 2007 , the amount of R$ 439.2 of held to maturity debt securities mature within one year and R$ 7.2 mature in 2018. Under accounting practices adopted in Brazil and for U.S. GAAP, held to maturity debt securities are treated similarly.

i) Accounting for derivative financial instruments

In the Company’s interim financial statements prepared in accordance with accounting practices adopted in Brazil derivative financial instruments are recorded at net settlement price as determined on each balance sheet date.

Under U.S. GAAP, effective January 1, 2001, all derivative financial instruments must be reported at fair value on each balance sheet date and classified as a derivative asset or liability. Also under U.S. GAAP, the requirements for a derivative instrument to qualify for hedge accounting and deferral of gains and losses are more restrictive than under Brazilian corporate law. The Company has not accounted for any derivative instrument following hedge accounting.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

(Amounts in millions of Brazilian reais—R$, unless otherwise stated)

The following table provides a detail of our derivative financial instruments outstanding at the end of each period for which income statement is being presented.

June 30, 2007 (unaudited)
Description	Notional amount		Receiving side Interest rate	Paying side Interest rate	Book value Gain (loss)	Fair value— U.S. GAAP Gain (loss)	Adjustment Gain (loss)
	Receive currency	Pay currency
Swap	US$54.7	R$132.2	5.1% fixed	101.7% to 102.0% of CDI—variable	(61.9)	(64.7)	(2.8)
Zero Cost Collar	US$13.0	MXN143.7	—	Below MXN/US$ 11.1140	(0.7)	(0.7)	—
Swap	US$1.4	R$2.8	—	35.7% of CDI—variable	(0.0)	(0.0)	(0.0)
Swap	R$46.1	US$23.2	38.7 to 49.9% of CDI—variable	—	1.3	2.1	0.8
Swap	R$11.9	US$6.0	39.8 to 52.0% of CDI— variable	—	0.3	0.5	0.2
Swap	R$38.6	US$19.4	87.3 to 95.4% of CDI— variable	5.3% fixed	1.2	2.2	1.0
Swap	R$19.4	US$10.0	87.9 to 93.0% of CDI— variable	5.3% fixed	0.1	0.4	0.3
Swap	US$ 2.8	R$8.2	6.2% fixed	90.6% of CDI— variable	(7.7)	(7.8)	(0.1)

Total					(67.4)	(68.0)	(0.6)

December 31, 2006
Description	Notional amount		Receiving side Interest rate	Paying side Interest rate	Book value Gain (loss)	Fair value— U.S. GAAP Gain (loss)	Adjustment Gain (loss)
	Receive currency	Pay currency
Swap	US$56.0	R$135.5	5.1% fixed	101.7% to 102.0% of CDI—variable	(42.8)	(45.1)	(2.3)
Zero Cost Collar	US$13.0	MXN 143.6	—	Below MXN 11.1140	(0.4)	(0.4)	—
Swap	US$7.7	R$16.7	—	41.0 to 61.0% of CDI—variable	(0.2)	(0.3)	(0.1)
Swap	R$28.3	US$13.2	51.5 to 58.6% of CDI—variable	—	0.3	0.5	0.2
Swap	R$12.8	US$6.0	51.1 to 61.0% of CDI—variable	—	0.1	0.2	0.1
Swap	R$44.9	US$20.9	96.4 to 105.0% of CDI—variable	5.3% fixed	0.5	1.0	0.5
Swap	R$17.9	US$8.4	98.3 to 101.0% of CDI—variable	5.3% fixed	0.1	0.4	0.3
Swap	US$4.3	R$12.6	6.2% fixed	93.0% of CDI—variable	(9.9)	(9.8)	0.1

Total					(52.3)	(53.5)	(1.2)

j) Income and social contribution—FIN 48

On January 1, 2007 for U.S. GAAP purposes, the Company adopted Financial Accounting Board Interpretation No.48 (FIN 48) “Accounting for Uncertainty in Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken, or expected to be taken, in a tax return. This interpretation also provides a guidance on derecognition, classification, interest and penalties, accounting in interim periods disclosure. The effect of first applying the provision of this interpretation in the amount of R$ 12.9 is recognized in shareholder’s equity and R$ 7.1 (expenses) in net income reconciliation.

The Company files its tax returns on income and social contribution taxes as prescribed by the tax laws. The Company is subject to examination by fiscal authorities up to 5 years.

k) Accounting for share compensation plan

As mentioned in Note 23, the Company has approved a share compensation plan on November 26, 2003.

The table below summarizes the information related to the shares granted to the Company’s executives:

Grant date	Restricted shares granted	Fair value of shares (whole Brazilian reais)	Total compensation costs, including tax	Accumulated recognized compensation costs	Unrecognized compensation costs
	(*)
November 9, 2006	51,800	46.50	3.3	(0.2)	3.1
December 14, 2005	28,400	32.83	1.3	(0.2)	1.1
October 4, 2004	47,150	40.78	2.7	(0.7)	2.0
December 17, 2003	119,600	30.32	5.0	(1.8)	3.2

	246,950		12.3	(2.9)	9.4

(*)	Retroactively adjusted for the stock dividend and reverse stock split as mentioned in Note 25.I.g).

Those shares were granted at no cost to the Company’s executives. The grant-date fair values were determined based on the market value of these shares on the BOVESPA. These executives have the right to receive dividends on these shares provided that the professional relationship between them and the Company and its subsidiaries is not interrupted. These shares will cliff vest after ten years of the initial award. As of June 30, 2007, none of these shares granted to the executives were forfeited. As of June 30, 2007, the total compensation cost related to nonvested awards not yet recognized amounts to R$ 9.4, and 7.9 years is the weighted-average period over which this compensation cost is expected to be recognized.

Under accounting practices adopted in Brazil, the Company records compensation costs from its share compensation plan similarly to the requirements of SFAS 123 (R) “Share-Based Payment”, using the fair value of the award. Compensation cost is charged to earnings on a straight-line basis. The fair value of the award equals its intrinsic value at the grant date.

No adjustments are included in the U.S. GAAP reconciliation related to the Company’s stock compensation plan since the Company applies SFAS 123 (R) “Share-Based Payment” to account for the plan for U.S. GAAP purposes.

For U.S. GAAP purposes, dividends declared under these unvested restricted shares are accounted for initially as a charge to retained earnings. If the restricted shares do not vest, all previously declared dividends associated with the restricted shares are reversed from retained earnings and charged to compensation expense. As of June 30, 2007, accumulated dividends declared under all unvested restricted shares outstanding amounted to R$ 0.9 (R$ 0.9 as of December 31, 2006).

l) Fair value of guarantees under FIN 45

Under accounting practices adopted in Brazil, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under accounting practices adopted in Brazil, as of June 30, 2007, the Company has not recorded any liability related to these guarantees, as disclosed in Note 14.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS 5.

Under U.S. GAAP, as of June 30, 2007 and December 31, 2006 the Company recorded a liability in the amount of R$ 1.8 and R$ 0.8, respectively, related to these guarantees based on their fair value. The respective offsetting entry of this liability was recorded as an expense. The net effect of this matter in the income statement as per U.S. GAAP is R$ 0.5 (income) and R$ 0.2 (income), per the six-month period ended on June 30, 2007 and 2006, respectively, at the time those guarantees were issued. The Company reduces the liability (by a credit to earnings) as it is released from risk under the guarantees.

m) Translation adjustments—Oxiteno México

Under accounting practices adopted in Brazil, assets and liabilities of foreign subsidiaries are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the exchange rates prevailing in the end of each month. The net translation gain or loss is reported, net of tax, in the statement of income as “Other operating income (loss)”.

Under U.S. GAAP, the functional currency of Oxiteno MéxicoS.A. de C.V. (“Oxiteno México”), recently renamed Oxiteno México is the Mexican Peso. As a consequence, the financial statements of Oxiteno México are translated into Brazilian reais in accordance with the criteria set forth in Statement of Financial Accounting Standards No. 52 (“SFAS 52”). Under these criteria, assets and liabilities are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the average rates prevailing during the respective months. The net translation gain or loss resulting from this translation process is excluded from income and is presented as cumulative translation adjustments (CTA) in “Other comprehensive income (loss)” as a separate component of shareholders’ equity.

As a result of this difference, the net translation gain or loss, net of tax, reported in the statement of income under accounting practices adopted in Brazil in the amount of R$ 1.9 (gain) for the six-month period ended June 30, 2007 (R$ 1.1 (loss) as of June 30, 2006) was reclassified to “Accumulated other comprehensive income (loss)” in shareholders’ equity under U.S. GAAP. Such difference has no total shareholders’ equity effect.

n) Classification of export notes

Certain subsidiaries of the Company have discounted certain export notes under recourse financing arrangements with financial institutions operating in Brazil. If the original debtors fail to pay their obligations when due, these subsidiaries would be required to repay the financed amounts. Under accounting practices adopted in Brazil, such transactions are classified as a reduction of accounts receivable as mentioned in Note 6. Under U.S. GAAP, these transactions are recorded gross as accounts receivable and bank loans. As a consequence, current assets and liabilities under U.S. GAAP would be increased by R$ 57.6 and R$ 50.9 at June 30, 2007 and December 31, 2006, respectively. This U.S. GAAP difference has no net income or equity effect.

o) Operating income

Under accounting practices adopted in Brazil, nonoperating income (expenses) includes certain items that would be classified within operating income for U.S. GAAP purposes. These items amounted to R$ 2.1 (loss) and R$ 10.8 (loss) for the six-month period ended June 30, 2007 and 2006, respectively, and are composed as follows:

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Total net nonoperating expenses, reported under accounting practices adopted in Brazil	(2.0)	(13.2)
Operating items under U.S. GAAP:
Loss on disposals of fixed assets	0.7	4.1
Expenses related to studies and projects	1.5	6.7

Net nonoperating income (expenses), under U.S. GAAP (gain (loss) on disposal of investments)	0.2	(2.4)

p) Escrow deposits

Under accounting practices adopted in Brazil, the balances of escrow deposits are offset against these under the heading “Other taxes and contributions—contingent liabilities” in non-current liabilities (as shown in the table of Note 20 a). Under U.S. GAAP, these balances are recorded gross as escrow deposits and other taxes and contributions—contingent liabilities. As a consequence, non-current assets and liabilities under U.S. GAAP would be increased by R$ 67.7 and R$ 32.2 at June 30, 2007 and December 31, 2006, respectively. This U.S. GAAP difference has no net income or equity effect.

q) Accounting for asset retirement obligation

Under Brazilian GAAP, the Company expenses the amounts to be incurred when certain assets are retired, when incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143—Accounting for Asset Retirement Obligations (“SFAS 143”). Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

r) Financial statement note disclosures

Under accounting practices adopted in Brazil, a certain set of information is required to be disclosed in the notes to interim financial statements. The additional disclosures required by U.S. GAAP, which are relevant to the accompanying interim financial statements, are included herein.

s) New pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB No. 115 which permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for the Company’s fiscal year ending January 31, 2009. The Company is currently assessing the impact of this statement on its consolidated financial statements.

t) Pension and other post-employment benefits

t.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction 371/2000, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26.

Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

t.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106 “Employers' Accounting for Postretirement Benefits Other Than Pensions” and, as from December 31, 2006, following SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS 158 the funded status of the other postretirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS 158, provisions of SFAS 158 were applied effective on December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as result of: (i) that, for periods before implementation of SFAS 158, the amount of unrealized gains and losses for U.S. GAAP and BR GAAP differ as result of the fact that for BR GAAP purposes other post-retirement benefits are being accounted for under NPA 26 as from January 1, 2001 and after implementation of SFAS 158 unrealized gains and losses for U.S. GAAP are recognized against other comprehensive income, and (ii) the recognition as from December 31, 2006, as a liability for U.S. GAAP purposes of the funded status against accumulated other comprehensive income.

The projected benefit obligation as of June 30, 2007 has been determined based on the employees that will be transferred to Company as a result of the fuel and lubricant business acquired. The fair value of the plan assets is determined based on the proportion of the contribution made by each Ipiranga’s group companies, as the plan is a multi-employer benefit plan. Should changes occur to the plan status, these will be adjusted to goodwill.

u) Accounting for refunds

The Company and its subsidiary CBPI offer to certain of their customers refunds in cash if they meet a specified cumulative volume of sales over a specified period of time. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, a Company should recognize a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced customers to which the refund is offered and the reduced historical experience, the Company believes that it cannot reasonably estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP a liability is recognized for the maximum potential amount of the refund.

II -	Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in net income

	Note 25.I.		June 30, 2007	June 30, 2006
			(unaudited)	(unaudited)
Net income as reported under accounting practices adopted in Brazil			74.6	144.9

Reversal of revaluation adjustments:	b	)
Depreciation of property, plant and equipment			1.4	1.4
Deferred tax effects			(0.2)	(0.2)

			1.2	1.2

Inflation accounting:	a	)
Property, plant and equipment—incremental depreciation			(2.9)	(1.8)
Other nonmonetary assets			0.1	(0.4)

			(2.8)	(2.2)
Deferred tax effects			1.0	0.7

			(1.8)	(1.5)

Different criteria for:
Cancellation of subsidiaries’ treasury stock	f	)	0.5	0.5
Deferred charges expensed:	c	)
Cost			(27.6)	(32.1)
Amortization			24.5	22.4
Depreciation of interest costs capitalized during construction	e	)	(0.2)	(0.2)
Reversal of goodwill amortization	f	)	2.6	2.4
Fair value adjustments relating to accounting for derivative instruments and hedging activities	i	)	0.6	0.4
Asset Retirement Obligation—SFAS 143—depreciation of assets	q	)	0.5	—
Asset Retirement Obligation—SFAS 143—increase in liabilities	q	)	(0.6)	—
Pension Plan	t	)	(2.2)	—
Translation adjustments—Oxiteno México	m	)	(2.8)	1.7
Accounting for refunds	u	)	0.5	—
Other individually insignificant adjustments	d	), l)	2.3	1.3

			(1.9)	(3.6)
Deferred tax effects			0.6	1.2

			(1.3)	(2.4)

Fair value adjustments relating to business combinations	f	)	(0.8)	(0.8)
Deferred tax effects			0.3	0.3

			(0.5)	(0.5)

Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A. Indústria e Comércio	f	)	2.2	2.2
Deferred tax effects			(0.5)	(0.5)

			1.7	1.7

Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	f	)	0.7	0.7
Deferred tax effects			(0.3)	(0.3)

			0.4	0.4

	Note 25.I.		June 30, 2007	June 30, 2006
			(unaudited)	(unaudited)
Fair value adjustments relating to the acquisition of Oxiteno México S.A. de C.V.	f	)	0.1	0.1
Deferred tax effects			—	—

			0.1	0.1

Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	f	)	(0.3)	(0.3)
Deferred tax effects			0.1	0.1

			(0.2)	(0.2)

Fair value adjustments relating to the acquisition of Ipiranga and Refinery	f	)	(3.6)	—
Deferred tax effects			1.2	—
Reversal of goodwill amortization			11.1	—
Minority interests			2.5	—

			11.2	—
Income and social contribution taxes—FIN 48	j	)	(7.1)	—
Net income under U.S. GAAP			78.3	143.7

Basic and diluted earnings per share under U.S. GAAP (in accordance with SFAS 128)—R$:	g	)	0.97	1.77
Basic and diluted earnings per common share(*)
Basic and diluted earnings per preferred share(*)

(*)	The calculation of basic and diluted earnings per share is summarized in Note 25.V.a.

III -	Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in shareholders’ equity

	Note 25.I.		June 30, 2007	December 31, 2006
			(unaudited)
Shareholders’ equity as reported under accounting practices adopted in Brazil			1,987.4	1,933.5
Reversal of revaluation adjustments:	b	)
Property, plant and equipment			(25.9)	(27.3)
Deferred tax effects			0.7	0.9
Minority interests			0.5	0.5

			(24.7)	(25.9)

Inflation accounting:	a	)
Property, plant and equipment			56.2	21.7
Other nonmonetary assets			2.9	2.8

			59.1	24.5
Deferred tax effects			(20.1)	(8.3)
Minority interests			(0.2)	(0.2)

			38.8	16.0

Different criteria for:
Cancellation of subsidiaries’ treasury stock	f	)	(1.6)	(2.1)
Deferred charges:	c	)
Cost			(232.6)	(205.0)
Accumulated amortization			132.6	108.1
Capitalization of interest costs during construction:	e	)
Cost			22.8	12.8
Accumulated amortization			(12.7)	(12.5)
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	f	)	18.7	16.3
Reversal of net goodwill generated in the acquisition of Companhia Ultragaz S.A. shares from minority shareholders under BR GAAP	f	)	(0.9)	(1.1)
Fair value adjustments relating to accounting for derivative instruments	i	)	(0.6)	(1.2)
Asset Retirement Obligation—SFAS 143—Assets	q	)	23.1	—
Asset Retirement Obligation—SFAS 143—Liabilities	q	)	(88.3)	—
Pension Plan	t	)	(5.7)	—
Accounting for refunds	u	)	(5.3)	—
Other individually insignificant adjustments	d	), l)	(0.1)	0.2

			(150.6)	(84.5)
Deferred tax effects			51.4	27.6
Minority interests			0.6	0.6

			(98.6)	(56.3)

Fair value adjustments relating to business combinations:	f	)	0.7	1.5
Deferred tax effect			(0.2)	(0.5)

			0.5	1.0

	Note 25.I.		June 30, 2007	December 31, 2006
			(unaudited)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A. Indústria e Comércio	f	)	(20.4)	(22.6)
Deferred tax effects			4.1	4.6

			(16.3)	(18.0)

Adjustments relating to the acquisition of Ipiranga and Refinery :	f	)
Fair value adjustments			161.9	—
Deferred tax effects			(54.1)	—
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil			(99.3)	—
Minority interest			27.0	—

			35.5	—

Adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.:	f	)
Fair value adjustments			(4.8)	(5.5)
Deferred tax effects			1.6	1.9
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil			14.4	14.4
Minority interest			(0.2)	(0.2)

			11.0	10.6

Adjustments relating to the acquisition of Oxiteno MéxicoS.A. de C.V.:	f	)
Fair value adjustments			(1.7)	(1.8)
Deferred tax effects			0.6	0.6
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil			0.7	0.7

			(0.4)	(0.5)

Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A.	f	)	3.5	3.8
Deferred tax effects			(1.2)	(1.3)

			2.3	2.5

Available-for-sale equity securities (temporary unrealized gain)	h	)	4.4	1.5
Deferred tax effects			(1.5)	(0.5)

			2.9	1.0

Available-for-sale debt securities (temporary unrealized gain)	h	)	15.8	13.7
Deferred tax effects			(5.4)	(4.7)

			10.4	9.0

Income and social contribution taxes—FIN 48	j	)	(12.9)	—
Shareholders’ equity under U.S. GAAP			1,935.9	1,872.9

IV -	Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
Shareholders’ equity under U.S. GAAP as of beginning of the year	1,872.9	1,730.2	1,730.2
Additional paid-in capital	0.4	0.7	0.3
Net income	78.3	280.5	143.7
Dividends and interest on own capital	—	(144.2)	—
Acquisition of treasury shares	(20.9)	(1.1)	—
Unrealized gains (losses) on available-for-sale equity securities, net of tax—Note 25.I.h)	1.9	(1.0)	(1.8)
Unrealized gains (losses) on available-for-sale debt securities, net of tax—Note 25.I.h)	1.4	9.0	18.5
Translation adjustment—Oxiteno México—net of tax—Note 25.I.m)	1.9	(1.2)	(1.1)

Shareholders’ equity under U.S. GAAP as of the end of the period	1,935.9	1,872.9	1,889.8

	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
Comprehensive income (under SFAS 130):
Net income	78.3	280.5	143.7
Unrealized gains (losses) on available-for-sale equity securities, net of tax—Note 25.I.h)	1.9	(1.0)	(1.8)
Unrealized gains (losses) on available-for-sale debt securities, net of tax—Note 25.I.h)	1.4	9.0	18.5
Translation adjustment—Oxiteno México—net of tax—Note 25.I.m)	1.9	(1.2)	(1.1)

Total comprehensive income	83.5	287.3	159.3

Accumulated other comprehensive income as of the end of the period	18.3	13.1	21.9

Thereof:
Available for sale equity securities, net of tax—Note 25.I.h)	6.0	4.1	3.3
Available for sale debt securities, net of tax—Note 25.I.h)	10.4	9.0	18.5
Cumulative Translation adjustment—Oxiteno México, net of tax—Note 25.I.m)	1.9	—	0.1

	18.3	13.1	21.9

V -	Additional disclosures required by U.S. GAAP

a) Earnings per share

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS 128. The calculation of earnings per share as summarized below is retroactively adjusted for the stock dividend and reverse stock split as mentioned in Note 25.I.g). As discussed in Notes 23 and 25.I.k), the Company has a share compensation plan. For all periods presented, the impact of this share compensation plan on diluted earnings per share was minimal and, consequently, the Company has not presented a separate calculation of the diluted earnings per share amount.

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Undistributed income	78.3	143.7

Net income under U.S. GAAP	78.3	143.7

Weighted average shares outstanding (in thousands)	81,021.2	81,131.5

Basic and diluted earnings per share—whole R$	0.97	1.77

b) Concentrations of credit risk

Financial instruments which potentially subject the Company to credit risk are cash and cash equivalents, financial investments and trade receivables. Based on the factors described below, the Company considers the risk of counterparty default to be minimal.

The Company manages its credit risk with respect to cash equivalents and financial investments by investing only in liquid instruments with highly-rated financial institutions. In addition, investments are diversified in several institutions, and credit limits are established for each individual institution.

Credit risk from accounts receivable is managed following specific criteria for each of the segments in which the Company operates, as follows:

Chemical segment (Oxiteno)

Oxiteno’s customers of commodity chemicals are principally chemical companies, surface coating producers and polyester resin producers, while customers of specialty chemicals comprise a variety of industrial and commercial enterprises. No single customer or group accounts for more than 10% of total revenue. Management believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of negative trends in any particular market. Oxiteno acts as a member of a Credit Committee of the Brazilian chemical manufacturers which meets monthly to review the financial position of clients showing past-due accounts.

Historically, the Company has not experienced significant losses on trade receivables.

Gas segment (Ultragaz)

Ultragaz sells its products to the residential, commercial and industrial markets.

Sales to the residential market are carried out directly by Ultragaz using cash terms, from which no significant credit risk exists, or through outside distributors. Credit risk in sales to outside distributors is reduced due to the large customer base, the ongoing control procedures that monitor the creditworthiness of distributors, and by short payment terms (22 days on average) that permit continuous monitoring of distributors’ compliance.

Sales to the commercial and industrial markets are usually made to customers that have signed a credit agreement with the Company and have provided guarantees or collateral. Periodic monitoring of these accounts is performed by specific staff with the support of financial information systems.

No single customer or group accounts for more than 10% of total revenue.

Historically, the Company has not experienced significant losses on trade receivables.

Logistic segment (Ultracargo)

The main customers of Ultracargo are chemical companies. The average-term payment is 33 days.

Historically, the Company has not experienced significant losses on trade receivables.

Distribution segment (Ipiranga)

Ipiranga engages in distribution of fuels/lubricants and related products.

Credit risk in sales is reduced due to the large customer base and by short payment terms (12 days on average). Periodic monitoring of these accounts is performed by specific staff with the support of financial information systems.

No single customer or group accounts for more than 10% of total revenue.

Historically, the Company has not experienced significant losses on trade receivables.

Company is dependent on few major suppliers

The Company is dependent on third-party manufacturers for all of its supply of ethylene, fuels/lubricants and LPG. As of June 30, 2007 and as of June 30, 2006, products purchased from the Company’s three largest suppliers accounted for approximately 77% and 72% of cost of sales and services, respectively. The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationship with its suppliers is satisfactory.

c) Impairment of long-lived assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

No impairment has been recorded in the consolidated interim financial statements as of June 30, 2007.

d) Impairment of goodwill

Under U.S. GAAP financial statements, goodwill consists of the excess of the cost paid for the acquisitions of SPGás, Oxiteno México, Petrolog and Ipiranga over the net of the fair value assigned to assets acquired and liabilities assumed of these companies.

The Company has recorded the following amounts of goodwill under the U.S. GAAP financial statements:

Description	June 30, 2007	December 31, 2006
	(unaudited)
Gas segment (Ultragaz):
Goodwill on the acquisition of SPGás	39.9	39.9
Chemical segment (Oxiteno):
Goodwill on the acquisition of Oxiteno México	2.6	2.6
Cargo segment (Ultracargo):
Goodwill on the acquisition of Petrolog	6.5	—
Distribution segment (Ultrapar):
Goodwill on the acquisition of Ipiranga	329.2	—

As mentioned in Note 25.I.f), goodwill is not amortized and is annually tested for impairment.

e) Fair value of financial instruments

The fair values of accounts receivables and trade suppliers approximate their book values. The fair value of financial assets and financial liabilities, including cash and cash equivalents, short and long-term investments, financing, debentures and swap instruments are disclosed in Note 19.

f) Environmental issues

The Company and its subsidiaries are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance. The Company provides for remediation costs and penalties when a loss is probable and the amount is reasonably determinable. It is not presently possible to estimate the amount of all remediation costs that might be incurred or penalties that may be imposed; however, management does not presently expect that such costs and penalties will have a material effect on the Company’s consolidated financial position or results of operations. Recurring costs associated with managing hazardous substances and pollution in on-going operations, mainly composed of costs for treatment of effluents and for incinerations, amounted to R$ 6.7 and R$ 1.8 for the six-month period ended June 30, 2007 and 2006, respectively. Capital expenditures to limit or monitor hazardous substances and pollutants amounted to R$ 4.0 and R$ 2.8, for the six-month period ended June 30, 2007 and June 30, 2006, respectively.

The Company’s subsidiary Ultracargo Operações Logísticas e Participações Ltda. has controlled environmental liabilities in two of its terminals, situated in Santos and Paulínia, which are in monitoring and remediation phase, respectively.

We have no historical mandated expenditures to remediate previously contaminated sites, and other infrequent or non-recurring clean-up expenditures that can be anticipated but which are not required in the present circumstances.

g) Statement of cash flows

Accounting practices adopted in Brazil do not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on accounting practices adopted in Brazil are as follows:

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In millions of Brazilian reais—R$)

	June 30, 2007	June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	74.6	144.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	131.2	93.5
PIS and COFINS credit on depreciation	1.3	1.1
Loss on disposals of permanent assets	3.0	9.2
Interest, monetary and exchange variation (gains)	(37.4)	(53.1)
Allowance (reversal of provision) for losses on permanent assets	(2.8)	2.4
Equity in losses of affiliated companies	0.1	(0.6)
Deferred income and social contribution taxes	(22.7)	(11.2)
Minority interest	48.2	2.3
Dividends received	2.2	—
Other	0.3	6.8
Decrease (increase) in operating assets:
Trade accounts receivable	(16.0)	(14.4)
Recoverable taxes	(24.2)	(23.2)
Inventories	(6.1)	(5.5)
Prepaid expenses	0.1	(0.4)
Other	(19.5)	0.3
Increase (decrease) in operating liabilities:
Suppliers	31.9	(0.9)
Salaries and related charges	(6.4)	0.8
Taxes	4.8	4.7
Income and social contribution taxes	18.4	4.8
Provision for contingencies	1.1	(12.5)
Other	(0.9)	(10.7)

Net cash provided by operating activities	181.2	138.3

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	(7.1)	(577.7)
Proceeds from sales of short-term investments	453.0	92.7
Purchase of Ipiranga, net of cash acquired	(532.1)	—
Additions to escrow deposits	(5.5)	0.3
Additions to property, plant and equipment	(271.5)	(93.8)
Additions to intangible assets	(3.5)	(7.8)
Additions to deferred charges	(41.8)	(37.3)
Proceeds from sales of property, plant and equipment	10.5	3.7
Other	(0.1)	—

Net cash used in investing activities	(398.1)	(619.9)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In millions of Brazilian reais—R$) (Continuation)

	June 30, 2007	June 30, 2006

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	649.5	(88.1)
Loans, Financing and Debentures:
Issuances	87.5	38.4
Repayments	(3.4)	2.5
Loans from affiliated companies:
Issuances	6.9	2.7
Repayments	(10.5)	(4.3)
Dividends paid	(63.9)	(87.5)
Acquisition of treasury shares	(20.9)	—

Net cash provided by (used in) financing activities	645.2	(136.3)

Effect of exchange rate changes on cash and cash equivalents	(28.4)	(6.6)

Net increase (decrease) in cash and cash equivalents	399.9	(624.5)
Cash and cash equivalents at the beginning of the period	385.1	1,114.2

Cash and cash equivalents at the end of the period	785.0	489.7

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	47.1	43.7
Income taxes	29.8	6.6

Ultrapar Participações S.A. and Subsidiaries

h) Segment information

Financial information about each of the Company’s reportable segments based on records in accordance with accounting practices adopted in Brazil is as follows:

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Net revenue from sales to unassociated companies:
Gas	1,532.4	1,474.9
Distribution of fuels/lubricants	4,947.4	—
Chemical(1)	783.9	727.7
Logistics	88.4	92.5
Other(2)	3.1	—

	7,355.2	2,295.1

Intersegment:
Gas	0.6	0.5
Distribution of fuels/lubricants	—	—
Chemical	—	0.1
Logistics	22.9	24.4
Other(2)	20.5	3.2

Elimination	44.0	28.2

Net revenues:
Gas	1,533.0	1,475.4
Distribution of fuels/lubricants	4,947.4	—
Chemical	783.9	727.8
Logistics	111.3	116.9
Other(2)	23.6	3.2
Elimination	(44.0)	(28.2)

	7,355.2	2,295.1

Operating profit before financial items:
Gas	78.8	76.4
Distribution of fuels/lubricants	84.2	—
Chemical	46.1	64.0
Logistics	10.8	6.2
Other(2)	(7.8)	2.5

	212.1	149.1
Financial income (expenses), net	(35.1)	34.9
Nonoperating expenses, net	(2.0)	(13.2)

Income before income and social contribution taxes, equity in gain of affiliated companies and minority interest	175.0	170.8

Equity in gain of affiliated companies and minority interest	(48.3)	(1.7)
Employees statutory interest	(2.8)	—

Income before taxes	123.9	169.1

(1)	Net revenue from sales to unassociated companies of the chemical segment includes the amounts of R$ 224.2 and R$ 212.1 for the six-month period ended June 30, 2007 and 2006, respectively, related to Glycols. Historically Glycols is the only one of our chemical products families that represents more than 10% of total sales. As of June 30, 2007 and 2006, glycols represented 3.0% and 9.2% of total sales, respectively. An important portion of our products could be classified as a commodity and a specialty chemical, depending on the use of such products by our customers. As a consequence we consider that an exact split of sales between commodity and specialty chemicals would be impractical.

(2)	In the table above, the “other” is composed mainly by parent company Ultrapar Participações S.A., by Imaven Imóveis e Agropecuária Ltda and by the participation in the oil refining business.

Ultrapar Participações S.A. and Subsidiaries

	June 30, 2007	December 31, 2006
	(unaudited)
Additions to property, plant and equipment and intangible assets according to:
Accounting practices adopted in Brazil:
Gas	32.0	62.3
Distribution of fuels/lubricants	18.7	—
Chemical	201.9	160.2
Logistics	20.9	41.0
Other(1)	1.5	1.2

	275.0	264.7

U.S. GAAP:
Gas	32.0	62.3
Distribution of fuels/lubricants	18.7	—
Chemical	201.9	160.2
Logistics	20.9	41.0
Other(1)	1.5	1.2

	275.0	264.7

	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Depreciation and amortization charges according to:
Accounting practices adopted in Brazil:
Gas	59.5	56.5
Distribution of fuels/lubricants	23.7	—
Chemical	23.9	22.6
Logistics	12.6	14.0
Other(1)	11.5	0.4

	131.2	93.5

U.S. GAAP:
Gas	33.2	33.5
Distribution of fuels/lubricants	35.8	—
Chemical	23.2	22.3
Logistics	13.7	16.1
Other(1)	1.1	0.1

	107.0	72.0

Ultrapar Participações S.A. and Subsidiaries

	June 30, 2007	December 31, 2006
	(unaudited)
Identifiable assets—accounting practices adopted in Brazil:
Gas	957.4	961.4
Distribution of fuels/lubricants	2,563.1	—
Chemical	2,478.1	2,307.8
Logistics	353.3	310.1
Other(1).	570.8	322.8

	6,922.7	3,902.1

Identifiable assets—U.S. GAAP:
Gas	914.3	916.3
Distribution of fuels/lubricants	2,692.9	—
Chemical	2,616.2	2,299.3
Logistics	354.8	311.2
Other(1)	550.4	316.7

	6,924.2	3,843.5

(1)	In the table above, the “other” is composed by parent company Ultrapar Participações S.A., by Imaven Imóveis e Agropecuária Ltda and by the participation in the oil refining business.

Additional information about business segments can be found in Note 18.

	June 30, 2007	December 31, 2006
	(unaudited)
Investments in equity investees—accounting practices adopted in Brazil:
Ipiranga	7.1	—
Chemical	5.2	5.3

See Note 10 for details of investment in equity investees.

i) Financial information for subsidiary guarantors and non-guarantor subsidiaries

Ultrapar Participações S.A. (Company) and Oxiteno S.A. (a wholly-owned subsidiary of Ultrapar Participações) are guarantors of LPG International Inc.’s obligations in connection with the issuance of registered notes. The guarantees are full and unconditional and are joint and several. We are presenting, pursuant to Rule 3—10 of Regulation S-X, condensed consolidating financial statements, according to accounting practices adopted in Brazil, of the guarantors and other Ultrapar subsidiaries, as follow:

Consolidated Balance Sheets

as of June 30, 2007 (unaudited)

ASSETS	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT ASSETS
Cash and cash equivalents	0.8	68.0	15.8	83.8	700.4	—	785.0
Short-term investments	—	—	—	—	804.3	—	804.3
Trade accounts receivable, net	—	—	72.8	72.8	1,252.8	(64.7)	1,260.9
Inventories	—	—	78.5	78.5	462.3	(0.4)	540.4
Recoverable taxes	—	9.8	12.3	22.1	171.1	0.4	193.6
Deferred income and social contribution taxes	—	0.1	3.3	3.4	71.1	—	74.5
Dividends receivable	—	—	21.3	21.3	—	(21.3)	—
Other	—	0.5	2.0	2.5	29.5	(0.7)	31.3
Prepaid expenses	1.0	2.0	1.4	3.4	17.0	(0.9)	20.5

TOTAL CURRENT ASSETS	1.8	80.4	207.4	287.8	3,508.5	(87.6)	3,710.5

NON-CURRENT ASSETS
Long-term investments	—	—	—	—	118.9	—	118.9
Trade accounts receivable, net	—	—	0.5	0.5	157.1	—	157.6
Related companies	482.6	85.5	2.2	87.7	380.1	(908.3)	42.1
Deferred income and social contribution taxes	—	13.5	10.0	23.5	86.2	—	109.7
Recoverable taxes	—	18.6	34.7	53.3	19.1	—	72.4
Escrow deposits	—	0.2	2.5	2.7	22.4	—	25.1
Other	—	—	—	—	8.2	—	8.2
Prepaid expenses	7.1	—	2.1	2.1	25.8	(5.9)	29.1

TOTAL LONG—TERM ASSETS	489.7	117.8	52.0	169.8	817.8	(914.2)	563.1

PERMANENT ASSETS
Investments:
Subsidiary and affiliated companies	—	2,829.3	1,292.8	4,122.1	10.7	(4,120.5)	12.3
Other	—			—	26.6		26.6
Property, plant and equipment, net	—	—	254.4	254.4	1,744.6	(0.6)	1,998.4
Intangible assets, net	—	—	11.6	11.6	56.4	—	68.0
Deferred charges, net	—	11.6	13.9	25.5	103.5	414.8	543.8

TOTAL PERMANENT ASSETS	—	2,840.9	1,572.7	4,413.6	1,941.8	(3,706.3)	2,649.1

TOTAL ASSETS UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	491.5	3,039.1	1,832.1	4,871.2	6,268.1	(4,708.1)	6,922.7

Consolidated Balance Sheets

as of June 30, 2007 (unaudited)

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(1.2)	(1.2)	(24.7)	—	(25.9)
Inflation accounting	—	—	6.9	6.9	52.2	—	59.1
Different criteria for:
Deferred charges	—	(11.9)	(13.9)	(25.8)	(74.2)	—	(100.0)
Capitalization of interest costs during construction	—	—	—	—	10.1	—	10.1
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	18.7	—	18.7
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority shareholders	—	—	—	—	(0.9)	—	(0.9)
Other individually insignificant adjustments	—	0.1	(0.1)	(0.0)	1.7	—	1.7
Fair value adjustments relating to business combinations	—	(0.5)	1.3	0.8	(0.1)	—	0.7
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(20.4)	—	(20.4)	—	—	(20.4)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	9.6	—	9.6
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.0)	—	(1.0)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.5	—	3.5
Available-for-sale equity securities (temporary unrealized gain)	—	—	4.4	4.4	—	—	4.4
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	15.8	—	15.8
Fair value adjustments relating to the acquisition of Ipiranga	—	—	—	—	62.6	—	62.6
Assets Retirement Obligation—Assets	—	—	—	—	23.1	—	23.1
Deferred tax effects	—	2.7	0.5	3.2	(62.8)	—	(59.6)
Equity on U.S. GAAP adjustment	—	(23.8)	1.8	(22.0)	—	22.0	—

TOTAL ASSETS UNDER U.S.GAAP	491.5	2,985.3	1,831.8	4,817.1	6,301.7	(4,686.1)	6,924.2

Consolidated Balance Sheets

as of June 30, 2007 (unaudited)

LIABILITIES	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT LIABILITIES
Loans and financing	1.0	—	37.7	37.7	331.4	—	370.1
Debentures	—	1,004.8	—	1,004.8	10.5	—	1,015.3
Suppliers	—	1.0	68.1	69.1	443.3	(61.7)	450.7
Payroll and related charges	—	0.1	13.8	13.9	91.4	—	105.3
Taxes payable	—	0.1	0.9	1.0	50.6	—	51.6
Dividends payable	—	35.6	0.1	35.7	25.1	(21.2)	39.6
Income and social contribution taxes	—	—	—	—	36.3	—	36.3
Post-retirement benefits	—	—	—	—	7.2	—	7.2
Provision for contingencies	—	—	—	—	11.8	—	11.8
Deferred income and social contribution taxes	—	—	0.1	0.1	0.1	—	0.2
Other	—	2.8	1.8	4.6	26.1	(0.6)	30.1

TOTAL CURRENT LIABILITIES	1.0	1,044.4	122.5	1,166.9	1,033.8	(83.5)	2,118.2

NON-CURRENT
LONG-TERM LIABILITIES
Loans and financing	481.5	—	61.8	61.8	605.8	—	1,149.1
Debentures	—	—	—	—	350.0	—	350.0
Related companies	—	0.5	127.8	128.3	784.7	(908.3)	4.7
Deferred income and social contribution taxes	—	—	25.1	25.1	1.4	—	26.5
Other taxes and contributions—contingent liabilities	—	—	9.2	9.2	78.8	—	88.0
Post-retirement benefits	—	—	—	—	71.7	—	71.7
Other	—	—	0.5	0.5	10.9	—	11.4

TOTAL LONG-TERM LIABILITIES	481.5	0.5	224.4	224.9	1,903.3	(908.3)	1,701.4

MINORITY INTEREST	—	—	—	—	711.3	404.4	1,115.7
SHAREHOLDERS' EQUITY
Capital	—	946.0	720.3	1,666.3	1,526.1	(2,246.4)	946.0
Capital reserve	—	3.0	—	3.0	40.4	(42.7)	0.7
Revaluation reserve	—	12.3	1.3	13.6	20.0	(21.3)	12.3
Profit reserves	9.0	983.2	720.3	1,703.5	588.6	(1,317.9)	983.2
Treasury shares	—	(25.5)	—	(25.5)	(0.1)	(4.4)	(30.0)
Retained earnings	—	75.2	43.3	118.5	444.7	(488.0)	75.2

TOTAL SHAREHOLDERS’ EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	9.0	1,994.2	1,485.2	3,479.4	2,619.7	(4,120.7)	1,987.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	491.5	3,039.1	1,832.1	4,871.2	6,268.1	(4,708.1)	6,922.7

Consolidated Balance Sheets

as of June 30, 2007 (unaudited)

LIABILITIES	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
SHAREHOLDERS’ EQUITY RECONCILIATION TO U.S.GAAP
Reversal of revaluation adjustments	—	—	(1.2)	(1.2)	(24.7)	—	(25.9)
Inflation accounting	—	—	6.9	6.9	52.2	—	59.1
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	(1.6)	—	(1.6)
Deferred charges	—	0.1	(13.9)	(13.8)	(86.2)	—	(100.0)
Capitalization of interest costs during construction	—	—	—	—	10.1	—	10.1
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	18.7	—	18.7
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority shareholders	—	—	—	—	(0.9)	—	(0.9)
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	1.3	1.3	(1.9)	—	(0.6)
Other individually insignificant adjustments	—	0.1	(0.2)	(0.1)	0.0	—	(0.1)
Fair value adjustments relating to business combinations	—	(0.5)	1.3	0.8	(0.1)	—	0.7
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(20.4)	—	(20.4)	—	—	(20.4)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	9.6	—	9.6
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.0)	—	(1.0)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.5	—	3.5
Available-for-sale equity securities (temporary unrealized gain)	—	—	4.4	4.4	—	—	4.4
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	15.8	—	15.8
Fair value adjustments relating to the acquisition of Ipiranga/Refinary	—	—	—	—	62.6	—	62.6
Assets Retirement Obligation—Assets	—	—	—	—	23.1	—	23.1
Assets Retirement Obligation—Liabilities	—	—	—	—	—	—	(88.3)
Pension Plan	—	—	—	—	—	—	(5.7)
FIN 48	—	(7.0)	—	—	—	—	(12.9)
Accounting for refunds	—	—	—	—	—	—	(5.3)
Deferred tax effects	—	5.1	0.4	5.5	(29.6)	—	(24.1)
Minority Interest	—	—	—	—	27.7	—	27.7
Equity on U.S.GAAP adjustment	—	(23.8)	1.8	(22.0)	—	22.0	—

TOTAL SHAREHOLDERS’ EQUITY UNDER U.S.GAAP	9.0	1,945.3	1,486.0	3,438.3	2,699.5	(4,098.7)	1,935.9

Consolidated Statements of Income

for the period ended June 30, 2007 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
GROSS SALES AND SERVICES	—	—	382.1	382.1	7,543.1	(199.2)	7,726.0
Deductions	—	—	(90.0)	(90.0)	(312.2)	31.4	(370.8)

NET SALES AND SERVICES	—	—	292.1	292.1	7,230.9	(167.8)	7,355.2
Cost of sales and services		—	(261.9)	(261.9)	(6,557.3)	164.1	(6,655.1)

GROSS PROFIT	—	—	30.2	30.2	673.6	(3.7)	700.1

OPERATING (EXPENSES) INCOME	—	(11.0)	(57.3)	(68.3)	(423.0)	3.3	(488.0)

Selling		—	(13.4)	(13.4)	(164.7)	0.3	(177.8)
General and administrative	—	(0.1)	(41.1)	(41.2)	(178.8)	3.1	(216.9)
Depreciation and amortization	—	(10.9)	(3.7)	(14.6)	(82.8)	—	(97.4)
Other operating income, net	—	—	0.9	0.9	3.3	(0.1)	4.1

OPERATING INCOME (LOSS) BEFORE FINANCIAL ITEMS	—	(11.0)	(27.1)	(38.1)	250.6	(0.4)	212.1

Financial income (expenses), net	0.2	(22.0)	2.5	(19.5)	(7.1)	(8.7)	(35.1)
Nonoperating income (expenses), net	—	—	—	—	(2.0)	—	(2.0)

INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	0.2	(33.0)	(24.6)	(57.6)	241.5	(9.1)	175.0

INCOME AND SOCIAL CONTRIBUTION TAXES	—	10.5	—	10.5	(60.0)	0.2	(49.3)

Current	—	—	—	—	(77.4)	—	(77.4)
Deferred	—	10.5	—	10.5	11.5	—	22.0
Benefit of tax holidays	—	—	—	—	5.9	0.2	6.1

INCOME (LOSS) BEFORE EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	0.2	(22.5)	(24.6)	(47.1)	181.5	(8.9)	125.7
Equity in losses of affiliated companies	—	97.1	67.5	164.6	(0.1)	(164.6)	(0.1)
Employees statutory interest	—	—	—	—	(2.8)	—	(2.8)
Minority interest	—	—	—	—	(34.8)	(13.4)	(48.2)

NET INCOME (LOSS) UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	0.2	74.6	42.9	117.5	143.8	(186.9)	74.6
	0.0	—	—	—	0.0	—	0.0

Consolidated Statements of Income

for the period ended June 30, 2007 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
RECONCILIATION TO U.S.GAAP
Reversal of revaluation adjustments	—	—	0.4	0.4	1.0	—	1.4
Inflation accounting	—	—	(0.2)	(0.2)	(2.6)	—	(2.8)
Different criteria for:
Cancellation of subsidiaries' treasury stock	—	—	—	—	0.5	—	0.5
Deferred charges	—	0.2	(2.9)	(2.7)	(0.4)	—	(3.1)
Depreciation of interest costs capitalized during construction	—	—	—	—	(0.2)	—	(0.2)
Reversal of goodwill amortization	—	0.5	—	0.5	13.2	—	13.7
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	0.4	0.4	0.2	—	0.6
Translation adjustments—Canamex	—	—	—	—	(2.8)	—	(2.8)
Other individually insignificant adjustments	—	—	—	—	2.4	—	2.4
Assets Retirement Obligation—Assets					0.5	—	0.5
Assets Retirement Obligation—Liabilities					(0.6)	—	(0.6)
Fair value adjustments relating to business combinations	—	0.5	(1.3)	(0.8)	—	—	(0.8)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	2.2		2.2	—	—	2.2
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	0.7	—	0.7
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	0.1	—	0.1
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	(0.3)	—	(0.3)
Fair value adjustments relating to acquisition of Ipiranga/Refinary	—	—	—	—	(3.6)	—	(3.6)
FIN48	—	(7.0)	—	(7.0)	(0.1)	—	(7.1)
Accounting for refunds	—	—	—	—	0.5	—	0.5
Pension Plan	—	—	—	—	(2.2)	—	(2.2)
Deferred tax effects	—	0.2	1.3	1.5	0.6	—	2.1
Minority Interest	—	—	—	—	2.5	—	2.5
Equity on U.S.GAAP adjustment	—	13.1	(1.1)	11.9	—	(11.9)	—

NET INCOME (LOSS) UNDER USGAAP	0.2	84.3	39.5	123.7	153.2	(198.8)	78.3

Consolidated Statements of Cash Flows

for the period ended June 30, 2007 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	0.2	74.6	42.9	117.5	143.8	(186.9)	74.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	—	10.8	10.6	21.4	109.9	(0.1)	131.2
PIS and COFINS credit on depreciation	—	—	0.2	0.2	1.1	—	1.3
Loss on disposals of permanent assets	—	—	0.2	0.2	2.8	—	3.0
Interest, monetary and exchange variation (gains)	16.1	36.2	3.1	39.3	(116.8)	24.0	(37.4)
Allowance (reversal of provision) for losses on permanent assets	—	—	—	—	(2.8)	—	(2.8)
Equity in income (losses) of affiliated companies	—	(97.1)	(67.5)	(164.6)	0.1	164.6	0.1
Deferred income and social contribution taxes	—	(10.4)	(1.2)	(11.6)	(11.1)	—	(22.7)
Minority interest	—	—	—	—	34.8	13.4	48.2
Dividends received	—	—	—	—	2.0	0.2	2.2
Other	—	—	—	—	0.3	—	0.3
Decrease (increase) in operating assets:					—
Trade accounts receivable	—	—	3.6	3.6	(23.0)	3.4	(16.0)
Recoverable taxes	—	(1.8)	(4.9)	(6.7)	(17.6)	0.1	(24.2)
Inventories	—	—	(9.2)	(9.2)	2.3	0.8	(6.1)
Prepaid expenses	0.1	(1.2)	(0.6)	(1.8)	2.2	(0.4)	0.1
Dividends received	—	12.9	174.9	187.8	40.9	(228.7)	—
Other	—	(0.1)	(0.2)	(0.3)	(18.9)	(0.3)	(19.5)
Increase (decrease) in operating liabilities:
Suppliers	—	0.6	11.5	12.1	23.8	(4.0)	31.9
Salaries and related charges	—	—	(5.0)	(5.0)	(1.4)	—	(6.4)
Taxes	—	—	0.3	0.3	4.5	—	4.8
Income and social contribution taxes	—	(9.4)	0.3	(9.1)	27.5	—	18.4
Other	1.1	2.9	1.3	4.2	(5.4)	0.3	0.2
Net cash (used in) provided by operating activities	17.5	18.0	160.3	178.3	199.0	(213.6)	181.2

Consolidated Statements of Cash Flows

for the period ended June 30, 2007 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Oxiteno -Wolly Owned Guarantor Subsidiary	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	—	—	—	—	(122.7)	115.6	(7.1)
Proceeds from sales of short-term investments	—	—	—	—	453.0	—	453.0
Purchase of Ipiranga, net of cash acquired	—	(676.4)	(98.9)	(775.3)	101.1	142.1	(532.1)
Escrow deposits	—	—	(2.0)	(2.0)	(3.5)	—	(5.5)
Additions to property, plant and equipment	—	—	(40.9)	(40.9)	(230.6)	—	(271.5)
Additions to intangible assets	—	—	(0.6)	(0.6)	(2.9)	—	(3.5)
Additions to deferred charges	—	(11.9)	(2.5)	(14.4)	(27.4)	—	(41.8)
Proceeds from sales of property, plant and equipment	—	—	0.2	0.2	10.3	—	10.5
Other	—	—	—	—	(0.1)	—	(0.1)
Net cash (used in) provided by investing activities	—	(688.3)	(144.7)	(833.0)	177.2	257.7	(398.1)
CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	(17.5)	655.8	(7.2)	648.6	18.4	—	649.5
Long term financings and debentures:
Issuances	—	—	24.8	24.8	62.7	—	87.5
Repayments	—	—	—	—	(3.4)	—	(3.4)
Loans from affiliated companies:
Issuances	—	75.2	126.1	201.3	308.9	(503.3)	6.9
Repayments	—	(190.1)	(146.6)	(336.7)	(177.1)	503.3	(10.5)
Dividends paid	—	(61.1)	(43.2)	(104.3)	(163.4)	203.8	(63.9)
Capital increase	—	—	43.2	43.2	73.9	(117.1)	—
Acquisition of treasury shares	—	(20.9)	—	(20.9)	—	—	(20.9)
Net cash provided by (used in) financing activities	(17.5)	458.9	(2.9)	456.0	120.0	86.7	645.2
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(28.4)	—	(28.4)
Net increase (decrease) in cash and cash equivalents	—	(211.4)	12.7	(198.7)	467.8	130.8	399.9
Cash and cash equivalents at the beginning of the year	0.8	279.4	3.1	282.5	105.8	(4.0)	385.1
Cash and cash equivalents at the end of the year	0.8	68.0	15.8	83.8	573.6	126.8	785.0

Consolidated Balance Sheets

as of December 31, 2006

ASSETS	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT ASSETS
Cash and cash equivalents	0.8	234.6	3.1	237.7	146.6	—	385.1
Short-term investments		44.8	—	44.8	692.5	—	737.3
Trade accounts receivable, net	—	—	76.5	76.5	343.5	(60.0)	360.0
Inventories	—	—	69.4	69.4	148.2	(0.4)	217.2
Recoverable taxes	—	8.0	7.4	15.4	102.4	—	117.8
Deferred income and social contribution taxes	—	0.1	2.1	2.2	25.1	—	27.3
Dividends receivable	—	53.8	146.1	199.9	—	(199.9)	—
Other	—	0.3	1.7	2.0	5.1	(1.0)	6.1
Prepaid expenses	1.1	0.6	0.8	1.4	7.0	(0.9)	8.6

TOTAL CURRENT ASSETS	1.9	342.2	307.1	649.3	1,470.4	(262.2)	1,859.4

NON-CURRENT ASSETS
Long-term investments	—	—	—	—	548.0	—	548.0
Trade accounts receivable, net	—	—	0.5	0.5	18.7	—	19.2
Related companies	535.3	3.5	—	3.5	500.5	(1,031.9)	7.4
Deferred income and social contribution taxes	—	3.1	10.2	13.3	44.9	—	58.2
Recoverable taxes	—	18.7	34.7	53.4	11.9	—	65.3
Escrow deposits	—	0.2	0.6	0.8	13.5	—	14.3
Other	—	—	—	—	1.2	—	1.2
Prepaid expenses	8.2	0.2	2.2	2.4	8.9	(6.3)	13.2

TOTAL LONG—TERM ASSETS	543.5	25.7	48.2	73.9	1,147.6	(1,038.2)	726.8

PERMANENT ASSETS
Investments:
Subsidiary and affiliated companies	—	2,025.5	1,157.4	3,182.9	3.5	(3,181.1)	5.3
Other	—	—	19.1	19.1	6.4	—	25.5
Property, plant and equipment, net	—	—	223.4	223.4	889.1	(0.7)	1,111.8
Intangible assets, net	—	—	12.1	12.1	48.9	—	61.0
Deferred charges, net	—	—	11.5	11.5	100.8	—	112.3

TOTAL PERMANENT ASSETS	—	2,025.5	1,423.5	3,449.0	1,048.7	(3,181.8)	1,315.9

TOTAL ASSETS UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	545.4	2,393.4	1,778.8	4,172.2	3,666.7	(4,482.2)	3,902.1

Consolidated Balance Sheets

as of December 31, 2006

RECONCILIATION TO U.S. GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(1.7)	(1.7)	(25.6)	—	(27.3)
Inflation accounting	—	—	7.0	7.0	17.5	—	24.5
Different criteria for:
Deferred charges	—	—	(11.0)	(11.0)	(85.9)	—	(96.9)
Capitalization of interest costs during construction	—	—	—	—	0.3	—	0.3
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	16.3	—	16.3
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.1)	—	(1.1)
Other individually insignificant adjustments	—	0.0	—	0.0	1.0	—	1.0
Fair value adjustments relating to business combinations	—	(1.1)	2.6	1.5	—	—	1.5
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(22.6)	—	(22.6)	—	—	(22.6)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	8.9	—	8.9
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.8	—	3.8
Available-for-sale equity securities (temporary unrealized gain)	—	—	1.5	1.5	—	—	1.5
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	13.7	—	13.7
Deferred tax effects	—	5.0	0.4	5.4	13.5	—	18.9
Equity on U.S. GAAP adjustment	—	(38.5)	0.7	(37.8)	—	37.8	—

TOTAL ASSETS UNDER U.S. GAAP	545.4	2,336.2	1,778.3	4,114.5	3,628.0	(4,444.4)	3,843.5

Consolidated Balance Sheets

as of December 31, 2006

LIABILITIES	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT LIABILITIES
Loans and financing	1.1	—	27.6	27.6	126.4	—	155.1
Debentures	—	12.8	—	12.8	—	—	12.8
Suppliers	—	0.4	56.6	57.0	112.7	(57.2)	112.5
Payroll and related charges	—	—	18.9	18.9	62.3	—	81.2
Taxes payable	—	—	0.6	0.6	16.3	—	16.9
Dividends payable	—	96.7	43.3	140.0	161.3	(199.9)	101.4
Income and social contribution taxes	—	—	—	—	1.0	—	1.0
Deferred income and social contribution taxes	—	—	0.1	0.1	0.1	—	0.2
Other	—	—	0.5	0.5	3.0	(0.8)	2.7

TOTAL CURRENT LIABILITIES	1.1	109.9	147.6	257.5	483.1	(257.9)	483.8

NON-CURRENT
LONG-TERM LIABILITIES
Loans and financing	534.5	—	51.8	51.8	495.5	—	1,081.8
Debentures	—	300.0	—	300.0	—	—	300.0
Related companies	—	33.5	146.1	179.6	857.0	(1,031.9)	4.7
Deferred income and social contribution taxes	—	—	24.7	24.7	1.3	—	26.0
Other taxes and contributions—contingent liabilities	—	9.4	8.9	18.3	18.2	—	36.5
Other	—	—	0.6	0.6	2.1	—	2.7

TOTAL LONG-TERM LIABILITIES	534.5	342.9	232.1	575.0	1,374.1	(1,031.9)	1,451.7

MINORITY INTEREST	—	—	—	—	51.4	(18.3)	33.1

SHAREHOLDERS’ EQUITY
Capital	—	946.0	644.4	1,590.4	890.2	(1,534.6)	946.0
Capital reserve	—	3.0	—	3.0	95.6	(98.0)	0.6
Revaluation reserve	—	13.0	1.7	14.7	20.2	(21.9)	13.0
Profit reserves	9.8	983.2	753.0	1,736.2	450.6	(1,213.4)	983.2
Treasury shares	—	(4.6)	—	(4.6)	0.0	(4.7)	(9.3)
Retained earnings	—	—	—	—	301.5	(301.5)	—

TOTAL SHAREHOLDERS' EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	9.8	1,940.6	1,399.1	3,339.7	1,758.1	(3,174.1)	1,933.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	545.4	2,393.4	1,778.8	4,172.2	3,666.7	(4,482.2)	3,902.1
	—	—	—	—	—	—	—

Consolidated Balance Sheets

as of December 31, 2006

SHAREHOLDERS’ EQUITY RECONCILIATION TO U.S. GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(1.7)	(1.7)	(25.6)	—	(27.3)
Inflation accounting	—	—	7.0	7.0	17.5	—	24.5
Different criteria for:
Cancellation of subsidiaries' treasury stock	—	—	—	—	(2.1)	—	(2.1)
Deferred charges	—	—	(11.0)	(11.0)	(85.9)	—	(96.9)
Capitalization of interest costs during construction	—	—	—	—	0.3	—	0.3
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	16.3	—	16.3
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	0.8	0.8	(2.0)	—	(1.2)
Other individually insignificant adjustments	—	0.0	(0.2)	(0.2)	0.4	—	0.2
Fair value adjustments relating to business combinations	—	(1.1)	2.6	1.5	—	—	1.5
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(22.6)	—	(22.6)	—	—	(22.6)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	8.9	—	8.9
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.8	—	3.8
Available-for-sale equity securities (temporary unrealized gain)	—	—	1.5	1.5	—	—	1.5
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	13.7	—	13.7
Deferred tax effects	—	5.0	0.4	5.4	14.9	—	20.3
Minority Interest	—	—	—	—	0.7	—	0.7
Equity on U.S.GAAP adjustment	—	(38.5)	0.7	(37.8)	—	37.8	—

TOTAL SHAREHOLDERS' EQUITY UNDER U.S. GAAP	9.8	1,883.4	1,399.2	3,282.6	1,716.7	(3,136.3)	1,872.9

Consolidated Statements of Income

for the period ended June 30, 2006 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
GROSS SALES AND SERVICES	—	—	341.5	341.5	2,312.7	(154.5)	2,499.7
Deductions	—	—	(80.8)	(80.8)	(152.8)	29.0	(204.6)

NET SALES AND SERVICES	—	—	260.7	260.7	2,159.9	(125.5)	2,295.1
Cost of sales and services	—	—	(232.8)	(232.8)	(1,748.9)	122.3	(1,859.4)

GROSS PROFIT	—	—	27.9	27.9	411.0	(3.2)	435.7

OPERATING (EXPENSES) INCOME	(0.2)	(0.4)	(57.1)	(57.5)	(232.0)	3.1	(286.6)

Selling	—	—	(10.8)	(10.8)	(82.8)	—	(93.6)
General and administrative	(0.2)	(0.4)	(43.5)	(43.9)	(92.0)	3.2	(132.9)
Depreciation and amortization	—	—	(3.4)	(3.4)	(57.7)	—	(61.1)
Other operating income, net	—	—	0.6	0.6	0.5	(0.1)	1.0

OPERATING INCOME (LOSS) BEFORE FINANCIAL ITEMS	(0.2)	(0.4)	(29.2)	(29.6)	179.0	(0.1)	149.1

Financial income (expenses), net	0.2	3.7	4.5	8.2	26.5	—	34.9
Nonoperating income (expenses), net	(1.7)	—	(2.6)	(2.6)	(8.9)	—	(13.2)
INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	(1.7)	3.3	(27.3)	(24.0)	196.6	(0.1)	170.8

INCOME AND SOCIAL CONTRIBUTION TAXES	—	(6.0)	9.2	3.2	(53.9)	26.5	(24.2)

Current	—	(6.1)	9.2	3.1	(69.3)	—	(66.2)
Deferred	—	0.1	—	0.1	11.1	—	11.2
Benefit of tax holidays	—	—	—	—	4.3	26.5	30.8

INCOME (LOSS) BEFORE EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	(1.7)	(2.7)	(18.1)	(20.8)	142.7	26.4	146.6
Equity in losses of affiliated companies	—	153.9	120.5	274.4	0.6	(274.4)	0.6
Minority interest			—	—	(3.5)	1.2	(2.3)

NET INCOME (LOSS) UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	(1.7)	151.2	102.4	253.6	139.8	(246.8)	144.9

Consolidated Statements of Income

for the period ended June 30, 2006 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
RECONCILIATION TO U.S. GAAP
Reversal of revaluation adjustments	—	—	0.5	0.5	0.9	—	1.4
Inflation accounting	—	—	(0.3)	(0.3)	(1.9)	—	(2.2)
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	0.5	—	0.5
Deferred charges	—	—	(5.6)	(5.6)	(4.1)	—	(9.7)
Depreciation of interest costs capitalized during construction	—	—	—	—	(0.2)	—	(0.2)
Reversal of goodwill amortization	—	—	—	—	2.4	—	2.4
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	(0.8)	(0.8)	1.2	—	0.4
Translation adjustments—Canamex	—	—	—	—	1.7	—	1.7
Other individually insignificant adjustments	—	0.1	(0.1)	—	1.3	—	1.3
Fair value adjustment relating short term investment					—	—	—
Fair value adjustment relating long term investment					—	—	—
Fair value adjustments relating to business combinations	—	0.5	(1.3)	(0.8)	—	—	(0.8)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	2.2		2.2	—	—	2.2
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	0.7	—	0.7
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	0.1	—	0.1
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	(0.3)	—	(0.3)
Expenses of public offering of shares	—	—	—	—	—	—	—
Deferred tax effects	—	(0.6)	2.6	2.0	(0.7)	—	1.3
Minority Interest	—	—	—	—	—	—	—
Equity on U.S.GAAP adjustment	—	(3.3)	0.8	(2.6)	—	2.6	—

NET INCOME (LOSS) UNDER U.S. GAAP	(1.7)	150.1	98.2	248.2	141.4	(244.2)	143.7

Consolidated Statements of Cash Flows

for the period ended June 30, 2006 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	(1.7)	151.2	102.4	253.6	139.8	(246.8)	144.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	—	—	9.7	9.7	83.9	(0.1)	93.5
PIS and COFINS credit on depreciation	—	—	—	—	1.1	—	1.1
Loss on disposals of permanent assets	—	—	2.6	2.6	6.6	—	9.2
Interest, monetary and exchange variation (gains)	19.2	24.0	3.3	27.3	(108.9)	9.3	(53.1)
Allowance (reversal of provision) for losses on permanent assets	—	—	—	—	2.4	—	2.4
Equity in income (losses) of affiliated companies	—	(153.9)	(120.5)	(274.4)	(0.5)	274.3	(0.6)
Benefit of tax holidays	—	—	—	—	26.3	(26.3)	—
Deferred income and social contribution taxes	—	(0.1)	(9.2)	(9.3)	(1.9)	—	(11.2)
Minority interest	—	—	—	—	3.5	(1.2)	2.3
Other	—	—	—	—	(0.1)	0.1	—
Reversal of allowance for factory maintenance shutdown	—	—	1.2	1.2	5.6	—	6.8
Decrease (increase) in operating assets:					—
Trade accounts receivable	—	—	(8.3)	(8.3)	(59.3)	53.2	(14.4)
Recoverable taxes	—	(1.7)	(1.6)	(3.3)	(20.0)	0.1	(23.2)
Inventories	—	—	3.3	3.3	(9.6)	0.8	(5.5)
Prepaid expenses	—	0.2	(0.8)	(0.6)	0.5	(0.3)	(0.4)
Dividends received	—	75.5	48.1	123.6	—	(123.6)	—
Other	—	0.4	0.1	0.5	(0.3)	0.1	0.3
Increase (decrease) in operating liabilities:
Suppliers	—	—	51.9	51.9	1.1	(53.9)	(0.9)
Salaries and related charges	—	—	(2.7)	(2.7)	3.5	—	0.8
Taxes	—	—	0.7	0.7	4.0	—	4.7
Income and social contribution taxes	—	0.4	0.5	0.9	3.9	—	4.8
Other	0.4	—	(1.6)	(1.6)	(21.9)	(0.1)	(23.2)
Net cash (used in) provided by operating activities	17.9	96.0	79.1	175.1	59.7	(114.4)	138.3

Consolidated Statements of Cash Flows

for the period ended June 30, 2006 (unaudited)

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Oxiteno -Wolly Owned Guarantor Subsidiary	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	—	—	—	—	(577.7)	—	(577.7)
Proceeds from sales of short-term investments	—	—	—	—	92.7	—	92.7
Escrow deposits	—	(0.2)	—	(0.2)	0.5	—	0.3
Additions to investments	—	—	(1.1)	(1.1)	(0.1)	1.2	—
Additions to property, plant and equipment	—	—	(21.6)	(21.6)	(72.2)	—	(93.8)
Additions to intangible assets	—	—	(4.7)	(4.7)	(3.1)	—	(7.8)
Additions to deferred charges	—	—	(8.3)	(8.3)	(29.0)	—	(37.3)
Proceeds from sales of property, plant and equipment	—	—	0.1	0.1	3.6	—	3.7
Net cash (used in) provided by investing activities	—	(0.2)	(35.6)	(35.8)	(585.3)	1.2	(619.9)
CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	(20.4)	(26.5)	(18.4)	(44.9)	(26.7)	3.9	(88.1)
Long term financings and debentures:
Issuances	—	—	13.2	13.2	25.2	—	38.4
Repayments	—	—	—	—	2.5	—	2.5
Loans from affiliated companies:
Issuances	—	45.6	39.8	85.4	109.2	(191.9)	2.7
Repayments	—	(8.7)	(12.9)	(21.6)	(174.6)	191.9	(4.3)
Dividends paid	—	(86.8)	(64.5)	(151.3)	(59.9)	123.7	(87.5)
Capital increase	—	—	—	—	1.1	(1.1)	—
Net cash provided by (used in) financing activities	(20.4)	(76.4)	(42.8)	(119.2)	(123.2)	126.5	(136.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(6.6)	—	(6.6)
Net increase (decrease) in cash and cash equivalents	(2.5)	19.4	0.7	20.1	(655.4)	13.3	(624.5)
Cash and cash equivalents at the beginning of the year	2.5	359.7	4.7	364.4	747.8	(0.5)	1,114.2
Cash and cash equivalents at the end of the year	0.0	379.1	5.4	384.5	92.4	12.8	489.7

Ultrapar Participações S.A. and Subsidiaries

j)    Geographical area information

All long-lived assets are located in Brazil, except for long-lived assets located in Mexico, in the amount of R$ 32.6, as of June 30, 2007 (R$ 26.5 as of December 31, 2006).

The Company generates revenues from operations in Brazil and, as from December 2003, from Mexico, as well as from exports of products to clients located in foreign countries as shown below:

	June 30, 2007	June 30, 2006
	(unaudited)
Gross sales:
Brazil	7,531.1	2,281.5
Latin America, other than Brazil	116.3	107.5
Far East	32.1	37.1
Europe	31.8	38.1
North America	3.8	24.7
Other	10.9	10.8

Total	7,726.0	2,499.7

k)    Research and development expenses

Total research and development expenses amounted to R$ 9.1 and R$ 8.8 for the six-month period ended June 30, 2007 and 2006, respectively.

l)    Employee severance fund and termination payments

The Company is required to contribute 8% of each employee’s gross pay to an account maintained in the employee’s name in the Government Severance Indemnity Fund (FGTS). No other contributions to the FGTS are required. Additionally, effective September 2001, the Company is required to pay an additional tax equal to 0.5% of gross pay. Contributions are expensed as incurred.

Under Brazilian law, the Company is also required to pay termination benefits to employees who have been dismissed. The amount of the benefit is calculated as 40% of the accumulated contributions made by the Company to the FGTS during the employee’s period of service. Additionally, effective September 2001, the Company is required to pay a social tax of 10% of these accumulated contributions.

The Company does not accrue for these termination costs before a decision to terminate has been made, since the benefits are neither probable nor reasonably estimable. Actual termination costs paid on dismissal totaled R$ 9.6 and R$ 3.5 for the six-month period ended June 30, 2007 and 2006, respectively.

Ultrapar Participações S.A. and Subsidiaries

m) Changes in number of shares

The following table presents changes in number of shares issued, held in treasury and outstanding for the six month period ended June 30, 2007:

	Shares issued			Treasury shares			Outstanding shares
	Common (in thousands)	Preferred (in thousands)	Total (in thousands)	Common (in thousands)	Preferred (in thousands)	Total (in thousands)	Common (in thousands)	Preferred (in thousands)	Total (in thousands)
Shares at December 31, 2006	49,430	31,895	81,325	6	162	168	49,424	31,733	81,157
Acquisition of treasury shares	—	—	—	—	355	355	—	(355)	(355)
Shares granted to executives	—	—	—	—	—	—	—	—	—
Shares at June 30, 2007 (unaudited)	49,430	31,895	81,325	6	517	523	49,424	31,378	80,802

n) Aggregate transaction gains and losses

Total aggregate transaction gains and losses included in financial income or expense amounted to R$ 16.1 (gain) and R$ 15.6 (gain) for the six month period ended June 30, 2007 and 2006, respectively.

26.    Subsequent event

i) Ipiranga acquisition- Tag alongs

As mentioned in Note 3, in April of 2007 Ultrapar acquired the control of certain companies of Ipiranga Group. The acquisition process is structured in four stages. The first one was concluded in April 18 with the transfer of control. Currently the second stage of the process is being finished, which corresponds to the tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI). In October 22, the public offering of DPPI and RPI were carried out. The auction of CBPI is foreseen for November 8, 2007.

ii) ADENE exemption

In December 2006, the Camaçari plant’s tax exemption of subsidiary Oxiteno Nordeste S.A. Indústria e Comércio expired, as shown in Note 22.c). The subsidiary filed a request with ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, seeking a 75% income tax reduction until 2016, which was granted on May 25, 2007. On July 3, 2007, the benefit analysis report issued by ADENE was directed to the Federal Revenue Service to be ratified in up to 120 days, that expired on October 31, 2007. Thus the subsidiary will record in October of 2007 the reduction value in its results, with retroactive effect to January 1, 2007, in the amount of R$ 15.4.

Ultrapar Participações S.A.

Interim Financial Information for the nine-

month period Ended September 30, 2007

and Independent Accountants’ Review

Report

(A free translation of the original report in Portuguese as published in Brazil containing interim financial information prepared in accordance with accounting practices adopted in Brazil)

ULTRAPAR PARTICIPAÇÕES S.A.

IDENTIFICATION

01.01—CAPITAL COMPOSITION

Number of shares (Thousands)	Current quarter 09/30/2007	Prior quarter 06/30/2007	Same quarter in prior year 09/30/2006
Paid-up Capital
1 - Common	49,430	49,430	49,430
2 - Preferred	31,895	31,895	31,895
3 - Total	81,325	81,325	81,325
Treasury Stock
4 - Common	7	7	7
5 - Preferred	580	516	213
6 - Total	587	523	220

01.02—DIVIDENDS APPROVED AND/OR PAID DURING AND AFTER THE QUARTER

1 - ITEM	2 - EVENT	3 - APPROVAL	4 - REVENUE	5 - BEGINNING OF PAYMENT	7 - TYPE OF SHARE	8 - AMOUNT PER SHARE

01.03—SUBSCRIBED CAPITAL AND ALTERATIONS IN THE CURRENT YEAR

1 - ITEM	2 - DATE OF ALTERATION	3 - AMOUNT OF THE CAPITAL (IN THOUSANDS OF REAIS)	4 - AMOUNT OF THE ALTERATION (IN THOUSANDS OF REAIS)	5 - NATURE OF ALTERATION	7 - NUMBER OF SHARES ISSUED (THOUSAND)	8 - SHARE PRICE ON ISSUE DATE (IN REAIS)

(A free translation of the original report in Portuguese as published in Brazil)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

BALANCE SHEETS AS OF SEPTEMBER 30, 2007 AND JUNE 30, 2007 (unaudited)

(In thousands of Brazilian reais—R$)

		Parent Company		Consolidated
	Notes	09/30/2007	06/30/2007	09/30/2007	06/30/2007
ASSETS
CURRENT ASSETS
Cash and banks	—	552	297	81,958	47,069
Temporary cash investments	4	50,693	67,739	1,445,992	1,474,828
Trade accounts receivable	5	—	—	1,294,301	1,260,910
Inventories	6	—	—	566,380	540,443
Recoverable taxes	7	10,156	9,840	215,041	193,599
Deferred income and social contribution taxes	9a.	117	122	78,568	74,504
Prepaid expenses	10	1,294	1,908	17,840	20,474
Other	—	458	451	25,293	31,277

Total current assets		63,270	80,357	3,725,373	3,643,104

NONCURRENT ASSETS
Long-term investments	4	—	—	119,487	118,946
Trade accounts receivable	5	—	—	165,803	157,647
Related companies	8	79,866	85,481	43,111	42,148
Deferred income and social contribution taxes	9a.	26,641	13,484	128,856	109,707
Recoverable taxes	7	18,540	18,595	75,389	72,437
Escrow deposits	—	193	193	27,456	25,100
Prepaid expenses	10	11	45	30,448	29,077
Other	—	—	—	8,198	8,173

Total long-term assets		125,251	117,798	598,748	563,235

Permanent assets
Investments:
Subsidiary	11a.	2,467,566	2,417,390	—	—
Goodwill	—	401,320	411,825	—	—
Affiliated companies	11b.	—	—	12,157	12,242
Other	—	60	60	34,026	26,615
Property, plant and equipment	12	—	—	2,112,085	1,998,374
Intangible	13	—	—	67,897	67,967
Deferred charges	14	12,771	11,644	538,619	543,840

Total permanent assets		2,881,717	2,840,919	2,764,784	2,649,038

Total noncurrent assets		3,006,968	2,958,717	3,363,532	3,212,273

TOTAL ASSETS		3,070,238	3,039,074	7,088,905	6,855,377

The accompanying notes are integral part of these interim financial information

(A free translation of the original report in Portuguese as published in Brazil)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

BALANCE SHEETS AS OF SEPTEMBER 30, 2007 AND JUNE 30, 2007 (unaudited)

(In thousands of Brazilian reais—R$)

		Parent Company		Consolidated
	Notes	09/30/2007	06/30/2007	09/30/2007	06/30/2007
LIABILITIES
CURRENT LIABILITIES
Loans and financing	15	—	—	564,886	302,728
Debentures	15	1,014,789	1,004,752	1,017,181	1,015,263
Suppliers	—	501	970	453,714	450,745
Salaries and related charges	—	88	78	120,807	105,302
Taxes payable	—	43	52	45,303	51,608
Dividends payable	—	36,456	35,581	40,532	39,611
Income and social contribution taxes	—	—	—	65,237	36,343
Post-retirement benefits	23b.	—	—	6,828	7,240
Provision for contingencies	21a.	—	—	9,745	11,749
Deferred income and social contribution taxes	9a	—	—	176	208
Other	—	2,949	2,949	41,944	30,008

Total current liabilities		1,054,826	1,044,382	2,366,353	2,050,805

NONCURRENT
Long-term liabilities
Loans and financing	15	—	—	993,541	1,149,132
Debentures	15	—	—	350,000	350,000
Related companies	8	456	456	4,723	4,723
Deferred income and social contribution taxes	9a.	—	—	26,681	26,514
Provision for contingencies	21a.	—	—	89,699	88,002
Post-retirement benefits	23b.	—	—	67,776	71,691
Other	—	—	—	14,378	11,343

Total noncurrent liabilities		456	456	1,546,798	1,701,405

MINORITY INTEREST	—	—	—	1,167,330	1,115,685

SHAREHOLDERS’ EQUITY
Capital	16a.	946,034	946,034	946,034	946,034
Capital reserve	16c.	3,026	3,026	777	702
Revaluation reserve	16d.	11,975	12,310	11,975	12,310
Profit reserves	16e.,16f.	983,230	983,230	983,230	983,230
Treasury shares	16b.	(29,434)	(25,530)	(33,717)	(29,960)
Retained earnings	—	100,125	75,166	100,125	75,166

Total shareholders’ equity		2,014,956	1,994,236	2,008,424	1,987,482

Total minority interest and shareholders’ equity		2,014,956	1,994,236	3,175,754	3,103,167

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		3,070,238	3,039,074	7,088,905	6,855,377

The accompanying notes are integral part of these interim financial information

(A free translation of the original report in Portuguese as published in Brazil)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE QUARTERS ENDED SEPTEMBER 30, 2007 AND 2006 (unaudited)

(In thousands of Brazilian reais—R$, except for earnings per share)

		Parent Company		Consolidated
	Notes	09/30/07	09/30/06	09/30/07	09/30/06
GROSS SALES AND SERVICES	2a.	—	—	6,413,498	1,415,025
Deductions	—	—	—	(250,751)	(119,831)

NET SALES AND SERVICES		—	—	6,162,747	1,295,194
Cost of sales and services	2a.	—	—	(5,684,189)	(1,029,861)

GROSS PROFIT		—	—	478,558	265,333

EQUITY IN SUBSIDIARIES AND AFFILIATED COMPANIES	11a., 11b.	50,222	88,301	(85)	49
OPERATING (EXPENSES) INCOME		(10,687)	71	(341,592)	(153,391)

Selling	—	—	—	(139,579)	(51,303)
General and administrative	—	98	70	(136,917)	(70,562)
Management compensation	—	—	—	(1,512)	(1,459)
Depreciation and amortization	—	(10,781)	—	(64,409)	(30,785)
Other operating income, net	—	(4)	1	825	718

INCOME FROM OPERATIONS BEFORE FINANCIAL ITEMS		39,535	88,372	136,881	111,991
Financial income (expenses), net		(28,015)	722	(30,081)	(2,944)

Financial income	19	1,830	12,400	42,176	43,444
Financial expenses	19	(29,845)	(11,678)	(72,257)	(46,388)

INCOME FROM OPERATIONS		11,520	89,094	106,800	109,047
Nonoperating (expenses) income, net	17	—	—	(962)	(7,677)

INCOME BEFORE TAXES ON INCOME AND MINORITY INTEREST	—	11,520	89,094	105,838	101,370

INCOME AND SOCIAL CONTRIBUTION TAXES		13,151	(264)	(27,890)	(11,185)

Current	9b.	—	(318)	(51,038)	(35,506)
Benefit of tax holidays—ADENE	9b., 9c.	—	—	3,402	15,352
Deferred	9b.	13,151	54	19,746	8,969

INCOME BEFORE MINORITY INTEREST		24,671	88,830	77,948	90,185
Employees statutory interest	—	—	—	(1,635)	—
Minority interest	—	—	—	(51,642)	(1,355)

NET INCOME		24,671	88,830	24,671	88,830

EARNINGS PER SHARE—R$		0.30577	1.09525	0.30557	1.09525

The accompanying notes are integral part of these interim financial information

(A free translation of the original report in Portuguese as published in Brazil)

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007 AND 2006 (unaudited)

(In thousands of Brazilian reais—R$, except for earnings per share)

		Parent Company		Consolidated
	Notes	09/30/07	09/30/06	09/30/07	09/30/06
GROSS SALES AND SERVICES	2a.	—	—	14,139,495	3,914,718
Deductions	—	—	—	(621,513)	(324,445)

NET SALES AND SERVICES		—	—	13,517,982	3,590,273
Cost of sales and services	2a.	—	—	(12,339,305)	(2,889,278)

GROSS PROFIT		—	—	1,178,677	700,995

EQUITY IN SUBSIDIARIES AND AFFILIATED COMPANIES	11a., 11b.	147,267	242,171	(214)	696
OPERATING (EXPENSES) INCOME		(21,618)	(335)	(829,643)	(439,996)

Selling	—	—	—	(317,360)	(144,859)
General and administrative	—	17	(335)	(351,234)	(200,901)
Management compensation	—	—	—	(4,124)	(4,105)
Depreciation and amortization	—	(21,632)	—	(161,827)	(91,925)
Other operating income, net	—	(3)	—	4,902	1,794

INCOME FROM OPERATIONS BEFORE FINANCIAL ITEMS		125,649	241,836	348,820	261,695
Financial income (expenses), net		(49,996)	4,528	(65,218)	31,952

Financial income	19	10,621	40,680	111,041	117,261
Financial expenses	19	(60,617)	(36,152)	(176,259)	(85,309)

INCOME FROM OPERATIONS		75,653	246,364	283,602	293,647
Nonoperating (expenses) income, net	17	—	—	(2,907)	(20,911)

INCOME BEFORE TAXES ON INCOME AND MINORITY INTEREST	—	75,653	246,364	280,695	272,736

INCOME AND SOCIAL CONTRIBUTION TAXES		23,588	(6,332)	(77,187)	(35,370)

Current	9b.	—	(6,468)	(128,385)	(101,692)
Benefit of tax holidays—ADENE	9b., 9c.	—	—	9,486	46,105
Deferred	9b.	23,588	136	41,712	20,217

INCOME BEFORE MINORITY INTEREST		99,241	240,032	203,508	237,366
Employees statutory interest	—	—	—	(4,451)	—
Minority interest	—	—	—	(99,816)	(3,643)

NET INCOME		99,241	240,032	99,241	233,723

EARNINGS PER SHARE—R$		1.22917	2.95952	1.22917	2.88173

The accompanying notes are integral part of these interim financial information

(Amounts in thousands of Brazilian reais—R$, unless otherwise stated)

1.    Operations

Ultrapar Participações S.A. (the “Company”), with headquarters in the city of São Paulo, invests in commercial and industrial activities, including subscription or purchase of shares of other companies with similar activities.

Through its subsidiaries, the Company is engaged in the distribution of liquefied petroleum gas—LPG (Ultragaz), production and sale of chemicals (Oxiteno), and services in integrated logistics solution for special bulk (Ultracargo). After acquisition of the Ipiranga Group, in April 2007, the Company became engaged in the distribution of fuels/lubricants and related products in the South and Southeast Regions of Brazil. The Company also became engaged in oil refining (“Refinery”) through its stake in Refinaria de Petróleo Ipiranga S.A.

2.    Presentation of interim financial information and significant accounting practices

The accounting practices adopted by Ultrapar and its subsidiaries to record transactions and for the preparation of the Interim Financial Information—ITR are those established by accounting practices derived from the Brazilian Corporation Law and the Brazilian Securities Commission (CVM).

a) Results of operations

Determined on the accrual basis of accounting. Revenues from sales and respective costs are recognized when the products are delivered to the customers or services are performed, and the transfer of risks, rights and obligations associated with the ownership of products takes place.

b) Current and noncurrent assets

Temporary cash and long-term investments are stated at cost, plus accrued income (on a “pro rata temporis” basis), which approximate their market value. Temporary cash investments include the results from hedges, as described in Notes 4 and 20, that management intends to hold to maturity.

The allowance for doubtful accounts is recorded based on estimated losses and is considered sufficient by management to cover potential losses on accounts receivable.

Inventories are stated at the lower of average cost of acquisition or production, that do not overcome the market value.

Other assets are stated at the lower of cost or realizable values, including, when applicable, accrued income and monetary and exchange variation incurred or net of allowances for losses.

c) Investments

Significant investments in subsidiaries and affiliated companies are recorded under the equity method, as shown in Note 11.

Other investments are stated at acquisition cost, net of allowances for losses, should the losses not be considered temporary.

d) Property, plant and equipment

Stated at acquisition or construction cost, including financial charges incurred on constructions in progress and include revaluation write-ups based on appraisal reports issued by independent appraisers, in accordance with item 68, letter b), of CVM Resolution No. 183/95, as well as costs related to the maintenance of significant assets during scheduled factory maintenance operations.

Depreciation is calculated on a straight-line basis at the annual rates described in Note 12, and is based on the economic useful live of the assets.

Leasehold improvements in gas stations are depreciated over the effective contract terms or the useful life of the assets, if shorter.

e) Intangible

Stated at acquisition cost, net of allowance for losses, should the losses not be considered temporary, as shown in Note 13.

f) Deferred charges

Deferred charges comprise costs incurred in the installation of Company and its subsidiaries equipment at customers’ facilities amortized over the terms of the LPG supply contracts with these customers, project expenses and goodwill on acquisition of subsidiaries, as stated in Note 14.

g) Current and noncurrent liabilities

Stated at known or estimated amounts including, when applicable, accrued charges, monetary and exchange rate variations incurred until the interim financial information date.

h) Income and social contribution taxes on income

Income and social contribution taxes, current and deferred (according to CVM Resolution No. 273/98) are measured on the basis of effective rates and include the benefit of tax holidays, as mentioned in Note 9.b).

i) Provision for contingencies

The provision for contingencies is recorded for contingent risks with an estimated probable loss, based on the opinion of the internal and external legal advisors and administrators. Amounts are recorded based on the estimated costs and results of proceedings (see Note 21.a).

j) Actuarial commitment with post-retirement benefits

Actuarial commitments with the post-retirement benefits plan granted and to be granted to employees, retired employees and pensioners (net of plan assets) are provided for based on the actuarial calculation prepared by an independent actuary in accordance with the projected credit unit method, as mentioned in Note 23.b).

k) Basis for translation of the interim financial information of foreign subsidiaries

The interim financial information of foreign subsidiaries are translated into Brazilian reais at the current exchange rate in effect at the date of the interim financial information—ITR. The criteria for preparation of the interim financial information have been adapted to conform to accounting practices derived from the Brazilian Corporation Law.

l) Cash flow statement

The Company is presenting the statement of cash flow as supplementary information, prepared in accordance with Accounting Standards and Procedures No. 20 (NPC) issued by IBRACON—Brazilian Institute of Independent Auditors.

m) Use of estimates

The preparation of interim financial information in accordance with accounting practices derived from the Brazilian Corporation Law requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

3.    Consolidation principles

The consolidated interim financial information have been prepared in accordance with the basic consolidation principles established by accounting practices adopted in Brazil and by the Brazilian Securities Commission (CVM), and include the following direct and indirect subsidiaries:

	Ownership interest - %
	09/30/2007		06/30/2007
	Direct	Indirect	Direct	Indirect
Ultragaz Participações Ltda.	100	—	100	—
SPGás Distribuidora de Gás Ltda.	—	99	—	99
Companhia Ultragaz S.A.	—	99	—	99
Bahiana Distribuidora de Gás Ltda.	—	100	—	100
Utingás Armazenadora S.A.	—	56	—	56
LPG International Inc.	—	100	—	100
Ultracargo—Operações Logísticas e Participações Ltda.	100	—	100	—
Transultra—Armazenamento e Transporte Especializado Ltda.	—	100	—	100
Petrolog Serviços e Armazéns Gerais Ltda.	—	100	—	100
Terminal Químico de Aratu S.A.—Tequimar	—	99	—	99
Melamina Ultra S.A. Indústria Química	—	99	—	99
Oxiteno S.A. Indústria e Comércio	100	—	100	—
Oxiteno Nordeste S.A. Indústria e Comércio	—	99	—	99
Oxiteno Argentina Sociedad de Responsabilidad Ltda.	—	99	—	99
Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.	—	100	—	100
Barrington S.L.	—	100	—	100
Oxiteno México S.A. de C.V.	—	100	—	100
Oxiteno Servicios Corporativos S.A. de C.V.	—	100	—	100
Oxiteno Servicios Industriales S.A. de C.V.	—	100	—	100
Oxiteno International Corp.	—	100	—	100
Oxiteno Overseas Corp.	—	100	—	100
Oxiteno Andina, C.A.	—	100	—	—
Imaven Imóveis e Agropecuária Ltda.	100	—	100	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	32	—	32	—
Companhia Brasileira de Petróleo Ipiranga(*)	1	11	1	11
am/pm Comestíveis Ltda.(*)	—	11	—	11
Centro de Conveniências Millennium Ltda.(*)	—	11	—	11
Empresa Carioca de Produtos Químicos S.A.	—	11	—	11
Ipiranga Comercial Importadora e Exportadora Ltda.	—	11	—	11
Ipiranga Trading Limited	—	11	—	11
Tropical Transportes Ipiranga Ltda.	—	11	—	11
Ipiranga Imobiliária Ltda.	—	11	—	11
Ipiranga Logística Ltda.	—	11	—	11
Maxfácil Participações S.A.(**)	—	9	—	9
Isa-Sul Administração e Participações Ltda.	—	32	—	32
Comercial Farroupilha Ltda.	—	32	—	32
Ipiranga Administração de Bens Móveis Ltda.	—	32	—	32
Refinaria de Petróleo Ipiranga S.A.(***)	10	—	10	—

(*)	As informed in the “Material Event” of March 19, 2007 and the “Market Announcement” of April 19, 2007, distribution of fuels/lubricants and related products of these companies are divided between Ultrapar (South and Southeast Regions of Brazil) and Petrobras (North, Northeast and Center West Regions of Brazil).

(**)	Joint control among DPPI (16%), CBPI (34%) and União de Bancos Brasileiro S.A.—UNIBANCO (50%).

(***)	Oil refinery operations of Refinaria de Petróleo Ipiranga S.A. are equally shared among Petrobras, Ultrapar and Braskem, and the subsidiary was proportionality consolidated in these interim financial information in accordance with Article 32 of CVM Instruction No. 247/96.

On April 18, 2007 the Company, together with Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”), acquired the controlling interest of Ipiranga Group, as informed in “Material Event” published on April 19, 2007. Under the terms of the Acquisition Agreement signed by the three buyers, the Company acted as commission agent of Braskem and Petrobras, and for itself for the acquisition of the fuels/lubricants distribution and related products businesses located in the South and Southeast Regions of Brazil and Empresa Carioca de Produtos Químicos S.A. (“Ipiranga”), maintaining the brand Ipiranga. Petrobras holds the control of fuel distribution and lubricant businesses located in the North, Northeast and Center West Regions of Brazil (“North Distribution Assets”), and Braskem holds control of the petrochemical assets, represented by Ipiranga Química S.A., Ipiranga Petroquímica S.A. (IPQ) and the ownership in Copesul—Companhia Petroquímica do Sul (Copesul) (“Petrochemical Assets”).

The transaction is structured in 4 stages:

(i) acquisition of Ipiranga Group controlling interest (occurred on April 18, 2007);

(ii) tag along offering for the purchase of common shares issued by Companhia Brasileira de Petróleo Ipiranga (CBPI), Refinaria de Petróleo Ipiranga S.A. (RPI) and Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI), which registration order was filed with CVM on May 2nd, 2007;

(iii) merger of shares issued by CBPI, RPI and DPPI into Ultrapar; and

(iv) segregation of assets among Ultrapar, Petrobras and Braskem.

The conclusion of the transaction is forecasted to occur in the fourth quarter of 2007. In the first stage, the Company spent the net amount of R$ 676,432, Petrobras R$ 742,747 and Braskem R$ 651,928. Based on the initial balance sheet of March 31, 2007, the Company recorded a goodwill in the amount of R$ 424,680 in the first stage of the transaction, which is being amortized over 10 years starting in April 2007, based on the expected future profitability of Ipiranga.

The assets, liabilities and income of Ipiranga are reflect in the Company’s interim financial information since April, 2007, with minority interest presented separately in the consolidated interim financial information. As the Company acted as commission agent for Braskem and Petrobras, the assets acquired in for them were recorded as reduction of the amounts received in the same first stage of the transaction, not producing any effect in the Company’s interim financial information. The assets related to the operations of RPI’s oil refinery were proportionally consolidated in the Company’s interim financial information, since their control is shared equally with Petrobras and Braskem.

On April 30, 2007, the subsidiary Transultra—Armazenamento e Transporte Especializado Ltda. acquired the company Petrolog Serviços e Armazéns Gerais Ltda. for the amount of R$ 8,083, recording goodwill in the amount of R$ 6,507, amortized in 10 years, based on its expected of future profitability.

On September 13, 2007, the subsidiary Barrington S.L. acquired the company Arch Química Andina, C.A. in Venezuela in amount of US$ 7,631 equivalent R$ 14,972, that after acquisition started to call Oxiteno Andina, C.A., recording goodwill in the amount of R$ 164, amortized in 10 years, based on its expected of future profitability.

Upon consolidation, intercompany investments, accounts, transactions and profits were eliminated. Minority interest in subsidiaries is presented separately in the interim financial information.

4.    Temporary cash and long-term investments

These investments, contracted with leading banks, are substantially composed of: (i) private securities issued by leading banks and fixed-income funds, all linked to the interbank deposit rate (CDI); (ii) abroad, in cash investments, in notes issued by the Austrian Government in Brazilian reais and linked to the interbank deposit rate (CDI), and in Dual Currency Deposits; and (iii) currency hedge transaction. Such investments are stated at cost plus accrued income on a “pro rata temporis” basis.

	Parent Company		Consolidated
	09/30/2007	06/30/2007	09/30/2007	06/30/2007
Austrian notes	—	—	415,237	439,197
Dual Currency Deposits(a)	—	—	468,503	248,613
Foreign investments(b)(c)	—	—	197,078	454,144
Securities and fixed-income funds in Brazil	50,693	67,739	563,865	519,190
Net expenses on hedge transaction(d)	—	—	(79,204)	(67,370)

Total	50,693	67,739	1,565,479	1,593,774

Current portion	50,693	67,739	1,445,992	1,474,828
Noncurrent portion	—	—	119,487	118,946

(a)	Dual Currency Deposits are investments of the subsidiary Oxiteno Overseas Corp., whose yield can be in US dollars or Brazilian reais, depending on the US dollar rate as of the maturity date. If the US dollar rate is lower than the strike rate on the maturity date, the yield of this operation will be in US dollars plus interest of 7.3% per year; otherwise, it will be in Brazilian reais plus average interest of 13.7% per year. The subsidiary records the investment at the lower of the two alternative yields, which until September 30, 2007 was represented by the US dollar. Up to September 30, 2007 the exchange rate has always remained below the strike rate.

(b)	Investments made by the subsidiaries Oxiteno Overseas Corp., Oxiteno International Corp., LPG International Inc. and Oxiteno México S.A. de C.V. in fixed-income funds, certificates of deposit and investment grade corporate securities.

(c)	In April 2006, subsidiary Oxiteno Overseas Corp., owner of notes in the amount of US$ 60 million issued by Companhia Ultragaz S.A. in the international market in 1997 (Original Notes), sold these Original Notes to a foreign financial institution. Concurrently, subsidiary Oxiteno Overseas Corp. acquired from this financial institution a credit linked note backed by the Original Notes. This transaction provides a financial gain for the Company corresponding to the difference between the interest rate paid for the credit linked note and the Original Notes, as mentioned in Note 15.b).

(d)	Accumulated gain or loss (see Note 20).

5.    Trade accounts receivable (consolidated)

	09/30/2007	06/30/2007
Domestic customers Ipiranga / Refinery	817,010	802,374
Other domestic customers	377,667	377,920
Financing to customers	284,580	263,197
Foreign customers	125,576	89,941
(-) Advances on foreign exchange contracts	(85,002)	(57,632)
(-) Allowance for doubtful accounts	(59,727)	(57,243)

	1,460,104	1,418,557

Current portion	1,294,301	1,260,910
Noncurrent portion	165,803	157,647

Financing to customers are directed to the reimbursement of reforms and modernizations of gas stations, acquisition of products and market development of fuel and lubricant distribution.

The changes in the allowance for doubtful accounts are shown below:

Balance at June 30, 2007	57,243
Addition recorded as selling expenses	5,685
Utilization	(3,201)

Balance at September 30, 2007	59,727

6.    Inventories (consolidated)

	09/30/2007			06/30/2007
	Cost	Provision for losses	Net	Cost	Provision for losses	Net
Finished products	153,083	(3,658)	149,425	147,247	(3,152)	144,095
Work in process	2,536	—	2,536	1,114	—	1,114
Raw materials	77,624	(35)	77,589	81,398	(37)	81,361
Liquefied petroleum gas (LPG)	24,674	—	24,674	20,491	—	20,491
Fuel, lubricants and grease	248,566	(428)	248,138	230,389	(375)	230,014
Supplies and cylinders for resale	35,783	(2,891)	32,892	44,512	(1,261)	43,251
Advances to suppliers	31,126	—	31,126	20,117	—	20,117

	573,392	(7,012)	566,380	545,268	(4,825)	540,443

The changes in the provision for losses on inventories are shown below:

Balance at June 30, 2007	4,825
Additions	2,988
Reversal	(801)

Balance at September 30, 2007	7,012

7.    Recoverable taxes

Represented substantially by credit balances of ICMS (state Value Added Tax—VAT), PIS and COFINS (taxes on revenue), and income and social contribution taxes.

	Parent Company		Consolidated
	09/30/2007	06/30/2007	09/30/2007	06/30/2007
Income and social contribution taxes	28,635	28,373	124,562	107,571
ICMS	—	—	166,968	155,427
Provision for losses—ICMS(*)	—	—	(42,963)	(40,909)
PIS and COFINS	21	21	24,792	19,882
VAT of subsidiary Oxiteno México S.A. de C.V.	—	—	7,677	15,420
Manufacturing Tax—IPI	—	—	7,043	7,439
Other	40	41	2,351	1,206

Total	28,696	28,435	290,430	266,036

Current portion	10,156	9,840	215,041	193,599
Noncurrent portion	18,540	18,595	75,389	72,437

(*)	The provision refers to credit balances that the subsidiaries estimate they will not be able to offset in the future.

The changes in the provision for losses on ICMS are shown below:

Balance at June 30, 2007	40,909
Addition	5,398
Reversal	(3,344)

Balance at September 30, 2007	42,963

The increase in the balance of income and social contribution tax credits is mainly due to the inclusion of Ipiranga.

The increase in the balance of ICMS is due to the credits addition by Ipiranga and the increase in ICMS credits of the Camaçari (Bahia State) plant of the subsidiary Oxiteno Nordeste S.A Indústria e Comércio, due to measures taken by the Bahia State, which made it difficult to utilize credits for import payment or to transfer them to third parties. The total balance of credits from this plant corresponds to R$ 76,036 as of September 30, 2007 (R$ 66,334 as of June 30, 2007), of which R$ 37,337 have already been reviewed by the tax authorities and are awaiting release by the state finance department of Bahia for commercialization. In addition to these credits, the subsidiary’s management is working on a series of additional measures for consumption of the plant’s ICMS balance. The allowance for loss of the plant’s credits was recognized on the basis of the maximum discount expected on their commercialization. The PIS and COFINS credits are being utilized to offset other federal taxes, mainly income and social contribution taxes on income.

8.    Related companies

	Parent Company
	Loan
	Asset	Liability
Oxiteno S.A. Indústria e Comércio	72,103	—
Ultragaz Participações Ltda.	7,763	—
Melamina Ultra S.A. Indústria Química	—	456

Total at September 30, 2007	79,866	456

Total at June 30, 2007	85,481	456

	Consolidated
	Loans		Trade accounts
	Asset	Liability	Receivable	Payable
Química da Bahia Indústria e Comércio S.A.	—	3,641	—	—
Serma Associação dos Usuários de Equipamentos de Processamentos de Dados e Serviços Correlatos	9,948	—	—	—
Petroquímica União S.A.	—	—	—	2,359
Oxicap Indústria de Gases Ltda.	—	—	—	1,141
Liquigás Distribuidora S.A.	—	—	203	—
Petróleo Brasileiro S.A. Petrobras	—	—	5,717	187,056
Copagaz Distribuidora de Gás S.A.	—	—	63	—
Braskem S.A.	—	—	—	10,323
SHV Gás Brasil Ltda.	—	—	53	—
Plenogás—Distribuidora de Gás S.A.	—	871	—	—
Refinaria de Petróleo Ipiranga S.A.(*)	33,163	—	31	10,339
Other	—	211	34	—

Total at September 30, 2007	43,111	4,723	6,101	211,218

Total at June 30, 2007	42,148	4,723	8,117	206,548

(*)	The loan with Refinaria de Petróleo Ipiranga S.A., refers to the acquisition of subscription rights from Distribuidora de Produtos de Petróleo Ipiranga S.A., with maturity on October 3, 2007. The amount in the table above refers to the loan amounts that were not eliminated on consolidation, given that RPI’s consolidation is proportional and DPPI’s is full.

	Consolidated
	Operations		Financial expenses
	Sales	Purchases
Petroquímica União S.A.	134	98,095	—
Oxicap Indústria de Gases Ltda.	—	7,972	—
Liquigás Distribuidora S.A.	2,902	—	—
Química da Bahia Indústria e Comércio S.A.	—	—	(110)
Petróleo Brasileiro S.A.—Petrobras	28	8,973,925	—
Copagaz Distribuidora de Gás S.A.	972	—	—
Braskem S.A.	26,035	515,314	—
SHV Gás Brasil Ltda.	1,214	—	—
Refinaria de Petróleo Ipiranga S.A.(**)	411	299,501	1,529
Other	576	—	—

Total at September 30, 2007	32,272	9,894,807	1,419

Total at September 30, 2006	42,899	2,070,985	(232)

(**)	Purchase and sales transactions refer substantially to fuel supplies of RPI to DPPI. The amount in the table above refers to the amounts that were not eliminated on consolidation, given that RPI’s consolidation is proportional and DPPI’s is full.

Purchase and sale transactions refer substantially to purchases of raw materials, other materials and transportation and storage services, carried out at market prices and conditions.

9.    Income and social contribution taxes

a) Deferred income and social contribution taxes

The Company and its subsidiaries recognize tax assets and liabilities, which do not expire, arising from tax loss carryforwards, temporary add-backs, revaluation of property, plant and equipment, and other procedures. The tax credits are based on continuing profitability from operations. Deferred income and social contribution taxes are presented in the following principal categories:

	Parent Company		Consolidated
	09/30/2007	06/30/2007	09/30/2007	06/30/2007
Assets:
Deferred income and social contribution taxes on:
Provision for loss of assets	—	—	43,787	42,023
Provision for contingencies	—	—	40,651	38,076
Provision for post-retirement benefits (see Note 23.b)	—	—	24,949	24,974
Other provisions	117	122	40,316	36,840
Income and social contribution tax loss carryforwards	26,641	13,484	57,721	42,298

Total	26,758	13,606	207,424	184,211

Current portion	117	122	78,568	74,504
Noncurrent portion	26,641	13,484	128,856	109,707

Liabilities:
Deferred income and social contribution taxes on:
Revaluation of property, plant and equipment	—	—	634	684
Accelerated depreciation	—	—	173	180
Income earned abroad	—	—	26,050	25,858

Total	—	—	26,857	26,722

Current portion	—	—	176	208
Noncurrent portion	—	—	26,681	26,514

The estimated recovery of deferred income and social contribution tax assets is shown below:

	Parent Company	Consolidated
Until 1 year	117	78,568
From 1 to 2 years	13,011	47,808
From 2 to 3 years	6,850	26,350
From 3 to 4 years	6,780	31,422
From 5 to 7 years	—	15,438
From 8 to 10 years	—	7,838

	26,758	207,424

b) Conciliation of income and social contribution taxes in the statements of income

Income and social contribution taxes are reconciled to official tax rates as follows:

	Parent Company		Consolidated
	09/30/2007	09/30/2006	09/30/2007	09/30/2006
Income before taxes, equity in subsidiary and affiliated companies and minority interest	(71,614)	4,193	276,458	272,040
Official tax rates - %	34	34	34	34

Income and social contribution taxes at official rates	24,349	(1,426)	(93,996)	(92,494)

Adjustments to the effective tax rate:
Operating provisions and nondeductible expenses/nontaxable income	—	(13)	774	8,599
Adjustments to estimated income	—	—	5,933	1,360
Interest on capital	(761)	(4,893)	—	—
Workers’ meal program (PAT)	—	—	987	649
Other	—	—	(371)	411

Income and social contribution taxes before benefit of tax holidays	23,588	(6,332)	(86,673)	(81,475)

Benefit of tax holidays—ADENE	—	—	9,486	46,105
Income and social contribution taxes in the statements of income	23,588	(6,332)	(77,187)	(35,370)

Current	—	(6,468)	(128,385)	(101,692)
Deferred	23,588	136	41,712	20,217
Benefit of tax holidays—ADENE	—	—	9,486	46,105

c) Tax exemption

The following subsidiaries have partial or total exemption from income tax in connection with a government program for the development of the Northeast Region of Brazil:

Subsidiary	Plants	Incentive - %	Expiration date
Oxiteno Nordeste S.A. Indústria e Comércio(*)	Camaçari plant	100	2006
Bahiana Distribuidora de Gás Ltda.	Mataripe plant	75	2013
	Suape plant	100	2007
	Ilhéus plant	25	2008
	Aracaju plant	25	2008
	Caucaia plant	75	2012
Terminal Químico de Aratu S.A.—Tequimar	Aratu Terminal	75	2012
	Suape Terminal	75	2015

(*)	In December 2006, this plant’s exemption expired and a request was filed with ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, seeking a 75% income tax reduction until 2016, which was granted on May 25, 2007. On July 3, 2007, the benefit analysis report issued by ADENE was directed to the Federal Revenue Service to be ratified in up to 120 days that expired on October 31, 2007. Thus the subsidiary will record in October of 2007 the reduction value in its results, with retroactive effect to January 1, 2007, in amount of R$ 15,418.

10.    Prepaid expenses (consolidated)

	09/30/2007	06/30/2007
Rents	24,109	20,391
Marketing	5,377	5,453
Expenses with bond issuances	8,932	12,683
Insurance premium	2,212	3,373
Taxes, mainly Municipal Real Estate Tax—IPTU Vehicle Tax—IPVA	3,713	2,113
Other prepaid expenses	3,945	5,538

	48,288	49,551

Current portion	17,840	20,474
Noncurrent portion	30,448	29,077

11.    Investments

a) Subsidiaries of the Company

	Investments		Equity method
	09/30/2007	06/30/2007	09/30/2007	09/30/2006
Ultragaz Participações Ltda.	425,040	408,923	51,158	86,039
Ultracargo—Operações Logísticas e Participações Ltda.	216,538	213,403	10,245	2,770
Imaven Imóveis e Agropecuária Ltda.	49,560	48,394	3,487	3,420
Oxiteno S.A. Indústria e Comércio	1,505,160	1,485,072	62,861	149,942
Distribuidora de Produtos de Petróleo Ipiranga S.A.	169,834	165,145	9,200	—
Companhia Brasileira de Petróleo Ipiranga	101,243	95,944	10,125	—
Refinaria de Petróleo Ipiranga S.A. (joint subsidiary)	191	509	191	—

	2,467,566	2,417,390	147,267	242,171

b) Affiliated Companies (consolidated)

	Investments		Equity method
	09/30/2007	06/30/2007	09/30/2007	09/30/2006
Química da Bahia Indústria e Comércio S.A.	3,540	3,551	65	641
Oxicap Indústria de Gases Ltda.	1,627	1,573	(44)	55
Transportadora Sulbrasileira de Gás S.A.	6,990	7,118	(235)	—

	12,157	12,242	(214)	696

In the consolidated interim financial information, the investment of subsidiary Oxiteno S.A. Indústria e Comércio in the affiliated company Oxicap Indústria de Gases Ltda. is carried under the equity method based on the affiliate’s interim financial information as of August 31, 2007. Other subsidiaries are valued based on the interim financial information as of September 30, 2007.

12.    Property, plant and equipment (consolidated)

	Annual depreciation average rates - %	09/30/2007				06/30/2007
		Revalued cost	Accumulated depreciation	Allowance for realization	Net book value	Net book value

Land	—	180,415	—	(197)	180,218	177,464
Buildings	4	616,008	(286,705)	—	329,303	324,187
Leasehold improvements	4	188,884	(69,836)	—	119,048	114,971
Machinery and equipment	8	1,062,301	(538,805)	(655)	522,841	463,259
Equipment and fixtures for the distribution of fuels / lubricants	10	748,047	(447,983)	—	300,064	303,906
Gas tanks and cylinders for LPG	10	281,606	(174,729)	—	106,877	110,741
Vehicles	21	223,383	(167,052)	—	56,331	55,794
Furniture and fixtures	10	58,653	(33,472)	—	25,181	24,570
Construction in progress	—	343,017	—	—	343,017	302,236
Advances to suppliers	—	84,247	—	—	84,247	84,548
Imports in transit	—	13,253	—	—	13,253	5,140
IT equipment	20	141,887	(110,526)	—	31,361	31,490
Other		450	(106)	—	344	68

		3,942,151	(1,829,214)	(852)	2,112,085	1,998,374

The changes in the provision for losses on property, plant and equipment are shown below:

Balance at June 30, 2007	1,029
Write off	(177)

Balance at September 30, 2007	852

Construction in progress refers substantially to construction of the fatty alcohols plant of subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda. in the amount of R$ 220,197, as well as expansions and renovations of the subsidiaries’ plants, the construction and modernization of gas stations and terminals for distribution of fuel of subsidiaries Companhia Brasileira de Petróleo Ipiranga and Distribuidora de Petróleo Ipiranga S.A., in the amount of R$ 42,898.

Advances to suppliers refer basically to purchase of equipment for the fatty alcohols plant of subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.

The subsidiaries recorded, in previous years, revaluation of property, plant and equipment items. The revaluation balances are shown below:

	09/30/2007			06/30/2007
	Revaluation	Accumulated depreciation	Net book value	Net book value

Land	16,088	—	16,088	16,088
Buildings	43,866	(35,296)	8,570	8,946
Machinery and equipment	31,738	(30,815)	923	972
Gas tanks and cylinders	48,873	(48,873)	—	—
Vehicles	661	(661)	—	—

	141,226	(115,645)	25,581	26,006

The depreciation of theses revaluations in the amount of R$ 1,292 as of September 30, 2007 (R$ 1,424 as of September 30, 2006) was recorded in the statements of income. The amount of deferred taxes on revaluations totals R$ 6,909 as of September 30, 2007 (R$ 7,072 as of June 30, 2007), of which R$ 634 as of September 30, 2007 (R$ 684 as of June 30, 2007) is recorded as noncurrent liabilities, as shown in Note 9.a), and R$ 6,275 as of September 30, 2007 (R$ 6,388 as of June 30, 2007) is accrued in the same period in which certain subsidiaries realize the revaluation reserve, since these revaluations occurred prior to the issuance of CVM Resolution No. 183/95.

13.     Intangible assets (consolidated)

	Annual amortization average rate - %	09/30/2007				06/30/2007
		Cost	Accumulated amortization	Provision for losses	Net book value	Net book value

Software	20	109,472	(76,125)	—	33,347	32,689
Commercial property rights	3	16,334	(2,083)	—	14,251	14,388
Goodwill	20	15,466	(10,817)	—	4,649	5,138
Technology	20	20,374	(5,198)	—	15,176	15,323
Other	10	1,431	(121)	(836)	474	429

		163,077	(94,344)	(836)	67,897	67,967

The changes in the provision for losses on intangibles are shown below:

Balance at June 30, 2007	836
Addition	—

Balance at September 30, 2007	836

Commercial property rights, mainly those described below:

•

On July 11, 2002, subsidiary Terminal Químico de Aratu S.A.—Tequimar signed a contract with CODEBA—Companhia Docas do Estado da Bahia for use of the site where the Aratu Terminal is located for another 20 years, renewable for the same period. The price paid by Tequimar amounted to R$ 12,000 and is being amortized from August 2002 to July 2042.

•

Further, subsidiary Terminal Químico de Aratu S.A.—Tequimar has a lease agreement for an area adjacent to the Port of Santos for 20 years, effective December 2002 and renewable for another 20 years, for building and operating a terminal for receiving, tanking, handling and distribution of bulk liquids. The price paid by Tequimar was R$ 4,334 and is being amortized from August 2005 until December 2022.

14.     Deferred charges (consolidated)

	Annual amortization average rates - %	09/30/2007			06/30/2007
		Cost	Accumulated amortization	Net book value	Net book value

Expenses with studies and projects	20	72,885	(16,828)	56,057	52,839
Pre-operating expenses	12	6,728	(3,129)	3,599	3,779
Installation of Ultrasystem equipment at customers’ facilities	33	188,428	(123,583)	64,845	61,399
Goodwill	10	439,795	(26,680)	413,115	424,845
Other	20	2,445	(1,442)	1,003	978

		710,281	(171,662)	538,619	543,840

Expenses on studies and projects include, mainly, the LPG distribution structure review project and expenses for the Rio de Janeiro Petrochemical Complex (COMPERJ) project.

Goodwill related to the share acquisitions of Petrolog Serviços e Armazéns Gerais Ltda. in the amount of R$ 6,507, and for Ipiranga in the amount of R$ 424,680 are being amortized in 120 months (see Note 3).

15.     Loans, financing and debentures (consolidated)

a) Composition

Description	09/30/2007	06/30/2007	Index/currency	Annual Interest rate 2007 - %	Maturity
Foreign currency:
Syndicated loan	111,897	115,718	US$	5.05	2008
Notes in the foreign market(b)	113,148	115,919	US$	9.0	2020
Notes in the foreign market(c)	468,983	482,520	US$	7.25	2015
Notes in the foreign market(d)	105,543	112,506	US$	9.88	2008
Working capital loan	6,442	6,391	MX$ + TIIE(i)	1.0	2008
Working capital loan	—	2,575	US$	7.12 to 8.55	2007
Foreign financing	22,080	23,561	US$ + LIBOR	2.0	2009
Inventories and property, plant and equipment financing	20,765	22,656	MX$ + TIIE(i)	From 1.1 to 2.0	From 2009 to 2014
Inventories and property, plant and equipment financing	10,077	3,233	US$ + LIBOR	From 1.0 to 1.5	From 2009 to 2010
Import financing (REFINIMP)	6,673	1,946	US$	7.4	2007
Import financing (FINIMP)	—	5,178	US$ + LIBOR	0.23	2007
Advances on foreign exchange contracts	53,820	36,824	US$	From 5.79 to 6.30	< 260 days
National Bank for Economic and Social Development (BNDES)	7,298	9,020	UMBNDES(ii)	From 8.49 to 10.75	From 2007 to 2011
National Bank for Economic and Social Development (BNDES)	13,277	10,631	US$	From 7.54 to 10.69	From 2010 to 2013
Export prepayments, net of linked operations	6,502	6,695	US$	6.2	2008

Subtotal	946,505	955,373

Local currency:
National Bank for Economic and Social Development (BNDES)	233,700	199,712	TJLP(iii)	From 1.80 to 4.85	From 2007 to 2013
National Bank for Economic and Social Development (BNDES)	2,390	4,736	IGP-M(iv)	6.5	2008
Government Agency for Machinery and Equipment Financing (FINAME)	67,801	73,792	TJLP(iii)	From 2.7 to 5.1	From 2007 to 2011
Research and projects financing (FINEP)	64,448	67,300	TJLP(iii)	From (2.0) to 5.0	From 2009 to 2014
Debentures (e.1)	302,332	312,073	CDI	102.5	2008
Debentures (e.2)	712,457	692,679	CDI	102.5	2008
Debentures (e.3)	352,392	360,511	CDI	103.8	2011
Banco do Nordeste do Brasil	94,807	44,168		From 9.78 to 11.50	2018
Financial institutions	146,660	91,429	CDI	100	2008
Debit balance	186	15,004		Free of charge	2007
Other	1,930	346	CDI	107	2007

Subtotal	1,979,103	1,861,750

Total financing and debentures	2,925,608	2,817,123

Current liabilities	(1,582,067)	(1,317,991)

Non current liabilities	1,343,541	1,499,132

(i)	MX$ = Mexican peso; TIIE = Mexican break-even interbank interest rate.

(ii)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of the BNDES debt in foreign currency, 93%, of which is linked to the U.S. dollar.

(iii)	TJLP = fixed by the CMN (National Monetary Council); TJLP is the basic cost of BNDES financing.

(iv)	IGP-M = General Market Price Index, is a measure of Brazilian inflation calculated by the Getúlio Vargas Foundation.

The long-term portion matures as follows:

	09/30/2007	06/30/2007
From 1 to 2 years	238,496	433,009
From 2 to 3 years	222,508	219,069
From 3 to 4 years	179,230	164,239
From 4 to 5 years	50,817	36,197
Over 5 years	652,490	646,618

	1,343,541	1,499,132

b) Notes in the foreign market

In June 1997, the subsidiary Companhia Ultragaz S.A. issued US$ 60 million in notes, (Original Notes), maturing in 2005. In June 2005, maturity was extended to June 2020, with put/call options in June 2008.

In June 2005, the subsidiary Oxiteno Overseas Corp. acquired the full amount of Original Notes, with funds from a syndicated loan in the amount of US$ 60 million with maturity in June 2008 and interest rate of 5.05% per year. The syndicated loan was guaranteed by the Company and the subsidiary Oxiteno S.A. Indústria e Comércio.

In April 2006, subsidiary Oxiteno Overseas Corp. sold the Original Notes to a financial institution. Concurrently, the subsidiary acquired from this financial institution a credit linked note backed by the Original Notes, as mentioned in Note 4, thus obtaining an additional return on this investment. The transaction matures in 2020, and the subsidiary as well as the financial institution may redeem it early, although the subsidiary has only an annual option of redemption (purchase) in or after June 2008. In the event of insolvency of the financial institution, Companhia Ultragaz S.A. would be required to settle the Original Notes, although Oxiteno Overseas Corp. would continue to be the creditor of the credit linked note. Thus, the Company stopped eliminating the Original Notes in its interim financial information.

c) Notes in the foreign market

In December 2005, the subsidiary LPG International Inc. issued notes in the amount of US$ 250 million, maturing in December 2015, with annual interest rate of 7.25% paid semiannually, with the first payment scheduled for June 2006. The issue price was 98.75% of the notes’ face value, which represented a total yield for investors of 7.429% per year upon issuance. The notes were guaranteed by the Company and by Oxiteno S.A. Indústria e Comércio.

As a result of the issuance of notes and the syndicated loan, the Company and its subsidiaries mentioned above are subject to covenants that limit, among other things:

•

Limitation of transactions with shareholders that hold amounts of 5% or more of any class of Capital Stock of the Company, except upon fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with a third party;

•	Obligation of having Board of Directors resolution for transactions with related parties higher than US$ 15 million (excepting transactions by the Company with subsidiaries and between subsidiaries);

•	Restriction of disposal of the totality or near totality of the assets of Company and subsidiaries;

•	Restriction of encumbrances on assets in excess of US$ 150 million or 15% of the value of consolidated tangible assets;

•	Maintenance of financial ratio, between consolidated net debt and consolidated EBITDA (Earning Before Interest, Taxes, Depreciation and Amortization), less than or equal to 3.5; and

•	Maintenance of financial ratio, between consolidated EBITDA and consolidated net financial expenses higher than or equal to 1.5.

The restrictions imposed on the Company and its subsidiaries are usual in transactions of this nature and have not limited their ability to conduct their businesses to date.

d) Notes in the foreign market

On August 1, 2003, subsidiary Companhia de Petróleo Ipiranga issued US$ 135 millions in notes in the international market. On August 1, 2005, when the interest levied increased from 7.875% per year to 9.875% per year, these securities were partly redeemed in the amount of US$ 1.3 million or R$ 3.1 millions. In 2006, partial redemption was performed in the amount of US$ 79.6 millions or R$ 164.9 millions, which represented the acceptance of CBPI’s repurchase offer to the note holders.

e) Debentures

e.1) On March 1, 2005, the Company issued a single series of 30,000 nonconvertible debentures, whose main features are:

Nominal unit value:	R$ 10,000.00

Final maturity:	March 1, 2008

Nominal value payment:	Lump sum at final maturity

Yield:	102.5% of CDI

Yield payment:	Semiannually, beginning March 1, 2005

Repricing:	None

The debentures are subject to commitments that restrict, among other things, certain operations of merger or spin-off, as well as the disposal of operating assets that would result in a reduction of more than 25% of consolidated net sales, and also included the obligation to maintain a consolidated net debt to consolidated EBITDA ratio less than or equal to 3.5. Thus far, none of these commitments have restricted the ability of the Company and its subsidiaries to conduct business.

e.2) On April 11, 2007, the Company issued debentures in the amount of R$ 889,000, of which a first series was received on April 18, 2007, in the total amount of R$ 675,000 with maturity on April 11, 2008 and semiannual yield of 102.5% of CDI, and the second series in the amount of R$ 214,000 to be issued.

Nominal unit value:	R$ 675,000,000.00

Final maturity:	April 11, 2008

Nominal value payment:	Lump sum at final maturity

Yield:	102.5% of CDI

Yield payment:	Semiannually, beginning October11, 2007

Repricing:	None

e.3) On April 18, 2006, subsidiary Companhia Brasileira de Petróleo Ipiranga registered in the Brazilian Securities and Exchange Commission—CVM, the public distribution of 35,000 debentures, single series, non-convertible into shares and non-preferred (chirographary) whose main features are:

Nominal unit value:	R$ 10,000.00

Final maturity:	April 1, 2011

Nominal value payment:	three quotas in 2009, 2010 and 2011

Yield:	103.8% of CDI

Yield payment:	Semiannually, beginning April 1, 2006

f) Collateral

A portion of the financing is collateralized by liens on property, plant and equipment, shares, promissory notes and guarantees provided by the Company and its subsidiaries, as shown below:

	09/30/2007	06/30/2007
Amount of financing secured by:
Property, plant and equipment	67,897	74,403
Shares of affiliated companies and minority stockholders’ guarantees	2,390	4,736

	70,287	79,139

Other loans are collateralized by guarantees issued by the Company and by the future flow of exports. The Company is responsible for sureties and guarantees offered on behalf of its subsidiaries, amounting to R$ 1,001,629 as of September 30, 2007 (R$ 979,182 as of June 30, 2007).

Certain subsidiaries have issued guarantees to financial institutions related to amounts owed to those institutions by some of their customers (vendor financing). In the event any subsidiary is required to make a payment under the guarantees, the subsidiary may recover such amounts paid directly from its customers through commercial collection. Maximum future payments related to these guarantees amount to R$ 23,537 as of September 30, 2007 (R$ 20,043 as of June 30, 2007), with terms of up to 210 days. As of September 30, 2007, the Company and its subsidiaries have not incurred any loss nor recorded any liability related to these guarantees.

16.     Shareholders’ equity

a) Capital

The Company is a listed corporation with shares traded on the São Paulo and New York Stock Exchanges. Subscribed and paid-up capital is represented by 81,325,409 shares without par value, comprised of 49,429,897 common and 31,895,512 preferred shares.

As of September 30, 2007, 9,992,004 preferred shares were outstanding abroad, in the form of American Depositary Receipts—ADRs.

Preferred shares are not convertible into common shares, do not entail voting rights, and have priority in capital redemption, without premium, in the event of liquidation of the Company.

At the beginning of 2000, the Company granted, through a shareholders agreement, tag-along rights, which assure to minority stockholders identical conditions to those negotiated by the controlling shareholders in case of disposal of shareholding control of the Company.

The Company is authorized to increase its capital, regardless of amendment to the bylaws, through a resolution of the Board of Directors, until it reaches R$ 1,500,000, by means of issuance of common or preferred shares, without keeping the existing ratio, observed the limit of 2/3 of preferred shares to the total shares issued.

b) Treasury shares

The Company acquired its own shares at market prices, without capital reduction, for holding in treasury and subsequent disposal or cancellation, in accordance with the provisions of Brazilian Securities Commission (CVM) Instructions No. 10, of February 14, 1980, and No. 268, of November 13, 1997.

During the period of 2007, 418,500 preferred shares were acquired at the average cost of R$ 59.37 per share regarding to the share repurchase program approved in the Board of Director’s Meeting of August 02, 2006.

As of September 30, 2007, the Company’s interim financial information record 580,197 preferred shares and 6,617 common shares in treasury, which were acquired at the average cost of R$ 50.51 and R$ 19.30 per share, respectively. The consolidated financial information record 827,147 preferred shares and 6,617 common shares in treasury, which were acquired at the average cost of R$ 42.52 and R$ 19.30 per share, respectively.

The market price of preferred shares issued by the Company as of June 30, 2007 on the São Paulo Stock Exchange (BOVESPA) was R$ 71.05.

c) Capital reserve

The capital reserve in the amount of R$ 3,026 reflects the goodwill on the disposal of shares at market price to be held in treasury in the Company’s subsidiaries, at the average price of R$ 36.00 per share. Executives of these subsidiaries were given the usufruct opportunity to have such shares, as described in Note 22.

d) Revaluation reserve

This reserve reflects the revaluation write-up of assets of subsidiaries and is realized based upon depreciation, write-off or disposal of revalued assets, including the related tax effects.

In some cases, taxes on the revaluation reserve of certain subsidiaries are recognized only upon the realization of this reserve, since the revaluations occurred prior to the publication of CVM Resolution No. 183/95, as mentioned in Note 12.

e) Retention of profits reserve

This reserve is supported by the investment program, in conformity with article 196 of Brazilian corporate law, and includes both a portion of net income and the realization of the revaluation reserve.

f) Realizable profits reserve

This reserve is established in conformity with article 197 of Brazilian corporate law, based on the equity in subsidiaries and affiliated companies. Realization of the reserve usually occurs upon receipt of dividends, disposal and write-off of investments.

g) Conciliation of shareholders’ equity—Company and consolidated

	09/30/2007	06/30/2007
Shareholders’ equity—Company	2,014,956	1,994,236
Treasury shares held by subsidiaries, net of realization	(4,283)	(4,430)
Capital reserve arising from sale of treasury shares to subsidiaries, net of realization	(2,249)	(2,324)

Shareholders’ equity—consolidated	2,008,424	1,987,482

h) Reconciliation of net income—Parent Company and consolidated

The reconciliation of net income, Parent Company and consolidated, shows the effect of the reversal of the allowance for scheduled factory maintenance of some subsidiaries, net of income and social contribution taxes, recorded in retained earnings, in accordance with CVM Resolution No. 489/05 and Technical Interpretation No. 01/06 by IBRACON, as follows:

09/30/2006
Net income—Parent Company	240,032
Reversal of allowance for factory maintenance by the subsidiary Oxiteno S.A. Indústria e Comércio	(796)
Reversal of allowance for factory maintenance by the subsidiary Oxiteno Nordeste S.A. Indústria e Comércio	(5,513)

Net income—consolidated	233,723

17.    Nonoperating expenses, net (consolidated)

Composed mainly of R$ 1,532 as of September 30, 2007 (R$ 12,871 as of September 30, 2006) in write-off of deferred assets related to studies and projects, and R$ 1,375 as of September 30, 2007 (R$ 8,040 as of September 30, 2006) of result on the sale of property, plant and equipment, mainly gas cylinders and vehicles.

18.    Segment information

The Company has four relevant segments: gas, chemicals, logistics and distribution. The gas segment distributes LPG to retail, commercial and industrial consumers mainly in the South, Southeast and Northeast Regions of Brazil. The chemicals segment primarily produces ethylene oxide and by products, which are raw materials for the textiles, foods, cosmetics, detergents, agricultural chemicals, paints and varnishes industries, among other. Operations in the logistics segment include storage and transportation, mainly in the Southeast and Northeast Regions of Brazil. The distribution segment operates in distribution of fuels, lubricants and related products in the South and Southeast Regions of Brazil. Reportable segments are strategic business units that offer different products and services. Intersegment sales are transacted at prices approximating those that could be obtained with third parties.

The main financial information about each of the Company’s reportable segments is presented as follows:

	09/30/2007						09/30/2006 Consolidated
	Ultragaz	Oxiteno	Ultracargo	Ipiranga	Other	Consolidated
Net sales, net of related-party transactions	2,341,146	1,205,060	137,380	9,824,876	9,520	13,517,982	3,590,273
Income from operations before financial income (expenses) and equity in subsidiary and affiliated companies	111,052	69,551	16,278	168,975	(16,822)	349,034	260,999
Total assets, net of related parties	852,135	2,627,607	376,700	2,676,003	556,460	7,088,905	3,734,709

In the table above, the column “other” is composed mainly by parent company Ultrapar Participações S.A., that recorded the goodwill on the acquisition of Ipiranga, and by the participation in the oil refining business.

19.    Financial income and expenses, net (consolidated)

	09/30/2007	09/30/2006
Financial income:
Interest on temporary cash investments and noncurrent investments	108,579	124,565
Interest on trade accounts receivable	12,706	3,831
Monetary and exchange variation income	(11,514)	(12,546)
Other income	1,270	1,411

	111,041	117,261

Financial expenses:
Interest on loans and financing	(71,663)	(64,885)
Interest on debentures	(84,026)	(35,108)
Bank charges	(13,409)	(9,825)
Monetary and exchange variations expenses	37,127	14,707
Financial results from currency hedge transactions	(17,139)	(14,441)
CPMF/IOF/other financial expenses (see Note 21 a)	(16,202)	28,300
Other expenses	(10,947)	(4,057)

	(176,259)	(85,309)

Financial (expenses) income, net	(65,218)	31,952

20.    Risks and financial instruments (consolidated)

The main risk factors to which the Company and its subsidiaries are exposed reflect strategic/operating and economic/financial aspects. Strategic/operating risks (such as behavior of demand, competition, technological innovation, and significant structural changes in industry, among others) are addressed by the Company’s management model. Economic/financial risks mainly reflect customer default, macroeconomic variables, such as exchange and interest rates, as well as the characteristics of the financial instruments used by the Company. These risks are managed through control policies, specific strategies and the determination of limits, as follows:

•

Customer default—These risks are managed by specific policies for accepting customers and analyzing credit, and are mitigated by diversification of sales. As of September 30, 2007, Oxiteno S.A. Indústria e

Comércio and its subsidiaries maintained R$ 1,433 (R$ 1,374 as of June 30, 2007), the subsidiaries of Ultragaz Participações Ltda. maintained R$ 14,955 (R$ 13,531 as of June 30, 2007), and Ipiranga / Refinery maintained R$ 42,921 (R$ 41,920 as of June 30, 2007) as an allowance for doubtful accounts.

•

Interest rates—The Company and its subsidiaries adopt conservative policies to obtain and invest funds and to minimize the cost of capital. Temporary cash investments of the Company and its subsidiaries are comprised mainly of transactions linked to the CDI, as described in Note 4. A portion of the financial assets is intended for foreign currency hedges, as mentioned below. Borrowings are mainly originated from the BNDES, debentures and foreign currency financing, as mentioned in Note 15.

•

Exchange rate—The Company’s subsidiaries use hedge instruments (mainly CDI and US$) available in the financial market to cover assets and liabilities in foreign currency, so as to reduce the exchange variation effects on their results. Such hedges have amounts, periods and indexes substantially equivalent to the assets and liabilities in foreign currency to which they are linked. Shown below are the assets and liabilities in foreign currency, translated into Brazilian reais at September 30, 2007 and June 30, 2007:

	09/30/2007	06/30/2007
Assets:
Investments abroad and hedges	201,647	63,339
Foreign cash and cash equivalents	5,098	1,150
Temporary cash and long-term investments in foreign currency	665,581	702,757
Receivables from foreign customers, net of advances on exchange contracts and allowance for loss	40,449	32,178

	912,775	799,424

Liabilities:
Foreign currency financing	946,505	955,373
Import payables	(8,436)	14,646

	938,069	970,019

Net asset position	(25,294)	(170,595)

The exchange rate variation related to cash and banks, investments, temporary cash investments, and long-term cash investments of foreign subsidiaries was recorded as financial expense in the consolidated financial information of income for September 30, 2007, in the amount of R$ 19,423 (financial expense of R$ 12,660 as of September 30, 2006).

•	Market value of financial instruments

Market value of financial instruments as of September 30, 2007 and June 30, 2007 are as follows:

	09/30/2007		06/30/2007
	Book value	Market value	Book value	Market value
Financial assets:
Cash and banks	81,958	81,958	47,069	47,069
Temporary cash investments	1,445,992	1,459,976	1,474,828	1,488,616
Noncurrent investments	119,487	120,806	118,946	120,286

	1,647,437	1,662,740	1,640,843	1,655,971

Financial liabilities:
Current and long-term loans	1,558,427	1,581,578	1,451,860	1,477,397
Current and long-term debentures	1,367,181	1,367,089	1,365,263	1,365,234

	2,925,608	2,948,667	2,817,123	2,842,631

Investment-
Investments in affiliated companies	34,026	47,970	26,615	33,036

The market value of financial instruments was obtained through the commonly used marking to market methodology, which consists of carrying the balances of the instruments until the maturity at the respective contracted rates, discounting them to present value at market rates as of September 30, 2007 and June 30, 2007. The market value of investment in affiliated company is based on the share price trading on the São Paulo Stock Exchange (BOVESPA).

21.     Contingencies and commitments (consolidated)

a) Labor, civil and tax lawsuits

The Petrochemical Industry Labor Union, of which the employees of Oxiteno Nordeste S.A. Indústria e Comércio are members, filed an action against the subsidiary in 1990, demanding compliance with the adjustments established in a collective labor agreement, in lieu of the salary policies effectively followed. At the same time, the employers’ association proposed a collective bargaining for the interpretation and clarification of the fourth clause of the agreement. Based on the opinion of its legal counsel, who analyzed the last decision of the Federal Supreme Court (STF) on the collective bargaining, as well as the status of the individual lawsuit of the subsidiary, management believes that a reserve is not necessary as of September 30, 2007.

The subsidiaries Companhia Ultragaz S.A. and SPGás Distribuidora de Gás Ltda. are parties to an administrative proceeding at CADE (Administrative Council for Economic Defense), under the allegation of anticompetitive practice in municipalities of a region of the State of Minas Gerais in 2001. In September 2005, the SDE (Economic Law Department) issued a technical notice recommending to CADE a ruling against the companies involved in this proceeding. In their defense, the subsidiaries’ arguments, among others, are that: (i) under the terms of the notice issued by the Company’s chief executive officer on July 4, 2000, the subsidiaries’ employees were forbidden to discuss with third parties matters related to prices; and (ii) no consistent evidence was attached to the proceeding’s records. In view of the arguments presented, the fact that the technical notice has no binding effect on CADE’s decision, and their legal counsel’s opinion, the subsidiaries did not record a provision for this issue. Should CADE’s decision be unfavorable, the subsidiaries can still discuss the issue at the judicial level.

The subsidiary Companhia Ultragaz S.A. is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of São Paulo. Such lawsuits involve: (i) individual suits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering; (ii) lawsuit for reimbursement of expenses by the administration company of the shopping mall and its insurance company; and (iii) class action suit seeking indemnification for property damage and pain and suffering for all the victims injured and deceased. The subsidiary believes that it has presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion. Of the 58 lawsuits judged thus far, a favorable judgment was obtained for 57, and of these 20 have already been dismissed; only 1 had an unfavorable decision, which is still subject to appeal, and whose amount, should the decision be upheld, is R$ 17. Three lawsuits have not yet been judged. The subsidiary has insurance coverage for these lawsuits, and the uninsured contingent amount is R$ 23,595. The Company has not recorded any provision for this amount, since it believes the probability of loss is remote.

The Company and its subsidiaries obtained injunctions to pay PIS and COFINS (taxes on revenues) without the changes introduced by Law No. 9718/98 in its original version. The ongoing questioning refers to the levy of these taxes on sources other than revenues. Recently the STF has decided the matter favorable to the taxpayer. Although it is a precedent, the effect of this decision does not automatically apply to all companies, since they must await judgment of their own lawsuits. In the first semester of 2007, final decisions were rendered for the Company and its subsidiaries which reversed the accrual previously recorded, in the amount of R$ 12,759 (in the first semester of 2006—R$ 17,217 of accrual reversal and R$ 26,225 of recovery of amounts paid in previous periods), net of attorney’s fees. The Company has other subsidiaries whose lawsuits have not yet been judged. Should there be final favorable outcomes for the subsidiaries in all lawsuits still not judged, the Company estimates that the total positive effect in income before income and social contribution taxes should reach R$ 29,300, net of attorney’s fees.

Subsidiary Oxiteno S.A. Indústria e Comércio accrued R$ 9,360 as of September 30, 2007 (R$ 9,212 as of June 30, 2007) for ICMS tax assessments being judged at a lower-level and appeal-level administrative courts. The subsidiary is currently awaiting decision on the appeal.

Subsidiary Utingás Armazenadora S.A. has challenged in court ISS (Service Tax) tax assessments issued by the municipal government of Santo André. Legal counsel of the subsidiary classifies the risk as low, since a significant portion of the lower-court decisions was favorable to the subsidiary. The thesis defended by the subsidiary is supported by the opinion of a renowned tax specialist. The unprovisioned updated amount of the contingency as of September 30, 2007 is R$ 40,777 (R$ 39,028 as of June 30, 2007).

On October 7, 2005, the subsidiaries of Ultragaz Participações Ltda. filed for and obtained an injunction to support the offset of PIS and COFINS credits against other federal taxes administered by the Federal Revenue Service (SRF), notably corporate income tax and social contribution taxes. According to the injunction obtained, the subsidiaries have been making judicial deposits for these debits in the amount of R$ 68,920 as of September 30, 2007 (R$ 55,858 as of June 30, 2007) and recognizing the corresponding liability for this purpose.

Subsidiaries Ultragaz Participações Ltda, Cia. Ultragaz S.A., Utingás Armazenadora S.A., Terminal Químico de Aratu S.A.—Tequimar, Transultra—Armazenamento e Transporte Especializado Ltda. and Ultracargo Operações Logísticas e Participações Ltda., hold judicial measures petitioning the full and immediate utilization of supplementary monetary adjustment based on the Consumer Price Index (IPC) / National Treasury Bonds (BTN) for 1990 (Law No. 8.200/91), and hold accruals in the amount of R$ 13,347 (R$ 13,098 as of June 30, 2007) as a possible contingency, in case of unfavorable outcome of such lawsuits.

On December 29, 2006, the subsidiaries Oxiteno S.A Indústria e Comércio, Oxiteno Nordeste S.A Indústria e Comércio, Companhia Ultragaz S.A. and Transultra Armazenamento e Transporte Especializado Ltda filed for an injunction seeking the deduction of ICMS from the PIS and COFINS tax basis. Oxiteno Nordeste S.A. Indústria e Comércio received an injunction and is paying the amounts into judicial deposits, as well as recording the respective accrual in the amount of R$ 7,487 (R$ 4,933 as of June 30, 2007); the others subsidiaries did not receive similar injunction and are waiting the judgment of an appeal to Regional Federal Court—TRF of the 3rd Region.

The Company and some subsidiaries filed a request for an injunction seeking not to be subject to the legislation that restricted the offset of corporate income tax (IRPJ) and social contribution (CSLL) tax loss carryforwards computed through December 31, 1994 to 30% of income for the year. There are good precedents for these discussions when it is proven that there was only a postponement of payment of IRPJ and CSLL to the following years, as is the case of the Company’s subsidiaries, and legal counsel understands that the chances of success of the challenge in the judicial sphere is possible. The contingency is estimated at R$ 6,562.

Regarding Ipiranga / Refinery, the main provisions for contingencies refer to: (a) requirements for the reversal of ICMS credits on transportation services taken during the freight reimbursement system established by DNC (currently National Agency for Petroleum—ANP), in the amount of R$ 7,590; (b) requirements for the reversal of ICMS credits in the State of Minas Gerais, on interstate outflows carried under Article 33 of ICMS Agreement 66/88, which allowed the maintenance of credits and which was suspended by an injunction conceded by the Supreme Court—STF, in the amount of R$ 27,158; (c) reversal of the deduction of unconditional discounts from the ICMS calculation basis, in the State of Minas Gerais, as a result of tax substitution, in the amount of R$ 15,538; (d) litigation based on clauses of contracts with clients; (e) claims made by former employees and outsourced personnel regarding salary related amounts.

The main tax contingencies of Ipiranga / Refinery which present risks evaluated as possible, and which, based in this evaluation, have not been accrued for in the interim financial information, refer to ICMS, in the total amount of R$ 110,605 and relate, mainly to: (a) requirements for the reversal of credits on interstate outflows; (b) requirements of ICMS on the purchases of basic oils; (c) demands to reverse credits related with interstate transport services operations; (d) demands to reverse credits derived from excess taxation generated on the purchase of products in the petroleum refinery under the tax substitution system; (e) demands to reverse credits in operations with alcohol (anhydrous fuel alcohol) in the State of São Paulo; (f) tax assessment resulting from operations of alcohol loan devolutions (anhydrous fuel alcohol). In addition, subsidiary Distribuidora de Produtos de Petróleo Ipiranga S.A.- DPPI and its subsidiaries have tax assessments concerning non-homologation of IPI credits originated in acquisitions of products whose subsequent sales had no taxation. The non-accrued contingent amount as of September 30, 2007, is R$ 20,734.

The Company and its subsidiaries have other ongoing administrative and judicial proceedings; legal counsel classified the risks on these proceedings as possible and/or remote and, therefore, no reserves for potential losses on these proceedings have been recorded. The Company and its subsidiaries also have litigations that aims at recovery of taxes and contributions, that have not been registered in the interim financial information due to their contingent nature.

Judicial deposits and provisions are summarized below:

Provisions	Balance in 06/30/2007	Additions	Write-off	Interest	Balance in 09/30/2007
Income and social contribution taxes	77,560	10,385	—	1,842	89,787
PIS and COFINS on other revenues	1,896	7,345	—	170	9,411
PIS on rendering of services	291	—	—	3	294
ICMS	65,122	—	(4,933)	596	60,785
INSS	2,375	—	(35)	57	2,397
Other	1,776	50	—	63	1,889
Civil lawsuits	4,985	140	(298)	260	5,087
Labor claims	13,432	934	(2,008)	485	12,843
(-) Judicial deposits	(67,686)	(14,001)	—	(1,362)	(83,049)

Total	99,751	4,853	(7,274)	2,114	99,444

b) Contracts

Subsidiary Terminal Químico de Aratu S.A.—Tequimar has contracts with CODEBA and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with their port facilities in Aratu and Suape, respectively. Such contracts establish minimum cargo movement of 1,000,000 tons per year for Aratu, effective through 2022, and 250,000 tons per year for Suape, effective through 2027. If annual movement is less than the minimum required, the subsidiary is required to pay the difference between the actual movement and the minimum contractual movement, using the port rates in effect at the date established for payment. As of September 30, 2007, such rates were R$ 4.59 and R$ 3.97 per ton for Aratu and Suape, respectively. The subsidiary has met the minimum cargo movement limits since inception of the contracts.

Subsidiary Oxiteno Nordeste S.A. Indústria e Comércio has a supply contract with Braskem S.A, that establishes a minimum consumption level of ethylene per year. The minimum purchase commitment and the actual demand for the period ended June 30, 2007 and 2006, expressed in tons of ethylene, are summarized below. Should the minimum purchase commitment not be met, the subsidiary would be liable for a fine of 40% of the current ethylene price for the quantity not purchased.

	Minimum purchase commitment		Actual demand
	2007	2006	2007	2006
In tons of ethylene	180,000	137,900	145,569	137,361

On August 16, 2006, the subsidiary signed a memorandum of understanding, altering the ethylene supply contract with Braskem S.A. described above. The memorandum of understanding regulates new conditions of ethylene supply through 2021, and in 2007 and 2008 the subsidiary is having access to an additional volume of ethylene, with the minimum quantity in tons increasing to 180 thousand and 190 thousand, respectively.

c) Insurance coverage for subsidiaries

The Company has insurance policies to cover various risks, including loss and damage from fire, lightning, explosion of any nature, windstorm, plane crash and electrical damage, among others, protecting the plants and other branches of all subsidiaries except Ipiranga / Refinery, with coverage amounting to US$404 million.

For the plants of Oxiteno S.A. Indústria e Comércio, Oxiteno Nordeste S.A. Indústria e Comércio and Oxiteno México S.A. de C.V., there is also loss of income insurance against losses from potential accidents related to their assets, with coverage amounting to US$242 million.

A civil liability insurance program covers the Company and its subsidiaries, with global coverage of US$ 200 millions, for losses and damage from accidents caused to third parties, related to the commercial and industrial operations and/or distribution and sale of products and services.

Group life insurance, personal accident insurance, health insurance, and domestic and international transportation insurance are also contracted.

Ipiranga / Refinery have an insurance and risk management program which provides coverage for all their insurable assets, as well as coverage against risks resulting from the interruption of production, by means of an operating risk policy negotiated with the national and international insurance market, through the Brazilian Reinsurance Institute.

The coverage and limits insured by the policies are based on a detailed study of risks and losses, prepared by local insurance consultants. Management considers the type of insurance contracted sufficient to cover possible claims, in view of the nature of the activities of the companies.

The main coverages are related to operating risks, loss of profits, multiple industrial perils, multiple office risks, named perils—pools and civil liability.

22.     Share compensation plan (consolidated)

The Extraordinary Shareholders’ Meeting held on November 26, 2003 approved a compensation plan for management of the Company and its subsidiaries, which provides for: (i) the initial grant of usufruct of shares issued by the Company and held in treasury by the subsidiaries in which the beneficiaries are employed; and (ii) the transfer of the beneficial ownership of the shares after ten years from the initial grant, provided that the professional relationship between the beneficiary and the Company and its subsidiaries is not interrupted. The total amount granted to executives until September 30, 2007, including taxes, was R$ 12,263 (R$ 12,263 as of June 30, 2007). This amount is being amortized over a period of ten years and the amortization related as of September 30, 2007 in the amount of R$ 921 (R$ 669 as of September 30, 2006), was recorded as an operating expense for the period.

23.     Employee benefits and private pension plan (consolidated)

a) ULTRAPREV—Associação de Previdência Complementar

In August 2001, the Company and its subsidiaries (except subsidiaries recently acquired from the Ipiranga Group) began to provide a defined contribution pension plan to their employees. This plan is managed by Ultraprev—Associação de Previdência Complementar. Under the terms of the plan, the basic contribution of each participating employee is defined annually by the participant between 0% and 11%, of his/her salary. The sponsoring companies provide a matching contribution in an identical amount as the basic contribution. As participants retire, they have the option to receive monthly: (i) a percentage varying between 0.5% and 1.0% of the fund accumulated in their name in Ultraprev; or (ii) a fixed-monthly amount that will deplete the fund accumulated in the participant’s name in a period of 5 to 25 years. Accordingly, neither the Company nor its subsidiaries assume responsibility for guaranteeing the levels of amounts or periods of receipt of the retirement benefit. As of September 30, 2007, the Company and its subsidiaries contributed R$ 2,560 (R$ 2,517 as of September 30, 2006) to Ultraprev, which was charged to income for the period. The total number of participating employees as of September 30, 2007 was 5,477, with 13 participants retired to date. Additionally, Ultraprev has 1 active participant and 31 former employees receiving defined benefits according to the policies of a previous plan.

b) Fundação Francisco Martins Bastos

The subsidiaries Distribuidora de Produtos de Petróleo Ipiranga S.A., Companhia Brasileira de Petróleo Ipiranga and Refinaria de Petróleo Ipiranga S.A., together with other companies which formed the Ipiranga Group, are sponsors of Fundação Francisco Martins Bastos, which provides a defined benefit plan to their employees.

The accumulated amount of contribution to the plan by Ipiranga / Refinery in the quarter ended as of September 30, 2007 was R$ 2,327.

The recorded net liabilities of Ipiranga / Refinery as of September 30, 2007 were R$ 74,604, of which R$ 6,828 in current liabilities and R$ 67,776 in noncurrent liabilities.

These complementary retirement benefits were elaborated in actuarial evaluation by the independent actuary Towers Perrin Forster & Crosby Ltda.

The actuarial liability as of September 30, 2007 reflects the report elaborated by the independent actuary on May 31, 2007, which has kept the biometric premises and the rates used in the subsidiaries’ financial statements of December 31, 2006.

24.    Supplementary statement of cash flow—indirect method

Prepared in accordance with Accounting Standard and Procedure (NPC) No. 20 issued by IBRACON (Brazilian Institute of Independent Auditors).

	PARENT COMPANY
	09/30/2007	09/30/2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	99,241	240,032
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and Amortization	21,632	—
Equity in subsidiaries and affiliated companies	(147,267)	(242,171)
Foreign exchange and indexation gains	64,732	35,108
Deferred income and social contribution taxes	(23,588)	(136)
Dividends received by direct subsidiaries	12,872	87,693

(Increase) decrease in current assets:
Recoverable taxes	(2,197)	(6,379)
Other	(117)	401
Prepaid expenses	(734)	(24)
Increase (decrease) in current liabilities:
Suppliers	137	(154)
Salaries and related charges	29	4
Taxes	9	54
Other	2,948	(1)
(Increase) decrease in long-term assets:
Recoverable taxes	199	2,259
Judicial deposits	—	237
Prepaid expenses	176	—
Increase (decrease) in long-term liabilities:
Other taxes	(9,389)	548

NET CASH PROVIDED BY OPERATING ACTIVITIES	18,683	117,471

CASH FLOWS FROM INVESTING ACTIVITIES
Investments acquired	(676,432)	—
Additions to deferred charges	(13,281)	—
Acquisition of treasury shares	(24,845)	(1,124)

NET CASH USED IN INVESTING ACTIVITIES	(714,558)	(1,124)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans, financing and debentures:
Issuances	675,000	—
Amortization	(37,739)	(49,886)
Dividends paid	(60,201)	(149,222)
Related companies	(109,326)	18,846

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	467,734	(180,262)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(228,141)	(63,915)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	279,386	359,716
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	51,245	295,801

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid from financing activities	37,739	49,886

	CONSOLIDATED
	09/30/2007	09/30/2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	99,241	233,723
Adjustments to reconcile net income to cash provided by operating activities:
Equity in subsidiaries and affiliated companies	214	(696)
Depreciation and amortization	213,915	139,825
PIS and COFINS credits on depreciation	2,017	1,597
Foreign exchange and indexation gains (losses)	32,786	11,843
Deferred income and social contribution taxes	(45,956)	(15,861)
Minority interest	99,816	3,643
Proceeds from disposals of permanent assets	3,470	16,742
Allowance for probable losses on permanent assets	(2,755)	2,604
Reversal of allowance for factory shutdown, net of taxes	—	6,309
Other	504	540
Dividends received	2,238	—

(Increase) decrease in current assets:
Trade accounts receivable	(42,550)	(47,468)
Inventories	(16,802)	23,422
Recoverable taxes	(40,558)	(39,871)
Other	(10,203)	(394)
Prepaid expenses	6,576	3,062
Increase (decrease) in current liabilities:
Suppliers	18,234	(9,789)
Salaries and related charges	8,461	13,238
Taxes	(1,482)	9,387
Income and social contribution taxes	47,175	698
Other	2,918	(10,145)
(Increase) decrease in long-term assets:
Recoverable taxes	(7,104)	(979)
Judicial deposits	(7,812)	211
Trade accounts receivable	(6,637)	(145)
Other	(1,836)	(779)
Prepaid expenses	(4,019)	(103)
Increase (decrease) in long-term liabilities:
Provision for contingencies	1,994	(14,536)
Other	255	(633)

NET CASH PROVIDED BY OPERATING ACTIVITIES	352,100	325,445

	CONSOLIDATED
	09/30/2007	09/30/2006
CASH FLOWS FROM INVESTING ACTIVITIES
Transfer of financial application from long term to short term	515,140	—
Cash investments in long-term, net of redemption	(3,817)	(7,193)
Acquisition of investment	(707,233)	—
Acquisition of acquired companies’ cash	159,992	—
Additions to property, plant and equipment	(442,614)	(156,486)
Additions to deferred charges	(63,476)	(58,886)
Additions to intangible	(4,648)	(9,934)
Proceeds from sales of permanent assets	14,734	13,071
Acquisition of minority interest	(53)	(28)
Acquisition of treasury shares	(24,845)	(1,124)

NET CASH USED IN INVESTING ACTIVITIES	(556,820)	(220,580)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans, financing and debentures:
Issuances	1,363,693	295,495
Amortization	(633,534)	(438,099)
Dividends paid	(63,004)	(149,913)
Related companies	(4,561)	(1,983)

NET CASH USED IN FINANCING ACTIVITIES	662,594	(294,500)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	457,874	(189,635)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	1,070,076	1,250,924
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	1,527,950	1,061,289

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid on loans and financing	99,376	74,466
Income and social contribution taxes paid in the period	60,938	24,002

25.     Subsequent events

i) Ipiranga acquisition—Tag alongs

As mentioned in Note 3, in April of 2007, Ultrapar acquired the control of certain companies of Ipiranga Group. The acquisition process was structured in four phases. The first phase was concluded on April 18 with the transfer of control of the Ipiranga Group. The second phase of the acquisition, which comprises mandatory tender offers (tag along) by Ultrapar for the common shares of Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI), is scheduled to be completed shortly. RPI and DPPI tender offers were carried on October 22, 2007. Ultrapar acquired 1,274,718 shares of DPPI, equivalent to 77% of the shares subject to such tender offer and 2,771,781 shares of RPI, equivalent to 82% of the shares subject to such tender offer. The total disbursement in the RPI and DPPI tender offers was R$ 441 million. Of this amount Ultrapar was responsible for a disbursement of R$ 122 millions, financed through the issuance of a second series of nonconvertible debentures, yielding 102.5% of CDI and maturing in one year from the issuance (see Note 15.e.2). The mandatory tender offer for CBPI common shares is scheduled to happen on November 8, 2007. The maximum disbursement by Ultrapar in the CBPI tender offer will be R$ 54 millions, of a total amount of R$ 194 millions.

ii) ADENE exemption

In December 2006, Oxiteno Nordeste S.A. Indústria e Comércio Camaçari plant’s tax exemption expired, as shown in Note 9.c). The subsidiary has requested ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, a 75% income tax reduction until 2016, which was granted on May 25, 2007. On July 3, 2007, the benefit analysis report issued by ADENE was directed to the Federal Revenue Service to be ratified. Such ratification should have occurred in 120 days from the date the request was filed. Such term expired on October 31, 2007. Therefore the subsidiary will record in October of 2007 a reduction in its results, with retroactive effect to January 1, 2007, in an amount of R$ 15,418.

OTHER INFORMATION CONSIDERED MATERIAL BY THE COMPANY

Shares directly or indirectly owned by the controlling shareholders, members of the Board of Directors, Executive Officers and members of the Fiscal Council as of September 30, 2007

	Sep-30-07
	Common	Preferred	Total
Controlling Shareholders	33,748,059	293,732	34,041,791
Board of Directors(1)	46	6	52
Officers(2)	—	191,750	191,750
Fiscal Council	—	1,071	1,071

Note: (1)	Shares owned by members of the Board of Directors which were not included in Controlling Shareholders’ position. Should the member not be part of the controlling group, only its direct ownership is included.

(2)	Shares owned by Officers which were not included in Controlling Shareholders’ and Board of Directors’ positions

Shares directly or indirectly owned by the controlling shareholders, members of the Board of Directors, Executive Officers and members of the Fiscal Council—Last 12 Months

	Sep-30-07			Sep-30-06
	Common	Preferred	Total	Common	Preferred	Total
Controlling Shareholders	33,748,059	293,732	34,041,791	33,748,059	885,979	34,634,038
Board of Directors(1)	46	6	52	46	6	52
Officers(2)	—	191,750	191,750	—	139,950	139,950
Fiscal Council	—	1,071	1,071	—	1,071	1,071

Note: (1)	Shares which were not included in Controlling Shareholders’ position

(2)	Shares which were not included in Controlling Shareholders’ and Board of Directors’ positions

Total free float and its percentage of total shares as of September 30, 2007

	Common	Preferred	Total
Total Shares	49,429,897	31,895,512	81,325,409
(-) Shares held in treasury	6,617	580,197	586,814
(-) Shares owned by Controlling Shareholders	33,748,059	293,732	34,041,791
(-) Shares owned by Management	46	191,756	191,802
(-) Shares owned by affiliates(*)	—	55,200	55,200

Free-float	15,675,175	30,774,627	46,449,802
% Free-float / Total Shares	31.71%	96.49%	57.12%

*	Subsidiaries

The Company’s shareholders that holds more than 5% of voting or non-voting capital, up to the individual level, and breakdown of their shareholdings as of September 30, 2007

ULTRAPAR PARTICIPAÇÕES S.A	Common	%	Preferred	%	Total	%
Ultra S.A. Participações	32,646,696	66.05%	12	0.00%	32,646,708	40.14%
Parth Investments Company(1)	9,311,730	18.84%	1,396,759	4.38%	10,708,489	13.17%
Monteiro Aranha S.A.(2)	5,212,637	10.55%	1,011,888	3.17%	6,224,525	7.65%
Shares held in treasury	6,617	0.01%	580,197	1.82%	586,814	0.72%
Dodge & Cox, Inc.(3)	—	—	6,819,785	21.38%	6,819,785	8.39%
Others	2,252,217	4.56%	22,086,871	69.25%	24,339,088	29.93%

TOTAL	49,429,897	100.00%	31,895,512	100.00%	81,325,409	100.00%

(1)	Company headquartered outside of Brazil

(2)	Brazilian public listed company

(3)	Institutions headquartered outside of Brazil

ULTRA S.A. PARTICIPAÇÕES	Common	%	Preferred	%	Total	%
Fábio Igel	12,065,160	19.09%	4,954,685	19.55%	17,019,845	19.22%
Paulo Guilherme Aguiar Cunha	11,974,109	18.95%	—	0.00%	11,974,109	13.52%
Ana Maria Villela Igel	2,570,136	4.07%	9,208,690	36.34%	11,778,826	13.30%
Christy Participações Ltda.	6,425,199	10.17%	4,990,444	19.69%	11,415,643	12.89%
Joyce Igel de Castro Andrade	7,071,343	11.19%	2,062,989	8.14%	9,134,332	10.32%
Márcia Igel Joppert	7,758,967	12.28%	2,062,988	8.14%	9,821,955	11.09%
Rogério Igel	7,311,004	11.57%	1,615,027	6.37%	8,926,031	10.08%
Lucio de Castro Andrade Filho	3,775,470	5.97%	—	0.00%	3,775,470	4.26%
Others	4,250,660	6.73%	448,063	1.77%	4,698,723	5.31%

TOTAL	63,202,048	100.00%	25,342,886	100.00%	88,544,934	100.00%

Others:	other individuals, none of them holding more than 5%

CHRISTY PARTICIPAÇÕES LTDA.	Capital Stock	%
Maria da Conceição Coutinho Beltrão	3,066	34.90%
Hélio Marcos Coutinho Beltrão	1,906	21.70%
Cristiana Coutinho Beltrão	1,906	21.70%
Maria Coutinho Beltrão	1,906	21.70%

TOTAL	8,784	100.00%

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

INVESTMENTS IN SUBSIDIARIES AND/OR AFFILIATES

1 - Item	2 - Company name	3 - Corporate taxpayer number (CNPJ)	4 - Classification	5 - % of ownership interest in investee	6 - % of investor’s stakeholders’ equity	7 - Type of company	8 - Number of shares held in the current quarter (in thousands)	9 - Number of shares held in the prior quarter (in thousands)
01	Ultracargo—Oper. Log. e Part. Ltda.	34.266.973/0001-99	Closely-held subsidiary	100.00	10.09	Commercial, industrial and other	2,461	2,461
02	Ultragaz Participações Ltda.	57.651.960/0001-39	Closely-held subsidiary	100.00	19.85	Commercial, industrial and other	4,336	4,336
03	Imaven Imóveis e Agropecuária Ltda.	61.604.112/0001-46	Closely-held subsidiary	100.00	2.30	Commercial, industrial and other	27,734	27,734
04	Oxiteno S.A. Indústria e Comércio	62.545.686/0001-53	Closely-held subsidiary	100.00	70.21	Commercial, industrial and other	35,102	35,102
05	Oxiteno Nordeste S.A. Indústria e Comércio	14.109.664/0001-06	Investee of subsidiary/affiliated company	99.42	49.82	Commercial, industrial and other	6,898	6,898
06	Terminal Químico de Aratu S.A.—Tequimar	14.688.220/0001-64	Investee of subsidiary/affiliated company	99.44	5.48	Commercial, industrial and other	12,540	12,540
07	Transultra—Armaz. e Transp. Espec. Ltda.	60.959.889/0001-60	Investee of subsidiary/affiliated company	100.00	3.59	Commercial, industrial and other	34,999	34,999
08	Companhia Ultragaz S.A.	61.602.199/0001-12	Investee of subsidiary/affiliated company	98.56	21.61	Commercial, industrial and other	799,931	799,929
09	SPGás Distribuidora de Gás Ltda.	65.828.550/0001-49	Investee of subsidiary/affiliated company	100.00	26.05	Commercial, industrial and other	1,314	1,314
10	Bahiana Distribuidora de Gás Ltda.	46.395.687/0001-02	Investee of subsidiary/affiliated company	100.00	6.53	Commercial, industrial and other	24	24
11	Utingás Armazenadora S.A.	61.916.920/0001-49	Investee of subsidiary/affiliated company	55.99	1.49	Commercial, industrial and other	2,800	2,800
12	Oxiteno México S.A. de C.V.	—	Investee of subsidiary/affiliated company	100.00	1.32	Commercial, industrial and other	122,048	122,048
13	Cia. Brasileira de Petróleo Ipiranga	33.069.766/0001-81	Open-held subsidiary	11.52	4.65	Commercial, industrial and other	12,206	12,206
14	Distrib. Produtos Petróleo Ipiranga S.A.	92.689.256/0001-76	Open-held subsidiary	32.45	7.89	Commercial, industrial and other	10,384	10,384
15	Am/pm Comestíveis Ltda.	40.299.810/0001-05	Investee of subsidiary/affiliated company	11.00	2.89	Commercial, industrial and other	6,369	6,369
16	Centro de Conveniências Millennium Ltda.	03.546.544/0001-41	Investee of subsidiary/affiliated company	11.00	0.08	Commercial, industrial and other	135	135
17	Empresa Carioca de Produtos Químicos S.A.	33.346.586/0001-08	Investee of subsidiary/affiliated company	11.00	0.89	Commercial, industrial and other	22,963	22,963
18	Ipiranga Com. Import. e Export. Ltda.	05.378.404/0001-37	Investee of subsidiary/affiliated company	11.00	0.00	Commercial, industrial and other	15	15
19	Ipiranga Trading Limited	—	Investee of subsidiary/affiliated company	11.00	0.00	Commercial, industrial and other	6	6
20	Tropical Transportes Ipiranga Ltda.	42.310.177/0001-34	Investee of subsidiary/affiliated company	11.00	0.70	Commercial, industrial and other	29	29
21	Ipiranga Imobiliária Ltda.	07.319.798/0001-88	Investee of subsidiary/affiliated company	11.00	0.37	Commercial, industrial and other	488	488
22	Ipiranga Logística Ltda.	08.017.542/0001-89	Investee of subsidiary/affiliated company	11.00	0.03	Commercial, industrial and other	1	1
23	Maxfácil Participações S.A.	08.077.294/0001-61	Investee of subsidiary/affiliated company	9.00	4.34	Commercial, industrial and other	2	2
24	Isa-Sul Administração e Participação Ltda.	89.548.606/0001-70	Investee of subsidiary/affiliated company	32.00	2.69	Commercial, industrial and other	15,209	15,209
25	Comercial Farroupilha Ltda.	92.766.484/0001-00	Investee of subsidiary/affiliated company	32.00	0.05	Commercial, industrial and other	2,920	2,920
26	Ipiranga Adm. de Bens Móveis Ltda.	08.056.984/0001-34	Investee of subsidiary/affiliated company	32.00	0.00	Commercial, industrial and other	3	3
27	Refinaria de Petróleo Ipiranga S.A.	94.845.674/0001-30	Investee of subsidiary/affiliated company	10.02	-0.13	Commercial, industrial and other	2,962	2,962
28	Oxiteno Andina, C.A.	—	Investee of subsidiary/affiliated	100.00	0,69	Commercial, industrial and other	12.076	12.076

Note: This information is an integral part of the interim financial information as required by the CVM.

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CHARACTERISTICS OF DEBENTURES

1—ITEM	01
2—ORDER NUMBER	SINGLE
3—REGISTRATION NUMBER IN THE CVM	CVM/SRE/DEB/2005/015
4—REGISTRATION DATE	04/06/2005
5—SERIES ISSUED	UN
6—ISSUE TYPE	SINGLE
7—ISSUE NATURE	PUBLIC
8—ISSUE DATE	03/01/2005
9—MATURITY DATE	03/01/2008
10—DEBENTURE TYPE	NO PREFERENCE
11—YIELD	102.5% of the CDI
12—PREMIUM/DISCOUNT
13—PAR VALUE (REAIS)	10,000.00
14—ISSUED AMOUNT (IN THOUSANDS OF REAIS)	302,332
15—ISSUED SECURITIES (UNIT)	30,000
16—OUTSTANDING SECURITIES (UNIT)	30,000
17—SECURITIES HELD IN TREASURY (UNIT)	0
18—REDEEMED SECURITIES (UNIT)	0
19—CONVERTED SECURITIES (UNIT)	0
20—UNPLACED SECURITIES (UNIT)	0
21—LAST RESET DATE
22—NEXT EVENT DATE	03/01/2008

CHARACTERISTICS OF DEBENTURES

1—ITEM	02
2—ORDER NUMBER	2nd
3—REGISTRATION NUMBER IN THE CVM	AUTOMATIC EXEMPTION
4—REGISTRATION DATE	04/18/2007
5—SERIES ISSUED	1st
6—ISSUE TYPE	SINGLE
7—ISSUE NATURE	PUBLIC
8—ISSUE DATE	04/11/2007
9—MATURITY DATE	04/11/2008
10—DEBENTURE TYPE	SUBORDINATE
11—YIELD	102.5% of the CDI
12—PREMIUM/DISCOUNT
13—PAR VALUE (REAIS)	675,000,000.00
14—ISSUED AMOUNT (IN THOUSANDS OF REAIS)	712,457
15—ISSUED SECURITIES (UNIT)	1
16—OUTSTANDING SECURITIES (UNIT)	1
17—SECURITIES HELD IN TREASURY (UNIT)	0
18—REDEEMED SECURITIES (UNIT)	0
19—CONVERTED SECURITIES (UNIT)	0
20—UNPLACED SECURITIES (UNIT)	0
21—LAST RESET DATE
22—NEXT EVENT DATE	10/11/2007

ULTRAPAR PARTICIPAÇÕES S.A
MD&A—ANALYSIS OF CONSOLIDATED EARNINGS Third Quarter 2007

(1)    Key Indicators—Consolidated:

(R$ million)	3Q07	3Q06	2Q07	Change 3Q07 vs. 3Q06	Change 3Q07 vs. 2Q07	9M 07	9M06	Change 9M07 vs. 9M06
Net sales and services	6,162.8	1,295.2	6,181.1	376%	(0)%	13,518.0	3,590.3	277%
Cost of sales and services	(5,684.2)	(1,029.9)	(5,704.2)	452%	(0)%	(12,339.3)	(2,889.3)	327%
Gross Profit	478.6	265.3	476.9	80%	0%	1,178.7	701.0	68%
Selling, general and administrative expenses	(342.5)	(154.1)	(336.3)	122%	2%	(834.6)	(441.8)	89%
Other operating income (expense), net	0.8	0.7	4.2	14%	(81)%	4.9	1.8	172%
Income from operations before financial items	136.9	111.9	144.8	22%	(5)%	349.0	261.0	34%
Financial (expense) income, net	(30.0)	(2.9)	(27.3)	934%	10%	(65.2)	31.9	(304)%
Equity in subsidiaries and affiliated companies	(0.1)	0.1	—	(200)%	0%	(0.2)	0.7	(129)%
Nonoperating income (expense), net	(1.0)	(7.7)	(1.1)	(87)%	(9)%	(2.9)	(20.9)	(86)%
Income before taxes and social contribution	105.8	101.4	116.4	4%	(9)%	280.7	272.7	3%
Income and social contribution taxes	(31.3)	(26.6)	(32.0)	18%	(2)%	(86.7)	(81.5)	6%
Benefit of tax holidays	3.4	15.3	3.3	(78)%	3%	9.5	46.1	(79)%
Employees statutory interest	(1.7)	—	(2.8)	0%	(39)%	(4.5)	—	0%
Minority interest	(51.6)	(1.3)	(47.5)	3.869%	9%	(99.8)	(3.6)	2.672%

Net income	24.6	88.8	37.4	(72)%	(34)%	99.2	233.7	(58)%

EBITDA	218.1	158.2	225.3	38%	(3)%	558.5	400.8	39%
Volume—LPG sales	411	408	402	1%	2%	1,181	1,156	2%
Volume—Fuels sales	2,860	2,705	2,753	6%	4%	8,187	7,827	5%
Volume—Chemicals sales	162	149	147	8%	10%	453	413	10%

Initial Considerations: In April 2007 we acquired the controlling stake of certain companies of the Ipiranga Group, becoming owners of (i) the fuel and lubricant distribution businesses in the South and Southeast of Brazil, together with related activities, (ii) EMCA—Empresa Carioca de Produtos Químicos, a producer of white mineral oils and special fluids, and (iii) a stake in the refinery operations. Ultrapar’s figures in 2Q07 already consolidate the results from the acquired businesses. The references to “Ipiranga” correspond to the fuel and lubricant distribution businesses acquired in the South and Southeast, related activities, as well as EMCA. Except where otherwise mentioned, the figures for Ultrapar referring to periods prior to 2Q07 do not include the acquired operations. Unaudited figures have been prepared relating Ipiranga for periods prior to 2Q07 (“Pro-forma Ipiranga”), with the sole purpose of providing a comparison base to facilitate the analysis of the company’s performance. With the same purpose, when indicated, certain Ultrapar figures referring to quarters prior to 2Q07 include the operations acquired (“Pro-forma Ultrapar”).

(2)    Performance Analysis:

Net Sales and Services—Ultrapar’s net sales and services amounted to R$ 6,162.8 million in 3Q07, 376% up on the net sales in 3Q06, due to Ipiranga´s acquisition, and in line with sales in 2Q07. Compared with pro-forma figures for Ultrapar in 3Q06, net sales were almost unchanged. In 9M07 Ultrapar’s net sales amounted to R$ 13,518.0 million, up 277% compared to 9M06, as a result of the addition of Ipiranga revenues from 2Q07 on.

Ultragaz: The Brazilian LPG market expanded by 2% in 3Q07 when compared to 3Q06, reflecting the improvement in Brazilian economy and the increase in Brazilian population income, a slower growth pace in comparison to the first six months of the year, when market expanded by 3%. Ultragaz’s sales volume totalled 411,000 tons, a 1% growth over the volume sold in 3Q06. Ultragaz’ sales in the bulk gas segment showed a 4% increase (5,000 tons) in 3Q07, compared to 3Q06, as a consequence of winning new clients as well as the improved Brazilian economic scenario. In the bottled segment Ultragaz´s volume sold remained stable in comparison to 3Q06, in 279,000 tons. Compared to 2Q07, sales volume at Ultragaz rose by 2% due to seasonally stronger sales between the periods. In 9M07 Ultragaz reported total sales volume of 1,181,000 tons, 2% higher than in the same period in 2006. Net sales and services at Ultragaz amounted to R$ 809.4 million in 3Q07, down 1% compared to 3Q06, as a consequence of the increased competition in the LPG market in this third quarter. Compared to 2Q07, net sales showed an increase of 1%, basically as a consequence of the seasonal increase in sales volume. In 9M07, Ultragaz’s net sales amounted to R$ 2,342.4 million, up 2% compared to 9M06.

Ipiranga: The expansion in the vehicles market and the improvements made to legislation and inspection implemented in the sector, for example ANP resolution Nº 07, the implementation of CODIF/Passe Fiscal and the addition of colorant to anhydrous ethanol, all had a positive influence on Ipiranga’s sales volume, which amounted to 2,860,000 cubic metres in 3Q07, up 6% compared to 3Q06 pro-forma figures. Main highlights in 3Q07 were (i) the volume of gasoline, ethanol and NGV (natural gas for vehicles), which showed a 12% increase (110,000 cubic metres) as a result of the expansion in Brazil’s vehicle fleet, particularly of flex-fuel vehicles, the improvements implemented in the sector and the investments made by the company in the expansion of its NGV service stations network and (ii) the volume of diesel, which increased by 2% in the period (39,000 cubic metres), as a consequence of increased economic activity. Compared to 2Q07, Ipiranga showed a 4% increase in sales volume (107,000 cubic metres), reflecting the seasonal variation between the periods and the 30% increase (58,000 cubic meters) in ethanol sales, the latter related to improvements made to legislation in the sector and the record sugarcane harvest in 2007. In 9M07 pro-forma Ipiranga’s total sales amounted to 8,187,000 cubic metres, 5% higher than in the same period in 2006. Net sales at Ipiranga amounted to R$ 4,877.5 million in 3Q07, stable when compared to Ipiranga pro-forma net sales in 3Q06, but down 2% when compared to 2Q07. Despite the increase in sales volume net sales were impacted by the variation in the prices of anhydrous and hydrated ethanol, as a consequence of the record Brazilian sugarcane harvest in 2007, as well as the reduction in the rate of ICMS (Brazilian value added tax) in the state of Rio Grande do Sul. In 9M07 pro-forma, net sales for Ipiranga totalled R$ 14,382.3 million, a 2% increase compared to the pro-forma net sales figures for Ipiranga in 9M06.

Oxiteno: Total sales volume at Oxiteno in 3Q07 amounted to 162,000 tons, up 8% (12,000 tons) and 10% (15,000 tons) on 3Q06 and 2Q07, respectively, due to the increase in specialty chemicals sales volume in the domestic market, which were 15% and 9% higher than the volumes in 3Q06 and 2Q07, respectively, as a result of investments made in production capacity expansions. Increase in specialty chemicals sales volume took place in almost all segments, with particularly strong growth in the cosmetics & detergents, paints & varnishes and agrochemicals segments. Volume sales growth was also derived from gains in market share through the development of new products. Sales of commodities were down 73% (18,000 tons) and 70% (16,000 tons) when compared to 3Q06 and 2Q07, respectively, as a result of the interruption in operations of two PET industrial plants in Brazil, leading to a 5% and 7% drop in total Oxiteno sales volume to the domestic market compared to

3Q06 and 2Q07. Volume sold outside Brazil amounted to 58,000 tons, up 45% (18,000 tons) and 64% (23,000 tons) compared to 3Q06 and 2Q07, respectively, basically as a result of higher glycol exports and to a lesser extent to the increase in sales by Oxiteno Mexico and the acquisition of Oxiteno Andina. For 9M07 Oxiteno reported total sales volume of 453,000 tons, up 10% on the same period in 2006. Oxiteno’s net sales amounted to R$ 421.2 million in 3Q07, down 3% compared to 3Q06. The 8% increase in volume sold and the increased proportion of specialty chemicals were offset by the appreciation of 12% of the Brazilian Real against the US Dollar. In addition revenues in 3Q06 were benefited by an extraordinary gain of R$ 3.3 million, as a result of technology sales. Compared to 2Q07, net sales were up 9% as a consequence of the 10% increase in sales volume—the 3% appreciation of the Brazilian Real was partially offset by the increase in average prices in US dollars. Net sales in 9M07 amounted to R$ 1,205.1 million, a 4% increase when compared to 9M06.

Ultracargo: In 3Q07, average storage volumes at Ultracargo, as measured in cubic metres, were 18% higher than in 3Q06, basically due to the expansion of the Suape and Aratu terminals, and the increase in operations at the Santos Intermodal Terminal—TIS. When compared to 2Q07 average storage volume presented a 6% increase as a result of the expansion at the Aratu terminal and a higher capacity utilization at TIS. Total kilometrage travelled was down 17% compared to 3Q06, basically as a consequence of Ultracargo’s decision to concentrate its operations on the provision of differentiated services. Compared to 2Q07, total kilometrage travelled remained practically unchanged. In 9M07, Ultracargo recorded an overall increase of 17% in average storage volume, as measured in cubic metres, and a 25% reduction in total kilometrage travelled. Ultracargo reported net revenue of R$ 59.3 million in 3Q07, up 7% and 1% compared to 3Q06 and 2Q07, as a consequence of (i) the expansion in storage operations at the Suape, Aratu and Santos terminals and (ii) the new internal logistics operations, with Petrolog acquisition in 2Q07, and the winning of new clients in this segment. In 9M07, Ultracargo’s net revenues totalled R$ 170.6 million, unchanged compared to the same period in 2006.

Cost of Sales and Services: Ultrapar’s cost of sales and services amounted to R$ 5,684.2 million in 3Q07, up 452% on 3Q06, basically due to the acquisition of Ipiranga, and in line with 2Q07 figures. Compared to pro-forma figures for Ultrapar in 3Q06 cost of sales and services would have remained stable. In 9M07 Ultrapar’s cost of sales and services amounted to R$ 12,339.3 million, a 327% increase compared to 9M06, as a result of the additional costs of Ipiranga operations from 2Q07.

Ultragaz: Costs of products sold at Ultragaz amounted to R$ 693.8 million in 3Q07, up 3% and 4% compared to 3Q06 and 2Q07, respectively, basically due to (i) increased sales volume; (ii) higher costs associated with bringing UltraSystem up to new safety standards, (iii) higher costs associated to the maintenance of LPG bottles and (iv) inflationary effects on costs mainly related to personnel and freight costs. In 9M07 Ultragaz’s cost of products sold amounted to R$ 1,981.8 million, a 3% increase compared to 9M06.

Ipiranga: Ipiranga’s cost of products sold amounted to R$ 4,613.0 million in 3Q07, unchanged compared to the Ipiranga Pro-forma in 3Q06. Despite the increase in volume sold, costs remained unchanged as a consequence of the reduction in the cost of ethanol, due to the record sugarcane harvest in 2007 and due to the reduction in the rate of ICMS tax in the state of Rio Grande do Sul. Compared to 2Q07, Ipiranga’s cost of products sold was down 2%, due to the drop in the cost of ethanol. In 9M07, on a pro-forma basis, Ipiranga’s cost of products sold amounted to R$ 13,613.7 million, up 2% compared to pro-forma figures for 9M06.

Oxiteno: Oxiteno’s cost of sales in 3Q07 amounted to R$ 346.3 million, a 4% increase compared to 3Q06 basically as a consequence of the 8% rise in volume sold and higher unit costs, particularly the increase in the unit cost of ethylene in US dollars, partially offset by the 12% appreciation in the Brazilian Real. Compared to 2Q07, there was a 9% increase in Oxiteno’s cost of sales and services basically as a consequence of increased sales volume. In 9M07 Oxiteno’s cost of sales and services totalled R$ 976.7 million, 9% higher than the figure reported in 9M06.

Ultracargo: The cost of services provided by Ultracargo in 3Q07 amounted to R$ 36.5 million, up 3% compared to the same quarter in 2006, and up 6% compared to 2Q07, basically as a consequence of an increase in the storage and internal logistics operations. In 9M07 cost of services provided by the company amounted to R$ 104.0 million, down 6% compared to 9M06, basically because of the reduction in transport operations.

Gross Profit: In 3Q07 Ultrapar reported a gross profit of R$ 478.6 million, 80% higher than 3Q06, as a result of adding Ipiranga’s gross profit from 2Q07 and unchanged comparing to 2Q07. In 9M07 Ultrapar gross profit amounted to R$ 1,178.7 million, a 68% increase compared to 9M06.

Sales, General and Administrative Expenses: Ultrapar’s sales, general and administrative expenses amounted to R$ 342.5 million in 3Q07, 122% higher than that reported in 3Q06, as a consequence of the consolidation of Ipiranga’s figures. Compared to 2Q07, sales, general and administrative expenses increased by 2%. Compared to pro-forma figures for Ultrapar in 3Q06, sales, general and administrative expenses would have remained unchanged. For the first nine months of the year, Ultrapar’s sales, general and administrative expenses totalled R$ 834.6 million, up 89% compared to the same period in 2006, as a result of the consolidation of Ipiranga’s figures from 2Q07 onwards.

Ultragaz: Ultragaz’s sales, general and administrative expenses amounted to R$ 83.3 million in 3Q07, remaining flat in relation to 3Q06, basically due to operational improvements implemented and lower profit-sharing payments, which offset increases resulting from salary increases, as a consequence of annual collective wage agreements, and increased marketing expenses. Compared to 2Q07, sales, general and administrative expenses increased by R$ 2.7 million, or 3%, basically a result of the 2% increase in volume sold and of expenses related to Ultragaz’s 70th anniversary institutional campaign. In 9M07, sales, general and administrative expenses amounted to R$ 250.0 million.

Ipiranga: Sales, general and administrative expenses at Ipiranga amounted to R$ 179.4 million in 3Q07, up 2% and 3% compared to 3Q06 pro-forma and 2Q07, principally as a consequence of (i) higher marketing expenses related to projects such as Cartão Ipiranga Carbono Zero (Free Carbon Credit Card), 3,000 tanks, Clube VIP and Clube do Milhão, and (ii) the increase in volume sold, principally impacting freight expenses. In 9M07 pro-forma sales, general and administrative expenses totalled R$ 530.7 million, up 4% on the pro-forma figures for 9M06.

Oxiteno: Oxiteno’s sales, general and administrative expenses totalled R$ 52.3 million in 3Q07, 5% lower than in 3Q06, as a consequence of (i) R$ 1.8 million in extraordinary expenses incurred in 3Q06 mainly related to the sale of technology, and (ii) lower profit-sharing expenses. Compared to 2Q07, there was a 1% drop in sales, general and administrative expenses, principally due to the reduction in commission expenses paid to sales agents abroad, due to the opening of sales offices in the US and Argentina, and a reduction in the administrative staff. In 9M07, general expenses totalled R$ 160.0 million, up 3% compared to 9M06.

Ultracargo: Sales, general and administrative expenses at Ultracargo totalled R$ 17.4 million in 3Q07, unchanged on 3Q06 and 2Q07, due to a reduction in expenses in the transport segment, offset by an increase in expenses related to storage and internal logistics operations. In 9M07, sales, general and administrative expenses amounted to R$ 51.1 million, down 5% compared to 9M06.

Income from Operations before Financial Items: Ultrapar reported an income from operations before financial items of R$ 136.9 million in 3Q07, 22% higher than the income from operations before financial items in 3Q06, basically as a result of the Ipiranga acquisition and 5% lower than 2Q07. Income from operations before financial items in 9M07 amounted to R$ 349.0 million, a 34% increase over 9M06.

Financial Income (Expenses), Net: Ultrapar’s presented net financial expenses of R$ 30.0 million in 3Q07, compared to net financial expenses of R$ 2.9 million in 3Q06. Financial result in 3Q07 reflects the increase in Ultrapar’s net debt as a consequence of the first payment related to Ipiranga acquisition. The company ended the quarter with net debt position of R$ 1,278.2 million, compared to a net cash (net of debt) position of R$ 142.1 million in 3Q06.

Non operating Income (Expenses), Net: In 3Q07 Ultrapar reported non operating expenses, net, of R$ 1.1 million, basically composed by net expenses of R$ 0.9 million as a result of cylinders scraping and net expenses of R$ 7.7 million in 3Q06 from project analyses (R$5.5 million) and provision for losses on permanent assets (R$2.0 million).

Income and Social Contribution / Benefit of Tax Holidays: Ultrapar reported income tax and social contribution expenses, net of benefit of tax holidays of R$ 27.9 million in 3Q07, 147% higher compared to 3Q06. Compared to 2Q07, income tax and social contribution expenses increased by 3% as a result of higher results. In December 2006, the income tax exemption enjoyed by Oxiteno’s unit at Camaçari expired and a request was filed with the ADENE (Northeast Development Agency), responsible for the management of this incentive program, asking for a 75% reduction in income tax until 2016, which was deferred on May 25, 2007. On July 3, 2007, the report issued by ADENE was sent to the Federal Tax Authorities for approval. On October 31, 2007 the time limit for approval by the Federal Tax Authorities expired, the company becoming automatically entitled to receive the full benefit of the requested reduction from that date, being this benefit applicable retroactively on the results reported from January 1, 2007 on. However, at the end of this quarter, no tax reduction has been considered for Oxiteno’s unit at Camaçari. Should the tax benefit had been obtained since January 1, 2007, total expense with income tax and social contribution would have been reduced by R$ 15.4 million, R$ 7.0 million referring to the tax benefit in 3Q07.

Net Income: Ultrapar’s net consolidated earnings in 3Q07 amounted to R$ 24.6 million, 72% lower than the net earnings reported in 3Q06 and 34% lower than the figure reported in 2Q07, basically because of the effects related to financial results, tax incentives and minority interests, which totaled R$ 52 million in the period, as a result of minority interest on Ipiranga.

EBITDA: Ultrapar reported earnings before interest, taxes, depreciation and amortization (EBITDA) of R$ 218.1 million in 3Q07, an increase of 38% compared to 3Q06, but down 3% compared to 2Q07. Compared to pro-forma figures for Ultrapar in 3Q06, EBITDA would have shown a 6% decrease. In 9M07 Ultrapar’s EBITDA amounted to R$ 558.5 million, up 39% on 9M06, as a result of the consolidation of Ipiranga’s EBITDA from 2Q07.

Ultragaz: Ultragaz reported EBITDA of R$ 62.0 million in 3Q07, down 30% compared to 3Q06, and down 20% on 2Q07, the result of a temporary increase in the level of competition in the LPG market in 3Q07, combined with inflationary effects on distribution costs, higher costs associated with UltraSystem to bring it up to new safety standards and higher costs associated to the maintenance of LPG bottles. In the first nine months of 2007 Ultragaz’s EBITDA amounted to R$ 200.3 million, 10% lower than in the same period in 2006.

Ipiranga: Ipiranga reported EBITDA of R$ 106.1 million in 3Q07, up 40% compared to the pro-forma figure for 3Q06 basically as a result of increased sales volume, the improvements in legislation and inspection enforcement measures implemented in the sector, as well as the effects derived from the record levels of sugarcane harvest in 2007. Compared to 2Q07, EBITDA remained practically unchanged—the increase in gross profit was offset by a concentration of expenses in advertising and marketing in 3Q07. In 9M07 Ipiranga’s pro-forma EBITDA amounted to R$ 307.9 million, up 23% on pro-forma figures for 9M06.

Oxiteno: EBITDA at Oxiteno totalled R$ 35.5 million in 3Q07, down 40% compared to 3Q06, basically due to the appreciation in the Brazilian Real, and the increase in raw material costs, particularly ethylene. Compared to 2Q07, EBITDA was up 27%, basically as a result of increased sales volume. In addition to the increase in EBITDA quarter-on-quarter, Oxiteno reported growth in EBITDA margin per ton, increasing from US$ 96/ton in 2Q07 to US$ 115/ton in 3Q07. For 9M07 Pro-forma, EBITDA at Oxiteno totalled R$ 105.6 million, 27% lower than that reported in 9M06.

Ultracargo: Ultracargo reported EBITDA of R$ 12.4 million, up 43% on 3Q06, and in line with 2Q07, the result of increased operations in storage and internal logistics segments. In 9M07 Ultracargo’s EBITDA amounted to R$ 35.9 million, up 24% compared to 9M06.

EBITDA

R$ million	3Q07	3Q06	2Q07	Change 3Q07 X 3Q06	Change 3Q07 X 2Q07	9M07	9M06	Change 9M07 X 9M06
Ultrapar	218.1	158.2	225.3	38%	(3)%	558.5	400.8	39%
Ultragaz	62.0	89.2	77.9	(30)%	(20)%	200.3	222.1	5%
Ipiranga	106.1	75.6	105.1	40%	1%	307.9	250.0	23%
Oxiteno	35.5	58.8	28.0	(40)%	27%	105.6	145.5	(27)%
Ultracargo	12.4	8.7	12.4	43%	0%	35.9	28.9	24%

We hereby inform that. in accordance with the requirements of CVM Resolution 381/03, our independent auditors KPMG Auditores Independentes have not performed during this first nine months of 2007 any service other than the external audit of the financial statements of Ultrapar and affiliated companies and subsidiaries. We also inform that there is no expectation, for the current year, for KPMG to perform any other service amounting to more than 5% of the auditing cost.

Refinaria de Petróleo

Ipiranga S.A. and

Subsidiaries

Financial Statements for the Years Ended

December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors

and Shareholders of

Refinaria de Petróleo Ipiranga S.A.

We have audited the accompanying consolidated balance sheets of Refinaria de Petróleo Ipiranga S.A. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, of changes in financial position and of changes in shareholders´ equity for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Refinaria de Petróleo Ipiranga S.A. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their changes in financial position for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Our audits were performed for the purpose of issuing an opinion on the financial statements referred to in the first paragraph, prepared in conformity with accounting practices adopted in Brazil. The consolidated statement of cash flows, which provides supplemental information about the Company and its subsidiaries, is not a required component of the financial statements. We also applied the audit procedures described above to the statement of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

PricewaterhouseCoopers Auditores Independentes

Porto Alegre, Brazil

September 28, 2007, except with respect to Note 25

as to which the date is November 9, 2007

REFINARIA DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais—R$)

ASSETS	2006	2005
CURRENT ASSETS
Cash and cash equivalents	91,827	91,283
Short term investments	9,480	14,317
Derivatives	18,889	15,550
Trade accounts receivable	634,035	374,579
(—) Allowance for doubtful accounts	(34,722)	(51,749)
(—) Restricted export drafts	(149,758)	(136,139)
Receivables from related parties	23,460	11,232
Recoverable taxes	92,574	89,396
Deferred income and social contribution taxes	10,534	24,905
Dividends/Interest on capital receivable from affiliates	70,599	—
Inventories	476,884	414,808
Other current assets	13,164	20,202
Prepaid expenses	10,877	7,471

	1,267,843	875,855

NONCURRENT ASSETS
Long-term assets
Restricted temporary cash investments	237	293
Trade accounts receivable	17,818	15,737
(—) Allowance for doubtful accounts	(15,054)	(15,575)
Recoverable taxes	151,265	130,842
Deferred income and social contribution taxes	140,726	109,668
Related companies	—	98
Other long-term assets	9,852	10,781
Judicial deposits	8,900	8,185
Prepaid expenses	1,324	1,835
Permanent assets
Investments in affiliates	239,065	208,359
Warrants	28,989	28,989
Goodwill on subsidiaries	62,284	93,376
Other investments	4,358	3,964
Property, plant and equipment, net	999,361	1,017,663
Deferred charges, net	18,213	16,295

	1,667,338	1,630,510

TOTAL	2,935,181	2,506,365

The accompanying notes are an integral part of these financial statements.

REFINARIA DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais—R$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	2006	2005
CURRENT LIABILITIES
Loans and financing	202,278	332,401
Derivatives	6,704	1,543
Trade accounts payable	706,564	510,483
Taxes payable	59,018	38,272
Deferred income and social contribution taxes	8,721	20,605
Dividends payable and interest on capital	94,485	22,363
Other taxes and contribution—contingent liabilities	10,014	1,629
Provision for pension and post-employment benefits	4,086	4,191
Payables to related parties	33,575	16,427
Debentures payable to related parties	23,593	—
Payable for the acquisition of warrants	33,818	—
Payroll and related charges payable	39,355	32,743
Other current liabilities	27,450	42,453

	1,249,661	1,023,110

NONCURRENT LIABILITIES
Loans and financing	620,279	402,971
Other taxes and contribution—contingent liabilities	11,818	3,766
Provision for pension and post-employment benefits	47,267	49,735
Debentures payable to related parties	77,747	306,985
Payable for the acquisition of warrants	—	29,396
Taxes payable	41,130	16,622
Deferred income and social contribution taxes	29,412	15,700
Other long-term liabilities	3,753	15,572

	831,406	840,747

MINORITY INTEREST	279,486	214,108

SHAREHOLDERS’ EQUITY
Capital	365,000	180,000
Revaluation reserve	6,186	6,186
Profit reserves	203,442	242,214

	574,628	428,400

TOTAL	2,935,181	2,506,365

The accompanying notes are an integral part of these financial statements.

REFINARIA DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	2006	2005	2004
GROSS SALES AND SERVICES	5,619,861	4,998,141	5,176,898
Taxes, discounts and returns	(1,428,504)	(1,385,401)	(1,429,889)

NET SALES AND SERVICES	4,191,357	3,612,740	3,747,009
Cost of sales and services	(3,379,553)	(2,872,802)	(2,897,271)

GROSS PROFIT	811,804	739,938	849,738

OPERATING (EXPENSES) INCOME
Selling	(191,881)	(163,630)	(182,278)
General and administrative	(155,424)	(141,258)	(120,983)
Other operating income, net	8,204	26,488	11,926

	(339,101)	(278,400)	(291,335)
OPERATING INCOME BEFORE FINANCIAL ITEMS	472,703	461,538	558,403
Financial income (expenses), net	(86,349)	(134,482)	(110,998)
Nonoperating expenses, net	(34,160)	1,227	(183)

	(120,509)	(133,255)	(111,181)
INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	352,194	328,283	447,222

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(104,108)	(80,981)	(132,249)
Deferred	22,678	(19,200)	63,864

	(81,430)	(100,181)	(68,385)
INCOME BEFORE EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	270,764	228,102	378,837
Equity in affiliates and goodwill amortization	24,324	30,451	19,831
Profit sharing	(7,867)	(7,054)	(6,417)
Minority interest	(122,981)	(113,204)	(176,365)

NET INCOME	164,240	138,295	215,886

The accompanying notes are an integral part of these financial statements.

REFINARIA DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	2006	2005	2004
SOURCES OF FUNDS
From operations
Net income	164,240	138,295	215,886
Items not affecting working capital
Minority interest	122,981	113,204	176,365
Provision for pension and post-employment benefits	(2,468)	(12,970)	(1,416)
Allowance for doubtful accounts	(521)	(3,204)	18,779
Depreciation and amortization	82,867	89,268	87,349
Net book value of permanent assets written off or sold	32,168	3,261	804
Equity in affiliates	(48,594)	(49,496)	(46,257)
Goodwill amortization	24,270	19,045	26,426
Monetary and exchange variation and Interest on long-term liabilities	(13,125)	(715)	(47,390)
Monetary and exchange variation and Interest on long-term assets	(6,678)	888	(6,690)
Reversal of provision for loss on investments	—	(485)	—
Monetary and exchange variation on permanent assets	72	1	41
(Recognition) reversal of deferred income and social contribution taxes	(22,678)	19,200	(63,864)
Provision for contingencies	8,052	1,295	—
Loss on change in interest in affiliate	32,964	—	—
Others	5,376	(35,497)	10,600

	378,926	282,090	370,633

From shareholders	188	—	—

	188	—	—
From third parties:
Increase in long-term liabilities	—	52,154	—
Long-term loans	384,140	244,637	391,869
Interest on capital received	17,889	19,787	16,321
Decrease in long-term assets	—	—	65,785
Tax incentives	2	—	—

	402,031	316,578	473,975

Total of sources	781,145	598,668	844,608

USES OF FUNDS
Investments	394	35,944	524
Property, plant and equipment	85,347	66,919	65,574
Increase in noncurrent assets	14,947	47,952	46,846
Transfer of loans from long-term to current liabilities	153,707	379,126	—
Decrease in long-term liabilities	5,188	—	641,146
Dividends and interest on capital paid	17,889	19,787	16,321
Minority interest in dividends and interest on capital received	13,068	2,935	1,663
Deferred charges	6,555	1,557	—
Return of capital to shareholders of Ipiranga Petroquímica S.A.	17,287	—	—
Repurchase of shares of Ipiranga Petroquímica S.A.	60,569	—	—
Collection of debentures from related parties	240,757	—	—

Total of uses	615,708	554,220	772,074

INCREASE IN WORKING CAPITAL	165,437	44,448	72,534

REPRESENTED BY
Current assets:
At end of year	1,267,843	875,855	1,042,937
At beginning of year	875,855	1,042,937	1,021,264

INCREASE (DECREASE)	391.988	(167,082)	21,673

Current liabilities:
At end of year	1,249,661	1,023,110	1,234,640
At beginning of year	1,023,110	1,234,640	1,285,501

INCREASE (DECREASE)	226,551	(211,530)	(50,861)

INCREASE IN WORKING CAPITAL	165,437	44,448	72,534

The accompanying notes are an integral part of these financial statements.

REFINARIA DE PETRÓLEO IPIRANGA S.A AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	Capital	Revaluation reserve	Profit reserves	Retained earnings (accumulated deficit)	Total shareholders’ equity
BALANCE AS OF DECEMBER 31, 2003	180,000	6,186	—	(75,859)	110,327
Net income	—	—	—	215,886	215,886
Distribution of net income to:
Legal reserve	—	—	7,189	(7,189)	—
Unrealized profit reserve	—	—	27,374	(27,374)	—
Statutory reserves	—	—	89,143	(89,143)	—
Interest on capital	—	—	—	(10,416)	(10,416)
Dividends	—	—	—	(5,905)	(5,905)

BALANCE AS OF DECEMBER 31, 2004	180,000	6,186	123,706	—	309,892
Net income	—	—	—	138,295	138,295
Distribution of net income to:	—	—
Legal reserve	—	—	6,866	(6,866)	—
Unrealized profit reserve	—	—	19,165	(19,165)	—
Statutory reserves	—	—	92,477	(92,477)	—
Interest on capital	—	—	—	(19,787)	(19,787)

BALANCE AS OF DECEMBER 31, 2005	180,000	6,186	242,214	—	428,400
Capitalization of reserves	185,000	—	(185,000)	—	—
Net income	—	—	—	164,240	164,240
Distribution of net income to:
Legal reserve	—	—	8,201	(8,201)	—
Unrealized profit reserve	—	—	28,960	(28,960)	—
Statutory reserves	—	—	109,067	(109,067)	—
Interest on capital	—	—	—	(17,889)	(17,889)
Other	—	—	—	(123)	(123)

BALANCE AS OF DECEMBER 31, 2006	365,000	6,186	203,442	—	(574,628)

The accompanying notes are an integral part of these financial statements.

REFINARIA DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

ENDED DECEMBER 31, 2006, 2005 AND 2004

(Amounts in thousands of Brazilian reais—R$, unless otherwise stated)

1    Operations

Refinaria de Petróleo Ipiranga S.A. (the “Company”) is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA) and is controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

The Company is primarily engaged in oil refining and sale of its by-products and is a holding company for subsidiaries engaged in the chemical business which represent a significant portion of its consolidated business.

The Company’s economic performance in oil refining in 2006 continued to reflect difficulties caused by the incompatibility between oil prices in the international market and by-products prices in Brazil, in the prior year. In order to minimize operating losses management interrupted production for a significant part of 2005 and from June to October 2006.

As part of the actions to ensure continuity of the oil refining operations, Company’s management intensified contacts and negotiations with the regulatory agencies of the oil industry, with the Federal Government and with the Rio Grande do Sul State Government. In July 2006, the Company and the Rio Grande do Sul State Government began studying the possibility of producing petrochemical naphtha in order to have an alternative that would allow the operational continuity of the oil refining operations and to increase tax collection for Rio Grande do Sul State.

On November 1, 2006, Decree No. 44,714 was published in the Official Gazette of the Rio Grande do Sul State, permitting to use, as deemed tax credit, up to 8.5% of the ICMS (State VAT) levied on petrochemical naphtha produced in facilities located in the southern region of the Rio Grande do Sul State and sold in the same State, according to the Agreement signed on November 27, 2006.

As a result, operations were resumed according to the Agreement signed with the Rio Grande do Sul State Government and management believes that, from now on, there may be better conditions to continue operations as a result of the alternative structured with the State Government and/or through more consistent domestic price policies, within market conditions.

2    Presentation of consolidated financial statements

The consolidated financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP).

The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding company’s stand-alone financial statements, have been adjusted with respect to the financial statements for statutory purposes to include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and generally accepted accounting principles in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate its understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes, among others. Actual results could differ in relation to these estimates.

3    Summary of significant accounting practices

Accounting practices adopted in Brazil (Brazilian GAAP) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from the U.S. GAAP. See Note 25 for a discussion of these differences and a reconciliation of consolidated shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

(b) Short-term investments and derivatives

Short-term investments correspond to temporary investments. Derivative instruments included swap transactions and options which are cost plus accrued income or expense based on the contractual rates included in each agreement.

(c) Allowance for doubtful accounts

The Company’s management has individual customer credit information, which is used to asses customers ability to pay. The allowance is recorded in an amount considered sufficient to cover probable losses on realization of accounts receivable.

(d) Restricted export drafts

Correspond to receivables from exports to customers that have been transferred to financial institutions as repayment of export pre-financing or post-financing obtained.

(e) Inventories

Stated at the lower of average acquisition or production cost or estimated net realizable value.

(f) Investments in affiliates and goodwill

Accounted following the equity method with a corresponding entry to operating income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years, the estimated period of realization.

(g) Property, plant and equipment

Stated at acquisition or construction cost, monetarily restated through December 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets.

(h) Loans and financing

Stated at the amount of principal, plus financial charges incurred, on a pro rata basis, through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

(i) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

(j) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next ten years as established by CVM Instruction No. 371/02.

(k) Provision for contingencies

Recorded for contingencies whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The provision is recorded based on the estimated losses upon final resolution of lawsuits.

(l) Pension and other post-employment benefit obligations

Pension and other post-employment benefits liabilities to employees, retirees and pensioners (net of the assets of the benefit plan) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

(m) Other assets and liabilities

Other assets and liabilities, classified as current and long term, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

(n) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (long-term interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

(o) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Revenue from sale of services is recognized when services are provided. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at official indexes and rates, applicable to current and long-term assets and liabilities and, when applicable, the effects of adjustments of assets to its net realizable value.

4    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries:

			Ownership interest—%
	Country of incorporation		2006		2005
			Direct	Indirect	Direct	Indirect
Ipiranga Química S.A.	Brazil		58.5269		58.5269
Through Ipiranga Química S.A.:
Ipiranga Petroquímica S.A.***	Brazil			92.3863		88.4800
Isatec—Pesquisa, Desenvolvimento e Análises Químicas Ltda.	Brazil			100.0000		100.0000
Forlab Chitec S.A. Comércio Internacional	Brazil			—		100.0000
Ipiranga Química Armazéns Gerais Ltda.	Brazil			99.8500		99.8500
Through Ipiranga Petroquímica S.A.:
IPQ Petroquímica Chile S.A.	Chile			100.0000		100.0000
Ipiranga Petroquímica Chile Ltda.	Chile			100.0000		100.0000
Ipiranga S.A. (Argentina)	Argentina			100.0000		100.0000
Natal Trading Ltd.	BVI	*		100.0000		100.0000
COPESUL—Companhia Petroquímica do Sul(**)	Brazil			29.4600		29.4600

(*)	BVI—British Virgin Islands.
(**)	COPESUL is a jointly-controlled entity under Brazilian GAAP and accordingly is proportionately consolidated.
(***)	On December 26, 2006, Ipiranga Petroquímica repurchased all its shares held up to such date by the minority shareholder International Finance Corporation—IFC and those shares were cancelled. As a result the interest of shareholders other than IFC in Ipiranga Petroquímica increased. The interest of Ipiranga Química increased from 88.4800% to 92.32863%.

The following practices were adopted in the preparation of the consolidated financial statements:

(a)	Intercompany balances, transactions and unrealized profits have been eliminated.

(b)	Minority interest in fully-consolidated subsidiaries is presented in a separate caption.

(c)	Assets and liabilities, and revenues and expenses of the jointly-controled entity COPESUL were included in the consolidated financial statements in proportion to the investor’s interest in the investee’s capital, pursuant to CVM Instruction No. 247/96. The consolidated balance sheet and statement of income of COPESUL are presented, on a condensed basis, in Note 25 I e).

5    Short-term investments

	2006	2005
Treasury bills (LTF)	3,926	3,406
Investment funds	3,528	3,873
Non-convertible debentures and other debt instruments	—	4,434
Time deposits	2,263	—
Receivables investment funds	—	2,897

	9,717	14,610
(—) Current	9,480	14,317

Long term (restricted balance)	237	293

6    Derivatives

COPESUL entered into operations involving options with respect to U.S. dollars called “box options” as commented below. Its purpose has been to invest cash resources at rates higher than other available investment options. The Company also entered into swap operations which were entered into by Fundo de Investimento Financeiro Multimercado Copesul, a fund consolidated by COPESUL, whose custodian and manager is Banco Santander Brasil S.A.

Swaps correspond to cross-currency interest rate swaps by which the Company pays a fixed interest rate and receives a variable rate based on the Interbank Deposit Certificates (CDI) rate.

	Amounts receivable
	2006	2005
Swap transactions receivable	7,842	693
Swap with anticipatory breach	—	120
Box options	11,047	14,737

Total	18,889	15,550

	Amounts payable
	2006	2005
Options payable	—	880
Swap transactions payable	6,704	663

Total (Note 15)	6,704	1,543

Box options are combined operations that involve both the purchase and the sale of options in US dollars for the same maturity at a certain price, so that, regardless of the future U.S. dollar rate, the Company knows in advance the net result of such operations providing what the Company views as a fixed return over its investment. The value paid for the options, called premium, corresponds to the amount invested by the Company and the sum redeemed will be the premium plus a pre-fixed rate of return.

7    Trade accounts receivable

	2006	2005
Domestic market—
Trade notes receivable	436,299	280,520
Foreign market—
Receivables	215,554	109,796

	651,853	390,316
(—) Current	634,035	374,579

Long term	17,818	15,737

8    Related-party transactions

Intercompany transactions are conducted under price and term conditions similar to those adopted for transactions with unrelated parties and are as follows:

	December 31, 2006
Companies	Trade accounts receivable (current)	Trade accounts receivable (long term)	Trade accounts payable (current)	Payable for warrants purchased (current)(b)(*)	Debentures (a)(c)(**)	Sales	Purchases	Financial income (expenses)
Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,647	—	737	33,818	58,794	492,086	877	(23,969)
Companhia Brasileira de Petróleo Ipiranga	660	—	1,456	—	42,546	10,663	13,935	(14,740)
Ipiranga Asfaltos S.A.	76	—	—	—	—	1,908	—	—
Empresa Carioca de Produtos Químicos S.A.	27	—	143	—	—	203	2,312	—
Tropical Transportes Ipiranga Ltda.	4	—	226	—	—	8	4,843	—
COPESUL—Companhia Petroquímica do Sul	3,042	—	13,306	—	—	66,191	1,355,896	284
Braskem S.A	11,484	—	719	—	—	810,995	15,195	—
Petróleo Brasileiro S.A—Petrobras	35	—	11,000	—	—	35	378,612	—
Refinaria Alberto Pasqualini S.A.	1,162	—	5,768	—	—	22,766	195,312	—
Other	3,323	—	220	—	—	3,677	2,820	—

Total as of December 31, 2006	23,460	—	33,575	33,818	101,340	1,408,532	1,969,802	(38,425)

	December 31, 2005
Companies	Trade accounts receivable (current)	Trade accounts receivable (long term)	Trade accounts payable (current)	Payable for warrants purchased (long-term)(b)	Debentures(a)	Sales	Purchases	Financial income (expenses)
Distribuidora de Produtos de Petróleo Ipiranga S.A.	375	2	1,042	29,396	178,117	386,908	2,049	(30,947)
Companhia Brasileira de Petróleo Ipiranga	1,070	53	359	—	128,868	13,319	4,000	(21,608)
Ipiranga Asfaltos S.A.	10	—	—	—	—	1,491	—	—
Empresa Carioca de Produtos Químicos S.A.	—	—	44	—	—	—	1,232	—
Tropical Transportes Ipiranga Ltda.	2	—	224	—	—	2	134	—
COPESUL—Companhia Petroquímica do Sul	529	14	14,162	—	—	10,157	104,157	—
Braskem S.A	5,881	—	151	—	—	758,102	19,431	685
Refinaria Alberto Pasqualini S.A.	3,308	—	125	—	—	14,936	265,846	—
Other	57	29	320	—	—	10,957	327,846	2,319

Total as of December 31, 2005	11,232	98	16,427	29,396	306,985	1,195,872	724,695	(49,551)

(*)	As of December 31, 2005, the amount was recorded as noncurrent—long-term liabilities and was reclassified to current liabilities as of December 31, 2006 considering its maturity date.

(**)	The balances of R$ 13,688 and R$ 9,905 of debentures due to Distribuidora de Produtos de Petróleo Ipiranga S.A. and Companhia Brasileira de Petróleo Ipiranga, respectively, were reclassified to current liabilities in 2006 due to their expected payment during 2007.

(a)	Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000.

Both series of debentures mature on June 1, 2008.

On June 12, 2003, Distribuidora de Produtos de Petróleo Ipiranga S.A. fully subscribed the Series A debentures and Companhia Brasileira de Petróleo Ipiranga. fully subscribed the Series B debentures.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures, for the most part of 2005, was 1.5% per year, and changed to 1.0% per year on December 1, 2005 remaining the same in 2006 . The spread for Series B debentures was 1.0% per year in 2005.

The Board of Directors of Ipiranga Química S.A., at the meetings held on May 2, 2006 and December 28, 2006, decided that the funds received through equity pick-up by the interest held by Ipiranga Química S.A. in Ipiranga Petroquímica S.A. should be fully used in the partial redemption of its debentures.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after their issuance and until their maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price if they are converted before June 1, 2007. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007.

(b)	Modification of terms of the debentures and purchase of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, Distribuidora de Produtos de Petróleo Ipiranga S.A., Companhia Brasileira de Petróleo Ipiranga and the Company agreed to hold an Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. to approve a change in the type of debentures, issued by Ipiranga Química S.A. on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) to issue of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of Ipiranga Química in exactly the same terms than the conversion features originally included in the debentures.

Contemporaneously, the parties agreed that Distribuidora de Produtos de Petróleo Ipiranga S.A. would sell for R$ 29.0 million the warrants obtained to the Company. The amount for the purchase of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

Upon acquisition of the warrants, the Company recognized the cost of R$ 29.0 million as an asset within Permanent Assets and the corresponding payable to Distribuidora de Produtos de Petróleo Ipiranga S.A. The warrant is recorded at cost by the Company.

(c)	Early partial redemption of the debentures in 2006

The Board of Directors of Ipiranga Química S.A., at the meetings held on May 2, 2006 and December 28, 2006, decided to make an early partial redemption of its debentures, issued on June 1, 2003, considering the financial cost that this debt has been generating for Ipiranga Química S.A.

Funds used to pay for the redemption were received by Ipiranga Química S.A. from its investee Ipiranga Petroquímica S.A. resulting from a reduction in capital approved by it on April 28, 2006 and from distribution of dividends.

Out of the outstanding balance of debentures of R$ 307.0 million, R$ 240.8 million was early redeemed in 2006.

9    Inventories

	2006	2005
Finished products	175,798	169,887
Work in process	15,802	7,523
Raw materials	101,602	127,323
Indirect materials, packaging and storeroom supplies	67,881	71,900
Products and raw materials held by third parties	45,776	—
Imports in transit	10,250	11,701
Goods in transit	59,775	26,474

	476,884	414,808

10    Recoverable taxes

	2006	2005
Income and social contribution taxes	9,032	56,294
IRRF (withholding income tax)	13,757	7,933
ICMS (State VAT)	164,478	113,784
IPI (Federal VAT)	2,199	2,182
ILL (tax on net income)	15,821	15,138
PIS/COFINS (taxes on revenue)	18,815	15,286
State income tax—additional	8,170	9,472
Other	11,567	149

	243,839	220,238
(—) Current	92,574	89,396

Long term	151,265	130,842

11    Income and social contribution taxes

(a) Deferred

Considering the uncertainties with respect to future taxable income, as mentioned in Note 1, management maintained the decision of not recording any deferred income and social contribution tax assets as of December 31, 2006 for the oil refining business, and reversed the amounts recorded as of December 31, 2004, in the amount of R$ 14,192.

On January 1, 2003, the subsidiary Ipiranga Petroquímica S.A. (IPQ) changed the criteria to tax unrealized foreign exchange gains and losses from the accrual basis to the cash basis. Considering the foreign currency exposure of IPQ, the foreign exchange variation significantly influenced the determination of taxable income in prior periods.

Considering the change in the taxation criteria and also considering the then existing economic scenario, the exposure of IPQ to several international market conditions, as well as the operating and business cycles of the petrochemical industry (which has presented significant changes in profit margins in periods which are shorter than most of other industry segments), IPQ management concluded that income projections for periods longer than 3 years may have uncertainty concerning the realization of its assumptions.

As a result of the above, as of December 31, 2004 and 2005 IPQ limited the amounts of deferred tax assets recognized to the amount considered probable to be recovered which was determined to be the amounts to be realized over the subsequent 3 years based on projections of taxable income as of each respective date.

As of December 31, 2006, due to the improvement of macroeconomic condition in Brazil and more accurate projections of the domestic and foreign market variables in the petrochemical industry, management of IPQ reviewed the initial estimate and decided to recognize as deferred tax assets an amount equal to the amounts expected to be realized over the subsequent 10 years based on projections of taxable income.

Recognition of deferred taxes is based on several factors including history of profitability of subsidiaries and budgets, approved by management, which estimates future income for the realization of this asset.

Deferred tax assets and liabilities are as follows:

	2006	2005
Assets
Income tax—loss carryforwards	842,361	872,469
Goodwill on purchase of shares by IPQ	12,504	—
Taxes on exports	2,011	—
Offsets—preliminary injunction	—	70,590
Provision for pension and post-employment benefits	11,604	53,926
Allowance for doubtful accounts	35,767	67,324
Social contribution tax—loss carryforwards	81,182	—
Other provisions	24,128	55,596

Tax basis	1,009,557	1,119,905
Statutory rate	34%	34%

Deferred income and social contribution assets, gross	321,210	380,768
(—) Amounts expected to be realized over 10 years (2005 -over 3 years)	(169,950)	(246,195)

Deferred income and social contribution taxes, net	151,260	134,573
(—) Current	10,534	24,905

Long term	140,726	109,668

Liabilities
Foreign exchange taxed on a cash basis	109,972	106,778
Other	2,184	—

	112,156	106,778
Statutory rate	34%	34%

Deferred income and social contribution liabilities	38,133	36,305
(—) Current	8,721	20,605

Long term	29,412	15,700

(c) Estimated realization of deferred tax assets and liabilities

The realization of tax credits and debts is based on future taxable income projections limited to the 10 years after each balance sheet date, as follows:

	Assets		Liabilities
	2006	2005	2006	2005
2006	—	24,905	—	20,605
2007	10,534	56,525	8,721	7,513
2008	19,103	47,405	7,548	8,187
2009	5,952	3,419	5,391	—
2010 to 2016	115,671	2,319	16,473	—

	151,260	134,573	38,133	36,305

(d) Reconciliation of effective income tax and social contribution tax rate

	2006	2005	2004
Income before taxes, equity in affiliates, profit sharing and minority interest	352,194	328,283	447,222
Additions and deductions:
Offsets—preliminary—injuction	—	—	63,062
Interest on capital received by the Company and its subsidiaries	43,579	16,802	16,321
Interest on capital paid by the Company and its subsidiaries	(49,831)	(10,416)	—
Allowance for doubtful accounts	—	(13,791)	21,889
Realized foreign exchange gains	—	(29,220)	(58,747)
Non-deductible provisions	(27,680)	(29,937)	(10,293)
Loss on change in interest in affiliates	32,964	—	—
Other	(37,850)	(23,542)	(5,461)
Use of tax loss carryforwards	(7,176)	—	(85,025)

Tax basis	306,200	238,179	388,968
Statutory rate	34%	34%	34%

Current income and social contribution taxes	(104,108)	(80,981)	(132,249)

Offsets—preliminary—injuction	—	—	63,062
Recognition (reversal) of provision for pension and other post-employment benefits	(899)	(15,536)	1,718
Allowance for doubtful accounts	1,287	(13,791)	21,889
Unrealized foreign exchange gains	(56,963)	(75,832)	(221,118)
Other	5,134	60,424	81,952

Tax basis	(51,441)	(44,735)	(52,497)
Statutory rate	34%	34%	34%

Deferred income and social contribution taxes, gross	(17,490)	(15,210)	(17,849)
(—) Reversal of expected realization	—	(14,192)
(—) Additional deferred tax assets recognized	40,168	10,202	81,713

Deferred income and social contribution taxes, net	22,678	(19,200)	63,864

12    Investments in affiliates

The investees Companhia Brasileira de Petróleo Ipiranga (CBPI) and Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) are both engaged in the distribution of petroleum and related products.

	CBPI	DPPI	2006	2005	2004
Investment data
Number of shares held (in thousands):
Common voting shares	8,786,744	1,632,758
Preferred non-voting shares	3,331,992	814,058
Direct interest (%):
In voting capital	24.8148	15.2503
In total capital	11.4191	7.6463
Shareholders’ equity of the investee	1,555,165	804,029
Net income of the investee	323,549	160,876

Changes in investment during the years presented
Beginning balance	154,196	54,163	208,359	178,650	148,714
Equity in affiliates	36,449	12,146	48,595	49,496	46,257
Dividends and interest on capital distributed	(13,059)	(4,830)	(17,889)	(19,787)	(16,321)

Ending balance	177,586	61,479	239,065	208,359	178,650

13    Property, plant and equipment

	Annual depreciation rates—%	2006	2005
Land	—	27,550	27,550
Buildings and improvements	4	133,026	138,861
Operating machine, equipment and installations	10	750,106	781,377
Furniture and fixtures	10	3,295	3,232
Computers and peripherals	20	7,162	7,092
Vehicles	20	1,682	1,695
Construction in progress	—	62,157	55,092
Other	10	14,383	2,764

		999,361	1,017,663

Land includes the amount of R$ 6,186 related to a revaluation performed in 1983.

14    Deferred charges

		2006	2005
	Annual amortization rates—%	Net	Net

Software preoperating and industrial expansion expenses	10	12,016	16,295
Goodwill on acquisition of investment	10	6,197	—

		18,213	16,295

15    Loans and financing

	2006		2005
Characteristics	Current	Longterm	Current	Longterm	Interest rate based on	Effective rate	Guarantees
Local currency
Industrial expansion	11,688	32,351	10,191	29,389	TJLP	10.55%	COPESUL industrial plant, guarantee of RPI
Investment acquisition	9,891	—	26,927	9,426	IGP-M	6.49%	COPESUL shares
Working capital	8,303	—	69,215	—	CDI	13.42%	Promissory notes, export credit note and sales

	29,882	32,351	106,333	38,815

Foreign currency
Industrial expansion	427	2,693	10,929	1,900	Basket of currencies	9.32%	COPESUL industrial plant

Working capital (foreign exchange contracts and prepayments)	321,727	585,235	351,278	362,256	Monthly, quarterly and annual LIBOR	6.64%	Promissory notes, guarantees provided by CBPI the Company and DPPI and exports

Restricted export drafts	(149,758)	—	(136,139)	—

	172,396	587,928	226,068	364,156

Swap transactions	6,704	—	1,543	—

Total	208,982	620,279	333,944	402,971

RPI—Refinaria de Petróleo Ipiranga S.A.

The long-term portion matures as follows:

	2006	2005
Maturities
2007	—	142,741
2008	109,578	120,563
2009	141,408	85,587
2010	130,640	54,080
After 2011	238,653	—

	620,279	402,971

On June 15, 2005, through the use of available funds and funds obtained in the domestic financial market, IPQ paid in advance its debt to IFC, Kreditanstalt für Wiederaufbau (KfW), Deutsche Entwicklungsgesellschaft (DEG) and foreign banks participating in the “B Loan” (“B Loan Banks”), in the amount of approximately US$ 136 million. With these payments made on June IPQ was released from the restrictive covenants contained in all agreements signed with IFC, KfW, DEG and B Loan Banks, as well as obtaining better terms in the funds obtained from the domestic financial market. On August 28, 2005, IPQ signed a long-term loan pre-agreement in the amount of US$ 150 million, structured by IFC, which can be fully or partially withdrawn, as needed. Until the date of the financial statements, no amounts were withdrawn.

16    Taxes payable

	2006	2005
Income tax	16,440	8,153
Social contribution tax	6	29
PIS/COFINS	36,817	2,851
IPI	7,243	5,395
IPI-PAES (tax debt refinancing program)	9,228	9,789
ICMS	15,726	11,615
CIDE (economic intervention contribution)	9,402	11,527
Other	5,286	5,535

Total	100,148	54,894
(—) Current	59,018	38,272

Long term	41,130	16,622

The amount recorded in long-term liabilities refers to the provision for CIDE which can be paid using PIS and COFINS credits, in accordance with article 8 of Law No. 10,336/01.

17    Contingencies

(a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by the internal and external legal counsel, arising from the following lawsuits:

	2006	2005
Tax lawsuits	9,517	1,441
Civil lawsuits	695	1,062
Labor lawsuits	11,620	2,892

Total	21,832	5,395
(—) Current	10,014	1,629

Long term	11,818	3,766

•	Tax lawsuits

1)	Tax lawsuits of Refinaria de Petróleo Ipiranga S.A. refer mainly to: (1) claim by the INSS (National Institute of Social Security) of additional contribution on the SAT (Occupational Accident Insurance), and (2) assessment issued by the INSS related to presentation of the GFIP (FGTS (severance pay fund) Payment and Social Security Information Form) with incomplete data about taxable events contained in the payroll.

2)	Tax lawsuits of Ipiranga Química S.A. refer to the tax deficiency notice issued by the Bahia State alleging an error in the recording of tax documents and in the determination of ICMS tax basis—lack of evidence of storage of products intended to be shipped to the Manaus Free Trade Zone and the non-taxation of consignment sale.

3)

Tax lawsuits of IPQ included in this classification refer to IRRF (withholding income tax) levied on dividends received from the subsidiary in 1994 and 1995 for which the Company formalized a refund request to the Federal Revenue Service (SRF) since at that time there were no objective conditions for offset since: (i) dividends were no longer subject to taxation beginning January 1, 1996, and (ii) it was not possible to pay dividends up to calendar year 2004 due to accumulated deficit. The SRF, by means of Regulatory Instruction No. 12/99, regulated the matter and started to allow the offset of said IRRF against tax payable on interest on capital paid by the IPQ to its shareholders. Based on income for 2005 and 2006, IPQ paid interest on capital to its shareholders and offset, in 2006, the prepaid IRRF tax asset against the IRRF levied on interest on capital. Considering that the IRRF asset was considered contingent, IPQ’s management, on a conservative basis, recognized a provision for contingencies related to the amount of IRRF subject to offset and, simultaneously, maintains the discussion about the matter at the administrative level.

•	Labor lawsuits

Corresponds to lawsuits filed by former employees and outsourced professionals of the Company and IPQ, Ipiranga Química S.A. and the jointly-controlled entity COPESUL which refer basically to salary equalization and overtime.

(b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its legal counsel, are not accrued in the financial statements and are composed of:

	2006	2005
Tax lawsuits	56,166	58,929
Civil lawsuits	185	295
Labor lawsuits	4,874	5,733

Total	61,225	64,957

•	Tax lawsuits

1)	Tax lawsuits of Refinaria de Petróleo Ipiranga S.A. included in this classification refer mainly to: (1) collection action due to the lack of payment of fees of the securities market, (2) notice to pay amounts arising from disallowance of deductions of salary premium for education considered incorrect, based on a supposedly lack of information to the FNDE (National Fund for the Development of Education), and (3) voluntary reporting through which PIS and COFINS (taxes on revenue) due were paid, with interest, but without fines.

2)	Tax lawsuits of Ipiranga Química S.A. refer mainly to: (1) requirement of ICMS (State VAT) for sales made in the International Painting Convention in disagreement with the special regime granted, and (2) tax deficiency notice arising from the tax reclassification of imported product, requirement of IPI (federal VAT) and II (import tax).

3)	Tax lawsuits of IPQ refer mainly to: (1) requirement of reversal of deemed IPI credits to refund PIS/COFINS on exported products, (2) tax deficiency notice arising from adjustments of the amount stated upon import of petrochemical plants, relating to the levy of import tax and IPI (federal VAT) on license for plants and transfer of know how, and (3) tax deficiency notice arising from the tax reclassification of imported product, requirement of IPI and II , whose amount was partially reduced due to a decision favorable to the administrative rejection filed, and the corresponding amount was transferred to contingent liabilities assessed as remote losses.

•	Labor lawsuits

Corresponds to lawsuits filed by former employees and outsourced professionals of the Company and its subsidiaries IPQ and Ipiranga Química S.A. referring to payroll charges and overtime.

(c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, are not recorded in the financial statements as of December 31, 2006, 2005 and 2004.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of December 31, 2006 said lawsuits may be summarized as follows:

	2006	2005
Federal level
FINSOCIAL (taxes on revenue) increase in tax basis	—	2,294
PIS/COFINS (taxes on revenue) increase in tax basis	12,232	11,333
Maintenance of IPI credits on acquisition of products subject to zero rate(*)	578,410	513,184

	590,642	526,811

State level
State income surfax(AIRE)	2,810	2,697

(*)	The purpose of this lawsuit is the recognition of the right to credits for IPI levied on inputs acquired and used in the manufacture of end products subject to IPI.

18    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

(a) Employee profit sharing

Calculated based on 3% of net income, which will be computed excluding income from investments in companies (recorded in the individual statement of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and, finally, interest paid or received by the Company as interest on capital.

(b) Management profit sharing

Calculated, at year end, as 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

19    Provision for pension and other post-employment benefits

(a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB Benefit Plan was created in 1993. Initially, only the “basic benefit” was established (a defined benefit plan) and in July 1998 the “supplementary benefit” (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution is computed as percentages over variable compensation, if any. The pension plan is funded by the sponsors and participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter No. 1003/SPC/DETEC/CGAT, approved the new Ruling of FFMB Benefit Plan. New regulations were introduced related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6 of October 30, 2003, as well as changes in the calculation of benefits, the introduction of new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement “basic benefit”.

These changes reduced the plan’s total cost for the sponsors by 36%, as defined by the actuary based on the percentage of the participants payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that was adopted is AT-1983, increasing the life expectancy of active participants’ by approximately 2 years.

In the year ended December 31, 2006, the Company made contributions to the benefit plan in the amounts of R$ 426 for the “basic benefit” plan and R$ 4 for the “supplementary benefit” plan (R$ 813 and R$ 271, respectively, in 2005). The amounts related to the FFMB Benefit Plan were calculated on an annual basis by independent actuaries and are recognized in the financial statements according to CVM Resolution No. 371/00.

(b) Other post-employment benefits

According to CVM Resolution No. 371/00, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petróleo Ipiranga Group.

(c) Information about pension and other post-employment benefits

The reconciliation of pension and other post-employment benefit liabilities as of December 31 is as follows:

	2006	2005
Present value of funded obligations	(238,314)	(202,553)
Present value of unfunded obligations	(48,294)	(44,519)
Fair value of plan assets	228,979	192,726
Unrecognized actuarial (gains) losses	3,627	(3,266)
Unrecorded actuarial liabilitiy	2,649	3,686

Net post-employment benefit liabilities	(51,353)	(53,926)

Current	(4,086)	(4,191)
Long-term	(47,267)	(49,735)

The portion of actuarial gains or losses to be recognized as income or expense is the amount of unrecognized gains and losses that exceed, in each year, the higher of the following amounts:

(i)	10% of the present value of the total actuarial obligation of the defined benefit; and
(ii)	10% of the fair value of plan assets.

The portion that exceeds the limits is annually amortized dividing its amount by the remaining average length service estimated for the plan’s participants.

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	(3,637)	(3,502)	(3,430)
Cost of interest	(15,751)	(15,273)	(14,832)
Expected return on assets	14,589	11,622	8,422
Amortization of actuarial (gain) losses	(157)	137	(671)
Employees’ contributions	1,140	1,415	1,736
Adjustment of actuarial liability	(521)	(521)	—

Total expenses	(4,337)	(6,122)	(8,775)

Changes in net post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liabilitiy at beginning of year	(53,926)	(69,462)	(67,744)
Expenses	(4,337)	(6,122)	(8,775)
Company’s contributions	2,649	3,461	4,522
Benefits paid	3,020	3,070	2,535
Reduction effect	1,241	14,873	—
Adjustment to present value of obligations	—	254	—

Net liabilitiy at end of year	(51,353)	(53,926)	(69,462)

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value—10.8% per year.

•	Expected long-term rate of return on assets—13.2% per year.

•	Projected average salary growth rate—6.6% per year.

•	Inflation rate (long-term)—4.5% per year.

•	Medical services growth rate—7.6% per year.

Biometric assumptions used:

•	Mortality table—AT 1983 basic rated down by 10%(*)

•	Turnover table—adjusted Towers Perrin

•	Disabled mortality table—RRB 1983

•	Disability table—amended RRB 1944 rated

(*) For life insurance benefit, the CSO-80 mortality table was used.

20    Shareholders’ equity

(a) Capital

As of December 31, 2006, capital is represented by 29,600,000 shares without par value, of which 9,982,404 are common shares and 19,617,596 are preferred shares. In 2005, capital was represented by 14,800,000 shares.

Preferred shares have no voting rights, are entitled to dividends 10% higher than those paid on common shares, and have priority in the distribution of dividends and in the reimbursement of capital in the event of liquidation.

The Extraordinary Shareholders’ Meeting held on April 26, 2006 approved an increase in the Company’s capital from R$ 180,000 to R$ 365,000, through the capitalization of profit reserves, with the issuance of 14,800,000 new shares, of which 4,991,202 are common shares and 9,808,798 are preferred shares, distributed for free to shareholders at a ratio of one new share for each share of the same type they held on the date of the meeting.

(b) Reserves

	2006	2005
Revaluation reserve
Own assets	6,186	6,186

Profit reserves
Legal	18,876	14,055
For payment of dividends	—	90,810
For working capital and conservation and improvement of installations	109,067	90,810
Unrealized profit:
2004	27,374	27,374
2005	19,165	19,165
2006	28,960	—

	203,442	242,214

The Extraordinary Shareholders’ Meeting held on April 26, 2006 approved amendment to article 34 of the bylaws so that the Company has only one profit reserve, named “Reserve for Working Capital and Conservation and Improvement of Installations”. With this amendment, the Company’s bylaws establish that the balance of the “Retained earnings” account shall be allocated to the “Reserve for Working Capital and Conservation and Improvement of Installations”, after distribution of dividends, up to the limit of the capital. The increase in the Company’s capital of R$ 185,000, approved at said Extraordinary Shareholders’ Meeting, was made by capitalizing the following profit reserves: total balance of the “Reserve for Payment of Dividends”, in the amount of R$ 90,810, total balance of the then existing “Reserve for Conservation and Improvement of Installations”, in the amount of R$ 90,810, and part of the balance of “Legal Reserve”, in the amount of R$ 3,380.

(c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares. Said dividends are calculated based on article 202 of Law No. 6.404/76.

(d) Computation of interest on capital and dividends

	2006	2005	2004
Net income of Refinaria de Petróleo Ipiranga S.A. (stand-alone individual financial statements)	164,013	137,312	217,628
Absorption of accumulated deficit	—	—	(73,842)
Distribution to legal reserve (5%)	(8,201)	(6,866)	(7,189)

Calculation basis for dividends	155,812	130,446	136,597

Mandatory minimum dividends	46,745	41,728	43,695
Realized profit during the year (corresponding to interest on capital and dividends received from affiliates)	(17,889)	(19,787)	(16,321)

Amount to be allocated to unrealized profit reserve to be paid as dividends once realized(*)	28,856	21,941	27,374

Interest on capital:
Gross amount	17,889	19,787	10,416
Net amount	15,206	16,819	8,854
Dividends (exempt from income tax)	—	—	5,905
Total distributed (interest on capital and dividends)	17,889	19,787	16,321

(*)	Refers to the unrealized profit for the year, in accordance with article 197, paragraph 1, item I, of the corporate law, and article 35, item III, of the bylaws. This reserve corresponds to equity in income of subsidiaries and affiliates, which has not yet been realized.

Interest on capital, in the amount of R$ 17,889 (2005—R$ 19,787), was calculated according to the limits established by Law No. 9,249/95 and generated tax benefits of R$ 6,082 (2005—R$ 6,728).

21 Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries and other related parties.

As of December 31, 2006 and 2005 amounts referring to the operations guaranteed by the Company are as follows:

Guarantor	Borrower	2006	2005	Maturity
REFINARIA	DPPI	646	1,344	2010
REFINARIA	EMCA	1,326	1,654	2009
		—	50,344	2006
		44,555	—	2007
		112	188	2008

REFINARIA	IASA	44,667	50,532
		—	33,423	2006
		24,014	—	2007
		5,392	8,836	2008
		228	325	2009

REFINARIA	IQ	29,634	42,584
REFINARIA	IPQ	14,633	23,671	2007

		90,906	119,785

REFINARIA—Refinaria de Petróleo Ipiranga S.A.

DPPI—Distribuidora de Produtos de Petróleo Ipiranga S.A. (1)

EMCA—Empresa Carioca de Produtos Químicos S.A. (3)

IASA—Ipiranga Asfaltos S.A. (3)

IQ—Ipiranga Química S.A. (2)

IPQ—Ipiranga Petroquímica S.A. (2)

(1)	A company controlled by members of the same families that control the Company
(2)	Entity consolidated by the Company
(3)	Entities controlled, directly or indirectly, by DPPI

22    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

(a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

The exposure to fluctuations in exchange rates is as follows:

Amounts in US$ thousand	2006	2005
Loans and financing	(355,624)	(268,259)
Swap transactions	(3,136)	(659)
Other payables	(11,425)	(8,799)
Assets	56,835	40,649
Hedge instruments	—	18,374

Net exposure	(313,350)	(218,694)

(b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

(c) Price risk

The oil refining activity is subject to this risk when variations in the price of petroleum in the market are not transferred to petroleum products. To reduce this risk, the Company has been seeking alternatives with the Federal Government and Petrobras as further described in Note 1.

(d) Financial income (expenses)

	2006	2005	2004
Financial income:
Interest	14,293	16,793	35,104
Monetary variation	15,572	3,840	5,878
Exchange variation	(1,925)	80,653	86,938
Gains on derivatives held by Investment fund of COPESUL (Note 6)	92,680	33,238	98,705
Monetary correction on PASEP tax credit	8,950	—	—
Other financial income	23,449	12,399	44,754

	153,019	146,923	271,379

Financial expenses:
Interest and charges due	(132,612)	(167,263)	(166,723)
Interest on debenture	(35,113)	(52,089)	(36,623)
Monetary variation	(6,068)	(2,684)	(11,469)
Exchange variation	53,927	761	5,688
Losses on derivatives held by investment fund of COPESUL (Note 6)	(83,521)	(25,065)	(114,732)
Other financial expenses	(35,981)	(35,065)	(58,518)

	(239,368)	(281,405)	(382,377)

Financial expenses, net	(86,349)	(134,482)	(110,998)

23    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy with domestic and foreign insurance companies through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24    Subsequent events

Acquisition of Ipiranga

On April 18, 2007, Ultrapar Participações S.A. for itself, and also as a commission agent of Braskem S.A. and Petróleo Brasileiro S.A.—Petrobras, acquired for R$2,113,107, from the controlling shareholders of the Petróleo Ipiranga companies, 66.2% common shares and 13.9% preferred shares issued by the Company, 69.2% common shares and 13.5% preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”), and 3.8% common shares and 0.4% preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”). Of the total amount, Braskem and Petrobras paid R$1,394,675 under the terms of the commission among the parties.

Under the terms of the agreement among Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned below are finalized, Ultrapar will hold the distribution of fuel and lubricants in the Southern and Southeastern regions of Brazil (“South Distribution Assets”); Petrobras will hold the distribution of fuel and lubricants in the Northern, Northeastern and Central-Western Regions (“North Distribution Assets”); and Brasken and Petrobras will hold 60% and 40%, respectively, of the petrochemical assets, represented by Ipiranga Química S.A., its subsidiary IPQ and by the interest of the latter in COPESUL (“Petrochemical Assets”). Assets related to oil petroleum refining held by RPI will be equally shared by Petrobras, Ultrapar and Braskem.

In the same agreement the parties established that Ultrapar is responsible for conducting a corporate restructuring in the companies acquired to separate the assets assigned to each acquiring company. The stages are as follows:

a)	Public Tag Along Offering to acquire common shares issued by RPI, DPPI, CBPI and IPQ held by other shareholders;

b)	Merger into Ultrapar of the common shares issued by RPI, DPPI and CBPI;

c)	Segregation of assets by means of: (i) capital reduction of RPI and CBPI to transfer the Petrochemical Assets directly to Ultrapar, for subsequent transfer to Braskem and Petrobras, under the terms of the commission, and (ii) spin-off of CBPI to transfer the North Distribution Assets to a company controlled by Petrobras.

On April 17, 2007, CADE (Economic Defense Council) issued an Injunction to maintain conditions that would allow to revert the asset acquisition by Braskem and Petrobras, as described in the Significant Event Notice published on April 18, 2007. The provisions related to Petrochemical Assets were reviewed on April 25, 2007 in the decision approved by CADE, with signature by Braskem of agreement for protection of reversibility of operation (APRO).

With said changes, CADE acknowledges the maintenance of the minority interest of Petrobras in COPESUL after the acquisition. In relation to fuel distribution, CADE granted 10 days so that Petrobras and Ultrapar present an alternative corporate governance model that preserves competition within the industry.

25	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I—Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below:

a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian Corporate Law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

b) Reversal of fixed asset revaluation

For U.S. GAAP reconciliation purposes, the revaluation of land recorded in the financial statements prepared in accordance with Brazilian GAAP have been eliminated in order to present fixed assets at historical cost less accumulated depreciation.

c) Deferred charges

Brazilian GAAP permits the deferral of pre-operating and industrial expansion expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over 10 years and are recorded under deferred charges and other current assets.

For U.S. GAAP reconciliation purposes, they have been charged to income and the related amortization under Brazilian GAAP has been reversed for U.S. GAAP purposes.

d) Investments in affiliated companies

The Company accounts under Brazilian GAAP for its investments in CBPI and DPPI following the equity method of accounting. Brazilian corporate law allows certain less than 20% owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for under the equity method.

For U.S. GAAP reconciliation purposes, the investment in DPPI on which the Company has a less than 20% voting interest, is not accounted following the equity method. Shares in DPPI, a publicly traded company, are considered available-for-sale securities.

In the reconciliation of equity, a reconciling item is recognized to adjust the investment in CBPI to its cost and subsequently to adjust, against other comprehensive income, the difference between cost and the fair value of the shares of DPPI based on its quoted market price as of each date. In the reconciliation of net income, equity in income of DPPI recorded under Brazilian GAAP is eliminated and gains are recorded for dividends received.

e) Differences between Brazilian GAAP and U.S. GAAP of COPESUL

As discussed in Note 4, under Brazilian GAAP the Company proportionally consolidates COPESUL for all periods presented, in which its subsidiary IPQ holds an indirect interest of 29.46%.

Under U.S. GAAP, proportional consolidation is generally not appropriate except in certain specific circumstances.

Under U.S. GAAP the investment in COPESUL would be accounted for using the equity method of accounting. This is a presentational difference that does not affect the net income or shareholders’ equity as determined under U.S. GAAP.

The following table presents the amounts proportionally consolidated in the financial statements of the Company in Brazilian GAAP with respect to COPESUL:

	As of December 31,
	2006	2005
Current assets	200,887	144,492
Noncurrents assets	192,125	204,073

Total assets	393,012	348,565

Current Liabilities	133,978	110,719
Long-term liabilities and shareholders’ equity	259,034	237,846

Total liabilities and shareholder’s equity	393,012	348,565

	As of December 31,
	2006	2005
Operating revenues	1,298,038	1,170,592
Operating income	131,588	114,064
Cash flow by operating activities	143,217	106,417
Cash flow used in investing activities	(24,215)	1,912
Cash flow provided by financing activities	(104,984)	(118,206)

See item (h) below with respect to difference in net equity and net income of COPESUL between Brazilian GAAP and U.S. GAAP.

f) Goodwill, acquisitions and business combinations

Under Brazilian GAAP, assets and liabilities of entities acquired are reflected at book value. Goodwill is determined as the difference between the purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited, not exceeding ten years.

The most significant business combinations entered into by the Company are:

•

In 1998 the subsidiary Ipiranga Química S.A. acquired an additional 46% interest in IPQ for a total purchase price of R$174,806 resulting in goodwill at the date of the transaction of R$ 113,062 under Brazilian GAAP. As a result of this acquisition, Ipiranga Química S.A. increased its interest in IPQ to 54.08%.

•

In May 2003, Ipiranga Química S.A. made a capital contribution to IPQ. Under Brazilian GAAP, such transaction has generated goodwill at the date of the transaction in the amount of R$ 67,401 and resulted in an increase of its interest in IPQ to 88.48%.

•

In December 2006, IPQ redeemed the shares held by International Finance Corporation IFC which were canceled. As per the cancellation of shares, the Company increased its indirect interest in IPQ to 92.39% and recorded a loss in the amount of R$ 32,964, as per Brazilian GAAP since the purchase price per share paid to redeem the shares exceeded the book value per share. No goodwill was recorded under Brazilian GAAP for this transaction.

•

The Company acquired of all outstanding shares of Forlab Chitec S.A. Comércio Internacional (“Forlab”) that resulted in goodwill of R$ 6,823 recorded as “Goodwill” as of December 31, 2005 and reclassified to “Deferred Charges” upon merger of Forlab into the Company.

No significant difference resulted from the acquisition of Forlab between Brazilian GAAP and U.S. GAAP.

•

During 2000, IPQ acquired additional interests of 1.85% in COPESUL that resulted in the recognition of goodwill of R$ 11,989 which is fully amortized in all the periods presented. No goodwill resulted from this acquisition under U.S. GAAP.

Goodwill, net of accumulated amortization, as of December 31, 2006 and 2005 under Brazilian GAAP is composed as follows:

	As of December 31,
	2006	2005
Goodwill related to:
IPQ	62,284	93,376
Forlab	6,197	—

Total	68,481	93,376

Under U.S. GAAP, business combinations are accounted for following the purchase method of accounting. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of long-term assets. As from January 1, 2002 goodwill is not amortized but tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents, for each business combination: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and the equity investment of IPQ in COPESUL (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and US GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in COPESUL and (iii) the related deferred tax effects.

g) Pension and other post-employment benefits

g.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Benefit Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

g.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, and, as from December 31, 2006, following SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans—an amendment of FASB Statements Nos. 87, 88, 106 and 132(R)”. Under SFAS No. 158 the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as a result of: (i) the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize an additional minimum liability, and (ii) the recognition as from December 31, 2006 as a liability for U.S. GAAP purposes of the funded status against accumulated other comprehensive income.

h) U.S. GAAP adjustments on net equity and net income of affiliates

h.1) COPESUL

COPESUL—Companhia Petroquímica do Sul is accounted for using proportional consolidation under Brazilian GAAP.

Under U.S. GAAP, the investment in COPESUL would be accounted for using the equity method of accounting.

Differences between net equity and net income of COPESUL between Brazilian and U.S. GAAP correspond mainly to: inflation accounting, reversal for U.S. GAAP of revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, accounting for pension benefits, accounting for deferred charges, recognition of tax incentives, accounting for derivative financial instruments, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

h.2) CBPI

CBPI is accounted under the equity method under Brazilian GAAP and would also be accounted following the equity method under U.S. GAAP.

Differences between net equity and net income of CBPI between Brazilian and U.S. GAAP correspond mainly to: inflation accounting, capitalization of interest on property, plant and equipment, accounting for pension and other post-employment benefits, asset retirement obligation, derivative financial instruments, goodwill and business combinations, and gain on change in interest in subsidiaries.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

i) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under Brazilian GAAP, as of December 31, 2006, the Company has not recorded any liability related to these guarantees.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 21 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

j) Valuation allowance for deferred taxes

Under Brazilian GAAP, deferred income tax is recognized based on the amount of future expected taxes to be paid. Deferred income tax assets related to deductible temporary differences (expenses that are accrued but not deductible until future periods) or tax loss carryforwards are recognized when there is a reasonable certainty that the Company will generate profits against which it can offset such an asset. A valuation allowance is recorded when it is probable that such deferred tax assets will be realized limited to the amount expected to be realized in the following 10 years.

Under U.S. GAAP, deferred income tax assets related to deductible temporary differences or tax loss carryforwards are recognized and, if necessary, a valuation allowance is recorded if it is more likely than not that such assets will not be realized.

As of result of such differences as of December 31, 2005 and 2006 the amount of deferred tax asset recognized under Brazilian GAAP for the subsidiary IPQ was less the total amount of deferred tax assets resulting in having a partial valuation allowance over deferred tax assets.

Under U.S. GAAP a prescriptive time limit (such as the 10 years existing in U.S. GAAP) does not exist and management considers more likely than not that as of December 31, 2005 and 2006 all deferred tax assets will be realized. For that reason the reconciliation of shareholders equity presents a reversal of the partial valuation allowance recognized under Brazilian GAAP in the amounts of R$ 169,950 as of December 31, 2006 and R$ 246,195 as of December 31, 2005.

As of December 31, 2004, IPQ has presented taxable income during the most recent two fiscal years and has modified its tax regime for foreign exchange gains and losses, which allows for recognition of deferred tax assets under Brazilian GAAP. However, considering that, as of such date, the cumulative taxable income for the last three fiscal years is negative, management concluded that a full valuation allowance is appropriate under U.S. GAAP as of December 31, 2004. Such difference in criteria resulted in an decrease in shareholders equity under U.S. GAAP as of December 31, 2004 of R$ 163,376.

k) Accounting for convertible debentures issued by IQ and warrants purchased by the Company

k.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by Ipiranga Química S.A. described in Note 8 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IQ does not meet the definition of a derivative under SFAS 133 “Accounting for

Derivative Instruments and Hedging Activities, as amended and interpreted”. Considering that the Company estimates that the conversion option does not have, as of the date of issuance, a intrinsic value, the total amount of the proceeds has been allocated to the convertible debenture. This has resulted in no difference between Brazilian GAAP and U.S. GAAP with respect to the accounting of the convertible debenture issued by IQ until the modification of its terms.

k.2) Accounting for the modification of terms of the debentures and issuance of warrants

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other term of the debentures has been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded under Brazilian GAAP. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for. For U.S. GAAP purposes, the Company has concluded that the elimination of the conversion feature previously included in the debentures results in a substantial modification under EITF 06-06 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”. The Company has concluded that the warrant does not qualify to be accounted for as equity and should be accounted for as liability.

Upon modification the Company recognized a liability for the estimated fair value of the warrant as of the date of modification and recognized a discount, for the same amount, on the non-convertible debenture issued at such time. The discount is recognized as expense over the period until the stated settlement date of the non-convertible debenture. Warrants are subsequently recognized at fair value.

The U.S. GAAP reconciliation as of dates after October 2005 includes a reconciling item for the recognition of the discount on the modified debt and for the fair value of the warrant liability.

k.3)	Accounting for the purchase of warrants by the Company

Contemporaneusly with the modification of the terms of the debenture and the issuance of warrants, the Company acquired the warrants received by DPPI for R$ 29 million. The Company accounts for the warrants issued by its subsidiary IQ at its cost. Warrants issued by IQ and held by the Company are eliminated on consolidation.

II -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 25.I.	2006	2005
Net income as reported under Brazilian GAAP		164,240	138,295
Different criteria for deferred charges	(c)	(3,954)	3,764
Deferred tax effects		1,344	(1,280)
Minority interests		1,020	(1,115)

		(1,590)	1,369

Business combinations and goodwill:	(f)
Acquisition of interest in IPQ by IQ – 1998
Reversal of amortization of goodwill under Brazilian GAAP		16,331	11,388
Realization of adjustment to fair value allocated to assets of IPQ		(621)	(621)
Deferred tax effects		211	211
Equity in income of COPESUL—Realization of adjustment to fair value		5,727	5,727
Deferred tax effect over tax deductible goodwill		(5,553)	(3,872)
Minority interests		(6,675)	(5,322)

		9,420	7,511

Acquisition of additional interest in COPESUL – 2000—Equity in income of COPESUL		(1,199)	1,199
Deferred tax effects		408	(408)
Minority interests		363	(363)

		(428)	428

Acquisition of interest in IPQ by IQ—2003
Reversal of amortization of goodwill under Brazilian GAAP		7,939	5,536
Realization of adjustments to fair value allocated to assets of IPQ		(180)	(180)
Deferred tax effects		61	61
Equity in income of COPESUL realization of adjustment to fair value		981	981
Deferred tax effect over tax deductible goodwill		(2,699)	(1,882)
Minority interests		(2,531)	(1,873)

		3,571	2,643

Acquisition of interest in IPQ by IQ—2006
Fair value allocated to assets of IPO		807	—
Deferred tax effects		(274)	—
Fair value allocated to investment of IPQ in COPESUL		48,201	—
Deferred tax effect		(15,770)	—
Goodwill under USGAAP		14,961	—
Minority interests		(19,875)	—

		28,050	—

Different criteria for investments in affiliated companies (DPPI )	(d)	(7,316)	(7,592)

Pension and other post-retirement benefits	(g)
Reversal of pension and other post-retirement expense under Brazilian GAAP		(3,118)	(18,212)
Deferred tax effects		1,060	6,192
Minority interests		919	4,706
Recognition of net periodic pension cost for other post-retirement benefits under USGAAP		(2,704)	(2,090)
Deferred tax effects		920	711
Minority interests		107	275

		(2,816)	(8,418)

	Note 25.I.	2006	2005
Inflation accounting—Depreciation on property, plant and equipment	(a)	(2,673)	(2,673)
Deferred tax effects		909	909
Minority interests		757	757

		(1,007)	(1,007)

U.S. GAAP adjustments on net income of COPESUL	(h.1)	11,772	(24,506)
Minority interests		(5,406)	11,254

		6,366	(13,252)

Valuation allowance for deferred taxes	(j)	(76,245)	409,571
Minority interests		33,408	(186,043)

		(42,837)	223,528

U.S. GAAP adjustments on net income of CBPI	(h.2)	(3,526)	6,268

Fair value of guarantees under FIN 45	(i)	96	20
Deferred tax effects		(33)	(7)

		63	13

Accounting for convertible debentures issued by IQ and warrants purchased by the Company	(k)
Accrual of discount on debt		(37,773)	(4,554)
Change in fair value of warrant liability of IQ after modification of debt corresponding exclusively to the warrants hold by CBPI		(720)	(24,354)

		(38,493)	(28,908)
Deferred tax effects		13,087	9,828
Minority interests		10,536	7,912

		(14,870)	(11,167)

Others		(3,973)	(4,764)
Deferred tax effects		1,351	1,620
Minority interests		1,204	1,444

		(1,418)	(1,700)

Net income under U.S. GAAP		135,902	336,919

III -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 25.I.	2006	2005
Stockholders’ equity as reported under Brazilian GAAP		574,628	428,400
Reversal of fixed asset revaluation	(b)	(6,186)	(6,186)

Different criteria for deferred charges	(c)	(15,217)	(11,263)
Deferred tax effects		5,174	3,829
Minority interests		4,427	3,407

		(5,616)	(4,027)

Business combinations and goodwill:	(f)
Acquisition of interest in IPQ by IQ – 1998
Reversal of goodwill under Brazilian GAAP		(17,721)	(34,052)
Fair value allocated to assets of IPQ		1,674	2,294
Deferred tax effects		(569)	(780)
Fair value allocated to investment of IPQ in COPESUL		(11,457)	(17,184)
Goodwill under U.S. GAAP		110,901	110,901
Goodwill amortization under U.S. GAAP up to 2001		(29,621)	(29,621)
Deferred tax over tax deductible goodwill		(22,407)	(16,854)
Minority interests		(12,773)	(6,098)

		18,027	8,606

Acquisition of additional interest in COPESUL—2000—Fair value allocated to assets of COPESUL		4,796	5,995
Deferred tax effects		(1,631)	(2,038)
Minority interests		(1,454)	(1,817)

		1,711	2,140

Acquisition of interest in IPQ by IQ – 2003
Reversal of goodwill under Brazilian GAAP		(44,563)	(52,502)
Fair value allocated to assets of IPQ		1,353	1,533
Deferred tax effects		(460)	(521)
Fair value allocated to investment of IPQ in COPESUL		(6,706)	(7,688)
Goodwill under U.S. GAAP		140,022	140,022
Deferred tax over tax deductible goodwill		(7,765)	(5,066)
Minority interests		(33,956)	(31,425)

		47,925	44,353

Acquisition of interest in IPQ by IQ – 2006
Fair value allocated to assets of IPQ		807	—
Deferred tax effects		(274)	—
Fair value allocated to investment of IPQ in COPESUL		48,201	—
Deferred tax effect		(15,770)	—
Goodwill under USGAAP		14,961	—
Minority interests		(19,875)	—

		28,050	—

Different criteria for investments in affiliated companies (DPPI)—Adjustment to cost		(20,225)	(12,909)
Difference between cost and quoted market value		30,115	24,682
Deferred tax effects		(10,239)	(8,392)

		(349)	3,381

	Note 25.I.	2006	2005
Pension and other post-employment benefits:	(g)
Reversal of pension and other post-retirement liabilities recorded under Brazilian GAAP		46,568	49,686
Deferred tax effects		(15,833)	(16,893)
Minority interests		(2,067)	(2,986)
Recognition of other post-retirement liabilities under US GAAP		(39,963)	(37,259)
Deferred tax effects		13,588	12,668
Minority interests		1,804	1,697
Effects on other comprehensive income due to additional minimum liabilities		—	(1,849)
Deferred tax effects		—	629
Minority interests		—	465
Effect of adoption of SFAS 158 on the endings balance of accumulated other comprehensive income		(5,913)	—
Deferred tax effects		2,010	—
Minority interests		993	—

		1,187	6,158

Inflation accounting—Property, plant and equipment	(a)	16,172	18,845
Deferred tax effects		(5,499)	(6,407)
Minority interests		(4,119)	(4,877)

		6,554	7,561

U.S GAAP adjustments on net equity of COPESUL	(h.1)	43,005	31,233
Minority interests		(19,750)	(14,344)

		23,255	16,889

Valuation allowance for deferred taxes	(j)	169,950	246,195
Minority interests		(78,048)	(111,456)

		91,902	134,739

U.S GAAP adjustments on net equity of CBPI	(h.2)	15,830	19,356

Fair value of guarantees under FIN 45	(i)	(394)	(490)
Deferred tax effects		134	167

		(260)	(323)

Accounting for convertible debentures issued by IQ and warrants purchased by the Company	k)
Discount on non-convertible debentures upon modification of its terms		50,090	50,090
Accrual of discount on debt		(42,326)	(4,554)
Warrant liability at fair value as of the date of modification of its terms		(50,090)	(50,090)
Change in fair value of warrant liability of IQ after modification of debt corresponding exclusively to the warrants hold by CBPI		(25,074)	(24,354)

		(67,400)	(28,908)
Deferred tax effects		22,916	9,828
Minority interests		18,448	7,912

		(26,036)	(11,168)

	Note 25.I.	2006	2005
Others		(1,435)	2,539
Deferred tax effects		488	(863)
Minority interests		435	(769)

		(512)	907

Shareholders’ equity under U.S. GAAP		770,110	650,785

IV -	Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	2006	2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	650,785	329,567
Net income	135,902	336,919
Dividends and interest on capital	(17,889)	(19,787)
Other comprehensive income (loss)—Additional minimum liability	—	(580)
Adjustment to accumulated other comprehensive income—Effect of adoption of FASB 58	(2,155)	—
Unrealized gains on available-for-sale equity securities	3,587	4,666
Other	(120)	—

Shareholders’ equity under U.S. GAAP as of the end of the year	770,110	650,785

Comprehensive income (under SFAS 130):
Net income	135,902	336,919
Other comprehensive income (loss)—Additional minimum liability, interests	—	(580)
Unrealized gains (losses) on available-for-sale equity securities	3,587	4,666

Total comprehensive income	139,489	341,005

V -	Additional disclosures

a) Earnings per share

Under Brazilian GAAP, net income per share is calculated by dividing net income by the number of shares outstanding at each balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP, earnings per share are retroactively restated to reflect in all periods presented the effect of stock dividends. As disclosed in Note 20 in April 2006 the Company approved a stock dividend and earnings per share have been retroactively restated to reflect the effect of such stock dividend.

Since preferred and common shareholders have different dividends rights (see Note 20), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes.

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	December 31, 2006
	Common	Preferred	Total
Undistributed net income	37,325	80,688	118,013
Distributed Dividends	5,658	12,231	17,889

Numerator	42,983	92,919	135,902

Weighted average under USGAAP (per thousand shares)—Basic	9,982	19,618	29,600
Basic earnings per share	4.3059	4.7365

	December 31, 2006
	Common	Preferred	Total
Undistributed net income	37,325	80,688	118,013
Adjusted for convertible securities of subsidiary	(3,686)	(7,969)	(11,655)

Adjusted undistributed dividends	33,639	72,719	106,358
Distributed Dividends	5,658	12,231	17,889

Numerator	39,297	84,950	124,247

Weighted average under USGAAP (per thousand shares)—Diluted	9,982	19,618	29,600
Diluted earnings per share	3.9366	4.3303

	December 31, 2005
	Common	Preferred	Total
Undistributed net income	100,303	216,829	317,132
Distributed Dividends	6,258	13,529	19,787

Numerator	106,561	230,358	336,919

Weighted average under USGAAP (per thousand shares)—Basic	9,982	19,618	29,600
Basic earnings per share	10.6749	11.7424

	December 31, 2005
	Common	Preferred	Total
Undistributed net income	100,303	216,829	317,132
Adjusted for convertible securities of subsidiary	(16,873)	(36,476)	(53,349)

Adjusted undistributed dividends	83,430	180,353	263,783
Distributed Dividends	6,258	13,529	19,787

Numerator	89,688	193,882	283,570

Weighted average under USGAAP (per thousand shares)—Diluted	9,982	19,618	29,600
Diluted earnings per share	8.9846	9.8831

b) Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

Refinaria de Petróleo Ipiranga S.A. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$, unless otherwise stated)

	2006	2005	2004
Cash flows from operating activities
Net Income	164,240	138,295	215,886
Minority Interest	122,981	113,204	176,365
Adjustment to reconcile net income to cash provided by operating activities:
Equity in affiliates	(48,594)	(49,496)	(46,257)
Goodwill amortization	24,270	19,045	26,426
Depreciation and amortization	82,867	89,268	87,349
Net loss on permanent assets written off or sold	32,168	3,261	804
Deferred income and social contribution taxes	(22,678)	19,200	(63,864)
Provision for contingencies	16,437	1,653	928
Provision for pension and other post-employment benefits	(2,573)	(15,536)	—
Allowance for doubtful accounts	(17,548)	(13,791)	20,558
Provision for losses on permanent investments	—	(485)	—
Provision for programmed maintenance	—	14,115	—
Loss on change in interest in affiliates	32,964	—	—
Exchange/monetary variation and interest—on assets	7,568	2,574	43,257
Exchange/monetary variation and interest—on liabilities	36,098	31,539	—
Interest on capital and dividends received from subsidiaries	17,889	19,787	16,321
Purchases of short-term investment	(50,481)	(73,013)	(344,285)
Sales and redemptions of short-term investment	55,277	78,595	317,390
(Increase) decrease in accounts receivable	(261,537)	276,721	(236,913)
(Increase) decrease in accounts receivable from related parties	(12,130)	(271)	152,899
(Increase) decrease on inventories	(62,076)	(29,356)	(136,138)
Increase (decrease) on suppliers	196,081	33,873	114,866
Accrued interest	(78,082)	54,010	33,792
Increase (decrease) on accounts payable to related parties	21,570	44,246	(141,421)
(Increase) decrease on other asset/liabilities	(236,013)	(241,819)	111,857

Cash flows from operating activities	18,698	509,319	349,820

Cash flows from investing activities
Cash payments for derivative instruments	15,550	(15,224)	(326)
Additions to investment	(394)	(35,944)	(524)
Additions to property, plant and equipment	(85,275)	(66,919)	(65,574)
Additions to deferred charges	(6,555)	(1,557)	(1,663)

Cash flows from investing activities	(76,674)	(119,644)	(68,087)

	2006	2005	2004
Cash flows from financing activities
New loans and financing obtained	1,389,119	1,167,475	926,480
Amortization of loans and financing	(1,218,690)	(1,587,314)	(1,244,732)
Loans to related parties	—	45,281	—
Loans repaid from related parties	—	—	(89,603)
Capital reduction of IPQ	(17,287)	—	—
Repurchase of shares by IPQ	(60,569)	—	—
Dividends and interest on capital paid	(17,889)	(19,787)	(16,321)
Dividends and interest on capital paid to minorities	(13,068)	(2,395)	—

Cash flow from financing activities	61,616	(396,740)	(424,176)

Effect of exchange rate changes on cash and cash equivalents	(3,096)	(1,912)	(1,780)

Net increase (decrease) in cash and cash equivalents	549	(8,977)	(144,223)

Cash and cash equivalents
At the beginning of the year	91,283	100,260	244,483
At the end of the year	91,827	91,283	160,260

Net increase (decrease) in cash and cash equivalents	549	(8,977)	(144,223)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	145,853	49,485	61,655
Income taxes	14,336	50,502	50,254
Non cash investing and financing activities
Dividends receivable from the subsidiary used to settle debt with shareholders	66,412	55,801	30,152

Distribuidora de

Produtos de Petróleo

Ipiranga S.A. and

Subsidiaries

Financial Statements for the Years Ended

December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors

and Shareholders of

Distribuidora de Produtos de

Petróleo Ipiranga S.A.

We have audited the accompanying consolidated balance sheets of Distribuidora de Produtos de Petróleo Ipiranga S.A. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, of changes in financial position and of changes in shareholders’ equity for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Distribuidora de Produtos de Petróleo Ipiranga S.A. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their changes in financial position for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Our audits were performed for the purpose of issuing an opinion on the financial statements referred to in the first paragraph, prepared in conformity with accounting practices adopted in Brazil. The consolidated statement of cash flows, which provides supplemental information about the Company and its subsidiaries, is not a required component of the financial statements. We also applied the audit procedures described above to the statement of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

PricewaterhouseCoopers Auditores Independentes

Porto Alegre, Brazil

September 28, 2007, except with respect to note 25 to which the date is November 9, 2007

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais—R$)

ASSETS	2006	2005
CURRENT ASSETS
Cash and cash equivalents	116,318	52,945
Trade accounts receivable	1,266,759	1,201,238
(—) Allowance for doubtful accounts	(50,639)	(48,747)
Related companies	61,221	2,084
Recoverable taxes	70,016	43,084
Deferred income and social contribution taxes	55,554	33,017
Inventories	494,628	437,416
Other current assets	16,350	15,209
Prepaid expenses	9,617	7,404

	2,039,824	1,743,650

NONCURRENT ASSETS
Long-term assets:
Restricted temporary investments	85,043	—
Trade accounts receivable	198,069	176,515
(—) Allowance for doubtful accounts	(11,170)	(9,502)
Recoverable taxes	2,985	9,472
Deferred income and social contribution taxes	47,534	51,948
Related companies	77,748	336,381
Other long-term assets	12,611	10,741
Escrow deposits	37,187	39,584
Prepaid expenses	14,326	14,386
Investments:
Investments in affiliates	250,348	250,545
Other investments	1,232	1,512
Property, plant and equipment, net	899,262	843,280
Deferred charges, net	554	1,234

	1,615,729	1,726,096

TOTAL	3,655,553	3,469,746

The accompanying notes are an integral part of these financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais—R$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	2006	2005
CURRENT LIABILITIES
Loans and financing	143,622	289,746
Trade accounts payable	508,887	567,269
Taxes payable	55,772	78,887
Provision for contingencies	35,397	38,119
Provision for pension and post-employment benefits	7,234	3,378
Payables to related companies	4,455	1,966
Payroll and related charges payable	109,388	113,931
Other current liabilities	19,865	21,321

	884,620	1,114,617

NONCURRENT LIABILITIES
Loans and financing	594,821	424,826
Accrual for contingencies	59,017	57,021
Provision for pension and post-employment benefits	77,415	90,006
Deferred income taxes and social contribution	628	716
Other long-term liabilities	6,651	7,606

	738,532	580,175

MINORITY INTEREST	1,228,372	1,066,592

SHAREHOLDERS’ EQUITY
Capital	555,000	305,000
Capital reserve	50	50
Legal reserve	59,921	51,877
Statutory reserve	189,058	351,435

	804,029	708,362

TOTAL	3,655,553	3,469,746

The accompanying notes are an integral part of these financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	2006	2005	2004
GROSS SALES AND SERVICES	26,360,777	23,471,694	19,698,228
Taxes, discounts and returns	(646,049)	(714,191)	(586,601)

NET SALES AND SERVICES	25,714,728	22,757,503	19,111,627
Cost of sales and services	(24,430,465)	(21,533,931)	(18,009,862)

GROSS PROFIT	1,284,263	1,223,572	1,101,765

OPERATING (EXPENSES) INCOME
Selling expenses	(439,641)	(376,569)	(341,753)
General and administrative expenses	(492,762)	(504,577)	(431,049)
Other operating income	23,163	62,699	12,690
Reversal of provision for loss on investments	—	—	73,578
Goodwill amortization	(2,164)	(4,026)	(20,491)

	(911,404)	(822,473)	(707,025)

OPERATING INCOME BEFORE FINANCIAL ITEMS	372,859	401,099	394,740
Financial income (expenses), net	(7,702)	40,748	15,278
Nonoperating income (expenses), net	30,139	26,623	(11,080)

	22,437	67,371	4,198

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	395,296	468,470	398,938

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(91,184)	(120,023)	(89,101)
Deferred	43,145	20,349	18,692

	(48,039)	(99,674)	(70,409)

INCOME BEFORE EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	347,257	368,796	328,529
Equity in affiliates	87,056	76,463	74,715
Profit sharing	(16,318)	(16,656)	(12,653)
Minority interest	(257,120)	(258,815)	(252,550)

NET INCOME	160,875	169,788	138,041

The accompanying notes are an integral part of these financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	2006	2005	2004
SOURCES OF FUNDS
From operations:
Net income	160,875	169,788	138,041
Items not affecting working capital:
Depreciation and amortization	110,213	100,978	96,339
Net book value of permanent assets written off or sold	37,495	21,836	49,853
Equity in affiliates	(87,056)	(76,463)	(74,715)
Deferred income and social contribution taxes	(43,145)	(20,349)	(18,692)
Increase in (reversal of) provision for pension and other post-employment benefits	(12,591)	(35,556)	10,057
Monetary and exchange variations on long-term assets	(43,756)	(53,032)	(41,880)
Monetary and exchange variations on long-term liabilities	(20,749)	(35,408)	(22,593)
Allowance for doubtful accounts	1,668	2,498	—
Goodwill amortization	2,164	4,026	20,491
Reversal of provision for losses on permanent assets	—	—	(73,578)
Provision for losses on investment in Termogaúcha	64,541	—	—
Provision for loss on tax incentive	280	337	—
Increase in (reversal of) reserve for contingencies	1,996	36,267	(25,127)

	171,935	114,922	58,196

From shareholders-
Minority interest	257,120	258,815	252,550

	257,120	258,815	252,550
From third parties:
Decrease in long-term assets	32,991	—	—
Long-term loans	452,544	81,708	22,627
Repayment of debentures from related parties	240,757	—	—
Transfer of debentures to short-term	57,411	—	—
Capital reserve—tax incentive minority shareholders	—	474	—
Capital reserve—tax incentives	—	50	—

	783,703	82,232	22,627

Total of sources	1,212,758	455,969	333,373

USES OF FUNDS
Investments	3,848	8,737	19,710
Investments from shareholders	4	15	—
Property and equipment	176,878	158,443	149,000
Deferred charges	1,736	611	567
Investment in restricted temporary investment	80,822	—	—
Dividends and interest on capital	65,208	70,543	55,980
Minority interest on dividends and interest on capital	95,336	106,309	88,873
Debentures from related parties	—	28,989	—
Transfer of loans from long-term to current liabilities	261,800	30,941	51,283
Escrow deposits	—	5,202	19,551
Increase in long-term assets	—	5,617	5,108
Decrease in long-term liabilities	955	12,395	6,088
Amortization of long-term loans	—	—	53,692

Total of uses	686,587	427,802	449,852

INCREASE (DECREASE) IN WORKING CAPITAL	526,171	28,167	(116,479)

REPRESENTED BY
Current assets:
At end of year	2,039,824	1,743,650	1,625,624
At beginning of year	1,743,650	1,625,624	1,571,001

INCREASE	296,174	118,026	54,623

Current liabilities:
At end of year	884,620	1,114,617	1,024,758
At beginning of year	1,114,617	1,024,758	853,656

INCREASE (DECREASE)	(229,997)	89,859	171,102

INCREASE (DECREASE) IN WORKING CAPITAL	526,171	28,167	(116,479)

The accompanying notes are an integral part of these financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$)

	Capital	Capital reserve	Profit reserves	Retained earnings	Total shareholders’ equity
BALANCES AS OF DECEMBER 31, 2003	240,000	120	286,886	—	527,006
Capitalization of reserves	25,000	—	(25,000)	—	—
Net income	—	—	—	138,041	138,041
Distribution of net income to:
Legal reserve	—	—	6,901	(6,901)	—
Statutory reserves	—	—	75,160	(75,160)	—
Dividends	—	—	—	(4,268)	(4,268)
Interest on capital	—	—	—	(51,712)	(51,712)

BALANCES AS OF DECEMBER 31, 2004	265,000	120	343,947	—	609,067
Capitalization of reserves	40,000	(120)	(39,880)	—	—
Net income	—	—	—	169,788	169,788
Distribution of net income to:
Legal reserve	—	—	8,489	(8,489)	—
Statutory reserves	—	—	90,756	(90,756)	—
Interest on capital	—	—	—	(59,383)	(59,383)
Proposed dividends	—	—	—	(11,160)	(11,160)
TAX INCENTIVE	—	50	—	—	50

BALANCES AS OF DECEMBER 31, 2005	305,000	50	403,312	—	708,362
Capitalization of reserves	250,000	—	(250,000)	—	—
Net income	—	—	—	160,875	160,875
Distribution of net income to:
Legal reserve	—	—	8,044	(8,044)	—
Statutory reserves	—	—	87,623	(87,623)	—
Interest on capital	—	—	—	(55,761)	(55,761)
Dividends	—	—	—	(9,447)	(9,447)

BALANCES AS OF DECEMBER 31, 2006	555,000	50	248,979	—	804,029

The accompanying notes are an integral part of these financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Amounts in thousands of Brazilian reais—R$, unless otherwise stated)

1    Operations

Distribuidora de Produtos de Petróleo Ipiranga S.A. (the “Company”) is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA), and is controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

The Company, and its subsidiaries are engaged in the distribution of petroleum and related products, convenience stores and also holds non-controlling interests in companies engaged in the chemical and petrochemical business.

2    Presentation of consolidated financial statements

These financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP). The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding company’s stand-alone financial statements, have been adjusted with respect to the financial statements for statutory purposes to include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and generally accepted accounting principles in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate its understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes among others. Actual results could differ in relation to these estimates.

3    Summary of significant accounting practices

The accounting practices adopted in Brazil (“Brazilian GAAP”) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP. See Note 25 for further discussions of these differences and a reconciliation of shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

(b) Allowance for doubtful accounts

The Company has individual customer credit information, which is used to assess customer ability to pay. The allowance is recorded in an amount considered sufficient by management to cover probable losses on realization of accounts receivable.

(c) Inventories

Stated at the lower of average acquisition or production cost or net realizable value.

(d) Investments in affiliates and goodwill

Accounted following the equity method with a corresponding entry to operating income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years, the estimated period of realization.

(e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily adjusted through December 31, 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets. Leasehold improvements are depreciated over the term of the agreement or the economic useful lives of the assets, whichever is shorter.

(f) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

(g) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

(h) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next 10 years as established by CVM Instruction No. 371/02.

(i) Provision for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The provision is recorded based on the estimated losses upon the final resolution of lawsuits.

(j) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (long-term interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

(k) Pension and other post-employment benefits

Pension and other post-employment benefit liabilities to employees, retirees and pensioners (net of the assets of the plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

(l) Other assets and liabilities

Other assets and liabilities, classified as current and long term, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

(m) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at contractual indexes or official rates, applicable to current and long-term assets and liabilities and, when applicable, the effects of adjustments of assets to its net realizable value.

Sales incentives are generally recognized as expenses and include, but are not limited to, discounts and rebates. Volume-based incentives payable in cash include amounts paid in advance with the commitment of the customer to reach specified minimum volumes over a certain period of time and incentives payable only after the minimum volumes have been met in a defined period of time. Volume-based incentives paid in advance are recognized as asset and subsequently recorded as cost of revenues in the statement of revenues and direct expenses over the period of the commitment of minimum sales. Volume-based incentives payable only after meeting the minimum volume are recognized as expense at the moment when the target volume has been achieved.

4    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries:

		Ownership interest—%
		2006		2005
	Location	Direct	Indirect	Direct	Indirect
Companhia Brasileira de Petróleo Ipiranga (“CBPI”)(*)	Brazil	21.0134	—	21.0132	—
Isa-Sul Administração e Participações Ltda.	Brazil	99.9995	—	99.9999	—
Comercial Farroupilha Ltda.	Brazil	99.9998	0.0002	99.9998	0.0002
Ipiranga Asfaltos S.A.	Brazil	0.0083	99.9917	0.0063	99.9937
Tropical Transportes Ipiranga Ltda.	Brazil	0.0032	99.9968	0.0065	99.9935
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	1.0000	99.0000	1.0000	99.0000
Ipiranga Imobiliária Ltda.	Brazil	0.0001	99.9999	1.0000	99.0000
am/pm Comestíveis Ltda.	Brazil	0.0001	99.9999	0.0001	99.9999
Empresa Carioca de Produtos Químicos S.A.	Brazil	—	99.9980	—	99.9980
Ipiranga Logística Ltda.(***)	Brazil	1.0000	99.0000	—	—
Maxfácil Participações S.A. (“Maxfácil”)(** / ***)	Brazil	16.0000	34.0000	—	—
Ipiranga Administração de Bens Móveis Ltda(***).	Brazil	99.9900	0.0100	—	—
Ipiranga Trading Ltd.	British Virgin Islands	—	100.0000	—	100.0000

(*)	The Company holds 22,264 thousand common shares of the total 35,409 thousand common shares of Companhia Brasileira de Petróleo Ipiranga, corresponding to 62.88% of the voting capital.
(**)	The subsidiary CBPI holds a 34% interest totalling an interest of 50% in these consolidated financial statements, and União de Bancos Brasileiros S.A.—UNIBANCO holds another 50% interest. Maxfácil was incorporated by the Company and CBPI, which contributed a nominal amount of capital. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50% interest resulting in the recognition by the Company of a gain in change of interest of R$ 85,494. Maxfácil is a joint-venture whose business purpose is to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years.
(***)	Incorporated during 2006.

The following practices were adopted in the preparation of the consolidated financial statements:

(a)	Intercompany balances, transactions and unrealized profits have been eliminated; and

(b)	Minority interest in fully-consolidated subsidiaries is presented in a separated caption.

5    Cash and cash equivalents

	2006	2005
Cash and banks	31,365	45,602
Bank Deposit Certificates (CDBs)	69,924	5,470
Debt securities	10,841	1,873
Sale and repurchase agreements(*)	89,231	—

	201,361	52,945
(—) Current	116,318	52,945

Long term	85,043	—

(*)	Sale and repurchase agreements of debentures carrying interest at 100% of the Interbank Deposit Certificates (CDI).

6    Trade accounts receivable

	2006	2005
Domestic market:
Trade notes receivable	1,110,095	1,048,426
Customer financing	346,776	323,178
Foreign market—Receivables	7,957	6,149

	1,464,828	1,377,753
(—) Current	1,266,759	1,201,238

Long term	198,069	176,515

Long-term portion is mainly represented by customer financing. Under customer financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customer financing carries interest of 1% per month.

7    Related-party transactions

Intercompany transactions are conducted under price and term conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable (current)	Debentures and receivable from the sale of warrants to related parties (current)		Debentures and receivable from the sale of warrants to related parties (long term)		Trade accounts payable (current)	Sales	Purchases		Financial income
Refinaria de Petróleo Ipiranga S.A.	166	33,818	(c)	—		2,777	182	494,666	(d)	3,657
Ipiranga Química S.A.	2,111	23,593	(a)/(b)	77,748	(a)/(b)	471	19,842	5,797		35,114
Ipiranga Petroquímica S.A.	428	—		—		68	681	5,275		—
Ipiranga Petroquímica Chile Ltda.	593	—		—		—	2,769	—		—
Ipiranga S.A.	56	—		—		—	1,168	—		—
COPESUL—Companhia Petroquímica do Sul	8	—		—		101	84	15,008		—
Other	448	—		—		1,038	475	7,227		—

Total as of December 31, 2006	3,810	57,411		77,748		4,455	25,201	527,973		38,771

Refinaria de Petróleo Ipiranga S.A.	129	—		29,396	(c)	120	167	388.585	(d)	(134)
Ipiranga Química S.A.	845	—		306,985	(a)(b)	500	7.955	5.059		52.164
Ipiranga Petroquímica S.A.	109	—		—		235	381	7.091		—
Ipiranga Petroquímica Chile Ltda.	851	—		—		—	2.536	—		—
Ipiranga S.A.	73	—		—		—	1.302	—		—
COPESUL—Companhia Petroquímica do Sul	36	—		—		400	195	17.176		—
Other	41	—		—		711	133	3.176		—

Total as of December 31, 2005	2,084	—		336,381		1,966	12,669	421,087		52,030

Refinaria de Petróleo Ipiranga S.A.							1,575	629,546	(d)	(669)
Ipiranga Química S.A.							3,358	4,346		38,271
Ipiranga Petroquímica S.A.							260	6,460		43
Ipiranga Petroquímica Chile Ltda.							3,507	—		—
Ipiranga S.A.							2,421	—		—
COPESUL—Companhia Petroquímica do Sul							41	12,385		—
Other							—	2,281		—

Total as of December 31, 2004							11,162	655,018		37,645

(a)	Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. (“IQ”) held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008.

On June 12, 2003, the Company fully subscribed the Series A and its subsidiary CBPI fully subscribed the Series B.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures, for the most part of 2005, was 1.5% per year, and changed to 1.0% per year on December 1, 2005, remaining the same for 2006. The spread for Series B debentures was 1.0% per year in 2005 remaining the same for 2006.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as the face value of the debentures divided by the conversion price if they are converted before June 1, 2007. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007.

(b)	Early partial redemption of the debentures in 2006

The shareholders’ meetings of Ipiranga Petroquímica S.A. (“IPQ”, a subsidiary of IQ) held on April 28, 2006 approved the payment of supplementary dividends and a capital reduction, scheduled for June 13, 2006 and July 31, 2006, respectively. Considering that IQ, due to its interest in IPQ, received funds on said dates, the Board of Directors of IQ, at a meeting held on May 2, 2006 resolved that IQ would partially early redeem its debentures, which were issued on June 1, 2003 due to the financial cost of this debt.

As a result, in 2006, IQ partially amortized 71.6% of the Series A debentures, subscribed by the Company, in the amount of R$ 135,695 and of 71.6% of the Series B debentures, subscribed by CBPI, in the amount of R$ 101,062 (there was no amortization in 2005).

(c)	Modification of terms of the debentures and sale of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, the Company, CBPI and Refinaria de Petróleo Ipiranga S.A. (the controlling shareholder of IQ) agreed to hold an Extraordinary Shareholders’ Meeting of IQ to approve a change in the type of debentures issued by IQ on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of IQ in exactly the same terms than the conversion features originally included in the debentures.

Subsequently, on December 1, 2005, a Sale Agreement was signed whereby the Company sold for R$ 29.0 million to Refinaria de Petróleo Ipiranga S.A. the warrants it has obtained. The amount for the sale of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

The Company recognized income on the sale of warrants in the amount of R$ 29 million.

(d)	The acquisition of goods from Refinaria de Petróleo Ipiranga S.A. includes taxes calculated based on tax substitution, which are not income for Refinaria de Petróleo Ipiranga S.A.

8    Inventories

	2006	2005
Fuel	406,320	369,570
Lubricants and greases	39,965	31,201
Raw materials, packaging and storeroom	48,343	36,645

	494,628	437,416

9    Recoverable taxes

	2006	2005
Income tax	21,452	14,658
Social contribution tax	5,472	5,459
ICMS (State VAT)	37,921	26,172
IPI (Federal VAT)	6,510	4,161
Other	1,646	2,106

	73,001	52,556
(—) Current	70,016	43,084

Long term	2,985	9,472

10    Income and social contribution taxes

(a) Deferred

Deferred tax assets are recognized based on the Company’s history of profitability, supported by budgets, approved by management, which estimate future income for the realization of this asset over a period not exceeding 10 years.

Deferred tax assets and liabilities are as follows:

	2006	2005
Assets
Provision for pension and other post-employment benefits	82,859	91,181
Provision for contingencies	92,391	93,815
Provision for variable compensation	35,998	41,205
Provision for loss on investment in Termogaúcha—Usina Termelétrica S.A. (Note 12)	64,541	—
Provision for loss on taxes recoverable	6,035	—
Provision for loss on property, plant and equipment	—	10,318
Other provisions	21,377	13,378

Tax basis	303,201	249,897
Statutory rate	34%	34%

Deferred income and social contribution taxes	103,088	84,965
(—) Current	55,554	33,017

Long term	47,534	51,948

Long-term liabilities
Property, plant and equipment—accelerated depreciation	2,513	2,865
Statutory rate	25%	25%

Deferred income tax	628	716

(b) Estimated realization of deferred tax assets

The realization of tax credits and debts is based on future taxable income projections limited to the 10 years after each balance sheet date, as follows:

	2006	2005
2006	—	33,017
2007	55,554	21,747
2008	23,355	3,270
2009	2,870	3,154
2010	2,477	3,307
2011 to 2013	8,489	11,419
2014 to 2016	10,343	9,051

	103,088	84,965

(c) Reconciliation of effective income tax and social contribution tax rate

	2006	2005	2004
Reconciliation of current income and social contribution taxes:
Income before income taxes, profit sharing and minority interest	395,296	468,470	398,938
Additions and deductions:
Goodwill amortization	2,164	4,026	20,491
Gain on change in equity interest	(85,494)	—	—
Reversal of provision for loss on investments	—	—	(73,578)
Profit sharing	(16,318)	(16,656)	(12,653)
Interest on capital	(141,115)	(149,940)	(126,521)
Temporary additions and deductions as detailed below	126,897	59,850	54,976
Other additions and deductions	(13,242)	(12,741)	409

Tax basis	268,188	353,009	262,062
Statutory rate	34%	34%	34%

Current income and social contribution taxes	(91,184)	(120,023)	(89,101)

Reconciliation of deferred income and social contribution taxes
Provision for variable compensation	36,119	44,418	28,070
Provision for loss on taxes recoverable	6,035	—	—
Recognition (reversal) of provision for contingencies	3,417	46,482	6,171
Recognition (reversal) of provision for pension and other post-employment benefits	(8,322)	(44,081)	1,286
Provision for loss on short-term investment	—	—	7,226
Provision for loss on investments	64,541	—	—
Other temporarily non-deductible provisions	25,107	13,031	12,223

Tax basis	126,897	59,850	54,976
Statutory rate	34%	34%	34%

Deferred income and social contribution taxes	43,145	20,349	18,692

11    Prepaid expenses

	2006	2005
Lease contracts	16,841	16,744
Prepaid insurance	589	516
Other prepaid expenses	6,513	4,530

	23,943	21,790
(—) Current	9,617	7,404

Long term	14,326	14,386

Long-term portion refers substantially to prepaid lease contracts.

12    Investments in affiliates

•

Termogaúcha—Usina Termelétrica S.A. (in liquidation)—Entity created for the purpose of installing and operating a thermoelectric power plant in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State.

•	Ipiranga Química S.A. (“IQ”): distributor of chemical products and parent company of IPQ.

•	Transportadora Sulbrasileira de Gás S.A. (“TSB”): Entity responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, Rio Grande do Sul State.

•	Ipiranga Química Armazéns Gerais Ltda. (“IQAG”): chemical product warehouse located in the city of Guarulhos, in the São Paulo State.

					Total
	Termogaúcha(i)	IQ(ii)	TSB(iii)	IQAG	2006	2005	2004
Investment data for calculation of equity in subsidiaries:
Number of shares:
Common shares (in millions)	3,401	436,074	80	—
Shares (in thousands)	—	—	—	10
Ownership interest	—	—	—	0.1500

Capital—%	26.2311	41.4731	20.0000	—
Voting capital—%	26.2311	41.4731	20.0000	0.1500
Number of shares held
Common shares (millions)	892	180,854	16	—

Shareholders’ equity of the investee	340,077	599,127	29,336	537
Net income (loss) of the investee	—	220,861	(1,375)	(504)

Changes in investments during the years presented:
Beginning balance	85,359	156,878	8,306		250,545	170,019	96,087
Capital increase	3,850	—	—	—	3,850	8,089	19,710
Goodwill amortization	—	—	(2,164)	—	(2,164)	(4,026)	(20,491)
Provision for impairment	(64,541)	—	—	—	(64,541)	—	—
Distribution of cash to shareholders	(24,396)	—	—	—	(24,396)	—	—
Equity in affiliates	—	87,331	(275)	—	87,056	76,463	74,715

Ending balance	272	244,209	5,867		250,348	250,545	170,021

(i)	Impairment on investement in Termogaúcha and liquidation

At the Extraordinary Shareholders’ Meeting held on September 12, 2006, the shareholders of Termogaúcha approved its liquidation, considering the conditions of natural gas supply and higher costs of maintenance, preservation and storage of the already acquired generating equipment. The Company recorded a provision for impairment in the equity investee of R$ 64,541. On the same date, the Annual and Extraordinary Shareholders’ Meeting approved a capital increase in Termogaúcha and the subsidiary CBPI paid R$ 3,850, corresponding to several advances for future capital increase, which were previously recorded in long-term assets.

On December 14, 2006, a new Extraordinary Shareholders’ Meeting of Termogaúcha approved the distribution of cash (resulting from the liquidation process) to the shareholders, under article 215 of the Brazilian corporate law. The subsidiary CBPI received R$ 24,396.

(ii)	At the Extraordinary Shareholders’ Meeting held on November 16, 2006, the name of Ipiranga Comercial Química S.A. changed to Ipiranga Química S.A.

(iii)	During 2006 the Company recognized a full impairment on the goodwill of TSB for R$ 2,164.

13    Property, plant and equipment

		2006			2005
	Annual depreciation rates—%	Cost	Accumulated depreciation	Net	Net
Land	—	157,205	—	157,205	160,037
Buildings and constructions	4	285,932	(136,731)	149,201	146,630
Distribution equipment and installations	10	1,089,597	(655,011)	434,586	396,548
Furniture and fixtures and vehicles	16.5	113,645	(74,719)	38,926	33,327
Leasehold improvements (1)	6.2	90,606	(46,295)	44,311	35,212
Construction in progress	—	59,943	—	59,943	48,844
Advances to suppliers	—	11,353	—	11,353	20,847
Other	—	8,386	(4,649)	3,737	1,835

		1,816,667	(917,405)	899,262	843,280

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

14    Loans and financing

	2006		2005
Characteristics	Current	Long term	Current	Long term	Interest rated based on	Additional charges	Guarantees
Local currency
Property and equipment acquisition	11,060	26,613	6,730	28,726	TJLP(*)	Plus interest of 4.0% to 5.1% p.a.	Guarantees and liens
Debentures (b)	11,355	350,000	—	—	CDI(**)	103.8% of CDI	No guarantees
Subsidiaries	32,661	8,552	—	—
Working capital	46,000	86,245	75,228	4,910	CDI(**)	up to 106.5%	Debentures acquired by subsidiary

	101,076	471,410	81,958	33,636

	2006		2005
Characteristics	Current	Long term	Current	Long term	Interest rated based on	Additional charges	Guarantees
Foreign currency
Purchase financing	37,611	3,469	200,058	78,203		Plus interest of 1.0% to 1.4% p.a.	Guarantees, promissory note and liens
Notes (a)	4,935	119,942	7,730	312,987		Plus interest of 9.875% p.a.	No guarantees

Total consolidated	143,622	594,821	289,746	424,826

(*)	TJLP—Long-term interest rate
(**)	CDI—Interbank Deposit Rate
(a)	On August 1, 2003, CBPI issued US$ 135 million in notes in the international markets. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year, some of the holders decided to early redeem its notes in the amount of US$ 1,285 or R$ 3,072. In 2006, the subsidiary made an offer to repurchase to the bondholders as a result of which there was a partial redemption in the amount of US$ 79,574 or R$ 164,877.
(b)	On April 18, 2006, CBPI registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$ 10 each, and issued on April 1, 2006, in the amount of R$ 350,000. The debentures mature on April 1, 2011 with principal repaid in three annual installments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits (“Taxa DI over extra grupo”), disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP). Interest is payable every 6 months from the issuance date of the debentures.

The long-term portion matures as follows:

	2006	2005
2007	—	90,762
2008	221,835	324,462
2009	128,178	7,874
2010	126,085	1,728
2011	118,723	—

	594,821	424,826

15    Taxes payable

	2006	2005
Income tax	10,237	15,397
Social contribution tax	3,467	4,939
PIS (tax on revenue)	1,830	2,078
COFINS (tax on revenue)	8,596	9,528
ICMS (State VAT)	29,296	45,204
Other	2,346	1,741

	55,772	78,887

16    Contingencies

(a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by external and internal legal counsel, arising from the following lawsuits:

	2006	2005
Tax lawsuits	76,079	72,317
Civil lawsuits	5,759	10,723
Labor lawsuits	12,576	12,100

Total	94,414	95,140
(—) Current	35,397	38,119

Long term	59,017	57,021

•	Civil lawsuits

1)	As of December 31, 2006, the only accrued civil lawsuit of the Company involved an indemnity claim. The reduction in provision for civil contingencies in 2006 is due mainly to the conclusion of lawsuits filed against the Company seeking repossession of a property of the Company and a claim of damages. In December 2006 property returned to the Company and the courts decided that no damages would be paid by the Company and the lawsuits were concluded. Another factor that led to the decrease refers to the revaluation of the likelihood of loss of the damage claim, considering the consolidation of previous court decisions favorable to the position of the Company.

2)	As of December 31, 2006 and 2005, civil lawsuits of the subsidiries are mostly related to lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

•	Tax lawsuits

Tax lawsuits of the subsidiaries referred mainly to: (1) requirement of reversal of credits for ICMS on the provision of proper transportation services during the period the system of freight reimbursement by DNC (currently National Oil, Natural Gas and Biofuel Agency—ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the Company’s arguments; (2) requirement of ICMS/Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement of reversal of credits for ICMS, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and which was suspended by an injunction granted by the STF; and (4) assessments due to undue deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

(b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its internal and external legal counsel, are not accrued in the financial statements and are composed of:

	2006	2005
Tax lawsuits	253,629	185,638
Civil lawsuits	69,687	57,931
Labor lawsuits	15,083	22,688

Total	338,399	266,257

•	Tax lawsuits

a)	Tax lawsuits of the Company included in this classification refer mainly to: (1) requirement of reversal of credits for ICMS on operations with anhydrous alcohol in São Paulo State; (2) requirement of reversal of credits for ICMS accumulated credit, supposedly transferred to third parties at amounts higher than that allowed by São Paulo State legislation; (3) requirement of IRRF (withholding income tax) on payment of interest on capital made to pension plan entities; (4) requirement of ICMS by Mato Grosso State, on the acquisition of fuel ethanol by the Company’s branch in São Paulo State, intended to be sold in Rio Grande do Sul State, due to non-compliance with accessory obligations provided for in ICMS Agreement No. 54/02; (5) requirement of INSS (social security contribution) supposedly due by third parties and service providers engaged who did not present clear evidence of payment of their obligations, causing the Company to be jointly liable for this tax; and (6) non-approval of the offset of IPI credits recorded on the receiving of inputs subject to taxation whose subsequent shipments were tax immune.

2)	Tax lawsuits of the subsidiaries of the Company included in this classification refer mainly to: (1) requirement of reversal of credits for ICMS, except in Minas Gerais State, on interstate shipments, made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and was suspended by an injunction granted by the STF; (2) requirement of ICMS and reversals of credits due to the acquisition of base oils, whose interstate shipments were not subject to taxation based on a non-levy constitutional standard; (3) requirement of reversal of credits for ICMS on the provision of transportation services related to interstate operations not subject to taxation due to a non-levy constitutional standard; (4) requirement of reversal of credits for ICMS arising from excess taxation on the acquisition of products in oil refinery under the tax substitution regime, recorded due to the non-occurrence of one of the sale phases provided for as deemed taxable event, in direct sales to end consumers; and (5) requirement of ICMS on sales to fishing industry customers from Pará State, who are tax-exempt, due to a possible lack of authorization by SEFAZ/PA (Finance Department of Pará State). The lawsuits under analysis are at various administrative and judicial levels, including the taking of evidence and consolidation of previous court decisions from higher courts.

•	Civil lawsuits

1)	Civil lawsuits of the Company and its subsidiaries are mostly related to indemnity claims arising from lease and supply agreements, commercial and service agreements entered into by the Company.

•	Labor lawsuits

1)	Labor lawsuits of the Company and its subsidiaries refer to lawsuits filed by former employees and outsourced professionals claiming specific payroll benefits, lawsuits filed by former employees, outsourced professionals and employees of gas stations that are customers of the Company, related to payroll charges, such as overtime, hazardous duty premium, etc., which are in progress at the stage of providing evidence, without a decision having been reached.

(c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of December 31, 2006 said lawsuits may be summarized as follows:

Federal level
Corporate income tax—rate increase	7,087
FGTS (severance pay fund)—refund of tax	263
National Telecommunication Fund	2,077
PIS/COFINS (taxes on revenue)—increase in tax basis	34,747

44,174

State level
State income surtax (AIRE)	13,483

17    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

(a) Employee profit sharing

Calculated based on 3% of net income from operations, which will be computed excluding income from investments in companies (recorded in the stand-alone individual statements of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and, finally, interest paid or received by the Company as interest on capital.

(b) Management profit sharing

At the discretion of the Board of Directors, management profit sharing will be calculated based on up to 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18    Provision for pension and other post-employment benefits

(a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB Benefit Plan was created in 1993. Initially, only the “basic benefit” was established (a defined benefit plan) and in July 1998 the “supplementary benefit” (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution is computed as a percentage over variable compensation. The pension plan is funded by the sponsors and participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter No. 1003/SPC/DETEC/CGAT, approved the new Ruling of FFMB Benefit Plan. New regulations were introduced related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6, of October 30, 2003, as well as changes in the calculation of benefits, new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement basic benefit.

These changes reduced the plan’s total cost for the sponsors by 36%, as defined by the actuary based on the percentage of the participants’ payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that was adopted is AT-1983, increasing the life expectancy of active participants by approximately 2 years.

In the year ended December 31, 2006, the Company made contributions to the FFMB Benefit Plan in the amounts of R$ 672 for the “basic benefit plan” and R$ 247 for the “supplementary benefit” plan (R$ 1,126 and R$ 295, respectively, in 2005). The amounts related to supplementary benefits and pension plan were calculated on an annual basis by independent actuaries and are recognized in the financial statements according to CVM Resolution No. 371/00.

(b) Other post-employment benefits

According to CVM Resolution No. 371/00, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health-care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petróleo Ipiranga Group.

The reconciliation of pension and other post-employment benefit liabilities as of December 31 is as follows:

	2006	2005	2004
Present value of funded obligations	(395,979)	(349,200)	(362,177)
Present value of unfunded obligations	(95,322)	(88,554)	(77,282)
Fair value of plan assets	408,468	340,653	295,905
Unrecognized actuarial gains (losses)	(1,816)	3,717	4,256

Net post-employment benefit liabilities	(84,649)	(93,384)	(139,298)
(—) Current	(7,234)	(3,378)	(13,736)

Long term	(77,415)	(90,006)	(125,562)

The portion of actuarial gains or losses to be recognized as income or expense is the amount of unrecognized gains and losses that exceed, in each year, the higher of the following amounts:

(i)	10% of the present value of the total actuarial obligation of the defined benefit; and

(ii)	10% of the fair value of plan assets.

The portion that exceeds such limits will be annually amortized dividing its amount by the remaining average length service estimated for the plan’s participants.

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	(10,156)	(9,613)	(9,380)
Cost of interest	(48,115)	(47,195)	(45,001)
Expected return on assets	52,725	43,196	32,072
Amortization of actuarial gain (losses)	(727)	(335)	(504)
Employees’ contributions	3,271	4,007	4,544

Total expenses in the year	(3,002)	(9,940)	(18,269)

Changes in net pension and other post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liability at beginning of year	(93,384)	(139,298)	(138,260)
Expenses in the year	(3,002)	(9,940)	(18,269)
Company’s contributions in the year	6,799	9,766	14,714
Benefits paid in the year	1,064	5,201	2,517
Adjustment to the present value of obligations/other adjustments	3,874	40,887	—
Net liability at end of year	(84,649)	(93,384)	(139,298)

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value—10.8% per year

•	Expected long-term rate of return on assets—13.2% per year

•	Projected average salary growth rate—6.6% per year

•	Inflation rate (long term)—4.5% per year

•	Medical services growth rate—7.6% per year

Biometric assumptions used:

•	Mortality table—AT 1983 basic rated down by 10%(*)

•	Turnover table—adjusted Towers Perrin

•	Disabled mortality table—RRB 1983

•	Disability table—amended RRB 1944 rated

(*)	For life insurance benefit, the CSO-80 mortality table was used

19    Shareholders’ equity

(a) Capital

The Extraordinary Shareholders’ Meeting held on April 27, 2006 resolved to increase the Company’s capital from R$ 305,000 to R$ 555,000, by capitalizing profit reserves, with the issuance of 16,000,000 new shares, of which 5,353,184 are common shares and 10,646,816 are preferred shares, distributed for free to shareholders at a ratio of one new share for each share of the same type they held on the date of this meeting. As a result, capital is represented by 32,000,000 shares without par value, of which 10,706,368 are common shares and 21,293,632 are preferred shares. On April 29, 2005, according to the Extraordinary Shareholders’ Meeting, a capital increase of R$ 40,000 was approved, also through the capitalization of reserves, without the issuance of new shares.

Preferred shares have no voting rights and are entitled to dividends 10% higher than those paid on common shares and have priority in the distribution of dividends and in the reimbursement of capital in the event of liquidation of the Company.

(b) Reserves

The Extraordinary Shareholders’ Meeting held on April 27, 2006 approved amendment to article 34 of the bylaws so that the Company has only one profit reserve, named “Reserve for Working Capital and Conservation and Improvement of Installations”. With this amendment, the Company’s bylaws establish that the balance of the retained earnings account shall be allocated to the “Reserve for Working Capital and Conservation and Improvement of Installations”, after distribution of dividends, up to the limit of the capital. The increase in the Company’s capital of R$ 250,000, approved at said Extraordinary Shareholders’ Meeting, was made by capitalizing the following Profit Reserves: total balance of the Reserve for Dividends, in the amount of R$ 225,350, and part of the balance of the Reserve for Conservation and Improvement of Installations, in the amount of R$ 24,650.

(c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares.

(d) Interest on capital and dividends

Interest on capital, in the amount of R$ 55,761 (2005—R$ 59,383 / 2004—R$ 51,712), was calculated according to the limits established by Law No. 9,249/95 and generated tax benefits of R$ 18,959 (2005—R$ 20,190 / 2004—R$ 17,582 ).

In addition, dividends in the amount of R$ 9,447 were paid on December 27, 2006.

Interest on capital and dividends are calculated as follows:

	2006	2005	2004
Net income of Distribuidora de Produtos de Petróleo Ipiranga S.A. (stand-alone individual financial statements)	160,875	169,788	138,041
Legal reserve (5%)	(8,044)	(8,489)	(6,901)

Calculation basis for dividends	152,831	161,299	131,140

Total interest on capital	55,761	59,383	51,712

Total interest on capital, net of withholding income tax (IRRF)	47,397	50,475	43,955
Dividends	9,447	11,160	4,268

Total distributed (dividends and interest on capital, (net of IRRF)	56,844	61,635	48,223

20    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries, affiliates and other related parties.

As of December 31, 2006 and 2005 amounts referring to these operations are as follows:

Guarantor	Borrower	2006	2005	Maturity
DPPI	CBPI (2)	3,931	3,054	2009
DPPI	IQ (3)	1,547	533	2010
DPPI	IQAG (3)	619	648	2010
DPPI	IPQ (3)	17,688	72,299	2007
CBPI	EMCA (2)	—	9,872	2006
CBPI	EMCA (2)	11,763	—	2007
CBPI	IASA (2)	—	20,036	2006
CBPI	IASA (2)	19,719	65	2007
CBPI	IPQ (3)	40,500	75,350	2008
CBPI	RPI (1)	120,000	—	2007
CBPI	Tropical (2)	—	409	2006
CBPI	Tropical (2)	1,618	3,186	2007
CBPI	Tropical (2)	2,041	—	2008
CBPI	Tropical (2)	7,874	1,543	2010

		227,300	186,995

IQAG—Ipiranga Química Armazéns Gerais Ltda.

EMCA—Empresa Carioca de Produtos Químicos S.A.

IASA—Ipiranga Asfaltos S.A.

RPI—Refinaria de Petróleo Ipiranga S.A.

Tropical—Tropical Transportes Ipiranga Ltda.

(1)	A company controlled by members of the same families that control the Company
(2)	Entity consolidated by the Company
(3)	Entity equity accounted by the Company following the equity method

21    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

(a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

The exposure to fluctuations in exchange rates is as follows:

Amounts in US$ thousand	2006	2005
Loans and financing	76,173	224,130
Swap transactions	(10,759)	(80,876)

Net exposure	65,414	143,254

Amounts in ¥ thousand
Loans and financing	—	3,464,393
Swap transactions	—	(3,464,393)

Net exposure	—	—

Rates as of December 31, 2006 = R$ 2.1380/US$

(b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

(c) Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

The Company continuously monitors the market interest rates in order to evaluate the need for hedging against the volatility of these rates.

(d) Financial income (expenses)

	2006	2005	2004
Financial income
Interest and monetary variation	90,290	108,937	105,191
Exchange variation	203	34,323	32,590
Other income	1,675	634	1,104

	92,168	143,894	138,885

Financial expenses
Interest and monetary variation	(88,852)	(61,770)	(60,582)
Exchange variation	47,566	(3,261)	(2,089)
Losses on swap transactions	(32,786)	(29,294)	(42,588)
Other expenses	(25,798)	(8,821)	(18,348)

	(99,870)	(103,146)	(123,607)

Financial income (expenses), net	(7,702)	40,748	15,278

22    Nonoperating income (expenses)

	2006	2005	2004
Nonoperating income
Gain on sale of warrants issued by related parties (Note 7.c)	—	28,989	—
Gain on change in equity interest (Note 4)	85,494	—	—
Gain on sale of property and equipment	13,654	9,474	14,191
Other	6,085	2,557	—

	105,233	41,020	14,191

Nonoperating expenses
Provision for impairment on investment (Note 12)	(64,541)	—	(190)
Loss on sale and write-off of property and equipment	(8,765)	(11,226)	(14,860)
Provision for loss on property, plant and equipment	—	—	(10,221)
Other	(1,788)	(3,171)	—

	(75,094)	(14,397)	(25,271)

	30,139	26,623	(11,080)

23    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24    Subsequent events

Acquisition of Ipiranga

On April 18, 2007, Ultrapar Participações S.A. for itself, and also as a commission agent of Braskem S.A. and Petróleo Brasileiro S.A.—Petrobras, acquired for R$ 2,113,107, from the controlling shareholders of the Petróleo Ipiranga companies, 66.2% common shares and 13.9% preferred shares issued by RPI, 69.2% common shares and 13.5% preferred shares issued by the Company, and 3.8% common shares and 0.4% preferred shares issued by CBPI. Of the total amount, Braskem and Petrobras paid R$ 1,394,675 under the terms of the commission among the parties.

Under the terms of the agreement among Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned below are finalized, Ultrapar will hold the distribution of fuel and lubricants in the Southern and Southeastern regions (“South Distribution Assets”); Petrobras will hold the distribution of fuel and lubricants in the Northern, Northeastern and Central-Western Regions (“North Distribution Assets”); and Braskem and Petrobras will hold 60% and 40%, respectively, the petrochemical assets, represented by Ipiranga Química S.A. (“IQ”), its subsidiary Ipiranga Petroquímica SA (IPQ) and by the interest of the latter in COPESUL—Companhia Petroquímica do Sul (COPESUL) (“Petrochemical Assets”). Assets related to oil refining held by RPI will be equally shared by Petrobras, Ultrapar and Braskem.

In the same agreement the parties established that Ultrapar is responsible for conducting a corporate restructuring in the companies acquired to separate the assets assigned to each acquiring company. The stages are as follows:

a)	Public Tag Along Offering to acquire common shares issued by RPI, DPPI, CBPI and IPQ held by other shareholders;

b)	Merger into Ultrapar of the preferred and any remaining common shares issued by RPI, DPPI and CBPI;

c)	Segregation of assets by means of: (i) capital reduction of RPI and CBPI to transfer the Petrochemical Assets directly to Ultrapar, for subsequent transfer to Braskem and Petrobras, under the terms of the commission, and (ii) spin-off of CBPI to transfer the North Distribution Assets to a company controlled by Petrobras.

On April 17, 2007, CADE (Economic Defense Council) issued an Injunction to maintain conditions that would allow to revert of the asset acquisition by Braskem and Petrobras, as described in the Significant Event Notice published on April 18, 2007. The provisions related to Petrochemical Assets were reviewed on April 25, 2007 in the decision approved by CADE, with signature by Braskem of agreement for protection of reversibility of operation (APRO).

With said changes, CADE acknowledges the maintenance of the minority interest of Petrobras in COPESUL after the acquisition. In relation to fuel distribution, CADE granted 10 days so that Petrobras and Ultrapar present an alternative corporate governance model that preserves competition within the industry.

25	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I -    Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

(a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

(b) Capitalization of interest in relation to construction in progress

Under Brazilian GAAP, prior to 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates excluding foreign exchange gains or losses.

(c) Pension and other post-employment benefits

(c.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Benefit Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

(c.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, and, as from December 31, 2006, following SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No.158, the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No.158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as a result of: (i) that the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize an additional minimum liability, and (ii) the recognition as from December 31, 2006 as a liability for U.S. GAAP purposes of the funded status against accumulated other comprehensive income.

(d) Tax incentives

Under Brazilian GAAP, tax incentives are accounted for directly as an increase in a capital reserve account in shareholders’ equity. The Company records the taxes as expense in the consolidated statement of income for the amounts that would be due absent the benefit, and recognizes a reduction in the tax payable against the capital reserve.

For U.S. GAAP reconciliation purposes the amount of those incentives is recognized as reduction of the tax expense directly in the statement of income.

(e) Accounting for derivative financial instruments

As mentioned in Note 21, the Company has entered into swap transactions. Under Brazilian GAAP swaps are valued at their accrued amount determined as the difference between the amount receivable and the amount payable under the swap. The amounts receivable and payable are computed as their respective notional amount plus accrued charges based on their contractual terms.

Under U.S. GAAP, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, establishes accounting and reporting standards requiring that all derivative instruments be recorded in the balance sheet as either an asset or a liability measured at its fair value. Changes in the derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. The Company has not accounted for any derivative instrument following hedge accounting.

The reconciliation presents the differences resulting from valuing the swaps at its fair value under U.S. GAAP as opposed to valuing them at the accrued amount used under Brazilian GAAP. As of December 31, 2006 no significant difference was identified between the accrued amount and the fair value.

(f) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are considered probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

(g) Accounting for asset retirement obligation

Under Brazilian GAAP, the Company’s practice is to expense amounts relating to retirement of certain assets as incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143, “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

(h) Gain on change in equity interest in Maxfácil

In December 2006, the business recognized a capital gain, in the amount of R$ 85,494, regarding to the gain on change in equity interest in Maxfácil as described in Note 2.

The gain has been determined as a result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil.

Under U.S. GAAP, considering that Maxfácil is a newly formed entity, the Company believes it does not meet the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

(i) Provision for dividends and interest on capital

Under Brazilian GAAP, at each balance sheet date the Board of Directors is required to propose a dividend distribution which, if not yet paid during the year, is accrued as a liability in the financial statements.

Under U.S. GAAP, since proposed dividends in excess of the mandatory minimum dividend required to be paid by the bylaws may be ratified or modified at the annual Shareholders’ Meeting, such proposed dividends in excess of the mandatory minimum dividends are not considered declared at the balance sheet date and therefore are not accrued. However, dividends accrued or interest on own capital already paid is considered declared for U.S. GAAP purposes. Dividends declared as of December 31, 2004 exceeded mandatory minimum dividends and for that reason the provision for dividends recorded under Brazilian GAAP in excess of mandatory minimum dividends is being reverted in the reconciliation to U.S. GAAP.

At December 31, 2006 and 2005 all dividends declared for the year were paid before year-end.

(j) U.S. GAAP adjustments on net equity and net income of affiliates

The investments in Termogaúcha—Usina Termelétrica S.A., IQ, TSB and IQAG are accounted for under the equity method under Brazilian GAAP.

Such investment would also be accounted for following the equity method under U.S. GAAP.

Differences between net equity and net income of the affiliates correspond mainly to: accounting for deferred charges, accounting for business combination and goodwill, accounting for pension benefits, revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, recognition of tax incentives, accounting for derivative financial instruments, accounting for dividends and interest on capital, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

(k) Accounting for convertible debentures issued by Ipiranga Química S.A. and warrants purchased by the Company

k.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by IQ described in Note 7 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IPQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. The Company accounted for the convertible debentures in accordance with FAS 115 “Accounting for Certain Investments in Debt and Equity Securities” and classified the instrument as a trading security. At the date of issuance, the total amount of the proceeds equals the fair value of the instrument so there is no GAAP difference at initial recording.

However, the convertible debenture was marked to market at every reporting period with charges to the statements of income for US GAAP purposes, creating a difference in valuation of the convertible instrument held by DPPI under US GAAP of R$ 29 million and of the convertible instrument held by the subsidiary, CBPI, in the amount of R$21 million at the date of the modification of the terms.

k.2) Accounting for the modification of terms of the debentures, issuance of warrants and sale of warrants by the Company

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other term of the debentures has been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for.

For U.S. GAAP purposes, the Company has also classified the new debt instrument received as a trading security under FAS 115. In addition, the Company has concluded that the fair value of the warrant and non-convertible debenture received approximates the fair value of the convertible debenture prior to modification. Therefore, upon modification the Company recorded the warrant and debt at their fair values with no gain or loss recognized.

Contemporaneously with the modification of the terms of the debenture and the issuance of warrants, the Company sold the warrants received to RPI for R$ 29 million. This amount approximates the fair value of the warrants at the date of modification of the convertible debentures and issuance of warrants, so no gain or loss was recorded by the Company upon sale under U.S. GAAP. Under Brazilian GAAP no value was recognized for the warrant received and therefore, a gain for the sales price of R$ 29 million was recognized.

After the modification, the Company continued to mark to market the non-convertible debt instruments with charges to the statements of income. The warrant held by its subsidiary, CBPI, does not meet the definition of a derivative under SFAS 133, so it is accounted for under the cost method.

The U.S. GAAP reconciliation reflects the difference in the mark to market of the convertible debt instrument through the date of modification, and of the non-convertible debt instrument after the modification, compared to the amortized cost value recorded for Brazilian GAAP purposes.

(l) Accounting for refunds

The Company and its subsidiary CBPI offer to certain of its customers refunds in cash if they meet a specified cumulative volume of sales over a specified period. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, a Company should recognize a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced customers to which the refund is offered and the reduced historical experience, the Company believes that it cannot reasonably estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP a liability is recognized for the maximum potential amount of the refund.

(m) Goodwill and business combinations

Under Brazilian GAAP assets and liabilities of entities acquired are reflected at book value. Goodwill is determined as the excess of purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited limited to 10 years.

In July 1998, the subsidiary CBPI made a capital contribution to IQ. Under Brazilian GAAP, such transaction generated a goodwill at the date of the transaction in the amount of R$ 49,393 and resulted in obtaining an interest in IQ of 41.47%.

Goodwill under Brazilian GAAP was totally amortized as of December 31, 2006 and 2005.

Under U.S. GAAP, business combinations are accounted for following the purchase method. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of long-term assets. As from January 1, 2002 goodwill is not amortized but is tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and investment in equity investees, (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in investees, and (iii) the related deferred tax effects.

II -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 25.I.	2006	2005
Net income as reported under Brazilian GAAP		160,875	169,788

Inflation accounting: Depreciation of property, plant and equipment	a)	(23,505)	(26,576)
Deferred tax effects		7,992	9,036
Minority interests		11,092	12,377

		(4,421)	(5,163)

Pension and other Post-employment benefits:	c)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP		(8,735)	(45,914)
Recognition of net periodic pension cost for other post-retirement benefits under US GAAP		(12,046)	(7,222)
Deferred tax effects		7,065	18,065
Minority interests		9,284	24,268

		(4,432)	(10,803)

Accounting for asset retirement obligation	g)	731	(1,116)
Deferred tax effects		(249)	380
Minority interests		(119)	(620)

		363	(1,356)

Capitalization of interest costs during construction—Property, plant and equipment	b)	1,702	1,475
Deferred tax effects		(579)	(501)
Minority interests		(758)	(453)

		365	521

Fair value of guarantees under FIN 45	f)	226	5,392
Deferred tax effects		(77)	(1,834)

Minority interests		251	(1,563)

		400	1,995

Accounting for derivative financial instruments	e)	748	(6,604)
Deferred tax effects		(254)	2,245
Minority interests		(390)	3,443

		104	(916)

	Note 25.I.		2006	2005
Gain on change in equity interest in Maxfácil	h)		(85,494)	—
Minority interests			45,922	—

			(39,572)	—

Tax incentives	d)		—	650
Minority interests			—	(474)

			—	176

Accounting for refunds	l)		2,346	1,650
Deferred tax effects			(798)	(561)
Minority interests			(1,223)	(860)

			325	229

Goodwill and business combination	m)
Reversal of amortization of goodwill under Brazilian GAAP			—	4,026
Fair value allocated to assets of IPQ—Depreciation			(498)	(497)
Deferred tax effects			169	169
Fair value allocated to investment of IPQ in COPESUL—Equity in income			5,163	5,164
Deferred tax over tax deductible goodwill			—	(1,369)
Minority interests			(3,819)	(5,918)

			1,015	1,575
Accounting for convertible debentures issued by IQ and warrants received by the Company	k	)
Change in fair value of convertible debentures from January 1, 2005 to date of modification (October 2005)			—	(153,770)
Derecognition of warrant sold to RPI			—	(28,999)

			—	(182,769)

Deferred tax effects			—	62,141
Minority interests			—	33,754

			—	(86,874)

U.S. GAAP adjustments on net equity and net income of affiliates	j	)	(11,733)	142,938
Minority interests			9,268	(112,907)

			(2,465)	30,031

Net income under U.S. GAAP			112,557	99,203

III -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 25.I.		2006	2005
Shareholders’ equity as reported under Brazilian GAAP			804,029	708,362

Inflation accounting: Property, plant and equipment	a)		42,816	66,321
Deferred tax effects			(14,557)	(22,549)
Minority interests			(7,339)	(18,431)

			20,920	25,341

Pension and other post-employment benefits:	c)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP			84,649	93,384
Recognition of other post-retirement liabilities under US GAAP			(82,828)	(70,782)
Deferred tax effects			(620)	(7,685)
Minority interests			3,636	(5,648)
Effects on other comprehensive income due to additional minimum liability			—	(1,020)
Deferred tax effects			—	347
Minority interests			—	299
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income			(4,519)	—
Deferred tax effects			1,537	—
Minority interests			1,102	—

			2,957	8,895

Accounting for asset retirement obligation	g)		(100,779)	(101,510)
Deferred tax effects			34,264	34,513
Minority interests			41,508	41,628

			(25,007)	(25,369)

Capitalization of interest costs during construction	b)		11,465	9,763
Deferred tax effects			(3,898)	(3,320)
Minority interests			(4,652)	(3,893)

			2,915	2,550

Fair value of guarantees under FIN 45	f)		(1,615)	(1,841)
Deferred tax effects			549	626
Minority interests			723	472

			(343)	(743)

Accounting for derivative financial instruments	e)		—	(748)
Deferred tax effects			—	254
Minority interests			—	390

			—	(104)

Accounting for refunds	l	)	(7,298)	(9,644)
Deferred tax effects			2,481	3,279
Minority interests			3,805	5,028

			(1,012)	(1,337)

	Note 25.I.		2006	2005
Goodwill and business combination
Reversal of goodwill under Brazilian GAAP			—	—
Fair value alocated to assets of IPQ net of depreciation	m	)	1,340	1,838
Deferred tax effects			(456)	(625)
Fair value alocated to investment of IPQ in COPESUL			(10,330)	(15,493)
Recognition of goodwill under U.S. GAAP			90,331	90,331
Amortization of goodwill up to 2001			(24,127)	(24,127)
Deferred tax over tax deductible goodwill			(12,302)	(12,302)
Minority interests			(35,116)	(31,297)

			9,340	8,325
Accounting for convertible debentures issued by IQ and warrants received by the Company	k	)
Fair value of the difference between cost and fair value of convertible debenture as of December 31, 2004			203,860	203,860
Change in fair value of convertible debentures from January 1, 2005 to date of modification (October 2005)			(153,770)	(153,770)
Derecognition of warrant sold to RPI			(28,999)	(28,999)

			21,091	21,091

Deferred tax effects			(7,171)	(7,171)
Minority interests			(10,995)	(10,995)

			2,925	2,925

U.S. GAAP adjustments on net equity and net income of affiliates	j	)	129,337	141,071
Minority interests			(102,163)	(111,432)

			27,174	29,639

Shareholders’ equity under U.S. GAAP			843,898	758,484

IV -	Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	2006	2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	758,484	740,488

Net income	112,557	99,203
Gain on change in equity interest in Maxfácil (Note 25.I.h)	39,572	—
Dividends and interest on capital	(65,208)	(70,543)
Dividends proposed in 2004 and declared in 2005	—	(10,164)
Effects on other comprehensive income due to additional minimum liability	—	(374)
Effect of adoption of SFAS 158 on accumulated other comprehensive income	(1,507)	—
Other	—	(126)

Shareholders’ equity under U.S. GAAP as of the end of the year	843,898	758,484

Comprehensive income (under SFAS 130):
Net income	112,557	99,203
Effects on other comprehensive income due to additional minimum liability	—	(374)

Total comprehensive income	112,557	98,829

V -	Additional disclosures

(a) Earnings per share

Under Brazilian GAAP, net income per share is calculated by dividing net income by the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP earnings per share are retroactively restated to reflect in all periods presented the effect of stock dividends. As disclosed in Note 19 in April 2006 the Company approved a stock dividend and earnings per share have been retroactively restated to reflect the effect of such stock dividend.

Since the preferred and common shareholders have different dividend rights (see Note 19), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes. The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	For the year ended December 31, 2006
	Common	Preferred	Total
Undistributed net income	14,853	32,496	47,349
Distributed net income (dividends and interest on capital)	20,456	44,752	65,208

Numerator	35,309	77,248	112,557

Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	3.2979	3.6278

	For the year ended December 31, 2005
	Common	Preferred	Total
Undistributed net income	8,991	19,669	28,660
Distributed net income (dividends and interest on capital)	22,129	48,414	70,543

Numerator	31,120	68,083	99,203

Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	2.9067	3.1973

(b) Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais—R$, unless otherwise stated)

	2006	2005	2004
Cash flows from operating activities
Net income	160,875	169,788	138,041
Minority interest	257,120	258,815	252,550
Adjustment to reconcile net income to cash provided by operating activities:
Equity in affiliates	(87,056)	(76,463)	(74,715)
Change in investments	2,164	4,026	20,491
Depreciation and amortization	110,213	100,978	96,339
Net loss (gain) on permanent assets written off or sold	(4,889)	1,752	669
Reversal of provision for losses on permanent assets	—	—	(73,578)
Provision for losses on investment in Termogaúcha	64,541	—	—
Provision for loss on tax incentives	280	337	—
Deferred income and social contribution taxes	(43,145)	(20,349)	(18,692)
Provision (reversal of provision) for contingencies	(726)	41,809	(5,943)
Provision (reversal of provision) for pension and other post-employment benefits	(8,735)	(45,914)	1,038
Allowance for doubtful accounts	3,560	9,545	7,005
Exchange/montery variation and interest—on assets	(59,912)	(67,058)	(56,148)
Exchange/montery variation and interest—on liabilities	42,761	(26,015)	61,326
(Increase) decrease in accounts receivable	(62,401)	(134,848)	(169,564)
(Increase) decrease in accounts receivable from related parties	1,726	2,834	46,032
(Increase) decrease on inventories	(57,212)	(32,762)	(114,474)
Increase (decrease) on suppliers	(58,382)	17,574	109,179
Accrued interest	(1,586)	4,173	(8,956)
Increase (decrease) on accounts payables to related parties	(2,489)	(34,094)	(14,571)
(Increase) decrease on other assets	(218)	33,177	11,004
Increase (decrease) on other liabilities	(28,975)	(45,154)	102,405
(Increase) decrease on escrow deposits	2,397	(5,202)	(19,551)

Cash flow from operating activities	229,911	156,949	289,887

Cash flow from investing activities
Additions to investment	(3,848)	(8,737)	(19,710)
Additions of minority investment	(4)	(15)	—
Additions to property, plant and equipment	(176,878)	(158,443)	(149,000)
Additions to deferred charges	(1,736)	(611)	(567)
Repayment of debentures from related parties	240,757	—	—
Loans to customers	(210,744)	(199,578)	(183,103)
Loans repaid from customers	202,201	144,036	160,265
Sales of permanent assets	42,384	20,084	49,184
Investment in restricted temporary investments	(80,822)	—	—

Cash flow from investing activities	11,310	(203,264)	(142,931)

	2006	2005	2004
Cash flow from financing activities
New loans and financing obtained	1,262,231	653,760	218,126
Amortization of loans and financing	(1,279,535)	(508,765)	(417,624)
Dividends and interest on capital paid to minorities of consolidated subsidiaries	(95,336)	(106,309)	(88,873)
Dividends and interest on capital paid	(65,208)	(70,543)	(55,980)
Others		524	—

Cash flow from financing activities	(177,848)	(31,333)	(344,351)

Net increase (decrease) in cash and cash equivalents	63,373	(77,648)	(197,395)

Current cash and cash equivalents:
At the beginning of the year	52,945	130,593	327,988
At the end of the year	116,318	52,945	130,593

Increase (decrease) in cash and cash equivalents	63,373	(77,648)	(197,395)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	68,189	48,312	43,300
Income taxes	49,381	83,944	75,996

Companhia Brasileira

de Petróleo Ipiranga

and Subsidiaries

Financial Statements for the Years Ended

December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors

and Shareholders of

Companhia Brasileira de Petróleo Ipiranga

We have audited the accompanying consolidated balance sheets of Companhia Brasileira de Petróleo Ipiranga and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, of changes in financial position and of changes in shareholders’ equity for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Companhia Brasileira de Petróleo Ipiranga and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their changes in financial position for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Our audits were performed for the purpose of issuing an opinion on the financial statements referred to in the first paragraph, prepared in conformity with accounting practices adopted in Brazil. The consolidated statement of cash flows, which provides supplemental information about the Company and its subsidiaries, is not a required component of the financial statements. We also applied the audit procedures described above to the statement of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements.

PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil

September 28, 2007, except with respect to Note 25 as to which the date is November 9, 2007

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais - R$)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	89,902	20,623
Trade accounts receivable	1,101,168	1,033,354
(-) Allowance for doubtful accounts	(50,639)	(48,747)
Related companies receivables	5,825	4,430
Debentures from related companies	9,905	—
Recoverable taxes	54,967	40,440
Deferred income and social contribution taxes	50,838	29,137
Inventories	425,578	384,765
Other current assets	12,257	12,264
Prepaid expenses	6,541	5,561

	1,706,342	1,481,827

NONCURRENT ASSETS
Long-term assets:
Restricted Temporary investments	57,829	—
Trade accounts receivable	159,631	139,362
Recoverable taxes	2,985	3,437
Deferred income and social contribution taxes	36,151	42,123
Debentures from related companies	32,642	128,868
Other long-term assets	12,470	10,401
Escrow deposits	32,822	34,720
Prepaid expenses	11,125	11,074
Investments:
Investments in affiliates	250,348	250,545
Other investments	791	1,071
Property, plant and equipment, net	718,613	671,642
Deferred charges, net	554	1,234

	1,315,961	1,294,477

TOTAL ASSETS	3,022,303	2,776,304

The accompanying notes are an integral part of these financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005—(Continued)

(In thousands of Brazilian reais - R$)

	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans and financing	103,877	228,317
Trade accounts payable	473,348	508,073
Taxes payable	50,561	68,612
Provision for contingencies	32,354	33,753
Provision for pension and post-employment benefits	4,822	1,701
Related companies payables	1,107	1,110
Payroll and related charges payable	57,450	57,190
Profit sharing	11,257	10,651
Debentures	11,355	—
Other current liabilities	42,539	51,236

	788,670	960,643

NONCURRENT LIABILITIES
Related companies payables	1,052	—
Loans and financing	212,601	341,770
Provision for contingencies	59,017	57,021
Provision for pension and post-employment benefits	48,649	59,755
Deferred income taxes and social contribution	628	716
Other long-term liabilities	6,517	6,054
Debentures	350,000	—

	678,464	465,316

MINORITY INTEREST	4	3

SHAREHOLDERS’ EQUITY
Capital	1,025,000	580,000
Capital reserve	600	600
Profit reserves	529,565	769,742

	1,555,165	1,350,342

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,022,303	2,776,304

The accompanying notes are an integral part of these financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	2006	2005	2004
GROSS SALES AND SERVICES	22,783,003	20,104,465	16,769,080
Taxes, discounts and returns	(557,882)	(627,964)	(520,733)

NET SALES AND SERVICES	22,225,121	19,476,501	16,248,347
Cost of sales and services	(21,143,026)	(18,450,054)	(15,336,536)

GROSS PROFIT	1,082,095	1,026,447	911,811

OPERATING (EXPENSES) INCOME
Selling expenses	(365,646)	(312,694)	(285,090)
General and administrative expenses	(426,290)	(446,158)	(374,369)
Other operating income	19,531	49,683	5,582
Reversal of provision for loss on investments	—	—	73,578
Goodwill amortization	(2,164)	(4,026)	(20,491)

	(774,569)	(713,195)	(600,790)

OPERATING INCOME BEFORE FINANCIAL ITEMS	307,526	313,252	311,021
Financial income (expenses), net	(25,067)	22,220	6,337
Nonoperating income (expenses), net	3,730	(2,869)	(12,429)

	(21,337)	19,351	(6,092)

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES AND PROFIT SHARING	286,189	332,603	304,929

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(70,291)	(88,219)	(66,069)
Deferred	35,251	19,015	14,902

	(35,040)	(69,204)	(51,167)

INCOME BEFORE EQUITY IN AFFILIATES AND PROFIT SHARING	251,149	263,399	253,762
Equity in affiliates	87,056	76,463	74,715
Profit sharing	(14,656)	(14,385)	(10,586)

NET INCOME	323,549	325,477	317,891

The accompanying notes are an integral part of these financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	2006	2005	2004
SOURCES OF FUNDS
From operations:
Net income	323,549	325,477	317,891
Items not affecting working capital:
Depreciation and amortization	91,915	84,392	80,714
Net book value of permanent assets written-off or sold	36,038	19,346	48,155
Equity in subsidiaries	(87,056)	(76,463)	(74,715)
Monetary and exchange variations on long-term assets	(18,438)	(22,144)	(19,650)
Monetary and exchange variations on long-term liabilities	(26,616)	(41,743)	(30,418)
Amortization of goodwill	2,164	4,026	20,491
Reversal of provision for loss on investments	—	—	(73,578)
Provision for impairment on investments (Note 12(i))	64,541	—	—
Provision for loss on tax incentive investments	280	337	192

	386,377	293,228	269,082

From third parties:
Long-term loans	423,945	21,090	7,843
Repayment of debentures from related companies	101,062	—	—
Transfer of debentures from long-term to current assets	9,905	—	—

	534,912	21,090	7,843

Total of sources	921,289	314,318	276,925

USES OF FUNDS
Investments	3,848	8,087	19,710
Property and equipment	148,112	130,463	131,880
Deferred charges	1,736	611	567
Investment in restricted temporary investments	54,958	—	—
Dividends and interest on capital paid	118,727	132,382	110,677
Increase in long-term assets	13,329	28,682	33,793
Decrease in long-term liabilities	7,595	8,591	20,847
Transfer of loans from long-term to current liabilities	176,496	9,281	8,844
Amortization of long-term loans	—	—	53,692

Total of uses	524,801	318,097	380,010

INCREASE (DECREASE) IN WORKING CAPITAL	396,488	(3,779)	(103,085)

REPRESENTED BY
Current assets:
At end of year	1,706,342	1,481,827	1,383,175
At beginning of year	1,481,827	1,383,175	1,343,697

INCREASE	224,515	98,652	39,478

Current liabilities:
At end of year	788,670	960,643	858,212
At beginning of year	960,643	858,212	715,649

INCREASE (DECREASE)	(171,973)	102,431	142,563

INCREASE (DECREASE) IN WORKING CAPITAL	396,488	(3,779)	(103,085)

The accompanying notes are an integral part of these financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	Capital	Capital reserve investment incentives	Premium on issuance of shares	Legal reserve	Profit reserve	Retained earnings	Total shareholders’ equity
BALANCES AS OF DECEMBER 31, 2003	450,000	20,360	108,806	58,548	311,720	—	949,434

Capitalization of reserves	—	—	—	—	—	—	—
Net income	—	—	—	—	—	317,891	317,891
Distribution of net income to:
Legal reserve	—	—	—	15,894	—	(15,894)	—
Statutory reserves	—	—	—	—	191,320	(191,320)	—
Dividends	—	—	—	—	—	(17,516)	(17,516)
Interest on capital	—	—	—	—	—	(93,161)	(93,161)

BALANCES AS OF DECEMBER 31, 2004	450,000	20,360	108,806	74,442	503,040	—	1,156,648

Capitalization of reserves	130,000	(20,360)	(108,806)	—	(834)	—	—
Fiscal incentives	—	600	—	—	—	—	600
Net income	—	—	—	—	—	325,477	325,477
Distribution of net income to:
Legal reserve	—	—	—	16,275	—	(16,275)	—
Statutory reserves	—	—	—	—	176,820	(176,820)	—
Interest on capital	—	—	—	—	—	(112,771)	(112,771)
Dividends	—	—	—	—	—	(19,611)	(19,611)
Other	—	—	—	—	—	—	—

BALANCES AS OF DECEMBER 31, 2005	580,000	600	—	90,716	679,026	—	1,350,342

Capitalization of reserves	445,000	—	—	—	(445,000)	—	—
Net income	—	—	—	—	—	323,549	323,549
Distribution of net income to:
Legal reserve	—	—	—	16,176	—	(16,176)	—
Statutory reserves	—	—	—	—	188,646	(188,646)	—
Interest on capital	—	—	—	—	—	(106,296)	(106,296)
Dividends	—	—	—	—	—	(12,431)	(12,431)

BALANCES AS OF DECEMBER 31, 2006	1,025,000	600	—	106,893	422,672	—	1,555,165

The accompanying notes are an integral part of these financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1     Operations

Companhia Brasileira de Petróleo Ipiranga (the “Company”) and subsidiaries is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA) and is controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

The Company and its subsidiaries and affiliated companies are primarily engaged in the distribution of oil derivatives and related products, transportation, convenience stores and petrochemical industry and also hold non-controlling interests in companies engaged in the chemical and petrochemical business.

2    Presentation of consolidated financial statements

These financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP), based on the corporate law and on the standards established by the Brazilian Securities Commission (CVM).

In order to improve the information provided to the market, the Company is including the statements of cash flows (parent company and consolidated) as an additional information in accordance with the determinations of the NPC 20 of IBRACON – Brazilian Institute of Independent Auditors.

The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding company’s stand-alone financial statements, have been adjusted with respect to the financial statements for statutory purposes to include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP Brazil and accounting principles generally accepted in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate its understanding by readers not familiar with accounting practices adopted in Brazil.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes, among others. Actual results could differ in relation to these estimates.

3    Summary of significant accounting practices

The accounting practices adopted in Brazil (“Brazilian GAAP”) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP. See Note 25 for further discussions of these differences and a reconciliation of shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

Financial investments are stated at cost plus contracted remuneration, proportionally recognized up to the date of the financial statement date. Carrying amounts approximates fair value as of all dates presented.

(b) Allowance for doubtful accounts

The Company has individual customer credit information, which is used to assess customer ability to pay. The allowance is recorded in an amount considered sufficient by management to cover probable losses on realization of accounts receivable.

(c) Inventories

Stated at the lower of average acquisition or production cost or net realizable value.

(d) Investments in affiliates and goodwill

Accounted following the equity method with a corresponding entry to operating income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years, the estimated period of realization.

(e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily adjusted through December 31, 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets. Leasehold improvements are depreciated over the term of the agreement or the economic useful lives of the assets, whichever is shorter.

(f) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

(g) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

(h) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next 10 years as established by CVM Instruction No. 371/02.

(i) Provision for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The provision is recorded based on the estimated losses upon the final resolution of lawsuits.

(j) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (long term interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

(k) Pension and other post-employment benefits

Pension and other post-employment benefits liabilities to employees, retirees and pensioners (net of the assets of the plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

(l) Other assets and liabilities

Other assets and liabilities, classified as current and long term, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

(m) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at contractual indexes or official rates, applicable to current and long-term assets and liabilities and, when applicable, the effects of adjustments of assets to its net realizable value.

Sales incentives are generally recognized as expenses and include, but are not limited to, discounts and rebates. Volume-based incentives payable in cash include amounts paid in advance with the commitment of the customer to reach specified minimum volumes over a certain period of time and incentives payable only after the minimum volumes have been met in a defined period of time. Volume-based incentives paid in advance are recognized as asset and subsequently recorded as cost of revenues in the statement of revenues and direct expenses over the period of the commitment of minimum sales. Volume-based incentives payable only after meeting the minimum volume are recognized as expense at the moment when the target volume has been achieved.

4    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries:

Consolidated subsidiaries	Location	Shareholding – %
am/pm Comestíveis Ltda.	Brazil	99.99999
Empresa Carioca de Produtos Químicos S.A.	Brazil	99.99800
Ipiranga Asfaltos S.A.	Brazil	99.99175
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	99.00000

Ipiranga Trading Ltda.	British Virgin Islands	100.00000
Tropical Transportes Ipiranga Ltda.	Brazil	99.99685
Ipiranga Imobiliária Ltda.	Brazil	99.99998
Ipiranga Logística Ltda.	Brazil	99.00000
Maxfácil Participações S.A. (*)	Brazil	34.00000

(*)	Shared control with Distribuidora de Petróleo Ipiranga S.A. (“DPPI”) which holds a 16.0% interest and with União de Bancos Brasileiros S.A. – UNIBANCO which holds 50.0%. Change in Ipiranga Participações Societárias S.A.’s corporate name. Maxfácil was incorporated by the Company and DPPI. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50.0% interest resulting in the recognition by the Company of a gain in change of interest of R$ 58,136. Maxfácil is a joint-venture which business purpose is to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years.

The following practices were adopted in the preparation of the consolidated financial statements:

(a)	Intercompany balances and transactions and unrealized profits have been eliminated; and

(b)	Minority interest in fully-consolidated subsidiaries is presented in a separated caption.

5    Cash and cash equivalents

	2006	2005
Cash and banks	9,639	13,749
Certificates of Deposit (CDBs)	69,924	1,873
Debt securities	7,491	5,001
Sale and repurchase agreements (*)	60,677	—

	147,731	20,623
(-) Current	89,902	20,623

Long term	57,829	—

(*)	Sale and repurchase agreements of debentures carrying interest at 100% of the CDI.

6    Trade accounts receivable

	2006	2005
Domestic market:
Trade notes receivable	964,352	895,941
Customer financing	292,905	273,405

	1,257,257	1,169,346
Foreign market- Receivables	3,542	3,370

	1,260,799	1,172,716
(-) Current	1,101,168	1,033,354

Long term	159,631	139,362

Long-term portion is mainly represented by customer financing. Under customer financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customer financing are generally for periods up to 10 years and carry interest of 1% per month.

7    Related-party transactions

Intercompany transactions are conducted under price and period conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable (current)	Debentures and receivable from the sale of warrants from related parties (current)		Debentures and receivable from the sale of warrants from related parties (long term)		Trade accounts payable	Sales	Purchases	Financial income
Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,327	—		—		1,456	68,136	12,138	—
Ipiranga Química S.A.	2,100	9,905	(a)	32,642	(a)	433	19,837	5,262	14,741
Ipiranga Petroquímica S.A.	328	—		—		—	584	3,770	—
Refinaria de Petróleo Ipiranga S.A.	11	—		—		—	121	1,274	15
Others	59	—		—		270	—	154	—

Total as of December 31, 2006	5,825	9,905		32,642		2,159	88,678	22,598	14,756

Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,468	—		—		369	47,077	3,723	—
Ipiranga Química S.A.	838	—		128.868		458	7,952	4,533	21,684
Ipiranga Petroquímica S.A.	81	—		—		110	261	6,500	—
Refinaria de Petróleo Ipiranga S.A.	4	—		—		2	123	838	—
Others	39	—		—		171	—	—	—

Total as of December 31, 2005	4,430	—		128,868		1,110	55,413	15,594	21,684

Distribuidora de Produtos de Petróleo Ipiranga S.A.							40,020	41,115	—
Ipiranga Química S.A.							3,297	3,951	16,041
Ipiranga Petroquímica S.A.							126	5,861	(414)
Refinaria de Petróleo Ipiranga S.A.							1,535	15,724	—

Total as of December 31, 2004							44,978	66,651	15,627

(a) Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008.

On June 12, 2003, DPPI fully subscribed the Series A and the Company fully subscribed the Series B.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures, for the most part of 2005, was 1.5% per year, and changed to 1.0% per year on December 1, 2005, remaining the same for 2006. The spread for Series B debentures was 1.0% per year in 2005 remaining the same for 2006.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the Indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price if they are converted before June 1, 2007. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007.

(b) Early partial redemption of the debentures in 2006

The shareholders’ meetings of Ipiranga Petroquímica S.A. (“IPQ”, a subsidiary of IQ) held on April 28, 2006 approved the payment of supplementary dividends and a capital reduction, scheduled for June 13, 2006 and July 31, 2006, respectively. Considering that IQ, due to its interest in IPQ, received funds on said dates, the Board of Directors of IQ, at a meeting held on May 2, 2006, resolved that IQ would partially early redeem its debentures, which were issued on June 1, 2003 due to the financial cost of this debt.

As a result, in 2006, IQ partially amortized 71.6% of the Series B debentures, subscribed by CBPI, in the amount of R$ 101,062 thousand (there was no amortization in 2005).

(c) Modification of terms of the debentures and sale of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, the Company, DPPI and Refinaria de Petróleo Ipiranga S.A. (the controlling shareholder of IQ) agreed to hold an Extraordinary Shareholders’ Meeting of IQ to approve a change in the type of debentures, issued by IQ on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of IQ in exactly the same terms than the conversion features originally included in the debentures.

Subsequently, on December 1, 2005, a Sale Agreement was signed whereby DPPI sold for R$ 29 million to Refinaria de Petróleo Ipiranga S.A. the warrants it has obtained. The amount for the sale of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

8    Inventories

	2006	2005
Fuel	299,215	321,614
Lubricants and greases	35,279	26,511
Raw materials, packaging and storeroom	27,155	23,040
Advances to suppliers	63,929	13,600

	425,578	384,765

9    Recoverable taxes

	2006	2005
Income tax	10,426	14,658
Social contribution tax	3,939	5,459
ICMS (State VAT)	36,262	18,711
IPI (Federal VAT)	5,931	4,134
Other	1,394	915

	57,952	43,877

(-) Current	54,967	40,440

Long term	2,985	3,437

10    Income and social contribution taxes

(a) Deferred

Deferred tax assets are recognized based on the Company’s history of profitability, supported by budgets, approved by management, which estimate future income for the realization of this asset over a period not exceeding 10 years.

Deferred tax assets and liabilities are as follows:

	2006	2005
Assets
Provision for pension and other post-employment benefits	53,471	61,462
Provision for contingencies	91,371	90,774
Provision for variable compensation	30,465	36,785
Provision for loss on investment in Termogaúcha – Usina Termelétrica S.A. (Note 12)	64,541	—
Provision for loss on property and equipment	—	10,318
Other provisions	16,003	10,248

Tax basis	255,851	209,587
Statutory rate	34%	34%

Deferred income and social contribution taxes	86,989	71,260

(-) Current	50,838	29,137

Long term	36,151	42,123

Long-term liabilities
Property, plant and equipment – accelerated depreciation	2,513	2,866
Statutory rate	25%	25%

Deferred income tax	628	716

(b) Estimated realization of deferred tax assets

The realization of tax credits and debts is based on future taxable income projections limited to the 10 years after each balance sheet date, as follows:

	2006	2005
2006	—	29,137
2007	50,838	20,934
2008	20,525	2,398
2009	2,038	2,219
2010	1,586	2,305
2011 to 2013	5,422	7,958
2014 to 2016	6,580	6,309

	86,989	71,260

(c) Reconciliation of effective income tax and social contribution tax rate

	2006	2005	2004
Reconciliation of current income and social contribution taxes
Income before income taxes, profit sharing and minority interest	286,189	332,603	304,929
Additions and deductions:
Goodwill amortization	2,164	4,026	20,491
Gain on change in equity interest	(58,136)	—	—
Profit sharing	(14,656)	(14,385)	(10,586)
Interest on capital	(106,296)	(112,771)	(93,161)
Provision for variable compensation	30,465	36,785	23,371
Provision for loss on investments	64,541	—	(73.578)
Provision for contingencies	5,050	45,635	5,262
Reversion for post-employment benefits	(7,579)	(38,624)	701
Marketing	6,427	7,606
Other additions and deductions		21	18,322

Tax basis	208,169	260,896	195,751
Statutory rate	34%	34%	34%

Current income and social contribution taxes	(70,777)	(88,705)	(66,555)

Additional in IRPJ (corporate income tax) rate	486	486	486

Current income and social contribution taxes	(70,291)	(88,219)	(66,069)

Reconciliation of deferred income and social contribution taxes
Provision for variable compensation	30,465	36,785	23,371
Recognition (reversal) of reserve for contingencies	5,050	45,635	5,262
Recognition (reversal) of provision for post-employment benefits	(7,579)	(38,624)	701
Provision for loss on investments	64,541	—	—
Other temporarily non-deductible provisions	11,203	12,131	14,496

Tax basis	103,680	55,927	43,830
Statutory rate	34%	34%	34%

Deferred income and social contribution taxes	35,251	19,015	14,902

11    Prepaid expenses

	2006	2005
Lease contracts	13,058	12,918
Marketing	1,339	—
Prepaid insurance	530	461
Other prepaid expenses	2,739	3,256

	17,666	16,635

(-) Current	6,541	5,561

Long term	11,125	11,074

Long-term portion refers substantially to prepaid lease contracts.

12    Investments in affiliates

•

Ipiranga Química S.A. (IQ): distributor of chemical products and parent company of IPQ – Ipiranga Petroquímica S.A. (IPQ) In the Extraordinary General Meeting held on November 16, 2006 Ipiranga Comercial Química S.A. (ICQ) had its corporate name changed to Ipiranga Química S.A.

•

Transportadora Sulbrasileira de Gás S.A. (“TSB”): Entity responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, in the Rio Grande do Sul State.

•

Termogaúcha – Usina Termelétrica S.A. (in liquidation) – Entity created for the purpose of installing and operating a thermoelectric power plant in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State.

	IQ (ii)	Termogaúcha (i)	TSB (iii)	2006	2005
Information on investment for the purpose of calculating the equity results
Total of shares/quotas-Ordinary stock	180,853,642	892,060	16,100
Percentage interest:
Capital	41.47311	26.23113	20.00000
Elector capital	41.47311	26.23113	20.00000
Capital	294,533	328,300	80,500
Shareholders’ equity of the investee	599,127	340,077	29,336
Net income (loss) of the investee	220,861	—	(1,375)

Changes in investments during the years presented
Beginning balance	156,878	85,359	8,306	250,545	170,019
Capital increase	—	3,850	—	3,850	8,089
Provision for impairment	—	(64,541)	—	(64,541)	—
Distribution of cash to shareholders	—	(24,396)	—	(24,396)	—
Goodwill amortization	—	—	(2,164)	(2,164)	(4,026)
Equity in affiliates	87,331	—	(275)	87,056	76,463

Ending balances	244,209	272	5,867	250,348	250,545

(i)	Impairment on investment in Termogaúcha and liquidation

At the Extraordinary Shareholders’ Meeting held on September 12, 2006, the shareholders of Termogaúcha approved its liquidation, considering the conditions of natural gas supply and higher costs of maintenance, preservation and storage of the already acquired generating equipment. The Company recorded a provision for impairment in the equity investee of R$ 64,541. On the same date, the Annual and Extraordinary Shareholders’ Meeting approved a capital increase in Termogaúcha and the subsidiary CBPI paid R$ 3,850, corresponding to several advances for future capital increase, which were previously recorded in long-term assets.

On December 14, 2006, a new Extraordinary Shareholders’ Meeting of Termogaúcha approved the distribution of cash (resulting from the liquidation process) to the shareholders, under article 215 of the Brazilian corporate law. CBPI received R$ 24,396.

(ii)	At the Extraordinary Shareholders’ Meeting held on November 16, 2006, the name of Ipiranga Comercial Química S.A. changed to Ipiranga Química S.A.
(iii)	During 2006 the Company recognized a full impairment on the goodwill of TSB for R$ 2,164.

13    Property, plant and equipment

	Annual depreciation rates – %	2006			2005
		Cost	Accumulated depreciation	Net	Net
Land	—	124,973	—	124,973	127,193
Buildings and constructions	4	206,672	(106,908)	99,765	97,353
Distribution equipment and installations	11.19	948,650	(572,131)	376,520	340,366
Furniture and fixtures and vehicles	12.95	77,367	(50,073)	27,294	21,517
Leasehold improvements (1)	6.2	61,062	(34,668)	26,394	22,363
Construction in progress	—	50,908	—	50,908	40,463
Advances to suppliers	—	9,024	—	9,024	20,552
Other	—	8,385	(4,649)	3,735	1,835

		1,487,041	(768,429)	718,613	671,642

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

14    Loans and financing

Characteristics	2006		2005		Interest rate based on	Additional charges	Guarantees
	Current	Long term	Current	Long term
Local currency

BNDES	8,762	20,267	4,971	23,873	TJLP	From TJLP + 4.4% p.a. up to TJLP + 5.1% p.a. / 80% TJLP + 20% of currencies portfolio + 4.5% p.a.	Assets/DPPI guarantees

Debentures (b)	11,355	350,000	—	—	CDI	103.8% of the CDI	No guarantees

Financial Institutions	—	60,371	—	—	CDI	100.0% of the CDI	Debentures acquired by the subsidiary

Debtor balance	46,000	—	12,868	—	—	No charges	No guarantees

Subsidiaries	32,661	8,552	38,357	4,910	TJLP	From TJLP + 1.7% p.a. up to TJLP +4.5% p.a. 106.4% up to 106.5 % of the CDI	Assets/CBPI and Repisa guarantees

	98,778	439,190	56,196	28,783

Foreign currency

Compror	—	—	154,940	—		Exchange variations US$ + 1.0% p.a. up to + 1.3% p.a. Exchange variations Ienes + 1.4% p.a.	Promissory note

Notes (a)	4,935	119,942	7,730	312,987		Exchange variations US$ + 9.875% p.a.	No guarantees

Subsidiaries	11,519	3,469	9,451	—		From v.c. + 6.0% p.a. up to + v.c. + 8.2% p.a.	CBPI guarantees

	16,454	123,411	172,121	312,987

Total consolidated	115,232	562,601	228,317	341,770

BNDES – National Bank for Economic and Social Development

TJLP – Long-term interest rate

CDI – Interbank Deposit Rate

REPISA – Refinavria de Petróleo Ipiranga S.A.

(a)	On August 1, 2003, the Company issued US$ 135 million in notes in the international market. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year some of the holders decided to early redeem its notes in the amount of US$ 1,285 or R$ 3,072. In 2006, there was a partial redemption in the amount of US$ 79,574 or R$ 164,811, which represents the acceptance of the repurchase offer made by the Company to the bondholders.

(b)	On April 18, 2006, the Company registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$ 10 each, and issued on April 1, 2006, in the amount of R$ 350,000. The debentures mature on April 1, 2011 with principal repaid in three annual instalments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits (“Taxa DI over extra grupo”), disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (“CETIP”). Interest is payable every 6 months from the issuance date of the debentures.

The long-term portion matures as follows:

	2006	2005
2007	—	10,706
2008	193,710	323,047
2009	126,187	6,774
2010	124,716	1,243
2011	117,988	—

	562,601	341,770

15    Taxes payable

	2006	2005
Income tax	9,286	10,041
Social contribution tax	3,214	3,326
PIS (tax on revenue)	1,628	1,900
COFINS (tax on revenue)	7,532	8,703
ICMS (State VAT)	28,167	43,559
Other	734	1,083

	50,561	68,612

16    Contingencies

(a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by external and internal legal counsel, arising from the following lawsuits:

	2006	2005
Tax lawsuits	75,828	72,066
Civil lawsuits	5,659	8,000
Labor lawsuits	9,884	10,708

Total	91,371	90,774
(-) Current	32,354	33,753

Long term	59,017	57,021

•	Civil lawsuits

As of December 31, 2006 and 2005, civil lawsuits of the Company’s subsidiaries are mostly related to clauses of lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

•	Tax lawsuits

Tax lawsuits referred mainly to: (1) requirement of reversal of credits for ICMS on the provision of proper transportation services during the period the system of freight reimbursement by DNC (currently National Oil, Natural Gas and Biofuel Agency – ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the Company’s arguments; (2) requirement of ICMS/Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement of reversal of credits for ICMS, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and which was suspended by an injunction granted by the STF; and (4) assessments due to undue deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

(b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its internal and external legal counsel, are not accrued in the financial statements and are composed of:

	2006	2005
Tax lawsuits	225,806	178,226
Civil lawsuits	69,143	57,387
Labor lawsuits	14,400	21,975

Total	309,349	257,588

•	Tax lawsuits

Tax lawsuits of the Company included in this classification were principally related with: (1) requirements for the reversal of ICMS credits, except in the Minas Gerais State, upon interstate outflows, as defined in the article 33 of ICMS Agreement 66/88, which allowed the maintenance of credit and which was suspended by an injunction conceded by the STF; (2) assessment for ICMS and reversals of credits of the tax due on the purchases of basic oils, interstate shipments which were not taxed, based on a constitutional rule of non-incidence; (3) demands to reverse ICMS credits related with the provision of transport services related to interstate operations which were not taxed, based on a constitutional rule of non-incidence; (4) demands to reverse ICMS credits derived from excess taxation generated on the purchase of products in the Petroleum Refinery under the tax substitution system, appropriated on the basis of the non-occurrence of one of the commercialization stages defined as the presumed originator, in direct sales to clients which were the final consumers; and (5) demands for ICMS payment on the sales to Pará’s clients in the fishing sector that benefit from tax exemption due to a presumed lack of authorization of SEFAZ/PA. These suits are at different stages, in the administrative and judicial sphere, such as production of proof and of jurisprudence consolidation in the higher courts.

•	Civil lawsuits

Civil lawsuits of the Company and its subsidiaries are mostly related to clauses of lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer to lawsuits filed by former employees and outsourced professionals claiming specific payroll benefits, lawsuits filed by former employees, outsourced professionals and employees of gas stations that are customers of the Company, related to payroll charges, such as overtime, hazardous duty premium, etc., which are in progress at the stage of providing evidence, without a decision having been reached.

(c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements as of December 31, 2006.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of December 31, 2006 said lawsuits may be summarized as follows:

Federal level
Corporate income tax – rate increase	7,087
FGTS (severance pay fund) – refund of tax	263
National Telecommunication Fund	2,077
PIS/COFINS (taxes on revenue) – increase in tax basis	26,828

36,255

State level
State income surtax (AIRE)	12,390

17    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

(a) Employee profit sharing

Calculated based on 3% of net income from operations, which will be computed excluding income from investments in companies (recorded in the stand-alone individual statements of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and, finally, interest paid or received by the Company as interest on capital.

(b) Management profit sharing

At the discretion of the Board of Directors, management profit sharing will be calculated based on up to 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18    Provision for pension and other post-employment benefits

(a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB Benefit Plan was created in 1993. Initially, only the “basic benefit” was established (a defined benefit plan) and in July 1998 the “supplementary benefit” (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution is computed as a percentage over variable compensation. The pension plan is funded by the sponsors and participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter No. 1003/SPC/DETEC/CGAT, approved the new Ruling of FFMB Benefit Plan. New regulations were introduced related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6 of October 30, 2003, as well as changes in the calculation of benefits, new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement basic benefit.

These changes reduced the plan’s total cost for the sponsors by 36%, as defined by the actuary based on the percentage of the participants’ payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that was adopted is AT-1983, increasing the life expectancy of active participants by approximately 2 years.

(b) Other post-employment benefits

According to CVM Resolution No. 371/00, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health-care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petróleo Ipiranga Group.

The reconciliation of pension and other post-employment benefit liabilities as of December 31 is as follows:

	2006	2005	2004
Present value of funded obligations	(351,258)	(308,875)	(311,194)
Present value of unfunded obligations	(68,049)	(63,843)	(56,539)
Fair value of plan assets	362,335	301,316	254,243
Unrecognized actuarial gains (losses)	3,501	9,946	11,727

Net post-employment benefit liabilities	(53,471)	(61,456)	(101,763)

(-) Current	4,822	1,701	11,097

Long term	(48,649)	(59,755)	(90,666)

The portion of actuarial gains or losses to be recognized as income or expense is the amount of unrecognized gains and losses that exceed, in each year, the higher of the following amounts:

(i)	10% of the present value of the total actuarial obligation of the defined benefit; and
(ii)	10% of the fair value of plan assets.

The portion that exceeds such limits will be annually amortized dividing its amount by the remaining average length service estimated for the plan’s participants.

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	8,967	8,501	8,189
Cost of interest	40,878	40,332	37,927
Expected return on assets	(46,595)	(38,266)	(27,995)
Amortization of actuarial gain (losses)	963	753	867
Employees’ contributions	(2,890)	(3,552)	(3,966)

Total expenses in the year	1,323	7,768	15,022

Changes in net pension and other post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liability at beginning of year	(61,456)	(101,763)	(101,329)
Expenses in the year	(1,323)	(7,768)	(15,022)
Company’s contributions in the year	5,938	8,513	12,858
Benefits paid in the year	224	3,479	1,730
Adjustment to the present value of obligations/other adjustments	3,146	36,083	—

Net liability at end of year	(53,471)	(61,456)	(101,763)

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value - 10.8% per year

•	Expected long-term rate of return on assets - 13.2% per year

•	Projected average salary growth rate - 6.6% per year

•	Inflation rate (long term) - 4.5% per year

•	Medical services growth rate - 7.6% per year

Biometric assumptions used:

•	Mortality table - AT 1983 basic rated down by 10% (*)

•	Turnover table - adjusted Towers Perrin

•	Disabled mortality table - RRB 1983

•	Disability table - amended RRB 1944 rated

(*)	For life insurance benefit, the CSO-80 mortality table was used

19    Shareholders’ equity

(a) Capital

At December 31, 2006, the capital is comprised of 105,952,000 (2005 - 52,976,000) shares without a par value, of which 35,409,306 (2005 - 17,704,653) are common and 70,542,694 (2005 - 35,271,347) are preferred shares.

Preferred shares have no voting rights and have priority in the distribution of dividends and in the reimbursement of capital in the event of liquidation of the Company.

(b) Reserves

The Extraordinary Shareholders’ Meeting held on April 28, 2006 approved amendment to article 34 of the bylaws so that the Company has only one profit reserve, named “Reserve for Working Capital and Conservation and Improvement of Installations”. With this amendment, the Company’s bylaws establish that the balance of the retained earnings account shall be allocated to the “Reserve for Working Capital and Conservation and Improvement of Installations”, after distribution of dividends, up to the limit of the capital.

(c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares.

(d) Interest on capital and dividends

Interest on capital, in the amount of R$ 106,296 (2005 - R$ 112,771 and 2004 - R$ 93,161), was calculated according to the limits established by Law No. 9,249/95.

In addition, dividends in the amount of R$ 12,431 were paid on December 27, 2006.

Interest on capital and dividends are calculated as follows:

	2006	2005	2004
Net income of the Parent Company	323,549	325,477	317,891
Legal reserve (5%)	(16,177)	(16,274)	(15,895)

Calculation basis for dividends	307,372	309,203	301,996

Total interest on capital	106,296	112,771	93,161

Total interest on capital, net of withholding income tax (IRRF)	90,352	95,855	79,187
Dividends	12,431	19,611	17,516

Total distributed dividends and interest on capital (net of IRRF)	102,783	115,466	96,703

20    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries, affiliates and other related parties.

As of December 31, 2006 and 2005 amounts referring to these operations are as follows:

	Parent Company and consolidated
Guaranteed company	2006	2005	Maturity
	—	9,872	2006
	11,763	—	2007

EMCA (2)	11,763	9,872

	—	20,036	2006
	19,719	65	2007

IASA (2)	19,719	20,101

IPQ (3)	40,500	75,350	2008

REFINARIA (1)	120,000	—	2007

	—	409	2006
	1,618	3,186	2007
	2,041	—	2008
	7,874	1,543	2010

TROPICAL (2)	11,533	5,138

	203,515	110,461

IASA	- Ipiranga Asfaltos S.A.
IPQ	- Ipiranga Petroquímica S.A.
EMCA	- Empresa Carioca de Produtos Químicos S.A.
TROPICAL	- Tropical Transportes Ipiranga Ltda.
REFINARIA	- Refinaria de Petróleo Ipiranga S.A.

(1)	A company controlled by members of the same families that control the Company
(2)	Entity consolidated by the Company
(3)	Entity equity accounted by the Company following the equity method

21    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

(a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

The exposure to fluctuations in exchange rates is as follows.

	2006	2005
Amounts in US$ thousand
Loans and financing	65,419	180,029
Swap transactions	—	(36,775)

Net exposure	65,419	143,254

Amounts in ¥ thousand
Loans and financing	—	3,464,393
Swap transactions	—	(3,464,393)

Net exposure	—	—

Rates as of December 31, 2005 = R$ 2.3407/US$ and R$ 0.01983/¥.

Rates as of December 31, 2006 = R$ 2.1380/US$

(b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

(c) Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

The Company continuously monitors the market interest rates in order to evaluate the need for hedging against the volatility of these rates.

(d) Financial income (expenses)

	2006	2005	2004
Financial income
Interest and monetary variation	56,543	64,215	74,124
Exchange variation	98	3,179	32,560
Other income	501	406	444

	57,142	67,800	107,128

Financial expenses
Interest and monetary variation	(72,297)	(36,483)	(43,823)
Exchange variation	47,851	28,368	(1,676)
Losses on swap transactions	(32,786)	(29,294)	(42,588)
Taxes (*)	(4,570)	(5,692)	(10,041)
Early retrieval of premium Notes	(14,222)	—	—
Other expenses	(6,185)	(2,479)	(2,663)

	(82,209)	(45,580)	(100,791)

Financial income (expenses), net	(25,067)	22,220	6,337

(*)	This refers to IOF and IR on foreign payments.

22     Nonoperating income (expenses)

	2006	2005	2004
Nonoperating income
Gain on change in equity interest (Note 4)	58,136	—	—
Gain on sale of property and equipment	12,941	7,938	11,836
Other	6,085	2,557	—

	77,162	10,495	11,836

Nonoperating expenses
Provision for impairment on investment (Note 12)	(64,541)	—	(190)
Loss on sale and write-off of property and equipment	(17,421)	(9,985)	(13,854)
Reversion (provision) for losses in property, plant and equipment—exploration right	10,318	(208)
Provision for loss on property, plant and equipment	—	—	(10,221)
Other	(1,788)	(3,171)

	(73,432)	(13,364)	(24,265)

	3,730	(2,869)	(12,429)

23     Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24     Subsequent events

Acquisition of Ipiranga

On April 18, 2007, Ultrapar Participações S.A. for itself, and also as a commission agent of Braskem S.A. and Petróleo Brasileiro S.A. - Petrobras, acquired for R$ 2,113,107, from the controlling shareholders of Petróleo Ipiranga Group, 66.2% common shares and 13.9% preferred shares issued by Refinaria de Petróleo Ipiranga S.A. (“RPI”), 69.2% common shares and 13.5% preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”), and 3.8% common shares and 0.4% preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”). Of the total amount, Braskem and Petrobras paid R$ 1,394,675 under the terms of the commission among the parties.

Under the terms of the agreement among Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned below are finalized, Ultrapar will hold the distribution of fuel and lubricants in the Southern and Southeastern Regions (“South Distribution Assets”); Petrobras will hold the distribution of fuel and lubricants in the Northern, Northeastern and Central-Western regions (“North Distribution Assets”); and Brasken and Petrobras will hold 60% and 40%, respectively, of the petrochemical assets, represented by Ipiranga Química S.A. (“IQ”), its subsidiary Ipiranga Petroquímica SA (“IPQ”) and by the interest of the latter in Copesul—Companhia Petroquímica do Sul (“COPESUL”) (“Petrochemical Assets”). Assets related to oil refining held by RPI will be equally shared by Petrobras, Ultrapar and Braskem.

In the same agreement the parties established that Ultrapar is responsible for conducting a corporate restructuring in the companies acquired to separate the assets assigned to each acquiring company. The stages are as follows:

a)	Public Tag Along Offering to acquire common shares issued by RPI, DPPI, CBPI and IPQ held by other shareholders;

b)	Merger into Ultrapar of the preferred and any remaining common shares issued by RPI, DPPI and CBPI;

c)	Segregation of assets by means of: (i) capital reduction of RPI and CBPI to transfer the Petrochemical Assets directly to Ultrapar, for subsequent transfer to Braskem and Petrobras, under the terms of the commission, and (ii) spin-off of CBPI to transfer the North Distribution Assets to a company controlled by Petrobras.

On April 17, 2007, CADE (Economic Defense Council) issued an Injunction to maintain conditions that would allow to revert the asset acquisition by Braskem and Petrobras, as described in the Significant Event Notice published on April 18, 2007. The provisions related to Petrochemical Assets were reviewed on April 25, 2007 in the decision approved by CADE, with signature by Braskem of agreement for protection of reversibility of operation (APRO).

With said changes, CADE acknowledges the maintenance of the minority interest of Petrobras in COPESUL after the acquisition. In relation to fuel distribution, CADE granted 10 days so that Petrobras and Ultrapar present an alternative corporate governance model that preserves competition within the industry.

25	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I - Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

(a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços - Disponibilidade Interna - IGP-DI” index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment has been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

(b) Capitalization of interest during construction in progress

Under Brazilian GAAP, prior to 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.
Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates excluding foreign exchange gains or losses.

(c) Pension and other post-employment benefits

(c.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

(c.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petroleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions” and, as from December 31, 2006, following SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No. 158 the funded status of the other postretirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as result of: (i) that the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize an additional minimum liability, and (ii) the recognition, as from December 31, 2006, as a liability for U.S. GAAP purposes, of the funded status against accumulated other comprehensive income.

(d) Tax incentives

Under Brazilian GAAP, tax incentives are accounted for directly as an increase in a capital reserve account in shareholders’ equity. The Company records the taxes as expense in the consolidated statement of income for the amounts that would be due absent the benefit, and recognizes a reduction in the tax payable against the capital reserve.

For U.S. GAAP reconciliation purposes the amount of those incentives is recognized as reduction of the tax expense directly in the statement of income.

(e) Accounting for derivative financial instruments

As mentioned in Note 21, the Company has entered into swap transactions. Under Brazilian GAAP swaps are valued at its accrued amount determined as the difference as the amount receivable and the amount payable under the swap. The amounts receivable and payable are computed as their respective notional amount plus accrued charges based on their contractual terms.

Under U.S. GAAP, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” established accounting and reporting standards requiring that all derivative instruments be recorded in the balance sheet as either an asset or a liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not accounted for any derivative instrument following hedge accounting.

The reconciliation presents the differences resulting from valuing the swaps at fair value under U.S. GAAP as opposed to valuing them at the accrued amount used under Brazilian GAAP. As of December 31, 2006 no significant difference was identified between the accrued amount and the fair value.

(f) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are considered probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

(g) Accounting for asset retirement obligation

Under Brazilian GAAP, the Company’s practice is to expense amounts relating to retirement of certain assets as incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143, “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

(h) Gain on change in equity interest in Maxfácil

In December 2006, the business recognized a capital gain, in the amount of R$ 58,136, regarding the gain on change in equity interest in Maxfácil as described in Note 4.

The gain has been determined as a result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil.

Under U.S. GAAP, considering that Maxfácil is a newly formed entity, the Company believes it does not meet the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

(i) U.S. GAAP adjustments on net equity and net income of affiliates

The investments in Termogaúcha - Usina Termelétrica S.A., Ipiranga Química S.A. (“IQ”), and Transportadora Sulbrasileira de Gás S.A. (“TSB”) are accounted under the equity method under Brazilian GAAP.

Such investment would also be accounted for following the equity method under U.S. GAAP.

Differences between net equity and net income of the affiliates correspond mainly to: accounting for deferred charges, accounting for business combination and goodwill, accounting for pension and other post-employment benefits, revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, recognition of tax incentives, accounting for derivative financial instruments, accounting for dividends and interest on capital, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

(j) Accounting for convertible debentures issued by Ipiranga Química S.A. and related warrants

j.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by IQ described in Note 7 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. The company accounted for the convertible debentures in accordance with FAS 115 “Accounting for Certain Investments in Debt and Equity Securities” and classified the instrument as a trading security. At the date of issuance, the total amount of the proceeds equals the fair value of the instrument so there is no GAAP difference at initial recording.

However, the convertible debenture was marked to market at every reporting period with charges to the statements of income for US GAAP purposes, creating a difference in valuation of the convertible instrument for US GAAP of R$ 21 million at the date of the modification of the terms.

j.2) Accounting for the modification of terms of the debentures and issuance of warrants

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other terms of the debentures have been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for.

For U.S. GAAP purposes, the Company has also classified the new debt instrument received as a trading security under FAS 115. In addition, the Company has concluded that the fair value of the warrant and non-convertible debenture received approximates the fair value of the convertible debenture prior to modification. Therefore, upon modification the Company recorded the warrant and debt at their fair values with no gain or loss recognized.

After the modification, the Company continued to mark to market the non-convertible debt instrument with charges to the statement of income. The warrant does not meet the definition of a derivative under SFAS 133, so it is accounted for under the cost method.

The US GAAP reconciliation reflects the difference in the mark to market of the convertible debt instrument through the date of modification, and of the non-convertible debt instrument after the modification, compared to the amortized cost value recorded for Brazilian GAAP purposes.

(k) Accounting for refunds

The Company and its subsidiary CBPI offer to certain of their customers refunds in cash if they meet a specified cumulative volume of sales over a specified period of time. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” , a Company should recognize a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced customers to which the refund is offered and the reduced historical experience, the Company believes that it cannot reasonably estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP a liability is recognized for the maximum potential amount of the refund.

(l) Goodwill and business combinations

Under Brazilian GAAP assets and liabilities of entities acquired are reflected at book values. Goodwill is determined as the excess of purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited limited to 10 years.

In July 1998, the Company made a capital contribution to IQ. Under Brazilian GAAP, such transaction generated goodwill at the date of the transaction in the amount of R$ 49,393 and resulted in obtaining an interest in IQ of 41.47%.

Goodwill under Brazilian GAAP was totally amortized as of December 31, 2006 and 2005.

Under U.S. GAAP, business combinations are accounted for following the purchase method. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of long-term assets. As from January 1, 2002 goodwill is not amortized but is tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and investment in equity investees, (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in investees, and (iii) the related deferred tax effects.

m) Provision for dividends and interest on capital

Under Brazilian GAAP, at each balance sheet date the Board of Directors is required to propose a dividend distribution which, if not yet paid during the year, is accrued as a liability in the financial statements.

Under US GAAP, since proposed dividends in excess of the mandatory minimum dividend required to be paid by by-laws may be ratified or modified at the annual Shareholders’ Meeting, such proposed dividends in excess of the mandatory minimum dividends are not considered declared at the balance sheet date and therefore are not accrued. However, dividends accrued or interest on own capital already paid is considered declared for US GAAP purposes. Dividends declared as of December 31, 2004 exceeded mandatory minimum dividends and for that reason the provision for dividends recorded under Brazilian GAAP in excess of mandatory minimum dividends is being reverted in the reconciliation to US GAAP.

At December 31, 2006 and 2005 all dividends declared for the year were paid before year-end.

II-	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 25.I.		2006	2005
Net income as reported under Brazilian GAAP			323,549	325,477
Inflation accounting: property, plant and equipment—incremental depreciation	(a	)	(21,276)	(23,741)
Deferred tax effects			7,234	8,072

			(14,042)	(15,669)

Pension and other post-employment benefits:	(c	)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP			(7,985)	(40,307)
Recognition of net periodic pension cost for other post-retirement benefits under US GAAP			(9,823)	(6,241)
Deferred tax effects			6,055	15,825

			(11,753)	(30,723)

Accounting for asset retirement obligation	(g	)	229	1,189
Deferred tax effects			(78)	(404)

			151	785

Capitalization of interest costs during construction	(b	)	1,455	869
Deferred tax effects			(495)	(295)

			960	574

Fair value of guarantees under FIN 45	(f	)	(482)	2,999
Deferred tax effects			164	(1,020)

			(318)	1,979

Accounting for derivative financial instruments	(e	)	748	(6,604)
Deferred tax effects			(254)	2,245

			494	(4,359)

Gain on change in equity interest in Maxfácil	(h	)	(58,136)	—

Tax incentives	(d	)	—	600

Accounting for refunds	(k	)	2,346	1,650
Deferred tax effects			(798)	(561)

			1,548	1,089

Goodwill and business combinations:	(l	)
Reversal of amortization of goodwill under Brazilian GAAP			—	4,026
Fair value allocated to assets of IPQ—Amortization			(498)	(497)
Deferred tax effects			169	169
Fair value allocated to investments of IPQ in Copesul—Equity in income			5,163	5,164
Deferred tax over tax deductible goodwill			—	(1,369)

			4,834	7,493

Accounting for convertible debentures issued by IQ and warrants received by the Company	(j	)
Change in fair value of convertible debentures from January 1, 2005 to date of modification (October 2005)			—	(64,745)
Deferred tax effects			—	22,013

			—	(42,732)

U.S. GAAP adjustments on net equity and net income of affiliates	(i	)	(11,733)	142,938

Net income under U.S. GAAP			235,554	387,452

III -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 25.I.		2006	2005
Shareholders’ equity as reported under accounting practices adopted in Brazil			1,555,165	1,350,342
Inflation accounting: Property, plant and equipment—incremental depreciation	(a	)	14,078	35,354
Deferred tax effects			(4,786)	(12,020)

			9,292	23,334

Pension and other post-employment benefits:	(c	)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP			53,471	61,456
Recognition of other post-retirement liabilities under US GAAP			(60,445)	(50,622)
Deferred tax effects			2,371	(3,684)
Effects on other comprehensive income due to additional minimum liability			—	(575)
Deferred tax effects			—	196
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income			(2,114)	—
Deferred tax effects			719	—

			(5,998)	6,771

Accounting for asset retirement obligation	(g	)	(79,619)	(79,848)
Deferred tax effects			27,070	27,148

			(52,549)	(52,700)

Capitalization of interest costs during construction	(b	)	8,922	7,467
Deferred tax effects			(3,033)	(2,539)

			5,889	4,928

Fair value of guarantees under FIN 45	(f	)	(1,386)	(904)
Deferred tax effects			471	307

			(915)	(597)

Accounting for derivative financial instruments	(e	)	—	(748)
Deferred tax effects			—	254

			—	(494)

Accounting for refunds	(k	)	(7,298)	(9,644)
Deferred tax effects			2,481	3,279

			(4,817)	(6,365)

Goodwill and business combinations:	(l	)
Fair value allocated to assets of IPQ, net of amortization			1,340	1,838
Deferred tax effects			(456)	(625)
Fair value allocated to investments of IPQ in Copesul			(10,330)	(15,493)
Recognition of goodwill under U.S. GAAP			90,331	90,331
Amortization of goodwill under U.S. GAAP up to 2001			(24,127)	(24,127)
Deferred tax over tax deductible goodwill			(12,302)	(12,302)

			44,456	39,622

Accounting for convertible debentures issued by IQ and warrants received by the Company	(j	)
Fair value of the difference between cost and fair value of convertible debenture as of December 31, 2004			85,836	85,836
Change in fair value convertible debenture from January 1, 2005 to date of modification (October 2005)			(64,745)	(64,745)
Deferred tax effects			(7,171)	(7,171)

			13,920	13,920

U.S. GAAP adjustments on net equity and net income of affiliates	(i	)	129,337	141,071

Shareholders’ equity under U.S. GAAP			1,693,780	1,519,832

IV -	Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	2006	2005
Shareholders’ equity under U.S. GAAP as of beginning of the year	1,519,832	1,271,247
Net income	235,554	387,452
Gain on change in equity interest in Maxfácil	58,136	—
Dividends and interest on own capital	(118,727)	(132,382)
Dividends proposed in 2004 in excess of mandatory minimum and declared in 2005 (Note 25.I.m)	—	(6,105)
Effects on other comprehensive income due to additional minimum liability	—	(380)
Effect of adoption of SFAS 158 on accumulated other comprehensive income	(1,015)	—

Shareholders’ equity under U.S. GAAP as of the end of the year	1,693,780	1,519,832

Comprehensive income (under SFAS 130):
Net income	235,554	387,452
Effects on other comprehensive income due to additional minimum liability	—	(380)

Total comprehensive income	235,554	387,072

V -	Additional disclosures required by U.S. GAAP

(a) Earnings per share

Under Brazilian GAAP, net income per share is calculated on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP earnings per share is retroactively restated to reflect in all periods presented the effect of stock dividends. During 2006 a stock split has been approved for one new share per existing share. Earnings per share has been retroactively restated to reflect the effect of such stock dividend.

Since the preferred and common shareholders have different dividends and voting rights (see Note 19), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes. The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	December 31, 2006
	Common	Preferred	Total
Undistributed net income	36,606	80,221	116,827
Distributed net income (dividends and interest on capital)	37,202	81,525	118,727

Numerator	73,808	161,746	235,554

Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	35,409	70,543	105,952
Basic and diluted earnings per share	2.0844	2.2929

	December 31, 2005
	Common	Preferred	Total
Undistributed net income	79,923	175,147	255,070
Distributed net income (dividends and interest on capital)	41,480	90,902	132,382

Numerator	121,403	266,049	387,452

Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	35,409	70,543	105,952
Basic and diluted earnings per share	3.4286	3.7715

(b) Statement of cash flows

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	2006	2005	2004
Cash flows from operating activities
Net income	323,549	325,477	317,891
Adjustment to reconcile net income to cash provided by operating activities:
Equity in affiliates	(87,056)	(76,463)	(74,715)
Amortization of goodwill	2,164	4,026	20,491
Depreciation and amortization	91,915	84,392	80,714
Net loss on permanent assets written off or sold	4,480	2,047	2,018
Deferred income and social contribution taxes	(35,251)	(19,015)	(14,902)
Provision (reversal of provision) for contingencies	597	40,867	(6,941)
Provision (reversal of provision) for post-employment benefits	(7,985)	(40,307)	434
Allowance for doubtful accounts	1,892	7,047	5,410
Reversal of provision for loss on investments	—	—	(73,578)
Provision for loss on investments (note 12(i))	64,541	—	—
Provision for loss on tax incentive investments	280	337	192
Exchange/montery variation and interest – on assets	(30,246)	(33,054)	(30,234)
Exchange/montery variation and interest – on liabilities	27,021	(46,233)	45,365
Escrow deposits	1,898	(2,349)	(18,823)
(Increase) decrease in accounts receivable	(68,582)	(144,940)	(146,873)
(Increase) decrease in accounts receivable from related companies	(1,395)	1,939	45,308
(Increase) decrease on inventories	(40,813)	(46,543)	(95,844)
Increase (decrease) on suppliers	(34,725)	17,076	101,250
Accrued interest	5,972	1,545	(15,042)
Increase (decrease) on accounts payable to related companies	1,049	266	(8,256)
(Increase) decrease on other assets	2,266	17,797	9,565
Increase (decrease) on other liabilities	(25,419)	5,487	50,528

Cash flows from operating activities	196,152	99,399	193,958

Cash flows from investing activities
Additions to investment	(3,848)	(8,087)	(19,710)
Sales of permanent assets	31,518	17,299	46,137
Addition to property and equipment	(148,112)	(130,463)	(131,880)
Additions to deferred charges	(1,736)	(611)	(567)
Repayment of debentures from related companies	101,062	—	—
Loans to customers	(183,701)	(169,889)	(165,980)
Loans repaid from customers	176,875	157,906	137,110
Investments in restricted temporary investments	(54,958)	—	—

Cash flows from investing activities	(82,900)	(133,845)	(134,890)

Cash flows from financing activities
New loans and financing obtained	1,207,632	534,410	185,817
Amortization of loans and financing	(1,132,878)	(407,719)	(358,035)
Dividends and interest on capital paid	(118,727)	(173,867)	(69,193)

Cash flows from financing activities	(43,973)	(47,176)	(241,411)

Net increase (decrease) in cash and cash equivalents	69,279	(81,622)	(182,343)

Current cash and cash equivalents:
At the beginning of the year	20,623	102,245	284,588
At the end of the year	89,902	20,623	102,245

Net increase (decrease) in cash and cash equivalents	69,279	(81,622)	(182,343)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	39,996	30,765	34,628
Income taxes	30,085	68,086	58,196
Non-cash investing and financing activities	—	—	—

Refinaria de Petróleo

Ipiranga S.A.

Unaudited Interim Financial Information for the

Six-Month Periods Ended

June 30, 2007 and 2006

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED BALANCE SHEET AS OF JUNE 30, 2007 AND

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006

(In thousands of Brazilian reais—R$)

ASSETS	June 30, 2007	December 31, 2006
CURRENT ASSETS
Cash and cash equivalents	7,533	91,827
Short term investments	—	9,480
Derivatives	—	18,889
Trade accounts receivable	961	634,035
(-) Allowance for doubtful accounts	—	(34,722)
(-) Restricted export drafts	—	(149,758)
Receivables from related parties	25,064	23,460
Recoverable taxes	21,892	92,574
Deferred income and social contribution taxes	—	10,534
Dividends/Interest on capital receivable from affiliates	—	70,599
Inventories	97,290	476,884
Other current assets	9	13,164
Prepaid expenses	727	10,877

	153,476	1,267,843

NONCURRENT ASSETS
Long-term assets
Restricted temporary cash investments	—	237
Trade accounts receivable	—	17,818
(-) Allowance for doubtful accounts	—	(15,054)
Recoverable taxes	—	151,265
Deferred income and social contribution taxes	—	140,726
Other long-term assets	134	9,852
Judicial deposits	286	8,900
Prepaid expenses	—	1,324

PERMANENT ASSETS
Investments in affiliates	706,248	239,065
Warrants	28,989	28,989
Goodwill on subsidiaries	—	62,284
Other investments	392	4,358
Property, plant and equipment, net	35,788	999,361
Deferred charges, net	—	18,213

	771,837	1,667,338

TOTAL	925,313	2,935,181

The accompanying notes are an integral part of this unaudited interim financial information.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED BALANCE SHEET AS OF JUNE 30, 2007 AND

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006

(In thousands of Brazilian reais—R$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	June 30, 2007	December 31, 2006
CURRENT LIABILITIES
Loans and financing	51,748	202,278
Derivatives	—	6,704
Trade accounts payable	1,813	706,564
Taxes payable	8,637	59,018
Deferred income and social contribution taxes	—	8,721
Dividends payable and interest on capital	351	94,485
Provision for contingencies	668	10,014
Provision for pension and post-employment benefits	3,857	4,086
Payables to related parties	44,954	33,575
Debentures payable to related parties	—	23,593
Payable for the acquisition of acquisition of warrants	35,851	33,818
Payroll and related charges payable	1,942	39,355
Other current liabilities	2,328	27,450

	152,149	1,249,661

NONCURRENT LIABILITIES
Loans and financing	—	620,279
Provision for contingencies	1,124	11,818
Provision for pension and post-employment benefits	36,522	47,267
Debentures payable to related parties	—	77,747
Taxes payable	25,306	41,130
Deferred income and social contribution taxes	—	29,412
Other long-term liabilities	—	3,753

	62,952	831,406

MINORITY INTEREST	—	279,486

SHAREHOLDERS’ EQUITY
Capital	475,000	365,000
Revaluation reserve	6,186	6,186
Profit reserves	96,114	203,442
Retained earnings	132,912	—

	710,212	574,628

TOTAL	925,313	2,935,181

The accompanying notes are an integral part of this unaudited interim financial information.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED INTERIM STATEMENTS OF INCOME FOR THE SIX-MONTH PERIOD ENDED

JUNE 30, 2007 AND UNAUDITED ITERIM CONSOLIDATED STATEMENTS OF INCOME FOR

SIX-MONTHS PERIOD ENDED JUNE 30, 2006

(In thousands of Brazilian reais—R$)

	2007	2006
GROSS SALES AND SERVICES	1,892,267	2,805,179
Taxes, discounts and returns	(488,369)	(765,501)

NET SALES AND SERVICES	1,403,898	2,039,678
Cost of sales and services	(1,140,349)	(1,670,770)

GROSS PROFIT	263,549	368,908

OPERATING (EXPENSES) INCOME
Selling	(60,081)	(93,081)
General and administrative	(46,098)	(69,933)
Other operating income, net	(6,180)	10,537

	(112,359)	(152,477)

OPERATING INCOME BEFORE FINANCIAL ITEMS	151,190	216,431
Financial income (expenses), net	(2,584)	(29,601)
Nonoperating income (expenses), net	(444)	(1,291)

	(3,028)	(30,892)
INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	148,162	185,539

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(40,829)	(46,967)
Deferred	(1,090)	13,637

	(41,919)	(33,330)

INCOME BEFORE EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	106,243	152,209
Equity in affiliates and goodwill amortization	69,110	10,332
Profit sharing	(1,713)	(2,898)
Minority interest	(40,728)	(66,485)

NET INCOME	132,912	93,158

The accompanying notes are an integral part of this unaudited interim financial information.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED INTERIM STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 AND

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF

CHANGES IN FINANCIAL POSITION FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006

(In thousands of Brazilian reais—R$)

	2007	2006
SOURCES OF FUNDS
From operations
Net income	132,912	93,158
Items not affecting working capital
Minority interest	(279,486)	42,293
Provision for pension and post-employment benefits	(10,745)	1,071
Allowance for doubtful accounts	(15,054)	(1,368)
Depreciation and amortization	24,518	35,673
Net book value of permanent assets written off or sold	28	23,595
Equity in affiliates	(69,110)	(10,332)
Reversal of deferred income and social contribution taxes	111,314	5,072
Provision for contingencies	(10,694)	(1,923)
Others	2,383	187

	(113,934)	187,426
From third parties:
Decrease in permanent assets	957,917	—
Increase in long-term liabilities	—	5,355
Interest on capital received	—	14,445
Decrease in long-term assets	188,976	—

	1,146,893	19,800

Total of sources	1,032,959	207,226

USES OF FUNDS
Investments	332,211	174
Property, plant and equipment	—	45,184
Increase in noncurrent assets	—	8,187
Decrease in long-term liabilities	717,603	238,877
Deferred charges	—	3,950

Total of uses	1,049,814	296,372

INCREASE (DECREASE) IN WORKING CAPITAL	(16,855)	(89,146)

REPRESENTED BY
Current assets:
At end of year	153,476	995,964
At beginning of year	1,267,843	875,855

INCREASE	(1,114,367)	120,109

Current liabilities:
At end of year	152,149	1,232,365
At beginning of year	1,249,661	1,023,110

INCREASE (DECREASE)	(1,097,512)	209,255

INCREASE (DECREASE) IN WORKING CAPITAL	(16,855)	(89,146)

The accompanying notes are an integral part of this unaudited interim financial information.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 AND

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands of Brazilian reais—R$)

	Capital	Revaluation reserves	Profit reserves	Retained earnings	Total shareholders’ equity
BALANCE AS OF DECEMBER 31, 2005	180,000	6,186	242,214	—	428,400
Capitalization of reserves	185,000	—	(185,000)	—	—
Net income	—	—	—	93,158	93,158

BALANCE AS OF JUNE 30, 2006 (unaudited)	365,000	6,186	57,214	93,158	521,558

Net income	—	—	—	71,082	71,082
Distribution of net income to:
Legal reserve	—	—	8,201	(8,201)	—
Unrealized profit reserve	—	—	28,960	(28,960)	—
Statutory reserves	—	—	109,067	(109,067)	—
Interest on capital	—	—	—	(17,889)	(17,889)
Other	—	—	—	(123)	(123)

BALANCE AS OF DECEMBER 31, 2006	365,000	6,186	203,442	—	574,628

Capital increase	110,000	—	(110,000)	—	—
Net income	—	—	—	132,912	132,912
Unrealized profit adjustment	—	—	2,672	—	2,672

BALANCE AS OF JUNE 30, 2007 (unaudited)	475,000	6,186	96,114	132,912	710,212

The accompanying notes are an integral part of this unaudited interim financial information.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE UNAUDITED INTERIM FINANCIAL INFORMATION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(Amounts in thousands of Brazilian reais—R$, unless otherwise stated)

1.    Operations

Refinaria de Petróleo Ipiranga S.A. (the “Company”) is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA). Until April 18, 2007, the Company was controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”), for itself and also as commission agent of Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of the Petroleo Ipiranga companies, 66.2% of the common shares and 13.9% of preferred shares issued by the Company, 69.2% of the common shares and 13.5% of the preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) and 3.8% of the common shares and 0.4% of the preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”).

The Company is primarily engaged in oil refining and sale of its by-products.

2.    Presentation of financial statements

These consolidated financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP). The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding Company’s stand-alone financial statements as of December 31, 2006, have been adjusted with respect to the financial statements for statutory purposes to include in Note 24 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and generally accepted accounting principles in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate its understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes among others. Actual results could differ in relation to these estimates.

3.    Summary of significant accounting practices

Accounting practices adopted in Brazil (Brazilian GAAP) to record transactions and prepare the financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP. See Note 24 for a discussion of these differences and a reconciliation of consolidated shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying financial statements:

a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of three months or less when acquired and readily convertible to cash).

b) Short - term investments and derivatives

Short-term investments correspond to temporary investments. Derivative instruments included swap transactions and options which are recorded at cost plus accrued income or expense based on the contractual rates included in each agreement.

c) Allowance for doubtful accounts

The Company’s management has individual customer credit information, enabling it to assess customers ability to pay. The allowance is recognized in an amount considered sufficient to cover probable losses on realization of accounts receivables.

d) Restricted export drafts

Correspond to receivables from exports to customers that have been transferred to financial institutions as repayment of export pre-financing or post-financing obtained.

e) Inventories

Stated at the lower of average acquisition or production cost or market or estimated net realizable value.

f) Investments in subsidiaries and goodwill

Accounted following the equity method with a corresponding entry to income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years, the estimated period of realization.

g) Property, plant and equipment

Stated at acquisition or construction cost, monetarily restated through December 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets.

h) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loan were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

i) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

j) Deferred income and social contribution taxes

Calculated on temporary differences and tax loss carryforwards using the income and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next ten years as established by CVM Instruction No. 371/02.

k) Provision for contingencies

Recorded for contingent whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The accrual is recorded based on the estimated costs upon the final resolution of lawsuits.

l) Provision for other post-employment benefit obligations

Pension and other post-employment benefits liabilities to employees, retirees and pensioners (net of assets of the benefit plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

m) Other assets and liabilities

Other assets and liabilities, classified as current and noncurrent, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

n) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (noncurrent interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

o) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Revenue from sale of services is recognized when services are provided. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at official indexes and rates, applicable to current and noncurrent assets and liabilities and, when applicable, the effects of adjustments of assets to market or realizable value.

4.    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries as of December 31, 2006 and as of June 30, 2006 and for the six-months then ended:

	Ownership interest—%(****)
	Location		Direct	Indirect
Ipiranga Química S.A.	Brazil		58.5269

Through Ipiranga Química S.A.:
Ipiranga Petroquímica S.A.(***)	Brazil			92.3863
Isatec - Pesquisa, Desenvolvimento e Análises Químicas Ltda.	Brazil			100.0000
Forlab Chitec S.A. Comércio Internacional	Brazil			—
Ipiranga Química Armazéns Gerais Ltda.	Brazil			99.8500

Through Ipiranga Petroquímica S.A.
IPQ Petroquímica Chile S.A.	Chile			100.0000
Ipiranga Petroquímica Chile Ltda.	Chile			100.0000
Ipiranga S.A. (Argentina)	Argentina			100.0000
Natal Trading Ltd.	BVI	(*)		100.0000
COPESUL(**)	Brazil			29.4600

(*)	BVI—British Virgin Islands.
(**)	COPESUL is a jointly-controlled entity which under Brazilian GAAP is proportionately consolidated.
(***)	On December 26, 2006, Ipiranga Petroquímica S.A. (“Ipiranga Petroquímica” or “IPQ”) repurchased all its shares held up to such date by the minority shareholder International Finance Corporation-IFC and those shares were cancelled. As a result the interest of shareholders other than IFC in Ipiranga Petroquímica increased. The interest of Ipiranga Química S.A. (“Ipiranga Química”) increased from 88.4800% to 92.32863%.
(****)	The interest of the Company in such subsidiaries remained the same as of June 30, 2007. However, as further explained below the subsidiaries are not consolidated as from April 18, 2007 but accounted for following the equity method.

The following practices were adopted in the preparation of the consolidated financial statements:

(a) Intercompany balances, transactions and unrealized profit have been eliminated.

(b) Minority interest in subsidiaries is presented in a separated caption.

(c)	Assets and liabilities, revenues and expenses of the jointly-controlled entity Copesul were included in the consolidated financial statements in proportion to the investor’s interest in the investee’s capital, pursuant to CVM Instruction No. 247/96. The consolidated balance sheet as of December 31, 2006 and statement of income for the six-month period ended June 30, 2006 of the jointly-controlled entity Copesul are presented on a condensed basis in note 24 I e).

Non consolidation of subsidiaries as from April 18, 2007

As commented in Note 1, on April 18, 2007 Ultrapar together with Braskem and Petrobras, acquired from controlling shareholders of the Petroleo Ipiranga companies 66.2% of common shares and 13.2% of preferred shares of the Company, 69.2% of common shares and 13.5% of preferred shares of DPPI, and 3.8% of common shares and 0.4% of preferred shares of CBPI.

Under the terms of the agreement between Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned in Note 1 are finalized, Ultrapar will hold the control of the distribution of fuel and lubrificants located in the South and Southeast regions of Brazil (“South Distribution Assets”), Petrobras will hold the control of the distribution of fuel and lubrificants located in the North, Northeast and Center West regions of Brazil (“North Distribution Assets”) and Braskem will and Petrobras will hold 60% and 40%, respectively, of the petrochemical assets, represented by Ipiranga Química, its subsidiary Ipiranga Petroquímica and by the interest of the latter in Copesul—Companhia Petroquímica do Sul (Copesul) (“Petrochemical Assets”). Assets related to the oil refining business carried out by the Company will be equally shared by Petrobras, Ultrapar and Braskem.

The Company continues to have a majority voting interest in Ipiranga Química and its subsidiaries which are part of the Petrochemical Assets. However, the Company does no longer have control over its subsidiaries after April 18, 2007. As part of the acquisition a shareholders agreement has been entered into between Ultrapar, Petrobras and Braskem through which, among other provisions, established that as from April 18, 2007 : (i) it is agreed that the Petrochemical Assets will be controlled by Braskem, (ii) Ultrapar will vote the shares of Ipiranga Química owned by the Company following instructions from Braskem, and (iii) Ultrapar will vote for the members of the Board of Ipiranga Quimica appointed by Braskem and Petrobras.

As a result of the terms of the shareholders agreement Ipiranga Química and its subsidiaries are no longer consolidated in the Company’s financial statements, but rather, the investments in such subsidiaries are accounted for following the equity method since the date of acquisition.

Equity pick-up

Additionally, according to the terms of the agreement between Ultrapar, Braskem and Petrobras, all results generated by Ipiranga Química and DPPI and CBPI into RPI’s equity pick-up, since March 18, 2007, should be transferred, in the case of Ipiranga Química to Braskem and Petrobras , and in the case of DPPI and CBPI to Ultrapar and Petrobras. These transfers should occur upon completion of all steps of the acquisition.

5.    Short term investments

	June 30, 2007	December 31, 2006
Treasury bills (LTF)	—	3,926
Investment funds	—	3,528
Time deposit	—	2,263

	—	9,717
(-) Current	—	9,480

Noncurrent	—	237

6.    Derivatives receivable and payable

Amounts as of December 2006 correspond to operations entered into by COPESUL involving options with respect to U.S. dollars called “box options” as commented below. Its purpose has been to invest cash resources at rates higher than other available investment options. COPESUL also entered into swap operations which were entered into by Fundo de Investimento Financeiro Multimercado Copesul, a fund consolidated by COPESUL, whose custodian and manager is Banco Santander Brasil S.A.

Swaps correspond to cross-currency interest rate swaps by which the Company pays a fixed interest rate and receives a variable rate based on the Interbank Deposit Certificates (CDI) rate.

	Amounts Receivable
	June 30, 2007	December 31, 2006
Swap transactions receivable	—	7,842
Box options	—	11,047

Total	—	18,889

	Payables
	June 30, 2007	December 31, 2006
Swap transactions payable	—	6,704

Total	—	6,704

Box options are combined operations that involve both the purchase and the sale of options in US dollars for the same maturity at a certain price, so that, regardless of the future U.S. dollar rate, the Company knows in advance the net result of such operations providing what the Company views as a fixed return over its investment. The value paid for the options, called premium, corresponds to the amount invested by the Company and the sum redeemed will be the premium plus a pre-fixed rate of return.

7.    Trade accounts receivable

	June 30, 2007	December 31, 2006
Domestic market
Trade notes receivable	961	436,299

Foreign market
Trade notes receivable	—	215,554

	—	651,853
(-) Current	961	634,035

Noncurrent	—	17,818

8.    Related-party transactions

Intercompany transactions are conducted under price and term conditions similar to those adopted for transactions with unrelated parties and are as follows:

	June 30, 2007
	Trade accounts receivable (current)	Trade accounts receivable (noncurrent)	Trade accounts payable (current)	Payable for warrants purchased (b)	Debentures	Sales	Purchases	Financial income (expenses)
Ipiranga Química S.A.	2,478	—	—	—	—	10,500	—	—
Copesul—Companhia Petroquímica do Sul	7,281	—	534	—	—	101,077	360,728	(188)
Copesul International Trading Inc.	—	—	44,270	—	—	—	125,358	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	13,316	—	25	35,851	—	387,338	5,161	(1,511)
Isatec—Pesquisa, Desenvolvimento e Análises Químicas Ltda.	132	—	49	—	—	132	49	—
Tropical Transportes Ipiranga Ltda.	—	—	6	—	—	—	1,616	—
Petróleo Brasileiro S.A.	—	—	70	—	—	—	470	—
Petrobrás Distribuidora S.A.	1,857	—	—	—	—	12,436	—	—
Petrobrás Transportes S.A.—Transpetro	—	—	—	—	—	—	8	—
PIFCO—Petrobras International Finance Co.	—	—	—	—	—	—	51,289	—
Other.	—	—	—	—	—	4,062	6,605	—

Total as of June 30, 2007	25,064	—	44,954	35,851	—	515,545	551,284	(1,699)

Total as of June 30, 2006						439,141	169,375	(26,175)

	December 31, 2006
	Trade accounts receivable (current)	Trade accounts receivable (noncurrent)	Trade accounts payable (current)	Payable for warrants purchased (b)	Debentures	Sales	Purchases	Financial income (expenses)
Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,647	—	737	33,818	58,794	492,086	877	(23,969)
Companhia Brasileira de Petróleo Ipiranga	660	—	1,456	—	42,546	10,663	13,935	(14,740)
Ipiranga Asfaltos S.A.	76	—	—	—	—	1,908	—	—
Empresa Carioca de Produtos Químicos S.A.	27	—	143	—	—	203	2,312	—
Tropical Transportes Ipiranga Ltda.	4	—	226	—	—	8	4,843	—
COPESUL—Companhia Petroquímica do Sul	3,042	—	13,306	—	—	66,191	1,355,896	284
Braskem S.A	11,484	—	719	—	—	810,995	15,195	—
Petróleo Brasileiro S.A.	35	—	11,000	—	—	35	378,612	—
Refinaria Alberto Pasqualini S.A.	1,162	—	5,768	—	—	22,766	195,312	—
Other	3,323	—	220	—	—	3,677	2,820	—

Total as of December 31, 2006	23,460	—	33,575	33,818	101,340	1,408,532	1,969,802	(38,425)

(a)	Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$110,000, and 80,000 Series B debentures, with face value of R$1 each, amounting to R$80,000.

Both series of debentures mature on June 1, 2008.

On June 12, 2003,Distribuidora de Produtos de Petróleo Ipiranga S.A. fully subscribed the Series A debentures and Cia Brasileira de Petróleo Ipiranga fully subscribed the Series B debentures.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (Series A) and every 5 months (Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures was 1.5% per year, as from December 1, 2005. The spread for Series B debentures was 1.0%.

Debentures were convertible into common shares of Ipiranga Química S.A. at any time after their issuance and until their maturity or redemption at the option of the holder.

The conversion price was a fixed amount established in the indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007. No conversion has occurred to date.

(b)	Modification of terms of the debentures and purchase of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, Distribuidora de Produtos de Petróleo Ipiranga S.A., Companhia Brasileira de Petróleo Ipiranga and the Company agreed to hold an Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. to approve a change in the type of debentures, issued by Ipiranga Química S.A. on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) to issue warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of Ipiranga Química in exactly the same terms than the conversion features originally included in the debentures.

Contemporaneously, the parties agreed that Distribuidora de Produtos de Petróleo Ipiranga S.A. would sell for R$29.0 million the warrants obtained to the Company. The amount for the purchase of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

Upon acquisition of the warrants, the Company recognized the cost of R$29.0 million as an asset within Permanent Assets and the corresponding payable to Distribuidora de Produtos de Petróleo Ipiranga S.A. The warrant is recorded at cost by the Company.

(c)	Early partial redemption of the debentures in 2006

The Board of Directors of Ipiranga Química S.A., at the meetings held on May 2, 2006 and December 28, 2006, decided to make an early partial redemption of its debentures, issued on June 1, 2003, considering the financial cost that this debt has been generating for Ipiranga Química S.A.

Funds used to pay for the redemption were received by Ipiranga Química S.A. from its investee Ipiranga Petroquímica S.A. resulting from a reduction in capital approved by it on April 28, 2006 and from distribution of dividends.

Out of the outstanding balance of debentures of R$ 307.0 million, R$ 240.8 million was early redeemed in 2006.

(d)	Warrants

However, upon completion of Company’s acquisition process , as further described in note 1, these warrants should be fully transferred to Braskem and Petrobras, at no value, based on the terms of the agreement entered into by Ultrapar, Braskem and Petrobras.

9.    Inventories

	June 30, 2007	December 31, 2006
Finished products	27,707	175,798
Work in process	6,261	15,802
Raw materials	58,581	101,602
Indirect materials, packaging and storeroom supplies	3,411	67,881
Products and raw materials held by third parties	1,330	45,776
Imports in transit	—	10,250
Goods in transit	—	59,775

	97,290	476,884

10.    Recoverable taxes

	June 30, 2007	December 31, 2006
Income and social contribution taxes	2,937	9,032
IRRF (withholding income tax)	3	13,757
ICMS (state VAT)	—	164,478
IPI (federal VAT)	—	2,199
ILL (tax on net income)	—	15,821
PIS/COFINS (taxes on revenue)	18,784	18,815
State income tax—additional	—	8,170
Other	168	11,567

	21,892	243,839
(-) Current	21,892	92,574

Noncurrent	—	151,265

11.    Income and social contribution taxes

a) Deferred

Considering the uncertainties with respect to future taxable income, as mentioned in Note 1, management maintained the decision of not recording any deferred income and social contribution tax assets as of June 30, 2007, December 31, 2006 or June 30, 2006 for the oil refining business.

On January 1, 2003, the subsidiary Ipiranga Petroquímica S.A. (IPQ) changed the criteria to tax unrealized foreign exchange gains and losses from the accrual basis to the cash basis. Considering the foreign currency exposure of IPQ, the foreign exchange variation significantly influenced the determination of taxable income in prior periods.

Considering the change in the taxation criteria and also considering the then existing economic scenario, the exposure of IPQ to several international market conditions, as well as the operating and business cycles of the petrochemical industry (which has presented significant changes in profit margins in periods which are shorter than most of other industry segments), IPQ management concluded that income projections for periods longer than 3 years may have uncertainty concerning the realization of its assumptions.

As a result of the above, as of December 31, 2004 and 2005 IPQ limited the amounts of deferred tax assets recognized to the amount considered probable to be recovered which was determined to be the amounts to be realized over the subsequent 3 years based on projections of taxable income as of each respective date.

As of December 31, 2006, due to the improvement of macroeconomic condition in Brazil and more accurate projections of the domestic and foreign market variables in the petrochemical industry, management of IPQ reviewed the initial estimate and decided to recognize as deferred tax assets an amount equal to the amounts expected to be realized over the subsequent 10 years based on projections of taxable income.

Recognition of deferred taxes is based on several factors including history of profitability of subsidiaries and budgets, approved by management, which estimates future income for the realization of this asset.

Deferred tax assets and liabilities are as follows:

	June 30, 2007	December 31, 2006
Assets
Income tax—Tax loss carryfowards	—	277,686
Goodwill on purchase of shares by IPQ	—	12,504
Taxes on exports	—	2,011
Offsets—Preliminary injunction	—	—
Provision for pension and other post-employment benefits	—	11,604
Allowance for doubtful accounts	—	35,767
Social contribution—Tax loss carryforwards	—	81,182
Other provisions	—	24,128

Tax basis	—	444,882
Statutory rate	—	34%

Deferred income and social contribution taxes	—	151,260
(-) Current	—	10,534

Noncurrent	—	140,726

	June 30, 2007	December 31, 2006
Liabilities
Foreign exchange gains taxed on a cash basis	—	109,972
Other	—	2,184

	—	112,156
Statutory rate	—	34%

Deferred income and social contribution liabilities	—	38,133
(-) Current	—	8,721

Noncurrent	—	29,412

b) Estimated realization of deferred tax assets and liabilities

The realization of tax credits and debts is based on future taxable income projections limited to the 10 years after each balance sheet date for the following years:

	Assets		Liabilities
	June 30, 2007	December 31, 2006	June 30, 2007	December 31, 2006
2007	—	10,534	—	8,721
2008	—	19,103	—	7,548
2009	—	5,952	—	5,391
2010 to 2016	—	115,671	—	16,473

	—	151,260	—	38,133

c) Reconciliation of effective income tax and social contribution tax rate

	June 30, 2007	June 30, 2006
Reconciliation of current income and social contribution tax expenses
Income before taxes, equity in affiliates, profit sharing and minority interest	148,162	185,539
Additions and deductions
Equity in subsidiaries, goodwill amortization and provision for loss on investments	(412)	(12,133)
Interest on capital received by the Company and its subsidiaries	—	15,359
Interest on capital paid by the Company and its subsidiaries	(17,889)	(19,787)
Temporarily nondeductible provisions	15,606	1,071
Foreign exchange taxed on a cash basis	(28,081)	(43,955)
Other	5,039	14, 721
Use of tax loss carryforwards	(2,340)	(2,677)

Tax basis	120,085	138,138
Statutory rate	34%	34%

Current income and social contribution taxes	40,829	46,967

12.    Investments in affiliates and subsidiaries

	IQ	CBPI	DPPI	Total
				June 30, 2007	December 31, 2006
Information on the investees as of June 30, 2007
Number of shares
Common shares (thousand)	255,220,842	8,787	1,633
Preferred shares (thousand)	—	3,312	814
Direct interest (%)
In voting capital	58.5269	24.8148	15.2503
In capital	58.5269	11.4191	7.6463
Shareholders’ equity	754,118	1,734,813	873,446
Net income	165,282	179,648	33,260

Changes in investments
Beginning balance	—	177,586	61,479	239,065	208,359
Accounting for IQ following the equity method as from April 2007—Opening balance	344,628	—	—	344,628	—
Dividends and interest on capital	—	—	—	—	(17,889)
Equity in subsidiaries	96,734	20,514	5,308	122,556	48,595

	441,362	198,100	66,786	706,248	239,065

As indicated in Note 4, the Company does no longer has control with respect to its subsidiaries as of June 30, 2007, accordingly they are no longer consolidated in the Company’s financial statements, but rather, such subsidiaries are accounted following the equity method as from April 18, 2007, the date of acquisition.

13.    Property, plant and equipment

	Annual depreciation rates %	June 30, 2007	December 31, 2006
Land	—	11,456	27,550
Buildings and improvements	4	2,367	133,026
Operating machine, equipment and installations	10	17,852	750,106
Furniture and fixtures	10	247	3,295
Computers and peripherals	20	101	7,162
Vehicles	20	46	1,682
Construction in progress	—	3,683	62,157
Other	10	36	14,383

		35,788	999,361

Land includes the amount of R$ 6,186 related to a revaluation performed in 1983.

14.    Loans and financing

	June 30, 2007	December 31, 2006
Characteristics	Current	Current	Noncurrent	Index	Effective rate	Guarantees
Local currency
Industrial expansion	—	11,688	32,351	TJLP	10.55%	COPESUL Industrial plant, guarantee of RPI
Investment acquisition	—	9,891	—	IGP-M	6.49%	COPESUL shares
Working capital	—	8,303	—	CDI	13.42%	Promissory notes, export credit note and sales

	—	29,882	32,351

Foreign currency
Industrial expansion	—	427	2,693	Basket of currencies	9.32%	COPESUL Industrial plant
Working capital (foreign exchange contracts and prepayments)	—	321,727	585,235	Monthly, quarterly and annual LIBOR	6.64%	Promissory notes, guarantees provided by CBPI, RPI and DPPI and exports
Restricted export drafts	—	(149,758)	—

FINIMP—financing for Imports	51,748	—	—	LIBOR + US$0.125 + 0.15		Promissory note

	51,748	172,396	587,928

Swap transactions	—	6,704	—

Total	51,748	208,982	620,279

The noncurrent portion matures as follows:

Maturities	June 30, 2007	December 31, 2006
2008	—	109,578
2009	—	141,408
2010	—	130,640
After 2011	—	238,653

	—	620,279

On August 28, 2005, IPQ signed a noncurrent loan pre-agreement in the amount of US$ 150 million, structured by IFC, which can be fully or partially withdrawn, as needed. As of the date of these financial statements, no amounts have been withdrawn.

15.    Taxes payable

	June 30, 2007	December 31, 2006
Income tax	40	16,440
Social contribution tax	—	6
PIS/COFINS (taxes on revenue)	25,521	36,817
IPI (federal VAT)	—	7,243
IPI—PAES (tax debt refinancing program)	—	9,228
ICMS	4,257	15,726
CIDE (economic intervention contribution)	4,121	9,402
Other	4	5,286

Total	33,943	100,148
(-) Current	8,637	59,018

Noncurrent	25,306	41,130

The amount recorded in noncurrent liabilities refers to the provision for CIDE using PIS and COFINS credits, in accordance with article 8 of Law No. 10,336/01.

16.    Contingencies

a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by legal counsel, arising from the following lawsuits:

	June 30, 2007	December 31, 2006
Tax lawsuits	543	9,517
Civil lawsuits	—	695
Labor lawsuits	1,249	11,620

Total	1,792	21,832

(-) Current	668	10,014

Noncurrent	1,124	11,818

•	Tax lawsuits

1.	As of June 30, 2007 and December 31, 2006, the tax lawsuits of Refinaria de Petróleo Ipiranga S.A. refer mainly to: (1) claim by the INSS (National Institute of Social Security) of additional contribution on the SAT (Occupational Accident Insurance), and (2) assessment issued by the INSS related to presentation of the GFIP (FGTS (severance pay fund) Payment and Social Security Information Form) with incomplete data about taxable events contained in the payroll.

2.	As of December 31, 2006, tax lawsuit of Ipiranga Química S.A. refers to the tax deficiency notice issued by the Bahia State alleging an error in the recording of tax documents and in the determination of ICMS tax basis—lack of evidence of storage of products intended to be shipped to the Manaus Free Trade Zone and the non-taxation of consignment sale.

3.	As of December 31, 2006, tax lawsuit of IPQ included in this classification refers to IRRF (withholding income tax) levied on dividends received from a subsidiary in 1994 and 1995 for which the Company formalized a refund request to the Federal Revenue Service (SRF) since at that time there were no objective conditions for offset since: (i) dividends were no longer subject to taxation beginning January 1, 1996, and (ii) it was not possible to pay dividends up to calendar year 2004 due to accumulated deficit. The SRF, by means of Regulatory Instruction No. 12/99, regulated the matter and started to allow the offset of said IRRF against tax payable on interest on capital paid by the IPQ to its shareholders. Based on income for 2005 and 2006, IPQ paid interest on capital to its shareholders and offset, in 2006, the prepaid IRRF tax asset against the IRRF levied on interest on capital. Considering that the IRRF asset was considered contingent, IPQ’s management recognized a provision for contingencies related to the amount of IRRF subject to offset and, simultaneously, maintains the discussion about the matter at the administrative level.

•	Labor lawsuits

Corresponds to lawsuits filed by former employees and outsourced professionals of the Company as of June 30, 2007 and December 31, 2006 and of IPQ, Ipiranga Química S.A. and the jointly-controlled entity COPESUL as of December 31, 2006 which refer basically to salary equalization and overtime.

b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its legal counsel, are not accrued in the financial statements and are composed of:

	June 30, 2007	December 31, 2006
Tax lawsuits	395	56,166
Civil lawsuits	—	185
Labor lawsuits	182	4,874

Total	577	61,225

•	Tax lawsuits

1.	As of June 30, 2007, the tax lawsuits of Refinaria de Petróleo Ipiranga S.A. included in this classification refer mainly to: (1) collection action due to the lack of payment of fees of the securities market; (2) notice to pay amounts arising from disallowance of deductions of salary premium for education considered incorrect, based on a supposedly lack of information to the FNDE (National Fund for the Development of Education) and (3) voluntary reporting through which PIS and COFINS (taxes on revenue) due were paid, with interest, but without fine.

2.	As of December 31, 2006, the tax lawsuits of Ipiranga Química S.A. refer mainly to: (1) requirement of ICMS (state VAT) for sales made in the International Painting Convention in disagreement with the special regime granted, and (2) tax deficiency notice arising from the tax reclassification of imported product, requirement of IPI (federal VAT) and II (import tax).

3.	As of December 31, 2006, the tax lawsuits of IPQ refer mainly to: (1) requirement of reversal of deemed IPI credits to refund PIS/COFINS on exported products; (2) tax deficiency notice arising from adjustments of the amount stated upon import of petrochemical plants, relating to the levy of import tax and IPI (federal VAT) on license for plants and transfer of know how and (3) tax deficiency notice arising from the tax reclassification of imported product, requirement of IPI and II, whose amount was partially reduced due to a decision favorable to the administrative rejection filed, and the corresponding amount was transferred to contingent liabilities assessed as remote losses.

•	Labor lawsuits

Corresponds to lawsuits filed by former employees and outsourced professionals of the Company as of June 30, 2007 and December 31, 2006 and its subsidiaries IPQ and Ipiranga Química S.A. as of December 31, 2006 referring to payroll charges and overtime.

c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements as of June 30, 2007, December 31, 2006 or June 30, 2006.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable and possible, depending on the specific circumstances. Lawsuits may be summarized as follows:

	June 30, 2007	December 31, 2006
Federal level
PIS/COFINS (taxes on revenue) increase in tax basis	3,110	12,232
Maintenance of IPI credits on acquisition of products subject to zero rate(*)	—	578,410

	3,110	590,642

State level
State income surtax (AIRE)	3,421	2,810

(*)	The purpose of this lawsuit is the recognition of the right to IPI credits levied on inputs acquired and used in the manufacture of end products subject to IPI.

17.    Employee and management profit sharing

Profit sharing is calculated based on income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

a) Employee profit sharing

Calculated based on 3% of net income, which will be computed excluding income from investments in companies (recorded in the individual statements of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and, additionally, interest paid or received by the Company as interest on capital.

b) Management profit sharing

Calculated, at year end, at 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18.    Provision for pension and other post-employment benefits

a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plan for the employees of Petróleo Ipiranga companies.

The value of the Company contribution, for the period ended June 30, 2007, for the pension plan was R$ 161 (R$430 for the six months ended June 30, 2006).

b) Other post-employment benefits

According to CVM Resolution No. 371/2000, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petroleo Ipiranga group.

c) Information about pension and other post-employment benefits

Net liabilities recorded as of June 30, 2007 are R$40,379, of which R$3,857 are accounted as current liabilities and R$36,522 as noncurrent liabilities (R$4,086 accounted as current liabilities and R$47,267 as noncurrent liabilities as of December 31, 2006).

These additional retirement benefits were calculated in an actuarial evaluation.

Actuarial liabilities on June 30, 2007 maintaining the biometric assumptions and rates disclosed in the financial statements of December 31, 2006.

19.    Shareholders’ equity

a) Capital

As of June 30, 2007, capital is represented by 29,600,000 shares without par value, of which 9,982,404 are common shares and 19,617,596 are preferred shares.

Preferred shares have no voting right, are entitled to dividends 10% higher than those paid on common shares, and have priority in the reimbursement in the event of liquidation.

b) Reserves

	June 30, 2007	December 31, 2006
Revaluation reserve:
Own assets	6,186	6,186

Profit reserves:
Legal	17,943	18,876
For payment of dividends	—	—
For working capital and conservation and improvement of installations	—	109,067
Unrealized profit:
2004	27,374	27,374
2005	21,941	19,165
2006	28,856	28,960

	96,114	203,442

The Extraordinary Shareholders’ Meeting, held on April 18, 2007, approved the capital increase from R$365 million to R$475 million, incorporating the total of the profit reserve—working capital (R$109.067 thousand) and part of the profit reserve—legal reserve (R$933 thousand).

The Extraordinary Shareholders’ Meeting held on April 26, 2006 approved an increase in the Company’s capital from R$180,000 to R$365,000, through the capitalization of profit reserves, with the issuance of 14,800,000 new shares, of which 4,991,202 are common shares and 9,808,798 are preferred shares, distributed for free to shareholders at a ratio of one new share for each share of the same type they held on the date of the meeting.

c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares. Said dividends are calculated based on article 202 of Law No. 6404/76.

20. Collaterals	and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries and other related parties.

As of June 30, 2007 and December 31, 2006 amounts referring to the operations guaranteed by the Company are as follows:

Guaranted Company	June 30, 2007	December 31, 2006	Maturity
DPPI	441	646	2010
EMCA	940	1,326	2009
	56,017	44,555	2007
	73	112	2008

IASA	56,090	44,667
	23,072	24,014	2007
	3,610	5,392	2008
	177	228	2009

IQ	26,859	29,634
IPQ	6,383	14,663	2007

	90,713	90,906

REFINARIA—Refinaria de Petróleo Ipiranga S.A.

DPPI—Distribuidora de Produtos de Petróleo Ipiranga S.A. (1)

EMCA—Empresa Carioca de Produtos Químicos S.A. (3)

IASA—Ipiranga Asfaltos S.A. (3)

IQ—Ipiranga Química S.A. (2)

IPQ—Ipiranga Petroquímica S.A. (2)

(1)	Related-party
(2)	Entity consolidated by the Company up to April 18, 2007
(3)	Entities controlled, directly or indirectly, by DPPI

21.    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. Book values of financial instruments approximate their fair value.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

c) Price risk

The oil refining activity is subject to this risk when variations in the price of petroleum in the market are not transferred to petroleum products. To reduce this risk, the Company has been seeking alternatives with the Federal Government and Petrobras, as futher described in Note 1.

d) Financial income (expenses)

	June 30, 2007	June 30, 2006
Financial income
Interest	2,333	5,636
Monetary variation	4,938	9,557
Exchange variation	33,803	46,842
Other financial income	3,654	2,499

	44,728	64,534

Financial expenses
Interest and charges due	(36,494)	(84,841)
Monetary variation	(2,246)	(2,705)
Exchange variation	(2,041)	(5,936)
Other financial expenses	(6,531)	(653)

	(47,312)	(94,135)

Financial expenses, net	(2,584)	(29,601)

22.    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy with the domestic and foreign insurance companies through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

23.    Subsequent events

As mentioned in Note 1, in April of 2007 Ultrapar acquired the control of certain companies of Ipiranga Group. The acquisition process is structured in four stages. The first one was concluded in April 18 with the transfer of control. Currently the second stage of the process is being finished, which corresponds to the tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI). In October 22, the public offerings of DPPI and RPI were carried out. The auction of CBPI is foreseen for November 8, 2007.

24.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I—Narrative description of GAAP differences

The financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below:

a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian Corporate Law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços-Disponibilidade Interna-IGP-DI” index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

b) Reversal of fixed asset revaluation

For U.S. GAAP reconciliation purposes, the revaluation of land recorded in the financial statements prepared in accordance with Brazilian GAAP have been eliminated in order to present fixed assets at historical cost less accumulated depreciation.

c) Deferred charges

Brazilian GAAP permits the deferral of pre-operating and industrial expansion expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over 10 years and are recorded under deferred charges and other current assets.

For U.S. GAAP reconciliation purposes, they have been charged to income and the related amortization under Brazilian GAAP has been reversed for U.S. GAAP purposes.

d) Investments in affiliated companies

The Company accounts under Brazilian GAAP for its investments in CBPI and DPPI following the equity method of accounting. Brazilian corporate law allows certain less than 20% owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for under the equity method.

For U.S. GAAP reconciliation purposes, the investment in DPPI on which the Company has a less than 20% voting interest and no ability to exercise significant influence, is not accounted following the equity method. Shares in DPPI, a publicly traded company, are considered available-for-sale securities.

In the reconciliation of equity, a reconciling item is recognized to adjust the investment in CBPI to its cost and subsequently to adjust, against other comprehensive income, the difference between cost and the fair value of the shares of DPPI based on its quoted market price as of each date. In the reconciliation of net income, equity in income of DPPI recorded under Brazilian GAAP is eliminated and gains are recorded for dividends received.

e) Differences between Brazilian GAAP and U.S. GAAP of COPESUL

As discussed in Note 4 under Brazilian GAAP as of June 30, 2006 and December 31, 2006, the Company proportionally consolidated COPESUL, a publicly traded company, in which its subsidiary IPQ holds an interest of 29.46%.

Under U.S. GAAP, proportional consolidation is generally not appropriate except in certain specific circumstances.

Under U.S. GAAP the investment in COPESUL would be accounted for using the equity method of accounting. This is a presentation difference that does not affect the net income or shareholders’ equity as determined under U.S. GAAP.

The following table presents the amounts proportionally consolidated in the financial statements of the Company in Brazilian GAAP with respect to COPESUL:

December 31, 2006
Current assets	200,887
Noncurrents assets	192,125

Total assets	393,012

Current Liabilities	133,978
Noncurrent liabilities and shareholders’ equity	259,034

Total liabilities and shareholder’s equity	393,012

Six-months ended June 30, 2006
Operating revenues	469,941
Operating income	64,569
Cash flow by operating activities	76,501
Cash flow used in investing activities	(10,626)
Cash flow provided by financing activities	(59,848)

See item (h) below with respect to difference in net equity and net income of COPESUL between Brazilian GAAP and U.S. GAAP.

f) Goodwill, acquisitions and business combinations

Under Brazilian GAAP, assets and liabilities of entities acquired are reflected at book value. Goodwill is determined as the difference between the purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited, not exceeding ten years.

The most significant business combinations entered into by the Company are:

•

In 1998 the subsidiary Ipiranga Química S.A. acquired an additional 46% interest in IPQ for a total purchase price of R$174,806 resulting in goodwill at the date of the transaction of R$113,062 under Brazilian GAAP. As a result of this acquisition, Ipiranga Química S.A. increased its interest in IPQ to 54.08%.

•

In May 2003, Ipiranga Química S.A. made a capital contribution to IPQ. Under Brazilian GAAP, such transaction has generated goodwill at the date of the transaction in the amount of R$ 67,401 and resulted in an increase of its interest in IPQ to 88.48%.

•

In December 2006, IPQ redeemed the shares held by International Finance Corporation IFC which were canceled. As per the cancellation of shares, the Company increased its indirect interest in IPQ to 92.39% and recorded a loss in the amount of R$32,964, as per Brazilian GAAP since the purchase price per share paid to redeem the shares exceeded the book value per share. No goodwill was recorded under Brazilian GAAP for this transaction.

•

In 2007 the subsidiary EDSP 67 Participações S.A. acquired an interest of 7,61% in IPQ for a total purchase price of R$117,937 resulting in goodwill at the date of the transaction of R$68,529 under Brazilian GAAP.

•

The Company acquired of all outstanding shares of Forlab Chitec S.A. Comércio Internacional (“Forlab”) that resulted in goodwill of R$6,823 recorded as “Goodwill” as of December 31, 2005 and reclassified to “Deferred Charges” upon merger of Forlab into the Company. No significant difference resulted from the acquisition of Forlab between Brazilian GAAP and U.S. GAAP.

•

During 2000, IPQ acquired additional interests of 1.85% in COPESUL that resulted in the recognition of goodwill of R$11,989 which is fully amortized in all the periods presented. No goodwill resulted from this acquisition under U.S. GAAP.

Goodwill, net of accumulated amortization, as of June 30, 2007 and as of December 31, 2006 under Brazilian GAAP is composed as follows:

	June 30, 2007	December 31, 2006
Goodwill related to:
IPQ	117,075	62,284
Forlab	5,856	6,197

Total	122,931	68,481

Under U.S. GAAP, business combinations are accounted for following the purchase method of accounting. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of noncurrent assets. As from January 1, 2002 goodwill is not amortized but tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents, for each business combination: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and the equity investment of IPQ in COPESUL (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and US GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in COPESUL and (iii) the related deferred tax effects.

g) Pension and other post-employment benefits

g.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371 /00, which requires the mandatory, application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Benefit Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

g.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, and, as from December 31, 2006, following SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans-an amendment of FASB Statements Nos. 87, 88, 106 and 132(R)”. Under SFAS No. 158 the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as a result of: (i) the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize a liability for unfunded plans, and (ii) the recognition as from December 31, 2006 as a liability for U.S. GAAP purposes of the funded status against accumulated other comprehensive income.

h) U.S. GAAP adjustments on net equity and net income of affiliates

h.1) COPESUL

Until April 18, 2007, COPESUL-Companhia Petroquímica do Sul was accounted for using proportional consolidation under Brazilian GAAP.

Under U.S. GAAP, the investment in COPESUL would be accounted for using the equity method of accounting.

Differences between net equity and net income of COPESUL between Brazilian and U.S. GAAP correspond mainly to: inflation accounting, reversal for U.S. GAAP of revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, accounting for pension benefits, accounting for deferred charges, recognition of tax incentives, accounting for derivative financial instruments, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

h.2) CBPI

CBPI is accounted under the equity method under Brazilian GAAP and would also be accounted following the equity method under U.S. GAAP.

Differences between net equity and net income of CBPI between Brazilian and U.S. GAAP correspond mainly to: inflation accounting, capitalization of interest on property, plant and equipment, accounting for pension and other post-employment benefits, asset retirement obligation, derivative financial instruments, goodwill and business combinations, and gain on change in interest in subsidiaries.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

i) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under Brazilian GAAP, as of June 30, 2007 and December 31, 2006, the Company has not recorded any liability related to these guarantees.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

j) Valuation allowance for deferred taxes

Under Brazilian GAAP, deferred income tax is recognized based on the amount of future expected taxes to be paid. Deferred income tax assets related to deductible temporary differences (expenses that are accrued but not deductible until future periods) or tax loss carryforwards are recognized when there is a reasonable certainty that the Company will generate profits against which it can offset such an asset. A valuation allowance is recorded when it is probable that such deferred tax assets will be realized limited to the amount expected to be realized in the following 10 years.

Under U.S. GAAP, deferred income tax assets related to deductible temporary differences or tax loss carryforwards are recognized and, if necessary, a valuation allowance is recorded if it is more likely than not that such assets will not be realized.

As of result of such differences as of June 30, 2007 and December 31, 2006 the amount of deferred tax asset recognized under Brazilian GAAP for the subsidiary IPQ was less the total amount of deferred tax assets resulting in having a partial valuation allowance over deferred tax assets.

Under U.S. GAAP a prescriptive time limit (such as the 10 years existing in U.S. GAAP) does not exist and management considers more likely than not that as of June 30, 2007 and December 31, 2006 all deferred tax assets will be realized. For that reason the reconciliation of shareholders equity presents a reversal of the partial valuation allowance recognized under Brazilian GAAP in the amount of R$ 161,534 as of June 30, 2007 and R$169,950 as of December 31, 2006.

k) Accounting for convertible debentures issued by IQ and warrants purchased by the Company

k.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by Ipiranga Química S.A. described in Note 8 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. Also , the Company concluded that the conversion option did not have, as of the date of issuance, intrinsic value, therefore, the total amount of the proceeds has been allocated to the convertible debenture. This has resulted in no difference between Brazilian GAAP and U.S. GAAP with respect to the accounting of the convertible debenture issued by IQ until the modification of its terms.

k.2) Accounting for the modification of terms of the debentures and issuance of warrants

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other term of the debentures has been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for. For U.S. GAAP purposes, the Company has concluded that the elimination of the conversion feature previously included in the debentures results in a substantial modification under EITF 06-06 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”. The Company has concluded that the warrant do not qualify to be accounted in equity and should be accounted for as a liability.

For U.S. GAAP, upon modification the Company recognized an asset for the estimated fair value of the warrants as of the date of modification as it cost on the non-convertible debenture issued at such time.

k.3) Accounting for the purchase of warrants by the Company

Contemporaneusly with the modification of the terms of the debenture and the issuance of warrants, the Company acquired the warrants received by DPPI for R$29 million. The Company accounts for the warrants issued by its subsidiary IQ as an asset at its cost. Warrants issued by IQ and held by the Company are eliminated in consolidation as of December 31, 2006 and for the six-month period ended June 30, 2006.

II - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 24.I		June 30, 2007	June 30, 2006
Net income as reported under Brazilian GAAP			132,912	93,158

Different criteria for deferred charges	(c	)	1,047	(5,515)
Deferred tax effects			(356)	1,875
Minority interests			(316)	1,482

			375	(2,158)

Business combinations and goodwill:	(f	)

Acquisition of interest in IPQ by IQ—1998
Reversal of amortization of goodwill under Brazilian GAAP			8,860	8,166
Realization of adjustment to fair value allocated to assets of IPQ			(310)	(310)
Deferred tax effects			106	106
Equity in income of COPESUL-Realization of adjustment to fair value			2,864	2,864
Deferred tax effect over tax deductible goodwill			(3,012)	(2,776)
Minority interests			(3,528)	(3,338)

			4,980	4,712

Acquisition of additional interest in COPESUL—2000-Equity in income of COPESUL			(1,199)	(599)
Deferred tax effects			408	204
Minority interests			363	182

			(428)	(213)

Acquisition of interest in IPQ by IQ—2003
Reversal of amortization of goodwill under Brazilian GAAP			4,307	3,969
Realization of adjustments to fair value allocated to assets of IPQ			(90)	(90)
Deferred tax effects			31	31
Equity in income of COPESUL realization of adjustment to fair value			491	491
Deferred tax effect over tax deductible goodwill			(1,464)	(1,350)
Minority interests			(1,358)	(1,265)

			1,917	1,786

Acquisition of interest in IPQ by IQ—2006
Realization of adjustments to fair value allocated to assets of IPQ			(36)	—
Deferred tax effects			12	—
Equity in income of COPESUL realization of adjustment to fair value			(4,044)	—
Deferred tax effects			757	—

Minority interests			1,373	—

			(1,938)	—

Acquisition of interest in IPQ by EDSP—2007
Reversal of amortization of goodwill under Brazilian GAAP			(67,958)	—
Realization of adjustments to fair value allocated to assets of IPQ			35,882	—
Amortization of goodwill under U.S.GAAP			1,650	—
Deferred tax effect over tax deductible goodwill			12,596	—
Minority interests			7,394	—

			(10,436)	—

	Note 24.I		June 30, 2007	June 30, 2006
Different criteria for investments in affiliated companies (DPPI)	(d	)	(5,307)	(3,052)
Pension and other post-retirement benefits	(g	)
Reversal of pension and other post-retirement expense under Brazilian GAAP			(286)	811
Deferred tax effects			97	(276)
Minority interests			278	—
Recognition of net periodic pension cost for other post-retirement benefits under USGAAP			(1,369)	(1,214)
Deferred tax effects			465	413
Minority interests			146	54

			(669)	(212)

Inflation accounting-Depreciation on property, plant and equipment	(a	)	(1,336)	(1,336)
Deferred tax effects			454	454
Minority interests			379	379

			(503)	(503)

U.S. GAAP adjustments on net income of COPESUL	(h.1)		(191,232)	(146,243)
Minority interests			160,767	122,945

			(30,465)	(23,298)

Valuation allowance for deferred taxes	(j	)	(8,416)	(57,343)
Minority interests			3,865	24,727

			(4,551)	(32,616)

U.S. GAAP adjustments on net income of CBPI	(h.2)		(5,652)	(5,010)

Fair value of guarantees under FIN 45	(i	)	(110)	52
Deferred tax effects			37	(18)

			(73)	34

Accounting for convertible debentures issued by IQ and warrants purchased by the Company	(k	)
Accrual of discount on debt			(4,168)	(18,886)
Change in fair value of warrant liability of IQ after modification of debt corresponding exclusively to the warrants hold by CBPI			(41,899)	21,766
			(46,067)	2,880
Deferred tax effects			15,663	(979)
Minority interests			12,609	(788)

			(17,795)	1,113

Other			1,435	(2,538)
Deferred tax effects			(488)	863
Minority interests			(435)	769

			512	(906)

Net income under U.S. GAAP			62,879	32,835

III - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 24.I.		June 30, 2007	December 31, 2006
Shareholders’ equity as reported under Brazilian GAAP			710,212	574,628

Reversal of fixed asset revaluation	(b	)	(6,186)	(6,186)

Different criteria for deferred charges	(c	)	(14,170)	(15,217)
Deferred tax effects			4,818	5,174
Minority interests			4,111	4,427

			(5,241)	(5,616)

Business combinations and goodwill:	(f	)

Acquisition of interest in IPQ by IQ—1998
Reversal of goodwill under Brazilian GAAP			(8,860)	(17,721)
Fair value allocated to assets of IPQ			1,363	1,674
Deferred tax effects			(463)	(569)
Fair value allocated to investment of IPQ in COPESUL			(8,593)	(11,457)
Goodwill under U.S. GAAP			110,901	110,901
Goodwill amortization under U.S. GAAP up to 2001			(29,621)	(29,621)
Deferred tax over tax deductible goodwill			(25,420)	(22,407)
Minority interests			(16,300)	(12,773)

			23,007	18,027

Acquisition of additional interest in COPESUL—2000-Fair value allocated to assets of COPESUL			3,597	4,796
Deferred tax effects			(1,223)	(1,631)
Minority interests			(1,091)	(1,454)

			1,283	1,711

Acquisition of interest in IPQ by IQ—2003
Reversal of goodwill under Brazilian GAAP			(40,256)	(44,563)
Fair value allocated to assets of IPQ			1,263	1,353
Deferred tax effects			(429)	(460)
Fair value allocated to investment of IPQ in COPESUL			(6,216)	(6,706)
Goodwill under U.S. GAAP			140,022	140,022
Deferred tax over tax deductible goodwill			(9,229)	(7,765)
Minority interests			(35,314)	(33,956)

			49,841	47,925

Acquisition of interest in IPQ by IQ—2006
Fair value allocated to assets of IPQ			771	807
Deferred tax effects			(262)	(274)
Fair value allocated to investment of IPQ in COPESUL			44,156	48,201
Deferred tax effects			(15,013)	(15,770)
Goodwill under USGAAP			14,961	14,961
Minority interests			(18,501)	(19,875)

			26,112	28,050

Acquisition of interest in IPQ by EDSP—2007
Reversal of goodwill under Brazilian GAAP			(67,958)	—
Fair value allocated to assets of IPQ, net of amortization			35,882	—
Goodwill under USGAAP			1,650	—
Deferred tax over tax deductible goodwill			12,596	—
Minority interests			7,394	—

			(10,436)	—

	Note 24.I.		June 30, 2007	December 31, 2006
Different criteria for investments in affiliated companies (DPPI)—Adjustment to cost			(25,532)	(20,225)
Difference between cost and quoted market value			168,510	30,115
Deferred tax effects			(57,293)	(10,239)

			85,685	(349)

Pension and other post-employment benefits:	(g	)
Reversal of pension and other post-retirement liabilities recorded under Brazilian GAAP			46,282	46,568
Deferred tax effects			(15,736)	(15,833)
Minority interests			(1,789)	(2,067)
Recognition of other post-retirement liabilities under USGAAP			(41,332)	(39,963)
Deferred tax effects			14,053	13,588
Minority interests			1,950	1,804
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income			(5,913)	(5,913)
Deferred tax effects			2,010	2,010
Minority interests			993	993
Realization of amounts previously recognized in other comprehensive income through NPPC			158	—
Deferred tax effects			(54)	—
Minority interests			(30)	—
Gain or losses arised during the period			22	—
Deferred tax effects			(7)	—
Minority interests			—	—

			607	1,187

Inflation accounting-Property, plant and equipment	(a	)	14,836	16,172
Deferred tax effects			(5,044)	(5,499)
Minority interests			(3,741)	(4,119)

			6,051	6,554

U.S GAAP adjustments on net equity of COPESUL	(h.1)		(45,254)	43,005
Minority interests			38,045	(19,750)

			(7,209)	23,255

Valuation allowance for deferred taxes	(j	)	161,534	169,950
Minority interests			(74,183)	(78,048)

			87,351	91,902

U.S GAAP adjustments on net equity of CBPI	(h.2)		10,177	15,830

Fair value of guarantees under FIN 45	(i	)	(504)	(394)
Deferred tax effects			171	134

			(333)	(260)

	Note 24.I.		June 30, 2007	December 31, 2006
Accounting for convertible debentures issued by IQ and warrants purchased by the Company	(k	)
Discount on non-convertible debentures upon modification of its terms			50,090	50,090
Accrual of discount on debt			(46,494)	(42,326)
Warrant liability at fair value as of the date of modification of its terms			(50,090)	(50,090)
Change in fair value of warrant liability of IQ after modification of debt corresponding exclusively to the warrants hold by CBPI			(66,973)	(25,074)

			(113,467)	(67,400)

Deferred tax effects			38,579	22,916
Minority interests			31,056	18,448

			(43,832)	(26,036)

Others			—	(1,435)
Deferred tax effects			—	488
Minority interests			—	435

			—	(512)

Shareholders’ equity under U.S. GAAP			927,089	770,110

IV—Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	June 30, 2007	December 31, 2006	June 30, 2006
Shareholders’ equity under U.S. GAAP as of beginning of the year	770,110	650,785	650,785
Net income	62,879	135,902	32,835
Dividends and interest on capital	—	(17,889)	—
Realization of amounts previously recognized in other comprehensive income through NPPC	74	—	—
Gain or losses arised during the period	15	—	—
Adjustment to accumulated other comprehensive income—Additional minimum liability	—	—	(211)
Adjustment to accumulated other comprehensive income—Effect of adoption of FASB 158	—	(2,155)	—
Unrealized gains on available-for-sale equity securities	91,341	3,587	15,686
Unrealized profit adjustment	2,670	—	—
Other	—	(120)	—

Shareholders’ equity under U.S. GAAP as of the end of the year	927,089	770,110	699,095

Comprehensive income (under SFAS 130):
Net income	62,879	135,902	32,835
Realization of amounts previously recognized in other comprehensive income through NPPC	74	—	—
Gain or losses arised during the period	15	—	—
Adjustment to accumulated other comprehensive income—Additional minimum liability	—	—	(211)
Unrealized gains (losses) on available-for-sale equity securities	91,341	3,587	15,686

Total comprehensive income	154,309	139,489	48,310

V - Additional disclosures required by U.S. GAAP

a) Earnings per share

Under Brazilian GAAP, net income per share is calculated by dividing net income by the number of shares outstanding at each balance sheet date. In these financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP, earnings per share are retroactively restated to reflect in all periods presented the effect of stock dividends. As disclosed in Note 19 in April 2006 the Company approved a stock dividend and earnings per share have been retroactively restated to reflect the effect of such stock dividend.

Since preferred and common shareholders have different dividends rights (see Note 19), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes.

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	For the period ended June 30, 2007
	Common	Preferred	Total
Net income of the period	19,887	42,992	62,879
Weighted average under U.S. GAAP (per thousand shares)—Basic And Diluted	9,982	19,618	29,600

Basic and Diluted earnings per share	1.9923	2.1915

	For the period ended June 30, 2006
	Common	Preferred	Total
Net income of the period	10,385	22,450	32,835
Weighted average under U.S.GAAP (per thousand shares)—Basic And Diluted	9,982	19,618	29,600

Basic and Diluted earnings per share	1.0403	1.1444

b) Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

REFINARIA DE PETRÓLEO IPIRANGA S.A.

UNAUDITED INTERIM STATEMENTS OF CASH FLOWS

FOR THE SIX- MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Six months ended
	June 30, 2007 (unaudited)	June 30, 2006 (unaudited)
Net Income	132,912	93,158

Adjustment to reconcile net income to cash from operating activities:
Minority Interest	(279,486)	42,293
Equity in affiliates and amortization of goodwill	(69,110)	(10,332)
Depreciation and amortization	24,518	35,673
Net loss on permanent assets written off or sold	28	23,595
Deferred income taxes and social contribution	113,127	13,637
Provision for contingencies	(20,040)	(921)
Provision for pension and other post-employment benefits	(10,974)	1,071
Interest on capital and dividends received	—	14,445
Accrued interest	—	30,794
Purchases of short term investment	—	(24,214)
Sales and redemptions of short term investment	—	20,573
(Increase) decrease in accounts receivables	451,358	(62,595)
Increase in accounts receivables from related parties	(1,604)	(5,059)
Decrease on inventories	379,594	41,479
Increase (decrease) on suppliers	(704,751)	114,846
Increase (decrease) on accounts payables to related parties	13,412	(29,862)
Others	72,255	(48,869)

Cash flow from (used in) operating activities	101,239	116,554

Cash flow from investing activities
Additions to investment	(332,211)	(174)
Additions to property, plant and equipment	939,028	(45,184)
Additions to deferred charges	18,889	(3,950)

Cash flow used in investing activities	625,706	(49,308)

Cash flow from financing activities
New loans and financing obtained (principal)	136,200	336,269
Amortization of loans and financing (principal)	(913,713)	(476,670)
Dividends and interest on capital paid	(43,443)	(22,363)

Cash flow from (used in) financing activities	(820,956)	(29,628)

Net increase (decrease) in cash and cash equivalents	(94,011)	37,618

Cash and cash equivalents
At the beginning of the period	101,544	91,283
At the end of the period	7,533	128,901

Net increase (decrease) in cash and cash equivalents	(94,011)	37,618

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	—	50,655
Income taxes	2,934	9,769

Distribuidora de Produtos de Petróleo Ipiranga S.A.

and Subsidiaries

Unaudited Interim Financial Information for the

Six-Month Periods Ended

June 30, 2007 and 2006

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	154,233	116,318
Trade accounts receivable	1,327,412	1,266,759
(-) Allowance for doubtful accounts	(57,309)	(50,639)
Related companies	3,043	3,810
Debentures from related parties	114,661	57,411
Recoverable taxes	76,309	70,016
Deferred income and social contribution taxes	41,771	55,554
Inventories	433,059	494,628
Other current assets	23,515	16,350
Prepaid expenses	13,262	9,617

	2,129,956	2,039,824

NONCURRENT ASSETS
Long-term assets
Restricted temporary investments	88,640	85,043
Trade accounts receivable	198,185	198,069
(-) Allowance for doubtful accounts	(11,937)	(11,170)
Recoverable taxes	2,985	2,985
Deferred income and social contribution taxes	46,722	47,534
Related companies	—	77,748
Other long-term assets	8,387	12,611
Escrow deposits	39,259	37,187
Prepaid expenses	17,742	14,326
Investments
Investments in affiliates	319,877	250,348
Other investments	1,232	1,232
Property, plant and equipment, net	887,461	899,262
Deferred charges, net	478	554

	1,599,031	1,615,729

TOTAL	3,728,987	3,655,553

The accompanying notes are an integral part of this unaudited interim financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Loans and financing	89,765	143,622
Trade accounts payable	170,884	508,887
Taxes payable	96,505	55,772
Provision for contingencies	37,268	35,397
Provision for pension and post-employment benefits	7,234	7,234
Payables to related companies	277,954	4,455
Payroll and related charges payable	65,454	109,388
Other current liabilities	15,298	19,865

	760,362	884,620

NONCURRENT LIABILITIES
Loans and financing	584,452	594,821
Provision for contingencies	58,990	59,017
Provision for pension and post-employment benefits	74,174	77,415
Deferred income and social contribution taxes	583	628
Other long-term liabilities	6,713	6,651

	724,912	738,532

MINORITY INTEREST	1,370,267	1,228,372

SHAREHOLDERS’ EQUITY
Capital	615,000	555,000
Capital reserve	50	50
Legal reserve	59,921	59,921
Statutory reserve	198,475	189,058

	873,446	804,029

TOTAL	3,728,987	3,655,553

The accompanying notes are an integral part of this unaudited interim financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 AND 2006

(In thousands of Brazilian reais - R$)

	2007	2006
GROSS SALES AND SERVICES	13,120,812	12,747,084
Taxes, discounts and returns	(321,446)	(341,871)

NET SALES AND SERVICES	12,799,366	12,405,213
Cost of sales and services	(12,135,174)	(11,785,797)

GROSS PROFIT	664,192	619,416

OPERATING (EXPENSES) INCOME, NET
Selling expenses	(219,019)	(214,940)
General and administrative expenses	(250,111)	(238,765)
Other operating income, net	6,876	7,867
Goodwill amortization	(2,274)	(2,164)

	(464,528)	(448,002)

OPERATING INCOME BEFORE FINANCIAL ITEMS	199,664	171,414

Financial income, net	8,368	1,856
Nonoperating income, net	6,741	6,916

	15,109	8,772

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES, PROFIT SHARING AND MINORITY INTEREST	214,773	180,186

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(53,821)	(44,553)
Deferred	(14,444)	10,760

	(68,265)	(33,793)

INCOME BEFORE EQUITY IN AFFILIATES PROFIT SHARINGS AND MINORITY INTEREST	146,508	146,393

Equity in subsidiaries	68,348	47,315
Profit sharing	(3,541)	(4,331)
Minority interest	(141,898)	(122,920)

NET INCOME	69,417	66,457

The accompanying notes are an integral part of this unaudited interim financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	June 30, 2006

SOURCES OF FUNDS
From operations:
Net income	69,417	66,457
Items not affecting working capital:	141,899	122,920
Depreciation and amortization	56,361	54,406
Net book value of permanent assets written off or sold	4,107	7,172
Equity in affiliates	(68,348)	(47,315)
Deferred income and social contribution taxes	812	803
Increase in (reversal of) provision for pension and other post-employment benefits	(3,241)	—
Monetary and exchange variations on long-term assets	(8,697)	(24,129)
Monetary and exchange variations on long-term liabilities	(6,989)	(24,756)
Allowance for doubtful accounts	767	1,074
Goodwill amortization	2,274	2,164
Investment in restricted temporary investments	998	—
Provision for loss on tax incentive	—	168
Increase in (reversal of) reserve for contingencies	(840)	3,151

	188,520	162,115

From third parties:
Long-term loans	2,538	359,384
Debentures amortization	—	70,031
Transfer of debentures to short-term	82,689	132,714

	85,227	562,129

Total os sources	273,747	724,244

USES OF FUNDS
Investments	3,730	6
Property and equipment	48,321	65,003
Deferred charges	—	1,007
Dividends and interest on capital	—	26,543
Minority interest on dividends and interest on capital	—	42,649
Transfer of loans from long-term to current liabilities	5,918	195,643
Increase in long-term assets	408	8,256
Decrease in long-term liabilities	980	991
Total of uses	59,357	340,098

INCREASE IN WORKING CAPITAL	214,390	384,146

REPRESENTED BY
Current assets:
At end of year	2,129,956	1,903,697
At beginning of year	2,039,824	1,743,650

INCREASE	90,132	160,047

Current liabilities:
At end of year	760,362	890,518
At beginning of year	884,620	1,114,617

DECREASE	(124,258)	(224,099)

INCREASE IN WORKING CAPITAL	214,390	384,146

The accompanying notes are an integral part of this unaudited interim financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007 AND 2006

AND CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands of Brazilian reais - R$)

	Capital	Capital reserves	Profit reserves	Retained earnings	Total shareholders’ equity
BALANCES AS OF DECEMBER 31, 2005	305,000	50	403,312	—	708,362

Capitalization of reserves	250,000	—	(250,000)	—	—
Net income	—	—	—	66,457	66,457
Interest on capital	—	—	—	(26,543)	(26,543)

BALANCES AS OF JUNE 30, 2006 (unaudited)	555,000	50	153,312	39,914	748,276

Net income	—	—	—	94,418	94,418
Distribution of net income to:
Legal reserve	—	—	8,044	(8,044)	—
Statutory reserves	—	—	87,623	(87,623)	—
Interest on capital	—	—	—	(29,218)	(29,218)
Proposed dividends	—	—	—	(9,447)	(9,447)

BALANCES AS OF DECEMBER 31, 2006	555,000	50	248,979	—	804,029

Capital increase	60,000	—	(60,000)	—	—
Net income	—	—	—	69,417	69,417

BALANCES AS OF JUNE 30, 2007 (unaudited)	615,000	50	188,979	69,417	873,446

The accompanying notes are an integral part of this unaudited interim financial statements.

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

FOR THE PERIODS ENDED JUNE 30, 2007 AND 2006

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1.    Operations

Distribuidora de Produtos de Petróleo Ipiranga S.A. (the “Company”) is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA). Until April 18, 2007, the Company was controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”, for itself and also as commission agent of Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of the Petroleo Ipiranga companies, 66.2% of the common shares and 13.9% of the preferred shares issued by Refinaria de Petróleo Ipiranga S.A. (“RPI”), 69.2% of the common shares and 13.5% of the preferred shares issued by the Company and 3.8% of the common shares and 0.4% of the preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”).

The Company, and its subsidiaries are engaged in the distribution of petroleum and related products, convenience stores and also hold non-controlling interests in companies engaged in the chemical and petrochemical business.

2.    Presentation of consolidated financial statements

These financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP). The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding Company’s stand-alone financial statements, have been adjusted with respect to the financial statements for statutory purposes to include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and generally accepted accounting principles in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate their understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes among others. Actual results could differ in relation to these estimates.

3.    Summary of significant accounting practices

The accounting practices adopted in Brazil (“Brazilian GAAP”) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP. See Note 25 for further discussions of these differences and a reconciliation of shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements:

a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

b) Allowance for doubtful accounts

The Company has individual customer credit information, which is used to assess customer ability to pay. The allowance is recorded in an amount considered sufficient by management to cover probable losses on the realization of accounts receivable.

c) Inventories

Stated at the lower of average acquisition or production cost or net realizable value.

d) Investments in affiliates and goodwill

Accounted following the equity method with a corresponding entry to operating income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years based on the estimated period of realization.

e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily adjusted through December 31, 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets. Leasehold improvements are depreciated over the term of the agreement or the economic useful lives of the assets, whichever is shorter.

f) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian Reais at the exchange rates prevailing at the balance sheet date.

g) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

h) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next 10 years, as established by CVM Instruction No. 371/02.

i) Provision for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management, and inside and outside legal counsel. The provision is recorded based on the estimated losses upon the final resolution of lawsuits.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

j) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (long term interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

k) Pension and other post-employment benefits

Pension and other post-employment benefit liabilities to employees, retirees and pensioners (net of the assets of the plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

l) Other assets and liabilities

Other assets and liabilities, classified as current and noncurrent, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange rate variations.

m) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange rate variations, at contractual indexes or official rates, applicable to current and noncurrent assets and liabilities and, when applicable, the effects of adjustments of assets to their net realizable value.

Sales incentives are generally recognized as expenses and include, but are not limited to, discounts and rebates. Volume-based incentives payable in cash include amounts paid in advance with the commitment of the customer to reach specified minimum volumes over a certain period of time and incentives are payable only after the minimum volumes have been met in a defined period of time. Volume-based incentives paid in advance are recognized as assets and subsequently recorded as cost of revenues in the statement of income over the period of the commitment of minimum sales. Volume-based incentives payable only after meeting the minimum volume are recognized as expense, at the moment when the target volume has been achieved.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

4.    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries as of June 30, 2007 and 2006 and as of December 31, 2006:

		Ownership interest—%
		June 30, 2007		December 31, 2006
	Location	Direct	Indirect	Direct	Indirect
Companhia Brasileira de Petróleo Ipiranga (“CBPI”)(*)	Brazil	21.0134	—	21.0134	—
Isa-Sul Administração e Participações Ltda.	Brazil	99.9995	—	99.9995	—
Comercial Farroupilha Ltda.	Brazil	99.9998	0.0002	99.9998	0.0002
Ipiranga Asfaltos S.A.	Brazil	0.0083	99.9917	0.0083	99.9917
Tropical Transportes Ipiranga Ltda.	Brazil	0.0032	99.9968	0.0032	99.9968
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	1.0000	99.0000	1.0000	99.0000
Ipiranga Imobiliária Ltda.	Brazil	0.0001	99.9999	0.0001	99.9999
am/pm Comestíveis Ltda.	Brazil	0.0001	99.9999	0.0001	99.9999
Empresa Carioca de Produtos Químicos S.A.	Brazil	—	99.9980	—	99.9980
Ipiranga Logística Ltda.(***)	Brazil	1.0000	99.0000	1.0000	99.0000
Maxfácil Participações S.A. (“Maxfácil”) (** / ***)	Brazil	16.0000	34.0000	16.0000	34.0000
Ipiranga Administração de Bens Móveis Ltda.(***).	Brazil	99.9900	0.0100	99.9900	0.0100
Ipiranga Trading Ltd.	British Virgin Islands	—	100.0000	—	100.0000

(*)	The Company holds 22,264 thousand common shares out of the total 35,409 thousand common shares of Companhia Brasileira de Petróleo Ipiranga, corresponding to 62.88% of the voting capital.

(**)	The subsidiary CBPI holds a 34% interest totalling an interest of 50% in these consolidated financial statements, and União de Bancos Brasileiros S.A.-UNIBANCO holds another 50% interest. Maxfácil was incorporated by the Company and CBPI, which contributed a nominal amount of capital. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50% interest resulting in the recognition by the Company of a gain in change of interest of R$ 85,494, as of December 31, 2006. Maxfácil is a joint-venture whose business purpose is to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years. Maxfácil is proportionally consolidated.

(***)	Incorporated during 2006.

The following practices were adopted in the preparation of the consolidated financial statements:

(a)	The Company and its subsidiaries adopt similar accounting practices to record their operations.

(b)	Intercompany balances, transactions and unrealized profits have been eliminated; and

(c)	Minority interest in fully-consolidated subsidiaries is presented in a separated caption.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

5.    Cash and cash equivalents

	June 30, 2007	December 31, 2006
Cash and banks	20,911	31,365
Bank Deposit Certificates (CDBs)	26,378	69,924
Debt securities	10,744	10,841
Sale and repurchase agreements(*)	181,806	89,231
Other	3,034	—

	242,873	201,361
(-) Current	154,233	116,318

Noncurrent	88,640	85,043

(*)	Sale and repurchase agreements of debentures carrying interest at 100% of the Interbank Deposit Certificates (CDI).

6.    Trade accounts receivable

	June 30, 2007	December 31, 2006
Domestic market:
Trade notes receivable	1,176,110	1,110,095
Customers financing	343,231	346,776
Foreign market-receivables	6,256	7,957

	1,525,597	1,464,828
(-) Current	1,327,412	1,266,759

Noncurrent	198,185	198,069

Noncurrent portion is mainly represented by customers financing. Under customers financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customers financing carries interest of 1% per month.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

7.    Related-party transactions

Intercompany transactions are conducted under price and term conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable (current)	Debentures and receivable from the sale of warrants to related parties (current)		Debentures and receivable from the sale of warrants to related parties (noncurrent)		Trade accounts payable (current)	Sales	Purchases		Financial income
Refinaria de Petróleo Ipiranga S.A.	60	35,851		—		5,398	285	378,456	(d)	1,579
Ipiranga Química S.A.	1,832	78,810		—		711	13,707	3,386		5,686
Ipiranga Petroquímica S.A.	220	—		—		69	419	749		—
Petróleo Brasileiro S.A.		—		—		267,397	—	8,487,457		—
Refinaria Alberto Pasqualini S.A		—		—		2,263	—	1,027,782		—
COPESUL—Companhia Petroquímica do Sul	21	—		—		234	17	5,127		—
Other	910	—		—		1,882		—		—

Total as of June 30, 2007	3,043	114,661				277,954	14,428	9,902,957		7,265

Refinaria de Petróleo Ipiranga S.A.	166	33,818	(c)	—		2,777	182	494,666	(d)	3,657
Ipiranga Química S.A.	2,111	23,593	(a)/(b)	77,748	(a)/(b)	471	19,842	5,797		35,114
Ipiranga Petroquímica S.A.	428	—		—		68	681	5,275		—
Ipiranga Petroquímica Chile Ltda.	593	—		—		—	2,769	—		—
Ipiranga S.A.	56	—		—		—	1,168	—		—
COPESUL—Companhia Petroquímica do Sul	8	—		—		101	84	15,008		—
Other	448	—		—		1,038	475	7,227		—

Total as of December 31, 2006	3,810	57,411		77,748		4,455	25,201	527,973		38,771

Refinaria de Petróleo Ipiranga S.A.							19	362,811	(d)	1,715
Ipiranga Química S.A.							—	—		13,999
Ipiranga Petroquímica S.A.							811	566		—
Ipiranga Petroquímica Chile Ltda.							1,526	—		—
COPESUL—Companhia Petroquímica do Sul							67	8,005		—
Other							1	1,487		—

Total as of June 30, 2006							2,424	372,869		15,714

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

(a)	Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. (“IQ”) held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008.

On June 12, 2003, the Company fully subscribed the Series A and its subsidiary CBPI fully subscribed the Series B.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures is 1.0% per year as from December 1, 2005. The spread for Series B debentures is 1.0% per year.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as the face value of the debentures divided by the conversion price. No conversion has occurred to date. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007 no conversion has occurred to date.

In 2007, after partial redemptions performed by IQ as described below, the Company remains with 2,489 nonconvertible debentures. During the period, the interest income over the referred debentures was R$3,299 as of June 30, 2007 (R$13,999 as of June 30, 2006).

(b)	Early partial redemption of the debentures in 2006 and 2007

The shareholders’ meetings of Ipiranga Petroquímica S.A. (“IPQ”, a subsidiary of IQ) held on April 28, 2006 approved the payment of supplementary dividends and a capital reduction, scheduled for June 13, 2006 and July 31, 2006, respectively. Considering that IQ, due to its interest in IPQ, received funds on said dates, the Board of Directors of IQ, at a meeting held on May 2, 2006 resolved that IQ would partially early redeem its debentures, which were issued on June 1, 2003 due to the financial cost of this debt.

As a result, in 2006, IQ partially amortized 71.6% of the Series A debentures, subscribed by the Company, in the amount of R$ 135,695 and of 71.6% of the Series B debentures, subscribed by CBPI, in the amount of R$ 101,062 (there was no amortization in 2005). In February 2007, IQ performed a partial redemption of Serie B Debentures subscribed by DPPI in an amount of R$ 12,206.

(c)	Modification of terms of the debentures and sale of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, the Company, CBPI and Refinaria de Petróleo Ipiranga S.A. (the controlling shareholder of IQ) agreed to hold an Extraordinary Shareholders’ Meeting of IQ to approve a change in the type of debentures issued by IQ on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of IQ in exactly the same terms than the conversion features originally included in the debentures.

Subsequently, on December 1, 2005, a Sale Agreement was signed whereby the Company sold for R$ 29.0 million to Refinaria de Petróleo Ipiranga S.A. the warrants it has obtained. The amount for the sale

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate. During the period, interest income on such receivable amounted to R$1,814 (R$1,943 in the six-month period of 2006).

The Company recognized in 2005 income on the sale of warrants in the amount of R$ 29 million.

(d)	The acquisition of goods from Refinaria de Petróleo Ipiranga S.A. includes taxes calculated based on tax substitution, which are not considered income for Refinaria de Petróleo Ipiranga S.A.

(e)	Warrants

However, upon completion of Company's acquisition process , as further described in Note 1 , these warrants should be fully transferred to Braskem and Petrobras, at no value, based on the terms of the agreement entered into by Ultrapar, Braskem and Petrobras.

8.    Inventories

	June 30, 2007	December 31, 2006
Fuel	342,365	406,320
Lubricants and greases	24,604	39,965
Raw materials, packaging and storeroom	66,090	48,343

	433,059	494,628

9.    Recoverable taxes

	June 30, 2007	December 31, 2006
Income tax	41,443	21,452
Social contribution tax	—	5,472
ICMS (State VAT)	30,217	37,921
IPI (Federal VAT)	6,936	6,510
Other	698	1,646

	79,294	73,001
(-) Current	76,309	70,016

Noncurrent	2,985	2,985

10.    Income and social contribution taxes

a) Deferred

Deferred tax assets are recognized based on the Company’s history of profitability, supported by budgets, approved by management, which estimate future income for the realization of this asset over a period not exceeding 10 years.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

Deferred tax assets and liabilities are as follows:

	June 30, 2007	December 31, 2006
Assets:
Provision for pension and other post-employment benefits	79,663	82,859
Provision for contingencies	94,256	92,391
Provision for variable compensation	15,402	35,998
Provision for loss on investment in Termogaúcha-Usina Termelétrica S.A. (Note 12)	57,860	64,541
Provision for loss on taxes recoverable	6,035	6,035
Provision for loss on property, plant and equipment	—	—
Other provisions	7,058	21,377

Tax basis	260,274	303,201
Statutory rate	34%	34%

Deferred income and social contribution taxes	88,493	103,088
(-) Current	41,771	55,554

Noncurrent	46,722	47,534

Noncurrent liabilities
Property, plant and equipment-accelerated depreciation	2,334	2,513
Statutory rate	25%	25%

Deferred income tax	583	628

b) Estimated realization of deferred tax assets

The realization of tax credits and debts is based on future taxable income projections limited to 10 years after each balance sheet date, as follows:

	June 30, 2007	December 31, 2006
2007	34,150	55,554
2008	14,399	23,355
2009	10,173	2,870
2010	2,784	2,477
2011 to 2013	17,092	8,489
2014 to 2016	9,895	10,343

	88,493	103,088

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

c) Reconciliation of effective income tax and social contribution tax rate

	June 30,
	2007	2006
Income before taxes, equity in subsidiary and affiliated companies and minority interest (including expenses with profit sharing)	211,233	175,856
Tax rate	34%	34%

Income and social contribution taxes at statutory tax rates	71,819	59,791

Adjustments to the effective tax rate:
Non-deductible expenses	1,322	2,170
Presumed profit adjustment	(4,915)	(3,243)
Interest on capital	(11)	(23,525)
Workers Meal Program-PAT	(156)	(59)
Other	206	(1,301)

Income and social contribution taxes before tax incentives	(3,554)	(25,958)

Tax incentives	—	(40)

Income and social contribution taxes in the statements of income	68,265	33,793
Current	53,821	44,553
Deferred	14,444	(10,760)

11.    Prepaid expenses

	June 30, 2007	December 31, 2006
Lease contracts	17,949	16,841
Prepaid insurance	681	589
Other prepaid expenses	12,374	6,513

	31,004	23,943
(-) Current	13,262	9,617

Noncurrent	17,742	14,326

Noncurrent portion refers substantially to prepaid lease contracts.

12.    Investments in affiliates

•

Termogaúcha—Usina Termelétrica S.A. (in liquidation): Entity created for the purpose of installing and operating a thermoelectric power plant in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State.

•	Ipiranga Química S.A. (“IQ”): distributor of chemical products and parent company of IPQ.

•	Transportadora Sulbrasileira de Gás S.A. (“TSB”): Entity responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, Rio Grande do Sul State.

•	Ipiranga Química Armazéns Gerais Ltda. (“IQAG”): chemical product warehouse located in the city of Guarulhos, in the São Paulo State.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

					Total
	Termogaúcha(i)	IQ	TSB(ii)	IQAG	June 30, 2007	December 31, 2006
Investment data for calculation of equity in subsidiaries:
Number of shares:
Common shares (in millions)	3,401	436,074	80	—
Shares (in thousands)	—	—	—	10
Ownership interest
Capital—%	26.2311	41.4731	25.0000	0.1500
Voting capital—%	26.2311	41.4731	25.0000	0.1500
Number of shares held
Common shares (millions)	892	180,854	20	—

Shareholders’ equity of the investee	1,284	754,118	28,473	537
Net income (loss) of the investee	—	165,282	(863)	(504)

Changes in investments during the years presented:
Beginning balance	270	244,209	5,867	2	250,348	250,545
Capital increase	6,681	—	3,725	—	10,406	3,850
Capital decrease	(6,951)	—	—	—	(6,951)	—
Goodwill amortization	—	—	(2,274)	—	(2,274)	(2,164)
Provision for impairment	—	—	—	—	—	(64,541)
Distribution of cash to shareholders	—	—	—	—	—	(24,396)
Equity in affiliates	—	68,547	(199)	—	68,348	87,056

Ending balance	—	312,756	7,119	2	319,877	250,348

(i)	Impairment on investement in Termogaúcha and liquidation

•

At the Extraordinary Shareholders’ Meeting held on September 12, 2006, the shareholders of Termogaúcha approved its liquidation, considering the conditions of natural gas supply and higher costs of maintenance, preservation and storage of the already acquired generating equipment. The Company recorded a provision for impairment in the equity investee of R$ 64,541. On the same date, the Extraordinary Shareholders’ Meeting approved a capital increase in Termogaúcha and the subsidiary CBPI paid R$ 3,850, corresponding to several advances for future capital increase, which were previously recorded in noncurrent assets.

•

On December 14, 2006, a new Extraordinary Shareholders’ Meeting of Termogaúcha approved the distribution of cash (resulting from the liquidation process) to the shareholders, under article 215 of the Brazilian corporate law. The subsidiary CBPI received R$ 24,396.

(ii)	During 2006, the Company recognized a full impairment on the goodwill of TSB for R$ 2,164. On April 2007, the subsidiary CBPI acquired an addition 5% of TSB’ shares, generating a goodwill of R$2.274, which was written off as of June 30, 2007 based on an impairment test.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

13.    Property, plant and equipment

	Annual depreciation rates—%	June 30, 2007			December 31, 2006
		Cost	Accumulated depreciation	Net	Net
Land	—	160,517	—	160,517	157,205
Buildings and constructions	4	291,165	(141,222)	149,943	149,201
Distribution equipment and installations	10	1,124,884	(686,639)	438,245	434,586
Furniture and fixtures and vehicles	16.5	113,669	(77,237)	36,432	38,926
Leasehold improvements(1)	6.2	66,386	(50,335)	16,051	44,311
Construction in progress(2)	—	76,768	—	76,768	59,943
Advances to suppliers	—	5,749	—	5,749	11,353
Other	—	8,768	(5,012)	3,756	3,737

		1,847,906	(960,445)	887,461	899,262

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

(2)	Construction in progress refers to the construction and update of gas stations and fuel distribution bases.

14.    Loans and financing

	June 30, 2007		December 31, 2006		Interest rated based on		Additional charges	Guarantees
Characteristics	Current	Long term	Current	Long term
Local currency
Property and equipment acquisition	11,007	22,050	11,060	26,613	TJLP	(*)	Plus interest of 3.8% to 5.1% p.a.	Guarantees and liens
Debentures(b)	10,511	350,000	11,355	350,000	CDI	(**)	103.8% of CDI	No guarantees
Subsidiaries	39,460	9,787	32,661	8,552	TJLP CDI	(*) (**)	Plus interest of 1.7% to 4.5% p.a. of TJLP Plus interest of 105,5% to 106,5% of CDI	Guarantees and liens
Working capital	14,557	27,429	46,000	86,245	CDI	(**)	up to 100%	Debentures acquired by subsidiary
Financial institutions	—	64,000	—	—	CDI	(**)	up to 100%	Debentures acquired by subsidiary

	75,535	473,266	101,076	471,410

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

	June 30, 2007		December 31, 2006		Interest rated based on		Additional charges	Guarantees
Characteristics	Current	Long term	Current	Long term
Foreign currency
Purchase financing	—	—	37,611	3,469			Plus interest of 1.0% to 1.4% p.a.	Guarantees, promissory note and liens
Subsidiaries	9,783	3,126	—	—	CDI	(**)	Plus interest of 5.6% to 6.8% p.a. Plus 104% of CDI	CBPI Guarantees
Notes(a)	4,446	108,060	4,935	119,942			Plus interest of 9.875% p.a.	No guarantees

Total consolidated	89,765	584,452	143,622	594,821

(*)	TJLP—Noncurrent interest rate

(**)	CDI—Interbank Deposit Rate

(a)	On August 1, 2003, CBPI issued US$ 135 million in notes in the international market. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year, some of the holders decided to early redeem their notes in the amount of US$ 1,285 or R$ 3,072. In 2006, the subsidiary made an offer to repurchase the notes, as a result of which there was a partial redemption in the amount of US$ 79,574 or R$ 164,877.

(b)	On April 18, 2006, CBPI registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$ 10 each, which was issued on April 1, 2006, in the amount of R$ 350,000. The debentures mature on April 1, 2011 with principal repaid in three annual installments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits (“Taxa DI over extra grupo”), disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP). Interest is payable every 6 months from the issuance date of the debentures.

The noncurrent portion matures as follows:

	June 30, 2007	December 31, 2006
2008	214,256	221,835
2009	130,494	128,178
2010	121,943	126,085
2011	117,759	118,723

	584,452	594,821

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

15.    Taxes payable

	June 30, 2007	December 31, 2006
Income tax	39,487	10,237
Social contribution tax	14,061	3,467
PIS (tax on revenue)	1,871	1,830
COFINS (tax on revenue)	8,640	8,596
ICMS (State VAT)	28,957	29,296
Other	3,489	2,346

	96,505	55,772

16.    Contingencies

a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by external and internal legal counsel, arising from the following lawsuits:

	June 30, 2007	December 31, 2006
Tax lawsuits	74,032	76,079
Civil lawsuits	6,988	5,759
Labor lawsuits	15,238	12,576

Total	96,258	94,414
(-) Current	37,268	35,397

Noncurrent	58,990	59,017

•	Tax lawsuits

Tax lawsuits of the subsidiaries referred mainly to: (1) requirement of reversal of credits for ICMS on the provision of proper transportation services during the period the system of freight reimbursement by DNC (currently National Oil, Natural Gas and Biofuel Agency-ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the Company’s arguments; (2) requirement of ICMS/Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement of reversal of credits for ICMS, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and which was suspended by an injunction granted by the STF; and (4) assessments due to undue deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

•	Civil lawsuits

Civil lawsuits of the Company and its subsidiaries are mostly related to lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its internal and external legal counsel, are not accrued in the financial statements and are composed of:

	June 30, 2007	December 31, 2006
Tax lawsuits	295,565	253,629
Civil lawsuits	74,789	69,687
Labor lawsuits	15,615	15,083

Total	385,969	338,399

•	Tax lawsuits

Tax lawsuits of the Company and its subsidiaries included in this classification refer mainly to: (1) requirement of reversal of credits for ICMS on operations with anhydrous alcohol in São Paulo State; (2) requirement of reversal of credits for ICMS, supposedly transferred to third parties at amounts higher than that allowed by São Paulo State legislation; (3) requirement of IRRF (withholding income tax) on payment of interest on capital made to pension plan entities; (4) requirement of INSS (social security contribution) supposedly due by third parties and service providers engaged who did not present clear evidence of payment of their obligations, causing the Company to be jointly liable for this tax; (5) non-approval of the offset of IPI credits recorded on the receiving of inputs subject to taxation whose subsequent shipments were tax immune; and (6) assessment due to invoices issued without fisical delivery of the good (anhydrous alcohol) in operations in São Paulo State.

•	Civil lawsuits

Civil lawsuits of the Company and its subsidiaries are mostly related to indemnity claims arising from lease and supply agreements, commercial and service agreements.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer to lawsuits filed by former employees and outsourced professionals claiming specific payroll benefits, lawsuits filed by former employees, outsourced professionals and employees of gas stations that are customers of the Company, related to payroll charges, such as overtime, hazardous duty premium, etc., which are in progress at the stage of providing evidence, without a decision having been reached yet.

c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of June 30, 2007 and December 31, 2006 said lawsuits may be summarized as follows:

	June 30, 2007	December 31, 2006
Federal level
Corporate income tax-rate increase	7,241	7,087
FGTS (severance pay fund)-refund of tax	300	263
National Telecommunication Fund	4,927	2,077
PIS/COFINS (taxes on revenue)-increase in tax basis	35,802	34,747

	48,270	44,174

State level
State income surtax (AIRE)	14,354	13,483

17.    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

a) Employee profit sharing

Calculated based on 3% of net income from operations, which will be computed excluding income from investments in companies (recorded in the stand-alone individual statements of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and, interest paid or received by the Company as interest on capital.

b) Management profit sharing

At the discretion of the Board of Directors, management profit sharing will be calculated based on up to 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18.    Provision for pension and other post-employment benefits

a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

The accumulated amount of the Company contributions, for the period ending June 30, 2007, for the pension plan was R$ 5,011 (R$5,483 in June 30, 2006).

b) Other post-employment benefits

According to CVM Resolution No. 371/2000, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petroleo Ipiranga group.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

c) Information about pension and other post-employment benefits

Net liabilities recorded as of June 30, 2007, are R$ 81,408, of which R$ 7,234 are accounted as current liabilities and R$ 74,174 as noncurrent liabilities.

Actuarial liabilities on June 30, 2007, reflect the report drawn up by the independent actuary on May 30, 2007, maintaining the biometric assumptions and rates disclosed in the financial statements of December 31, 2006.

19.    Shareholders’ equity

a) Capital

Capital stock as of June 30, 2007, is represented by 32,000,000 shares without par value, composed of 10,706,368 common shares and 21,293,632 preferred shares.

The Extraordinary Shareholders’ Meeting, held on April 18, 2007, approved the increase on the capital from R$ 555,000 to R$ 615,000, through capitalization of Profit reserve for working capital (R$60,000).

Preferred shares have no voting rights and are entitled to dividends 10% higher than those paid on common shares and have priority in the distribution of dividends and in the reimbursement of capital, in the event of liquidation of the Company.

b) Reserves

The company by law determine that the residual amount in the retained earnings account, after results distributions, shall be transferred to the working capital reserve, until the limit of the capital account. Eventual exceeds will be incorporated by the capital, through Ordinary Management Meeting approvement of financial statements.

c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares.

d) Interest on capital and dividends

Interest on capital, in the amount of R$ 55,761, was calculated as of December, 2006, according to the limits established by Law No. 9,249/95 and generated tax benefits of R$ 18,959. No interest on capital was paid or declared for the period ended June 30, 2007.

In addition, dividends in the amount of R$ 9,447 were paid on December 27, 2006. No dividends was paid or declared for the period ended June 30, 2007.

20.    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries, affiliates and other related parties.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

As of June 30, 2007 and December 31, 2006, amounts referring to these operations are as follows:

Guaranteed Company	Borrower	June 30, 2007	December 31, 2006	Maturity
DPPI	CBPI(2)	3,096	3,931	2009
DPPI	IQ(3)	1,512	1,547	2010
DPPI	IQAG(3)	531	619	2010
DPPI	IPQ(3)	—	17,688	2007
CBPI	EMCA(2)	2,246	—	2008
CBPI	EMCA(2)	8,738	11,763	2007
CBPI	Tropical(2)	7,888	—	2010
CBPI	IASA(2)	14,600	19,719	2007
CBPI	IPQ(3)	24,380	40,500	2008
CBPI	RPI(1)	120,000	120,000	2007
CBPI	Tropical(2)	322	—	2009
CBPI	Tropical(2)	893	1,618	2007
CBPI	Tropical(2)	1,525	2,041	2008
CBPI	Tropical(2)	1,491	7,874	2011

		187,222	227,300

IQAG—Ipiranga	Química Armazéns Gerais Ltda.
EMCA—Empresa	Carioca de Produtos Químicos S.A.
IASA—Ipiranga	Asfaltos S.A.
RPI—Refinaria	de Petróleo Ipiranga S.A.
Tropical—Tropical	Transportes Ipiranga Ltda.

(1)	Related-party.

(2)	Entity consolidated by the Company.

(3)	Entity accounted by the Company following the equity method.

21.    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. Book values of financial interests appropriate their fair values.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

The exposure to fluctuations in exchange rates is as follows:

Amounts in US$ thousand	June 30, 2007	December 31, 2006
Loans and financing	62,519	76,173
Swap transactions	—	(10,759)

Net exposure	62,519	65,414

Rates as of June 30, 2007 = R$ 1.9262/US$

Rates as of December 31, 2006 = R$ 2.1380/US$

b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

c) Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

The Company continuously monitors the market interest rates in order to evaluate the need for hedging against the volatility of these rates.

d) Financial income (expenses)

	June 30, 2007	June 30, 2006
Financial income
Interest and monetary variation	37,489	49,943
Exchange rate variation	(255)	68
Other income	754	323

	37,988	50,334

Financial expenses
Interest and monetary variation	(39,123)	(42,277)
Losses on swap transactions	—	(27,512)
Exchange rate variation	12,772	42,596
Taxes(*)	(1,361)	(2,299)
Other expenses	(1,908)	(18,986)

	(29,620)	(48,478)

Financial income, net	8,368	1,856

(*)	This refers to IOF and IR on payments abroad.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

22.    Nonoperating income, net

	June 30, 2007	June 30, 2006
Nonoperating income:
Gain on sale of property and equipment	4,407	13,055
Reversal of part of provision for impairment on investment	6,681	—
Other	—	16

	11,088	13,071

Nonoperating expenses:
Provision for investment	—	(168)
Provision for loss on property, plant and equipment	(4,347)	(5,987)

	(4,347)	(6,155)

	6,741	6,916

23.    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of production disruption by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24.    Subsequent events

Ipiranga acquisition—Tag alongs

As mentioned in Note 1, in April of 2007 Ultrapar acquired the control of certain companies of Ipiranga Group. The acquisition process is structured in four stages. The first one was concluded in April 18 with the transfer of control. Currently the second stage of the process is being finished, which corresponds to the tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI). In October 22, the public offerings of DPPI and RPI were carried out. The auction of CBPI is foreseen for November 8, 2007.

25.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I—Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” index, which is a widely-accepted and respected index published monthly by the fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

b) Capitalization of interest in relation to construction in progress

Under Brazilian GAAP, prior to 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates excluding foreign exchange gains or losses.

c) Pension and other post-employment benefits

c.1. Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Benefit Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB, as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date, and (b) the recognition, as liability,of, the contribution due to the plan over the corresponding period.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

c.2. Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26, actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, and, as from December 31, 2006, following SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No.158, the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No.158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as a result of: (i) the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and under Brazilian GAAP, there is no requirement to recognize a liability for uncovered plans, and (ii) the recognition as from December 31, 2006 as a liability for U.S. GAAP purposes, of the funded status against accumulated other comprehensive income.

d) Accounting for derivative financial instruments

As mentioned in Note 21, the Company has entered into swap transactions. Under Brazilian GAAP, swaps are valued at their accrued amount determined as the difference between the amount receivable and the amount payable under the swap. The amounts receivable and payable are computed as their respective notional amount plus accrued charges based on their contractual terms.

Under U.S. GAAP, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, establishes accounting and reporting standards requiring that all derivative instruments be recorded in the balance sheet as either an asset or a liability measured at its fair value. Changes in the derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. The Company has not accounted for any derivative instrument following hedge accounting.

The reconciliation presents the differences resulting from valuing the swaps at its fair value under U.S. GAAP, as opposed to valuing them at the accrued amount used under Brazilian GAAP. As of June 30, 2007 no difference was identified between the accrued amount and the fair value.

e) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are considered probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5,

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

“Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

f) Accounting for asset retirement obligation

Under Brazilian GAAP, the Company’s practice is to expense amounts relating to retirement of certain assets as incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143, “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

g) Gain on change in equity interest in Maxfácil

In December 2006, the Company and its subsidiaries recognized a capital gain, in the amount of R$ 85,494, relating to the gain on change in equity interest in Maxfácil as described in Note 4.

The gain was determined as a result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil.

Under U.S. GAAP, considering that Maxfácil is a newly formed entity, the Company believes it does not meet the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

h) Accounting for uncertain income tax position—FIN No. 48

Under Brazilian GAAP, the Company is not required to record any liability related to uncertainty in income taxes, unless contingent obligation to make future payments under income taxes are probable.

Under U.S. GAAP, in June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 was effective for fiscal years beginning after December 15, 2006.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

On January 1, 2007, the Company adopted the provisions of FIN No. 48. The cumulative effect of adoption was a R$6.2 million reduction of retained earnings. During the period ended June 30, 2007, an amount of R$261 was recorded in profit and loss as an expense.

i) U.S. GAAP adjustments on net equity and net income of affiliates

The investments in Termogaúcha-Usina Termelétrica S.A., IQ, TSB and IQAG are accounted for under the equity method under Brazilian GAAP.

Such investment would also be accounted for following the equity method under U.S. GAAP.

Differences between net equity and net income of the affiliates correspond mainly to: accounting for deferred charges, accounting for business combination and goodwill, accounting for pension benefits, revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, recognition of tax incentives, accounting for derivative financial instruments, accounting for dividends and interest on capital, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

j) Accounting for convertible debentures issued by Ipiranga Química S.A. and warrants purchased by the Company

j.1. Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by IQ described in Note 7 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. Also , the Company concluded that the conversion option did not have, as of the date of issuance, intrinsic value, therefore, the total amount of the proceeds has been allocated to the convertible debenture. This has resulted in no difference between Brazilian GAAP and U.S. GAAP with respect to the accounting of the convertible debenture issued by IQ until the modification of its terms.

However, the convertible debenture was marked to market at every reporting period with charges to the statements of income for US GAAP purposes, creating a difference in valuation of the convertible instrument for US GAAP of R$ 29 million at the date of the modification of the terms.

j.2. Accounting for the modification of terms of the debentures, issuance of warrants and sale of warrants by the Company

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other term of the debentures has been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for.

For U.S. GAAP purposes, the Company has also classified the new debt instrument received as a trading security under FAS 115. In addition, the Company has concluded that the fair value of the warrant and non-convertible debenture received approximates the fair value of the convertible debenture prior to modification. Therefore, upon modification the Company recorded the warrant and debt at their fair values.

Contemporaneously with the modification of the terms of the debenture and the issuance of warrants, the Company sold the warrants received to RPI for R$ 29 million. This amount approximates the fair value of the warrants at the date of modification of the convertible debentures and issuance of warrants, so no gain or loss was recorded by the Company upon sale under U.S. GAAP. Under Brazilian GAAP no value was recognized for the warrant received and therefore, a gain for the sales price of R$ 29 million was recognized.

The U.S. GAAP reconciliation reflects the difference in the mark to market of the convertible debt instrument through the date of modification, compared to the amortized cost value recorded for Brazilian GAAP purposes. The U.S. GAAP reconciliation also reverses the $29 million gain for the sale of the warrants recognized under Brazilian GAAP.

k) Accounting for refunds

The Company and its subsidiary CBPI offer to certain of its customers refunds in cash if they meet a specified cumulative volume of sales over a specified period. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, a Company should recognize a reduction in sales and a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced number of customers to which the refund is offered and the reduced historical experience, the Company believes that it cannot reasonably estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP a liability is recognized for the maximum potential amount of the refund.

l) Goodwill and business combinations

Under Brazilian GAAP assets and liabilities of entities acquired are reflected at book value. Goodwill is determined as the excess of purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited limited to 10 years.

In July 1998, the subsidiary CBPI made a capital contribution to IQ. Under Brazilian GAAP, such transaction generated a goodwill at the date of the transaction in the amount of R$ 49,393 and resulted in obtaining an interest in IQ of 41.47%.

Goodwill under Brazilian GAAP was totally amortized as of December 31, 2005.

Under U.S. GAAP, business combinations are accounted for following the purchase method. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of noncurrent assets. As from January 1, 2002 goodwill is not amortized but is tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and investment in equity investees, (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in investees, and (iii) the related deferred tax effects.

II - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 25.I.		June 30, 2007	June 30, 2006
Net income as reported under Brazilian GAAP			69,417	66,457

Inflation accounting: property, plant and equipment-incremental depreciation	(a	)	(2,844)	(12,371)
Deferred tax effects			968	4,207
Minority interests			1,001	5,910

			(875)	(2,254)

Pension and other post-employment benefits:	(c	)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP			(3,241)	—
Deferred tax effects			1,102	—
Minority interests			1,954	—
Recognition of net periodic pension cost for other post-retirement benefits under US GAAP			(2,787)	(5,986)
Deferred tax effects			948	2,036
Minority interests			857	2,556

			(1,167)	(1,394)

Accounting for asset retirement obligation	(f	)	(1,612)	924
Deferred tax effects			549	(314)
Minority interests			423	(40)

			(640)	570

Capitalization of interest costs during construction	(b	)	589	726
Deferred tax effects			(199)	(247)
Minority interests			(272)	(298)

			118	181

Fair value of guarantees under FIN 45	(e	)	396	(168)
Deferred tax effects			(134)	57
Minority interests			(101)	346

			161	235

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

	Note 25.I.		June 30, 2007	June 30, 2006
Accounting for derivative financial instruments	(d	)	—	748
Deferred tax effects			—	(254)
Minority interests			—	(390)

			—	104

Accounting for uncertain income tax position—FIN No. 48	(h	)	(261)	—
Minority interests			200	—

			(61)	—

Accounting for refunds	(k	)	1,179	1,173
Deferred tax effects			(401)	(399)
Minority interests			(615)	(612)

			163	162

Goodwill and business combinations:	(l	)
Fair value allocated to assets of IPQ-Amortization			(249)	(249)
Deferred tax effects			85	85
Fair value allocated to investments of IPQ in Copesul-Equity in income			2,582	2,582
Minority interests			(1,911)	(1,910)

			507	508

U.S. GAAP adjustments on net equity and net income of affiliates	(i	)	(41,630)	(37,206)
Minority interests			32,883	29,389

			(8,747)	(7,817)

Net income under U.S. GAAP			58,876	56,752

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

III - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 25.I.		June 30, 2007	December 31, 2006
Shareholders’ equity as reported under accounting practices adopted in Brazil			873,446	804,029

Inflation accounting: Property, plant and equipment-incremental depreciation	(a	)	39,971	42,816
Deferred tax effects			(13,590)	(14,557)
Minority interests			(6,338)	(7,339)

			20,043	20,920

Pension and other post-employment benefits:	(c	)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP			81,408	84,649
Deferred tax effects			(27,679)	(28,781)
Minority interests			(25,922)	(27,876)
Recognition of other post-retirement liabilities under US GAAP			(85,615)	(82,828)
Deferred tax effects			29,109	28,161
Minority interests			32,369	31,512
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income			(4,519)	(4,519)
Deferred tax effects			1,537	1,537
Minority interests			1,102	1,102
Realization of amounts previously recognized in other comprehensive income through NPPC			255	—
Deferred tax effects			(87)	—
Minority interests			(83)	—
Gains or losses arised during the period			37	—
Deferred tax effects			(13)	—
Minority interests			6	—

			1,905	2,957

Accounting for asset retirement obligation	(f	)	(102,391)	(100,779)
Deferred tax effects			34,813	34,264
Minority interests			41,931	41,508

			(25,647)	(25,007)

Capitalization of interest costs during construction	(b	)	12,055	11,465
Deferred tax effects			(4,098)	(3,898)
Minority interests			(4,923)	(4,652)

			3,034	2,915

Fair value of guarantees under FIN 45	(e	)	(1,219)	(1,615)
Deferred tax effects			415	549
Minority interests			622	723

			(182)	(343)

Accounting for uncertain income tax position—FIN No. 48	(h	)	(6,489)	—
Minority interests			4,951	—

			(1,538)	—

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

	Note 25.I.		June 30, 2007	December 31, 2006
Accounting for refunds	(k	)	(6,119)	(7,298)
Deferred tax effects			2,080	2,481
Minority interests			3,190	3,805

			(849)	(1,012)

Goodwill and business combinations:	(l	)
Fair value allocated to assets of IPQ, net of amortization			1,092	1,340
Deferred tax effects			(371)	(456)
Fair value allocated to investments of IPQ in Copesul			(7,748)	(10,330)
Recognition of goodwill under U.S. GAAP			90,331	90,331
Amortization of goodwill under U.S. GAAP up to 2001			(24,127)	(24,127)
Deferred tax over tax deductible goodwill			(12,302)	(12,302)
Minority interests			(37,027)	(35,116)

			9,848	9,340

Accounting for convertible debentures issued by IQ and warrants received by the Company	(j	)
Fair value of the difference between cost and fair value of convertible debenture as of December 31, 2004			203,860	203,860
Change in fair value convertible debenture from January 1, 2005 to date of modification (October 2005)			(153,770)	(153,770)
Derecognition of warrant sold to RPI			(28,999)	(28,999)

			21,091	21,091
Deferred tax effects			(7,171)	(7,171)
Minority interests			(10,995)	(10,995)

			2,925	2,925

U.S. GAAP adjustments on net equity and net income of affiliates	(i	)	87,708	129,337
Minority interests			(69,282)	(102,163)
			18,426	27,174

Shareholders’ equity under U.S. GAAP			901,411	843,898

IV - Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	June 30, 2007	December 31, 2006	June 30, 2006
Shareholders’ equity under U.S. GAAP as of beginning of the year	843,898	758,484	758,484
Net income	58,876	112,557	56,752
Gain on change in equity interest in Maxfácil	—	39,572	—
Dividends and interest on own capital	—	(65,208)	(26,543)
Adoption on accounting for uncertain income tax position—FIN No. 48	(1,478)	—	—
Realization of amounts previously recognized in other comprehensive income through NPPC	85	—	—
Gains or losses arised during the period	30	—	—
Effects on other comprehensive income due to additional minimum liability	—	—	374
Effect of adoption of SFAS 158 on accumulated other comprehensive income	—	(1,507)	—

Shareholders’ equity under U.S. GAAP as of the end of the year	901,411	843,898	789,067

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

	June 30, 2007	December 31, 2006	June 30, 2006
Comprehensive income (under SFAS 130):
Net income	58,876	112,557	56,752
Realization of amounts previously recognized in other comprehensive income through NPPC	85	—	—
Gains or losses arised during the period	30	—	—
Effects on other comprehensive income due to additional minimum liability	—	—	374

Total comprehensive income	58,991	112,557	57,126

V - Additional disclosures

a) Earnings per share

Under Brazilian GAAP, net income per share is calculated by dividing net income by the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP earnings per share are retroactively restated to reflect in all periods presented the effect of stock dividends. As disclosed in Note 19 in April 2006 the Company approved a stock dividend and earnings per share have been retroactively restated to reflect the effect of such stock dividend.

Since the preferred and common shareholders have different dividend rights (see Note 19), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes. The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	June 30, 2007
	Common	Preferred	Total
Net income for the period	18,469	40,407	58,876
Weighted average shares outstanding (per thousand shares)-basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	1.7250	1.8976	—

	June 30, 2006
	Common	Preferred	Total
Undistributed net income	9,477	20,732	30,209
Distributed net income (interest on capital)	8,327	18,216	26,543
Numerator	17,804	38,948	56,752
Weighted average shares outstanding (per thousand shares)-basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	1,6629	1,8291	—

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

b) Consolidated Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

	Six months ended June 30,
	2007	2006
	(unaudited)	(unaudited)

Cash flows from operating activities
Net Income	69,417	66,457
Adjustment to reconcile net income to cash provided by operating activities:
Minority Interest	141,899	122,920
Equity resulting affiliates	(68,348)	(47,315)
Goodwill amortization	2,274	2,164
Depreciation and amortization	56,361	54,406
Provision for losses on permanent assets	4,107	7,172
Provision for losses on fiscal incentives	—	168
Deferred income taxes and social contribution	(14,444)	10,760
Provision for contingencies	1,844	3,193
Reversal of provision for post-employment benefits	(3,274)	—
Allowance for doubtful accounts	7,437	11,076
Interest, monetary and exchange variation	20,271	(13,416)
(Increase) decrease in accounts receivables	(66,047)	23,328
(Increase) decrease in accounts receivables from related parties	767	(2,144)
(Increase) decrease on inventories	60,974	(63,124)
Increase on suppliers	(338,003)	(160,405)
Increase on accounts payables to related parties	273,499	8,107
(Increase) decrease on other assets	18,563	(31,459)
Decrease on other liabilities	(8,956)	(78,889)

Cash flow from (used in) operating activities	158,341	(87,001)

Cash flow from investing activities
Additions to escrow deposits	(2,037)	238
Additions to investment	(3,730)	(6)
Additions to property, plant and equipment	(48,321)	(65,003)
Additions to deferred charges	—	(1,007)
Loans to customers	(83,143)	(97,091)
Loans repaid from customers	92,532	101,464
Repayment of debentures from related parties	24,040	70,031

Cash flow from (used in) investing activities	(20,659)	8,626

Cash flow from financing activities
New loans and financing obtained	182,419	945,140
Amortization of loans and financing	(282,186)	(892,357)
Dividends and interest on capital paid	—	(4,912)

Cash flow from (used in) financing activities	(99,767)	47,871

Net increase (decrease) in cash and cash equivalents	37,915	(30,504)

Cash and cash equivalents
At the beginning of the period	116,318	52,945
At the end of the period	154,233	22,441

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest paid	11,008	37,133
Income taxes	17,832	29,304

Companhia Brasileira de Petróleo Ipiranga and Subsidiaries

Unaudited Interim Financial Information for the Six-Month Periods Ended June 30, 2007 and 2006

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 30, 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	86,305	89,902
Trade accounts receivable	1,180,700	1,101,168
(-) Allowance for doubtful accounts	(57,309)	(50,639)
Related companies receivables	4,228	5,825
Debentures from related companies	33,099	9,905
Recoverable taxes	64,187	54,967
Deferred income and social contribution taxes	38,537	50,838
Inventories	379,473	425,578
Other current assets	18,926	12,257
Prepaid expenses	10,884	6,541

	1,759,030	1,706,342

NONCURRENT ASSETS
Long-term assets
Restricted temporary investments	60,275	57,829
Trade accounts receivable	158,529	159,631
Recoverable taxes	2,985	2,985
Deferred income tax and social contribution	35,177	36,151
Debentures from related companies	—	32,642
Other long-term assets	8,277	12,470
Escrow deposits	34,858	32,822
Prepaid expenses	14,836	11,125
Investments
Investments in affiliates	319,877	250,348
Other investments	791	791
Property, plant and equipment, net	710,729	718,613
Deferred charges, net	478	554

	1,346,812	1,315,961

TOTAL	3,105,842	3,022,303

The accompanying notes are an integral part of this unaudited interim financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2007 AND DECEMBER 30, 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Loans and financing	76,726	103,877
Trade accounts payable	155,368	473,348
Taxes payable	90,898	50,561
Provision for contingencies	34,570	32,354
Provision for pension and post-employment benefits	4,822	4,822
Related companies payable	268,359	1,107
Payroll and related charges payable	42,763	57,450
Profit sharing	2,811	11,257
Debentures	10,511	11,355
Other current liabilities	21,129	42,539

	707,957	788,670

NONCURRENT LIABILITIES
Related companies payable	1,052	1,052
Loans and financing	201,869	212,601
Provision for contingencies	58,177	59,017
Provision for pension and post-employment benefits	44,901	48,649
Deferred income tax and social contribution	583	628
Other long-term liabilities	6,484	6,517
Debentures	350,000	350,000

	663,066	678,464

MINORITY INTEREST	6	4

SHAREHOLDERS’ EQUITY
Capital	1,030,000	1,025,000
Capital reserves	600	600
Profit reserves	704,213	529,565

	1,734,813	1,555,165

TOTAL	3,105,842	3,022,303

The accompanying notes are an integral part of this unaudited interim financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007 AND 2006

(In thousands of Brazilian reais - R$)

	2007	2006
GROSS SALES AND SERVICES	11,403,120	10,977,078
Taxes, discounts and returns	(274,986)	(299,591)

NET SALES AND SERVICES	11,128,134	10,677,487
Cost of sales and services	(10,571,305)	(10,154,014)

GROSS PROFIT	556,829	523,473

OPERATING (EXPENSES) INCOME, NET
Selling expenses	(179,734)	(179,794)
General and administrative expenses	(217,243)	(208,839)
Other operating income, net	5,155	5,025
Goodwill amortization	(2,274)	(2,164)

	(394,096)	(385,772)

OPERATING INCOME BEFORE FINANCIAL ITEMS	162,733	137,701

Financial expenses, net	(769)	(8,080)
Nonoperating income, net	6,447	6,949

	5,678	(1,131)

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN AFFILIATES AND PROFIT SHARING	168,411	136,570

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(41,183)	(20,070)
Deferred	(13,118)	(5,678)

	(54,301)	(25,748)

INCOME BEFORE EQUITY IN AFFILIATES AND PROFIT SHARING	114,110	110,822
Equity in affiliates	68,348	47,315
Profit sharing	(2,810)	(3,400)

NET INCOME	179,648	154,737

The accompanying notes are an integral part of this unaudited interim financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

(In thousands of Brazilian reais - R$)

	June 30, 2007	June 30, 2006
SOURCES OF FUNDS
From operations:
Net income	179,648	154,737
Items not affecting working capital:
Depreciation and amortization	47,088	45,207
Net book value of permanent assets written-off or sold	3,289	6,948
Equity in subsidiaries	(68,348)	(47,315)
Monetary and exchange variations on long-term assets	(411)	(10,426)
Monetary and exchange variations on long-term liabilities	(12,180)	(28,174)
Amortization of goodwill	2,274	2,164
Interests assets long term (debentures)	(1,641)	—
Interests assets long term (financing)	96	—
Interests assets long term (Investment in restricted temporary investments)	(3,443)	—
Interests liabilities long term	3,629	—
Amortization of Investment in restricted temporary investments	998	—
Provision for impairment on investments (Note 12(i))	270	—
Provision for loss on tax incentive investments	—	168

	151,269	123,309

From third parties:
Long-term loans	2,397	357,179
Decrease in long-term assets	28,886	—
Transfer of debentures from long-term to current assets	34,284	55,713
Amortization of long-term loans	—	29,395
Decrease in long-term liabilities	—	4,013

	65,567	446,300

Total of sources	216,836	569,609

USES OF FUNDS

Investments	3,725	1
Property and equipment	42,417	52,642
Deferred charges	—	1,007
Income tax and interest on capital	—	4,912
Dividends and interest on capital paid	—	48,201
Increase in long-term assets	28,049	5,608
Decrease in long-term liabilities	4,666	—
Transfer of loans from long-term to current liabilities	4,578	171,724

Total of uses	83,435	284,095

INCREASE IN WORKING CAPITAL	133,401	285,514

REPRESENTED BY
Current assets:
At end of year	1,759,030	1,584,916
At beginning of year	1,706,342	1,481,827

INCREASE	52,688	103,089

Current liabilities:
At end of year	707,957	778,218
At beginning of year	788,670	960,643

DECREASE	(80,713)	(182,425)

INCREASE IN WORKING CAPITAL	133,401	285,514

The accompanying notes are an integral part of this unaudited interim financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

UNAUDITED INTERIM CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007 AND 2006

AND CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands of Brazilian reais - R$)

	Capital	Investment incentives (income tax incentives)	Legal reserve	Profit reserve	Retained earnings	Total shareholders’ equity
BALANCES AS OF DECEMBER 31, 2005	580,000	600	90,717	679,026	—	1,350,343

Capitalization of reserves	445,000	—	—	(445,000)	—	—
Net income	—	—	—	—	154,737	154,737
Interest on capital	—	—	—	—	(53,113)	(53,113)

BALANCES AS OF JUNE 30, 2006 (unaudited)	1,025,000	600	90,717	234,026	101,624	1,451,967

Net income	—	—	—	—	168,812	168,812
Distribution of net income to:
Legal reserve	—	—	16,177	—	(16,177)	—
Statutory reserves	—	—	—	188,645	(188,645)	—
Interest on capital	—	—	—	—	(53,183)	(53,183)
Dividends	—	—	—	—	(12,431)	(12,431)

BALANCES AS OF DECEMBER 31, 2006	1,025,000	600	106,894	422,671	—	1,555,165

Capitalization of reserves	5,000	—	—	(5,000)	—	—
Net income	—	—	—	—	179,648	179,648

BALANCES AS OF JUNE 30, 2007 (unaudited)	1,030,000	600	106,894	417,671	179,648	1,734,813

The accompanying notes are an integral part of this unaudited interim financial statements.

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION FOR THE PERIODS ENDED AS OF JUNE 30, 2007 AND 2006

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1.    Operations

Companhia Brasileira de Petróleo Ipiranga (the “Company”) and subsidiaries is a listed company whose shares are traded on the São Paulo Stock Exchange (BOVESPA). Until April 18, 2007, the Company was controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”), for itself and also as commission agent of Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of the Petroleo Ipiranga companies, 66.2% of the common shares and 13.9% of the preferred shares issued by Refinaria de Petróleo Ipiranga S.A. (“RPI”), 69.2% of the common shares and 13.5% of the preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”)and 3.8% of the common shares and 0.4% of the preferred shares issued by the Company.

The Company and its subsidiaries and affiliated companies are primarily engaged in the distribution of oil derivatives and related products, transportation and convenience stores. The Company also holds non-controlling interests in companies engaged in the chemical and petrochemical business.

2.    Presentation of consolidated financial statements

These financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP). The financial statements presented herein are different from the ones prepared by the Company for statutory purposes because they do not include the holding Company’s stand-alone financial statements, have been adjusted with respect to the financial statements for statutory purposes to include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and generally accepted accounting principles in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate their understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to, estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes, among others. Actual results could differ in relation to these estimates.

3.    Summary of significant accounting practices

The accounting practices adopted in Brazil (“Brazilian GAAP”) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP. See Note 25 for further discussions of these differences and a reconciliation of shareholders’ equity and consolidated net income between Brazilian GAAP and U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements:

a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

b) Allowance for doubtful accounts

The Company has individual customer credit information, which is used to assess customer ability to pay. The allowance is recorded in an amount considered sufficient by management to cover probable losses on realization of accounts receivable.

c) Inventories

Stated at the lower of average acquisition or production cost or net realizable value.

d) Investments in affiliates and goodwill

Accounted following the equity method with a corresponding entry to operating income.

Goodwill on the acquisition of subsidiaries is amortized over 10 years, based on the estimated period of realization.

e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily adjusted through December 31, 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets. Leasehold improvements are depreciated over the term of the agreement or the economic useful lives of the assets, whichever is shorter.

f) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

g) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

h) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next 10 years as established by CVM Instruction No. 371/02.

i) Provision for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The provision is recorded based on the estimated losses upon the final resolution of lawsuits.

j) Interest on capital

Interest on capital can be paid by Brazilian companies in lieu of, or in addition to, mandatory dividend stipulated by the respective company’s bylaws. Interest on capital is calculated within the limits established by Law No. 9,249/95 for a maximum amount computed as the TJLP (long term interest rate) applied on the respective shareholders’ equity.

Interest on capital received from affiliates is recorded as a receivable. Interest on capital payable, since it represents in essence dividends, is recorded as a reduction in “Retained earnings”.

k) Pension and other post-employment benefits

Pension and other post-employment benefits liabilities to employees, retirees and pensioners (net of the assets of the plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

l) Other assets and liabilities

Other assets and liabilities, classified as current and noncurrent, are stated at realizable or estimated settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

m) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at contractual indexes or official rates, applicable to current and noncurrent assets and liabilities and, when applicable, the effects of adjustments of assets to their net realizable value.

Sales incentives are generally recognized as expenses and include, but are not limited to, discounts and rebates. Volume-based incentives payable in cash include amounts paid in advance with the commitment of the customer to reach specified minimum volumes over a certain period of time and incentives are payable only after the minimum volumes have been met in a defined period of time. Volume-based incentives paid in advance are recognized as assets and subsequently recorded as cost of revenues over the period of the commitment of minimum sales. Volume-based incentives payable only after meeting the minimum volume are recognized as expense at the moment when the target volume has been achieved.

4.    Consolidation criteria

The consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of the Company and the following subsidiaries as of June 30, 2007 and 2006 and as of December 31, 2006:

		Shareholding - %
Consolidated subsidiaries	Location	June 30, 2007	December 31, 2006
am/pm Comestíveis Ltda.	Brazil	99.99999	99.99999
Empresa Carioca de Produtos Químicos S.A.	Brazil	99.99800	99.99800
Ipiranga Asfaltos S.A.	Brazil	99.99175	99.99175
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	99.00000	99.00000
Ipiranga Trading Ltda.	British Virgin Islands	100.00000	100.00000
Tropical Transportes Ipiranga Ltda.	Brazil	99.99685	99.99685
Ipiranga Imobiliária Ltda.	Brazil	99.99998	99.99998
Ipiranga Logística Ltda.	Brazil	99.00000	99.00000
Maxfácil Participações S.A.(*)	Brazil	34.00000	34.00000

(*)

Shared control with Distribuidora de Petróleo Ipiranga S.A. (“DPPI”) which holds a 16.0% interest and with União de Bancos Brasileiros S.A.—UNIBANCO which holds 50.0%. Change in Ipiranga Participações Societárias S.A.’s corporate name. Maxfácil was incorporated by the Company and DPPI. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50.0% interest resulting in the recognition by the Company of a gain in change of interest of R$ 58,136, during December 2006. Maxfácil is a joint-venture which business purpose is to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years.

The following practices were adopted in the preparation of the consolidated financial statements:

a)	The Company and its subsidiaries adopt similar accounting practices to record their operations,

b)	Intercompany balances and transactions and unrealized profits have been eliminated; and

c)	Minority interest in fully-consolidated subsidiaries is presented in a separated caption.

5.    Cash and cash equivalents

	June 30, 2007	December 31, 2006
Cash and banks	6,081	9,639
Certificates of Deposit (CDBs)	10,707	69,924
Debt securities	9,318	7,491
Sale and repurchase agreements(*)	117,440	60,677
Others	3,034	—

	146,580	147,731
(-) Current	86,305	89,902

Noncurrent	60,275	57,829

(*)	Sale and repurchase agreements of debentures carrying interest at 100% of the Interbank Deposit Certificate (CDI).

6.    Trade accounts receivable

	June 30, 2007	December 31, 2006
Domestic market:
Trade notes receivable	1,046,738	964,352
Customer financing	289,228	292,905

	1,335,966	1,257,257
Foreign market-Receivables	3,263	3,542

	1,339,229	1,260,799
(-) Current	1,180,700	1,101,168

Noncurrent	158,529	159,631

Noncurrent portion is mainly represented by customer financing. Under customer financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customer financing carries interest of 1% per month.

7.    Related-party transactions

Intercompany transactions are conducted under price and period conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable (current)	Debentures from related parties (current)		Debentures from related parties (noncurrent)		Trade accounts payable	Sales	Purchases	Financial income
Distribuidora de Produtos de Petróleo Ipiranga S.A.	2.150	—				1.526	22.205	9.209	—
Ipiranga Química S.A.	1.718	33.099	(a)			654	13.707	3.114	2.387
Ipiranga Petroquímica S.A.	196	—				—	305	—	—
Refinaria de Petróleo Ipiranga S.A.	32	—				—	69	1	—
Petrobras Petróleo Brasileiro	—	—				265.486	—	8.473.593	—
Others	132	—				1.745	1	45	—

Total as of June 30, 2007	4.228	33.099				269.411	36.287	8.485.962	2.387

Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,327	—		—		1,456	68,136	12,138	—
Ipiranga Química S.A.	2,100	9,905	(a)	32,642	(a)	433	19,837	5,262	14,741
Ipiranga Petroquímica S.A.	328	—		—		—	584	3,770	—
Refinaria de Petróleo Ipiranga S.A.	11	—		—		—	121	1,274	15
Others	59	—		—		270	—	154	—

Total as of December 31, 2006	5,825	9,905		32,642		2,159	88,678	22,598	14,756

Distribuidora de Produtos de Petróleo Ipiranga S.A.							43,019	3,873	—
Ipiranga Química S.A.							7,085	2,286	10,129
Ipiranga Petroquímica S.A.							264	3,491	—
Refinaria de Petróleo Ipiranga S.A.							80	1,122	14
Others							—	18	—

Total as of June 30, 2006							50,448	10,790	10,143

(a)	Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008.

On June 12, 2003, DPPI fully subscribed the Series A and the Company fully subscribed the Series B.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003. Since March 2007, the remuneration spread of serie B debentures is 1.0% per year.

The spread for Series A debentures is 1.0% per year as from December 1, 2005. The spread for Series B debentures is 1.0% per year in 2005 remaining the same for 2006.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the Indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price, no conversion has occurred to date. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007. No conversion has occurred to date.

(b)	Early partial redemption of the debentures in 2006 and 2007

The shareholders’ meetings of Ipiranga Petroquímica S.A. (“IPQ”, a subsidiary of IQ) held on April 28, 2006 approved the payment of supplementary dividends and a capital reduction, scheduled for June 13, 2006 and July 31, 2006, respectively. Considering that IQ, due to its interest in IPQ, received funds on said dates, the Board of Directors of IQ, at a meeting held on May 2, 2006, resolved that IQ would partially redeem its debentures, which were issued on June 1, 2003 due to the financial cost of this debt.

As a result, in 2006, IQ partially amortized 71.6% of the Series B debentures, subscribed by CBPI, in the amount of R$ 101,062 thousand. In February 2007, IQ performed a partial redemption of 5.8% of Serie B Debentures subscribed by CBPI in an amount of R$ 8,827.

(c)	Modification of terms of the debentures, issuance of warrants and sale of warrants

Pursuant to a Memorandum of Understanding signed on October 3, 2005, the Company, DPPI and Refinaria de Petróleo Ipiranga S.A. (the controlling shareholder of IQ) agreed to hold an Extraordinary Shareholders’ Meeting of IQ to approve a change in the type of debentures, issued by IQ on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holder to purchase common shares of IQ in exactly the same terms than the conversion features originally included in the debentures.

(d)	Warrants

However, upon completion of Company’s acquisition process , as further described in Note 1, these warrants should be fully transferred to Braskem and Petrobras, at no value, based on the terms of the agreement entered into by Ultrapar, Braskem and Petrobras.

8.    Inventories

	June 30, 2007	December 31, 2006
Fuel	309,274	299,215
Lubricants and greases	20,877	35,279
Raw materials, packaging and storeroom	45,567	27,155
Advances to suppliers	3,755	63,929

	379,473	425,578

9.    Recoverable taxes

	June 30, 2007	December 31, 2006
Income tax	24,282	10,426
Social contribution tax	8,009	3,939
ICMS (State VAT)	28,070	36,262
IPI (Federal VAT)	6,130	5,931
Other	681	1,394

	67,172	57,952
(-) Current	64,187	54,967

Noncurrent	2,985	2,985

10.    Income and social contribution taxes

a) Deferred

Deferred tax assets are recognized based on the Company’s history of profitability, supported by budgets, approved by management, which estimate future income for the realization of this asset over a period not exceeding 10 years.

Deferred tax assets and liabilities are as follows:

	June 30, 2007	December 31, 2006
Assets:
Provision for pension and other post-employment benefits	49,434	53,471
Provision for contingencies	91,201	91,371
Provision for variable compensation	13,355	30,465
Provision for loss on investment in Termogaúcha—Usina Termelétrica S.A. (Note 12)	57,860	64,541
Other provisions	4,957	16,003

Tax basis	216,807	255,851
Statutory rate	34%	34%

Deferred income and social contribution taxes	73,714	86,989
(-) Current	38,537	50,838

Noncurrent	35,177	36,151

Noncurrent liabilities:
Property, plant and equipment—accelerated depreciation	2,334	2,513
Statutory rate	25%	25%

Deferred income tax	583	628

b) Estimated realization of deferred tax assets

The realization of tax credits and debts is based on future taxable income projections limited to 10 years after each balance sheet date.

Considering that the deferred tax assets are related mainly to deductible temporary differences, the realization of such deferred tax assets will occur as a result of the settlement of the correspondent liability. Management, based on the estimation of liquidation of the existing claims and considering the nature of each of the provisions, estimates the recovery of these credits as follows:

	June 30, 2007	December 31, 2006
2007 (from June 30, 2007 to December 31, 2007)	30,916	50,838
2008	11,556	20,525
2009	9,326	2,038
2010	1,878	1,586
2011 to 2013	13,971	5,422
2014 to 2016	6,067	6,580

	73,714	86,989

c) Reconciliation of effective income tax and social contribution tax rate

	June 30,
	2007	2006
Reconciliation of income and social contribution taxes in the statements of income:
Income before taxes, equity in subsidiary and affiliated companies and minority interest (including expenses with profit sharing)	165.601	133.171
Tax rate	34%	34%

Income and social contribution taxes at tax rates	56.304	45.278

Adjustments to the effective tax rate:
Non-deductible expenses	1.216	2.055
Presumed profit adjustment	(3.389)	(2.300)
Interest on capital	—	(18.058)
Workers Meal Program—PAT	(63)	(59)
Other	233	(1.128)

Income and social contribution taxes before tax incentives	54.301	25.788

Tax incentives		(40)

Income and social contribution taxes in the statements of income	54.301	25.748

Current	41.183	20.070
Deferred	13.118	5.678

11.    Prepaid expenses

	June 30, 2006	December 31, 2006
Lease contracts	14,458	13,058
Marketing	6,360	1,339
Prepaid insurance	544	530
Other prepaid expenses	4,358	2,739

	25,720	17,666

(-) Current	10,884	6,541

Noncurrent	14,836	11,125

Noncurrent portion refers substantially to prepaid lease contracts.

12.    Investments in affiliates

•	Ipiranga Química S.A. (IQ): distributor of chemical products and parent company of IPQ—Ipiranga Petroquímica S.A. (IPQ).

•

Transportadora Sulbrasileira de Gás S.A. (“TSB”): Entity responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, in the Rio Grande do Sul State.

•

Termogaúcha—Usina Termelétrica S.A. (in liquidation)—Entity created for the purpose of installing and operating a thermoelectric power plant in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State.

	IQ	Termogaúcha(i)	TSB(ii)	June 30, 2007	December 31, 2006
Information on investment for the purpose of calculating the equity results:
Total of shares/quotas-Ordinary stock	180,853,642	892,060	20,125
Percentage interest (%):
Capital	41.47311	26.23113	25.00000
Voting capital	41.47311	26.23113	25.00000
Capital	380,372	340,077	80,500
Shareholders’ equity of the investee	754,118	1,284	28,473
Net income (loss) of the investee	165,282	—	(863)

Changes in investments during the period/year presented:
Beginning balance	244,209	270	5,867	250,348	250,543
Capital increase	—	6,681	3,725	10,406	3,850
Provision for impairment	—	—	—	—	(64,541)
Capital decrease	—	(6,951)	—	(6,951)	—
Distribution of cash to shareholders	—	—	—	—	(24,396)
Goodwill amortization	—	—	(2,274)	(2,274)	(2,164)
Equity in affiliates	68,547	—	(199)	68,348	87,056

Ending balances	312,756	—	7,119	319,877	250,348

(i)	Impairment on investment in Termogaúcha and liquidation

At the Extraordinary Shareholders’ Meeting held on September 12, 2006, the shareholders of Termogaúcha approved its liquidation, considering the conditions of natural gas supply and higher costs of maintenance, preservation and storage of the already acquired generating equipment. The Company recorded impairment in the equity investee of R$ 64,541. On the same date, the Extraordinary Shareholders’ Meeting approved a capital increase in Termogaúcha and the Company paid R$ 3,850, corresponding to several advances for future capital increase, which were previously recorded as noncurrent assets.

On December 14, 2006, a new Extraordinary Shareholders’ Meeting of Termogaúcha approved the distribution of cash (resulting from the liquidation process) to the shareholders, under article 215 of the Brazilian corporate law. The Company received R$ 24,396.

(ii)	During 2006 the Company recognized a full impairment on the goodwill of TSB for R$ 2,164. On April 2007, the subsidiary CDPI acquired an additional 5% of shares in TSB, generating a goodwill of R$2,274, which was written off as of June 30, 2007 based on an impairment test.

13.    Property, plant and equipment

	Annual depreciation rates - %	June 30, 2007			December 31, 2006
		Cost	Accumulated depreciation	Net	Net

Land		126,026	—	126,026	124,973
Buildings and constructions	4	212,057	(110,249)	101,808	99,765
Distribution equipment and installations	11.19	982,240	(598,825)	383,415	376,520
Furniture and fixtures and vehicles	12.95	78,599	(52,057)	26,542	27,294
Leasehold improvements(1)		65,255	(37,732)	27,523	26,394
Construction in progress		36,012	—	36,012	50,908
Advances to suppliers		5,715	—	5,715	9,024
Other		8,424	(4,736)	3,688	3,735

		1,514,328	(803,599)	710,729	718,613

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

14.    Loans and financing

	June 30, 2007		December 31, 2006
Characteristics	Current	Long term	Current	Long term	Interest rated based on	Additional charges	Guarantees
Local Currency BNDES	8,566	16,896	8,762	20,267	TJLP	From TJLP+4.4% p.a. to TJLP + 5.1%p.a./80% TJLP + 20% basket of currencies + 4.5% p.a.	Assets/ DPPI guarantee
Financial institutions	—	64,000	—	60,371	CDI	100% of CDI	Debentures
Negative bank accounts	14,557	—	46,000	—	None	None I	None
Subsidiaries	39,460	9,787	32,661	8,552	CDI	From TJLP+1.7% p.a. to TJLP+4.5% p.a./105.5% up to 106.5% of CDI	Assets/ CBPI and Refisa guarantees

Total	62,583	90,683	87,423	89,190

Foreign Currency
Notes(a)	4,446	108,060	4,935	119,942		Exchange variations US$ + 9.875% p.a	None
Subsidiaries	9,697	3,126	11,519	3,469		From v.c. + 5.6% p.a. up to 6,0%+ v.c. + 8,2% up to 8.6% p.a./Libor + 1.5 and Libor +1.8	CBPI
	14,143	111,186	16,454	123,411

Total	76,726	201,869	103,877	212,601

BNDES—National	Bank for Economic and Social Development

TJLP—Noncurrent interest rate

CDI—Interbank Deposit Rate

REPISA—Refinaria de Petróleo Ipiranga S.A.

(a)	On August 1, 2003, the Company issued US$ 135 million in notes in the international market. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year some of the holders decided to early redeem their notes in the amount of US$ 1,285 or R$ 3,072. In 2006, there was a partial redemption in the amount of US$ 79,574 or R$ 164,811, which represents the acceptance of the repurchase offer made by the Company to the bondholders.

	June 30, 2007		December 31, 2006
Debentures	Current	Noncurrent	Current	Noncurrent	Interest
Debentures—1st emission—single series	10,511	350,000	11,355	350,000	103.8% of CDI

On April 18, 2006, the Company registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, of a single series, nonconvertible, with face value of R$ 10 each, and issued on April 1, 2006, in the amount of R$ 350,000. The debentures mature on April 1, 2011 with principal repaid in three annual installments. They pay interest, from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits (“Taxa DI over extra grupo”), disclosed by the Clearing House for the Custody and Financial Settlement of Securities (“CETIP”). Interest is payable every 6 months from the issuance date of the debentures.

The Noncurrent portion of loans and financings and debentures matures as follows:

	June 30, 2007	December 31, 2006
2008	185,316	193,710
2009	128,445	126,187
2010	120,650	124,716
2011	117,458	117,988

	551,869	562,601

15.    Taxes payable

	June 30, 2007	December 31, 2006
Income tax	38,473	9,286
Social contribution tax	13,239	3,214
PIS (tax on revenue)	1,638	1,628
COFINS (tax on revenue)	7,558	7,532
ICMS (State VAT)	28,049	28,167
Other	1,941	734

	90,898	50,561

16.    Contingencies

a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by external and internal legal counsel, arising from the following lawsuits:

	June 30, 2007	December 31, 2006
Tax	73,207	75,828
Civil	6,916	5,659
Labour	12,624	9,884

Total	92,747	91,371
(-)Current	34,570	32,354

Noncurrent	58,177	59,017

•	Tax lawsuits

Tax lawsuits referred mainly to: (1) requirement of reversal of credits for ICMS on the provision of proper transportation services during the period the system of freight reimbursement by DNC (currently National Oil, Natural Gas and Biofuel Agency—ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the Company’s arguments; (2) requirement of ICMS/Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement of reversal of credits for ICMS, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and which was suspended by an injunction granted by the STF; and (4) assessments due to undue deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

•	Civil lawsuits

Civil lawsuits of the Company’s subsidiaries are mostly related to clauses of lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its internal and external legal counsel, are not accrued in the financial statements and are composed of:

	June 30, 2007	December 31, 2006
Tax lawsuits	262,731	225,806
Civil lawsuits	74,046	69,143
Labor lawsuits	14,869	14,400

Total	351,646	309,349

•	Tax lawsuits

Tax lawsuits of the Company included in this classification were principally related with: (1) requirements for the reversal of ICMS credits, except in the Minas Gerais State, upon interstate outflows, as defined in the article 33 of ICMS Agreement 66/88, which allowed the maintenance of credit and which was suspended by an injunction conceded by the STF; (2) assessment for ICMS and reversals of credits of the tax due on the purchases of basic oils, interstate shipments which were not taxed, based on a constitutional rule of non-incidence; (3) demands to reverse ICMS credits related with the provision of transportation services related to interstate operations which were not taxed, based on a constitutional rule of non-incidence; (4) demands to reverse ICMS credits derived from excess taxation generated on the purchase of products in the Petroleum Refinery under the tax substitution system, appropriated on the basis of the non-occurrence of one of the commercialization stages defined as the presumed originator, in direct sales to customers which were the final consumers; (5) demands for ICMS payment on the sales to Pará’s clients in the fishing sector that benefit from tax exemption due to a presumed lack of authorization of SEFAZ/PA; and (6) non-ratification of IPI credit compensation appropriated on entry of taxed inputs whose subsequent shipping was carried out under the protection of immunity. These suits are at different stages, in the administrative and judicial sphere, such as production of proof and of jurisprudence consolidation in the higher courts.

•	Civil lawsuits

Civil lawsuits of the Company and its subsidiaries are mostly related to clauses of lease and supply agreements entered into with customers and indemnity claims arising from these agreements.

•	Labor lawsuits

Labor lawsuits of the Company and its subsidiaries refer to lawsuits filed by former employees and outsourced professionals claiming specific payroll benefits, lawsuits filed by former employees, outsourced professionals and employees of gas stations that are customers of the Company, related to payroll charges, such as overtime, hazardous duty premium, etc., which are in progress at the stage of providing evidence, without a decision having been reached yet.

c) Contingent assets

The Company and its subsidiaries filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements as of June 30, 2007.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the Companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of June 30, 2007 and December 31, 2006 these lawsuits may be summarized as follows:

	June 30, 2007	December 31, 2006
Federal level:
Corporate income tax—rate increase	7,241	7,087
FGTS (severance pay fund)—refund of tax	271	263
National Telecommunication Fund	4,927	2,077
PIS/COFINS (taxes on revenue)—increase in tax basis	27,642	26,828

	40,081	36,255

State level:
State income surtax (AIRE)	12,660	12,390

17.    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

a) Employee profit sharing

Calculated based on 3% of net income from operations, which will be computed excluding income from investments in companies (recorded in the stand-alone individual statements of income of the Company as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies and interest paid or received by the Company as interest on capital.

b) Management profit sharing

At the discretion of the Board of Directors, management profit sharing will be calculated based on up to 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18.    Provision for pension and other post-employment benefits

a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

The accumulated amount of Company contributions, for the period ending June 30, 2007, for the pension plan was R$4,678 (R$5,010 on June 30, 2006).

b) Other post-employment benefits

According to CVM Resolution No. 371/2000, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petroleo Ipiranga group.

c) Information about pension and other post-employment benefits

Net liabilities recorded as of June 30, 2007, amount to R$49,723, of which R$4,822 are accounted as current liabilities and R$44,901 as noncurrent liabilities.

Actuarial liabilities on June 30, 2007, reflect the report drawn up by the independent actuary on May 30, 2007, maintaining the biometric assumptions and rates disclosed in the financial statements of December 31, 2006.

19.    Shareholders’ equity

a) Capital

Capital Stock on June 30, 2007 is represented by 105,952,000 shares without par value, composed of 35,409,306 common shares and 70,542,694 preferred shares.

Preferred shares are not entitled to vote and have priority during dividend distribution and capital repayments, in the event of liquidation.

b) Reserves

Company by laws state that the balance of the accumulated profit account after distributions pursuant to Corporation Law, shall be used as reserve working capital and to conserve and improve installations, up to the limit of capital stock. Any excesses shall be incorporated into the capital stock at the Ordinary General Meeting approving the financial statements for the fiscal period.

The Extraordinary Shareholders’ Meeting held on April 18, 2007 approved a capital increase of R$ 5,000, capitalizing part of the balance of the Reserve for Working Capital and Conservation and Improvement of Installations without issuing new shares.

c) Distribution of dividends

Shareholders are annually entitled to receive mandatory minimum dividends, corresponding to 30% of net income, after allocation of 5% to the legal reserve. Preferred shareholders are entitled to receive dividends or interest on capital 10% higher than those paid on common shares.

d) Interest on capital and dividends

Interest on capital, in the amount of R$ 106,295, was calculated according to the limits established by Law No. 9,249/95. No interest on capital was paid or declared for the period ended June 30, 2007.

In addition, dividends in the amount of R$ 12,432 were paid on December 27, 2006. No dividends were paid or declared for the period ended June 30, 2007.

20.    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by certain subsidiaries, affiliates and other related parties.

As of June 30, 2007 and December 31, 2006 amounts referring to these operations are as follows:

	Parent Company and consolidated
Guaranteed company	June 30, 2007	December 31, 2006	Maturity
	8,738	11,763	2007
	2,246	—	2008

EMCA(2)	10,984	11,763

	—	19,719	2007
	14,600	—	2008

IASA(2)	14,600	19,719

IPQ(3)	24,380	40,500	2008

REFINARIA(1)	120,000	120,000	2007

	893	1,618	2007
	1,525	2,041	2008
	322	—	2009
	7,888	7,874	2010
	1,491	—	2011

TROPICAL(2)	12,119	11,533

	182,083	203,515

IASA—Ipiranga	Asfaltos S.A.

IPQ—Ipiranga	Petroquímica S.A.
EMCA—Empresa	Carioca de Produtos Químicos S.A.
TROPICAL—Tropical	Transportes Ipiranga Ltda.
REFINARIA—Refinaria	de Petróleo Ipiranga S.A.
(1)	Related-party.
(2)	Entity consolidated by the Company.
(3)	Entity accounted by the Company following the equity method.

21.    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. Book value of financial interests appropriate their fair value.

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The main risks affecting the Company’s business are as follows:

a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

The exposure to fluctuations in exchange rates is as follows.

	June 30, 2007	December 31, 2006
Amounts in US$ thousand:
Loans and financing	64,073	65,419

Net exposure	64,073	65,419

Rates as of June 30, 2007 = R$ 1.9262/US$

Rates as of December 31, 2006 = R$ 2.1380/US$

b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

c) Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

The Company continuously monitors the market interest rates in order to evaluate the need for hedging against the volatility of these rates.

d) Financial expenses, net

	June 30, 2007	June 30, 2006
Financial income:
Interest	22,158	24,312
Monetary rate variation	3,563	4,810
Exchange rate variation	(376)	—
Other Income	157	69

	25,502	29,191

Financial expenses:
Interest	(36,152)	(30,895)
Monetary rate variation	(296)	(614)
Losses with swap operations	—	(27,512)
Exchange rate variation	13,132	42,749
Taxes(*)	(1,361)	(2,299)
Early retrieval of premium Notes	—	(14,222)
Other expenses	(1.594)	(4,478)

	(26,271)	(37,271)

Financial expenses, net	(769)	(8,080)

(*)	IOF and IR on payments abroad.

22.    Nonoperating income, net

	June 30, 2007	June 30, 2006
Nonoperating income:
Gain on sale of property and equipment	3,604	12,864
Reversal of part of provision for impairment on investment	6,681	—
Other	—	16

	10,285	12,880

Nonoperating expenses:

Provision for impairment on investment	—	(168)
Loss on sale and write-off of property and equipment	(3,838)	(5,763)

	(3,838)	(5,931)

	6,447	6,949

23.    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of Companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24.    Subsequent events

Ipiranga acquisition—Tag alongs

As mentioned in Note 1, in April of 2007 Ultrapar acquired the control of certain companies of Ipiranga Group. The acquisition process is structured in four stages. The first one was concluded in April 18 with the transfer of control. Currently the second stage of the process is being finished, which corresponds to the tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI). In October 22, the public offerings of DPPI and RPI were carried out. The auction of CBPI is foreseen for November 8, 2007.

25.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I - Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” index, which is a widely-accepted and a respected index published on a monthly basis by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment has been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

b) Capitalization of interest during construction in progress

Under Brazilian GAAP, prior to 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates excluding foreign exchange gains or losses.
c) Pension and other post-employment benefits

c.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it was a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as liability of the contribution due to the plan over the corresponding period.

c.2) Other post-retirement benefits

As explained in Note 18, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petroleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP, such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions” and, as from December 31, 2006, following SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No. 158, the funded status of the other postretirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as result of: (i) the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize a liability for uncovered plans, and (ii) the recognition, as from December 31, 2006, as a liability for U.S. GAAP purposes, of the funded status against accumulated other comprehensive income.

d)    Accounting for derivative financial instruments

The Company has entered as of December 31, 2005 and during the six months ended June 30, 2006 into swap transactions. Under Brazilian GAAP swaps are valued at its accrued amount determined as the difference as the amount receivable and the amount payable under the swap. The amounts receivable and payable are computed as their respective notional amount plus accrued charges based on their contractual terms.

Under U.S. GAAP, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” established accounting and reporting standards requiring that all derivative instruments be recorded in the balance sheet as either an asset or a liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. The Company has not accounted for any derivative instrument following hedge accounting.

The reconciliation presents the differences resulting from valuing the swaps at fair value under U.S. GAAP as opposed to valuing them at the accrued amount used under Brazilian GAAP. As of June 30, 2007 no difference was identified between the accrued amount and the fair value.

e) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are considered probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

f) Accounting for asset retirement obligation

Under Brazilian GAAP, the Company’s practice is to expense amounts relating to retirement of certain assets as incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143, “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

g) Gain on change in equity interest in Maxfácil

In December 2006, the Company recognized a capital gain, in the amount of R$ 58,136, relating to the gain on change in equity interest in Maxfácil as described in Note 4.

The gain has been determined as a result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil.

Under U.S. GAAP, considering that Maxfácil is a newly formed entity, the Company believes it does not meet the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

h) U.S. GAAP adjustments on net equity and net income of affiliates

The investments in Termogaúcha—Usina Termelétrica S.A., Ipiranga Química S.A. (“IQ”), and Transportadora Sulbrasileira de Gás S.A. (“TSB”) are accounted under the equity method under Brazilian GAAP.

Such investment would also be accounted for following the equity method under U.S. GAAP.

Differences between net equity and net income of the affiliates correspond mainly to: accounting for deferred charges, accounting for business combination and goodwill, accounting for pension and other post-employment benefits, revaluation of property, plant and equipment, capitalization of interest on property, plant and equipment, recognition of tax incentives, accounting for derivative financial instruments, accounting for dividends and interest on capital, and accounting for the provision for programmed maintenance.

The net effects of those adjustments are presented in the reconciliation to U.S. GAAP.

i) Accounting for convertible debentures issued by Ipiranga Química S.A. and related warrants

i.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by IQ described in Note 7 are accounted for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP, the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. Also , the Company concluded that the conversion option did not have, as of the date of issuance, intrinsic value, therefore, the total amount of the proceeds has been allocated to the convertible debenture. This has resulted in no difference between Brazilian GAAP and U.S. GAAP with respect to the accounting of the convertible debenture issued by IQ until the modification of its terms.

However, the convertible debenture was marked-to-market at every reporting period with charges to the statements of income for US GAAP purposes, creating a difference in valuation of the convertible instrument for US GAAP of R$ 21 million at the date of the modification of the terms.

i.2) Accounting for the modification of terms of the debentures and issuance of warrants

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other terms of the debentures have been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for.

For U.S. GAAP purposes, the Company has also classified the new debt instrument received as a trading security under FAS 115. In addition, the Company has concluded that the fair value of the warrant and non-convertible debenture received approximates the fair value of the convertible debenture prior to modification. Therefore, upon modification the Company recorded the warrant and debt at their fair values.

The warrant does not meet the definition of a derivative under SFAS 133, so it is accounted for under the cost method.

The US GAAP reconciliation reflects the difference in the mark to market of the convertible debt instrument through the date of modification, compared to the amortized cost value recorded for Brazilian GAAP purposes.

j) Accounting for refunds

The Company and its subsidiaries offer, to certain customers, refunds in cash if they meet a specified cumulative volume of sales over a specified period of time. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, a Company should recognize as a reduction of sales a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced number of customers to which the refund is offered and the reduced historical experience, the Company believes that it cannot reasonable estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP a liability is recognized for the maximum potential amount of the refund.

k) Goodwill and business combinations

Under Brazilian GAAP, assets and liabilities of entities acquired are reflected at book values. Goodwill is determined as the excess of purchase price paid over the book value of net assets acquired. Goodwill is amortized on a straight-line basis over the periods estimated to be benefited, limited to 10 years.

In July 1998, the Company made a capital contribution to IQ. Under Brazilian GAAP, such transaction generated goodwill at the date of the transaction in the amount of R$ 49,393 and resulted in obtaining an interest in IQ of 41.47%.

Goodwill under Brazilian GAAP was totally amortized as of December 31, 2005.

Under U.S. GAAP, business combinations are accounted for following the purchase method. Under the purchase method assets and liabilities of the business acquired are recorded, to the extent of the percentage acquired, using fair values. Goodwill is determined as the difference between purchase price consideration and the fair value of assets acquired and liabilities assumed. If there is an excess of the fair value of net assets acquired over the purchase price such amount is used to reduce the carrying value of Noncurrent assets. As from January 1, 2002 goodwill is not amortized but is tested, at least annually, for impairment.

The reconciliation of net equity between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of the balance of goodwill recorded under Brazilian GAAP at each balance sheet date, (ii) the recognition for U.S. GAAP purposes of the difference resulting from adjusting assets and liabilities of the entity acquired at fair value, most significantly property, plant and equipment and investment in equity investees, (iii) the recognition of resulting goodwill under U.S. GAAP, and (iv) the related deferred taxes.

The reconciliation of net income between Brazilian GAAP and U.S. GAAP presents: (i) the reversal of goodwill amortization recorded under Brazilian GAAP, (ii) the recognition in income of adjustments of assets and liability at fair value, mostly depreciation of property, plant and equipment and equity in investees, and (iii) the related deferred tax effects.

l) Accounting for uncertain income tax position—FIN No. 48

Under Brazilian GAAP, the Company is not required to record any liability related to uncertainty in income taxes, unless contingent obligation to make future payments under income taxes are probable. In addition, any income tax benefit is recognized only when realized.

Under U.S. GAAP, in June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 was effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, the Company adopted the provisions of FIN No. 48. The cumulative effect of adoption was a R$6.0 million reduction of retained earnings. During the period ended June 30, 2007, an amount of R$253 was recorded in the statement of income as an expense.

II - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 25.I.	June 30, 2007	June 30, 2006
Net income as reported under Brazilian GAAP		179,648	154,737
Inflation accounting: property, plant and equipment-incremental depreciation	(a)	(1,920)	(11,337)
Deferred tax effects		653	3,855

		(1,267)	(7,482)

Pension and other post-employment benefits:	(c)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP		(3,748)	—
Deferred tax effects		1,274	—
Recognition of net periodic pension cost for other post-retirement benefits under US GAAP		(1,644)	(4,902)
Deferred tax effects		559	1,667

		(3,559)	(3,235)

Accounting for asset retirement obligation	(f)	(811)	76
Deferred tax effects		276	(26)

		(535)	50

Capitalization of interest costs during construction	(b)	520	573
Deferred tax effects		(176)	(195)

		344	378

Fair value of guarantees under FIN 45	(e)	193	(664)
Deferred tax effects		(65)	226

		128	(438)

Accounting for derivative financial instruments	(d)	—	748
Deferred tax effects		—	(254)

		—	494

Accounting for uncertain income tax position—FIN No. 48	(l)	(253)	—
Accounting for refunds	(j)	1,179	1,173
Deferred tax effects		(401)	(399)

		778	774

Goodwill and business combinations:	(k)
Fair value allocated to assets of IPQ-Amortization		(249)	(249)
Deferred tax effects		85	85
Fair value allocated to investments of IPQ in Copesul-Equity in income		2,582	2,582

		2,418	2,418

U.S. GAAP adjustments on net equity and net income of affiliates	(h)	(41,630)	(37,206)

Net income under U.S. GAAP		136,072	110,490

III - Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in shareholders’ equity

	Note 25.I.	June 30, 2007	December 31, 2006
Shareholders’ equity as reported under accounting practices adopted in Brazil		1,734,813	1,555,165
Inflation accounting: Property, plant and equipment-incremental depreciation	(a)	12,157	14,078
Deferred tax effects		(4,134)	(4,786)

		8,023	9,292

Pension and other post-employment benefits:	(c)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP		49,723	53,471
Recognition of other post-retirement liabilities under US GAAP		(62,089)	(60,445)
Deferred tax effects		4,204	2,371
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income		(2,114)	(2,114)
Deferred tax effects		719	719
Realization of amounts previously recognized in other comprehensive income through NPPC		161	—

Deferred tax effects		(55)	—

Gains or losses arised during the period		(13)	—

Deferred tax effects		4	—
		(9,460)	(5,998)

Accounting for asset retirement obligation	(f)	(80,430)	(79,619)
Deferred tax effects		27,346	27,070

		(53,084)	(52,549)

Capitalization of interest costs during construction	(b)	9,442	8,922
Deferred tax effects		(3,210)	(3,033)

		6,232	5,889

Fair value of guarantees under FIN 45	(e)	(1,193)	(1,386)
Deferred tax effects		406	471

		(787)	(915)

Accounting for uncertain income tax position—FIN No. 48	(l)	(6,269)	—

Accounting for refunds	(j)	(6,119)	(7,298)
Deferred tax effects		2,080	2,481

		(4,039)	(4,817)

Goodwill and business combinations:	(k)
Fair value allocated to assets of IPQ, net of amortization		1,092	1,340
Deferred tax effects		(371)	(456)
Fair value allocated to investments of IPQ in Copesul		(7,748)	(10,330)
Recognition of goodwill under U.S. GAAP		90,331	90,331
Amortization of goodwill under U.S. GAAP up to 2001		(24,127)	(24,127)
Deferred tax over tax deductible goodwill		(12,302)	(12,302)

		46,875	44,456

Accounting for convertible debentures issued by IQ and warrants received by the Company	(i)
Fair value of the difference between cost and fair value of convertible debenture as of December 31, 2004		85,836	85,836
Change in fair value convertible debenture from January 1, 2005 to date of modification (October 2005)		(64,745)	(64,745)
Deferred tax effects		(7,171)	(7,171)

		13,920	13,920

U.S. GAAP adjustments on net equity and net income of affiliates	(h)	87,708	129,337

Shareholders’ equity under U.S. GAAP		1,823,932	1,693,780

IV - Statement of changes in shareholders’ equity in accordance with U.S. GAAP

	June 30, 2007	December 31, 2006	June 30, 2006
Shareholders’ equity under U.S. GAAP as of beginning of the year	1,693,780	1,519,832	1,519,832
Net income	136,072	235,554	110,490
Gain on change in equity interest in Maxfácil	—	58,136	—
Dividends and interest on own capital	—	(118,727)	(53,113)
Adoption on accounting for uncertain income tax position—FIN No. 48	(6,017)	—	—
Realization of amounts previously recognized in other comprehensive income through NPPC	106	—	—
Gains or losses arised during the period	(9)	—	—
Effects on other comprehensive income due to additional minimum liability	—	—	379
Effect of SFAS 158 on accumulated other comprehensive income	—	(1,015)	—

Shareholders’ equity under U.S. GAAP as of the end of the year	1,823,932	1,693,780	1,577,588

Comprehensive income (under SFAS 130):
Net income	136,072	219,139	110,490
Realization of amounts previously recognized in other comprehensive income through NPPC	106	—	—
Gains or losses arised during the period	(9)	—	—
Effects on other comprehensive income due to additional minimum liability	—	—	379

Total comprehensive income	136,169	219,139	110,869

V - Additional disclosures

a) Earnings per share

Under Brazilian GAAP, net income per share is calculated on the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP earnings per share is retroactively restated to reflect in all periods presented the effect of stock dividends. During 2006 a stock split has been approved for one new share per existing share. Earnings per share has been retroactively restated to reflect the effect of such stock dividend.

Since the preferred and common shareholders have different dividends and voting rights (see Note 19), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes. The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	June 30, 2007
	Common	Preferred	Total
Net income for the period	42,637	93,435	136,072
Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	35,409	70,543	105,952
Basic and diluted earnings per share	1.2041	1.3245

	June 30, 2006
	Common	Preferred	Total
Undistributed net income	17,978	39,399	57,377
Distributed net income (dividends and interest on capital)	16,642	36,471	53,113
Numerator	34,620	75,870	110,490
Weighted average shares outstanding (per thousand shares)-basic and diluted (retroactively restated)	35,409	70,543	105,952
Basic and diluted earnings per share	0.9777	1.0755

b) Consolidated Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

	Six months ended June 30,
	2007 (unaudited)	2006 (unaudited)
Cash flows from operating activities:
Net income	179,648	154,737
Adjustment to reconcile net income to cash know by operating activities:
Equity in affiliates	(68,348)	(47,315)
Amortization of goodwill	2,274	2,164
Depreciation and amortization	47,088	45,207
Net loss on permanent assets written off or sold	3,559	6,948
Provision for losses on fiscal incentives	—	168
Deferred income and social contribution taxes	(13,118)	(5,678)
Provision for contingencies	1,377	3,127
Provision for post-employment benefits	(3,748)	—
Allowance for doubtful accounts	6,670	10,002
Interest, monetary and exchange variation .	23,178	(10,113)
Decrease in accounts receivable	(82,109)	(11,246)
(Increase) decrease in accounts receivable from related companies	1,597	(116)
(Increase) decrease on inventories	46,105	(41,420)
Decrease on suppliers	(50,864)	(123,940)
Increase on accounts payable to related companies	137	893
(Increase) decrease on other assets	7,596	(13,246)
Decrease on other liabilities	(4,240)	(57,296)

Cash flows from (used in) operating activities	96,802	(87,124)
Cash flows from investing activities:
Additions to investment	(3,725)	(1)
Addition to escrow deposits	(2,037)	238
Addition to property and equipment	(42,417)	(52,642)
Loans to customers (principal)	(70,791)	(84,503)
Loans repaid from customers	80,613	89,346
Additions to deferred charges	—	(1,007)
Amortization of debentures	—	29,395

Cash flows used in investing activities	(38,357)	(19,174)
Cash flows from financing activities:
New loans and financing obtained	178,512	942,935
Amortization of loans and financing	(240,554)	(840,998)
Dividends and interest on capital paid	—	(4,912)
Cash flows from (used in) financing activities	(62, 042)	97,025

Net decrease in cash and cash equivalents	(3,597)	(9,273)

Cash and cash equivalents:
At the beginning of the period	89,902	20,623
At the end of the period	86,305	11,350

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest paid	7,194	26,044
Income taxes	15,815	11,608

Refinaria de Petróleo

Ipiranga S.A.

Interim financial information

Nine-month period ended

September 30, 2007

(A translation of the original interim financial information in Portuguese, prepared in accordance with accounting principles derived from the Brazilian Corporation Law and rules of the Brazilian Securities and Exchange Commission (CVM))

REFINARIA DE PETRÓLEO IPIRANGA S.A.

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	September 30, 2007	June 30, 2007
Assets

Current assets
Cash and cash equivalents		28,616	7,533
Trade accounts receivable	4	1,782	961
Inventories	6	77,665	97,290
Recoverable taxes	7	16,796	21,892
Subsidiaries and affiliated companies	5	17,726	25,064
Prepaid expenses		498	727
Other accounts receivable		54	9

		143,137	153,476

Noncurrent assets
Long-term assets
Judicial deposits		286	286
Other accounts receivable		134	134

		420	420

Permanent assets
Investments	9	798,097	735,629

Property, plant and equipment	10	35,077	35,788

		833,174	771,417

		976,731	925,313

REFINARIA DE PETRÓLEO IPIRANGA S.A.

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	September 30, 2007	June 30, 2007
Liabilities

Current liabilities
Loans and financing	11	84,661	51,748
Trade accounts payable		394	1,813
Salaries and related charges		2,194	1,942
Taxes payable	12	14,874	8,637
Dividends and interest on shareholders’ equity		342	351
Subsidiaries and affiliated companies	5	37,671	80,805
Provision for post-retirement benefit	15	3,857	3,857
Provision for contingencies	13	434	668
Other accounts payable		241	2,328

		144,668	152,149

Noncurrent liabilities
Long-term liabilities
Provision for contingencies	13	664	1,124
Provision for post-retirement benefit	15	36,589	36,522
Taxes payable	12	25,306	25,306

		62,559	61,828

Shareholders’ equity	16
Capital		475,000	475,000
Revaluation reserve		6,186	6,186
Profit reserve		96,112	96,114
Retained earnings		192,206	132,912

		769,504	710,212

		976,731	924,189

REFINARIA DE PETRÓLEO IPIRANGA S.A.

STATEMENTS OF INCOME

THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		276,019	26,153
Deductions
Sales taxes, returns and discounts		(85,351)	(12,911)

Net revenues		190,668	13,242
Cost of goods and services rendered		(181,696)	(13,538)

Gross profit		8,972	(296)
Operating (expenses) income
Selling expenses		(1,579)	(348)
Administrative and general expenses		(4,391)	(6,623)
Financial income		2,517	707
Financial expenses		(8,736)	(1,064)
Equity in income of subsidiaries and affiliated companies		62,468	41,133

		50,279	33,805

Operating income		59,251	33,509
Nonoperating income		43	—

Net income before income and social contribution tax		59,294	33,509
Income and social contribution taxes		—	1,727
Net income for the period		59,294	35,236

Net income per share—R$		2.00318	1.19041

Number of shares at period end		29,600,000	29,600,000

REFINARIA DE PETRÓLEO IPIRANGA S.A.

STATEMENTS OF INCOME

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		898,574	537,069
Deductions
Sales taxes, returns and discounts		(287,097)	(223,605)

Net revenues		611,477	313,464
Cost of goods and services rendered		(573,945)	(292,881)

Gross profit		37,532	20,583
Operating (expenses) income
Selling expenses		(6,101)	(1,132)
Administrative and general expenses		(17,494)	(20,155)
Financial income		6,018	3,519
Financial expenses		(13,199)	(5,867)
Equity in income of subsidiaries and affiliated companies		185,024	131,066
Other operating income (expenses)		—	489

		154,248	107,920

Operating income		191,780	128,503
Nonoperating income		426	—

Net income before income and social contribution tax and profit sharing		192,206	128,503
Income and social contribution taxes		—	(1,011)
Employees’ and directors’ profit sharing		—	(70)

Net income for the period		192,206	127,422

Net income per share—R$		6.49345	4.30480

Number of shares at period end		29,600,000	29,600,000

REFINARIA DE PETRÓLEO IPIRANGA S.A.

OTHER INFORMATION

STATEMENTS OF CASH FLOWS

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

	September 30, 2007	September 30, 2006
Cash flows from operating activities
Net income for the period	192,206	127,422
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net income of subsidiaries and associated companies	(185,024)	(131,066)
Depreciation and amortization	2,647	2,726
Residual cost on disposal of fixed assets	—	8
Interest on equity reserve	—	7,808
Decrease in accounts receivable	310	2,247
(Decrease) increase in accounts receivable from related parties	(10,962)	976
Decrease in inventories	38,368	54,061
Decrease in other accounts receivable	1,684	3,459
(Decrease) in trade accounts payable	(89,016)	(57,803)
Increase in accounts payable to related parties	3,039	1,647
(Decrease) in other accounts payable	(14,542)	(3,567)

Net cash (used in) provided by operating activities	(61,290)	7,918

Cash flows from investment activities
Purchases of property, plant and equipment	(452)	(215)

Net cash (used in) investment activities	(452)	(215)

Cash flows from financing activities
Proceeds from issuance of loans	351,333	19,564
Loans paid	(266,672)	(19,564)

Net cash provided by financing activities	84,661	—

Increase in cash and cash equivalents	22,919	7,703

Balance of cash and cash equivalents
At the beginning of the period	5,697	12,605
At the end of the period	28,616	20,308

Increase in cash and cash equivalents	22,919	7,703

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

1     Operations

Refinaria de Petróleo Ipiranga S.A. (the “Company”) is a public-held company with shares traded on the São Paulo Stock Exchange—BOVESPA.

The Company is primarily engaged in oil refining and the sale of its by-products.

2     Presentation of the interim financial information

The interim financial information was prepared in accordance with accounting practices derived from the Brazilian Corporation Law and the rules of the Brazilian Securities and Exchange Commission (CVM).

With the objective of improving the information presented to the market, the Company is presenting, as supplementary information, the statement of cash flows.

3     Description of significant accounting policies

The main accounting practices adopted by the Company, its subsidiaries and affiliated companies in preparing the interim financial information is described as follows:

a. Temporary cash investments

Temporary cash investments are recorded at cost plus income accrued up to the interim financial information date, which do not exceed their market value.

b. Provision for doubtful accounts

The Company’s management has individual customer credit information, which is used to evaluate customers’ ability to make payments. The allowance is recorded for an amount considered sufficient to cover probable losses on realization of accounts receivables.

c. Inventories

Inventories are stated at the lower of average acquisition cost or production cost and the market value or net realizable value.

d. Investments in subsidiaries and affiliated companies

Investments in subsidiaries and affiliated companies were valued using the equity method being recorded as operating results. Goodwill on the acquisition of investments is amortized over 10 years, the projected term of realization.

e. Property, plant and equipment

Property, plant and equipment are stated at the cost of acquisition or construction. Depreciation is calculated using the straight-line method, which takes into account the estimated useful lives of the assets.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

f. Financing and loans

Stated at original amounts plus financial charges incurred “pro rata temporis” until the interim financial information date. Loans acquired in foreign currency were translated into reais using the spot exchange rate at the interim financial information date.

g. Income and social contribution taxes

The income and social contribution taxes are calculated based on the rates of 15% plus a surcharge of 10% and 9% on taxable income for social contribution tax.

h. Provision for contingencies

The provision for contingencies is recorded for contingent risks that represent an estimated probable loss, based on the opinion of the internal and external legal advisors and administrators, and is recognized based on the estimated cost for the outcome of the lawsuits.

i. Actuarial commitment with post-retirement benefits

Actuarial commitments with the post-employment benefits plan granted and to be granted to employees, retired employees and pensioners (net of plan assets) are provisioned based on the actuarial calculation prepared by an independent actuary in accordance with the projected credit unit method.

j. Other assets and liabilities

Other assets and liabilities, classified as current and non-current, are recorded based on the expected timeframe of realization or payment. These other assets and liabilities are stated at known or estimated amounts, plus, when applicable, the corresponding income, charges and monetary and exchange variations incurred up to the balance sheet date.

k. Interest on equity reserve

Interest on capital to be received or paid/provisioned is recorded as income or financial expenses, respectively. For presentation purposes of the interim financial information, since it refers mainly to dividends, the amount was reclassified to the investments account and retained earnings, respectively. The interest paid/provisioned is calculated up to the limit estabilished by Law no. 9.249/95, based on the long-term interest rate over the equity, and it will be paid in substitution or to complement the compulsory dividends foreseen in the Company’s by-law.

l. Statement of income

Revenue from the sale of goods is recognized in the statement of income when the significant risks and rewards of ownership have been transferred to the buyer. Other revenues, expenses and costs are recognized when incurred and/or realized. The income statement includes surplus, charges and monetary and exchange variations, as determined by the contracts and official rates applicable to current and non-current assets and liabilities and, when applicable, the effects of the market value adjustments or realization.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

m. Accounting estimates

The preparation of interim financial information in accordance with accounting practices adopted in Brazil requires that management make estimates and assumptions for the Company and its subsidiaries that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from these estimates.

4     Trade account receivable

	September 30, 2007	June 30, 2007
Domestic market:
Trade receivables	1,782	961

	1,782	961

5     Subsidiaries and affiliated companies

The transactions performed between the Company’s subsidiaries and between the Company with other affiliated companies are carried out at market prices and similar conditions to those practiced with third parties and are described as follows:

Company	Trade account receivables (current)	Bonus (current)		Trade account payables (current)	Sales	Purchases	Financial result
Ipiranga Química S.A.	3,563	—		—	23,474	10	—
Copesul—Companhia Petroquímica do Sul.	—	—		613	207,905	61,079	—
Copesul—International Trading Inc.	—	—		—	—	257,035	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	9,160	36,839	(a)	31	528,840	933	(2,420)
Companhia Brasileira de Petróleo Ipiranga.	2,329	—		—	17,835	26	—
Isatec—Pesquisa, Desenvolvimento e Análises. Químicas Ltda.	30	—		70	30	160	—
Tropical Transportes Ipiranga Ltda.	—	—		4	2	90	—
Alberto Pasqualini—Refap S.A.	1,007	—		—	18,354	—	—
Petróleo Brasileiro S.A.	854	—		114	1,747	18,966	—
Petrobrás Distribuidora S.A.	783	—		—	41,285	—	—
Petrobrás Transportes S.A.—Transpetro.	—	—		—	—	18	—
PIFCO—Petrobras International Finance Co.	—	—		—	—	103,608	—

Total as of September 30, 2007	17,726	36,839		832	839,472	441,925	(2,420)

Total as of June 30, 2007	25,064	35,851		44,954

Total as of September 30, 2006					398,415	88,903	(2,818)

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

(a)	The Extraordinary General Meeting of Ipiranga Química (IQ), held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A, with face value of R$ 10 each, amounting to R$ 110,000 and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series mature on June 1, 2008. On June 12, 2003 the debentures were acquired by DPPI and CBPI, the Series A were fully acquired by DPPI and the series B fully acquired by CBPI. The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003. Since March 2007, the remuneration spread of Series B debentures is 1.0% per year.

(b)	The Extraordinary General Meeting of Ipiranga Química (IQ) held on October 6, 2005, approved the changes to the type of debentures, issued by IQ on June 1, 2003. The changes approved were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow their holders to purchase common shares of IQ under exactly the same terms as the conversion features originally included for the debentures. Subsequently, on December 1, 2005, a Sale Agreement was signed whereby DPPI sold for R$ 29 million to Refinaria de Petróleo Ipiranga S.A. the warrants it had obtained. The amount for the sale of the warrants is payable on October 3, 2007, and bears interest at the CDI interest rate.

(c)	The acquisition of goods from Refinaria de Petróleo Ipiranga S.A. includes tax obtained from tax substitution, and there is no revenue in Refinaria de Petróleo Ipiranga S.A.

6     Inventories

	September 30, 2007	June 30, 2007
Finished goods	22,853	31,455
Work in process	16,903	6,261
Raw materials	36,297	58,581
Indirect materials, packaging and warehouse	3,698	3,411
Inventories held by third parties	2,194	1,330
Allowance for adjustment to market value	(4,280)	(3,748)

	77,665	97,290

7     Recoverable taxes

	September 30, 2007	June 30, 2007
Income tax	2,156	2,156
Social contribution tax	781	781
IRRF (withholding income tax)	4	3
PIS e COFINS (taxes on revenues)	13,683	18,784
Other	172	168

	16,796	21,892

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

8     Income and social contribution taxes

a. Deferred

The Company has the amount of R$ 24,431 for tax credits, to be offset against future taxable income, which is derived from accumulated losses and negative social contribution basis, which will be recognized when effectively realized.

b. Reconciliation of income and social contribution taxes in the statements of income

	September 30, 2007	September 30, 2006
Reconciliation of income and social contribution taxes in the statements of income
Income before taxes, equity in income of subsidiary and affiliated companies and minority interest	192,206	128,503
Additions and deductions
Equity income in affiliates	(185,024)	(131,066)
Interest on equity reserve received by the Company		7,808
Interest on equity reserve paid by the Company	(17,889)	(19,787)
Reversal of provisions	(3,562)	(1,398)
Non-deductible provisions	8,591	20,375
Other	34	(188)
Offset of tax loss carryforwards	—	(1,274)

Tax basis	(5,644)	2,973

Statutory rate		34%

Income and social contribution taxes—Current	—	1,011

9     Investments

The activities of the Subsidiaries and affiliated companies have been summarized as follows:

Subsidiaries

Ipiranga Química S.A. (ICQ): dealer of chemical products and holding company of IPQ IPQ—Ipiranga Petroquímica S.A. (it does not have shares negotiated on the São Paulo Stock Exchange).

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”), for itself and also as commission agent of Petróleo Brasileiro (“Petrobrás”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of Ipiranga Group, 66.2% of the common shares and 13.9% of the preferred shares issued by Refinaria de Petróleo Ipiranga S.A., 69.2% of the common shares and 13.5% of the preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. and 3.8% of the common shares and 0.4% of the preferred shares issued by Companhia Brasileira de Petróleo Ipiranga.

In this agreement between Ultrapar, Braskem and Petrobras, Ultrapar became engaged in the distribution of fuels and lubricants in the South and Southeast Regions of Brazil (“South Distribution Assets”), and Petrobras became engaged in the distribution of fuels and lubricants in the North, Northeast and Center-West (“North Distribution Assets”), and Braskem became engaged in petrochemical assets, represented by Ipiranga Química

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

S.A., Ipiranga Petroquímica S.A. (IPQ) and for the investment of this Company in Copesul—Companhia Petroquímica do Sul (Copesul) (“Petrochemical Assets”).

Affiliated companies

Companhia Brasileira de Petróleo Ipiranga (CBPI): fuels and lubricants distribution and related products, and also transportation, convenience stores and petrochemical activities;

Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI): fuels and lubricants distribution and related products, and also transportation, convenience stores and petrochemical activities.

	IQ	CBPI	DPPI	Total September 30, 2007	Total June 30, 2007
Information on the investees
Number of shares
Ordinary shares (thousand)	255,220,842	8,787	1,633	—	—
Preferred shares (thousand)	—	3,312	814	—	—
Direct interest (%)
In voting capital	58.5269	24.8148	15.2503	—	—
In total capital	58.5269	11.4191	7.6463	—	—
Shareholders’ equity of the investee	835,581	1,839,874	909,971	—	—
Net income of the investee	246,745	284,709	105,942	—	—
Changes in the investment in the period
Balance as of December 31, 2006	344,628	177,586	61,478	583,692	583,692
Equity in affiliates	144,412	32,511	8,101	185,024	122,556

	489,040	210,097	69,759	768,716	706,248

Bonus				28,989	28,989
Other investments				392	392

				798,097	735,629

10     Property, plant and equipment

	Annual depreciation rates - %	Cost	Accumulated depreciation	September 30, 2007	June 30, 2007
				Net	Net
Land	—	11,456	—	11,456	11,456
Buildings	4	10,886	8,597	2,289	2,367
Operating machines, equipment and installations	10	121,352	104,266	17,086	17,852
Furniture and fixtures	10	2,377	2,128	249	247
Computers and peripherals	20	1,572	1,452	120	101
Vehicles	20	707	666	41	46
Construction in progress	—	3,804	—	3,804	3,683
Other	10	1,099	1,067	32	36

		153,253	118,176	35,077	35,788

The Parent Company’s land includes the amount of R$ 6,186 related to a revaluation performed in 1983.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

11     Loans and financing

	September 30, 2006	June 30, 2007	Interest rate based on	Effective rate	Warranty
Characteristics	Current	Current
Local currency
Compror	17,973	—	CDI	107% CDI	Promissory note
Working capital	66,688	—	CDI	85% CDI	Promissory note

	84,661	—

Foreign currency
FINIMP—Imports financing	—	51,748	US$	Libor + 0.125 + 0.15	Promissory note

	84,661	51,748

CDI—Interbank Deposit Certificate.

12     Payable taxes

	September 30, 2007	June 30, 2007
IRRF	48	40
PIS/COFINS	26,760	25,521
ICMS	8,215	4,257
CIDE (economic intervention contribution)	5,154	4,121
Other	3	4

	40,180	33,943

(-) Current	14,874	8,637

Non-current	25,306	25,306

The amount classified to non-current liabilities refers to the provision for CIDE which can be paid using PIS and Cofins credits, in accordance with article 8 of Law No. 10.336/01.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

13     Provision for contingencies

a. Contingent liabilities—Probable

Based on information from its internal and external legal advisors, management recorded provisions for amounts considered sufficient to cover probable losses from the current actions, as follows:

	Judicial deposits		Provision for contingencies
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Tax	—	—	192	543
Labor	286	286	906	1,249

	286	286	1,098	1,792

(-) Current			434	668

Non-current			664	1,124

Additional information:

•	Tax lawsuits

At September 30, 2007 and June 30, 2007 tax lawsuits were related to: (1) social security contribution assessment related to disclosure of GFIP with incomplete information on the taxable events from the payroll; and (2) tax assessment due to the non-payment of the future market and exchange commission. The decrease refers to the payment of the lawsuit related to SAT, collected by INSS.

•	Labor lawsuits

At September 30, 2007 and June 30, 2007, the Company’s labor lawsuits refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc. The decrease presented at the quarter refers mainly to the payment of a labor claim.

b. Contingent liabilities—Possible

The lawsuits considered as representing possible risk of losses by management, based on internal and external legal advisors, are not provisioned in the interim financial information and comprised of:

	September 30, 2007	June 30, 2007
Tax	400	395
Civil	155	—
Labor	243	182

Total	798	577

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

Additional information:

•	Tax lawsuits

At September 30, 2007 and June 30, 2007, fiscal lawsuits refer mainly to: (1) tax assessment due to non payment of inspection from stock market; (2) notification to pay amounts originated from deductions of education-allowance incorrectly made, based on the absence of information to the National Fund for Development of Education (FNDE) and (3) voluntary denouncement of incorrect payment of PIS/COFINS without the payment of penalties.

•	Labor lawsuits

At September 30, 2007 and June 30, 2007, labor lawsuits in this classification referred mainly to cases brought by former employees and outsourced personnel, which claim for salary charges.

c. Contingent assets

The Company and its subsidiaries have filed administrative and judicial claims at Federal and State courts to recover incorrect payments or overpayment of taxes, charges and contributions, which may, when ended, represents income which, given their contingent nature, have not been recorded in the interim financial information as at September 30, 2007.

As a result of the changes in lawsuits, management, based on its legal counsel, has classified the lawsuit as representing a probable successful outcome. At September 30, 2007, the aforementioned lawsuits have been summarized as follows:

Federal
PIS/COFINS—Increase in tax basis	3,154

State
State income surtax—AIRE	3,453

14     Management and employees interest

These interests are calculated based on the net income, after the deductions of accumulated losses, if any, and income and social contribution taxes, being calculated in this respective order, as follows:

a. Employees interest

Calculated at 3% of net income, which is calculated after excluding all results from investments, recorded in the statements of income as income or expenses of equity in income of affiliated companies, amortization of goodwill (negative or positive), write-off of investments and interest on capital received or paid by the Company during the period.

b. Management interest

Calculated at the end of the period, at 10% on net income after employees’ interest, which can not exceed the global annual remuneration fixed for management in the General Meeting.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

15     Provision for post-retirement benefits

The Company, together with other Petróleo Ipiranga Companies, sponsors Fundação Francisco Martins Bastos, a separate entity offering complementary private pensions, whose retirement supplement plan covers all employees.

The accumulated amount for the Company’s contribution, for the period ended September 30, 2007, was R$ 238. (R$ 329 at September 30, 2006)

Net liabilities registered at September 30, 2007, were R$ 40,446, of which R$ 3,857 was recorded as current liabilities and R$ 36,589 as non-current liabilities.

These additional retirement benefits were calculated in an actuarial evaluation conducted by independent actuaries, Towers Perrin Forster & Crosby Ltda.

Actuarial liabilities at September 30, 2007, reflect the appraisal report prepared by the independent actuary on May 30, 2007, maintaining the biometric assumptions and rates disclosed in the financial statements as of December 31, 2006.

16     Shareholders’ equity

a. Capital

At September 30, 2007, capital comprised 29,600,000 shares with no par value, composed of 9,982,404 common shares and 19,617,596 preferred shares.

Preferred shares have no voting rights and are entitled to dividends 10% higher than those paid on common shares and have priority in the distribution of dividends and in the reimbursement of capital, in the event the Company is liquidated.

b. Reserves

	September 30, 2007	June 30, 2007
Revaluation reserves
Own assets	6,186	6,186

Profit reserves
Legal	17,943	17,943
For working capital and conservation and improvement of installations	—	—
Unrealized profits
Year 2004	27,374	27,374
Year 2005	21,941	21,941
Year 2006	28,856	28,856

	96,114	96,114

The Extraordinary General Meeting, held on April 18, 2007, approved the capital increase from R$ 365 million to R$ 475 million, incorporating the total of the profit reserve—working capital and improvement to facilities of R$ 109,067 and part of the profit reserve—legal reserve in the amount of R$ 933.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

c. Distribution of dividends

Shareholders are guaranteed an annual distribution of minimum mandatory dividends corresponding to 30% of the net profit for the fiscal period, after 5% has been set aside for the legal reserve. Shareholders holding preferred shares are entitled to receive dividends or interest on own capital 10% higher than those holding common shares. The aforementioned dividends are calculated in accordance with Article 202 of Law 6.404/76.

d. Interest on equity reserve

The Ordinary General Meeting, held on April 18, 2007, approved the payment after June 15, 2007, of interest on equity reserve related to the 2006 year-end, related to the part of realized net income, based on the share position held by the shareholder’s at that date. The amount of interest on capital approved per share has been summarized as follows:

	Common	Preferred
Gross amount	0.5668	0.6235
Net amount	0.4818	0.5300

17     Sureties and warranties provided

In the normal course of business, the Company issues sureties, warranties and pledges on certain fund-raising transactions carried out by affiliates and direct or indirect subsidiaries.

At September 30, 2007, the values referring to these transaction guarantees by DPPI were as follows:

Guaranteed	September 30, 2007	June 30, 2007	Maturity
DPPI	341	441	2010
EMCA	759	940	2009
	32,450	56,017	2007
	53	73	2008

IASA	32,503	56,090
	14,500	23,072	2007
	10,915	3,610	2008
	152	177	2009

IQ	25,567	26,859
IPQ	—	6,383	2007
	59,170	90,713

DPPI—Distribuidora de Produtos de Petróleo Ipiranga S.A.

EMCA—Empresa Carioca de Produtos Químicos S.A.

IASA—Ipiranga Asfaltos S.A.

IQ—Ipiranga Química S.A.

IPQ—Ipiranga Petroquímica S.A.

REFINARIA—Refinaria de Petróleo Ipiranga S.A.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

18     Financial instruments

Considering the terms of CVM Instruction 235/95, the Company and its subsidiaries conducted an evaluation of current book assets and liabilities in relation to their market values, based on information available and appropriate evaluation methodologies. The market values of the Company’s main financial instruments are close to their book values. However, the interpretation of market data and the selection of evaluation methods require considerable judgment and reasonable estimates to produce the most appropriate realization value. As a result, the estimates presented do not necessarily indicate the amounts that may be realized in the current market. The use of different market assumptions and/or estimate methodologies may have a material effect on the estimated market values.

The Company and its subsidiaries take part in transactions that involve financial instruments, registered in equity accounts, used to meet requirements and reduce exposure to credit, market and currency risks. Administration of these risks is carried out by defining strategies, establishing control systems and defining position limits.

The Company’s assets and liabilities were evaluated to fair-value on the balance date. The result of this evaluation did not result in the need to make adjustments to those amounts disclosed in the interim financial information.

The main bases for the financial instruments affecting the Company’s businesses are listed below:

a. Currency risk

This risk arises from the possibility of the Company incurring significant losses due to the fluctuations in exchange rates which may affect foreign currency loan and finance balances.

b. Credit risk

The risk of the Company incurring losses following defaults on customer financing and accounts receivable. In order to reduce this type of risk, the Company has a policy for granting credit and executes supply agreements with its customers obtaining real guarantees for significant balances.

c. Price risk

The oil refining activity is subject to this risk when variations in the price of petroleum in the market are not transferred to petroleum products. To reduce this risk, the Company has been seeking alternatives with the Federal Government and Petrobrás.

d. Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase financial expenses on loans and financing raised on the markets. The Company continuously monitors market interest rates in order to evaluate the need for hedging against interest rate volatility.

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

(Unaudited)

(In thousands of Reais)

e. Financial result

	September 30, 2007	September 30, 2006
Financial income
Interest	678	594
Monetary variation	217	2,078
Exchange rate variation	4,557	—
Other financial income	566	847

	6,018	3,519

Financial expenses
Interest	(2,866)	(15)
Monetary variation	(3,021)	(3,387)
Exchange rate variation	(5,553)	(2,417)
Discounts given	(153)	—
Other financial income	(1,606)	(48)

	(13,199)	(5,867)

Net financial result	(7,181)	(2,348)

19     Insurance

The Company has an insurance and risk management program that provides coverage and protection for all insurable assets, including insurance coverage for risks arising from suspended production, in an operational risk policy negotiated with national and international insurers through the Brazilian Reinsurance Institute.

Coverage and limits insured in the contracted policies are based on rational studies of risks and losses carried out by local insurance consultants, and the board believes that the type of insurance contracted is sufficient to cover any claims that may occur, in light of the nature of the Company’s activities.

Main insurance coverage is related to operating risks, loss of profits, industrial multi-risk, office multi-risk, named risks—pools and civil liability.

20     Subsequent events

In April, 2007 Ultrapar acquired the control of certain companies from the Ipiranga Group. The acquisition process is structured in four stages. The first stage was concluded on April 18 with the control transference. Currently the second stage of the process is being concluded, which is the accomplishment of tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga S.A. (CBPI). On October 22, the auctions were made through public offering by DPPI and RPI. A total of 1,274,718 shares were acquired by DPPI, equivalent to 77% of the shares offered by the target and 2,771,781 shares by RPI, equivalent to 82% of the shares offered by the target. The auction of OPA by CBPI is anticipated for November 8, 2007.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

Interim financial information

Nine-month period ended

September 30, 2007

(A translation of the original interim financial information in Portuguese, prepared in accordance with accounting principles derived from the Brazilian Corporation Law and rules of the Brazilian Securities and Exchange Commission (CVM))

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

		Parent Company		Consolidated
	Note	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Assets
Current assets
Cash and cash equivalents		8,631	13,604	42,946	20,911
Temporary cash investments		51,798	49,384	215,406	133,322
Trade accounts receivable	5	149,926	141,628	1,284,561	1,270,103
Debentures and bonus of related parties	6	83,852	81,562	117,886	114,661
Inventories	7	59,909	53,062	423,636	433,059
Recoverable taxes	8	6,702	11,976	99,886	76,309
Deferred income and social contribution taxes	9	3,678	3,234	43,569	41,771
Subsidiary and affiliated companies	6	2,245	2,356	4,440	3,043
Prepaid expenses	10	1,303	2,119	8,788	13,262
Other accounts receivable		1,789	4,598	15,374	23,515

		369,833	363,523	2,256,492	2,129,956

Noncurrent assets
Long-term assets
Temporary cash investments		—	—	90,226	88,640
Trade accounts receivable	5	45,718	39,501	213,184	198,185
Provision for doubtful accounts		(12,800)	(11,937)	(12,819)	(11,937)
Subsidiary and affiliated companies	6	1,052	1,052	—	—
Recoverable taxes		—	—	3,146	2,985
Deferred income and social contribution taxes	9	11,992	11,545	47,186	46,722
Judicial deposits		1,870	3,167	11,078	11,209
Prepaid expenses	10	2,759	2,905	18,915	17,742
Other accounts receivables		762	110	8,396	8,387

		51,353	46,343	379,312	361,933

Permanent assets Investments
Subsidiaries	11	474,755	451,056	353,531	319,877
Other investments		100	418	891	1,232

		474,855	451,474	354,422	321,109

Property, plant and equipment	12	121,702	122,014	884,582	887,461

Deferred charges		—	—	286	478

		596,557	573,488	1,239,004	1,208,570

		1,017,743	983,354	3,875,094	3,700,937

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

		Parent Company		Consolidated
	Note	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Liabilities
Current liabilities
Trade accounts payable		15,600	15,245	187,137	170,884
Loans and financing	13	30,546	2,441	299,166	89,765
Salaries and vacation pay		3,758	3,427	36,964	46,606
Profit participation		303	730	2,333	3,541
Taxes payable	14	2,491	2,708	131,899	96,505
Provision for post-retirement benefits	16	2,309	2,309	7,234	7,234
Provision for variable remuneration		2,985	2,047	21,983	15,307
Subsidiary and affiliated companies	6	11,139	12,658	258,039	277,954
Provision for contingences	15	927	3,055	7,627	10,031
Other accounts payable		3,663	4,785	36,865	15,298

		73,721	49,405	989,247	733,125

Noncurrent liabilities
Long-term liabilities
Loans and financing	13	4,562	32,583	381,349	584,452
Provision for post-retirement benefits	16	27,920	27,920	74,174	74,174
Provision for contingences	15	1,569	—	60,088	58,177
Other		—	—	7,010	7,296

		34,051	60,503	522,621	724,099

Minority interest		—	—	1,453,255	1,370,267

Shareholders’equity	20
Capital		615,000	615,000	615,000	615,000
Capital reserves		50	50	50	50
Profit reserves		188,979	188,979	188,979	188,979
Retained earnings		105,942	69,417	105,942	69,417

		909,971	873,446	909,971	873,446

		1,017,743	983,354	3,875,094	3,700,937

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

STATEMENTS OF INCOME

THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais, except income per share)

		Parent Company		Consolidated
	Note	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		849,486	891,221	6,782,587	6,784,616

Deductions
Sales taxes, returns and discounts		(22,896)	(21,447)	(173,633)	(149,872)

Net revenues		826,590	869,774	6,608,954	6,634,744
Cost of goods and services rendered		(780,538)	(824,325)	(6,253,860)	(6,318,972)

Gross profit		46,052	45,449	355,094	315,772

Operating (expenses) income
Selling expenses		(22,949)	(19,981)	(122,961)	(111,657)
Administrative and general expenses		(11,099)	(21,447)	(116,814)	(125,631)
Financial expenses	19	(1,368)	(4,008)	26,288	19,024
Financial income	19	6,328	7,706	(16,143)	(26,464)
Other operating income (expenses)		(2,007)	800	625	3,677
Equity in income of subsidiaries and affiliated companies		26,997	20,234	33,657	20,314

		(4,098)	(16,696)	(195,348)	(220,737)

Operating loss
Nonoperating income (expenses)		(360)	27,288	(258)	23,521

Net income before income and social contribution taxes contribuição social e das participações estatutárias and profit sharing		41,594	56,041	159,488	118,556
Income and social contribution taxes	9	(4,766)	(3,089)	(37,880)	(4,079)
Employees’ and directors’ profit sharing		(303)	—	(2,096)	(85)
		—	—	(82,987)	(61,440)

Net income for the period		36,525	52,952	36,525	52,952

Net income per share—R$		1.14141	1.65475

Number of shares at period end		32,000,000	32,000,000

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

STATEMENTS OF INCOME

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais, except income per share)

		Parent Company		Consolidated
	Note	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		2,588,095	2,698,279	19,903,399	19,531,700

Deductions
Sales taxes, returns and discounts		(68,408)	(63,089)	(495,079)	(491,743)

Net revenues		2,519,687	2,635,190	19,408,320	19,039,957
Cost of goods and services rendered		(2,371,690)	(2,493,721)	(18,389,034)	(18,104,769)

Gross profit		147,997	141,469	1,019,286	935,188
Operating (expenses) income
Selling expenses		(66,093)	(61,477)	(341,980)	(326,597)
Administrative and general expenses		(42,219)	(50,286)	(366,925)	(364,396)
Financial expenses	19	(4,695)	(15,198)	(45,763)	(47,431)
Financial income	19	16,898	28,783	64,276	41,847
Other operating income (expenses)		(703)	3,439	7,501	11,544
Equity in income of subsidiaries and affiliated companies		72,824	56,592	99,731	65,465

		(23,988)	(38,147)	(583,160)	(619,568)

Operating loss
Nonoperating income (expenses)		(113)	27,259	6,483	30,437

Net income before income and social contribution taxes contribuição social e das participações estatutárias and profit sharing		123,896	130,581	442,609	346,057
Income and social contribution taxes	9	(16,921)	(10,241)	(106,145)	(37,872)
Employees’ and directors’ profit sharing		(1,033)	(931)	(5,637)	(4,416)
Minority interest		—	—	(224,885)	(184,360)

Net income for the period		105,942	119,409	105,942	119,409

Net income per share—R$		3.31069	3.73153

Number of shares at period end		32,000,000	32,000,000

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

OTHER INFORMATION

STATEMENTS OF CASH FLOWS

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

	Parent Company
	September 30, 2007	September 30, 2006
Cash flows from operating activities
Net income for the period	105,942	119,409
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,159	12,438
Provision for contingencies	9	320
Equity in net income of subsidiaries and affiliated companies	(72,824)	(56,592)
Residual cost on disposal of fixed assets	910	21,809
Income and social contribution deferred taxes	429	(3,344)
Provision for pension and post-employment benefits	474	—
Provision for doubtful accounts	1,630	1,560
Monetary/exchange variation over assets	(4,824)	(23,171)
Monetary/exchange variation over liabilities	2,514	13,721
Dividends received from interest on equity reserves in subsidiaries	6,865	10,464
Decrease in accounts receivable	9,828	13,524
Decrease in accounts receivable from related parties	6,529	(159)
Decrease in inventories	8,063	(9,954)
(Decrease) in trade account payable	(17,644)	(26,916)
Increase in accounts payable to related parties	3,604	123
Decrease in other account receivable	16,616	1,176
(Decrease) in other account payable	(4,201)	(6,027)

Net cash used in operating activities	76,079	68,381

Cash flows from investment activities
Purchases of investments	(5)	(48,871)
Purchases of property, plant and equipment	(9,605)	(18,766)

Net cash (used in) investment activities	(9,610)	(67,637)

Cash flows from financing activities
Proceeds from issuance of loans	76,029	27,652
Principal payments on loans and interests	(104,045)	(120,667)
Financing to customers (principal)	(29,906)	(17,440)
Payments of customers financing	20,229	18,581
Debentures payment to related parties	12,206	117,644
Interest on equity reserves payment	—	(26,543)

Net cash (used in) financing activities	(25,487)	(773)

Increase (decrease) in cash and cash equivalents	40,982	(29)

Balance of cash and cash equivalents
At the beginning of the period	19,447	31,106
At the end of the period	60,429	31,077

Increase (decrease) in cash and cash equivalents	40,982	(29)

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE INTERIM FINANCIAL INFORMATION

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

1     Operations

Distribuidora de Produtos de Petróleo Ipiranga S.A. (the “Company”) is a publicly-held Company with shares traded on the São Paulo Stock Exchange—BOVESPA. Until April 18, 2007, the shareholder control was held by the families Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira.

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”), for itself and also as commission agent of Petróleo Brasileiro (“Petrobrás”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of Ipiranga Group, 66.2% of the common shares and 13.9 % of the preferred shares issued by Refinaria de Petróleo Ipiranga S.A., 69.2% of the common shares and 13.5 % of the preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. and 3.8% of the common shares and 0.4 % of the preferred shares issued by Companhia Brasileira de Petróleo Ipiranga.

The Company, its subsidiaries and affiliated companies are engaged in the distribution of fuels, lubricants and related products, convenience stores and also the petrochemical business.

2     Presentation of the interim financial information

The interim financial information was prepared in accordance with accounting practices derived from the Brazilian Corporation Law and the rules of the Brazilian Securities and Exchange Commission (CVM).

With the objective of improving the presentation of the information provided to the market, the Company has presented, as supplementary information, the statement of cash flows prepared in accordance with NPC 20—Statement of Cash Flows, issued by IBRACON (Brazilian Institute of Independent Auditors).

3    Description of significant accounting policies

The main accounting practices adopted by the Company, its subsidiaries and affiliated companies in preparing the interim financial information are consistent with those adopted for the previous interim financial information and the financial statements as at December 31, 2006, as presented below:

a. Temporary cash investments

Temporary cash investments are recorded at cost plus income accrued up to the interim financial information date, which do not exceed their market value.

b. Provision for doubtful accounts

Provision for doubtful accounts was calculated at an amount considered adequate by management to cover any losses arising on collection of accounts receivable.

c. Inventories

Inventories are stated at the lower of average acquisition cost or production cost and the market value or net realizable value.

d. Investments in subsidiaries and affiliated companies

Investments in subsidiaries and affiliated companies were valued using the equity method being recorded as operating results.

e. Property, plant and equipment

Property, plant and equipment are stated at acquisition or construction cost. Depreciation is calculated using the straight-line method, which takes into account the estimated useful lives of the assets. Leasehold improvements are depreciated over the effective contract terms or the useful life of the assets, if shorter.

f. Loans and financing

Stated at original amounts plus financial charges incurred “pro rata temporis” until the interim financial information date. Loans acquired in foreign currency were translated into reais using the spot exchange rate at the interim financial information date.

g. Income and social contribution taxes

The income and social contribution taxes, current and deferred (CVM deliberation no. 273/98), are calculated using the effective income and social contribution tax rates, as mentioned in note no. 9.

h. Provision for contingences

The provision for contingencies is recorded for contingent risks that represent an estimated probable loss, based on the opinion of the internal and external legal advisors and administrators, and recognized based on the estimated cost from the outcome of the lawsuits.

i. Actuarial commitment with post-retirement benefits

Actuarial commitments with the post-retirement benefits plan granted and to be granted to employees, retired employees and pensioners (net of plan assets) are provisioned based on the actuarial calculation prepared by an independent actuary in accordance with the projected credit unit method.

j. Other assets and liabilities

Other assets and liabilities, classified as current and non-current, are recorded based on the expected timeframe of realization or payment. These other assets and liabilities are stated at known or estimated amounts, plus, when applicable, the corresponding incomes, charges and monetary and exchange variations incurred up to the balance sheet date.

k. Statement of income

Revenue from the sale of goods is recognized in the statement of income when the significant risks and rewards of ownership have been transferred to the buyer. Other revenues, expenses and costs are recognized when incurred and/or realized. The income statement includes surplus, charges and monetary and exchange variations, as determined by the contracts and official rates applicable to current and non-current assets and liabilities and, when applicable, the effects of the market value adjustments or realization.

l. Accounting estimates

The preparation of interim financial information in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions for the Company and its subsidiaries that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from these estimates.

4    Consolidation criteria

The consolidated interim financial information was prepared in accordance with basic consolidation principles derived from the Brazilian Corporation Law and the rules of the Brazilian Securities and Exchange Commission (CVM), which comprise Distribuidora de Produtos de Petróleo Ipiranga S.A. (parent company) and the following subsidiaries:

	Location	Direct	Indirect
Companhia Brasileira de Petróleo Ipiranga(*)	Brazil	21.0134	—
ISA-Sul Administração e Participações Ltda.	Brazil	99.9995	—
Comercial Farroupilha Ltda.	Brazil	99.9998	0.0002
Ipiranga Asfaltos S.A.	Brazil	0.0083	99.9917
Tropical Transporte Ipiranga Ltda.	Brazil	0.0032	99.9968
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	1.0000	99.0000
Ipiranga Imobiliária Ltda.	Brazil	0.0001	99.9999
am/pm Comestíveis Ltda.	Brazil	0.0001	99.9999
Empresa Carioca de Produtos Químicos S.A.	Brazil	—	99.9980
Ipiranga Logística Ltda.	Brazil	1.0000	99.0000
Maxfácil Participações S.A(**)	Brazil	16.0000	34.0000
Ipiranga Administração de Bens Móveis Ltda.	Brazil	99.9900	0.0100
Ipiranga Trading Ltd.	British Virgin Island	—	100.0000

(*)	Of the 35,409 thousand of ordinary shares of Companhia Brasileira de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. holds 22,264 thousand shares, which correspond to 62.88% of the voting capital.

(**)	Shared control with Companhia Brasileira de Petróleo Ipiranga, which holds an investment interest of 34%, and with União de Bancos Brasileiros S.A.—UNIBANCO, which holds 50%.

The consolidated financial information was prepared adopting, the following practices:

a.	The parent company and its subsidiaries adopt uniform accounting practices to record operations and for valuing balance sheet items;

b.	Elimination of the results of the balance sheet accounts and the results of transactions between the parent company and the subsidiaries have been eliminated; and

c.	Identification of minority interests in the consolidated financial information.

5     Trade accounts receivable

	September 30, 2007	June 30, 2007
Domestic market:
Trade receivables	129,376	125,150
Financing to customers	62,890	52,986
Foreign market:
Trade receivables	3,378	2,993

	195,644	181,129

(-) Current	149,926	141,628

Non-current	45,718	39,501

The non-current amount refers mainly to financing provided to customers for renewal and modernization of gas stations, product acquisition and market development.

6     Subsidiaries and affiliated companies

The transactions performed between the Company’s subsidiaries and between the Company and other affiliated companies are carried out at market prices and similar conditions to those practiced with third parties and are described as follows:

Company	Current account receivables	Current Bonus and Debentures		Non-current account receivables	Current account payables	Sales	Purchases		Financial results
Companhia Brasileira de Petróleo Ipiranga	785	—		1,052	846	14,048	18,436		—
Isa-Sul Administração e Participações Ltda.	144	—		—	558	97	491		—
Ipiranga Petroquímica S.A.	5			—	74	136	1,029		—
Refinaria de Petróleo Ipiranga S.A.	111	36,849	(b)	—	3,536	225	522,970	(c)	2,346
Ipiranga Química S.A.	10	47,003	(a)	—	51	—	426		4,817
Comercial Farroupilha Ltda.	1,073	—		—	32	19,672	281		—
Tropical Transportes Ipiranga Ltda.	15	—		—	517	4	13,011		—
Copesul-Companhia Petroquímica do Sul	3	—		—	226	25	8,145		—
Refinaria Alberto Pasqualini S.A.	75	—		—	2,097	783	1,589,667		—
Petróleo Brasileiro S.A.	—	—		—	2,644	—	20,462		—
Others	24				558	1,065	4,721

Total as of September 30, 2007	2,245	83,852		1,052	11,139	36,055	2,179.639		7,163

Total as of June 30, 2007	2,356	81,562		1,052	12,658	24,081	1,452,609		4,877

Total as of September 30, 2006						14,852	1,915,560		4,875

(a)

On June 12, 2003, Distribuidora de Produtos de Petróleo Ipiranga (DPPI) subscribed in full to 11,000 debentures, Series A, for the nominal amount of R$ 10 each, amounting to R$ 110,000, issued by Ipiranga

Química (IQ). The remuneration for the debentures corresponds to the Interbank Deposit Certificate (CDI), plus spread subject to six-month period. This spread, from December 1, 2005 is set at 1% per year. In 2007, IQ surrender 636 debentures, Series A per R$ 12,206, with R$ 6,360 as principal and R$ 5,846 as interest. On September 30, 2007 after several surrenders by IQ, DPPI remained with 2,489 debentures. For this quarter, the financial income from the remuneration of these debentures amounted to R$ 1,519 (R$ 3,805 at September 30, 2006).

(b)	Through the Understanding Protocol signed on October 3, 2005, Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI), Companhia Brasileira de Petróleo Ipiranga (CBPI) and Refinaria de Petróleo Ipiranga S.A. (RPI), agreed to hold the Extraordinary General Meeting (AGE) of Ipiranga Química (IQ) which defined the change in the debenture category, issued by IQ on June 2003 from convertible to non-convertible shares and the issuance of subscription bonus to be delivered to DPPI and CBPI, without encumbrance, to substitute the conversion rights.

The aforementioned AGE was held on October 6, 2005 and all of the transactions foreseen in the Understanding Protocol were rendered. On December 1st, 2005 an agreement was signed for the sale and purchase and DPPI sold its subscription bonus to Refinaria de Petróleo Ipiranga S.A., amounting to R$ 29 million and as consequence, kept its participation in IQ. The referred amount will be paid by RPI to DPPI by October 3, 2007, remunerated by the Interbank Deposit Certificates(CDI). For this quarter, the financial income from this transaction amounted to R$ 998. (R$ 1,114 at September 30, 2006)

(c)	The acquisitions of goods from Refinaria de Petroleo Ipiranga include taxes charged through taxation substitution, which are not revenues for Refinaria de Petroleo Ipiranga S.A.

7     Inventories

	September 30, 2007	June 30, 2007
Fuel	42,648	32,661
Lubricant and grease	3,823	3,633
Raw material, packing and storage	13,438	16,768

	59,909	53,062

8     Recoverable taxes

	September 30, 2007	June 30, 2007
Income tax	4,759	9,016
Value Added—Tax on Sales and Services—ICMS	1,582	2,147
Excise Tax—IPI	351	806
Other taxes	10	7

	6,702	11,976

9     Income and social contribution taxes

a. Deferred

The register of the deferred tax asset is based upon the Company’s past profitability, and considers the Company’s budget which projects profitable operations to enable the realization of these credits within a period not exceeding 10 years. The basis for the constitution of these tax assets are as follows:

	September 30, 2007	June 30, 2007
Assets
Provision for post-retirement benefits	30,229	30,229
Provision for contingencies	2,602	3,055
Provision for variable remuneration	2,985	2,047
Provision for losses on taxes	5,550	6,035
Other provisions	4,722	2,101

Calculation basis	46,088	43,467
Tax rate	34%	34%

Deferred income and social contribution taxes	15,670	14,779
(-) Current	3,678	3,234

Non-current	11,992	11,545

b. Estimated recovery of deferred income tax and social contribution

The estimated recovery of deferred income and social contribution tax is based on projections of taxable income.

Considering that the fiscal credits relate mainly to temporary differences (provision for contingencies and provision for post-retirement benefits granted and to be granted), the realization of credits will occur with the settlement of the correspondent liability. Management, based on the estimate of the final decision on the existing claims and considering the nature of the provisions which gave rise to such, estimates the recovery of these credits as follows:

2007	3,678
2008	3,218
2009	919
2010	906
2011 to 2013	3,121
2014 to 2016	3,828

15,670

c. Reconciliation of income and social contribution taxes in the statements of income

	September 30, 2007	September 30, 2006
Reconciliation of income and social contribution taxes in the statements of income
Income before taxes, equity in income of subsidiary and affiliated companies and minority interest	50,039	45,700
Tax rate	34%	34%

Income and social contribution taxes at official rates	17,013	15,538

Adjustments to the effective tax rate
Non-deductible expenses	124	437
Interest on equity reserve		(5,467)
Workers Meal Program—PAT	(17)	—
Cultural projects	(199)	(267)

Income and social contribution taxes in the statements of income	16,921	10,241

Current	16,492	13,585
Deferred	429	(3,344)

10     Prepaid expenses

	September 30, 2007	June 30, 2007
Rent	3,345	3,491
Advertising	359	742
Insurance	60	137
Other	298	654

	4,062	5,024

(-) Current	1,303	2,119

Non-current	2,759	2,905

11     Investments

The main activities undertaken by the affiliated companies are as follows:

•	CBPI—Companhia Brasileira de Petróleo Ipiranga: distribution of fuels, lubricants and related products;

•	Tropical—Tropical Transportes Ipiranga Ltda.: fuel transportation, chemical products, lubricants and general products transportation;

•	IASA—Ipiranga Asfaltos S.A.: development, production and distribution of asphalt products;

•	COFAL—Comercial Farroupilha Ltda,: franchise of fuel stations, including convenience stores and jet oil automotive units;

•	Isa-Sul—Isa-Sul Administração e Participações Ltda.: provide technical, administrative, commercial and marketing assistance for operating franchises of am/pm, and also administration of real estate;

•	Maxfácil—Maxfácil Participações S.A.: investments in other companies;

•	IABM—Ipiranga Administração de Bens Móveis Ltda.: provide real estate services;

•	ILL—Ipiranga Logística Ltda.: provide logistic services,

	CBPI	Tropical	IASA	COFAL	Isa-Sul	Maxfácil	Iabm	ILL	Total September 30, 2007	Total June 30, 2007
Information on the investees
Number of shares or quotas owned
Common shares (thousand)	35,409	—	16,008	—	—	22	—	—
Preferred shares (thousand)	70,543	—	—	—	—	—	—	—
Quotas (thousand) % of	—	254	—	1,615	46,869	—	10	510
Capital	21,0134	0,0032	0,0083	99,9998	99,9991	16,0000	99,9900	1,0000
Voting capital	62,8765	0,0032	0,0083	99,9998	99,9991	16,0000	99,9900	1,0000
Total of shares / quotas (thousand)	22,264	—	1	1,615	46,869	4	10	5
Equity	1,839,874	14,976	32,024	1,135	57,323	185,371	10	617
Net income for the period	284,709	2,495	(1,326)	206	11,140	10,334	—	108

Movement of balances
Balances as of December 31, 2006	326,793	1	1	929	53,050	28,007	10	—	408,791	408,791
Additions	—	—	—	—	—	—	—	5	5	5
Equity in net income of subsidiaries and affiliated companies	59,827			205	11,139	1,653	—	—	72,824	45,827
Dividends received/to be received	—	—	—	—	(6,865)	—	—	—	(6,865)	(3,567)

	386,620	1	1	1,134	57,324	29,660	10	5	474,755	451,056

12     Property, plant and equipment

	Annual depreciation rates %	Cost	Accumulated depreciation	September 30, 2007	June 30, 2007
				Net	Net
Land	—	12,973	—	12,973	12,509
Buildings	4	27,532	(9,161)	18,371	17,502
Equipment and fixtures for the distribution of fuels / lubricants	10	143,140	(89,402)	53,738	54,225
Furniture, fixture and vehicles	16	30,338	(22,142)	8,196	8,866
Leasehold improvements(1)	6	31,973	(13,102)	18,871	17,734
Construction in progress(2)	—	9,223	—	9,223	11,154
Advances to suppliers	—	330	—	330	24

		255,509	(133,807)	121,702	122,014

(1)	Leasehold improvements in gas stations are depreciated over the effective contract terms or the useful life of the assets, if shorter.

(2)	Construction in progress refers to the construction and update of gas stations and fuel distribution bases.

13     Loans and financing

	September 30, 2007		June 30, 2007		Interest	Guaranties
Characteristics	Current	Non current	Current	Non current
Local currency
Finame	2,354	4,562	2,441	5,154	TJLP + interest of 3.8% a 5.1% p,a,	Surety and chattel mortgage
Banks	28,192	—	—	27,429	100,0% do CDI	Debentures

Total	30,546	4,562	2,441	32,583

TJLP—Long term interest rate

CDI—Interbank Deposit Certificate

(a) Long term maturity

The non-current amount matures as follows:

	September 30, 2007	June 30, 2007
Maturity:
2008	2,197	28,940
2009	1,523	2,049
2010	842	1,564
2011	—	—

	4,562	32,553

14     Taxes payable

	September 30, 2007	June 30, 2007
Social contribution tax	137	500
PIS	131	116
COFINS	607	529
ICMS	983	897
Other	633	666

	2,491	2,708

15     Contingences

a. Contingent liabilities—Probable

Based on information from its legal advisors, an analysis of the pending legal proceedings, and previous experience with regards to amounts claimed, management recorded provisions for amounts considered sufficient to cover probable losses from the current actions, as follows:

	Contingencies		Judicial deposits			Net June 30, 2007
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007	September 30, 2007
Tax	846	824	—	—	846	824
Civil	53	72	—	—	53	72
Labor	1,703	2,159	106	—	1,597	2,159

Total	2,602	3,055	106	—	2,496	3,055

(-) Current	927	3,055			927	3,055

Non-current	1,675	—	106	—	1,569	—

Additional information:

•	Tax lawsuits

At September 30, 2007 and June 30, 2007, fiscal lawsuits refer mainly to taxation of Value-Added Tax on Sales and Services (ICMS) in the State of Mato Grosso due to the fuel alcohol acquisition at the Company’s paulista branch , destined for sale in the State of Rio Grande do Sul state, due to noncompliance with the accessory obligation foreseen in the ICMS Agreement 54/02.

•	Labor lawsuits

At September 30, 2007 and June 30, 2007, labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc. The decrease presented refers to the calculation review of the lawsuits.

b. Contingent liabilities—Possible

The lawsuits considered as representing possible risk of losses by management, based on the opinion of the internal and external legal advisors, are not provisioned in the interim financial information and comprise of:

	September 30, 2007	June 30, 2007
Tax	31,402	31,841
Civil	1,889	742
Labor	4,614	726

	37,905	33,309

Additional information:

•	Tax lawsuits

At September 30, 2007, fiscal lawsuits in this classification related mainly to: (1) demand to revert ICMS credits in operations with anhydrous alcohol in the State of Sao Paulo; (2) demand to revert ICMS credits, supposedly transferred to third parties for amounts in excess of those allowed by the São Paulo state law;

(3) demand of social security contributions supposedly owned by third parties, services entities, which did not prove clearly its payments; (4) non-homologation of IPI credits originated from manufacturing materials purchases and (5) assessment due to invoices issued without physical delivery of the good (anhydrous alcohol) from transactions of loan returns of products made to plant producer in the State of São Paulo.

•	Civil lawsuits

At September 30, 2007 and June 30, 2007, civil lawsuits were mostly litigation of indemnity due to the lease agreement, commercial and service rendering by the Company. The variation presented refers to the review of the calculation of the lawsuits.

•	Labor lawsuits

At September 30, 2007 and June 30, 2007, labor lawsuits in this classification mostly referred to cases brought by former employees and outsourced personnel, claiming for salary payments. The variation verified for this quarter is due to the review of the calculation of the lawsuits and inclusion of some suits that has not been recorded in internal controls.

c. Contingent assets

•	Tax lawsuits

The Company and its subsidiaries have filed administrative and judicial claims at Federal and State courts to recover improper payment or overpayment of taxes, charges and contributions, which may, when ended, represent income which, given its contingent nature, has not been recorded at September 30, 2007 and June 30, 2007 in the interim financial information.

As a result of the changes in lawsuits, management, based on its legal counsel, has classified the lawsuit as having a probable successful outcome. At September 30, 2007 and June 30, 2007, the aforementioned lawsuits have been summarized as follows:

	September 30, 2007	June 30, 2007
Federal
FGTS—Refund of contribution	—	27
PIS/COFINS—Increase in tax basis	8,144	8,033

	8,144	8,060

State
State income surtax—AIRE	1,711	1,694

16     Provision for post-retirement benefits

The Company, jointly with other Petróleo Ipiranga Companies, sponsors Fundação Francisco Martins Bastos, a separate entity offering complementary private pensions, whose retirement supplement plan covers all employees.

The accumulated amount of the Company’s contribution, for the period ended September 30, 2007, was R$ 498. (R$ 685 at September 30, 2006)

Net liabilities registered on September 30, 2007, was R$ 30,229, of which R$ 2,309 has been recorded as current liabilities and R$ 27,920 as non-current liabilities.

These additional retirement benefits were calculated in an actuarial evaluation conducted by independent actuaries Towers Perrin Forster & Crosby Ltda.

Actuarial liabilities at September 30, 2007, reflect the appraisal report prepared by the independent actuary on May 30, 2007, maintaining the biometric assumptions and rates disclosed in the financial statements as of December 31, 2006.

17     Shareholders’ equity

a. Capital

At September 30, 2007, capital was represented by 32,000,000 shares with no par value, composed of 10,706,368 common shares and 21,293,632 preferred shares.

Preferred shares have no voting rights and are entitled to dividends 10% higher than those paid on common shares and have priority in the distribution of dividends and in the reimbursement of capital, in the event of the Company’s liquidation.

The Extraordinary General Meeting, held on April 18, 2007, approved the increase in capital from R$ 555,000 to R$ 615,000, through capitalization of part of the revenue reserve for working capital (R$60,000), with no new shares issue.

b. Reserves

The Company’s by-laws determine that the residual amount in the retained earnings account, after income distribution, shall be transferred to the working capital reserve, conservation and improvement of facilities, up to the limit of the capital account. Any remaining amounts should be incorporated as part of capital, through Ordinary Stockholders approval of year-end financial statements.

	September 30, 2007	June 30, 2007
Capital reserve
Subsidy for investments (income tax fiscal incentives)	50	50

	50	50

Profit reserves
Legal	59,921	59,921
Working capital	129,058	129,058

	188,979	188,979

c. Distribution of dividends

Shareholders are guaranteed an annual distribution of the minimum mandatory dividends corresponding to 30% of the net profit for the fiscal period, after 5% has been set aside for the legal reserve. Shareholders holding preferred shares are entitled to receive dividends or interest on own capital 10% higher than those holding common shares.

18     Sureties and warranties provided

In the normal course of business, the Company issues sureties, warranties and pledges on certain fund-raising transactions carried out by affiliates and direct or indirect subsidiaries.

At September 30, 2007, the amounts that refer to these transactions and guaranteed by DPPI are as follows:

Guarantee	Guaranteed	September 30, 2007	June 30, 2007	Maturity
DPPI	CBPI	2,674	3,096	2009
DPPI	IQ	1,394	1,512	2010
DPPI	IQAG	489	531	2010

		4,557	5,139

DPPI—Distribuidora de Produtos de Petróleo Ipiranga S.A.

CBPI—Companhia Brasileira de Petróleo Ipiranga

IQ—Ipiranga Química S.A.

IQAG—Ipiranga Química Armazéns Gerais Ltda.

19     Financial instruments

Considering the terms of CVM Instruction 235/95, the Company and its subsidiaries conducted an evaluation of current book assets and liabilities in relation to their market values, based on information available and appropriate evaluation methodologies. The Market values of the Company’s main financial instruments are close to their book values. However, the interpretation of market data and the selection of evaluation methods require considerable judgment and reasonable estimates to produce the most appropriate realization value. As a result, the estimates presented do not necessarily indicate the amounts that may be realized in the current market. The use of different market assumptions and/or estimate methodologies may have a material effect on the estimated market values.

The Company and its subsidiaries take part in transactions that involve financial instruments, registered in equity accounts, used to meet requirements and reduce exposure to credit, market and currency risks. Administration of these risks is carried out by defining strategies, establishing control systems and defining position limits.

The main bases for the financial instruments affecting the Company’s businesses are listed below:

a. Currency risk

This risk arises from the possibility of the Company incurring significant losses because of fluctuations in exchange rates which may affect foreign currency loan and finance balances.

b. Credit risk

The risk of the Company incurring losses following defaults on customer financing and accounts receivable. In order to reduce this type of risk, the Company has a policy for granting credit and executes supply agreements with its customers obtaining real guarantees for significant balances.

c. Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase financial expenses on loans and financing raised on the markets. The Company continuously monitors market interest rates in order to evaluate the need for hedging against interest rate volatility.

d. Financial result

	September 30, 2007	September 30, 2006
Financial income
Interest and monetary variation	15,723	27,876
Exchange rate variation	71	92
Other	1,104	815

	16,898	28,783

Financial expenses
Interest and monetary variation	(3,749)	(14,362)
Exchange rate variation	(328)	(218)
Other	(618)	(618)

	(4,695)	(15,198)

Net financial result	12,203	13,585

20     Insurance

The Company has an insurance and risk management program that provides coverage and protection for all insurable assets, including insurance coverage for risks arising from suspended production, in an operational risk policy negotiated with national and international insurers through the Brazilian Reinsurance Institute.

Coverage and limits insured in the contracted policies are based on rational studies of risks and losses carried out by local insurance consultants, and the board believes that the type of insurance contracted is sufficient to cover any claims that may occur, in light of the nature of the Company’s activities.

Main insurance coverage is related to operating risks, loss of profits, industrial multi-risk, office multi-risk, named risks—pools and civil liability.

21     Subsequent events

As mentioned in Note 1, in April, 2007 Ultrapar acquired the control of certain companies from the Ipiranga Group. The acquisition process is structured in four stages. The first stage was concluded on April 18 with the control transference. Currently the second stage of the process is being concluded, which is the accomplishment of tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga S.A. (CBPI). On October 22, the auctions were made through public offering by DPPI and RPI. A total of 1,274,718 shares were acquired by DPPI, equivalent to 77% of the shares offered by the target and 2,771,781 shares by RPI, equivalent to 82% of the shares offered by the target. The auction of OPA by CBPI is anticipated for November 8, 2007.

Investments in Subsidiaries and/or affiliates

1 - Item	2 - Company name	3 - Corporate taxpayer number (CNPJ)	4 - Classification	5 - % of ownership interest in investee	6 - % of investor’s stakeholders’ equity	7 - Type of company	8 - Number of shares held in the current quarter (in thousands)	9 - Number of shares held in the prior quarter (in thousands)
01	Cia Brasileira de Petróleo Ipiranga	33.069.766/0001-81	Publicy-held subsidiary	21.01	42.49	Commercial, industrial and other	22,264,146	22,264,146

Note:	This information is an integral part of the interim financial information as required by the CVM.

Companhia Brasileira de
Petróleo Ipiranga

Interim Financial Information

Nine-month period ended

September 30, 2007

(A translation of the original interim financial information in Portuguese, prepared in accordance with accounting principles derived from the Brazilian Corporation Law and rules of the Brazilian Securities and Exchange Commission (CVM))

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	Parent Company		Consolidated
		September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Assets

Current assets
Cash and cash equivalents		26,389	2,229	32,920	6,081
Temporary cash investments	5	121,685	62,707	156,834	80,224
Trade accounts receivable	6	1,042,128	1,025,767	1,129,647	1,123,391
Subsidiaries and affiliated companies	7	38,158	36,770	39,346	37,327
Inventories	8	340,298	358,195	363,342	379,473
Recoverable taxes	9	87,391	59,361	92,964	64,187
Deferred income and social contribution taxes	10	39,352	38,057	39,891	38,537
Prepaid expenses	11	6,292	10,019	7,048	10,884
Other accounts receivable		9,878	15,558	13,167	18,926

		1,711,571	1,608,663	1,875,159	1,759,030

Noncurrent assets
Long-term assets
Temporary cash investments	5	—	—	61,354	60,275
Trade accounts receivables	6	156,417	151,378	167,256	158,529
Recoverable taxes	9	—	—	3,146	2,985
Deferred income and social contribution taxes	10	33,006	33,025	35,194	35,177
Judicial deposits		3,764	3,884	7,864	6,809
Prepaid expenses	11	16,151	12,612	16,154	14,836
Other accounts receivables		7,595	8,242	7,634	8,277

		216,933	209,141	298,602	286,888

Investments
Subsidiaries		572,658	525,653	353,532	319,877
Other investments		791	791	791	791

		573,449	526,444	354,323	320,668

Property, plant and equipment		621,549	622,109	708,671	710,729

Deferred charges		—	—	286	478

		1,194,998	1,148,553	1,062,994	1,031,397

		3,123,502	2,966,357	3,237,041	3,077,793

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

BALANCE SHEETS

SEPTEMBER 30, 2007 AND JUNE 30, 2007

(Unaudited)

(In thousands of Reais)

	Note	Parent Company		Consolidated
		September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Liabilities

Current liabilities
Loans and financing	14	232,436	27,569	266,912	76,726
Debentures	14	2,392	10,511	2,392	10,511
Trade accounts payable		130,155	121,663	171,189	155,368
Payable taxes	15	115,822	84,027	125,863	90,898
Salaries and vacation to pay		46,534	38,352	51,775	42,763
Subsidiaries and affiliated companies	7	258,371	275,798	249,970	268,359
Profit participation		1,794	2,811	2,030	2,811
Provision for post-retirement benefits		4,665	4,665	4,822	4,822
Provision for contingences	16	5,276	5,318	6,452	6,521
Other accounts payable		16,963	17,747	27,483	21,129

		814,408	588,461	908,888	679,908

Noncurrent liabilities
Long-term liabilities
Loans and financing		14,805	188,956	26,787	201,869
Debentures		350,000	350,000	350,000	350,000
Subsidiaries and affiliated companies	7	1,052	1,052	1,052	1,052
Provision for post-retirement benefits		39,345	39,345	44,901	44,901
Provision for contingences	16	57,108	56,794	58,519	58,177
Deferred income and social controbution taxes	10	564	583	564	583
Other accounts payable		6,346	6,353	6,446	6,484

		469,220	643,083	488,269	663,066

Minority interest		—	—	10	6

Shareholders’ equity	18
Capital		1,030,000	1,030,000	1,030,000	1,030,000
Capital reserves		600	600	600	600
Profit reserves		524,565	524,565	524,565	524,565
Retained earnings		284,709	179,648	284,709	179,648

		1,839,874	1,734,813	1,839,874	1,734,813

		3,123,502	2,966,357	3,237,041	3,077,793

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

STATEMENTS OF INCOME

THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais, except income per share)

	Note	Parent Company		Consolidated
		September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		5,819,819	5,749,023	5,937,043	5,904,590

Deductions
Sales taxes, returns and discounts		(119,988)	(91,652)	(150,240)	(127,809)

Net revenues		5,699,831	5,657,371	5,786,803	5,776,781

Cost of goods and services rendered		(5,418,353)	(5,413,697)	(5,483,195)	(5,508,328)

Gross profit		281,478	243,674	303,608	268,453

Operating (expenses) income
Selling expenses		(92,674)	(84,078)	(100,438)	(95,400)
Administrative and general expenses		(99,598)	(97,451)	(105,407)	(102,760)
Financial income	20	(11,742)	(20,298)	(14,786)	(22,446)
Financial expenses	20	11,140	6,804	18,941	10,689
Equity in income of subsidiaries and affiliated companies		47,107	31,415	33,657	20,314
Other operating income		—	—	3,237	2,943

		(145,767)	(163,608)	(164,796)	(186,660)

Operating income		135,711	80,066	138,812	81,793
Nonoperating (expenses) income		(6)	(5,988)	115	(3,767)

Net income before income and social contribution taxes and profit sharing		135,705	74,078	138,927	78,026
Income and social contribution taxes	10	(28,851)	3,708	(32,072)	(155)
Employee’s and management profit sharing		(1,793)	—	(1,793)	(85)
Minority interest		—	—	(1)	—

Net income for the period		105,061	77,786	105,061	77,786

Net income per share—R$		0.99159	0.73416

Nunber of shares at period end		105,952,000	105,952,000

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

STATEMENTS OF INCOME

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais, except income per share)

		Parent Company		Consolidated
	Note	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues
Sale of goods and/or service rendered		16,891,852	16,456,047	17,340,163	16,881,668

Deductions
Sales taxes, returns and discounts		(345,825)	(335,436)	(425,226)	(427,400)

Net revenues		16,546,027	16,120,611	16,914,937	16,454,268

Cost of goods and services rendered		(15,747,558)	(15,398,330)	(16,054,500)	(15,662,342)

Gross profit		798,469	722,281	860,437	791,926

Operating (expenses) income
Selling expenses		(255,063)	(244,273)	(280,172)	(275,194)
Administrative and general expenses		(305,089)	(295,213)	(322,650)	(311,599)
Financial income	20	(35,097)	(25,787)	(41,057)	(32,205)
Financial expenses	20	30,209	7,008	44,443	12,368
Equity in income of subsidiaries and affiliated companies		129,170	90,276	99,731	65,465
Other operating income		—	—	8,392	7,968

		(435,870)	(467,989)	(491,313)	(533,197)

Operating income		362,599	254,292	369,124	258,729
Nonoperating (expenses) income		5,825	(412)	6,562	3,182

Net income before income and social contribution taxes and profit sharing		368,424	253,880	375,686	261,911
Income and social contribution taxes	10	(79,111)	(18,025)	(86,373)	(25,903)
Employee’s and management profit sharing		(4,604)	(3,332)	(4,604)	(3,485)

Net income for the period		284,709	232,523	284,709	232,523

Net income per share—R$		2.68715	2.19461

Number of shares at period end		105,952,000	105,952,000

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

NOTES TO THE INTERIM FINANCIAL INFORMATION

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

1    Operations

Companhia Brasileira de Petróleo Ipiranga (the “Company”) is a listed Company with shares traded on the São Paulo Stock Exchange—BOVESPA. Until April 18, 2007, the shareholding control was held by the families Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira.

On April 18, 2007, Ultrapar Participações S.A. (“Ultrapar”), by itself and also as the commission agent of Petróleo Brasileiro (“Petrobrás”) and Braskem S.A. (“Braskem”), acquired from the controlling shareholders of Ipiranga Petroleum Companies, 66.2% of the common shares and 13.9% of the preferred shares issued by Refinaria de Petróleo Ipiranga S.A. 69.2% of the common shares and 13.5% of the preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. and 3.8% of the common shares and 0.4% of the preferred shares issued by Companhia Brasileira de Petróleo Ipiranga.

The Company and its subsidiaries and affiliated companies are engaged in the distribution of petroleum derivatives and related products, transportation, convenience stores and the petrochemical segment.

2    Presentation of the interim financial information

The interim financial information was prepared and is being presented in accordance with the rules derived from the Brazilian Corporate Law and the Brazilian Securities Commission—CVM.

To improve the presentation of the financial information provided to the market, the Company is presenting as additional information, the statements of cash flow (controlling company and consolidated) in accordance with the criteria established by the NPC 20 of the IBRACON—The Brazilian Institute of Independent Auditors.

According to CVM Deliberation n° 489/05, the Company began to classify the judicial deposits as a reduction account against the provision for contingencies.

3    Description of significant accounting polices

The main accounting practices adopted by the Company, its subsidiaries and affiliated companies to prepare these interim financial information are consistent with the practices adopted in the previous interim financial information and financial statement on December 31, 2006. The accounting practices are presented below:

a. Temporary cash investments

Temporary cash investments are stated at cost, plus income accrued up to the interim financial information date (on a “pro rata temporis” basis), which does not exceed their market value.

b. Allowance for doubtful accounts

The allowance for doubtful accounts was calculated for an amount considered adequate by the Company to cover the estimated losses arising on collection of accounts receivable.

c. Inventories

Inventories are stated at the lower of average cost or production cost and the market value or net realizable value.

d. Investments in subsidiaries and affiliated companies

Investments in subsidiaries and affiliated companies are valued using the equity method and the results are recorded as operating result.

e. Property, plant and equipment

Property, plant and equipment are stated at acquisition or construction cost. Depreciation is calculated using the straight-line method, which takes into account the estimated useful lives of the assets. Leasehold improvements are depreciated over the remaining period of the contract or the estimated useful lives of the assets, which ever is shorter.

f. Loans and financing

Stated at original amounts plus financial charges incurred “pro rata temporis” until the interim financial information date. Loans in foreign currency were converted into reais by the exchange rate at the interim financial information date.

g. Income and social contribution taxes

The income and social contribution taxes, both current and deferred, are calculated based on the rates of 15% plus a surcharge of 10% for income tax and 9% on taxable income for social contribution on net income.

h. Deferred income and social contribution taxes

The deferred income and social contribution taxes are calculated based on the rate of income taxes and social contribution for which the Company expects that theses taxes will be recovered. The deferred income and social contribution taxes are only recognized for amounts considered sufficient for future realization.

i. Provision for contingences

The provision for contingencies is recorded for contingent risks with expectancy of loss considered as probable, based on the opinion of the Company’s internal and external legal advisors, and the amounts are recognized based on the estimated cost from the outcome of the lawsuits.

j. Actuarial commitment with post-retirement benefits

Actuarial commitments with the post-retirement benefits plan granted and to be granted to employees, retired employees and pensioners (net of plan assets) are recorded based on the actuarial calculation prepared by an independent actuary in accordance with the projected credit unit method.

k. Other assets and liabilities

Other assets and liabilities, classified as current and non-current, are recorded based on the expected timeframe for realization or payment. These other assets and liabilities are stated at known or estimated amounts, plus, when applicable, the corresponding income, charges and monetary and exchange variations incurred up to the balance sheet date.

l. Statement of income

Revenue from the sale of goods is recognized in the statement of income when the significant risks and rewards of ownership have been transferred to the buyer. Other revenues, expenses and costs are recognized when incurred and/or realized. The income statement includes surplus, charges and monetary and exchange variations, as determined by the contracts and official rates applicable to current and non current assets and liabilities and, when applicable, the effects of the market value adjustments.

m. Accounting estimates

The preparation of the interim financial information in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions for the Company that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, the actual results could differ from these estimates.

4    Consolidation criteria

The consolidated interim financial information has been prepared in accordance with the basic consolidation principles established by the Brazilian Corporate Law and by the Brazilian Securities Commission (CVM), and include the financial information of Companhia Brasileira de Petróleo Ipiranga (CBPI) and the following direct and indirect subsidiaries:

Consolidated subsidiaries	Location	% of ownership Interest
am/pm Comestíveis Ltda.	Brazil	99,99999
Empresa Carioca de Produtos Químicos S.A.	Brazil	99,99800
Ipiranga Asfaltos S.A.	Brazil	99,99175
Ipiranga Comercial Importadora e
Exportadora Ltda.	Brazil	99,00000
Ipiranga Trading Ltd.	British Virgin Islands	100,00000
Tropical Transportes Ipiranga Ltda.	Brazil	99,99685
Ipiranga Imobiliária Ltda.	Brazil	99,99998
Ipiranga Logística Ltda.	Brazil	99,00000
Maxfácil Participações S.A.(*)	Brazil	34,00000

(*)	Shared control with Distribuidora de Petróleo Ipiranga S.A.—DPPI, which holds an investment interest of 16%, and with União de Bancos Brasileiros S.A.—UNIBANCO, which holds 50%.

For purposes of preparing the consolidated financial information, we highlight the following practices:

a.	The parent company and its subsidiaries adopt uniform accounting practices to record their operations and to value balance sheet items;

b.	The result of the balance sheet accounts and the result of transactions between the parent company and the subsidiaries are eliminated; and

c.	The minority interest held in the subsidiaries has disclosed separately.

5    Temporary cash investments

	Parent company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Bank Deposit Certificate—CDB	25,151	10,403	25,461	10,707
Financial investment funds—fixed income	1,404	1,375	3,510	9,318
Sale and repurchase agreement(*)	95,130	50,929	186,309	117,440
Other	—	—	2,908	3,034

	121,685	62,707	218,188	140,499
(-) Current	121,685	62,707	156,834	80,224

Non-current	—	—	61,354	60,275

Temporary cash investments pay interest based on the CDI (Interbank Deposit Certificate) interest rate.

(*)	Transactions linked to debentures.

6    Trade accounts receivable

	Parent company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Domestic market:
Trade receivables	945,242	936,282	1,051,354	1,046,738
Financing to customers	298,267	285,157	301,083	289,228

	1,243,509	1,221,439	1,352,437	1,335,966
Foreign market:
Trade receivables	—	—	2,915	3,263

	1,243,509	1,221,439	1,355,352	1,339,229
(-) Current	1,087,092	1,070,061	1,188,096	1,180,700

Non-current	156,417	151,378	167,256	158,529

The non-current amount is mainly represented by customer financing. Under customer financing, cash loans are provided to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing.

7    Subsidiary and affiliated companies

	Trade accounts receivable	Debentures		Trade accounts payable	Sales	Purchases	Financial result
(a) Parent Company
am/pm Comestíveis Ltda	—	—		1	—	—	—
Empresa Carioca de Produtos Químicos S.A.	76	—		—	1,909	—	—
Ipiranga Asfaltos S.A.	78	—		—	25	—	—
Centro de Conveniências Millennium Ltda	424	—		—	13,000	3	—
Tropical Transportes Ipiranga Ltda,	226	—		8,558	8	92,797	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	1,149	—		1,589	17,345	13,090	—
Ipiranga Química S.A.	1,995	34,034	(1)	511	13,910	4,318	3,487
Ipiranga Petroquímica S.A.	33	—		74	—	279	—
Refinaria de Petróleo Ipiranga S.A.	—	—		564	—	17,454	—
Petrobrás Petróleo Brasileiro	—	—		247,272	—	13,639,146	—
Other	143	—		854	371	3,970	55

Total as of September 30, 2007	4,124	34,034		259,243	46,568	13,771,057	3,542

Total as of June 30, 2007	3,671	33,099		276,850

Total as of September 30, 2006					73,584	13,650,039	12,897

(b) Consolidated Companies
Distribuidora de Produtos de Petróleo Ipiranga S.A.	2,180	—		1,589	30,566	13,362	—

Ipiranga Química S.A.	2,897	34,034	(1)	668	20,535	5,038	3,487
Ipiranga Petroquímica S.A.	79	—		74	305	279	—
Refinaria de Petróleo Ipiranga S.A.	5	—		564	90	17,455	—
Petrobrás Petróleo Brasileiro	—	—		247,272	—	13,639,146	—
Other	151	—		855	375	4,157	—

Total as of September 30, 2007	5,312	34,034		251,022	51,871	13,679,437	3,487

Total as of June 30, 2007	4,228	33,099		269,411

Total as of September 30, 2006					69,761	13,570,039	12,897

(1)	The Extraordinary General Meeting of Ipiranga Química (IQ), held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A, with face value of R$ 10 each, amounting R$ 110,000 and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series mature on June 1, 2008. On June 12, 2003 the debentures were acquired by DPPI and CBPI, the Series A were fully acquired by DPPI and series B fully acquired by CBPI. The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B), as established by the contract dated June 1, 2003. Since March 2007, the remuneration spread of Series B debentures is 1.0% per year.

The Extraordinary General Meeting of Ipiranga Química (IQ) held on October 6, 2005, approved the change in the type of debentures, issued by IQ on June 1, 2003. The changes approved were: (i) to change the debentures from convertible to non-convertible and the issuance of a subscription bonus to be submitted to

DPPI and CBPI, without any encumbrance, to replace the right of conversion established in the terms for the debentures of both Companies. On December 1, 2005 a sales and purchase contract was signed, whereby DPPI sold for R$ 29 million the referred subscription bonus to Refinaria de Petróleo Ipiranga S.A. consequently the Company maintained its shareholding participation in IQ.

The Extraordinary General Meeting of Ipiranga Petroquímica (IPQ) held on April 28, 2006, approved the payment of complementary dividends and a capital reduction to be realized on June 13, 2006 and July 31, 2006 respectively. Due to the fact that IQ, based on its shareholding interest in IPQ, receives the financial resources on the dates stated above, the Board of Directors from IQ, in meeting realized on May 2, 2006, approved that the Company should invest these financial resources totally in the partial redemption of its debentures, issued on June 1, 2003 and subscribed by DPPI (series “A”) and CBPI (series “B”), considering the negative impacts that this debt has had on IQ.

On February, 2007, IQ made a partial payment for the debentures acquired by CBPI, amounting to R$ 8,827.

8    Inventories

	Parent company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Fuel	297,013	309,041	297,254	309,274
Lubricant and grease	22,305	20,770	22,432	20,877
Raw material, packing and storage	16,570	24,628	39,246	45,567
Advances for customers	4,410	3,756	4,410	3,755

	340,298	358,195	363,342	379,473

9    Recoverable taxes

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Income tax	44,929	23,165	46,558	24,282
Social contribution tax	14,583	6,903	16,018	8,009
ICMS	21,021	22,798	26,092	28,070
IPI	6,068	6,107	6,174	6,130
Other	790	388	1,268	681

	87,391	59,361	96,110	67,172
(-) Current	87,391	59,361	92,964	64,187

Non-current	—	—	3,146	2,985

10    Income and social contribution taxes

a. Deferred

Deferred tax assets are recognized based on the Company’s past history of profits, supported by budgets, approved by management, which estimate future income from the realization of this asset over a period not exceeding 10 years.

Deferred tax assets and liabilities are as follows:

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Assets
Provision for post-retirement benefits	44,010	44,010	49,434	49,434
Provision for contingences	90,645	90,162	92,038	91,201
Provision for variable compensation	18,998	12,960	19,229	13,355
Provision for loss on investment	57,860	57,860	57,860	57,860
Other provisions	1,305	4,074	2,276	4,957

Tax basis	212,818	209,066	220,837	216,807
Statutory rate	34%	34%	34%	34%

Deferred income and social contribution taxes	72,358	71,082	75,085	73,714

(-) Current	39,352	38,057	39,891	38,537

Non-current	33,006	33,025	35,194	35,177

Non-current liabilities
Accelerated depreciation	2,258	2,334	2,258	2,334
Statutory rate	25%	25%	25%	25%

Income tax	564	583	564	583

b. Estimated recovery of deferred income tax and social contribution

The realization of tax credits and debits, parent company and consolidated, is based on future taxable income projections limited to 10 years.

Considering that the deferred tax assets are related mainly to deductible temporary differences, the realization of these deferred tax assets will occur upon settlement of the corresponding liability. Management, based on estimated liquidation of the existing claims and considering the nature of each of the provisions, estimates the recovery of these credits as follows:

	Parent Company	Consolidated
2007	30,347	31,145
2008	11,956	12,194
2009	9,572	9,742
2010	1,703	1,881
2011 to 2013	13,447	14,054
2014 to 2016	5,333	6,069

	72,358	75,085

During the Extraordinary General Meeting, held on October 22, 2007, extinction of the Company Termogaúcha—Usina Termelétrica S.A. was approved. This fact will result in the realization of the deferred income tax in the 4th quarter of 2007, amounting to R$ 19,672.

c. Reconciliation of expense

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Reconciliation of income and social contribution taxes in the statements of income
Income before taxes, equity in subsidiary and affiliated companies and minority interest	232,376	158,108	269,077	190,797
Statutory rate	34%	34%	34%	34%
Income and social contribution taxes at tax rate	79,008	53,757	91,486	64,871

Adjustments to the effective tax rate:
Non-deductible expenses
Presumed profit adjustment	999	2,747	1,143	2,968
Interest on capital	—	(19,766)		(19,766)
Workers Meal Program—PAT	—	—	(5,280)	(3,530)
Other	—	(18,058)	—	(18,058)
Income and social contribution taxes before tax incentives	(392)	(150)	(398)	(149)
Tax incentives	(504)	(505)	(578)	(433)

Income and social contribution taxes in the statements of income	79,111	18,025	86,373	25,903
Current	67,076	36,930	74,655	44,761
Deferred	12,035	(18,905)	11,718	(18,858)

11    Prepaid expenses

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Rent	17,989	14,458	17,989	14,458
Marketing	3,180	6,360	3,180	6,360
Insurance	476	271	687	544
Other	798	1,542	1,346	4,358

(-) Current	22,443	22,631	23,202	25,720

	6,292	10,019	7,048	10,884

Non-current	16,151	12,612	16,154	14,836

12    Investments

The main activities in affiliated companies are as follows:

a. Subsidiaries

•	am/pm—am/pm Comestíveis Ltda,: franchise of am/pm convenience store and Jet oil automotive units.

•	EMCA—Empresa Carioca de Produtos Químicos S.A.: production and sale of white mineral oils, solid vaseline, fluids and special lubricants.

•	IASA—Ipiranga Asfaltos S.A.: development, production and distribution of asphalt products.

•	ICIE—Ipiranga Comercial Importadora e Exportadora Ltda,: import and export of fuel and petroleum.

•	ITL—Ipiranga Trading Ltd,: Ipiranga representative in international business.

•	TROPICAL—Tropical Transportes Ipiranga Ltda,: Fuel, chemical, lubricants and general products transportation.

•	ILL: Ipiranga Logística Ltda,: Logistic services.

•	IPIMOB—Ipiranga Imobiliária Ltda,: General administrator, provide services and management of commercial operations.

•	Maxfácil Participações S.A.: investment in other companies.

	am/pm	EMCA	IASA	ICIE	ITL	Tropical
Information on the investees
Number of shares or quotas owned
Common shares (thousand)
Preferred shares (thousand)		199,323	16,007
Quotas (thousand)	55,284			164	50	254
% of direct investment
Capital	99,99999	99,99800	99,99175	99,00000	100,00000	99,99685
Voting capital	99,99999	99,99800	99,99175	99,00000	100,00000	99,99685
Capital	55,284	16,185	16,008	166	92	8,126
Shareholders’ equity	81,504	18,921	32,025	27	47	14,977
Net income	19,261	1,908	(1,327)	(25)	(38)	2,494
Dividends / interest on capital received	3,500	177	—	—	—	—

Changes in investments during the period presented
Balances as of December 31, 2006	65,743	17,189	33,349	12	87	12,482
Capital increase	—	—	—	39	—	—
Equity in affiliates	19,261	1,908	(1,326)	(25)	(38)	2,494
Dividends received / to be received	(3,500)	(177)	—	—	—	—

Balances as of September 30, 2007	81,504	18,920	32,023	26	49	14,976

				Total
	ILL	IPIMOB	MAXFÁCIL PARTICIP.	September 30, 2006	June 30, 2007
Information on the investees
Number of shares or quotas owned
Common shares (thousand)
Preferred shares (thousand)			7
Quotas (thousand)	505	4,101
% of direct investment
Capital	99,00000	99,99998	34,00000
Voting capital	99,00000	99,99998	34,00000
Capital	510	4,101	4,042
Shareholders’ equity	617	7,992	63,026
Net income	109	3,546	3,514
Dividends / interest on capital received	—	—	456

Changes in investments during the period presented
Balances as of December 31, 2006	1	4,587	59,512	192,962	192,962
Capital increase	504	269	—	812	504
Capital decrease	—	(410)	—	(410)
Equity in affiliates	106	3,546	3,514	29,440	15,989
Dividends received / to be received	—	—	—	(3,677)	(3,677)

Total	611	7,992	63,026	219,127	205,778

These subsidiaries do not have stocks traded on the Stock Exchange.

b. Affiliated companies

•	IQ—Ipiranga Química S.A.: distribution of chemical products and parent company of IPQ—Ipiranga Petroquímica S.A.

•	TSB—Transportadora Sulbrasileira de Gás S.A.: entity responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, in Rio Grando do Sul State.

•

Termogaúcha—Usina Termelétrica S.A.—in extinction: entity created for the purpose of installing and operating a thermoelectric power plan in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State. During the Extraordinary General Meeting held on October 22, 2007, the extinction of the Company was approved.

	IQ	Termogaúcha(*)	TSB	Total September 30, 2007	Total June 30, 2007
Information on the investees
Number of shares or quotas owned
Common shares (thousand)	180,853,642	892,060	20,125
% of direct investment
Capital	41,47311	26,23113	25,00000
Voting capital	41,47311	26,23113	25,00000
Capital	380,372	340,077	80,500
Shareholders’ equity	835,581	120,493	27,959
Net income	246,745	—	(1,377)

Changes in investments during the period presented
Balances as of December 31, 2006	244,209	270	5,867	250,346	250,346
Capital increase	—	6,681	3,725	10,406	10,406
Capital decrease	—	(6,951)	—	(6,951)	(6,951)
Provision for impairment	—	—	—	—	—
Goodwill amortization	—	—	(2,274)	(2,274)	(2,274)
Equity in affiliates	102,333	—	(328)	102,005	68,348

Balances as of September 30, 2007	346,542	—	6,990	353,531	319,875

(*)	On September, 2006 an impairment provision was recorded, considering the extinction of this investment.

These affiliated companies do not have stocks traded on the Stock Exchange.

13    Property, plant and equipment

	Annual Depreciation Rate - %	Parent Company				Consolidated
		September 30, 2007			June 30, 2007	September 30, 2007	June 30, 2007
		Cost	Accumulated Depreciation	Net	Net	Net	Net
Land		96,284	—	96,284	96,364	125,946	126,026
Buildings	4	174,681	(90,335)	84,346	85,819	101,256	101,808
Equipment and fixtures for the distribution of fuels / lubricants	11	931,639	(570,869)	360,770	366,831	379,219	383,415
Furniture, fixture and vehicles	12	34,731	(26,010)	8,721	9,139	26,173	26,542
Leasehold improvements (1)		62,238	(37,260)	24,978	25,991	26,691	27,524
Construction in progress (2)		43,363	—	43,363	34,922	44,180	36,012
Advances to suppliers		3,087	—	3,087	3,043	4,834	5,715
Other					—	372	3,687

		1,346,023	(724,474)	621,549	622,109	708,671	710,729

(1)	Leasehold improvements are depreciated over the remaining period of the contract or the estimated useful lives of the assets, which ever is the lower.

(2)	Construction in progress refers to the construction and update of gas stations and fuel distribution bases.

14    Loans and financing

a. From third parties

Characteristics	September 30, 2007		June 30, 2007		Interests	Guarantees
	Current	Non Current	Current	Non Current
Parent Company
Local currency
BNDES	8,424	14,805	8,566	16,896	From TJLP+4.4% p.a. to TJLP+5.1% p,a, / 80% TJLP + 20% basket of currencies + 4.5% p.a.	Assets/DPPI guarantee
Financial institutions	65,782	—	—	64,000	100% of CDI	Debentures
Negative bank accounts	52,686	—	14,557	—	None	None

	126,892	14,805	23,123	80,896

Foreign currency
Notes (a)	105,544	—	4,446	108,060	Exchange variations US$ + 9.875% p.a.	None

	105,544	—	4,446	108,060

Total Parent Company	232,436	14,805	27,569	188,956

Consolidated
Local currency
BNDES	1,163	8,998	671	9,787	From TJLP+ 1.7% p.a. to TJLP+4.5% p.a.	Assets and guarantees CBPI e REPISA
Compror	25,738	—	38,429	—	From 105.5% to 106.5% do CDI	Guarantees CBPI e REPISA
Negative bank accounts	—	—	360	—	No charges	None

	26,901	8,998	39,460	9,787

Foreign currency
REFINIMP	—	—	1,946	—	6.8% p.a.	Guarantees CBPI
FINIMP	—	—	—	—	5.6% p.a.	Guarantees CBPI
Compror	—	—	2,575		From 7.1% p.a. to 8.6% p.a.	Guarantees CBPI
Loans	61	2,984	108	3,126	Libor + 1.5 and Libor + 1.8	Guarantees CBPI
ACC	7,514	—	5,068	—	From 5.8% p.a. to 6.2% p.a.	Guarantees CBPI

	7,575	2,984	9,697	3,126

Total Consolidated	266,912	26,787	76,726	201,869

BNDES—National	Bank for Economic and Social Development
TJLP—Noncurrent	interest rate
CDI—Interbank	Deposit Rate
REPISA—Refinaria	de Petróleo Ipiranga S.A.

(*)	On August 1, 2003, the Company issued US$ 135 million in notes on the international market. On August 1, 2005, when interest increased from 7.875% per year to 9.875% per year, some of the holders opted for anticipated redemption of their notes in the amount of US$ 1,285 or R$ 3,072. In 2006, there was a partial redemption in the amount of US$ 79,574 or R$ 164,811, which represents the acceptance of the repurchase offer made by the Company to the bondholders.

b. Debentures

On April 18, 2006, the Company registered with the Brazilian Securities Commission (CVM) a public offering of 35,000 debentures, for a single series, non-convertible, with face value of R$ 10 each, and issued on April 1, 2006, in the amount of R$ 350,000.

The debentures mature on April 1, 2011 with principal to be repaid in three annual installments. They bear interest, as from the issuance date, on their unit face value, of 103.80% of the daily average rate of interbank deposits (“Taxa DI over extra grupo”), disclosed by the Clearing House for the Custody and Financial Settlement of Securities (“CETIP”). Interest is payable every 6 months from the issuance date of the debentures.

	September 30, 2007		June 30, 2007		Interest
Characteristics	Current	Non Current	Current	Non Current
Parent Company and Consolidated
Debentures—1st issuance—single series	2,392	350,000	10,511	350,000	103,8% of CDI

c. Long-term maturity

The non-current portion of loans, financing and debentures matures as follows:

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Maturity
2008	3,468	181,184	6,255	185,316
2009	123,559	121,575	129,619	128,445
2010	119,248	118,959	121,990	120,650
2011	118,530	117,238	118,923	117,458

	364,805	538,956	376,787	551,869

15    Taxes payable

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
IRRF	1,710	2,338	1,803	2,502
Income tax	55,960	33,499	59,769	35,971
Social contribution tax	20,549	12,367	21,833	13,239
PIS	1,751	1,494	1,946	1,638
COFINS	8,081	6,895	8,977	7,558
ICMS	27,489	27,147	28,521	28,049
Other	282	287	3,014	1,941

	115,822	84,027	125,863	90,898

16    Provision for contingences

a. Contingent liabilities—probable

Based on information from its legal advisors, an analysis of the pending legal proceedings, and previous experience with regards to amounts claimed, management recorded provisions for amounts considered sufficient to cover possible losses from the current actions, as follows:

	Parent Company
	Contingencies		Judicial deposits		Net amount
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Tax	73,281	72,792	22,499	22,499	50,782	50,293
Civil	6,867	6,714	1,753	1,520	5,114	5,194
Labor	10,497	10,656	4,009	4,031	6,488	6,625

Total	90,645	90,162	28,261	28,050	62,384	62,112
(-) Current	32,202	32,555	26,926	27,237	5,276	5,318

Non-Current	58,443	57,607	1,335	813	57,108	56,794

	Consolidated
	Contingencies		Judicial deposits		Net amount
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Tax	73,732	73,208	22,499	22,499	51,233	50,709
Civil	7,069	6,916	1,753	1,520	5,316	5,396
Labor	12,431	12,624	4,009	4,031	8,422	8,593

Total	93,232	92,748	28,261	28,050	64,971	64,698
(-) Current	33,378	33,758	26,926	27,237	6,452	6,521

Non-Current	59,854	58,990	1,335	813	58,519	58,177

Additional information:

•	Tax lawsuits

On September 30, 2007 and June 30, 2007, the tax lawsuits referred mainly to: (1) requirement to reverse ICMS credits on the provision of proper transportation services during the period the freight reimbursement system implemented by DNC (currently National Oil, Natural Gas and Biofuel Agency—ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the arguments presented by the Company; (2) requirement for ICMS/ Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement to reverse ICMS credits, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which permitted the credit to be maintained and which was suspended by an injunction granted by the STF; and (4) assessments due to incorrect deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

•	Civil lawsuits

On September 30, 2007 and June 30, 2007, civil lawsuits of the Company’s subsidiaries are mostly related to clauses in lease and supply agreements entered into with customers and indemnity claims arising from these agreements and civil liability.

•	Labor lawsuits

On September 30, 2007 and June 30, 2007, labor lawsuits of the Company and its subsidiaries refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

b.	Contingent liabilities—possible

The lawsuits considered to represent possible losses by the Company Board, based on internal and external legal counsel, have not been provisioned in the interim financial information and are comprised of:

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Tax	254,688	242,316	275,436	262,731
Civil	75,477	72,138	77,464	74,046
Labor	12,644	11,999	16,117	14,869

Total	342,809	326,453	369,017	351,646

Additional information:

•	Tax lawsuits

On September 30, 2007 and June 30, 2007, the tax lawsuits of the Company included in this classification referred mainly to: (1) requirements for the reversal of ICMS credits, except in the Minas Gerais State, upon interstate outflows, as defined in article 33 of ICMS Agreement 66/88, which permitted the credits to be maintained and which was suspended by an injunction conceded by the STF; (2) assessment for ICMS and reversals of credits of the tax due on the purchases of basic oils, interstate shipments which were not taxed, based on a constitutional rule of non-incidence; (3) demands to reverse ICMS credits that referred to the transportation services provided related to interstate operations which were not taxed, based on a constitutional rule of non-incidence; (4) demands to reverse ICMS credits derived from excess taxation generated on the purchase of products in the Petroleum Refinery under the tax substitution system, appropriated on the basis of the non-occurrence of one of the commercialization stages defined as the presumed taxable event, from direct sales to the final consumers; (5) demands for ICMS payment on the sales to clients in the state of Pará, from the fishing sector that benefit from tax exemption due to a presumed lack of authorization from SEFAZ/PA; (6) non-ratification of IPI credit compensation appropriated on entry of taxed inputs with subsequent shipping carried out under the protection of immunity; and (7) demands for ICMS payment, mainly in the State of Goias, on supposed physical inventory differences due to variations in the temperature. These suits are at different stages, in the administrative and judicial sphere, ranging from production of evidence to jurisprudence consolidation in the higher courts.

•	Civil lawsuits

On September 30, 2007 and June 30, 2007, civil lawsuits referred mainly to litigation on supply and lease agreement clauses executed with customers and indemnities arising from these agreements and civil liability.

•	Labor lawsuits

On September 30, 2007 and June 30, 2007, the labor lawsuits referred mainly to cases brought by former employees, outsourced personnel and employees at gas stations, which are Company’s customers, on salary issues, including overtime, danger payments, etc, which are at the stage of evidence being presented and for which no sentences have been issued.

c. Contingent assets

The Company has filed administrative and judicial claims with Federal and State courts to recover incorrect payment or overpayment of taxes, charges and contributions, which may, when concluded, represent income which, given its contingent nature, has not been recorded in the interim financial information at September 30, 2007.

As a result of lawsuit process evolution, the Company’s management, based on legal counsel, have classified these cases as representing probable successful outcomes. On September 30, 2007, the following cases have been summarized as follows:

	Parent Company	Consolidated
Federal
Income tax—rate increase	6,276	6,276
FGTS—Refund of contribution	275	275
PIS/COFINS—Increase in tax basis	24,644	28,024
National Telecommunication Fund	4,922	4,922

	36,117	39,497

Estate
State income surtax—AIRE	12,780	12,780

17    Provision for post-retirement benefits

The Company, together with other Petróleo Ipiranga Companies, sponsors Fundação Francisco Martins Bastos, a separate entity offering complementary private pensions, whose retirement supplement plan covers all employees.

The accumulated amount of the Company contribution, for the period ending September 30, 2007, for this pension plan was R$ 5,390 (R$ 6,020 on September 30, 2006).

Net liabilities registered on September 30, 2007, are R$ 44,010, R$ 4,665 as current liabilities and R$ 39,345 as non-current liabilities. On consolidation, the amount is R$ 49,723, R$ 4,822 accounted as current liabilities and R$ 44,901 as non-current liabilities.

These additional retirement benefits were calculated in an actuarial evaluation prepared by the independent actuaries Towers Perrin Forster & Crosby Ltda.

Actuarial liabilities at September 30, 2007, reflect the report prepared by the independent actuary on May 30, 2007, maintaining the biometric assumptions and rates disclosed in the financial statements at December 31, 2006.

18    Shareholders’ equity

a. Capital

Capital Stock on June 30, 2007, is represented by 105,952,000 shares with no par value, composed of 35,409,306 common shares and 70,542,694 preferred shares.

Preferred shares have no voting rights and have priority during dividend distribution and capital repayments, in the event of liquidation.

b. Reserves

	September 30, 2007	June 30, 2007
Capital reserve
Subsidy to investments (income tax fiscal incentives)	600	600

Profit Reserves
Legal	106,894	106,894
Working capital	417,671	417,671

	524,565	524,565

The Company’s by-laws state that the balance for retained earnings, after distributions pursuant to Corporation Law, shall be used as working capital and to conserve and improve installations reserves, up to the limit of capital stock. Any excesses shall be incorporated to the capital stock at the Ordinary General Meeting approving the financial statements for the fiscal period.

The Extraordinary Shareholders’ Meeting, held on April 18, 2007, approved a capital increase of R$ 5,000, capitalizing part of the balance of the Reserve for Working Capital and Conservation and Improvement of Installations without issuing new shares.

c. Dividends distribution

Shareholders are guaranteed an annual distribution of minimum mandatory dividends corresponding to 30% of the net income for the fiscal period, after 5% has been set aside to the legal reserve. Shareholders holding preferred shares are entitled to receive dividends or interest on own capital 10% higher than those who hold common shares.

19    Sureties and warranties provided

In the normal course of business, the Company issues sureties, warranties and pledges on certain fund-raising transactions carried out by affiliates and direct or indirect subsidiaries.

At September 30, 2007 and June 30, 2007, these transactions guaranteed by CBPI were as follows:

Parent Company and Consolidated

Guaranteed	30/09/2007	Due on
EMCA	1,483	2007
EMCA	1,165	2008
IASA	16,340	2007
IPQ	23,668	2008
Refinaria	120,000	2008
Tropical	530	2007
Tropical	1,267	2008
Tropical	289	2009
Tropical	7,753	2010
Tropical	1,492	2011

	173,987

EMCA—Empresa	Carioca de Produtos Químicos S,A
IASA—Ipiranga	Asfaltos S.A.
IPQ—Ipiranga	Petroquímica S.A.
REFINARIA—Refinaria	de Petróleo Ipiranga S.A.
TROPICAL—Tropical	Transportes Ipiranga Ltda,

20    Financial Instruments

Considering the terms of CVM Instruction 235/95, the Company and its subsidiaries conducted an evaluation of current book assets and liabilities in relation to their market values, based on information available and appropriate evaluation methodologies. The market values of the Company’s main financial instruments aproximate their book values. However, the interpretation of market data and the selection of evaluation methods require considerable judgment and reasonable estimates to produce the most appropriate realization value. As a result, the estimates presented do not necessarily indicate the amounts that may be realized in the current market. The use of different market assumptions and/or estimate methodologies may have a material effect on the estimated market values.

The Company and its subsidiaries take part in transactions that involve financial instruments, registered in equity accounts, used to meet requirements and reduce exposure to credit, market and currency risks. Administration of these risks is carried out by defining strategies, establishing control systems and defining position limits.

The main bases for the financial instruments affecting the Company’s businesses are listed below:

a. Currency risk

This risk arises from the possibility of the Company incurring significant losses because of fluctuations in exchange rates which may affect foreign currency loans and finance balances.

The Company uses hedge instruments (mainly CDI and US dollar) available on the financial market to cover its liabilities in foreign currency, with the objective of reducing the effects of exchange variation on its income statement.

Exposure to fluctuations in the exchange rates is demonstrated as follow:

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Amounts in million of US$
Loans and finances	57,023	58,408	61,108	63,386
Swap operations	(30,000)	—	(31,520)	—

Net exposure	27,023	58,408	29,588	63,386

Exchange rate on September 30, 2007: R$ 1.8389/US$ 1.

At September 30, 2007, the charges on the swap operations were on average, 135.23% of the CDI— Certificate Interbank Deposits.

b. Credit risk

The risk of the Company incurring losses following defaults on customer financing and accounts receivable. In order to reduce this type of risk, the Company has a policy for granting credit and executes supply agreements with its customers obtaining real guarantees for significant balances.

c. Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase financial expenses on loans and financing raised in the markets. The Company continuously monitors market interest rates, in order to evaluate the need for hedging against interest rate volatility.

d. Financial Result

	Parent Company		Consolidated
	September 30, 2007	June 30, 2007	September 30, 2007	June 30, 2007
Financial income
Interest	23,211	31,153	35,680	36,358
Monetary variation	7,654	6,880	9,051	7,041
Exchange variation	16	127	40	(150)
Gains with swap operations	(684)	(31,182)	(541)	(31,182)
Other financial income	12	30	213	301

	30,209	7,008	44,443	12,368

Financial expenses
Interest	(48,115)	(46,590)	(52,829)	(52,446)
Monetary variation	(294)	(669)	(464)	(811)
Exchange variation	16,625	43,787	16,893	44,443
Taxes(a)	(1,494)	(3,372)	(2,036)	(3,876)
Anticipated redemption of premium notes	—	(14,222)	—	(14,222)
Other financial expenses	(1,819)	(4,721)	(2,621)	(5,293)

	(35,097)	(25,787)	(41,057)	(32,205)

Financial result, net	(4,888)	(18,779)	3,386	(19,837)

(a)	IOF and IR on payments abroad.

21    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that enables coverage and protection for all their insurable assets, including insurance coverage for risks of disruption to production, by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverage and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the Companies’ activities.

The main insurance coverage is for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

22    Subsequent events

As mentioned in Note 9, in April 2007 Ultrapar acquired the control of certain companies from the Ipiranga Group. The acquisition process is structured in four stages. The first stage was concluded on April 18 with the control transference. Currently the second stage of the process is being concluded, which is the accomplishment of the tag along public offering (OPA) by Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga S.A. (CBPI). On October 22, the auctions were held for the public offering of DPPI and RPI. A total of 1,274,718 shares in DPPI were acquired, equivalent to 77% of the shares offered and 2,771,781 shares in RPI, equivalent to 82% of the shares offered, resulting in a total disbursement of R$ 441 million. The corresponding amount for Ultrapar was R$ 122 million, financed through the issuance of a second series of single debentures, non convertible, with a yield of 102.5% of CDI, maturing in one year (see Note 15 and 2). The auction of the OPA by CBPI is anticipated for November 8, 2007.

*         *         *

Investments in Subsidiaries and/or affiliates

1 - Item	2 - Company name	3 - Corporate taxpayer number (CNPJ)	4 Classification	5 - % of ownership interest in investee	6 - % of investor’s stakeholders’ equity	7 - Type of company	8 - Number of shares held in the current quarter (in thousands)	9 - Number of shares held in the prior quarter (in thousands)
01	Ipiranga Química	62.227.509/0001-29	Closely- held subsidiary	41.47	18.84	Commercial, industrial and other	180,853,641,510	180,853,641,510

Note: This information is an integral part of the interim financial information as required by the CVM.

CHARACTERISTICS OF DEBENTURES

1—ITEM	02
2—ORDER NUMBER	1
3—REGISTRATION NUMBER IN THE CVM	CVM/SRE/DEB/2006/010
4—REGISTRATION DATE	04/18/2007
5—SERIES ISSUED	UN
6—ISSUE TYPE	SINGLE
7—ISSUE NATURE	PUBLIC
8—ISSUE DATE	04/01/2006
9—MATURITY DATE	04/01/2012
10—DEBENTURE TYPE	WITHOUT PREFERENCE
11—YIELD	103.8% of the CDI
12—PREMIUM/DISCOUNT
13—PAR VALUE (REAIS)	10,000.00
14—ISSUED AMOUNT (IN THOUSANDS OF REAIS)	350,000
15—ISSUED SECURITIES (UNIT)	35,000
16—OUTSTANDING SECURITIES (UNIT)	35,000
17—SECURITIES HELD IN TREASURY (UNIT)	0
18—REDEEMED SECURITIES (UNIT)	0
19—CONVERTED SECURITIES (UNIT)	0
20—UNPLACED SECURITIES (UNIT)	0
21—LAST RESET DATE	0
22—NEXT EVENT DATE	04/01/2008

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

OTHER INFORMATION

STATEMENTS OF CASH FLOWS

NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007

(Unaudited)

(In thousands of Reais)

	Parent Company		Consolidated
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Cash flows from operating activities
Net income for the period	284,709	232,523	284,709	232,523
Minority interest	—	—	6	—
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net income of subsidiaries and affiliated companies	(131,444)	(92,440)	(102,005)	(67,629)
Goodwill amortization	2,274	2,164	2,274	2,164
Gain on investment ownership	—	(58,136)	—	—
Depreciation and amortization	63,142	60,930	70,776	68,457
Residual cost on disposal of fixed assets	4,499	3,355	4,686	9,305
Write-off of deferred charges	—	—	185	—
Income and social contribution deferred taxes	12,035	(18,904)	11,840	(18,048)
Amortization of sales and purchase agreements	—	—	1,595	—
Provision (reversion) for post-retirement benefits	(3,474)	—	(3,748)	—
Provision (reversion) for contingencies	873	2,859	(26,400)	2,986
Provision for doubtful accounts	7,555	7,693	7,810	10,478
Investments allowance	—	64,541	—	64,541
Fiscal incentives allowance	—	252	—	252
Monetary/exchange variation over assets	(13,335)	(21,837)	(18,542)	(21,938)
Monetary/exchange variation over liabilities	31,420	9,935	33,641	15,017
Dividends received from interest on equity reserves in subsidiaries	4,192	14,913	—	—
Capital reduction in subsidiary	—	5,291	—	—
Judicial deposits	(185)	(236)	24,958	(28)
(Increase) decrease in trade accounts receivable	(90,236)	(106,096)	(86,375)	(127,729)
(Increase) decrease in accounts receivable from related parties	1,136	(1,331)	513	(928)
(Increase) decrease in inventories	63,180	21,690	62,236	14,414
Increase (decrease) in trade account payable	(304,757)	(82,522)	(302,159)	(76,218)
Increase (decrease) in accounts payable to related parties	250,571	1,388	248,863	1,145
(Increase) in other account receivable	(39,880)	(31,077)	(39,768)	(35,555)
Increase (decrease) in other account payable	34,391	(23,412)	45,273	(24,047)

Net cash provided by (used in) operating activities	176,666	(8,457)	220,368	49,162

Cash flows from investment activities
Acquisition of investments	(4,537)	(8,148)	(3,725)	(3,848)
Acquisition of property, plant and equipment	(60,203)	(87,423)	(65,146)	(95,474)
Increase of deferred charges	—	—	(19)	(1,736)
Amortization of debentures from subsidiaries	—	85,108	—	85,108

Net cash (used in) investment activities	(64,740)	(10,463)	(68,890)	(15,950)

Cash flows from financing activities
Funding of loans and financing	116,707	891,167	282,839	1,081,852
Amortization of loans and financing	(170,126)	(801,477)	(348,222)	(983,079)
Financing to customers	(115,136)	(121,079)	(118,936)	(122,235)
Customer’s financing amortization	116,530	128,494	120,693	130,024
Interest on equity reserves payments	—	(53,113)	—	(53,113)
Amortization from related parties	12,000	—	12,000	—

Net cash (used in) provided by financing activities	(40,025)	43,992	(51,626)	53,449

Increase in cash and cash equivalents	71,901	25,072	99,852	86,661

Balance of cash and cash equivalents
At the beginning of the period	76,173	10,722	89,902	20,623
At the end of the period	148,074	35,794	189,754	107,284

Increase in cash and cash equivalents	71,901	25,072	99,852	86,661

Oil Refining Business

of Refinaria de Petróleo

Ipiranga S.A.

Carve Out Financial Statements for the Years

Ended December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors

    and Shareholders of

Refinaria de Petróleo Ipiranga S.A.

We have audited the accompanying carve-out balance sheets of the Oil Refining Business of Refinaria de Petróleo Ipiranga S.A. as of December 31, 2006 and 2005, and the related carve-out statements of operations, of changes in financial position and of changes in net assets for the years ended December 31, 2006, 2005 and 2004. These carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Oil Refining Business of Refinaria de Petróleo Ipiranga S.A. at December 31, 2006 and 2005, and the results of its operations and its changes in financial position for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Our audits were performed for the purpose of issuing an opinion on the carve-out financial statements referred to in the first paragraph, prepared in conformity with accounting practices adopted in Brazil. The carve-out statement of cash flows, which provides supplemental information about the Oil Refining Business of Refinaria de Petróleo Ipiranga S.A., is not a required component of the financial statements. We also applied the audit procedures described above to the carve-out statement of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 16 to the carve-out financial statements.

PricewaterhouseCoopers Auditores Independentes

Porto Alegre, Brazil

September 28, 2007

OIL REFINING BUSINESS OF REFINARIA DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais - R$)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5,697	12,605
Trade accounts receivable	2,092	2,266
Receivables from related parties	6,764	1,354
Recoverable taxes	18,418	9,663
Inventories	116,033	66,731
Other current assets	303	606
Prepaid expenses	300	358

	149,607	93,583

NONCURRENT ASSETS
Long-term assets:
Other long-term assets	134	134
Judicial deposits	297	234
Permanent assets:
Other investments	392	392
Property, plant and equipment, net	37,272	40,647

	38,095	41,407

TOTAL	187,702	134,990

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Trade accounts payable	89,410	57,832
Taxes payable	11,949	3,224
Payables to other businesses	19,237	19,787
Provision for contingencies	523	—
Pension and other post-employment benefits	3,857	3,346
Payables to related parties	814	1,750
Payable for purchase of warrants	33,818	—
Payroll and related charges payable	1,270	1,639
Other current liabilities	1,507	729

	162,385	88,307

NONCURRENT LIABILITIES
Provision for contingencies	848	318
Pension and other post-employment benefits	35,892	36,401
Payable for purchase of warrants	—	29,396
Taxes payable	25,306	8,128

	62,046	74,243

NET ASSETS	(36,729)	(27,560)

TOTAL	187,702	134,990

The accompanying notes are an integral part of these financial statements.

OIL REFINING BUSINESS OF REFINARIA DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	2006	2005	2004
GROSS SALES AND SERVICES	710,598	518,978	875,910
Taxes, discounts and returns	(278,463)	(227,169)	(368,046)

NET SALES AND SERVICES	432,135	291,809	507,864
Cost of sales and services	(405,585)	(281,462)	(535,276)

GROSS PROFIT	26,550	10,347	(27,412)

OPERATING (EXPENSES) INCOME
Selling	(3,281)	(981)	(961)
General and administrative	(25,956)	(24,927)	(17,490)
Other operating income, net	489	3,482	—

	(28,748)	(22,426)	(18,451)
OPERATING INCOME BEFORE FINANCIAL ITEMS	(2,198)	(12,079)	(45,863)
Financial income (expenses), net	(3,423)	(233)	6,356
Nonoperating expenses, net	4	(484)	(5)

	(3,419)	(717)	6,351
LOSS BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES AND PROFIT SHARING	(5,617)	(12,796)	(39,512)

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(3,482)	—	—
Deferred	—	(14,192)	466

	(3,482)	(14,192)	466
Profit sharing	(70)	—	—

NET LOSS	(9,169)	(26,988)	(39,046)

The accompanying notes are an integral part of these financial statements.

OIL REFINING BUSINESS OF REFINARIA DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

	2006	2005	2004
SOURCES OF FUNDS
From operations:
Net loss	(9,169)	(26,988)	(39,046)
Depreciation and amortization	3,618	3,585	2,873
Permanent assets written off or sold	8	1,303	5
Funds used in operations	5,522	11,312	36,028
Provision for post-employment benefits	(509)	(1,672)	213
Cash received from other businesses of the Company	19,237	19,787	16,321
Reversal of deferred income and social contribution taxes	—	12,945	—
Accrual for contingencies	530	—	—
Other	—	(485)	(73)

	19,237	19,787	16,321
From third parties:
Increase in noncurrent liabilities	—	37,748	94

	—	37,748	94

Total of sources	19,237	57,535	16,415

USES OF FUNDS
Investments	—	28,989	—
Property, plant and equipment	251	467	6,311
Increase in noncurrent assets	63	97	145
Dividends and interest on capital	19,237	19,787	16,321
Funds used in operations	5,522	11,312	36,028
Decrease in long-term liabilities	12,218	—	—

Total of uses	37,291	60,652	58,805

DECREASE IN WORKING CAPITAL	(18,054)	(3,117)	(42,390)

REPRESENTED BY
Current assets:
At end of year	149,607	93,583	97,986
At beginning of year	93,583	97,986	138,517

INCREASE (DECREASE)	56,024	(4,403)	(40,531)

Current liabilities:
At end of year	162,385	88,307	89,593
At beginning of year	88,307	89,593	87,734

INCREASE (DECREASE)	74,078	(1,286)	1,859

DECREASE IN WORKING CAPITAL	(18,054)	(3,117)	(42,390)

The accompanying notes are an integral part of these financial statements.

OIL REFINING BUSINESS OF REFINARIA DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF CHANGES IN NET ASSETS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$)

Total Net Assets
BALANCE AS OF DECEMBER 31, 2003	38,474
Net loss	(39,046)

BALANCE AS OF DECEMBER 31, 2004	(572)
Net loss	(26,988)

BALANCE AS OF DECEMBER 31, 2005	(27,560)
Net loss	(9,169)

BALANCE AS OF DECEMBER 31, 2006	(36,729)

The accompanying notes are an integral part of these financial statements.

OIL REFINING BUSINESS OF REFINARIA DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1    Basis of presentation and operations

(a) Description of the business acquired by Ultrapar Participações S.A. and presentation of financial information

As further described in Note 15, on March 18, 2007, Ultrapar Participações S.A. (“Ultrapar”) entered into, and Petróleo Brasileiro S.A. – Petrobras (“Petrobras”) and Braskem S.A. (“Braskem”) acknowledged, a Stock Purchase Agreement, (“SPA”), with the Key Shareholders of the principal companies of the Ipiranga Group which comprised Refinaria de Petróleo Ipiranga (“RPI” or the “Company”), Distribuidora de Produtos de Petróleo Ipiranga (“DPPI”) and Companhia Brasileira de Petróleo Ipiranga (“CBPI”). As discussed further below, in connection with the Acquisition, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the agreements of the transaction.

After completion of additional steps of the transaction (which include, among others, public offers to acquire shares held by minority shareholders of the companies acquired and exchange offers to other minority shareholders of RPI, DPPI and CPBI into Ultrapar) the businesses of Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil (the “South and Southeast Distribution Business”).

The activities of the Company included the oil refining business and also to be the controlling shareholder of Ipiranga Química S.A. (“IQ”), the holding company for the petrochemical activities conducted by the Petroleo Ipiranga companies.

These carve-out financial statements of the oil refining business of the Company have been prepared with the purpose of presenting the business carried out by the Company in which, based on the terms of the transaction, it is expected that Ultrapar will have an equity interest. These carve-out financial statements are not intended to be a complete presentation of the consolidated financial position and results of operations of the company.

The investment in IQ is consolidated in the consolidated financial statements of the Company for statutory and regulatory purposes and in this carve-out financial statements the Company does not present the investment in IQ.

(b) Description of the business acquired by Ultrapar Participações S.A. and presentation of financial information

Refinaria de Petróleo Ipiranga S.A. (the “Company”) is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA), and is controlled by the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

The Company is primarily engaged in oil refining and sale of its by-products.

The Company’s economic performance in oil refining in 2006 continued to reflect difficulties caused by the incompatibility between oil prices in the international market and by-products prices in Brazil, in the prior year. In order to minimize operating losses and as happened in most part of 2005, the Company’s management interrupted the production from June to October of 2006.

As part of the actions to ensure continuity of its operations, the Company’s management intensified contacts and negotiations with the regulatory agencies of the industry, the Federal Government and the Government of

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

Rio Grande do Sul State. In July 2006, the Company and the State Government started to study the possibility of producing petrochemical naphtha in order to have an alternative that allowed the operational continuity of the Company and an increase in tax collection for Rio Grande do Sul State.

On November 1, 2006, Decree No. 44,714 was published in the Official Gazette of Rio Grande do Sul State, permitting to use, as deemed tax credit, up to 8.5% of the ICMS (State VAT) levied on petrochemical naphtha produced in facilities located in the South region of Rio Grande do Sul State and sold in the same State, according to the Agreement signed on November 27, 2006.

As a result, operations were resumed according to the agreement signed with Rio Grande do Sul State Government and Refinaria Ipiranga’s management believes that, from now on, there may be a better condition to continue operations by means of an alternative structured with Government and/or more consistent domestic price policies, including market conditions.

The Oil Refining Business of the Company has presented operating losses during the periods presented and has generated limited cash flows from operations. As part of the acquisition of the Petroleo Ipiranga companies described in Note 15 it is expected that after all steps are finalized, each of Ultrapar, Petrobras and Braskem will hold 33.33% of the Oil Refining Business of the Company. As part of the terms of the acquisition Ultrapar, Petrobras and Braskem have agreed to use their best efforts to maintain the economic equilibrium of the Oil Refining Business. Also, Petrobras has committed to sell raw material to the Company and both Ultrapar and Braskem have committed to purchase final products which are necessary to its respective operations.

2     Summary of significant accounting practices

The accounting practices adopted in Brazil (Brazilian GAAP) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from generally accepted accounting principles in the United States of America (U.S. GAAP). See Note 16 for further discussions of these differences and a reconciliation of stockholders’ equity and consolidated net income under both sets of principles.

The following is a summary of significant accounting policies followed in the preparation of the financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

(b) Short-term investments

Related to temporary cash investments stated at cost, plus income earned through the balance sheet date, not in excess of the fair value.

(c) Allowance for doubtful accounts

The Company’s management has individual customer credit information, enabling it to measure customers ability to pay. Thus, when applicable, the allowance is recognized in an amount considered sufficient to cover probable losses on realization of receivables.

(d) Inventories

Stated at the lower of average acquisition or production cost or market or net realizable value.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

(e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily restated through December 1995. Depreciation is calculated under the straight-line method based on the estimated economic useful lives of the assets.

(f) Income and social contribution taxes

Tax charges are calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

(g) Accrual for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The accrual is recorded based on the estimated costs upon the final resolution of lawsuits.

(h) Post-employment benefit obligations

Post-employment benefits paid or payable to employees, retirees and pensioners (net of assets guaranteeing the benefit plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

(i) Payable to other business

Cash dividends and related tax benefits generated from interest on capital paid originated in a controlled company engaged in a different type of business.

(j) Other assets and liabilities

Other assets and liabilities, classified as current and long-term, are stated at realizable or settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

(k) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Revenue from sale of services is recognized when services are provided. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at official indexes and rates, applicable to current and long-term assets and liabilities and, when applicable, the effects of adjustments of assets to market or realizable value.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

3    Related-party transactions

Intercompany transactions are conducted under price and period conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable (current)	Payable for warrants purchased(*)	Trade accounts payable (current)	Sales	Purchases	Financial income (expenses)
Ipiranga Química S.A.	2,968	—	—	17,242	—	—
Ipiranga Petroquímica S.A.	—	—	—	53	—	—
COPESUL – Companhia Petroquímica do Sul	680	—	660	56,545	—	—
Isatec – Pesquisa, Desenvolv. e Análises Químicas Ltda.	14	—	—	211	—	—
Distribuidora de Produtos de Petróleo Ipiranga S.A.	3,102	33,818	142	487,381	—	(3,596)
Companhia Brasileira de Petróleo Ipiranga	—	—	—	270	—	—
Ipiranga Asfaltos S.A.	—	—	—	577	—	—
Tropical Transportes Ipiranga Ltda.	—	—	12	1	—	—

Total as of December 31, 2006	6,764	33,818	814	562,280	—	(3,596)

Total as of December 31, 2005	1,354	29,396	1,750	408,916	81,289	134

Total as of December 31, 2004	13,896	—	482	663,164	126,037	669

(*)	As of December 31, 2005, the amount was recorded as noncurrent – long-term liabilities. and was reclassified to current liabilities as of December 31, 2006 considering its maturity date.

(a) Warrants issued by Ipiranga Química S.A. purchased by the Company

(a.i) Debentures issued by Ipiranga Química S.A. in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A., a subsidiary of the Company, held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008. On June 12, 2003, Distribuidora de Produtos de Petróleo Ipiranga fully subscribed the Series A and Cia Brasileira de Petróleo Ipiranga fully subscribed the Series B. The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003. The spread for Series A debentures, for the most part of 2005, was 1.5% per year, and changed to 1.0% per year on December 1, 2005 remaining the same in 2006. The spread for Series B debentures was 1.0% per year in 2005.

Debentures were convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder. The conversion price is a fixed amount established in the Indenture of the debentures.

However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price if they are converted before June 1, 2007. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

(a.2) Modification of terms of the debentures and purchase of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, Distribuidora de Produtos de Petróleo Ipiranga S.A., Cia Brasileira de Petróleo Ipiranga and the Company agreed to hold an Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. to approve a change in the type of debentures, issued by Ipiranga Química S.A. on June 1, 2003 and to the sale of warrants by the Company.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow its holder to purchase common shares of Ipiranga Química in exactly the same terms than the conversion features originally included in the debentures.

Subsequently on December 1, 2005, a Sale Agreement was signed whereby Distribuidora de Produtos de Petróleo Ipiranga S.A. sold for R$ 29.0 million the warrants it has obtained to the Company. The amount for the purchase of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

4    Inventories

	2006	2005
Finished products	32,482	11,785
Work in process	8,076	3,382
Raw materials	72,331	48,337
Indirect materials, packaging and storeroom supplies	3,144	3,227

	116,033	66,731

5    Recoverable taxes

	2006	2005
Income and social contribution taxes	4,490	6,091
IRRF (withholding income tax)	1,628	—
PIS/COFINS (taxes on revenue)	12,151	3,572
Other	149	—

	18,418	9,663

6    Income and social contribution taxes

(a) Deferred

In view of the uncertainty concerning the projection of future taxable income, as mentioned in Note 1, the Company’s management maintained the decision of not recording deferred income and social contribution tax credits in 2006 for the refining business, and reversed the amounts recorded until December 31, 2004 in assets, in the amount of R$ 14,192.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

(b) Reconciliation of effective income tax and social contribution tax rate

	2006	2005	2004
Income before taxes and profit sharing	(5,617)	(12,796)	(39,512)
Additions and deductions:
Non-deductible provisions	18,745	5,329	—
Other	(123)	53	(2,967)
Use of tax loss carryforwards	(2,764)	—	—

Tax basis	10,241	(7,414)	(42,479)
Statutory rate	34%	34%	34%

Current income and social contribution taxes	(3,482)	—	—

Recognition (reversal) of provision for post-employment benefits	—	—	978
Other	—	—	393

Tax basis	—	—	1,371
Statutory rate	—	—	34%

Deferred income and social contribution taxes, gross	—	—	466
(-) Reversal of expected realization	—	(14,192)

Deferred income and social contribution taxes, net	—	(14,192)	466

7    Property, plant and equipment

	Annual depreciation rates %	2006	2005
Land	—	11,456	11,456
Buildings and improvements	4	2,523	2,838
Operating machine, equipment and installations	10	19,362	22,463
Furniture and fixtures	10	252	281
Computers and peripherals	20	128	167
Vehicles	20	60	98
Construction in progress	—	3,451	3,292
Other	10	40	52

		37,272	40,647

The balance of the account “Land” includes the amount of R$ 6,186 related to revaluation performed in 1983.

8    Taxes payable

	2006	2005
PIS/COFINS	25,306	8,128
ICMS	8,178	2,629
CIDE (economic intervention contribution)	3,764	588
Other	7	7

Total	37,255	11,352
(-) Current	11,949	3,224

Long-term	25,306	8,128

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

The amount recorded in long-term liabilities refers to the provision for CIDE using PIS and COFINS credits, in accordance with article 8 of Law No. 10,336/01.

9    Contingencies

(a) Probable losses

A reserve was recognized to cover probable losses estimated by management, supported by the legal counsel, arising from the following lawsuits:

	2006	2005
Tax lawsuits	481	318
Labor lawsuits	890	—

Total	1,371	318
(-) Current	523	—

Long-term	848	318

•	Tax lawsuits

The tax lawsuit of the Company included in this classification refer mainly to: (1) collection by the INSS (National Institute of Social Security) of additional contribution on the SAT (Occupational Accident Insurance); and (2) infraction notice issued by the INSS for presentation of the GFIP (FGTS (severance pay) fund Payment and Social Security Information Form) with incomplete data about taxable events contained in the payroll.

•	Labor lawsuits

Lawsuits filed by former employees and outsourced professionals of the Company refer basically to salary equalization and overtime.

(b) Possible losses

Lawsuits assessed as possible loss by the Company’s management, based on the opinion of its legal counsel, are not accrued in the financial statements and are composed of:

	2006	2005
Tax lawsuits	393	198
Labor lawsuits	202	1,401

Total	595	1,599

•	Tax lawsuits

The tax lawsuit of the Company included in this classification refer mainly to: (1) collection action due to the lack of payment of fees of the securities market; (2) notice to pay amounts arising from disallowance of deductions of salary premium for education considered incorrect, based on a supposedly lack of information to the FNDE (National Fund for the Development of Education); and (3) voluntary reporting through which PIS and COFINS (taxes on revenue) due were paid, with interest, without fine.

•	Labor lawsuits

Lawsuits filed by former employees and outsourced professionals of the Company and its subsidiaries Ipiranga Petroquímica S.A. and Ipiranga Química S.A. refer to payroll charges and overtime.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

(c) Contingent assets

The Company filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to the contingent nature, are not recorded in the financial statements as of December 31, 2006, 2005 and 2004.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the Company management assessed the likelihood of a favorable outcome in the aforementioned lawsuits might be as probable or possible, depending on the specific circumstances. As of December 31, 2006 said lawsuits may be summarized as follows:

	2006	2005
Federal level
PIS/COFINS (taxes on revenue) increase in tax basis	3,019	2,799
State level
State income surfax (AIRE)	2,810	2,697

10    Employee and management profit sharing

Profit sharing is calculated based on income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

(a) Employee profit sharing

Calculated based on 3% of net income, which will be computed excluding income from investments in companies, recorded in the statements of income as equity in subsidiaries and affiliates, amortization of goodwill or negative goodwill and sale or write-off of investments in companies and, additionally, interest paid or received by the Company as interest on capital.

(b) Management profit sharing

Calculated, at year end, at 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

11    Provision for post-employment benefits

(a) Pension benefits provided by Fundação Fransisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB benefit plan was created in 1993. Initially, only the basic benefit was established (a defined benefit plan) and in July 1998 the supplementary benefit (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution percentage is applicable to possible variable compensations. The pension plan is funded by the sponsors and participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter no. 1003/SPC/DETEC/CGAT, approved the new Ruling of FFMB Benefit Plan. New regulations related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6, of October 30, 2003, were introduced, and changes in the calculation of benefits, new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement basic benefit.

These changes reduced the plan’s total cost for the Petróleo Ipiranga companies (joint sponsors) by 36%, as defined by the actuary based on the percentage of the participants payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that was adopted is AT-1983, increasing the life expectancy of active participants’ by approximately 2 years.

(b) Other post-employment benefits

According to CVM Resolution No. 371/2000, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petroleo Ipiranga group.

(c) Information about pension and other post-employment benefits

The reconciliation of pension and other post-employment benefit liabilities as of December 31 is as follows:

	2006	2005
Present value of funded obligations	(23,362)	(20,971)
Present value of unfunded obligations	(36,688)	(33,621)
Fair value of plan assets	24,099	20,457
Unrecognized actuarial (gains) losses	(3,798)	(5,612)

Net post-employment benefit liabilities	(39,749)	(39,747)

Current	(3,857)	(3,346)
Long-term	(35,892)	(36,401)

The portion of actuarial gains or losses to be recognized as income or expense is the amount of unrecognized gains and losses that exceed, in each year, the higher of the following limits:

(i)	10% of the present value of the total actuarial obligation of the defined benefit; and

(ii)	10% of the fair value of plan assets.

The portion that exceeds the limits will be annually amortized dividing its amount by the remaining average length service estimated for the plan’s participants.

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	(724)	(719)	(810)
Cost of interest	(6,005)	(5,881)	(6,182)
Expected return on assets	3,182	2,729	2,455
Amortization of actuarial (gain) losses	4	175	62
Employees contributions	197	257	348
Adjustment of actuarial liability	—	—	—

Total expenses	(3,346)	(3,439)	(4,127)

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

Changes in net post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liabilitiy at beginning of year	(39,747)	(41,741)	(40,763)
Expenses	(3,346)	(3,439)	(4,127)
Company contributions	368	623	1,005
Benefits paid	1,660	2,533	2,144
Reduction effect	—	2,506	—
Adjustment to present value of obligations	1,316	(229)	—

Net liabilitiy at end of year	(39,749)	(39,747)	(41,741)

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value – 10.8% per year

•	Expected long-term rate of return on assets – 13.2% per year

•	Projected average salary growth rate – 6.6% per year

•	Inflation rate (long-term) – 4.5% per year

•	Medical services growth rate – 7.6% per year

Biometric assumptions used:

•	Mortality table – AT 1983 basic rated down by 10% (*)

•	Turnover table – adjusted Towers Perrin

•	Disabled mortality table – RRB 1983

•	Disability table – amended RRB 1944 rated

(*)	For life insurance benefit, the CSO-80 mortality table was used.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

12    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by affiliates and subsidiaries.

As of December 31, 2006 and 2005 amounts referring to the operations guaranteed by Refinaria de Petróleo Ipiranga S.A. are as follows:

Guarantor	Borrower	2006	2005	Maturity
The Company	DPPI	646	1,344	2010
The Company	EMCA	1,326	1,654	2009
		—	50,344	2006
		44,555	—	2007
		112	188	2008

The Company	IASA	44,667	50,532
		—	33,423	2006
		24,014	—	2007
		5,392	8,836	2008
		228	325	2009

The Company	IQ	29,634	42,584
The Company	IPQ	14,633	23,671	2007

		90,906	119,785

DPPI – Distribuidora de Produtos de Petróleo Ipiranga S.A.

EMCA – Empresa Carioca de Produtos Químicos S.A.

IASA – Ipiranga Asfaltos S.A.

IQ – Ipiranga Química S.A.

IPQ – Ipiranga Petroquímica S.A.

13    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company conducts transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

The Company’s assets and liabilities were evaluated in relation to the fair values at the balance sheet dates. The result of this valuation did not indicate any adjustments that should be made to the amounts presented in the financial statements.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

The main risks affecting the Company’s business are as follows:

(a) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

(b) Price risk

The oil refining activity is subject to this risk when variations in the price of petroleum in the market are not transferred to petroleum products. To reduce this risk, the Company has been seeking alternatives with the Federal Government and Petrobras.

(c) Financial income (expenses)

	2006	2005	2004
Financial income
Interest	744	549	667
Monetary variation	2,506	155	2,982
Exchange variation	—	1,235	72
Investment fund derivatives	—	—	—
PASEP (tax on revenue) adjustment	—	—	—
Other income	936	1,463	3,128

	4,186	3,402	6,849

Financial expenses
Interest and charges due	(15)	(2,315)	(52)
Monetary variation	(4,694)	(406)	65
Exchange variation	(2,417)	(849)	(465)
Other financial expenses	(483)	(65)	(41)

	(7,609)	(3,635)	(493)

Financial income (expenses), net	(3,423)	(233)	6,356

14    Insurance

The Company has an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy with the domestic and foreign insurance companies through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

15    Subsequent events

Acquisition of Ipiranga

On April 18, 2007, Ultrapar Participações S.A. for itself, and also as a commission agent of Braskem S.A. and Petróleo Brasileiro S.A. – Petrobras, acquired for R$ 2,113,107, from the controlling shareholders of the Petróleo Ipiranga companies, 66.2% common shares and 13.9% preferred shares issued by the Company, 69.2% common shares and 13.5% preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI), and 3.8% common shares and 0.4% preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (CBPI). Of the total amount, Braskem and Petrobras paid R$ 1,394,675 under the terms of the commission among the parties.

Under the terms of the agreement among Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned below are finalized, Ultrapar will hold the distribution of fuel and lubricants in the Southern and Southeastern regions of Brazil (“South Distribution Assets”); Petrobras will hold the distribution of fuel and lubricants in the Northern, Northeastern and Central-Western regions (“North Distribution Assets”); and Brasken and Petrobras will hold 60% and 40%, respectively, of the petrochemical assets, represented by Ipiranga Química S.A., its subsidiary IPQ and by the interest of the latter in COPESUL (“Petrochemical Assets”). Assets related to oil petroleum refining held by RPI will be equally shared by Petrobras, Ultrapar and Braskem.

In the same agreement the parties established that Ultrapar is responsible for conducting a corporate restructuring in the companies acquired to separate the assets assigned to each acquiring company. The stages are as follows:

a)	Public Tag Along Offering to acquire common shares issued by RPI, DPPI, CBPI and IPQ held by other shareholders;

b)	Merger into Ultrapar of the common shares issued by RPI, DPPI and CBPI;

c)	Segregation of assets by means of: (i) capital reduction of RPI and CBPI to transfer the Petrochemical Assets directly to Ultrapar, for subsequent transfer to Braskem and Petrobras, under the terms of the commission, and (ii) spin-off of CBPI to transfer the North Distribution Assets to a company controlled by Petrobras.

On April 17, 2007, CADE (Economic Defense Council) issued an Injunction to maintain conditions that would allow to revert the asset acquisition by Braskem and Petrobras, as described in the Significant Event Notice published on April 18, 2007. The provisions related to Petrochemical Assets were reviewed on April 25, 2007 in the decision approved by CADE, with signature by Braskem of agreement for protection of reversibility of operation (APRO).

With said changes, CADE acknowledges the maintenance of the minority interest of Petrobras in COPESUL after the acquisition. In relation to fuel distribution, CADE granted 10 days so that Petrobras and Ultrapar present an alternative corporate governance model that preserves competition within the industry.

16	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I -	Narrative description of GAAP differences

The carve-out financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below:

a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian Corporate Law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the IGP-DI index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

b) Reversal of fixed asset revaluations

For U.S. GAAP reconciliation purposes, the revaluation of fixed assets recorded in the financial statements prepared in accordance with Brazilian GAAP has been eliminated in order to present fixed assets at historical cost.

c) Pension and other post-employment benefits

c.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Pension Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

c.2) Other post-retirement benefits

As explained in Note 12, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petroleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

Under US GAAP such benefits are accounted for following SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and, as from December 31, 2006, following SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS 158 the funded status of the other postretirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS 158, provisions of SFAS 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and US GAAP, differences arise in the amounts recorded in the financial statements as result of : (i) that the date of initial measurement of funded status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize an additional minimum liability, and (ii) the recognition as from December 31, 2006 as a liability for US GAAP purposes of the funded status against accumulated other comprehensive income.

d) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are considered probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS 5.

Guarantees granted include those disclosed in Note 15 to DPPI, EMCA and IASA.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

II -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 16.I.		2006	2005
Net loss as reported under accounting practices adopted in Brazil			(9,169)	(26,988)
Pension benefits:	(c	)
Reversal of cost recorded in Brazilian GAAP and recognition of contributions to FMBB Pension Plan			2	(1,994)
Deferred tax effects			(1)	678
Periodic cost for other post-employment benefits			(2,301)	(1,152)
Deferred tax effects			783	392

			(1,517)	(2,076)

Inflation accounting on property, plant and equipment - Depreciation	(a	)	(174)	(174)
Deferred tax effects			60	59

			(114)	(115)

Fair value of guarantees under FIN 45	(d	)	96	20
Deferred tax effects			(33)	(7)

			63	13

Net loss under U.S. GAAP			(10,737)	(29,166)

III -	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net assets

	Note 16.I.		2006	2005
Net assets as reported under Brazilian GAAP			(36,729)	(27,560)
Reversal of revaluation adjustments	(b	)	(6,186)	(6,186)
Pension benefits:	(c	)
Reversal of liability recorded under Brazilian GAAP			39,749	39,747
Deferred tax effects			(13,515)	(13,514)
Recognition of other post-employment liability under U.S. GAAP			(33,826)	(31,525)
Deferred tax effects			11,501	10,719
Additional Minimum Liability			—	(291)
Deferred tax effects			—	99
Effect of application of SFAS No. 158			(2,590)	—
Deferred tax effects			880	—

			2,199	5,235

Inflation accounting on property, plant and equipment	(a	)	2,582	2,756
Deferred tax effects			(878)	(937)

			1,704	1,819

Fair value of guarantees under FIN 45	(d	)	(394)	(490)
Deferred tax effects			134	167

			(260)	(323)

Net assets under U.S. GAAP			(39,272)	(27,015)

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

IV -	Statement of changes in net assets (deficit) in accordance with U.S. GAAP

	2006	2005
Net assets (deficit) under U.S. GAAP as of the beginning of the year	(27,015)	2,343
Net loss	(10,737)	(29,166)
Other comprehensive loss additional minimum liability, net of tax and minority interests	—	(192)
Adjustment to accumulated other comprehensive income, net of tax - SFAS No. 158	(1,520)	—

Net deficit under U.S. GAAP as of the end of the year	(39,272)	(27,015)

Comprehensive loss (under SFAS No. 130):
Net loss	(10,737)	(29,166)
Other comprehensive loss additional minimum liability, net of tax	—	(192)

Total comprehensive loss	(10,737)	(29,358)

V -	Additional disclosures

a) Loss per share

Under Brazilian GAAP, net loss per share is calculated on the number of shares outstanding at the balance sheet date. In these financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

The computation of loss per share has been performed considering the quantity of shares of Refinaria de Petróleo Ipiranga S.A.

While preferred and common shareholders have different dividends and voting rights, they do share equally in losses. Earnings per share are retroactivelly adjusted by stock dividends granted to the shareholders in April, 2006. The following table provides a reconciliation of the numerators and denominators used in computing loss per share as required by SFAS 128:

	2006
	Common	Preferred	Total
Loss of the year	(3,621)	(7,116)	(10,737)

Weighted average under U.S. GAAP (per thousand shares) - basic and diluted	9,982	19,618	29,600
Basic and diluted loss per share	(0.3627)	(0.3627)

	2005
	Common	Preferred	Total
Loss of the year	(9,836)	(19,330)	(29,166)

Weighted average under U.S. GAAP (per thousand shares) - basic and diluted	9,982	19,618	29,600

Basic and diluted loss per share	(0.9853)	(0.9853)

The convertible debentures of IQ have anti-dilutive effects.

Oil Refining Business of Refinaria de Petróleo Ipiranga S.A.

b) Statement of cash flows

Brazilian GAAP not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais - R$, unless otherwise stated)

	2006	2005	2004
Net loss	(9,169)	(26,988)	(39,046)
Adjustment to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	3,618	3,585	2,873
Net loss on permanent assets	8	1,303	5
Deferred income taxes and social contribution	0	14,192	(466)
Provision for contingencies	1,053	7,910	442
Provision for pension and post-employment benefits	2	(1,994)	—
Other	(1)	(485)	—
(Increase) decrease in accounts receivables	174	5,451	(2,670)
(Increase) decrease in accounts receivables from related parties	(5,410)	12,542	8,969
(Increase) decrease on inventories	(49,302)	(8,869)	(23,382)
Increase (decrease) on suppliers	31,578	(2,674)	31,750
Increase (decrease) on accounts payables to related parties	3,486	1,675	482
(Increase) decrease on other assets	(8,457)	2,730	(12,128)
(Increase) decrease on other liabilities	24,365	884	(30,375)

Cash flow generated by (used in) operating activities	8,005	9,262	(63,546)

Cash flow from investing activities
Additions to property, plant and equipment	(251)	(467)	(6,311)

Cash flow used in investing activities	(251)	(467)	(6,311)

Cash flow from financing activities
Cash received from other businesses	1,398	—	—

Net increase (decrease) in cash and cash equivalents	(6,908)	8,795	(69,857)

Cash and cash equivalents
In the beginning of the year	12,605	3,810	73,667
At the end of the year	5,697	12,605	3,810

Increase (decrease) in cash and cash equivalents	(6,908)	8,795	(69,857)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	6,624	45	247

South Fuel and

Lubricant Distribution

Business of

Distribuidora de

Produtos de Petróleo

Ipiranga S.A.

Carve Out Financial Statements for the Years

Ended December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors   and Shareholders of

Distribuidora de Produtos de   Petróleo Ipiranga S.A.

We have audited the accompanying carve-out consolidated balance sheets of the South Fuel and Lubricant Distribution Business of Distribuidora de Produtos de Petróleo Ipiranga S.A. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated carve-out statements of income, of changes in financial position and of changes in net assets for the years ended December 31, 2006, 2005 and 2004. These carve-out consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these carve-out financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve-out consolidated financial statements referred to above present fairly, in all material respects, the financial position of the South Fuel and Lubricant Distribution Business of Distribuidora de Produtos de Petróleo Ipiranga S.A. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their changes in financial position for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Our audits were performed for the purpose of issuing an opinion on the financial statements referred to in the first paragraph, prepared in conformity with accounting practices adopted in Brazil. The consolidated statement of cash flows, which provides supplemental information about the Company and its subsidiaries, is not a required component of the financial statements. We also applied the audit procedures described above to the statement of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, it is fairly stated in all material respects in relation to the financial statements taken as a whole.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the carve-out consolidated financial statements.

PricewaterhouseCoopers Auditores Independentes

Porto Alegre, Brazil

September 28, 2007

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais – R$)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	25,070	32,322
Trade accounts receivable	165,591	167,884
Related companies receivables	2,279	1,675
Debentures from related companies	47,506	—
Recoverable taxes	14,951	2,644
Deferred income and social contribution taxes	4,716	3,880
Inventories	68,455	52,268
Other current assets	4,091	2,945
Prepaid expenses	3,076	1,843

	335,735	265,461

NONCURRENT ASSETS
Long-term assets:
Debentures from related companies	45,106	178,117
Trade accounts receivable	38,438	37,153
(-) Allowance for doubtful accounts	(11,170)	(9,502)
Recoverable taxes	—	6,035
Deferred income and social contribution taxes	11,383	9,825
Related companies receivables	1,052	29,396
Other long-term assets	141	337
Escrow deposits	4,365	4,864
Prepaid expenses	3,201	3,312
Investments:
Investments on affiliated company	28,007	—
Other investments	441	441
Property, plant and equipment, net	180,649	171,638

	301,613	431,616

TOTAL	637,348	697,077

The accompanying notes are an integral part of these financial statements.

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005—(Continued)

(In thousands of Brazilian reais – R$)

	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans and financing	28,390	61,429
Trade accounts payable	35,537	59,196
Taxes payable	4,775	10,275
Provision for contingencies	3,043	4,366
Provision for pension and post-employment benefits	2,412	1,677
Payables to related companies	6,833	4,494
Payroll and related charges payable	3,952	3,749
Profit sharing	731	1,136
Other current liabilities	13,322	6,870
Employee profit sharing	—	4,420

	98,995	157,612

NONCURRENT LIABILITIES
Loans and financing	32,220	83,056
Provision for pension and post-employment benefits	28,766	30,251
Other long-term liabilities	130	1,546

	61,116	114,853

NET ASSETS	477,237	424,612

TOTAL	637,348	697,077

The accompanying notes are an integral part of these financial statements.

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais – R$)

	2006	2005	2004
GROSS SALES AND SERVICES	3,658,398	3,421,992	3,010,048
Taxes, discounts and returns	(88,167)	(86,227)	(65,868)

NET SALES AND SERVICES	3,570,231	3,335,765	2,944,180
Cost of sales and services	(3,351,721)	(3,117,551)	(2,735,680)

GROSS PROFIT	218,510	218,214	208,500

OPERATING (EXPENSES) INCOME
Selling expenses	(89,831)	(83,626)	(74,937)
General and administrative expenses	(67,421)	(59,549)	(57,474)
Other operating income	4,201	12,682	7,630
Equity on affiliated companies	858	—	—

	(152,193)	(130,493)	(124,781)

OPERATING INCOME BEFORE FINANCIAL ITEMS	66,317	87,721	83,719

Financial income, net	15,948	18,528	8,941
Nonoperating income, net	26,200	29,492	1,349

	42,148	48,020	10,290

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES AND PROFIT SHARING	108,465	135,741	94,009

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	(20,460)	(31,804)	(23,032)
Deferred	7,894	1,334	3,790

	(12,566)	(30,470)	(19,242)

INCOME BEFORE PROFIT SHARING	95,899	105,271	74,767
Profit sharing	(1,662)	(2,271)	(2,067)

NET INCOME	94,237	103,000	72,700

The accompanying notes are an integral part of these financial statements.

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais – R$)

	2006	2005	2004
SOURCES OF FUNDS
From operations:
Net income	94,237	103,000	72,700
Items not affecting working capital:
Depreciation and amortization	18,298	16,586	16,128
Net book value of permanent assets written off or sold	1,457	2,490	1,003
Increase in (reversal of) provision for post-employment benefits	(1,452)	(4,645)	1,083
Monetary and exchange variations on long-term assets	(24,794)	(30,887)	(22,243)
Monetary and exchange variations on long-term liabilities	5,868	6,335	7,825
Allowance for doubtful accounts	1,668	2,498	(7,004)
Equity on affiliated companies	(858)	—	—
Deferred income and social contribution taxes	(7,894)	3,234	(1,564)
Escrow deposits	—	(2,853)	(728)
Other	204	(2)	1

	86,734	95,756	67,201

From related companies:
Transfer of debentures from long-term to current assets	47,506	—	—
Amortization of debentures	139,695	—	—
Amortization of loans	—	—	638

	187,201	—	638
From third parties:
Increase in long-term liabilities	—	1,552	—
Decrease in long-term assets	11,179	83	33
Capital reserve – tax incentives	—	50	—
Long-term loans	28,599	60,618	14,784

	39,778	62,303	14,817

Total of sources	313,713	158,059	82,656

USES OF FUNDS
Investments	27,149	50	—
Property and equipment	28,766	27,980	17,120
Dividends and interest on capital	41,603	44,483	34,177
Transfer of loans from long-term to current assets	85,303	21,661	—
Loans and debentures from related companies	—	28,990	424
Receivable from sale of warrants to related parties	—	—	42,439
Increase in long-term assets	336	2,949	7,299
Decrease in long-term liabilities	1,665	—	1,394

Total of uses	184,822	126,113	102,853

INCREASE (DECREASE) IN WORKING CAPITAL	128,891	31,946	(20,197)

REPRESENTED BY
Current assets:
At end of year	335,735	265,461	252,926
At beginning of year	265,461	252,926	239,363

INCREASE	70,274	12,535	13,563

Current liabilities:
At end of year	98,995	157,612	177,023
At beginning of year	157,612	177,023	143,263

INCREASE (DECREASE)	(58,617)	(19,411)	33,760

INCREASE (DECREASE) IN WORKING CAPITAL	128,891	31,946	(20,197)

The accompanying notes are an integral part of these financial statements.

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF CHANGES IN NET ASSETS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais – R$)

Total net assets
BALANCES AS OF DECEMBER 31, 2003	327,522
Net income	72,700
Dividends and interest on capital	(34,177)

BALANCES AS OF DECEMBER 31, 2004	366,045
Net income	103,000
Dividends and interest on capital	(44,483)
Tax incentives	50

BALANCES AS OF DECEMBER 31, 2005	424,612
Net income	94,237
Dividends and interest on capital	(41,603)
Other	(9)

BALANCES AS OF DECEMBER 31, 2006	477,237

The accompanying notes are an integral part of these financial statements.

SOUTH FUEL AND LUBRICANT DISTRIBUTION BUSINESS OF

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

NOTES TO THE CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Amounts in thousands of Brazilian reais – R$, unless otherwise stated)

1    Basis of presentation and operations

1.a Description of the business acquired by Ultrapar Participações S.A. and presentation of financial information

As further described in Note 23, on March 18, 2007, Ultrapar Participações S.A. (“Ultrapar”) entered into, and Petróleo Brasileiro S.A. – Petrobras (“Petrobras”) and Braskem S.A. (“Braskem”) acknowledged, a Stock Purchase Agreement (“SPA”), with the Key Shareholders of the principal companies of the Ipiranga Group which comprised Refinaria de Petróleo Ipiranga S.A. (“RPI”), Distribuidora de Produtos de Petróleo Ipiranga S.A. (the “Company”) and Companhia Brasileira de Petróleo Ipiranga (“CBPI”). As discussed further below, in connection with the Acquisition, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the agreements of the transaction.

After completion of additional steps of the transaction (which include, among others, public offers to acquire shares held by minority shareholders of the companies acquired and exchange offers to other minority shareholders of RPI, DPPI and CPBI into Ultrapar) the businesses of Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil (the “South and Southeast Distribution Business”).

The fuel and lubricant distribution business of the Petróleo Ipiranga companies was operated through two companies: the Company and CBPI. For all periods presented the Company had a majority of voting shares of CBPI, which results in the Company controlling CBPI. Whereas DPPI only operates in parts of the South region of Brazil, CBPI has operations in all regions of the country, with exception of those covered by DPPI. Both are public companies with separate and different minority shareholder bases. Although the Company had a controlling interest over CBPI, the former shareholders operated the two companies on a completely independent basis so that they were managed by different executives, pursued different strategies and possessed different information and accounting systems.

These carve-out financial statements of the fuel distribution business of the Company have been prepared with the special purpose of complying with the rules and regulations of the Securities and Exchange Commission, presenting the business carried out by the Company that based on the terms of the transaction is expected to be transferred to Ultrapar. These carve-out financial statements are not intended to be a complete presentation of the consolidated financial position and results of operations of the Company. The financial information of the South and Southeast Distribution Business is presented as follows:

(a) South and Southeast Distribution Business carried out by CBPI is separately presented on an abbreviated basis on a separate set of financial information which includes a Statement of Assets Acquired and Liabilities Assumed, a Statement of Revenues and Direct Expenses and the corresponding notes to such financial information.

(b) the South Distribution Business carried out by the Company which is presented on a carve-out basis. The carve-out financial statements differ from the consolidated financial statements of the Company for statutory and regulatory purposes because they exclude the investment of the Company in CBPI. The investment in CBPI is consolidated in the consolidated financial statements of the Company for statutory and regulatory purposes. In this carve-out financial statements the Company does not present the investment in CBPI. All the business carried out by the Company are part of the South Distribution Business acquired by Ultrapar and, as such, no other activities have been excluded in these carve-out financial statements.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

1.b Operations

The Company is a public company whose shares are traded on the São Paulo Stock Exchange (BOVESPA), and is controlled by members of the Bastos, Mello, Ormazabal, Tellechea and Gouvêa Vieira families.

The Company and its subsidiaries are engaged in the distribution of petroleum, related products and convenience stores.

2    Presentation of carve-out consolidated financial statements

These carve-out financial statements were prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP).

The financial statements presented herein are different from the consolidated financial statements prepared by the Company for statutory purposes because they exclude, as explained in Note 1, the investment in CBPI, include in Note 25 a reconciliation of net equity and net income between the amounts under Brazilian GAAP and accounting principles generally accepted in the United States of America (U.S. GAAP) and have also been adjusted to present certain additional disclosures to facilitate its understanding by readers not familiar with Brazilian GAAP.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include, but are not limited to estimates relating to the useful lives of property, plant and equipment, accounting for contingencies and provisions for income taxes, among others. Actual results could differ in relation to these estimates.

3    Summary of significant accounting practices

The accounting practices adopted in Brazil (“Brazilian GAAP”) to record transactions and prepare the consolidated financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from U.S. GAAP.

The following is a summary of significant accounting policies followed in the preparation of the carve-out consolidated financial statements:

(a) Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of 3 months or less when acquired and readily convertible to cash).

(b) Allowance for doubtful accounts

The Company has individual customer credit information, which is used to assess customer ability to pay. The allowance is recognized in an amount considered sufficient by management to cover probable losses on realization of receivables.

(c) Inventories

Stated at the lower of average acquisition or production cost or net realizable value.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

(d) Investments in affiliates

Accounted following the equity method with a corresponding entry to operating income. Goodwill on the acquisition of subsidiaries is amortized over 10 years, the estimated period of realization.

(e) Property, plant and equipment

Stated at acquisition or construction cost, monetarily adjusted through December 31, 1995. Depreciation is calculated following the straight-line method based on the estimated economic useful lives of the assets. Leasehold improvements are depreciated over the term of the agreement or the economic useful lives of the assets, whichever is shorter.

(f) Loans and financing

Stated at the amount of principal, plus financial charges incurred on a pro rata basis through the balance sheet date. Foreign currency-denominated loans were converted into Brazilian reais at the exchange rates prevailing at the balance sheet date.

(g) Income and social contribution taxes

Tax expense is calculated based on the income tax rate of 15% plus a 10% surtax and social contribution tax rate of 9%.

(h) Deferred income and social contribution taxes

Calculated on temporary differences and on tax loss carryforwards using the income tax and social contribution tax rates effective for the period in which the tax effects are expected to be realized.

Deferred income and social contribution tax assets are only recognized up to the amount that is likely to be realized within the next 10 years as established by CVM Instruction No. 371/02.

(i) Provision for contingencies

Recorded for contingent risks whose likelihood of loss is probable, based on the opinion of management and inside and outside legal counsel. The provision is recorded based on the estimated losses upon the final resolution of lawsuits.

(j) Dividend and interest on capital paid

Interest on capital and dividends have been calculated and paid based on the South and Southeast Distribution Business carried by the Company, which exclude the distribution business handled by CBPI. Accordingly, the interest on capital and dividends paid by the Company are net of the interest on capital and dividends paid by CBPI to the Company.

(k) Pension and other post-employment benefits

Pension and other post-employment benefit liabilities to employees, retirees and pensioners (net of the assets of the plans) are recorded based on the actuarial calculation prepared by an independent actuary, using the Projected Unit Credit Method.

Distribuidora de Produtos de Petróleo Ipiranga S.A. and Subsidiaries

(l) Other assets and liabilities

Other assets and liabilities, classified as current and long term, are stated at realizable or estimated amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, interest and monetary and exchange variations.

(m) Results of operations

Revenue from sale of products is recognized when significant risks and benefits related to the product ownership pass to customer. Other income, expenses and costs are recognized when incurred and/or realized. The result includes interest and monetary and exchange variations, at contractual indexes or official rates, applicable to current and long-term assets and liabilities and, when applicable, the effects of adjustments of assets to its net realizable value.

4    Consolidation criteria

The carve-out consolidated financial statements have been prepared in accordance with the consolidation principles established by Brazilian GAAP and include the accounts of Distribuidora de Produtos de Petróleo Ipiranga S.A. (Company) and the following subsidiaries and exclude, as described in Note 1, the investment in the subsidiary CBPI:

		Ownership Interest - %
		2006		2005
Subsidiaries	Location	Direct	Indirect	Direct	Indirect
Isa-Sul Administração e Participações Ltda.	Brazil	99.9995	—	99.9999	—
Comercial Farroupilha Ltda.	Brazil	99.9998	0.0002	99.9998	0.0002
Ipiranga Administração de Bens Móveis Ltda.	Brazil	99.9900	0.0100	—	—

The following practices were adopted in the preparation of the carve-out consolidated financial statements:

(a)	Intercompany balances and transactions and unrealized profits have been eliminated; and

(b)	Minority interest in fully-consolidated subsidiaries is presented in a separated caption.

5    Cash and cash equivalents

	2006	2005
Cash and banks	21,720	31,853
Certificates of Deposit (CDBs)	—	469
Debt securities	3,350	—

	25,070	32,322

Distribuidora de Produtos de Petróleo Ipiranga S.A.

6    Trade accounts receivable

	2006	2005
Domestic market:
Trade notes receivable	145,743	152,485
Customer financing	53,871	49,773
Foreign market-Receivables	4,415	2,779

	204,029	205,037
(-) Current	(165,591)	(167,884)

Long term	38,438	37,153

Long-term portion is mainly represented by customer financing. Under customer financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customer financing carry interest of 1% per month.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

7    Related-party transactions

Intercompany transactions are conducted under price and period conditions similar to those adopted for transactions with unrelated parties and are as follows:

Companies	Trade accounts receivable	Debentures and receivable from the sale of warrants from related parties (current)		Debentures and receivable from the sale of warrants from related parties (long term)		Trade accounts payable (current)	Sales	Purchases		Financial income
Companhia Brasileira de Petróleo Ipiranga	1,624	—		—		1,823	14,406	46,680		—
Ipiranga Petroquímica S.A.	100	—		—		68	97	1,505		—
Refinaria de Petróleo Ipiranga S.A.	166	33,818	(c)	—		2,777	61	493,392	(d)	3,642
Ipiranga Química S.A.	11	13,688	(a)/(b)	45,106	(a)/(b)	38	5	535		20,373
Tropical Transportes Ipiranga Ltda.	12	—		—		1,257	2	19,129		—
COPESUL – Companhia Petroquímica do Sul	8	—		—		101	84	15,008		—
Other	1,410	—		—		769	4,558	7,079		—

Total as of December 31, 2006	3,331	47,506		45,106		6,833	19,213	583,328		24,015

Companhia Brasileira de Petróleo Ipiranga	393	—		—		1,401	5,372	25,184		—
Ipiranga Petroquímica S.A.	28	—		—		126	120	591		—
Refinaria de Petróleo Ipiranga S.A.	126	—		29,396	(c)	119	44	387,747	(d)	(134)
Ipiranga Química S.A.	7	—		178,117	(a)/(c)	42	3	526		30,481
Tropical Transportes Ipiranga Ltda.	14	—		—		1,825	6	23,311		—
COPESUL – Companhia Petroquímica do Sul	36	—		—		400	195	17,176		—
Other	1,071	—		—		581	3,971	3,176		—

Total as of December 31, 2005	1,675	—		207,513		4,494	9,711	457,711		30,347

Companhia Brasileira de Petróleo Ipiranga							41,023	17,221		—
Refinaria de Petróleo Ipiranga S.A.							40	613,822	(d)	(669)
Ipiranga Química S.A.							61	395		22,230
Tropical Transportes Ipiranga Ltda.							14	21,926		—
Other							6,281	15,517		44

Total as of December 31, 2004							47,419	668,881		21,605

(a) Debentures issued by Ipiranga Química in 2003

The Extraordinary Shareholders’ Meeting of Ipiranga Química S.A. held on May 26, 2003 approved the issuance of two series of private convertible debentures, consisting of 11,000 Series A debentures, with face value of R$ 10 each, amounting to R$ 110,000, and 80,000 Series B debentures, with face value of R$ 1 each, amounting to R$ 80,000. Both series of debentures mature on June 1, 2008.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

On June 12, 2003, the Company fully subscribed the Series A and its subsidiary CBPI (not presented in this carve-out consolidated financial statements) fully subscribed the Series B.

The subscribed debentures pay interest based on the CDI interest rate, plus spread subject to renegotiation every 6 months (for Series A) and every 5 months (for Series B) as established by the indenture dated June 1, 2003.

The spread for Series A debentures, for the most part of 2005, was 1.5% per year, and changed to 1.0% per year on December 1, 2005, remaining the same for 2006. The spread for Series B debentures was 1.0% per year in 2005 remaining the same for 2006.

Debentures are convertible into common shares of Ipiranga Química S.A. at any time after its issuance and until its maturity or redemption at the option of the holder.

The conversion price is a fixed amount established in the Indenture of the debentures. However, the quantity of common shares to be received upon conversion will be higher than the amount determined as face value of the debentures divided by the conversion price if they are converted before June 1, 2007. The quantity of additional shares to be received will be 25% if converted up to June 1, 2004, 18.2177% if converted before June 1, 2005, 11.8034% if converted before June 1, 2006 and 5.7371% if converted before June 1, 2007.

(b) Early partial redemption of the debentures in 2006

The shareholders’ meetings of Ipiranga Petroquímica S.A. (“IPQ”) held on April 28, 2006 approved the payment of supplementary dividends and a capital reduction, scheduled for June 13, 2006 and July 31, 2006, respectively. Considering that IQ, due to its interest in IPQ, received funds on said dates, the Board of Directors of IQ, at a meeting held on May 2, 2006, resolved that IQ would partially early redeem its debentures, which were issued on June 1, 2003, due to the financial cost of this debt.

As a result, in 2006, IQ partially amortized 71.6% of the Series A debentures, subscribed by the Company, in the amount of R$ 139.695 thousand (there was no amortization in 2005).

(c) Modification of terms of the debentures and sale of warrants by the Company

Pursuant to a Memorandum of Understanding signed on October 3, 2005, the Company, CBPI and Refinaria de Petróleo Ipiranga S.A. (the controlling shareholder of IQ) agreed to hold an Extraordinary Shareholders’ Meeting of IQ to approve a change in the type of debentures, issued by IQ on June 1, 2003.

The changes approved on the meeting held on October 6, 2005 were: (i) to change the debentures from convertible to nonconvertible without making any other change in the terms or conditions of the debentures, and (ii) the issuance of warrants to the holders of the debentures, without any charge, replacing the conversion right established for the debentures; the terms of the warrants allow its holder to purchase common shares of IQ in exactly the same terms than the conversion features originally included in the debentures.

Subsequently, on December 1, 2005, a Sale Agreement was signed whereby the Company sold for R$ 29.0 million to Refinaria de Petróleo Ipiranga S.A. the warrants it has obtained. The amount for the sale of the warrants is payable on October 3, 2007, and carries interest at the CDI interest rate.

The Company recognized income on the sale of warrants in the amount of R$ 29.0 million.

(d) The acquisition of goods from Refinaria de Petróleo Ipiranga S.A. includes taxes calculated based on tax substitution, which are not income for Refinaria de Petróleo Ipiranga S.A.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

8    Inventories

	2006	2005
Fuel	43,176	34,356
Lubricants and greases	4,686	4,690
Raw materials and packaging	20,593	13,222

	68,455	52,268

9    Recoverable taxes

	2006	2005
Income tax	11,025	—
Social contribution tax	1,436	—
ICMS (State VAT)	1,659	7,461
IPI (Federal VAT)	579	27
Other	252	1,191

	14,951	8,679
(-) Current	(14,951)	(2,644)

Long term	—	6,035

10    Income and social contribution taxes

(a) Deferred

Deferred tax assets are recognized based on the Company’s history of profitability, supported by budgets, approved by management, which estimate future income for the realization of this asset, over a period not exceeding 10 years.

Deferred tax assets and liabilities are as follows:

	2006	2005
Assets
Provision for pension and other post-employment benefits	31,178	30,498
Provision for contingencies	3,043	4,120
Provision for variable compensation	5,533	4,420
Provision for loss on taxes recoverable	6,035	—
Other provisions	1,563	1,272

Tax basis	47,352	40,310
Statutory rate	34%	34%

Deferred income and social contribution taxes	16,099	13,705
(-) Current	4,716	3,880

Long term	11,383	9,825

Distribuidora de Produtos de Petróleo Ipiranga S.A.

(b) Estimated realization of deferred tax assets

The realization of tax credits and debts is based on future taxable income projections limited to the 10 years after each balance sheet date, as follows:

	2006	2005
2006	—	3,880
2007	4,716	813
2008	2,830	872
2009	832	935
2010	891	1,002
2011 to 2013	3,067	3,461
2014 to 2016	3,763	2,742

	16,099	13,705

(c) Reconciliation of effective income tax and social contribution tax rate

	2006	2005	2004
Reconciliation of current income and social contribution taxes
Income before taxes	108,465	135,741	94,009
Additions and deductions:
Profit sharing	(1,662)	(2,271)	(2,067)
Interest on capital paid	(32,156)	(33,323)	(29,909)
Gain on change in equity interest in Maxfácil	(27,149)

Other additions and deductions	12,678	(6,606)	5,709

Tax basis	60,176	93,541	67,742
Statutory rate	34%	34%	34%

Current income and social contribution taxes	(20,460)	(31,804)	(23,032)

Reconciliation of deferred income and social contribution taxes
Provision for variable compensation	6,007	7,633	4,699
Provision for loss on taxes recoverable	6,035	—	—
Recognition (reversal) of reserve for contingencies	(1,633)	847	909
Recognition (reversal) of provision for pension and other post-employment benefits	(743)	(5,457)	585
Provision for loss on short-term investment	—	—	7.226
Other temporarily non-deductible provisions	13,551	900	(2,273)

Tax basis	23,217	3,923	11,146
Statutory rate	34%	34%	34%

Deferred income and social contribution taxes	7,894	1,334	3,790

Distribuidora de Produtos de Petróleo Ipiranga S.A.

11    Prepaid expenses

	2006	2005
Lease contracts	3,783	3,826
Prepaid insurance	59	55
Other prepaid expenses	2,435	1,274

	6,277	5,155
(-) Current	(3,076)	(1,843)

Long term	3,201	3,312

Long term portion refers substantially to prepaid lease contracts.

12    Investment in affiliated company

The affiliated company Maxfácil is a joint-venture whose business purpose is to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years.

Maxfácil	Total
Investment data for calculation of equity in subsidiaries
Number of common shares (in thousands)	22
Ownership interest
Total capital - %	16.0000
Total voting capital - %	16.0000
Number of common shares held (in thousands)	4
Shareholders’ equity of the investee	175.037
Net income of the investee	5.366

Changes in investments
Beginning balance	—
Additions	5
Gain on change in equity interest	27.358
Equity pick-up	858
Dividends and interest on capital	(214)

Ending balance	28.007

DPPI holds 16% interest of Maxfácil and the other 84% held by of CBPI and União de Bancos Brasileiros S.A. – UNIBANCO, which holds 34% and 50% interest, respectively. Maxfácil was incorporated by the Company and CBPI which contributed a nominal amount of capital. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50% interest resulting in the recognition by the Company of a gain in change of interest of R$ 27,358.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

13    Property, plant and equipment

	Annual depreciation rates - %	2006			2005
		Cost	Accumulated depreciation	Net	Net
Land	—	32,232	—	32,232	32,844
Buildings and constructions	4	79,260	(29,823)	49,437	49,277
Distribution equipment and installations	10	140,947	(82,880)	58,067	56,182
Furniture and fixtures and vehicles	16.5	36,278	(24,646)	11,632	11,810
Leasehold improvements (1)	6.2	29,544	(11,627)	17,917	12,849
Construction in progress	—	9,035	—	9,035	8,381
Advances to suppliers	—	2,329	—	2,329	295
Other	—			—	—

		329,625	(148,976)	180,649	171,638

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

14     Loans and financing

	2006		2005		Interest rate based on	Additional charges	Guarantees
Characteristics	Current	Long term	Current	Long term
Local currency
Property and equipment acquisition	2,298	6,346	1,759	4,853	TJLP	Plus interest of 4.0% to 5.1% p.a.	Guarantees and liens

Working capital	—	25,874	24,003	—	CDI	100% of CDI	Debentures acquired by subsidiary

	2,298	32,220	25,762	4,853

Foreign currency
Purchase financing	26,092	—	35,667	78,203	CDI	Swap up to 105,5% of CDI	Promissory note

Total consolidated	28,390	32,220	61,429	83,056

TJLP – Long-term interest rate

CDI – Interbank Deposit Rate

The long-term portion matures as follows:

	2006	2005
2007	—	80,056
2008	28,125	1,415
2009	1,991	1,100
2010	1,369	485
2011	735	—

	32,220	83,056

Distribuidora de Produtos de Petróleo Ipiranga S.A.

15    Taxes payable

	2006	2005
Income tax	636	5,356
Social contribution tax	248	1,613
PIS (tax on revenue)	201	178
COFINS (tax on revenue)	949	825
ICMS (State VAT)	1,129	1,645
Other	1,612	658

	4,775	10,275

16    Contingencies

(a) Probable losses

A provision was recognized to cover probable losses estimated by management, supported by external and internal legal counsel, arising from the following lawsuits:

	2006	2005
Tax lawsuits	251	251
Civil lawsuits	100	2,723
Labor lawsuits	2,692	1,392

Total	3,043	4,366

•	Civil lawsuits

As of December 31, 2006, the only accrued civil lawsuit of the Company involved an indemnity claim. The reduction in provision for civil contingencies in 2006 is due mainly to the conclusion of lawsuits filed against the Company seeking repossession of a property of the Company and a claim of damages. In December 2006 property returned to the Company and the courts decided that no damages should be paid by the Company and the lawsuits were concluded. Another factor that led to the decrease refers to the revaluation of the likelihood of loss of the damage claim, considering the consolidation of previous court decisions favorable to the position of the Company.

•	Labor lawsuits

As of December 31, 2006 and 2005, labor lawsuits of the Company refer mainly to lawsuits filed by former employees and outsourced professionals claiming payroll charges, such as overtime, hazardous duty premium, etc.

(b) Possible losses

Lawsuits for which management assessed the probability of loss as “possible”, based on the opinion of its legal counsel, are not accrued in the financial statements and are composed of:

	2006	2005
Tax lawsuits	27,823	7,412
Civil lawsuits	544	544
Labor lawsuits	683	713

Total	29,050	8,669

Distribuidora de Produtos de Petróleo Ipiranga S.A.

•	Tax lawsuits

Tax lawsuits of the Company included in this classification refer mainly to: (1) requirement of reversal of credits for ICMS on operations with anhydrous alcohol in São Paulo State; (2) requirement of reversal of credits for ICMS accumulated credit, supposedly transferred to third parties at amounts higher than that allowed by São Paulo State legislation; (3) requirement of IRRF (withholding income tax) on payment of interest on capital made to pension plan entities; (4) requirement of ICMS by Mato Grosso State, on the acquisition of fuel ethanol by the Company’s branch in São Paulo State, intended to be sold in Rio Grande do Sul State, due to non-compliance with accessory obligations provided for in ICMS Agreement No. 54/02; (5) requirement of INSS (social security contribution) supposedly due by third parties and service providers engaged who did not present clear evidence of payment of their obligations, causing the Company to be jointly liable for this tax; and (6) non-approval of the offset of IPI credits recorded on the receiving of inputs subject to taxation whose subsequent shipments were tax immune.

•	Civil lawsuits

Civil lawsuits of the Company are mostly related indemnity claims arising from lease, commercial and service agreements entered into by the Company.

•	Labor lawsuits

Labor lawsuits of the Company refer to lawsuits filed by former employees and outsourced professionals claiming to payroll charges.

(c) Contingent assets

The Company filed judicial and/or administrative proceedings with Federal and State tax authorities to recover taxes unduly paid or overpaid. These proceedings, when concluded, may represent income that, due to its contingent nature, is not recorded in the financial statements as of December 31, 2006.

Due to the progress of lawsuits and based on their legal counsel’s opinion, the companies’ management assessed the likelihood of a favorable outcome in the aforementioned lawsuits as probable or possible, depending on the specific circumstances. As of December 31, 2006 said lawsuits may be summarized as follows:

Federal level
PIS/COFINS (taxes on revenue) – increase in tax basis	7,919

State level
State income surtax (AIRE)	1,093

17    Employee and management profit sharing

Profit sharing is calculated based on net income for the year, after deducting accumulated deficit, if any, and provision for income and social contribution taxes, and is distributed as follows:

(a) Employee profit sharing

Calculated based on 3% of net income from operations, which will be computed excluding investments in companies (recorded in the stand-alone individual statements of income of the Company for statutory and regulatory purposes as equity in subsidiaries and affiliates), amortization of goodwill or negative goodwill, sale or write-off of investments in companies, and, finally, interest paid or received by the Company as interest on capital.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

(b) Management profit sharing

At the discretion of the Board of Directors, management profit sharing will be calculated based on up to 10% of income after deducting employee profit sharing and cannot exceed the annual global compensation established at the Shareholders’ Meeting.

18    Provision for pension and other post-employment benefits

(a) Pension benefits provided by Fundação Francisco Martin Bastos

The Company, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB Benefit Plan was created in 1993. Initially, only the “basic benefit” was established (a defined benefit plan) and in July 1998 the “supplementary benefit” (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution percentage is applicable to possible variable compensation. The pension plan is funded by the sponsors and participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter No. 1003/SPC/DETEC/CGAT, approved the new Ruling of FFMB Benefit Plan. New regulations were introduced related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6, of October 30, 2003, as well as changes in the calculation of benefits, new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement basic benefit.

These changes reduced the plan’s total cost for the sponsors by 36%, as defined by the actuary based on the percentage of the participants’ payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that will be adopted is AT-1983, increasing the life expectancy of active participants by approximately 2 years.

(b) Other post-employment benefits

According to CVM Resolution No. 371/00, the Company, in addition to the pension plan, recognizes a provision for other post-employment benefits related to bonus for length of service, FGTS (severance pay fund), health-care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Company and each of its subsidiaries of the Petróleo Ipiranga Group.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

The reconciliation of pension and other post-employment benefit liabilities as of December 31 is as follows:

	2006	2005	2004
Present value of funded obligations	(44,721)	(40,325)	(50,983)
Present value of unfunded obligations	(27,273)	(24,711)	(20,743)
Fair value of plan assets	46,133	39,337	41,662
Unrecognized actuarial gains (losses)	(5,317)	(6,229)	(7,471)

Net post-employment benefit liabilities	(31,178)	(31,928)	(37,535)
(-) Current	(2,412)	(1,677)	(2,639)

Long term	(28,766)	(30,251)	(34,896)

The portion of actuarial gains or losses to be recognized as income or expense is the amount of unrecognized gains and losses that exceed, in each year, the higher of the following amounts:

(i)	10% of the present value of the total actuarial obligation of the defined benefit; and

(ii)	10% of the fair value of plan assets.

The portion that exceeds such limits will be annually amortized dividing its amount by the remaining average length service estimated for the plan’s participants.

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	(1,189)	(1,112)	(1,191)
Cost of interest	(7,237)	(6,863)	(7,074)
Expected return on assets	6,130	4,930	4,077
Amortization of actuarial gain (losses)	236	418	363
Employees’ contributions	381	455	578

Total expenses in the year	(1,679)	(2,172)	(3,247)

Changes in net pension and other post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liability at beginning of year	(31,928)	(37,535)	(36,931)
Expenses in the year	(1,679)	(2,172)	(3,247)
Company’s contributions in the year	861	1,253	1,856
Benefits paid in the year	840	1,722	787
Adjustment to the present value of obligations/other adjustments	728	4,804	—

Net liability at end of year	(31,178)	(31,928)	(37,535)

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value – 10.8% per year

•	Expected long-term rate of return on assets – 13.2% per year

•	Projected average salary growth rate – 6.6% per year

Distribuidora de Produtos de Petróleo Ipiranga S.A.

•	Inflation rate (long term) – 4.5% per year

•	Medical services growth rate – 7.6% per year

Biometric assumptions used:

•	Mortality table – AT 1983 basic rated down by 10% (*)

•	Turnover table – adjusted Towers Perrin

•	Disabled mortality table – RRB 1983

•	Disability table – amended RRB 1944 rated

(*)	For life insurance benefit, the CSO-80 mortality table was used

19    Net assets

Net assets correspond to the shareholders equity of DPPI less the investment in CBPI which for the purpose of this carve-out statement has been eliminated.

20    Collaterals and guarantees

The Company provides collaterals and guarantees for some loan operations conducted directly or indirectly by subsidiaries and affiliates.

As of December 31, 2006 and 2005 amounts referring to these operations are as follows:

Guarantor	Borrower	2006	2005	Maturity
DPPI	CBPI(1)	3,931	3,054	2009
DPPI	IQ(2)	1,547	533	2010
DPPI	IQAG(2)	619	648	2010
DPPI	IPQ(2)	17,688	72,299	2007

		23,785	76,534

IQAG – Ipiranga Química Armazéns Gerais Ltda.

(1)	Entity controlled by the Company
(2)	Affiliate of CBPI

21    Financial instruments

In accordance with CVM Instruction No. 235/95, the Company and its subsidiaries estimated the fair value of their financial instruments, using available market information and appropriate estimation methodologies. However, both the interpretation of market data and the selection of estimation methodologies require reasonable judgment and estimates to determine the most adequate realizable value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be obtained in active market trading. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company conducts transactions involving financial instruments, all of which are recorded in balance sheet accounts, and are intended to meet their needs and reduce the exposure to credit, market, and currency risks. Management of these risks is performed by establishing strategies and control systems and setting position limits.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

The main risks affecting the Company’s business are as follows:

(a) Currency risk

This risk arises from the possibility of the Company incurring material losses because of exchange rate fluctuations, which may affect the balances of foreign currency-denominated loans and financing.

The exposure to fluctuations in exchange rates is as follows:

Amounts in US$ thousand	2006	2005
Loans and financing	10,759	44,101
Swap transactions	(10,759)	(44,101)

Net exposure	—	—

(b) Credit risk

This is the risk of the Company incurring losses due to customers’ failure to pay accounts and financing. The Company reduces this risk by means of a credit policy and by obtaining collaterals for supply agreements signed with its customers for significant balances.

(c) Interest rate risk

This risk arises from the possibility of the Company incurring losses due to interest rate fluctuations that increase interest expenses on loans and financing.

The Company continuously monitors the market interest rates in order to evaluate the need for hedging against the volatility of these rates.

(d) Financial income (expenses)

	2006	2005	2004
Financial income
Interest and monetary variation	33,747	44,722	31,067
Exchange variation	105	2,776	30
Other income	(243)	228	660

	33,609	47,726	31,757

Financial expenses
Interest and monetary variation	(16,555)	(25,287)	(16,759)
Exchange variation	(285)	(3,261)	(413)
Other expenses	(821)	(650)	(5,644)

	(17,661)	(29,198)	(22,816)

Financial income (expenses), net	15,948	18,528	8,941

Distribuidora de Produtos de Petróleo Ipiranga S.A.

22    Nonoperating income (expenses)

	2006	2005	2004
Nonoperating income
Gain on change in equity interest in Maxfácil	27,358
Gain on sale of warrants issued by related parties (Note 7.c)	—	28,989	—
Gain on sale of property and equipment	504	1,536	2,355

	27,862	30,525	2,355

Nonoperating expenses
Loss on sale and write-off of property and equipment	(1,662)	(1,033)	(1,006)

	26,200	29,492	1,349

23    Insurance

The Petróleo Ipiranga companies have an insurance and risk management program that allows coverage and protection for all their insurable assets, including insurance coverage for risks of disruption of production, by means of an operational risk policy traded in the domestic and foreign insurance markets through the Brazilian Reinsurance Institute (IRB).

The insurance coverages and limits are based on a detailed study of risks and losses performed by local insurance brokers, and the insurance contracted is considered sufficient to cover possible losses, considering the nature of the companies’ activities.

The main insurance coverages are for operational risks, loss of profits, industrial and office multiperils, named risk-pools and civil liability.

24    Subsequent events

Acquisition of Ipiranga

On April 18, 2007, Ultrapar for itself, and also as a commission agent of Braskem and Petrobras, acquired for R$ 2,113,107, from the controlling shareholders of the Petróleo Ipiranga companies, 66.2% common shares and 13.9% preferred shares issued by RPI, 69.2% common shares and 13.5% preferred shares issued by the Company, and 3.8% common shares and 0.4% preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”). Of the total amount, Braskem and Petrobras paid R$1,394,675 under the terms of the commission among the parties.

Under the terms of the agreement among Ultrapar, Braskem and Petrobras, once all steps of the transaction mentioned below are finalized, Ultrapar will hold the distribution of fuel and lubricants in the Southern and Southeastern Regions (“South Distribution Assets”); Petrobras will hold the distribution of fuel and lubricants in the Northern, Northeastern and Central-Western Regions (“North Distribution Assets”); and Braskem and Petrobras will hold 60% and 40%, respectively, of the petrochemical assets, represented by Ipiranga Química S.A., IPQ and by the interest of the latter in COPESUL – Companhia Petroquímica do Sul (COPESUL) (“Petrochemical Assets”). Assets related to oil refining held by RPI will be equally shared by Petrobras, Ultrapar and Braskem.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

In the same agreement the parties established that Ultrapar is responsible for conducting a corporate restructuring in the companies acquired to separate the assets assigned to each acquiring company. The stages are as follows:

a)	Public Tag Along Offering to acquire common shares issued by RPI, DPPI, CBPI and IPQ held by other shareholders;

b)	Merger into Ultrapar of the preferred and any remaining common shares issued by RPI, DPPI and CBPI;

c)	Segregation of assets by means of: (i) capital reduction of RPI and CBPI to transfer the Petrochemical Assets directly to Ultrapar, for subsequent transfer to Braskem and Petrobras, under the terms of the commission, and (ii) spin-off of CBPI to transfer the North Distribution Assets to a company controlled by Petrobras.

On April 17, 2007, CADE (Economic Defense Council) issued an Injunction to maintain the conditions that would allow to revert the asset acquisition by Braskem and Petrobras, as described in the Significant Event Notice published on April 18, 2007. The provisions related to Petrochemical Assets were reviewed on April 25, 2007 in the decision approved by CADE, with signature by Braskem of agreement for protection of reversibility of operation (APRO).

With said changes, CADE acknowledges the maintenance of the minority interest of Petrobras in COPESULl after the acquisition. In relation to fuel distribution, CADE granted 10 days so that Petrobras and Ultrapar present an alternative corporate governance model that preserves competition within the industry.

25	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

I –	Narrative description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with Brazilian GAAP. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

(a) Inflation accounting

Under Brazilian GAAP, the Company accounts for the effects of inflation in its financial statements prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Company used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for US GAAP purposes through December 31, 1997. Under U.S. GAAP, management of the Company considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços – Disponibilidade Interna – IGP-DI” index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Company’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company

Distribuidora de Produtos de Petróleo Ipiranga S.A.

adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the Government mandated index. As a result, property, plant and equipment has been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

(b) Capitalization of interest in relation to construction in progress

Under Brazilian GAAP the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates, exclusive of foreign exchange gains or losses.

(c) Pension and other post-retirement benefits

(c.1) Pension benefits

Pension benefit obligations for Brazilian GAAP should be accounted for following CVM Instruction No. 371/00, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Company has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Company of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Company does not consolidate all the sponsors of the FFMB Pension Plan and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Company has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result, the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

(c.2) Other post-retirement benefits

As explained in Note 17, the accompanying financial statements account for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each Petróleo Ipiranga company. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under U.S. GAAP such benefits are accounted for following SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions” and, as from December 31, 2006, following SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No. 158 the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as result of: (i) the date of initial measurement of funded

Distribuidora de Produtos de Petróleo Ipiranga S.A.

status is different for Brazilian GAAP and U.S. GAAP and that under Brazilian GAAP there is no requirement to recognize an additional minimum liability, and (ii) the recognition as from December 31, 2006, as a liability for U.S. GAAP purposes of the funded status against accumulated other comprehensive income.

(d) Tax incentives

Under Brazilian GAAP, the tax incentives are accounted for directly as an increase in a capital reserve account in shareholders’ equity. The Company records the taxes as expense in the consolidated statement of income for the amounts that would be due absent the benefit, and recognizes a reduction in the tax payable against the capital reserve.

For U.S. GAAP reconciliation purposes the amount of those incentives is recognized as a reduction of the tax expense directly in the statement of income.

(e) Fair value of guarantees under FIN 45

Under Brazilian GAAP, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

The Company has not recorded any liability related to these guarantees under Brazilian GAAP as of any of the dates presented.

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS No. 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS No. 5.

Guarantees granted include those disclosed in Note 20 as well as guarantees provided to financial institutions that finance sales to selected customers under the vendor program. Under the vendor program the Company is the secondary obligor to the financial institutions.

The reconciliation presents the effect of recognizing a liability for the fair value of these guarantees and the related effect in the statement of income.

(f) Accounting for asset retirement obligation

Under Brazilian GAAP, the company’s practice is to expense amounts relating to retirement of certain assets are retired as incurred.

Under U.S. GAAP, the Company adopts SFAS No. 143, “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

(g) Gain on change in equity interest in Maxfácil

In December 2006, the business recognized a capital gain, in the amount of R$ 27,358, regarding to the gain on change in equity interest in Maxfácil as described in Note 12.

The gain has been determined as a result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil.

Under U.S. GAAP, considering that Maxfácil is a newly formed entity, the Company believes it does not meet the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

Accounting for convertible debentures issued by Ipiranga Química S.A. and warrants purchased by the Company

h.1) Accounting for convertible debentures issued by IQ

Under Brazilian GAAP, convertible debentures issued by Ipiranga Química S.A. described in Note 7 are accounted by the business for as a single instrument at its cost plus accrued interest following the contractual terms.

Under U.S. GAAP the Company has concluded that the non-detachable conversion option included in the convertible debentures issued by IPQ does not meet the definition of a derivative under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted”. The Company accounted for the convertible debentures in accordance with FAS 115 “Accounting for Certain Investments in Debt and Equity Securities” and classified the instrument as a trading security. At the date of issuance, the total amount of the proceeds equals the fair value of the instrument so there is no GAAP difference at initial recording.

However, the convertible debenture was marked to market at every reporting period with charges to the statements of income for U.S. GAAP purposes, creating a difference in valuation of the convertible instrument for U.S. GAAP of R$ 29 million at the date of the modification of the terms.

h.2) Accounting for the modification of terms of the debentures and issuance of warrants

In October 2005, a modification was introduced in the terms of the debentures such that they were modified from convertible to non-convertible; no other terms of the debentures have been modified. At the same moment, IQ issued to the holders of the debentures, detachable warrants which allow the holders of the warrants to acquire shares of IQ in the exact same terms as the previously existing non-detachable conversion option included in the debentures.

Under Brazilian GAAP, warrants are not separately recorded. The modification of the terms of the debentures and the issuance of warrants in October 2005 did not have any impact in the accounting for the debentures (which were originally convertible and in October 2005 were modified to non-convertible) under Brazilian GAAP which continued to be accounted for at its cost plus accrued interest and warrants issued by IQ are not accounted for.

For U.S. GAAP purposes, the Company has also classified the new debt instrument received as a trading security under FAS 115. In addition, the Company has concluded that the fair value of the warrant and non-convertible debenture received approximates the fair value of the convertible debenture prior to modification.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

Therefore, upon modification the Company recorded the warrant and debt at their fair values with no gain or loss recognized.

Contemporaneously with the modification of the terms of the debenture and the issuance of warrants, the Company sold the warrants received to RPI for R$ 29 million. This amount approximates the fair value of the warrants at the date of modification of the convertible debentures and issuance of warrants, so no gain or loss was recorded by the Company upon sale under U.S. GAAP. Under Brazilian GAAP no value was recognized for the warrant received and therefore, a gain for the sales price of R$ 29 million was recognized.

After the modification, the Company continued to mark to market the non-convertible debt instruments with charges to the statements of income.

The U.S. GAAP reconciliation reflects the difference in the mark to market of the convertible debt instrument through the date of modification, and of the non-convertible debt instrument after the modification, compared to the amortized cost value recorded for Brazilian GAAP purposes.

Distribuidora de Produtos de Petróleo Ipiranga S.A.

II –	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net income

	Note 24.I.	2006	2005
Net income as reported under Brazilian GAAP		94,237	103,000
Inflation accounting: Depreciation of property, plant and equipment	(a)	(2,229)	(2,835)
Deferred tax effects		758	964

		(1,471)	(1,871)

Pension and other post-employment benefits	(c)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP		(750)	(5,607)
Contributions due and unpaid to FMBB Pension Plan			—
Recognition of net periodic pension cost for other post-retirement benefits under US GAAP		(2,223)	(981)
Deferred tax effects		1,010	2,240

		(1,963)	(4,348)

Accounting for asset retirement obligation	(f)	502	(2,305)
Deferred tax effects		(171)	784

		331	(1,521)

Capitalization of interest costs during construction – Property, plant and equipment	(b)	247	606
Deferred tax effects		(84)	(206)

		163	400

Fair value of guarantees under FIN 45	(e)	708	2,393
Deferred tax effects		(241)	(814)

		467	1,579

Tax incentives	(d)	—	50

Gain on change in equity interest in Maxfácil	(g)	(27,358)	—

Accounting for convertible debentures issued by IQ and warrants received by the Company
Change in fair value of convertible debentures from January 1, 2005 to date of modification (October 2005)		—	(89,025)
Derecognition of warrant sold to RPI		—	(28,999)
Deferred tax effects		—	40,128

		—	(77,896)

Net income under U.S. GAAP		64,406	19,393

Distribuidora de Produtos de Petróleo Ipiranga S.A.

III –	Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net assets

	Note 24.I,		2006	2005
Net assets as reported under Brazilian GAAP			477,237	424,612
Inflation accounting: Property, plant and equipment –	(a)		28,738	30,967
Deferred tax effects			(9,771)	(10,529)

			18,967	20,438

Pension and other post-employment benefits:	(c)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP			31,178	31,928
Recognition of other post-retirement liabilities under US GAAP			(22,383)	(20,160)
Deferred tax effects			(2,991)	(4,001)
Effects on other comprehensive income due to additional minimum liability			—	(445)
Deferred tax effects			—	151
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income			(2,405)	—
Deferred tax effects			818	—

			4,217	7,473

Accounting for asset retirement obligation	(f)		(21,160)	(21,662)
Deferred tax effects			7,194	7,365

			(13,966)	(14,297)

Capitalization of interest costs during construction – Property, plant and equipment	(b)		2,543	2,296
Deferred tax effects			(865)	(781)

			1,678	1,515

Fair value of guarantees under FIN 45	(e)		(229)	(937)
Deferred tax effects			78	319

			(151)	(618)

Accounting for convertible debentures issued by IQ and warrants received by the Company	(h	)
Fair value of convertible debentures as of December 31, 2004			118,024	118,024
Change in fair value of convertible debentures from January 1, 2005 to date of modification (October 2005)			(89,025)	(89,025)
Difference between fair value of convertible debt and non-convertible debt and warrants as of date of modification			—	—
Derecognition of warrant sold to RPI			(28,999)	(28,999)

			—	—

Net assets under U.S. GAAP			487,982	439,123

Distribuidora de Produtos de Petróleo Ipiranga S.A.

IV –	Statement of changes in net assets in accordance with U.S. GAAP

	2006	2005
Net assets under U.S. GAAP as of beginning of the year	439,123	473,388
Net income	64,406	19,393
Gain on change in equity interest in Maxfácil recorded as capital transaction (Note 24.I.g)	27,358	—
Dividends and interest on capital	(41,603)	(44,483)
Dividends proposed in 2004 and paid in 2005		(8,881)
Effects on other comprehensive income due to additional minimum liability	—	(294)
Effect of adoption of SFAS 158 on the ending balance of accumulated other comprehensive income	(1,293)	—

Net assets under U.S. GAAP as of the end of the year	487,982	439,123

Comprehensive income (under SFAS 130):
Net income	64,406	19,393
Effects on other comprehensive income due to additional minimum liability	—	(294)

Total comprehensive income	64,406	19,099

V –	Additional disclosures

(a) Earnings per share

Under Brazilian GAAP, net income per share is calculated by dividing net income by the number of shares outstanding at the balance sheet date. In these consolidated financial statements, information is disclosed per lot of one thousand shares, because this is the minimum number of shares that can be traded on the Brazilian stock exchanges.

Under U.S. GAAP earnings per share are retroactively restated to reflect in all periods presented the effect of stock dividends. As disclosed in Note 18 in April 2006 the Company approved a stock dividend and earnings per share have been retroactively restated to reflect the effect of such stock dividend.

Since the preferred and common shareholders have different dividends and voting rights (see Note 18), basic earnings per share have been calculated using the “two-class” method for U.S. GAAP purposes. The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS No. 128:

	For the year ended December 31, 2006
	Common	Preferred	Total
Undistributed net income	7,153	15,650	22,803
Distributed net income (dividends and interest on capital)	13,050	28,553	41,603

Numerator	20,203	44,203	64,406

Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	1.8871	2.0758

	For the year ended December 31, 2005
	Common	Preferred	Total
Net income	6,083	13,310	19,393
Weighted average shares outstanding (per thousand shares)—basic and diluted (retroactively restated)	10,706	21,294	32,000
Basic and diluted earnings per share	0.5682	0.6251

Distribuidora de Produtos de Petróleo Ipiranga S.A.

(b) Statement of cash flows

Brazilian GAAP does not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on Brazilian GAAP are as follows:

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

CARVE-OUT STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais – R$, unless otherwise stated)

	2006	2005	2004
Cash flows from operating activities
Net income	94,237	103,000	72,700
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,298	16,586	16,128
Net loss on permanent assets written-off or sold	949	(503)	(1,349)
Deferred income taxes and social contribution	(7,894)	(1,334)	(3,790)
Provision (reversal of provision) for contingencies	(1,323)	942	998
Provision (reversal of provision) for post-employment benefits	—	(5,607)	(976)
Allowance for doubtful accounts	1,668	2,498	(7,004)
Equity on affiliated companies	(858)	—	—
Exchange/montery variation and interest-on assets	(28,315)	(34,004)	(17,328)
Exchange/montery variation and interest-on liabilities	15,741	20,219	15,961
(Increase) decrease in accounts receivable	6,181	(25,446)	(22,691)
(Increase) decrease in accounts receivable from related parties	2,089	2,941	3,822
(Increase) decrease on inventories	(16,187)	13,784	(19,000)
Increase (decrease) on suppliers	(23,700)	498	7,929
Accrued interest	(7,558)	2,628	6,086
Increase (decrease) on accounts payable to related parties	(1,127)	(36,410)	(9,030)
(Increase) decrease on other assets	(3,128)	15,380	(8,596)
Increase (decrease) on other liabilities	(5,266)	(9,166)	22,008
Escrow deposits	—	(2,843)	(728)

Cash flows from operating activities	43,807	63,163	55,140

Cash flows from investing activities
Additions to investment	(27,145)	—	—
Proceeds from sale of permanent assets	508	2,993	2,352
Additions of minority investment	(4)	—	—
Additions to property, plant and equipment	(28,766)	(27,980)	(17,120)
Proceeds of debentures from related parties	139,695	—	—
Loans to customers	(27,043)	(29,989)	(23,209)
Loans repaid from customers	25,367	21,968	23,155

Cash flows from investing activities	82,612	(33,008)	(14,822)

Cash flows from financing activities
New loans and financing obtained	54,599	119,350	32,309
Amortization of loans and financing	(146,657)	(101,047)	(53,503)
Dividends and interest on capital paid	(41,603)	(44,483)	(34,177)
Others	(10)	(1)	1

Cash flows from financing activities	(133,671)	(26,181)	(55,370)
Net increase (decrease) in cash and cash equivalents	(7,252)	3,974	(15,052)

Cash and cash equivalents:
At the beginning of the year	32,322	28,348	43,400
At the end of the year	25,070	32,322	28,348

Increase (decrease) in cash and cash equivalents	(7,252)	3,974	(15,052)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	28,193	17,547	8,672
Income taxes	19,296	15,858	17,800

South and Southeast

Fuel and Lubricant Distribution Business

of Companhia

Brasileira de Petróleo Ipiranga

Abbreviated Financial Statements of Assets

Acquired and Liabilities Assumed and Revenues

and Direct Expenses for the Years Ended

December 31, 2006, 2005 and 2004

Report of Independent Auditors

To the Board of Directors

and Shareholders of

Companhia Brasileira de Petróleo Ipiranga

We have audited the accompanying statements of assets acquired and liabilities assumed of the South and Southeast Fuel and Lubricant Distribution Business of Companhia Brasileira de Petróleo Ipiranga as of December 31, 2006 and 2005 and the related statements of net revenues and direct expenses for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the South and Southeast Fuel and Lubricant Distribution Business of Companhia Brasileira de Petróleo Ipiranga as of December 31, 2006 and 2005 and the related net revenues and direct expenses for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting practices adopted in Brazil.

Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 11 to the financial statements.

As discussed in Notes 1 and 2, the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the assets, liabilities, revenues, expenses, and cash flows of South and Southeast Oil and Lubricant Distribution Business of Companhia Brasileira de Petróleo Ipiranga.

PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil

September 28, 2007

SOUTH AND SOUTHEAST DISTRIBUTION BUSINESS OF COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

AS OF DECEMBER 31, 2006 AND 2005

(In thousands of Brazilian reais – R$)

	2006	2005
ASSETS ACQUIRED
Current assets:
Trade and other accounts receivable	708,558	667,338
(-) Allowance for doubtful accounts	(25,316)	(28,147)
Inventories	261,536	260,292
State VAT receivable	30,839	12,522
Prepaid expenses	2,775	2,515

Total current assets	978,392	914,520

Noncurrent assets:
Trade and other accounts receivable	110,181	95,077
State VAT receivable	2,985	3,437
Prepaid expenses	9,424	9,859
Investments in affiliates	65,650	93,665
Property, plant and equipment	500,841	467,281

Total assets acquired	1,667,473	1,583,839

LIABILITIES ASSUMED
Current liabilities:
Trade accounts payable	332,680	329,672
State VAT payable	18,518	34,801
Provision for State VAT contingencies	10,224	13,053
Payroll and related charges payable	19,701	19,200
Profit sharing	950	1,166
Pension and other post-employment benefits	834	258

Total current liabilities	382,907	398,150

Noncurrent liabilities:
Provision for State VAT contingencies	55,866	53,743
Pension and other post-employment benefits	9,148	10,866

Total liabilities assumed	447,921	462,759

Net assets acquired	1,219,552	1,121,080

The accompanying notes are an integral part of this financial information

SOUTH AND SOUTHEAST DISTRIBUTION BUSINESS OF COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

STATEMENTS OF REVENUES AND DIRECT EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Brazilian reais – R$)

	2006	2005	2004
NET REVENUES	15,537,371	13,546,347	11,198,179
COST OF SALES	(14,798,332)	(12,852,445)	(10,570,663)

GROSS PROFIT	739,039	693,902	627,516
DIRECT INCOME (EXPENSES):
Equity in subsidiaries	1,550	(4,888)	(814)
Selling expenses	(177,284)	(146,905)	(133,348)
General and administrative expenses	(150,655)	(133,274)	(120,693)
Interest income on customers financing	16,384	16,481	17,226
Other operating income, net	11,180	8,767	3,474

Total direct expenses	(298,825)	(259,819)	(234,155)

EXCESS OF REVENUES OVER DIRECT EXPENSES	440,214	434,083	393,361

The accompanying notes are an integral part of this financial information

SOUTH AND SOUTHEAST DISTRIBUTION BUSINESS OF COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

AS OF DECEMBER 31, 2006, 2005, AND 2004

(In thousands of Brazilian reais – R$)

NOTES TO THE STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND STATEMENTS OF REVENUES AND DIRECT EXPENSES

(1) Description of the Business Acquired

On March 18, 2007, Ultrapar Participações S.A. (“Ultrapar”) entered into, and Petróleo Brasileiro S.A. -Petrobras (“Petrobras”) and Braskem S.A. (“Braskem”) acknowledged, a Stock Purchase Agreement, (“SPA”), with the Key Shareholders of the principal Petróleo Ipiranga companies which comprise Refinaria de Petróleo Ipiranga (“RPI”), Distribuidora de Produtos de Petróleo Ipiranga (“DPPI”) and Companhia Brasileira de Petróleo Ipiranga (“CBPI”). As discussed further below, in connection with the acquisition, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the agreements of the transaction.

After completion of additional steps of the transaction (which include, among others, public offers to acquire shares held by minority shareholders of the companies acquired and exchange offers to other minority shareholders of RPI, DPPI and CPBI into Ultrapar) the businesses of the Petróleo Ipiranga companies will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central-West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RPI’s oil refining business will be shared equally among Petrobras, Ultrapar and Braskem.

The fuel and lubricant distribution business of the Petróleo Ipiranga was operated through two companies: DPPI and CBPI. For all periods presented DPPI had a majority of voting shares of CBPI, which results in DPPI controlling CBPI. Whereas DPPI only operates in parts of the South region of Brazil, CBPI has operations in all regions of the country, with exception of those covered by DPPI. Both are public companies with separate and different minority shareholder bases. Although DPPI had a controlling interest over CBPI, the Petróleo Ipiranga companies operated the two companies on a completely independent basis so that they were managed by different executives, pursued different strategies and possessed different information and accounting systems.

The fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil operated by CBPI (“South and Southeast Distribution Business” or the “Business”) have not been managed as a stand-alone business or a separate entity, subsidiary or division of the Petróleo Ipiranga companies or of CBPI, and, consequently, its financial statements have never previously been prepared. Neither the Petróleo Ipiranga companies nor CBPI have ever allocated certain corporate expenses to the Business, including interest expense, corporate overhead expenses and income taxes. This information is not otherwise readily available and any allocation would be subjective and may not be relevant due to differences in corporate structures between the structure existing when the Business was operated by the Petróleo Ipiranga companies and the planned structure for operating the business by Ultrapar.

(2) Basis of Preparation

The statements of assets acquired and liabilities assumed as of December 31, 2006 and 2005 and the statements of revenues and direct expenses for the years ended December 31, 2006, 2005 and 2004 (together referred to as “financial information”) have been prepared in accordance with accounting practices adopted in Brazil (Brazilian GAAP). Note 3 to this accompanying financial information summarizes the accounting policies adopted by the Business. Accounting policies, which differ significantly from the accounting principles generally accepted in the United States of America (U.S. GAAP), are summarized in Note 11.

Prior to the Acquisition, CBPI’s fuel and lubricant distribution business was managed along countrywide business lines (aggregated under retail and large consumer operations), as opposed to a segmentation based on geographical regions. Consequently, an important set of information relating to profit from operations was not segmented by geographical region and items such as property, plant and equipment not directly related to revenue generating activities, overhead expenses, debt and related costs and cash balances, among others, were recorded on Company wide basis. As a result the following items were excluded from the financial information:

•	Cash and marketable securities and related interest income;

•	Debt and related interest expense;

•	Overhead costs;

•	Property, plant and equipment not directly related to revenue generating activities;

•	Taxes, other than State VAT, which is a direct tax, and related tax expense, receivables and payable;

•	Other sundry assets and liabilities not directly related to revenue generating activities including accounts payable and receivable from related parties.

The financial information has been obtained from the Business’ historical records and reflects allocations of direct costs and expenses. All the allocations and estimates in the statements of revenues and direct expenses are based on assumptions that management of CBPI believes are reasonable.

The accompanying financial information has been prepared with the purpose of complying with specific disclosure requirements of the Securities and Exchange Commission – SEC and do not purport to reflect the assets, liabilities, and revenues and expenses that would have resulted if the Business had operated as an unaffiliated independent company.

(3) Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with Brazilian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial information and the reported amounts of revenues and direct expenses during the years presented in this financial information. Significant estimates include, but are not limited to, the allowance for doubtful accounts, impairment of long-lived assets, and useful lives of long-lived assets. Actual results could differ from those estimates.

Presentation principles

The accompanying financial information includes the assets acquired and liabilities assumed of the Business and its subsidiaries that are part of the acquisition. Intercompany assets and liabilities balances, income and expenses, as well as the effects arising from significant intercompany transactions, have been eliminated in the accompanying financial information. The following subsidiaries of CBPI are part of the acquisition and the financial information includes consolidated information of assets acquired, liabilities assumed and revenues and direct expenses of those subsidiaries:

	Location	Ownership interest - %
am/pm Comestíveis Ltda.	Brazil	99.99999
Empresa Carioca de Produtos Químicos S.A.	Brazil	99.99800
Ipiranga Comercial Importadora e Exportadora Ltda.	Brazil	99.00000
Ipiranga Trading Ltd.	British Virgin Island	100.00000
Tropical Transportes Ipiranga Ltda.	Brazil	99.99685
Ipiranga Imobiliária Ltda.	Brazil	99.99998
Ipiranga Logística Ltda.	Brazil	99.00000

Trade and other accounts receivable

Trade and other accounts receivable are stated at estimated net realizable values. The allowance for doubtful accounts is based on estimated losses based on individual analysis of each customer, and is considered by management to be sufficient to cover probable losses on accounts receivable.

Inventories

Inventories are stated at the lower of average cost of acquisition or production and net realizable value.

Investments

Corresponds to investments in affiliated companies not controlled by the Business but over which it has significant influence and that are accounted for using the equity method.

Property, plant and equipment, net

Property, plant and equipment are recorded at historical cost of acquisition, or construction, monetarily restated through December 31, 1995. The amounts for disposals are removed from property, plant and equipment and accumulated depreciation accounts and any resulting gain or loss is included in the statements of revenues and direct of expenses under the caption “Other operating income, net.”

Depreciation is calculated on a straight-line basis at the annual rates described in Note 8, and is based on the estimated useful lives of the corresponding assets. Improvements on land leased to third parties are amortized based on the lower of the term of the leasing agreement and the useful live of the related improvement.

Pension and other post-retirement benefit obligations

Post-retirement benefits consist of pension benefits and other post-retirement benefits. Other post-retirement benefits include for eligible retirees bonus for length of service, payment upon retirement of one-time retirement severance, health-care benefits and life insurance benefits.

Post-retirement benefits paid or payable to employees, retirees and pensioners (net of the assets of the plan in the case of pension benefits) are recorded based on actuarial calculations prepared by an independent actuary, using the Projected Unit Credit Method.

Provision for State VAT contingencies

The provisions for State VAT contingencies are recorded based on the opinions of the legal advisors and of other experts and are recorded when unfavorable outcomes are considered probable by management and the related value can be estimated (Note 9).

Other assets and liabilities

Other assets and liabilities (such as State VAT receivable and payable, prepaid expenses, trade accounts payable, payroll and related charges payable, and profit sharing) classified as current or long term, are stated at realizable or settlement amounts. These assets and liabilities are stated at cost or realizable value and known or estimated amounts, respectively, including, when applicable, monetary and exchange variations.

Revenue recognition

Revenue on sale of products is recognized when risk and benefits of ownership passes to the buyer, persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable and collectibility is reasonably assured.

Sales incentives are generally recognized as expenses and include, but are not limited to, discounts and rebates. Volume-based incentives payable in cash include amounts paid in advance with the commitment of the customer to reach specified minimum volumes over a certain period of time and incentives payable only after the minimum volumes have been met in a defined period of time. Volume-based incentives paid in advance are recognized as asset and subsequently recorded as cost of revenues in the statement of revenues and direct expenses over the period of the commitment of minimum sales.

Volume-based incentives, payable only after the minimum volumes are met, are recognized as expense at the moment when the target volume has been achieved.

Cost of sales

Cost of sales and services provided includes materials (mainly oil and fuel) and production, distribution and storage costs.

Direct income (expenses)

The statement of revenues and direct expenses for the Business include all income and expenses directly incurred to generate the revenue. These income and expenses include selling expenses and general and administrative expenses consisting mainly of personnel, third-party labor costs, consulting and travel expenses and materials, and interest income on customers financing. Other operating income includes revenues related to merchandise fees received from certain suppliers of the am/pm convenience stores.

(4) Trade and Other Accounts Receivable

Trade and other accounts receivable consist of the following:

	2006	2005
Domestic market:
Trade notes receivable	609,320	571,224
Customer financing	206,343	187,960
Foreign market Receivables	3,076	3,231

Total	818,739	762,415
(-) Current	(708,558)	(667,338)

Long term	110,181	95,077

Long term portion is mainly represented by customer financing. Under customer financing, cash loans are provided to gas stations using the Ipiranga brand. Such loans are generally used by the gas stations to finance renovation and modernization of fuel stations, as well as for working capital including acquisition of products and investing in marketing. Customer financing carries interest of 1% per month.

(5) Inventories

Inventories consist of the following:

	2006	2005
Fuel	165,662	204,985
Lubricants and greases	21,410	15,417
Raw materials and packaging	34,466	28,725
Advances to suppliers	39,998	11,165

Total	261,536	260,292

(6) Prepaid expenses

Prepaid expenses consist of the following:

	2006	2005
Lease contracts	10,963	11,349
Prepaid insurance	452	398
Other prepaid expenses	784	627

Total	12,199	12,374
(-) Current	(2,775)	(2,515)

Long term	9,424	9,859

Long term portion refers substantially to prepaid lease contracts

(7) Investments

Investments in affiliated companies consist of the following:

•

Termogaúcha – Usina Termelétrica S.A. (in liquidation): Entity created for the purpose of installing and operating a thermoelectric power plant in the South Petrochemical Complex, in the city of Triunfo, Rio Grande do Sul State.

•	Transportadora Sulbrasileira de Gás S.A. (“TSB”): Responsible for the construction and operation of a gas pipeline between the cities of Uruguaiana and Porto Alegre, in the Rio Grande do Sul State.

•	Maxfácil Participações S.A. (“Maxfácil”): Entity that provides financial services.

	2006
					Total
	Termogaúcha (i)	TSB	Maxfácil (ii)	Total	2005	2004
Investment data:
Number of common shares (in thousand)	892,060	16,100	7

Ownership interest:
Total capital - %	26.2311	20.0000	34.0000
Voting capital - %	26.2311	20.0000	34.0000
Number of common shares held (thousand)	233,997	3,220	2
Shareholders’ equity	340,077	29,336	175,037
Net income (loss)	—	(1,375)	5,366

Changes in investment in the year
Beginning balance	85,359	8,306	—	93,665	90,466	71,570
Capital increase	3,849	—	7	3,856	8,087	19,710
Gain on change in equity interest			58,136	58,136	—
Goodwill amortization	—	(2,164)	—	(2,164)	—
Provision for impairment	(64,541)	—	—	(64,541)	—
Distribution of cash to shareholders	(24,396)	—	—	(24,396)	—
Equity in affiliates	—	(275)	1,825	1,550	(4,888)	(814)
Other	—	—	(456)	(456)	—

Ending balance	271	5,867	59,512	65,650	93,665	90,466

(i)

At the Extraordinary Shareholders' Meeting held on September 12, 2006, the shareholders of Termogaúcha approved its liquidation, considering the conditions of natural gas supply and higher than expected costs of maintenance, preservation and storage of the already acquired generating equipment. Thus, the Business, recorded a provision for impairment in the equity investee in the amount of R$ 64,541. On the same date, the Annual and Extraordinary Shareholders’ Meeting approved a capital increase in Termogaúcha. The

Business made a capital contribution of R$ 3,849, corresponding to several advances for future capital increase, recorded in long-term assets. On December 14, 2006, a new Extraordinary Shareholders’ Meeting of Termogaúcha approved the distribution of cash (resulting from the liquidation process) to the shareholders, under article 215 of the Brazilian corporate law for which the Business received R$ 24,396.

(ii)	CBPI holds a 34.00% interest in Maxfácil, the controlling shareholder DPPI holds a 16% interest, and União de Bancos Brasileiros S.A. - UNIBANCO holds another 50.00% interest. Maxfácil was incorporated by CBPI and DPPI which contributed a nominal amount of capital. Subsequently, UNIBANCO contributed in cash the amount of R$ 171 million for a 50.0% interest resulting in the recognition by the Company of a gain in change of interest of R$ 58,136. Maxfácil is a joint-venture which has as its business purpose to offer financial services to the customers and distributors of Ipiranga products for a period of 10 years.

(8) Property, Plant and Equipment, Net

Property, plant and equipment consist of the following:

	Average annual depreciation rates - %	2006			2005
		Cost	Accumulated depreciation	Net	Net
Land	—	84,134	—	84,134	87,955
Buildings and constructions	4	134,702	(66,368)	68,334	70,227
Distribution equipment and installations	11.19	634,504	(372,772)	261,732	236,891
Furniture and fixtures and vehicles	12.95	54,518	(35,108)	19,410	13,078
Leasehold improvements (1)	—	49,506	(28,408)	21,098	17,188
Construction in progress	—	36,979	—	36,979	30,973
Advances to suppliers	—	5,619	—	5,619	9,347
Other	—	6,643	(3,108)	3,535	1,622

Total		1,006,605	(505,764)	500,841	467,281

(1)	Leasehold improvements are depreciated over the term of the agreement or the useful life of the asset, whichever is shorter.

(9) Contingencies for State VAT Tax

Tax lawsuits refer mainly to: (1) requirement of reversal of credits for ICMS on the provision of proper transportation services during the period the system of freight reimbursement by DNC (currently National Oil, Natural Gas and Biofuel Agency – ANP) was in effect and, although the freight reimbursements have always been made by DNC without the ICMS amount, previous court decisions have been unfavorable to the Company’s arguments; (2) requirement of ICMS/Tax Substitution on interstate sales to end consumers under ICMS Agreement No. 105/92, subsequently amended by Agreement No. 112/93, in which the STF (Federal Supreme Court) resolved the matter, defining that the ICMS on fuel belongs to the State that consumes the fuel, even if the fuel is sold to the end consumer; (3) requirement of reversal of credits for ICMS, in Minas Gerais State, on interstate shipments made pursuant to article 33 of ICMS Agreement No. 66/88, which allowed the maintenance of the credit and which was suspended by an injunction granted by the STF; and (4) assessments due to undue deduction of discounts from the ICMS tax basis, in Minas Gerais State, owed on a tax substitution basis.

(10) Pension and Other Post-employment Benefits

(a) Pension benefits provided by Fundação Francisco Martin Bastos

CBPI, together with other Petróleo Ipiranga companies, sponsors Fundação Francisco Martins Bastos (FFMB), a closed pension entity that manages and operates pension plans for the employees of Petróleo Ipiranga companies.

FFMB Pension Plan was created in 1993. Initially, only the “basic benefit” was established (a defined benefit plan) and in July 1998 a “supplementary benefit” (structured as a defined contribution plan in the phase of capitalization of estimated benefits) was implemented, whose contribution is computed as a percentage over variable compensation. The pension plan is funded by the sponsors and the participants.

On August 31, 2005, the SPC (Secretariat for Pension Plan), through Official Letter No. 1003/SPC/DETEC/ CGAT, approved the new Ruling of the FFMB Benefit Plan. New regulations related to portability, deferred proportional benefit, self-sponsorship and redemption provided for in CGPC (Supplemental Pension Management Council) Resolution No. 6 of October 30, 2003 were introduced, and changes in the calculation of benefits, new GAM-83 life expectancy table and change in the actuarial method from unit credit to projected unit credit became effective as actuarial adjustments.

The main changes in the calculations of benefits, approved in the new regulation, refer to the adjustment of the employee salary, gradual elimination of bonus for length of service credited for the purpose of calculating benefits and the increase in the percentage of reduction of the early retirement basic benefit.

These changes in the FFMB Pension Plan reduced the plan’s total cost for the sponsors by 36%, as defined by the actuary based on the percentage of the participants’ payroll for 2006.

In 2006, SPC, by means of CGPC Resolution No. 18, of March 28, 2006, established new technical/actuarial parameters for private pension plan entities. Therefore, the minimum life expectancy table that was adopted is AT-1983, which results in increasing life expectancy of active participants by approximately two years.

The amounts related to supplementary benefits and pension plan were calculated annually by independent actuaries and are recognized in the financial statements according to CVM Resolution No. 371/00.

(b) Other post-employment benefits

According to CVM Resolution No. 371/00, the Business, in addition to the pension plan, recognizes a provision for other post-retirement benefits corresponding to bonus for length of service, FGTS (severance pay fund), health-care plan and life insurance for eligible retirees. Other post-employment benefits are unfunded and are provided directly by the Business and each of its subsidiaries of the Petróleo Ipiranga Group.

The reconciliation of pension and other post-retirement benefit liabilities of the Business as of December 31 is as follows:

	2006	2005	2004
Present value of funded obligations	68,489	58,290	61,316
Present value of unfunded obligations	13,315	12,062	11,534
Fair value of plan assets	(70,649)	(56,863)	(50,118)
Unrecognized gains losses	(1,173)	(2,365)	(3,288)

Net pension and other post-retirement liabilities	9,982	11,124	19,644
(-) Current	(834)	(258)	(2,313)

Long term	9,148	10,866	17,331

The amounts recognized in the statements of income are as follows:

	2006	2005	2004
Cost of current service	1,755	1,610	1,576
Cost of interest	7,989	7,628	7,314
Expected return on assets	(9,107)	(7,234)	(5,342)
Amortization of actuarial gain	197	154	184
Employees’ contributions	(565)	(672)	(757)

Total expenses in the year	269	1,486	2,975

Changes in net post-employment benefit liabilities may be shown as follows:

	2006	2005	2004
Net liability at beginning of year	11,124	19,644	19,481
Expenses for the year	269	1,486	2,975
Business’s contributions in the year	(1,157)	(1,631)	(2,450)
Benefits paid in the year	(45)	(671)	(362)
Unrecognized gains	(209)	(7,704)	—

Net liability at end of year	9,982	11,124	19,644

The main actuarial assumptions applied are as follows:

•	Discount rate of actuarial obligation at present value – 10.8% per year

•	Expected long-term rate of return on assets – 13.2% per year

•	Projected average salary growth rate – 6.6% per year

•	Inflation rate (long term) – 4.5% per year

•	Medical services growth rate – 7.6% per year

Biometric assumptions used:

•	Mortality table – AT 1983 basic rated down by 10% (*)

•	Turnover table – Adjusted Towers Perrin experience

•	Disabled mortality table – RRB 1983

•	Disability table – amended RRB 1944 rated

(*)	For life lnsurance benefit, the CSO-80 mortality table was used.

(11) Summary of the Differences Between Brazilian GAAP and U.S. GAAP.

Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in the excess of revenues over direct expenses:

	Note 11		2006	2005
Excess of revenues over direct expenses under Brazilian GAAP			440,214	434,083
Inflation accounting – depreciation of property, plant and equipment	(a	)	(18,852)	(21,057)
Deferred tax effects			6,410	7,159

			(12,442)	(13,898)
Pension and other post-employment benefits adjustment:	(b	)
Reversal of pension and other post-retirement expense recognized under Brazilian GAAP			(1,142)	(8,519)
Recognition of net periodic pension cost for other post-retirement benefits under U.S. GAAP			(702)	3,288
Deferred tax effects			627	1,779

			(1,217)	(3,452)

Accounting for asset retirement obligation	(c	)	184	927
Deferred tax effects			(63)	(315)

			121	612

Gain on change in equity interest in Maxfácil	(d	)	(58,136)	—

Accounting for refunds	(e	)	2,218	1,481
Deferred tax effects			(754)	(504)

			1,464	977

Excess of revenues over direct expenses under U.S. GAAP			370,004	418,322

Reconciliation of the differences between U.S. GAAP and Brazilian GAAP in net assets acquired:

	Note 11		2006	2005
Net assets acquired under Brazilian GAAP			1,219,552	1,121,080
Inflation accounting – property, plant and equipment	(a	)	10,604	29,456
Deferred tax effects			(3,605)	(10,015)

			6,999	19,441

Pension and other post-employment benefits adjustment:	(b	)
Reversal of pension and other post-retirement liabilities recognized under Brazilian GAAP			9,982	11,124
Recognition of other post-retirement liabilities under U.S. GAAP			(11,393)	(10,691)
Deferred tax effects			480	(148)
Effects on other comprehensive income due to additional minimum liability			—	(136)
Deferred tax effects			—	46
Effect of adoption of SFAS No.158 on the ending balance of accumulated other comprehensive income			(1,153)	—
Deferred tax effects			392	—

			(1,692)	195

Accounting for asset retirement obligation	(c	)	(62,311)	(62,495)
Deferred tax effects			21,186	21,248

			(41,125)	(41,247)

Accounting for refunds	(e	)	(6,373)	(8,591)
Deferred tax effects			2,167	2,921

			(4,206)	(5,670)

Net Assets Acquired under U.S. GAAP			1,179,528	1,093,799

Narrative description of GAAP differences

As mentioned in Note 2 (“Basis of Preparation”), the accompanying financial information was prepared in accordance with Brazilian GAAP. Brazilian GAAP differs significantly from U.S. GAAP, as summarized below:

(a) Inflation accounting

Under Brazilian GAAP, the Business accounts for the effects of inflation in its financial information prepared in accordance with Brazilian GAAP through December 31, 1995. Through December 31, 1995, the Business used for this remeasurement the Fiscal Reference Unit (UFIR), the index established by the tax authorities for preparation of financial statements under Brazilian corporate law as well as the index selected by the CVM.

The reconciliation presents the effect of adjusting property, plant and equipment for U.S. GAAP purposes through December 31, 1997. Under U.S. GAAP, management of CBPI considers that Brazil was considered to be a highly inflationary economy until December 31, 1997 and, as such, property, plant and equipment should be adjusted for inflation through such date.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços – Disponibilidade Interna – IGP-DI” index, which is widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Because the Business’s management believes that the IGP-DI is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Business adopted the IGP-DI for restatement of its financial statements also for periods through December 31, 1995, replacing the government mandated index. As a result, property, plant and equipment have been monetarily adjusted for inflation using the IGP-DI since its acquisition through December 31, 1997.

(b) Pension and other post-employment benefits

(b.1) Pension benefits

Pension benefit obligations for Brazilian GAAP purposes should be accounted for following CVM Instruction No. 371/2000, which requires the mandatory application of Brazilian Accounting Standard IBRACON NPC 26. Under IBRACON NPC 26 the Business has accounted for the plan administered by FFMB (and to which several Petróleo Ipiranga companies contribute) by recognizing a percentage attributed to the Business of the funded status and of the cost of the plan.

Under U.S. GAAP, considering that the financial information of the Business does not consolidate all the sponsors of the FFMB and such financial information does not represent the financial statements of the parent company of the Petróleo Ipiranga companies, the Business has accounted for its participation in the pension plan administered by FFMB as if it were a multi-employer plan.

As a result the reconciliation presents: (a) the reversal of the pension plan asset/liability recognized for Brazilian GAAP as of each reporting date and the reversal of the related pension cost, and (b) the recognition as expense of the contribution due to the plan over the corresponding period.

(b.2) Other post-retirement benefits

As explained in Note 10, the accompanying financial information accounts for other post-retirement benefits following IBRACON NPC 26. Other post-retirement benefits are unfunded and are the sole responsibility of each company of the Petróleo Ipiranga companies including CBPI. Under IBRACON NPC 26 actuarial gains and losses are deferred and recognized in income over the estimated remaining service period of the employees to the extent that those actuarial gains and losses exceed 10% of the higher of the plan assets and the projected benefit obligation.

Under US GAAP such benefits are accounted for following SFAS No. 106 and, as from December 31, 2006, following SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. Under SFAS No. 158 the funded status of the other post-retirement benefits must be recognized as a liability with an offsetting amount in accumulated other comprehensive income. As required by SFAS No. 158, provisions of SFAS No. 158 were applied on a prospective basis as from December 31, 2006.

Although projected benefit obligations are the same under Brazilian GAAP and U.S. GAAP, differences arise in the amounts recorded in the financial statements as a result of : (i) that, for periods before implementation of SFAS No. 158, the date of initial measurement of funded status is different for Brazilian GAAP and US GAAP and that under Brazilian GAAP there is no requirement to recognize our additional minimum liability, and (ii) the recognition as from December 31, 2006 as a liability for US GAAP purposes of the funded status against accumulated other comprehensive income.

(c) Accounting for asset retirement obligation

Under Brazilian GAAP, the Business expenses the amounts to be incurred when certain assets are retired when incurred.

Under U.S. GAAP, the Company adopted SFAS No. 143 – “Accounting for Asset Retirement Obligations”. Asset retirement obligations correspond to the legally required obligation to remove fuel tanks upon retirement. Under SFAS No. 143, the fair value of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the related assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations and depreciated over the related useful lives of such assets. Over time, the amounts recognized as liabilities will be accreted for the change in their present value until the related assets are retired or sold.

(d) Gain on change in equity interest in Maxfácil

In December 2006, the business recognized a capital gain, in the amount of R$ 58,136, regarding to the gain on change in equity interest in Maxfácil as described in Note 7.

The gain has been determined as result of Maxfácil having issued new shares to UNIBANCO at a price higher than the carrying amount per share of the investment recorded by the Company in Maxfácil .

Under U.S. GAAP considering that Maxfácil is a newly formed entity, the Company believes it does not meets the criteria for gain recognition established in SAB Topic 5-H.

The reconciliation presents the effect of reverting for U.S. GAAP the capital gain recognized under Brazilian GAAP.

(e) Accounting for refunds

The Company offers to certain of its customers refunds in cash if they meet a specified cumulative volume of sales over a specified period. Under Brazilian GAAP, the refund is recognized as an expense when the cumulative volume of sales has been met. Such refunds are offered to a reduced group of customers and have begun to be offered recently.

Under U.S. GAAP, EITF 01-9 – “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)”, a Company should recognize a liability based on a systematic and rational allocation of the cost of honoring the commitment in each of the underlying transactions that result in progress toward earning the refund. Considering the reduced customers to which the refund is offered and the reduced historical experice, the Company believes that it can’t reasonably estimate the ultimate amount that will be earned by customers. As a result, under U.S. GAAP, a liability is recognizing for the maximum potential amount of the refund.

ANNEX A

ULTRAPAR PARTICIPAÇÕES S.A.

ANNUAL REPORT ON FORM FORM 20-F

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ON JUNE 7, 2007

As filed with the Securities and Exchange Commission on June 7, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark one)

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 001-14950

ULTRAPAR PARTICIPAÇÕES S.A.

(Exact name of Registrant as specified in its charter)

ULTRAPAR HOLDINGS INC.

(Translation of Registrant’s name into English)

The Federative Republic of Brazil

(Jurisdiction of incorporation or organization)

Av. Brigadeiro Luis Antônio, 1343, 9º Andar

São Paulo, SP, Brazil 01317-910

Telephone: 55-11-3177-6695

(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Preferred Shares, without par value*	New York Stock Exchange

* Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts) each representing 1 Preferred Share which are registered under the Securities Act of 1933.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

The number of outstanding shares of each class as of December 31, 2006.

Title of Class	Number of Shares Outstanding
Common Stock	49,429,897
Preferred Stock	31,895,512

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. ☐  Yes    ☒  No

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.     ☐  Yes    ☒  No

Note—Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes     ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer  ☐    Accelerated Filer  ☒    Non-accelerated Filer  ☐

Indicate by check mark which financial statement item the registrant has elected to follow:

Item 17  ☐    Item 18  ☒

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

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INTRODUCTION

Ultrapar is one of Brazil’s largest corporate groups and a leader in the distribution of liquefied petroleum gas, or LPG, production of chemicals, and the provision of integrated logistics services. Our wholly owned subsidiary, Ultragaz, is the largest LPG distributor in Brazil, with a national market share of approximately 24%. In the chemicals business, our wholly owned subsidiary, Oxiteno, is the largest producer of ethylene oxide and its principal derivatives in South America and a major producer of specialty chemicals. Through our wholly owned subsidiary, Ultracargo, we believe we are a leading provider of integrated road transport, storage, handling and logistics planning services for special bulk cargo. On April 18, 2007, Ultrapar expanded its distribution operations, having closed the acquisition of Ipiranga Group, the second largest Brazilian fuel distributor.

References in this annual report to “Ultrapar,” “we,” “our,” “us” and “the company” are to Ultrapar Participações S.A. and its consolidated subsidiaries (unless the context otherwise requires). In addition, all references in this annual report to:

•	“ADRs” are to the American Depositary Receipts evidencing our ADSs;

•	“ADSs” are to our American Depositary Shares, each representing 1 share of our non-voting preferred stock;

•	“Acquisition” are to the acquisition of the Ipiranga Group by the Acquiring Companies;

•	“Acquiring Companies” are to Ultrapar, Petrobras and Braskem;

•	“BOVESPA” are to the Bolsa de Valores de São Paulo, the São Paulo stock exchange;

•	“Braskem” are to Braskem S.A.;

•	“Brazilian Central Bank,” “BACEN,” “Central Bank of Brazil” or “Central Bank” are to the Banco Central do Brasil, the Brazilian central bank;

•	“Brazilian Corporate Law” are to Law No. 6,404 of December, 1976, as amended by Law No. 9,457 of May 1997 and by Law No. 10,303 of October 2001;

•	“Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	“CBPI” are to Companhia Brasileira de Petróleo Ipiranga S.A., a company listed on the BOVESPA;

•	“Commission” are to the U.S. Securities and Exchange Commission;

•	“Key Shareholders” are to the direct and indirect controlling shareholders of RPI, DPPI and CBPI prior to the Acquisition;

•	“Copesul” are to Companhia Petroquímica do Sul S.A., a company listed on the BOVESPA;

•	“CVM” are to the Comissão de Valores Mobiliários, the Brazilian securities commission;

•	“DPPI” are to Distribuidora de Produtos de Petróleo Ipiranga S.A., a company listed on the BOVESPA;

•	“Ipiranga” and “Ipiranga Group” are to RPI, DPPI, CBPI, IQ, IPQ, Copesul and their respective subsidiaries;

•	“IPQ” are to Ipiranga Petroquímica S.A.;

•	“IQ” are to Ipiranga Química S.A.;

•	“LPG” are to liquefied petroleum gas;

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•	“NYSE” are to the New York Stock Exchange;

•	“Northern Distribution Business” are to CBPI’s fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil;

•	“Oil Refining Operations” are to the oil refining operations of RPI;

•	“Oxiteno” are to Oxiteno S.A.—Indústria e Comércio, our wholly owned subsidiary, and its subsidiaries that produces ethylene oxide, its principal derivatives and other specialty chemicals;

•	“Petrobras” are to Petrobras–Petróleo Brasileiro S.A.;

•	“Petrochemical Business” are to IQ, IPQ and IPQ’s stake in Copesul;

•	“Proposed Offers” are to Ultrapar’s proposed tender and exchange offers for the Target Companies’ common and preferred shares, in connection with the Acquisition;

•	“real,” “reais” or “R$” are to Brazilian reais, the official currency of Brazil;

•	“RPI” are to Refinaria de Petróleo Ipiranga S.A., a company listed on the BOVESPA;

•	“Southern Distribution Business” are to DPPI and CBPI’s fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil;

•	“Target Companies” are to RPI, DPPI and CBPI;

•

“Target Operations” are to the operations substantially comprised of the Southern Distribution Business, the Ipiranga trademark and the Oil Refining Operations that Ultrapar will retain following the Acquisition;

•

“Transaction Agreements” are to the Investment Agreement, the SPA, the Grupo Ipiranga Shareholders Agreement, the RPI Shareholders Agreement, the Braskem/Petrobras Asset Purchase Agreement and the Petrobras Asset Purchase Agreement, as each are defined in “Item 10.C. Material Contracts—Agreements Related to the Acquisition of the Ipiranga Group”;

•

“Ultracargo” are to Ultracargo—Operações Logísticas e Participações Ltda., our wholly owned subsidiary, and its subsidiaries that provides integrated road transport, storage, handling and logistics planning services for special bulk cargo;

•	“Ultragaz” are to Ultragaz Participações Ltda., our wholly owned subsidiary, and its subsidiaries that distributes LPG;

•	“US$,” “dollars” or “U.S. dollars” are to United States dollars; and

•	“Valuation Report” are to the valuation report delivered by Deutsche Bank S.A.—Banco Alemão on April 13, 2007.

The “Glossary of Petrochemical Industry Terms” that begins on page 116 provides the definition of certain technical terms used in this annual report. Unless otherwise specified, data relating to (i) the Brazilian petrochemical industry included in this annual report was obtained from ABIQUIM, (ii) the LPG business were obtained from SINDIGÁS and (iii) the fuel distribution business were obtained from SINDICOM and ANP.

PRESENTATION OF FINANCIAL INFORMATION

The audited consolidated balance sheets as of December 31, 2006 and 2005 and the related consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity, including the notes thereto, for the years ended December 31, 2006, 2005 and 2004, included herein, are our consolidated

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financial statements. The audited consolidated balance sheets as of December 31, 2004, 2003 and 2002 and the related consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity, including the notes thereto for the years ended December 31, 2003 and 2002 are not included in this annual report. The financial information presented in this annual report should be read in conjunction with our consolidated financial statements.

On May 31, 2007 the exchange rate for reais into U.S. dollars was R$1.929 to US$1.00, based on the commercial selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil). The commercial selling rate was R$2.138 to US$1.00 at December 31, 2006 and R$2.341 to US$1.00 at December 31, 2005. The real/dollar exchange rate fluctuates widely, and the current commercial selling rate may not be indicative of future exchange rates. See “Item 3.A. Key Information — Selected Consolidated Financial Data—Exchange Rates” for information regarding exchange rates for the Brazilian currency.

Solely for the convenience of the reader, we have translated some amounts included in “Item 3A. Selected Consolidated Financial Information” and elsewhere in this annual report from reais into U.S. dollars using the commercial selling rate as reported by the Central Bank at December 31, 2006 of R$2.138 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. Such translations should not be construed as representations that the real amounts represent or have been or could be converted into U.S. dollars as of that or any other date.

Segment information for our businesses are presented on an unconsolidated basis. Consequently, intercompany transactions have not been eliminated in segment information and therefore this information will not sum to consolidated financial information provided. See “Item 7.B. Major Shareholders and Related Party Transactions — Related Party Transactions” for more information on intercompany transactions.

Certain figures included in this annual report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Brazilian GAAP and U.S. GAAP

Our consolidated financial statements are prepared in accordance with accounting practices adopted in Brazil (“Brazilian GAAP”), which include accounting principles emanating from the Brazilian corporate law and accounting standards and supplementary procedures established by the CVM (the Brazilian Securities and Exchange Commission) and the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil), or IBRACON. Such accounting practices differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. See Note 24 to our consolidated financial statements for a summary of the differences between Brazilian GAAP and U.S. GAAP, and a reconciliation of shareholders’ equity as of December 31, 2006 and 2005 and net income for the years ended December 31, 2006, 2005 and 2004 from Brazilian GAAP to U.S. GAAP.

Market share and economic information

All market share information for the LPG and fuel distribution businesses in Brazil were obtained from Sindigás, the Brazilian Association of LPG Distributors, SINDICOM, the Brazilian Association of Fuel Distributors, and ANP. Unless otherwise specified, all macroeconomic data is obtained from Instituto Brasileiro de Geografia e Estatística—IBGE, Fundação Getúlio Vargas—FGV and the Central Bank.

FORWARD-LOOKING STATEMENTS

The statements contained in this annual report in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after we distribute this

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annual report because of new information, future events and other factors. Words such as “believe,” “expect,” “may,” “will,” “plan,” “strategy,” “prospect,” “foresee,” estimate,” “project,” “anticipate,” “can,” “intend” and similar words are intended to identify forward-looking statements. We have made forward-looking statements which cover, among other things, our:

•	strategy for marketing and operational expansion;

•	capital expenditures forecasts; and

•	development of additional sources of revenue.

These forward-looking statements are subject to risks and uncertainties, which could mean that our actual results and performance could differ significantly from those anticipated and that anticipated events or circumstances might not occur. The risks and uncertainties include, but are not limited to:

•	general economic and business conditions, including the price of crude oil and other commodities, refining margins and prevailing foreign exchange rates;

•	competition;

•	ability to produce and deliver products on a timely basis;

•	ability to anticipate trends in the LPG industry, including changes in capacity and industry price movements;

•	changes in official regulations;

•	receipt of official authorizations and licenses;

•	political, economic and social events in Brazil;

•	access to sources of financing and our level of debt;

•	ability to integrate acquisitions;

•	regulatory issues relating to acquisitions;

•	availability of tax benefits; and

•	other factors contained in this 20-F under “Item 3D. Risk Factors.”

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PART I

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIME TABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A. Selected Consolidated Financial Data

We have selected the following consolidated financial data from our audited consolidated annual financial statements, for the periods indicated. You should read our selected financial data in conjunction with “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and notes to the consolidated financial statements included in this annual report.

Our consolidated financial statements are prepared in Brazilian reais in accordance with accounting practices adopted in Brazil, which differ in certain material respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. See Note 24 to our consolidated financial statements for a summary of the differences between the accounting practices adopted in Brazil, and U.S. GAAP.

The following table presents our selected financial information at the dates and for each of the periods indicated in Brazilian GAAP, and U.S. GAAP where indicated. The consolidated balance sheet information as of December 31, 2006 and 2005 and the consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity for the years ended December 31, 2006, 2005 and 2004 are derived from our audited consolidated financial statements included in this annual report. The consolidated balance sheet information as of December 31, 2004, 2003 and 2002 and the related consolidated statements of income, cash flows, changes in financial position and changes in shareholders’ equity for the years ended December 31, 2003 and 2002 are derived from our audited consolidated financial statements that are not included in this annual report.

	Year Ended December 31,
	2006(1)	2006	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Income Statement Data:
	US$	R$	R$	R$	R$	R$

Gross sales and services	2,446.2	5,229.9	5,158.0	5,250.6	4,603.8	3,795.3
Taxes on sales and services, rebates, discounts and returns	(203.8)	(435.8)	(464.2)	(466.4)	(603.5)	(800.8)

Net Sales and Services	2,242.4	4,794.1	4,693.8	4,784.2	4,000.3	2,994.5
Cost of sales and services	(1,805.4)	(3,859.9)	(3,783.4)	(3,669.9)	(3,196.4)	(2,247.1)

Gross profit	437.0	934.2	910.4	1,114.3	803.9	747.4
Operating (expenses) income
Selling, general and administrative expenses	(283.0)	(605.1)	(551.7)	(555.9)	(458.9)	(382.3)
Other operating income, net	0.6	1.3	(0.4)	5.5	6.6	0.4

Total operating expenses	(282.4)	(603.8)	(552.1)	(550.4)	(452.3)	(381.9)

Operating income before financial items	154.6	330.4	358.3	563.9	351.6	365.5
Financial (expenses) income, net	14.3	30.6	(27.3)	(45.0)	(57.2)	28.5
Nonoperating (expenses) income, net	(8.7)	(18.5)	(1.8)	(16.0)	1.0	(44.1)

Income before income and social contribution taxes, equity in earnings (losses) of affiliated companies and minority interest	160.2	342.5	329.2	502.9	295.4	349.9
Income and social contribution taxes	(26.2)	(56.1)	(28.8)	(83.0)	(44.9)	(71.4)

	Year Ended December 31,
	2006(1)	2006	2005	2004	2003	2002
	(in millions reais, except per share data)
Consolidated Income Statement Data:
	U.S. dollars
Income before equity in earnings (losses) of affiliated companies and minority interest	134.0	286.4	300.4	419.9	250.5	278.5
Equity in earnings (losses) of affiliated companies	0.5	1.0	1.6	—	(0.5)	(1.7)
Minority interest	(2.5)	(5.3)	(2.8)	(5.4)	(3.6)	(54.5)

Net income	132.0	282.1	299.2	414.5	246.4	222.3

Net earnings per share (2)	1.66	3.55	3.73	5.95	3.54	3.62

Dividends per common share (3)	0.83	1.78	1.93	2.36	1.01	1.00

Dividends per preferred share (3)	0.83	1.78	1.93	2.36	1.11	1.09

Other financial data (4)
Cash flows from operating activities (5)	179.7	384.3	410.0	539.6	331.2	425.2
Cash flows from investing activities (5)	(428.2)	(915.5)	(676.3)	(303.1)	(391.3)	(427.2)
Cash flows from financing activities (5)	(85.9)	(183.6)	762.0	(176.8)	10.8	(59.7)
Depreciation and Amortization (6)	86.9	185.8	187.7	172.7	146.9	121.8
Adjusted EBITDA (7)	241.4	516.2	546.0	736.6	498.5	487.3
Net cash (debt) (8)	56.5	120.7	191.2	46.0	(78.1)	54.5
Number of common shares (in thousands) (9)	49,429.9	49,429.9	49,429.9	51,264.6	51,264.6	51,264.6
Number of preferred shares (in thousands) (9)	31,895.5	31,895.5	31,895.5	18,426.6	18,426.6	18,426.6
U.S. GAAP:
Net income (11)	131.2	280.5	288.9	413.3	292.0	141.5
Basic and diluted earnings per common share (10)(11)	1.62	3.46	3.57	5.17	3.52	1.94
Basic and diluted earnings per preferred share (10)(11)	1.62	3.46	3.57	5.17	3.87	2.13
Depreciation and amortization	67.3	143.9	137.4	126.6	98.5	85.4

(1)	The real amounts for December 31, 2006 have been converted into dollars using the exchange rate of US$1.00 = R$2.138, which is the commercial rate reported by the Central Bank on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this annual report as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Item 3A. Selected Consolidated Financial Data—Exchange Rates.”
(2)	Net earnings per share are calculated on the weighted average shares outstanding during each of the periods presented. Under Brazilian GAAP, net earnings per share are not retroactively adjusted for the stock dividend but are retroactively adjusted for the reverse stock split described under “Item 4.B. Information on the Company — Business Overview.”
(3)	See “Item 8.A. Consolidated Statements and Other Financial Information—Dividend and Distribution Policy” for information regarding declaration and payment of dividends. Dividends per share do not reflect any adjustments related to the stock dividend described under “Item 4.B. Information on the Company — Business Overview.”
(4)	Cash flow information has been derived from our consolidated financial statements prepared in accordance with Brazilian GAAP.
(5)	See Note 24(V)(g) to our consolidated financial statements.
(6)	Represents depreciation and amortization expenses included in cost of sales and services and in selling, general and administrative expenses.
(7)	The inclusion of adjusted EBITDA information is to provide a measure of assessing our ability to generate cash from our operations. Adjusted EBITDA is equal to operating income before financial items plus depreciation and amortization. In managing our business we rely on adjusted EBITDA as a means of assessing our operating performance and a portion of our management’s compensation and employee profit sharing plan is linked to adjusted EBITDA performance. Because adjusted EBITDA excludes non-operating expenses (income), interest, income taxes, depreciation and amortization, it provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of non-operating expenses (income), depreciation and amortization. Accordingly, we believe that this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. We also calculate adjusted EBITDA in connection with covenants related to some of our financings. We believe that adjusted EBITDA enhances the understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness as well as to fund capital expenditures and working capital requirements. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP or Brazilian GAAP. Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, as a measure of operating performance, as a substitute for cash flows from operations or as a measure of liquidity. Adjusted EBITDA has material limitations that impair its value as a measure of a company’s overall profitability since it does not address certain ongoing costs of our business that could significantly affect profitability such a financial expenses and income taxes, depreciation or capital expenditures and associated charges.

The tables below provide a reconciliation of net income to adjusted EBITDA and of operating income before financial items to adjusted EBITDA for the years ended December 31, 2006, 2005, 2004, 2003 and 2002:

	Ultrapar
	Reconciliation of net income to adjusted EBITDA
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Net income	282.1	299.2	414.5	246.4	222.3
Minority interest	5.3	2.8	5.4	3.6	54.5
Equity in (earnings) losses of affiliated companies	(1.0)	(1.6)	—	0.5	1.7
Income and social contributions taxes	56.1	28.8	83.0	44.9	71.4
Non-operating expenses (income), net	18.5	1.8	16.0	(1.0)	44.1
Financial (income) expenses, net	(30.6)	27.3	45.0	57.2	(28.5)
Depreciation and amortization	185.8	187.7	172.7	146.9	121.8

Adjusted EBITDA	516.2	546.0	736.6	498.5	487.3

	Ultrapar
	Reconciliation of operating income before financial items to adjusted EBITDA
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Operating income before financial items	330.4	358.3	563.9	351.6	365.5
Depreciation and amortization	185.8	187.7	172.7	146.9	121.8

Adjusted EBITDA	516.2	546.0	736.6	498.5	487.3

	Ultragaz
	Reconciliation of operating income before financial items to adjusted EBITDA
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Operating income before financial items	167.3	77.8	152.7	113.2	143.2
Depreciation and amortization	113.2	117.3	116.2	95.0	76.6

Adjusted EBITDA	280.5	195.1	268.9	208.2	219.8

	Oxiteno
	Reconciliation of operating income before financial items to adjusted EBITDA
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Operating income before financial items	146.3	257.9	382.9	207.0	199.9
Depreciation and amortization	45.3	42.3	38.1	36.2	32.8

Adjusted EBITDA	191.6	300.2	421.0	243.2	232.7

	Ultracargo
	Reconciliation of operating income before financial items to adjusted EBITDA
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Operating income before financial items	11.4	17.2	23.0	24.7	17.6
Depreciation and amortization	26.6	27.1	17.5	15.3	11.6

Adjusted EBITDA	38.0	44.3	40.5	40.0	29.2

(8)	Net cash (debt) is included in this document in order to provide the reader with information relating to our overall indebtedness and financial position. Net cash (debt) is not a measure of financial performance or liquidity under U.S. GAAP or Brazilian GAAP. In managing our business we rely on net cash (debt) as a means of assessing our financial condition. We believe that this type of measurement is useful for comparing our financial condition from period to period and making related management decisions. Net cash (debt) is also used in connection with covenants related to some of our financings. The table below provides a reconciliation of our consolidated balance sheet data to the net cash (debt) positions shown in the table, for the years ended December 2006, 2005, 2004, 2003 and 2002.

	Ultrapar
	Reconciliation of cash and cash equivalents to net cash (debt)
	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Cash and cash equivalents	385.1	1,114.2	624.5	568.8	637.9
Short-term investments	737.3	184.8	22.4	41.0	—
Long-term investments	548.0	372.7	38.8	—	—
Short-term financing	(155.1)	(184.0)	(381.6)	(381.6)	(219.8)
Short-term debentures	(12.8)	(17.9)	—	—	—
Long-term financing	(1,081.8)	(978.6)	(258.1)	(306.3)	(363.6)
Long-term debentures	(300.0)	(300.0)	—	—	—

Net cash (debt) position	120.7	191.2	46.0	(78.1)	54.5

(9)	The number of shares is retroactively adjusted for the reverse stock split.
(10)	The calculation of earnings per share is retroactively adjusted for stock dividend and reverse stock split for all the periods presented.
(11)	The calculation of net income and earnings per share is retroactively adjusted for the effect of a change in an accounting policy for all the periods presented. See “Item 5.A.—Operating and Financial Review and Prospects—Operating Results—U.S. GAAP Reconciliation” and Note 24(I)(q) to our consolidated financial statements for more information.

	As of December 31,
	2006(1)	2006	2005	2004	2003	2002
	(in millions of U.S. dollars or reais, where indicated)
Consolidated Balance Sheet Data:
	US$	R$	R$	R$	R$	R$
Current assets
Cash and cash equivalents	180.1	385.1	1,114.2	624.5	568.8	637.9
Short-term investment	344.9	737.3	184.8	22.4	41.0
Trade accounts receivable	168.4	360.0	343.3	369.3	322.3	278.0
Inventories	101.6	217.2	191.7	210.3	137.7	106.3
Recoverable Taxes	55.1	117.8	62.9	73.0	115.5	115.1
Other	19.6	42.0	39.4	45.4	33.4	49.6

Total current assets	869.7	1,859.4	1,936.3	1,344.9	1,218.7	1,186.9
Long-term assets
Long-term investments	256.3	548.0	372.7	38.8	—	—
Related companies	3.5	7.4	3.7	3.1	2.8	2.6
Deferred income and social contribution taxes	27.2	58.2	61.0	36.3	61.4	33.3
Recoverable Taxes	30.5	65.3	46.8	36.6	—	—
Other	22.4	47.9	49.3	28.5	20.7	11.5

Total long-term assets	339.9	726.8	533.5	143.3	84.9	47.4
Permanent assets
Investments	14.4	30.8	32.3	31.8	33.1	33.0
Property, plant, equipment and intangible assets, net	548.6	1,172.8	1,072.7	1,047.4	968.6	779.5
Deferred charges, net	52.5	112.3	98.3	99.8	102.7	81.1

Total permanent assets	615.5	1,315.9	1,203.3	1,179.0	1,104.4	893.6

TOTAL ASSETS	1,825.1	3,902.1	3,673.1	2,667.2	2,408.0	2,127.9
Current liabilities
Loans, financing and debentures	78.5	167.9	201.9	381.6	381.6	219.8
Trade accounts payable	52.6	112.5	90.9	102.0	90.3	104.4
Payroll and related charges	38.0	81.2	66.1	94.1	74.7	64.4
Dividends payable	47.4	101.4	103.9	74.7	41.7	49.0
Other	9.7	20.8	25.5	33.0	44.5	30.6

Total current liabilities	226.2	483.8	488.3	685.4	632.8	468.2
Long-term liabilities
Loans, financing and debentures	646.3	1,381.8	1,278.6	258.1	306.3	363.6
Related companies	2.2	4.7	5.0	8.8	9.0	10.2
Other taxes and contributions	17.1	36.5	54.7	52.1	40.9	28.5
Other	13.4	28.7	26.8	34.1	30.1	35.3

Total long-term liabilities	679.0	1,451.7	1,365.1	353.1	386.3	437.6

TOTAL LIABILITIES	905.2	1,935.5	1,853.4	1,038.5	1,019.1	905.8
Minority Interest	15.5	33.1	29.6	28.2	32.2	31.0
Stockholder’s equity
Capital	442.5	946.0	946.0	664.0	664.0	664.0
Capital reserve	0.3	0.6	0.3	0.1	—
Revaluation reserve	6.1	13.0	15.0	16.4	17.8	26.0
Reserves and retained earnings	455.5	973.9	828.8	920.0	674.9	501.1

TOTAL STOCKHOLDER’S EQUITY	904.4	1,933.5	1,790.1	1,600.5	1,356.7	1,191.1

TOTAL LIABILITIES STOCKHOLDER’S EQUITY	1,825.1	3,902.1	3,673.1	2,667.2	2,408.0	2,127.9
U.S. GAAP
Total assets	1,797.7	3,843.5	3,610.0	2,595.9	2,343.6	2,004.2
Total stockholders’ equity (2)	876.0	1,872.9	1,730.2	1,555.3	1,305.3	1,083.4

(1)

The real amounts for December 31, 2006 have been converted into dollars using the exchange rate of US$1.00 = R$2.138, which is the commercial rate reported by the Central Bank on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this annual report as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates. See “Item 3A. Selected Consolidated Financial Data—Exchange Rates.”

(2)	Shareholders’ equity as of December 31, 2005, 2004, 2003 and 2002 was retroactively adjusted to reflect changes in accounting policies as from January 2006. See “Item 5A.—Operating and Financial Review and Prospects—Operating Results—U.S. GAAP Reconciliation” and Note 24 I(q) for a better understanding of these changes.

Exchange Rates

Before March 14, 2005, there were two principal foreign exchange markets in Brazil, in which notes were freely negotiated but could be strongly influenced by Central Bank intervention:

•

the commercial rate exchange market dedicated principally to trade and financial foreign exchange transactions such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares; and

•	the floating rate exchange market that was generally used for transactions not conducted through the commercial foreign exchange market.

On March 4, 2005, the National Monetary Council enacted Resolution No. 3265, pursuant to which the commercial rate exchange market and the floating rate exchange market were unified in a sole exchange market, effective as of March 14, 2005. The new resolution allows, subject to certain procedures and specific regulatory provisions, the purchase and sale of foreign currency and the international transfer of reais by a person or legal entity, without limitation of the amount involved; provided, however, the legality of the transaction. Foreign currencies may only be purchased through financial institutions domiciled in Brazil authorized to operate in the exchange market.

Following the introduction of the real in 1994 and through 1998, the Central Bank maintained a band system exchange rate, under which the exchange rate between the real and the U.S. dollar would fluctuate within a pre-established moving band. In January 1999, due to market pressures, the Central Bank abolished the band system and allowed the real/U.S. dollar exchange rate to float freely. Since then, the exchange rate has been established by the market and has fluctuated considerably, reporting a maximum quotation of R$3.955 per US$ 1.00 on October 22, 2002. Since the liberalization of the exchange rate, the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rate. It is not possible to predict whether the Central Bank will continue to let the real float freely or whether the real will remain at its present level. Accordingly, it is not possible to predict what impact the Brazilian government’s exchange rate policies may have on us. The Brazilian government could impose a band system in the future or the real could devalue or appreciate substantially. See “Item 3.D. Key Information — Risk factors — Risks Relating to Brazil.”

On May 31, 2007, the exchange rate for reais into U.S. dollars was R$1.929 to US$1.00, based on the commercial selling rate as reported by the Central Bank. The following table sets forth information on prevailing commercial foreign exchange selling rates for the periods indicated, as published by the Central Bank on its electronic information system, SISBACEN, using PTAX 800, Option 5.

	Exchange rates of nominal reais per US$1.00
	High	Low	Average		Period-Ended
Year Ended
December 31, 2002	3.955	2.271	2.998	(1)	3.533
December 31, 2003	3.662	2.822	3.060	(1)	2.889
December 31, 2004	3.205	2.654	2.917	(1)	2.654
December 31, 2005	2.762	2.163	2.412	(1)	2.341
December 31, 2006	2.371	2.059	2.177	(1)	2.138
Month Ended
November 30, 2006	2.187	2.135	2.161	(2)	2.167
December 31, 2006	2.169	2.138	2.154	(2)	2.138
January 31, 2007	2.156	2.125	2.140	(2)	2.125
February 28, 2007	2.118	2.077	2.097	(2)	2.118
March 31, 2007	2.139	2.050	2.095	(2)	2.050
April 30, 2007	2.048	2.023	2.035	(2)	2.034
May 31, 2007	2.031	1.929	1.980	(2)	1.929
June 30, 2007 (through June 6)	1.962	1.906	1.934	(2)	1.962

(1)	Average of the foreign exchange rates on the last day of each month in the period.
(2)	Average of the high and low foreign exchange rates for each month.

B. Capitalization and Indebtedness

Not applicable.

C. Reasons for the Offer and Use of Proceeds

Not applicable.

D. Risk Factors

You should carefully consider the risks described below, as well as the other information contained in this annual report in evaluating an investment in our preferred shares or ADSs. Our business, results of operations or financial condition could be harmed if any of these materializes and, as a result, the trading price of the preferred shares or the ADSs could decline and you could lose a substantial part or even all of your investment.

We have included information in these risk factors concerning Brazil based on information that is publicly available.

Risks Relating to Ultrapar and Its Industry

Petrobras is effectively the only supplier of LPG in Brazil. LPG distributors in Brazil, including Ultragaz, do not have formal contracts with Petrobras for the supply of LPG. Any interruption in the supply of LPG from Petrobras immediately affects Ultragaz’ ability to provide LPG to its customers.

Prior to 1995, Petrobras held a constitutional monopoly for the production and importation of petroleum products in Brazil. Although the Brazilian government absolved Petrobras’ monopoly in November 1995, Petrobras effectively remains the sole provider of LPG in Brazil. Currently, Ultragaz and all other LPG distributors in Brazil purchase all or nearly all LPG from Petrobras. Ultragaz’ net sales and services represented 64.0% of our consolidated net sales and services for the year ended December 31, 2006. The last significant interruption in the supply of LPG by Petrobras to the distributors occurred in 1995, due to a 15-day strike by Petrobras employees. See “Item 4.B. Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Industry and Regulatory Overview.” Furthermore, all Brazilian LPG distributors, including Ultragaz, currently purchase all their LPG requirements from Petrobras without a formal LPG supply contract. The procedures for ordering and purchasing LPG from Petrobras are generally common to all LPG distributors — including Ultragaz. For more details, see “Item 4.B. Information on the Company — Business Overview — Ultragaz — Supply of LPG.”

Significant interruptions to LPG supplies from Petrobras may occur in the future. Any interruption in the supply of LPG from Petrobras immediately affects Ultragaz’ ability to provide LPG to its customers. If we are not able to obtain an adequate supply of LPG from Petrobras under acceptable terms, we may seek to meet our demands through LPG purchased on the international market. The cost of LPG on the international market is currently more expensive than the LPG we obtain through Petrobras.

Intense competition in the LPG distribution market may affect our operating margins.

The Brazilian LPG market is very competitive in all segments — residential, commercial and industrial. Petrobras, our supplier of LPG, and other major companies with greater resources than we possess have entered the Brazilian LPG distribution market. Intense competition in the LPG distribution market could lead to lower sales volumes and increased marketing expenses which may have a material adverse effect on our operating margins. See “Item 4.B. Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Industry and Regulatory Overview — The role of Petrobras” and Item 4.B. “Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Competition.”

LPG competes with alternative sources of energy. Competition with and the development of alternate sources of energy in the future may adversely affect the LPG market.

LPG competes with natural gas, wood, diesel, fuel oil and electricity. Natural gas is currently the principal source of energy against which we compete. Natural gas is currently less expensive than LPG for industrial consumers who purchase large volumes, but more expensive for residential consumers. In addition, supply of natural gas requires significant investments in pipelines. The development of alternative sources of energy in the future may adversely affect the LPG market and consequently our business, financial results and results of operations. See “Item 4.B. Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Competition.”

Ethylene, the principal raw material used in our petrochemical operations, comes from limited supply sources. Any reduction in the supply of ethylene would have an immediate impact on Oxiteno’s production and results of operation.

All second generation petrochemical producers in Brazil that use ethylene as their key raw material, including Oxiteno, our subsidiary involved in the production and sale of chemical and petrochemical products, purchase ethylene from Brazilian suppliers. Approximately 25% of our net sales are derived from the sale of chemical products that require ethylene. Oxiteno purchases ethylene from two of Brazil’s three naphtha crackers, which are the sole sources of ethylene in Brazil. Braskem S.A., or Braskem, supplies all of our ethylene requirements at our plant located at Camaçari pursuant to a long-term contract, and Petroquímica União S.A., or PQU, supplies all of our ethylene requirements at our plant located at Mauá. Oxiteno, like other purchasers from PQU, does not have a long-term contract for the purchase of ethylene from PQU. Because of its characteristics, ethylene is difficult and expensive to store and transport, and cannot be easily imported into Brazil. Therefore, Oxiteno is almost totally dependent on ethylene produced at Braskem and PQU for its supply of ethylene. For the year ended December 31, 2006, Brazilian ethylene imports totaled approximately 1.4 tons, representing less than 0.01% of Brazil’s installed capacity.

Due to ethylene’s chemical characteristics, Oxiteno does not store significant quantities of ethylene, and reductions in supply from Braskem and PQU would have an immediate impact on our production and results of operations. We are currently investing in the ethylene oxide production capacity expansion and we have agreed with Braskem and PQU the additional ethylene supply for this expansion. See “Item 4.A. Information on the Company — History and Development of the Company — Investments.” If we further expand our production capacity, there is no assurance that we will be able to obtain additional ethylene from Braskem and PQU. In addition, Petrobras is the principal supplier of naphtha to crackers in Brazil, and any interruption in the supply of naphtha from Petrobras to the crackers could adversely impact their ability to supply ethylene to Oxiteno.

The Brazilian petrochemical industry is very closely influenced by the performance of the international petrochemical industry and its cyclical behavior.

The international petrochemical market is cyclical in nature, with alternating periods of tight supply, increased prices and high margins, and overcapacity, declining prices and low margins. The decrease in Brazilian tariff rates on petrochemical products, the increase in demand for such products in Brazil, and the ongoing integration of regional and world markets for commodities, among other factors, have contributed to the increasing integration of the Brazilian petrochemical industry into the international petrochemical marketplace. As a consequence, events affecting the petrochemical industry worldwide could have a material adverse effect on our business, financial condition and results of operations.

The price of ethylene is subject to fluctuations in international oil prices.

The price of ethylene, which is the principal component of Oxiteno’s cost of sales and services, is directly linked to the price of naphtha, which, in turn, is largely linked to the price of crude oil. Consequently, ethylene prices are subject to fluctuations in international oil prices. A significant increase in the price of crude oil and, consequently, naphtha and ethylene, could increase our costs, which could have a material adverse effect on our results of operations.

The reduction in import tariffs on petrochemical products can reduce our competitiveness in relation to imported products.

Final prices paid by importers of petrochemical products include import tariffs. Consequently, import tariffs imposed by the Brazilian government affect the prices we can charge for our products. The Brazilian government’s negotiation of commercial and free trade agreements, principally with NAFTA, the European Union and Cooperation Council for the Arab States of the Gulf, may result in reductions in Brazilian import duties on petrochemical products, which generally range between 12% and 14%, and may reduce the competitiveness of our products vis-à-vis imported petrochemical products.

We may be adversely affected by the imposition and enforcement of more stringent environmental laws and regulations.

We are subject to stringent environmental laws and regulations in Brazil and Mexico. Petrochemical companies like ours are required to obtain licenses for their manufacturing facilities from environmental authorities which may also regulate their operations by prescribing specific environmental standards in their operating licenses. Environmental regulations apply particularly to the discharge, handling and disposal of gaseous, liquid and solid products and by-products from manufacturing activities. Changes in these laws and regulations or changes in the enforcement policy of these laws and regulations, could adversely affect us by increasing our cost of compliance or operation. In addition, it is possible that new laws or additional regulations will come into force, or that the relevant enforcement agencies will seek a more stringent interpretation of existing laws and regulations that would require us to spend additional funds on environmental matters in order to continue to keep our plants and operations in compliance with current legislation. See “Item 4.B. Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Industry and Regulatory Overview — Environmental, health and safety standards,” “Item 4.B. Information on the Company — Business Overview — Petrochemicals and Chemicals — Overview of the sector and applicable regulations — Environmental, health and safety standards” and “Item 4.B. Information on the Company — Business Overview — Logistics of Chemical Products and Fuels — Ultracargo — Transportation — Transportation Regulation.”

The production, storage and transportation of petrochemicals and chemicals are inherently hazardous.

The complex manufacturing operations we perform at our plants involve a variety of safety and other operating risks, including the handling, production and transportation of highly inflammable, explosive and toxic materials. These risks could result in personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. A sufficiently large accident at one of our plants or storage facilities could force us to suspend our operations temporarily and result in significant remediation costs and lost revenue. In addition, insurance proceeds may not be available on a timely basis and may be insufficient to cover all losses. Equipment breakdowns, natural disasters, and delays in obtaining imports or required replacement parts or equipment can also affect our manufacturing operations and consequently our results from operations.

Our insurance coverage may be insufficient to cover losses that we might incur.

The operation of any chemical manufacturing plant and the distribution of petrochemicals, as well as the operations of logistics of oil and chemical products and LPG distribution involve substantial risks of property contamination and personal injury and may result in material costs and liabilities. Although we believe that current insurance levels are adequate, the occurrence of losses or other liabilities that are not covered by insurance or that exceed the limits of our insurance coverage could result in significant unexpected additional costs.

The suspension, cancellation or non-renewal of certain federal tax benefits may adversely affect our results of operations.

We are entitled to federal tax benefits providing for income tax exemption or reduction for our activities in the northeast region of Brazil. These benefits may be cancelled or suspended if we do not comply with our commitment not to distribute to our shareholders the amounts under the benefits or if the relevant tax authorities decide to suspend or cancel our benefits. As a result, we may become liable for the payment of related taxes at the full tax rates. If we are not able to renew the tax benefits, or if we are only able to renew them under terms that are substantially less favorable than expected, our results of operations may be adversely affected. Tax exemptions amounted to R$50.3 million, R$63.8 million and R$93.5 million, respectively, for the years ended December 31, 2006, 2005 and 2004. See “Item 4.B. Information on the Company — Business Overview — Distribution of Liquefied Petroleum Gas — Ultragaz — Tax exemption status,” “Item 4.B. Information on the Company — Business Overview — Petrochemicals and Chemicals — Oxiteno — Tax exemption status” and “Item 4.B. Information on the Company — Business Overview — Logistics of Chemical Products and Fuels — Ultracargo — Tax exemption status.”

The federal tax authorities may decline to renew these benefits or may modify the terms upon which such renewals will be granted. The failure to renew such benefits on favorable terms could adversely affect our results of operations.

We are currently controlled by members of our founding family and our senior management, which substantially limits the ability of other shareholders to control the direction of our business.

Our senior management and the members of our founding family indirectly control approximately 66% of our voting share capital through their control of Ultra S.A. This level of control enables Ultra to elect the majority of our directors and to determine the outcome of substantially all actions requiring shareholder approval. See “Item 7.A. Major Shareholders and Related Party Transactions — Major Shareholders — Shareholders’ Agreements.”

Our status as a holding company may limit our ability to pay dividends on the preferred shares and consequently, on the ADSs.

As a holding company, we have no significant operating assets other than our ownership of shares of our subsidiaries. Substantially all of our operating income comes from our subsidiaries. Consequently, our ability to pay dividends depends solely upon our receipt of dividends and other cash flows from our subsidiaries.

Risks Relating to the Target Operations, the Ipiranga Group and their Industry

Petrobras is the main supplier of gasoline and diesel fuel in Brazil. Any interruption in the supply of gasoline or diesel fuel from Petrobras may adversely affect the Target Operations’ ability to provide fuel to its customers.

Prior to 1995, Petrobras held a constitutional monopoly for the production and importation of petroleum products in Brazil. Although the Brazilian government terminated Petrobras’ monopoly in November 1995, Petrobras effectively remains the major provider of oil-based fuels in Brazil. Currently, the Target Operations and all other fuels distributors in Brazil purchase all or nearly all oil-based fuels from Petrobras. The last significant interruption in the supply of fuels from Petrobras to the distributors occurred in 1995, due to a 15-day strike by Petrobras employees. The procedures for ordering and purchasing fuels from Petrobras are generally common to all fuel distributors — including the Target Operations.

Significant interruptions to fuel supplies from Petrobras may occur in the future. Any interruption in the supply of fuels from Petrobras immediately affects the Target Operations’ ability to provide oil-based fuels to its customers. If we are not able to obtain an adequate supply of oil-based fuels from Petrobras under acceptable terms, we may seek to meet our demands through fuels purchased on the international market, which could be more expensive than the fuels we would obtain through Petrobras, which could adversely affect our results of operations.

Anticompetitive Practices

In the last few years, anticompetitive practices have been one of the main problems affecting fuel distributors in Brazil, including the Target Operations. Such practices on the part of certain distributors have caused a large supply of fuel products to be sold at prices lower than those offered by the major distributors, including the Target Operations, which has resulted in a considerable increase in the sales volumes of the distributors who have adopted these practices. The practices have involved, among other actions, tax evasion and the dilution of gasoline through the addition of solvents or an amount of anhydrous ethanol higher than that permitted under applicable laws. If these practices become more prevalent, the Company could suffer from a reduction in sales volume, consequently negatively impacting its earnings.

Taxes

Taxes constitute a significant portion of the cost of fuel sold in Brazil. For this reason, in the past, tax evasion on the part of fuel distributors has been prevalent, which contributed to a distortion of the prices charged by distributors which, in certain cases, were actually below their operational costs. In addition, the end prices of the products sold by distributors, including the Target Operations, are calculated based on, among other factors, the amount of taxes levied on the purchase and sale of these fuels. Should there be any increase in the taxes levied on fuel, it is not possible to guarantee that there will not be an increase in tax evasion on the part of market participants and, as a consequence, lower prices being charged by such participants that could increase competition and negatively affect our results of operations.

Intense competition in the fuels distribution market may adversely affect the Target Operations’ operating margins

The Brazilian fuel market is highly competitive and other major companies with greater resources than we possess are present in the market. The Target Operations purchase a large portion of their products from suppliers who are also current or potential competitors. Intense competition in the fuels distribution market could lead to lower sales volumes and increased marketing expenses which may have a material adverse effect on our operating margins.

Safety and Other Operational Risks

The transport and storage of fuels, which are flammable, explosive and toxic, implies a series of safety risks as well as other operational risks. These activities can result in bodily injury or death, damage or destruction of installations or equipment, and environmental damage. An accident of sufficient size in the Target Companies’ operations could force them to suspend or temporarily reduce their activities, resulting in significant cleanup or other costs and the loss of revenues. The Target Companies’ insurance coverage may not be available on a timely basis, or may be insufficient to cover all losses incurred. The breakage of equipment, natural disasters and delays in the obtaining of replacement parts or replacement equipment could also affect the Target Companies’ distribution processes, and as a consequence, our results of its operations.

We may be adversely affected by the imposition and enforcement of more stringent environmental laws and regulations.

The distribution of oil products is subject to extensive federal and state legislation and regulation by Brazilian governmental agencies responsible for the implementation of environmental and health laws and policies. Changes in these laws and regulations or changes in the enforcement policy of these laws and regulations, could adversely affect us by increasing our cost of compliance or operation. In addition, it is possible that new laws or additional regulations will come into force, or that the relevant enforcement agencies will seek a more stringent interpretation of existing laws and regulations that would require us to spend additional funds on environmental matters in order to continue to keep our plants and operations in compliance with current legislation.

Risks Relating to the Acquisition

The integration of Ultrapar and the Target Operations following the Acquisition may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating Ultrapar’s businesses and the Target Operations. These difficulties include:

•	the need to consolidate organizations with headquarters located in different cities;

•	the challenge of integrating the business cultures of the Target Companies with that of Ultrapar; and

•	the need to retain key officers and personnel of the Target Companies.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Ultrapar and the Target Companies’ businesses. Following completion of the Acquisition, Ultrapar’s senior management team may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of Ultrapar, service existing customers, attract new customers and develop new products or strategies. If Ultrapar’s senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Ultrapar’s business could suffer. Ultrapar and the Target Companies cannot assure you that they will successfully or cost-effectively integrate the Target Companies and Ultrapar’s existing businesses. The failure to do so could have a material adverse effect on Ultrapar’s business, financial condition and results of operations following completion of the Acquisition.

Regulatory agencies may delay or impose conditions on approval of the Acquisition, which may diminish the anticipated benefits of the Acquisition.

The CVM, the Brazilian securities regulator, has authority over the Proposed Offers. The registration of the Mandatory Tender Offering defined below in “Item 4.A. Information on the Company – History and Development of the Company – Recent Developments – Acquisition of the Ipiranga Group” is subject to CVM approval. Also, pursuant to CVM Rule nº 372 and article 124, paragraph 5 of Brazilian Corporate Law (Law n. 6,404/76, modified by Law n.10,303/2001), the CVM may delay the shareholders meetings duly called to approve the Share Exchange for up to 15 days, or increase the term to publish the first notice for the call of the general meeting of a publicly-held company by up to thirty (30) days, counted from the date in which the documents related to the matters to be resolved are made available to the shareholders in order to analyze the transaction and verify that it does not breach applicable laws or regulations. Although we believe that the Proposed Offers described in this annual report comply with applicable laws and regulations and provide equitable treatment to the shareholders of Ultrapar and the Target Companies, we cannot predict the outcome of any such analysis of the transaction by the CVM. See “Item 4A. Information on the Company—History and Development of the Company—Recent Developments—Acquisition of the Ipiranga Group” for additional information about the Proposed Offers.

While Ultrapar and the Target Companies intend to pursue vigorously all required governmental approvals and do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, the requirement that these approvals be given before all the steps of the Acquisition are consummated could delay the completion of the Proposed Offers and the Acquisition, possibly for a significant period of time after the Acquiring Companies have approved the Acquisition. In addition, these governmental agencies may attempt to condition their approval of the Proposed Offers and the Acquisition on the imposition of conditions that could have an adverse effect on Ultrapar’s operating results or the value of Ultrapar’s preferred stock. Any delay in the completion of the Acquisition could diminish anticipated benefits of the Acquisition or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

As a result of the Acquisition, Ultrapar will assume certain liabilities of the Target Companies and will assume all the risks relating to those liabilities.

You should be aware that because Ultrapar will assume certain liabilities of the Target Companies as a result of the Acquisition, certain existing known or unknown financial obligations, legal liabilities or other contingent liabilities or risks of the Target Companies will become the responsibility of Ultrapar. See “Item 5B. Operating and Financial Prospects—Liquidity and Capital Resources—Indebtedness” for more information regarding the financial obligations to be assumed by Ultrapar in connection with the Acquisition. These liabilities could cause Ultrapar to be required to make payments, incur charges or take other actions that could adversely affect Ultrapar’s financial position and results of operations and the price of Ultrapar’s preferred shares.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions could adversely affect our business and the market price of our preferred shares and the ADSs.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and effect other policies and regulations have often involved wage and price controls, currency devaluations, capital controls, and limits on imports, among other measures. Our business, financial condition and results of operations may be adversely affected by changes in policy or regulations involving or affecting tariffs, exchange controls and other matters, as well as factors such as:

•	currency fluctuations;

•	inflation;

•	interest rates;

•	price instability;

•	energy shortages;

•	liquidity of domestic capital and lending markets;

•	fiscal policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian government may implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers. These and other future developments in the Brazilian economy and governmental policies may adversely affect us and our business and results of operations and may adversely affect the trading price of the ADSs and our preferred shares.

Inflation and certain governmental measures to curb inflation may contribute significantly to economic uncertainty in Brazil and could harm our business and the market value of the ADSs and our preferred shares.

Brazil has in the past experienced extremely high rates of inflation. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy. Since the introduction of the real in 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, inflationary pressures persist, and actions taken in an effort to curb inflation, coupled with speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. According to the Índice Geral de Preços-Mercado, or IGP-M, a general price inflation index, the Brazilian general price inflation rates were 8.7%, 12.4%, 1.2% and 3.9% in 2003, 2004, 2005 and 2006, respectively.

Brazil may experience high levels of inflation in the future. Our cash operating expenses are substantially in reais and tend to increase with Brazilian inflation. Inflationary pressures may also hinder our ability to access foreign financial markets or may lead to further government intervention in the economy, including the introduction of government policies that could harm our business or adversely affect the market value of our preferred shares and, as a result, our ADSs.

Exchange rate instability may adversely affect our financial condition and results of operations and the market price of the ADSs and our preferred shares.

As a result of inflationary pressures, the Brazilian currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods depreciation of the Brazilian currency generally has correlated with the rate of inflation in Brazil, devaluation over shorter periods has resulted in significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies.

The real depreciated against the U.S. dollar by 18.7% in 2001. In 2002, the real depreciated 52.3% against the U.S. dollar, due in part to political uncertainty surrounding the Brazilian presidential elections and the global economic slowdown. Although the real has appreciated since then (18.2% in 2003, 8.1% in 2004, 11.8% in 2005, 8.7% in 2006 and an additional 4.9% from January to April 2007), no assurance can be given that the real will not depreciate or be devalued against the U.S. dollar again. See “Item 3.A. Key Information — Selected Consolidated Financial Data — Exchange Rates.”

There are no guarantees that the exchange rate between the real and the U.S. dollar will stabilize at current levels. Although we have managed our existing U.S. dollar debt obligations in order to protect against fluctuations in the dollar/real exchange rate, we could in the future experience monetary losses relating to these fluctuations. See “Item 11. Quantitative and Qualitative Disclosures about Market Risk — Foreign exchange risk” for information about our foreign exchange risk hedging policy.

Depreciations of the real relative to the U.S. dollar also create additional inflationary pressures in Brazil that may negatively affect us. Depreciations generally curtail access to foreign financial markets and may prompt government intervention, including recessionary governmental policies. Depreciations also reduce the U.S. dollar value of distributions and dividends on the ADSs and the U.S. dollar equivalent of the market price of our preferred shares and, as a result, the ADSs. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments, as well as to a dampening of export-driven growth.

Although a large part of our sales is denominated in reais, prices and certain costs (particularly ethylene, purchased by our subsidiary Oxiteno) in the chemical business are benchmarked to prices prevailing in the international markets. Hence, we are exposed to foreign exchange rate risks that could materially adversely affect our business, financial condition and results of operations as well as our capacity to service our debt.

Developments and the perception of risk in other countries, especially emerging market countries may adversely affect the results of our operations and the market price of the preferred shares and ADSs.

The market value of securities of Brazilian companies is affected to varying degrees by economic and market conditions in other countries, including other Latin American and emerging market countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Crises in other emerging market countries may diminish investor interest in securities of Brazilian issuers, including ours. This could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

United States investors may not be able to obtain jurisdiction over or enforce judgments against us.

We are a company incorporated under the laws of the Federative Republic of Brazil. All members of our Board of Directors, executive officers and experts named in this annual report are residents of Brazil. All or a substantial part of the assets pertaining to these individuals and to Ultrapar are located outside the United States. As a result, it is possible that investors may not be able to obtain jurisdiction over these individuals or Ultrapar in the United States, or enforce judgments handed down by United States courts of law based on provisions for civil liability under federal law in relation to securities of the United States or otherwise.

Risks Relating to the Preferred Shares and the American Depositary Shares

The preferred shares and the ADSs generally do not give you voting rights.

Generally under Brazilian corporate law and in the case of our bylaws, holders of preferred shares do not have the right to vote at shareholders’ meetings except in limited circumstances. This means, among other things, that holders of our preferred shares and our ADSs, which represent preferred shares, are not entitled to vote on important corporate transactions including mergers or consolidations with other companies. See “Item 10.B. Additional Information — Memorandum and Bylaws.”

The preferred shares and ADSs do not entitle you to a fixed or minimum dividend.

Under our bylaws, unless otherwise proposed by the Board of Directors and approved by the voting shareholders in the Annual General Meeting, we must pay our shareholders a mandatory distribution equal to at least 50% of our adjusted net income. The net income may be capitalized, used to set off losses and/or retained in accordance with the Brazilian corporate law and may not be available for the payment of dividends. Therefore, whether or not you receive a dividend depends on the amount of the mandatory distribution, if any, and whether the Board of Directors and the voting shareholders exercise their discretion to suspend these payments. See “Item 8. Financial Information — Consolidated Statements and Other Financial Information — Dividend Policy” for a more detailed discussion of mandatory distributions.

You might be unable to exercise preemptive rights with respect to the preferred shares.

In the event of a rights offering or a capital increase which would maintain or increase the proportion of capital represented by preferred shares, preferred shareholders would have preemptive rights to subscribe to newly issued preferred shares. In the event of a capital increase which would reduce the proportion of capital represented by preferred shares, preferred shareholders would have preemptive rights to subscribe for preferred shares in proportion to their shareholdings and for common shares only to the extent necessary to prevent dilution of their interest in the company.

Our bylaws establish that the Board of Directors may exclude preemptive rights to the current shareholders, holding either common or preferred shares, in the case of an offering of new shares to be sold on a registered stock exchange or through public subscription.

The holders of preferred shares or ADSs may be unable to exercise their preemptive rights in relation to the preferred shares represented by the ADSs, unless we file a registration statement pursuant to the United States

Securities Act of 1933 or an exemption from the registration requirements applies. We are not obliged to file registration statements with respect to the preemptive rights and therefore do not assure holders that such a registration will be obtained. If the rights are not registered as required, the depositary will try to sell the preemptive rights held by holder of the ADSs and you will have the right to the net sale value, if any. However, the preemptive rights will expire without compensation to you should the depositary not succeed in selling them.

If you exchange the ADSs for preferred shares, you risk losing certain foreign currency remittance and Brazilian tax advantages.

The ADSs benefit from the depositary’s certificate of foreign capital registration, which permits the depositary to convert dividends and other distributions with respect to the preferred shares into foreign currency and remit the proceeds abroad. If you exchange your ADSs for preferred shares, you will be entitled to rely on the depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, you will not be able to remit abroad non-Brazilian currency unless you obtain your own certificate of foreign capital registration or you qualify under National Monetary Council Resolution 2,689, dated January 26, 2000, known as Resolution 2,689, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration. If you do not qualify under Resolution 2,689, you will generally be subject to less favorable tax treatment on distributions with respect to the preferred shares. The depositary’s certificate of registration or any certificate of foreign capital registration obtained by you may be affected by future legislative or regulatory changes, and additional Brazilian law restrictions applicable to your investment in the ADSs may be imposed in the future. For a more complete description of Brazilian tax regulations, see “Item 10.E. Additional Information — Taxation — Brazilian Tax Consequences.”

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect you.

Investing in securities, such as the preferred shares or ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries. For the reasons above, investments involving risks relating to Brazil, such as investments in ADSs, are generally considered speculative in nature and are subject to certain economic and political risks, including but not limited to:

•	changes to the regulatory, tax, economic and political environment that may affect the ability of investors to receive payments, in whole or in part, in respect of their investments; and

•	restrictions on foreign investment and on repatriation of capital invested.

The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. This may limit your ability to sell the preferred shares underlying your ADSs at the price and time at which you wish to do so. The São Paulo Stock Exchange, known as BOVESPA, the only Brazilian stock exchange, had a market capitalization of approximately US$723 billion as of December 31, 2006 and an average monthly trading volume of approximately US$23.0 billion for 2006. In comparison, the New York Stock Exchange had a market capitalization of US$25.0 trillion as of December 31, 2006 and an average monthly trading volume of approximately US$1.4 trillion for 2006.

There is also a large concentration in the Brazilian securities market. The ten largest companies in terms of market capitalization represented approximately 51% of the aggregate market capitalization of the BOVESPA as of December 31, 2006. The top ten stocks in terms of trading volume accounted for approximately 46% of all shares traded on the BOVESPA in 2006. Ultrapar’s average daily trading volume on both stock exchanges in 2006, 2005 and 2004 was R$4.6 million, R$5.5 million and R$3.7 million, respectively.

Controls and restrictions on the remittance of foreign currency could negatively affect your ability to convert and remit dividends, distributions or the proceeds from the sale of our preferred shares, Ultrapar’s capacity to make dividend payments to non-Brazilian investors and the market price of our preferred shares and ADSs.

Brazilian law provides that whenever there is a serious imbalance in the Brazilian balance of payments, or reasons for believing that there will be a serious imbalance in the future, the Brazilian government can impose temporary restrictions on remittances of income on investments by non-Brazilian investors in Brazil. The probability that the Brazilian government might impose such restrictions is related to the level of the country’s foreign currency reserves, the availability of currency in the foreign exchange markets on the maturity date of a payment, the amount of the Brazilian debt servicing requirement in relation to the economy as a whole, and the Brazilian policy towards the International Monetary Fund, among other factors. We are unable to give assurances that the Central Bank will not modify its policies or that the Brazilian government will not introduce restrictions or cause delays in payments by Brazilian entities of dividends relating to securities issued in the overseas capital markets up to the present. Such restrictions or delays could negatively affect your ability to convert and remit dividends, distributions or the proceeds from the sale of our preferred shares, Ultrapar’s capacity to make dividend payments to non-Brazilian investors and the market price of our preferred shares and the ADSs.

Changes in Brazilian tax laws may have an adverse impact on the taxes applicable to a disposition of our ADSs.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident is subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil. In the event that the disposition of assets is interpreted to include a disposition of our ADSs, this tax law could result in the imposition of withholding taxes on a disposition of our ADSs by a non-resident of Brazil to another non-resident of Brazil. Due to the fact that Law No. 10,833 has been enacted and no judicial guidance as to its application yet exists, we are unable to predict whether an interpretation applying such tax laws to dispositions of the ADSs between non-residents could ultimately prevail in the courts of Brazil.

Substantial sales of our shares or our ADSs could cause the price of our preferred shares or our ADSs to decrease.

Shareholders of Ultra S.A. Participações have the right to withdraw and convert common shares owned through Ultra S.A. Participações into our preferred shares as more fully described under “Item 7.A. Major Shareholders and Related Party Transactions—Major Shareholders—Shareholders’ Agreements.” Two other shareholders, who may freely sell their respective shares, hold a substantial portion of our remaining common shares. A sale of a significant number of shares could negatively affect the market value of the preferred shares and ADSs. The market price of our preferred shares and the ADSs could drop significantly if the holders of shares or the ADSs sell them or the market perceives that they intend to sell them.

If we were treated as a passive foreign investment company, U.S. Holders of our preferred shares or our ADSs would be subject to disadvantageous rules under the U.S. tax laws.

If we were characterized as a passive foreign investment company, or PFIC, in any year, U.S. holders of our preferred shares or our ADSs could be subject to unfavorable U.S. federal income tax treatment. Although we do not believe that we were a PFIC in 2006 and we do not expect to be a PFIC in the foreseeable future, there can be no assurance that our business and activities will not lead to PFIC status for us in the future. PFIC classification is a factual determination made annually and thus is subject to change. See “Item 10.E. Additional Information — Taxation — U.S. Federal Income Tax Consequences” for a description of the PFIC rules.

ITEM 4.	INFORMATION ON THE COMPANY

A. History and Development of the Company

Ultrapar Participações S.A., or Ultrapar, is a sociedade anônima incorporated under the laws of the Federative Republic of Brazil. We have a significant market presence in the business areas in which we operate. We are the leader in LPG distribution in Brazil through Ultragaz with a 24% market share and one of the largest independent distributors in the world in terms of volume sold. We deliver LPG to an estimated 10 million households using our own vehicle fleet and also approximately 4,000 independent retailers. We are the largest producer of ethylene oxide and its principal derivatives in South America, with an extensive business in the domestic and international markets. Through Ultracargo, we are a leading provider of integrated logistics for special bulk cargo in Brazil. We offer integrated multimodal transportation, loading and unloading services and the management of third-party fleets. Our high-storage capacity, together with the strategic location of our assets, facilitates product movement along an integrated multimodal logistics system. With the acquisition of Ipiranga’s fuel distribution business in the South and Southeast regions of Brazil we became the second largest Brazilian fuel distributor with approximately 15% market share. In 2006, we estimate that the Target Operations’ net sales amounted to approximately R$19 billion.

We were incorporated on December 20, 1953, with our origins going back to 1937, when Ernesto Igel founded Companhia Ultragaz S.A and brought LPG to be used as cooking gas in Brazil using cylinders acquired from Companhia Zeppelin. The gas stove began to replace the traditional wood stove and, to a lesser degree, kerosene and coal, which dominated Brazilian kitchens at the time.

In 1966, Transultra Armazenamento e Transporte Especializado Ltda, or Transultra, was formed to satisfy the demand for high-quality transportation services and focused in the transportation of chemicals, petrochemicals and LPG. In 1978, Terminal Químico de Aratu — Tequimar, or Tequimar, was founded for the specific purpose of operating the storage business. Transultra and Tequimar are operating subsidiaries of Ultracargo.

We were also one of the pioneers in developing the Brazilian petrochemicals industry with the creation of Oxiteno in 1970, located in the Mauá petrochemical complex in São Paulo. In 1974, Oxiteno inaugurated its second industrial unit, in the Camaçari petrochemical complex in Bahia. In 1986, Oxiteno established its own research and development center in order to respond to specific customer needs.

In 1997, through Ultragaz, we introduced UltraSystem — a small bulk distribution system — to commercial and industrial segments, and we started the process of geographical expansion through the construction of new LPG filling plants. We also concluded the expansion of capacity of Oxiteno’s industrial unit in Camaçari Petrochemical Complex, in the state of Bahia.

On October 6, 1999, we concluded our Initial Public Offering of preferred shares, listing our shares on the São Paulo Stock Exchange (BOVESPA) and on the New York Stock Exchange (NYSE).

In 2000, Ultragaz started the construction of four new filling plants, therefore covering the entire Brazilian territory. In August 2000, the first of the four new plants, located in Goiânia, in the state of Goiás, started operations. In 2001, Ultragaz started two new plants: in Fortaleza, in the state of Ceará, and in Duque de Caxias, in the state of Rio de Janeiro. In 2002, the company started operations at the new plant in Betim, Minas Gerais.

On May 23, 2001, we acquired the 35% voting interest of Transultra that we did not yet own, from Petrobras Distribuidora S.A. We made this acquisition through our wholly owned subsidiary, Ultracargo, in an auction held at BOVESPA.

In March 2002, Oxiteno made a tender offer for the acquisition of the shares of its subsidiary Oxiteno Nordeste S.A. Indústria e Comércio, known as Oxiteno Nordeste. The tender offer was completed on April 16, 2002, through the acquisition of 93,871 shares of Oxiteno Nordeste by Oxiteno, representing approximately 73.3% of the shares held by minority shareholders. Oxiteno increased its share ownership from 97% to 98.9% for approximately R$4.4 million.

On December 20, 2002, we completed a corporate restructuring process which we began on October 15, 2002. The effects of the corporate restructuring were:

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the merger of Gipóia Ltda, a company which held a 23% direct stake in Ultragaz and was owned by Ultra S.A., into Ultrapar, increasing Ultrapar’s ownership in Ultragaz to 100% from 77% of total share capital. Ultrapar issued approximately 7.8 billion common shares in connection with this merger; and

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the exchange of shares issued by Oxiteno for shares issued by Ultrapar, increasing Ultrapar’s ownership in Oxiteno to 100% from 48% of total share capital. The holders of approximately 12 million of Oxiteno’s shares elected to exchange their shares for shares in Ultrapar, triggering the issue of approximately 5.4 billion common shares and 3.4 billion preferred shares by Ultrapar. We paid R$208.1 million representing approximately 13 million shares to Oxiteno’s minority shareholders who exercised their statutory withdrawal rights.

The table below shows the effects of the corporate restructuring in our share capital:

	Total capital (in millions of reais)	Common shares	Preferred shares	Total shares
As of December 31, 2001	433.9	37,984,012,500	15,015,987,500	53,000,000,000
Shares issued for:
Merger of Gipóia	38.5	7,850,603,880	—	7,850,603,880
Incorporation of Oxiteno’s shares	191.6	5,430,005,398	3,410,659,550	8,840,664,948

As of December 31, 2002	664.0	51,264,621,778	18,426,647,050	69,691,268,828

In August 2003, Ultragaz acquired Shell Gás, Royal Dutch/Shell N.V.’s LPG operations in Brazil, for a total consideration of R$170.6 million. With the acquisition, Ultragaz has become the Brazilian market leader in LPG, with a 24% share of the Brazilian market.

On December 4, 2003, we concluded the acquisition of the chemical business of the Berci Group (CANAMEX), a Mexican specialty chemicals company. CANAMEX has two plants in Mexico (Guadalajara and Coatzacoalcos). The acquisition amount was US$10.25 million, without assuming any residual debt. In June 30, 2004, we acquired the operational assets of Rhodia Especialidades S.A. de C.V. in Mexico for US$2.7 million. Both acquisitions had the target to establish a stronger presence in the Mexican petrochemical market and to create a production and distribution platform to the United States.

On May 18, 2004, at an Extraordinary General Meeting, the shareholders of Ultrapar approved the addition of tag-along rights to the company’s bylaws, for all shareholders, at 100% of the offer price, which has improved a right that was already conceived through a shareholders’ agreement dated March 22, 2000.

On September 22, 2004, the shareholders of Ultra S.A., a holding company that controls Ultrapar, signed a shareholders’ agreement primarily aimed at maintaining the controlling shareholder block in Ultrapar.

Igel Participações S.A. and Avaré Participações S.A., former controlling shareholders of Ultra S.A., were dissolved on December 16, 2004, and their shareholders received shares in Ultra S.A. as reimbursement for their shares in the respective paid-up capital, in the same proportion and of the same share class as previously held by Igel and Avaré.

In December 2004, we invested R$10.0 million to acquire a 7.3% interest in Companhia Ultragaz from Nacional Investimentos S.A.

At our Board of Directors’ meeting held on February 2, 2005, our directors approved a stock dividend of 10,453,690,324 preferred shares of Ultrapar, or 15 shares for each 100 outstanding common or preferred shares as of February 16, 2005. As a result of the stock dividend, we have issued 10,453,690,324 new preferred shares to our shareholders through a capitalization of reserves. At an extraordinary shareholders’ meeting held on February 22, 2005, our shareholders approved the issuance of additional preferred shares of Ultrapar to permit certain shareholders, including Ultra, to exchange common shares of Ultrapar held by them into preferred shares at a ratio of one common share for one preferred share. Common shares tendered for exchange into preferred shares were cancelled.

On April 8, 2005, we completed our first offering of unsecured debentures in the aggregate principal amount of R$300 million with a term of three years, at a rate of 102.5% of CDI. Standard & Poor’s assigned the company and its debentures its brAA+ corporate credit rating from its Brazil National Scale.

On April 28, 2005, we concluded a primary and secondary offering of our preferred shares. The offering was constituted of 7,869,671,318 preferred shares owned by Monteiro Aranha S.A. and certain shareholders of Ultra S.A., and 1,180,450,697 newly issued preferred shares pursuant to an overallotment option. Shares were distributed at a price of R$40.00 per thousand preferred shares, totaling approximately R$362 million. At the end of the distribution, Ultrapar’s total capital increased by R$47 million, to a total of approximately R$946 million, and there were 81,325,409,849 total shares outstanding, with 49,429,897,261 common shares and 31,895,512,588 preferred shares.

At a special meeting of our shareholders held on July 20, 2005, our shareholders approved a reverse stock split of all our issued common and preferred shares. As a result, each 1,000 shares of any class would be converted into one share of each such class. In connection with this reverse stock split, we authorized a change to the ADS ratio of our ADR program from one ADS representing 1,000 preferred shares to one ADS representing one preferred share. This reverse stock split and ratio change became effective on August 23, 2005. As a result of the reverse stock split, we have amended our bylaws. As of April 30, 2006, we had 81,325,409 shares outstanding, with 49,429,897 common shares and 31,895,512 preferred shares.

In July 2005, Ultracargo inaugurated a new terminal in Santos, its second port installation that integrates road, rail and maritime transportation systems. The new terminal has a storage capacity of 33,500 m³ for chemical products, 40,000 m³ for ethanol and 38,000 m³ for vegetable oil.

On December 20, 2005, Ultrapar, through its subsidiary LPG International Inc., issued US$250 million in notes in the international market, with the aim of lengthening the company’s debt profile, financing possible acquisitions and other corporate purposes. The notes mature in December 2015, have a coupon of 7.25% per annum and were priced at 98.75% of par value, resulting in a yield of 7.429% per annum. Standard & Poor’s assigned its BB+ credit rating on a global scale for the company and the securities issued. The credit rating is above the credit rating of Brazilian sovereign debt, and only one degree below that of investment grade.

In August 2006, Ultrapar announced the signing of a “Memorandum of Understanding” between its subsidiary Oxiteno Nordeste and Braskem, for a 265 thousand tons/year supply of ethylene, with a 15-year term. The 265 thousand tons/year volume of ethylene represents an addition of 68 thousand tons/year to the previous contractual amount, and will be fully available beginning in 2009. In 2007 and 2008, Oxiteno will have access to 13 thousand tons/year out of the total additional 68 thousand tons/year of ethylene. The newly agreed upon supply price will be indexed to ethylene prices in the international market and to the volume effectively purchased by Oxiteno. Ultrapar also announced its plans to expand its ethylene oxide and specialty chemicals production capacity at Oxiteno’s plant located in Camaçari, Bahia.

In August 2006, Oxiteno’s first commercial office in Buenos Ayres, Argentina — Oxiteno Argentina S.R.L. — was opened.

Recent Developments

Acquisition of the Ipiranga Group

Summary. On March 19, 2007, Ultrapar, Petrobras and Braskem announced their intent to acquire the Ipiranga Group and that on March 18, 2007, Ultrapar had entered into, and Petrobras and Braskem had acknowledged, a Stock Purchase Agreement, the SPA, with the Key Shareholders of the principal companies comprising the Ipiranga Group, RPI, DPPI and CBPI. As discussed further below, in connection with the Acquisition, Ultrapar is acting on its own behalf and on behalf of Petrobras and Braskem pursuant to the Transaction Agreements. See “Item 10C. Additional Information — Material Contracts.”

The Ipiranga Group is Brazil’s second-largest fuel distributor, with a network of approximately 4,200 service stations and a 19% market share as of December 31, 2006. The Ipiranga Group also has a significant presence in the petrochemical market, with the production of 650 thousand tons of petrochemical resins a year. The Ipiranga Group conducts its fuel distribution business through CBPI and DPPI, its oil refining business through RPI and its petrochemical business through IQ and IPQ and a 29.5% interest in Copesul (with Braskem owning another 29.5%), which is Brazil’s second-largest producer of petrochemicals. In 2006, the consolidated net revenues of the Ipiranga Group totaled R$29 billion, with EBITDA of R$1 billion and net income of R$534 million.

To finance part of the Ipiranga Group Acquisition, on April 11, 2007, we completed our second offering of unsecured debentures in the aggregate principal amount of R$889 million, in two series. The first series, in the aggregate amount of R$675 million, was issued on April 11, 2007. The second series, in the aggregate amount of R$214 million, will be issued on the financial settlement of the Mandatory Tender Offers for the shares of RPI, DPPI and CBPI. For more information see “Item 4.A. Information on the Company — History and Developments of the Company – Recent Developments – Acquisition of the Ipiranga Group – Phases of the Acquisition.” The debentures have a term of one year, and a coupon rate of 102.5% of CDI.

After the completion of the Acquisition, the businesses of the Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the petrochemical business, in the proportion of 60% for Braskem and 40% for Petrobras. RPI’s oil refining business will be shared equally among Petrobras, Ultrapar and Braskem. Following the successful completion of the transactions, Ultrapar will become the second leading company in the fuel distribution business in Brazil, holding approximately 15% of the market, based on Ipiranga’s management’s estimates.

Phases of the Acquisition. The Acquisition is divided into five phases: (1) acquisition of the shares held by the Key Shareholders by Ultrapar; (2) mandatory tender offers (pursuant to tag along rights held by minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RPI, DPPI, CBPI and IPQ (“Mandatory Tender Offers”); (3) tender offer by Braskem for the delisting of Copesul’s common shares from the BOVESPA (“Public Tender Offer”); (4) exchange of the remaining common and preferred shares of RPI, DPPI and CBPI for preferred shares of Ultrapar (“Share Exchange Transactions”); and (5) separation of the Target Companies’ assets (“Separation of Assets”). The completion of the transaction is expected to occur in the fourth quarter of 2007.

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Phase 1 – Acquisition of the shares of the Key Shareholders. On April 18, 2007, pursuant to the SPA, Ultrapar acquired, from the Key Shareholders, shares issued by RPI, DPPI and CBPI, as described below. The total consideration paid for this acquisition was R$2 billion, of which R$0.7 billion was effectively paid by Ultrapar.

	RPI		DPPI		CBPI
	Number of Shares	% of Total Capital	Number of Shares	% of Total Capital	Number of Shares	% of Total Capital
Common Shares pursuant to the Grupo Ipiranga Shareholders Agreement	5,746,232	19.41%	5,447,868	17.02%	n.a.	n.a.
Common shares not pursuant to the Grupo Ipiranga Shareholders Agreement	860,599	2.91%	1,959,258	6.12%	1,341,319	1.27%
Preferred shares	2,276,295	7.69%	2,239,771	7.00%	402	0.00%

Total shares	8,883,126	30.01%	9,646,897	30.14%	1,341,721	1.27%

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Phase 2 – Mandatory Tender Offers for the common shares of RPI, DPPI and CBPI. As a result of the change of control of RPI, DPPI and CBPI, under Art. 254-A of Law 6,404/76 and CVM Rule Nº 361, Ultrapar filed on May 2, 2007 with the CVM, a request to register the Mandatory Tender Offers for approximately R$0.7 billion, of which R$0.2 billion will be paid by Ultrapar following reimbursements received from Petrobras and Braskem, calculated based on a per share price defined by laws and regulations regarding changes in control of 80% of the per share price paid to controlling shareholders for their common shares.

Under the same law and rule Braskem and Petrobras must also carry out a mandatory tender offer for the purchase of common shares held by the minority shareholders of IPQ, which is expected to be completed by July 31, 2007.

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Phase 3 – Public Tender Offer for the delisting of Copesul’s common shares from the BOVESPA. In April 2007, Braskem filed a request with the CVM for the registration of the Public Tender Offer for the delisting of Copesul’s common shares, under Art. 4, § 4, of Law 6,404/76 and CVM Rule No. 361.

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Phase 4 – Share Exchange Transactions. After the conclusion of the Mandatory Tender Offers, Ultrapar will carry out share exchange transactions, under Art. 252 of Law 6,404/76, in which it will exchange its preferred shares for the remaining outstanding common and preferred shares of RPI, DPPI and CBPI. Following the completion of the Share Exchange Transactions, RPI, DPPI and CBPI will become wholly owned subsidiaries of Ultrapar. Ultrapar expects to issue approximately 54 million shares to complete these Share Exchange Transactions. If any holder of the preferred and common shares issued by Ultrapar, RPI, DPPI and CBPI dissents from the Share Exchange Transaction, the shareholder will have the right to withdraw as a Ultrapar, RPI, DPPI or CBPI shareholder, as applicable. The shareholder rights relevant to the Share Exchange Transaction are described below:

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Ultrapar Shares. Ultrapar’s bylaws will be amended in order to reflect the increase in paid-in capital and the issuance of new preferred shares. The new preferred shares to be issued will confer to their holders the same rights and privileges that are available to Ultrapar’s existing preferred shareholders. Ultrapar’s preferred shares confer the right to receive the same price as that paid to Ultrapar’s controlling shareholders in the event that a change of control transaction were to occur (constituting tag along rights of 100%).

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Right of Withdrawal from Ultrapar. Under the terms of Art. 252, §2 of Law No. 6.404/76, the holders of the preferred and common shares issued by Ultrapar who dissent from the Share Exchange Transactions will have the right of withdrawal as Ultrapar shareholders. The amounts to be received for a dissenter’s shares will be communicated in a timely manner to shareholders immediately following the public announcement discussed above.

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Right of Withdrawal from the Target Companies. Under Art. 264, §3, of Law No. 6.404/76, the holders of common and preferred shares of RPI, DPPI and CBPI who dissent from the Share Exchange Transactions will have the right of withdrawal from such companies. The amounts to be paid for a dissenter’s shares will be communicated in a timely manner to shareholders.

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Phase 5 – Separation of Assets. After the completion of the Share Exchange Transactions, Ultrapar will carry out the Separation of Assets, a series of corporate restructurings in order to divide the Ipiranga Group assets among itself, Petrobras and Braskem.

Relationship between Ultrapar, Braskem and Petrobras. Ultrapar is acting as a commission agent, under Articles 693 through 709 of the Brazilian Civil Code, for Petrobras and Braskem for the purpose of the acquisition of RPI and CBPI’s petrochemical business, and for Petrobras for the acquisition of CBPI’s Northern Distribution Business. The general conditions of the commission set forth in the Investment Agreement executed by Ultrapar, Petrobras and Braskem on March 19, 2007, which regulates the relationship between these companies during the Acquisition process and the other Transaction Agreements executed in connection with the Acquisition, are as follows:

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Commission. Ultrapar is acting as a commission agent for Petrobras and Braskem, under Articles 693 through 709 of the Brazilian Civil Code. The object of the commission is (A) the acquisition by Ultrapar on behalf of Petrobras of the Northern Distribution Business, as well as the acquisition, on behalf of Braskem and Petrobras, of the Petrochemical Business; and (B) the transfer to Braskem and Petrobras of the Petrochemical Business and to Petrobras of the Northern Distribution Business. Braskem and Petrobras shall pay Ultrapar a commission on the date of the transfer of the Northern Distribution Business and the Petrochemical Business in the amount of R$5,000,000.00.

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Price to Be Paid for the Petrochemical Business. The price to be paid for the Petrochemical Business is R$2.5 billion, and shall be paid by Braskem and Petrobras to Ultrapar in three installments, as follows: (a) a first installment of R$0.7 billion paid by Braskem and R$0.4 billion by Petrobras, (b) a second installment of R$0.3 billion paid by Braskem and R$0.2 billion by Petrobras and (c) a third installment of R$0.6 billion paid by Braskem and R$0.4 billion by Petrobras.

•

Price to Be Paid for the Northern Distribution Business. The price to be paid for the Northern Distribution Business is R$1.1 billion, and shall be paid by Petrobras to Ultrapar in three installments, as follows: (a) a first installment of R$0.3 billion, (b) a second installment of R$0.1 billion and (c) a third installment of R$0.7 billion.

•

Date of Asset Transfer. The Northern Distribution Business and the Petrochemical Business will be delivered after Ultrapar receives the three installments indicated above, which is expected to occur after the completion of the conditions regarding transfer of the assets.

•

Payment Dates. Braskem and Petrobras must pay Ultrapar each installment of the price of the Northern Distribution Business and the Petrochemical Business on the following dates, respectively: (a) April, 18, 2007, (b) the date of financial settlement by Ultrapar of the Mandatory Tender Offers and (c) the date of the effective transfer of the Northern Distribution Business to Petrobras and the Petrochemical Business to Braskem and Petrobras.

•	Guarantees. Ultrapar has pledged the following:

•

In favor of Braskem and Petrobras, in the proportions of 60% and 40%, respectively, all the common shares and 50% of the preferred shares issued by RPI and acquired from the Key Shareholders. The shares issued by RPI acquired in the Mandatory Tender Offers will also be pledged in favor of Braskem and Petrobras, in the same proportion. After the exchange offer for the shares of RPI, Ultrapar must ensure that the pledge of RPI’s shares will be substituted by the pledge of IQ’s shares.

•

In favor of Petrobras, 31% of the common shares of DPPI and 100% of the preferred shares issued by DPPI that were acquired from the Key Shareholders, as well as 100% of the common shares of CBPI acquired from the Key Shareholders. After the Mandatory Tender Offers, Ultrapar will pledge, in substitution for 1,482,751 common shares issued by DPPI, 3,013,903 common shares issued by CBPI that will be acquired, assuming that all the common shares issued by CBPI will be acquired in the Mandatory Tender Offers.

•

Transfer of the Assets. After the completion of the asset separation, Ultrapar shall transfer (A) the Petrochemical Business to Braskem, through the transfer of the common shares representing 60% of IQ’s capital, and to Petrobras through the transfer of common shares representing 40% of IQ’s capital and (B) the Northern Distribution Business, through the transfer to Petrobras of all the shares of the company spun-off from CBPI and then holding the Northern Distribution Business.

•

Delays or Justified Impediments to the Transfer of Assets. The commission is irrevocable; thus, in the event the transfer of the Northern Distribution Business and/or the Petrochemical Business (A) is in any way restricted or suspended, due to legal, judicial or administrative order, and remains restricted for a period of more than 120 days, or (B) has not occurred by April 18, 2008, an alternative reorganization will be implemented that, among other things, spins off CBPI, DPPI and RPI, in order to separate the Northern Distribution Business and the Petrochemical Business into the spun-off companies, the shares of these spun-off companies being subsequently transferred to Petrobras and Braskem, as applicable.

Shareholders Agreement. The parties to the SPA also entered into a Shareholders Agreement, whereby: (i) the distribution business other than the Northern Distribution Business will be controlled and managed by Ultrapar, (ii) the Petrochemical Business will be controlled and managed by Braskem and Petrobras, in the respective proportions of 60% and 40%, (iii) the Northern Distribution Business will be controlled and managed by Petrobras and (iv) the assets related to RPI’s oil refinery business will be controlled and managed jointly by Petrobras, Ultrapar and Braskem.

Operations Expansion in Mexico

In April 2007, Ultrapar, through its subsidiary CANAMEX, entered into an agreement for the purchase of the sulfates and sulfonates operating assets of Unión Química S.A. de C.V., in San Juan del Río, Mexico. These assets include a plant with an installed production capacity of sulfates/sulfonates of 8,600 tons/year that serves mainly the cosmetics and detergents industries, with potential annual revenues of approximately US$10.0 million. The investment for this acquisition totaled US$4.0 million, without the assumption of any debt, and was financed entirely by CANAMEX in the local market.

Acquisition of Petrolog

In May, 2007, Ultracargo completed the acquisition of Petrolog Serviços e Armazéns Gerais Ltda for approximately R$10.0 million. Petrolog is a provider of in-house logistics operations for management of finished products, packaging, inventories control, storage and dispatch to domestic and international markets. The acquired operations generated annual revenues of approximately R$10.0 million in 2006.

Investments

We have made substantial investments in our operations in the last five years. At Ultragaz, we have invested heavily in LPG small bulk delivery distribution (UltraSystem) and in the restructuring of our distribution logistics. We have also invested in the consolidation of our national coverage over the past years. Oxiteno has invested in increasing installed production capacity, mainly for specialty chemical production, in the modernization of its industrial plants and in the development of new products. Ultracargo has invested in storage facilities and in the truck fleet in response to strong demand for a better logistics infrastructure in Brazil, deregulation of the oil and oil products industry and the strong growth in the international trade of vegetable oils and alcohol. We have invested in information technology at all our businesses for integrating processes, improving the quality of information, increasing the response time in decision-making and improving our services.

We have also made several acquisitions to maintain our growth and to consolidate our position in the markets where we operate. In 2002, we acquired minority shareholders’ interests in Oxiteno for R$212.6 million. In 2003, we acquired the Brazilian LPG distribution operations of Royal Dutch/Shell N.V. The operations of Shell Gás have been fully integrated into our LPG distribution business. In addition, we entered the petrochemical production market in Mexico through the acquisition of CANAMEX, a specialty chemicals company, in December 2003, for $10.3 million, and the acquisition of the operating assets of Rhodia Especialidades Mexico for US$2.7 million in June 2004. In April 2007, we acquired the sulfates and sulfonates operating assets of Unión Química S.A. de C.V., in San Juan del Río, Mexico. These investments were motivated by our desire to establish a presence in the Mexican petrochemical market as a platform for production and distribution to supply the United States market, and to geographically diversify Oxiteno’s production facilities.

In addition to the discussion below, see “Item 4.A. Information on the Company—History and Development—Recent Developments” for additional discussion of our investments.

Investments in Permanent Assets and Deferred Charges

The following table shows our capital expenditures in permanent assets and deferred charges in the years indicated below:

	Year ended December 31,
	2006	2005	2004
	(in millions of reais)
Ultragaz	115.3	89.4	94.0
Oxiteno	179.0	96.3	86.8
Ultracargo	43.9	44.4	92.2
Others(1)	1.4	0.6	0.7

Total capital expenditures	339.6	230.7	273.7
Disposals	(20.7)	(12.0)	(6.0)

Total capital expenditures, net of disposals	318.9	218.7	267.7

(1)	Includes expenditures related to maintenance of our headquarters, which is performed by our wholly owned subsidiary Imaven Imóveis e Agropecuária Ltda.

At Ultragaz, our investment strategy has been to expand small bulk delivery distribution, to consolidate our geographic coverage and to invest in the modernization of our assets. During the years ended December 31, 2006, 2005 and 2004, investments focused on expanding the small bulk market segment (UltraSystem), on fleet renewal and on the replacement of cylinders.

At Oxiteno, during the years ended December 31, 2006, 2005 and 2004, capital expenditures were largely focused on increasing installed production capacity of specialty chemicals, the modernization of industrial plants and the development of new products.

At Ultracargo, during previous years we have invested in expanding our storage facilities and truck fleet. For the years ended December 31, 2006, 2005 and 2004, Ultracargo’s capital expenditures focused on the construction of Santos Intermodal Terminal, the expansion of the Suape Terminal, the Liquid Fuels Terminal in Montes Claros and fleet expansion.

Our investment plan for 2007 has a total budget of R$546 million, R$414 million to be invested in Oxiteno, R$100 million in Ultragaz and R$31 million in Ultracargo. Investments at Oxiteno constitute (i) the completion of the fatty alcohols plant, whose opening is scheduled for late 2007, (ii) expansion of the ethylene oxide production capacity — a significant part of the expansion in the unit of Mauá and the start of expansion in Camaçari — and (iii) expansion in the production capacity of specialty chemicals. At Ultragaz, in addition to the investments started in 2006, other investments will be made in information technology to support its distribution structure review program. At Ultracargo, investments will be allocated to the expansion of assets, particularly the Aratu terminal in Bahia, which will store palm kernel oil, the main raw material for Oxiteno’s new fatty alcohols plant. Ultracargo will also continue to invest in information technology.

Investment in fatty alcohols plant. On February 16, 2005, we announced the investment in the construction of a fatty alcohols plant, through our subsidiary Oxiteno, with co-production of fatty acids and glycerin. The total investment is estimated to be US$120 million, of which US$34 million had been invested as of December 31, 2006. This plant will be a pioneer unit in Latin America for the production of fatty alcohols. Fatty alcohols are raw materials used in the production of specialty chemicals derived from ethylene oxide, widely used in personal care products and for various applications in domestic cleaning products, agrichemicals and textiles, among others. Fatty alcohols and its derivatives are currently imported and already widely used in Oxiteno’s surfactant line. We are the largest consumer of fatty alcohols in Brazil and we estimate that 30% of the total volume produced by the new plant will be used by us. Total production capacity should amount to approximately 100,000 tons per year, considering the entire product line. Besides adding value to the existing surfactants product line, this new plant is expected to generate additional net sales of US$80 million per year when running at full capacity. Oxiteno’s fatty alcohols plant will use vegetable oils as feedstock, especially palm kernel oil. We expect that the plant will be operational in late 2007.

Other projects under study. We have signed a protocol with Petróleo Brasileiro S.A., or Petrobras, to study the feasibility of a project to produce basic petrochemicals, including ethylene, from heavy oil. Currently, we purchase ethylene from Brazilian suppliers whose production is based on naphtha. We have hired Technip Italy Spa, an engineering company, to help us in the assessment of available technologies, optimization of the conceptual project and pilot tests. Together with our partner Petrobras, we have chosen to locate the project in the municipalities of Itaboraí and São Gonçalo, in Rio de Janeiro state. We have not made any commitments to invest in this project should it prove to be feasible and we can give no assurance that the project will prove feasible or, if so, that we will participate or make an investment in such project.

We are also analyzing the feasibility of building a bio-refinery to produce chemical products from renewable sources, in particular the use of ethanol as an alternative for the production of hydrogenated solvents and glycols.

Equity Investments

The table below shows our investments in shareholding stakes for the years ended December 31, 2006, 2005 and 2004:

	Year ended December 31,
	2006	2005	2004
	(in millions of reais)
Ultragaz	0.1	—	10.3
Oxiteno	0.1	—	—
Ultracargo	—	—	—
Others(1)	1.1	—	6.8

Total	1.3	—	17.1

(1)	Share repurchase program, included in our consolidated statement of cash flows under “Cash flows from financing activities — Other.”

Our principal executive office is located at Avenida Brigadeiro Luis Antônio, 1343, 9º Andar, 01317-910, São Paulo, SP, Brazil. Our telephone number is 55-11-3177-7014. Our Internet website address is http://www.ultra.com.br. Our agent for service of process in the United States is C.T. Corporation System, located at 1633 Broadway, New York, New York 10019.

B. Business Overview

Ultrapar is one of Brazil’s largest corporate groups and a leader in the distribution of LPG, the production of chemicals, and the provision of integrated logistics services. Our wholly owned subsidiary, Ultragaz, is the largest LPG distributor in Brazil with a national market share of 24%. In the chemicals business, our wholly owned subsidiary, Oxiteno, is the largest producer of ethylene oxide and its principal derivatives in South America and a major producer of specialty chemicals. Through our wholly owned subsidiary, Ultracargo, we believe we are a leading provider of integrated road transport, storage and handling services for special bulk cargo. In April 2007, we acquired the controlling stake of Ipiranga Group. See “Item 4.A. Information on the Company—History and Development—Recent Developments—Acquisition of the Ipiranga Group.” With the acquisition of the Ipiranga Group’s fuel distribution business in the South and Southeast regions of Brazil we became the second largest Brazilian fuel distributor with approximately 15% market share. In 2006, we estimate that the Target Operations net sales amounted to approximately R$19 billion.

The following chart simplifies our organizational structure as of December 31, 2006. For a more detailed information about our current organizational structure, see “Item 4.C. Information on the Company — Organizational Structure.”

Our Strengths

Leading market positions across businesses

Ultragaz is the largest LPG distributor in Brazil. It has a national market share of 24% and is present in every state, excluding the north region, reaching approximately 10 million homes. For the year ended December 31, 2006, Ultragaz’ total volume sold reached 1.5 million tons of LPG.

Oxiteno is the sole producer of ethylene oxide and its principal derivatives in the Mercosur region and is also a major producer of specialty chemicals. Our chemical operations supply a broad range of market segments, particularly agricultural chemicals, food, cosmetics, leather, detergents, packaging for beverages, thread and polyester filaments, brake fluids, petroleum, paints and varnishes. For the year ended December 31, 2006, Oxiteno sold approximately 542 thousand tons of chemical products. In the Brazilian market for these products we compete principally with imports. Imports of ethylene glycol and methyl-ethyl-ketone, two of our most important products, represented approximately 24% and 7%, respectively, of the volumes sold in Brazil during the year ended December 31, 2006.

Ultracargo is one of the leading providers of integrated logistics for special bulk cargo, with 26% of Brazil’s tank storage capacity for chemical products in 2006. Ultracargo accounts for approximately 70% of all tank capacity for liquids at the Aratu terminal in the State of Bahia, which serves South America’s largest petrochemical complex.

Balanced business mix

Our operations encompass the distribution of LPG, the production of ethylene oxide and its derivatives and the transportation and storage of chemicals and fuels. We believe our businesses provide us with increased financial capability and flexibility across the businesses in which we operate. Our balanced business mix makes us less vulnerable to economic fluctuations and allows us to pursue growth opportunities as they arise in any of our business segments.

Highly efficient LPG distribution network

In addition to making direct sales of bottled LPG, Ultragaz is the only LPG distributor in Brazil with an exclusive network of independent dealers. This network constitutes approximately 4,000 dealers who represent Ultragaz. This has enabled Ultragaz to control the quality and productivity of its dealers leading to a strong brand name recognition associated with quality, safety and efficiency, and also allows frequent contact with its customers. In addition, Ultragaz was the first to introduce LPG small bulk delivery in Brazil, with lower distribution costs than bottled distribution, and over the years has built a strong client base.

Flexibility across the petrochemical cycle

Oxiteno is the largest producer of ethylene oxide and its principal derivatives in South America. Approximately 97% of its ethylene oxide production is used internally in the production of ethylene oxide derivatives, which can be classified in two groups: specialty and commodity chemicals. Oxiteno is a major producer of specialty chemicals, which are traditionally products with better margins and less exposure to petrochemical cycles than commodity chemicals.

Cost-efficient operations

Oxiteno’s operations have a high degree of production efficiency derived from a scale similar to that of the largest producers in the world. Ultragaz has significant market presence in densely populated areas, which allows it to operate its filling plants and distribution system with a high level of capacity utilization and efficiency.

Strong operational track record

Our business has exhibited a solid operational track record. Our accumulated adjusted EBITDA for the last five years reached R$2.8 billion, in spite of the overall macroeconomic volatility in Brazil during this same period. Our adjusted EBITDA is used to provide a measure of assessing the company’s ability to generate cash from its operations. See “Item 3A. Key Information — Selected Consolidated Financial Data” for more information about adjusted EBITDA. Our accumulated net earnings for the last five years reached R$1.5 billion.

Experienced management team

We are led by a strong and experienced management team with a proven track record in the LPG, petrochemical and specialized logistics industries. Our senior management team possesses an average of 20 years of experience in the company and its subsidiaries, is a significant shareholder of Ultrapar and has a performance-linked remuneration based on an economic value-added model (EVA®).

Alignment of shareholders’ interests

Our bylaws provide important rights that align the interests of all our shareholders, including our controlling shareholders, management shareholders and minority shareholders. If our controlling shareholders sell their controlling stake in our Company, our bylaws provide that holders of our preferred and common shares are entitled to sell their shares in a public tender offer at the same price and with the same payment terms as our controlling shareholders.

Our Strategy

Build on the strength of our LPG brand

Our LPG distribution business has a high brand recognition associated with quality, safety and efficiency. We intend to reinforce this market perception by continuing to supply high-quality products and services and introducing new services and distribution channels.

Maintain exclusivity in LPG distribution

We intend to preserve our strong relationship with dealers by keeping their distribution exclusivity and avoiding geographic overlap. We plan to continue to invest in training our dealers, in order to maximize efficiency, further strengthen our relationships with them and promote the high standards of our distribution network. In parallel, we plan to increase our operational efficiency and productivity at Ultragaz.

Continuously improve cost and capital efficiency in LPG distribution

We plan to continue to invest in the cost and capital efficiency of our distribution system. Current initiatives include the enhanced discipline in capital allocation and a program to revise Ultragaz’ distribution structure, both prompted by changing market conditions such as market stability and new sales channels.

Expand capacity at Oxiteno

We intend to continue to expand Oxiteno’s production capacity ahead of demand in Brazil. As we expand, we plan to continue our efforts to apply the best global practices to Oxiteno’s plants and production processes with a view to remain technologically competitive.

Continue to enhance product mix at Oxiteno

We plan to increase Oxiteno’s capacity to produce a variety of value-added ethylene oxide derivatives in order to optimize its sales mix across petrochemical cycles. Oxiteno’s investments in research and development have resulted in the introduction of 112 new applications for its products during the last three years. Oxiteno will continue to invest in research and development focused on developing new product applications to meet clients’ needs. In addition, we intend to focus Oxiteno’s sales on the domestic market, which allows us to have higher margins.

Maintain financial strength

We seek to maintain a sound financial position to allow us to pursue investment opportunities and enhance our shareholders’ return on their investment in our Company. Our net cash position for the year ended December 31, 2006 was R$121 million. Additionally, all foreign currency denominated debt is hedged until its maturity.

We have been consistently distributing dividends to our shareholders. During the last five years we have paid yearly dividends representing an average of approximately 41% of our net income.

Continue to grow our businesses

Our principal corporate objective is to enhance shareholder value and strengthen our market presence by growing our business. Historically, we have grown our business organically and through acquisitions and we intend to continue this strategy. In March 2007, we announced the acquisition of Ipiranga Group’s fuels and lubricants business in the South and Southeast regions in Brazil, as well as one third of Ipiranga’s oil refinery. To complement Ultrapar’s growth strategy, we are also focused on expansion abroad, which we commenced with the acquisition of specialty chemicals producer CANAMEX in Mexico in 2003. In late 2006, we announced the intention to open commercial offices in Argentina, United States, Europe and Asia, in order to expand Oxiteno’s presence in these regions’ specialty chemicals market. We have also announced several investments in the expansion of our existing operations which will result in a 40% increase in our ethylene oxide production capacity. We constantly analyze acquisition opportunities in the segments in which we operate and in complementary segments that could add value to our company.

Key Financial Information

The table below sets forth certain financial information for us and our principal businesses:

	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions of reais)
Net sales and services (1)
Ultrapar	4,794.1	4,693.8	4,784.2	4,000.3	2,994.5
Ultragaz	3,066.9	2,902.4	2,968.1	2,622.7	1,942.7
Oxiteno	1,549.5	1,610.1	1,662.7	1,237.8	956.1
Ultracargo	226.1	234.2	197.3	177.1	131.5
Adjusted EBITDA (2)
Ultrapar	516.2	546.0	736.6	498.5	487.3
Ultragaz	280.5	195.1	268.9	208.2	219.8
Oxiteno	191.6	300.2	421.0	243.2	232.7
Ultracargo	38.0	44.3	40.5	40.0	29.2
Net Income
Ultrapar	282.1	299.2	414.5	246.4	222.3
Net cash (debt) (3)
Ultrapar	120.7	191.2	46.0	(78.1)	54.5

(1)	Segment information for Ultragaz, Oxiteno and Ultracargo is presented on an unconsolidated basis. See “Presentation of financial information” for more information.
(2)	See footnote 7 under “Item 3.A. Key Information — Selected Consolidated Financial Data” for a more complete discussion of adjusted EBITDA and its reconciliation to information in our financial statements.
(3)	See footnote 8 under “Item 3.A. Key Information — Selected Consolidated Financial Data” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

Distribution of Liquefied Petroleum Gas

Industry and Regulatory Overview

LPG is a fuel derived from the oil and natural gas refining process. In Brazil, approximately 87% of local demand in 2006 was produced in local refineries and the remaining 13% was imported. LPG has the following primary uses in Brazil:

•	Bottled LPG — used primarily by residential consumers for cooking; and

•	Bulk LPG — used primarily for cooking and water heating in shopping malls, hotels, residential buildings, restaurants, laundries and hospitals.

The following chart shows the process of LPG distribution:

Historically, bottled LPG has represented more than 70% of the LPG distributed in Brazil, and is primarily used for cooking. The use of LPG for domestic heating in Brazil is immaterial compared with its use in other developed and emerging countries, primarily because of Brazil’s generally warm climate. Consequently, consumer seasonality throughout the year is significantly smaller. In addition, because LPG is not used to a significant extent for domestic heating in Brazil, overall consumption of LPG per capita is lower in Brazil compared to countries where domestic heating is a major element of LPG demand, making low distribution costs a major competitive differential in the market for Brazilian LPG.

Prior to 1990, extensive governmental regulation of the LPG industry essentially limited the use of LPG to domestic cooking. Since 1990, regulations have permitted the use of LPG for certain commercial and industrial uses, and the use of LPG has increased accordingly.

The primary international suppliers of LPG are major oil companies and independent producers of both natural gas liquids and oil. However, due to Petrobras’ monopoly over the production and import of petroleum and petroleum products until the end of 2001, Petrobras is currently the sole de facto supplier of LPG in Brazil.

Currently, the LPG distribution industry in Brazil consists of 16 LPG distribution companies or groups of companies, and is regulated by the National Oil Agency, or ANP, which reports to the Ministry of Mines and Energy. The LPG distribution industry includes purchasing LPG from Petrobras, filling LPG cylinders and bulk delivery trucks at filling stations, selling LPG to dealers and end users, controlling product quality and providing technical assistance to LPG consumers. See “Item 4.B, Business’s Overview — The role of the ANP.”

LPG produced by Petrobras, which represented approximately 87% of total LPG sold in Brazil in 2006, is transported in pipelines and by trucks from Petrobras’ production and storage facilities to filling stations maintained by LPG distributors. The balance is imported by Petrobras into Brazil and stored in large storage facilities maintained by Petrobras. The imported LPG is then transported from the storage facilities by pipeline and truck to the LPG distributors’ filling stations.

LPG can be delivered to end users either in cylinders or in bulk. The cylinders are filled in the LPG distributors’ filling stations. Distribution of bottled LPG is conducted through the use of cylinders via two principal channels:

•	home delivery of LPG cylinders; and

•	the sale of LPG cylinders in retail stores and at filling stations.

In both cases, the cylinders are either delivered by the LPG distributors themselves or by independent dealers.

Bulk delivery is the principal delivery method to large volume consumers, such as residential buildings, hospitals, small- and medium-sized businesses and industries. In the case of bulk delivery, LPG is pumped directly into tanker trucks at filling stations, transported to customers and pumped into a bulk storage tank located at the customer’s premises.

The role of the Brazilian government. The Brazilian government historically regulated the sale and distribution of LPG in Brazil. The period from 1960 to 1990 was characterized by heavy governmental regulation, including price controls, regulation of the areas in which each LPG distributor could operate, regulation of the services offered by distributors and governmental quotas for the LPG sold by distributors, thus restricting the growth of larger LPG distributors. In 1990, the government started a deregulation process with the purpose of establishing a largely unregulated LPG market. This process included easing the requirements for the entry into the market of new distribution companies, reducing certain administrative burdens and removing restrictions on the areas in which distributors could conduct their business and on sales quotas. There are currently no restrictions on foreign ownership of LPG companies.

Since May 2001, distributors have been allowed to freely establish retail prices, which were previously set by the government. Until the end of 2001, the LPG refinery price, which is charged by Petrobras to all LPG distributors, was determined by the government and was the same for all LPG distributors in all regions of Brazil. Historically, refinery prices have been subsidized by the government. In January 2002, the government abolished subsidies to refinery prices and created a new tax system, the CIDE, which equalized the tax charges on the local market with the imported product in order to open up the market for LPG. Consequently, from January 2002, Petrobras started to freely price LPG in the domestic market, adopting the international price plus surcharges as its benchmark. However, the Petrobras price of LPG is still subject to government intervention when the government deems appropriate, such as occurred between August and October of 2002. Prices of LPG in reais have been unchanged since May 2003. In 2006, Petrobras’ average refinery price was approximately US$431 per ton compared with the average international price of US$534 per ton.

The role of Petrobras. Petrobras, Brazil’s national oil and oil products company, had a legal monopoly in the exploration, production, refining, importing and transporting of crude oil and oil products in Brazil and Brazil’s continental waters since its establishment in 1953. This monopoly was confirmed in Brazil’s federal constitution enacted in 1988. As a result, Petrobras was historically the sole supplier in Brazil of oil and oil-related products, including naphtha and LPG.

In November 1995, Petrobras’ monopoly was removed from the federal constitution by a constitutional amendment approved by the Brazilian Congress. According to this amendment, other state and private companies would be able to compete with Petrobras in virtually all fields in which Petrobras operated. This amendment was implemented through Law No. 9,478, dated August 6, 1997, which effectively allowed Petrobras’ monopoly to continue for a maximum period of three years. Law No. 9,478 prescribed that the termination of Petrobras’ monopoly would be accompanied by the deregulation of prices for oil, gas and oil products, and created a new regulatory agency, the ANP, to oversee oil-related activities. However, in practice, Petrobras still remains the sole LPG supplier in Brazil, even though there are no legal restrictions to the operation of other suppliers.

On June 25, 2004, Petrobras entered the LPG distribution market in Brazil through the acquisition of Agip do Brasil S.A. which had a market share of 21.8% for the year 2004. Agip’s market share remained substantially unchanged in 2005 and 2006.

The role of the ANP. The ANP is responsible for the control, supervision and implementation of the government’s oil and gas policies. The ANP regulates all aspects of the production, distribution and sale of oil and oil products in Brazil, product quality standards, and minimum storage capacities required to be maintained by distributors.

In order to operate in Brazil, an LPG distributor must be licensed with the ANP and must comply with certain minimum operating requirements, including:

•	maintenance of sufficient LPG storage capacity;

•	maintenance of an adequate quantity of LPG cylinders;

•	use of cylinders stamped with the distributor’s own brand name;

•	possession of its own filling plant;

•	appropriate maintenance of LPG filling units;

•	distribution of LPG exclusively in areas where it can provide technical assistance to the consumer either directly or indirectly through an authorized dealer; and

•	full compliance with the Unified Suppliers Registration System — Sistema Único de Cadastramento Unificado de Fornecedores — SICAF.

LPG distributors are required to provide the ANP with monthly reports showing their previous month’s sales and the volume of LPG ordered from Petrobras for the next four months. The ANP limits the volume of LPG that may be ordered by each distributor based on the number of cylinders and infrastructure owned by the distributor. Based on the information provided by the distributors, Petrobras supplies the volume of LPG ordered, provided its production and imports of LPG are sufficient to meet the demand.

LPG distribution to the end consumer may be carried out directly by the LPG distribution companies or by independent dealers. Each LPG distributor must provide the ANP with information regarding its contracted independent dealers on a monthly basis. The construction of LPG filling plants and storage facilities is subject to the prior approval of the ANP, and filling plants and storage facilities may only begin operations after ANP inspection.

The self-regulatory code. In August 1996, most of the Brazilian LPG distributors, representing more than 90% of the market, cylinder manufacturers, LPG transportation companies and certain LPG retail stores, under the supervision of the Brazilian government, entered into a statement of intent regarding the establishment of a program for “requalifying” LPG cylinders (a process under which they undergo safety and quality checks) and other safety procedures, known as the “Self-Regulatory Code” or Código de Auto-Regulamentação. See “ — Ultragaz — Cylinder swapping centers” and “ — Ultragaz — Requalification of cylinders.” Before the Self-Regulatory Code came into effect, certain LPG distributors, not including Ultragaz, would fill cylinders stamped with another distributor’s brand. This practice resulted in a low level of investment in new cylinders, giving rise to concerns regarding the safety of older cylinders. The Self-Regulatory Code provides, among other things, that:

•	each LPG distributor may only fill and sell cylinders that are stamped with its own trademark;

•	each LPG distributor is responsible for the quality and safety control of its cylinders; and

•	each LPG distributor must maintain a sufficient number of cylinders to service its sales volume.

Under the Ministry of Mines and Energy Normative Ruling No. 334 of November 1, 1996, or Ruling 334, any party that defaults on its obligations under the Self-Regulatory Code will be subject to the legal penalties, ranging from payment of a fine and suspension of supply of LPG to such party to suspension of such party’s LPG distribution operations.

Ruling 334 sets forth the following timetable for the implementation of the measures adopted under the Self-Regulatory Code:

•

the construction of at least 15 cylinder swapping centers, starting in November 1996 (See “4.B. Business Overview — Distribution of Liquefied Petroleum Gas — Ultragaz — Cylinder swapping centers” and “4.B. Business Overview — Distribution of Liquefied Petroleum Gas — Ultragaz — Requalification of cylinders”);

•	the filling of third-party cylinders to have ceased by October 1997;

•	by November 1, 2006, the requalification of 68.8 million cylinders manufactured up to 1991; and

•	by November 1, 2011, the requalification of 12.8 million cylinders manufactured between 1992 and 1996.

Ultragaz itself was required to requalify 13.8 million cylinders until November 2006 and an additional 1.3 million cylinders by November 2011. As of December 31, 2006, Ultragaz had already requalified 100% of these cylinders.

Environmental, health and safety standards. LPG distributors are subject to Brazilian federal, state and local laws and regulations relating to the protection of the environment, public health and safety. The National Council of the Environment, or Conselho Nacional do Meio Ambiente — CONAMA — and the Ministry of Labor, or Ministério do Trabalho, are the primary environmental regulators of Ultragaz at the federal level.

Brazilian federal and state environmental laws and regulations require LPG distributors to obtain operating permits from the state environmental agencies and from the fire department. In order to obtain such permits, distributors must satisfy regulatory authorities that the operation, maintenance and reclaiming of facilities are in compliance with regulations and are not prejudicial to the environment. In addition, regulations establish standard procedures for transporting, delivering and storing LPG and for testing and requalification of LPG cylinders. Civil, administrative and criminal sanctions, including fines and the revocation of licenses, may apply to violations of environmental regulations. Under applicable law, distributors are strictly liable for environmental damages.

Distributors are also subject to federal, state and local laws and regulations that prescribe occupational health and safety standards. In accordance with such laws and regulations, it is mandatory for distributors to prepare reports on their occupational health and safety records on an annual basis to the local office of the Ministry of Labor in each of the states in which they operate. In addition, they are also subject to all federal, state and local governmental regulation and supervision generally applicable to companies doing business in Brazil, including labor laws, social security laws, and public health and consumer protection laws.

Ultragaz

We distribute LPG through Ultragaz. Founded in 1937, we were the first LPG distributor in Brazil. At that time, Brazilians used wood stoves and, to a lesser extent, alcohol, kerosene and coal stoves. At present, Ultragaz is the leading company by sales volume in the Brazilian LPG market.

Ultragaz operates nationwide in the distribution of both bottled and bulk LPG, including the most highly populated states in Brazil, such as São Paulo, Rio de Janeiro and Bahia, and sells bottled LPG through its own retail stores and through independent dealers as well as its own truck fleet, which operates on a door-to-door basis. Bulk LPG is serviced through its own truck fleet.

In August 2003, Ultragaz acquired Shell Gás, Royal Dutch/Shell N.V.’s LPG operations in Brazil, for a total price of R$170.6 million. Shell Gás had about a 4.5% market share in Brazilian LPG distribution, selling approximately 287,400 tons of LPG in 2002. With this acquisition, Ultragaz has become the Brazilian market leader in LPG with a 24% share of the Brazilian market at the date of the acquisition and has also improved its economies of scale for distribution and reduced its logistics cost.

Ultragaz has four operating subsidiaries:

•	Companhia Ultragaz S.A., or Cia. Ultragaz, the company that pioneered our LPG operations;

•	Bahiana Distribuidora de Gas Ltda., or Bahiana, which is a wholly owned subsidiary of Ultragaz;

•	SP Gás Distribuidora de Gás Ltda., acquired in August 2003, formerly known as Shell Gas; and

•

Utingás Armazenadora S.A., or Utingás, which was incorporated in 1967 when Ultragaz and other LPG distributors joined to construct LPG storage facilities based in the states of São Paulo and Paraná. Ultragaz currently controls 56% of the storage operations. See “ — Storage of LPG.”

Markets and marketing. When Ultragaz began its operations, it served only the southeast region of Brazil. Currently, Ultragaz is present in all of Brazil’s significant population centers, with the exception of the north region. Ultragaz provides this service through 16 filling plants in its principal operating areas.

Distribution of bottled LPG includes direct home delivery and retail stores, both carried out by Ultragaz or its dealership network using 13 kg ANP (National Oil Agency) approved cylinders. In the case of Ultragaz, the cylinders are painted blue, which we believe is an important element in recognizing the “Ultragaz” brand. Ultragaz’ operating margins for bottled LPG vary from region to region and reflect market share and the distribution channel in the region.

Until recently, Ultragaz’ sales strategy for bottled LPG delivery was to increase market share through geographical expansion as well as protecting and incrementing market participation in regions where it already operated. With the acquisition of Shell Gás, Ultragaz became the Brazilian market leader in LPG, and the focus of its strategy evolved to investing in the brand and protecting market share. The LPG bottled market in Brazil is a mature one and Ultragaz believes that growth in demand will be a function of an increasing number of households consuming the product as well as an increasing level of household income.

Distribution of bulk LPG is largely carried out through 190 kg storage tanks installed on its clients’ premises. Since 1994, Ultragaz has been investing in small- and medium-sized bulk delivery facilities and in bob-tail trucks, known together as UltraSystem, which deliver LPG in bulk to commercial clients. Ultragaz’ clients in the commercial sector include shopping centers, hotels, residential buildings, restaurants, laundries and hospitals. Ultragaz’ trucks supply client’s stationary tanks using a system that is quick, safe and cost effective.

Ultragaz’ industrial clients consist mostly of companies in the food, metallurgical, steel and ceramics industries that have large fixed tanks at their plants and consume monthly volumes in excess of 5 tons of LPG. These clients represent a very small portion of Ultragaz’ sales volume since, in the case of large volume consumers, Ultragaz is competing with other highly competitive energy sources such as natural gas.

Ultragaz supplies its bulk delivery clients on the basis of supply contracts with terms ranging from two to five years. This type of contract limits fluctuations in sales given that the installation of the tanks is carried out by Ultragaz, and any change in supplier would imply the client’s reimbursing Ultragaz’ investments. The contract also requires that any tank supplied by Ultragaz may only be filled with LPG delivered by the company. When the bulk delivery contract expires, it can be renegotiated or the tank is removed. Since the installation of the tank represents a significant investment for Ultragaz, it seeks to achieve a return on its investment within the term of the contract.

Ultragaz’ strategy for bulk LPG distribution is to continue its process of product and service innovation and to increase the profile of its trademark. Ultragaz also has a team to identify the needs of each bulk LPG client and develop practical solutions for using LPG as an energy source.

The table below shows Ultragaz’ sales of LPG to clients of bottled and bulk LPG:

	Year ended December 31,
Client category	2006	2005	2004
	(in thousands of tons)
Bottled LPG cylinder
Residential delivery by Ultragaz	101.2	137.6	178.8
Ultragaz retail stores	3.5	3.6	7.0
Independent dealers(1)	949.6	904.7	866.0

Total bottled LPG	1,054.3	1,045.8	1,051.8
Total bulk LPG	489.6	484.9	496.7

Total tons delivered	1,543.9	1,530.7	1,548.5

(1)	Includes residential deliveries and distribution through retailers’ stores.

Distribution infrastructure. Ultragaz’ distribution strategy includes having its own distribution infrastructure, since it believes proximity to customers is a significant factor in successful distribution and sales strategies. The services associated with Ultragaz’ home deliveries strongly influence the ranking of the “Ultragaz” brand name in the bottled market. Ultragaz seeks to expand its home delivery services by having its delivery personnel provide safety recommendations to household customers and by scheduling deliveries on the same weekday in each covered area. For both bottled and bulk LPG, deliveries are made by employees wearing Ultragaz uniforms and driving vehicles with Ultragaz’ logo.

Ultragaz delivers bottled LPG using a distribution network, which in 2006 included 84 company-owned retail stores, and approximately 4,000 independent dealers. In 2006, Ultragaz had a fleet of 661 vehicles for delivering gas cylinders to homes and commercial establishments.

Bottled sales capacity derives from the number of cylinders owned by Ultragaz and the number of cylinders owned by its independent dealers. Ultragaz estimates that as of December 31, 2006, there were some 20 million 13kg Ultragaz cylinders in the market.

Independent dealers. Ultragaz’ independent distribution network ranges from large dealers, which carry out extensive home delivery, to single retail stores, which sell small quantities of LPG cylinders. Until the enactment of ANP Rule 297 on November 18, 2003, independent dealers needed only to be registered with ANP for the sale of LPG cylinders. No licenses were required except for those required by the fire department and the municipal authorities. Rule 297 established that the independent dealers must be registered with ANP and comply with a list of prerequisites contained in such rule, as well as those required by law for the storage of cylinders up to 90 kg. Also, each municipality sets forth its own safety regulations applicable to stores that sell LPG, including a minimum distance from certain locations, such as schools. For the year ended December 31, 2006, approximately 90% of Ultragaz’ bottled LPG sales were made through independent dealers.

The agreements entered into between Ultragaz and independent dealers require the use of the Ultragaz brand and the display of the Ultragaz logo in the delivery vehicles and on the uniforms worn by delivery personnel. Proprietary rights in the trademark and logo are retained by Ultragaz and are duly registered with the National

Institute of Industrial Property (INPI — Instituto Nacional de Propriedade Industrial). All contracted dealers are Ultragaz’ exclusive representatives. Under the terms of the respective contracts, each dealer agrees not to deliver non-Ultragaz LPG cylinders.

In order to strengthen the relationship with its network of independent dealers, Ultragaz has created Project SOMAR (Marketing Solutions Applied to Independent Dealers), as part of which it recommends changes to dealers’ operating procedures, helps to improve the efficiency of their operations and encourages their adoption of best practices. Ultragaz believes that improving the efficiency of independent dealers is a key factor in improving the profitability of the distribution chain of LPG.

Distribution channels to bulk consumers. Large bulk distribution, classified by Ultragaz as consumption of more than five tons per month and constituted almost exclusively of industrial users, is made by tanker trucks that deliver the LPG directly to the storage tanks located at the customers’ premises. Small bulk distribution, classified by Ultragaz as consumption of between 0.5 and five tons per month and constituted of commercial users and smaller industrial users, is made primarily by bob-tail trucks, to enable delivery to be made to commercial users whose tanks are not readily accessible by traditional bulk delivery equipment. Ultragaz uses the UltraSystem trade name in connection with its small bulk distribution through bob-tail trucks. Ultragaz makes bulk sales directly to customers using its own fleet and transportation provided by Ultracargo and by third-party transportation companies.

Payment terms. Ultragaz’ sales through its retail stores and through home delivery are made on a cash basis. Ultragaz’ sales to independent dealers and to industrial and commercial users have payment terms of 24 days on average.

Cylinder swapping centers. Pursuant to the Self-Regulatory Code, the LPG distributors have established sixteen operating swapping centers to facilitate the return of third-party cylinders to the appropriate distributor. Under the Self-Regulatory Code, while LPG distributors may pick up any empty LPG cylinders tendered by customers in exchange for full LPG cylinders, whether or not such empty cylinders were put in circulation by that distributor, after October 1997, LPG distributors were not permitted to refill third-party cylinders. Accordingly, LPG distributors may deliver third-party cylinders to a swapping center where such cylinders may be exchanged for cylinders placed in circulation by such LPG distributor. The swapping centers currently charge a fee of R$0.21 per exchanged LPG cylinder. In areas where only one LPG distributor has a sizable market share, it is customary to use the facilities of that distributor as an unofficial swapping center for which that distributor may charge an additional fee.

Prior to the establishment of the swapping centers, Ultragaz incurred significant costs associated with the return of its cylinders, as it did not follow the widespread industry practice of filling third-party cylinders. As the swapping centers’ costs are shared amongst LPG distributors, Ultragaz’ costs from the return of cylinders were significantly reduced when the swapping centers were created, but have since then increased due to Ultragaz’ geographic expansion.

Requalification of cylinders. The useful life of a cylinder varies depending on a number of factors, the two most important of which are the extent to which the cylinder has been exposed to corrosion from the atmosphere and whether the cylinder has been damaged. The Self-Regulatory Code provides that all cylinders must be requalified after their first 15 years’ use, and every ten years thereafter. Each cylinder is visually inspected for damage and corrosion to determine if it can be requalified or if it should be discarded as scrap metal. In the case of cylinders which pass the quality and safety checks, several procedures are followed before the cylinders are stamped with the year of requalification and the next year in which they are due for requalification.

Supply of LPG. Currently, Ultragaz and all other LPG distributors in Brazil purchase all or nearly all LPG from Petrobras without a formal LPG supply contract. The procedures for ordering and purchasing LPG from Petrobras are generally common to all LPG distributors, including Ultragaz, which basically consists of sending an estimate of our needs to Petrobrás four months in advance and a more precise estimate of our needs one month in advance. There have been no significant interruptions in the supply of LPG by Petrobras to the distributors with the exception of an interruption in 1995 due to a 15-day strike by Petrobras employees.

Storage of LPG. In 2006, Ultragaz’ storage capacity was approximately 17,900 tons. Based on its 2006 average LPG sales, Ultragaz could store approximately two days’ supply of LPG. Petrobras maintains approximately two days’ supply of LPG at its refineries and other facilities. Accordingly, any interruption in the production of LPG can result in shortages, such as the one that occurred during the Petrobras strike in 1995.

Ultragaz stores its LPG in large tanks at each of its filling plants located throughout the regions in which it operates. Primary filling plants receive LPG directly from Petrobras by pipeline; secondary filling plants are supplied by truck; and satellite plants primarily hold LPG which is used to fill bob-tail trucks for small bulk distribution to customers that are not located near a primary or secondary filling plant in order to optimize the LPG distribution process. See “Item 4D. Property, Plants and Equipment.”

Competition. Ultragaz’ main competitors are:

•

SHV Gas, formed by the merger of Minasgás S.A. and Supergasbrás S.A. and controlled by SHV Energy, a major multinational LPG distributor, which operates through its two separate brands, “Minasgás” and “Supergasbrás”;

•	Liquigás, formerly controlled by ENI Group and acquired by Petrobras in June 2004, which has been operating in the Brazilian LPG distribution sector for more than 40 years; and

•	Butano, a domestic Brazilian LPG distributor which has been present in the market for more than 45 years.

The following table sets forth the market share of Ultragaz and its competitors:

	Year ended December 31,
LPG Distributor	2006	2005	2004
Ultragaz	23.9%	24.0%	24.1%
SHV Gas (1)	23.3%	23.4%	20.5%
Liquigás	21.7%	21.8%	21.8%
Butano	18.5%	18.3%	18.7%
Others	12.6%	12.5%	14.9%

Total tons delivered	100.0%	100.0%	100.0%

(1)	Proportional to SHV equity stakes in the operating companies. As of July 2004, SHV Gas owned 100% of its operating subsidiaries in Brazil.

Prior to 1990, the government specified the areas in which LPG distributors were permitted to operate and each LPG distributor was allocated a limit in its LPG sales for each Brazilian geographic region in which it operated. These limits impacted the growth of larger LPG distributors and limited competition among LPG distributors. These restrictions were removed as part of the deregulation process, resulting in a substantial increase in competition among domestic LPG distributors.

The bottled market for LPG is a mature market with relatively low consumption growth and thus competition is largely based upon attempts by LPG distributors to increase market share at the expense of their competitors. LPG distributors in the bottled market compete primarily on brand awareness and reliability of delivery and the service provided to customers. Ultragaz believes that it is competitive in these aspects. Since per capita consumption is small, low distribution costs is the critical factor in dictating profitability. Therefore, LPG distributors largely compete on the basis of efficiencies in distribution and delivery as all LPG distributors currently purchase all of their LPG requirements from Petrobras, and as Petrobras’ refinery price charged to the distributors is the same to all LPG distributors. Ultragaz’ principal markets, including the cities of São Paulo, Salvador and Curitiba, contain heavy concentrations of residential consumers and therefore distribution to this market can be carried out with great economies of scale resulting in lower distribution costs to Ultragaz. Additionally, Ultragaz enjoys low bulk LPG distribution costs through UltraSystem.

In addition to competing with other LPG distributors, Ultragaz competes with companies that offer alternative energy sources to LPG, mainly natural gas, and other sources such as wood, diesel, fuel oil and electricity. Natural gas is currently the principal source of energy against which we compete. Natural gas is currently less expensive than LPG for industrial consumers who purchase large volumes, but more expensive for residential consumers. In addition, supply of natural gas requires significant investments in pipelines. While fuel oil is less expensive than LPG, LPG has performance and environmental advantages over fuel oil in industrial use.

From January 2002, the LPG refinery price charged by Petrobras to its distributors was set at international market levels. This change has meant that domestic prices may be affected by the fluctuations in prices on the overseas market as well as foreign exchange rate variation. The real’s depreciation against the U.S. dollar increased the ex-refinery price of LPG by approximately 123% in 2002, resulting in a 5% decline in consumption in the Brazilian market in the same year. This increase in LPG prices during 2002 continued to impact sales volume in 2003, which together with the average loss in disposable incomes in Brazil, translated into a 6% decline. Ultragaz posted a 5% growth in sales volumes during 2003, principally due to the acquisition of the LPG distribution business of Shell in Brazil in August 2003. Ignoring the additional volume from the acquisition of Shell Gás, Ultragaz posted an approximately 4% decline in sales volume. For the year ended December 31, 2004, growth in the Brazilian economy, improvement in personal incomes among the population and the enhanced stability of the LPG price charged by Petrobras contributed to the increase of the LPG sales in the Brazilian market, which reported an increase of approximately 3% compared to 2003. For this period, Ultragaz’ sales volume increased 14% compared to 2003, due to the acquisition of Shell Gás in August 2003 and growth in the LPG market. In the year ended December 31, 2005, the weaker performance of the Brazilian economy, driven by high interest rates, led to a 1% decline in both the LPG market and Ultragaz sales. In 2006, the Brazilian LPG market grew by 1%, substantially as a result of the intensification by the Brazilian Government of social programs, which contributed to an increase in Brazilian income. Additionally, the nationalization of the natural gas reserves in Bolivia generated uncertainties related to the natural gas supply from Bolivia to Brazil.

The following graph shows LPG sales volume for the Brazilian market and Ultragaz for the periods indicated:

Source: Sindigás

Tax exemption status. Pursuant to legislation which provides tax relief for industries located in the northeast region of Brazil, Ultragaz benefits from an income tax exemption on operating income with respect to the filling plant at Suape, expiring in 2007, a 75% tax reduction at the Mataripe and Caucáia filling plants, expiring in 2013 and 2012, respectively, and a 25% reduction at the filling plants in Ilhéus and Aracaju, valid through 2008. Tax exemptions amounted to R$8.8 million, R$4.7 million and R$7.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. We cannot guarantee that there will be no amendments to the current tax legislation. For further information see Note 21(d) to our consolidated financial statements.

Quality. We were the first Brazilian LPG distributor to receive ISO (International Standards Organization) certification for excellence in quality management.

Petrochemicals and Chemicals

Overview of the sector and applicable regulations

The petrochemical industry transforms crude oil or natural gas into widely used consumer and industrial goods. The Brazilian petrochemical industry is generally divided in three sectors, depending on the stage of transformation of the petrochemical raw material. The companies that operate in these different stages are known as first, second and third generation companies.

First generation companies. Brazil’s first generation companies, which are referred to as “crackers,” break down or “crack” naphtha (a by-product of the oil refining process), their principal feedstock, into basic petrochemicals. In Brazil, the crackers supply their naphtha requirements from Petrobras and through imports. Currently, Petrobras is the major Brazilian producer of naphtha. The basic petrochemicals produced by the crackers include olefins, primarily ethylene, propylene and butadiene, and aromatics, such as benzene, toluene and xylenes. Braskem S.A, Companhia Petroquímica do Sul, known as Copesul, and Petroquímica União, known as PQU — Brazil’s three crackers — sell these basic petrochemicals to second generation companies. The basic petrochemicals, which are in the form of either gases or liquids, are transported to the second generation companies through pipelines for further processing.

Second generation companies. Second generation companies process the basic petrochemicals produced by the crackers to obtain intermediate petrochemicals, such as:

•	polyethylene, ethylene oxide, polystyrene and polyvinyl chloride, or PVC, each produced from ethylene;

•	polypropylene, oxo-alcohols and acrylonitrile, each produced from propylene;

•	styrene butadiene rubber, or SBR, and polybutadiene, each produced from butadiene;

•	caprolactam, produced from benzene; and

•	purified terephtalic acid, or PTA, produced from p-xylene.

In 2006, there were approximately 45 second generation companies operating in Brazil, including Oxiteno. The intermediate petrochemicals are produced in solid form (as plastic pellets or powders) and in liquid form and are transported through roads, railroads or by ship to third generation companies.

Third generation companies. Third generation companies, known as transformers, purchase the intermediate petrochemicals from the second generation companies and transform them into final products, including:

•	polyester — produced from PTA and ethylene glycol (ethylene glycols produced from ethylene oxide);

•	plastics produced from polyethylene, polypropylene and PVC;

•	elastomers produced from butadiene;

•	acrylic fibers produced from acrylonitrile; and

•	nylon produced from caprolactam.

Third generation companies produce a variety of consumer and industrial goods, including containers and packaging materials, such as bags, film and bottles, textiles, detergents and paints as well as automobile parts, toys and consumer electronic goods. There are over 6,000 third generation companies operating in Brazil.

Petrochemical complexes. The production of first and second generation petrochemicals in Brazil centers around three complexes: the northeast complex, the São Paulo petrochemical complex and the southern petrochemical complex. Each complex has a single first generation producer or cracker and several second generation companies.

The northeast complex, located in the municipality of Camaçari in the state of Bahia, began operations in 1978. It consists of approximately 15 second generation companies, including Oxiteno, situated around Braskem. Braskem currently has an ethylene production capacity of 1.3 million tons per annum.

The São Paulo complex, at Capuava in the state of São Paulo, was created in 1972 and is the oldest petrochemical complex in Brazil. Its cracker, PQU, supplies first generation petrochemicals to 23 second generation companies including Oxiteno. PQU has an ethylene production capacity of 500,000 tons per annum.

The southern complex, located in the municipality of Triunfo in the state of Rio Grande do Sul, is based around the raw materials cracker, Copesul, and includes seven second generation companies. Copesul has an ethylene production capacity of 1.1 million tons per annum. Oxiteno does not purchase ethylene from Copesul. Oxiteno purchases C4 from Copesul, a raw material used in the production of Methyl-ethyl-ketone, or MEK.

In December 2005, RioPol, located in the state of Rio de Janeiro, started operations of its ethylene production plant based on natural gas. RioPol has an ethylene production capacity of 520,000 tons per year. All of RioPol’s ethylene production is used in its own polyethylene production.

Role of Petrobras. Naphtha is the raw material used in Brazil for the production of basic petrochemicals such as ethylene and propylene. Petrobras is still the only producer and the most important naphtha supplier in Brazil, even though its legal monopoly ended in August 2000. See “4.B. Business Overview — Distribution of Liquefied Petroleum Gas — Industry and Regulatory Overview” for a discussion of the termination of the Petrobras monopoly.

Naphtha prices have been freely negotiated since August 9, 2000.

Environmental, health and safety standards. Petrochemical companies are subject to Brazilian federal, state and local laws and regulations governing the protection of the environment. At the federal level the main regulators are CONAMA and the Ministry of Labor.

In accordance with environmental laws and regulations, petrochemical companies are required to obtain licenses for their manufacturing facilities from competent environmental authorities, which may also regulate its operations by prescribing specific environmental standards in its operating licenses. Petrochemical companies must satisfy regulatory authorities that the operation, maintenance, and reclaiming of facilities comply with regulations and do not cause damage to the environment.

Environmental regulations apply particularly to the discharge, handling and disposal of gaseous, liquid and solid products and by-products from manufacturing activities. Rules issued by CONAMA and by state authorities also prescribe preventive measures relating to environmental pollution and waste treatment requirements. In addition, the transportation, storage and supply of products are subject to specific standards designed to prevent spills, leakages and other accidents.

Historically, environmental regulations have imposed increasingly stricter standards, higher fines, and greater exposure to liability and increased operating costs and capital expenditures. In addition, civil, administrative and criminal sanctions, including fines and the revocation of licenses may apply to violations of environmental regulations. Under applicable law, Oxiteno is strictly liable for environmental damages.

Petrochemical companies are also subject to federal, state and local laws and regulations that establish occupational health and safety standards. In accordance with such laws and regulations, these companies are also required to report on their occupational, health and safety records on a yearly basis to the local office of the Ministry of Labor in each of the states in which they operate. They are also subject to all federal, state and local government regulation and supervision generally applicable to companies doing business in Brazil, including labor laws, social security laws, public health, consumer protection, securities laws and antitrust laws.

Oxiteno

We operate in the chemical sector through the second generation company, Oxiteno, a wholly owned subsidiary of Ultrapar. Oxiteno is the only Brazilian producer of ethylene oxide, ethylene glycols, ethanolamines, glycol ethers and methyl-ethyl-ketone. Oxiteno is also a major producer of specialty chemicals. With the exception of a small plant in Venezuela, Oxiteno is the only ethylene oxide producer in South America. Its products are used in a broad range of industrial sectors, such as polyester, packaging, paints, varnishes and cosmetics. During the year ended December 31, 2006, Oxiteno sold approximately 542 thousand tons of chemical and petrochemical products.

Oxiteno’s strategic focus is to provide a broad coverage of the ethylene oxide and derivatives, maintaining a leading position in these markets that strengthens barriers to entry. Oxiteno’s strategy is to increase its specialty chemical production capacity and its geographic reach.

Products and markets. Although a portion of Oxiteno’s products could be classified as either a commodity or a specialty chemical depending on the use of each product by our customer, for ease of understanding, Oxiteno’s products are here divided into two principal groups: (i) commodity chemicals, which are generally higher-volume products, with standard specifications, and (ii) specialty chemicals, which tend to be lower-volume products sold on the basis of chemical features and suitability to meet a particular end-use requirement. Oxiteno’s principal commodity chemicals are ethylene oxide, ethylene glycol and methyl-ethyl-ketone, or MEK. Oxiteno’s principal specialty chemicals include a wide variety of products that are used as surfactants, softeners, dispersants, emulsifiers and hydraulic fluids.

The following chart outlines the principal raw materials used by Oxiteno and their intermediate and final products.

Ethylene
Oxygen
Phenol
Methyl Alcohol
Ethyl Alcohol
Butyl Alcohol
ETHYLENE OXIDE
Ethylene Glycols
MEG, DEG, TEG
Phenylglycol Ethers
ULTRASOLVE
Methylglycol Ethers
EMMEG, EMDEG, EMTEG
Ethylglycol Ethers
EEMEG, EEDEG, EETEG
Butylglycol Ethers
EBMEG, EBDEG, EBTEG
Ethylene Oxide
Acetic Acid
Acetic Acid
Ethylene Oxide
Propylene Oxide
Engine Coolants
ULTRAFLUID AC
Polyethylene Glycols
ULTRAPEG
Glycol and PEG Esters
ALKEST
Brake Fluids
ULTRAFLUID D
Ethylglycol Acetate
AEEMEG
Butylglycol Acetate
AEBMEG
EO/PO Alcohols
ULTRARIC
Fusel Oil
Natural Alcohols
Acetic Acid
Natural Alcohol Acetates
Butene
sec-Butyl Alcohol
Methylethylketone
MEK
Ammonia
Nonene
Phenol
Nonylphenol
Dinonylphenol
Bisphenol
Fatty Amines
Natural Oils
ETHYLENE OXIDE
Ethanolamines
MEA, DEA, TEA
Ethoxylated Nonylphenols
ULTRANEX
Ethoxylated Dinonylphenols
ULTRANEX DNP
Ethoxylated Bisphenols
ULTRATINT BP
Ethoxylated Fatty Amines
ULTRAMINA
Ethoxylated Vegetable Oils
ULTROIL
Vegetable Oils
P_2O_5
Alkanolamides
ALKOLAN PK / ALKOLAN CO
Phosphoric Esters
ALKIFOS
Fatty Acids
Sorbitol
Fatty Amidoamines
Fatty Esters
ALKEST
Sorbitan Esters
ALKEST SP
Sodium Monochloro Acetate
Betaines
ALKOLAN CP
ETHYLENE OXIDE
Ethoxylated Sorbitan Esters
ALKEST TW
Ethoxylated Fatty Acids
ULTRACIDE
Propylene Oxide
EO/PO Fatty Alcohols
ALKOMOL
Fatty Alcohols
Ethoxylated Fatty Alcohols
UNITOL
$NaHSO_3$
Maleic Anhydride
Sulfosuccinates
ALKONIX
SO_3
Alkylbenzene
Formaldehyde
Naphthalene
Isopropyl Alcohol
Alkyl Ether Sulfates
ALKOPON
Alkyl Sulfates
ALKOPON
Alkylbenzene Sulfonates
SULFONIC
Condensed Naphthalene Sulfonates
SULFOGEN
Propylnaphthalene Sulfonates
SULFOGEN
Acrylic Acid
Polyacrylates
ULTRASPERSE
Raw materials
Products and intermediates

Commodity products. The following are Oxiteno’s principal commodity products and their principal uses and markets:

Ethylene oxide. Ethylene oxide is a colorless and highly flammable gas at room temperature and atmospheric pressure. Ethylene oxide is produced in a continuous production process by gaseous phase catalytic partial oxidation of ethylene by oxygen at high temperature and pressure. In 2006, Oxiteno used approximately 97% of its ethylene oxide production in the production of derivatives and sold the remaining 3% to other petrochemical companies.

Ethylene glycols. The principal ethylene glycol produced by Oxiteno is mono-ethylene glycol, known as MEG. Oxiteno also produces di- and tri-ethylene glycol. Mono-ethylene glycol is a clear, non-flammable, non-volatile liquid at room temperature and atmospheric pressure. Ethylene glycols are produced in a continuous process from an ethylene oxide solution and principally sold to chemical companies for the manufacture of polyester fibers and polyethylene terephthalate, known as PET, with the remainder sold for use in the production of antifreeze, brake fluids, solvent and other chemicals.

Methyl-ethyl-ketone. Methyl-ethyl-ketone, or MEK, a clear, volatile, flammable liquid at room temperature and atmospheric pressure, is Oxiteno’s principal commodity chemical not produced from ethylene oxide. MEK is used as a fast evaporation solvent for thinners, paints, lacquers and adhesives and also as an active solvent for several resins such as cellulosics, acrylics, polyesters, polyuretanics, PVC, neoprene and maleic.

Specialty chemicals. The following table sets forth Oxiteno’s principal specialty chemical products and their principal uses and markets.

Major Markets	Specialty Chemicals	Examples of uses and effects

Detergents	Alkylbenzene sulfonic acids, alkylsulfates, alkyl ether sulfates, ethoxylated alkylphenols, ethoxylated fatty alcohols, polyethyleneglycols, alkanolamides, betaines, sulphosuccinates, block copolymers EO/PO	Used in detergents, the specialty chemicals are added mainly to improve cleaning power and foaming and to reduce skin irritability.

Agricultural chemicals	Ethoxylated fatty amines, ethoxylated alkylphenols, alkyl ether sulfates, blends, naphthalene sulfonate, ethoxylated vegetable oil, copolymers EO/PO	Used as part of the composition of agricultural chemical defensives, such as herbicides. Increases their efficiency, by improving soil penetration and adherence of the products to plant surfaces.

Cosmetics	Alkylsulfates, alkyl ether sulfates, betaines, ethoxylated fatty alcohols, polyethyleneglycols, alkanolamides, ethoxylated sorbitan esters, sorbitan fatty esters	Used in cosmetics as moisturizers, detergents for foaming and residue removal, and reduction of eye irritation in shampoos.

Foods	Sorbitan fatty esters, ethoxylated sorbitan esters, emulsifiers, stabilizers, dispersants	Principally used as additives for breads and cakes, improving their texture and consistency, and as an emulsifier responsible for ice cream creaminess.

Textiles	Ethoxylated alkylphenols, ethoxylated fatty alcohols, ethoxylated vegetable oils, ethoxylated fatty amines, antistatic agents, lubricants, softeners, emulsifiers, antifoamers, mercerizing additives, humectants, low foam detergents	Used in the processing of textiles, improving spinning and weaving performance. Permits greater evenness in the mixing of fibers, dyeing, bleaching and improving the softness of the final cloth.

Leather	Ethoxylated alkylphenols, polyethyleneglycols, naphthalenes, sulfonates	Applied from the beginning of the leather processing stage up to the finishing stage as an emulsifier, detergent, degreaser, dispersant, moistener, color penetrating agent and vulcanization additive (manufacture of soles).

Oil field chemicals	Block copolymers EO/PO, condensed naphthalenes, sulphonates, sorbitan fatty esters	Used directly as hydraulic fluids in vehicles. Brake fluids guarantee brake system performance and safe braking. Cooling liquids help to cool the motor and maintain the correct operating temperature.

Domestic sales. The Brazilian petrochemicals industry seeks to prioritize demand from the domestic market, where there is greater value added, although sales are also made to the overseas market. While Oxiteno sells the larger part of its commodities and specialty chemicals in Brazil, production capacity exceeds domestic market demand, with Oxiteno exporting surplus production to more than 40 countries in Asia, Latin America, Europe and North America. Oxiteno maintains production capacity above local demand for strategic reasons. For the years ended December 31, 2006, 2005 and 2004, 28%, 29% and 32% of Oxiteno’s net sales, respectively, were from exports. For the years ended December 31, 2006, 2005 and 2004, 29%, 30% and 34% of Oxiteno’s volume, respectively, were from exports.

In the Brazilian market, mono-ethylene glycol, or MEG, produced by Oxiteno, is sold mainly to chemical companies that manufacture polyester fiber, which is used to produce a variety of fabrics, and is also sold to producers of polyethylene terephthalate, or PET, which is a polymer used to make packaging, such as soft drink bottles. The polyester market constitutes the single most important market for Oxiteno’s products representing approximately 21% of its sales in Brazil in 2006. The remainder of Oxiteno’s domestic sales are made to roughly ten different industry segments, from chemical industries to cosmetics and leather.

The following table shows Oxiteno’s domestic market sales volume by market segment for the period indicated:

	Year Ended December 31,
Market sector	2006	2005(2)	2004(2)
	(in thousand metric tons)
Polyester (fabrics and PET)	81.9	94.8	83.0
Paints and varnishes	24.7	21.6	18.5
Chemical industries	50.7	43.1	44.3
Detergents	36.7	30.3	25.1
Hydraulic fluids	27.7	28.4	26.1
Agricultural chemical	47.2	43.0	38.3
Resins	21.2	16.6	20.6
Cosmetics	15.7	16.3	13.8
Leather	11.0	10.5	10.7
Textiles	6.0	5.9	6.0
Food	3.3	3.2	2.8
Distributors	43.7	38.4	37.8
Others (1)	16.5	13.2	14.5

Total domestic market	386.3	365.3	341.4

(1)	Includes catalysts, civil construction, pharmaceutical and veterinary product manufacturers.
(2)	Figures in 2005 and 2004 were reclassified among the “Distributor” segment and other segments because some clients who were previously served by the “Distributor” segment increased their annual purchases and were thus reclassified into their own respective segments.

Many of Oxiteno’s commodity product prices in the Brazilian market are set by reference to international contract prices in U.S. dollars, although the prices are denominated in reais. For specialty products, sales are individually negotiated and are generally not made pursuant to long-term written contracts. Specialty chemicals are designed to meet specific customer needs and are not easily substituted by imported products. Accordingly, specialty chemicals have a higher value added and Oxiteno has more flexibility in pricing for these products.

Sales outside Brazil. Oxiteno’s export sales are made principally to customers in Europe, in the Far East and in the Mercosur region. In Europe, Oxiteno exports principally to Belgium, Italy and Netherlands. In the Far East, Oxiteno exports principally to South Korea, China and Taiwan.

The following table sets forth Oxiteno’s sales by volume for each geographic market served by Oxiteno in the periods indicated:

	Year Ended December 31,
Market	2006		2005		2004
	(in thousand metric tons and percentage of the total)
Mercosur (not including Brazil)	59.4	38%	62.7	39%	72.8	41%
Remainder of Latin America	7.7	5%	7.1	4%	6.5	4%
NAFTA	13.8	9%	7.4	5%	8.5	5%
Europe	24.6	16%	23.2	14%	11.0	6%
Africa	3.9	2%	4.6	3%	6.0	3%
Far East	18.8	12%	34.5	22%	54.5	31%
Pacific Region	0.4	0%	0.6	0%	1.2	1%
Middle East	0.2	0%	0.2	0%	0.5	0%
CANAMEX (1)	28.5	18%	19.1	12%	15.8	9%

Total	157.4	100%	159.4	100%	176.8	100%

(1)	CANAMEX sales volume to the local market (Mexico) and exports.

Oxiteno exports a wide variety of chemical products including glycols, MEK, ethoxylated alkylphenols, glycol ether acetates, glycol ethers, ethanolamines, ethoxylated fatty amines and other ethoxylated products.

With the acquisition in December 2003 of CANAMEX, a Mexican specialty chemicals company, Oxiteno expects to establish a growing presence in the Mexican market for specialty chemicals and create a distribution platform for its product sales to the United States. CANAMEX has two production units, manufacturing principally ethoxylates, which were operating at 25% production capacity on the acquisition date due to serious financial difficulties being faced by CANAMEX. Currently, most of CANAMEX’s sales are destined to the domestic Mexican market, largely for the food, agrichemical, oil and textile segments. The remaining sales volume is exported, mainly to the United States.

For the year ended December 31, 2006, CANAMEX’s sales volume of 28,461 tons was incorporated in Oxiteno’s results.

In most cases, Oxiteno’s sales prices for its commodity chemicals in the export markets are based on international contract prices rather than international spot prices. International contract prices are fixed by reference to published data regarding the price at which industry participants have sold the relevant product. In general, Oxiteno’s operating margins on products sold in the international market are lower than operating margins for similar products sold in the domestic market. Nevertheless, Oxiteno deems it important to maintain a presence in international markets. Oxiteno intends to shift sales to the domestic market as local demand for its products increases, but will continue to export and will maintain its presence in the international market.

Customers. Oxiteno’s most important customers for its commodity chemicals are chemical companies, surface coating producers and polyester producers. In turn, the customers for specialty chemicals constitute a variety of industrial and commercial enterprises including brake fluid distributors, agrochemical producers, manufacturers of food additives and manufacturers of detergents and cosmetics. Oxiteno believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of a decrease in economic activity in any particular market.

Oxiteno’s principal customers in the domestic market include Mossi-Ghisolfi (formerly Rhodia Ster), which principally purchases ethylene glycols, Monsanto, which principally purchases ethanolamines, Clariant S.A., which principally purchases ethylene oxide and ethoxylated products, Indústrias Gessy Lever Ltda (Unilever), which principally purchases surfactants, and Braskem S.A., which principally purchases ethylene glycol. In the international market, Oxiteno sells both to industrial customers, including Manufacturas de Fibras Sintécticas S.A. (Mafissa), Voridian Argentina S.R.L., Unilever de Argentina S.A. and Cognis S.A., as well as trading companies and other third-party distributors. Oxiteno’s largest customer in the international market is Oxyde Chemicals, Inc., a major European trading company for glycol, which accounted for approximately 3% of Oxiteno’s total revenues in 2006. In 2006, Oxiteno’s ten largest customers accounted for 35% of its net sales. No single customer accounted for more than 10% of Oxiteno’s net sales in such year.

Competition. Oxiteno competes in the domestic market largely with imported products. Since 1990, it has had to operate in an increasingly competitive environment due to imports from international and transnational petrochemical industries. As imported products are mostly commodity chemicals, competition is based principally on price. Importers incur additional costs when selling their products in the Brazilian market, due to import tariffs which generally range between 12% and 14%, and additional freight charges. However, factors such as product quality, timely delivery, reliability of supply and technical service and support are also important competitive factors. Because it is a local producer, Oxiteno believes it has a particular competitive advantage over imports with regard to timely delivery and reliability of supply.

In the case of specialty chemicals, Oxiteno competes primarily with other Brazilian producers (which buy ethylene oxide from Oxiteno) and pricing is a less decisive competitive factor than with true commodity chemicals, while conformity with specifications, product performance and reliability of service are comparatively more important. Access to technology, technical assistance and research and development are important factors with regard to conformity to specifications and product performance, especially in the development of new products to meet customers’ needs. Oxiteno’s strategy involves ensuring access to technology through its own research and development activity, licensing and joint ventures, if appropriate opportunities become available.

Oxiteno’s principal competitors are Shell Brasil Ltda., Exxon Mobil Química Ltda., Dow Brasil S.A., Lyondell Química do Brasil Ltda., Cognis Brasil Ltda., Clariant S.A. and BASF S.A.

Research and development. Oxiteno carries on a wide range of research and development activities, principally related to the application of specialty chemicals and improvements in production processes. As of December 31, 2006, 126 employees of Oxiteno were engaged in research and development and engineering activities. Oxiteno’s research and development expenditures in 2006, 2005 and 2004 were R$18.4 million, R$17.4 million and R$15.4 million, respectively. In 2004, Oxiteno founded its own “Science and Technology Council,” with six of the world’s major specialists in tensoactives being members. The Council, which first met from December 7 to 10, 2004 and again in September 2005 and October 2006, analyzes critically the company’s research and development projects portfolio, as well as the methodology used. These recommendations enable the company to increase its efficiency in research and development, as well as enlarge its partnerships with international entities.

Raw materials. Oxiteno’s principal raw material is ethylene. For the year ended December 31, 2006, ethylene was responsible for 50% of Oxiteno’s variable costs of production and approximately 44% of its total cost of sales and services. Among Oxiteno’s other raw materials, the principal include butenes, ethyl, butyl and lauryl alcohols, oxygen and acetic acid.

Supply of ethylene constitutes an entry barrier for new ethylene oxide producers in the country since the current production capacity of ethylene by Brazilian crackers is committed to existing second generation companies, including Oxiteno, and significant investments are needed for the construction of a new cracker. Ethylene is difficult and expensive to transport and store because it must be kept at a temperature below -200 degrees Fahrenheit (-100 degrees Celsius) during transportation and storage, therefore importing and exporting of ethylene is generally uneconomical. Accordingly, the naphtha crackers, including Braskem and PQU, are largely dependent for their sales upon the second generation petrochemical companies, such as Oxiteno, located in the respective petrochemical complexes. However, ethylene oxide derivatives are regularly imported by the major international petrochemical companies and by international and domestic trading companies.

Ethylene supply. Ethylene is used for the production of ethylene oxide at the Camaçari plant and the Mauá plant. Braskem and PQU supply all of Oxiteno’s ethylene requirements for the Camaçari plant and Mauá plant, respectively, through pipelines, thus minimizing the costs of delivery of ethylene and helping to ensure the reliability of supply. See “Item 4.B. Business Overview — Petrochemicals and Chemicals — Overview of the sector and applicable regulations.”

In August 2006, Oxiteno signed a Memorandum of Understanding with Braskem amending the existing ethylene supply contract. According to this Memorandum of Understanding, Oxiteno is required to purchase at least 190,000 tons of ethylene per year, and Braskem is required to supply Oxiteno with up to 210,000 during 2007 and 2008. From 2009 to 2021, Braskem is required to supply Oxiteno with up to 265,000 tons of ethylene per year. Prior to the signing of this Memorandum of Understanding, Braskem was required to supply Oxiteno with up to 197,000 tons of ethylene per year. The newly agreed upon supply price is indexed to ethylene prices on international markets and on the volume purchased by Oxiteno.

In the case of ethylene supply from PQU, Oxiteno, like other purchasers from PQU, does not have a formal long-term contract relating to the volume or price of ethylene. However, PQU has made a formal commitment for the ethylene supply volume for Oxiteno.

Oxiteno does not maintain any significant storage of ethylene and any unexpected interruptions in supply from the crackers would have an immediate impact on Oxiteno’s production. The last unexpected interruption in the ethylene supply was in 1993, due to a pipeline fire that affected the naphtha delivery from Petrobras to Braskem, which caused a shutdown in the naphtha cracking operations, resulting in a 14-day shutdown in the Camaçari plant’s operations.

First generation petrochemical companies undergo scheduled maintenance stoppages. Oxiteno anticipates these stoppages by building up inventory. Oxiteno also uses these planned stoppages for regular maintenance work on its own plants or eventual substitution of catalysts or for expansion of installed capacity. Braskem’s last scheduled downtime was in January 2004 and there were no problems in the re-start.

Price of ethylene. The price of ethylene supplied by Braskem to Oxiteno for the production of goods to be sold in Brazil is indexed to ethylene prices on international markets as from August 2006. Until July 2006, the price of ethylene supplied by Braskem was determined by a margin sharing mechanism established in March 1997. Prior to March 1997, the price of ethylene was negotiated between Braskem and its ethylene customers on a monthly basis.

The following table shows the listed prices provided by Braskem and PQU for ethylene per metric ton for the periods indicated (period averages, except for maximum and minimum prices):

	Braskem	PQU
	(R$/ton)
2006
First Quarter	2,502.33	2,614.00
Second Quarter	2,479.67	2,666.67
Third Quarter	2,703.05	2,820.00
Fourth Quarter	2,688.65	2,823.33
Maximum Price in Year	2,730.49	2,840.00
Minimum Price in Year	2,335.00	2,552.00
Year Average	2,593.42	2,731.00

2005
First Quarter	2,566.00	2,766.33
Second Quarter	2,623.67	2,703.33
Third Quarter	2,286.33	2,409.33
Fourth Quarter	2,561.67	2,600.33
Maximum Price in Year	2,750.00	2,850.00
Minimum Price in Year	2,281.00	2,350.00
Year Average	2,509.42	2,619.92

2004
First Quarter	1,970.33	1,981.67
Second Quarter	2,155.00	2,259.67
Third Quarter	2,395.67	2,463.33
Fourth Quarter	2,713.39	2,835.12
Maximum Price in Year	2,925.18	2,933.35
Minimum Price in Year	1,752.00	1,760.00
Year Average	2,308.60	2,384.95

As naphtha is the main raw material for the production of ethylene in Brazil, fluctuations in the price of naphtha strongly influence fluctuations in the price of ethylene. Because the main determinant of the price of naphtha is the price of crude oil, the price of naphtha, and thus ethylene, is subject to fluctuations based on changes in the international oil price. The increases in the price of ethylene could affect Oxiteno’s competitiveness in the petrochemical market. See “Item 3.D. Key Information — Risk Factors — Risks Relating to Ultrapar and Its Industry.”

Other raw materials. For the year ended December 31, 2006, other raw materials, principally oxygen, lauryl alcohol, ethanol, C4, butyl alcohol, acetic acid, nonene, phenol, primary fatty amine, fuel oil and LAB accounted for approximately 30% of Oxiteno’s variable costs and 26% of its total costs of sales and services.

Oxiteno generally obtains these other raw materials from a variety of sources, except for phenol, which Oxiteno purchases principally from a single supplier, Rhodia Poliamida Especialidades Ltda., and for C4, which is supplied by Copesul.

Utilities. Steam, electric power and natural gas are the main utilities required for Oxiteno’s production. Part of the electricity and steam used by Oxiteno is generated internally and part is purchased from electricity companies and third-party suppliers of steam in the regions where Oxiteno’s plants are located. Natural gas is purchased from local companies.

Tax exemption status. Pursuant to legislation that provides tax relief for industries located in the northeast region of Brazil, Oxiteno benefited from an income tax exemption on operating profits from sales of its products at the Camaçari plant through 2006. In December 2006, the Camaçari plant’s tax exemption expired and a request was filed with ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, seeking a 75% income tax reduction until 2016. The income tax reduction was approved by ADENE in May 2007, and Oxiteno is waiting for the ruling of the Brazilian Tax Authorities, which has 120 days to make it. After this period, we expect to record the value of the reduction in its financial statements retroactively to January 01, 2007. Tax exemptions amounted to R$40.5 million, R$56.0 million and R$81.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. We cannot guarantee that there will be no amendments to the current tax legislation. For further information see Note 21(d) to our consolidated financial statements.

Maintenance and quality control. Oxiteno carries out a program of preventive maintenance at each of its plants and uses statistical analysis to help predict production problems. The stoppages due to the maintenance program take place at the same time as the stoppages for the change of the ethylene oxide catalyst. In the case of the ethylene oxide and ethylene glycol units at the Mauá and Camaçari plants, which have continuous production processes, maintenance is preferably scheduled for periods when the relevant cracker, which supplies ethylene to the plant, is scheduled to be shut down for maintenance. Each cracker is typically shut down for maintenance for a period of approximately 20 days every 36 to 48 months. The same happens to the Triunfo plant, which receives butane from Copesul. In the case of the other production units at such plants and the Tremembé plants, maintenance is performed during scheduled breaks in production. Oxiteno uses its own employees for specialized maintenance and uses third-party contractors for routine maintenance. In addition, Oxiteno has a team of employees responsible for quality control that operates continuously.

Health, safety and environmental matters. Oxiteno continuously monitors its compliance with federal, state and municipal legislation applicable to its various places of operation. In accordance with applicable law, Oxiteno is strictly liable for losses and damages of an environmental nature. See “Item 4.B. Business Overview — Distribution of Liquefied Petroleum Gas — Industry and Regulatory Overview.”

Each of Oxiteno’s plants is licensed by the competent environmental authorities. Licenses granted are valid for a fixed period of time and then must be renewed. The other terms of the licenses vary according to the applicable legislation and to the periodic inspections performed by environmental authorities.

Waste products from Oxiteno’s industrial plants are discharged in accordance with legal requirements. Effluents are discharged and treated in Oxiteno’s own treatment centers or by petrochemical complexes where it has activities. Oxiteno seeks to reprocess solid waste products in cement furnaces. Where reprocessing is not possible, these products are incinerated or deposited in landfills owned by Oxiteno. Oxiteno periodically monitors these discharge areas and to date there are no significant liabilities.

Oxiteno’s health and safety indicators are comparable to relevant international standards and are a priority in Oxiteno’s activities and in the action plans for the upcoming years.

In March 2002, Oxiteno obtained an SA 8000 certification, which establishes the parameters for a Quality Management System Focused on Social Responsibility. This certification covers various matters, including health, safety, labor relations and compliance with the current legislation.

In addition to the legal requirements, Oxiteno voluntarily complies with other requirements, such as those related to the Responsible Care Program, issued by ABIQUIM, the Brazilian Chemical Industries Association, which sets forth international standards for environmental protection and occupational health as well as safety measures to be followed by chemical product producers.

Logistics of Chemical Products and Fuels

Ultracargo

Ultracargo is a leading provider of integrated logistics for special bulk cargo in Brazil. Ultracargo’s main differentiating characteristic is its integration of different transport modes — road transportation facilities to storage facilities through warehousing at port terminals and rail junctions for the handling of products that require special handling. Transportation services include integrated multimodal transportation as well as the receiving and dispatching of customer’s goods. Ultracargo also offers ship loading and unloading services, the operation of pipelines, logistics programming and installation engineering. Ultracargo is one of the few companies in the Brazilian market to offer integrated transport and storage services to special bulk cargo. Ultracargo’s ten largest clients accounted for 64% of its revenues in 2006, with its three largest clients, Braskem, Ultragaz and Oxiteno accounting for 20%, 9% and 7%, respectively, of Ultracargo’s revenues.

Ultracargo’s strategic location of its operations, close to the main Brazilian port terminals, railroad junctions and roads, is one of the company’s main strengths and a key driver of integrated services profitability. The latest available data shows that Ultracargo accounted for approximately 70% of all tank capacity for liquids at the Aratu Terminal in the State of Bahia, which serves South America’s largest petrochemicals complex. The company is also present in the port of Santos, in the state of São Paulo, which was responsible for approximately 27% of the Brazilian foreign trade in 2005 (US$ 192 billion in 2005), according to last available data. The Santos Intermodal Terminal (TIS) is the second largest storage facility operated by Ultracargo and was inaugurated in mid-2005.

As of December 31, 2006, Ultracargo operated a fleet of approximately 590 tanker trucks and storage facilities with a capacity of 336,137 cubic meters and 11,200 square meters.

Ultracargo’s history is one of pioneering logistics solutions in the Brazilian market. Ultracargo implemented a radar-operated tank measurement system in 1996, increasing the safety of product loading and unloading. In addition, Ultracargo has introduced web-based systems allowing customers to monitor transportation and storage. This includes services such as e-cargo for producing customized reports and monitoring operations in real time and estoque.net, for consulting inventory positions — accessed through any Internet-enabled computer, permitting clients to effectively participate at all stages of transportation and storage.

Transportation. Ultracargo’s principal market for transportation is the chemical industry, for which transportation is provided by trucks between and among port terminals and first, second and third generation petrochemical companies operating at the various petrochemical complexes. Ultracargo has been establishing long-term relationships with key companies in the chemical industry, and provides its services on a negotiated basis with each individual customer.

Ultracargo, through a fleet of tanker trucks, offers transportation services for chemical products, fuels and other special bulk cargo in several major industrial regions in Brazil, as well as transportation services to Chile and Argentina. In 2006, Ultracargo operated a fleet of approximately 590 trucks and, in the years ended December 31, 2006, 2005 and 2004, transported approximately 2.1 million, 2.7 million and 2.6 million tons, respectively.

In the LPG distribution industry, Ultracargo provides transportation from Petrobras’ facilities to filling stations of the distributors and between the distributors and their final industrial clients, although in this case, on a reduced scale.

In 1997, Ultracargo began operating in the market for bulk transportation of solid chemical products, an important sector of the transport business in the domestic market in which products are transported utilizing special silos and semi-trailers. Ultracargo believes that there are good opportunities for growth in this market. For the year ended December 31, 2006, Ultracargo transported approximately 342,000 tons of solid chemical products which accounted for approximately 17% of Ultracargo’s revenues in this period.

Transportation regulation. Ultracargo’s principal market for transportation is the chemical industry. Therefore, besides the general Brazilian transports regulation (National Code of Traffic — Law 9,503/1997), Ultracargo is subject to specific legislation that rules the transportation of hazardous products, mainly Decree 96,044/88 and Portaria 204 of the Ministry of Transportation. According to these regulations, a vehicle transporting hazardous materials must have clear indication of what kind of products they are transporting as well as carry symbols identifying that the material is inflammable. The vehicle is also subject to INMETRO — Instituto Nacional de Metrologia, Normalização e Qualidade Industrial — inspection every three years in order to attest that it complies with the current legislation. The regulation also provides specific rules regarding parking, travel itinerary, documentation and emergency procedures. Violations of the legislation are subject to monetary fines and cancellation of the registry for products transportation.

Storage. Ultracargo provides storage facilities to Braskem and most of the second-generation petrochemical companies in the Northeastern Petrochemical Complex, including Oxiteno. Transactions between Ultracargo and Oxiteno are carried out strictly on an arm’s-length basis. At the end of 2003, Ultracargo maintained five storage terminals — in Aratu and Camaçari in the state of Bahia, in Paulínia and Santos in the state of São Paulo, and in Suape in the state of Pernambuco. In early 2004, Ultracargo completed construction of an intermodal terminal in Tatuí in the state of São Paulo and later in the year inaugurated another in Montes Claros, in the state of Minas Gerais.

Ultracargo completed the construction of a new intermodal terminal in Santos (TIS) in mid-2005. This project is Ultracargo’s second port installation to integrate road, rail and maritime transportation systems, the first being Aratu. Ultracargo’s investment in this terminal was approximately R$80 million. The terminal occupies an area of approximately 64,000 square meters that hosts 33,500 cubic meters of tankage space for chemical products, 40,000 cubic meters for alcohol and 38,000 cubic meters for vegetable oils. The terminal was built in partnership with Crystalsev and Cargill/ Coinbra.

In December 2006, Ultracargo completed the expansion of its terminal in Suape, adding 11,260 cubic meters to the previous capacity.

Tax exemption status. Pursuant to legislation which offers tax relief to industries located in the northeast region of Brazil, Ultracargo enjoys a 75% reduction in income tax on the total operating profits from its Aratu terminal, valid through 2012, and a 75% reduction in income tax on operating profits from acetic acids and butadiene product storage activities at the Suape Terminal, valid through 2015. For the years ended December 31, 2006, 2005 and 2004, tax breaks totaled R$1.0 million, R$3.1 million and R$3.4 million, respectively. We cannot assure that there will be no amendments to the current legislation. For further information see Note 21(d) to our consolidated financial statements.

Quality. In 2006, Ultracargo completed its ISO 9001:2000 recertification process. The evaluation process occurred under a unified Quality Management System for the entire country. In 2005, Ultracargo was the first Brazilian company to go through the recertification process by SASSMAQ (Safety, Health, Environment and Quality Evaluation System), a program from ABIQUIM, the Brazilian Chemical Industries Association. The purpose of the system is to ensure that service providers in this industry comply with the technical standards required by the chemical industry, reducing, therefore, the risks in transportation and distribution. Paulínia Intermodal Terminal (TIP) obtained the ISO 14000 certification in 2004.

Insurance

We maintain insurance policies covering all our facilities and which we consider appropriate to cover the risks to which we believe we are exposed, including loss and damage from fire, lightning, explosion of any nature, windstorm, plane crash and electrical damage. Our insurance policies provide coverage of up to a maximum of US$396 million as of December 31, 2006.

Oxiteno S.A. Indústria e Comércio and its subsidiaries, Oxiteno Nordeste S.A. Indústria e Comércio and CANAMEX Químicos S.A. de C.V., also maintain business interruption insurance against losses from potential accidents affecting their assets, with coverage of up to a maximum of US$233 million as of December 31, 2006.

We have additional insurance that covers all of our companies, with coverage of up to a maximum of US$200 million, for losses and damage incurred by third parties as a result of any accidents that occur in connection with our commercial/industrial operations and/or the distribution and sale of our products and services.

Finally, we also have group life insurance, personal accident insurance, health insurance and domestic and international transportation insurance.

We believe that our insurance covers, in all material respects, the risks to which we are exposed and is in line with industry standards in Brazil. However, the occurrence of losses or other liabilities that are not covered by insurance or that exceed the limits of our insurance coverage could result in significant unexpected additional costs to us.

Businesses of the Ipiranga Group

The Ipiranga Group was founded in 1937, through the creation of an oil refinery in the state of Rio Grande do Sul, in the Southern region of Brazil, which is currently part of RPI’s assets.

In the late 1950s, the Ipiranga Group started its fuel distribution business in the Southern region of Brazil through its subsidiary DPPI. Ipiranga expanded its business to other regions through the acquisition of Gulf Oil Corporation’s operations in Brazil, creating CBPI.

During the 1970s the Ipiranga Group began its operations in the Brazilian petrochemical industry. Through IPQ, the Ipiranga Group shared control of Copesul with Braskem, a naphtha-based cracker in the Southern region of Brazil.

Until April 18, 2007, the Ipiranga Group was controlled by 63 individuals, all related to the five founding families of the group.

The organizational structure of Ipiranga Group’s main subsidiaries as of December 31, 2006 was as follows:

*	ON means Common Shares

In April 2007, we acquired, on our behalf and on behalf of Petrobras and Braskem, a controlling stake in the Ipiranga Group. See “Item 4.A. Information on the Company—History and Development—Recent Developments—Acquisition of the Ipiranga Group.”

After the completion of the Acquisition, the businesses of the Ipiranga Group will be divided among Petrobras, Ultrapar and Braskem. Ultrapar will retain the fuel and lubricant distribution businesses located in the South and Southeast regions of Brazil; Petrobras will receive the fuel and lubricant distribution businesses located in the North, Northeast and Central West regions of Brazil; and Petrobras and Braskem will receive the Petrochemical Business, in the proportion of 60% for Braskem and 40% for Petrobras. RPI’s oil refining operations will be shared equally among Petrobras, Ultrapar and Braskem.

Fuel Distribution Business

As of December 31, 2006, Ipiranga, through its subsidiaries CBPI and DPPI, was the second largest fuel distribution company in Brazil, with a total volume sold of more than 14 thousand cubic meters, including gasoline, diesel, fuel oil, ethanol, kerosene and natural gas.

Ipiranga operates in the following three segments in the fuel distribution industry:

•	Retail–Ipiranga’s main segment in terms of volume sold, which primarily includes a service station network;

•	Industrial–Comprised of road transport companies, railroads and government entities; and

•	Wholesale–Primarily consisting of diesel sales to the agricultural sector.

As of December 31, 2006, Ipiranga had a network of approximately 4,200 service stations throughout Brazil, all operated by third parties, using the same brand name—Ipiranga. Of these service stations, the Southeast Distribution Business that we have acquired includes 3,300 service stations. According to ANP, Ipiranga had a 19% total market share in the Brazilian fuel distribution market in 2006.

Petrobras is the main supplier of oil-based fuels to Ipiranga. The supply of these products is based on a contract under which Petrobras is obligated to supply Ipiranga with a fixed volume of gasoline, diesel and fuel oil. The ethanol Ipiranga sells is acquired in the Brazilian market from various producers and a portion of the ethanol volume it sells is acquired through supply contracts.

The five largest fuel distributors in Brazil, which are all associated with SINDICOM, were responsible for more than 70% of the total volume of gasoline, ethanol, diesel and natural gas for vehicles sold in Brazil in 2006. These companies are BR Distribuidora, Petrobras’ subsidiary, Ipiranga, through CBPI and DPPI, Shell, Texaco and Esso.

Growth of the fuel distribution business is Brazil is primarily influenced by GDP and population income and indirectly influenced by credit availability, which influences the growth in the automobile sector.

Oil Refinery Business

The Ipiranga Group operates a small refinery in the state of Rio Grande do Sul, in the Southern region of Brazil. Ipiranga’s refinery’s nominal capacity is 17,000 barrels per day, and its principal products include gasoline, diesel, naphtha, fuel oil, LPG and kerosene. During 2006, Ipiranga faced difficulties in keeping its refinery operating at full capacity, due to an increase in international oil prices, to which Ipiranga’s refinery’s costs are linked, without a corresponding increase in oil derivatives prices in Brazil. This led Ipiranga to suspend its operations for five months during the year. In 2006, the average production of the refinery was 7,158 barrels per day, which represented 42% of the refinery’s nominal capacity, and the refinery’s market share reached 0.4% of the Brazilian market, according to ANP data.

Petrochemicals Business

The Ipiranga Group’s operations in the petrochemical business are conducted by two main subsidiaries, IQ and IPQ, through which it shares the control of Copesul with Braskem. IQ is primarily engaged in the distribution and production of solvents and petrochemical products and serves several market segments such as the adhesives, agrochemicals, cosmetics, leather, textiles, resins and lubricants. IPQ is the largest Latin American producer of high density polyethylene, with production capacity of 350,000 tons per year, and operates five industrial plants in the southern petrochemical complex in Brazil. IPQ also produces low density polyethylene and polypropylene, with production capacity of 150,000 tons per year of each product.

Copesul is a naphtha-based cracker located in the southern petrochemical complex, in the state of Rio Grande do Sul, with production capacity of approximately 3.2 million tons per year of petrochemicals. The main goods produced by Copesul are ethylene, of which Copesul is responsible for 33% of total Brazilian supply, benzene, propylene, butadiene, fuels and solvents. Copesul primarily serves the second generation companies in the southern petrochemical complex, with approximately 70% of its production being sold to such companies. In 2006, Copesul sold 3.0 million tons of petrochemicals, of which 40% was ethylene. In 2006, 42% of Copesul’s raw material was purchased from Petrobras and the remainder was imported.

C. Organizational Structure

The following chart shows our organizational structure(1) for our principal subsidiaries as of December 31, 2006:

(1)	Percentages represent approximate ownership of voting share capital and total capital (voting capital/total capital).
(2)	Minority participations in Utingás are mainly held by Liquigás Distribuidora S.A. and SHV Gas (31% and 8% of voting capital, respectively).

We conduct LPG distribution through our wholly owned subsidiary, Ultragaz. Ultragaz operates through its four primary subsidiaries, Companhia Ultragaz S.A., Bahiana, SP Gás and Utingás. The first three companies operate in the filling and distribution of LPG cylinders. Bahiana operates primarily in the northeast region of Brazil, and Companhia Ultragaz and SP Gas serve the rest of Brazil. Utingás is an LPG storage company, with facilities in the states of São Paulo and Paraná.

We conduct petrochemical and chemical activities through our wholly owned subsidiary, Oxiteno. Oxiteno operates in the petrochemical and chemical sector directly and through its subsidiaries, Oxiteno Nordeste S.A. and CANAMEX. Oxiteno operates two plants located in the state of São Paulo, and Oxiteno Nordeste operates one plant in Camaçari, in the state of Bahia, and a second plant in Triunfo, in the state of Rio Grande do Sul. We acquired CANAMEX, which has two plants in Mexico, in December 2003. Oleoquímica is the subsidiary through which we are constructing the fatty alcohol plant.

We conduct chemical products and fuel logistics through our wholly owned subsidiary, Ultracargo, which operates through its subsidiaries Transultra and Tequimar. Transultra provides transportation services throughout Brazil, as well as in Argentina and Chile. Tequimar maintains storage facilities at four port terminals located near two of the main petrochemical complexes in Brazil, Camaçari and São Paulo.

Ultragaz, Oxiteno and Ultracargo are each incorporated under the laws of Brazil.

D. Property, Plants and Equipment

Ultragaz

Plants. Ultragaz’ LPG distribution network includes 15 filling plants. LPG is carried to the filling plants either via gas pipelines from Petrobras’ installations, or by tanker truck. When LPG transportation is via gas pipeline the bases are known as primary and when transportation is via tanker truck, the bases are known as secondary. Ultragaz also operates LPG storage bases, known as satellite bases for supplying our trucks. Ultragaz maintains storage facilities for LPG cylinders and satellite bulk distribution plants at strategic locations in order to maintain supplies closer to its customer bases and thus to reduce transportation costs. Most of the LPG transported by truck from Petrobras to Ultragaz’ secondary plants is transported by Ultracargo’s fleet of tanker trucks on an arm’s-length basis. LPG is stored in the filling plants in large LPG storage tanks with a capacity of 60 tons per tank. In the case of LPG to be delivered in bulk, the LPG is pumped directly from the storage tanks into the bulk tankers. In the case of LPG to be delivered in cylinders, the LPG is pumped from the storage tanks into a number of filling heads, which deliver the LPG cylinders.

The following table sets forth the total storage capacity, total filling capacity (assuming one 8-hour shift per day) during 2006 and the 2006 average filling utilization for each of Ultragaz’ primary and secondary filling stations and satellite stations.

Base	Type	Total storage capacity	Filing capacity		2006 average filling utilization rate
		(in tons)	(in tons per month)
Capuava	Primary	720	13,136		94%
Santos	Primary	960	3,727		76%
São José dos Campos	Primary	960	4,725		86%
Rio de Janeiro	Primary	500	6,767		84%
Barueri	Secondary	1,500	4,100	(1)	137%
Araraquara	Satellite	60
Mauá	Satellite	720
Pouso Alegre	Satellite	60
Paulínia	Primary	1,500	9,827		98%
Araucária	Primary	240	9,677		81%
Canoas	Secondary	600	3,703		79%
Betim	Secondary	882	7,658		61%
Ribeirão Preto	Secondary	180	4,679	(1)	116%
Goiânia	Secondary	360	3,512		71%
São José do Rio Preto	Satellite	60
Araçatuba	Satellite	180
Bauru	Satellite	60
Cascavel	Satellite	120
Londrina	Satellite	60
Blumenau	Satellite	60
Chapecó	Satellite	60
Florianópolis	Satellite	60
Joinville	Satellite	60
Caxias do Sul	Satellite	60
Joaçaba	Satellite	60
Dois Vizinhos	Satellite	60
Ponta Grossa	Satellite	57
Sorocaba	Satellite	115
Mataripe	Primary	1,140	13,512		97%
Suape	Primary	500	3,292	(1)	118%
Caucáia	Secondary	300	4,164		98%
Aracajú	Secondary	240	4,246		69%
Maceió	Satellite	692
Juazeiro	Satellite	60
João Pessoa	Satellite	60
Pirajá	Satellite	60

Total		13,456	99,446		90%

(1)	These bases operated above capacity with more than one 8-hour shift per day.

In addition, Ultragaz maintains headquarters in the city of São Paulo and regional offices in the areas in which it operates. Ultragaz also maintains 84 retail stores.

Oxiteno

Oxiteno has five plants in Brazil: Camaçari, in the northeast complex, the Mauá plant in the São Paulo complex, the Triunfo plant in the southern complex and the Tremembé and Suzano plants in the state of São Paulo.

The following table sets forth the current ethylene oxide production capacity of Oxiteno’s plants in Brazil.

Units	Capacity
(in tons per year)
Camaçari	260,000
Mauá	52,000
Tremembé	—
Triunfo	—
Suzano	—

Total	312,000

Ethylene oxide is primarily an intermediate material used in the production of ethylene oxide derivatives — only approximately 3% of Oxiteno’s sales volume in the year ended December 31, 2006 were ethylene oxide. Therefore, Oxiteno’s total production output may not be determined by adding the capacities of ethylene oxide and its derivatives.

As Oxiteno’s capacity for ethylene oxide derivatives exceeds its ethylene oxide production capacity, Oxiteno cannot produce the maximum amount of each derivative product in any year and, accordingly, actual production of ethylene oxide derivatives is less than its capacity shown in the tables below.

However, the excess production capacity of ethylene oxide derivatives provides a degree of operating flexibility that enables the company to switch production partially to other products and re-manage its ethylene oxide output for derivative products depending on relative demand, thus mitigating the effects of reductions in demand for certain products resulting from downturns in the petrochemical business cycle.

Camaçari plant. The Camaçari plant, located in the Northeast Complex, was built by Oxiteno and commenced production in 1978. The Camaçari plant produces ethylene oxide and ethylene oxide derivatives, such as ethylene glycols, ethanolamines, glycol ethers and ethoxylated derivatives. In July 1997, a major modernization of this plant was completed adding 105 thousand tons of ethylene oxide production capacity.

The following table sets forth the production capacity of the Camaçari plant for each of its principal products.

Units	Capacity
(in metric tons per year)
Ethylene oxide	260,000
Ethylene glycols	285,000
Ethanolamines	45,000
Glycol ethers	25,000
Ethoxylated derivatives	130,000

In 2006, the Camaçari plant operated at approximately 91% of its production capacity.

Mauá plant. The Mauá plant, located in the São Paulo Complex, was the first plant built by Oxiteno and it commenced production in 1974. The Mauá plant has process units for ethylene oxide, ethylene glycols, glycol ethers, glycol ether acetates, natural alcohols and ethoxylated derivatives. In addition to the production units, the plant has drumming, storage, warehouse and maintenance facilities and also houses Oxiteno’s principal research and development laboratory.

The following table sets forth the current production capacity of the Mauá plant for each of its principal products.

Units	Capacity
(in metric tons per year)
Ethylene Oxide	52,000
Ethylene Glycols	35,000
Glycol Ethers	40,000
Acetates	32,000
C4+C5 Alcohols	10,000
Ethoxylated Derivatives	25,000
Alkylation	17,000
Esterification	4,000
Emulsification	3,000
Hydraulic fluids	30,000

In 2006, the Mauá plant operated at approximately 84% of its production capacity.

Tremembé plant. The Tremembé plant, located at Bairro dos Guedes, Tremembé, in the state of São Paulo, has three principal production units, a sulfonation/sulfation unit and two multipurpose units. The Tremembé plant commenced production in 1970 and was subsequently acquired by us in 1985.

The following table shows the current capacity of the principal units at the Tremembé plant.

Units	Capacity
(in metric tons per year)
Esterification	10,000
Specialties	15,000
Sulfonation/Sulfation	30,000
Betaines	10,000
Hydraulic fluids	3,200
Naphthalenes Sulfonates	9,000
Agricultural Blends	11,000

In 2006, the Tremembé plant operated at approximately 83% of its production capacity.

Suzano plant. In 2007, Oxiteno began operating a sulfonation and sulfation plant in Suzano, with a production capacity of 13,300 tons per year. This plant is managed by the Tremembé plant staff.

Triunfo plant. The Triunfo plant is located in the Southern Complex. The Triunfo plant was built by Oxiteno and started production in October 1989. The Triunfo plant has two process units, one for the production of secondary butyl alcohol, which is used in the production of MEK, and one for the production of MEK.

The following table shows the current capacity of the principal units at the Triunfo plant.

Units	Capacity
(in metric tons per year)
Oxygenated solvents	40,000

In 2006, the Triunfo plant operated at approximately 83% of its production capacity.

With the acquisition of CANAMEX in December 2003, Oxiteno acquired two specialty chemical plants in Mexico. As of December 31, 2006, the Coatzacoalcos plant has a production capacity of 44,000 tons per year of ethoxylates and the Guadalajara plant has a production capacity of 24,000 tons per year of specialty chemicals. In December 2006, the Guadalajara and the Coatzacoalcos plants operated at approximately 60% and 63% of their production capacity, respectively.

The following table sets forth Oxiteno’s overseas production plants:

Units	Capacity
(in metric tons per year)
Ethoxylated derivatives — Coatzacoalcos plant	44,000
Ethoxylated derivatives — Guadalajara plant	12,000
Esterification — Guadalajara plant	12,000

Ultracargo

The following tables set forth the principal products stored at, and the storage capacity operated by, Ultracargo’s facilities at December 31, 2006, and the average utilization of Ultracargo’s facilities during 2006.

Facility	Capacity (in cubic meters)	Average utilization %	Product Lines
Aratu (Bahia)	156,450	96%	Glycols, aromatics, acrylates, acrylonitrile, EDC, TDI, normal paraffins, linear alkyl benzene (LAB), linear alkyl sulphonate (LAS), methanol, ethers, alcohols, caustic soda, vegetable oil, fuels
Montes Claros (Minas Gerais)	4,400	88%	Fuels
Suape (Pernambuco)	48,610	74%	Fuels, VAM, acetic acid, styrene, butadiene
Santos (São Paulo)	4,696	100%	Vinyl Chloride Monomer
Santos — TIS (São Paulo) (including third-party facilities operated by Ultracargo)	111,500	42%	Styren monomer, mineral oil, EDC, linear alkyl benzene (LAB), alcohols (including ethanol), vegetable oil.
Paulínia Granel (São Paulo)	1,881	100%	PET
Paulínia Químico (São Paulo)	8,600	56%	Phenol, LAB, LAS
Total	324,877	74%

Facility	Capacity (in square meters)	Average utilization %	Product Lines
Paulínia (São Paulo)	6,000	63%	Chemical and other packed goods
Tatuí (São Paulo)	2,400	43%	Chemical and other packed goods
Camaçari (Bahia)	2,800	100%	Chemical and other packed goods

Total	11,200	68%

As of December 31, 2006, R$42.7 million of our consolidated debt was secured by property, plant and equipment.

ITEM 4A.	UNRESOLVED STAFF COMMENTS

None.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

A. Operating Results

You should read this discussion together with our consolidated financial statements, including the notes thereto, and other financial information included elsewhere in this annual report and in conjunction with the financial information included under “Item 3A. Selected Consolidated Financial Information.” Our consolidated financial statements have been prepared in accordance with Brazilian GAAP and the accompanying notes contain a description of the principal differences between such practices and U.S. GAAP, and a reconciliation to U.S. GAAP of net income for each of the three years in the period ended December 31, 2006 and shareholders’ equity for the periods ended December 31, 2006 and 2005. Our consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 were audited by the independent registered public accounting firm, Deloitte Touche Tohmatsu Auditores Independentes.

Overview

Our three principal businesses are:

•	the LPG distribution business, conducted by our wholly owned subsidiary Ultragaz;

•	the chemical and petrochemical business, conducted by our wholly owned subsidiary Oxiteno; and

•	logistics services for special bulk cargo, conducted by our wholly owned subsidiary Ultracargo.

Ultragaz sells LPG to the residential, commercial and industrial market segments. Oxiteno produces ethylene oxide and its principal derivatives, and is also a significant producer of specialty chemicals. It manufactures approximately 700 products used in various industrial sectors such as polyethylene terephthalate, or PET, packaging, polyester, textiles, paints, cosmetics and detergents. Ultracargo operates a fleet of trucks specialized in the transport of products that require special handling and maintains storage facilities at railroad junctions and port terminals.

Recent Development- Acquisition of the Ipiranga Group

Terms of Transaction. On March 19, 2007, Ultrapar, Petróleo Brasileiro S.A., or Petrobras, and Braskem S.A., or Braskem, announced the acquisition of Ipiranga Group, or the Acquisition. See “Item 4. Information of the Company – Business Overview – Business of Ipiranga Group”. After the completion of the Acquisition, the fuel distribution, petrochemical and oil refinery businesses of the Ipiranga Group will be separated and then owned and managed by Petrobras, Ultrapar and Braskem. Ultrapar will, following the successful completion of the transactions, retain the fuel distribution business in the south and southeast regions of Brazil and become the second-largest company in the fuel distribution business in Brazil, holding 15% of the market. See “Item 4.A. Information of the Company—History and Development of the Company—Recent Developments—Acquisition of the Ipiranga Group.”

Phases of Transaction. The Acquisition is divided into five phases: (1) acquisition of the shares held by the Key Shareholders by Ultrapar; (2) mandatory tender offers (pursuant to tag along rights held by minority shareholders under Brazilian Corporate Law and CVM rules) for the acquisition of the remaining common shares of RPI, DPPI, CBPI and IPQ; (3) tender offer for the delisting of Copesul’s common shares from the BOVESPA; (4) exchange offer by Ultrapar of the remaining common and preferred shares of RPI, DPPI and CBPI; and (5) separation of the Target Companies’ assets and the transfer of the Petrochemical Business to Braskem and Petrobras and the Northern Distribution Business to Petrobras. The completion of the transaction is expected to occur in the fourth quarter of 2007.

Brazilian economic background

Since most of our operating businesses are located in Brazil, we are significantly affected by Brazil’s economic and social conditions, including, but not limited to, gross domestic product, or GDP, growth rates, the domestic rate of inflation and exchange rate fluctuations.

Gross domestic product. In 2002, Brazil’s GDP grew by 1.5%, as a result of the political instability surrounding the presidential elections of October 2002, which caused foreign exchange rate devaluation, and an increase in interest rates, and undermined consumer confidence. In 2003, the GDP grew 0.5%, largely a reflection of the economic policy of holding the basic interest rate at high levels throughout the year as a means of controlling inflation. As government became more confident regarding inflation trends, interest rates were lowered, and Brazilian GDP grew by 4.9% in 2004. However, in order to meet inflation targets, the Central Bank increased interest rates again in 2005, and GDP growth decreased to 2.3% in the year ended December 31, 2005. During 2006, the Brazilian economy presented the same trend shown in the previous year and GDP grew by 2.9%. Our operations are significantly impacted by Brazilian GDP growth, specifically, sales of LPG to the commercial and industrial customers, Oxiteno’s sales to the domestic market and Ultracargo’s logistics operations. In addition, sales of LPG to residential customers are affected by the level of household income, which often bears a relation to GDP performance.

Inflation and currency fluctuations. Our cash operating expenses are substantially in reais and tend to increase with inflation. However, a significant portion of our costs of sales and services rendered are linked to the U.S. dollar and are not substantially affected by the Brazilian inflation rate. In addition, some of our real-denominated debt is indexed to take into account the effects of inflation. In 2002, the inflation rate as measured by the Índice Geral de Preços — Mercado, or the IGP-M, increased to 25.3%, reflecting the foreign exchange rate devaluation of 52.3%, largely due to uncertainties and risks inherent in the Brazilian presidential succession campaign. In 2003, the real appreciated 18% against the U.S. dollar, consequently diminishing inflationary pressures and resulting in an IGP-M of 8.7%. In 2004, the real appreciated further against the U.S. dollar and IGP-M for the year was 12.4%. In 2005 and 2006, the real continued to appreciate against the U.S. dollar, which, together with the increased average interest rates, resulted in an inflation rate of 1.2% and 3.9%, respectively, as measured by the IGP-M. Future governmental actions, including actions to adjust the value of the real in relation to the dollar, may increase inflation.

The principal foreign exchange risk we face arises from certain U.S. dollar denominated costs and expenses. Although a substantial part of our debt is dollar-denominated, it is currently hedged against currency devaluation through the use of various derivative instruments or matching investments in the same currency. Additionally, a significant part of our raw materials is also denominated or indexed to the U.S. dollar. A large part of our sales is denominated in reais, although prices in the chemical business are benchmarked to prices prevailing in the international markets and denominated in U.S. dollars. Hence, we are exposed to foreign exchange rate risks which could negatively impact our businesses, financial situation and operating results as well as our capacity to service our debt.

The table below shows the inflation rate for the periods indicated, as measured by the IGP-M as well as the devaluation of the real against the U.S. dollar.

	Year ended December 31,
Index	2006	2005	2004
General Price Index — IGP-M	3.9%	1.2%	12.4%
Devaluation (appreciation) of the real against the U.S. dollar	(8.7)%	(11.8)%	(8.1)%

We manage the foreign exchange risk associated with the scheduled payments under the terms of our U.S. dollar indebtedness by investing in U.S. dollar-denominated securities and foreign currency/interest swap contracts, under which we pay variable interest in reais based on the interbank certificate of deposit rate, or CDI, and receive fixed interest in U.S. currency. As of December 31, 2006 our total obligations denominated in foreign currency were R$901.0 million, including pre-export finance contracts and import payables. At the same date our total asset position in foreign currency was R$897.1 million, composed of investments indexed to U.S. dollars and swap instruments used to manage fluctuations of exchange rates and foreign currency receivables exposures. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Foreign exchange risk” for information about our foreign exchange risk hedging policy and Notes 13 and 18 to our consolidated financial statements.

Critical accounting policies and estimates

The presentation of our financial condition and results of operations requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities and may affect the reported amount of them as well as our revenues and expenses. Actual results may differ from those estimated under different variables, assumptions or conditions, even though our management believes that its accounting estimates are reasonable. The following paragraphs review the critical accounting estimates that management considers most important for understanding our financial condition, results of operations and cash flows. An accounting estimate is considered a critical accounting estimate if it meets the following criteria:

•	The accounting estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and

•

Different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial condition, results of operations or cash flows.

We have identified the following four of our accounting policies that can be considered critical.

Allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the subsequent inability of our customers to make required payments. The allowance for doubtful accounts is recorded in an amount we consider sufficient to cover any probable losses on realization of our accounts receivable from our customers, as well as other receivables, and is included as selling expenses; no adjustment is made to net sales and services revenue. In order to establish the allowance for doubtful accounts, our management constantly evaluates the amount and characteristics of our accounts receivable. When significant delays occur and the likelihood of receiving these payments decreases, a provision is made. In case receivables in arrears are guaranteed or there are reasonable grounds to believe they will be paid, no provision is made. If the financial conditions of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required in future periods. However, because we cannot predict with certainty the future financial stability of our customers, we cannot guarantee that our reserves will continue to be adequate. Actual credit losses may be greater than the allowance we have established, which could have a significant impact on our selling expenses. See Note 6 to our consolidated financial statements for additional information about our allowance for doubtful accounts.

Deferred Taxes. We recognize deferred tax assets and liabilities which do not expire, arising from tax loss carry forwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. We periodically review the deferred tax assets for recoverability and establish a valuation allowance, as required, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. In the event we or one of our subsidiaries operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we evaluate the need to establish a valuation allowance against all or a significant portion of our deferred tax assets, resulting in an increase in our effective tax rate, thereby decreasing net income. If we determine that we can realize a deferred tax in excess of our net recorded amount, we decrease the valuation allowance, thereby increasing net income. Significant management judgment is required in determining any valuation allowance. The principal uncertainty relates to the likelihood of future taxable income from the subsidiary that generated the deferred tax asset. A change in our projections of profitability could result in the need to record a valuation allowance against deferred tax assets, resulting in a negative impact of future results. See Note 21 to our consolidated financial statements for additional information on taxes.

Contingent liabilities. We are currently involved in certain legal and administrative proceedings that arise from our normal course of business as described in Note 19 to our consolidated financial statements and “Item 8. Financial Information — Legal Proceedings” We believe that the extent to which these contingencies are recognized in our consolidated financial statements is adequate. It is our policy to record accrued liabilities in regard to contingencies that can be reasonably estimated and could have a material adverse impact on the result of our operations or our financial condition, to the extent not covered by insurance, and that are likely to occur in the opinion of our management, based on information available to us including information obtained from our legal advisors. Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions, by the effectiveness of our strategies relating to these proceedings, by future developments in each matter being discussed or by changes in approach, such as a change in settlement strategy in dealing with these matters.

Fair value of financial instruments. We enter into foreign currency swap agreements in order to hedge our foreign exchange exposure. Under Brazilian GAAP, these swap agreements are recorded at their net settlement prices as determined on each balance sheet date in accordance with their contractual terms. In applying U.S. GAAP to our swap agreements we adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The accounting required under SFAS 133 is broader than under Brazilian GAAP, especially with respect to the overall treatment and definition of a derivative, when to record a derivative, the classification of derivatives, and when to designate a derivative as a hedge. Under this method of accounting we adjusted our foreign currency swaps to their fair values, with changes in fair values being recognized in earnings. Note 24I (i) to our consolidated financial statements provides additional information regarding the accounting of our swap agreements.

In order to estimate fair values, we consider several variables, such as interest rates, discount rates, foreign exchange rates and future cash flows. Our most important sources of information concerning these variables are the market projections of future exchange and interest rates provided by the Brazilian Mercantile & Future Exchange (BMF). We believe BMF to be the most adequate and reliable source of information available for our calculations. However, given the volatility inherent in financial markets, estimates concerning the variables used to calculate fair values are subject to constant change. As a consequence, our judgment related to, among other issues, the behavior of these variables, the selection of sources of information and the timing of calculation, directly affects the fair values of our swaps and the amount of gains or losses recorded in the income statement under U.S. GAAP.

Effects on Our Future Results of Operations — Acquisition of the Ipiranga Group

The Ipiranga Group operates a network of approximately 4,200 service stations through its operational companies CBPI and DPPI, and an oil refinery, through its operational company, RPI. It also has a major share of the petrochemical market, with the production of 650,000 tons of petrochemical resins through Ipiranga Petroquímica S.A., or IPQ, as well as joint control with Braskem of Copesul, Brazil’s second-largest petrochemical raw materials complex. Due to the nature of the fuel distribution business, fuel distributors generally earn lower margins than companies in Ultrapar’s sectors. Thus, Ipiranga’s EBITDA margins are lower than Ultrapar’s. In 2006 for example, the consolidated net revenues of DPPI totaled R$25 billion, with EBITDA of R$469 million and net income of R$161 million, whereas Ultrapar’s net revenues, EBITDA and net income were R$4.8 billion, R$516 million and R$282 million, respectively. As Ipiranga’s results will be consolidated into Ultrapar’s following the Acquisition, we expect Ultrapar’s margins will be lower than those reported for the year ended December 31, 2006.

Results of operations

The following discussion of our results of operations is based on the financial information derived from our consolidated financial statements prepared in accordance with Brazilian GAAP.

Year ended December 31, 2006 compared to the year ended December 31, 2005.

The following table shows a summary of our results of operations for the years ended December 31, 2006 and 2005:

	Year ended December 31, 2006	Percentage of net sales and services	Year ended December 31, 2005	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	4,794.1	100%	4,693.8	100%	2%
Cost of sales and services	(3,859.9)	81%	(3,783.4)	81%	2%

Gross profit	934.2	19%	910.4	19%	3%
Selling, general and administrative expenses	(605.1)	13%	(551.7)	12%	10%
Other operating income (expense), net	1.3	0%	(0.4)	0%	425%

Operating income before financial items	330.4	7%	358.3	8%	(8)%
Financial income (expense), net	30.6	1%	(27.3)	1%	212%
Non-operating income (expense), net	(18.5)	0%	(1.8)	0%	928%
Income and social contribution taxes	(56.1)	1%	(28.8)	1%	95%
Minority interest/equity in earnings of affiliates	(4.3)	0%	(1.2)	0%	258%
Net income	282.1	6%	299.2	6%	(6)%
Adjusted EBITDA(1)	516.2	11%	546.0	12%	(5)%

(1)	See footnote 7 under “Item 3A. Selected Consolidated Financial Data” for additional discussion of adjusted EBITDA and its reconciliation to other information in our financial statements.

Net sales and services. Net sales and services for the year ended December 31, 2006 increased by 2% to R$4,794.1 million from R$4,693.8 million for the year ended December 31, 2005.

The following table illustrates the change in sales in each of our segments:

	Year ended December 31,		Percent change
	2006	2005
	(in millions of reais)
Ultragaz	3,066.9	2,902.4	6%
Oxiteno	1,549.5	1,610.1	(4)%
Ultracargo	226.1	234.2	(3)%

Ultragaz’ net sales and services increased by 6% to R$3,066.9 million for the year ended December 31, 2006 compared to R$2,902.4 million for the year ended December 31, 2005. The increase in net sales was driven by the 1% growth in sales volume, a more favorable market and the benefits derived from a distribution program review at Ultragaz. During 2006 Ultragaz implemented a series of initiatives aimed at improving its profitability, including the redesign of its distribution structure in order to optimize its logistics assets, the implementation of new tools for sales channels management and the closing of certain facilities, among others.

Oxiteno’s net sales and services decreased 4% to R$1,549.5 million for the year ended December 31, 2006 compared to R$1,610.1 million for the year ended December 31, 2005. The decrease in Oxiteno’s net sales and services was mainly due to the 8.7% appreciation of the Brazilian real against the U.S. dollar in 2006 compared to 2005, since prices at Oxiteno are benchmarked to prices prevailing in international markets. The appreciation of the real was partially offset by the 4% increase in volume sold and by an improvement in Oxiteno’s sales mix, with increased proportion of sales volume (i) of specialty chemicals, which are higher added value products, and (ii) in the domestic market.

Ultracargo’s net sales and services decreased 3% to R$226.1 million for the year ended December 31, 2006, compared to R$234.2 million for the year ended December 31, 2005. Although the effective storage levels in the liquid and gas segments were 8% higher than in 2005 as a result of the consolidation of the company’s operations at the Santos Terminal — TIS, the total kilometrage traveled was 19% lower than that in 2005 due to a restructuring of the company’s customer portfolio in the transport segment, which focused on services with a higher aggregate value.

Cost of sales and services. Cost of sales and services increased by 2% to R$3,859.9 million for the year ended December 31, 2006, compared to R$3,783.4 million for the year ended December 31, 2005.

Ultragaz’ cost of sales and services increased by 2% to R$2,572.6 million for the year ended December 31, 2006 compared to R$2,530.8 million for the year ended December 31, 2005, mainly due to higher sales volume.

Oxiteno’s cost of sales and services increased by 4% to R$1,192.4 million for the year ended December 31, 2006 compared to R$1,150.7 million for the year ended December 31, 2005. This increase was mainly due to an 18% increase in the dollar cost of ethylene, its main raw material, and a 4% increase in sales volume, which were partly offset by the appreciation of the real against the U.S. dollar.

Ultracargo’s cost of sales and services decreased by 7% to R$143.6 million for the year ended December 31, 2006 from R$154.9 million for the year ended December 31, 2005. This decrease was a result of the reduction in the company’s transport operations.

Gross profit. Gross profit increased by 3% to R$934.2 million for the year ended December 31, 2006 compared to R$910.4 million for the year ended December 31, 2005. Ultragaz’ gross profit was R$494.3 million for the year ended December 31, 2006, a 33% increase compared to R$371.6 million for the year ended December 31, 2005. Oxiteno’s gross profit was R$357.1 million for the year ended December 31, 2006, a 22% decrease compared to R$459.4 million for the year ended December 31, 2005. Ultracargo’s gross profit was R$82.5 million for the year ended December 31, 2006, a 4% increase compared with R$79.3 million for the year ended December 31, 2005.

Selling, general and administrative expenses. Our selling, general and administrative expenses increased by 10% to R$605.1 million for the year ended December 31, 2006 from R$551.7 million for the year ended December 31, 2005.

Ultragaz’ selling, general and administrative expenses increased by 12% to R$327.0 million for the year ended December 31, 2006 compared to R$291.9 million for the year ended December 31, 2005. This increase reflects (i) salary increases as a result of the annual collective wage agreement and (ii) an increase in variable remuneration and profit sharing, reflecting the improvement in the company’s results.

Oxiteno’s selling, general and administrative expenses increased by 4% to R$212.2 million for the year ended December 31, 2006 compared to R$203.3 million for the year ended December 31, 2005, principally due to (i) an increase in volume sold, (ii) salary increases as a result of the annual collective wage agreement, and (iii) an increase in expenses at CANAMEX, which presented a 49% increase in volume sold in 2006.

Ultracargo’s selling, general and administrative expenses increased by 15% to R$71.0 million for the year ended December 31, 2006 compared to R$61.9 million for the year ended December 31, 2005, principally due to salary increases as a result of the annual collective wage agreement, in addition to extraordinary expenses related to the downsizing of the workforce during the second half of 2006 due to the restructuring in operations in the transport segment.

Operating income before financial items. Operating income before financial items decreased by 8% to R$330.4 million for the year ended December 31, 2006 compared to R$358.3 million for the year ended December 31, 2005. Ultragaz’ operating income before financial items for the year ended December 31, 2006 was R$167.3 million, a 115% increase compared to R$77.8 million compared to the year ended December 31, 2005. Oxiteno’s operating income before financial items was R$146.3 million for the year ended December 31, 2006, a 43% decrease compared to R$257.9 million for the year ended December 31, 2005. Ultracargo’s operating income before financial items was R$11.4 million for the year ended December 31, 2006, a 34% decrease compared to the R$17.2 million for the year ended December 31, 2005.

Financial income (expense), net. We reported net financial income of R$30.6 million for the year ended December 31, 2006, compared to a net financial expense of R$27.3 million for the year ended December 31, 2005. The R$57.9 million improvement was principally due to the non-recurring revenues of R$49.7 million as a result of favorable outcomes of lawsuits related to the payment of PIS and COFINS taxes by the company’s subsidiaries Oxiteno Nordeste, Oxiteno S.A., Companhia Ultragaz, Transultra and Ultracargo. Through its subsidiaries, Ultrapar had filed lawsuits questioning the levy of PIS and COFINS taxes on sources of income other than revenues. The Federal Supreme Court ruled in favor of Ultrapar, resulting in the addition of R$49.7 million to the company’s financial income in 2006. Ultrapar has other subsidiaries that are also appealing the levying of these taxes, which have yet to be ruled on. See Note 15 and 19(a) to our consolidated financial statements for more information.

As of December 31, 2006, we had a net cash position of R$120.7 million and a net foreign exchange rate exposure of R$(3.9) million. As of December 31, 2006 our total debt denominated in foreign currency was R$901.0 million, including pre-export finance contracts and import payables. At the same date our total asset position in foreign currency was R$897.1 million, composed of investments indexed to U.S. dollars and swap instruments used to manage fluctuations of exchange rates and foreign currency receivables exposures. See footnote 8 under “Item 3A. Selected Consolidated Financial Data” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

Non-operating income (expense), net. We reported a net non-operating expense of R$18.5 million for the year ended December 31, 2006 compared to a net non-operating expense of R$1.8 million for the year ended December 31, 2005. This net expense is primarily attributable to (i) the write-off of deferred assets related to studies and projects in the amount of R$13.7 million, and (ii) the result on the sale of property, plant and equipment, mainly gas cylinders and vehicles, and allowance for losses of investments in the amount of R$4.8 million.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$56.1 million for the year ended December 31, 2006, an increase of 95% from R$28.8 million for the year ended December 31, 2005. This increase is primarily due to higher pre-tax profit for Ultragaz, which is subject to greater tax rates than Oxiteno and Ultracargo, and a decrease in non-taxable revenues.

Minority interest/equity in earnings of affiliates. Minority interest and equity in earnings of affiliates was R$4.3 million for the year ended December 31, 2006, compared to R$1.2 million for the year ended December 31, 2005. Minority interest reflects our remaining minority stakes in certain subsidiaries, such as Utingás Armazenadora S.A. and Cia. Ultragaz S.A., which are not wholly owned by us.

Net income. As a result of the foregoing, net income for the year ended December 31, 2006 was R$282.1 million, a decrease of 6% compared to R$299.2 million for the year ended December 31, 2005.

Adjusted EBITDA. Adjusted EBITDA decreased by 5% to R$516.2 million for the year ended December 31, 2006, from R$546.0 million for the year ended December 31, 2005. Ultragaz reported adjusted EBITDA of R$280.5 million for the year ended December 31, 2006, a 44% increase compared to 2005, primarily due to benefits coming from the company’s distribution structure review and the improvement in the Brazilian LPG market. Oxiteno’s adjusted EBITDA amounted to R$191.6 million for the year ended December 31, 2006, a 36% decrease compared to 2005. This decrease was principally attributable to (i) the appreciation of the real and (ii) the increase in the cost of raw materials, especially ethylene, driven by higher oil prices. Ultracargo reported adjusted EBITDA of R$38.0 million for the year ended December 31, 2006, a 14% decrease compared to R$44.3 million in 2005, principally as a result of extraordinary costs and expenses as a result of discontinuing certain transport operations with lower aggregate value. See footnote 7 under “Item 3A. Selected Consolidated Financial Data” for a more complete discussion of adjusted EBITDA and its reconciliation to information in our consolidated financial statements.

On March 19, 2007 Ultrapar announced the Acquisition, the first phase of which, the purchase of the voting shares from the Key Shareholders of the Target Companies, was completed on April 18, 2007. See “Item 4A. History and Development of the Company — Recent developments” for more information about the Acquisition and “Item 5.A. Operating and Financial Review and Prospects — Effects on Our Future Results of Operations — Acquisition of the Ipiranga Group” for more information on the effects of this transaction on our future results of operations.

Year ended December 31, 2005 compared to the year ended December 31, 2004.

The following table shows a summary of our results of operations for the years ended December 31, 2005 and 2004:

	Year ended December 31, 2005	Percentage of net sales and services	Year ended December 31, 2004	Percentage of net sales and services	Percent change
	(in millions of reais, except percentages)
Net sales and services	4,693.8	100%	4,784.2	100%	(2)%
Cost of sales and services	(3,783.4)	81%	(3,669.9)	77%	3%

Gross profit	910.4	19%	1,114.3	23%	(18)%
Selling, general and administrative expenses	(551.7)	12%	(555.9)	12%	(1)%
Other operating income (expense), net	(0.4)	0%	5.5	0%	(107)%

Operating income before financial items	358.3	8%	563.9	12%	(36)%
Financial income (expense), net	(27.3)	1%	(45.0)	1%	(39)%
Non-operating income (expense), net	(1.8)	0%	(16.0)	0%	(89)%
Income and social contribution taxes	(28.8)	1%	(83.0)	2%	(65)%
Minority interest/equity in earnings of affiliates	(1.2)	0%	(5.4)	0%	(78)%

Net income	299.2	6%	414.5	9%	(28)%
Adjusted EBITDA(1)	546.0		736.6		(26)%

(1)	See footnote 7 under “Item 3A. Selected Consolidated Financial Data” for a more complete discussion of adjusted EBITDA and its reconciliation to information in our financial statements.

Net sales and services. Net sales and services for the year ended December 31, 2005 decreased to R$4,693.8 million from R$4,784.2 million for the year ended December 31, 2004.

The following table illustrates the change in sales in each of our segments:

	Year ended December 31,		Percent change
	2005	2004
	(in millions of reais)
Ultragaz	2,902.4	2,968.1	(2)%
Oxiteno	1,610.1	1,662.7	(3)%
Ultracargo	234.2	197.3	19%

Ultragaz’ net sales and services were R$2,902.4 million for the year ended December 31, 2005, a decrease of 2% compared to R$2,968.1 million for the year ended December 31, 2004. The decrease in net sales was largely driven by the 1% lower sales volume and the effect of a retraction in the Brazilian LPG market.

Oxiteno’s net sales and services decreased to R$1,610.1 million for the year ended December 31, 2005, a 3% reduction compared to R$1,662.7 million for the year ended December 31, 2004. The decrease in Oxiteno’s net sales and services was mainly due to the 17% appreciation in the Brazilian real against the U.S. dollar in 2005 compared to 2004, since prices at Oxiteno are benchmarked to prices prevailing in the international markets. The appreciation of the real was partially offset by an improvement in sales mix, with sales growth in the domestic market. Domestic sales grew as a function of the increased market share in the customers served by Oxiteno, mainly in the cosmetics and detergents, paints and varnishes and polyester industries.

Ultracargo’s net sales and services increased to R$234.2 million for the year ended December 31, 2005, a growth of 19% compared to R$197.3 million for the year ended December 31, 2004. This increase in net sales and services reflects an increased volume of operations and contractual tariffs readjustments. Ultracargo’s average stored volumes of liquids and gases increased by 8% for the year ended December 31, 2005 compared to the same period in 2004, largely as a result of a growth in its number of customers and the commencement of operations of the Santos Terminal in July 2005 and the Montes Claros Terminal in November 2004. Total kilometers traveled by Ultracargo’s transport segment increased by 5% for the year ended December 31, 2005 compared to 2004.

Cost of sales and services. Cost of sales and services increased by 3% to R$3,783.4 million for the year ended December 31, 2005, compared to R$3,669.9 million for the year ended December 31, 2004.

Ultragaz’ cost of sales and services were nearly unchanged at R$2,530.8 million for the year ended December 31, 2005, compared to R$2,519.8 million for the year ended December 31, 2004, despite a 1% decrease in sales volume, primarily as a result of the increases in the cost of fuel and freight.

Oxiteno’s cost of sales and services rose by 8% to R$1,150.7 million for the year ended December 31, 2005 from R$1,069.0 million in 2004. This increase was mainly due to (i) an increase in the cost of raw materials, particularly ethylene, arising from higher oil prices and (ii) the growth in sales volumes.

Ultracargo’s cost of sales and services increased 24% to R$154.9 million for the year ended December 31, 2005 from R$125.0 million for the year ended December 31, 2004. This increase was principally attributable to its new operations in Santos and Montes Claros intermodal terminals and was constituted of (i) a R$10.9 million increase in third-party freight costs and costs of fuel, tires and spare parts (ii) a R$9.6 million increase in depreciation due to an increase in permanent assets and (iii) a R$3.2 million increase in personnel costs under its annual collective wage agreements and expansion in the size of the workforce to staff its new operations.

Gross profit. Gross profit decreased by 18% to R$910.4 million for the year ended December 31, 2005 from R$1,114.3 million for the year ended December 31, 2004. Ultragaz’ gross profit was R$371.6 million for the year ended December 31, 2005, 17% lower than the gross profit of R$448.3 million reported in 2004. Oxiteno’s gross profit was R$459.4 million for the year ended December 31, 2005, a 23% decrease compared with R$593.7 million in 2004. Ultracargo’s gross profit was R$79.3 million for the year ended December 31, 2005, a 10% increase compared with R$72.3 million in 2004.

Selling, general and administrative expenses. Our selling, general and administrative expenses decreased by 1% to R$551.7 million for the year ended December 31, 2005 from R$555.9 million for the year ended December 31, 2004.

Ultragaz’ selling, general and administrative expenses decreased by 2% to R$291.9 million for the year ended December 31, 2005 from R$298.2 million for the year ended December 31, 2004. This decrease reflects (i) a decrease of 1% in sales volume; (ii) expense rationalization programs and optimization initiatives developed during the year; and (iii) lower provision for employee profit sharing.

Oxiteno’s selling, general and administrative expenses decreased by 5% to R$203.3 million for the year ended December 31, 2005 from R$213.1 million in 2004, principally as a result of (i) lower provision for employee profit sharing and (ii) lower export freight expenses due to lower export sales.

Ultracargo’s selling, general and administrative expenses rose 22% to R$61.9 million for the year ended December 31, 2005 from R$50.8 million in 2004. General and administrative expenses increased R$11.0 million, principally as a result of (i) higher operational volume and (ii) wage increases in accordance with the terms of its annual collective wage agreements.

Operating income before financial items. Our operating income before financial items decreased by 36% to R$358.3 million for the year ended December 31, 2005 from R$563.9 million for the year ended December 31, 2004. This was mainly due to the decrease in Ultragaz’ and Oxiteno’s operating results. Ultragaz’ operating income before financial items for the year ended December 31, 2005 was R$77.8 million, a 49% decrease compared to R$152.7 million in 2004. At Oxiteno, operating income before financial items was R$257.9 million for the year ended December 31, 2005, a 33% decrease compared to R$382.9 million in 2004. Ultracargo’s operating income before financial items was R$17.2 million for the year ended December 31, 2005, a 25% decrease compared to the R$23.0 million in 2004.

Financial income (expense), net. We reported net financial expenses of R$27.3 million for the year ended December 31, 2005, a decrease of 39% compared to a net financial expense of R$45.0 million for the year ended December 31, 2004. The R$17.7 million improvement was principally due to the R$56.7 million increase in interest income from financial investments, as a result of our higher average cash position, which was partially offset by the R$39.1 million increase in interest expenses.

As of December 31, 2005, we had a net cash position of R$191.2 million and a net asset foreign exchange rate exposure of R$13.6 million. As of December 31, 2005 our total liabilities denominated in foreign currency was R$860.3 million, including pre-export finance contracts and import payables. At the same date our total asset position in foreign currency was R$873.9 million, composed of investments indexed to U.S. dollars and swap instruments used to manage fluctuations of exchange rates and foreign currency receivables exposures. See footnote 8 under “Item 3A. Selected Consolidated Financial Data” for a more complete discussion of net cash (debt) and its reconciliation to information in our financial statements.

Non-operating income (expense), net. We reported a net non-operating expense of R$1.8 million for the year ended December 31, 2005 compared to a net non-operating expense of R$16.0 million for the year ended December 31, 2004. This net expense is primarily attributable to the scrapping of storage cylinders by Ultragaz in both periods.

Income and social contribution taxes. Income and social contribution tax expenses amounted to R$28.8 million for the year ended December 31, 2005, a decrease of 65% from R$83.0 million for the year ended December 31, 2004. This decrease is primarily due to lower pre-tax profit and an increase in non-taxable revenues.

Minority interest/equity in earnings of affiliates. Minority interest and equity in earnings of affiliates was R$1.2 million for the year ended December 31, 2005, compared to R$5.4 million for the same period in 2004. Minority interest reflects remaining minority stakes in certain of our subsidiaries, such as Utingás Armazenadora S.A. and Cia. Ultragaz S.A., which are not wholly owned by us. The decrease in minority interest for the year ended December 31, 2005 compared to 2004 is due to a decrease in the results of operations of these subsidiaries. In addition, Ultrapar invested R$10.0 million to acquire a 7.3% interest in Companhia Ultragaz held by Nacional Investimentos S.A. in December 2004, which reduced minority interests in the company.

Net income. As a result of the foregoing, net income for the year ended December 31, 2005 was R$299.2 million, a decrease of 28% compared to R$414.5 million in 2004.

Adjusted EBITDA. Adjusted EBITDA decreased by 26% to R$546.0 million for the year ended December 31, 2005, from R$736.6 million for the year ended December 31, 2004. Ultragaz reported adjusted EBITDA of R$195.1 million for the year ended December 31, 2005, a 27% decrease compared to 2004, driven by the reduction of 1% in the LPG market and the impact of oil price increases on the company’s distribution costs. Oxiteno’s adjusted EBITDA amounted to R$300.2 million for the year ended December 31, 2005, a 29% decrease compared to 2004. This decrease was principally attributable to the appreciation of the real and the increase in the cost of raw materials, especially ethylene, driven by higher oil prices. Ultracargo reported adjusted EBITDA of R$44.3 million for the year ended December 31, 2005, a 9% increase compared to R$40.5 million in 2004, principally as a result of expansion in operational volume. See footnote 7 under “Item 3A. Selected Consolidated Financial Data” for a more complete discussion of adjusted EBITDA and its reconciliation to information in our consolidated financial statements.

B. Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operations and financing. We believe that these sources will continue to be sufficient to satisfy our current funding requirements, which include, but are not limited to, working capital, capital expenditures, amortization of debt and payment of dividends.

From time to time, we examine the opportunities for acquisitions and investments. We consider different types of investments, either direct or through subsidiaries, joint ventures, or affiliated companies. We finance such investments using cash generated from our operations, through funding raised in the capital markets, through capital increases or through a combination of these methods.

Sources and uses of funds

Net cash flow from operations was R$384.3 million, R$410.0 million and R$539.6 million for 2006, 2005 and 2004, respectively. Our cash flow from operations decreased by R$25.7 million in 2006 compared to 2005 and R$129.6 million in 2005 compared to 2004, mainly reflecting the decrease in our net income. Net cash flow from financing activities amounted to R$(183.6) million, R$762.0 million and R$(176.8) million in the years ended December 31, 2006, 2005 and 2004, respectively. The decrease in cash flow from financing activities in 2006 compared to 2005 reflects no major new debt issuances in 2006. The increase in cash flow from financing in 2005, compared to 2004 was mainly due to the issue of (i) R$300 million in debentures in the domestic market in April 2005 and (ii) US$250 million in notes in the international market in December 2005.

Investing activities consumed net cash of R$915.5 million, R$676.3 million and R$303.1 million in the years ended December 31, 2006, 2005 and 2004, respectively. Acquisitions of property, plant and equipment and additions to intangible assets and deferred charges consumed R$339.6 million, R$230.7 million and R$273.7 million in 2006, 2005 and 2004, respectively. For the year ended December 31, 2006, investing activities were mainly composed of fixed asset modernization and expansion of production capacity for specialty chemicals.

We made several acquisitions during the period presented in this annual report which are reflected in our results from operations and financial condition. The acquisition of ownership interests, including the acquisitions of Nacional Investimentos S.A.’s interest in Ultragaz and the operating assets of Rhodia Especialidades Mexico in 2004 used cash of R$18.4 million. None of these acquisitions is “significant” as defined in Rule 11- 01(b) of Regulation S-X of the Securities Act of 1933, as amended. For more information on our investments and capital expenditures, see “Item 5.B. — Liquidity and Capital Resources — Investments.”

We believe we have sufficient working capital for our present requirements. We have R$167.9 million in debt maturing from January 2007 through December 2007. Additionally we have a R$546 million capital expenditures budget for 2007.

On December 20, 2005, we issued US$250 million in notes with a ten-year term in the international capital markets. The proceeds from these notes will be used to refinance existing debt obligations, extend maturities, fund potential acquisitions and for general corporate purposes.

As of December 2006, we had R$1,670.4 million in cash, cash equivalents, short-and long-term investments.

We anticipate that we will spend approximately R$3.1 billion in the next five years to meet long-term contractual obligations described in the Tabular Disclosure of Contractual Obligations below and budgeted capital expenditures. We expect to meet these cash requirements through a combination of cash generated from operating activities and cash generated by financing activities, including new debt financing and the refinancing of some of our indebtedness as it becomes due.

Additionally, in connection with the Acquisition, we anticipate that we will spend approximately R$0.9 billion during 2007, as follows:

•

Approximately R$0.7 billion paid in April 18, 2007 for the shares owned by the Key Shareholders, which was financed primarily with proceeds from the first tranche of the issuance of debentures in Brazil totaling R$675 million; and

•

Approximately R$0.2 billion to be paid in connection with the tender offers for the voting shares of minority shareholders of the Ipiranga Group, which will be financed primarily with proceeds from the second tranche of the issuance of debentures in Brazil totaling R$214 million.

After the completion of the Separation of the Assets of Ipiranga among Ultrapar, Petrobras and Braskem, as described in, Petrobras and Braskem will pay Ultrapar approximately R$1.7 billion cash for the assets they will receive and for the 54 million shares that Ultrapar will issue to complete the Share Exchange Transactions. See “Item 4.B. Information on the Company — Business Overview — History and Development of the Company — Recent Events.”

Indebtedness

As of December 31, 2006, our consolidated short-and long-term debt was as follows:

Indebtedness*	Currency	Interest Rate(1)	Principal amount of outstanding and accrued interest through December 31,
			2006	2005	2004
			(in millions of reais)
Foreign currency-denominated loans:
Notes due in 2005	US$	—			151.5
Syndicated loan	US$	5.05%	128.5	140.6	—
Notes due in 2015	US$	7.25%	535.6	586.5	—
Notes due in 2020	US$	9.00%	128.7	—	—
Export prepayment(2)	US$	6.20% to 6.41%	11.1	44.9	129.8
Advances on Foreign Exchange Contracts	US$	5.20% to 5.65%	1.3	9.8	3.3
BNDES — National Bank for Economic and Social Development	UMBNDES(3)	8.30% to 10.05%	12.9	22.3	20.8
BNDES — National Bank for Economic and Social Development	US$	7.35% to 10.50%	10.1	0.3	—
Financing of Inventories and Property Plant & Equipment	MX$(4)	TIIE(4) +1.0% to 2.0%	14.4	11.0	8.8
Working capital loan	MX$(4)	TIIE(4) + 1.0%	1.4	0.4	0.5
Foreign Financing	US$	LIBOR + 2.0%	26.2	28.5	32.2

Real-denominated loans:
BNDES-National Bank for Economic and Social Development	R$	TJLP(5) + 1.5% to 4.85%	199.9	173.0	130.2
BNDES-National Bank for Economic and Social Development	R$	IGPM(6) + 6.5%	7.0	11.2	15.5
FINEP — Research and Projects Financing	R$	TJLP(5) -2.0% to 5.0%	46.9	38.1	24.4
FINAME — Financing for Machines and Equipment	R$	TJLP(5) + 2.5% to 4.85%	40.7	47.7	34.1
Debentures	R$	102.5% of CDI	312.8	317.9	—
BNB	R$	11.9% to 14.0%	19.8	—	—
Other	R$		0.2	0.2	—
Total loans	R$		1,497.4	1,432.4	551.1

Unrealized losses on swaps transactions			52.3	48.1	88.6

Total			1,549.7	1,480.5	639.7

*	Does not include Indebtedness of the Ipiranga Group. See “—Indebtedness related to Ipiranga Group.”
(1)	Interest rate only as of 2006.
(2)	Net of linked operations.
(3)	UMBNDES is based on the average currency basket of the BNDES. The currency basket is a composition of all BNDES foreign currency debts.
(4)	MX$ is the Mexican currency and TIIE is the Mexican interbank interest rate.
(5)	TJLP (Long-Term Interest Rate) is a nominal rate of interest established quarterly. On December 31, 2006, TJLP was fixed at 6.85% p.a.
(6)	IGPM is the General Market Price Index in Brazil.

Our consolidated debt as of December 31, 2006 had the following maturity schedule:

Maturity	Amount
(in millions of reais)
January 1, 2007 to December 31, 2007	167.9
January 1, 2008 to December 31, 2008	529.3
January 1, 2009 to December 31, 2009	101.5
January 1, 2010 to December 31, 2010	37.4
January 1, 2011 to December 31, 2011	21.7
Thereafter	691.9

Total	1,549.7

As of December 31, 2006, R$42.7 million of our consolidated debt was secured by property, plant and equipment, R$7.0 million was secured by shares of affiliated companies and by guarantees provided by minority shareholders. As of December 31, 2006, we guaranteed a portion of our subsidiaries’ indebtedness in the amount of R$1,073.1 million.

Ultragaz notes. In June 1997, Ultragaz issued US$60 million in notes (the “Original Notes”) maturing in 2005. In June 2005, maturity was extended to June 2020, with put/call options in June 2008.

In June 2005, Oxiteno’s subsidiary Oxiteno Overseas Corp., or Oxiteno Overseas, acquired the full amount of Original Notes issued by Ultragaz, with funds from a syndicated loan in the amount of US$60 million with maturity in June 2008 and interest rate of 5.05% per year. The syndicated loan was guaranteed by the Company and the subsidiary Oxiteno.

In April 2006, Oxiteno Overseas sold the Original Notes to a financial institution. Concurrently, the subsidiary acquired from this financial institution a credit linked note backed by the Original Notes, as mentioned in Note 5 to our consolidated financial statements, thus obtaining an additional return on this investment. The transaction matures in 2020, and either Oxiteno or the financial institution may redeem it early, although the subsidiary has only an annual option of redemption (purchase) from June 2008 onward. In the event of insolvency of the financial institution, Ultragaz would be required to settle the Original Notes, although Oxiteno Overseas would continue to be creditor of the credit linked note. Thus, the Company is no longer eliminating the Original Notes from its financial statements.

LPG International Notes. In December 2005, Ultragaz’ subsidiary, LPG International Inc., issued notes in the amount of US$250 million, maturing in December 2015, with annual interest rate of 7.25% paid semiannually, with the first payment made in June 2006. The issue price was 98.75% of the notes’ face value, which represented a total yield for investors of 7.429% per year upon issuance. The notes were guaranteed by the Company and Oxiteno.

As a result of the issuance these notes and the syndicated loan, the Company and its subsidiaries mentioned above are subject to covenants that, among other things:

•

limit transactions with shareholders that hold 5% or more of any class of Capital Stock of the Company, except upon fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with a third-party;

•	require board approval for transactions with related parties totaling more than US$15 million (except transactions with or between subsidiaries);

•	restrict the sale of all or substantially all assets of the Company and its subsidiaries;

•	restrict encumbrances on assets in excess of US$150 million or 15% of the value of consolidated tangible assets;

•	require us to maintain a ratio between consolidated net debt and consolidated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of no more than 3.5; and

•	require us to maintain a ratio between consolidated EBITDA and consolidated net financial expenses of at least 1.5.

The restrictions imposed on the Company and its subsidiaries are customary for transactions of this nature and have not limited their abilities to conduct their businesses to date.

Indebtedness related to the Ipiranga Group

In connection with the Acquisition, Ultrapar will also assume the net debt of CBPI and DPPI, which, as of December 31, 2006, consisted of:

•

R$706 million in gross financial debt, primarily comprised of R$350 million in debentures issued in 2006 in Brazil, with a 5-year term, at 103.8% of the CDI rate and approximately R$120 million in notes held overseas and due in 2008, with a 9.875% coupon;

•	R$194 million related to pension funds, dividends payable and other contingencies; and

•	R$327 million in cash, cash equivalents and receivables from related parties.

Additionally, Ultrapar’s payment in the Acquisition will be financed by the issuance of debentures in Brazil, as described above in “Item 5.B.—Liquidity and Capital Resources—Sources and uses of funds.”

Investments

Equity investments

The table below shows our investments in shareholding stakes for the years ended December 31, 2006, 2005 and 2004. For more details on these acquisitions see “Item 4.A. Key Information — History and Development of the Company — Investments.”

	Year ended December 31,
Company	2006	2005	2004
	(in millions of reais)
Ultragaz	0.1		10.3
Oxiteno	0.1	—	—
Ultracargo	—	—	—
Others(1)	1.1	—	6.8

Total	1.3	—	17.1

(1)	Share repurchase program included in our consolidated statement of cash flows under “Cash flows from financing activities — Other.”

Investments in permanent assets and deferred charges

The following table sets forth our investments in permanent assets and deferred charges for the years ended December 31, 2006, 2005 and 2004.

	Year ended December 31
	2006	2005	2004
	(in millions of reais)
Ultragaz	115.3	89.4	94.0
Oxiteno	179.0	96.3	86.8
Ultracargo	43.8	44.4	92.2
Others(1)	2.1.4	0.6	0.7

Total capital expenditures	339.6	230.7	273.7
Disposals	(20.7)	(12.0)	(6.0)

Total capital expenditures, net of disposals	318.9	218.7	267.7

(1)	Includes expenditures related to maintenance of our headquarters which is performed by our wholly owned subsidiary Imaven Imóveis e Agropecuária Ltda.

At Ultragaz, our investment strategy has been to expand the small bulk delivery distribution, enhance our assets and to consolidate our geographic coverage. During the years ended December 31, 2006, 2005 and 2004, investments focused on expanding the small bulk market segment (UltraSystem), on fleet renewal and on the replacement of cylinders.

At Oxiteno, during the years ended December 31, 2006, 2005 and 2004, capital expenditures were largely focused on increasing installed production capacity of specialty chemicals, including the construction of fatty alcohols plant in Camaçari, the modernization of industrial plants, and the development of new products.

At Ultracargo, during 2006 we have invested in expanding the Suape terminal and in the maintenance of our existing storage facilities and truck fleet. For the years ended December 31, 2005 and 2004, Ultracargo’s capital expenditures focused on the construction of the Santos terminal and on fleet expansion.

The investment plan for 2007 has a total budget of R$546 million, R$414 million to be invested in Oxiteno, R$100 million in Ultragaz and R$31 million in Ultracargo. Investments at Oxiteno consist of (i) the completion of the fatty alcohols plant, whose opening is scheduled for late 2007, (ii) expansion of ethylene oxide production capacity — a significant part of the expansion of the unit in Mauá and the start of an expansion in Camaçari — and (iii) expansion in the production capacity of specialty chemicals. At Ultragaz, in addition to the investments started in 2006, other investments will be made in information technology to support its distribution structure review program, whereby it implemented a series of initiatives aiming at improving its profitability, including the redesign of its distribution structure in order to optimize its logistics assets, the implementation of new tools for sales channels management and the closing of facilities, among others. At Ultracargo, investments will be allocated to the expansion of its assets, particularly the Aratu terminal in Bahia, which will store palm oil, the main raw material for Oxiteno’s new fatty alcohols plant. Ultracargo will also continue to invest in information technology.

Investments in Connection with the Ipiranga Group

See “Item 4.A. Information on the Company — History and Development of the Company — Recent Developments” for more information about Ultrapar’s investment in the acquisition of the Ipiranga Group.

The 2007 capex budget for Ipiranga’s business that Ultrapar will retain following completion of the Acquisition is approximately R$200 million.

U.S. GAAP reconciliation

Our net income under Brazilian GAAP was R$282.1 million, R$299.2 million and R$414.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Under U.S. GAAP, we had net income of R$280.5 million, R$288.9 million and R$413.3 million, respectively, for the years ended December 31, 2006, 2005 and 2004, respectively.

Our shareholders’ equity under Brazilian GAAP as of December 31, 2006 and 2005 was R$1,933.5 million and R$1,790.1 million, respectively. Under U.S. GAAP, we had shareholders’ equity of R$1,872.9 million and

R$1,730.2 million, respectively, as of December 31, 2006 and 2005. Shareholders’ equity and net income in 2004 and 2005 were retroactively adjusted to reflect changes in accounting policies as from January 2006. See “Item 5.A. Operating and Financial Review and Prospects — Operating Results Critical Accounting Policies and Estimates” and Note 24 I(q) to our consolidated financial statements for more information regarding these changes in accounting policies.

The principal differences between Brazilian GAAP and U.S. GAAP that affect our net income and shareholders’ equity relate to the treatment of the following items:

•	capitalized interest;

•	fixed assets revaluation reversal;

•	reversal of deferred charges;

•	restatement of property, plant and equipment to adjust for the effects of inflation between January 1, 1996 and December 31, 1997, and its respective depreciation, not required by Brazilian GAAP;

•	differences in equity accounting;

•	differences in goodwill accounting;

•	securities available for sale;

•	purchase value adjustments relating to business combinations (including the 2002 corporate restructuring);

•	fair value adjustments of derivatives; and

•	deferred tax effects on the foregoing adjustments.

See Note 24 to our consolidated financial statements for a description of the differences above as they relate to us and a reconciliation to U.S. GAAP of net income and total shareholders’ equity.

C. Research and Development, Patents and Licenses, etc.

Oxiteno carries on a wide range of research and development activities, principally related to the application of specialty chemicals and improvements in production processes. As of December 31, 2006, 126 employees of Oxiteno were engaged in research and development and engineering activities. Oxiteno’s research and development expenditures in 2006, 2005 and 2004 were R$18.4 million, R$17.4 million and R$15.4 million, respectively. In 2004, Oxiteno founded its own “Science and Technology Council” (the “Council”) with six of the world’s major specialists in tensoactives being members. The Council, which first met from December 7 to 10, 2004, analyzed critically the company’s research and development projects’ portfolio, as well as the methodology used. Many of these recommendations will enable the company to increase its efficiency in research and development, as well as enlarge its partnerships with international entities. The Council met again in September 2005 and October 2006. In December 2005, Oxiteno signed a contract with PMD — Project Management and Development Co., or PMD, a private Saudi-Arabian company with their head-office in the industrial city of Al Jubail, for the license of technologies for the production of ethanolamines and ethoxylates. The technologies licensed by Oxiteno will be used in the petrochemical complex located in Al Jubail, currently being built by PMD. The plants that will use the Oxiteno technologies will have a production capacity of 100,000 tons/year of ethanolamines and 40,000 tons/year of ethoxylates.

D. Trend Information

In April 2007, we acquired Ipiranga Group’s fuel distribution businesses in the South and Southeast regions of Brazil. See “Item 4.A. Information on the Company— History and Development of the Company—Recent Developments—Acquisition of the Ipiranga Group” for more information about the Acquisition. See “Item 5.A. Operating and Financial Review and Prospects — Effects on Our Future Results of Operations — Acquisition of the Ipiranga Group” for more information on the effects of this transaction on our future results of operations.

E. Off Balance Sheet Arrangements

Our subsidiaries have provided guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). The guarantees have a term of up to 210 days and are equal to the terms of the related financing arrangements. There exists no recourse provision that would enable us or our subsidiaries to recover any amount paid to the financial institutions under these guarantees. In the event that the financial institutions exercise these guarantees, we are entitled to recover the amount paid directly from our customers under the vendor contracts. At December 31, 2006, the maximum potential payment under these guarantees totaled R$34.9 million, which represented a R$1.7 million increase over December 31, 2005. At December 31, 2006, in accordance with Brazilian GAAP, we did not record any liability on our consolidated financial statements related to these guarantees.

This information does not include off balance sheet arrangements that may exist in the Ipiranga Group.

F. Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations, as of December 31, 2006:

	Payment due by period
Contractual obligations(1)	Total	Up to 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
	(in millions of reais)
Financing	1,549.7	124.0	674.7	59.1	691.9
Estimated interest payments on financing(2)(3)	747.4	129.1	165.9	125.6	326.8
Estimated planned funding of pension and other postretirement benefit obligations(2)	171.1	5.2	11.1	12.3	142.5
Purchase obligations(4)	4,151.9	224.4	486.3	536.1	2,905.1
Operating leases(5)	74.6	4.5	9.0	9.0	52.1

Total contractual obligations	6,694.7	487.2	1,347.0	742.1	4,118.4

(1)	The figures in this table do not include any contractual obligations assumed in connection with the Acquisition. See “Item 5.B. Operating and Financial Review and Prospects — Liquidity and Capital Resources — Indebtedness” for a discussion of the debt obligations that exist in connection with the Acquisition as of the date of this annual report.
(2)	The estimated interest payment amount was calculated based on macro-economic assumptions including, on average for the period, principally (i) a 12% CDI interest rate, (ii) a 3% variation in the reais to U.S. dollar exchange rate, (iii) a 3% inflation rate, and (iv) an 6% TJLP rate. See “Item 5.B. Operating and Financial Review and Prospect — Liquidity and Capital Resources —Indebtedness” and Note 13 to our consolidated financial statements for more information about the maturity of our debt and applicable interest rates. See Note 13 and Note 24 V (e) to our consolidated financial statements for more information on the maturity and the fair value of our swap agreements. See Note 23 to our consolidated financial statements for more information relating to our estimated planned funding of pensions and other post-retirement benefit obligations.
(3)	Includes estimated interest payments on our short- and long-term debt.
(4)

The purchase obligation relates to a long-term contract with Braskem under which we are committed to purchase a minimum quantity ethylene annually. In the event that this commitment is not met, we are obliged to pay a fine of a maximum of 40% of the annual ethylene volume, multiplied by the price of ethylene. This contract does not establish the price of ethylene and for this reason the amount in reais is based on the purchase price as at December 31, 2006. On August 16, 2006, Oxiteno signed a memorandum of understanding, altering the ethylene supply contract with Braskem S.A. described above. The memorandum of understanding regulates new conditions of ethylene supply through 2021, and in 2007 and 2008, Oxiteno will receive an increased volume of ethylene, with the minimum quantity in tons increasing to 180 thousand and 190 thousand, respectively. The new condition provided for in the memorandum of understanding is reflected in the minimum purchase commitments discussed in the table above.

(5)	Our subsidiary company Terminal Químico de Aratu S.A. — Indústria e Comércio has contracts with CODEBA — Companhia Docas do Estado da Bahia, and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with its port facilities in Aratu and Suape, respectively. Such contracts establish a minimum cargo movement of products of 1,000,000 tons per year in Aratu, effective through 2022 and 250,000 tons per year in Suape, effective through 2027. If the annual movement is less than the minimum contractual movement, the subsidiary is liable to pay the difference between the effective movement and the minimum contractual movement based on the port tariff rates on the date established for payment. As of December 31, 2006, these rates were R$3.67 for Aratu and R$3.44 for Suape. The Company has been in compliance with the minimum movement of products since the inception of the contracts.

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A. Directors and Senior Management

The following table lists the current members of our Board of Directors and senior management.

Lender	Position	Years with the Company	Age
Board of Directors
Paulo Guilherme Aguiar Cunha	Chairman	40	67
Lucio de Castro Andrade Filho	Vice Chairman	30	62
Ana Maria Levy Villela Igel	Director	9	64
Renato Ochman	Director	6	47
Nildemar Secches	Director	5	58
Paulo Vieira Belotti	Director	9	75
Olavo Egydio Monteiro de Carvalho	Director	4	65

Executive Officers
Pedro Wongtschowski	Chief Executive Officer	29	61
André Covre	Chief Financial and Investor Relations Officer, Ultrapar	3	36
João Benjamin Parolin	Officer, Oxiteno	21	48
Pedro Jorge Filho	Officer, Ultragaz	29	53
Eduardo de Toledo	Officer, Ultracargo	19	42

Summarized below is information regarding the business experience, areas of experience and principal outside business interest of the current members of our Board of Directors and our senior management.

Paulo Guilherme Aguiar Cunha. Mr. Cunha has been the chairman of our board of directors since 1998 and was our Chief Executive Officer until January 2007. Mr. Cunha was also the chief executive officer of Oxiteno from 1981 to 2006 and a member of the board of directors of Monteiro Aranha since 1997. Mr. Cunha joined Ultrapar in 1967 and was appointed vice president in 1973 and chief executive officer in 1981. Mr. Cunha has also been a member of the National Monetary Council, BNDESPAR, a subsidiary of BNDES, president of the Brazilian Association of Technical Standards — ABNT, and President of IBP, the Brazilian Petroleum Institute. Mr. Cunha is a member of the consulting board of ABIQUIM, the Brazilian Chemical Industry Association, a board member of the Superior Council of Economy and of the Consultative Council for Industry of FIESP, the state of São Paulo Industry Association and ex-President of IEDI — Research Institution for the Industrial Development. Mr. Cunha is also a member of the board of IBMEC Business School and of the board of IPT — Technological Research Institution. Mr. Cunha received a degree in industrial mechanical engineering from Catholic University in Rio de Janeiro in 1962. Mr. Cunha also was a Professor of Engineering at the Catholic University and at the Federal University of Rio de Janeiro from 1963 to 1966.

Lucio de Castro Andrade Filho. Mr. Andrade Filho is the vice chairman of our board of directors since 1998. He was also vice president of Ultrapar from 1982 to 2006. He joined Ultrapar in 1977. Mr. Andrade Filho has held a number of positions with Ultrapar’s subsidiaries in both the LPG as well as logistics, engineering and chemicals segments. Mr. Andrade Filho is also the chief executive officer of GLP — Qualidade Compartilhada, an LPG industry association and a member of the board of directors of the Brazilian Petroleum Institute (Instituto Brasileiro de Petroleo — IBP). Mr. Andrade Filho received degrees in civil engineering and in administration from Mackenzie University in São Paulo in 1968 and 1972, respectively.

Ana Maria Levy Villela Igel. Ms. Villela Igel joined us as a member of the board of directors in October 1998. She is also a member of the board of directors of Ultra S.A. since 1988. She has served as a secretary in the finance department at the United Nations and as a counselor for CIEE — Centro de Integração Empresa Escola, an organization which assists students in transitioning to the professional environment, and as a counselor and member of the executive committee of Alumni Association — Bi-National Cultural Center. She is also involved in several organizations that promote social welfare activities for children and the elderly throughout Brazil.

Renato Ochman. Mr. Ochman joined us in April 2001 as a member of the board of directors. Mr. Ochman is a partner in the law firm Ochman, Real Amadeo Advogados Associados S/C and General Secretary of the Chamber of Commerce and Industry of Brazil-Israel. Mr. Ochman is a member of the Youth’s Committee of the United Nations — Brazil, a member of the Board of Grendene and is also a member of the audit committee of the Association for Assistance to Handicapped Infants. Previously, Mr. Ochman taught commercial law at the Fundação Getúlio Vargas and acted as legal counsel for the Brazilian Association of Supermarkets. Mr. Ochman has obtained a law degree from the Catholic University of Rio Grande do Sul and a commercial law masters degree and post-graduate degree from the Catholic University of São Paulo.

Nildemar Secches. Mr. Secches joined us in April 2002 as a member of the board of directors. Mr. Secches is the chief executive officer of Empresas Perdigão since 1995. Mr. Secches is also Chairman of the board of directors of WEG S.A. From 1972 to 1990, Mr. Secches worked for Banco Nacional de Desenvolvimento Econômico e Social — BNDES, serving as an executive officer from 1987 to 1990. From 1990 to 1994, Mr. Secches served as chief executive officer of Grupo Iochpe-Maxion. Mr. Secches was chief executive officer of ABEF — Brazilian Association of Chicken Producers and Exporters and vice-president of ABIPECS — Brazilian Association of Pork Producers and Exporters Industries. Mr. Secches received a degree in mechanical engineering from the University of São Paulo, a master’s degree in finance from Pontifícia Universidade Católica of Rio de Janeiro and a doctoral degree in economics from the University of Campinas (state of São Paulo).

Paulo Vieira Belotti. Mr. Belotti joined us in October 1998 as a member of our board of directors. Mr. Belotti has also served as chief executive officer of several companies including Petrobras Distribuidora S.A., Petrobras Mineração S.A., Petrobras Química S.A., Petrobras Comércio Internacional S.A., Petrobras Fertilizantes S.A. and Norcell S.A. He has also served as a member of the board of directors of Nordon Indústria Metalúrgica S.A. Mr. Belotti received a degree in civil engineering from the National School of Engineering at the University of Brazil, a bachelor’s degree in mathematics from the University of Guanabara and a degree in nuclear engineering from Oak Ridge School of Technology in Tennessee.

Olavo Egydio Monteiro de Carvalho. Mr. Monteiro de Carvalho joined our company in December 2002 as a member of the board of directors. He is chairman of the board of directors of Monteiro Aranha S.A. and a member on the board of Klabin S.A. He is also a member of the Brazil-United States Business Council, member of the Brazil-Japan Conceptual Group and President of Associação Comercial do Rio de Janeiro . He holds a mechanical engineering degree from Technische Hochschule in Munich.

Pedro Wongtschowski. Mr. Wongtschowski has served as an officer since 1985 and took over the Chief Executive Officer position in January 2007. Mr. Wongtschowski was a member of the board of directors of Ultraprev from 1989 to 2006, and an officer of Oxiteno and Oxiteno Nordeste from 1992 to 2006. Mr. Wongtschowski was employed at our chemical fertilizer company from 1970 until 1972 and rejoined Ultrapar in 1977. Mr. Wongtschowski is a member of the Board of the Brazilian Association for Chemical Engineering, Vice-President of the board of directors of ABIQUIM, Brazilian Chemical Industries Association, and Vice-President of Latin American Petrochemical and Chemical Associations — APLA. Mr. Wongtschowski received a degree in chemical engineering, master’s degree in chemical engineering and a doctoral degree in chemical engineering from the Escola Politécnica da Universidade de São Paulo. Mr. Wongtschowski is the author of the book “Indústria Química — Riscos e Oportunidades” (Chemical Industry — Risks and Opportunities), published in 2002 (2nd edition).

André Covre. Mr. Covre joined Ultrapar in 2003 as Corporate Planning and Investor Relations Director. Mr. Covre has been the company’s Chief Financial and Investor Relations Officer since March 2007. Mr. Covre has 15 years of experience in corporate finance, mergers & acquisitions and capital markets. Mr. Covre began his career with Unisys Corp. in the United States, and was formerly a director of ABN AMRO Capital in Amsterdam, a private equity and venture capital fund. Mr. Covre holds an MBA from INSEAD, in France, and a bachelor degree in government studies from Fundação Getúlio Vargas in São Paulo.

Eduardo de Toledo. Mr Toledo is an officer of Ultrapar since April 2005. He joined the company in 1987 at Ultrapar controlling area. Mr. Toledo was responsible for the treasury department between 1990 and 1996. From 1996 to 2003, he has held the position of Administrative and Controlling Officer at Oxiteno. Mr. Toledo has been Ultracargo’s Chief Operating Officer since 2003. He is also Chairman of the board of directors of Odontoprev S.A. He holds Bachelor of Science degrees in Industrial Engineering (Escola Politécnica da Universidade de São Paulo) and Economics (Faculdade de Economia e Administração da Universidade de São Paulo). Mr. Toledo received a degree in the “International Executive Program” at INSEAD, in Fontainebleau, France in 1995. He taught, for 4 years, the subject of Introduction to Accounting and Expense at Fundação Carlos Alberto Vanzolini — Universidade de São Paulo.

João Benjamin Parolin. Mr. Parolin joined the company in 1986, working in Oxiteno’s commercial area prior to assuming the position of Oxiteno’s Chief Operating Officer. Mr. Parolin formerly served as marketing manager from 1989 to 1992 and sales manager from 1992 to 2000. From 2000 to 2006 he held the Sales Director position at Oxiteno. Prior to joining Oxiteno, he worked in the commercial area at Dow Química S.A. Mr. Parolin received a bachelor degree in chemical engineering from Escola Politécnica da Universidade de São Paulo in 1980, a post-graduation degree in Marketing Administration at Fundação Getúlio Vargas and a master’s degree in business administration from Fundação Instituto de Administração—Universidade de São Paulo in 2003. As a complement to his academic background he attended the STC—Skills, Tools and Competences from Fundação Dom Cabral/J.L Kellogg Graduate School of Management (Northwestern University) in 2000 and the Advanced Management Program at Wharton University in 2005.

Pedro Jorge Filho. Mr. Jorge is an officer of Ultrapar since April 2005. He has been with the company since 1977 and has held a number of positions with the company, including officer at Utingás and Director of Engineering and Marketing at Ultragaz. Mr. Jorge was also responsible for the southeastern and midwest regions. Mr. Jorge Filho became Ultragaz’ Chief Operating Officer in 2002. He earned a degree in Industrial and Chemical Engineering from Universidade Mackenzie. He also earned a certificate from the Advanced Management Program at INSEAD, in Fontainebleau, France in 1998, and from the program “HR’s—Contribution to Continuous Improvement” at Instituto IESE of Universidade de Navarra, Barcelona, Spain in 1999.

B. Compensation

For the year ended December 31, 2006, the aggregate compensation of our directors and executive officers was approximately R$15.9 million. A portion of such amount is represented by variable compensation, dependent on business performance as measured by metrics such as Economic Value Added — EVA and adjusted EBITDA. Except for the expenses related to Ultraprev — Associação de Previdência Complementar, known as Ultraprev, which manages our pension plan, we have not set aside or accrued any additional amounts for pension, retirement or similar benefits for our directors and executive officers. See “Item 6.D.— Employees.”

On April 27, 2001, the General Shareholders’ Meeting approved a plan for granting stock options (“The Stock Option Plan”) to members of management and employees in executive positions in the Company and its subsidiaries. On November 26, 2003, the Extraordinary General Shareholders’ Meeting approved certain amendments to the original plan of 2001 (the “Deferred Stock Plan”). In the Deferred Stock Plan, certain members of management have the voting and economic rights of preferred shares held as treasury stock and the ownership of these shares is retained by Ultrapar. The Deferred Stock Plan provides for the transfer of the ownership of the shares to those eligible members of management after ten years from the initial concession of the rights subject to uninterrupted employment of the Deferred Stock Plan participant by the Company during the period. The Board of Directors determines the number of shares to which each eligible participant shall have rights. The total number of shares to be used for the Deferred Stock Plan is subject to the availability in treasury of such shares. It is incumbent on Ultrapar’s executive officers to select the members of management eligible for the plan and propose the number of shares in each case for approval by the Board of Directors. As of December 31, 2006, the amount granted to the Company’s executives, including tax charges, totaled R$12.3 million. This amount is amortized over a ten year period, the amortization for 2006 amounts to R$0.9 million and is recorded as an operational expense for 2006.

Some of our executive officers are entitled to receive variable compensation dependent on the performance of our company stock over the course of 5 years, or until the end of 2011, payable as a cash bonus at the end of such period if the stock price appreciates at a pre-determined level. As of the date of this annual report, no compensation was paid to our executives based on such methodology.

C. Board Practices

We are managed by our board of directors (i.e., Conselho de Administração) and by our executive officers (i.e., Diretoria). Our Board of Directors consists of seven members, of whom four are independent, non-executive members and two were executive officers until December 2006. Our Board of Directors generally meets quarterly or whenever called by its chairman or by any two directors. During 2006, ten board meetings were held. Each meeting of the Board of Directors requires a quorum of a minimum of three members, including the chairman or the vice-chairman. The Board of Directors is responsible for our general policies, for electing our executive officers and supervising their management, and for deliberating on capital increases up to the authorized capital, distributions of dividends and interest on shareholders’ equity, investments in other companies, our dissolution or incorporation and the appointment of independent auditors. Pursuant to Brazilian law, each member of the Board of Directors must hold at least one of our common or preferred shares and be elected by the holders of our common or preferred shares at the General Shareholders’ Meeting.

Members of the Board of Directors are elected by the common or preferred shareholders for a period of one year and may be reelected. According to Law 10,303/2001, minority shareholders that together hold common shares representing at least 15% of the voting capital, are entitled to appoint one Board member. Holders of preferred shares representing 10% or more of our capital stocks have the right to elect one member of our Board of Directors. If minority holders of our voting and preferred shares do not reach the minimum percentage required for the right to elect a member of the Board of Directors in the manners described above, they may jointly elect a single member to the Board. In this case, such shareholders should jointly represent a minimum of 10% of the corporate capital. Until the general shareholders’ meeting of 2005, preferred shareholders had the right to elect a Board member from a short list of three names drawn up by the controlling shareholder. As from the general shareholders’ meeting of 2006, the election of this member will be unrestricted. In 2002, we granted our minority shareholders the right to elect a member of our Board of Directors, a corporate governance change that Brazilian companies were not required to make until 2006.

Minority holders of voting shares and preferred shareholders must prove uninterrupted title to a shareholding interest in our shares for a period of at least three months immediately prior to the holding of the general shareholders’ meeting in order to exercise their rights related to the election of directors.

Law 10,303/2001 granted members of the Board of Directors elected by minority holders of voting shares and/or preferred shareholders, veto powers over the appointment and dismissal of our independent auditors, provided such veto is reasonably justified.

Executive Officers

Our executive officers include our chief executive officer and a minimum of three and a maximum of five other members. Each of our current executive officers has been appointed by the Board of Directors for a one-year term, which began on April 25, 2007, and they may remain in office until the Board of Directors meeting that will appoint the executive officers in 2008. Sitting members can be reelected for additional one-year terms.

Fiscal Council and Audit Committee Exemption

Brazilian Corporate Law requires us to establish a Fiscal Council (Conselho Fiscal), which may have permanent or non-permanent operations. A Fiscal Council with non-permanent operations is required to be formed when requested by 10% of our voting shareholders or 5% of our non-voting shareholders in a general shareholders’ meeting, but remains in place only until the following general shareholders’ meeting. At such general shareholders’ meeting the Fiscal Council with non-permanent operations may be reconstituted by our shareholders. In July 2005, our bylaws were revised to provide for a Fiscal Council with permanent operations. Our Fiscal Council acts as an audit committee pursuant to the requirements of the Sarbanes-Oxley Act. Under Rule 10A-3(c)(3) of the Exchange Act, non-U.S. issuers, such as Ultrapar, are exempt from the audit committee requirements of Section 303A of the New York Stock Exchange Listed Company Manual if they establish, according to their local law or regulations, another body that acts as an audit committee.

Our Fiscal Council is constituted of five members and their respective alternate members. The Fiscal Council is a separate corporate body independent of our management and our external independent registered public accounting firm. According to the Brazilian Corporate Law, the Fiscal Council must meet at least four times per year. Since its establishment, in July 2005, our Fiscal Council has been meeting on a monthly basis, and in 2006, they held thirteen meetings. Our Fiscal Council is responsible for reviewing the accuracy and integrity of quarterly and annual financial statements in accordance with applicable accounting, internal control and auditing requirements and in compliance with the provisions of Brazilian corporate law; the forms of the CVM and requirements for listing on the BOVESPA; the rules of the SEC and the requirements for listing on the New York Stock Exchange. Our Fiscal Council also (1) makes recommendations to our board of directors regarding the appointment, retention and oversight of our independent auditors, (2) discusses matters related to interim and annual financial statements with the management of the company and the independent auditors, (3) reviews and evaluates the performance of internal auditing and (4) discusses matters related to effectiveness of the internal controls of the company with management and independent auditors. Our Fiscal Council is supporting the implementation by the company of improved procedures for receiving, retaining and addressing complaints regarding accounting, internal control and auditing matters, including the submission of confidential, anonymous complaints from employees regarding questionable accounting or auditing matters. Our Fiscal Council may hire outside advisors to assist it with matters related to the course of their duties, and such expenses are covered by the company. The members of our Fiscal Council are elected by our shareholders at the annual general shareholders’ meeting for one-year terms and are eligible for reelection. The terms of the members of our Fiscal Council expire at the next annual general shareholders’ meeting. Under the Brazilian Corporation Law, individuals who are members of our board of directors or our board of executive officers or are employees or spouses or relatives of any member of our management are not eligible to serve on the Fiscal Council. To be eligible to serve on our Fiscal Council, a person must be a resident of Brazil and either a university graduate or has been a company officer or Fiscal Council member of another Brazilian company for at least three years prior to election to our Fiscal Council.

On April 25, 2007, the General Shareholders’ Meeting approved compensation for the members of the Fiscal Council of R$7,000 per month for each effective (non-alternate) member, except for the President of the Fiscal Council, whose compensation was set at R$7,500 per month.

The following table lists the current members of our Fiscal Council and their alternates who served on the Fiscal Council during 2006:

Name	First Year of Appointment
Wolfgang Eberhard Rohrbach	2005
Tania Maria Camilo (alternate)	2006
John Michael Pimenta de Moraes Streithorst	2005
Ricardo José Arruda de Negreiros (alternate)	2005
Flavio César Maia Luz	2005
Argemiro Pasetto Jr. (alternate)	2005
Mário Probst	2005
Katuyoshi Utiyama (alternate)	2005
Raul Murgel Braga	2005
Pedro Ozires Predeus (alternate)	2005

An election of the Fiscal Council was held on April 25, 2007, at which all members were reelected, except for Mr. Argemiro Pasetto Jr., who was replaced by Mr. Márcio Augustus Ribeiro. Summarized below is information regarding the business experience, areas of experience and principal outside business interests of the current members of our Fiscal Council.

Flavio César Maia Luz. Mr. Luz is our Fiscal Council member since 2005. Mr. Luz is corporate and finance Vice-President of Cofra Latin America Ltda – C&A Group since 2001. From 1999 to 2001, Mr. Luz served as executive director and Vice-President of the board of directors at Eletropaulo. From 1976 to 1998, Mr. Luz worked at Duratex, where he occupied the Executive Vice-President position from 1993 to 1998. Mr. Luz received a degree in civil engineering from Escola Politécnica da Universidade de São Paulo and a post-graduate degree in business administration from Escola de Administração de Empresas de São Paulo da Fundação Getúlio Vargas. He also holds certificates of continuing education programs in Finance, Marketing and Mergers & Acquisitions, from Harvard Business School, Stanford University and Wharton Business School, respectively.

Mario Probst. Mr. Probst served as partner at KPMG Auditores Independentes from 1991 to 2004, and is currently retired. Mr. Probst is a member of the board of directors of Fundação Visconde de Porto Seguro, a member of the board of directors at Hospital Alemão Oswaldo Cruz and a member of the Fiscal Council at Odontoprev S.A. Mr. Probst received a degree in business administration from Escola de Administração de Empresas de São Paulo da Fundação Getúlio Vargas and accountancy from Faculdade de Ciências Políticas e Econômicas do Rio de Janeiro.

John Michael Pimenta de Moraes Streithorst. Mr. Streithorst manages the private equity department at Neo Gestão de Recursos Ltda. Mr. Streithorst has formerly served as partner-director of Icatu Equity Partners. Mr. Streithorst has also served as a member of the board of directors and the Fiscal Council of many companies such as Brazil Fast Food (controlling shareholder of Bob’s Fast Food and listed at NASDAQ), American Glass Products, Refrigerantes Frevo and Biscoitos Mabel. He was executive officer at Idéiasnet S.A. and has formerly worked with the Capital Markets and Mergers and Acquisition departments at Banco Icatu and Banco Pactual, respectively. Mr. Streithorst received a degree in Computer Science from Universidade de Campinas — Unicamp.

Raul Murgel Braga. Mr. Braga served as legal consultant at Ultrapar until 1992 and at Getec Group until 1997. He also served as President of Ultraprev, President of the Fiscal Council at Copene-Petroquímica do Nordeste S.A. and Globex, until March, 2002 and April, 2005, respectively, and as a member of the Fiscal Council at Oxiteno S.A. until December 2002. Mr. Braga received a law degree from Faculdade Nacional de Direito da Universidade do Brasil, in Rio de Janeiro.

Wolfgang Ebehard Rohrbach. Mr. Rohrbach is the investment controller at Monteiro Aranha Group, and a member of the Fiscal Council of its affiliates, including Klabin S.A. Mr. Rohrbach also served as member of the Fiscal Council at Ericsson, Volkswagen do Brasil, Matel Tecnologia de Teleinformática S.A. — MATEC and Oxiteno S.A. Indústria e Comércio. As member of the Fiscal Council of Ericsson do Brasil he introduced the Audit Committee in the company. Mr. Rohrbach received a degree in economics from Universidade de São Paulo.

Corporate Governance

We are incorporated under the laws of Brazil and we are subject to Brazilian laws related to corporate governance. Under Brazilian law, there are no regulatory requirements with respect to corporate governance such as (i) the independence of our Board of Directors, (ii) meetings of non-management directors, (iii) the establishment and composition of certain board committees or (iv) the adoption and disclosure of corporate governance guidelines or codes of business conduct and ethics. As a non-U.S. issuer we are exempt from adopting certain New York Stock Exchange corporate governance requirements and other requirements will only apply to us in the future. However, we aim to ensure that best practices, recommendations and standards of corporate governance are employed in our functioning and operations. We have adopted corporate governance guidelines, such as the requirement that a majority of the members of the Board of Directors be independent, the implementation of a code of ethics for senior officers and the implementation of the audit committee, which we believe are in compliance with applicable U.S. corporate governance requirements.

In 2000, the São Paulo Stock Exchange, or the BOVESPA, introduced three special listing segments, known as Level 1 and 2 of Differentiated Corporate Governance Practices and New Market (Novo Mercado), aiming at fostering a secondary market for securities issued by Brazilian companies with securities listed on the BOVESPA, by prompting such companies to follow good practices of corporate governance. The listing segments were designed for the trading of shares issued by companies voluntarily undertaking to abide by corporate governance practices and disclosure requirements in addition to those already imposed by Brazilian law. These rules generally increase shareholders’ rights and enhance the disclosure of information provided to shareholders.

In October 2005, we entered into an agreement with the BOVESPA and have complied with the requirements to become a Level 1 company. In becoming a Level 1 company, we have:

•	ensured that shares representing at least 25% of our total share capital are available for trading;

•	adopted offering procedures that favor widespread ownership of our shares whenever making a public offering;

•	complied with minimum quarterly disclosure standards;

•	followed stricter disclosure policies with respect to transactions involving our securities made by our controlling shareholder and our directors and executive officers;

•	disclosed any existing shareholders agreements and stock option plans; and

•	made a schedule of corporate events available to our shareholders.

D. Employees

As of December 31, 2006, we had 6,885 employees.

The following table sets forth our number of employees per line of business at the dates indicated.

	Number of employees
	2006	2005	2004
Ultragaz	4,424	4,424	4,438
Oxiteno	1,263	1,210	1,121
Ultracargo	981	1,151	966
Others(1)	217	207	199
Ultrapar	6,885	6,992	6,724

(1)	Includes headquarters personnel from the maintenance, IT, finance and accountant departments.

Ultragaz’ employees are covered by collective agreements with the labor unions representing the employees in the LPG industry. According to Brazilian legislation, Oxiteno’s employees are represented by labor unions, and are currently covered by collective agreements, which are renewed annually.

All Ultracargo’s employees are covered by a collective agreement, which incorporates clauses of a social, financial, labor union and labor relations nature signed by the companies, labor unions and employees.

In February 2001, our Board of Directors approved the adoption of a defined contribution pension plan to be sponsored by Ultrapar and each of its subsidiaries. Participating employees have been contributing to this plan, managed by Ultraprev — Associação de Previdência Complementar, known as Ultraprev, since August 2001. Under the terms of the plan, every year each participating employee chooses his or her basic contribution to the plan. Each sponsoring company provides a matching contribution in an amount equivalent to each basic contribution, up to a limit of 11% of the employee’s reference salary, according to the rules of the plan. As participating employees retire, they may choose to receive either (i) a monthly sum ranging between 0.5% and 1.0% of their respective contribution in Ultraprev or (ii) a fixed monthly amount which will exhaust their respective contribution over a period of 5 to 25 years. The sponsoring company does not guarantee the amounts or the duration of the benefits received by each employee that retires. The total number of participating employees as of December 31, 2006 was 5,632.

E. Share Ownership

In accordance with our bylaws, there are two classes of capital stock authorized and outstanding, the common shares and the preferred shares, of which only the common shares have voting rights.

The table below sets forth the number of our total shares (common and preferred shares) beneficially owned by each of our directors and executive officers as of April 30, 2007, including through their participation in our controlling parent company Ultra S.A. Participações.

	Common		Preferred		Total
	Shares	%	Shares	%	Shares	%
Board of directors
Paulo Guilherme Aguiar Cunha(1)	4,414,893	10%	4,448	0%	4,419,341	5%
Lucio de Castro Andrade Filho(1)	1,392,038	3%	3	0%	1,392,041	2%
Ana Maria Levy Villela Igel(1)	9,039,645	18%	83,564	0%	9,123,209	11%
Olavo Egydio Monteiro de Carvalho	406,780	1%	53,884	0%	460,664	1%
Renato Ochman	15	0%	2	0%	17	0%
Nildemar Secches	15	0%	2	0%	17	0%
Paulo Vieira Belotti	15	0%	2	0%	17	0%

Executive officers
Pedro Wongtschowski(1)	592,246	2%	0	0%	592,246	1%
André Covre(2)	—	0%	18,400	0%	18,400	0%
Eduardo de Toledo(2)	—	0%	69,975	0%	69,975	0%
João Benjamin Parolin(2)	—	0%	33,400	0%	33,400	0%
Pedro Jorge Filho(2)	—	0%	69,975	0%	69,975	0%
Board of directors and executive officers	15,845,647	32%	333,655	1%	16,179,302	20%

Total	49,429,897		31,895,512		81,325,409

(1)	Individuals who beneficially own shares primarily through their participation in the holding company Ultra S.A. Participações. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders.”
(2)	Executives who were granted shares through the Deferred Stock Plan.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A. Major Shareholders

The table below shows the capital stock of Ultrapar as of April 30, 2007:

	Common		Preferred		Total
	Shares	%	Shares	%	Shares	%
Shareholders
Ultra S.A. Participações	32,646,696	66%	12	0%	32,646,708	40%
Parth Investments Company(1)	9,311,730	19%	1,396,759	4%	10,708,489	13%
Monteiro Aranha S.A.	5,212,637	11%	690,494	2%	5,903,131	7%
Ultra-DI Participações S.A.(1)	490,095	1%	73,514	0%	563,609	1%
Others	1,768,739	3%	29,734,733	93%	31,503,472	39%

Total	49,429,897	100%	31,895,512	100%	81,325,409	100%

(1)	Parth Investments Company and Ultra-DI Participações S.A., which together hold 19.8% of our common shares, are controlled by Daisy Igel.

Ownership and Capital Structure of Ultra S.A. Participações

As of April 30, 2007, Ultra S.A. Participações, or Ultra S.A., owned approximately 66% of Ultrapar’s voting shares. Historically, the voting stock of Ultra S.A. was owned primarily by two holding companies, Igel

Participações S.A. and Avaré Participações S.A., owned primarily by members of the Igel family and certain members of our senior management, respectively. Igel Participações S.A. and Avaré Participações S.A. were dissolved on December 16, 2004, and the shares of Ultra owned by these companies were distributed to their respective shareholders.

As of April 30, 2007, the capital stock of Ultra S.A. was owned as follows:

	Common		Preferred		Total
	Shares	%	Shares	%	Shares	%
Shareholders
Fabio Igel	7,518,770	12%	1,768,275	7%	9,287,045	10%
Rogério Igel	4,634,187	7%	1,130,519	4%	5,764,706	7%
Joyce Igel de Castro Andrade	6,876,246	11%	2,062,989	8%	8,939,235	10%
Marcia Igel Joppert	6,876,246	11%	2,062,988	8%	8,939,234	10%
Christy Participações Ltda	6,425,199	10%	4,990,444	20%	11,415,643	13%
Others	3,750,831	6%	932,571	2%	4,683,402	5%

Shareholders	36,081,479	57%	12,947,786	51%	49,029,265	55%

Directors and officers
Paulo Guilherme Aguiar de Cunha	11,974,109	19%	—	—	11,974,109	14%
Ana Maria Levy Villela Igel	9,764,689	15%	12,395,100	49%	22,159,789	25%
Lucio de Castro Andrade Filho	3,775,470	6%	—	—	3,775,470	4%
Pedro Wongtschowski	1,606,301	3%	—	—	1,606,301	2%

Directors and Officers	27,120,569	43%	12,395,100	49%	39,515,669	45%

Total	63,202,048	100%	25,342,886	100%	88,544,934	100%

All of the securities are held in Brazil and there are 18 record holders of these securities in Brazil.

Shareholders’ Agreements

On March 22, 2000, our controlling shareholders entered into a Shareholders’ Agreement designed to ensure the equal treatment of all non-controlling shareholders in the event of any change in control. On May 18, 2004, the Extraordinary General Shareholders Meeting and the Special Meeting of Preferred Shareholders approved an amendment of our bylaws to register tag along rights for all Company shareholders, at 100% of the offer price. The registration of the tag along rights in our bylaws is intended to improve on the rights already conceded through the Shareholders’ Agreement.

On September 22, 2004, the shareholders of Ultra S.A. entered into a new Shareholders’ Agreement (the “New Shareholders’ Agreement”) replacing a prior Shareholders’ Agreement entered into on May 22, 1997, to ensure the continuation of the controlling shareholder block upon the contemplated dissolution and distribution of Ultra S.A. shares held by its shareholders, Igel Participações S.A. and Avaré Participações S.A.

The New Shareholders’ Agreement has a term of five years from December 16, 2004 and provides principally that:

•	all shares of Ultrapar that are held by Ultra will be voted as a block;

•

Ultra S.A. shares will be voted in accordance with the instructions of the absolute majority of its common shares except for certain significant matters (including changes to the bylaws of either company, changes to our capital structure, mergers, material acquisitions or sales of assets, and election of Board members) which require the vote of 66% of the common shares;

•

Chairman of our Board of Directors must convene a meeting of, and provide all requested information and available documents to, all parties to the New Shareholders’ Agreement before or after any meeting of our Board of Directors considering key issues such as our strategic plan and general policies, our organizational structure, the election of executive officers, our dividend policy, and any other material decisions as determined by the Board of Directors;

•	any party purchasing shares of Ultra S.A. must agree to be bound by the terms of the New Shareholders’ Agreement; and

•

any party to the New Shareholders’ Agreement may exchange his or her shares in Ultra S.A. into our preferred shares at an exchange ratio necessary to obtain the same percentage of our capital stock as was held in Ultra S.A., unless the exchange would result in (i) Ultra S.A. no longer having more than the majority of our voting shares or (ii) a violation of the number of preferred shares as a percentage of total capital stock legally permitted to be issued by us or by Ultra S.A.

B. Related Party Transactions

None of the members of our board of directors or executives or their family members has any direct participation in any material transaction involving the Company or that is relevant to our businesses.

Utingás’ bylaws provide for each of its shareholders to use a proportion of Utingás’ total storage capacity equal to such shareholder’s proportionate ownership of Utingás. Accordingly, Ultragaz is entitled to use 4.2 thousand tons of LPG storage capacity at Utingás’ facilities, reflecting Ultragaz’ 56% ownership in Utingás. The amount of payments made by Ultragaz to Utingás in 2006 with respect to the use of storage capacity at Utingás’ facilities totaled R$3.2 million.

See Note 20 to our consolidated financial statements for a detailed breakdown of related party transactions as of December 31, 2006.

C. Interests of Expert and Counsel

Not applicable.

ITEM 8.	FINANCIAL INFORMATION

A. Consolidated Statements and Other Financial Information

For our consolidated financial statements and notes thereto see “Item 18. Financial Statements.”

Dividend and Distribution Policy

Dividend policy

The bylaws of a Brazilian company may establish a minimum percentage of the profit that must be paid to shareholders as mandatory dividends. The amounts due as dividends may be paid as interest on net equity. Our bylaws provide for a mandatory distribution equal to 50% of the Distributable Amount (as defined below). In addition, until May 18, 2004, under our bylaws, the amount we distributed in respect of each preferred share was equal to 110% of the amount we distributed in respect of each of our common shares. On May 18, 2004, we held an Extraordinary General Meeting which approved amendments of our bylaws. The amendments were (i) the inclusion in our bylaws of tag along rights for all of the Company’s shareholders, at 100% of the offer price, which was a provision that was previously provided for in our 2000 shareholders’ agreement; and (ii) to make the dividend right of preferred shareholders equal to those of common shareholders by abolishing the right of preferred shareholders to receive dividends at least 10% higher than those received by common shareholders.

Brazilian corporate law defines the “net profit” as the results of the relevant fiscal year, reduced by accumulated losses of prior fiscal years, provisions for income tax and social contribution on the net profit for such fiscal year, and amounts allocated to employees’ and management’s participation on the results in such fiscal year. The amount available for distribution of dividends, referred to as the “Distributable Amount,” is the net profit, as reduced or increased by the following:

•	amounts allocated to the legal reserve;

•	amounts allocated to the statutory reserve, if any;

•	amounts allocated to the contingency reserve, if required;

•	amounts allocated to the unrealized profit reserve;

•	amounts allocated to the retained profit reserve;

•	reversions of reserves registered in prior years, in accordance with Brazilian GAAP; and

•	reversions of the amounts allocated to the unrealized profit reserve, when realized and not absorbed by losses.

Legal reserves. We are required to maintain a legal reserve to which we must allocate 5% of our net profit until the amount of our legal reserve equals 20% of paid-in capital. We are not required to make any allocations to the legal reserve for any fiscal year in which such reserve, when added to our capital reserves, exceeds 30% of our capital stock. Accumulated losses, if any, may be charged against the legal reserve. Other than that, the legal reserve can only be used to increase our capital.

Statutory reserves. Under Brazilian corporate law, any corporation may create statutory reserves, in which case it shall be provided in its respective bylaws. In this case, the bylaws must also indicate the reserve purpose, allocation criteria and maximum amount of reserve. Our bylaws do not provide for, and thus we do not maintain, a statutory reserve.

Contingency reserves. Under Brazilian corporate law, our shareholders may decide, upon a proposal of our Board of Directors, to allocate a discretionary amount of our net profit to a contingency reserve for estimated future losses which are deemed probable. The distributable amount may be further increased by the reversal of such reserve in the fiscal year when the reasons that justified the creation of such reserve cease to exist or in which the anticipated loss occurs. Accordingly, there is no specific percentage of net profit allocable to this type of reserve.

Unrealized profits reserves. Under Brazilian corporate law, when the mandatory dividend amount exceeds the realized net profits in a given fiscal year, our shareholders may elect, upon a proposal of our Board of Directors, to allocate some or all of the excess dividend amount to any unrealized profits reserve. Brazilian corporate law defines “realized” net profits as the amount by which the Company’s net profits exceed the sum of (1) its net positive results, if any, from the equity method of accounting for earnings and losses of the Company’s subsidiaries and certain of its affiliates and (2) the profits, gains or returns that will be received by the Company after the end of the next fiscal year. The distributable amount is increased by the profits that were allocated to such reserve when they are realized.

Retained profits reserve. Under Brazilian corporate law, our shareholders may decide to retain a discretionary amount of our net profits that is provided for in a budget approved in the general shareholders’ meeting, upon the proposal of its board of directors, for the expansion of our installations and other investment projects. After the conclusion of the relevant investments, we may retain the reserve until the shareholders approve the transfer of the reserve, in full or in part, to its capital or to the accumulated profits reserve. In accordance with Brazilian corporate law, if a project to which part of the reserve has been allocated has a term exceeding one year, the budget for such project must be approved by the general shareholders’ meeting each fiscal year through the conclusion of the project.

Brazilian corporate law provides that all statutory allocations of net profit, including the unrealized profits reserve and the reserve for investment projects, are subject to approval by the shareholders voting at a general shareholders’ meeting and may be used for capital increases or for the payment of dividends in subsequent years. The legal reserve is also subject to approval by the general shareholders’ meeting and may be transferred to capital or used to absorb losses, but are not available for the payment of dividends in subsequent years.

The balance for the profit reserve accounts, except for the contingency reserve and unrealized profits reserve, may not exceed the share capital. If this happens, our shareholders must determine whether the excess will be applied to pay in the subscribed and unpaid capital, to increase and pay in the subscribed stock capital or to distribute dividends.

The profits unallocated to the accounts mentioned above must be distributed as dividends.

A company is permitted to allocate to the unrealized profits reserves all income from equity gains in subsidiaries that are not distributed to the company in the form of cash dividends. When such gains are distributed to the company in the form of cash dividends, the company is required to reverse the reserve. See “Item 3.D. Key Information — Risk Factors — Risks Relating to the Preferred Shares and ADSs.” In addition to the mandatory distribution, the Board of Directors may recommend to the shareholders the payment of interim distributions from other funds that are legally available for such purposes. Any payment of an interim dividend may be set off against the amount of the mandatory dividend distribution for that fiscal year.

As an alternative form of payment of dividends, Brazilian companies may distribute interest attributed to shareholders’ equity, which payments may be treated by a company as a deductible expense for income tax and social contribution purposes. Payments of interest attributed to shareholders’ equity may be made at the discretion of our Board of Directors, subject to the approval of the holders of our common shares. Payments of interest attributed to shareholders’ equity, net of withholding tax, may be used to satisfy a company’s mandatory distribution obligation. This interest is calculated in accordance with the daily pro rata variation of the Brazilian government’s long-term interest rate, (TJLP), as determined by the Central Bank from time to time, and cannot exceed the greater of:

•

50% of net income (after the deduction of the social contribution on profits and before the provision for corporate income tax and the amounts attributable to shareholders as net interest on equity) related to the period in respect of which the payment is made; or

•	50% of the sum of retained profits and profit reserves in the beginning of the period with respect to which the payment is made.

Under Brazilian corporate law, a company may suspend the mandatory distribution either in the form of dividends or payments of interest on shareholders’ equity if the shareholders at the general shareholders’ meeting determine, based on the Board of Directors’ proposal, which is reviewed by the Fiscal Council, that payment of the mandatory distribution for the preceding fiscal year would be inadvisable in light of the company’s financial condition. Our managers must report to the CVM such suspension within five days of the relevant general shareholders’ meeting. Under Brazilian law, mandatory distributions that are suspended and not offset against losses in future years must be paid as soon as the financial condition of the company permits.

We declare and pay dividends and/or interest attributed to shareholders’ equity, pursuant to Brazilian corporate law and our bylaws. Our Board of Directors may approve the distribution of dividends and/or interest attributed to shareholders’ equity, calculated based on our annual or semi-annual financial statements or on financial statements relating to shorter periods. The amount of any distributions will depend on a series of factors, such as our financial condition, prospects, macroeconomic conditions, tariff adjustments, regulatory changes, growth strategies and other issues our Board of Directors and our shareholders may consider relevant.

For 2006 and 2005, we declared dividends to our shareholders in the amounts of R$144 million and R$157 million, corresponding to 51% and 53% of our net income for each period, respectively.

The following table sets forth the dividends per share distributed by us with respect to our capital stock in the past five years.

Dividend history

Year declared	Common shares	Preferred shares	Common shares	Preferred shares
	(in reais per share)		(in US$ per share)(1)
2001(2)	4.20	4.63	1.61	1.77
2002(2)	1.00	1.09	0.30	0.33
2003(2)	1.01	1.11	0.34	0.38
2004(2)	2.36	2.36	0.84	0.84
2005	1.94	1.94	0.83	0.83
2006	1.78	1.78	0.83	0.83

(1)	The amounts in reais have been converted into dollars using the exchange rates at each respective payment date.
(2)	Dividends per share were not retroactively adjusted for the stock dividend described under “Item 4.B. Information on the Company – Business Overview.”

Holders of our preferred shares are entitled to receive dividends declared by us solely from the date of the subscription and/or acquisition of such shares.

Payment of dividends

Within the four months following the end of each fiscal year, our shareholders are required to hold an annual shareholders’ meeting to decide, among other things, on the allocation of our net profits with respect to the fiscal year ended immediately prior to the shareholders’ meeting and the payment of an annual dividend. Additionally, interim dividends may be declared by our Board of Directors. Under Brazilian corporate law, dividends are generally required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which such dividend was declared. Unclaimed dividends revert to us three years after the date when we begin to pay such declared dividends.

Shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted in foreign currency outside of Brazil. The preferred shares underlying the ADSs will be held in Brazil by the Custodian, Banco Itaú S.A., as agent for the Depositary. For purposes of the registration requirement, the Depositary is deemed to be the stockholder of the preferred shares underlying the ADSs. The Depositary will register such preferred shares with the Central Bank.

Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the Custodian on behalf of the Depositary. The Custodian will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the Depositary for distribution to holders of ADSs. See “Description of American Depositary Receipts” in our Registration Statement filed on Form F-1, declared effective on April 12, 2005. In the event that the Custodian is unable to convert immediately the Brazilian currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that may occur before such dividends are converted and remitted. See “Item 3.A. Key Information — Selected Consolidated Financial Data — Exchange Rates” and “Item 3.D. Key Information — Risk factors — Risks Relating to Brazil.” Dividends in respect of the preferred shares paid to shareholders who are not Brazilian residents, including holders of ADSs, are exempt from Brazilian withholding tax except for dividends declared based on profits generated prior to December 31, 1995. Distributions of interest on net worth are currently subject to withholding tax at a rate of 15%, or 25% in the case of a shareholder domiciled in a tax haven. See “Item 10.E. Additional Information — Taxation — Brazilian Tax Consequences.”

Legal proceedings

We are party to administrative proceedings and lawsuits that are incidental to the normal course of our business. We believe that our provisions for legal proceedings are sufficient to meet probable and reasonably estimable losses in the event of unfavorable court decisions and that the ultimate outcome of these matters will not have a material effect on our financial condition or results of operations. The majority of our legal proceedings are pending in the courts of the States of São Paulo, Minas Gerais, Rio de Janeiro, Rio Grande do Sul and Bahia.

Labor matters

We are involved in legal proceedings with former and current employees mainly relating to overtime, health and safety premiums and job reintegration. Although we cannot estimate the exact amount involved in these labor claims, we believe in the event they are decided against us they would not, collectively or individually, have a material adverse effect on our financial condition or results of operation. Our total payments relating to labor matters, charged as operational expenses to the consolidated statement of income, were R$5.7 million in 2006, R$3.0 million in 2005 and R$4.2 million in 2004.

The Petrochemical Industry Labor Union, of which the employees of our indirect subsidiary Oxiteno Nordeste S.A. Indústria e Comércio are members, filed a lawsuit against Oxiteno Nordeste in 1990, demanding that Oxiteno Nordeste comply with salary adjustments set forth in applicable collective labor agreements, in lieu of the salary policies Oxiteno Nordeste effectively followed. The union also proposed a new collective bargaining agreement, which included an interpretation and clarification of the fourth clause of the previous collective bargaining agreement, which described the relevant salary policies that Oxiteno Nordeste was to follow. Based on the opinion of our legal counsel, who analyzed the last decision of the Federal Supreme Court (STF) on the collective bargaining agreement as well as the status of the individual lawsuit of our subsidiary regarding such agreement, our management believes that an accrual for a potential loss was not necessary as of December 31, 2006. See Note 19 (a) to our consolidated financial statements.

Civil claims

The civil claims against us relate mainly to accidents originated from fires or explosions of LPG cylinders and traffic accidents with Ultragaz and Ultracargo trucks.

There are also approximately 100 claims filed by former employees of Ultragaz, regarding bodily harm suits in which the plaintiffs are claiming damages for the loss of economic benefit and for pain and suffering arising from labor accidents. According to Ultragaz’ estimate, our exposure in any individual suit ranges from R$30,000 to R$250,000. Such amounts are generally covered by Ultragaz’ third-party insurance policies, subject to the terms of such policies. For those suits involving death or permanent disabilities, the value of the claim is established by the courts and is based on the average salary and age of the victim.

Ultragaz is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of São Paulo. These lawsuits involve: (i) individual suits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering, (ii) indemnifications of management of the shopping mall and its insurance company, and (iii) a class action lawsuit seeking indemnification for material damages and pain and suffering for all the victims injured and deceased. Of the 58 lawsuits adjudicated through December 2006, 57 judgments were rendered in our favor, of which 16 have already been dismissed. The one unfavorable decision, which we may appeal, was for damages in the amount of R$17,000. Ultragaz has insurance coverage for these lawsuits, and the uninsured contingent amount is R$23.6 million. The Company has not recorded any provision for this amount, since it believes the probability of loss is remote. We believe that we have presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’ on-site LPG storage facilities did not contribute to the explosion.

Tax matters

We filed suits challenging the constitutionality of several taxes applicable to us. Among the main tax matters are individual lawsuits filed by Ultragaz, Oxiteno and some of our subsidiaries against the Brazilian tax authorities contesting the increase in certain taxes introduced by Law 9,718 of November 28, 1998. We obtained injunctions to pay contributions to PIS and COFINS without the changes introduced by Law 9,718 of November 28, 1998 in its original version. The ongoing questioning refers to the levy of these taxes on sources of income other than revenues. The unpaid amounts were recorded in our financial statements, totaling R$14.5 million as of December 31, 2006. In

2006 final decisions were rendered in favor of subsidiaries Ultragaz, Transultra-Armazenagem e Transporte Especializado Ltda., Oxiteno and Ultraquímica Florestal Ltda. (which has been merged into Ultracargo Operações Logísticas e Participações Ltda.), and the subsidiaries reversed the existing provisions in the amount of R$15.9 million, R$1.3 million, R$5.7 million and R$0.6 million, respectively, net of attorney’s fees, as financial income in the statement of income for the year. Likewise, a final decision was rendered in the lawsuit related to subsidiary Oxiteno Nordeste S.A. Indústria e Comércio. As this subsidiary had not obtained an injunction, it overpaid PIS and COFINS in prior periods. The amount of R$26.2, related to the favorable outcome of this lawsuit, net of attorney’s fees, was recorded as financial income and is being used to offset of federal taxes. Although it is a favorable precedent, the decision does not automatically apply to lawsuits filed by other companies, since each company has to await judgment of its own lawsuit. The Company has other subsidiaries whose lawsuits have not been adjudicated in the amount of R$14.1 million, net of attorney’s fees. Utingás has been challenging an ISS (service tax) assessment issued by the municipal government of Santo André, in the state of São Paulo. Utingás’ legal advisors classify the risk as being low, since a significant portion of the lower-court decision on this matter was favorable to Utingás. Utingás’ position is supported by the opinion of a tax specialist. The updated unprovisioned amount of the contingency as of December 31, 2006 was R$33.4 million. We believe that a reserve for a potential loss is not currently necessary.

Oxiteno and its subsidiary Oxiteno Nordeste accrued R$15.6 million for ICMS tax assessments that were adjudicated by lower-level administrative courts. Oxiteno and Oxiteno Nordeste are currently awaiting decision on the appeal.

On October 7, 2005, through our indirect subsidiaries in the LPG business, we filed for and obtained an injunction to support the offset of PIS and COFINS credits against other federal taxes, notably income and social contribution taxes. In accordance with this injunction, these subsidiaries have been making escrow deposits for these debits and recognizing the corresponding liability for this purpose.

On December 29, 2006 the subsidiaries Oxiteno S.A. Indústria e Comércio, Oxiteno Nordeste S.A. Indústria e Comércio, Companhia Ultragaz and Transultra Armazenamento e Transporte Especializado Ltda filed for an injunction seeking the deduction of ICMS from their PIS and COFINS tax bases.

Ultrapar and its subsidiaries filed a request for injunction seeking not to be subject to the legislation that restricted the offset of corporate income tax (IRPJ) and social contribution (CSLL) tax loss carryforwards computed through December 31, 1994 to 30% of income for the year, as well as petitioning for the full and immediate utilization of supplementary monetary adjustment based on the Consumer Price Index (IPC)/National Treasury Bonds (BTN) for 1990 (Law No. 8.200/91). We believe these to be good precedent for when there is only a postponement of payment of IRPJ and CSLL for the following years, as is the case with the Company’s subsidiaries. Our legal counsel has advised us that the chances of success of a judicial challenge is possible. The contingency is estimated at R$21.4 million.

We have other ongoing administrative and judicial proceedings. Our legal counsel classified the risks relating to these proceedings as possible and/or remote and, therefore, no reserves for potential losses relating to these proceedings have been recorded.

The table below summarizes our provisions related to legal proceedings as of December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in millions of reais)
Income and social contribution taxes	36.0	9.3	2.9
PIS and COFINS on other gains	14.4	37.0	33.7
ICMS	15.8	14.5	9.4
Other	2.5	—	6.1

Total	68.7	60.8	52.1

Antitrust matters

Ultragaz in Minas Gerais. The subsidiaries Companhia Ultragaz S.A. and SPGás Distribuidora de Gás Ltda. are parties to an administrative proceeding at the SDE (“Secretaria de Direito Econômico”), one of the Brazilian antitrust authorities, in which they have been accused of engaging in anti-competitive practices in the State of Minas Gerais in 2001. In September 2005, the SDE issued a technical notice recommending CADE to rule against the companies involved in this proceeding. We believe that there is no evidence to support the allegations of anti-competitive practices. Our defense includes, among others, that: (i) under the terms of the notice issued by the Company’s chief executive officer on July 4, 2000, the subsidiaries’ employees were forbidden to discuss with third parties matters related to prices and (ii) no consistent proof was attached to the proceeding’s records. In view of the arguments presented by Companhia Ultragaz S.A. and SPGás Distribuidora de Gás Ltda., the fact that the technical notice has no binding effect on CADE’s decision, and our legal counsel’s opinion, the subsidiaries did not record a provision for this issue. Should CADE’s decision be unfavorable, the issue would be brought to judicial courts.

Acquisition of the Ipiranga Group.

On April 17, 2007, the CADE (Administrative Council for Economic Defense) issued a writ of prevention to ensure the reversibility of the acquisitions by Braskem and Petrobras under the Acquisition. On April 25, 2007, CADE’s plenary assembly approved a Transaction Reversibility Preservation Agreement (APRO – “Acordo de Preservação de Reversibilidade da Operação”) with Braskem, that set forth that all the assets acquired by Braskem in the Acquisition will be preserved. With regard to the Ipiraga Group’s fuel distribution business, Petrobrás and Ultrapar were requested to present to CADE an alternative management model that would preserve the competition in the sector. On May 16, CADE approved an APRO with Petrobras regarding the fuel distribution business that replaced and revoked the writ of prevention issued on April 17, 2007. The APRO requests the nomination of an independent manager to administrate the distribution business that Petrobras acquired and establishes guidelines for operating the business. The APRO also imposes restrictions on Petrobras including limitations on asset sales, business reorganizations, changes in commercial policies and lay-offs. The exchange of commercial and strategic data between Ultrapar and Petrobras regarding the fuel distribution business is also restricted in order to protect free competition in the segment. The APRO remains in force until CADE’s final decision. The APRO does not affect the completion of any of the steps of the Acquisition.

B. Significant Changes

None.

ITEM 9.	THE OFFER AND LISTING

A. Offer and Listing Details

The table below sets forth, for the indicated periods, the high and low closing prices of the ADSs on The New York Stock Exchange, in U.S. dollars, and the preferred shares on the São Paulo Stock Exchange, in reais:

	New York Stock Exchange			São Paulo Stock Exchange
	High	Low	Volume(1)	High	Low	Volume(1)
	(in US$ per ADS)			(in reais per preferred share)
Year ended
December 31, 2002	9.55	5.00	17,582	26.40	18.10	40,360
December 31, 2003	12.97	6.41	16,739	37.70	21.95	39,398
December 31, 2004	20.00	8.70	21,409	53.50	27.10	71,265
December 31, 2005	19.01	13.53	57,368	48.60	31.70	79,784
December 31, 2006	23.27	13.93	57,658	49.66	31.77	64,070

Year ended December 31, 2005
First quarter(2)	19.12	15.28	45,124	48.52	43.06	81,615
Second quarter(2)	19.43	15.35	73,161	45.00	41.10	95,090
Third quarter(2)	18.00	14.13	59,513	41.00	35.10	78,689
Fourth quarter(2)	17.40	13.36	50,841	38.75	32.31	64,515

Year ended December 31, 2006
First quarter	18.05	13.93	96,398	39.20	31.80	73,065
Second quarter	18.97	14.50	48,748	39.40	33.61	58,656
Third quarter	18.40	14.24	37,732	39.19	31.77	55,730
Fourth quarter	23.27	17.72	48,908	49.66	38.00	69,264

Quarter ended March 31, 2007
First quarter(2)	29.40	22.95	65,473	60.90	49.29	124,716

Month ended
November 30, 2006(2)	23.27	19.89	67,700	49.66	42.20	89,589
December 31, 2006(2)	23.24	21.45	42,925	49.48	46.00	57,279
January 31, 2007(2)	25.39	22.95	73,880	53.50	49.51	92,281
February 28, 2007(2)	27.34	23.89	57,499	56.95	50.75	140,533
March 31, 2007(2)	29.40	23.22	64,716	60.90	49.29	142,736
April 30, 2007(2)	32.26	29.95	130,510	65.31	60.80	146,885
May 31, 2007(2)	31.29	29.84	127,929	63.17	59.13	122,626

(1)	Average daily trading volume.
(2)	Prices after giving effect to the stock dividend of 15 shares for each 100 shares approved at our Board of Directors meeting held on February 2, 2005.

The prices and volumes are retroactively adjusted for the reverse stock split described under “Item 4A. History and Development of the Company.”

B. Plan of Distribution

Not applicable.

C. Markets

Our preferred shares are listed on the São Paulo Stock Exchange under the ticker symbol “UGPA4” and the ADSs are listed on the New York Stock Exchange under the symbol “UGP.”

D. Selling Shareholders

Not applicable.

E. Dilution

Not applicable.

F. Expenses of the Issue

Not applicable.

ITEM 10.	ADDITIONAL INFORMATION

A. Share Capital

Not applicable.

B. Memorandum and Bylaws

We are registered with the commercial registry of the state of São Paulo under the registration number 35,300,109,724. Pursuant to chapter I, article 3 of our bylaws, our main corporate purpose is the investment of our capital in the trade, industry and agriculture sectors and in companies providing services, upon the subscription for or acquisition of shares or quotas in companies.

More detailed information with respect to our shares, shareholder rights, and limitations on share ownership is incorporated herein by reference to our Registration Statement on Form F-1, Registration Number 333-122496, declared effective by the Securities and Exchange Commission on April 12, 2005.

C. Material Contracts

US$60 million 9% Eurobond

In 1997, our indirect subsidiary Companhia Ultragaz issued US$60 million in a 9% US dollar-denominated Eurobond due in 2005 with a put/call option exercisable in 2002. We and our subsidiary Ultragaz jointly, severally and unconditionally guaranteed this Eurobond and are thus subject to covenants which restrict, among other things, our ability to incur indebtedness, constitute liens, make dividend payments and other distributions and conduct sale-leaseback transactions, mergers and asset sales. None of these covenants have restricted our ability to conduct our ordinary course of business as of the date of this annual report. This Eurobond was purchased in June 2002 by our indirect subsidiary, LPG International Inc., with funds obtained from a syndicated loan, with maturity in August 2004. In January 2004, taking advantage of surplus international liquidity, this syndicated loan was refinanced through a new Eurobond issue by LPG with the same maturity of the original bond. On June 20, 2005, we entered in to a third supplemental indenture to this bond extending its maturity to 2020. Our indirect subsidiary Oxiteno Overseas Corporation is the new holder of the Eurobond, and financed the acquisition of this bond through a US$60 million syndicated loan maturing in June 2008, at an annual interest rate of 5.05%.

March 22, 2000 shareholders agreement

On March 22, 2000, our controlling shareholders entered into a shareholders’ agreement designed to ensure the equal treatment of all non-controlling shareholders in the event of any change in control. On May 18, 2004, the Extraordinary General Shareholders Meeting and the Special Meeting of Preferred Shareholders approved an amendment of our bylaws to register tag along rights for all Company shareholders, at 100% of the offer price. The registration of the tag along rights in our bylaws is intended to improve on the rights already conceded through the Shareholders Agreement.

September 22, 2004 shareholders agreement

On September 22, 2004, the shareholders of Ultra S.A. entered into a new shareholders’ agreement replacing a prior shareholders’ agreement entered into on May 22, 1997, to ensure the continuation of the controlling shareholder block upon the contemplated dissolution and distribution of Ultra S.A. shares held by its shareholders, Igel Participações S.A. and Avaré Participações S.A. For information regarding the shareholders agreements, see “Item 7. — Major Shareholders and Related Party Transactions — Major Shareholders.”

R$300 million aggregate amount of 102.5% of CDI debentures due 2008

On April 8, 2005, we completed our first issue of debentures, not convertible into shares of Ultrapar, unsecured and without special privileges, amounting to R$300 million with a term of 3 years, at a rate of 102.5% of CDI.

US$250 million aggregate amount of 7.25% notes due 2015

On December 20, 2005, Ultrapar, through its subsidiary LPG International Inc., issued US$250 million in notes in the international market, with the aim of lengthening the company’s debt profile, financing possible acquisitions and other corporate purposes. The notes mature in December 2015, have a coupon of 7.25% per annum and were priced at 98.75% of par value, resulting in a yield to maturity of 7.429% per annum. Standard & Poor’s assigned its BB+ credit rating on a global scale for the company and the securities issued. The credit rating is above the credit rating of Brazilian sovereign debt and only one degree below that of investment grade. The notes:

•	are unsecured unsubordinated obligations of LPG International Inc., ranking equally in right of payment with all existing and future unsecured unsubordinated obligations of LPG International Inc.;

•	are issued in an original aggregate principal amount of US$250,000,000 in minimum denominations of US$100,000 of original principal amount and integral multiples of US$1,000 above such amount;

•

bear interest commencing the date of issue at 7.25% per annum on the outstanding principal amount, payable semiannually on each June 20 and December 20 of each year, commencing June 20, 2006 to holders of record on June 5 or December 5 immediately preceding the interest payment date; and

•	bear interest on overdue principal, and pay interest on overdue interest, at 1% per annum higher than the per annum rate set forth on the cover of the offering memorandum for the notes.

The notes will be redeemable at the option of LPG International Inc. at any time or from time to time prior to their maturity, upon no more than 60 and not less than 30 days’ notice to the noteholders by mail. LPG International Inc. may redeem the notes either as a whole or in part at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, plus accrued interest thereon to the date of redemption.

The guarantees for the notes are unsecured unsubordinated obligations of Ultrapar and Oxiteno, ranking equally in right of payment with all existing and future unsecured unsubordinated obligations of Ultrapar and Oxiteno.

The notes and the guarantees have the benefit of registration rights pursuant to a Registration Rights Agreement dated as of December 20, 2005, under which the notes and the guarantees will be required to be exchanged for notes and guarantees identical in terms to the original notes and guarantees except for restrictions on transfer, in a transaction registered with the Securities and Exchange Commission, prior to September 30, 2006.

The registration statement of the notes was filed on May 15, 2006 and was declared effective by the U.S. Securities and Exchange Commission on May 23, 2006. Ultrapar carried out an exchange offer for its outstanding US$250,000,000 7.25% Notes due 2015, issued on December 20, 2005, which expired at 5:00 p.m. New York City time on June 22, 2006. At the close of the exchange offer, LPG International, Ultrapar and Oxiteno were advised by the exchange agent that an aggregate amount of US$246,000,000 of the old notes had been tendered in exchange for an equivalent amount of new notes. All old notes tendered in exchange for new notes have been accepted and new notes have been issued to the tendering holders of such old notes. The remaining outstanding aggregate amount of old notes is US$4,000,000.

Agreements Related to the Acquisition of the Ipiranga Group—the Transaction Agreements

In March 2007, the Company entered into the Transaction Agreements that together effected its acquisition, along with Petrobras and Braskem, of the Ipiranga Group. Each Transaction Agreement is discussed briefly below and translated in full in this annual report as an exhibit.

Investment Agreement. The Investment Agreement executed by Ultrapar, Petrobras and Braskem on March 18, 2007 and amended on April 18, 2007 (the “Investment Agreement”), which regulates the relationship among the companies, is the principal Transaction Agreement. See “Item 4.A, Information on the Company — Recent Developments — The Acquisition of the Ipiranga Group — Relationship between Ultrapar, Braskem and Petrobras” for more information on the Investment Agreement.

Share Purchase Agreement. On March 18, 2007, Ultrapar, with the consent of Petrobras and Braskem, and the Key Shareholders entered into a Stock Purchase Agreement (“SPA”), which sets forth the conditions of Acquiring Companies’ acquisition of a controlling stake of Ipiranga Group that closed on April 18, 2007.

Target Companies’ Shareholders Agreement. On April 18, 2007, Ultrapar, Petrobras and Braskem entered into a Target Companies Shareholders’ Agreement (the “Target Companies Shareholders’ Agreement”), which sets forth the relationships among Ultrapar, Petrobras and Braskem regarding how the Target Companies’ businesses will be managed.

RPI Shareholders Agreement. On April 18, 2007, Ultrapar, Braskem and Petrobrás entered into an RPI Shareholders’ Agreement (the “RPI Shareholders’ Agreement”), and which sets forth the relationships among Ultrapar, Petrobras and Braskem regarding how the Oil Refining Operations will be managed.

Braskem/Petrobras Asset Security Agreement. On April 18, 2007, Ultrapar, Braskem and Petrobras entered into a Braskem/Petrobras Asset Security Agreement (the “Braskem/Petrobras Asset Security Agreement”), whereby Ultrapar pledged to Braskem and Petrobras, in the proportions of 60% and 40%, respectively, all of its common shares and 50% of the RPI preferred shares it acquired from the Key Shareholders. The shares issued by RPI acquired in the Mandatory Tender Offers will also be pledged in favor of Braskem and Petrobras, in the same proportions. After the exchange offer of the shares of RPI, Ultrapar must ensure that the pledge of RPI’s shares will be substituted by a pledge of ICQ’s shares.

Petrobras Asset Security Agreement. On April 18, 2007, Ultrapar and Petrobras entered into a Petrobras Asset Security Agreement (the “Petrobras Asset Security Agreement”), whereby Ultrapar pledged in favor of Petrobras, 31% of the common shares and 78% of the preferred shares of DPPI that it acquired from the Key Shareholders, as well as 100% of the common shares of CBPI that it acquired from the Key Shareholders. After the Mandatory Tender Offers, Ultrapar will pledge, in substitution for 1,482,751 common shares issued by DPPI, 3,013,903 common shares issued by CBPI that will be acquired, assuming that all the common shares issued by CBPI will be acquired in the Mandatory Tender Offers.

R$889 million aggregate amount of 102.5% of CDI debentures due 2008. To finance part of the Acquisition, on April 11, 2007, we completed a second offering of unsecured debentures in the aggregate principal amount of R$889 million, in two series. The first series in the amount of R$675 million was issued on April 11, 2007. The second series in the amount of R$214 million will be issued upon financial settlement of the Mandatory Tender Offers. For more information see “Item 4.B. Information on the Company — History and Development of the Company — Recent Developments – Acquisition of the Ipiranga Group” and “Item 5.B. Operating and Financial Review and Prospects — Liquidity and Capital Resources”. The debentures have a term of one year and a rate of 102.5% of CDI.

Other material contracts are described in other sections of this report.

For information regarding the acquisition of Shell Gás, see “Item 4.A. Information on the Company— History and Development of the Company — Investments — Equity Investments.” For information regarding our contract with Braskem relating to the supply of ethylene, see “Item 4.B. Information on the Company — Business Overview — Petrochemicals and Chemicals — Oxiteno — Raw materials,” “Item 5.B. Operating and Financial Review and Prospects — Operating and Financial Results — Liquidity and Capital Reserves — Indebtedness” and “Item 5.F. Operating and Financial Review and Prospects — Tabular Disclosure of Contractual Obligations.”

D. Exchange Controls

There are no restrictions on ownership of our preferred shares by individual or legal entities domiciled outside Brazil. However, the right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts abroad is subject to restrictions under foreign investment legislation which generally require, among other things, that the relevant investment be registered with the Central Bank and the CVM.

Foreign investors may register their investment in our shares under Law 4,131 of September 3, 1962 or Resolution 2,689 of January 26, 2000, both as amended. Registration under Resolution 2,689 affords favorable tax treatment to non-Brazilian investors who are not residents in a tax haven jurisdiction (i.e. countries that do not impose income tax or where the maximum income tax rate is lower than 20%), as defined by Brazilian tax laws.

Under Resolution 2,689, non-Brazilian investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are fulfilled. In accordance with Resolution 2,689, the definition of non-Brazilian investor includes individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered abroad.

Under Resolution 2,689, a non-Brazilian investor must:

•	appoint at least one representative in Brazil, with powers to perform actions relating to its investment;

•	appoint an authorized custodian in Brazil for its investment;

•	register as a non-Brazilian investor with the CVM; and

•	register its foreign investment with the Central Bank.

When the investor operating under the provisions of Resolution 2,689 must be registered with the Brazilian internal revenue service (“Receita Federal”) pursuant to the latter’s Regulatory Instruction 568, dated as of September 8, 2005. This registration process is undertaken by the investor’s legal representative in Brazil.

Securities and other financial assets held by non-Brazilian investors pursuant to Resolution 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will. See “Item 10.E. Additional Information — Taxation — Brazilian Tax Consequences” for more information.

Resolution 1,927 of the National Monetary Council provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers. Accordingly, the proceeds from the sale of ADSs by holders of American Depositary Receipts outside Brazil are free of Brazilian foreign investment controls and holders of ADSs who are not resident in a tax haven jurisdiction will be entitled to favorable tax treatment.

The right to convert dividend payments and proceeds from the sale of our shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, that the relevant investment be registered with the Central Bank. Restrictions on the remittance of foreign capital abroad could hinder or prevent the custodian for the preferred shares represented by ADSs, or holders who have exchanged ADSs for preferred shares, from converting dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad. Delays in, or refusal to, granting the required government approval for conversions of Brazilian currency payments and remittances abroad could adversely affect holders of ADSs.

We have obtained a certificate of registration in the name of The Bank of New York, the depositary. Pursuant to this certificate, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and to remit the proceeds outside Brazil. If a holder exchanges ADSs for preferred shares, such holder may continue to rely on the depositary’s certificate of capital registration for only five business days after such exchange. After that, such holder must seek to register its investment directly with the Central Bank. Thereafter, unless the holder has registered its investment with the Central Bank, such holder may not convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares. Such holder generally will be subject to less favorable Brazilian tax treatment than a holder of ADSs.

Before March 14, 2005, there were two principal foreign exchange markets in Brazil, in which notes were freely negotiated but could be strongly influenced by Central Bank intervention:

•

the commercial rate exchange market dedicated principally to trade and financial foreign exchange transactions such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares; and

•	the floating rate exchange market that was generally used for transactions not conducted through the commercial foreign exchange market.

On March 4, 2005, the National Monetary Council enacted Resolution No. 3265, pursuant to which the commercial rate exchange market and the floating rate exchange market were unified in a sole exchange market, effective as of March 14, 2005. The new regulation allows, subject to certain procedures and specific regulatory provisions, the purchase and sale of foreign currency and the international transfer of reais by a person or legal entity, without limitation of the amount involved, provided that the transaction is legal.

Under Brazilian law, whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restriction on the remittance of foreign currency abroad and on the conversion of Brazilian currency into foreign currencies. Such restrictions may hinder or prevent the custodian or holders who have exchanged ADSs for underlying preferred shares from converting distributions or the proceeds from any sale of such shares, as the case may be, into U.S. dollars and remitting such U.S. dollars abroad.

E. Taxation

This description does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors.

This summary is based upon tax laws of Brazil and the United States as in effect on the date of this annual report, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, United States or other tax consequences of the purchase, ownership and disposition of preferred shares or ADSs, including, in particular, the effect of any non U.S., state or local tax laws.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Consequences

General. The following discussion summarizes the main Brazilian tax consequences of the acquisition, ownership and disposition of our preferred shares or ADSs, as the case may be, by a holder that is not domiciled in Brazil for purposes of Brazilian taxation and, in the case of preferred shares, has registered its investment in such securities with the Central Bank as a U.S. dollar investment (in each case, a Non-Brazilian Holder). The following discussion does not address all of the Brazilian tax considerations applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult his or her own tax adviser concerning the Brazilian tax consequences of an investment in our preferred shares or ADSs.

Taxation of dividends. Dividends paid by us, including stock dividends and other dividends paid in property, to the depositary in respect of the preferred shares, or to a Non-Brazilian Holder in respect of preferred shares, are currently exempted from withholding tax in Brazil to the extent that the dividends are paid out of profits as of January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding tax at varying rates, depending on the year the profits were generated.

Payments of Interest on Capital. Law No. 9,249, dated as of December 26, 1995, as amended, permits Brazilian corporations to make distributions to shareholders of interest on net equity, or interest attributed to shareholders’ equity. These distributions may be paid in cash. Such payments represent a deductible expense from the payor’s corporate income tax and social contribution tax basis. This interest is limited to the daily pro rata variation of the Federal Government’s long-term interest rate, as determined by the Central Bank from time to time, and cannot exceed the greater of:

•

50% of net income (after the social contribution on net profits and before the provision for corporate income tax, and the amounts attributable to shareholders as interest on net equity) for the period in respect of which the payment is made; or

•	50% of the sum of retained profits and profits reserves as of the date of the beginning of the period in respect of which the payment is made.

Any payment of interest on capital to shareholders (including holders of ADSs in respect of preferred shares) is subject to a withholding tax at a rate of 15%, or 25% if the Non-Brazilian Holder is domiciled in a jurisdiction that does not impose income tax or where the maximum income tax rate is lower than 20% or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment (“Tax Haven Holder”). These payments may be included, at their net value, as part of any mandatory dividend.

To the extent that payments of interest on capital are included as part of a mandatory dividend, we are required to distribute an additional amount to ensure that the net amount received by shareholders, after payment of the applicable withholding tax is at least equal to the mandatory dividend.

Distributions of interest on net equity to foreign holders may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, to the extent that the investment is registered with the Central Bank.

We cannot assure you if our Board of Directors will determine that future distributions should be made by means of dividends or interest on capital.

Taxation of gains. According to Law no. 10,833/03, the gains recognized on a disposition of assets located in Brazil, such as our preferred shares, by a Non-Brazilian Holder, are subject to income tax in Brazil. This rule is applicable regardless of whether the disposition is conducted in Brazil or abroad and/or if the disposition is made or not to an individual or entity resident or domiciled in Brazil.

As a general rule, capital gains realized as a result of a disposition transaction are the positive difference between the amount realized on the disposition of the preferred shares and the respective acquisition cost. There is a controversy regarding the currency that should be considered for the purposes of determining the acquisition cost of the investment in Brazil, more specifically if such cost of acquisition is to be determined in foreign or local currency.

Capital gains realized by Non-Brazilian Holders on the disposition of preferred shares sold on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

•

are exempt from income tax, when realized by a Non-Brazilian Holder that (i) has registered its investment in Brazil before the Central Bank under the rules of the Brazilian Monetary Counsel (“Registered Holder”) and (ii) is not a Tax Haven Holder; and

•

are subject to income tax at a rate of 15% with respect to gains realized by a Non-Brazilian Holder that is not a Registered Holder (including a Non-Brazilian Holder who qualifies under Law No. 4.131) and gains earned by Tax Haven Holders that are Registered Holders.

A withholding income tax of 0.005% shall be applicable and can be offset against any income tax due on the capital gain.

Any other gains realized on the disposition of preferred shares that are sold on the Brazilian stock exchange:

•	are subject to income tax at a rate of 15% when realized by any Non-Brazilian Holder that is not a Tax Haven Holder, no matter if a Registered Holder or not; and

•	are subject to income tax at a rate of 25% when realized by a Tax Haven Holder, no matter if a Registered Holder or not.

In the cases above, if the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against any income tax due on the capital gain.

Any exercise of preemptive rights relating to preferred shares will not be subject to Brazilian income tax. Gains realized by a Non-Brazilian Holder on the disposition of preemptive rights will be subject to Brazilian income tax according to the same rules applicable to disposition of preferred shares.

There can be no assurance that the current favorable tax treatment of Registered Holders will continue in the future.

Sale of ADS and preferred shares by U.S. Holders to other non-residents in Brazil

Pursuant to Article 26 of Law No. 10,833, published on December 29, 2003, the sale of property located in Brazil involving non-resident investors is subject to Brazilian income tax as of February 1, 2004. Our understanding is that ADSs do not qualify as property located in Brazil and, thus, should not be subject to the Brazilian withholding tax. Insofar as the regulatory norm referred to in Article 26 is recent and generic and has not been tested through the administrative or judicial courts, we are unable to assure the final outcome of such discussion.

Gains on the exchange of ADS for preferred shares

The exchange of ADSs for preferred shares is not subject to Brazilian tax. Non-Brazilian Holders may exchange their ADSs for the underlying preferred shares, sell the preferred shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary’s electronic registration), with no tax consequences.

Upon receipt of the underlying preferred shares in exchange for ADSs, Non-Brazilian Holders may also elect to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign portfolio investment under the rules of the Brazilian Monetary Counsel, which will entitle them to the tax treatment referred above in connection with Registered Holders.

Alternatively, the Non-Brazilian Holder is also entitled to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign direct investment under Law 4,131/62, in which case the respective sale would be subject to the tax treatment of Non-Brazilian Holders that are not Registered Holders.

Gains on the exchange of preferred shares for ADS

The deposit of preferred shares in exchange for the ADSs may be subject to Brazilian income tax on capital gains if the amount previously registered with the Central Bank as a foreign investment in preferred shares (4,131 investor) or, in the case of Registered Holders, the acquisition cost of the preferred shares, as the case may be, is lower than:

•	the average price per preferred share on the Brazilian stock exchange on which the greatest number of such preferred shares were sold on the day of the deposit; or

•	if no preferred shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred shares were sold during the 15 preceding trading sessions.

The difference between the amount previously registered, or the acquisition cost, as the case may be, and the average price of the preferred shares, calculated as set forth above, is considered a capital gain subject to income tax at a rate of 15%, or 25% for Tax Haven Holders.

Taxation of Foreign Exchange Transactions. A financial transaction tax is imposed on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Although the current applicable rate for almost all foreign currency exchange transactions is zero, the Ministry of Finance may increase the rate at any time, up to 25%. However, it may only do so with respect to future transactions.

Taxation of Bonds and Securities Transactions. Law No. 8,894, dated as of June 21, 1994, created the Tax on Financial Transactions, or IOF, which may be imposed on any transaction involving bonds and securities, even if the transaction includes Brazilian stock, futures or commodities exchanges. The rate of IOF/Títulos with respect to transactions of preferred shares and ADSs is currently zero, although the executive branch may increase the rate up to 1.5% per day of the terms of the securities, but only with respect to future transactions relating to preferred shares or ADSs.

Other Brazilian Taxes. Some Brazilian states impose gift and inheritance tax on gifts or bequests made by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

Contribuição Provisória sobre Movimentacao Financeira, or CPMF, is imposed on bank account debits at 0.38%. Constitutional Amendment No. 42/2003 approved the continued imposition of the CPMF tax until December 31, 2007. The responsibility for the collection of the CPMF tax is borne by the financial institution that carries out the relevant financial transaction.

When the Non-Brazilian Holder transfers the proceeds from the sale or assignment of preferred shares by a currency exchange transaction, the CPMF tax will be levied on the amount to be remitted abroad in reais. If we perform any exchange transaction in connection with ADSs or preferred shares, we will bear the CPMF tax.

Considering that CPMF applies on the movement of funds out of the Brazilian banking accounts, the tax is not likely to apply on transactions with ADSs, except if it involves a Brazilian source of payment. Therefore, each such investor should consult its own legal and financial advisors with respect to the applicability of CPMF to its purchase as well as other tax consequences of such investment.

Non-Brazilian Holders investing in the Brazilian stock exchange are granted a CPMF exemption upon the entrance of funds into Brazil and the remittance abroad.

U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to preferred shares or ADSs, and does not address state, local or other tax laws. The discussion applies only to holders that hold preferred shares or ADSs as capital assets for tax purposes, and does not address special classes of holders, such as dealers and traders in securities or foreign currencies, financial institutions, insurance companies, tax exempt entities, persons owning, directly, indirectly or constructively, 10% or more of our voting shares, persons holding preferred shares or ADSs as part of a hedging or conversion transaction or straddle, persons entering into a “constructive sale” with respect to preferred shares or ADSs, persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons liable for alternative minimum tax, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons who have ceased to be United States citizens or to be taxed as resident aliens, or persons who acquired our ADSs or preferred shares pursuant to the exercise of any employee stock option or otherwise as compensation.

You are advised to consult your own tax advisors concerning the overall tax consequences to you, including the consequences under foreign, state and local laws, of the acquisition, ownership and disposition of preferred shares or ADSs.

This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect and changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. In addition, this discussion is based in part on representations of the depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement and any other related document will be performed in accordance with its terms.

This discussion applies to you only if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a beneficial owner of preferred shares or ADSs that is for U.S. federal income tax purposes (i) a citizen or resident of the United States of America, (ii) a corporation, or other entity taxable as a corporation, organized under the laws of the United States of America or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. We believe, and this discussion assumes, that we are not, and will not become, a passive foreign investment company (as discussed below).

In general, U.S. Holders of ADSs will be treated for U.S. federal income tax purposes as owners of the preferred shares underlying the ADSs. Accordingly, except as noted, the U.S. federal income tax consequences discussed below apply equally to U.S. Holders of ADSs and preferred shares, and references to preferred shares should also be treated as references to ADSs. Exchanges of preferred shares for ADSs and ADSs for preferred shares will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. Such actions would also be inconsistent with claiming the 15% rate applicable to non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the 15% rate received by certain non-corporate holders, each as described below, could be affected by actions that may be taken by the parties to whom ADSs are pre-released.

Taxation of dividends. Distributions paid with respect to preferred shares will be includable in the income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits of Ultrapar, as determined for U.S. federal income tax purposes. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, under current law, dividends received by non-corporate U.S. Holders on preferred shares or ADSs may be subject to U.S. federal income tax at lower rates (generally 15%) than other types of ordinary income. U.S. Holders should consult their own tax advisors regarding the availability of this lower tax rate in their particular circumstances. For purposes of these rules, the amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. In addition, the taxable amount of any distribution will include the amount of Brazilian tax withheld on the amount distributed, if any, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the depositary, in the case of ADSs, or the U.S. Holder, in the case of preferred shares directly held by a U.S. Holder. The U.S. Holder may have foreign currency gain or loss if the amount of such dividend is not converted into U.S. dollars on the date of its receipt.

Dividends paid by us generally will be treated as foreign source dividend income to U.S. Holders and will not be eligible for the dividends received deduction. Subject to certain limitations, and the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian withholding tax, if any, paid in connection with any distribution with respect to preferred shares may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder if such U.S. Holder elects for that year to credit all foreign income taxes; otherwise, such Brazilian withholding tax may be taken as a deduction. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. U.S. Holders should consult their own tax advisors concerning the availability and utilization of the foreign tax credit.

Taxation of capital gains. Gain or loss realized by a U.S. Holder upon the sale, exchange or other disposition of a preferred share or ADS will be subject to United States federal income tax as U.S. source capital gain or loss in an amount equal to the difference between the amount realized on the disposition of the preferred share or ADS and the U.S. Holder’s tax basis in the preferred share or ADS. The gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in the preferred share or ADS exceeds one year. If a Brazilian income tax is imposed on the sale or disposition of preferred shares or ADS, and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able effectively to credit such Brazilian tax against its U.S. tax liability. U.S. Holders should consult their tax advisors regarding the U.S. federal tax treatment of capital gains, which may be taxed at lower rates than ordinary income for individuals, and losses, the deductibility of which is subject to limitations.

Passive foreign investment company. Special U.S. tax rules apply to U.S. Holders that own shares or ADSs in a passive foreign investment company, known as a PFIC. In general, we will be classified as a PFIC in a particular taxable year if either:

•	75% or more of our gross income consists of passive income, such as dividends, interest, rents and royalties; or

•	50% or more of our assets, by value, determined on the basis of a quarterly average, consists of assets that produce, or are held for the production of, passive income.

Based on a review of our income and assets, we believe that we are not a PFIC for U.S. federal income tax purposes and we do not expect to be a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25 percent equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we are treated as a PFIC in any taxable year during which a U.S. Holder owns preferred shares or ADSs, gain recognized by such U.S. Holder on the sale or other disposition of the preferred shares or ADSs will be allocated ratably over the U.S. Holder’s holding period for the preferred shares. The amounts allocated to the taxable year of the sale or other exchange and to any year before we become a PFIC will be taxable as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that year for individuals or corporations, as appropriate, and an interest charge will be imposed on the amount allocated to such taxable year. Further, any distribution in respect of the preferred shares or ADSs in excess of 125 percent of the average of the annual distributions on preferred shares or ADSs received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, will be subject to taxation as described above. Certain elections may be available (including a mark-to-market election) to U.S. persons that may mitigate the adverse consequences resulting from PFIC status.

In addition, if we are treated as a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the 15% dividend rate discussed above with respect to dividends paid to non-corporate holders will not apply in that year or the next year.

United States backup withholding and information reporting. Payment of dividends and other proceeds in connection with the preferred shares or ADSs made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) in the case of backup withholding, provides a taxpayer identification number on a properly completed Internal Revenue Service Form W-9 or a substitute form and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding is creditable against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

F. Dividends and Paying Agents

Not applicable.

G. Statement by Experts

Not applicable.

H. Documents on Display

Statements contained in this annual report as to the contents of any contract or other document referred to are not necessarily complete, and each of these statements is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit hereto. A copy of the complete annual report including the exhibits and schedules filed herewith may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at 233 Broadway, New York, N.Y., 10279 and North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 – 2511. Copies of such materials may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005, on which ADSs are listed. In addition the SEC maintains a website that contains information filed electronically with the SEC, which can be accessed over the Internet at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 as amended, and, in accordance therewith, file periodic reports and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements and relating to short-swing profits reporting and liability.

We furnish to The Bank of New York, as depositary, copies of all reports we are required to file with the SEC under the Exchange Act, including our annual reports in English, containing a brief description of our operations and our audited annual consolidated financial statements which are prepared in accordance with accounting practices adopted in Brazil and include a reconciliation to U.S. GAAP. In addition, we are required under the Deposit Agreement to furnish the depositary with copies of English translations to the extent required under the rules of the SEC of all notices of meetings of holders of preferred shares and other reports and communications that are generally made available to holders of preferred shares. Under certain circumstances, the depositary will arrange for the mailing, at our expense, of these notices, other reports and communications to all ADS holders.

We also file financial statements and other periodic reports with the CVM located as Rua Sete de Setembro, 111, Rio de Janeiro, Brazil 20159-900.

I. Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to various market risks, primarily related to variable interest rates and foreign exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange rates and interest rates. We do not enter into derivative financial instruments for speculative purposes. Our market risks are mitigated by our high level of financial investments.

See Notes 4, 18 and 24 I (i) to our consolidated financial statements for a discussion of the accounting policies for derivative instruments and information with respect to financial instruments.

Interest rate risk

Substantially all of our debt obligations in reais are subject to variable rates of interest based on either the TJLP, the CDI interest rate or the IGP-M inflation index. Our foreign currency borrowings, however, are substantially subject to fixed rates of interest. As of December 31, 2006, we did not have any derivative contracts outstanding which could limit exposure to variations in the TJLP or the IGP-M, primarily because such instruments are not available in the Brazilian market at reasonable prices. Nevertheless, our exposure to interest rate risk is partially limited by our Brazilian currency variable interest investments, which generally earn the overnight interest rates paid on CDI. In addition to the exposure with respect to existing borrowings, we would be exposed to interest rate volatility with respect to any future debt issuance.

The table below provides information as of December 31, 2006 about our debt obligations in foreign currency and in reais that are subject to variable and fixed rates of interest. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates and interest rates:

Debt	Average interest rate	Fair value	Outstanding debt R$	Principal by year of maturity*
				2007	2008	2009	2010	2011 and thereafter
	(in millions of reais)
U.S. dollar borrowings	7.2%	862.0	841.4	8.2	137.5	27.9	2.2	665.6
Borrowings indexed to the UMBNDES	9.7%	13.3	12.9	6.0	3.8	2.5	0.6	—
Borrowings indexed to the TIIE + MX$	1.5%	15.8	15.8	3.9	4.1	4.1	2.1	1.6
Borrowings indexed to the TJLP	2.5%	291.0	287.5	79.6	81.6	65.9	30.3	30.1
Borrowings indexed to the CDI	102.5 of CDI %	312.8	312.8	12.8	300.0	—	—	—
Borrowings indexed to the IGP-M	6.5%	7.0	7.0	4.7	2.3	—	—	—
Borrowings indexed to the FNE (1)	11.9%	22.5	19.8	0.2	—	1.1	2.2	16.3
Others		0.2	0.2	0.2	—	—	—	—

Subtotal		1,524.6	1,497.4	115.6	529.3	101.5	37.4	713.6
Unrealized losses on swaps transactions		53.5	52.3	8.4	43.9	—	—	—

Total		1,578.1	1,549.7	124.0	573.2	101.5	37.4	713.6

*	Figures in 2007 include interest accrued until December 31, 2006.
(1)	Accounts for a 15% reduction in the interest rate as a premium for complying with established payment dates.

Foreign exchange risk

A substantial portion of our debt obligations is denominated in U.S. dollars. In addition, a significant portion of our raw materials, are denominated in, or indexed to, U.S. dollar. Most of our revenues are denominated in reais, although sales prices of products of the chemicals segment are linked to international market prices established in U.S. dollars. As a result, we are exposed to currency exchange risks that may adversely affect our business, financial condition and results of operations, as well as our ability to meet our debt service obligations.

We manage the foreign exchange risks associated with the scheduled payments related to our obligations by investing in U.S. dollar-denominated assets and in foreign currency swap contracts, under which we pay variable interest in reais based on the interbank certificate of deposit rate, or CDI, and receive fixed interest in U.S. currency.

The table below presents our U.S. dollar net swap position at December 31, 2006:

	Maturity
Swap	2007	2008	2009 and thereafter
Notional amount of swaps (in millions of reais)(1)	28.8	117.0
Average receiving rate	US$ + 2.39%	US$ + 5.08%
Average payment rate(2)	100% CDI + 3.68%	100% CDI + 0.21%

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (PTAX) at December 31, 2006.
(2)	CDI — Interbank Certificate of Deposit Rate.

We also manage the foreign exchange risks related to our U.S. dollar denominated and Mexican currency denominated assets through foreign currency hedge contracts, as follows:

	Maturity
Zero Cost Collar	2007	2008	2009 and thereafter
Notional amount of swaps (in millions of reais)(1)	27.8	—	—
Average receiving rate	US$ Below MX$/USD	—	—
Average payment rate(2)	11.1140	—	—

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (PTAX) at December 31, 2006.
(2)	MX$ is the Mexican currency.

Maturity
Swap	2007
Notional amount of swaps (in millions of reais)(1)	103.7
Average receiving rate	100 % CDI + 2.33%
Average payment rate	US$ + 3.18%

(1)	Notional amount converted according to the commercial selling rate reported by Banco Central do Brasil (PTAX) at December 31, 2006.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

At the Special Meeting of the Preferred Shareholders of Ultrapar held on May 18, 2004, our preferred shareholders approved a change in dividend rights to make the dividend right of preferred shareholders equal to those of common shareholders by abolishing the right of preferred shareholders to receive dividends that are at least 10% higher than those received by common shareholders.

On May 18, 2004, we held an Extraordinary General Meeting which approved amendments of our bylaws. The amendments were (i) the registration in our bylaws of tag along rights for all Company shareholders, at 100% of the offer price, a provision that was previously provided for in our 2000 shareholders’ agreement; and (ii) to make the dividend right of preferred shareholders equal to those of common shareholders as described above.

On September 22, 2004, the shareholders of Ultra S.A., a holding company that controls Ultrapar, signed a shareholders’ agreement that primarily aimed at maintaining the controlling shareholder block in Ultrapar. For more information, see “Item 7.A. Major Shareholders and Related Party Transactions—Major Shareholders.”

ITEM 15.	CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures

As of December 31, 2006, under management’s supervision and with its participation, including our chief executive officer and chief financial officer, we performed an evaluation of our disclosure controls and procedures for the period relating to the information contained in this 20F report. Based on this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective as of December 31, 2006 at the reasonable assurance level for the purpose of collecting, analyzing and disclosing the information that we are required to disclose in the reports we file under the Securities Exchange Act of 1934, within the time periods specified in the SEC’s rules and forms. Our management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures.

(b) Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Ultrapar’s internal control system was designed to provide reasonable assurance as to the integrity and reliability of the published financial statements. All internal control systems, no matter how well designed, have inherent limitations and can provide only reasonable assurance that the objectives of the control system are met.

Management evaluated the internal control over financial reporting under the supervision of our Chief Executive Officer, or CEO and Chief Financial Officer, or CFO as of December 31, 2006. Management evaluated the effectiveness of our internal control over financial reporting based on the criteria set out in the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) framework. Ultrapar’s management concluded that as of December 31, 2006, our internal control over financial reporting were adequate and effective, based on those criteria.

Our independent registered public accounting firm, Deloitte Touche Tohmatsu Auditores Independentes, has issued an attestation report on management’s assessment of our internal controls over financial reporting as of December 31, 2006. The report on the audit of our internal control over financial reporting is included below.

(c) Attestation Report of the Registered Public Accounting Firm

The Report of independent registered public accounting firm on internal control over financial reporting issued by our independent registered public accounting firm, Deloitte Touche Tohmatsu Auditores Independentes, is presented below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of

Ultrapar Participações S.A.

1.	We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Ultrapar Participações S.A. and subsidiaries (the “Ultrapar”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission. Ultrapar’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Ultrapar’s internal control over financial reporting based on our audit.

2.	We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

3.	A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

4.	Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

5.	In our opinion, management’s assessment that Ultrapar maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission. Also in our opinion, Ultrapar maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission.

6.	We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), the consolidated financial statements as of and for the year ended December 31, 2006 of Ultrapar and our report dated January 31, 2007, except for the Notes 24 and 25 as to which the date is May 24, 2007, expressed an unqualified opinion on those financial statements.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

Deloitte Touche Tohmatsu Auditores Independentes

São Paulo, Brazil

January 31, 2007, except for the control activities related to the Notes 24 and 25 of the Ultrapar’s financial statements as to which the date is May 24, 2007.”

(d) Changes in Internal Control over Financial Reporting

There have been no significant changes in our internal controls over financial reporting or other factors during the annual period covered by this Form 20-F that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 16.	[Reserved]

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

In July 2005, our bylaws were revised to provide for the establishment of a Fiscal Council with permanent operations constituted of no less than three and no more than five members and their respective alternate members. The Fiscal Council is a separate corporate body independent of our management and our external independent registered public accounting firm.

Our Fiscal Council acts as an audit committee pursuant to the requirements of the Sarbanes-Oxley Act. Under Rule 10A-3(c)(3) of the Exchange Act, non-U.S. issuers, such as Ultrapar, are exempt from the audit committee requirements of Section 303A of the New York Stock Exchange Listed Company Manual if they establish, according to their local law or regulations, another body that acts as an audit committee.

Ultrapar has determined that it will not appoint an audit committee financial expert. We believe that more than one of our Fiscal Council members have the skills, experience and education that qualify them to be an audit committee financial expert, as defined by current SEC rules.

ITEM 16B.	CODE OF ETHICS

In 2004 we established a code of ethics which covered (i) the Board of Directors; (ii) the Executive Board (including the chief executive officer and the chief financial officer); (iii) the Fiscal Council of Ultrapar; (iv) the Board of Directors and Executive Board of its subsidiaries; and (v) remaining bodies with technical or advisory functions that are directly subordinated to the Board of Directors, to the Executive Board or to the Fiscal Committee of Ultrapar. In 2006 our code of ethics was modified to cover all our employees. The objective of this code is (i) to reduce the subjectivity of personal interpretations of ethical principles; (ii) to be a formal and institutional benchmark for the professional conduct of the employees, including the ethical handling of actual or apparent conflicts of interests, becoming a standard for the internal and external relationship of the Company with its stakeholders, namely: shareholders, clients, employees, partners, suppliers, service providers, labor unions, competitors, society, government and the communities in which it operates; and (iii) to ensure that the daily concerns with efficiency, competitiveness and profitability do not override ethical behavior.

You can obtain a copy of our code of ethics, free of charge, at our website (www.ultra.com.br), or by requesting a copy from the Investor Relations Department (e-mail: invest@ultra.com.br).

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The relationship with our independent auditors in respect to the contracting of services unrelated to the external audit is based on principles that preserve the independence of the auditor. Our board of directors approves our financial statements, the performance by our auditors of audit and permissible non-audit services, and associated fees, supported by our Fiscal Council, which acts as an audit committee pursuant to the requirements of the Sarbanes-Oxley Act. See “Item 6.C. Directors, Senior Management and Employees — Board Practices — Fiscal Council and Audit Committee” for more information about the responsibilities of the Fiscal Council. For the fiscal years ending December 31, 2006, 2005, 2004, 2003 and 2002, Deloitte Touche Tohmatsu Auditores Independentes (“Deloitte”) acted as our independent registered public accounting firm.

The following table describes the total amount billed to us by Deloitte for services performed in 2006 and 2005 and the respective remuneration for these services.

	2006	2005
	(in thousands of reais)
Audit Fees	1,430.9	1,116.1
Audit Related Fees	120.7	347.1
Tax Fees	68.5	76.1
All Other Fees	—	—
Total Consolidated Audit Fees	1,620.1	1,539.3

“Audit Fees” are the aggregate fees billed by Deloitte Touche Tohmatsu for the audit of our consolidated and annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees charged by Deloitte Touche Tohmatsu for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and in 2005 were principally related to audit services on the comfort letter relating to the primary and secondary offering of our preferred shares in April 2005. “Tax Fees” are fees for professional services rendered by Deloitte Touche Tohmatsu for tax advice services.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

In July 2005, our bylaws were revised to provide for the establishment of a Fiscal Council with permanent operations. Our Fiscal Council also meets the requirements for exemption from audit committee independence pursuant to the requirements of the Sarbanes-Oxley Act. Under Rule 10A-3(c)(3) of the Exchange Act, non-U.S. issuers, such as Ultrapar, are exempt from the audit committee independence requirements of Section 303A of the New York Stock Exchange Listed Company Manual if they establish, according to their local law or regulations, another body that meets certain requirements. See “Item 6C. Directors, Senior Management and Employees — Fiscal Council and Audit Committee Exemption.”

The Fiscal Council meets the following requirements of the general exemption contained in Rule 10A-3(c)(3):

•	the Fiscal Council is established pursuant to Brazilian Corporate Law and our bylaws;

•	under the requirements of Brazilian Corporate Law, our Fiscal Council is a separate body from our board of directors;

•	the Fiscal Council is not elected by Ultrapar’s management and no executive officer of Ultrapar is a member of the Fiscal Council;

•	all of the members of the Fiscal Council meet the independence requirements from Ultrapar, the management and the auditors, as set forth by Brazilian Corporate Law and/or listing provisions in Brazil;

•

the Fiscal Council makes recommendations to our board of directors regarding the appointment, retention and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing audit reports for Ultrapar;

•	the Fiscal Council adopted a complaints procedure in accordance with Rule 10A-3(b)(3) of the Exchange Act;

•	the Fiscal Council is authorized to engage independent counsel and other advisers, as it deems appropriate; and

•

Ultrapar has provided for appropriate funding, as determined by the Fiscal Council, for the payment of (i) compensation to Ultrapar’s auditors engaged for the purpose of issuing audit reports, (ii) compensation to independent counsel and other advisers engaged by the Fiscal Council, and (iii) ordinary administrative expenses of the Fiscal Council in carrying out its duties.

Ultrapar’s reliance on Rule 10A-3(c)(3) does not, in its opinion, materially adversely affect the ability of its Fiscal Council to act independently and to satisfy the other requirements of Rule 10A-3.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

In August 2006, the Board of Directors approved a share repurchase program with a 12-month term under which we can acquire our own preferred shares at market price and hold them in treasury for subsequent sale or cancellation. The maximum number of shares that may be repurchased is 2,723,106 shares. The total shares repurchased through December 31, 2006 under this program, were 30,800 preferred shares, as follows:

Period	Total number of shares repurchased	Average price per share in reais	Total number of shares repurchased as part of publicly announced plans or programs	Maximum number of shares that may yet be repurchased under the plans or program
August 2, 2006 – August 31, 2006*	29,900	36.47	29,900	2,693,206
September 1, 2006 – September 30, 2006	900	37.48	900	2,692,306
October 1, 2006 – October 31, 2006	0		0	2,692,306
November 1, 2006 – November 30, 2006	0		0	2,692,306
December 1, 2006 – December 31, 2006	0		0	2,692,306
Total shares repurchased during 2006	30,800		30,800

*	Our share repurchase program began on August 2, 2006, before which we had no other share repurchase program that year.

PART III

ITEM 17.	FINANCIAL STATEMENTS

We have responded to Item 18 in lieu of responding to this Item.

ITEM 18.	FINANCIAL STATEMENTS

We file the following consolidated financial statements together with the reports of independent registered public accountants firms, as part of this annual report:

ITEM 19.	EXHIBITS

We are filing the following documents as part of this Annual Report Form 20F:

1.1	Bylaws of Ultrapar, as amended on April 27, 2006.

2.1	Shareholders’ Agreement dated March 22, 2000

2.2	Shareholders’ Agreement dated September 22, 2004 (incorporated by reference to Exhibit 10.3 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

2.3	Indenture in respect of the 1st issue of simple, non-convertible debentures, unsecured and without special privileges, in a single series, for public distribution, dated of February 16, 2005 (incorporated by reference our report on Form 6-K filed on March 1, 2005).

2.4	Indenture, dated as of December 20, 2005, among LPG International Inc., as Issuer, Ultrapar Participações S.A. and Oxiteno S.A. Indústria e Comércio, as Guarantors, JPMorgan Chase Bank, N.A., as Trustee, Transfer Agent and Registrar, J.P. Morgan Trust Bank LTD., as Principal Payment Agent and J.P. Morgan Bank Luxembourg S.A., as Luxembourg Paying Agent, Luxembourg Transfer Agent and Luxembourg Listing Agent (incorporated by reference to Exhibit 2.2 to Form 20-F of Ultrapar Participações S.A. filed on May 5, 2006).

2.5	Amendment dated as of March 31, 2006 to the Indenture dated as of December 20, 2005 (incorporated by reference to Exhibit 2.3 to Form 20-F of Ultrapar Participações S.A. filed on May 5, 2006).

2.6	Indenture regarding first tranche of the issuance of debentures in Brazil totaling R$675 million in connection with the Ipiranga Acquisition — English Translation.

2.7	Target Companies’ Shareholders Agreement entered into by and among Ultrapar, Petrobrás and Braskem, dated April 18, 2007 — English Translation.

2.8	RPI Shareholders Agreement entered into by and among Ultrapar, Petrobrás and Braskem, dated April 18, 2007 — English Translation.

4.1	Share Sale and Purchase Agreement related to the sale and purchase of the entire share capital of Shell Gás (LPG) Brasil S.A. (incorporated by reference to Exhibit 10.2 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

4.2	Form of agreement between Ultragaz and independent dealers (incorporated by reference to Exhibit 10.4 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

4.3	Take or pay agreement between Tequimar and CODEBA (incorporated by reference to Exhibit 10.5 to Form F-1 of Ultrapar Participações S.A. filed on February 2, 2005).

4.4	The Investment Agreement entered into by and among Ultrapar, Petrobras and Braskem dated March 18, 2007 — English translation, as amended by the Amendment to Investment Agreement entered into by and among Ultrapar, Petrobras and Braskem dated April 18, 2007 — English Summary.

4.5	Share Purchase Agreement entered into by and among Ultrapar, Petrobrás, Braskem and the Key Shareholders of RPI, DPPI and CBPI, dated April 18, 2007— English Summary.

4.6	Braskem/Petrobrás Asset Security Agreement entered into by and among Ultrapar, Petrobrás and Braskem, dated April 18, 2007 — English Summary.

4.7	Petrobrás Asset Security Agreement entered into by and among Ultrapar, Petrobrás and Braskem, dated April 18, 2007 — English Summary.

6.1	Statement regarding computation of per share earnings (incorporated by reference to Note 24(V)(a) to our consolidated financial statements included in this annual report).

8.1	List of subsidiaries of Ultrapar (incorporated by reference to Note 3(a) to our consolidated financial statements included in this annual report).

12.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

12.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

13	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

15.1	Documentation with respect to our corporate restructuring of 2002 (incorporated by reference in Forms 6-K, filed with the SEC on October 15, 2002, November 1, 2002 and December 6, 2002).

There are omitted from the exhibits filed with or incorporated by reference into this annual report certain promissory notes and other instruments and agreements with respect to long-term debt of our company, none of which authorizes securities in a total amount that exceeds 10% of the total assets of our company. We hereby agree to furnish to the Securities and Exchange Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

GLOSSARY OF PETROCHEMICAL INDUSTRY TERMS

Acetates	Chemical substances derived from acetic acid, which are used as solvents in the production of paints and coatings.

Acetic Acid	One of the largest produced organic acids and is used in the production of acetates.

Acrylates	Derivatives from acrylic acid, that are used in the plastic industry.

Acrylonitrile	Derivative compounds from propylene having a nitrile group.

Alcohol	Flammable liquid obtained by fermentation of sugary substances, or by synthetics operations.

Alcohol Sulfates	Fatty alcohol-derived sulfates, with surfactant characteristics, mainly used in the production of detergents.

Alkanolamides	Substances produced by reaction of fatty acids with alcanolamines, mainly used as emulsifiers in cosmetic preparation.

Alkyl Benzene	Substance with an aromatic ring and an aliphatic chain.

Aromatics	A major group of organic chemical compounds with a ring shaped carbon chain. Aromatics are derived chiefly from petroleum and coal tar, and used to make a broad range of downstream chemical products.

Butadiene	By-product of the cracking process; used primarily as a feedstock for synthetic rubber, elastomers and fibers.

Butyl Alcohol	An alcohol used primarily in the production of solvents and plasticizers.

Commodity Chemicals	A term applied to chemical substances, which are sold on a generic basis and, unlike specialty chemicals, are not generally manufactured to meet specific end-use performance characteristics.

Condensed Naphthalene	Polymer mainly used as a super-fluidizer and curing agent for cement preparation.

Crackers	First generation companies that thermally breakdown or “crack” ethane, naphtha and gas oil into basic petrochemicals, such as ethylene and propylene.

Dispersants	Class of chemicals whose main property is to maintain the stability of a mixture by preventing particles from settling out of the mixture.

EDC	Ethylene Dichloride, raw material of VCM.

Elastomer	Broad category of “rubber” polymers which may be natural or synthetic, such as natural rubber, nitrile rubber and styrene-butadiene rubbers.

Emulsifiers	A class of chemical generally used to promote the dispersion of materials throughout a solution or mixture.

Ethanol	Flammable liquid obtained by fermentation of sugary substances, largely used as fuel for vehicles.

Ethanolamines	Ethanolamines, comprising mono-, di-, and tri-ethanolamines, are clear, non-flammable, liquids at atmospheric pressure and room temperature conditions, and are produced from ethylene oxide and ammonium.

Ethers	Organic compound with one oxygen atom interpoled between two carbon atoms.

Ethoxylated Alcohol	Produced by reaction of ethylene oxide with alcohols. Ethoxylated alcohols are used mainly as surfactants.

Ethoxylated Alkylphenols	Ethoxylated alkylphenols range from clear liquids to colored solids and is produced by the reaction of ethylene oxide with alkylphenol.

Ethoxylated Fatty Alcohols	Substances produced by reaction of ethylene oxide with fatty alcohols and are used mainly as a raw material for detergent production.

Ethoxylated Fatty Amines	Substances produced by reaction of ethylene oxide with fatty amines and are used mainly as emulsifiers for agrochemicals.

Ethoxylated Fatty Esters	Substances produced by reaction of ethylene oxide with hydroxylated fatty esters and are used mainly as emulsifiers in the cosmetic industry.

Ethoxylated Sorbitan Esters	Substances produced by reaction of ethylene oxide with sorbitan esters and are mainly used as food emulsifiers, especially for bakery products.

Ethyl Alcohol	A flammable liquid known as ethanol. It is used as automotive fuel, alone or in mixture with gasoline, and as a solvent in personal care products, such as aftershave lotion and mouthwashes.

Ethylene	A chemical substance, mainly derived from thermal cracking of ethane, gas oil and naphtha, and used to make polyethylene and many organic chemical intermediates, such as ethylene oxide, vinyl chloride, styrene and acetaldehyde.

Ethylene Glycols	Includes mono-, di-, tri- and other ethylene glycols. Mono-ethylene glycol or MEG is a clear, non-flammable, non-volatile liquid at room temperature and atmospheric pressure. Ethylene glycols are produced from ethylene oxide.

Ethylene Oxide	Ethylene oxide is a colorless and highly flammable gas at room temperature and atmospheric pressure and is produced by catalytic partial oxidation of ethylene by oxygen, at high temperature and pressure.

Fatty Alcohols	Fatty alcohols are alcohols derived from fat or vegetable oil (natural fatty alcohol) or petrochemical sources (synthetic fatty alcohol), largely used in the cosmetics and detergents production.

First Generation Company	A petrochemical cracker.

Fuels	Any substance that involves energy in a chemical reaction.

Glycol Ether Acetate	Flammable liquids at room temperature and atmospheric pressure produced by reaction with acetic acid and glycol ether.

Glycols	Alcohols containing two hydroxyl groups.

Glycol Ethers	Substances produced by reaction of ethylene oxide and an alcohol, or methyl, ethyl and butyl alcohol.

Hydraulic Fluids	Mixture of high molecular weight glycols and glycol ethers used as cooling medium and mechanical action transmitters in automotive braking systems.

Lauryl Alcohol	Substance of twelve-carbon fatty alcohol raw material for ethoxylated fatty alcohol, alcohol sulfate and ethoxylated alcohol sulfate production, which are intermediates for detergent production.

Linear Alkyl Benzene (LAB)	Straight chain alkyl benzene used as surfactant intermediate.

Linear Alkyl Sulphonate (LAS)	Straight chain alkyl benzene sulfate used as surfactant intermediate.

Lubricants	Broad class of chemicals which are generally used to provide a film between the moving parts of machines and engines.

Methyl Ethyl Ketone (MEK)	A clear, volatile, flammables liquid at room temperature and atmospheric pressure and is mainly used as a solvent.

Metric Ton	Equal to 1,000 kilograms (2,204.62 pounds).

Naphtha	A by-product of crude oil refining which is used by crackers as feedstock.

Nitrile	Organic compound containing CN group.

Normal Paraffins	Class of aliphatic hydrocarbons with a single carbon chain.

Olefin	Hydrocarbons with double bonds with the general chemical formula CnH2n. Olefins, along with aromatics, are produced mainly in crackers and are regarded as the “building blocks” of the petrochemical industry.

Paraxylene	Organic compound with two methyl radicals in p-position.

PET	Polyethylene terephthalate, a polymer produced by polycondensation of ethylene glycol with either Dimethyl Terephthalate, or therephtalic acid. Used to produce fibers, resins and packaging such as carbonated soft drink bottles (PET bottle grade).

Phosphate Esters	Phosphoric acid derived esters, used primarily as “detergent builders” in powder detergent production.

Polyethylene	Intermediate petrochemical produced by second generation companies from ethylene; used in many plastic applications.

Polyethylene Glycols	Ethylene oxide derived polymers used in many applications, including as fillers, lubricants and viscosity builders.

Polystyrene	Intermediate petrochemical produced by second generation companies from styrene.

Polyvinyl Chloride	Intermediate petrochemical produced by companies from basic petrochemicals.

Propylene	A chemical substance, mainly derived as a co-product with ethylene through the cracking process of gas oil or naphtha, often used to make polypropylene, which is a common plastic.

Rafinate II	A by-product of naphtha cracking mainly composed of butane and used in the production of MEK.

Sec-Butanol	A secondary four-carbon atom alcohol obtained by the hydration of butanes, contained in raffinate II. Sec-butanol is the raw material for methyl-ethyl-ketone production.

Second Generation Company	A producer of intermediate chemical products based largely on raw materials purchased from upstream, first generation companies, also known as crackers.

Softeners	A class of surfactant products mainly used as co-agents in the textile industry and domestic laundries.

Solvents	Chemical compounds, usually in liquid form, capable of dissolving another substance; often used as a medium in which other chemical reactions may take place.

Sorbitan Esters	Substances produced by the reaction of sorbitan with fatty acids used as a raw material for ethoxylated sorbitan esters.

Soybean Oil	Oil from soy beans

Styrene	Aromatic compound with ethylene group. Monomer of polystyrene.

Specialty Chemicals	Chemicals which are usually produced in smaller quantities than commodity chemicals and which performances are more relevant than the specification.

Stabilizers	Chemicals which are used to prevent chemical degradation of a product or chemical compound.

Sulfonates/Sulfates	Class of sulfur trioxide modified surfactants, used as a raw material for detergent production.

Surfactants	Generally defines a group of chemicals which, when dissolved in a solvent, modify the liquid properties at a liquid/liquid or liquid/solid interface, including increased solubilization, foaming, frothing, emulsification, dispersing or wetting; a major end-use market for surfactants is the detergent market.

TDI	Toluene diisocyanate used as raw material of polyurethane.

Third Generation Company	A producer that transforms intermediate products into end products such as films, piping and containers.

Tons	Metric tons.

VAM	Vinyl acetate monomer. Monomer of PVA — polyvinyl acetate.

VCM	Vinyl chloride monomer.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

ULTRAPAR PARTICIPAÇÕES S.A.

By:	/s/ Pedro Wongtschowski
Name:	Pedro Wongtschowski
Title:	Chief Executive Officer

By:	/s/ André Covre
Name:	André Covre
Title:	Chief Financial and Investor Relations Officer

Date: June 7, 2007

A-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ultrapar Participações S.A.

1.	We have audited the accompanying consolidated balance sheets of Ultrapar Participações S.A. and subsidiaries (“Ultrapar”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2006, all expressed in Brazilian reais. These consolidated financial statements are the responsibility of Ultrapar’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

2.	We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.	In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Ultrapar as of December 31, 2006 and 2005, and the consolidated results of its operations, changes in its stockholders’ equity and its financial position for each of the three years in the period ended December 31, 2006, in conformity with accounting practices adopted in Brazil.

4.	Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). Ultrapar has presented the nature and effect of such differences in Note 24 to the consolidated financial statements.

5.	We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States of America), the effectiveness of Ultrapar’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations - COSO - of the Treadway Commission and our report dated January 31, 2007, except for the control activities related to the Notes 24 and 25 as to which the date is May 24, 2007, expressed an unqualified opinion on management’s assessment of the effectiveness of Ultrapar’s internal control over financial reporting and an unqualified opinion on the effectiveness of Ultrapar’s internal control over financial reporting.

/s/ Deloitte Touche Tohmatsu Auditores Independentes

Deloitte Touche Tohmatsu Auditores Independentes

São Paulo, Brazil

January 31, 2007, except for the Notes 24 and 25 as to which the date is May 24, 2007.

A-F-2

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

(In millions of Brazilian reais - R$)

	Note	2006	2005
ASSETS

CURRENT AS SETS
Cash and cash equivalents	4	385.1	1,114.2
Short-terrn investments	5	737.3	184.8
Trade accounts receivable, net	6	360.0	343.3
Inventories	7	217.2	191.7
Recoverable taxes	8	117.8	62.9
Deferred income and social contribution taxes	21a	27.3	22.0
Other		6.1	8.6
Prepaid expenses		8.6	8.8

		1,859.4	1,936.3

NON-CURRENT
LONG-TERM ASSETS
Long-term investments	5	548.0	372.7
Trade accounts receivable, net	6	19.2	19.2
Related companies	20	7.4	3.7
Deferred income and social contribution taxes	21a	58.2	61.0
Recoverable taxes	8	65.3	46.8
Escrow deposits		14.3	16.4
Other		1.2	0.6
Prepaid expenses		13.2	13.1

		726.8	533.5

PERMANENT ASSETS
Investments:
Affiliated companies	9	5.3	4.2
Other		25.5	28.1
Property, plant and equipment, net	10	1,111.8	1,013.6
Intangible assets, net	11	61.0	59.1
Deferred charges, net	12	112.3	98.3

		1,315.9	1,203.3

TOTAL		3,902.1	3,673.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Loans and financing	13	155.1	184.0
Debentures	13	12.8	17.9
Suppliers		112.5	90.9
Payroll and related charges		81.2	66.1
Taxes payable		16.9	11.3
Dividends payable		101.4	103.9
Income and social contribution taxes		1.0	0.6
Deferred income and social contribution taxes	21a	0.2	0.2
Other		2.7	13.4

		483.8	488.3

NON-CURRENT
LONG-TERM LIABILITIES
Loans and financing	13	1,081.8	978.6
Debentures	13	300.0	300.0
Related companies	20	4.7	5.0
Deferred income and social contribution taxes	21a	26.0	24.1
Other taxes and contributions—contingent liabilities	19a	36.5	54.7
Other		2.7	2.7

		1,451.7	1,365.1

MINORITY INTEREST		33.1	29.6

STOCKHOLDERS’ EQUITY
Capital	14a	946.0	946.0
Capital re serve	14c	0.6	0.3
Revaluation reserve	14d	13.0	15.0
Profit reserves	14e	983.2	837.5
Treasury shares	14b	(9.3)	(8.7)

		1,933.5	1,790.1

TOTAL		3,902.1	3,673.1

The accompanying notes are an integral part of these financial statements.

A-F-3

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In millions of Brazilian reais - R$, except for earnings per share)

	Note	2006	2005	2004
GROSS SALES AND SERVICES	3o	5,229.9	5,158.0	5,250.6
Deductions		(435.8)	(464.2)	(466.4)

NET SALES AND SERVICES		4,794.1	4,693.8	4,784.2
Cost of sales and services	3p	(3,859.9)	(3,783.4)	(3,669.9)

GROSS PROFIT		934.2	910.4	1,114.3

OPERATING (EXPENSES) INCOME
Selling		(203.3)	(187.6)	(193.7)
General and administrative		(279.1)	(237.8)	(237.5)
Depreciation and amortization		(122.7)	(126.3)	(124.7)
Other operating income, net		1.3	(0.4)	5.5

		(603. 8)	(552.1)	(550.4)

OPERATING INCOME BEFORE FINANCIAL ITEMS		330.4	358.3	563.9
Financial income (expenses), net	15	30.6	(27.3)	(45.0)
Nonoperating expenses, net	16	(18.5)	(1.8)	(16.0)

		12.1	(29.1)	(61.0)

INCOME BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN OF AFFILIATED COMPANIES AND MINORITY INTEREST		342.5	329.2	502.9

INCOME AND SOCIAL CONTRIBUTION TAXES
Current	21b	(111.8)	(113.1)	(175.0)
Deferred	21b	5.4	20.5	(1.5)
Benefit of tax holidays	21b	50.3	63.8	93.5

		(56.1)	(28.8)	(83.0)

INCOME BEFORE EQUITY IN GAIN OF AFFILIATED COMPANIES AND MINORITY INTEREST		286.4	300.4	419.9
Equity in gain of affiliated companies	9	1.0	1.6	—
Minority interest		(5.3)	(2.8)	(5.4)

NET INCOME		282.1	299.2	414.5

EARNINGS PER SHARE (BASED ON ANNUAL WEIGHTED AVERAGE OF SHARES OUTSTANDING)—R$ AFTER REVERSE STOCK SPLIT—SEE NOTE 14		3.55	3.73	5.95

The accompanying notes are an integral part of these financial statements.

A-F-4

ULTRAPAR PARTICIPAÇÕES S.A.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In millions of Brazilian reais—R$)

				Revaluation reserve of subsidiary and affiliated companies	Profit reserves
	Note	Capital	Capital reserve		Legal	Retention of profits	Unrealized profits	Retained earnings	Treasury shares	Total
BALANCES AT DECEMBER 31, 2003		664.0	—	17.8	40.8	551.0	85.6	—	(2.5)	1,356.7
Acquisition of treasury shares, net of sales		—	0.1	—	—	—	—	—	(6.5)	(6.4)
Realization of revaluation reserve		—	—	(1.4)	—	—	—	1.4	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries		—	—	—	—	—	—	(0.1)	—	(0.1)
Realization of profit reserve		—	—	—	—	—	(85.6)	85.6	—	—
Net income		—	—	—	—	—	—	414.5	—	414.5
Appropriation of net income:
Legal reserve		—	—	—	20.8	—	—	(20.8)	—	—
Reserve for unrealized profits		—	—	—	—	—	118.3	(118.3)	—	—
Retention of profit reserves		—	—	—	—	198.1	—	(198.1)	—	—
Interim dividends (R$1.33 per thousand common and preferred shares)		—	—	—	—	—	—	(92.4)	—	(92.4)
Proposed dividends payable (R$1.03 per thousand common and preferred shares)		—	—	—	—	—	—	(71.8)	—	(71.8)

BALANCES AT DECEMBER 31, 2004		664.0	0.1	16.4	61.6	749.1	118.3	—	(9.0)	1,600.5
Capital increase:
Public offering		47.1	—	—	—	—	—	—	—	47.1
Reserves		234.9	—	—	—	(234.9)	—	—	—	—
Sale of treasury shares		—	0.2	—	0.1	—	—	—	0.3	0.6
Realization of revaluation reserve		—	—	(1.4)	—	—	—	1.4	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries		—	—	—	—	—	—	(0.2)	—	(0.2)
Realization of profit reserve		—	—	—	—	—	(89.2)	89.2	—	—
Net income		—	—	—	—	—	—	299.2	—	299.2
Appropriation of net income:
Legal reserve		—	—	—	15.0	—	—	(15.0)	—	—
Interim dividends (R$0.70 per common and preferred share—after reverse stock split, see Note 14)		—	—	—	—	—	—	(57.1)	—	(57.1)
Proposed dividends payable (R$1.23 per common and preferred share)		—	—	—	—	—	—	(100.0)	—	(100.0)
Reserve for unrealized profits		—	—	—	—	—	74.2	(74.2)	—	—
Retention of profit reserves		—	—	—	—	143.3	—	(143.3)	—	—

BALANCES AT DECEMBER 31, 2005		946.0	0.3	15.0	76.7	657.5	103.3	—	(8.7)	1,790.1
Acquisition of treasury shares	14b	—	—	—	—	—	—	—	(1.1)	(11)
Sale of treasury shares	14b	—	0.3	—	—	—	—	—	0.5	0.8
Realization of revaluation reserve	14d	—	—	(2.0)	—	—	—	2.0	—	—
Income and social contribution taxes on realization of revaluation reserve of subsidiaries	14d	—	—	—	—	—	—	(0.5)	—	(0.5)
Retention of realization of profit reserve net of income and social contribution taxes	14e	—	—	—	—	1.6	—	(1.6)	—	—
Net income	—	—	—	—	—	—	—	282.1	—	282.1
Reversal of allowance for factory maintenance shutdown by the subsidiary, net of income taxes	—	—	—	—	—	—	—	6.3	—	6.3
Appropriation of net income
Legal reserve	14e	—	—	—	14.3	—	—	(14.3)	—	—
Interim dividends (R$0.89 per thousand common and preferred share)	14f	—	—	—	—	—	—	(72.0)	—	(72.0)
Proposed dividends payable (R$0.89 per thousand common and preferred share)	14f	—	—	—	—	—	(68.2)	(4.0)	—	(72.2)
Reserve for unrealized profits	14e	—	—	—	—	—	61.0	(61.0)	—	—
Retention of profit reserves	14e	—	—	—	—	137.0	—	(137.0)	—	—

BALANCES AT DECEMBER 31, 2006		946.0	0.6	13.0	91.0	796.1	96.1	(0.0)	(9.3)	1,933.5

The accompanying notes are an integral part of these financial statements

A-F-5

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In millions of Brazilian reais—R$)

	2006	2005	2004
SOURCES OF FUNDS
Operations:
Net income	282.1	299.2	414.5
Items not affecting working capital:
Equity in losses of affiliated companies	(1.0)	(1.6)	—
Depreciation and amortization	185.8	187.7	172.7
PIS and COFINS credit on depreciation	2.1	1.4	3.0
Long-term interest and monetary variations	(95.2)	(44.0)	22.6
Deferred income and social contribution taxes	3.3	(32.3)	28.1
Minority interest	5.3	2.8	5.4
Net book value of permanent assets written off	34.2	16.6	24.1
Other long-term taxes	0.3	5.1	8.0
Reversal of provision for probable losses on permanent assets	3.2	—	(1.3)
Reversal of allowance for factory maintenance shutdown by the subsidiary, net of income taxes	6.3	—	—
Other	0.9	0.7	0.5

	427.3	435.6	677.6

Stockholders:
Capital increase due to secondary public offering	—	47.1	—

	—	47.1	—

Third parties:
Increase in long-term liabilities	—	—	—
Long-term financing and debentures	143.7	1,164.9	293.1

	143.7	1,164.9	293.1

Total sources	571.0	1,647.6	970.7

USES OF FUNDS
Permanent assets:
Investments	0.1	—	—
Property, plant and equipment	253.0	169.2	227.2
Intangible	11.7	10.2	—
Deferred charges	74.9	51.3	48.3

	339.7	230.7	275.5

Dividends and interest on capital	146.1	158.7	165.2

Transfer from long-term to current liabilities	103.6	134.2	354.6
Decrease in long-term liabilities	24.6	3.9	—
Increase in long-term assets	27.7	331.4	86.4
Acquisition of treasury shares	1.1	—	6.8
Acquisition of shares from minority stockholders	0.1	—	8.5
Taxes on realization of revaluation reserve	0.5	0.2	0.1

	157.6	469.7	456.4

Total uses	643.4	859.1	897.1

INCREASE (DECREASE) IN WORKING CAPITAL	(72.4)	788.5	73.6

REPRESENTED BY
Current assets:
At end of year	1,859.4	1,936.3	1,344.9
At beginning of year	1,936.3	1,344.9	1,218.7

	(76.9)	591.4	126.2

Current liabilities:
At end of year	483.8	488.3	685.4
At beginning of year	488.3	685.4	632.8

	(4.5)	(197.1)	52.6

INCREASE (DECREASE) IN WORKING CAPITAL	(72.4)	788.5	73.6

The accompanying notes are an integral part of these financial statements.

A-F-6

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Amounts in millions of Brazilian reais - R$, unless otherwise stated)

1.	OPERATIONS

Ultrapar Participações S.A. (the “Company” or “Ultrapar”) is a holding company with headquarters in the city of São Paulo, organized under the laws of the Federative Republic of Brazil, which, through its operating subsidiaries, is engaged in the distribution of Liquefied Petroleum Gas (LPG) (Ultragaz), the production and sale of chemicals (Oxiteno), and logistic services of chemicals and fuels (Ultracargo).

2.	PRESENTATION OF THE FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

These financial statements were prepared in accordance with accounting practices adopted in Brazil. They have been translated into English from the original financial statements issued in Portuguese. In addition, certain terminology changes have been made and the notes to the financial statements have been adjusted to conform more closely to reporting practices prevailing in the United States of America.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting practices adopted in Brazil to record transactions and prepare the financial statements comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM), which differ in certain respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 24 for further discussions of these differences and a reconciliation of stockholders’ equity and net income under both sets of principles.

The following is a summary of significant accounting policies followed in the preparation of the financial statements:

a)	Consolidation principles

The consolidated financial statements include the accounts of the Company and all of the subsidiaries in which the Company directly or indirectly controls more than 50% of the voting share capital, as listed below. Intercompany investments, asset and liability balances, income and expenses, as well as the effects arising from significant intercompany transactions, have been eliminated. Minority interest in subsidiaries is presented separately in the financial statements.

A-F-7

Ultrapar Participações S.A. and Subsidiaries

	Ownership - %
	2006		2005
	Direct	Indirect	Direct	Indirect
Ultragaz Participações Ltda.	100	—	100	—
SPGás Distribuidora de Gás Ltda.	—	99	—	99
Companhia Ultragaz S.A.	—	99	—	99
Bahiana Distribuidora de Gás Ltda.	—	100	—	100
Utingás Armazenadora S.A.	—	56	—	56
LPG International Inc.	—	100	—	100
Ultracargo - Operações Logísticas e Participações Ltda.	100	—	100	—
Melamina Ultra S.A. Indústria Química	—	99	—	99
Transultra - Armazenamento e Transporte Especializado Ltda.	—	100	—	100
Terminal Químico de Aratu S.A. - Tequimar	—	99	—	99
Oxiteno S.A. - Indústria e Comércio	100	—	100	—
Oxiteno Nordeste S.A. - Indústria e Comércio	—	99	—	99
Oxiteno Argentina Sociedad de Responsabilidad Ltda.	—	99	—	—
Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.	—	100	—	100
Barrington S.L.	—	100	—	100
Canamex Químicos S.A. de C.V.	—	100	—	100
Canamex Servicios Corporativos S.A. de C.V.	—	100	—	100
Canamex Servicios Industriales S.A. de C.V.	—	100	—	100
Oxiteno International Corp.	—	100	—	100
Oxiteno Overseas Corp.	—	100	—	100
Imaven Imóveis e Agropecuária Ltda.	100	—	100	—

On December 29, 2004, the Company, through its subsidiary Ultragaz Participações Ltda., acquired an additional 7.31% of Companhia Ultragaz S.A. total share capital. This acquisition amounted to R$10.0, with goodwill of R$1.8, based on its expected future profitability, being amortized over five years, starting January 2005.

On April 29, 2005, Ultragaz Participações Ltda. conducted a capital increase in its subsidiary Companhia Ultragaz S.A. increasing its ownership interest from 93.94% to 98.53%.

On August 3, 2006, the subsidiaries Oxiteno S.A. - Indústria e Comércio and Oxiteno Nordeste S.A.—Indústria e Comércio formed the subsidiary Oxiteno Argentina Sociedad de Responsabilidad Ltda., which operates as a commercial representation office, and as of December 31, 2006 had four employees.

b)	Cash and cash equivalents

Cash and cash equivalents comprise highly-liquid temporary cash investments (with maturities of three months or less when acquired and readily convertible to cash).

c)	Short-term investments

Short-term investments are stated at cost plus accrued income earned (on a “pro rata temporis” basis), which approximates market value.

d)	Trade accounts receivable

Trade accounts receivable are stated at estimated net realizable values. The allowance for doubtful accounts is based on estimated losses and is considered by management to be sufficient to cover probable losses on accounts receivable.

A-F-8

Ultrapar Participações S.A. and Subsidiaries

e)	Inventories

Inventories are stated at the lower of average cost of acquisition or production, market or net realizable value.

f)	Long-term investments

Long-term investments are stated at cost plus accrued income earned (on a “pro rata temporis” basis), which approximates market value.

g)	Investments in affiliated companies

Investments in operating companies not controlled by the Company, but over which it has significant influence, are accounted for using the equity method (see Note 9).

h)	Other investments

Other investments are recorded at cost less provision for losses, if expected to be other than temporary.

i)	Property, plant and equipment

Property, plant and equipment are stated at historical cost of acquisition, process or construction, monetarily restated through December 31, 1995, including financial charges incurred on constructions in progress and revaluation adjustments based on appraisal reports issued by independent appraisers, in accordance with item 68, letter b), of CVM Resolution No. 183/95, as well as costs related to the maintenance of significant assets during scheduled factory maintenance operations, less accumulated depreciation. Revaluation increases are credited to the revaluation reserve component of stockholders’ equity and subsequently transferred to retained earnings as the related assets are depreciated or disposed of.

Depreciation is calculated on a straight-line basis at the annual rates described in Note 10, and is based on the estimated useful lives of the corresponding assets.

j)	Intangible assets

Stated at acquisition cost, less an allowance for losses, should the losses not be considered temporary, as shown in Note 11.

k)	Deferred charges

Deferred charges consist mainly of costs incurred in the installation of Company equipment at customers’ facilities amortized over the terms of the LPG supply contracts with these customers, project expenses and goodwill arising from acquisition of subsidiaries, as stated in Note 12.

l)	Income and social contribution taxes on income

Income and social contribution taxes (the latter of which is a federally mandated tax based on income) are accrued on taxable income at the applicable rates.

The accrual for income tax includes the effects of tax holidays, where applicable. Deferred income and social contribution taxes on temporary differences are recognized in accordance with CVM Resolution No. 273/98, as mentioned in Note 21.

m)	Compensated absences

The liability for future compensation for employee vacations is fully accrued as earned.

A-F-9

Ultrapar Participações S.A. and Subsidiaries

n)	Assets and liabilities denominated in foreign currency or subject to indexation

Assets and liabilities denominated in foreign currencies are translated into Brazilian reais at the exchange rate reported by the Brazilian Central Bank (BACEN) at each balance sheet date. Transaction gains and losses are recognized in income.

Assets and liabilities denominated in reais and contractually or legally subject to indexation are restated to the balance sheet date by applying the corresponding index, with related gains and losses recognized in income.

o)	Revenues and expenses

Revenues from sales are recognized when products are delivered to the customer or services are performed, and the transfer of risks, rights and obligations associated with the ownership of products takes place. Expenses are recognized on the accrual basis. Advertising expenses, which are expensed as incurred, amounted to R$3.4, R$3.8 and R$6.3 for the years ended December 31, 2006, 2005 and 2004, respectively. Shipping and handling costs, classified as selling expenses and expensed as incurred, amounted to R$66.6, R$69.0 and R$63.4 for the years ended December 31, 2006, 2005 and 2004, respectively.

p)	Cost of sales and services

Cost of sales and services provided includes raw materials (mainly LPG and chemicals) and production, distribution, storage and filling costs.

q)	Earnings per share

Earnings per share are calculated based on the annual weighted average of shares outstanding during each of the years presented, giving retroactive effect to stock splits. Stock dividends are not included in such retroactive earnings per share calculation. See Note 14.

A-F-10

Ultrapar Participações S.A. and Subsidiaries

r)	Use of estimates

The preparation of financial statements in accordance with accounting practices adopted in Brazil requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenues, costs and expenses for the years presented. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

s)	Basis for translation of the financial statements of foreign subsidiaries

The financial statements of foreign subsidiaries are translated into Brazilian reais at the current exchange rate in effect at the balance sheet date. The criteria for preparation of the financial statements have been adapted to conform to accounting practices adopted in Brazil.

t)	Reclassification

Due to the adoption of CVM Resolution No. 489/05, the balances of escrow deposits as of December 31, 2005, for which the Company and its subsidiaries had recognized allowances, were offset against these under the heading “Other taxes” in non-current liabilities.

4.	CASH AND CASH EQUIVALENTS

Cash equivalents consist of investments, contracted with banks of good standing, mostly represented by certificates of deposit and funds linked to the Brazilian interbank certificates of deposit (CDI) rate, and are stated at cost plus accrued income on a “pro rata temporis” basis. In addition as at December 31, 2005, funds in the amount of R$410.1, raised through notes issued by the subsidiary LPG International Inc. were invested in certificates of deposit denominated in U.S. dollars issued by foreign banks of good standing.

	2006	2005
Cash	32.0	32.7
Certificates of deposit and funds in Brazil	303.6	571.8
Foreign investments	49.5	509.7

Total	385.1	1,114.2

5.	SHORT AND LONG-TERM INVESTMENTS

Short-term investments relate to the amount invested by the indirect subsidiary Oxiteno Overseas Corp. in debt securities of U.S. corporations. As of December 31, 2006, funds in the amount of R$553.1, raised through notes issued by the subsidiary of LPG International Inc. were invested in certificates of deposit (Dual Currency Deposits) denominated in U.S. dollars issued by foreign banks of good standing. Dual Currency Deposits are investments of the subsidiary Oxiteno Overseas Corp., whose yield can be in US dollars or Brazilian reais, depending on the US dollar rate as of the maturity date. If the US dollar rate is lower than the strike rate on the maturity date, the yield of this operation will be in US dollars plus interest of 7.5% per year; otherwise, it will be in Brazilian reais plus average interest of 26% per year. The subsidiary records the investment at the lower of the two alternative yields, which in 2006 was represented by the US dollar. In 2006 the exchange rate always remained below the strike rate.

Long-term investments are mainly represented by a debt security of an European corporation denominated in U.S. dollars, bearing interest of six-month LIBOR plus interest of 3.25% per annum and maturing on September 27, 2009 and by notes issued by the Austrian Government.

In April 2006, subsidiary Oxiteno Overseas Corp., owner of notes in the amount of US$60 million issued by Companhia Ultragaz S.A. in the international market in 1997 (Original Notes), sold these Original Notes to a foreign financial institution. Concurrently, subsidiary Oxiteno Overseas Corp. acquired from this financial institution a credit linked note backed by the Original Notes. This transaction provides a financial gain for the Company corresponding to the difference between the interest rate paid for the credit linked note and the Original Notes, as mentioned in Note 13.b).

A-F-11

Ultrapar Participações S.A. and Subsidiaries

	2006	2005
Short—term investment	737.3	184.8
Long—term investment	548.0	372.7

	1,285.3	557.5

6.	TRADE ACCOUNTS RECEIVABLE, NET

	2006	2005
Domestic customers	375.5	367.5
Foreign customers	76.4	60.9
(-) Advances on foreign exchange contracts	(50.9)	(39.0)
(-) Allowance for doubtful accounts	(21.8)	(26.9)

	379.2	362.5

Current portion	360.0	343.3

Noncurrent portion	19.2	19.2

The changes in the allowance for doubtful accounts are shown below:

Balance as of December 31, 2004	26.2
Additions recorded in selling expenses	15.2
Deductions write-off of trade accounts receivable	(14.5)

Balance as of December 31, 2005	26.9
Additions recorded in selling expenses	10.8
Deductions write-off of trade accounts receivable	(15.9)

Balance as of December 31, 2006	21.8

Allowance for doubtful accounts in the amount of R$12.0 and R$17.2 are recorded in current trade accounts receivable as of December 31, 2006 and 2005, and R$9.8 and R$9.7 are recorded in long-term trade accounts receivable as of December 31, 2006 and 2005, respectively.

7.	INVENTORIES

	2006			2005
	Cost	Provision for losses	Net	Cost	Provision for losses	Net
Finished products	98.7	(1.5)	97.2	103.3	(1.8)	101.5
Work in process	0.6	—	0.6	1.1	—	1.1
Raw materials	65.6	(0.1)	65.5	43.3	(0.1)	43.2
Liquefied Petroleum Gas (LPG)	23.4	—	23.4	23.1	—	23.1
Supplies and cylinders for resale	20.9	(0.5)	20.4	18.2	(0.9)	17.3
Advances to suppliers—mainly LPG	10.1	—	10.1	5.5	—	5.5

Total	219.3	(2.1)	217.2	194.5	(2.8)	191.7

A-F-12

Ultrapar Participações S.A. and Subsidiaries

The changes in the provision for losses on inventories are shown below:

Balance as of December 31, 2004	2.9
Additions	1.9
Reversals	(2.0)

Balance as of December 31, 2005	2.8
Additions	0.3
Reversals	(1.0)

Balance as of December 31, 2006	2.1

8.	RECOVERABLE TAXES

Represented, substantially, by credit balances of ICMS (State Value Added Tax—VAT), PIS and COFINS (taxes on revenue), and income and social contribution taxes.

	2006	2005
Income and social contribution taxes	75.3	68.0
ICMS	101.0	70.9
Provision for losses—ICMS (*)	(31.4)	(36.0)
PIS and COFINS	28.4	3.0
VAT of subsidiary Canamex Químicos S.A. de C.V.	8.5	3.5
Other	1.3	0.3

Total	183.1	109.7

Current portion	117.8	62.9

Noncurrent portion	65.3	46.8

(*)	The provision refers to balances that the Company’s subsidiaries estimate not being able to recover in the future.

A-F-13

Ultrapar Participações S.A. and Subsidiaries

The changes in the provision for losses on ICMS are shown below:

Balance as of December 31, 2004	33.7
Additions	9.5
Deductions—write-off	(7.2)

Balance as of December 31, 2005	36.0
Additions	4.5
Deductions—write-off	(9.1)

Balance as of December 31, 2006	31.4

The increase in the balance of recoverable taxes is mainly due to the increase in ICMS credits of the Camaçari (Bahia State) plant of the subsidiary Oxiteno Nordeste S.A .- Indústria e Comércio and the credit of PIS and COFINS recorded by this same subsidiary. The increase in this plant’s ICMS balance occurred mainly in the second half of 2006, due to measures by Bahia State, which made it difficult to utilize credits for import payment or to transfer them to third parties. The total balance of credits from the Camaçari plant corresponds to R$50.2 as of December 31, 2006 (R$22.0 in 2005) of which R$22.8 have already been reviewed by the tax authorities and are awaiting release by the state finance department of Bahia for commercialization. In addition to these credits, the subsidiary’s management is working on a series of measures for realization of the plant’s ICMS balance. The allowance for loss of the plant’s credits was recognized on the basis of the maximum discount expected on their commercialization. The PIS and COFINS credits arose from the favorable outcome of a lawsuit and can be utilized to offset other federal taxes, as mentioned in Note 19.a).

9.	INVESTMENTS IN AFFILIATED COMPANIES

A summary of financial information for the Company’s equity investments is as follows:

	December 31, 2006
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Number of shares or quotas held	156	1,493,120
Net equity—R$	7.2	6.9
Net income for the year—R$	1.0	1.4
Ownership interest—%	25.00	50.00

	2006
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Total
Changes in investments:
Balance at beginning of year	1.4	2.8	4.2
Equity pick-up	0.3	0.7	1.0
Advance for future capital increase	0.1	—	0.1

Balance at end of year	1.8	3.5	5.3

A-F-14

Ultrapar Participações S.A. and Subsidiaries

	December 31, 2005
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Number of shares or quotas held	156	1,493,120
Net equity—R$	5.7	5.5
Net income for the year—R$	0.4	(0.4)
Ownership interest—%	25.00	50.00

	2005
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Total
Changes in investments:
Balance at beginning of year	1.3	4.6	5.9
Equity pick-up	0.1	1.5	1.6
Stock redemption received	—	(3.3)	(3.3)

Balance at end of year	1.4	2.8	4.2

	December 31, 2004
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.
Number of shares or quotas held	156	3,174,501
Net equity—R$	5.3	10.1
Net income for the year—R$	0.7	—
Ownership interest—%	25.00	45.56

	2004
	Oxicap Indústria de Gases Ltda.	Química da Bahia Indústria e Comércio S.A.	Other	Total
Changes in investments:
Balance at beginning of year	0.9	4.6	0.2	5.7
Capital increase	0.2	—	—	0.2
Equity pick-up	0.2	—	—	0.2
Write-off	—	—	(0.2)	(0.2)

Balance at end of year	1.3	4.6	—	5.9

The investment of subsidiary Oxiteno S.A.—Indústria e Comércio in the affiliated company Oxicap Indústria de Gases Ltda. is carried under the equity method based on the affiliate’s financial statements as of November 30, 2006. The investment of subsidiary Oxiteno

Ultrapar Participações S.A. and Subsidiaries

A-F-15

Nordeste S.A.—Indústria e Comércio in the affiliated company Química da Bahia Indústria e Comércio S.A. is carried under the equity method based on the affiliate’s financial statements as of December 31, 2006.

The financial statements of Oxicap Indústria de Gases Ltda. and Química da Bahia Indústria e Comércio S.A. were audited by other independent auditors.

10.	PROPERTY, PLANT AND EQUIPMENT, NET

		2006			2005
	Annual depreciation rates - %	Cost, including revaluation	Accumulated depreciation	Net amount	Net amount
Land	—	46.7	—	46.7	48.1
Buildings	4 to 5	345.8	(141.6)	204.2	218.2
Leasehold improvements	4	91.5	(23.0)	68.5	61.5
Machinery and equipment	5 to 10	926.2	(468.0)	458.2	450.4
Gas tanks and cylinders	10	275.5	(161.0)	114.5	127.3
Vehicles	20 to 25	156.8	(121.2)	35.6	48.1
Furniture and fixtures	10	25.4	(10.4)	15.0	13.7
Construction in progress	—	107.0	—	107.0	28.8
Advances to suppliers	—	49.2	—	49.2	1.7
Imports in transit	—	0.5	—	0.5	0.8
IT equipment	20 to 30	46.8	(34.4)	12.4	15.0

Total		2,071.4	(959.6)	1,111.8	1,013.6

Property, plant and equipment include net capitalized interest cost of R$4.3 and R$4.9 as of December 31, 2006 and 2005, respectively.

The subsidiaries recorded, in previous years, revaluation of property, plant and equipment items. The revaluation balances are shown below:

	2006			2005
	Revaluation	Accumulated depreciation	Net book value	Net book value

Land	15.5	—	15.5	15.6
Buildings	44.6	(34.8)	9.8	11.9
Machinery and equipment	31.7	(30.6)	1.1	1.4
Gas tanks and cylinders	48.9	(48.9)	—	—
Vehicles	0.8	(0.8)	—	—

	141.5	(115.1)	26.4	28.9

The depreciation of theses revaluations in the amount of R$1.9 (R$2.0 in 2005) was recorded in the statements of income. The amount of deferred taxes on revaluation totals R$7.5 (R$8.5 in 2005), of which R$0.9 (R$1.2 in 2005) is recorded as non-current liabilities, as shown in Note 21.a), and R$6.6 (R$7.3 in 2005) is accrued in the same period in which certain subsidiaries realize the revaluation reserve, since these revaluations occurred prior to the issuance of CVM Resolution No. 183/95.

A-F-16

Ultrapar Participações S.A. and Subsidiaries

Construction in progress refers substantially to construction of the fatty alcohols plant of subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda. in the amount of R$40.8, and the new alkoxylation plant of subsidiary Oxiteno S.A.—Indústria e Comércio in the amount of R$27.5, as well as expansions and renovations of subsidiaries’ plants.

Advances to suppliers refers basically to purchases of equipment for the fatty alcohols plant of subsidiary Oleoquímica Indústria e Comércio de Produtos Químicos Ltda.

11.	INTANGIBLE ASSETS, NET

		2006			2005
	Annual amortization rates - %	Cost	Accumulated amortization	Net book value	Net book value
Software	20	64.2	(39.6)	24.6	25.9
Commercial property rights	2 to 6	16.3	(1.7)	14.6	14.7
Goodwill	20	15.4	(9.3)	6.1	7.1
Technology	20	20.4	(5.2)	15.2	10.7
Other	10	1.4	(0.9)	0.5	0.7

		117.7	(56.7)	61.0	59.1

Aggregate amortization expense for the above intangible assets amounted to R$12.9, R$12.2 and R$10.0 for the years ended December 31, 2006, 2005 and 2004, respectively.

The estimated aggregate amortization expense for the next five years is as follows:

2007	15.3
2008	12.7
2009	8.1
2010	6.8
2011	4.5
Thereafter	13.6

Total	61.0

Commercial property rights, refer mainly to those described below:

•

On July 11, 2002, the indirect subsidiary Terminal Químico de Aratu S.A.—Tequimar signed a contract with CODEBA—Companhia Docas do Estado da Bahia for use of the site on which it operates its Aratu Terminal for 20 years, renewable for another 20 years. The amount of R$12.0 paid by Tequimar is being amortized from August, 2002 to July 2042.

•

Further, subsidiary Terminal Químico de Aratu S.A.—Tequimar has a 20-year lease of an area adjacent to the Santos harbor which allows it to build, operate and exploit the terminal, intended for the distribution of liquid bulk renewable for another 20 years. The price paid by Tequimar was R$4.3 and is being amortized from August 2005 until December 2022.

12.	DEFERRED CHARGES, NET

		2006			2005
	Annual amortization rates - %	Cost	Accumulated amortization	Net book value	Net book value
Expenses with studies and projects	10 to 20	50.9	(11.2)	39.7	21.0
Pre-operating expenses	10 to 33	7.2	(2.6)	4.6	4.8
Installation of Ultrasystem equipment at customers’ facilities	33	154.1	(93.1)	61.0	60.3
Goodwill	10 to 50	7.7	(1.7)	6.0	10.9
Other	20	2.2	(1.2)	1.0	1.3

		222.1	(109.8)	112.3	98.3

A-F-17

Ultrapar Participações S.A. and Subsidiaries

Expenses with studies and projects include, mainly, the LPG distribution structure review project and expenses for the Rio de Janeiro Petrochemical Complex (COMPERJ) project. These projects were responsible for the increase in the deferred charges balance from 2005 to 2006.

13.	LOANS, FINANCING AND DEBENTURES

a)	Composition

Description	2006	2005	Index/ Currency	Annual interest rate 2006 - %	Maturity
Foreign currency:
Syndicated loan (b)	128.5	140.6	US$	5.05	2008
Notes in the foreign market (c)	535.6	586.5	US$	7.25	2015
Notes in the foreign market (b)	128.7	—	US$	9.00	2020
Working capital loan	1.4	0.4	MX$ + TIIE (i)	1.0	2007
Foreign financing	26.1	28.5	US$ + LIBOR	2.0	2009
Financing for inventories and property additions	14.4	11.0	MX$ + TIIE (i)	From 1.0 to 2.0	From 2007 to 2011
Advances on foreign exchange contracts	1.3	9.8	US$	From 5.20 to 5.65	Maximum of 56 days
National Bank for Economic and Social Development (BNDES)	12.9	22.3	UMBNDES (ii)	From 8.30 to 10.05	From 2007 to 2011
National Bank for Economic and Social Development (BNDES)	10.1	0.3	US$	From 7.35 to 10.50	From 2009 to 2013
Export prepayments	11.1	44.9	US$	From 6.20 to 6.41	2008

Subtotal	870.1	844.3
Unrealized losses on swap transactions	52.3	48.1

Subtotal	922.4	892.4

Local currency:
National Bank for Economic and Social Development (BNDES)	199.9	173.0	TJLP (iii)	From 1.5 to 4.85	From 2007 to 2012
National Bank for Economic and Social Development (BNDES)	7.0	11.2	IGP-M (iv)	6.5	2008
Government Agency for Machinery and Equipment Financing (FINAME)	40.7	47.7	TJLP (iii)	From 2.5 to 4.85	From 2007 to 2011
Research and projects financing (FINEP)	46.9	38.1	TJLP (iii)	From (2.0) to 5.0	From 2009 to 2013
Debentures (d)	312.8	317.9	CDI (v)	102.5 of CDI	2008
Banco do Nordeste do Brasil	19.8	—		From 11.9 to 14.0	2018
Other	0.2	0.2

Subtotal	627.3	588.1

Total financing and debentures	1,549.7	1,480.5

Current liabilities	(167.9)	(201.9)

Long-term liabilities	1,381.8	1,278.6

(i)	MX$ = Mexican pesos, TIIE = Mexican break-even interbank interest rate.
(ii)	UMBNDES = BNDES monetary unit. This is a “basket” of currencies representing the composition of BNDES’ debt in foreign currency, 93% of which is linked to the U.S. dollar.
(iii)	TJLP = long-term interest rate.
(iv)	IGP-M = general market price index, is a measure of Brazilian inflation calculated by the Getúlio Vargas Foundation.
(v)	CDI = Interbank deposit rate

A-F-18

Ultrapar Participações S.A. and Subsidiaries

Annual maturities of long-term financing

	2006	2005
2007	—	94.0
2008	529.3	515.5
2009	101.5	75.0
2010	37.4	9.0
2011	21.7	—
Thereafter	691.9	585.1

Total	1,381.8	1,278.6

b)	Notes in the foreign market and syndicated loan

In June 1997, the subsidiary Companhia Ultragaz S.A. issued US$60 million in notes, (Original Notes) maturing in 2005. In June 2005, maturity was extended to June 2020 with put/call options in June 2008.

In June 2005, the subsidiary Oxiteno Overseas Corp. acquired the full amount of Original Notes issued by Companhia Ultragaz S.A., with funds from a syndicated loan in the amount of US$60 million with maturity in June 2008 and interest rate of 5.05% per year. The syndicated loan was guaranteed by the Company and the subsidiary Oxiteno S.A.—Indústria e Comércio.

In April 2006, the subsidiary Oxiteno Overseas Corp. sold the Original Notes to a financial institution. Concurrently, the subsidiary acquired from this financial institution a credit linked note backed by the Original Notes, as mentioned in Note 5, thus obtaining an additional return on this investment. The transaction matures in 2020, and the subsidiary as well as the financial institution may redeem it early, although the subsidiary has only an annual option of redemption (purchase) in or after June 2008. In the event of insolvency of the financial institution, Companhia Ultragaz S.A. would be required to settle the Original Notes, although Oxiteno Overseas Corp. would continue to be creditor of the credit linked note. Thus, the Company is no longer eliminating the Original Notes in its consolidated financial statements.

c)	Notes in the foreign market

In December 2005, the subsidiary LPG International Inc. issued notes in the amount of US$250 million, maturing in December 2015, with annual interest rate of 7.25% paid semiannually, with the first payment scheduled for June 2006. The issue price was 98.75% of the notes’ face value, which represented a total yield for investors of 7.429% per annum upon issuance. The notes were guaranteed by the Company and by Oxiteno S.A.- Indústria e Comércio.

As a result of the issuance of notes and the syndicated loan, the Company and its subsidiaries mentioned previously are subject to covenants that limit, among other things:

•

Transactions with shareholders that hold amounts of 5% or more of any class of Capital Stock of the Company, except upon fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with a third party.

•	Obligation of having Board of Directors resolution for transactions with related parties higher than US$15 million (excepting transactions by the Company with subsidiaries and between subsidiaries).

•	Restriction of disposal of the totality or near totality of the assets of Company and subsidiaries.

•	Restriction of encumbrances on assets in excess of US$150 million or 15% of the value of consolidated tangible assets.

A-F-19

Ultrapar Participações S.A. and Subsidiaries

•	Maintenance of financial ratio, between consolidated net debt and consolidated EBITDA (Earning Before Interest, Taxes, Depreciation and Amortization), less than or equal to 3.5.

•	Maintenance of financial ratio, between consolidated EBITDA and consolidated net financial expenses higher than or equal to 1.5.

The restrictions imposed on the Company and its subsidiaries are usual in transactions of this nature and have not limited their ability to conduct their business to date.

d)	Debentures

On March 1, 2005, the Company issued single series of 30,000 nonconvertible debentures, whose main features are:

Nominal unit value:	R$10.000 (ten thousands reais).

Final maturity:	March 1, 2008.

Nominal value payment:	Lump sum at final maturity.

Yield:	102.5% of CDI.

Yield payment:	Semiannually, beginning March 1, 2005.

Repricing:	None.

The debentures are subject to commitments that restrict, among other things, certain operations of merger or spin-off, as well as the disposal of operating assets that would result in a reduction of more than 25% of consolidated net sales, and include the obligation to maintain a consolidated net debt to consolidated EBITDA ratio less than or equal to 3.5. None of these commitments have restricted the ability of Company and its subsidiaries’ to conduct business.

e)	Collateral

A portion of the financing is collateralized by liens on property, plant and equipment, shares of investee and guarantees provided by the Company and its subsidiaries and by minority stockholders, as shown below:

	2006	2005
Amount of financing secured by:
Property, plant and equipment	42.7	53.8
Shares of investee minority and stockholders’ guarantees	7.0	11.2

Total	49.7	65.0

Other loans are collateralized by guarantees issued by Company and by the future flow of exports. The Company is responsible for sureties and guarantees offered on behalf of its subsidiaries, amounting to R$1,073.1 (R$1,017.9 in 2005).

Certain subsidiaries have issued guarantees to financial institutions related to amounts owed to those institutions by certain of their customers (vendor financing). There are no recourse provisions or collaterals that would enable the Company or its subsidiaries to recover any amounts paid to the financial institutions under these agreements. In the event such payments are made, the subsidiaries may recover such amounts paid directly from their customers. Maximum future payments related to these guarantees amount to R$34.9 (R$33.2 in 2005), with terms of up to 210 days. As of December 31, 2006, the Company and its subsidiaries have not incurred any loss nor recorded any liability related these guarantees.

A-F-20

Ultrapar Participações S.A. and Subsidiaries

14.	STOCKHOLDERS’ EQUITY

a)	Capital

The Company is a listed corporation with shares traded on the São Paulo and New York Stock Exchanges. Subscribed and paid-up capital is represented by 81,325,409 shares without par value, comprised of 49,429,897 common shares and 31,895,512 preferred shares.

As of December 31, 2006, 12,534,161 preferred shares were outstanding abroad, in the form of American Depositary Receipts—ADRs.

The Extraordinary Stockholders’ Meeting held on July 20, 2005 approved reverse stock split, attributing 1 (one) share in substitution for every 1,000 (thousand) existing shares. Likewise, each American Depositary Share—ADS, previously representative of a lot of 1,000 (thousand) preferred shares, became representative of 1 (one) preferred share.

Preferred shares are not convertible into common shares, do not entail voting rights, and have priority in capital redemption, without premium, in the event of liquidation of the Company.

At the beginning of 2000, the Company granted, through a stockholders agreement, tag—along rights, which assure to minority stockholders identical conditions to those negotiated by the controlling shareholders in case of disposal of shareholding control of the Company. The tag-along rights guarantee 100% of the offer price for all types of shares issued by the Company. On May 18, 2004, the Company included the tag-along rights in its bylaws.

The Company is authorized to increase its capital, regardless of amendment to the bylaws, through a resolution of the Board of Directors, until it reaches R$1,500,000, by means of issuance of common or preferred shares, without keeping the existing ratio, observing the limit of 2/3 of preferred shares, to the total of the shares issued.

b)	Treasury shares

The Company acquired its own shares at market prices, without capital reduction, for holding in treasury and subsequent disposal or cancellation, in accordance with the provisions of Brazilian Securities Commission (CVM) Instructions No. 10 of February 14, 1980 and No. 268 of November 13, 1997.

As of December 31, 2006, the Company and its subsidiaries held 408,647 preferred shares (161,697 preferred shares, net of shares provided to certain executives of these subsidiaries as described in Note 22) and 6,617 common shares in treasury, which had been acquired at the average cost of R$25.27 (whole Brazilian reais) and R$19.30 (whole Brazilian reais) per share, respectively. The average acquisition cost, was adjusted to reflect the stock dividends and reverse stock split.

The market price of preferred shares issued by the Company as of December 31, 2006 on the BOVESPA (São Paulo Stock Exchange) was R$48.99.

c)	Capital reserve

The capital reserve in the amount of R$0.6 reflects the goodwill of the sale of shares at market price to be held in treasury in the Company’s subsidiaries, at the average price of R$36.00 (whole Brazilian reais) per share. These shares were provided to certain executives of these subsidiaries as described in Note 22.

d)	Revaluation reserve

This reserve reflects the revaluation write-up of assets of subsidiaries and is realized based upon depreciation, write-off or disposal of revalued assets, including the related tax effects.

A-F-21

Ultrapar Participações S.A. and Subsidiaries

In some cases, taxes on the revaluation reserve of certain subsidiaries are recognized only upon the realization of this reserve since the revaluations occurred prior to the publication of CVM Resolution No.183/95, as mentioned in Note 10.

e)	Profit reserves

Legal reserve

Under Brazilian corporate law, the Company is required to appropriate 5% of annual earnings to a legal reserve, until the balance reaches 20% of capital stock. This reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

Reserve for retention of profits

This reserve is supported by the investment program, in conformity with article 196 of Brazilian corporate law, and includes both a portion of net income and the realization of the revaluation reserve.

Unrealized profit reserve

This reserve is established in conformity with article 197 of Brazilian corporate law, based on the equity pick-up in subsidiaries and affiliated companies. The realization of this reserve usually occurs on receipt of dividends, sale and write-off of investments.

f)	Dividends and appropriation of net income (Company)

According to the Company’s bylaws, stockholders are entitled to a minimum annual dividend of 50% of adjusted net income, calculated under the terms of accounting practices adopted in Brazil.

Proposed dividends as stated in the Company’s financial statements, subject to approval at the Annual Stockholders’ Meeting, are as follows:

2006
Net income	288.4
Legal reserve	(14.4)
Retention of profits reserve	(137.0)
Realizable profits reserve	(61.0)

Dividends balance	76.0
Realization of realized profits reserve	68.2
Interim dividends (R$0.887398 (whole Brazilian reais) per common and preferred share)	(72.0)
Proposed dividends (R$0.889633 (whole Brazilian reais) per common and preferred share)	(72.2)

A-F-22

Ultrapar Participações S.A. and Subsidiaries

g)	Reconciliation of net income—Company and consolidated

The reconciliation of net income, Company and consolidated, shows the effect of the reversal of the allowance for scheduled factory maintenance of some subsidiaries, net of income and social contribution taxes, recorded in retained earnings, in accordance with CVM Resolution No. 489/05 and Technical Interpretation No. 01/06 by IBRACON, as follows:

	2006	2005
Net income—Company	288.4	299.2
Reversal of allowance for factory maintenance by the subsidiary Oxiteno S.A. Indústria e Comércio	(0.8)	—
Reversal of allowance for factory maintenance by the subsidiary Oxiteno Nordeste S.A. Indústria e Comércio	(5.5)	—

Net income—consolidated	282.1	299.2

A-F-23

Ultrapar Participações S.A. and Subsidiaries

15.	FINANCIAL INCOME (EXPENSES), NET

	2006	2005	2004
Financial income:
Interest on cash and cash equivalents, short and long-term investments	163.2	128.8	72.1
Interest on trade accounts receivables	5.3	5.1	4.9
Monetary and exchange variation income	(14.4)	(17.8)	(10.4)
Other income	1.8	2.6	2.3

	155.9	118.7	68.9

Financial expense:
Interest on financing	(85.5)	(42.9)	(45.2)
Interest on debentures	(44.8)	(41.4)	—
Bank charges	(14.7)	(17.1)	(12.2)
Monetary and exchange variation expenses	17.7	32.3	25.7
Financial results from currency swap transactions	(19.0)	(48.8)	(52.6)
CPMF/IOF/other financial expenses (*)	29.0	(25.6)	(26.3)
Other expenses	(8.0)	(2.5)	(3.3)

	(125.3)	(146.0)	(113.9)

Financial income (expenses), net	30.6	(27.3)	(45.0)

(*)	In 2006, includes R$23.5 referring to the reversal of the provision for PIS and COFINS contingencies and R$26.2 related to the recovery of PIS and COFINS mentioned in Note 19 a), as they were originally recorded as financial expenses.

16.	NONOPERATING INCOME (EXPENSES), NET

Composed mainly of R$13.7 (R$0.4 in 2005 and R$2.0 in 2004) in write-off of deferred assets related to studies and projects, and R$4.8 (R$1.4 in 2005 and R$14.0 in 2004) of result on the sale of property, plant and equipment, mainly gas cylinders and vehicles and allowance for losses of investments.

17.	SEGMENT INFORMATION

The Company has three reportable segments: gas, chemical and logistics. The gas segment distributes LPG to residential, commercial and industrial consumers mainly in the South, Southeast and Northeast regions of Brazil. The chemical segment primarily produces ethylene oxide and byproducts, which are raw materials for the textiles, foods, cosmetics, detergents, agricultural chemicals, paints and varnishes industries, among other. Operations in the logistics segment include storage and transportation, mainly in the Southeast and Northeast regions of Brazil. Reportable segments are strategic business units that provide different products and services. Intersegment sales are transacted at prices that are freely negotiated and approximate those that could be obtained with third parties.

A-F-24

Ultrapar Participações S.A. and Subsidiaries

The principal financial information about each of the Company’s reportable segments is as follows:

	2006					2005	2004
	Ultragaz	Oxiteno	Ultracargo	Other	Consolidated	Consolidated	Consolidated
Net sales, net of intercompany transactions	3,066.0	1,549.5	178.6	—	4,794.1	4,693.8	4,784.2
Operating income before financial items and equity in subsidiary and affiliated companies	167.3	146.3	11.4	5.4	330.4	358.3	563.9
Total assets, net of related parties	961.4	2,307.8	310.1	322.8	3,902.1	3,673.1	2,667.2

Disclosures of segments in accordance with U.S. GAAP are made in Note 24.V.j).

18.	RISKS AND FINANCIAL INSTRUMENTS

The main risk factors to which the Company and its subsidiaries are exposed reflect strategic-operating and economic-financial aspects. Strategic-operating risks (such as behavior of demand, competition, technological innovation and significant structural changes in industry, among others) are addressed by the Company’s management model. Economic-financial risks mainly reflect customer default and macroeconomic variables, such as exchange and interest rates, as well as the characteristics of the financial instruments used by the Company. These risks are managed through control policies, specific strategies and the determination of limits, as follows:

•

Customer default—These risks are managed by specific policies for accepting customers and analyzing credit and are mitigated by diversification of sales. As of December 31, 2006, Oxiteno S.A. Indústria e Comércio and its subsidiaries maintained R$1.6 (2005—R$0.8) and the subsidiaries of Ultragaz Participações Ltda, maintained R$20.0 (2005—R$25.2) as an allowance for doubtful accounts.

•

Interest rates—The Company and its subsidiaries adopt conservative policies to obtain and invest funds and to minimize the cost of capital. The temporary cash investments of the Company and its subsidiaries are comprised substantially of transactions linked to the CDI, as described in Note 4. A portion of the financial assets is intended for foreign currency hedges, as mentioned below. Borrowings are mainly originated from the BNDES, debentures and foreign currency financing are disclosed in Note 13.

•

Exchange rate—The Company’s subsidiaries use foreign currency swap instruments (mainly US$ and CDI) available in the financial market to cover assets and liabilities in foreign currency, so as to reduce the exchange rate variation effects on their results. Such swap instruments have amounts, periods and indexes equivalent to the assets and liabilities in foreign currency to which they are linked. The following summary shows assets and liabilities in foreign currency, translated into Brazilian reais at December 31, 2006 and 2005 at the corresponding year end exchange rates:

A-F-25

Ultrapar Participações S.A. and Subsidiaries

	2006	2005
Assets:
Investments abroad and swap instruments	94.4	126.2
Foreign cash and cash equivalents abroad	50.4	512.5
Short and long-term investments in foreign currency	726.9	213.2
Receivables from foreign customers, net of advances on foreign exchange contracts and allowance for losses	25.4	22.0

Total	897.1	873.9

Liabilities:
Foreign currency financing	870.1	844.3
Import transactions payables	30.9	16.0

Total	901.0	860.3

Net asset (liability) position	(3.9)	13.6

The exchange rate variation related to cash and cash equivalents, short and long-term investments in foreign currencies was recorded as financial expense in the consolidated statement of income for the year ended December 31, 2006, in the amount of R$15.3 (financial expense in 2005 of R$9.4 and financial expense in 2004 of R$11.0).

•	Market value of financial instruments

Market value of financial instruments as of December 31, 2006 and 2005 are as follow:

	2006		2005
	Book value	Market value	Book value	Market value
Financial assets:
Cash and cash equivalents	385.1	385.1	1,114.2	1,114.2
Short-term investments	737.3	734.6	184.8	184.8
Long-term investments	548.0	564.4	372.7	372.7

	1,670.4	1,684.1	1,671.7	1,671.7

Financial liabilities:
Current and long-term financing and swaps	1,236.9	1,265.3	1,162.6	1,164.4
Current and long-term debentures	312.8	312.7	317.9	318.5

	1,549.7	1,578.0	1,480.5	1,482.9

Investment:
Investments in affiliated companies	25.5	29.0	28.1	33.1

The market value of financial instruments was obtained through the commonly used marking to market methodology, which consists of carrying the balances of the instruments until the maturity at the respective contracted rates, discounting them to present value at market rates as of December 31, 2006 and 2005. The market value of investments in affiliated companies is based on the share price trading on the BOVESPA—São Paulo Stock Exchange.

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Ultrapar Participações S.A. and Subsidiaries

19.	CONTINGENCIES AND COMMITMENTS

a)	Labor, civil and tax lawsuits

The Petrochemical Industry Labor Union, of which the employees of Oxiteno Nordeste S.A.—Indústria e Comércio are members, filed a lawsuit against the subsidiary in 1990, demanding compliance with the adjustments established in collective labor agreement, in lieu of the salary policies effectively followed. At the same time, the employers’ association proposed a collective bargaining for the interpretation and clarification of the fourth clause of the agreement. Based on the opinion of its legal counsel, who analyzed the last decision of the Federal Supreme Court (STF) on the collective bargaining, as well as the status of the individual lawsuit of the subsidiary, management believes that an accrual for a potential loss is not necessary as of December 31, 2006.

The subsidiaries Companhia Ultragaz S.A. and SPGás Distribuidora de Gás Ltda. are parties to an administrative proceeding at the SDE (Economic Law Department), linked to CADE (Administrative Council for Economic Defense), under the allegation of anticompetitive practice in certain municipalities of the State of Minas Gerais in 2001. In September 2005, the SDE issued a technical notice recommending to CADE a ruling against the companies involved in this proceeding. In their defense, the subsidiaries’ arguments, among others, are that: (i) under the terms of the notice issued by the Company’s chief executive officer on July 4, 2000, the subsidiaries’ employees were forbidden to discuss with third parties matters related to prices; and (ii) no consistent proof was attached to the proceeding’s records. In view of the arguments presented, the fact that the technical notice has no binding effect on CADE’s decision, and their legal counsel’s opinion, the subsidiaries did not record a provision for this issue. Should CADE’s decision be unfavorable, the subsidiaries could still discuss the issue at the judicial level.

The subsidiary Companhia Ultragaz S.A. is a defendant in lawsuits relating to damages caused by an explosion in 1996 in a shopping mall in the city of Osasco, State of São Paulo. Such lawsuits involve: (i) individual suits filed by victims of the explosion claiming damages from Ultragaz for the loss of economic benefit and for pain and suffering, (ii) reimbursement of expenses from management of the shopping mall and its insurance company, and (iii) a class action lawsuit seeking indemnification for material damages and pain and suffering for all the victims injured and deceased. The subsidiary believes that it has presented evidence that defective gas pipes in the shopping mall caused the accident and that Ultragaz’s on-site LPG storage facilities did not contribute to the explosion. Of the 58 lawsuits judged thus far, a favorable judgment was obtained for 57, and of these 16 have already been dismissed; only 1 had an unfavorable decision, which is still subject to appeal, and whose amount, should the decision be upheld, is seventeen thousands reais. Two lawsuits have not yet been judged. The subsidiary has insurance coverage for these lawsuits, and the uninsured contingent amount is R$23.6. The Company has not recorded any provision for this amount, since it believes the probability of loss is remote.

The Company and its subsidiaries obtained injunctions to pay PIS and COFINS (taxes on revenues) without the changes introduced by Law No. 9718/98 in its original version. The ongoing questioning refers to the levy of these taxes on sources of income other than revenues. The unpaid amounts were recorded in the financial statements of the Company and its subsidiaries, totaling R$14.5 as of December 31, 2006 (R$37.0 in 2005). Recently the STF has decided the matter favorable to the taxpayer. Although it is a precedent, the effect of this decision does not automatically apply to all the companies, since they have to await judgment of their own lawsuit. In 2006 final decisions were rendered on the lawsuits of subsidiaries Companhia Ultragaz S.A., Transultra—Armazenagem e Transporte Especializado Ltda., Oxiteno S.A Indústria e Comércio and Ultraquímica Florestal Ltda. (company merged into Ultracargo Operações Logísticas e Participações Ltda.), and the subsidiaries reversed the existing provisions in the amount of R$15.9, R$1.3, R$5.7 and R$0.6, respectively, net of attorney’s fees, as financial income in the statement of income for the year. Likewise, a final decision was rendered on the lawsuit related to subsidiary Oxiteno Nordeste S.A. Indústria e Comércio. As this subsidiary had not obtained an injunction, it paid undue PIS and COFINS in prior periods. The amount of R$26.2, related to the favorable outcome in this lawsuit, net of attorney’s fees, was recorded as financial income and is being used for offset of federal taxes. The Company has other subsidiaries whose lawsuits have not yet been judged in the amount of R$14.1, net of attorney’s fees.

The Company’s subsidiary Oxiteno S.A.—Indústria e Comércio and its subsidiary Oxiteno Nordeste S.A. Indústria e Comércio accrued R$15.6 (R$14.5 in 2005) for ICMS tax assessments being judged at lower-level and appeal-level administrative courts. The subsidiaries are currently awaiting decisions on the appeals.

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Ultrapar Participações S.A. and Subsidiaries

The Company’s subsidiary Utingás Armazenadora S.A. has challenged in court ISS (Service Tax) tax assessments issued by the municipal government of Santo André. Legal counsel of the subsidiary classifies the risk as low, since a significant portion of the lower-court decisions was favorable to the subsidiary. The thesis defended by the subsidiary is supported by the opinion of a renowned tax specialist. The unprovisioned updated amount of the contingency as of December 31, 2006 is R$33.4 (R$30.0 as of December 31, 2005).

On October 07, 2005, the subsidiaries of Ultragaz Participações Ltda. filed for and obtained an injunction to support the offset of PIS and COFINS credits against other federal taxes administered by the Federal Revenue Service (SRF), notably corporate income tax and social contribution taxes. According to the injunction obtained, the subsidiaries have been making escrow deposits for these debits and recognizing the corresponding liability for this purpose.

On December 29, 2006 the subsidiaries Oxiteno S.A Indústria e Comércio, Oxiteno Nordeste S.A Indústria e Comércio, Companhia Ultragaz S.A. and Transultra Armazenamento e Transporte Especializado Ltda filed for an injunction seeking the deduction of ICMS from PIS and COFINS tax basis.

The Company and its subsidiaries filed a request for injunction seeking not to be subject to the legislation that restricted the offset of corporate income tax (IRPJ) and social contribution (CSLL) tax loss carryforwards computed through December 31, 1994 to 30% of income for the year, as well as petitioning the full and immediate utilization of supplementary monetary adjustment based on the Consumer Price Index (IPC)/National Treasury Bonds (BTN) for 1990 (Law No. 8.200/91). There are good precedents for these discussions when it is proven that there was only a postponement of payment of IRPJ and CSLL to the following years, as is the case of the Company’s subsidiaries, and legal counsel understands that the chances of success of the challenge in the judicial sphere is possible. The contingency is estimated at R$21.4.

The Company and its subsidiaries have other ongoing administrative and judicial proceedings. Legal counsel classified the risks on these proceedings as possible and/or remote and, therefore, no reserves for potential losses on these proceedings have been recorded.

Accruals and escrow deposits are summarized below:

Accrual	Balance in 2005	Additions	Write-off	Monetary update	Balance in 2006
Income and social contribution taxes	9.3	25.0	(0.3)	2.0	36.0
PIS and COFINS on other revenues	37.0	—	(24.5)	1.9	14.4
ICMS	14.4	0.3	—	1.1	15.8
INSS	—	2.2	—	—	2.2
PIS on rendering service	—	0.3	—	—	0.3
(-) Escrow deposits	(6.1)	(24.4)	—	(1.7)	(32.2)

Total of other taxes and contribution	54.6	3.4	(24.8)	3.3	36.5

b)	Take or pay commitments

The Company’s subsidiary Terminal Químico de Aratu S.A.—Tequimar has contracts with CODEBA—and Complexo Industrial Portuário Governador Eraldo Gueiros, in connection with their port facilities in Aratu and Suape, respectively. Such contracts establish minimum cargo movement of 1,000,000 tons per year for Aratu, effective through 2022, and

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Ultrapar Participações S.A. and Subsidiaries

250,000 tons per year for Suape, effective through 2027. If annual movement is less than the established minimum, the subsidiary is required to pay the difference between the actual movement and the minimum contractual movement using the port rates in effect at the date of payment. As of December 31, 2006, such rates were R$3.67 and R$3.44 per ton for Aratu and Suape, respectively. The subsidiary has met the minimum cargo movement limits since inception of the contracts. At December 31, 2006, future minimum lease payments under these operating leases are: R$4.5 in 2007, R$4.5 in 2008, R$4.5 in 2009, R$4.5 in 2010, R$4.5 in 2011 and thereafter R$52.1. A substantial part of these leases are paid directly to the port authorities by Tequimar’s customers. The part of such lease expenses paid by Tequimar amounted to R$2.2 in 2006, R$2.0 in 2005 and R$1.6 in 2004.

The Company’s subsidiary Oxiteno Nordeste S.A.—Indústria e Comércio has a supply contract with Braskem S.A., that establishes a minimum annual consumption level of ethylene per year. The minimum purchase commitment and the actual demand for the years ended December 31, 2006 and 2005, expressed in tons of ethylene, are summarized below. Should the minimum purchase commitment not be met, the subsidiary would be liable for a fine of 40% of the current ethylene price for the quantity not purchased.

	Minimum purchase commitment	Actual demand (real)
		2006 Unaudited	2005 Unaudited
In tons	137,900	181,496	192,190

At December 31, 2006, future minimum purchase commitments under this contract, based on the price prevailing at that date, are: R$224.4 in 2007, R$236.9 in 2008, R$249.4 in 2009, R$261.8 in 2010, R$274.3 in 2011 and thereafter R$2,905.1. Total purchases made under this contract were R$621.5 in 2006, R$624.9 in 2005 and R$576.9 in 2004.

On August 16, 2006 the subsidiary signed a memorandum of understanding, altering the ethylene supply contract with Braskem S.A. described above. The memorandum of understanding regulates new conditions of ethylene supply through 2021, and in 2007 and 2008 the subsidiary will have an additional volume of ethylene, with the minimum quantity in tons increasing to 180 thousand and 190 thousand, respectively. The new condition provided for in the memorandum of understanding are reflected in future minimum purchase commitments mentioned above.

c)	Insurance coverage for subsidiaries

The Company has insurance policies to cover various risks, including loss and damage from fire, lightning, explosion of any nature, windstorm, plane crash and electrical damage, among others, protecting the plants and other branches of all subsidiaries, with coverage amounting to US$396 million.

For the plants of Oxiteno S.A. Indústria e Comércio, Oxiteno Nordeste S.A. Indústria e Comércio and Canamex Químicos S.A. de C.V., there is also a loss of income insurance against losses from potential accidents related to their assets, with coverage amounting to US$233 million.

A civil liability insurance program covers the Company and its subsidiaries, with global coverage of US$200 million, for losses and damages from accidents caused by third parties, related to the commercial and industrial operations and/or distribution and sale of products and services.

Group life insurance, personal accident insurance, health insurance, and domestic and international transportation insurance are also contracted.

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Ultrapar Participações S.A. and Subsidiaries

20.	RELATED COMPANIES

The balances and transactions with related parties are as follows:

	2006
	Loans		Trade accounts
	Assets	Liabilities	Receivable	Payable
Química da Bahia Indústria e Comércio S.A.	—	3.6	—	—
Serma Associação dos Usuários de Equipamentos de Processamentos de Dados e Serviços Correlatos	7.3	—	—	—
Petroquímica União S.A.	—	—	—	1.8
Oxicap Indústria de Gases Ltda.	—	—	—	1.0
Liquigás Distribuidora S.A	—	—	0.2	—
Petróleo Brasileiro S.A.—Petrobras	—	—	—	1.2
Braskem S.A.	—	—	—	9.8
SHV Gás Brasil Ltda.	—	—	0.1	—
Other	0.1	1.1	0.1	—

Total at December 31, 2006	7.4	4.7	0.4	13.8

Total at December 31, 2005	3.7	5.0	2.3	26.8

	2006
	Transactions		Financial expenses
	Sales	Purchases
Petroquímica União S.A.	—	141.3	—
Oxicap Indústria de Gases Ltda.	—	9.7	—
Liquigás Distribuidora S.A.	3.4	—	—
Química da Bahia Indústria e Comércio S.A.	—	—	(0.3)
Petróleo Brasileiro S.A.—Petrobras	—	2,024.0	—
Copagaz Distribuidora de Gás Ltda.	1.2	—	—
Braskem S.A.	50.4	621.5	—
SHV Gás Brasil Ltda.	1.2	—	—
Other	0.9	—	—

Total 2006	57.1	2,796.5	(0.3)

Total 2005	82.7	2,777.6	(0.6)

Total 2004	98.3	2,805.9	(0.5)

The loan balance with Química da Bahia Indústria e Comércio S.A. is adjusted based on the Brazilian long-term interest rate (TJLP). Other loans are not subject to financial charges. Purchase and sale transactions refer, substantially, to purchases of raw materials, other materials and storage and transportation services, carried out at market prices and conditions.

21.	INCOME AND SOCIAL CONTRIBUTION TAXES

a)	Deferred income and social contribution taxes

The Company and its subsidiaries recognize tax assets and liabilities, which do not expire, arising from tax loss carryforwards, temporary add-backs, revaluation of property, plant and equipment and other procedures. Tax credits are based on the continuing profitability from operations. Deferred income and social contribution taxes are presented in the following principal categories:

	2006	2005
Assets:
Deferred income and social contribution taxes on:
Provision for losses in assets	20.4	22.8
Provision for contingencies	13.3	17.1
Other provisions	25.8	18.8
Income and social contribution on tax loss carryforwards	26.0	24.3

Total	85.5	83.0

Current portion	27.3	22.0
Noncurrent portion	58.2	61.0

Liabilities:
Deferred income and social contribution taxes on:
Revaluation of property, plant and equipment	0.9	1.2
Income earned abroad	25.3	23.1

Total	26.2	24.3

Current portion	0.2	0.2
Noncurrent portion	26.0	24.1

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Ultrapar Participações S.A. and Subsidiaries

The estimated recovery of deferred income and social contribution tax assets is shown below:

Through 2007	27.3
2008	27.3
2009	16.9
2010	14.0

85.5

b)	Reconciliation of income and social contribution taxes to statutory tax rates

	2006	2005	2004
Income before taxes, equity in subsidiaries and affiliated companies and minority interest	342.5	329.2	502.9
Official tax rates—%	34.0	34.0	34.0

Income and social contribution taxes at official rates	(116.4)	(111.9)	(171.0)

Adjustments to the effective tax rate:
Operating provisions and nondeductible expenses/nontaxable income	7.7	17.8	(5.2)
Adjustments to estimated income	1.8	1.1	(0.3)
Employees’ Meal Program (PAT)	0.4	0.5	0.6
Other adjustments	0.1	(0.1)	(0.6)

Income and social contribution taxes before tax benefits	(106.4)	(92.6)	(176.5)

Benefits of tax holidays—ADENE	50.3	63.8	93.5
Income and social contribution taxes per statement of income	(56.1)	(28.8)	(83.0)

Current	(111.8)	(113.1)	(175.0)
Deferred	5.4	20.5	(1.5)
Benefits of tax holidays—ADENE	50.3	63.8	93.5

Ultrapar Participações S.A. and Subsidiaries

A-F-31

c)	Tax loss carryforwards

Tax loss carryforwards may be used to offset up to 30% of future taxable income and do not expire.

d)	Tax exemption

The following indirect subsidiaries have partial or total exemption from income tax in connection with a government program for the development of the Northeast Region of Brazil:

Subsidiary	Unit	Incentive - %	Expiration date
Oxiteno Nordeste S.A.—Indústria e Comércio (*)	Camaçari plant	100	2006

Bahiana Distribuidora de Gás Ltda.	Mataripe plant	75	2013
	Suape plant	100	2007
	Ilhéus plant	25	2008
	Aracaju plant	25	2008
	Caucaia plant	75	2012

Terminal Químico de Aratu S.A.—Tequimar	Aratu Terminal	75	2012
	Suape Terminal	75	2015

(*)	In December 2006, this plant’s exemption expired and a request was filed with ADENE (Northeast Development Agency), the agency in charge of managing this incentive program, seeking a 75% income tax reduction until 2016. The subsidiary expects to have a response to this request by May 2007, having been successful in previous similar requests. Should this 75% reduction not be approved, the subsidiary will file a new request with ADENE, for 25% income tax reduction until 2008 and 12.5% from 2009 to 2013, to which it is entitled for being located in a development region and exercising an economic activity that is considered as priority for the area.

22.	STOCK COMPENSATION PLAN

The Extraordinary Stockholders’ Meeting held on November 26, 2003 approved a compensation plan for management of the Company and its subsidiaries, which provides for: (i) the initial grant of usufruct of shares issued by the Company and held in treasury by the subsidiaries in which the beneficiaries are employed, and (ii) the transfer of the beneficial ownership of the shares after ten years of the initial concession provided that the professional relationship between the beneficiary and the Company and its subsidiaries is not interrupted. The total value granted to executives until December 31, 2006, including taxes, was R$12.3 (R$8.9 in 2005). Such value is being amortized over a period of ten years and the amortization related to the year ended December 31, 2006, in the amount of R$0.9 (R$0.8 in 2005 and R$0.6 in 2004), was recorded as an operating expense for the period.

23.	EMPLOYEE BENEFITS AND PRIVATE PENSION PLAN

The Company and its subsidiaries offer benefits to their employees, such as life insurance, health care and a pension plan. In addition, certain subsidiaries offer loans for the acquisition of vehicles and personal computers to some of their employees. These benefits are recorded on the accrual basis and terminate at the end of the employment relationship.

In August 2001, the Company and its subsidiaries began to offer their employees a defined contribution pension plan, managed by Ultraprev—Associação de Previdência Complementar. Under the terms of the plan, the basic contribution of each participating employee is defined annually by the participant between 0% and 11%, of his/her salary. The sponsoring companies provide a matching contribution to the basic contribution. As participants retire, they may opt to receive monthly: (i) a percentage varying between 0.5% and 1.0% of the fund accumulated in his/her name at Ultraprev, or (ii) a fixed-monthly amount that will extinguish the fund accumulated in his/her name in a period between 5 and 25 years. As such, neither the Company nor its subsidiaries assume responsibility for guaranteeing amounts or periods of receipt for the participants that retire. In 2006, the Company and its subsidiaries contributed R$3.3 (R$3.0—2005 and R$4.0—2004) to Ultraprev, which was charged to income for

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Ultrapar Participações S.A. and Subsidiaries

the year. The total number of employee participants as of December 31, 2006 was 5,632, with no participants retired to date. Additionally, Ultraprev has 1 active participant and 31 former employees receiving benefits according to the policies of a previous plan.

24.	SUMMARY AND RECONCILIATION OF THE DIFFERENCES BETWEEN ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (U.S. GAAP)

I—Description of GAAP differences

The consolidated financial statements of the Company are prepared in accordance with accounting practices adopted in Brazil, which comply with those prescribed by Brazilian corporate law and specific standards established by the Brazilian Securities Commission (CVM). Note 3 to the consolidated financial statements summarizes the accounting policies adopted by the Company. Accounting policies, which differ significantly from U.S. GAAP, are summarized below.

a)	Inflation accounting

The Company, as described in Note 3.i), accounts for the effects of inflation in its consolidated financial statements through December 31, 1995. Under U.S. GAAP, Brazil was considered to be a highly inflationary economy until July 1, 1997, and the effect of inflation was recognized until December 31, 1997.

In determining amounts under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and 1997 were determined using the “Índice Geral de Preços -Disponibilidade Interna—IGP-DI” index, which is widely-accepted and respected index published monthly by the Fundação Getúlio Vargas.

Through December 31, 1995, the Company used indexes established by the government to restate balances and transactions for purposes of its corporate law financial statements. Such indexes do not necessarily represent changes in general price levels, as would be required under U.S. GAAP.

Because the Company’s management believes that the “Índice Geral de Preços—Disponibilidade Interna—IGP-DI” is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability, for U.S. GAAP purposes the Company adopted the IGP-DI for restatement of its financial statements through December 31, 1995, replacing the government mandated index. This procedure is consistent with the recommendation by the Brazilian Task Force (organized under the AICPA International Practices Task Force to review the issue of the appropriate index to be used for preparing price-level adjusted financial statements of Brazilian companies filing with the SEC) of using the IGP-M or IGP-DI for such purposes. Thus, all nonmonetary assets and liabilities were restated using the IGP-DI since the inception of the Company, through December 31, 1997.

b)	Reversal of fixed asset revaluations and related deferred tax liabilities

For U.S. GAAP reconciliation purposes, the revaluation of fixed assets and the related deferred income tax effects recorded in the financial statements prepared in accordance with accounting practices adopted in Brazil have been eliminated in order to present fixed assets at historical cost less accumulated depreciation. Accordingly, the depreciation on such revaluation charged to income has also been eliminated for U.S. GAAP reconciliation purposes.

c)	Deferred charges

Accounting practices adopted in Brazil permit the deferral of research and development costs and of pre-operating expenses incurred in the construction or expansion of a new facility until the facility begins commercial operations. Deferred charges are amortized over a period of five to ten years.

For U.S. GAAP reconciliation purposes, such amounts do not meet the conditions established for deferral and, accordingly, have been charged to income and the related amortization under accounting practices adopted in Brazil has been reversed.

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Ultrapar Participações S.A. and Subsidiaries

d)	Investments in affiliated companies

As from 1996, Brazilian corporate law allows certain less than 20% owned affiliated companies in which an investor owns more than 10% of voting stock to be accounted for under the equity method. In addition, certain more than 20% and less than 50% owned affiliated companies deemed not significant in relation to their parent company are accounted at cost.

For U.S. GAAP reconciliation purposes, less than 20% owned affiliated companies have been accounted for on the basis of cost and more than 20% and less than 50% owned affiliated companies have been accounted for on the equity method for all years presented.

e)	Capitalization of interest in relation to construction in progress

Under accounting practices adopted in Brazil, prior to January 1, 1996 the Company was not required to capitalize the interest cost of borrowed funds as part of the cost of the related asset. Under U.S. GAAP, capitalization of borrowed funds during construction of major facilities is recognized as part of the cost of the related assets.

Under U.S. GAAP, interest on construction-period financing denominated in foreign currencies is capitalized using contractual interest rates, exclusive of foreign exchange or monetary correction gains or losses. Interest on construction-period financing denominated in Brazilian reais is capitalized.

f)	Acquisitions and business combinations

Under accounting practices adopted in Brazil, assets and liabilities of acquired entities are reflected at book values. Goodwill is represented by the excess of purchase price paid over the book value of net assets and is amortized on a straight-line basis over the periods estimated to be benefited.

Under U.S. GAAP, business combinations are accounted for by the purchase method utilizing fair values. Goodwill is not amortized and should be tested for impairment. An impairment test of goodwill is performed annually or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. Such impairment test is performed utilizing a two-step method. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the implied fair value of reporting unit goodwill is lower than the carrying amount of such goodwill, an impairment loss is recognized.

Under Brazilian corporate law, purchases by subsidiaries of their own stock from minority stockholders are initially recorded at cost. Upon cancellation of these shares, the difference between cost and the related book value of the subsidiary’s stockholders’ equity is recorded by the parent company and in the consolidated financial statements as a capital gain or loss. Direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded at cost, with the difference between cost and the related book value of the subsidiaries’ stockholders’ equity recorded as positive or negative goodwill by the parent company and in the consolidated financial statements.

Under U.S. GAAP, purchases of treasury stock by subsidiaries from minority stockholders and direct purchases by the parent company of the subsidiaries’ stock from minority stockholders are recorded as step acquisitions under the purchase method, with assignment of the purchase price to the underlying assets and liabilities based on their fair values and recording of goodwill to the extent that the purchase price exceeds the proportionate amount of the net fair value of the assets and liabilities. No gain or loss is recognized upon either purchase or cancellation of the shares.

Acquisition of subsidiary shares from minority stockholders—2004

As mentioned in Note 3, on December 29, 2004 the Company acquired, through its subsidiary Ultragaz Participações Ltda., an additional 7.31% of Companhia Ultragaz S.A. total share capital. This acquisition amounted to R$10.0. Under accounting practices adopted in Brazil, the goodwill of R$1.8 generated in this acquisition was based on its expected future profitability and will be amortized over five years beginning January 2005. As a result of this acquisition, the Company increased its indirect interest in Companhia Ultragaz S.A. to 94%.

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Ultrapar Participações S.A. and Subsidiaries

Under U.S. GAAP, the Company has accounted for this transaction as an acquisition of minority interest. The purchase price of this acquisition was R$3.7 million, net of tax, higher than the historical book value recorded under U.S. GAAP. This difference was allocated as an increase of property, plant and equipment, in the amount of R$3.2 million (net of deferred income taxes) and as an increase of inventories, in the amount of R$0.5 million (net of deferred income taxes), based on the estimated fair value of the net assets of Companhia Ultragaz S.A.

g)	Earnings per share

Under accounting practices adopted in Brazil, it is permitted to determine earnings per share based upon the weighted average number of shares outstanding during each year that earnings are reported. Subsequent changes in the Company’s share capital, such as stock dividends, are not retroactively reflected in the disclosure of number of shares outstanding and in the calculation of earnings per share under accounting practices adopted in Brazil, except for the reverse stock split.

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Ultrapar Participações S.A. and Subsidiaries

Under U.S. GAAP, earnings per share are determined based upon the weighted average number of shares outstanding during the period, giving retroactive effect to stock dividends and stock splits. Nonvested shares granted to certain executives of the Company as disclosed in Note 24.I.k) are not included in the computation of basic earnings per share even though the shares are legally issued, since such shares are considered contingently returnable because if the executives do not render the requisite service, the shares are returned to the Company. These nonvested shares are included in diluted earnings per share applying the treasury stock method. The calculation of earnings per share under U.S. GAAP is shown in Note 24.V.a).

The Extraordinary Stockholders’ Meeting held on July 20, 2005 approved a reverse stock split of the Company’s shares, attributing 1 (one) share in substitution for every 1,000 (thousand) existing shares. Likewise, each American Depositary Share—ADS, previously representative of a lot of 1,000 (thousand) preferred shares, became representative of 1 (one) preferred share.

h)	Available-for-sale securities

Equity securities

Under accounting practices adopted in Brazil, available-for-sale equity securities are generally carried at cost, less provision charged to the statement of income if a loss in value is considered to be other than temporary.

For U.S. GAAP reconciliation purposes, the available-for-sale equity security has been recorded at estimated fair value, and the resulting accumulated adjustment, in the amount of R$4.1 (positive) and R$5.1 (positive) as of December 31, 2006 and 2005, respectively, net of deferred tax effect, when applicable, has been recognized as a separate component of stockholders’ equity until realization. The estimated fair values of the equity security carried by the Company are R$22.2 and R$23.7 as of December 31, 2006 and 2005, respectively. During the years presented, no equity security classified under U.S. GAAP as available-for-sale was disposed of.

Debt securities

Under accounting practices adopted in Brazil, available-for-sale debt securities are generally carried at cost, plus interest income earned less provisions, when applicable, charged to the statement of income to reduce its carrying value to market value.

For U.S. GAAP reconciliation purposes, available-for-sale debt securities have been recorded at estimated fair value, and the resulting accumulated adjustment, in the amount of R$9.0 positive in 2006 (zero in 2005), has been recognized as a separate component of stockholders’ equity, net of deferred tax effects and minority interest, when applicable, until realization.

As of December 31, 2006 and 2005, the fair values of available-for-sale debt securities amounted to R$871.8 and R$177.8, respectively, and the gross unrealized gains amount to R$13.7 in 2006 (zero in 2005).

As of December 31, 2006, the amount of R$704.3 of available-for-sale debt securities mature within one year, R$128.3 mature between one and two years, and R$25.7 mature between two and three years.

For the year ended December 31, 2006, the Company sold debt securities for R$315.2 (R$12.6 in 2005 and R$18.7 in 2004), generating a gross realized loss of R$6.1 (R$3.0 in 2005 and R$2.2 in 2004), recorded in the statement of income. The cost of such securities was based on specific identification.

As of December 31, 2006, the amount of R$33.0 of held to maturity debt securities mature within one year, R$386.8 mature between one and two years, and R$7.2 mature in 2018. Under accounting practices adopted in Brazil and for U.S. GAAP, held to maturity debt securities are treated similarly.

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Ultrapar Participações S.A. and Subsidiaries

i)	Accounting for derivative financial instruments

In the Company’s financial statements prepared in accordance with accounting practices adopted in Brazil derivative financial instruments are recorded at net settlement price as determined on each balance sheet date.

Under U.S. GAAP, effective January 1, 2001, all derivative financial instruments must be reported at fair value on each balance sheet date and classified as a derivative asset or liability. Also under U.S. GAAP, the requirements for a derivative instrument to qualify for hedge accounting and deferral of gains and losses are more restrictive than under Brazilian corporate law.

The following table provides a detail of our derivative financial instruments outstanding at the end of each year for which income statement is being presented.

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Ultrapar Participações S.A. and Subsidiaries

2006
Description	Notional amount		Receiving side Interest rate	Paying side Interest rate	Book value Gain (loss)	Fair value - U.S. GAAP Gain (loss)	Adjustment Gain (loss)
	Receive currency	Pay currency

Swap	US$56.0	R$135.5	5.1% fixed	101.7% to 102.0% of CDI -variable	(42.8)	(45.1)	(2.3)
Zero Cost Collar	US$13.0	MXN 143.6	—	Below MXN 11.1140	(0.4)	(0.4)	—
Swap	US$7.7	R$16.7	—	41.0 to 61.0% of CDI - variable	(0.2)	(0.3)	(0.1)
Swap	R$28.3	US$13.2	51.5 to 58.6% of CDI - variable	—	0.3	0.5	0.2
Swap	R$12.8	US$6.0	51.1 to 61.0% of CDI - variable	—	0.1	0.2	0.1
Swap	R$44.9	US$20.9	96.4 to 105.0% of CDI - variable	5.3% fixed	0.5	1.0	0.5
Swap	R$17.9	US$8.4	98.3 to 101.0% of CDI - variable	5.3% fixed	0.1	0.4	0.3
Swap	US$4.3	R$12.6	6.2% fixed	93.0% of CDI -variable	(9.9)	(9.8)	0.1

Total					(52.3)	(53.5)	(1.2)

2005
	Notional amount
Description	Receive currency	Pay currency	Receiving side Interest rate	Paying side Interest rate	Book value Gain (loss)	Fair value - U.S. GAAP Gain (loss)	Adjustment Gain (loss)

Swap	US$58.9	R$142.4	5.1% fixed	101.7% to 102% of CDI - variable	(15.2)	(16.7)	(1.5)
Swap	US$10.8	MXN122.0	—	5.8% fixed	(3.3)	(5.2)	(1.9)
Swap	US$1.4	R$3.3	—	36.9% to 101.3% of CDI -variable	0.1	—	(0.1)
Swap	R$9.0	US$4.0	74.4% to 79.0% of CDI - variable	—	(0.2)	(0.2)	—
Swap	R$84.3	US$37.7	99.6% to 104.5% of CDI -variable	4% fixed	(2.0)	(1.5)	0.5
Swap	US$16.7	R$49.3	4.2% to 6.9% fixed	84.7% to 94.2% of CDI - variable	(27.5)	(27.1)	0.4

Total					(48.1)	(50.7)	(2.6)

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Ultrapar Participações S.A. and Subsidiaries

2004
	Notional amount		Receiving side Interest rate	Paying side Interest rate	Book value Gain (loss)	Fair value - U.S. GAAP Gain (loss)	Adjustment Gain (loss)
Description	Receive currency	Pay currency
Swap	US$50.3	R$136.0	7.2% to 8.0% fixed	100% of CDI -variable	(54.7)	(50.8)	3.9
Swap	US$10.8	MXN122.0	—	5.8% fixed	(1.9)	(2.0)	(0.1)
Forward	R$57.2 (**)	US$19.5	—	US$2.78 to US$2.95 (*)	5.0	5.0	—
Swap	R$5.4	US$2.0	101.5% of CDI - variable	2.5% fixed	0.1	0.1	—
Swap	US$43.9	R$130.4	4.2% to 6.9% fixed	87% to 100% of CDI - variable	(37.1)	(31.9)	5.2

Total					(88.6)	(79.6)	9.0

(*)	Conversion exchange rate at maturity.
(**)	Amount to be received at maturity.

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Ultrapar Participações S.A. and Subsidiaries

j)	Expenses for public offering of shares

Under accounting practices adopted in Brazil, costs associated with the offering of shares to the public, in the amount of R$2.4, are recorded as financial expenses in 2005.

Under U.S. GAAP, these costs directly reduce the proceeds of the offering recorded in capital.

k)	Accounting for stock compensation plan

As mentioned in Note 22, the Company has approved a stock compensation plan on November 26, 2003.

The table below summarizes the information related to the shares granted to the Company’s executives:

Grant date	Restricted shares granted	Fair value of shares (whole Brazilian reais)	Total compensation costs, including tax	Accumulated recognized compensation costs	Unrecognized compensation costs
	(*)
November 9, 2006	51,800	46.50	3.3	—	3.3
December 14, 2005	28,400	32.83	1.3	(0.1)	1.2
October 4, 2004	47,150	40.78	2.7	(0.6)	2.1
December 17, 2003	119,600	30.32	5.0	(1.6)	3.4

	246,950		12.3	(2.3)	10.0

Those shares were granted at no cost to the Company’s executives. The grant-date fair values were determined based on the market value of these shares on the BOVESPA. These executives have the right to receive dividends on these shares provided that the professional relationship between them and the Company and its subsidiaries is not interrupted. These shares will cliff vest after ten years of the initial award. As of December 31, 2006, none of these shares granted to the executives were forfeited. As of December 31, 2006, the total compensation cost related to nonvested awards not yet recognized amounts to R$10.0, and 8.4 years is the weighted-average period over which this compensation cost is expected to be recognized.

(*)	Retroactively adjusted for the stock dividend and reverse stock split as mentioned in Note 24.I.g).

Under accounting practices adopted in Brazil, the Company records compensation costs from its stock compensation plan similarly to the requirements of SFAS 123 (R) “Share-Based Payment”, using the fair value of the award. Compensation cost is charged to earnings on a straight-line basis. The fair value of the award equals its intrinsic value at the grant date.

No adjustments are included in the U.S. GAAP reconciliation related to the Company’s stock compensation plan since the Company applies SFAS 123 (R) “Share-Based Payment” to account for the plan for U.S. GAAP purposes.

For U.S. GAAP purposes, dividends declared under these unvested restricted shares are accounted for initially as a charge to retained earnings. If the restricted shares do not vest, all previously declared dividends associated with the restricted shares are reversed from retained earnings and charged to compensation expense. As of December 31, 2006, accumulated dividends declared under all unvested restricted shares outstanding amounted to R$0.9 (R$0.5 in 2005).

l)	Fair value of guarantees under FIN 45

Under accounting practices adopted in Brazil, the Company is not required to record any liability related to guarantees given to third parties unless contingent obligations to make future payments under the guarantees are probable.

Under accounting practices adopted in Brazil, as of December 31, 2006, the Company has not recorded any liability related to these guarantees, as disclosed in Note 13.

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Ultrapar Participações S.A. and Subsidiaries

Under U.S. GAAP, the Company recognizes, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing guarantees in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In the event that, at inception of the guarantee, the Company is required to recognize a liability under SFAS 5, “Accounting for Contingencies”, the liability initially recognized would be the greater of: (a) the amount of fair value of the value of the obligation undertaken in issuing guarantee, or (b) the contingent liability amount required to be recognized at inception of the guarantee by applying SFAS 5.

Under U.S. GAAP, as of December 31, 2006 and 2005 the Company recorded a liability in the amount of R$0.8 and R$0.8, respectively, related to these guarantees based on their fair value. The respective offsetting entry of this liability was recorded as an expense. The net effect of this matter in the income statement as per U.S. GAAP is R$0.0, R$0.3 (expenses) and R$0.6 (expenses), per the year ended on December 31, 2006, 2005 and 2004, respectively, at the time those guarantees were issued. The Company reduces the liability (by a credit to earnings) as it is released from risk under the guarantees.

m)	Translation adjustments—Canamex

Under accounting practices adopted in Brazil, assets and liabilities of foreign subsidiaries are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the exchange rates prevailing in the end of each month. The net translation gain or loss is reported, net of tax, in the statement of income as “Other operating income (loss)”.

Under U.S. GAAP, the functional currency of Canamex Químicos S.A. de C.V. (“Canamex”) is the Mexican Peso. As a consequence, the financial statements of Canamex are translated into Brazilian reais in accordance with the criteria set forth in Statement of Financial Accounting Standards No. 52 (“SFAS 52”). Under these criteria, assets and liabilities are translated into Brazilian reais at the exchange rate in effect at the end of the reporting period, and revenues, expenses, gains and losses are translated into Brazilian reais at the average rates prevailing during the respective months. The net translation gain or loss resulting from this translation process is excluded from income and is presented as cumulative translation adjustments (CTA) in “Other comprehensive income (loss)” as a separate component of stockholders’ equity.

As a result of this difference, the net translation gain or loss, net of tax, reported in the statement of income under accounting practices adopted in Brazil in the amount of R$1.2 (loss) for the year ended December 31, 2006 (2005—R$3.0 gain) was reclassified to “Accumulated other comprehensive income (loss)” in stockholders’ equity under U.S. GAAP. Such difference has no total stockholders’ equity effect.

n)	Classification of export notes

Certain subsidiaries of the Company have discounted certain export notes under recourse financing arrangements with financial institutions operating in Brazil. If the original debtors fail to pay their obligations when due, these subsidiaries would be required to repay the financed amounts. Under accounting practices adopted in Brazil, such transactions are classified as a reduction of accounts receivable as mentioned in Note 6. Under U.S. GAAP, these transactions are recorded gross as accounts receivable and bank loans. As a consequence, current assets and liabilities under U.S. GAAP would be increased by R$50.9 and R$39.0 at December 31, 2006 and 2005, respectively. This U.S. GAAP difference has no net income or equity effect.

o)	Operating income

Under accounting practices adopted in Brazil, nonoperating income (expenses) includes certain items that would be classified within operating income for U.S. GAAP purposes. These items amounted to R$14.8 (loss), R$1.6 (loss) and R$15.1 (loss) for the years ended December 31, 2006, 2005 and 2004, respectively, and are composed as follows:

	2006	2005	2004
Total nonoperating expenses, net reported under accounting practices adopted in Brazil	(18.5)	(1.8)	(16.0)
Operating items under U.S. GAAP:
Loss on disposals of fixed assets	1.1	1.6	15.1
Expenses related to studies and projects	13.7	—	—

Nonoperating expenses, net under U.S. GAAP (loss on disposal of investments)	(3.7)	(0.2)	(0.9)

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Ultrapar Participações S.A. and Subsidiaries

p)	Escrow deposits

Under accounting practices adopted in Brazil, the balances of escrow deposits are offset against these under the heading “Other taxes and contributions—contingent liabilities” in non-current liabilities. Under U.S. GAAP, these balances are recorded gross as escrow deposits and other taxes and contributions—contingent liabilities. As a consequence, non-current assets and liabilities under U.S. GAAP would be increased by R$32.2 and R$6.1 at December 31, 2006 and 2005, respectively. This U.S. GAAP difference has no net income or equity effect.

q)	Accounting for planned major maintenance activities—change in accounting principle

Under accounting practices adopted in Brazil, the Company used the accrue-in-advance method of accounting for planned major maintenance activities until January 1, 2006. In accordance with the provisions contained in CVM Resolution No. 489, dated of October 3, 2005 and the Accounting Pronouncement and Standard-NPC 22 about Provisions, Liabilities and Contingencies, issued by the Brazilian Institute of Independent Auditors—IBRACON, the accrue-in-advance method of accounting for planned major maintenance was prohibited to be used as from January 1, 2006. As a result, as from January 1, 2006, the Company changed its accounting principle in regards to planned major maintenance activities and selected to use the deferral method by which the Company capitalizes the amounts expended on the planned major maintenance activities and amortizes them through the period to the next planned major maintenance. The effect of such change in accounting principle is recorded as a prior year adjustment to retained earnings as of January 1, 2006 not restating prior periods.

Under U.S. GAAP, the Company also used the accrue-in-advance method of accounting for planned major maintenance activities until January 1, 2006. In order to be consistent with Company’s view and accounting practices adopted in Brazil, the Company early adopted the FSP AUG AIR—Accounting for Planned Maintenance Activities as of January 1, 2006. As a result, as from January 1, 2006, the Company changed its accounting principle in regards to planned major maintenance activities and selected to use the deferral method consistently with accounting principles adopted in Brazil. The Company applied the FSP guidance and SFAS No. 154 “Accounting Changes and Error Corrections” to record retrospectively the effect of the change in accounting principle for all periods presented. All effects related to this matter concerns the chemical segment. The table below summarizes this change in accounting principles:

Description	Amount previously reported under U.S. GAAP	Gross effect of change in accounting principle	Income tax on change in accounting principle	Net effect of change in accounting principle	Amount reported under U.S. GAAP in these financial statements
Shareholders’ equity
As of December 31, 2005	1,723.9	9.6	(3.3)	6.3	1,730.2
Net income
Year ended December 31, 2005	292.1	(4.9)	1.7	(3.2)	288.9
Year ended December 31, 2004	414.3	(1.6)	0.6	(1.0)	413.3
Other comprehensive income
Year ended December 31, 2005	290.0	(4.9)	1.7	(3.2)	286.8
Year ended December 31, 2004	421.6	(1.6)	0.6	(1.0)	420.6
Earnings per share—basic and diluted
Year ended December 31, 2005	3.61	(0.06)	0.02	(0.04)	3.57
Year ended December 31, 2004	5.18	(0.02)	0.01	(0.01)	5.17

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Ultrapar Participações S.A. and Subsidiaries

The cumulative effect of the change to new accounting principle prior to January 1, 2004 in the carrying amounts of assets and liabilities as of January 1, 2004 amounts to R$10.5. See item IV—Statement of changes in stockholders’ equity in accordance with U.S. GAAP.

r)	Financial statement note disclosures

Under accounting practices adopted in Brazil, a certain set of information is required to be disclosed in the notes to the financial statements. The additional disclosures required by U.S. GAAP, which are relevant to the accompanying financial statements, are included herein.

s)	New pronouncements

In December 2006, the FASB issued FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements”, which includes most registration rights agreements in security issuances and certain “contingent interest” features in debt instruments. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. The FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. The Company will apply this statement as the need arises.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires employers to recognize the over funded or under funded status of defined benefit postretirement plans as an asset or a liability and to recognize the changes in the funded status through comprehensive income. This statement also requires that defined benefit plan assets and obligations be measured as of the fiscal year-end. The Company will apply this statement as circumstances arise.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expand disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The Company will apply this statement as of November 15, 2007 as the need arises.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes”, which prescribes a comprehensive model for how a company should recognize, measure, update and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction). Under the Interpretation, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. The Company will apply this Interpretation for its 2007 financials and does not expect any material impact resulting from this application.

In March 2006, the FASB issued SFAS No. 156—“Accounting for Servicing of Financial Assets”. SFAS No. 156 amends SFAS No. 140—“Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, that

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Ultrapar Participações S.A. and Subsidiaries

establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS No. 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. The Company will begin applying this interpretation as circumstances arise.

In February 2006, the FASB issued SFAS No. 155—“Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends FASB Statements No. 133—“Accounting for Derivative Instruments and Hedging Activities” and No. 140—“Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1—“Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”, and in general terms:

(a)	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

(b)	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

(c)	Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

(d)	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives;

(e)	Amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will begin applying this statement as circumstances arise.

II—Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in net income

	Note 24.I.	2006	2005	2004
Net income as reported under accounting practices adopted in Brazil		282.1	299.2	414.5

Reversal of revaluation adjustments:	b)
Depreciation of property, plant and equipment		3.3	2.8	2.9
Deferred tax effects		(0.3)	(0.4)	(0.4)
Minority interests		(0.1)	(0.1)	(0.3)

		2.9	2.3	2.2

Inflation accounting:	a)
Property, plant and equipment—incremental depreciation		(3.6)	(3.4)	(3.4)
Other nonmonetary assets		—	(0.2)	(0.6)

		(3.6)	(3.6)	(4.0)

Deferred tax effects		1.2	1.3	1.3
Minority interests		—	(0.1)	0.1

		(2.4)	(2.4)	(2.6)

Different criteria for:
Cancellation of subsidiaries’ treasury stock	f)	0.8	0.9	0.9
Deferred charges expensed:	c)
Cost		(61.7)	(49.5)	(42.9)
Amortization		44.1	41.8	40.1
Depreciation of interest costs capitalized during construction	e)	(0.5)	(0.5)	(0.8)
Reversal of goodwill amortization	f)	5.3	8.8	8.5
Fair value adjustments relating to accounting for derivative instruments and hedging activities	i)	1.4	(11.6)	(12.3)

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Ultrapar Participações S.A. and Subsidiaries

	Note 24.I.	2006	2005	2004
Translation adjustments - Canamex	m)	1.8	(4.5)	2.6
Other individually insignificant adjustments	d), h), l)	1.3	0.5	1.8

		(7.5)	(14.1)	(2.1)

Deferred tax effects		2.1	1.9	(0.6)
Minority interests		—	(0.1)	(0.4)

		(5.4)	(12.3)	(3.1)

Fair value adjustments relating to business combinations	f)	(1.6)	(1.5)	(1.6)
Deferred tax effects		0.6	0.5	0.5

		(1.0)	(1.0)	(1.1)

Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	f)	4.5	4.7	4.6
Deferred tax effects		(1.0)	(1.0)	(0.9)

		3.5	3.7	3.7

Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	f)	1.5	1.5	1.5
Deferred tax effects		(0.5)	(0.5)	(0.5)
Minority interests		—	—	(0.1)

		1.0	1.0	0.9

Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	f)	0.1	0.2	(0.3)
Deferred tax effects		—	(0.1)	0.1

		0.1	0.1	(0.2)

Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	f)	(0.5)	(1.3)	—
Deferred tax effects		0.2	0.4	—

		(0.3)	(0.9)	—

Expenses for public offering of shares	j)	—	2.4	—

Changes in accounting principles effects	q)	—	(4.9)	(1.6)
Deferred tax effects		—	1.7	0.6

		—	(3.2)	(1.0)

Net income under U.S. GAAP		280.5	288.9	413.3

Basic and diluted earnings per share under U.S. GAAP (in accordance with SFAS 128)—R$:	g)
Basic and diluted earnings per common share (*)		3.46	3.57	5.17
Basic and diluted earnings per preferred share (*)		3.46	3.57	5.17

(*)	The calculation of basic and diluted earnings per share is summarized in Note 24.V.a), which is retroactively adjusted to the stock dividend and reverse stock split mentioned in Note 24.I.g).

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Ultrapar Participações S.A. and Subsidiaries

III—Reconciliation of the differences between U.S. GAAP and accounting practices adopted in Brazil in stockholders’ equity

	Note 24.I.	2006	2005
Stockholders’ equity as reported under accounting practices adopted in Brazil		1,933.5	1,790.1
Reversal of revaluation adjustments:	b)
Property, plant and equipment		(27.3)	(30.6)
Deferred tax effects		0.9	1.2
Minority interests		0.5	0.6

		(25.9)	(28.8)

Inflation accounting:	a)
Property, plant and equipment		21.7	25.3
Other nonmonetary assets		2.8	2.8

		24.5	28.1

Deferred tax effects		(8.3)	(9.5)
Minority interests		(0.2)	(0.2)

		16.0	18.4

Different criteria for:
Cancellation of subsidiaries’ treasury stock	f)	(2.1)	(2.9)
Deferred charges:	c)
Cost		(205.0)	(288.0)
Accumulated amortization		108.1	208.7
Capitalization of interest costs during construction:	e)
Cost		12.8	12.8
Accumulated amortization		(12.5)	(12.0)

Reversal of goodwill amortization of SPGás acquisition under BR GAAP	f)	16.3	11.4
Reversal of net goodwill generated in the acquisition of Companhia Ultragaz S.A. shares from minority stockholders under BR GAAP	f)	(1.1)	(1.5)
Fair value adjustments relating to accounting for derivative instruments	i)	(1.2)	(2.6)
Other individually insignificant adjustments	d), h), l)	0.2	(1.4)

		(84.5)	(75.5)
Deferred tax effects		27.6	24.8
Minority interests		0.6	0.6

		(56.3)	(50.1)

Fair value adjustments relating to business combinations:	f)	1.5	3.1
Deferred tax effect		(0.5)	(1.1)

		1.0	2.0

Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	f)	(22.6)	(27.1)
Deferred tax effects		4.6	5.6

		(18.0)	(21.5)

Adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.:	f)
Fair value adjustments		(5.5)	(7.0)
Deferred tax effects		1.9	2.4
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil		14.4	14.4
Minority interest		(0.2)	(0.2)

		10.6	9.6

Adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.:	f)
Fair value adjustments		(1.8)	(1.9)
Deferred tax effects		0.6	0.6
Goodwill difference between U.S. GAAP and accounting practices adopted in Brazil		0.7	0.7

		(0.5)	(0.6)

Fair value adjustments relating to acquisition of minority interest in Companhia	f)	3.8	4.3
Ultragaz S.A.
Deferred tax effects		(1.3)	(1.5)

		2.5	2.8

Available-for-sale equity securities (temporary unrealized gain)	h)	1.5	3.0
Deferred tax effects		(0.5)	(1.0)

		1.0	2.0

Available-for-sale debt securities (temporary unrealized gain)	h)	13.7	—
Deferred tax effects		(4.7)	—

		9.0	—

Changes in accounting principles effects	q)	—	9.6
Deferred tax effects		—	(3.3)

		—	6.3

Stockholders’ equity under U.S. GAAP		1,872.9	1,730.2

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Ultrapar Participações S.A. and Subsidiaries

IV—Statement of changes in stockholders’ equity in accordance with U.S. GAAP

	2006	2005	2004
Stockholders’ equity under U.S. GAAP as of beginning of the year as previously reported	1,730.2	1,555.3	1,294.8
Cumulative effect of changes in accounting principles prior to the earliest period presented, net of tax—Note 24.I.q)	—	—	10.5

Stockholders’ equity under U.S. GAAP as of beginning of the year	1,730.2	1,555.3	1,305.3
Additional paid-in capital	0.7	0.5	0.4
Net income (adjusted for changes in accounting principles effects)	280.5	288.9	413.3
Dividends and interest on own capital	(144.2)	(157.1)	(164.2)
Acquisition of treasury shares	(1.1)	—	(6.8)
Unrealized gains (losses) on available-for-sale equity securities, net of tax—Note 24.I.h)	(1.0)	(5.9)	9.5
Unrealized gains (losses) on available-for-sale debt securities, net of tax—Note 24.I.h)	9.0	0.8	(0.4)
Translation adjustment—Canamex—net of tax—Note 24.I.m)	(1.2)	3.0	(1.8)
Capital Increase due to issuance of preferred shares	—	47.1	—
Expenses of public offering of shares—Note 24.I.j)	—	(2.4)	—

Stockholders’ equity under U.S. GAAP as of the end of the year	1,872.9	1,730.2	1,555.3

Comprehensive income (under SFAS 130):
Net income (adjusted for changes in accounting principles effects)	280.5	288.9	413.3
Unrealized gains (losses) on available-for-sale equity securities, net of tax—Note 24.I.h)	(1.0)	(5.9)	9.5
Unrealized gains (losses) on available-for-sale debt securities, net of tax—Note 24.I.h)	9.0	0.8	(0.4)
Translation adjustment—Canamex—net of tax—Note 24.I.m)	(1.2)	3.0	(1.8)

Total comprehensive income	287.3	286.8	420.6

Accumulated other comprehensive income as of the end of the year	13.1	6.3	8.4

Thereof:
Available for sale equity securities, net of tax —Note 24.I.h)	4.1	5.1	11.0
Available for sale debt securities, net of tax —Note 24.I.h)	9.0	—	(0.8)
Cumulative Translation adjustment—Canamex, net of tax—Note 24.I.m)	—	1.2	(1.8)

	13.1	6.3	8.4

A-F-47

Ultrapar Participações S.A. and Subsidiaries

V—Additional disclosures required by U.S. GAAP

a)	Earnings per share

The following table provides a reconciliation of the numerators and denominators used in computing earnings per share as required by SFAS 128. The calculation of earnings per share as summarized below is retroactively adjusted for the stock dividend and reverse stock split as mentioned in Note 24.I.g). As discussed in Notes 22 and 24.I.k), the Company has a share compensation plan. For all periods presented, the impact of this share compensation plan on diluted earnings per share was minimis and, consequently, the Company has not presented a separate calculation of the diluted earnings per share amount.

2006
Distributed income	144.2
Undistributed income	136.3

Net income under U.S. GAAP	280.5

Weighted average shares outstanding (in thousands)	81,129.7

Basic and diluted earnings per share—whole R$	3.46

2005
Distributed income	157.1
Undistributed income	131.8

Net income under U.S. GAAP	288.9

Weighted average shares outstanding (in thousands)	80,815.0

Basic and diluted earnings per share—whole R$	3.57

2004
Distributed income	164.2
Undistributed income	249.1

Net income under U.S. GAAP	413.3

Weighted average shares outstanding (in thousands)	79,975.8

Basic and diluted earnings per share—whole R$	5.17

A-F-48

Ultrapar Participações S.A. and Subsidiaries

b)	Concentrations of credit risk

Financial instruments which potentially subject the Company to credit risk are cash and cash equivalents, financial investments and trade receivables. Based on the factors described below, the Company considers the risk of counterparty default to be minimal.

The Company manages its credit risk with respect to cash equivalents and financial investments by investing only in liquid instruments with highly-rated financial institutions. In addition, investments are diversified in several institutions, and credit limits are established for each individual institution.

Credit risk from accounts receivable is managed following specific criteria for each of the segments in which the Company operates, as follows:

Chemical segment (Oxiteno)

Oxiteno’s customers of commodity chemicals are principally chemical companies, surface coating producers and polyester resin producers, while customers of specialty chemicals comprise a variety of industrial and commercial enterprises. No single customer or group accounts for more than 10% of total revenue. Management believes that by distributing its products to a variety of markets it is able to protect itself, to a certain extent, from the effects of negative trends in any particular market. Oxiteno acts as a member of a Credit Committee of the Brazilian chemical manufacturers which meets monthly to review the financial position of clients showing past-due accounts.

Historically, the Company has not experienced significant losses on trade receivables.

Gas segment (Ultragaz)

Ultragaz sells its products to the residential, commercial and industrial markets.

Sales to the residential market are carried out directly by Ultragaz using cash terms, from which no significant credit risk exists, or through outside distributors. Credit risk in sales to outside distributors is reduced due to the large customer base, the ongoing control procedures that monitor the creditworthiness of distributors, and by short payment terms (24 days on average) that permit continuous monitoring of distributors’ compliance.

Sales to the commercial and industrial markets are usually made to customers that have signed a credit agreement with the Company and have provided guarantees or collateral. Periodic monitoring of these accounts is performed by specific staff with the support of financial information systems.

A-F-49

Ultrapar Participações S.A. and Subsidiaries

No single customer or group accounts for more than 10% of total revenue.

Historically, the Company has not experienced significant losses on trade receivables.

Logistic segment (Ultracargo)

The main customers of Ultracargo are chemical companies. The average-term payment is 34 days.

Historically, the Company has not experienced significant losses on trade receivables.

Company is dependent on few major suppliers

The Company is dependent on third-party manufacturers for all of its supply of ethylene and LPG. In 2006, 2005 and 2004, products purchased from the Company’s three largest suppliers accounted for approximately 72%, 73% and 76% of cost of sales and services, respectively. The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationship with its suppliers is satisfactory.

c)	Impairment of long-lived assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

No impairment has been recorded in the consolidated financial statements as of December 31, 2006.

d)	Impairment of goodwill

Under U.S. GAAP financial statements, goodwill consists of the excess of the cost paid for the acquisitions of SPGás and Canamex over the net of the fair value assigned to assets acquired and liabilities assumed of these companies.

The Company has recorded the following amounts of goodwill under the U.S. GAAP financial statements:

Description	2006	2005
Gas segment (Ultragaz):
Goodwill on the acquisition of SPGás	39.9	39.9

Chemical segment (Oxiteno):
Goodwill on the acquisition of Canamex	2.6	2.6

As mentioned in Note 24.I.(f), goodwill is not amortized and is tested for impairment annually.

e)	Fair value of financial instruments

The fair values of accounts receivables and trade suppliers approximate their book values. The fair value of financial assets and financial liabilities, including cash and cash equivalents, short and long-term investments, financing, debentures and swap instruments are disclosed in Note 18.

A-F-50

Ultrapar Participações S.A. and Subsidiaries

f)	Environmental issues

The Company and its subsidiaries are subject to federal, state and local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance. The Company provides for remediation costs and penalties when a loss is probable and the amount is reasonably determinable. It is not presently possible to estimate the amount of all remediation costs that might be incurred or penalties that may be imposed; however, management does not presently expect that such costs and penalties will have a material effect on the Company’s consolidated financial position or results of operations. Recurring costs associated with managing hazardous substances and pollution in on-going operations, mainly composed of costs for treatment of effluents and for incinerations, amounted to R$4.4, R$3.6 and R$2.7 for the years ended December 31, 2006, 2005 and 2004, respectively. Capital expenditures to limit or monitor hazardous substances and pollutants amounted to R$5.0, R$8.3 and R$4.2 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s subsidiary Ultracargo Operações Logísticas e Participações Ltda. has controlled environmental liabilities in two of its terminals, situated in Santos and Paulínia, which are in monitoring and remediation phase, respectively.

We have no historical mandated expenditures to remediate previously contaminated sites, and other infrequent or non-recurring clean-up expenditures that can be anticipated but which are not required in the present circumstances.

g)	Statement of cash flows

Accounting practices adopted in Brazil do not require the presentation of a statement of cash flows as required by U.S. GAAP. Changes in working capital are presented in the statement of changes in financial position. U.S. GAAP requires the presentation of a statement of cash flows describing the Company’s cash flows from operating, financing and investing activities. Statements of cash flows derived from the information based on accounting practices adopted in Brazil are as follows:

A-F-51

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In millions of Brazilian reais—R$)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	282.1	299.2	414.5
Adjustments to reconcile net income to cash provided by operating activities:
Interest income on investments	—	—	(0.4)
Depreciation and amortization	185.8	187.7	172.7
PIS and COFINS credit on depreciation	2.1	1.4	3.0
Loss on disposals of permanent assets	13.5	1.3	17.3
Foreign exchange and indexation (gains) losses	(32.6)	(55.4)	2.2
Allowance (reversal of provision) for losses on permanent assets	3.2	—	(1.3)
Equity in losses of affiliated companies	(1.0)	(1.6)	—
Deferred income and social contribution taxes	(5.4)	(27.4)	1.5
Other long-term taxes	—	—	8.0
Minority interest	5.3	2.8	5.4
Other	0.5	0.6	2.9
Decrease (increase) in operating assets:
Trade accounts receivable	(16.7)	18.7	(47.0)
Recoverable taxes	(73.4)	10.1	15.4
Inventories	(25.4)	18.6	(68.3)
Prepaid expenses	0.1	(3.3)	(2.7)
Other	1.8	(25.6)	(3.3)
Increase (decrease) in operating liabilities:
Suppliers	21.6	(11.1)	11.8
Accrued interest	(5.0)	20.1	0.2
Salaries and related charges	15.1	(28.1)	19.4
Taxes	13.5	(0.5)	(0.9)
Income and social contribution taxes	0.3	(2.3)	(3.6)
Other	(1.1)	4.8	(7.2)

Net cash provided by operating activities	384.3	410.0	539.6

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	(880.4)	(175.6)	(2.6)
Proceeds from sales of short-term investments	315.2	12.6	18.7
Additions to long-term investments	(7.2)	(294.6)	(41.7)
Additions to investments	(0.1)	—	(0.2)
Additions to escrow deposits	(24.0)	—	—
Additions to property, plant and equipment	(253.0)	(169.2)	(227.2)
Additions to intangible assets	(11.7)	(10.2)	—
Additions to deferred charges	(74.9)	(51.3)	(46.5)
Acquisition of minority interests	(0.1)	—	(10.3)
Proceeds from sales of property, plant and equipment	20.7	12.0	6.0
Other	—	—	0.7

Net cash used in investing activities	(915.5)	(676.3)	(303.1)

(Continue)

A-F-52

Ultrapar Participações S.A. and Subsidiaries

ULTRAPAR PARTICIPAÇÕES S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In millions of Brazilian reais—R$)	(Continuation)

	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES

Short-term debt, net	(173.1)	(113.0)	(75.0)
Loans, Financing and Debentures:
Issuances	143.7	1,161.4	293.1
Repayments	(0.1)	(202.6)	(255.4)
Loans from affiliated companies:
Issuances	4.0	9.0	64.5
Repayments	(8.3)	(10.4)	(65.8)
Dividends paid	(148.6)	(129.5)	(132.3)
Capital increase	(0.1)	47.1	—
Other	(1.1)	—	(5.9)

Net cash provided by (used in) financing activities	(183.6)	762.0	(176.8)

Effect of exchange rate changes on cash and cash equivalents	(14.3)	(6.0)	(4.0)

Net increase (decrease) in cash and cash equivalents	(729.1)	489.7	55.7
Cash and cash equivalents at the beginning of the year	1,114.2	624.5	568.8

Cash and cash equivalents at the end of the year	385.1	1,114.2	624.5

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest, net of amounts capitalized	92.5	57.3	25.3
Income taxes	30.9	26.4	49.6
Noncash investing and financing activities:
Off set of loans obtained from affiliated company with stock redemption received	—	3.3	—

A-F-53

Ultrapar Participações S.A. and Subsidiaries

h)	Segment information

Financial information about each of the Company’s reportable segments based on records in accordance with accounting practices adopted in Brazil is as follows:

	2006	2005	2004
Net revenue from sales to unassociated companies:
Gas	3,066.0	2,901.7	2,967.7
Chemical (1)	1,549.5	1,609.9	1,662.9
Logistics	178.6	182.2	153.6

	4,794.1	4,693.8	4,784.2

Intersegment:
Gas	1.0	0.7	0.4
Chemical	0.1	0.2	(0.2)
Logistics	47.5	52.0	43.7
Other	6.3	6.4	6.4

Elimination	54.9	59.3	50.3

Net revenues:
Gas	3,067.0	2,902.4	2,968.1
Chemical	1,549.6	1,610.1	1,662.7
Logistics	226.1	234.2	197.3
Other	6.3	6.4	6.4
Elimination	(54.9)	(59.3)	(50.3)

	4,794.1	4,693.8	4,784.2

Operating profit before financial items:
Gas	167.3	77.8	152.7
Chemical	146.3	257.9	382.9
Logistics	11.4	17.2	23.0
Other	5.4	5.4	5.3

	330.4	358.3	563.9

Financial income (expenses), net	30.6	(27.3)	(45.0)
Nonoperating expenses, net	(18.5)	(1.8)	(16.0)

Income before income and social contribution taxes, equity in gain of affiliated companies and minority interest	342.5	329.2	502.9

Equity in gain of affiliated companies	1.0	1.6	—

Income before taxes and minority interests	343.5	330.8	502.9

(1)	Net revenue from sales to unassociated companies of the chemical segment includes the amounts of R$441.8, R$559.2 and R$638.3 for the years ended December 31, 2006, 2005 and 2004, respectively, related to Glycols. Glycols is the only one of our chemical products families that represents more than 10% of total sales. An important portion of our products could be classified as a commodity and a specialty chemical, depending on the use of such products by our customers. As a consequence we consider that an exact split of sales between commodity and specialty chemicals would be impractical.

A-F-54

Ultrapar Participações S.A. and Subsidiaries

	2006	2005	2004
Additions to property, plant and equipment and intangible assets according to:
Accounting practices adopted in Brazil:
Gas	62.3	46.8	51.8
Chemical	160.2	90.1	85.4
Logistics	41.0	42.0	89.2
Other	1.2	0.5	0.8

	264.7	179.4	227.2

U.S. GAAP:
Gas	62.3	46.8	51.8
Chemical	160.2	90.1	85.4
Logistics	41.0	42.0	89.2
Other	1.2	0.5	0.8

	264.7	179.4	227.2

Depreciation and amortization charges according to:
Accounting practices adopted in Brazil:
Gas	113.0	117.3	116.2
Chemical	45.3	42.3	38.1
Logistics	26.6	27.1	17.6
Other	0.9	1.0	0.8

	185.8	187.7	172.7

U.S. GAAP:
Gas	66.6	68.2	69.5
Chemical	47.4	39.7	36.7
Logistics	29.7	29.4	20.3
Other	0.2	0.1	0.1

	143.9	137.4	126.6

Identifiable assets—accounting practices adopted in Brazil:
Gas	961.4	938.5	1,008.2
Chemical	2,307.8	2,020.6	1,296.8
Logistics	310.1	317.7	331.6
Ultrapar and Imaven Imóveis e Agropecuária Ltda.	322.8	396.3	30.6

	3,902.1	3,673.1	2,667.2

Identifiable assets—U.S. GAAP:
Gas	916.3	897.8	969.2
Chemical	2,299.3	2,004.2	1,290.0
Logistics	311.2	318.7	330.7
Ultrapar and Imaven Imóveis e Agropecuária Ltda.	316.7	389.3	6.0

	3,843.5	3,610.0	2,595.9

A-F-55

Ultrapar Participações S.A. and Subsidiaries

Additional information about business segments can be found in Note 17.

	2006	2005
Investments in equity investees - accounting practices adopted in Brazil:
Chemical	5.3	4.2

See Note 9 for details of investment in equity investees.

i)	Financial information for subsidiary guarantors and non-guarantor subsidiaries

Ultrapar Participações S.A. (Company) and Oxiteno S.A. (a wholly-owned subsidiary of Ultrapar Participações) are guarantors of LPG International Inc.’s obligations in connection with the issuance of registered notes. The guarantees are full and unconditional and are joint and several. We are presenting, pursuant to Rule 3 - 10 of Regulation S-X, condensed consolidating financial information, according to accounting practices adopted in Brazil, of the guarantors and other Ultrapar subsidiaries, as follow:

A-F-56

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2006

ASSETS	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT ASSETS
Cash and cash equivalents	0.8	234.6	3.1	237.7	146.6	—	385.1
Short-term investments	—	44.8	—	44.8	692.5	—	737.3
Trade accounts receivable, net	—	—	76.5	76.5	343.5	(60.0)	360.0
Inventories	—	—	69.4	69.4	148.2	(0.4)	217.2
Recoverable taxes	—	8.0	7.4	15.4	102.4	—	117.8
Deferred income and social contribution taxes	—	0.1	2.1	2.2	25.1	—	27.3
Dividends receivable	—	53.8	146.1	199.9	—	(199.9)	—
Other	—	0.3	1.7	2.0	5.1	(1.0)	6.1
Prepaid expenses	1.1	0.6	0.8	1.4	7.0	(0.9)	8.6

TOTAL CURRENT ASSETS	1.9	342.2	307.1	649.3	1,470.4	(262.2)	1,859.4

NONCURRENT ASSETS
Long-term investments	—	—	—	—	548.0	—	548.0
Trade accounts receivable	—	—	0.5	0.5	18.7	—	19.2
Related companies	535.3	3.5	—	3.5	500.5	(1,031.9)	7.4
Deferred income and social contribution taxes	—	3.1	10.2	13.3	44.9	—	58.2
Recoverable taxes	—	18.7	34.7	53.4	11.9	—	65.3
Escrow deposits	—	0.2	0.6	0.8	13.5	—	14.3
Other	—	—	—	—	1.2	—	1.2
Prepaid expenses	8.2	0.2	2.2	2.4	8.9	(6.3)	13.2

TOTAL LONG - TERM ASSETS	543.5	25.7	48.2	73.9	1,147.6	(1,038.2)	726.8

PERMANENT ASSETS
Investments:
Subsidiary and affiliated companies	—	2,025.5	1,157.4	3,182.9	3.5	(3,181.1)	5.3
Other	—	—	19.1	19.1	6.4	—	25.5
Property, plant and equipment, net	—	—	223.4	223.4	889.1	(0.7)	1,111.8
Intangible assets, net	—	—	12.1	12.1	48.9	—	61.0
Deferred charges, net	—	—	11.5	11.5	100.8	—	112.3

TOTAL PERMANENT ASSETS	—	2,025.5	1,423.5	3,449.0	1,048.7	(3,181.8)	1,315.9

TOTAL ASSETS UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	545.4	2,393.4	1,778.8	4,172.2	3,666.7	(4,482.2)	3,902.1

A-F-57

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2006

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(1.7)	(1.7)	(25.6)	—	(27.3)
Inflation accounting	—	—	7.0	7.0	17.5	—	24.5
Different criteria for:
Deferred charges	—	—	(11.0)	(11.0)	(85.9)	—	(96.9)
Capitalization of interest costs during construction	—	—	—	—	0.3	—	0.3
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	16.3	—	16.3
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.1)	—	(1.1)
Other individually insignificant adjustments	—	—	—	—	1.0	—	1.0
Fair value adjustments relating to business combinations	—	(1.1)	2.6	1.5	—	—	1.5
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A. - Indústria e Comércio	—	(22.6)	—	(22.6)	—	—	(22.6)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	8.9	—	8.9
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.8	—	3.8
Available-for-sale equity securities (temporary unrealized gain)	—	—	1.5	1.5	—	—	1.5
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	13.7	—	13.7
Deferred tax effects	—	5.0	0.4	5.4	13.5	—	18.9
Equity on U.S.GAAP adjustment	—	(38.5)	0.7	(37.8)	—	37.8	—

TOTAL ASSETS UNDER U.S.GAAP	545.4	2,336.2	1,778.3	4,114.5	3,628.0	(4,444.4)	3,843.5

A-F-58

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2006

LIABILITIES	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT LIABILITIES
Loans and financing	1.1	—	27.6	27.6	126.4	—	155.1
Debentures	—	12.8	—	12.8	—	—	12.8
Suppliers	—	0.4	56.6	57.0	112.7	(57.2)	112.5
Payroll and related charges	—	—	18.9	18.9	62.3	—	81.2
Taxes payable	—	—	0.6	0.6	16.3	—	16.9
Dividends payable	—	96.7	43.3	140.0	161.3	(199.9)	101.4
Income and social contribution taxes	—	—	—	—	1.0	—	1.0
Deferred income and social contribution taxes	—	—	0.1	0.1	0.1	—	0.2
Other	—	—	0.5	0.5	3.0	(0.8)	2.7

TOTAL CURRENT LIABILITIES	1.1	109.9	147.6	257.5	483.1	(257.9)	483.8

NON-CURRENT LIABILITIES
Loans and financing	534.5	—	51.8	51.8	495.5	—	1,081.8
Debentures	—	300.0	—	300.0	—	—	300.0
Related companies	—	33.5	146.1	179.6	857.0	(1,031.9)	4.7
Deferred income and social contribution taxes	—	—	24.7	24.7	1.3	—	26.0
Other taxes and contributions - contingent liabilities	—	9.4	8.9	18.3	18.2	—	36.5
Other	—	—	0.6	0.6	2.1	—	2.7

TOTAL LONG-TERM LIABILITIES	534.5	342.9	232.1	575.0	1,374.1	(1,031.9)	1,451.7

MINORITY INTEREST	—	—	—	—	51.4	(18.3)	33.1

TOTAL LIABILITIES UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	535.6	452.8	379.7	832.5	1,908.6	(1,308.1)	1,968.6

STOCKHOLDERS’ EQUITY
Capital	—	946.0	644.4	1,590.4	890.2	(1,534.6)	946.0
Capital reserve	—	3.0	—	3.0	95.6	(98.0)	0.6
Revaluation reserve	—	13.0	1.7	14.7	20.2	(21.9)	13.0
Profit reserves	9.8	983.2	753.0	1,736.2	450.6	(1,213.4)	983.2
Treasury shares	—	(4.6)	—	(4.6)	0.0	(4.7)	(9.3)
Retained earnings	—	—	—	—	301.5	(301.5)	—

TOTAL STOCKHOLDERS’ EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	9.8	1,940.6	1,399.1	3,339.7	1,758.1	(3,174.1)	1,933.5

A-F-59

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2006

STOCKHOLDERS’ EQUITY RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(1.7)	(1.7)	(25.6)	—	(27.3)
Inflation accounting	—	—	7.0	7.0	17.5	—	24.5
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	(2.1)	—	(2.1)
Deferred charges	—	—	(11.0)	(11.0)	(85.9)	—	(96.9)
Capitalization of interest costs during construction	—	—	—	—	0.3	—	0.3
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	16.3	—	16.3
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	0.8	0.8	(2.0)	—	(1.2)
Other individually insignificant adjustments	—	—	(0.2)	(0.2)	0.4	—	0.2
Fair value adjustments relating to business combinations	—	(1.1)	2.6	1.5	—	—	1.5
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A. - Indústria e Comércio	—	(22.6)	—	(22.6)	—	—	(22.6)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	8.9	—	8.9
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.1)	—	(1.1)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	3.8	—	3.8
Available-for-sale equity securities (temporary unrealized gain)	—	—	1.5	1.5	—	—	1.5
Available-for-sale debt securities (temporary unrealized gain)	—	—	—	—	13.7	—	13.7
Deferred tax effects	—	5.0	0.4	5.4	14.9	—	20.3
Minority Interest	—	—	—	—	0.7	—	0.7
Equity on U.S.GAAP adjustment	—	(38.5)	0.7	(37.8)	—	37.8	—

TOTAL STOCKHOLDERS’ EQUITY UNDER U.S.GAAP	9.8	1,883.4	1,399.2	3,282.6	1,716.7	(3,136.3)	1,872.9

A-F-60

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2006

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
GROSS SALES AND SERVICES	—	—	716.4	716.4	4,828.7	(315.2)	5,229.9
Deductions	—	—	(166.2)	(166.2)	(328.2)	58.6	(435.8)

NET SALES AND SERVICES	—	—	550.2	550.2	4,500.5	(256.6)	4,794.1
Cost of sales and services	—	—	(479.8)	(479.8)	(3,627.5)	247.4	(3,859.9)

GROSS PROFIT	—	—	70.4	70.4	873.0	(9.2)	934.2

OPERATING (EXPENSES) INCOME	(0.2)	(0.2)	(116.8)	(117.0)	(496.3)	9.7	(603.8)

Selling	—	—	(23.1)	(23.1)	(180.2)	—	(203.3)
General and administrative	(0.2)	(0.2)	(87.9)	(88.1)	(200.6)	9.8	(279.1)
Depreciation and amortization	—	—	(7.0)	(7.0)	(115.7)	—	(122.7)
Other operating income, net	—	—	1.2	1.2	0.2	(0.1)	1.3

OPERATING INCOME (LOSS) BEFORE FINANCIAL ITEMS	(0.2)	(0.2)	(46.4)	(46.6)	376.7	0.5	330.4

Financial income (expenses), net	0.2	2.6	7.9	10.5	17.4	2.5	30.6
Nonoperating income (expenses), net	(1.6)	(0.1)	(3.2)	(3.3)	(13.6)	—	(18.5)

INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	(1.6)	2.3	(41.7)	(39.4)	380.5	3.0	342.5

INCOME AND SOCIAL CONTRIBUTION TAXES	—	(5.7)	0.8	(4.9)	(91.6)	40.4	(56.1)

Current	—	(6.0)	(0.1)	(6.1)	(105.7)	—	(111.8)
Deferred	—	0.3	0.9	1.2	4.2	—	5.4
Benefit of tax holidays	—	—	—	—	9.9	40.4	50.3

INCOME (LOSS) BEFORE EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	(1.6)	(3.4)	(40.9)	(44.3)	288.9	43.4	286.4
Equity in losses of affiliated companies	—	291.8	222.8	514.6	0.6	(514.2)	1.0
Minority interest	—	—	—	—	(7.8)	2.5	(5.3)

NET INCOME (LOSS) UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	(1.6)	288.4	181.9	470.3	281.7	(468.3)	282.1

A-F-61

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2006

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	0.9	0.9	2.4	—	3.3
Inflation accounting	—	—	(0.5)	(0.5)	(3.1)	—	(3.6)
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	0.8	—	0.8
Deferred charges	—	—	(6.2)	(6.2)	(11.4)	—	(17.6)
Depreciation of interest costs capitalized during construction	—	—	—	—	(0.5)	—	(0.5)
Reversal of goodwill amortization	—	—	—	—	5.3	—	5.3
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	0.4	0.4	1.0	—	1.4
Translation adjustments - Canamex	—	—	—	—	1.8	—	1.8
Other individually insignificant adjustments	—	0.2	(0.3)	(0.1)	1.4	—	1.3
Fair value adjustments relating to business combinations	—	1.0	(2.6)	(1.6)	—	—	(1.6)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A. - Indústria e Comércio	—	4.5		4.5	—	—	4.5
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	1.5	—	1.5
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	0.1	—	0.1
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	(0.5)	—	(0.5)
Deferred tax effects	—	(1.2)	3.3	2.1	0.2	—	2.3
Minority Interest	—	—	—	—	(0.1)	—	(0.1)
Equity on U.S.GAAP adjustment	—	(11.9)	(2.7)	(14.7)	—	14.7	—

NET INCOME (LOSS) UNDER U.S.GAAP	(1.6)	281.0	174.2	455.1	280.6	(453.6)	280.5

A-F-62

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2006

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	(1.6)	288.4	181.9	470.3	281.7	(468.3)	282.1
Adjustments to reconcile net income to cashprovided by operating activities:
Depreciation and amortization	—	—	19.2	19.2	166.8	(0.2)	185.8
PIS and COFINS credit on depreciation	—	—	0.3	0.3	1.8	—	2.1
Loss on disposals of permanent assets	—	391.0	2.9	393.9	10.6	(391.0)	13.5
Foreign exchange and indexation (gains) losses	39.2	44.8	1.9	46.7	(112.6)	(5.9)	(32.6)
Allowance (reversal of provision) for losses on permanent assets	—	—	0.2	0.2	3.0	—	3.2
Equity in income (losses) of affiliated companies	—	(291.8)	(222.8)	(514.6)	(0.6)	514.2	(1.0)
Benefit of tax holidays	—	—	—	—	40.4	(40.4)	—
Deferred income and social contribution taxes	—	(0.2)	(0.9)	(1.1)	(4.3)	—	(5.4)
Minority interest	—	—	—	—	7.8	(2.5)	5.3
Other	—	2.4	—	2.4	(0.4)	(1.5)	0.5
Decrease (increase) in operating assets:					—	—
Trade accounts receivable	—	—	(12.1)	(12.1)	(25.3)	20.7	(16.7)
Recoverable taxes	—	(6.0)	(14.3)	(20.3)	(53.1)	—	(73.4)
Inventories	—	—	(11.5)	(11.5)	(13.2)	(0.7)	(25.4)
Prepaid expenses	—	0.6	(0.4)	0.2	(1.8)	1.7	0.1
Dividends received	—	87.7	84.4	172.1	(0.1)	(172.0)	—
Other	—	(0.3)	(0.7)	(1.0)	2.4	0.4	1.8
Increase (decrease) in operating liabilities:
Suppliers	—	0.1	20.3	20.4	21.9	(20.7)	21.6
Accrued interest	—	—	—	—	(5.0)	—	(5.0)
Salaries and related charges	—	—	1.0	1.0	14.1	—	15.1
Taxes	—	—	0.3	0.3	13.2	—	13.5
Income and social contribution taxes	—	0.7	(5.0)	(4.3)	4.6	—	0.3
Other	0.7	—	(0.1)	(0.1)	(1.5)	(0.2)	(1.1)

Net cash (used in) provided by operating activities	38.3	517.4	44.6	562.0	350.4	(566.4)	384.3

A-F-63

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2006

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wolly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	—	(57.6)	—	(57.6)	(822.8)	—	(880.4)
Proceeds from sales of short-term investments	—	12.8	—	12.8	302.4	—	315.2
Additions to long-term investments	—	—	—	—	(7.2)	—	(7.2)
Additions to escrow deposits	—	0.2	(0.1)	0.1	(24.1)	—	(24.0)
Additions to investments	—	(39.3)	(26.2)	(65.5)	(0.4)	65.8	(0.1)
Additions to property, plant and equipment	—	—	(62.6)	(62.6)	(190.4)	—	(253.0)
Additions to intangible assets	—	—	(4.8)	(4.8)	(6.9)	—	(11.7)
Additions to deferred charges	—	—	(9.9)	(9.9)	(65.0)	—	(74.9)
Acquisition of minority interests	—	—	—	—	(0.1)	—	(0.1)
Proceeds from sales of property, plant and equipment	—	—	0.4	0.4	20.3	—	20.7

Net cash (used in) provided by investing activities	—	(83.9)	(103.2)	(187.1)	(794.2)	65.8	(915.5)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	(40.0)	(49.9)	(31.0)	(80.9)	(52.2)	—	(173.1)
Long term financings and debentures:
Issuances	—	—	24.7	24.7	119.0	—	143.7
Repayments	—	—	—	—	(0.1)	—	(0.1)
Loans from affiliated companies:
Issuances	—	90.6	163.6	254.2	638.0	(888.2)	4.0
Repayments	—	(450.5)	(65.2)	(515.7)	(380.8)	888.2	(8.3)
Dividends paid	—	(147.7)	(64.5)	(212.2)	(108.4)	172.0	(148.6)
Capital increase	—	—	29.4	29.4	(354.6)	325.1	(0.1)
Other	—	(1.1)	—	(1.1)	—	—	(1.1)

Net cash provided by (used in) financing activities	(40.0)	(558.6)	57.0	(501.6)	(139.1)	497.1	(183.6)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(14.3)	—	(14.3)
Net increase (decrease) in cash and cash equivalents	(1.7)	(125.1)	(1.6)	(126.7)	(597.2)	(3.5)	(729.1)
Cash and cash equivalents at the beginning of the year	2.5	359.7	4.7	364.4	747.8	(0.5)	1,114.2

Cash and cash equivalents at the end of the year	0.8	234.6	3.1	237.7	150.6	(4.0)	385.1

A-F-64

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2005

ASSETS	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT ASSETS
Cash and cash equivalents	2.5	359.7	4.7	364.4	747.8	(0.5)	1,114.2
Short-term investments	—	—	—	—	184.8	—	184.8
Trade accounts receivable, net	—	—	64.3	64.3	318.3	(39.3)	343.3
Inventories	—	—	57.8	57.8	134.9	(1.0)	191.7
Recoverable taxes	—	9.0	3.1	12.1	50.3	0.5	62.9
Deferred income and social contribution taxes	—	0.1	3.8	3.9	18.1	—	22.0
Dividends receivable	—	73.3	48.1	121.4	(1.8)	(119.6)	—
Other	—	0.4	0.7	1.1	10.0	(2.5)	8.6
Prepaid expenses	1.0	0.5	1.1	1.6	6.9	(0.7)	8.8

TOTAL CURRENT ASSETS	3.5	443.0	183.6	626.6	1,469.3	(163.1)	1,936.3

NONCURRENT ASSETS
Long-term investments	—	—	—	—	513.1	(140.4)	372.7
Related companies	586.5	14.4	—	14.4	780.6	(1,377.8)	3.7
Deferred income and social contribution taxes	—	2.8	8.2	11.0	50.0	—	61.0
Escrow deposits	—	—	0.7	0.7	15.7	—	16.4
Recoverable taxes	—	11.7	24.7	36.4	10.4	—	46.8
Trade accounts receivable	—	—	—	—	19.2	—	19.2
Other	8.9	0.8	2.1	2.9	6.7	(4.8)	13.7

TOTAL LONG—TERM ASSETS	595.4	29.7	35.7	65.4	1,395.7	(1,523.0)	533.5

PERMANENT ASSETS
Investments:
Subsidiary and affiliated companies	—	2,153.9	1,090.8	3,244.7	2.7	(3,243.2)	4.2
Other	—	0.2	19.1	19.3	8.8	—	28.1
Property, plant and equipment, net	—	—	176.5	176.5	838.0	(0.9)	1,013.6
Intangible assets, net	—	—	9.2	9.2	49.9	—	59.1
Deferred charges, net	—	—	7.1	7.1	91.2	—	98.3

TOTAL PERMANENT ASSETS	—	2,154.1	1,302.7	3,456.8	990.6	(3,244.1)	1,203.3

TOTAL ASSETS UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	598.9	2,626.8	1,522.0	4,148.8	3,855.6	(4,930.2)	3,673.1

A-F-65

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2005

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(2.6)	(2.6)	(28.0)	—	(30.6)
Inflation accounting	—	—	7.6	7.6	20.5	—	28.1
Different criteria for:
Deferred charges	—	—	(4.9)	(4.9)	(74.4)	—	(79.3)
Capitalization of interest costs during construction	—	—	—	—	0.8	—	0.8
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	11.4	—	11.4
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.5)	—	(1.5)
Other individually insignificant adjustments	—	(0.1)	—	(0.1)	(1.3)	—	(1.4)
Fair value adjustments relating to business combinations	—	(2.1)	5.2	3.1	—	—	3.1
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(27.1)	—	(27.1)	—	—	(27.1)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	7.4	—	7.4
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.2)	—	(1.2)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	4.3	—	4.3
Available-for-sale equity securities (temporary unrealized gain)	—	—	3.0	3.0	—	—	3.0
Deferred tax effects	—	6.3	(3.0)	3.3	16.6	—	19.9
Equity on U.S.GAAP adjustment	—	(21.7)	(1.1)	(22.8)	—	22.8	—

TOTAL ASSETS UNDER U.S.GAAP	598.9	2,582.1	1,526.2	4,108.2	3,810.2	(4,907.4)	3,610.0

A-F-66

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2005

LIABILITIES	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CURRENT LIABILITIES
Loans and financing	1.3	—	32.1	32.1	151.1	(0.5)	184.0
Debentures	—	17.9	—	17.9	—	—	17.9
Suppliers	—	0.3	36.2	36.5	90.8	(36.4)	90.9
Payroll and related charges	—	—	17.8	17.8	48.3	—	66.1
Taxes	—	—	0.4	0.4	10.9	—	11.3
Dividends payable	—	100.1	64.6	164.7	60.7	(121.5)	103.9
Income and social contribution taxes	—	—	—	—	0.6	—	0.6
Deferred income and social contribution taxes	—	—	0.2	0.2	—	—	0.2
Other	—	—	2.0	2.0	12.0	(0.6)	13.4

TOTAL CURRENT LIABILITIES	1.3	118.3	153.3	271.6	374.4	(159.0)	488.3

NON-CURRENT LIABILITIES
Loans and financing	585.2	—	53.1	53.1	480.7	(140.4)	978.6
Debentures	—	300.0	—	300.0	—	—	300.0
Related companies	—	404.2	47.7	451.9	930.9	(1,377.8)	5.0
Deferred income and social contribution taxes	—	—	23.6	23.6	0.5	—	24.1
Other taxes and contributions—contingent liabilities	—	8.7	13.9	22.6	32.1	—	54.7
Other	—	—	0.3	0.3	2.4	—	2.7

TOTAL LONG—TERM LIABILITIES	585.2	712.9	138.6	851.5	1,446.6	(1,518.2)	1,365.1

MINORITY INTEREST	—	—	—	—	47.5	(17.9)	29.6

TOTAL LIABILITIES UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	586.5	831.2	291.9	1,123.1	1,868.5	(1,695.1)	1,883.0

STOCKHOLDERS’ EQUITY
Capital	—	946.0	510.8	1,456.8	974.3	(1,485.1)	946.0
Capital reserve	—	2.0	—	2.0	137.2	(138.9)	0.3
Revaluation reserve	—	15.0	2.1	17.1	22.3	(24.4)	15.0
Profit reserves	12.4	837.5	717.2	1,554.7	623.3	(1,352.9)	837.5
Treasury shares	—	(4.9)	—	(4.9)	(3.8)	—	(8.7)
Retained earnings	—	—	—	—	233.8	(233.8)	—

TOTAL STOCKHOLDERS’ EQUITY UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	12.4	1,795.6	1,230.1	3,025.7	1,987.1	(3,235.1)	1,790.1

A-F-67

Ultrapar Participações S.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2005

STOCKHOLDERS’ EQUITY RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	(2.6)	(2.6)	(28.0)	—	(30.6)
Inflation accounting	—	—	7.6	7.6	20.5	—	28.1
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	(2.9)	—	(2.9)
Deferred charges	—	—	(4.9)	(4.9)	(74.4)	—	(79.3)
Capitalization of interest costs during construction	—	—	—	—	0.8	—	0.8
Reversal of goodwill amortization of SPGás acquisition under BR GAAP	—	—	—	—	11.4	—	11.4
Reversal of goodwill amortization of Companhia Ultragaz S.A. shares from minority stockholders	—	—	—	—	(1.5)	—	(1.5)
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	0.5	0.5	(3.1)	—	(2.6)
Other individually insignificant adjustments	—	(0.1)	—	(0.1)	(1.3)	—	(1.4)
Fair value adjustments relating to business combinations	—	(2.1)	5.2	3.1	—	—	3.1
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	(27.1)	—	(27.1)	—	—	(27.1)
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	7.4	—	7.4
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(1.2)	—	(1.2)
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	4.3	—	4.3
Available-for-sale equity securities (temporary unrealized gain)	—	—	3.0	3.0	—	—	3.0
Changes in accounting principles effects	—	—	1.2	1.2	8.4	—	9.6
Capital increase for incorporation	—	(21.5)	—	(21.5)	21.5	—	—
Deferred tax effects	—	6.3	(3.0)	3.3	14.9	—	18.2
Minority Interest	—	—	—	—	0.8	—	0.8
Equity on U.S.GAAP adjustment	—	(21.7)	(1.1)	(22.8)	—	22.8	—

TOTAL STOCKHOLDERS’ EQUITY UNDER U.S.GAAP	12.4	1,729.4	1,236.0	2,965.4	1,964.7	(3,212.3)	1,730.2

A-F-68

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2005

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
GROSS SALES AND SERVICES	—	—	721.0	721.0	4,817.2	(380.2)	5,158.0
Deductions	—	—	(168.0)	(168.0)	(350.4)	54.2	(464.2)

NET SALES AND SERVICES	—	—	553.0	553.0	4,466.8	(326.0)	4,693.8
Cost of sales and services	—	—	(458.6)	(458.6)	(3,641.6)	316.8	(3,783.4)

GROSS PROFIT	—	—	94.4	94.4	825.2	(9.2)	910.4

OPERATING (EXPENSES) INCOME	(0.2)	0.1	(115.0)	(114.9)	(446.3)	9.3	(552.1)

Selling		—	(23.4)	(23.4)	(164.2)	—	(187.6)
General and administrative	(0.2)	(1.1)	(87.0)	(88.1)	(159.0)	9.5	(237.8)
Depreciation and amortization	—	—	(6.7)	(6.7)	(119.6)	—	(126.3)
Other operating income, net	—	1.2	2.1	3.3	(3.5)	(0.2)	(0.4)

OPERATING INCOME (LOSS) BEFORE FINANCIAL ITEMS	(0.2)	0.1	(20.6)	(20.5)	378.9	0.1	358.3

Financial income (expenses), net	3.2	2.3	(1.9)	0.4	(4.9)	(26.0)	(27.3)
Nonoperating income (expenses), net	—	—	0.4	0.4	(1.3)	(0.9)	(1.8)

INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	3.0	2.4	(22.1)	(19.7)	372.7	(26.8)	329.2

INCOME AND SOCIAL CONTRIBUTION TAXES	—	(1.7)	10.6	8.9	(93.7)	56.0	(28.8)

Current	—	(1.9)	—	(1.9)	(111.2)	—	(113.1)
Deferred	—	0.2	10.6	10.8	9.7	—	20.5
Benefit of tax holidays	—	—	—	—	7.8	56.0	63.8

INCOME (LOSS) BEFORE EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	3.0	0.7	(11.5)	(10.8)	279.0	29.2	300.4
Equity in affiliated companies	—	298.5	283.1	581.6	1.5	(581.5)	1.6
Minority interest	—	—	—	—	(6.3)	3.5	(2.8)

NET INCOME UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	3.0	299.2	271.6	570.8	274.2	(548.8)	299.2

A-F-69

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2005

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	1.0	1.0	1.8	—	2.8
Inflation accounting	—	—	(0.7)	(0.7)	(2.9)	—	(3.6)
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	0.9	—	0.9
Deferred charges	—	—	(3.0)	(3.0)	(4.7)	—	(7.7)
Depreciation of interest costs capitalized during construction	—	—	(0.1)	(0.1)	(0.4)	—	(0.5)
Reversal of goodwill amortization	—	—	—	—	8.8	—	8.8
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	—	—	(11.6)	—	(11.6)
Translation adjustments—Canamex	—	—	—	—	(4.5)	—	(4.5)
Other individually insignificant adjustments	—	0.4	(0.6)	(0.2)	0.7	—	0.5
Fair value adjustments relating to business combinations	—	1.0	(2.6)	(1.6)	0.1	—	(1.5)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	4.6		4.6	0.1	—	4.7
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	1.5	—	1.5
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	0.2	—	0.2
Fair value adjustments relating to acquisition of minority interest in Companhia Ultragaz S.A	—	—	—	—	(1.3)	—	(1.3)
Expenses of public offering of shares	—	2.4	—	2.4	—	—	2.4
Changes in accounting principles	—	—	0.1	0.1	(5.0)	—	(4.9)
Deferred tax effects	—	(1.3)	2.1	0.8	3.0	—	3.8
Minority Interest	—	—	—	—	(0.3)	—	(0.3)
Equity on U.S.GAAP adjustment	—	(14.2)	(8.4)	(22.6)	—	22.6	—

NET INCOME UNDER U.S.GAAP	3.0	292.1	259.4	551.5	260.6	(526.2)	288.9

A-F-70

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2005

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	3.0	299.2	271.6	570.8	274.2	(548.8)	299.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	—	—	18.1	18.1	169.6	—	187.7
PIS and COFINS credit on depreciation	—	—	0.2	0.2	1.2	—	1.4
Loss (gain) on disposals of permanent assets	—	—	(0.2)	(0.2)	0.6	0.9	1.3
Foreign exchange and indexation (gains) losses	(23.8)	—	1.9	1.9	(61.8)	28.3	(55.4)
Allowance (reversal of provision) for losses on permanent assets	—	—	(0.4)	(0.4)	0.4	—	—
Equity in income (losses) of affiliated companies	—	(298.5)	(283.1)	(581.6)	(1.5)	581.5	(1.6)
Benefit of tax holidays	—	—	—	—	56.0	(56.0)	—
Deferred income and social contribution taxes	—	(0.2)	(6.9)	(7.1)	(20.3)	—	(27.4)
Other long-term taxes	—	—	(0.8)	(0.8)	0.8	—	—
Minority interest	—	—	—	—	6.3	(3.5)	2.8
Other	—	—	—	—	(0.1)	0.7	0.6
Decrease (increase) in operating assets:
Trade accounts receivable	—	—	(3.0)	(3.0)	(6.0)	27.7	18.7
Recoverable taxes	—	(9.3)	(8.0)	(17.3)	27.1	0.3	10.1
Inventories	—	—	10.3	10.3	7.9	0.4	18.6
Prepaid expenses	(9.5)	(0.5)	0.2	(0.3)	6.5	—	(3.3)
Dividends received	—	104.1	4.2	108.3	32.3	(140.6)	—
Other	—	(1.4)	(0.9)	(2.3)	(50.1)	26.8	(25.6)
Increase (decrease) in operating liabilities:
Suppliers	—	0.1	12.6	12.7	4.9	(28.7)	(11.1)
Accrued interest	1.2	17.9	0.1	18.0	1.3	(0.4)	20.1
Salaries and related charges	—	(0.4)	(14.3)	(14.7)	(13.4)	—	(28.1)
Taxes	—	—	(0.4)	(0.4)	(0.1)	—	(0.5)
Income and social contribution taxes	—	—	0.2	0.2	(2.5)	—	(2.3)
Other	—	0.8	0.0	0.8	(1.4)	5.4	4.8

Net cash provided by (used in) operating activities	(29.1)	111.8	1.4	113.2	432.0	(106.0)	410.0

A-F-71

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2005

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno -Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	—	—	—	—	(175.6)	—	(175.6)
Proceeds from sales of short-term investments	—	—	—	—	12.6	—	12.6
Additions to long-term investments	—	—	—	—	(438.1)	143.5	(294.6)
Additions to investments	—	—	(8.9)	(8.9)	—	8.9	—
Additions to property, plant and equipment	—	—	(40.9)	(40.9)	(139.4)	0.9	(179.4)
Additions to deferred charges	—	—	(5.7)	(5.7)	(45.6)	—	(51.3)
Proceeds from sales of property, plant and equipment	—	0.2	0.9	1.1	11.8	(0.9)	12.0

Net cash (used in) provided by investing activities	—	0.2	(54.6)	(54.4)	(774.3)	152.4	(676.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	—	—	(9.4)	(9.4)	(103.6)	—	(113.0)
Long term financings and debentures:
Issuances	587.4	300.0	21.3	321.3	397.8	(145.1)	1,161.4
Repayments	(142.2)	—	(13.8)	(13.8)	(53.7)	7.1	(202.6)
Loans from affiliated companies:
Issuances	11.6	26.2	61.7	87.9	966.9	(1,057.4)	9.0
Repayments	(585.2)	—	(14.0)	(14.0)	(468.6)	1,057.4	(10.4)
Dividends paid	—	(128.8)	(8.7)	(137.5)	(100.3)	108.3	(129.5)
Capital increase	—	47.1	—	47.1	9.2	(9.2)	47.1
Other	—	0.9	—	0.9	(1.0)	—	—

Net cash provided by (used in) financing activities	(128.4)	245.4	37.1	282.5	646.7	(38.9)	762.0

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(6.0)	—	(6.0)

Net increase (decrease) in cash and cash equivalents	(157.5)	357.4	(16.1)	341.3	298.3	7.5	489.7
Cash and cash equivalents at the beginning of the year	160.0	2.3	20.8	23.1	449.4	(8.0)	624.5

Cash and cash equivalents at the end of the year	2.5	359.7	4.7	364.4	747.7	(0.5)	1,114.2

A-F-72

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2004

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
GROSS SALES AND SERVICES	—	—	754.8	754.8	4,795.7	(299.9)	5,250.6
Deductions	—	—	(176.7)	(176.7)	(347.1)	57.4	(466.4)

NET SALES AND SERVICES	—	—	578.1	578.1	4,448.6	(242.5)	4,784.2
Cost of sales and services	—	—	(451.4)	(451.4)	(3,454.0)	235.5	(3,669.9)

GROSS PROFIT	—	—	126.7	126.7	994.6	(7.0)	1,114.3

OPERATING (EXPENSES) INCOME	(0.2)	(0.1)	(122.4)	(122.5)	(434.0)	6.3	(550.4)

Selling	—	—	(24.1)	(24.1)	(169.6)	—	(193.7)
General and administrative	(0.2)	(0.9)	(92.6)	(93.5)	(154.6)	10.8	(237.5)
Depreciation and amortization	—	—	(6.2)	(6.2)	(118.5)	—	(124.7)
Other operating income, net	—	0.8	0.5	1.3	8.7	(4.5)	5.5

OPERATING INCOME (LOSS) BEFORE FINANCIAL ITEMS	(0.2)	(0.1)	4.3	4.2	560.6	(0.7)	563.9

Financial income (expenses), net	7.7	1.8	(12.8)	(11.0)	(34.1)	(7.6)	(45.0)
Nonoperating income (expenses), net	—	—	(1.8)	(1.8)	(14.2)	—	(16.0)

INCOME (LOSS) BEFORE INCOME AND SOCIAL CONTRIBUTION TAXES, EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	7.5	1.7	(10.3)	(8.6)	512.3	(8.3)	502.9

INCOME AND SOCIAL CONTRIBUTION TAXES	—	(5.2)	0.3	(4.9)	(160.8)	82.7	(83.0)

Current	—	(5.3)	—	(5.3)	(169.7)	—	(175.0)
Deferred	—	0.1	0.3	0.4	(1.9)	—	(1.5)
Benefit of tax holidays	—	—	—	—	10.8	82.7	93.5

INCOME (LOSS) BEFORE EQUITY IN GAIN (LOSSES) OF AFFILIATED COMPANIES AND MINORITY INTEREST	7.5	(3.5)	(10.0)	(13.5)	351.5	74.4	419.9
Equity in affiliated companies	—	418.0	335.6	753.6	—	(753.6)	—
Minority interest	—	—	—	—	(9.0)	3.6	(5.4)

NET INCOME UNDER ACCOUNTING PRACTICES ADOPTED IN BRAZIL	7.5	414.5	325.6	740.1	342.5	(675.6)	414.5

A-F-73

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Income for the year ended December 31, 2004

RECONCILIATION TO U.S.GAAP	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
Reversal of revaluation adjustments	—	—	1,0	1,0	1,9	—	2,9
Inflation accounting	—	0,1	(0,4)	(0,3)	(3,7)	—	(4,0)
Different criteria for:
Cancellation of subsidiaries’ treasury stock	—	—	—	—	0,9	—	0,9
Deferred charges expensed	—	—	0,3	0,3	(3,1)	—	(2,8)
Depreciation of interest costs capitalized during construction	—	—	(0,2)	(0,2)	(0,6)	—	(0,8)
Reversal of goodwill amortization	—	—	—	—	8,5	—	8,5
Fair value adjustments relating to accounting for derivative instruments and headging activities	—	—	(0,5)	(0,5)	(11,8)	—	(12,3)
Translation adjustments—Canamex	—	—	—	—	2,6	—	2,6
Other individually insignificant adjustments	—	0,6	(0,8)	(0,2)	2,0	—	1,8
Fair value adjustments relating to business combinations	—	1,0	(2,6)	(1,6)	—	—	(1,6)
Fair value adjustments relating to acquisition of minority interest in Oxiteno S.A.—Indústria e Comércio	—	4,7	—	4,7	(0,1)	—	4,6
Fair value adjustments relating to the acquisition of SPGás Distribuidora de Gás Ltda.	—	—	—	—	1,5	—	1,5
Fair value adjustments relating to the acquisition of Canamex Químicos S.A. de C.V.	—	—	—	—	(0,3)	—	(0,3)
Changes in accounting principles	—	—	(0,8)	(0,8)	(0,8)	—	(1,6)
Deferred tax effects	—	(1,5)	1,4	(0,1)	0,2	—	0,1
Minority Interest	—	—	—	—	(0,7)	—	(0,7)
Equity on U.S.GAAP adjustment	—	(5,1)	(2,9)	(8,1)	—	8,1	—

NET INCOME UNDER USGAAP	7,5	414,3	320,1	734,3	339,0	(667,5)	413,3

A-F-74

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2004

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	7.5	414.5	325.6	740.1	342.5	(675.6)	414.5

Adjustments to reconcile net income to cash provided by operating activities:
Interest income on investments	—	—	—	—	(0.4)	—	(0.4)
Depreciation and amortization	—	—	16.3	16.3	156.4	—	172.7
PIS and COFINS credit on depreciation	—	—	0.8	0.8	2.2	—	3.0
Loss on disposals of permanent assets	—	—	1.7	1.7	15.6	—	17.3
Foreign exchange and indexation (gains) losses	(13.4)	0.7	3.2	3.9	3.5	8.2	2.2
Allowance (reversal of provision) for losses on permanent assets	—	—	—	—	(1.3)	—	(1.3)
Equity in income (losses) of affiliated companies	—	(418.1)	(335.6)	(753.7)	0.9	752.8	—
Benefit of tax holidays	—	—	—	—	82.7	(82.7)	—
Deferred income and social contribution taxes	—	(0.1)	(0.3)	(0.4)	1.9	—	1.5
Other long-term taxes	—	—	7.5	7.5	0.5	—	8.0
Minority interest	—	—	—	—	9.0	(3.6)	5.4
Other	—	(0.1)	—	(0.1)	3.0	—	2.9

Decrease (increase) in operating assets:
Trade accounts receivable	—	—	(20.6)	(20.6)	(34.7)	8.3	(47.0)
Recoverable taxes	—	1.9	(3.0)	(1.1)	17.2	(0.7)	15.4
Inventories	—	—	(20.1)	(20.1)	(48.0)	(0.2)	(68.3)
Prepaid expenses	(0.4)	—	(0.5)	(0.5)	(2.4)	0.6	(2.7)
Dividends received	—	118.5	174.1	292.6	(4.0)	(288.6)	—
Other	—	3.6	—	3.6	(6.7)	(0.2)	(3.3)

Increase (decrease) in operating liabilities:
Suppliers	—	0.1	5.6	5.7	11.3	(5.2)	11.8
Accrued interest	(0.1)	—	(0.2)	(0.2)	0.5	—	0.2
Salaries and related charges	—	—	9.5	9.5	9.9	—	19.4
Taxes	—	—	(1.4)	(1.4)	0.5	—	(0.9)
Income and social contribution taxes	—	—	—	—	(3.6)	—	(3.6)
Other	—	—	0.3	0.3	(4.3)	(3.2)	(7.2)

Net cash provided by (used in) operating activities	(6.4)	121.0	162.9	283.9	552.2	(290.1)	539.6

A-F-75

Ultrapar Participações S.A. and Subsidiaries

Consolidated Statements of Cash Flows for the year ended December 31, 2004

	LPG Issuer	Ultrapar - Parent Company Guarantor	Oxiteno - Wholly Owned Guarantor Subsidiary	Total Guarantors	Non - Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to short-term investments	—	—	—	—	(2.6)	—	(2.6)
Proceeds from sales of short-term investments	—	—	—	—	18.7	—	18.7
Additions, to long-term investments	173.3	—	(5.6)	(5.6)	(209.4)	—	(41.7)
Additions to investments	—	—	(0.2)	(0.2)	(0.2)	0.2	(0.2)
Additions to property, plant and equipment	—	—	(41.6)	(41.6)	(185.6)	—	(227.2)
Additions to deferred charges	—	—	(0.8)	(0.8)	(45.7)	—	(46.5)
Acquisition of minority interests	—	—	—	—	(10.3)	—	(10.3)
Proceeds from sales of property, plant and equipment	—	0.2	0.8	1.0	5.0	—	6.0
Other	—	—	0.3	0.3	(1.4)	1.8	0.7

Net cash (used in) provided by investing activities	173.3	0.2	(47.1)	(46.9)	(431.5)	2.0	(303.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term debt, net	—	—	(21.5)	(21.5)	(53.5)	—	(75.0)

Long term financings and debentures:
Issuances	—	—	29.0	29.0	264.1	—	293.1
Repayments	—	—	(10.0)	(10.0)	(237.4)	(8.0)	(255.4)

Loans from affiliated companies:
Issuances	—	(6.4)	3.7	(2.7)	152.9	(85.7)	64.5
Repayments	(10.6)	—	(3.7)	(3.7)	(137.2)	85.7	(65.8)
Dividends paid	—	(131.3)	(111.7)	(243.0)	(180.4)	291.1	(132.3)
Other	—	(4.8)	0.2	(4.6)	1.7	(3.0)	(5.9)

Net cash provided by (used in) financing activities	(10.6)	(142.5)	(114.0)	(256.5)	(189.8)	280.1	(176.8)

Effect of exchange rate changes on cash and cash equivalents		—	—	—	(4.0)	—	(4.0)
Net increase (decrease) in cash and cash equivalents	156.3	(21.3)	1.8	(19.5)	(73.1)	(8.0)	55.7
Cash and cash equivalents at the beginning of the year	3.7	23.6	19.0	42.6	522.5	—	568.8

Cash and cash equivalents at the end of the year	160.0	2.3	20.8	23.1	449.4	(8.0)	624.5

A-F-76

Ultrapar Participações S.A. and Subsidiaries

j)	Geographical area information

All long-lived assets are located in Brazil, except for long-lived assets located in Mexico, in the amount of R$26.5, as of December 31, 2006 (R$25.9 in 2005).

The Company generates revenues from operations in Brazil and, as from December 2003, from Mexico, as well as from exports of products to clients located in foreign countries as shown below:

	2006	2005	2004
Gross sales:
Brazil	4,789.3	4,683.7	4,713.5
Latin America, other than Brazil	240.4	244.3	283.5
Far East	71.8	110.8	166.6
Europe	70.9	67.0	36.3
North America	36.6	28.8	24.6
Other	20.9	23.4	26.1

Total	5,229.9	5,158.0	5,250.6

k)	Research and development expenses

Total research and development expenses amounted to R$18.4, R$17.4 and R$15.4 for the years ended December 31, 2006, 2005 and 2004, respectively.

l)	Employee severance fund and termination payments

The Company is required to contribute 8% of each employee’s gross pay to an account maintained in the employee’s name in the Government Severance Indemnity Fund (FGTS). No other contributions to the FGTS are required. Additionally, effective September 2001, the Company is required to pay an additional tax equal to 0.5% of gross pay. Contributions are expensed as incurred.

Under Brazilian law, the Company is also required to pay termination benefits to employees who have been dismissed. The amount of the benefit is calculated as 40% of the accumulated contributions made by the Company to the FGTS during the employee’s period of service. Additionally, effective September 2001, the Company is required to pay a social tax of 10% of these accumulated contributions.

The Company does not accrue for these termination costs before a decision to terminate has been made, since the benefits are neither probable nor reasonably estimable. Actual termination costs paid on dismissal totaled R$6.3, R$5.3 and R$4.1 for the years ended December 31, 2006, 2005 and 2004, respectively.

A-F-77

Ultrapar Participações S.A. and Subsidiaries

m)	Changes in number of shares

The following table presents changes in number of shares issued, held in treasury and outstanding for each of the three year periods ended December 31, 2006:

	Shares issued			Treasury shares			Outstanding shares
	Common (in thousands)	Preferred (in thousands)	Total (in thousands)	Common (in thousands)	Preferred (in thousands)	Total (in thousands)	Common (in thousands)	Preferred (in thousands)	Total (in thousands)
Shares at December 31, 2004	51,264,622	18,426,647	69,691,269	6,616	182,700	189,316	51,258,006	18,243,947	69,501,953
Issuance of shares	—	11,634,140	11,634,140	—	28,397	28,397	—	11,605,743	11,605,743
Conversion common shares into preferred shares	(1,834,725)	1,834,725	—	—	—	—	(1,834,725)	1,834,725	—
Subtotal before reverse stock split	49,429,897	31,895,512	81,325,409	6,616	211,097	217,713	49,423,281	31,684,415	81,107,696
Reverse stock split (on July 20, Note 14.a.)	49,430	31,895	81,325	6	211	217	49,424	31,684	81,108
Shares granted to executives	—	—	—	—	(28)	(28)	—	28	28
Shares at December 31, 2005	49,430	31,895	81,325	6	183	189	49,424	31,712	81,136
Acquisition of treasury shares	—	—	—	—	30	30	—	(30)	(30)
Shares granted to executives	—	—	—	—	(51)	(51)	—	51	51
Shares at December 31, 2006	49,430	31,895	81,325	6	162	168	49,424	31,733	81,157

n)	Aggregate transaction gains and losses

Total aggregate transaction gains and losses included in financial income or expense amounted to R$18.6 (gain), R$14.7 (gain) and R$17.2 (gain) for the years ended December 31, 2006, 2005 and 2004, respectively.

A-F-78

25.	SUBSEQUENT EVENT

ACQUISITION OF THE IPIRANGA GROUP

On April 18, 2007, Ultrapar (for itself), and acting as a commission agent of Braskem S.A. and Petróleo Brasileiro S.A.—Petrobras, acquired for R$2,113.1 from the controlling stockholders of Grupo Ipiranga 66.2% of common shares and 13.9% of preferred shares issued by Refinaria de Petróleo Ipiranga S.A. (“RPI”), 69.2% of common shares and 13.5% of preferred shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”), and 3.8% of common shares and 0.4% of preferred shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”). Of the total amount paid, Braskem and Petrobras paid R$1,394.7 to Ultrapar under the terms of the commission established between the parties. Ultrapar will begin to consolidate this acquired business as from April 2007.

Under the terms of the agreement entered into among Ultrapar, Braskem and Petrobras, Ultrapar holds the control of the fuel distribution and lubricant businesses located in the South and Southeastern regions (“South Distribution Business”), Petrobras holds the control of fuel distribution and lubricant business located in the North, Northeast and Center-West regions (“North Distribution Business”), and Braskem holds control of the petrochemical assets, represented by Ipiranga Química S.A., Ipiranga Petroquímica S.A. (IPQ) and the ownership stake in Copesul—Companhia Petroquímica do Sul (Petrochemical Business). The oil refining operations held by RPI are equally shared among Petrobras, Ultrapar and Braskem.

In the same agreement, the parties established that Ultrapar is responsible for executing a corporate restructuring of the acquired companies, with the objective of separating the assets attributed to each one of the acquirors, whose stages are:

a)	Tag Along Share Offering for the purchase of common shares issued by RPI, DPPI, CBPI and IPQ.

b)	Merger of shares issued by RPI, DPPI and CBPI into Ultrapar.

c)	Segregation of the assets through: (i) capital reduction of RPI and CBPI, in order to directly transfer the Petrochemical Business to Ultrapar, and subsequent transfer to Braskem and Petrobras, and (ii) split of CBPI to transfer the North Distribution Assets to a Petrobras subsidiary.

For this acquisition, Ultrapar issued, on April 11, 2007, debentures in the amount of R$889.0, of which the first series was received on April 18, 2007, in the total amount of R$675.0 with maturity on April 11, 2008 and semiannual interest payment of 102.5% of CDI, and the second series in the amount of R$214.0 remains to be issued.

A-F-79

On April 17, 2007 the CADE (Administrative Council for Economic Defense) issued a writ of prevention aiming to keep the reversibility of the asset acquisition by Braskem and Petrobras, as described in the press release of April 18, 2007. The determination with regard to the Petrochemical Business effectively were reviewed on April 25, 2007, in a decision homologated by CADE’s Plenary assembly, with celebration, for Braskem, of a protection agreement for the operation reversibility (APRO). CADE recognized maintenance of the minority participation maintenance by Petrobras in Copesul after the acquisition. With regard to the fuel distribution, Petrobras and Ultrapar were requested to present to CADE an alternative model of corporate governance, which preserves the competition in the sector. Such measures do not affect the Offers conclusion.

A-F-80

ANNEX B

Ultrapar’s Market Announcement, dated March 26, 2007,

regarding agreement with Dynamo Brasil Funds

MARKET ANNOUNCEMENT

ULTRAPAR PARTICIPAÇÕES S.A.

CNPJ nº 33.256.439/0001-39

Ultrapar Participações S.A. (“Ultrapar”), Dynamo Brasil I LLC, Dynamo Brasil II LLC and Dynamo Brasil III LLC (together known as “the Funds”) hereby announce that Ultrapar, on March 20, 2007 agreed on a Sale and Purchase Promise Contract with Other Adjustments, with the Funds, whereby Ultrapar undertakes to grant to the Funds the purchase rights on 455,080 (four hundred and fifty five thousand and eighty) preferred shares of Refinaria de Petróleo Ipiranga (“RPI”) for a unit price of R$38.93 (thirty-eight reais and ninety-three centavos), 637,217 (six hundred and thirty seven thousand, two hundred and seventeen) preferred shares in Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) for a unit price of R$29.57 (twenty-nine reais and fifty-seven centavos) and 264,780 (two hundred and sixty-four thousand, seven hundred and eighty) preferred shares in Companhia Brasileira de Petróleo Ipiranga (“CBPI”) for a unit price of R$20.55 (twenty reais and fifty-five centavos) (together known as “The Shares”) of the shares acquired from the Controlling Shareholders of Ipiranga in the Purchase Contract (as set out in the Material Event notice published on March 19, 2007), whereby the Funds, in turn, undertake a commitment to purchase all the shares mentioned.

Ultrapar and the Funds also announced that, in addition on March 20, 2007, they have signed a Put Option Contract under which Ultrapar undertakes to repurchase the shares for the price paid by the funds, adjusted by the CDI rate, if the exchange offer to be carried out by Ultrapar with the shares issued by RPI, DPPI and CBPI, as published in the Material Event notice on March 19, 2007, does not take place within up to 12 months from the date of the signing of this instrument.

São Paulo, March 26 2007

André Covre

Chief Financial and Investor Relations Officer

ULTRAPAR PARTICIPAÇÕES S.A.

B-1

ANNEX C

Ultrapar’s Material Event, dated April 18, 2007, regarding review of Ipiranga Group acquisition by the Administrative Council for Economic Defense

MATERIAL EVENT

Petróleo Brasileiro S.A. (“Petrobras”), Ultrapar Participações S.A. (“Ultrapar”) and Braskem S.A. (“Braskem”), in compliance with the order contained in the writ of prevention Nº 087000.001707/2007-80 (“Writ of Prevention”) issued by the Administrative Council for Economic Defense – CADE (the Brazilian anti-trust authority), in the context of CADE’s review of the acquisition by Petrobras, Ultrapar and Braskem of the companies that form the Ipiranga Group (the transaction), as described in the Material Event notice published on March 19, 2007, hereby inform interested parties that:

The companies appreciate the concern that motivated CADE to issue the Writ of Prevention and have already started to prepare analyses and information to be submitted to CADE, demonstrating that the transaction would benefit competitiveness of the petrochemical sector and would consolidate the Brazilian fuel distribution market without causing any harm to consumer interests.

The Writ of Prevention did not affect the closing of the acquisition of the controlling interest of Ipiranga Group—as described in the Material Event released on March 19 this year—which was concluded today.

The companies will comply with the provisions contained in the Writ of Prevention, as set forth below:

“(i)	Petróleo Brasileiro S.A.—Petrobras, or any of its subsidiaries or affiliates, is forbidden to take part in deliberating, negotiating, discussing or any meeting, under any excuse, on matters concerning commercial and strategic aspects of Copesul—Companhia Petroquímica do Sul, as well as to request, as a shareholder, documents, papers and information which cover, even indirectly, decisions taken in these matters;

(ii)	Braskem S.A., or any of its subsidiaries or affiliates, is forbidden to take part in deliberating, negotiating, discussing or any meeting, under any excuse, on matters concerning commercial aspects and business development of the acquired Ipiranga Química S.A. and Ipiranga Petroquímica S.A.— except in what regards those assets covered under item i—as well as to request, as a shareholder, documents, papers and information which cover, even indirectly, decisions taken in these matters;

(iii)	Petrochemical assets of the Ipiranga group—except for those assets covered in item (i) and those related to these assets—and the assets of Petrobras referred to in item (b), above, must remain a legally independent unit, including the continuance of the line of products, brand and distribution network;

(iv)	Decisions related to the development of the businesses of Copesul—Companhia Petroquímica do Sul must preserve the economic value of the petrochemical assets covered in item (ii);

(v)	Petróleo Brasileiro S.A.—Petrobras, or any of its subsidiaries or affiliates, is forbidden to participate in deliberating, negotiating, discussing and any meeting, under any pretext, on commercially and strategically related matters related to the acquired fuel distribution business;

(vi)	With regard to items (i), (ii), (v), the independent manager that will be constituted, must preserve the competitive relationships previously existing in their operation;

C-1

(vii)	The petitioners must publish a Material Event announcement, under the terms of the applicable legislation, with the objective of informing the market of the conditions established by CADE in its writ of prevention, to preserve the competitive conditions in the sectors affected by the operation, as well as preserving the reversible nature of the transaction;

(viii)	The writ of prevention here presented may be reviewed at any time, at the behest of CADE or at the request of the petitioners, if in the judgement of the General Assembly of CADE, they do not affect the requirements that motivated its issuance, or that the measures adopted show themselves to be insufficient to guarantee the preservation of the reversible nature of the transaction;

(ix)	Infringement of any of these obligations herein established, declared by the Plenary Session of CADE, will be penalized with a daily fine, which will be registered against the company as an executed tax debt, of 100.000 (one hundred thousand) UFIRs, per item infringed, without any harm to the other applicable civil or criminal sanctions applicable, as well as the legal implementation of this decision, which constitutes an extrajudicial execution instrument for all legal purposes.”

The closing of the acquisition of the shares of the controlling shareholders of Ipiranga occurred today, under the terms agreed in the Sale and Purchase Agreement signed on March 18, 2007. The amounts of ordinary and preferred shares in each Ipiranga Group company set forth below were acquired from the Controlling Shareholders:

	RPI	DPPI	CBPI
Ordinary shares linked to the Shareholders Agreement	5,746,232	5,447,868	n.a.
% of Total Capital	19.41%	17.02%	n.a.
Ordinary shares not linked to the Shareholders Agreement	860,599	1,959,258	1,341,319
% of Total Capital	2.91%	6.12%	1.27%
Preferred shares	2,276,295	2,239,771	402
% of Total Capital	7.69%	7.00%	0.00%

Payment for the acquisition of the shares described above amounted to R$2.1 billion.

All other information contained in the Material Event notice released on March 19, 2007 remains in effect.

São Paulo, April 18, 2007.

Almir Guilherme Barbassa Chief Financial and Investor Relations Officer of Petróleo Brasileiro S.A.	André Covre Chief Financial and Investor Relations Officer of Ultrapar Participações S.A.	Carlos Fadigas Chief Financial and Investor Relations Officer of Braskem S.A.

C-2

ANNEX D

Ultrapar’s Material Notice, dated August 8, 2007,

regarding Ultrapar’s share repurchase program

ULTRAPAR PARTICIPAÇÕES S.A.

PUBLICLY LISTED COMPANY

CNPJ nº 33.256.439/0001- 39

MATERIAL NOTICE

Pursuant to CVM Instruction nº 358 of January 3, 2002, ULTRAPAR PARTICIPAÇÕES S.A. informs its Shareholders that, at a meeting held on August 8, 2007, the Board of Directors approved, in accordance with Article 7º of the Company Bylaws, CVM Instruction nº 10 of February 14, 1980, amended by CVM Instructions nº 268 of November 13, 1997 and nº 390 of July 08, 2003, and CVM explanatory Note nº 16/80, the continuance of the share repurchase program of its own nominative preferred shares, for cancellation or holding as treasury stock, with no reduction in capital stock, and subsequent sale. The Board of Directors understands that the acquisition of preferred shares for holding as treasury stock is an attractive option for investing the Company’s available financial resources. The share repurchase program will adopt the following criteria:

1.	Repurchase limit, as per Articles 3º and 5º of the said CVM Instruction nº 10/80 and the ownership structure as of August 8, 2007: up to 2,362,131 (two million, three hundred and sixty two thousand, one hundred and thirty one) preferred shares, corresponding to 10% of the free float in preferred shares, excluding the 798,047 (seven hundred and ninety eight thousand and forty seven) preferred shares currently held as treasury stock.

D-1

Total preferred shares outstanding: 31,895,512 (thirty one million, eight hundred and ninety five thousand, five hundred and twelve) preferred shares, from which 293,732 (two hundred and ninety three thousand, seven hundred and thirty two) preferred shares held by the controlling shareholders were excluded;

2.	Repurchase period: 365 (three hundred and sixty five) days
Beginning: August 9, 2007
Ending: August 8, 2008;

3.	Acquisition price: market price;

4.	Institutions authorized to act as brokers:

a)	ITAÚ CORRETORA DE VALORES S.A.
Av. Engenheiro Armando de Arruda Pereira, 707
Torre Eudoro Villela – 15th floor – São Paulo/SP

b)	MAGLIANO S.A. CCVM
Rua Bela Cintra, 986 – 2nd floor – São Paulo/SP

c)	UBS PACTUAL CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.
Av. Brigadeiro Faria Lima, n° 3,729 – 9° andar – São Paulo/SP

São Paulo, August 8, 2007.

/S/ ANDRÉ COVRE
André Covre Chief Financial and Investor Relations Officer Ultrapar Participações S.A.

D-2

ANNEX E

Ultrapar’s Relevant Notice, dated November 12, 2007,

regarding Ultrapar’s Corporate restructuring.

ULTRAPAR PARTICIPAÇÕES S.A.

PUBLICLY-HELD CORPORATION

TAXPAYER ID [CNPJ/MF] NO. 33.256.439/0001-39

STATE REGISTRATION [NIRE] NO. 35.300.109.724

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA	DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO S.A.	REFINARIA DE PETRÓLEO IPIRANGA S.A.
PUBLICLY-HELD CORPORATION Taxpayer ID [CNPJ/MF] No. 33.069.766/0001-81 State Registration [NIRE] No. 33300025111	PUBLICLY-HELD CORPORATION Taxpayer ID [CNPJ/MF] No. 92.689.256/0001-76 State Registration [NIRE] No. 43300004821	PUBLICLY-HELD CORPORATION Taxpayer ID [CNPJ/MF] No. 94.845.674/0001-30 State Registration [NIRE] No. 43300002837

RELEVANT NOTICE

In compliance with the provisions of CVM (Brazilian Securities and Exchange Commission) Instructions Nos. 319/99 and 358/02, Ultrapar Participações S.A. (“Ultrapar”), together with its controlled companies Refinaria de Petróleo Ipiranga S.A. (“RPI”), Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) and Companhia Brasileira de Petróleo Ipiranga (“CBPI”) (RPI, DPPI and CBPI are jointly referred to as the “Ipiranga Group”), inform that they intend to carry out a corporate restructuring, as follows:

As disclosed by Ultrapar, Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Braskem S.A. (“Braskem”) in the relevant notices of March 19, 2007, April 18, 2007 and April 19, 2007, Ultrapar, on its own behalf and as a commission agent for and on behalf of Braskem and Petrobras, purchased all of the shares in RPI, DPPI and CBPI held by the former controlling shareholders of the Ipiranga Group.

The Ipiranga Group has a complex shareholding structure, consisting of three companies engaged in the same sectors, with cross shareholdings, and with an asymmetrical shareholding structure, to the extent that there are three universes of minority shareholders.

This shareholding structure compromises the operational, administrative and corporate efficiency of such companies, and also it does not allow the shareholders to have interests in a single company that concentrates the liquidity of the whole shareholding base of the Ipiranga Group with a high corporate governance standard and aligned interests.

Ultrapar, in the capacity of controlling shareholder of the companies that comprise the Ipiranga Group, is interested in strengthening such companies and adopting measures that assure greater efficiency.

RPI, CBPI, DPPI and Ultrapar believe that the share exchange is the most adequate and effective measure to resolve these issues in the interest of all companies, to the extent that it will simplify the corporate structure of the companies comprising the Ipiranga Group, increasing their size and operational freedom, and ensuring their strengthening. In view of this, they decided to call special general meetings for December 18, 2007, at which their shareholders will deliberate upon the share exchange of RPI, DPPI and CBPI, as applicable, by Ultrapar (“Share Exchange Transactions”).

1. OBJECTIVES AND COSTS.

1.1. Objectives. The Share Exchange Transactions are aimed at making the corporate structure of the Ipiranga Group simpler, and specializing and developing the businesses of Ipiranga Group. The following objectives are planned to be achieved through the Share Exchange Transactions, to the benefit of the relevant companies and their shareholders:

•	simplification of the complex corporate structure of the Ipiranga Group;

•

strengthening of the Ipiranga Group companies by eliminating the complex capital and corporate structure, thus enabling an improved operational and administrative efficiency and a greater capacity to make investments;

•	specialization and development of the companies that comprise the Ipiranga Group;

•	alignment of the interests of all shareholders of the companies;

•

increase in the liquidity of the shares of all companies, to the extent that the shareholder base will be widened through the concentration of all shareholders of the companies in a single company, with shares traded in stock exchanges in Brazil, and in New York through ADRs; and

•	extension of ULTRAPAR’s recognized corporate governance standards to all shareholders of RPI, particularly with regard to the 100% tag-along right for preferred shares.

1.2. Costs. Ultrapar, RPI, DPPI and CBPI estimate that they will incur costs in the Share Exchange Transactions of around five million reais (R$ 5,000,000.00), including expenses related to publishing, preparation of valuation reports and economic/financial valuations, domestic and foreign auditors’, appraisers’, consultants’ and attorneys’ fees, filings with the SEC and other related expenses.

2. BUSINESS AND CORPORATE ACTIONS THAT PRECEDED THE SHARE EXCHANGE TRANSACTIONS.

No business or corporate actions related to the Share Exchange Transactions were taken other than those disclosed in this relevant notice and in the relevant notices of March 19, 2007, April 18, 2007 and April 19, 2007 referred to above.

3. NUMBER, TYPE AND CLASS OF SHARES TO BE DELIVERED.

3.1. Shares to be Delivered.

(a) upon the share exchange by Ultrapar of shares in RPI, 0.79850 preferred share issued by Ultrapar shall be attributed to each one (1) common or preferred share issued by RPI;

(b) upon the share exchange by Ultrapar of shares in DPPI, 0.64048 preferred share issued by Ultrapar shall be attributed to each one (1) common or preferred share issued by DPPI; and

(c) upon the share exchange by Ultrapar of shares in CBPI, 0.41846 preferred share issued by Ultrapar shall be attributed to each one (1) common or preferred share issued by CBPI.

3.2. Fractions of Shares. Fractions of shares issued by Ultrapar resulting from the substitution in the position of each shareholder of RPI, DPPI and CBPI as a result of the Share Exchange Transactions shall be sold in an auction at the Bolsa de Valores de São Paulo—BOVESPA, and the proceeds resulting from this selling will be delivered to the respective shareholder after the financial settlement of the shares sold in the auction.

3.3. Criteria Used to Determine the Exchange Ratios. The exchange ratios set for the Share Exchange Transactions were determined based on economic/financial valuations of the relevant companies according to the same criterion of future profitability prospects. For the purposes of setting the exchange ratios, Ultrapar’s management relied upon a valuation prepared by Deutsche Bank (qualified in item 11.1), while the Managements of RPI, DPPI and CBPI relied upon the valuation prepared by Credit Suisse (qualified in item 11.1) for the purpose of the Share Exchange Transactions. In this regard, see item 6 below and sub-items thereof.

3.4 Reasons for the Operation to be Deemed Equitable for the Shareholders. The exchange ratio set for the Shareholders is fair and equitable, as demonstrated by valuations made by Deutsche Bank and Credit Suisse.

4. POLITICAL AND EQUITY RIGHTS AND ADVANTAGES OF THE SHARES.

4.1. Comparison Between the Political and Equity Rights and Advantages of the Shares. The political and equity rights and advantages of the shares issued by Ultrapar are different in certain aspects from the rights and advantages of the shares issued by RPI, DPPI and CBPI, and it should be highlighted that the shares in Ultrapar have rights that align the interests of all shareholders, as a reference of good corporate governance, which are superior to those of the shares in RPI, DPPI and CBPI, particularly the tag-along right at 100% of the price in the event of sale of control, as explained below:

Corporation	Type of Share	Voting Right	Profit Sharing/ Priority Upon Liquidation	Tag-Along*	Liquidation	Share Repayment Amount	Exclusion of Preemptive Right
Ultrapar	Common	Yes	Minimum compulsory dividend of 50% of the adjusted profit.	100% of the sale price of shares owned by controlling block members.	It is up to common shareholders to appoint the liquidator.	The share amount for repayment purposes is set based on the company’s equity value.	Shares, convertible debentures and/or warrants may be issued without preemptive right to former shareholders in the events set forth in art. 172 of Law 6.404/76.
	Preferred	No	• Minimum compulsory dividend of 50% of the adjusted profit. • Priority in capital repayment, without premium, in the event of liquidation of the company.	Same as common shares.	No right to appoint liquidator.	Same as common shares.	Same as common shares.

Corporation	Type of Share	Voting Right	Profit Sharing/ Priority Upon Liquidation	Tag-Along*	Liquidation	Share Repayment Amount	Exclusion of Preemptive Right
RPI, DPPI and CBPI	Common	Yes	• Minimum compulsory dividend of 30% of the adjusted profit.	80% of the sale price of voting shares.	It is up to common shareholders to appoint the liquidator.	The share amount for repayment purposes is set based on the corporation’s equity value.	Not applicable.
	Preferred	No

•     Minimum compulsory dividend of 30% of the adjusted profit and 10% above that allocated to common shares, and also, as to CBPI, a priority of 1% of the adjusted net profit.

•     Priority in capital repayment, without premium, in the event of liquidation of the Corporation.

				No.	No right to appoint liquidator.	Same as common shares.	Not applicable.

*	Tag-along right in the event of sale of control, pursuant to art. 254-A of Law 6.404/76

4.2. Change of Rights of Preferred Shareholders. Upon the Share Exchange Transactions, the holders of common or preferred shares in RPI, DPPI e CBPI shall then hold preferred shares in Ultrapar, and their rights will be changed according to the table above, consistently with the best corporate governance practices.

4.3. Profit Sharing for the Year 2007. The shares to be issued by Ultrapar as a result of the Share Exchange Transactions shall be fully entitled to all dividends and interest on equity capital that may be declared after the issuance thereof.

5. SHARES TO BE RECEIVED BY THE SHAREHOLDERS.

The shareholders of RPI, DPPI and CBPI will receive preferred shares in Ultrapar in exchange for the shares held thereby, in order to allow for a single class of preferred shares, with the unification of the whole shareholding base in the same share in Ultrapar where the liquidity is concentrated and which is permitted to be traded in Brazil and in the New York Stock Exchange.

6. CALCULATION OF THE EXCHANGE RATIOS AND SHAREHOLDERS’ EQUITY VALUATION CRITERIA.

6.1. Accounting Valuation. RPI, DPPI and CBPI shares to be exchanged by Ultrapar shares were evaluated at the book value, based on the balance sheets of said companies as of September 30, 2007, audited by KPMG Auditores Independentes (“KPMG”). Said valuations were prepared by KPMG, and determined the amounts of R$769,503,076.33 for the total shares in RPI, R$909,971,402.47 for the total shares in DPPI, and R$1,839,874,344.03 for the total shares in CBPI.

6.2. Valuation Based on Future Profitability Prospects. As explained in item 3.3, Deutsche Bank (qualified in item 11.1) was engaged by Ultrapar to evaluate RPI, DPPI, CBPI and Ultrapar based on their future profitability prospects. The valuations resulted in the following ranges of values: (a) R$51.63 to R$57.06 per share issued by RPI; (b) R$41.11 to R$45.44 per share issued by DPPI; (c) R$26.97 to R$29.81 per share issued by CBPI; and (d) R$64.48 to R$71.26 per share issued by Ultrapar. Likewise, Credit Suisse (also qualified in item 11.1) prepared, upon request of RPI’s, DPPI’s and CBPI’s management, economic/financial valuations, also based on RPI’s, DPPI’s, CBPI’s and Ultrapar’s future profitability prospects. Credit Suisse’s valuations resulted in the following ranges of values: (a) R$$50.90 to R$56.26 per share issued by RPI; (b) R$42.00 to R$46.42 per share issued by DPPI; (c) R$27.65 to R$30.57 per share issued by CBPI; and (d) R$64.50 to R$71.29 per share issued by Ultrapar. Based on such valuations, Ultrapar’s, RPI’s, DPPI’s and CBPI’s management set the ratios for exchange of shares in RPI, DPPI and CBPI for shares in Ultrapar, as set forth in item 3.1.

6.3. Valuation of the Shareholders’ Equity at Market Value. For the purposes of article 264 of Law 6.404/76, the shareholders’ equities of Ultrapar, RPI, DPPI and CBPI were valuated at market value, following the same criteria and as of the same date, September 30, 2007, by APSIS, a specialized company qualified in item 11.1.

6.3.1 Exchange Ratios based on Shareholders’ Equity Values at Market Value. APSIS’ valuation reports resulted in the following exchange rates: (a) 0.722591 share in Ultrapar for each one (1) share in RPI; (b) 0.644359 share in Ultrapar for each one (1) share in DPPI; and (c) 0.409277 share in Ultrapar for each one (1) share in CBPI.

6.4. Treatment of Subsequent Equity Variations. The base date of the Share Exchange Transactions is September 30, 2007. Equity variations occurring after said date until the date of the completion of the Share Exchange Transactions shall be accounted for in Ultrapar by equity in earnings of affiliated.

7. SOLUTION REGARDING SHARES IN THE CAPITAL OF A COMPANY HELD BY THE OTHER.

As of this date, there are no shares issued by Ultrapar that are held by RPI, DPPI or CBPI. The shares that Ultrapar will hold in RPI, DPPI and CBPI as a result of the Share Exchange Transactions shall continue to be held by Ultrapar. Eventual reciprocal interests, if any, that may result from the Share Exchange Transactions shall be eliminated within the legal period, pursuant to art. 224, paragraph 5, of the Brazilian Corporation Act.

8. ULTRAPAR’S CAPITAL STOCK COMPOSITION AND CORPORATE STRUCTURE AFTER THE SHARE EXCHANGE TRANSACTIONS.

8.1. Ultrapar’s Capital Stock Composition. Ultrapar’s subscribed capital stock is currently represented by 81,325,409 registered shares without par value, of which 49,429,897 are common shares and 31.895.512 are preferred shares, in the total amount of nine hundred and forty-six million thirty-four thousand six hundred and sixty-two reais and ninety-seven cents (R$ 946,034,662.97), and the following changes may occur as a result of the Share Exchange Transactions assuming that the right of withdrawal is not exercised:

(a) exclusively with the RPI’s Share Exchange Transaction, Ultrapar’s subscribed capital stock would be R$ 1,654,973,814.40, represented by 49,429,897 common shares and 46,011,214 preferred shares;

(b) exclusively with the DPPI’s Share Exchange Transaction, Ultrapar’s subscribed capital stock would be R$ 1,541,849,759.76, represented by 49,429,897 common shares and 43,758,798 preferred shares; and

(c) exclusively with the CBPI’s Share Exchange Transaction, Ultrapar’s subscribed capital stock would be R$ 2,388,751,309.05, represented by 49,429,897 common shares and 60,621,472 preferred shares.

With the Share Exchange Transactions, Ultrapar’s total capital stock would be R$ 3,693,505,560.28, represented by 136,030,357 registered shares without par value, of which 49,429,897 would be common shares and 86,600,460 would be preferred shares.

9. AMOUNT TO BE PAID FOR THE APPRAISAL RIGHTS.

9.1. Appraisal Rights. As explained below, the shareholders (a) of Ultrapar and RPI holding common or preferred shares, with regard to the RPI’s Share Exchange Transaction, (b) of Ultrapar and DPPI holding common or preferred shares, with regard to the DPPI’s Share Exchange Transaction, and (c) of Ultrapar holding common or preferred shares, and of CBPI holding common shares, with regard to the CBPI’s Share Exchange Transaction, that dissent from or abstain on resolutions that may result in appraisal rigths, or who fail to attend the relevant Special General Meeting, shall be assured appraisal right upon notice to such effect within thirty (30) days counted from the date of publication of the minutes of the respective Special Shareholders Meeting that approves the corporate transaction that is the cause of the appraisal right. The respective amount to be paid for the appraisal right shall depend on the accomplishment of the transaction, as set forth in article 230 of Law 6.404/76, and the payment thereof shall be made by the respective company up to the third business day next following the date of completion of the respective transaction. The appraisal rights shall only be assured to the shareholder that, as of March 16, 2007, the last day prior to the date of publication of the relevant fact of March 19, 2007, is proven to be the owner of the shares regarding which the appraisal rights were exercised, pursuant to art. 137, paragraph 1, of Law 6.404/76.

9.2. Amount to be paid. The dissenting shareholders shall be entitled to repayment of their shares according to the last balance sheet approved.

(a) Ultrapar’s dissenting shareholders shall be entitled to repayment of their shares at the amount of twenty-three reais and eighty-six cents (R$ 23.86) per share, according to the last balance sheet approved, that is, as of December 31, 2006;

(b) RPI’s dissenting shareholders shall be entitled to repayment of their shares at the amount of nineteen reais and fifty cents (R$ 19.50) per share, according to the last balance sheet approved, that is, as of December 31, 2006;

(c) DPPI’s dissenting shareholders shall be entitled to repayment of their shares at the amount of twenty-five reais and thirteen cents (R$ 25.13) per share, according to the last balance sheet approved, that is, as of December 31, 2006;

(d) CBPI’s dissenting common shareholders shall be entitled to repayment of their shares at the amount of fourteen reais and sixty-eight cents (R$ 14.68) per share, according to the last balance sheet approved, that is, as of December 31, 2006.

9.2.1. Pursuant to article 264, par. 3 of Law 6.404/76, DPPI’s shareholders may choose to have their shares repaid based on the shareholders’ equity amount at market value of such company, which is thirty-three reais and fifty-five cents (R$ 33.55) per share, according to the Market Value Shareholders’ Equity Report.

9.2.2. The dissenting shareholders may, upon the exercise of the appraisal rights, request a special balance sheet for the company, according to the provisions of article 45, par. 2 of the Brazilian Corporation Act. In such event, after the expiration of the period determined for the Share Exchange Transactions to be reconsidered, pursuant to article 137, par. 3, of the Brazilian Corporation Act, the shareholder will receive 80% of the amount to be paid for the appraisal rights, and the balance, if any, shall be paid within one hundred and twenty (120) days counted from the date of the resolution by the Special Shareholders Meeting.

10. UNDISCLOSED LIABILITIES.

No relevant liabilities not disclosed in the balance sheets of RIP, DPPI and CBPI are known.

11. SPECIALIZED COMPANIES INVOLVED.

11.1. Identification of the Specialized Companies Involved.

(a) Valuation of Shareholders’ Equity at Book Value: KPMG Auditores Independentes, a company with its headquarter at Rua Dr. Renato Paes de Barros, 33, 14º andar, São Paulo, SP, registered with the Brazilian Roll of Corporate Taxpayers of the Ministry of Finance under No. 57.755.217/0001-29 (“KPMG”);

(b) Valuation of the Shareholders’ Equity at Market Value: Apsis Consultoria Empresarial S/C Ltda., a company with its headquarter at Rua São José 90, grupo 1.802, in the capital of the State of Rio de Janeiro, registered with the Brazilian Roll of Corporate Taxpayers of the Ministry of Finance under No. 27.281.922/0001-70 (“APSIS”);

(c) Economic/Financial Appraisal of Ultrapar, RPI, DPPI and CBPI:

(c.1) Company Engaged by Ultrapar: Deutsche Bank Securities, Inc., a company with its headquarter at 60, Wall Street, New York, NY, United States of America (“Deutsche Bank”); and

(c.2) Company Engaged by RPI, DPPI and CBPI: Banco de Investimentos Credit Suisse (Brazil) S.A., a company with its headquarter at Avenida Brigadeiro Faria Lima, 3064, 13º andar, São Paulo, SP, registered with the Brazilian Roll of Corporate Taxpayers of the Ministry of Finance under No. 33.987.793/0001-33 (“Credit Suisse”).

11.2. Declaration of No Conflicts of Interest. KPMG, APSIS, Deustche Bank and Credit Suisse, which are responsible for the valuation reports and the economic/financial valuations, hereby declare not to have any conflict of or common interests, whether actually or potentially, with RPI, DPPI, CBPI, Ultrapar or any minority shareholders, or with regard to the Share Exchange Transactions.

12. APPROVAL BY REGULATORY AUTHORITIES.

12.1. Registration with the SEC. The Share Exchange Transactions and the respective issue of new shares by Ultrapar are subject to the respective registration with the United States Securities and Exchange Commission.

12.2. CADE. The transaction of acquisition of the Ipiranga Group, including the phase of the Share Exchange Transactions, was reported to the Brazilian Administrative Council for Economic Defense—CADE.

12.3. Any other communications required with regard to the Share Exchange Transactions shall be submitted to the competent governmental authorities, according to the applicable laws.

13. OTHER CONDITIONS FOR THE SHARE EXCHANGE TRANSACTIONS.

13.1. Trading on Bovespa. As a result of the practices established by the São Paulo Stock Exchange— Bovespa, Ultrapar shares issued within the context of the Share Incorporation Transactions will be traded under ticker symbol RPI, DPPI and CBPI until the Share Incorporation Transactions are ratified by the management of Ultrapar, RPI, DPPI and CBPI, after the expiration of the period for exercise of the right of withdrawal, or after the period of ten (10) days set forth in article 137, par. 3 of Law 6.404/76 has expired without a new meeting being called.

13.2. Future Business Plans. Ultrapar is planning significant investments in the following years in order to promote the growth of its business, based on investments in differentiated products, access to competitive raw materials and increase of the operational leverage. At Oxiteno, ongoing expansion projects of over US$ 320 million, including the first fatty alcohol production unit in Latin America and a 40% increase in the production capacity of ethylene oxide and other specialty chemicals, will enable increased sales volumes and a growing operational leverage. Additionally, Oxiteno will continue its internalization process, particularly strengthening its leadership in the Americas whether by opening commercial offices or through acquisitions. At Ultragaz we have planned to invest R$ 50 million to strengthen our position in Brazil’s North and Northeast, selling LPG in certain states where the potential market growth is above the country’s average. At Ultracargo we will invest about R$ 110 million between 2008-09 to expand its current liquid storage capacity by 35% due to the increase in the demand for logistics infrastructure in Brazil, which is related mainly to biofuels and the foreign trade flow. At Ipiranga we will continue to implement our business plan, which is based on enhancing the investment capacity and significantly increasing volumes, thus generating a growing operational leverage.

In the event that the Share Exchange Transactions are approved and, after the expiration of the legal period, RPI’s, DPPI’s, CBPI’s and Ultrapar’s shareholders, as applicable, do not reconsider the Share Exchange Transactions, it is expected that: (a) a capital reduction will be performed at RPI and CBPI in order to transfer directly to Ultrapar the petrochemical assets, represented by shares in Ipiranga Química S.A., to be subsequently delivered to Braskem and Petrobras pursuant to the Investment Agreement; and (b) CBPI will be split in order to transfer the fuel and lubricant distribution businesses located in the Northern, Northeastern and Midwestern regions to a company controlled by Petrobras.

14. SHARE EXCHANGE TRANSACTION DOCUMENTS.

14.1. Available Documents. The Share Exchange Transaction Documents (such as protocols and justifications, reports and others) are available at the websites of Ultrapar (www.ultra.com.br), RPI, DPPI and CBPI (www.ipiranga.com.br). Copies of such materials will also be made available at the websites of CVM (www.cvm.gov.br) and the São Paulo Stock Exchange (www.bovespa.com.br) as of this date. Any shareholder that wants to consult and examine the documents at the headquarters of Ultrapar, RPI, DPPI or CBPI shall schedule a visit date and time with the respective Investor Relations department of Ultrapar (telephone (55 11 3177 7014), RPI (telephone 55 53 3233 8061), DPPI (telephone 55 51 3216 4391) or CBPI (telephone 55 21 2574 5308).

São Paulo, November 12, 2007

André Covre

Chief Financial and Investor Relations Officer

Ultrapar Participações S.A.

Sergio Roberto Weyne Ferreira da Costa Investor Relations Director Refinaria de Petróleo Ipiranga S.A.	Sergio Roberto Weyne Ferreira da Costa Investor Relations Director Distribuidora de Produtos de Petróleo Ipiranga S.A.	Sergio Roberto Weyne Ferreira da Costa Investor Relations Director Companhia Brasileira de Petróleo Ipiranga

ANNEX F

ULTRAPAR PARTICIPAÇÕES S.A.

Minutes of a Meeting of the Board of Directors

Held on November 12, 2007

ULTRAPAR PARTICIPAÇÕES S.A.

NIRE 35.300.109.724—CNPJ/MF 33.256.439/0001-39

Publicly-Traded Company

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS (12/2007)

Held on November 12, 2007

1. DATE, TIME AND LOCATION. Held on November 12, 2007 at 9 a.m. at the company headquarters, of Ultrapar Participações S.A. (“ULTRAPAR”), located at Avenida Brigadeiro Luiz Antonio, 1343, 9º andar, in the City of São Paulo, in the State of São Paulo.

2. CONVENING AND PRESENCE. Duly convened and assembled with the presence of (including participants by telephone) Mrs. Paulo Guilherme Aguiar Cunha, Lucio de Castro Andrade Filho, Ana Maria Levy Villela Igel, Renato Ochman, Nildemar Secches, Paulo Vieira Belotti and Olavo Egydio Monteiro de Carvalho, members of the Board of Directors of ULTRAPAR, in accordance with Articles 9 and 10 of ULTRAPAR’S bylaws. Present also, under the terms of Article 163, §3º of Law Nº 6.404/76, were members of the Fiscal Council of ULTRAPAR, Mrs. Flavio César Maia Luz, Mario Probst, Raul Murgel Braga, Wolfgang Eberhard Rohrbach and John Michael Streithorst and executive officers of ULTRAPAR, Srs. Pedro Wongtschowski and André Covre.

3. PRESIDING AT THE BOARD. Paulo Guilherme Aguiar Cunha—Chairman and Lucio de Castro Andrade Filho—Secretary.

4. DELIBERATED MATTERS. The Presiding Chairman announced that the object of the meeting was to deliberate on the exchange of shares issued by Refinaria de Petróleo Ipiranga S.A. (“RPI”), by Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) and by Companhia Brasileira de Petróleo Ipiranga (“CBPI”) by ULTRAPAR (“Share Exchange”). The members of the Board of Directors recognized that the Share Exchange is of the interest of ULTRAPAR and its shareholders, in order to simplify the corporate structure of the Ipiranga Group, concentrating all the shareholders into one publicly-traded company, allowing an alignment of all the shareholders’ interests, increasing the market capitalization and share liquidity of ULTRAPAR and the participation of the shareholders of RPI, DPPI and CBPI in a company that is recognized for its high standards of corporate governance. After the presentation of the necessary clarifications by the Executive Officers, and receiving a favourable opinion from the Fiscal Council for the Share Exchange, the members of the Board of Directors examined and discussed the documents presented by the directors including the “Protocol and Justification for the Exchange of Share issued by Refinaria de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.”, the “Protocol and Justification for the Exchange of Shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.”, the “Protocol and Justification for the Exchange of Shares issued by Companhia Brasileira de Petróleo Ipiranga by Ultrapar Participações S.A.” and the documents referring to therein. In particular, considering the position of certain minority shareholders with regard to the intended Share Exchange, they carefully examined and discussed the reports prepared by Deutsche Bank and Credit Suisse according to which RPI, DPPI, CBPI and ULTRAPAR were evaluated in order to establish the exchange ratio between the shares of RPI, DPPI, CBPI and ULTRAPAR. Based on this examination and discussion, the board members concluded that, in their best judgement, such reports were prepared according to the concepts and assumptions which these banks used freely and independently in the exercising of their tasks. Thus, exercising their fiduciary duty in the fulfilment of their responsibilities, under the terms of articles 153, 154 and 155 of Law Nº 6.404/76, and having verified that the documents referred to below and the Share Exchange conform to legal and statutory requirements, decided to submit the proposal for the Share Exchange to the shareholders of ULTRAPAR under the terms and conditions of the “Protocol and Justification for the Exchange of Shares issued by Refinaria de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.”, and its annexes, signed by the executive boards of RPI and ULTRAPAR on November 9, 2007, of the “Protocol and Justification for the Exchange of Shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.”, and its annexes, signed by the executive boards of DPPI and ULTRAPAR on November 9, 2007 and the “Protocol and

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Justification for the Exchange of Shares issued by Companhia Brasileira de Petróleo Ipiranga by Ultrapar Participações S.A.”, and its annexes, signed by the executive boards of CBPI and ULTRAPAR on November 9, 2007. The Board of Directors authorised the Executive Officers to provide the publication of the Convening Notice for the convening of an Extraordinary Shareholders Meeting to deliberate on the Share Exchange, as well as practice all the necessary acts to implement these operation.

5. QUORUM FOR DELIBERATIONS: All the deliberations above were voted on and approved in their entirety by all the members present, except for Renato Ochman, who abstained from voting.

6. CLOSING OF THE MEETING. The Presiding Chairman, having offered the opportunity for any party to pronounce, none having done, declared the meeting closed, the minutes of which being duly transcript, read and approved by all those present undersigned.

São Paulo, November 12, 2007

/s/ PAULO GUILHERME AGUIAR CUNHA	/s/ LUCIO DE CASTRO ANDRADE FILHO
Paulo Guilherme Aguiar Cunha	Lucio de Castro Andrade Filho

/s/ ANA MARIA LEVY VILLELA IGEL	/s/ RENATO OCHMAN
Ana Maria Levy Villela Igel	Renato Ochman

/s/ NILDEMAR SECCHES	/s/ PAULO VIEIRA BELOTTI
Nildemar Secches	Paulo Vieira Belotti

/s/ OLAVO EGYDIO MONTEIRO DE CARVALHO
Olavo Egydio Monteiro de Carvalho

Members of the Fiscal Council:

/s/ FLAVIO CÉSAR MAIA LUZ	/s/ JOHN MICHAEL STREITHORST
Flavio César Maia Luz	John Michael Streithorst

/s/ MARIO PROBST	/s/ RAUL MURGEL BRAGA
Mario Probst	Raul Murgel Braga

/s/ WOLFGANG EBERHARD ROHRBACH
Wolfgang Eberhard Rohrbach

Executive Officers of the Company

/s/ PEDRO WONGTSCHOWSKI	/s/ ANDRÉ COVRE
Pedro Wongtschowski	André Covre

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ANNEX G

REFINARIA DE PETRÓLEO IPIRANGA S.A.

Minutes of a Meeting of the Board of Directors

Held on November 12, 2007

REFINARIA DE PETRÓLEO IPIRANGA S.A.

NIRE 43300002837—CNPJ/MF 94.845.674/0001-30

Publicly-Traded Company

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

Held on November 12, 2007

1. DATE, TIME AND LOCATION. Held on November 12, 2007 at 5 p.m. at Rua Antonio Carlos, Nº 434, in the City of São Paulo, in the State of São Paulo.

2. CONVENING AND PRESENCE. Duly convened and assembled, with the presence of (including participants by telephone) Mrs. João Adolfo Oderich, Flavio do Couto Bezerra Cavalcanti, Eduardo de Toledo, Francisco Pais, Carlos José Fadigas, Roberto Pontes Lopes Simões and José Afonso Alves Castanheira, Members of the Board of Directors of Refinaria de Petróleo Ipiranga S.A. (“RPI”), in accordance with Articles 9 and 10 of the company bylaws of RPI. Present also, under the terms of Article 163, §3º of Law Nº 6.404/76, were members of the Fiscal Council of RPI, Mrs. Roberto Kutschat Neto, Sérvio Túlio da Rosa Tinoco and Ricardo Magalhães Gomes, the executive officers of RPI, Mr. Sergio Roberto Weyne Ferreira da Costa, and representatives of KPMG Independent Auditors (“KPMG”), Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) and Apsis Consultoria Empresarial S/C Ltda. (“Apsis”), Srs. Alexandre Heinerman, Marco Gonçalves and Luiz Paulo César Silveira, respectively.

3. PRESIDING AT THE BOARD. João Adolfo Oderich—Chairman and Eduardo de Toledo—Secretary.

4. DELIBERATED MATTERS. The Presiding Chairman announced that the object of the meeting was to deliberate on the exchange of the shares issued by RPI by Ultrapar Participações S.A. (“ULTRAPAR”) (“Share Exchange”). The members of the Board of Directors recognized that the Share Exchange is of the interest of RPI, which will be strengthen together with the other companies in the Ipiranga group, and their shareholders, in order to simplify the corporate structure of the Ipiranga Group, concentrating all the shareholders into one publicly-traded company, allowing an alignment of all the shareholders’ interests, increasing market capitalization and share liquidity and participating in a company recognized for its high standards of corporate governance. After the presentation of all the necessary clarifications by the Executive Officers, members of the Board of Directors examined and discussed all documents sent by the officers, including the “Protocol and Justification for the Exchange of Shares Issued by Refinaria de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.” and the documents referred to therein. In particular, considering the position of certain minority shareholders regarding the intended Share Exchange, they carefully examined and discussed the results of the valuation reports prepared by Deutsche Bank Securities Inc. (“Deutsche Bank”) and Credit Suisse according to which RPI and ULTRAPAR were evaluated in order to establish the exchange ratio between the shares of RPI and ULTRAPAR. Although the members of the Board had previously discussed with Credit Suisse, they requested additional clarifications to Credit Suisse representatives related to the final version of the document. Subsequently, the members of the Board inquired the representatives of Credit Suisse, Apsis and KPMG if they, as specialists on this subject, considered all the pertinent legal requirements on the elaboration of their respective valuation reports, in particular Brazilian Corporate Law, regulations of the CVM (Brazilian Securities and Exchange Commission) and generally accepted accounting practices, to which the representatives of the three companies each individually confirmed the complete conformity of their respective valuation reports to the legal precepts applicable, with the representatives of Credit Suisse in addition confirming, based on the valuation reports that they prepared, that the exchange ratio offered for the Share Exchange is adequate. Based on this examination and discussion and considering the discussion at the meeting of the Board of Directors on November 6, 2007, during which the representatives of Credit Suisse answered to queries and clarified questionsof the members present, in accordance with the minutes of such meeting, the members concluded, in their best judgement, that these valuation reports were prepared according to the concepts and assumptions which these banks used freely and independently in the exercising of their tasks. Thus, exercising their fiduciary duty in the fulfilment of their

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responsibilities, under the terms of articles 153, 154 and 155 of Law Nº 6.404/76, and having verified that the documents referred to below and the Share Exchange conform to legal and statutory requirements, decided to submit the proposal for the Share Exchange to the approval of the Shareholders of RPI, under the terms and conditions of the “Protocol and Justification for the Exchange of Shares issued by Refinaria de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.”, and its annexes, signed by the executive officers of RPI and ULTRAPAR on November 9, 2007. The Board of Directors authorised the Executive Officers to provide the publication of the Convening Notice for the convening of an Extraordinary Shareholders Meeting to deliberate on the Share Exchange, as well as practice all the necessary acts to implement these operation. The Board of Officers deliberated, in reason of the previous deliberations, to convene the Special Shareholders Meeting to deliberate and approve the intended Share Exchange, for December 18, 2007.

5. QUORUM FOR DELIBERATIONS: All the deliberations above were voted on and approved unanimously.

6. CLOSING OF THE MEETING. The presiding chairman, having offered the opportunity for any party to pronounce, none having done, declared the meeting closed, the minutes of which being duly transcript, read and approved by all those present undersigned.

São Paulo, November 12, 2007.

Compared with original

in registry book.

Eduardo de Toledo
Secretary

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ANNEX H

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

Minutes of a Meeting of the Board of Directors

Held on November 12, 2007

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

NIRE 43.3.00004821—CNPJ/MF 92.689.256/0001-76

Publicly Traded Company

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

Held on November 12, 2007

1. DATE, TIME AND LOCATION. Held on November 12, 2007 at 3 p.m. at Rua Antonio Carlos, Nº 434, in the City of São Paulo, in the State of São Paulo.

2. CONVENING AND PRESENCE. Duly convened and assembled, with the presence of (including participants by telephone) Mrs. Pedro Wongtschowski, André Covre, Eduardo de Toledo, José Roberto Opice, Roberto Kutschat Neto and José Afonso Alves Castanheira, members of the Board of Directors of Distribuidora de Produtos de Petróleo Ipiranga (“DPPI”) in accordance with Articles 9 and 10 of the DPPI’s bylaws. Present also, under the terms of Article 163, §3º of Law Nº 6.404/76, were members of the Fiscal Council of DPPI, Mrs. Ubaldo Evangelista Neto, Carlos Mello and Eliana Chimenti, the executive officers of DPPI, Srs. Leocadio de Almeida Antunes Filho and Sergio Roberto Weyne Ferreira da Costa, and representatives of KPMG Independent Auditors (“KPMG”), Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) Apsis Consultoria Empresarial S/C Ltda. (“Apsis”), Mrs. Alexandre Heinerman, Marco Gonçalves and Luiz Paulo César Silveira, respectively.

3. PRESIDING AT THE BOARD. Pedro Wongtschowski—Chairman and André Covre—Secretary.

4. DELIBERATED MATTERS. The Presiding Chairman announced that the object of the meeting was to deliberate on the exchange of shares issued by DPPI by Ultrapar Participações S.A. (“ULTRAPAR”) (“Share Exchange”). The members of the Board of Directors recognized that the Share Exchange is of the interest of DPPI, which will be strengthened together with the other companies of the Ipiranga Group, and their shareholders, in order to simplify the corporate structure of the Ipiranga Group, concentrating all the shareholders into one publicly-traded company, aligning the interests of all the shareholders, increasing market capitalization and share liquidity, and participating in a company recognized for its high corporate governance standards. After the presentation of the necessary clarifications by the Executive Officers, the members of the Board of Directors examined and discussed the documents sent by the Executive Officers, including the “Protocol and Justification for the Exchange of Shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A. by Ultrapar Participações S.A.” and the documents referred to therein. In particular, considering the position of certain minority shareholders in relation to the intended Share Exchange, they carefully examined and discussed the results of the valuation reports prepared by Deutsche Bank Securities Inc. (“Deutsche Bank”) and Credit Suisse according to which DPPI and ULTRAPAR were evaluated in order to establish the exchange ratio between the shares of DPPI and ULTRAPAR. Although the members of the Board had previously discussed with Credit Suisse, they requested additional clarification to Credit Suisse representatives related to the final version of the document. Subsequently, the members of the Board inquired the representatives of Credit Suisse, Apsis and KPMG if they, as specialists on this subject, considered all the pertinent legal requirements on the elaboration of their respective valuation reports, in particular Brazilian Corporate Law, regulations of the CVM (Brazilian Securities and Exchange Commission) and generally accepted accounting practices, to which the representatives of the three companies each individually confirmed the complete conformity of their respective valuation reports to the legal precepts applicable, with the representatives of Credit Suisse in addition confirming, based on the valuation report that they prepared, that the exchange ratio offered for the Share Exchange, is adequate. Based on this examination and discussion and also considering the discussion at the meeting of the Board of Directors on November 6, 2007, during which the representatives of Credit Suisse answered to queries and clarified questions of the members present, in accordance with the minutes of such meeting, the members concluded, in their best judgement, that these valuation reports were prepared according to the concepts and assumptions which these banks used freely and independently in the exercising of their tasks. Thus, exercising their fiduciary duty in the fulfilment of their responsibilities, under the terms of articles 153, 154 and 155 of Law Nº 6.404/76, and having

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verified that the documents referred to below and the Share Exchange conform to legal and statutory requirements, decided to submit the proposal for the Share Exchange to the approval of the shareholders of DPPI, under the terms and conditions of the “ Protocol and Justification for the Exchange of Shares issued by Distribuidora de Produtos de Petróleo Ipiranga S.A by Ultrapar Participações S.A.”, and its annexes, signed by the executive officers of DPPI and ULTRAPAR on November 9, 2007. The Board of Directors authorised the Executive Officers to provide the publication of the relevant notice and Convening Notice for the convening of an Extraordinary Shareholders Meeting to deliberate on the Share Exchange, as well as practice all the necessary acts to implement these operation. Given the previous deliberations, the Board of Directors decided to convene the Special Shareholders Meeting to deliberate and approve the intended Share Exchange, for December 18, 2007.

5. QUORUM FOR DELIBERATIONS: All the deliberations above were voted on and approved unanimously.

6. CLOSING OF THE MEETING. The Presiding Chairman, having offered the opportunity for any party to pronounce, none having done, declared the meeting closed, the minutes of which being duly transcript, read and approved by all those present undersigned.

São Paulo, November 12, 2007.

Compared with original

in registry book.

André Covre
Secretary

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ANNEX I

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

Minutes of a Meeting of the Board of Directors

Held on November 12, 2007

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA

NIRE 33.300.025.111—CNPJ/MF 33.069.766/0001-81

Publicly-Traded Company

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

Held on November 12, 2007

1. DATE, TIME AND LOCATION. Held on November 12, 2007 at 4 p.m. at Rua Antonio Carlos, Nº 434, in the City of São Paulo, in the State of São Paulo.

2. CONVENING AND PRESENCE. Duly convened and assembled, with the presence of (including participants by telephone) Ms. Maria das Graças Foster and Mrs. Pedro Wongtschowski, Eduardo de Toledo, José Roberto Opice, André Covre, Daniel Lima de Oliveira and Luiz Carlos Teixeira, members of the Board of Directors of CBPI, in accordance with Articles 9 and 10 of CBPI’s bylaws. Present, also, under the terms of Article 163, §3º of Law Nº 6.404/76, were members of the Fiscal Council of CBPI, Mrs. Carlos Mello, Tomaz Andres Barbosa and Edson Pena Júnior, the executive officers of CBPI, Mrs. Leocadio de Almeida Antunes Filho, Sergio Roberto Weyne Ferreira da Costa and José Manuel Alves Borges, and representatives of KPMG Independent Auditors (“KPMG”), Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) and Apsis Consultoria Empresarial S/C Ltda. (“Apsis”), Srs. Alexandre Heinerman, Marco Gonçalves and Luiz Paulo César Silveira, respectively.

3. PRESIDING AT THE BOARD. Pedro Wongtschowski—Chairman; and Eduardo de Toledo—Secretary.

4. DELIBERATED MATTERS. The Presiding Chairman announced that the object of the meeting was to deliberate on the Exchange of the Shares issued by CBPI by Ultrapar Participações S.A. (“ULTRAPAR”) (“Share Exchange”). The members of the Board of Directors recognize the Share Exchange is of the interest of CBPI, which will be strengthened together with the other companies of the Ipiranga Group, and their shareholders, in order to simplify the corporate structure of the Ipiranga Group, concentrating all the shares into one publicly-traded company, permitting an alignment of all its shareholders’ interests, increasing market capitalization and share liquidity and participating in a company recognized for its high standards of corporate governance. After the presentation of the necessary clarifications by the Executive Officers, the members of the Board of Directors examined and discussed the documents sent by the executive officers, including the “Protocol and Justification for the Exchange of the Shares Issued by Companhia Brasileira de Petróleo Ipiranga by Ultrapar Participações S.A.” and the documents referred to therein. In particular, considering the position of some minority shareholders considering the intended Share Exchange, they carefully examined and discussed the results of the valuation reports prepared by Deutsche Bank Securities Inc. (“Deutsche Bank”) and Credit Suisse according to which CBPI and ULTRAPAR were valuated in order to establish the exchange ratio between the shares of CBPI and ULTRAPAR. Although the members of the Board had previously discussed with Credit Suisse, they requested additional clarifications to Credit Suisse representatives related to the final version of the document. Subsequently, the members of the Board inquired of the representatives of Credit Suisse, Apsis and KPMG if they, as specialists on this subject, considered all the pertinent legal requirements on the elaboration of their respective valuation reports, in particular Brazilian Corporate Law, regulations of the CVM (Brazilian Securities and Exchange Commission) and generally accepted accounting practices, to which the representatives of the three companies each individually confirmed the complete conformity of their respective valuation reports to the legal precepts applicable, with the representatives of Credit Suisse in addition confirming, based on the valuation that they had prepared, that the exchange ratio offered for the Share Exchange is appropriate. . Based on this examination and discussion and also considering the discussion at the meeting of the Board of Directors on November 6, 2007, during which the representatives of Credit Suisse answered to queries and clarified questions of the members present, in accordance with the minutes of such meeting, the members concluded, in their best judgement, that these valuation reports were prepared according to the concepts and assumptions which these banks used freely and independently in the exercising of their tasks. Thus, exercising their fiduciary duty in the fulfilment of their responsibilities, under the terms of articles 153, 154 and 155 of Law Nº 6.404/76, and having

I-1

verified that the documents referred to below and the Share Exchange conform to legal and statutory requirements, decided to submit the proposal for the Share Exchange to the approval of the shareholders of CBPI, under the terms and conditions of the “Protocol and Justification for the Share Exchange issued by Companhia Brasileira de Petróleo Ipiranga by Ultrapar Participações S.A.”, and its annexes, signed by the executive officers of CBPI and ULTRAPAR on November 9, 2007. The Board of Directors authorised the Executive Officers to provide the publication of the Convening Notice for the convening of an Special Shareholders Meeting to deliberate the Share Exchange, as well as to practice all the necessary acts to implement these operations. The Board of Officers deliberated, in reason of the previous deliberations, to convene the Special Shareholders Meeting to deliberate and approve the intended Share Exchange, for December 18, 2007.

5. QUORUM FOR DELIBERATIONS: All the deliberations above were voted on and approved unanimously.

6. CLOSING OF THE MEETING. The presiding chairman, having offered the opportunity for any party to pronounce, none having done, declared the meeting closed, the minutes of which being duly transcript, read and approved by all those present undersigned.

São Paulo, 12 November, 2007.

Compared with original

in registry book.

Eduardo de Toledo
Secretary

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ANNEX J

Ultrapar’s Material Notice, dated November 28, 2007

regarding Injunction of the Holding of Special Shareholders Meetings convened for December 18, 2007

MATERIAL NOTICE

ULTRAPAR PARTICIPAÇÕES S.A.

CNPJ Nº. 33.256.439/0001-39

Ultrapar Participações S.A. (“Ultrapar”) hereby informs the market, on this date, that the Judge of the 2nd civil court of the judiciary district of São Paulo, for the plea process number 07/253416-4(2385/07), has granted a restraining order (of a cautionary nature) to suspend, until a subsequent judicial decision to the contrary, the holding of Special Shareholders Meetings convened for December 18, 2007, to deliberate on the exchange of the shares of Refinaria de Petróleo Ipiranga S/A (RPI), Distribuidora de Produtos de Petróleo Ipiranga S/A (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI) by Ultrapar.

Ultrapar hereby informs that it will appeal such decision.

São Paulo, November 28, 2007.

André Covre

Chief Financial and Investor Relations Officer

ULTRAPAR PARTICIPAÇÕES S.A.

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ANNEX K

Ultrapar’s Material Notice, dated December 12, 2007,

regarding the lifting of the Injunction of the Holding of Special Shareholders Meetings convened for December 18, 2007

MATERIAL NOTICE

ULTRAPAR PARTICIPAÇÕES S.A.

PUBLICLY-TRADED COMPANY

CNPJ/MF 33.256.439/0001-39

NIRE 35.300.109.724

COMPANHIA BRASILEIRA DE PETRÓLEO IPIRANGA PUBLICLY-TRADED COMPANY CNPJ/MF 33.069.766/0001-81 NIRE 33300025111	DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. PUBLICLY-TRADED COMPANY CNPJ/MF 92.689.256/0001-76 NIRE 43300004821	REFINARIA DE PETRÓLEO IPIRANGA S.A. PUBLICLY-TRADED COMPANY CNPJ/MF 94.845.674/0001-30 NIRE 43300002837

Ultrapar Participações S.A. (“Ultrapar”), Refinaria de Petróleo Ipiranga S.A. (RPI), Distribuidora de Produtos de Petróleo Ipiranga S.A. (DPPI) and Companhia Brasileira de Petróleo Ipiranga (CBPI) hereby inform that, on this date, a decision was rendered on interlocutory appeal No. 546.024-4/6-00 currently before the 10th Private Law Section of the Court of Appeals of São Paulo, disabling the restraining order granted on November 28, 2007 by the Judge of the 2nd civil court of the judiciary district of São Paulo, for the plea process number 07/253416-4(2385/07), that suspended the holding of Special Shareholders Meetings of RPI, DPPI and CBPI convened for December 18, 2007, to deliberate on the exchange of such companies shares by Ultrapar.

December 12, 2007.

André Covre Chief Financial and Investor Relations Officer Ultrapar Participações S.A.

Sergio Roberto Weyne Ferreira da Costa Investor Relations Officer Companhia Brasileira de Petróleo Ipiranga	Sergio Roberto Weyne Ferreira da Costa Investor Relations Officer Distribuidora de Produtos de Petróleo Ipiranga S.A.	Sergio Roberto Weyne Ferreira da Costa Investor Relations Officer Refinaria de Petróleo Ipiranga S.A.

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ANNEX L

Minutes of a Meeting of the Board of Directors of

Ultrapar Participações S.A., held on December 12, 2007

ULTRAPAR PARTICIPAÇÕES S.A.

Publicly Listed Company

CNPJ nº 33.256.439/0001-39                         NIRE 35.300.109.724

Minutes of a meeting of the Board of Directors (13/2007)

Date, Time and Location:

December 12, 2007, at 2.30 p.m., at Company Headquarters, located at Av. Brigadeiro Luiz Antônio, nº 1343 – 9th floor, in the City and State of São Paulo.

Presence:

Members of the Board of Directors

Deliberated matters:

1.	Approval of the budget of the Company for 2008.

Observation: These deliberations were approved by all presents, except for Board Member Renato Ochman, who abstained from voting.

Once there was no further matters to discuss, the meeting was closed and the minutes of this meeting were transcript, read and approved by all the undersigned Board Members.

Paulo Guilherme Aguiar Cunha	Lucio de Castro Andrade Filho

Chairman	Vice President

Ana Maria Levy Villela Igel – Board Member

Paulo Vieira Belotti – Board Member

Nildemar Secches – Board Member

Olavo Egydio Monteiro de Carvalho – Board Member

Renato Ochman – Board Member

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